EXHIBIT 4.1


                 STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.,
                                    DEPOSITOR

                        U.S. BANK, NATIONAL ASSOCIATION,
                                     TRUSTEE

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                  MASTER SERVICER AND SECURITIES ADMINISTRATOR

                                       and

                            EMC MORTGAGE CORPORATION
                               SELLER AND COMPANY



                         POOLING AND SERVICING AGREEMENT

                          Dated as of December 1, 2005



                  Structured Asset Mortgage Investments II Inc.

                       Prime Mortgage Trust, Certificates


                                  Series 2005-5

                                TABLE OF CONTENTS


                                    ARTICLE I
                                  Definitions

Section 1.01        Definitions

                                   ARTICLE II
        Conveyance of Mortgage Loans; Original Issuance of Certificates

Section 2.01        Conveyance of Mortgage Loans to Trustee
Section 2.02        Acceptance of Mortgage Loans and Underlying Certificates by
                    Trustee
Section 2.03        Assignment of Interest in the Mortgage Loan Purchase
                    Agreement
Section 2.04        Substitution of Mortgage Loans
Section 2.05        Issuance of Certificates
Section 2.06        Representations and Warranties Concerning the Depositor

                                   ARTICLE III
        Administration of the Trust Fund and Servicing of Mortgage Loans

Section 3.01        Master Servicer and Securities Administrator
Section 3.02        REMIC-Related Covenants
Section 3.03        Monitoring of Servicers
Section 3.04        Fidelity Bond
Section 3.05        Power to Act; Procedures
Section 3.06        Due-on-Sale Clauses; Assumption Agreements
Section 3.07        Release of Mortgage Files
Section 3.08 Documents, Records and Funds in Possession of Master Servicer to Be Held for Trustee
Section 3.09        Standard Hazard Insurance and Flood Insurance Policies
Section 3.10        Presentment of Claims and Collection of Proceeds
Section 3.11        Maintenance of the Primary Mortgage Insurance Policies
Section 3.12 Trustee to Retain Possession of Certain Insurance Policies and Documents
Section 3.13        Realization Upon Defaulted Mortgage Loans
Section 3.14        Compensation for the Master Servicer
Section 3.15        REO Property
Section 3.16        Annual Officer's Certificate as to Compliance
Section 3.17        Annual Independent Accountant's Servicing Report
Section 3.18        Reports Filed with Securities and Exchange Commission
Section 3.19        [Reserved]
Section 3.20        UCC
Section 3.21        Optional Purchase of Defaulted Mortgage Loans

                                   ARTICLE IV
                                    Accounts

Section 4.01        Protected Account
Section 4.02        Master Servicer Collection Account
Section 4.03 Permitted Withdrawals and Transfers from the Master Servicer Collection Account
Section 4.04        Distribution Account
Section 4.05        Permitted Withdrawals and Transfers from the Distribution
                    Account

                                    ARTICLE V
                                  Certificates

Section 5.01        Certificates
Section 5.02        Registration of Transfer and Exchange of Certificates
Section 5.03        Mutilated, Destroyed, Lost or Stolen Certificates
Section 5.04        Persons Deemed Owners
Section 5.05        Transfer Restrictions on Residual Certificates
Section 5.06        Restrictions on Transferability of Non-Offered Certificates
Section 5.07        ERISA Restrictions
Section 5.08        Rule 144A Information
Section 5.09        Appointment of Paying Agent and Certificate Registrar

                                   ARTICLE VI
                         Payments to Certificateholders

Section 6.01        Distributions on the Certificates
Section 6.02        [Reserved.]
Section 6.03        Allocation of Losses
Section 6.04        Payments
Section 6.05        Statements to Certificateholders
Section 6.06        Monthly Advances
Section 6.07        Compensating Interest Payments

                                   ARTICLE VII
                              The Master Servicer-

Section 7.01        Liabilities of the Master Servicer
Section 7.02        Merger or Consolidation of the Master Servicer
Section 7.03 Indemnification of the Trustee, the Master Servicer and the Securities Administrator
Section 7.04        Limitations on Liability of the Master Servicer and Others
Section 7.05        Master Servicer Not to Resign
Section 7.06        Successor Master Servicer
Section 7.07        Sale and Assignment of Master Servicing

                                  ARTICLE VIII
                                    Default

Section 8.01        Events of Default
Section 8.02        Trustee to Act; Appointment of Successor
Section 8.03        Notification to Certificateholders
Section 8.04        Waiver of Defaults
Section 8.05        List of Certificateholders

                                   ARTICLE IX
            Concerning the Trustee and the Securities Administrator

Section 9.01        Duties of Trustee and Securities Administrator
Section 9.02 Certain Matters Affecting the Trustee and the Securities Administrator
Section 9.03 Trustee and Securities Administrator Not Liable for Certificates or Mortgage Loans
Section 9.04        Trustee and Securities Administrator May Own Certificates
Section 9.05        Trustee's and Securities Administrator's Fees and Expenses
Section 9.06        Eligibility Requirements for Trustee and Securities
                    Administrator
Section 9.07        Insurance
Section 9.08        Resignation and Removal of the Trustee and Securities
                    Administrator
Section 9.09        Successor Trustee and Successor Securities Administrator
Section 9.10        Merger or Consolidation of Trustee or Securities
                    Administrator
Section 9.11        Appointment of Co-Trustee or Separate Trustee
Section 9.12 Federal Information Returns and Reports to Certificateholders; REMIC Administration

                                    ARTICLE X
                                  Termination

Section 10.01 Termination Upon Repurchase by the Depositor or its Designee or Liquidation of the Mortgage Loans
Section 10.02       [Reserved]
Section 10.03       Additional Termination Requirements with respect to the
                    Certificates

                                   ARTICLE XI
                            Miscellaneous Provisions

Section 11.01       Intent of Parties
Section 11.02       Amendment
Section 11.03       Recordation of Agreement
Section 11.04       Limitation on Rights of Certificateholders
Section 11.05       Acts of Certificateholders
Section 11.06       Governing Law
Section 11.07       Notices
Section 11.08       Severability of Provisions
Section 11.09       Successors and Assigns
Section 11.10       Article and Section Headings
Section 11.11       Counterparts
Section 11.12       Notice to Rating Agencies


                                    EXHIBITS

Exhibit A-1         -     Form of Class A Certificates
Exhibit A-2         -     Form of Class B Certificates
Exhibit A-3         -     Form of Class PO Certificates
Exhibit A-4         -     Form of Class I-R Certificates
Exhibit A-5         -     Form of Class II-R Certificates
Exhibit A-6         -     Form of Class [_]-X Certificates
Exhibit A-7         -     Form of Class I-XB Certificates
Exhibit B           -     Mortgage Loan Schedule
Exhibit C           -     Reserved
Exhibit D           -     Request for Release of Documents
Exhibit E           -     Form of Affidavit pursuant to Section 860E(e)(4)
Exhibit F-1         -     Form of Investment Letter
Exhibit F-2         -     Form of Rule 144A and Related Matters Certificate
Exhibit F-3         -     Form of Rule 144A Global Certificate to Regulation S
                          Global Certificate
Exhibit F-4         -     Form of Regulation S Global Certificate to Rule 144A
                          Global Certificate
Exhibit G           -     Form of Custodial Agreement
Exhibit H-1         -     CitiMortgage Servicing Agreement
Exhibit H-2         -     EMC Servicing Agreement
Exhibit H-3         -     Fifth Third Servicing Agreement
Exhibit H-4         -     GMAC Servicing Agreement
Exhibit H-5         -     GreenPoint Servicing Agreement
Exhibit H-6         -     JPMorgan Chase Servicing Agreement
Exhibit H-7         -     National City Servicing Agreement
Exhibit H-8         -     Navy Federal Servicing Agreement
Exhibit H-9         -     PHH Mortgage Servicing Agreement
Exhibit H-10        -     SunTrust Servicing Agreement
Exhibit H-11        -     WAMU Servicing Agreement
Exhibit H-12        -     Wells Fargo Servicing Agreement
Exhibit I           -     Assignment Agreements
Exhibit J           -     Mortgage Loan Purchase Agreement

                         POOLING AND SERVICING AGREEMENT

         Pooling and Servicing Agreement dated as of December 1, 2005, among Structured Asset Mortgage Investments II Inc., a Delaware corporation, as depositor (the "Depositor"), U.S. Bank National Association, a national banking association, as trustee (the "Trustee"), Wells Fargo Bank, National Association, as master servicer (in such capacity, the "Master Servicer") and as securities administrator (in such capacity, the "Securities Administrator"), and EMC Mortgage Corporation, as seller (in such capacity, the "Seller") and as company (in such capacity, the "Company").

                              PRELIMINARY STATEMENT

         On or prior to the Closing Date, the Depositor acquired the Mortgage Loans from the Seller. On the Closing Date, the Depositor will sell the Mortgage Loans and certain other property to the Trust Fund and receive in consideration therefor the Certificates, together evidencing the entire beneficial ownership interest in the Trust Funds.

         The Trustee on behalf of the Trust shall make an election for the assets constituting REMIC I to be treated for federal income tax purposes as a REMIC. On the Startup Day, the REMIC I Regular Interests will be designated "regular interests" in such REMIC, and the Class I-R-1 Certificates will be designated the sole class of "residual interests" in such REMIC.

         The Trustee on behalf of the Trust shall make an election for the assets constituting REMIC II to be treated for federal income tax purposes as a REMIC. On the Startup Day, the REMIC II Regular Interests will be designated "regular interests" in such REMIC, and the Class II-R-1 Certificates will be designated the sole class of "residual interests" in such REMIC.

         The Trustee on behalf of the Trust shall make an election for the assets constituting REMIC III to be treated for federal income tax purposes as a REMIC. On the Startup Day, the REMIC III Regular Interests will be designated "regular interests" in such REMIC, and the Class I-R-2 Certificates will be designated the sole class of "residual interests" in such REMIC.

         The Trustee on behalf of the Trust shall make an election for the assets constituting REMIC IV to be treated for federal income tax purposes as a REMIC. On the Startup Day, the REMIC IV Regular Interests will be designated "regular interests" in such REMIC, and the Class I-R-3 Certificates will be designated the sole class of "residual interests" in such REMIC.

         The Mortgage Loans will have an Outstanding Principal Balance as of the Cut-off Date, after deducting all Scheduled Principal due on or before the Cut-off Date, of $205,079,914.43. The initial principal amount of the Certificates will not exceed such Outstanding Principal Balance.

         The Mortgage Loans have been divided into two Loan Groups, designated as Loan Group I and Loan Group II. The Group I Mortgage Loans will have an Outstanding Principal Balance as of the Cut-off Date, after deducting all Scheduled Principal due on or before the Cut-off Date, of $82,441,600.62. The Group II Mortgage Loans will have an Outstanding Principal Balance as of the Cut-off Date, after deducting all Scheduled Principal due on or before the Cut-off Date, of $122,638,313.81. The Group I Certificates and Group II Certificates shall receive distributions solely with respect to the Group I Mortgage Loans and Group II Mortgage Loans, respectively.

         In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Securities Administrator, the Seller, the Company and the Trustee agree as follows:

                                    ARTICLE I
                                   Definitions

         Section 1.01 DEFINITIONS.

         Whenever used in this Agreement, the following words and phrases, unless otherwise expressly provided or unless the context otherwise requires, shall have the meanings specified in this Article.

         ACCEPTED MASTER SERVICING PRACTICES: With respect to any Mortgage Loan, as applicable, either (x) those customary mortgage servicing practices of prudent mortgage servicing institutions that master service Mortgage Loans of the same type and quality as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, to the extent applicable to the Trustee or the Master Servicer (except in its capacity as successor to a Servicer), or
(y) as provided in the applicable Servicing Agreement, to the extent applicable to any Servicer, but in no event below the standard set forth in clause (x).

         ACCOUNT: The Master Servicer Collection Account, the Distribution Account and the Protected Account as the context may require.

         ACCRUED CERTIFICATE INTEREST: For any Certificate (other than the Class I-PO Certificates and Class II-PO Certificates) for any Distribution Date, the interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the Current Principal Amount, or Notional Amount in the case of any Interest Only Certificate, of such Certificate immediately prior to such Distribution Date, less (i) in the case of a Senior Certificate (other than the Class I-PO Certificates and Class II-PO Certificates), such Certificate's share of any Net Interest Shortfall from the related Mortgage Loans and, after the Cross-Over Date, the interest portion of any Realized Losses on the related Mortgage Loans allocated thereto in accordance with Section 6.03(f) and (ii) in the case of a Subordinate Certificate, such Certificate's share of any Net Interest Shortfall from the related Mortgage Loans and the interest portion of any Realized Losses on the related Mortgage Loans allocated thereto in accordance with Section 6.02(f). All calculations of interest on the Certificates will be made on the basis of on the basis of a 360-day year consisting of twelve 30-day months.

         ADJUSTMENT AMOUNT: Group I Adjustment Amount or Group II Adjustment Amount.

         AFFILIATE: As to any Person, any other Person controlling, controlled by or under common control with such Person. "Control" means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise. "Controlled" and "Controlling" have meanings correlative to the foregoing. The Trustee may conclusively presume that a Person is not an Affiliate of another Person unless a Responsible Officer of the Trustee has actual knowledge to the contrary.

         AGREEMENT: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

         ALLOCABLE SHARE: Group I Allocable Share or Group II Allocable Share.

         APPLICABLE CREDIT RATING: For any long-term deposit or security, a credit rating of AAA in the case of each of S&P and Fitch or Aaa in the case of Moody's. For any short-term deposit or security, or a rating of A-l+ in the case of each of S&P and Fitch or P-1 in the case of Moody's.

         APPLICABLE STATE LAW: For purposes of Section 9.12(d), the Applicable State Law shall be (a) the law of the State of New York and (b) such other state law whose applicability shall have been brought to the attention of the Securities Administrator and the Trustee by either (i) an Opinion of Counsel reasonably acceptable to the Securities Administrator and the Trustee delivered to it by the Master Servicer or the Depositor, or (ii) written notice from the appropriate taxing authority as to the applicability of such state law.

         APPRAISED VALUE: For any Mortgaged Property related to a Mortgage Loan, the amount set forth as the appraised value of such Mortgaged Property in an appraisal made for the mortgage originator in connection with its origination of the related Mortgage Loan.

         ASSIGNMENT AGREEMENTS: The agreements attached hereto as Exhibit I, whereby the related Servicing Agreements were assigned to the Trustee for the benefit of the Holders of the Certificateholders.

         ASSIGNMENT OF PROPRIETARY LEASE: With respect to a Cooperative Loan, the assignment of the related Cooperative Lease from the Mortgagor to the originator of the Cooperative Loan.

         AVAILABLE FUNDS: Group I Available Funds or Group II Available Funds.

         AVERAGE LOSS SEVERITY PERCENTAGE: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the sum of the Loss Severity Percentages for each Mortgage Loan which had a Realized Loss and the denominator of which is the number of Mortgage Loans which had Realized Losses.

         BANKRUPTCY CODE: The United States Bankruptcy Code, as amended as codified in 11 U.S.C. ss.ss. 101-1330.

         BANKRUPTCY COVERAGE TERMINATION DATE: Group I Bankruptcy Coverage Termination Date or Group II Bankruptcy Coverage Termination Date.

         BANKRUPTCY LOSS AMOUNT: Group I Bankruptcy Loss Amount or Group II Bankruptcy Loss Amount.

         BANKRUPTCY LOSS: With respect to any Mortgage Loan, any Deficient Valuation or Debt Service Reduction related to such Mortgage Loan as reported by the applicable Servicer to the Master Servicer.

         BOOK-ENTRY CERTIFICATES: Initially, all Classes of the Senior Certificates (other than the Residual Certificates) and the Offered Subordinate Certificates.

         BUSINESS DAY: Any day other than (i) a Saturday or a Sunday, or (ii) a day on which the New York Stock Exchange or Federal Reserve is closed or on which banking institutions in the jurisdiction in which the Trustee, the Master Servicer, any Servicer or the Securities Administrator is located are authorized or obligated by law or executive order to be closed.

         CERTIFICATE: Any one of the Certificates executed and countersigned by the Certificate Registrar substantially in the form of Exhibits A-1 through A-7 attached hereto.

         CERTIFICATES DISTRIBUTION REPORT: The report prepared by the Securities Administrator with respect to the Certificates and the Mortgage Loans pursuant to Section 6.05(a).

         CERTIFICATEHOLDER: A Holder of a Certificate.

         CERTIFICATE OWNER: Any Person who is the beneficial owner of a Certificate registered in the name of the Depository or its nominee.

         CERTIFICATE REGISTER: The register maintained pursuant to Section 5.02.

         CERTIFICATE REGISTRAR: The Securities Administrator or any successor certificate registrar appointed hereunder.

         CITIMORTGAGE:  CitiMortgage, Inc., or its successor in interest.

         CITIMORTGAGE SERVICING AGREEMENT: The Mortgage Loan Purchase and Servicing Agreement, dated as of August 1, 2003, between the Seller and CitiMortgage, attached hereto as Exhibit H-1, and as modified by the related Assignment Agreement.

         CLASS: With respect to the Certificates, I-A-1, I-A-2, I-A-3, I-PO, I-X, I-XB, I-R-1, I-R-2, I-R-3, I-B-1, I-B-2, I-B-3, I-B-4, I-B-5, I-B-6,
II-A-1, II-A-2, II-A-3, II-A-4, II-X, II-PO, II-R-1, II-B-1, II-B-2, II-B-3,
II-B-4, II-B-5 and II-B-6.

         CLASS I-A CERTIFICATES: Any of the Class I-A-1, Class I-A-2 and Class I-A-3 Certificates.

         CLASS I-R CERTIFICATES: The Class I-R-1, Class I-R-2 and Class I-R-3 Certificates.

         CLASS I-R DEPOSIT: The $150 deposit into the Distribution Account by the Depositor on the Closing Date to pay the Class I-R Certificates in accordance with Section 6.01(a) on the Distribution Date occurring in January 2006.

         CLASS I-PO CERTIFICATE CASH SHORTFALL: For any Distribution Date, the difference between (i) principal distributable to the Class I-PO Certificates in accordance with priority FOURTH of clause (i) under subsection 6.01(a)(I), and
(ii) principal actually distributed to the Class I-PO Certificates after giving effect to clause (v) under subsection 6.01(a)(I).

         CLASS II-PO CERTIFICATE CASH SHORTFALL: For any Distribution Date, the difference between (i) principal distributable to the Class II-PO Certificates in accordance with priority FOURTH of clause (i) under subsection 6.01(a)(II), and (ii) principal actually distributed to the Class II-PO Certificates after giving effect to clause (v) under subsection 6.01(a)(II).

         CLASS I-PO CERTIFICATE DEFERRED AMOUNT: As to each Distribution Date through the Group I Cross-Over Date, the aggregate of all amounts allocable on such dates to the Class I-PO Certificates in respect of the principal portion of Realized Losses in respect of Discount Mortgage Loans in Subgroup I-1 and the Class I-PO Certificate Cash Shortfall and all amounts previously allocated in respect of such losses and such shortfalls to the Class I-PO Certificates, and not distributed on prior Distribution Dates.

         CLASS II-PO CERTIFICATE DEFERRED AMOUNT: As to each Distribution Date through the Group II Cross-Over Date, the aggregate of all amounts allocable on such dates to the Class II-PO Certificates in respect of the principal portion of Realized Losses in respect of Discount Mortgage Loans in Loan Group II and the Class II-PO Certificate Cash Shortfall and all amounts previously allocated in respect of such losses and such shortfalls to the Class II-PO Certificates, and not distributed on prior Distribution Dates.

         CLASS I-PO CERTIFICATE PRINCIPAL DISTRIBUTION AMOUNT: The Class I-PO Certificates shall be entitled to distributions from Subgroup I-1. For each Class of Class I-PO Certificates with respect to each Distribution Date will be an amount equal to the sum of:

                  (i) the related PO Percentage of all scheduled payments of principal due on each Discount Mortgage Loan in Subgroup I-1 on the related Due Date as specified in the amortization schedule at the time applicable thereto (after adjustment for previous principal prepayments but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

                  (ii) the related PO Percentage of the Scheduled Principal Balance of each Discount Mortgage Loan in Subgroup I-1 which was the subject of a prepayment in full received by the Master Servicer during the applicable Prepayment Period;

                  (iii) the related PO Percentage of all partial prepayments of principal of each Discount Mortgage Loan in the related Subgroup received during the applicable Prepayment Period;

                  (iv) the lesser of (a) the related PO Percentage of the sum of
         (A) all Net Liquidation Proceeds and Subsequent Recoveries allocable to principal on each Discount Mortgage Loan in Subgroup I-1 which became a Liquidated Mortgage Loan during the related Prepayment Period (other than a Discount Mortgage Loan described in immediately following clause
         (B)) and (B) the Scheduled Principal Balance of each such Discount Mortgage Loan in Subgroup I-1 purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related Primary Mortgage Insurance Policy, if any, or otherwise; and (b) the related PO Percentage of the sum of (A) the Scheduled Principal Balance of each Discount Mortgage Loan in Subgroup I-1 which became a Liquidated Mortgage Loan during the related Prepayment Period (other than a Discount Mortgage Loan described in immediately clause (B)) and (B) the Scheduled Principal Balance of each such Mortgage Loan in Subgroup I-1 that was purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related Primary Mortgage Insurance Policy, if any, or otherwise; and

                  (v) the related PO Percentage of the sum of (a) the Scheduled Principal Balance of each Discount Mortgage Loan in Subgroup I-1 which was repurchased by the Seller in connection with such Distribution Date and (b) the difference, if any, between the Scheduled Principal Balance of a Discount Mortgage Loan in Subgroup I-1 that has been replaced by the Seller with a substitute Discount Mortgage Loan pursuant to the Agreement in connection with such Distribution Date and the Scheduled Principal Balance of such substitute Discount Mortgage Loan.

         CLASS II-PO CERTIFICATE PRINCIPAL DISTRIBUTION AMOUNT: The Class II-PO Certificates shall be entitled to distributions from Loan Group II. For each Class of Class II-PO Certificates with respect to each Distribution Date will be an amount equal to the sum of:

                  (i) the related PO Percentage of all scheduled payments of principal due on each Discount Mortgage Loan in Loan Group II on the related Due Date as specified in the amortization schedule at the time applicable thereto (after adjustment for previous principal prepayments but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

                  (ii) the related PO Percentage of the Scheduled Principal Balance of each Discount Mortgage Loan in Loan Group II which was the subject of a prepayment in full received by the related Master Servicer during the applicable Prepayment Period;

                  (iii) the related PO Percentage of all partial prepayments of principal of each Discount Mortgage Loan in Loan Group II received during the applicable Prepayment Period;

                  (iv) the lesser of (a) the related PO Percentage of the sum of
         (A) all Net Liquidation Proceeds allocable to principal on each Discount Mortgage Loan in Loan Group II which became a Liquidated Mortgage Loan during the related Prepayment Period (other than a Discount Mortgage Loan described in immediately following clause (B)) and (B) the Scheduled Principal Balance of each such Discount Mortgage Loan in Loan Group II purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related primary mortgage insurance policy, if any, or otherwise; and (b) the related PO Percentage of the sum of (A) the Scheduled Principal Balance of each Discount Mortgage Loan in Loan Group II which became a Liquidated Mortgage Loan during the related Prepayment Period (other than a Discount Mortgage Loan described in immediately following clause (B)) and (B) the Scheduled Principal Balance of each such Mortgage Loan in Loan Group II that was purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related primary mortgage insurance policy, if any, or otherwise; and

                  (v) the related PO Percentage of the sum of (a) the Scheduled Principal Balance of each Discount Mortgage Loan in Loan Group II which was repurchased by the Seller in connection with such distribution date and (b) the difference, if any, between the Scheduled Principal Balance of a Discount Mortgage Loan in Loan Group II that has been replaced by the Seller with a substitute Discount Mortgage Loan pursuant to the Agreement in connection with such distribution date and the Scheduled Principal Balance of such substitute Discount Mortgage Loan.

         CLASS II-R DEPOSIT: The $100 deposit into the Distribution Account by the Depositor on the Closing Date to pay the Class II-R-1 Certificates in accordance with Section 6.01(a) on the Distribution Date occurring in January 2006.

         CLASS PREPAYMENT DISTRIBUTION TRIGGER: For a Class of related Subordinate Certificates for any Distribution Date, the Class Prepayment Distribution Trigger is satisfied if the fraction (expressed as a percentage), the numerator of which is the aggregate Current Principal Amount of such Class and each Class of the related Subordinate Certificates subordinate thereto, if any, and the denominator of which is the Scheduled Principal Balance of all of the related Mortgage Loans as of the related Due Date, equals or exceeds such percentage calculated as of the Closing Date.

         CLASS R CERTIFICATES: The Class I-R-1, Class I-R-2, Class I-R-3 and Class II-R-1 Certificates.

         CLASS X CERTIFICATES: The Class I-X Certificates and Class II-X Certificates.

         CLEARING AGENCY: An organization registered as a "clearing agency" pursuant to Section 17A of the Securities and Exchange Act of 1934, as amended, which initially shall be DTC, Clearstream, Luxembourg and Euroclear.

         CLEARSTREAM, LUXEMBOURG: Clearstream Banking, a societe anonyme, a limited liability company organized under the laws of Luxembourg.

         CLOSING DATE: December 29, 2005.

         CODE: The Internal Revenue Code of 1986, as amended.

         COMPENSATING INTEREST PAYMENT: As defined in Section 6.06.

         COOPERATIVE: A private, cooperative housing corporation which owns or leases land and all or part of a building or buildings, including apartments, spaces used for commercial purposes and common areas therein and whose board of directors authorizes, among other things, the sale of Cooperative Stock.

         COOPERATIVE APARTMENT: A dwelling unit in a multi-dwelling building owned or leased by a Cooperative, which unit the Mortgagor has an exclusive right to occupy pursuant to the terms of a proprietary lease or occupancy agreement.

         COOPERATIVE LEASE: With respect to a Cooperative Loan, the proprietary lease or occupancy agreement with respect to the Cooperative Apartment occupied by the Mortgagor and relating to the related Cooperative Stock, which lease or agreement confers an exclusive right to the holder of such Cooperative Stock to occupy such apartment.

         COOPERATIVE LOAN: Any of the Mortgage Loans made in respect of a Cooperative Apartment, evidenced by a Mortgage Note and secured by (i) a Security Agreement, (ii) the related Cooperative Stock Certificate, (iii) an assignment of the Cooperative Lease, (iv) financing statements and (v) a stock power (or other similar instrument), and ancillary thereto, a recognition agreement between the Cooperative and the originator of the Cooperative Loan, each of which was transferred and assigned to the Trustee pursuant to Section
2.01 and are from time to time held as part of the Trust Fund.

         COOPERATIVE STOCK: With respect to a Cooperative Loan, the single outstanding class of stock, partnership interest or other ownership instrument in the related Cooperative.

         COOPERATIVE STOCK CERTIFICATE: With respect to a Cooperative Loan, the stock certificate or other instrument evidencing the related Cooperative Stock.

         CORPORATE TRUST OFFICE: The office of the Trustee at which at any particular time its corporate trust business is administered, which office, at the date of the execution of this Agreement, is located at US Bank Corporate Trust Services, One Federal Street, 3rd Floor, Boston, Massachusetts 02110,
Attention: Corporate Trust Services/PRIME 2005-5, or such other address as the Trustee may designate from time to time. With respect to the Certificate Registrar and the presentment of Certificates for registration of transfer, exchange or final payment, Wells Fargo Bank, National Association, its offices located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479,
Attention: Corporate Trust/PRIME 2005-5, and for all other purposes, its offices located at P.O. Box 98, Columbia, Maryland 21046 (or, for overnight deliveries, 9062 Old Annapolis Road, Columbia, Maryland 21045), Attention: Corporate Trust/Prime 2005-5.

         CORRESPONDING CERTIFICATES: With respect to each REMIC II Regular Interest and each REMIC III Regular Interest, the Class with the same designation.

         CROSS-OVER DATE: Group I Cross-Over Date or Group II Cross-Over Date.

         CURRENT PRINCIPAL AMOUNT: With respect to any Certificate (other than an Interest Only Certificate) as of any Distribution Date, the initial principal amount of such Certificate plus any Subsequent Recoveries added to the Current Principal Amount of such Certificate pursuant to Section 6.01(h), and reduced by
(i) all amounts distributed on previous Distribution Dates on such Certificate with respect to principal, (ii) the principal portion of all Realized Losses allocated prior to such Distribution Date to such Certificates, taking account of the Loss Allocation Limitation and (iii) in the case of a Subordinate Certificate, such Certificate's pro rata share, if any, of the related applicable Subordinate Certificate Writedown Amount for previous Distribution Dates. With respect to any Class of Certificates (other than an Interest Only Certificate), the Current Principal Amount thereof will equal the sum of the Current Principal Amounts of all Certificates in such Class. Notwithstanding the foregoing, solely for purposes of giving consents, directions, waivers, approvals, requests and notices, each of the Residual Certificates after the Distribution Date on which they each receive the distribution of the last dollar of their respective original principal amount shall be deemed to have Current Principal Amounts equal to their respective Current Principal Amounts on the day immediately preceding such Distribution Date.

         CUSTODIAL AGREEMENT: An agreement, dated as of the Closing Date among the Depositor, the Master Servicer, the Trustee and the Custodian in substantially the form of Exhibit G hereto.

         CUSTODIAN: Wells Fargo Bank, National Association, or any successor custodian appointed pursuant to the provisions hereof and of the Custodial Agreement.

         CUT-OFF DATE: December 1, 2005.

         CUT-OFF DATE BALANCE: An amount equal to $82,441,600.62 with respect to Loan Group I and $122,638,313.81 with respect to Loan Group II.

         DEBT SERVICE REDUCTION: Any reduction of the Scheduled Payments which a Mortgagor is obligated to pay with respect to a Mortgage Loan as a result of any proceeding under the Bankruptcy Code or any other similar state law or other proceeding.

         DEFICIENT VALUATION: With respect to any Mortgage Loan, a valuation of the Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding indebtedness under the Mortgage Loan, which valuation results from a proceeding initiated under the Bankruptcy Code or any other similar state law or other proceeding.

         DEPOSITOR: Structured Asset Mortgage Investments II Inc., a Delaware corporation, or its successors in interest.

         DEPOSITORY: The Depository Trust Company, the nominee of which is Cede & Co., or any successor thereto.

         DEPOSITORY AGREEMENT: The meaning specified in Subsection 5.01(a) hereof.

         DEPOSITORY PARTICIPANT: A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

         DESIGNATED DEPOSITORY INSTITUTION: A depository institution (commercial bank, federal savings bank, mutual savings bank or savings and loan association) or trust company (which may include the Trustee), the deposits of which are fully insured by the FDIC to the extent provided by law.

         DETERMINATION DATE: With respect to each Mortgage Loan, the Determination Date as defined in the related Servicing Agreement.

         DISCOUNT MORTGAGE LOAN: With respect to the Class I-PO Certificates, any Group I Mortgage Loan with a Net Mortgage Rate less than 7.00% per annum, and with respect to the Class II-PO Certificates, any Group II Mortgage Loan with a Net Mortgage Rate less than 5.50% per annum.

         DISQUALIFIED ORGANIZATION: Any of the following: (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for the Freddie Mac or any successor thereto, a majority of its board of directors is not selected by such governmental unit), (ii) any foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code or (v) any other Person so designated by the Trustee and the Certificate Registrar based upon an Opinion of Counsel that the holding of an ownership interest in a Residual Certificate by such Person may cause any REMIC contained in the Trust or any Person having an Ownership Interest in the Residual Certificate (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States," "State" and "international organization" shall have the meanings set forth in
Section 7701 of the Code or successor provisions.

         DISTRIBUTION ACCOUNT: The trust account or accounts created and maintained pursuant to Section 4.04, which shall be denominated "Wells Fargo Bank, National Association, as Paying Agent, f/b/o holders of Structured Asset Mortgage Investments II Inc., Prime Mortgage Trust, Certificates, Series 2005-5
- Distribution Account." The Distribution Account shall be an Eligible Account.

         DISTRIBUTION ACCOUNT DEPOSIT DATE: The Business Day prior to each Distribution Date.

         DISTRIBUTION DATE: The 25th day of any month, beginning in January 2006, or, if such 25th day is not a Business Day, the immediately following Business Day.

         DTC CUSTODIAN: Wells Fargo, National Association, or its successors in interest as custodian for the Depository.

         DUE DATE: With respect to each Mortgage Loan, the date in each month on which its Scheduled Payment is due if such due date is the first day of a month and otherwise is deemed to be the first day of the following month or such other date specified in the related Servicing Agreement.

         DUE PERIOD: With respect to any Distribution Date and each Mortgage Loan, the period commencing on the second day of the month preceding the month in which the Distribution Date occurs and ending at the close of business on the first day of the month in which the Distribution Date occurs.

         ELIGIBLE ACCOUNT: Any of (i) a segregated account maintained with a federal or state chartered depository institution (A) the short-term obligations of which are rated A-1 or better by Standard & Poor's, F-1 by Fitch and P-1 by Moody's at the time of any deposit therein or (B) insured by the FDIC (to the limits established by such Corporation), the uninsured deposits in which account are otherwise secured such that, as evidenced by an Opinion of Counsel (obtained by the Person requesting that the account be held pursuant to this clause (i)) delivered to the Trustee prior to the establishment of such account, the Certificateholders will have a claim with respect to the funds in such account and a perfected first priority security interest against any collateral (which shall be limited to Permitted Investments, each of which shall mature not later than the Business Day immediately preceding the Distribution Date next following the date of investment in such collateral or the Distribution Date if such Permitted Investment is an obligation of the institution that maintains the Distribution Account) securing such funds that is superior to claims of any other depositors or general creditors of the depository institution with which such account is maintained, (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company with trust powers acting in its fiduciary capacity or (iii) a segregated account or accounts of a depository institution acceptable to the Rating Agencies (as evidenced in writing by the Rating Agencies that use of any such account as the Distribution Account will not have an adverse effect on the then-current ratings assigned to the Classes of Certificates then rated by the Rating Agencies determined without regard to the Policy). Eligible Accounts may bear interest.
         EMC: EMC Mortgage Corporation.

         EMC SERVICING AGREEMENT: With respect to Mortgage Loans serviced by EMC, the Servicing Agreement dated as of December 1, 2005, between the Depositor and EMC, as attached hereto as Exhibit H-2 and as modified by the related Assignment Agreement.

         ERISA: The Employee Retirement Income Security Act of 1974, as amended.

         EUROCLEAR: Euroclear Clearance System, Societe Cooperative, a Belgium cooperative cooperation.

         EUROCLEAR OPERATOR: Euroclear Bank S.A./N.V., as operator of the Euroclear system.

         EVENT OF DEFAULT: An event of default described in Section 8.01.

         EXCESS BANKRUPTCY LOSS: Any Bankruptcy Loss, or portion thereof (i) occurring after the related Bankruptcy Coverage Termination Date or (ii) if on or prior to such date, in excess of the then-applicable Bankruptcy Loss Amount.

         EXCESS FRAUD LOSS: Any Fraud Loss or portion thereof (i) occurring after the related Fraud Coverage Termination Date with respect thereto or (ii) if on or prior to such date, in excess of the then-applicable Fraud Loss Amount.

         EXCESS LOSS: Any Excess Fraud Loss, Excess Bankruptcy Loss, Excess Special Hazard Loss or Extraordinary Loss.

         EXCESS LIQUIDATION PROCEEDS: To the extent that such amount is not required by law to be paid to the related Mortgagor, the amount, if any, by which Liquidation Proceeds with respect to a Liquidated Mortgage Loan exceed the sum of (i) the Outstanding Principal Balance of such Mortgage Loan and accrued but unpaid interest at the related Mortgage Interest Rate through the last day of the month in which the related Liquidation Date occurs, plus (ii) related Liquidation Expenses.

         EXCESS SPECIAL HAZARD LOSS: Any Special Hazard Loss occurring after the related Special Hazard Termination Date.

         EXTRAORDINARY LOSS: Any Realized Loss resulting from damage to a Mortgaged Property that was occasioned by war, civil insurrection, certain governmental actions, nuclear reaction and certain other risks.

         FANNIE MAE: Federal National Mortgage Association or any successor thereto.

         FDIC: Federal Deposit Insurance Corporation or any successor thereto.

         FIFTH THIRD: Fifth Third Mortgage Company, or its successor in interest.

         FIFTH THIRD SERVICING AGREEMENT: The Purchase, Warranties and Servicing Agreement, dated as of September 1, 2002, between the Seller and Fifth Third, attached hereto as Exhibit H-3, and as modified by the related Assignment Agreement.

         FINAL CERTIFICATION: The certification substantially in the form of Exhibit Three to the Custodial Agreement.

         FISCAL QUARTER: December 1 to February 29 (or the last day in such month), March 1 to May 31, June 1 to August 31, or September 1 to November 30, as applicable.

         FITCH: Fitch, Inc. and its successors in interest.
         -----

         FRACTIONAL UNDIVIDED INTEREST: With respect to any Class of Certificates, the fractional undivided interest evidenced by any Certificate of such Class, the numerator of which is the Current Principal Amount, or Notional Amount in the case of the Interest Only Certificates, of such Certificate and the denominator of which is the Current Principal Amount, or Notional Amount in the case of the Interest Only Certificates, of such Class. With respect to the Certificates in the aggregate, the fractional undivided interest evidenced by
(i) the Residual Certificates will be deemed to equal 0.25%, (ii) each Class of Interest Only Certificates will be deemed to equal 1.0% multiplied by a fraction, the numerator of which is the Notional Amount of such Certificate and the denominator of which is the aggregate Notional Amount of its respective Class and (iii) a Certificate of any other Class will be deemed to equal the fractional undivided interest remaining after taking into account clauses (i) and (ii) multiplied by a fraction, the numerator of which is the Current Principal Amount of such Certificate and the denominator of which is the aggregate Current Principal Amount of all the Certificates; provided, however, the percentage in clause (iii) above shall be increased by 1.0% upon the retirement of each Class of Interest Only Certificates. Matters which solely affect the Group I Certificates or Group II Certificates will be voted on solely by the related Classes.

         FRAUD COVERAGE TERMINATION DATE: Group I Fraud Coverage Termination Date or Group II Fraud Coverage Termination Date.

         FRAUD LOSS: With respect to any Mortgage Loan, any Realized Loss attributable to fraud in the origination of such Mortgage Loan, as reported by the applicable Servicer to the Master Servicer.

         FRAUD LOSS AMOUNT: Group I Fraud Loss Amount or Group II Fraud Loss Amount.

         FREDDIE MAC: Freddie Mac, formerly the Federal Home Loan Mortgage Corporation, or any successor thereto.

         GLOBAL CERTIFICATE: Any Non-Offered Certificate registered in the name of the Depository or its nominee, beneficial interests in which are reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly or as an indirect participant in accordance with the rules of such depository).

         GMAC:  GMAC Mortgage Corporation, or its successor in interest.

         GMAC SERVICING AGREEMENT: The Servicing Agreement, dated as of November 1, 2004, between the Depositor and GMAC, attached hereto as Exhibit H-4, and as modified by the related Assignment Agreement.

         GREENPOINT: GreenPoint Mortgage Funding, Inc., or its successor in interest.

         GREENPOINT SERVICING AGREEMENT: The Purchase, Warranties and Servicing Agreement, dated as of September 1, 2003, between the Seller and GreenPoint, attached hereto as Exhibit H-5, and as modified by the related Assignment Agreement.

         GROUP I ADJUSTMENT AMOUNT: For each anniversary of the Cut-off Date, the amount, if any, by which the Group I Special Hazard Loss Amount (without giving effect to the deduction of the Group I Adjustment Amount for such anniversary) exceeds the lesser of (A) an amount calculated by the Seller and approved by the related Rating Agencies, which amount shall not be less than $500,000, and (B) the greater of (x) 1.0% (or if greater than 1.0%, the highest percentage of Group I Mortgage Loans by principal balance secured by Mortgaged Properties in any California zip code) of the outstanding principal balance of all Group I Mortgage Loans on the Distribution Date immediately preceding such anniversary and (y) three times the outstanding principal balance of the Group I Mortgage Loan which has the largest outstanding principal balance on the Distribution Date immediately preceding such anniversary.

         GROUP I ALLOCABLE SHARE: With respect to any Class of Group I Subordinate Certificates (other than the Class I-XB Certificates) on any Distribution Date will generally equal such Class's pro rata share (based on the Current Principal Amount of each Class entitled thereto) of the sum of each of the components of the definition of Group I Subordinate Optimal Principal Amount for each Subgroup; provided, that except as described in the succeeding sentence, no Class of Group I Subordinate Certificates (other than the Class I-XB Certificates and Class of Group I Subordinate Certificates outstanding with the lowest numerical designation) shall be entitled on any Distribution Date to receive distributions pursuant to clauses (2), (3) and (5) of the definition of Group I Subordinate Optimal Principal Amount unless the Class Prepayment Distribution Trigger for the related Class is satisfied for such Distribution Date. If on any Distribution Date the Current Principal Amount of any Class of Group I Subordinate Certificates (other than the Class I-XB Certificates) for which the related Class Prepayment Distribution Trigger was satisfied on such Distribution Date is reduced to zero, any amounts distributable to such Class pursuant to clauses (2), (3) and (5) of the definition of Group I Subordinate Optimal Principal Amount, to the extent of such Class's remaining Group I Allocable Share, shall be distributed to the remaining Classes of Group I Subordinate Certificates (other than the Class I-XB Certificates) in reduction of their respective Current Principal Amounts, sequentially, in the order of their numerical Class designations.

         GROUP I AVAILABLE FUNDS: For any Distribution Date and Loan Group I, an amount which generally includes, (1) all previously undistributed payments on account of principal (including the principal portion of Monthly Payments, Principal Prepayments and the principal amount of Net Liquidation Proceeds) and all previously undistributed payments on account of interest received after the Cut-Off Date and on or prior to the related Determination Date with respect to the Group I Mortgage Loans, (2) any Monthly Advances and Compensating Interest made by the Master Servicer or a Servicer for such Distribution Date in respect of the Group I Mortgage Loans and (3) any amounts reimbursed by the Master Servicer in connection with losses on certain eligible investments in connection with funds attributable to Loan Group I, net of Loan Group I's allocable portion of fees payable to, and amounts reimbursable to, the Servicers, the Master Servicer, the Securities Administrator, the Trustee and the Custodian as provided in this Agreement and the Custodial Agreement and investment earnings on amounts on deposit in the Master Servicer Collection Account and the Distribution Account in connection with funds attributable to Loan Group I.

         GROUP I BANKRUPTCY COVERAGE TERMINATION DATE: The Distribution Date upon which the Group I Bankruptcy Loss Amount has been reduced to zero or a negative number (or the Group I Cross-Over Date, if earlier).

         GROUP I BANKRUPTCY LOSS AMOUNT: On each Distribution Date, $150,000, subject to reduction as described in this Agreement, minus the aggregate amount of previous Bankruptcy Losses with respect to the Group I Mortgage Loans.

         GROUP I CERTIFICATES: The Group I Offered Certificates and Group I Non-Offered Certificates.

         GROUP I CROSS-OVER DATE: The Distribution Date on which the Current Principal Amounts of the Group I Subordinate Certificates are reduced to zero.

         GROUP I FRAUD COVERAGE TERMINATION DATE: The Distribution Date upon which the Group I Fraud Loss Amount has been reduced to zero or a negative number (or the Group I Cross-Over Date, if earlier).

         GROUP I FRAUD LOSS AMOUNT: Upon the initial issuance of the Group I Certificates and as of any Distribution Date prior to the first anniversary of the Cut-Off Date, 3% of the aggregate Scheduled Principal Balances of the Group I Mortgage Loans. As of any Distribution Date from the first and through the second anniversary of the Cut-off Date, (1) the lesser of (a) the Group I Fraud Loss Amount as of the most recent anniversary of the Cut-off Date and (b) 2% of the aggregate outstanding principal balance of all Group I Mortgage Loans as of the most recent anniversary of the Cut-off Date minus (2) the Fraud Losses that would have been allocated to the Group I Subordinate Certificates in the absence of the Group I Loss Allocation Limit since the most recent anniversary of the Cut-off Date. As of any Distribution Date from the second and through the fifth anniversary of the Cut-off Date, (1) the lesser of (a) the Group I Fraud Loss Amount as of the most recent anniversary of the Cut-off Date and (b) 1% of the aggregate outstanding principal balance of all Group I Mortgage Loans as of the most recent anniversary of the Cut-off Date minus (2) the Fraud Losses that would have been allocated to the Group I Subordinate Certificates in the absence of the Group I Loss Allocation Limit since the most recent anniversary of the Cut-off Date. After the fifth anniversary of the Cut-off Date, the Group I Fraud Loss Amount shall be zero.

         GROUP I LOSS ALLOCATION LIMIT: The meaning specified in Subsection 6.03(a)(iv) hereof.

         GROUP I MORTGAGE LOANS: The Mortgage Loans included as part of Loan Group I on the Mortgage Loan Schedule.

         GROUP I NON-OFFERED CERTIFICATES: The Class I-B-4, Class I-B-5 and Class I-B-6 Certificates.

         GROUP I OFFERED CERTIFICATES: The Group I Senior Certificates, Group I Offered Subordinate Certificates and Class I-R Certificates.

         GROUP I OFFERED SUBORDINATE CERTIFICATES: The Class I-XB, I-B-1, Class I-B-2 and Class I-B-3 Certificates.

         GROUP I ORIGINAL SUBORDINATE PRINCIPAL BALANCE: The aggregate Current Principal Amount of the Group I Subordinate Certificates as of the Closing Date.

         GROUP I SENIOR CERTIFICATES: The Class I-A-1, Class I-A-2, Class I-A-3, Class I-PO and Class I-X Certificates.

         GROUP I SPECIAL HAZARD LOSS AMOUNT: Upon the initial issuance of the Group I Certificates, approximately $2,878,065. As of any Distribution Date, the Group I Special Hazard Loss Amount will equal the initial Group I Special Hazard Loss Amount, minus the sum of (i) the aggregate amount of Special Hazard Losses that would have been previously allocated to the Group I Subordinate Certificates in the absence of the Group I Loss Allocation Limit and (ii) the Group I Adjustment Amount.

         GROUP I SPECIAL HAZARD TERMINATION DATE: The Distribution Date upon which the Group I Special Hazard Loss Amount has been reduced to zero or a negative number (or the Group I Cross-Over Date, if earlier).

         GROUP I SUBORDINATE CERTIFICATE WRITEDOWN AMOUNT: With respect to the Group I Subordinate Certificates, the amount by which (x) the sum of the Current Principal Amounts of the Group I Certificates (after giving effect to the distribution of principal and the allocation of Realized Losses in reduction of the Current Principal Amounts of the Group I Certificates, other than the Class I-X Certificates and Class I-XB Certificates, on such Distribution Date) exceeds
(y) the Scheduled Principal Balances of the Group I Mortgage Loans on the Due Date related to such Distribution Date.

         GROUP I SUBORDINATE CERTIFICATES: The Group I Offered Subordinate Certificates and Group I Non-Offered Certificates.

         GROUP I SUBORDINATE OPTIMAL PRINCIPAL AMOUNT: With respect to the Group I Subordinate Certificates (other than the Class I-XB Certificates) and each Distribution Date, an amount equal to the sum of the following from each Subgroup (but in no event greater than the aggregate Current Principal Amount of the Group I Subordinate Certificates immediately prior to such Distribution
Date):

                  (i) the Group I Subordinate Percentage of the related Non-PO Percentage of the principal portion of all Monthly Payments due on each Group I Mortgage Loan in the related Subgroup on the related Due Date, as specified in the amortization schedule at the time applicable thereto (after adjustment for previous principal prepayments but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

                  (ii) the Group I Subordinate Prepayment Percentage of the related Non-PO Percentage of the Scheduled Principal Balance of each Group I Mortgage Loan in the related Subgroup which was the subject of a prepayment in full received by the Master Servicer during the applicable Prepayment Period;

                  (iii) the Group I Subordinate Prepayment Percentage of the related Non-PO Percentage of all partial prepayments of principal received during the applicable Prepayment Period for each Group I Mortgage Loan in the related Subgroup;

                  (iv) the excess, if any, of (a) the Net Liquidation Proceeds allocable to principal received during the related Prepayment Period in respect of each Liquidated Mortgage Loan in the related Subgroup over (b) the sum of the amounts distributable to the holders of the Group I Senior Certificates pursuant to clause (4) of the definition of "Subgroup Principal Distribution Amount" and "Class I-PO Certificate Principal Distribution Amount" on such Distribution Date;

                  (v) the Group I Subordinate Prepayment Percentage of the related Non-PO Percentage of the sum of (a) the Scheduled Principal Balance of each Group I Mortgage Loan in the related Subgroup which was repurchased by the Seller in connection with such Distribution Date and (b) the difference, if any, between the Scheduled Principal Balance of a Group I Mortgage Loan in the related Subgroup that has been replaced by the Seller with a substitute Group I Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement in connection with such Distribution Date and the Scheduled Principal Balance of such substitute Mortgage Loan; and

                  (vi) on the Distribution Date on which the Current Principal Amounts of the Group I Senior Certificates (other than the Class I-X Certificates and Class I-PO Certificates) have all been reduced to zero, 100% of any Subgroup Principal Distribution Amount.

         GROUP I SUBORDINATE PERCENTAGE: As of any Distribution Date and with respect to any Subgroup, 100% minus the related Subgroup Senior Percentage for the Group I Senior Certificates related to such Subgroup. The initial Group I Subordinate Percentage for each Subgroup will be equal to approximately 6.58% per annum for Subgroup I-1, 6.58% per annum for Subgroup I-2 and 6.57% per annum for Subgroup I-3.

         GROUP I SUBORDINATE PREPAYMENT PERCENTAGE: As of any Distribution Date and with respect to any Subgroup, 100% minus the related Subgroup Senior Prepayment Percentage for such Subgroup, except that on any Distribution Date after the Current Principal Amount of each Class of Group I Senior Certificates have each been reduced to zero, the Group I Subordinate Prepayment Percentage for the Group I Subordinate Certificates with respect to such Subgroup will equal 100%.

         GROUP II ADJUSTMENT AMOUNT: For each anniversary of the Cut-off Date, the amount, if any, by which the Group II Special Hazard Loss Amount (without giving effect to the deduction of the Group II Adjustment Amount for such anniversary) exceeds the lesser of (A) an amount calculated by the Seller and approved by the related Rating Agencies, which amount shall not be less than $500,000, and (B) the greater of (x) 1.0% (or if greater than 1.0%, the highest percentage of Group II Mortgage Loans by principal balance secured by Mortgaged Properties in any California zip code) of the outstanding principal balance of all Group II Mortgage Loans on the Distribution Date immediately preceding such anniversary and (y) twice the outstanding principal balance of the Group II Mortgage Loan which has the largest outstanding principal balance on the Distribution Date immediately preceding such anniversary.

         GROUP II ALLOCABLE SHARE: With respect to any Class of Group II Subordinate Certificates on any Distribution Date will generally equal such Class's pro rata share (based on the Current Principal Amount of each Class entitled thereto) of the sum of each of the components of the definition of Group II Subordinate Optimal Principal Amount; provided, that except as described in the succeeding sentence, no Class of Group II Subordinate Certificates (other than the Class of Group II Subordinate Certificates outstanding with the lowest numerical designation) shall be entitled on any Distribution Date to receive distributions pursuant to clauses (2), (3) and (5) of the definition of Group II Subordinate Optimal Principal Amount unless the Class Prepayment Distribution Trigger for the related Class is satisfied for such Distribution Date. If on any Distribution Date the Current Principal Amount of any Class of Group II Subordinate Certificates for which the related Class Prepayment Distribution Trigger was satisfied on such Distribution Date is reduced to zero, any amounts distributable to such Class pursuant to clauses
(2), (3) and (5) of the definition of Group II Subordinate Optimal Principal Amount, to the extent of such Class's remaining Group II Allocable Share, shall be distributed to the remaining Classes of Group II Subordinate Certificates in reduction of their respective Current Principal Amounts, sequentially, in the order of their numerical Class designations.

         GROUP II AVAILABLE FUNDS: For any Distribution Date and Loan Group II, an amount which generally includes, (1) all previously undistributed payments on account of principal (including the principal portion of Monthly Payments, Principal Prepayments and the principal amount of Net Liquidation Proceeds) and all previously undistributed payments on account of interest received after the Cut-Off Date and on or prior to the related Determination Date with respect to the Group II Mortgage Loans, (2) any Monthly Advances and Compensating Interest made by the Master Servicer or a Servicer for such Distribution Date in respect of the Group II Mortgage Loans and (3) any amounts reimbursed by the Master Servicer in connection with losses on certain eligible investments in connection with funds attributable to Loan Group II, net of such Loan Group II's allocable portion of fees payable to, and amounts reimbursable to, the Servicers, the Master Servicer, the Securities Administrator, the Trustee and the Custodian as provided in this Agreement and the Custodial Agreement and investment earnings on amounts on deposit in the Master Servicer Collection Account and the Distribution Account in connection with funds attributable to Loan Group II.

         GROUP II BANKRUPTCY COVERAGE TERMINATION DATE: The Distribution Date upon which the Group II Bankruptcy Loss Amount has been reduced to zero or a negative number (or the Group II Cross-Over Date, if earlier).

         GROUP II BANKRUPTCY LOSS AMOUNT: On each Distribution Date, $100,000, subject to reduction as described in the Agreement, minus the aggregate amount of previous Bankruptcy Losses with respect to the Group II Mortgage Loans.

         GROUP II CERTIFICATES: The Group II Offered Certificates and Group II Non-Offered Certificates.

         GROUP II CROSS-OVER DATE: The Distribution Date on which the Current Principal Amounts of the Group II Subordinate Certificates are reduced to zero.

         GROUP II FRAUD COVERAGE TERMINATION DATE: The Distribution Date upon which the Group II Fraud Loss Amount has been reduced to zero or a negative number (or the Group II Cross-Over Date, if earlier).

         GROUP II FRAUD LOSS AMOUNT: Upon the initial issuance of the Group II Certificates and as of any Distribution Date prior to the second anniversary of the Cut-Off Date, 1% of the aggregate Scheduled Principal Balances of the Group II Mortgage Loans. As of any Distribution Date from the second and through the fifth anniversary of the Cut-off Date, (1) the lesser of (a) the Group II Fraud Loss Amount as of the most recent anniversary of the Cut-off Date and (b) 0.5% of the aggregate outstanding principal balance of all Group II Mortgage Loans as of the most recent anniversary of the Cut-off Date minus (2) the Fraud Losses that would have been allocated to the Group II Subordinate Certificates in the absence of the Group II Loss Allocation Limit since the most recent anniversary of the Cut-off Date. After the fifth anniversary of the Cut-off Date, the Group II Fraud Loss Amount shall be zero.

         GROUP II LOSS ALLOCATION LIMIT: The meaning specified in Subsection 6.03(b)(ii) hereof.

         GROUP II MORTGAGE LOANS: The Mortgage Loans included as part of Loan Group II on the Mortgage Loan Schedule.

         GROUP II NON-OFFERED CERTIFICATES: The Class II-B-4, Class II-B-5 and Class II-B-6 Certificates.

         GROUP II OFFERED CERTIFICATES: The Group II Senior Certificates, Group II Offered Subordinate Certificates and Class II-R-1 Certificates.

         GROUP II OFFERED SUBORDINATE CERTIFICATES: The Class II-B-1, Class II-B-2 and Class II-B-3 Certificates.

         GROUP II ORIGINAL SUBORDINATE PRINCIPAL BALANCE: The aggregate Current Principal Amount of the Group II Subordinate Certificates as of the Closing Date.

         GROUP II SENIOR CERTIFICATES: The Class II-A-1, Class II-A-2, Class II-A-3, Class II-A-4, Class II-PO and Class II-X Certificates.

         GROUP II SENIOR OPTIMAL PRINCIPAL AMOUNT: With respect to the Group II Senior Certificates and each Distribution Date, an amount equal to the sum of the following (but in no event greater than the aggregate Current Principal Amounts of the Group II Senior Certificates immediately prior to such Distribution Date):

                  (1) the Group II Senior Percentage of the related Non-PO Percentage of the principal portion of all Monthly Payments due on the Group II Mortgage Loans on the related Due Date, as specified in the amortization schedule at the time applicable thereto (after adjustment for previous principal prepayments but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

                  (2) the Group II Senior Prepayment Percentage of the related Non-PO Percentage of the Scheduled Principal Balance of each Group II Mortgage Loan which was the subject of a prepayment in full received by the Master Servicer during the applicable Prepayment Period;

                  (3) the Group II Senior Prepayment Percentage of the related Non-PO Percentage of all partial prepayments allocated to principal received during the applicable Prepayment Period;

                  (4) the lesser of (a) the Group II Senior Prepayment Percentage of the related Non-PO Percentage of the sum of (i) all Net Liquidation Proceeds allocable to principal received in respect of each Group II Mortgage Loan which became a Liquidated Mortgage Loan during the related Prepayment Period (other than Group II Mortgage Loans described in the immediately following clause (ii)) and all Subsequent Recoveries received in respect of each Liquidated Mortgage Loan during the related Due Period and (ii) the Scheduled Principal Balance of each such Group II Mortgage Loan purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related primary mortgage insurance policy, if any, or otherwise; and (b) the Group II Senior Percentage of the related Non-PO Percentage of the sum of (i) the Scheduled Principal Balance of each Group II Mortgage Loan which became a Liquidated Mortgage Loan during the related Prepayment Period (other than the Group II Mortgage Loans described in the immediately following clause (ii)) and all Subsequent Recoveries received in respect of each Liquidated Mortgage Loan during the related Due Period and (ii) the Scheduled Principal Balance of each such Group II Mortgage Loan that was purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related primary mortgage insurance policy, if any or otherwise; and

                  (5) the Group II Senior Prepayment Percentage of the related Non-PO Percentage of the sum of (a) the Scheduled Principal Balance of each Group II Mortgage Loan which was repurchased by the Seller in connection with such Distribution Date and (b) the excess, if any, of the Scheduled Principal Balance of each Group II Mortgage Loan that has been replaced by the Seller with a substitute Group II Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement in connection with such Distribution Date over the Scheduled Principal Balance of each such substitute Group II Mortgage Loan.

         GROUP II SENIOR PERCENTAGE: The lesser of (a) 100% and (b) the percentage (carried to six places rounded up) obtained by dividing the Current Principal Amount of the Group II Senior Certificates, immediately prior to such Distribution Date, by the aggregate Scheduled Principal Balance of the Group II Mortgage Loans (other than the related PO Percentage thereof with respect to the related Discount Mortgage Loans) as of the beginning of the related Due Period. The initial Group II Senior Percentage will be approximately 96.19%.

         GROUP II SENIOR PREPAYMENT PERCENTAGE: The Senior Prepayment Percentage for the Group II Certificates on each Distribution Date will be as follows:

PERIOD (DATES INCLUSIVE)                      GROUP II SENIOR PREPAYMENT PERCENTAGE
------------------------                      -------------------------------------
January 25, 2006 - December 25, 2010          100%
January 25, 2011 - December 25, 2011          Group II  Senior  Percentage  plus 70% of the Group
                                              II Subordinate Percentage.
January 25, 2012 - December 25, 2012          Group II  Senior  Percentage  plus 60% of the Group
                                              II Subordinate Percentage.
January 25, 2013 - December 25, 2013          Group II  Senior  Percentage  plus 40% of the Group
                                              II Subordinate Percentage
January 25, 2014 - December 25, 2014          Group II  Senior  Percentage  plus 20% of the Group
                                              II Subordinate Percentage.
January 25, 2015 and thereafter               Group II Senior Percentage.

         Any scheduled reduction to the Group II Senior Prepayment Percentage shall not be made as of any Distribution Date unless, as of the last day of the month preceding such Distribution Date, (1) the aggregate Scheduled Principal Balance of the Group II Mortgage Loans delinquent 60 days or more (including for this purpose any such Group II Mortgage Loans in foreclosure and such Group II Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the trust) averaged over the last six months, as a percentage of the aggregate Current Principal Amount of the Group II Subordinate Certificates does not exceed 50% and (2) cumulative Realized Losses on the Group II Mortgage Loans do not exceed (a) 30% of the aggregate Current Principal Amount of the Group II Original Subordinate Principal Balance if such Distribution Date occurs between and including January 2011 and December 2011, (b) 35% of the Group II Original Subordinate Principal Balance if such Distribution Date occurs between and including January 2012 and December 2012, (c) 40% of the Group II Original Subordinate Principal Balance if such Distribution Date occurs between and including January 2013 and December 2013, (d) 45% of the Group II Original Subordinate Principal Balance if such Distribution Date occurs between and including January 2014 and December 2014, and (e) 50% of the Group II Original Subordinate Principal Balance if such Distribution Date occurs during or after January 2015.

         Notwithstanding the foregoing, if on any Distribution Date, the percentage the numerator of which is the aggregate Current Principal Amount of the Group II Senior Certificates immediately preceding such Distribution Date, and the denominator of which is the Scheduled Principal Balance of the Group II Mortgage Loans as of the beginning of the related Due Period, exceeds such percentage as of the Cut-off Date, then the Group II Senior Prepayment Percentage for such Distribution Date will equal 100%.

         GROUP II SPECIAL HAZARD LOSS AMOUNT: Upon the initial issuance of the Group II Certificates, approximately $3,902,404. As of any Distribution Date, the Group II Special Hazard Loss Amount will equal the initial Group II Special Hazard Loss Amount, minus the sum of (i) the aggregate amount of Special Hazard Losses that would have been previously allocated to the Group II Subordinate Certificates in the absence of the Group II Loss Allocation Limit and (ii) the Group II Adjustment Amount.

         GROUP II SPECIAL HAZARD TERMINATION DATE: The Distribution Date upon which the Group II Special Hazard Loss Amount has been reduced to zero or a negative number (or the Group II Cross-Over Date, if earlier).

         GROUP II SUBORDINATE CERTIFICATE WRITEDOWN AMOUNT: With respect to the Group II Subordinate Certificates, the amount by which (x) the sum of the Current Principal Amounts of the Group II Certificates (after giving effect to the distribution of principal and the allocation of Realized Losses in reduction of the Current Principal Amounts of the Group II Certificates, other than the Class II-X Certificates, on such Distribution Date) exceeds (y) the Scheduled Principal Balances of the Group II Mortgage Loans on the Due Date related to such Distribution Date.

         GROUP II SUBORDINATE CERTIFICATES: The Group II Offered Subordinate Certificates and Group II Non-Offered Certificates.

         GROUP II SUBORDINATE OPTIMAL PRINCIPAL AMOUNT: With respect to the Group II Subordinate Certificates and each Distribution Date will be an amount equal to the sum of the following (but in no event greater than the aggregate Current Principal Amount of the Group II Subordinate Certificates immediately prior to such Distribution Date):

                  (i) the Group II Subordinate Percentage of the related Non-PO Percentage of the principal portion of all Monthly Payments due on each Group II Mortgage Loan on the related Due Date, as specified in the amortization schedule at the time applicable thereto (after adjustment for previous principal prepayments but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

                  (ii) the Group II Subordinate Prepayment Percentage of the related Non-PO Percentage of the Scheduled Principal Balance of each Group II Mortgage Loan which was the subject of a prepayment in full received by the Master Servicer during the applicable Prepayment Period;

                  (iii) the Group II Subordinate Prepayment Percentage of the related Non-PO Percentage of all partial prepayments of principal received during the applicable Prepayment Period for each Group II Mortgage Loan;

                  (iv) the excess, if any, of (a) the Net Liquidation Proceeds allocable to principal received during the related Prepayment Period in respect of each Liquidated Mortgage Loan in Loan Group II over (b) the sum of the amounts distributable to the holders of the Group II Senior Certificates pursuant to clause (4) of the definition of "Group II Senior Optimal Principal Amount" on such Distribution Date;

                  (v) the Group II Subordinate Prepayment Percentage of the related Non-PO Percentage of (a) the Scheduled Principal Balance of each Group II Mortgage Loan which was repurchased by the Seller in connection with such Distribution Date and (b) the difference, if any, between the Scheduled Principal Balance of a Group II Mortgage Loan that has been replaced by the Seller with a substitute Group II Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement in connection with such Distribution Date and the Scheduled Principal Balance of such substitute Mortgage Loan; and

                  (vi) on the Distribution Date on which the aggregate Current Principal Amount of the Group II Senior Certificates have all been reduced to zero, 100% of any Group II Senior Optimal Principal Amount.

         GROUP II SUBORDINATE PERCENTAGE: As of any Distribution Date and with respect to Group II Certificates, 100% minus the Group II Senior Percentage for the Group II Senior Certificates. The initial Group II Subordinate Percentage will be equal to approximately 3.81%.

         GROUP II SUBORDINATE PREPAYMENT PERCENTAGE: As of any Distribution Date and with respect to Group II Certificates, 100% minus the Group II Senior Prepayment Percentage, except that on any Distribution Date after the Current Principal Amount of each Class of Group II Senior Certificates have each been reduced to zero, the Group II Subordinate Prepayment Percentage for the Group II Subordinate Certificates will equal 100%.

         HOLDER: The Person in whose name a Certificate is registered in the related Certificate Register, except that, subject to Subsections 11.02(b) and 11.05(e), solely for the purpose of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor, the Master Servicer or the Trustee or any Affiliate thereof shall be deemed not to be outstanding and the Fractional Undivided Interest evidenced thereby shall not be taken into account in determining whether the requisite percentage of Fractional Undivided Interests necessary to effect any such consent has been obtained.

         INDEMNIFIED PERSONS: The Trustee, the Master Servicer, the Custodian and the Securities Administrator and their officers, directors, agents and employees and, with respect to the Trustee, any separate co-trustee and its officers, directors, agents and employees.

         INDEPENDENT: When used with respect to any specified Person, this term means that such Person (a) is in fact independent of the Depositor or the Master Servicer and of any Affiliate of the Depositor or the Master Servicer, (b) does not have any direct financial interest or any material indirect financial interest in the Depositor or the Master Servicer or any Affiliate of the Depositor or the Master Servicer and (c) is not connected with the Depositor or the Master Servicer or any Affiliate as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

         INDIVIDUAL CERTIFICATE: Any Non-Offered Certificate registered in the name of the Holder other than the Depository or its nominee.

         INITIAL CERTIFICATION: The certification substantially in the form of Exhibit One to the Custodial Agreement.

         INSTITUTIONAL ACCREDITED INVESTOR: Any Person meeting the requirements of Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act or any entity all of the equity holders in which come within such paragraphs.

         INSURANCE POLICY: With respect to any Mortgage Loan, any standard hazard insurance policy, flood insurance policy or title insurance policy.

         INSURANCE PROCEEDS: Amounts paid by the insurer under any Insurance Policy covering any Mortgage Loan or Mortgaged Property other than amounts required to be paid over to the Mortgagor pursuant to law or the related Mortgage Note or Security Instrument and other than amounts used to repair or restore the Mortgaged Property or to reimburse insured expenses.

         INTEREST ACCRUAL PERIOD: For each Class of Certificates and for any Distribution Date, the calendar month preceding the month in which such Distribution Date occurs.

         INTEREST ONLY CERTIFICATES: The Class I-X, Class I-XB and Class II-X Certificates.

         INTEREST SHORTFALL: With respect to any Distribution Date and each Mortgage Loan that during the related Prepayment Period was the subject of a Principal Prepayment or constitutes a Relief Act Mortgage Loan, an amount determined as follows:

         (A) Partial principal prepayments received during the relevant Prepayment Period: The difference between (i) one month's interest at the applicable Net Mortgage Rate on the amount of such prepayment and (ii) the amount of interest for the calendar month of such prepayment (adjusted to the applicable Net Mortgage Rate) received at the time of such prepayment;

         (B) Principal prepayments in full received during the relevant Prepayment Period: The difference between (i) one month's interest at the applicable Net Mortgage Rate on the Scheduled Principal Balance of such Mortgage Loan immediately prior to such prepayment and (ii) the amount of interest for the calendar month of such prepayment (adjusted to the applicable Net Mortgage
Rate) received at the time of such prepayment; and

         (C) As to any Relief Act Mortgage Loan, the excess of (i) 30 days' interest (or, in the case of a principal prepayment in full, interest to the date of prepayment) on the Scheduled Principal Balance thereof (or, in the case of a principal prepayment in part, on the amount so prepaid) at the related Net Mortgage Rate over (ii) 30 days' interest (or, in the case of a principal prepayment in full, interest to the date of prepayment) on such Scheduled Principal Balance (or, in the case of a Principal Prepayment in part, on the amount so prepaid) at the Net Mortgage Rate required to be paid by the Mortgagor as limited by application of the Relief Act.

         INTERIM CERTIFICATION: The certification substantially in the form of Exhibit Two to the Custodial Agreement.

         INVESTMENT LETTER: The letter to be furnished by each Institutional Accredited Investor which purchases any of the Class I-B-4, Class I-B-5 or Class I-B-6 Certificates in connection with such purchase, substantially in the form set forth as Exhibit F-1 hereto.

         ISSUER: Prime Mortgage Trust 2005-5.

         JPMORGAN CHASE: JPMorgan Chase Bank, or its successor in interest.

         JPMORGAN CHASE SERVICING AGREEMENT: The Servicing Agreement, dated as of November 1, 2004 between the Seller and JPMorgan Chase, attached hereto as Exhibit H-6, and as modified by the related Assignment Agreement.

         LAST SCHEDULED DISTRIBUTION DATE: With respect to the Group I Certificates, June 25, 2034, and, with respect to the Group II Certificates, November 25, 2035.

         LENDER-PAID PMI RATE: With respect to each Mortgage Loan covered by a lender-paid primary mortgage insurance policy, the amount payable to the related insurer, as stated in the Mortgage Loan Schedule.

         LIQUIDATED MORTGAGE LOAN: Any defaulted Mortgage Loan as to which the related Servicer or the Master Servicer has determined that all amounts it expects to recover from or on account of such Mortgage Loan have been recovered.

         LIQUIDATION DATE: With respect to any Liquidated Mortgage Loan, the date on which the Master Servicer or the related Servicer has certified that such Mortgage Loan has become a Liquidated Mortgage Loan.

         LIQUIDATION EXPENSES: With respect to a Mortgage Loan in liquidation, unreimbursed expenses paid or incurred by or for the account of the Master Servicer or the related Servicer in connection with the liquidation of such Mortgage Loan and the related Mortgage Property, such expenses including (a) property protection expenses, (b) property sales expenses, (c) foreclosure and sale costs, including court costs and reasonable attorneys' fees, and (d) similar expenses reasonably paid or incurred in connection with liquidation.

         LIQUIDATION PROCEEDS: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through trustee's sale, foreclosure sale, Insurance Proceeds, condemnation proceeds or otherwise and any Subsequent Recoveries.

         LOAN GROUP:  Any of Loan Group I or Loan Group II.

         LOAN GROUP I: The Mortgage Loans identified as part of Loan Group I on the Mortgage Loan Schedule.

         LOAN GROUP II: The Mortgage Loans identified as part of Loan Group II on the Mortgage Loan Schedule.

         LOAN-TO-VALUE RATIO: With respect to any Mortgage Loan, the fraction, expressed as a percentage, the numerator of which is the original principal balance of the related Mortgage Loan and the denominator of which is the Original Value of the related Mortgaged Property.

         LOCKOUT CERTIFICATES: Any of the Class II-A-3 Certificates or Class II-A-4 Certificates.

         LOCKOUT PRIORITY AMOUNT: For any Distribution Date the product of (i) the Shift Percentage and (ii) (x) the aggregate of the collections described in the definition of Group II Senior Optimal Principal Amount for such Distribution Date (without application of the Group II Senior Percentage) multiplied by (y) a fraction, the numerator of which is the aggregate Current Principal Amount of the Class II-A-3 Certificates and Class II-A-4 Certificates immediately prior to that Distribution Date and the denominator of which is the sum of the related Non-PO Percentages of the Scheduled Principal Balances of the Group II Mortgage Loans as of the first day of the related Due Period.

         LOSS ALLOCATION LIMIT: Group I Loss Allocation Limit or Group II Loss Allocation Limit.

         LOSS SEVERITY PERCENTAGE: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the amount of Realized Losses incurred on a Mortgage Loan and the denominator of which is the Scheduled Principal Balance of such Mortgage Loan immediately prior to the liquidation of such Mortgage Loan.

         LOST NOTES: The original Mortgage Notes that have been lost, as indicated on the Mortgage Loan Schedule.

         MASTER SERVICER: As of the Closing Date, Wells Fargo Bank, N.A. and, thereafter, its respective successors in interest who meet the qualifications of the Servicing Agreements and this Agreement.

         MASTER SERVICER CERTIFICATION: A written certification covering servicing of the Mortgage Loans by the Servicers and signed by an officer of the Master Servicer that complies with (i) the Sarbanes-Oxley Act of 2002, as amended from time to time, and (ii) the February 21, 2003 Statement by the Staff of the Division of Corporation Finance of the Securities and Exchange Commission Regarding Compliance by Asset-Backed Issuers with Exchange Act Rules 13a-14 and 15d-14, as in effect from time to time; provided that if, after the Closing Date
(a) the Sarbanes-Oxley Act of 2002 is amended, (b) the Statement referred to in clause (ii) is modified or superceded by any subsequent statement, rule or regulation of the Securities and Exchange Commission or any statement of a division thereof, or (c) any future releases, rules and regulations are published by the Securities and Exchange Commission from time to time pursuant to the Sarbanes-Oxley Act of 2002, which in any such case affects the form or substance of the required certification and results in the required certification being, in the reasonable judgment of the Master Servicer, materially more onerous than the form of the required certification as of the Closing Date, the Master Servicer Certification shall be as agreed to by the Master Servicer and the Depositor following a negotiation in good faith to determine how to comply with any such new requirements.

         MASTER SERVICER COLLECTION ACCOUNT: The trust account or accounts created and maintained pursuant to Section 4.02, which shall be denominated "U.S. Bank National Association, as Trustee f/b/o holders of Structured Asset Mortgage Investments II Inc., Prime Mortgage Trust, Certificates, Series 2005-5
- Master Servicer Collection Account." The Master Servicer Collection Account shall be an Eligible Account.

         MASTER SERVICING COMPENSATION: The meaning specified in Section 3.14.

         MASTER SERVICING FEE: As to each Mortgage Loan and any Distribution Date, an amount payable out of each full payment of interest received on such Mortgage Loan and equal to the sum of (i) one-twelfth of the Master Servicing Fee Rate multiplied by the Scheduled Principal Balance of such Mortgage Loan as of the first day of the related Due Period, subject to reduction as provided in
Section 3.14.

         MASTER SERVICING FEE RATE: With respect to each Mortgage Loan, 0.0325% per annum.

         MATERIAL DEFECT: The meaning specified in Section 2.02(a).

         MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

         MERS(R) SYSTEM: The system of recording transfers of Mortgages electronically maintained by MERS.

         MIN: The Mortgage Identification Number for Mortgage Loans registered with MERS on the MERS(R) System.

         MOM LOAN: With respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof, or as nominee for any subsequent assignee of the originator pursuant to an assignment of mortgage to MERS.

         MONTHLY ADVANCE: An advance of principal or interest required to be made by the applicable Servicer pursuant to the related Servicing Agreement or the Master Servicer pursuant to Section 6.06.

         MOODY'S: Moody's Investors Service, Inc. or its successor in interest.

         MORTGAGE FILE: The mortgage documents listed in Section 2.01(b) pertaining to a particular Mortgage Loan and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

         MORTGAGE INTEREST RATE: The annual rate at which interest accrues from time to time on any Mortgage Loan pursuant to the related Mortgage Note, which rate is initially equal to the "Mortgage Interest Rate" set forth with respect thereto on the Mortgage Loan Schedule.

         MORTGAGE LOAN: A mortgage loan transferred and assigned to the Trustee pursuant to Section 2.01 or Section 2.04 and held as a part of the Trust Fund, as identified in the Mortgage Loan Schedule (which shall include, without limitation, (i) with respect to each Cooperative Loan, the related Mortgage Note, Security Agreement, Assignment of Proprietary Lease, Cooperative Stock Certificate, Cooperative Lease and Mortgage File and all rights appertaining thereto, and (ii) with respect to each Mortgage Loan other than a Cooperative Loan, each related Mortgage Note, Mortgage and Mortgage File and all rights appertaining thereto), including a mortgage loan the property securing which has become an REO Property. Notwithstanding any provision in this Agreement to the contrary, in no event shall the term "Mortgage Loan" include any Underlying Mortgage Loan.

         MORTGAGE LOAN PURCHASE AGREEMENT: The Mortgage Loan Purchase Agreement dated as of December 29, 2005, between EMC Mortgage Corporation, as seller, and Structured Asset Mortgage Investments II Inc., as purchaser, and all amendments thereof and supplements thereto, attached as Exhibit J.

         MORTGAGE LOAN SCHEDULE: The schedule, attached hereto as Exhibit B with respect to the Mortgage Loans and as amended from time to time to reflect the repurchase or substitution of Mortgage Loans pursuant to this Agreement.

         MORTGAGE NOTE: The originally executed note or other evidence of the indebtedness of a Mortgagor under the related Mortgage Loan.

         MORTGAGED PROPERTY: Land and improvements securing the indebtedness of a Mortgagor under the related Mortgage Loan or, in the case of REO Property, such REO Property, or, in the case of a Cooperative Loan, the related Cooperative Lease and Cooperative Stock. In no event, however, shall the term "Mortgaged Property" include any mortgaged property or real estate owned property relating to an Underlying Mortgage Loan.

         MORTGAGOR: The obligor on a Mortgage Note.

         NATIONAL CITY: National City Mortgage Co., or its successor in interest.

         NATIONAL CITY SERVICING AGREEMENT: The Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001, between the Seller and National City, attached hereto as Exhibit H-7, and as modified by the related Assignment Agreement.

         NAVY FEDERAL:  Navy Federal Credit Union, or its successor in interest.

         NAVY FEDERAL SERVICING AGREEMENT: The Purchase, Warranties and Servicing Agreement, dated as of June 1, 2002, between the Seller and U.S. Central Credit Union, attached hereto as Exhibit H-8, and as modified by the related Assignment Agreement.

         NET INTEREST SHORTFALL: With respect to any Distribution Date, the Interest Shortfall, if any, for such Distribution Date net of Compensating Interest Payments made with respect to such Distribution Date.

         NET LIQUIDATION PROCEEDS: As to any Liquidated Mortgage Loan, Liquidation Proceeds net of (i) Liquidation Expenses which are payable therefrom to the related Servicer or the Master Servicer in accordance with the related Servicing Agreement or this Agreement and (ii) unreimbursed advances by the related Servicer or the Master Servicer and Monthly Advances.

         NET MORTGAGE RATE: With respect to each Mortgage Loan, the Mortgage Interest Rate in effect from time to time less the Servicing Fee (expressed as a per annum rate).

         NON-OFFERED CERTIFICATES: The Group I Non-Offered Certificates and Group II Non-Offered Certificates.

         NON-PO PERCENTAGE: With respect to any Group I Mortgage Loan with a Net Mortgage Rate less than 7.00% per annum, a fraction, expressed as a percentage,
(x) the numerator of which is equal to the related Net Mortgage Rate, and (y) the denominator of which is equal to 7.00% per annum. With respect to any other Group I Mortgage Loan, 100%.

         With respect to any Group II Mortgage Loan with a Net Mortgage Rate less than 5.50% per annum, a fraction, expressed as a percentage, (x) the numerator of which is equal to the related Net Mortgage Rate, and (y) the denominator of which is equal to 5.50% per annum. With respect to any other Group II Mortgage Loan, 100%.

         NONRECOVERABLE ADVANCE: With respect to any Mortgage Loan, any advance or Monthly Advance (i) which was previously made or is proposed to be made by the Master Servicer, the Trustee (as successor Master Servicer) or the applicable Servicer and (ii) which, in the good faith judgment of the Master Servicer, the Trustee or the applicable Servicer, will not or, in the case of a proposed advance or Monthly Advance, would not, be ultimately recoverable by the Master Servicer, the Trustee (as successor Master Servicer) or the applicable Servicer from Liquidation Proceeds, Insurance Proceeds or future payments on the Mortgage Loan for which such advance or Monthly Advance was made or is proposed to be made.

         NOTIONAL AMOUNT: The Notional Amount of the Class I-X Certificates, as of any date of determination, is equal to the aggregate Scheduled Principal Balance of the Group I Mortgage Loans with Net Mortgage Rates greater than 8.00% per annum. For federal income tax purposes, however, the Notional Amount of the Class I-X Certificates is an amount equal to the Uncertificated Notional Amount of REMIC III Regular Interest I-X. The Notional Amount of the Class I-XB Certificates, as of any date of determination, is equal to the aggregate Current Principal Amount of the Class I-B-1, Class I-B-2 and Class I-B-3 Certificates. For federal income tax purposes, however, the Notional Amount of the Class I-XB Certificates is the aggregate Uncertificated Principal Balance of REMIC III Regular Interest I-B-1, REMIC III Regular Interest I-B-2 and REMIC III Regular Interest I-B-3. The Notional Amount of the Class II-X Certificates, as of any date of determination, is equal to the aggregate Scheduled Principal Balance of the Group II Mortgage Loans with Net Mortgage Rates greater than 5.50% per annum. For federal income tax purposes, however, the Notional Amount of the Class II-X Certificates is an amount equal to the Uncertificated Notional Amount of REMIC II Regular Interest II-X.

         OFFICER'S CERTIFICATE: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President or Assistant Vice President or other authorized officer of the Master Servicer or the Depositor, as applicable, and delivered to the Trustee, as required by this Agreement.

         OPINION OF COUNSEL: A written opinion of counsel who is or are acceptable to the Trustee or the Master Servicer, as applicable, and who, unless required to be Independent (an "Opinion of Independent Counsel"), may be internal counsel for the Company, the Master Servicer or the Depositor.

         ORIGINAL SUBORDINATE PRINCIPAL BALANCE: The Group I Original Subordinate Principal Balance or Group II Original Subordinate Principal Balance.

         ORIGINAL VALUE: The lesser of (i) the Appraised Value or (ii) the sales price of a Mortgaged Property at the time of origination of a Mortgage Loan, except in instances where either clauses (i) or (ii) is unavailable, the other may be used to determine the Original Value, or if both clauses (i) and (ii) are unavailable, Original Value may be determined from other sources reasonably acceptable to the Depositor.

         OUTSTANDING MORTGAGE LOAN: With respect to any Due Date, a Mortgage Loan which, prior to such Due Date, was not the subject of a Principal Prepayment in full, did not become a Liquidated Mortgage Loan and was not purchased or replaced.

         OUTSTANDING PRINCIPAL BALANCE: As of the time of any determination, the principal balance of a Mortgage Loan remaining to be paid by the Mortgagor, or, in the case of an REO Property, the principal balance of the related Mortgage Loan remaining to be paid by the Mortgagor at the time such property was acquired by the Trust Fund less any Net Liquidation Proceeds with respect thereto to the extent applied to principal.

         PASS-THROUGH RATE: As to each Class of Certificates, the REMIC I Regular Interests, the REMIC II Regular Interests and the REMIC III Regular Interests, the rate of interest determined as provided with respect thereto in
Section 5.01(c). Any monthly calculation of interest at a stated rate shall be based upon annual interest at such rate divided by twelve.

         PAYING AGENT: The Securities Administrator or any successor paying agent appointed hereunder.

         PERMITTED INVESTMENTS: Any one or more of the following obligations or securities held in the name of the Trustee for the benefit of the related Certificateholders:

                  (i) direct obligations of, and obligations the timely payment of which are fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

                  (ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof (including the Trustee, the Securities Administrator or the Master Servicer or its Affiliates acting in its commercial banking capacity) and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term debt rating and/or the long-term unsecured debt obligations of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment have the Applicable Credit Rating or better from each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the Federal Deposit Insurance Corporation;

                  (iii) repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above where the Trustee holds the security therefor;

                  (iv) securities bearing interest or sold at a discount issued by any corporation (including the Trustee, the Securities Administrator or the Master Servicer or its Affiliates) incorporated under the laws of the United States of America or any state thereof that have the Applicable Credit Rating or better from each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as part of the Trust to exceed 10% of the aggregate Outstanding Principal Balances of all the Mortgage Loans and Permitted Investments held as part of the Trust;

                  (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) having the Applicable Credit Rating or better from each Rating Agency at the time of such investment;

                  (vi) a Reinvestment Agreement issued by any bank, insurance company or other corporation or entity;

                  (vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency to the Trustee;

                  (vii) any money market fund (including any such fund managed or advised by the Trustee, Securities Administrator or Master Servicer or any affiliate thereof) which at the date of acquisition of the interest in such fund and throughout the time such interests are held in such fund has the highest applicable long term rating by each Rating Agency or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency; and

                  (viii) any money market or common trust fund having the Applicable Credit Rating or better from each Rating Agency, including any such fund for which the Trustee, the Securities Administrator or Master Servicer or any affiliate of the Trustee, the Securities Administrator or Master Servicer acts as a manager or an advisor; provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such instrument or security is purchased at a price greater than par.

         PERMITTED TRANSFEREE: Any Person other than a Disqualified Organization or an "electing large partnership" (as defined by Section 775 of the Code).

         PERSON: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         PHH MORTGAGE:  PHH Mortgage Corporation, or its successor in interest.

         PHH MORTGAGE SERVICING AGREEMENT: The Mortgage Loan Flow Purchase, Sale and Servicing Agreement, dated as of April 26, 2001, among the Seller, PHH Mortgage and Bishop's Gate Residential Mortgage Trust, attached hereto as Exhibit H-9, and as modified by the related Assignment Agreement.

         PHYSICAL CERTIFICATES: The Residual Certificates and the Non-Offered Certificates.

         PO PERCENTAGE: With respect to any Discount Mortgage Loan in Loan Group I, a fraction expressed as a percentage, (x) the numerator of which is equal to 7.00% minus the related Net Mortgage Rate, and (y) the denominator of which is equal to 7.00% per annum. With respect to any Discount Mortgage Loan in Loan Group II, a fraction expressed as a percentage, (x) the numerator of which is equal to 5.50% minus the related Net Mortgage Rate, and (y) the denominator of which is equal to 5.50% per annum.

         PREPAYMENT CHARGE: With respect to any Mortgage Loan, the charges or premiums, if any, due in connection with a full or partial prepayment of such Mortgage Loan in accordance with the terms thereof.

         PREPAYMENT INTEREST SHORTFALL: With respect to any Distribution Date, the aggregate shortfall, if any, in collections of interest (adjusted to the related Net Mortgage Rates) on Mortgage Loans resulting from (a) prepayments in full received during the related Prepayment Period and (b) the partial prepayments received during the related Prepayment Period to the extent applied prior to the Due Date in the month of the Distribution Date.

         PREPAYMENT PERIOD: With respect to any Distribution Date and the related Servicer, such period as is provided in the related Servicing Agreement.

         PRIMARY MORTGAGE INSURANCE POLICY: Any primary mortgage guaranty insurance policy issued in connection with a Mortgage Loan which provides compensation to a Mortgage Note holder in the event of default by the obligor under such Mortgage Note or the related Security Instrument, if any or any replacement policy therefor through the related Interest Accrual Period for such Class relating to a Distribution Date.

         PRINCIPAL PREPAYMENT: Any payment (whether partial or full) or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date to the extent that it is not accompanied by an amount as to interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment, including Insurance Proceeds and Repurchase Proceeds, but excluding the principal portion of Net Liquidation Proceeds received at the time a Mortgage Loan becomes a Liquidated Mortgage Loan.

         PRINCIPAL ONLY CERTIFICATES: The Class I-PO Certificates and Class II-PO Certificates.

         PROTECTED ACCOUNT: An account established and maintained for the benefit of Holders of the Certificates by each Servicer with respect to the related Mortgage Loans and with respect to REO Property pursuant to the applicable Servicing Agreement.

         QIB: A Qualified Institutional Buyer as defined in Rule 144A promulgated under the Securities Act.

         QUALIFIED INSURER: Any insurance company duly qualified as such under the laws of the state or states in which the related Mortgaged Property or Mortgaged Properties is or are located, duly authorized and licensed in such state or states to transact the type of insurance business in which it is engaged and approved as an insurer by the Master Servicer, so long as the claims paying ability of which is acceptable to the Rating Agencies for pass-through certificates having the same rating as the related Certificates rated by the Rating Agencies as of the Closing Date.

         RATING AGENCIES: With respect to the Group I Certificates, S&P and Moody's and with respect to the Group II Certificates, S&P and Fitch.

         REALIZED LOSS: Any (i) Bankruptcy Loss or (ii) as to any Liquidated Mortgage Loan, (x) the Outstanding Principal Balance of such Liquidated Mortgage Loan plus accrued and unpaid interest thereon at the Mortgage Interest Rate through the last day of the month of such liquidation, less (y) the related Net Liquidation Proceeds with respect to such Mortgage Loan and the related Mortgage Property. In addition, to the extent the Paying Agent receives Subsequent Recoveries with respect to any Mortgage Loan, the amount of the Realized Loss with respect to that Mortgage Loan will be reduced to the extent such recoveries are applied to reduce the Current Principal Amount of any Class of Certificates on any Distribution Date.

         RECORD DATE: With respect to any Distribution Date and any Class of Certificates, the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date.

         REGULATION S: Regulation S promulgated under the Securities Act.

         REGULATION S GLOBAL CERTIFICATES: The Regulation S Temporary Global Certificates and the Regulation S Permanent Global Certificates.

         REGULATION S PERMANENT GLOBAL CERTIFICATES: As defined in Section 5.09
(b) hereof.

         REGULATION S TEMPORARY GLOBAL CERTIFICATES: As defined in Section 5.09(c) hereof.

         RELIEF ACT: The Servicemembers Civil Relief Act, formerly known as the Soldiers' and Sailors' Civil Relief Act of 1940, as amended, or similar state law.

         RELIEF ACT MORTGAGE LOAN: Any Mortgage Loan as to which the Scheduled Payment thereof has been reduced due to the application of the Relief Act.

         REMIC: A real estate mortgage investment conduit, as defined in the Code.

         REMIC I: That group of assets contained in the Trust Fund designated as a REMIC consisting of (i) the Group I Mortgage Loans, (ii) the portion of the Master Servicer Collection Account relating to the Group I Mortgage Loans, (iii) any REO Property relating to the Group I Mortgage Loans, (iv) the rights with respect to the related Servicing Agreement relating to the Group I Mortgage Loans, (v) the rights with respect to any related Assignment Agreement relating to the Group I Mortgage Loans, (vi) the Class I-R Deposit and (vii) any proceeds of the foregoing.

         REMIC I INTERESTS: The REMIC I Regular Interests and the Class I-R-1 Certificates.

         REMIC I REGULAR INTERESTS: REMIC I Regular Interests 1-Sub, 2-Sub, 3-Sub, PO, 1-ZZZ, 2-ZZZ, 3-ZZZ, X, I-R-2 and I-R-3.

         REMIC I SUBORDINATED BALANCE RATIO: The ratio among the Uncertificated Principal Balances of each of the REMIC I Regular Interests ending with the designation "Sub," equal to the ratio among, with respect to each such REMIC I Regular Interest, the excess of (x) the aggregate Scheduled Principal Balance of the Group I Mortgage Loans in the related Subgroup (other than the related PO Percentage of the Scheduled Principal Balance of any such Group I Mortgage Loans) over (y) the aggregate Current Principal Amount of the Group I Senior Certificates (other than the Class I-PO Certificates) in the related Subgroup.

         REMIC II: That group of assets contained in the Trust Fund designated as a REMIC consisting of (i) the Group II Mortgage Loans, (ii) the portion of the Master Servicer Collection Account relating to the Group II Mortgage Loans,
(iii) any REO Property relating to the Mortgage Loans, (iv) the rights with respect to the related Servicing Agreement relating to the Group II Mortgage Loans, (v) the rights with respect to any related Assignment Agreement relating to the Group II Mortgage Loans, (vi) the Class II-R Deposit and (vii) any proceeds of the foregoing.

         REMIC II INTERESTS: The REMIC II Regular Interests and the Class II-R-1 Certificates.

         REMIC II REGULAR INTERESTS: REMIC II Regular Interests II-A-1, II-A-2, II-A-3, II-A-4, II-PO, II-X, II-B-1, II-B-2, II-B-3, II-B-4, II-B-5 and II-B-6.

         REMIC III: That group of assets contained in the Trust Fund designated as a REMIC consisting of the REMIC I Regular Interests.

         REMIC III INTERESTS: The REMIC III Regular Interests and the Class I-R-2 Certificates.

         REMIC III REGULAR INTERESTS: REMIC III Regular Interests I-A-1, I-A-2, I-A-3, I-PO, I-X, I-B-1, I-B-2, I-B-3, I-B-4, I-B-5, I-B-6 and I-R-3.

         REMIC IV: That group of assets contained in the Trust Fund designated as a REMIC consisting of the REMIC II Regular Interests and the REMIC III Regular Interests.

         REMIC IV CERTIFICATES: Each Class of Certificates other than the Class I-R-1, Class I-R-2 and Class II-R-1 Certificates.

         REMIC OPINION: An Opinion of Independent Counsel to the effect that the proposed action described therein would not, under the REMIC Provisions, (i) cause any REMIC to fail to qualify as a REMIC while any regular interest in such REMIC is outstanding, (ii) result in a tax on prohibited transactions with respect to any REMIC or (iii) constitute a taxable contribution to any REMIC after the Startup Day.

         REMIC PROVISIONS: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

         REO PROPERTY: A Mortgaged Property acquired in the name of the Trustee, for the benefit of Certificateholders, by foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

         REPURCHASE PRICE: With respect to any Mortgage Loan (or any property acquired with respect thereto) required to be repurchased by the Seller pursuant to the Mortgage Loan Purchase Agreement or Article II of this Agreement, an amount equal to the sum of (i)(a) 100% of the Outstanding Principal Balance of such Mortgage Loan as of the date of repurchase (or if the related Mortgaged Property was acquired with respect thereto, 100% of the Outstanding Principal Balance at the date of the acquisition), plus (b) accrued but unpaid interest on the Outstanding Principal Balance at the related Mortgage Interest Rate, through and including the last day of the month of repurchase, plus (c) any unreimbursed Monthly Advances and servicing advances payable to the Servicer of the Mortgage Loan or to the Master Servicer and (ii) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any predatory lending laws.

         REPURCHASE PROCEEDS: The Repurchase Price in connection with any repurchase of a Mortgage Loan by the Seller and any cash deposit in connection with the substitution of a Mortgage Loan.

         REQUEST FOR RELEASE: A request for release in the form attached hereto as Exhibit D.

         REQUIRED INSURANCE POLICY: With respect to any Mortgage Loan, any insurance policy which is required to be maintained from time to time under this Agreement with respect to such Mortgage Loan.

         RESIDUAL CERTIFICATES: Any of the Class I-R-1, Class I-R-2, Class I-R-3 and Class II-R-1 Certificates.

         RESPONSIBLE OFFICER: Any officer assigned to the Corporate Trust Office (or any successor thereto), including any Vice President, Assistant Vice President, Trust Officer, any Assistant Secretary, any trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement, and any other officer of the Trustee to whom a matter arising hereunder may be referred.

         RULE 144A CERTIFICATE: The certificate to be furnished by each purchaser of a Non-Offered Certificate (which is also a Physical Certificate) which is a Qualified Institutional Buyer as defined under Rule 144A promulgated under the Securities Act, substantially in the form set forth as Exhibit F-2 hereto.

         S&P: Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and its successors in interest.

         SCHEDULED PAYMENT: With respect to any Mortgage Loan and any month, the scheduled payment or payments of principal and interest due during such month on such Mortgage Loan which either is payable by a Mortgagor in such month under the related Mortgage Note or, in the case of REO Property, would otherwise have been payable under the related Mortgage Note.

         SCHEDULED PRINCIPAL: The principal portion of any Scheduled Payment.

         SCHEDULED PRINCIPAL BALANCE: With respect to any Mortgage Loan on any Distribution Date, (i) the unpaid principal balance of such Mortgage Loan as of the close of business on the related Due Date (i.e., taking account of the principal payment to be made on such Due Date and irrespective of any delinquency in its payment), as specified in the amortization schedule at the time relating thereto (before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding occurring after the Cut-off Date (other than a Deficient Valuation) or any moratorium or similar waiver or grace period) and less (ii) any Principal Prepayments (including the principal portion of Net Liquidation Proceeds) received during or prior to the related Prepayment Period; provided that the Scheduled Principal Balance of a Liquidated Mortgage Loan is zero.

         SECURITIES ACT: The Securities Act of 1933, as amended.

         SECURITIES ADMINISTRATOR: Wells Fargo Bank, N.A., or its successor in interest, or any successor securities administrator appointed as herein provided.

         SECURITIES LEGEND: "THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A") TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A "QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN "INSTITUTIONAL ACCREDITED INVESTOR" WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, SUBJECT TO
(A) THE RECEIPT BY THE TRUSTEE AND THE CERTIFICATE REGISTRAR OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE TRUSTEE AND THE CERTIFICATE REGISTRAR OF SUCH OTHER EVIDENCE ACCEPTABLE TO THE TRUSTEE AND THE CERTIFICATE REGISTRAR THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION. THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED [in the case of a Residual Certificate or a Class I-B-4, Class I-B-5, Class I-B-6, Class II-B-4, Class II-B-5 and Class II-B-6 Certificate] UNLESS THE OPINION OF COUNSEL REQUIRED BY SECTION 5.07 OF THE POOLING AND SERVICING AGREEMENT IS PROVIDED [in the case of the Class I-B-4, Class I-B-5, Class I-B-6, Class II-B-4, Class II-B-5 and Class II-B-6 Certificate] UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION EXEMPTION ("PTE") 84-14, PTE 91-38, PTE 90-1, PTE 95-60 OR PTE 96-23 AND (II)
WILL NOT GIVE RISE TO ANY ADDITIONAL FIDUCIARY DUTIES ON THE PART OF THE DEPOSITOR, THE SECURITIES ADMINISTRATOR, THE MASTER SERVICER, ANY SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE AND WILL BE EVIDENCED BY A REPRESENTATION OR AN OPINION OF COUNSEL TO SUCH EFFECT BY OR ON BEHALF OF AN INSTITUTIONAL ACCREDITED INVESTOR."

         SECURITY AGREEMENT: With respect to a Cooperative Loan, the agreement creating a security interest in favor of the originator in the related Cooperative Stock.

         SECURITY INSTRUMENT: A written instrument creating a valid first lien on a Mortgaged Property securing a Mortgage Note, which may be any applicable form of mortgage, deed of trust, deed to secure debt or security deed, including any riders or addenda thereto.

         SELLER: EMC Mortgage Corporation, as mortgage loan seller under the Mortgage Loan Purchase Agreement.

         SENIOR CERTIFICATES: The Group I Senior Certificates and Group II Senior Certificates.

         SERVICER: With respect to each Mortgage Loan, CitiMortgage, EMC, Fifth Third, GMAC, GreenPoint, JPMorgan Chase, National City, Navy Federal, PHH Mortgage, SunTrust, WAMU and Wells Fargo.

         SERVICER REMITTANCE DATE: With respect to each Mortgage Loan, the date set forth in the Servicing Agreement.

         SERVICING AGREEMENTS: The CitiMortgage Servicing Agreement, EMC Servicing Agreement, Fifth Third Servicing Agreement, GMAC Servicing Agreement, GreenPoint Servicing Agreement, JPMorgan Chase Servicing Agreement, National City Servicing Agreement, Navy Federal Servicing Agreement, PHH Mortgage Servicing Agreement, SunTrust Servicing Agreement, WAMU Servicing Agreement and Wells Fargo Servicing Agreement.

         SERVICING FEE: As to any Mortgage Loan and Distribution Date, an amount equal to the product of (i) the Scheduled Principal Balance of such Mortgage Loan as of the Due Date in the preceding calendar month and (ii) the applicable Servicing Fee Rate.

         SERVICING FEE RATE: As to any Mortgage Loan, a per annum rate as set forth in the Mortgage Loan Schedule.

         SHIFT PERCENTAGE: On any Distribution Date occurring during the periods set forth below will be as follows:


                PERIOD (DATES INCLUSIVE)                        SHIFT PERCENTAGE
--------------------------------------------------------        ----------------
January 25, 2006 - December 25, 2010....................                 0%
January 25, 2011 - December 25, 2011....................                30%
January 25, 2012 - December 25, 2012....................                40%
January 25, 2013 - December 25, 2013....................                60%
January 25, 2014 - December 25, 2014....................                80%
January 25, 2015 and thereafter.........................               100%


         SPECIAL HAZARD LOSS: With respect to any Mortgage Loan, a Realized Loss attributable to damage or a direct physical loss suffered by a Mortgaged Property (including any Realized Loss due to the presence or suspected presence of hazardous wastes or substances on a Mortgaged Property) other than any such damage or loss covered by a hazard policy or a flood insurance policy required to be maintained in respect of such Mortgaged Property under this Agreement or any loss due to normal wear and tear or certain other causes.

         SPECIAL HAZARD LOSS AMOUNT: Group I Special Hazard Loss Amount or Group II Special Hazard Loss Amount.

         SPECIAL HAZARD TERMINATION DATE: Group I Special Hazard Termination Date or Group II Special Hazard Termination Date.

         STARTUP DAY: December 29, 2005.

         SUBGROUP: Any of Subgroup I-1, Subgroup I-2 and Subgroup I-3.

         SUBGROUP I-1: All of the Group I Mortgage Loans with a Net Mortgage Rate of less than or equal to 7.00% per annum plus the Subgroup I-1 Fraction of the principal balance of any Group I Mortgage Loan with a Net Mortgage Rate of greater than 7.00% per annum and less than 7.50% per annum.

         SUBGROUP I-1 CERTIFICATES: The Class I-A-1 Certificates and Class I-PO Certificates.

         SUBGROUP I-1 FRACTION: With respect to any Group I Mortgage Loan with a Net Mortgage Rate of greater than 7.00% per annum and less than 7.50% per annum, a fraction, (x) the numerator of which is equal to 7.50% per annum minus the Net Mortgage Rate of such Group I Mortgage Loan, and (y) the denominator of which is equal to 0.50%.

         SUBGROUP I-2: All of the Group I Mortgage Loans with a Net Mortgage Rate of 7.50% per annum plus the Subgroup I-2A Fraction of the principal balance of any Group I Mortgage Loan with a Net Mortgage Rate of greater than 7.00% per annum and less than 7.50% per annum and the Subgroup I-2B Fraction of the principal balance of any Group I Mortgage Loan with a Net Mortgage Rate greater than 7.50% per annum and less than 8.00% per annum.

         SUBGROUP I-2 CERTIFICATES: The Class I-A-2 Certificates.

         SUBGROUP I-2A FRACTION: With respect to any Group I Mortgage Loan with a Net Mortgage Rate of greater than 7.00% per annum and less than 7.50% per annum, a fraction, (x) the numerator of which is equal to Net Mortgage Rate minus 7.00% per annum of such Group I Mortgage Loan, and (y) the denominator of which is equal to 0.50%.

         SUBGROUP I-2B FRACTION: With respect to any Group I Mortgage Loan with a Net Mortgage Rate of greater than 7.50% per annum and less than 8.00% per annum, a fraction, (x) the numerator of which is equal to 8.00% per annum minus the Net Mortgage Rate of such Group I Mortgage Loan, and (y) the denominator of which is equal to 0.50%.

         SUBGROUP I-3: All of the Group I Mortgage Loans with a Net Mortgage Rate of greater than or equal to 8.00% per annum, plus the Subgroup I-3 Fraction of the principal balance of any Group I Mortgage Loans with a Net Mortgage Rate greater than 7.50% per annum and less than 8.00% per annum.

         SUBGROUP I-3 CERTIFICATES: The Class I-A-3 Certificates.

         SUBGROUP I-3 FRACTION: With respect to any Group I Mortgage Loan with a Net Mortgage Rate of greater than 7.50% per annum and less than 8.00% per annum, a fraction, (x) the numerator of which is equal to the Net Mortgage Rate of such Group I Mortgage Loans minus 7.50% per annum, and (y) the denominator of which is equal to 0.50%.

         SUBGROUP PRINCIPAL DISTRIBUTION AMOUNT: With respect to each of Subgroup I-1, Subgroup I-2 and Subgroup I-3 Certificates and each Distribution Date will be an amount equal to the sum of the following (but in no event greater than the aggregate Current Principal Amount of each of the Subgroup I-1, Subgroup I-2 and Subgroup I-3 Certificates, as applicable, immediately prior to such Distribution Date):

                  (1) the applicable Subgroup Senior Percentage of the related Non-PO Percentage of the principal portion of all Scheduled Payments due on the Mortgage Loans in the related Subgroup on the related Due Date, as specified in the amortization schedule at the time applicable thereto (after adjustment for previous Principal Prepayments but before any adjustments to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

                  (2) the applicable Subgroup Senior Prepayment Percentage of the related Non-PO Percentage of the Scheduled Principal Balance of each Mortgage Loan in the related Subgroup which was the subject of a Principal Prepayment in full received by the Master Servicer during the applicable Prepayment Period;

                  (3) the applicable Subgroup Senior Prepayment Percentage of the related Non-PO Percentage of all Principal Prepayments in part received by the Master Servicer prepayments during the applicable Prepayment Period with respect to each Mortgage Loan in the related Subgroup;

                  (4) the lesser of (a) the applicable Subgroup Senior Prepayment Percentage of the related Non-PO Percentage of the sum of
         (i) all Net Liquidation Proceeds allocable to principal received in respect of each Mortgage Loan in the related Subgroup which became a Liquidated Mortgage Loan during the related Prepayment Period (other than Mortgage Loans described in the immediately following clause (ii)) and all Subsequent Recoveries received in respect of each Liquidated Mortgage Loan in the related Subgroup during the related Due Period and
         (ii) the Scheduled Principal Balance of each such Mortgage Loan in the related Subgroup purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related Primary Mortgage Insurance Policy, if any, or otherwise; and (b) the applicable Subgroup Senior Percentage of the related Non-PO Percentage of the sum of (i) the Scheduled Principal Balance of each Mortgage Loan in the related Subgroup which became a Liquidated Mortgage Loan during the related Prepayment Period (other than the Mortgage Loans described in the immediately following clause (ii)) and all Subsequent Recoveries received in respect of each Liquidated Mortgage Loan in the related Subgroup during the related Due Period and (ii) the Scheduled Principal Balance of each such Mortgage Loan in the related Subgroup that was purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related Primary Mortgage Insurance Policy, if any or otherwise; and

                  (5) the applicable Subgroup Senior Prepayment Percentage of the related Non-PO Percentage of the sum of (a) the Scheduled Principal Balance of each Mortgage Loan in the related Subgroup which was repurchased by the Issuer in connection with such Distribution Date and
         (b) the excess, if any, of the Scheduled Principal Balance of each Mortgage Loan in the related Subgroup that has been replaced by the Issuer with a substitute Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement in connection with such Distribution Date over the Scheduled Principal Balance of each such substitute Mortgage Loan.

         SUBGROUP SENIOR PERCENTAGE: With respect to each Subgroup, the lesser of (a) 100% and (b) the percentage (carried to six places rounded up) obtained by dividing the aggregate Current Principal Amount of the Senior Certificates of such Subgroup (other than any Class I-PO Certificates), immediately prior to such Distribution Date, by the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Subgroup (other than the related PO Percentage thereof with respect to the related Discount Mortgage Loans) as of the beginning of the related Due Period. The initial Subgroup Senior Percentage for the Group I Senior Certificates will be approximately 93.42% per annum for Subgroup I-1, 93.42% per annum for Subgroup I-2 and 93.43% per annum for Subgroup I-3.

         SUBGROUP SENIOR PREPAYMENT PERCENTAGE: The Subgroup Senior Prepayment Percentage for the Subgroup I-1, Subgroup I-2 and Subgroup I-3 Certificates, on any Distribution Date occurring during the periods set forth below will be as follows:

PERIOD (DATES INCLUSIVE)                   SUBGROUP SENIOR PREPAYMENT PERCENTAGE
------------------------                   -------------------------------------

January 25, 2006 - December 25, 2010       100%

January 25, 2011 - December 25, 2011       Subgroup Senior Percentage for the
                                           related Subgroup Certificates plus
                                           70% of the related Subgroup
                                           Subordinate Percentage.

January 25, 2012 - December 25, 2012       Subgroup Senior Percentage for the
                                           related Subgroup Certificates plus
                                           60% of the related Subgroup
                                           Subordinate Percentage.

January 25, 2013 - December 25, 2013       Subgroup Senior Percentage for the
                                           related Subgroup Certificates plus
                                           40% of the related Subgroup
                                           Subordinate Percentage.

January 25, 2014 - December 25, 2014       Subgroup Senior Percentage for the
                                           related Subgroup Certificates plus
                                           20% of the related Subgroup
                                           Subordinate Percentage.

January 25, 2015 and thereafter            Subgroup Senior Percentage for the
                                           related Subgroup Certificates.

         Any scheduled reduction to the Subgroup Senior Prepayment Percentage for the Subgroup I-1, Subgroup I-2 and Subgroup I-3 Certificates shall not be made as of any Distribution Date unless, as of the last day of the month preceding such Distribution Date (1) the aggregate Scheduled Principal Balance of the Group I Mortgage Loans delinquent 60 days or more (including for this purpose any such Group I Mortgage Loans in foreclosure and such Group I Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust) averaged over the last six months, as a percentage of the aggregate Current Principal Amount of the Group I Subordinate Certificates does not exceed 50% and (2) cumulative Realized Losses on the Group I Mortgage Loans do not exceed (a) 30% of the aggregate Current Principal Amount of the Group I Original Subordinate Principal Balance if such Distribution Date occurs between and including January 2011 and December 2011, (b) 35% of the Group I Original Subordinate Principal Balance if such Distribution Date occurs between and including January 2012 and December 2012, (c) 40% of the Group I Original Subordinate Principal Balance if such Distribution Date occurs between and including January 2013 and December 2013, (d) 45% of the Group I Original Subordinate Principal Balance if such Distribution Date occurs between and including January 2014 and December 2014, and (e) 50% of the Group I Original Subordinate Principal Balance if such Distribution Date occurs during or after January 2015.

         Notwithstanding the foregoing, if on any Distribution Date, the percentage for Subgroup I-1, Subgroup I-2 or Subgroup I-3, the numerator of which is the aggregate Current Principal Amount of the Senior Certificates of such Subgroup immediately preceding such Distribution Date, and the denominator of which is the Scheduled Principal Balance of the Mortgage Loans in such Subgroup (other than the related PO Percentage thereof with respect to the related Discount Mortgage Loans) as of the beginning of the related Due Period, exceeds such percentage as of the Cut-off Date, then the Subgroup Senior Prepayment Percentage with respect to the Group I Senior Certificates of each Subgroup for such Distribution Date will equal 100%.

         SUBGROUP SUBORDINATE PERCENTAGE: As of any distribution date, 100% minus the related Subgroup Senior Percentage. The initial Subgroup Subordinate Percentage for the Group I Senior Certificates will be approximately 6.58% per annum for Subgroup I-1, 6.58% per annum for Subgroup I-2 and 6.57% per annum for Subgroup I-3.

         SUBORDINATE CERTIFICATES: The Group I Subordinate Certificates and Group II Subordinate Certificates.

         SUBORDINATE CERTIFICATE WRITEDOWN AMOUNT: Group I Subordinate Certificate Writedown Amount or Group II Subordinate Certificate Writedown Amount.

         SUBORDINATE OPTIMAL PRINCIPAL AMOUNT: Group I Subordinate Optimal Principal Amount or Group II Subordinate Optimal Principal Amount.

         SUBORDINATE PERCENTAGE: Group I Subordinate Percentage or Group I Subordinate Percentage.

         SUBORDINATE PREPAYMENT PERCENTAGE: Group I Subordinate Prepayment Percentage or Group II Subordinate Prepayment Percentage.

         SUBSEQUENT RECOVERIES: As of any Distribution Date, amounts received by the related Servicer during the related Due Period or surplus amounts held by the related Servicer to cover estimated expenses (including, but not limited to, recoveries in respect of the representations and warranties made by the Seller pursuant to the Mortgage Loan Purchase Agreement) specifically related to a Liquidated Mortgage Loan or disposition of an REO Property prior to the related Prepayment Period that resulted in a Realized Loss, after the liquidation or disposition of such Mortgage Loan.

         SUBSTITUTE MORTGAGE LOAN: A Mortgage Loan tendered to the Trustee pursuant to the Servicing Agreement, the Mortgage Loan Purchase Agreement or
Section 2.04 of this Agreement, as applicable, in each case, (i) which has an Outstanding Principal Balance not greater nor materially less than the Mortgage Loan for which it is to be substituted; (ii) which has a Mortgage Interest Rate and Net Mortgage Rate not less than, and not materially greater than, such Mortgage Loan; (iii) which has a maturity date not materially earlier or later than such Mortgage Loan and not later than the latest maturity date of any Mortgage Loan; (iv) which is of the same property type and occupancy type as such Mortgage Loan; (v) which has a Loan-to-Value Ratio not greater than the Loan-to-Value Ratio of such Mortgage Loan; (vi) which is current in payment of principal and interest as of the date of substitution; and (vii) as to which the payment terms do not vary in any material respect from the payment terms of the Mortgage Loan for which it is to be substituted.

         SUNTRUST:  SunTrust Mortgage, Inc., or its successor in interest.

         SUNTRUST SERVICING AGREEMENT: The Purchase, Warranties and Servicing Agreement, dated as of January 1, 2002, between the Seller and SunTrust, attached hereto as Exhibit H-10, and as modified by the related Assignment Agreement.

         TAX ADMINISTRATION AND TAX MATTERS PERSON: The Securities Administrator or any successor thereto or assignee thereof shall serve as tax administrator hereunder and as agent for the Tax Matters Person. The Holder of each Class of Residual Certificates shall be the Tax Matters Person for the related REMIC, as more particularly set forth in Section 9.12 hereof.

         TERMINATION PURCHASE PRICE: The price, calculated as set forth in
Section 10.01, to be paid in connection with the repurchase of the Mortgage Loans pursuant to Section 10.01.

         TRUST FUND: The corpus of the trust created by this Agreement, consisting of the Mortgage Loans and the other assets described in Section 2.01(a).

         TRUSTEE: U.S. Bank National Association or its successor in interest, or any successor trustee appointed as herein provided.

         UNCERTIFICATED NOTIONAL AMOUNT: With respect to REMIC I Regular Interest X, the aggregate Scheduled Principal Balance of the Group I Mortgage Loans with Net Mortgage Rates greater than 8.00% per annum. With respect to REMIC II Regular Interest II-X, the aggregate Scheduled Principal Balance of the Group II Mortgage Loans with Net Mortgage Rates greater than 5.50% per annum. With respect to REMIC III Regular Interest I-X, an amount equal to the Uncertificated Notional Amount of REMIC I Regular Interest X.

         UNCERTIFICATED PRINCIPAL BALANCE: With respect to any REMIC I Regular Interest (other than REMIC I Regular Interest X), any REMIC II Regular Interest (other than REMIC II Regular Interest II-X) or any REMIC III Regular Interest (other than REMIC III Regular Interest I-X) as of any Distribution Date, the initial principal amount of such regular interest, reduced by (i) all amounts distributed on previous Distribution Dates on such regular interest with respect to principal and (ii) the principal portion of all Realized Losses allocated prior to such Distribution Date to such regular interest, taking account of the Group I Loss Allocation Limit or Group II Loss Allocation Limit, as applicable.

         UNINSURED CAUSE: Any cause of damage to a Mortgaged Property or related REO Property such that the complete restoration of such Mortgaged Property or related REO Property is not fully reimbursable by the hazard insurance policies required to be maintained pursuant the Servicing Agreement, without regard to whether or not such policy is maintained.

         UNITED STATES PERSON: A citizen or resident of the United States, a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of, the United States or any state thereof or the District of Columbia (except, in the case of a partnership, to the extent provided in Treasury regulations), provided that, for purposes solely of the Residual Certificates, no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States Person unless all Persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are United States Persons, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more such United States Persons have the authority to control all substantial decisions of the trust. To the extent prescribed in regulations by the Secretary of the Treasury, which have not yet been issued, a trust which was in existence on August 20, 1996 (other than a trust treated as owned by the grantor under subpart E of part I of subchapter J of chapter 1 of the Code) and which was treated as a United States Person on August 20, 1996 may elect to continue to be treated as a United States Person notwithstanding the previous sentence.

         WAMU:  Washington Mutual Bank, or its successor in interest.

         WAMU SERVICING AGREEMENT: The Servicing Agreement, dated as of April 1, 2005, between the Seller and Washington Mutual, attached hereto as Exhibit H-11, and as modified by the related Assignment Agreement.

         WELLS FARGO:  Wells Fargo Bank, N.A., or its successor in interest.

         WELLS FARGO SERVICING AGREEMENT: The Amended and Restated Master Seller's Warranties and Servicing Agreement, dated as of November 1, 2005, between the Seller and Wells Fargo, attached hereto as Exhibit H-12, and as modified by the related Assignment Agreement.

                                   ARTICLE II
                          Conveyance of Mortgage Loans;
                        Original Issuance of Certificates

         Section 2.01 CONVEYANCE OF MORTGAGE LOANS TO TRUSTEE.

         (a) The Depositor concurrently with the execution and delivery of this Agreement, sells, transfers and assigns to each Trust without recourse all its right, title and interest in and to (i) the Mortgage Loans identified in the Mortgage Loan Schedule, including all interest and principal due with respect to the Mortgage Loans after the Cut-off Date, but excluding any payments of principal and interest due on or prior to the Cut-off Date; (ii) such assets as shall from time to time be credited or are required by the terms of this Agreement to be credited to the Master Servicer Collection Account, (iii) such assets relating to the Mortgage Loans as from time to time may be held by the Servicers in the Protected Accounts, the Master Servicer in the Master Servicer Collection Account and the Paying Agent in the Distribution Account, (iv) any REO Property, (v) the Required Insurance Policies and any amounts paid or payable by the insurer under any Insurance Policy (to the extent the mortgagee has a claim thereto), (vi) the Mortgage Loan Purchase Agreement to the extent provided in Subsection 2.03(a), (vii) the rights with respect to the Servicing Agreements as assigned to the Trustee on behalf of the related Certificateholders by the Assignment Agreements and (viii) all proceeds of the foregoing. Although it is the intent of the parties to this Agreement that the conveyance of the Depositor's right, title and interest in and to the Mortgage Loans and other assets in the Trust Funds pursuant to this Agreement shall constitute a purchase and sale and not a loan, in the event that such conveyance is deemed to be a loan, it is the intent of the parties to this Agreement that the Depositor shall be deemed to have granted to the Trustee a first priority perfected security interest in all of the Depositor's right, title and interest in, to and under the Mortgage Loans and other assets in the Trust Fund, and that this Agreement shall constitute a security agreement under applicable law. Moreover, if for any other reason this Agreement is held or deemed to create a security interest in the Mortgage Loans and the other assets constituting the Trust Funds, then it is intended as follows: (a) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the Uniform Commercial Code; (b) the conveyance provided for in this Section shall be deemed to be a grant by the Depositor to the Trustee of a security interest in all of the Depositor's right, title and interest in and to the Mortgage Loans and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts from time to time held or invested in the Distribution Account, whether in the form of cash, instruments, securities or other property;
(c) the possession by the Trustee or its agent of the Mortgage Loans and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-305 of the Uniform Commercial Code; (d) the Securities Administrator shall be deemed to be the "securities intermediary," as such term is defined in Section 8-102(a)(14)(ii) of the New York Uniform Commercial Code, that in the ordinary course of its business maintains "securities accounts" for others, as such term is used in Section 8-501 of the New York Uniform Commercial Code; (e) the "securities intermediary's jurisdiction" as defined in the New York Uniform Commercial Code shall be the State of New York; (f) the Securities Administrator is not a "clearing corporation", as such term is defined in Section 8-102(a)(5) of the New York Uniform Commercial Code and (g) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed to be notifications to or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. The Depositor, the Seller and the Trustee agree that it is not intended that any Mortgage Loan be conveyed to the Trust that is either (i) a "High-Cost Home Loan" as defined in the New Jersey Home Ownership Act effective November 27, 2003, (ii) a "High-Cost Home Loan" as defined in the New Mexico Home Loan Protection Act effective January 1, 2004
(iii) a "High Cost Home Mortgage Loan" as defined in the Massachusetts Predatory Home Loan Practices Act effective November 7, 2004 or (iv) a "High-Cost Home Loan" as defined by the Indiana High Cost Home Loan Law effective Jan 1, 2005.

         (b) In connection with the above transfer and assignment, the Depositor hereby delivers to the Custodian, as agent for the Trustee, with respect to each Mortgage Loan (other than a Cooperative Loan):

                  (i) the original Mortgage Note, endorsed without recourse (a) to the order of the Trustee or (b) in the case of a Mortgage Loan registered on the MERS system, endorsed in blank, in either case showing an unbroken chain of endorsements from the originator thereof to the Person endorsing it to the Trustee, or lost note affidavit together with a copy of the related Mortgage Note;

                  (ii) the original Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Mortgage Loan is a MOM Loan, which shall have been recorded (or if the original is not available, a copy), with evidence of such recording indicated thereon (or if clause (w) in the proviso below applies, shall be in recordable form);

                  (iii) unless the Mortgage Loan is a MOM Loan, a certified copy of the assignment (which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to "U.S. Bank National Association, as Trustee", with evidence of recording with respect to each Mortgage Loan in the name of the Trustee thereon (or if clause (w) in the proviso below applies or for Mortgage Loans with respect to which the related Mortgaged Property is located in a state other than Maryland or an Opinion of Counsel has been provided as set forth in this Section 2.01(b), shall be in recordable form);

                  (iv) all intervening assignments of the Security Instrument, if applicable and only to the extent available to the Depositor with evidence of recording thereon;

                  (v) the original or a copy of the policy or certificate of primary mortgage guaranty insurance, to the extent available, if any;

                  (vi) the original policy of title insurance or mortgagee's certificate of title insurance or commitment or binder for title insurance; and

                  (vii) originals of all modification agreements, if applicable and available.

and (II) with respect to each Cooperative Loan so assigned:

                  (i) The original Mortgage Note, endorsed without recourse to the order of the Trustee and showing an unbroken chain of endorsements from the originator thereof to the Person endorsing it to the Trustee, or lost note affidavit, together with a copy of the related Mortgage Note;

                  (ii) A counterpart of the Cooperative Lease and the Assignment of Proprietary Lease to the originator of the Cooperative Loan with intervening assignments showing an unbroken chain of title from such originator to the Trustee;

                  (iii) The related Cooperative Stock Certificate, representing the related Cooperative Stock pledged with respect to such Cooperative Loan, together with an undated stock power (or other similar instrument) executed in blank;

                  (iv) The original recognition agreement by the Cooperative of the interests of the mortgagee with respect to the related Cooperative Loan and any transfer documents related to the recognition agreement;

                  (v) The Security Agreement;

                  (vi) Copies of the original UCC-1 financing statement, and any continuation statements, filed by the originator of such Cooperative Loan as secured party, each with evidence of recording thereof, evidencing the interest of the originator under the Security Agreement and the Assignment of Proprietary Lease;

                  (vii) Copies of the filed UCC-3 assignments of the security interest referenced in clause (vi) above showing an unbroken chain of title from the originator to the Trustee, each with evidence of recording thereof, evidencing the interest of the originator under the Security Agreement and the Assignment of Proprietary Lease;

                  (viii) An executed assignment of the interest of the originator in the Security Agreement and Assignment of Proprietary Lease, showing an unbroken chain of title from the originator to the Trustee; and

                  (ix) The original of each modification, assumption agreement or preferred loan agreement, if any, relating to such Cooperative Loan; PROVIDED, HOWEVER, that in lieu of the foregoing, the Depositor may deliver to the Custodian, as agent of the Trustee, the following documents, under the circumstances set forth below: (w) in lieu of the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Depositor in time to permit their delivery as specified above, the Depositor may deliver a true copy thereof with a certification by the Depositor, on the face of such copy, substantially as follows: "Certified to be a true and correct copy of the original, which has been transmitted for recording"; (x) in lieu of the Security Instrument, assignment to the Trustee or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents (as evidenced by a certification from the Depositor to such effect) the Depositor may deliver photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; (y) in lieu of the Mortgage Notes relating to the Mortgage Loans identified on Exhibit 5 to the Mortgage Loan Purchase Agreement, the Depositor may deliver lost note affidavits from the Seller; and (z) the Depositor shall not be required to deliver intervening assignments or Mortgage Note endorsements between the related underlying originator or underlying Seller and the Seller, between the Seller and the Depositor, and between the Depositor and the Trustee; and provided, further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Depositor, in lieu of delivering the above documents, may deliver to the Trustee or the Custodian, as its agent, a certification to such effect and shall deposit all amounts paid in respect of such Mortgage Loans in the Master Servicer Collection Account on the Closing Date. The Depositor shall deliver such original documents (including any original documents as to which certified copies had previously been delivered) to the Trustee or the Custodian, as its agent, promptly after they are received. The Depositor shall cause the Seller, at its expense, to cause each assignment of the Security Instrument to the Trustee to be recorded not later than 180 days after the Closing Date, unless (a) such recordation is not required by the Rating Agencies or an Opinion of Counsel addressed to the Trustee has been provided to the Trustee (with a copy to the Custodian) which states that recordation of such Security Instrument is not required to protect the interests of the related Certificateholders in the related Mortgage Loans or (b) MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as the mortgagee of record solely as nominee for the Seller and its successor and assigns; provided, however, notwithstanding the foregoing, each assignment shall be submitted for recording by the Seller in the manner described above, at no expense to the Trust or the Trustee or the Custodian, as its agent, upon the earliest to occur of: (i) reasonable direction by the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the Trust Fund, (ii) the occurrence of an Event of Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Seller and (iv) the occurrence of a servicing transfer as described in Section 8.02 hereof. Notwithstanding the foregoing, if the Seller fails to pay the cost of recording the assignments, such expense will be paid by the Trustee and the Trustee shall be reimbursed for such expenses by the Trust in accordance with Section 9.05.

         Section 2.02 ACCEPTANCE OF MORTGAGE LOANS AND UNDERLYING CERTIFICATES BY TRUSTEE.

         (a) The Trustee acknowledges the sale, transfer and assignment of the Trust Funds to it by the Depositor and receipt of, subject to further review and the exceptions which may be noted pursuant to the procedures described below, and declares that it holds, the documents (or certified copies thereof) delivered to the Custodian, as its agent, pursuant to Section 2.01(b), and declares that it will continue to hold those documents and any amendments, replacements or supplements thereto and all other assets of the Trust Funds delivered to it as Trustee in trust for the use and benefit of all present and future Holders of the related Certificates. On the Closing Date, the Custodian, with respect to the Mortgage Loans, shall acknowledge with respect to each Mortgage Loan by delivery to the Depositor and the Trustee of an Initial Certification receipt of the Mortgage File, but without review of such Mortgage File, except to the extent necessary to confirm that such Mortgage File contains the related Mortgage Note or lost note affidavit. No later than 90 days after the Closing Date (or, with respect to any Substitute Mortgage Loan, within five Business Days after the receipt by the Trustee or Custodian thereof), the Trustee agrees, for the benefit of the related Certificateholders, to review or cause to be reviewed by the Custodian on its behalf (under the Custodial Agreement), each Mortgage File delivered to it and to execute and deliver, or cause to be executed and delivered, to the Depositor and the Trustee an Interim Certification. In conducting such review, the Trustee or Custodian will ascertain whether all required documents have been executed and received, and based on the Mortgage Loan Schedule, whether those documents relate, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans it has received, as identified in the Mortgage Loan Schedule. In performing any such review, the Trustee or the Custodian, as its agent, may conclusively rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon. If the Trustee or the Custodian, as its agent, finds any document constituting part of the Mortgage File has not been executed or received, or to be unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in Exhibit B or to appear defective on its face (a "Material Defect"), the Trustee or the Custodian, as its agent, shall promptly notify the Seller. In accordance with the Mortgage Loan Purchase Agreement, the Seller shall correct or cure any such defect within ninety (90) days from the date of notice from the Trustee or the Custodian, as its agent, of the defect and if the Seller fails to correct or cure the defect within such period, and such defect materially and adversely affects the interests of the related Certificateholders in the related Mortgage Loan, the Trustee shall enforce the Seller's obligation under the Mortgage Loan Purchase Agreement to, within 90 days from the Trustee's or the Custodian's notification, provide a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase such Mortgage Loan at the Repurchase Price; provided that, if such defect would cause the Mortgage Loan to be other than a "qualified mortgage" as defined in Section 860G(a)(3) of the Code, any such cure or repurchase must occur within 90 days from the date such breach was discovered; provided, however, that if such defect relates solely to the inability of the Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy have not been returned by the applicable jurisdiction, the Seller shall not be required to purchase such Mortgage Loan if the Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the Custodian, as its agent, shall be effected by the Seller within thirty days of its receipt of the original recorded document.
         (b) No later than 180 days after the Closing Date, the Trustee or the Custodian, as its agent, will review, for the benefit of the Certificateholders, the Mortgage Files delivered to it and will execute and deliver or cause to be executed and delivered to the Depositor and the Trustee a Final Certification. In conducting such review, the Trustee or the Custodian, as its agent, will ascertain whether an original of each document required to be recorded has been returned from the recording office with evidence of recording thereon or a certified copy has been obtained from the recording office. If the Trustee or the Custodian, as its agent, finds a Material Defect, the Trustee or the Custodian, as its agent, shall promptly notify the Seller (provided, however, that with respect to those documents described in subsections (b)(I)(iv), (v), and (vii) of Section 2.01 and subsection (b)(II)(ix) of Section 2.01, the Trustee's and Custodian's obligations shall extend only to the documents actually delivered to the Custodian pursuant to such subsections). In accordance with the Mortgage Loan Purchase Agreement, the Seller shall correct or cure any such defect within 90 days from the date of notice from the Trustee or the Custodian, as its agent, of the Material Defect and if the Seller is unable to cure such defect within such period, and if such defect materially and adversely affects the interests of the related Certificateholders in the related Mortgage Loan, the Trustee shall enforce the Seller's obligation under the Mortgage Loan Purchase Agreement to, within 90 days from the Trustee's or Custodian's notification, provide a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase such Mortgage Loan at the Repurchase Price, provided that, if such defect would cause the Mortgage Loan to be other than a "qualified mortgage" as defined in Section 860G(a)(3) of the Code, any such cure, repurchase or substitution must occur within 90 days from the date such breach was discovered, provided, however, that if such defect relates solely to the inability of the Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy, because the originals of such documents or a certified copy, have not been returned by the applicable jurisdiction, the Seller shall not be required to purchase such Mortgage Loan, if the Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the Custodian, as its agent, shall be effected by the Seller within thirty days of its receipt of the original recorded document.

         (c) In the event that a Mortgage Loan is purchased by the Seller in accordance with Subsections 2.02(a) or (b) above, the Seller shall remit to the Master Servicer the Repurchase Price for deposit in the Master Servicer Collection Account and the Seller shall provide to the Securities Administrator and the Trustee written notification detailing the components of the Repurchase Price. Upon deposit of the Repurchase Price in the Master Servicer Collection Account, the Depositor shall notify the Trustee and the Custodian, as agent of the Trustee (upon receipt of a Request for Release in the form of Exhibit D attached hereto with respect to such Mortgage Loan), shall release to the Seller the related Mortgage File and the Trustee shall execute and deliver all instruments of transfer or assignment, without recourse, representation or warranty, furnished to it by the Seller, as are necessary to vest in the Seller title to and rights under the Mortgage Loan. Such purchase shall be deemed to have occurred on the date on which the Repurchase Price in immediately available funds is received by the Paying Agent. The Master Servicer shall amend the Mortgage Loan Schedule, which was previously delivered to it by the Depositor in a form agreed to between the Depositor, the Master Servicer and the Trustee, to reflect such repurchase and shall promptly notify the Rating Agencies and the Securities Administrator of such amendment. The obligation of the Seller to repurchase or substitute for any Mortgage Loan a Substitute Mortgage Loan as to which such a defect in a constituent document exists shall be the sole remedy respecting such defect available to the related Certificateholders or to the Trustee on their behalf.

         Section 2.03 ASSIGNMENT OF INTEREST IN THE MORTGAGE LOAN PURCHASE AGREEMENT.

         (a) The Depositor hereby assigns to the Trustee, on behalf of the Certificateholders of the Certificates, all of its right, title and interest in the Mortgage Loan Purchase Agreement, including but not limited to the Depositor's rights and obligations pursuant to the Servicing Agreements (noting that the Seller has retained the right in the event of breach of the representations, warranties and covenants, if any, with respect to the related Mortgage Loans of the related Servicer under the related Servicing Agreement to enforce the provisions thereof and to seek all or any available remedies). The obligations of the Seller to substitute or repurchase, as applicable, a Mortgage Loan shall be the Trustee's and the related Certificateholders' sole remedy for any breach thereof. At the request of the Trustee, the Depositor shall take such actions as may be necessary to enforce the above right, title and interest on behalf of the Trustee, the related Certificateholders of the Certificates shall execute such further documents as the Trustee may reasonably require in order to enable the Trustee to carry out such enforcement.

         (b) If the Depositor, the Securities Administrator or the Trustee discovers a breach of any of the representations and warranties set forth in the Mortgage Loan Purchase Agreement, which breach materially and adversely affects the value of the interests of related Certificateholders or the Trustee in the related Mortgage Loan, the party discovering the breach shall give prompt written notice of the breach to the other parties. The Seller, within 90 days of its discovery or receipt of notice that such breach has occurred (whichever occurs earlier), shall cure the breach in all material respects or, subject to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, shall purchase the Mortgage Loan or any property acquired with respect thereto from the Trustee; provided, however, that if there is a breach of any representation set forth in the Mortgage Loan Purchase Agreement or
Section 2.04 of this Agreement, as applicable, and the Mortgage Loan or the related property acquired with respect thereto has been sold, then the Seller shall pay, in lieu of the Repurchase Price, any excess of the Repurchase Price over the Net Liquidation Proceeds received upon such sale. If the Net Liquidation Proceeds exceed the Repurchase Price, any excess shall be paid to the Seller to the extent not required by law to be paid to the borrower. Any such purchase by the Seller shall be made by providing an amount equal to the Repurchase Price to the Master Servicer for deposit in the Master Servicer Collection Account and written notification detailing the components of such Repurchase Price to the Master Servicer. The Depositor shall notify the Trustee and submit to the Custodian, as agent for the Trustee, a Request for Release, and the Custodian shall release, or the Trustee shall cause the Custodian to release, to the Seller the related Mortgage File and the Trustee shall execute and deliver all instruments of transfer or assignment furnished to it by the Seller, without recourse, representation or warranty as are necessary to vest in the Seller title to and rights under the Mortgage Loan or any property acquired with respect thereto. Such purchase shall be deemed to have occurred on the date on which the Repurchase Price in available funds is received by the Trustee. The Master Servicer shall amend the Mortgage Loan Schedule to reflect such repurchase and shall promptly notify the Trustee and the Rating Agencies of such amendment. Enforcement of the obligation of the Seller to purchase (or substitute a Substitute Mortgage Loan for) any Mortgage Loan or any property acquired with respect thereto (or pay the Repurchase Price as set forth in the above proviso) as to which a breach has occurred and is continuing shall constitute the sole remedy respecting such breach available to the Certificateholders or the Trustee on their behalf.

         Section 2.04 SUBSTITUTION OF MORTGAGE LOANS.

         Notwithstanding anything to the contrary in this Agreement, in lieu of purchasing a Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement or Sections 2.02 or 2.03 of this Agreement, the Seller may, no later than the date by which such purchase by the Seller would otherwise be required, tender to the Trustee a Substitute Mortgage Loan accompanied by a certificate of an authorized officer of the Seller that such Substitute Mortgage Loan conforms to the requirements set forth in the definition of "Substitute Mortgage Loan" in this Agreement; provided, however, that substitution pursuant to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, in lieu of purchase shall not be permitted after the termination of the two-year period beginning on the Startup Day; provided, further, that if the breach would cause the Mortgage Loan to be other than a "qualified mortgage" as defined in Section 860G(a)(3) of the Code, any such cure or substitution must occur within 90 days from the date the breach was discovered. The Custodian, as agent for the Trustee, shall examine the Mortgage File for any Substitute Mortgage Loan in the manner set forth in Section 2.02(a) and the Trustee or the Custodian, as its agent, shall notify the Seller, in writing, within five Business Days after receipt, whether or not the documents relating to the Substitute Mortgage Loan satisfy the requirements of the fifth sentence of Subsection 2.02(a). Within two Business Days after such notification, the Seller shall provide to the Master Servicer for deposit in the Master Servicer Collection Account the amount, if any, by which the Outstanding Principal Balance as of the next preceding Due Date of the Mortgage Loan for which substitution is being made, after giving effect to the Scheduled Principal due on such date, exceeds the Outstanding Principal Balance as of such date of the Substitute Mortgage Loan, after giving effect to Scheduled Principal due on such date, which amount shall be treated for the purposes of this Agreement as if it were the payment by the Seller of the Repurchase Price for the purchase of a Mortgage Loan by the Seller. After such notification to the Seller and, if any such excess exists, upon receipt of such deposit, the Trustee shall accept such Substitute Mortgage Loan which shall thereafter be deemed to be a Mortgage Loan hereunder. In the event of such a substitution, accrued interest on the Substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Trust Fund and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Seller. The Scheduled Principal on a Substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Seller and the Scheduled Principal on the Mortgage Loan for which the substitution is made due on such Due Date shall be the property of the Trust Fund. Upon acceptance of the Substitute Mortgage Loan (and delivery to the Custodian of a Request for Release for such Mortgage Loan), the Custodian, as agent for the Trustee, shall release to the Seller the related Mortgage File related to any Mortgage Loan released pursuant to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, and shall execute and deliver all instruments of transfer or assignment, without recourse, representation or warranty in form as provided to it as are necessary to vest in the Seller title to and rights under any Mortgage Loan released pursuant to the Mortgage Loan Purchase Agreement or
Section 2.04 of this Agreement, as applicable. The Seller shall deliver to the Custodian the documents related to the Substitute Mortgage Loan in accordance with the provisions of the Mortgage Loan Purchase Agreement or Subsections 2.01(b) and 2.02(b) of this Agreement, as applicable, with the date of acceptance of the Substitute Mortgage Loan deemed to be the Closing Date for purposes of the time periods set forth in those Subsections. The representations and warranties set forth in the Mortgage Loan Purchase Agreement shall be deemed to have been made by the Seller with respect to each Substitute Mortgage Loan as of the date of acceptance of such Mortgage Loan by the Trustee. The Master Servicer shall amend the Mortgage Loan Schedule to reflect such substitution and shall provide a copy of such amended Mortgage Loan Schedule to the Trustee and the Rating Agencies.

         Section 2.05 ISSUANCE OF CERTIFICATES.

         (a) The Trustee acknowledges the assignment to it of the Mortgage Loans and the other assets comprising the Trust Funds and, concurrently therewith, the Certificate Registrar has signed, and countersigned and delivered to the Depositor, in exchange therefor, the Certificates in such authorized denominations representing such Fractional Undivided Interests as the Depositor has requested. The Trustee agrees that it will hold the Mortgage Loans and such other assets as may from time to time be delivered to it segregated on the books of the Trustee in trust for the benefit of the related Certificateholders.

         (b) The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests and the other assets of REMIC III for the benefit of the holders of the REMIC III Interests. The Trustee acknowledges receipt of the REMIC I Regular Interests (which are uncertificated) and the other assets of REMIC III and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the REMIC III Interests.

         (c) The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC II Regular Interests, the REMIC III Regular Interests and the other assets of REMIC IV for the benefit of the Holders of the REMIC IV Certificates. The Trustee acknowledges receipt of the REMIC II Regular Interests (which are uncertificated), the REMIC III Regular Interests (which are uncertificated) and the other assets of REMIC IV and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the REMIC IV Certificates.

         Section 2.06 REPRESENTATIONS AND WARRANTIES CONCERNING THE DEPOSITOR.

         The Depositor hereby represents and warrants to the Trustee, the Master Servicer and the Securities Administrator as follows:

         (a) the Depositor (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing as a foreign corporation to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Depositor's business as presently conducted or on the Depositor's ability to enter into this Agreement and to consummate the transactions contemplated hereby;

         (b) the Depositor has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

         (c) the execution and delivery by the Depositor of this Agreement have been duly authorized by all necessary corporate action on the part of the Depositor; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Depositor or its properties or the articles of incorporation or by-laws of the Depositor, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Depositor's ability to enter into this Agreement and to consummate the transactions contemplated hereby;

         (d) the execution, delivery and performance by the Depositor of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made;

         (e) this Agreement has been duly executed and delivered by the Depositor and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Depositor enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

         (f) there are no actions, suits or proceedings pending or, to the knowledge of the Depositor, threatened against the Depositor, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Depositor will be determined adversely to the Depositor and will if determined adversely to the Depositor materially and adversely affect the Depositor's ability to enter into this Agreement or perform its obligations under this Agreement; and the Depositor is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

         (g) immediately prior to the transfer and assignment to the Trustee, each Mortgage Note and each Mortgage were not subject to an assignment or pledge, and the Depositor had good and marketable title to and was the sole owner thereof and had full right to transfer and sell such Mortgage Loan to the Trustee free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest.

                                   ARTICLE III
        Administration of the Trust Fund and Servicing of Mortgage Loans

         Section 3.01 MASTER SERVICER AND SECURITIES ADMINISTRATOR.

         The Master Servicer shall supervise, monitor and oversee the obligation of the Servicers to service and administer their respective Mortgage Loans in accordance with the terms of the applicable Servicing Agreements and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection with such master servicing and administration. In performing its obligations hereunder, the Master Servicer shall act in a manner consistent with Accepted Master Servicing Practices. Furthermore, the Master Servicer shall oversee and consult with each Servicer as necessary from time-to-time to carry out the Master Servicer's obligations hereunder, shall receive, review and evaluate all reports, information and other data provided to the Master Servicer by each Servicer and shall cause each Servicer to perform and observe the covenants, obligations and conditions to be performed or observed by such Servicer under its applicable Servicing Agreement. The Master Servicer shall independently and separately monitor each Servicer's servicing activities with respect to each related Mortgage Loan, reconcile the results of such monitoring with such information provided in the previous sentence on a monthly basis and coordinate corrective adjustments to the Servicers' and Master Servicer's records, and based on such reconciled and corrected information, the Master Servicer shall provide such information to the Securities Administrator as shall be necessary in order for it to prepare the statements specified in
Section 6.05(a), and prepare any other information and statements required to be forwarded by the Master Servicer hereunder. The Master Servicer shall reconcile the results of its Mortgage Loan monitoring with the actual remittances of the Servicers pursuant to the applicable Servicing Agreements.

         The Trustee shall furnish the Servicers and the Master Servicer with any powers of attorney and other documents in form as provided to it necessary or appropriate to enable the Servicers and the Master Servicer to service and administer the related Mortgage Loans and REO Property. The Trustee shall be indemnified by the Master Servicer for any costs, liabilities or expenses incurred by it in connection with such powers of attorney.

         The Trustee or the Custodian shall provide access to the records and documentation in possession of the Trustee regarding the related Mortgage Loans and REO Property and the servicing thereof to the related Certificateholders, the FDIC, and the supervisory agents and examiners of the FDIC, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the Trustee; provided, however, that, unless otherwise required by law, the Trustee shall not be required to provide access to such records and documentation if the provision thereof would violate the legal right to privacy of any Mortgagor. The Trustee shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at a charge that covers the Trustee's actual costs.

         The Trustee shall execute and deliver to the related Servicer and the Master Servicer any court pleadings, requests for trustee's sale or other documents necessary or desirable to (i) the foreclosure or trustee's sale with respect to a Mortgaged Property; (ii) any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Security Instrument;
(iii) obtain a deficiency judgment against the Mortgagor; or (iv) enforce any other rights or remedies provided by the Mortgage Note or Security Instrument or otherwise available at law or equity.

         Section 3.02 REMIC-RELATED COVENANTS.

         For as long as each REMIC shall exist, the Trustee and the Securities Administrator shall act in accordance herewith to assure continuing treatment of such REMIC as a REMIC, and the Trustee and the Securities Administrator shall comply with any directions of the Depositor, the related Servicer or the Master Servicer to assure such continuing treatment. In particular, the Trustee shall not (a) sell or permit the sale of all or any portion of the Mortgage Loans or of any investment of deposits in an Account unless such sale is as a result of a repurchase of the Mortgage Loans pursuant to this Agreement or the Trustee has received a REMIC Opinion addressed to the Trustee prepared at the expense of the Trust Fund; and (b) other than with respect to a substitution pursuant to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, accept any contribution to any REMIC after the Startup Day without receipt of a REMIC Opinion addressed to the Trustee.

         Section 3.03 MONITORING OF SERVICERS.

         (a) The Master Servicer shall be responsible for reporting to the Trustee and the Depositor the compliance by each Servicer with its duties under the related Servicing Agreement. In the review of each Servicer's activities, the Master Servicer may rely upon an officer's certificate of the Servicer (or similar document signed by an officer of the Servicer) with regard to such Servicer's compliance with the terms of its Servicing Agreement. In the event that the Master Servicer, in its judgment, determines that a Servicer (other than Wells Fargo) should be terminated in accordance with its Servicing Agreement, or that a notice should be sent pursuant to such Servicing Agreement with respect to the occurrence of an event that, unless cured, would constitute grounds for such termination, the Master Servicer shall notify the Depositor and the Trustee thereof and the Master Servicer shall issue such notice or take such other action as it deems appropriate. In the event that the Master Servicer, in its judgment, determines that Wells Fargo should be terminated in accordance with the Wells Fargo Servicing Agreement, or that a notice should be sent pursuant to the Wells Fargo Servicing Agreement with respect to the occurrence of an event that, unless cured, would constitute grounds for such termination, the Master Servicer shall notify the Depositor and the Trustee thereof in writing. Pursuant to its receipt of such written notification from the Master Servicer, the Trustee shall issue such notice of termination to Wells Fargo or take such other action as it deems appropriate.

         (b) The Master Servicer, for the benefit of the Trustee and the Certificateholders, shall enforce the obligations of each Servicer under the related Servicing Agreement, and shall, in the event that a Servicer other than Wells Fargo fails to perform its obligations in accordance with the related Servicing Agreement, subject to the preceding paragraph, terminate the rights and obligations of such Servicer thereunder and act as servicer of the related Mortgage Loans or to cause the Trustee to enter into a new Servicing Agreement with a successor Servicer selected by the Master Servicer; provided, however, it is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor Servicer. In the event that Wells Fargo fails to perform its obligations in accordance with the Wells Fargo Servicing Agreement, subject to the preceding paragraph, the Master Servicer shall notify the Trustee in writing of such failure. Pursuant to its receipt of such notification from the Master Servicer, the Trustee shall terminate the rights and obligations of Wells Fargo under the Wells Fargo Servicing Agreement and enter in to a new Servicing Agreement with a successor Servicer selected by the Trustee; provided, however, it is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor Servicer. In either event, such enforcement, including, without limitation, the legal prosecution of claims, termination of Servicing Agreements and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer (or in the case Wells Fargo is terminated as the Servicer, the Trustee) in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Master Servicer shall pay the costs of such enforcement at its own expense, provided that the Master Servicer shall not be required to prosecute or defend any legal action except to the extent that the Master Servicer shall have received reasonable indemnity for its costs and expenses in pursuing such action. In the event that Wells Fargo is terminated as the Servicer, the Trustee shall pay the costs of such enforcement at its own expense, subject to its right to be reimbursed for such costs from the Master Servicer Collection Account pursuant to Section 3.03(c); provided that the Trustee shall not be required to prosecute or defend any legal action except to the extent that the Trustee shall have received reasonable indemnity for its costs and expenses in pursuing such action. Nothing herein shall impose any obligation on the part of the Trustee to assume or succeed to the duties or obligations of Wells Fargo or the Master Servicer.

         (c) In the event that Wells Fargo is terminated as Servicer, to the extent that the costs and expenses of the Trustee related to any termination of Wells Fargo, or the enforcement or prosecution of related claims, rights or remedies, or the appointment of a successor Servicer (including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Wells Fargo as a result of an event of default by Wells Fargo and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor Servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor Servicer to service the Mortgage Loans in accordance with the related Servicing Agreement) are not fully and timely reimbursed by Wells Fargo after such termination, the Trustee shall be entitled to reimbursement of such costs and expenses from the Master Servicer Collection Account (which the Master Servicer hereby agrees to pay to the Trustee from the Master Servicer Collection Account upon demand) or, to the extent not paid from such account, the Trustee shall be entitled to reimburse itself for such costs and expenses from the Distribution Account. In all other cases, to the extent that the costs and expenses of the Master Servicer related to any termination of a Servicer (other than Wells Fargo), appointment of a successor Servicer or the transfer and assumption of servicing by the Master Servicer with respect to any Servicing Agreement (including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Servicer as a result of an event of default by such Servicer and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor servicer to service the Mortgage Loans in accordance with the related Servicing Agreement) are not fully and timely reimbursed by the terminated Servicer, the Master Servicer shall be entitled to reimbursement of such costs and expenses from the Master Servicer Collection Account.

         (d) The Master Servicer shall require each Servicer to comply with the remittance requirements and other obligations set forth in the related Servicing Agreement.

         (e) If the Master Servicer acts as Servicer, it will not assume liability for the representations and warranties of the Servicer (other than Wells Fargo), if any, that it replaces.

         Section 3.04 FIDELITY BOND.

         The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy, affording coverage with respect to all directors, officers, employees and other Persons acting on such Master Servicer's behalf, and covering errors and omissions in the performance of the Master Servicer's obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicers or trustees.

         Section 3.05 POWER TO ACT; PROCEDURES.

         The Master Servicer shall master service the Mortgage Loans and shall have full power and authority, subject to the REMIC Provisions and the provisions of Article X hereof, to do any and all things that it may deem necessary or desirable in connection with the master servicing and administration of the Mortgage Loans, including but not limited to the power and authority (i) to execute and deliver, on behalf of the Holders of the Certificates and the Trustee, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages, (iii) to collect any Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries, and (iv) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan, in each case, in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable; provided, however, that the Master Servicer shall not (and, consistent with its responsibilities under Section 3.03, shall not permit any Servicer to) knowingly or intentionally take any action, or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, would cause any related REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon the Trust Funds (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) unless the Master Servicer has received an Opinion of Counsel (but not at the expense of the Master Servicer) to the effect that the contemplated action would not cause any REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon any REMIC. The Trustee shall furnish the Master Servicer, upon written request from a Servicing Officer, with any powers of attorney empowering the Master Servicer or any Servicer to execute and deliver instruments of satisfaction or cancellation, or of partial or full release or discharge, and to foreclose upon or otherwise liquidate Mortgaged Property, and to appeal, prosecute or defend in any court action relating to the Mortgage Loans or the Mortgaged Property, in accordance with the related Servicing Agreement and this Agreement, and the Trustee shall execute and deliver such other documents, as the Master Servicer may request, to enable the Master Servicer to master service and administer the Mortgage Loans and carry out its duties hereunder, in each case in accordance with Accepted Master Servicing Practices (and the Trustee shall have no liability for misuse of any such powers of attorney by the Master Servicer or any Servicer). If the Master Servicer or the Trustee has been advised that it is likely that the laws of the state in which action is to be taken prohibit such action if taken in the name of the Trustee or that the Trustee would be adversely affected under the "doing business" or tax laws of such state if such action is taken in its name, the Master Servicer shall join with the Trustee in the appointment of a co-trustee pursuant to Section 9.11 hereof. In the performance of its duties hereunder, the Master Servicer shall be an independent contractor and shall not, except in those instances where it is taking action in the name of the Trustee, be deemed to be the agent of the Trustee.

         Section 3.06 DUE-ON-SALE CLAUSES; ASSUMPTION AGREEMENTS.

         To the extent provided in the applicable Servicing Agreement, to the extent Mortgage Loans contain enforceable due-on-sale clauses, the Master Servicer shall cause the Servicers to enforce such clauses in accordance with the applicable Servicing Agreement. If applicable law prohibits the enforcement of a due-on-sale clause or such clause is otherwise not enforced in accordance with the applicable Servicing Agreement, and, as a consequence, a Mortgage Loan is assumed, the original Mortgagor may be released from liability in accordance with the Servicing Agreement.

         Section 3.07 RELEASE OF MORTGAGE FILES.

         (a) Upon becoming aware of the payment in full of any Mortgage Loan, or the receipt by any Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes for payment to related Certificateholders on the next Distribution Date, the Servicer will, if required under the applicable Servicing Agreement (or if the applicable Servicer does not, the Master Servicer may), promptly furnish to the Custodian, on behalf of the Trustee, two copies of a certification substantially in the form of Exhibit D hereto signed by a Servicing Officer or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer (which certification shall include a statement to the effect that all amounts received in connection with such payment that are required to be deposited in the Protected Account maintained by the applicable Servicer pursuant to Section 4.01 or by the applicable Servicer pursuant to the applicable Servicing Agreement have been or will be so deposited) and shall request that the Custodian, on behalf of the Trustee, deliver to the Servicer the related Mortgage File. Upon receipt of such certification and request, the Custodian, on behalf of the Trustee, shall promptly release the related Mortgage File to the Servicer and the Trustee and Custodian shall have no further responsibility with regard to such Mortgage File. Upon any such payment in full, each Servicer is authorized, to give, as agent for the Trustee, as the mortgagee under the Mortgage that secured the Mortgage Loan, an instrument of satisfaction (or assignment of mortgage without recourse) regarding the Mortgaged Property subject to the Mortgage, which instrument of satisfaction or assignment, as the case may be, shall be delivered to the Person or Persons entitled thereto against receipt therefor of such payment, it being understood and agreed that no expenses incurred in connection with such instrument of satisfaction or assignment, as the case may be, shall be chargeable to the Protected Account.

         (b) From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan and in accordance with the applicable Servicing Agreement, the Trustee shall execute such documents as shall be prepared and furnished to the Trustee by a Servicer or the Master Servicer (in form reasonably acceptable to the Trustee) and as are necessary to the prosecution of any such proceedings. The Custodian, on behalf of the Trustee, shall, upon the request of a Servicer or the Master Servicer, and delivery to the Custodian, on behalf of the Trustee, of two copies of a request for release signed by a Servicing Officer substantially in the form of Exhibit D (or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer), release the related Mortgage File held in its possession or control to the Servicer or the Master Servicer. Such trust receipt shall obligate the Servicer or the Master Servicer to return the Mortgage File to the Custodian on behalf of the Trustee, when the need therefor by the Servicer or the Master Servicer no longer exists unless the Mortgage Loan shall be liquidated, in which case, upon receipt of a certificate of a Servicing Officer similar to that hereinabove specified, the Mortgage File shall be released by the Custodian, on behalf of the Trustee, to the Servicer or the Master Servicer.

         Section 3.08 DOCUMENTS, RECORDS AND FUNDS IN POSSESSION OF MASTER SERVICER TO BE HELD FOR TRUSTEE.

         (a) The Master Servicer shall transmit and each Servicer (to the extent required by the related Servicing Agreement) shall transmit to the Trustee or Custodian such documents and instruments coming into the possession of the Master Servicer or such Servicer from time to time as are required by the terms hereof, or in the case of the Servicers, the applicable Servicing Agreement, to be delivered to the Trustee or Custodian. Any funds received by the Master Servicer or by a Servicer in respect of any Mortgage Loan or which otherwise are collected by the Master Servicer or by a Servicer as Liquidation Proceeds, Insurance Proceeds or Subsequent Recoveries in respect of any Mortgage Loan shall be held for the benefit of the Trustee and the related Certificateholders subject to the Master Servicer's right to retain or withdraw from the Master Servicer Collection Account the Master Servicing Compensation and other amounts provided in this Agreement, and to the right of each Servicer to retain its Servicing Fee and other amounts as provided in the applicable Servicing Agreement. The Master Servicer shall, and (to the extent provided in the applicable Servicing Agreement) shall cause each Servicer to, provide access to information and documentation regarding the Mortgage Loans to the Trustee, its agents and accountants at any time upon reasonable request and during normal business hours, to related Certificateholders that are savings and loan associations, banks or insurance companies, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of such Office and Corporation or examiners of any other federal or state banking or insurance regulatory authority if so required by applicable regulations of the Office of Thrift Supervision or other regulatory authority, such access to be afforded without charge but only upon reasonable request in writing and during normal business hours at the offices of the Master Servicer designated by it. In fulfilling such a request the Master Servicer shall not be responsible for determining the sufficiency of such information.

         (b) All Mortgage Files and funds collected or held by, or under the control of, the Master Servicer, in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds, Insurance Proceeds or Subsequent Recoveries, shall be held by the Master Servicer for and on behalf of the Trustee and the related Certificateholders and shall be and remain the sole and exclusive property of the Trustee; provided, however, that the Master Servicer and each Servicer shall be entitled to setoff against, and deduct from, any such funds any amounts that are properly due and payable to the Master Servicer or such Servicer under this Agreement or the applicable Servicing Agreement.

         Section 3.09 STANDARD HAZARD INSURANCE AND FLOOD INSURANCE POLICIES.

         (a) For each Mortgage Loan, the Master Servicer shall enforce any obligation of the Servicers under the related Servicing Agreements to maintain or cause to be maintained standard fire and casualty insurance and, where applicable, flood insurance, all in accordance with the provisions of the related Servicing Agreements. It is understood and agreed that such insurance shall be with insurers meeting the eligibility requirements set forth in the applicable Servicing Agreement and that no earthquake or other additional insurance is to be required of any Mortgagor or to be maintained on property acquired in respect of a defaulted loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

         (b) Pursuant to Section 4.01 and 4.02, any amounts collected by the Servicers or the Master Servicer, or by any Servicer, under any insurance policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or released to the Mortgagor in accordance with the applicable Servicing Agreement) shall be deposited into the Master Servicer Collection Account, subject to withdrawal pursuant to Section
4.02 and 4.03. Any cost incurred by the Master Servicer or any Servicer in maintaining any such insurance if the Mortgagor defaults in its obligation to do so shall be added to the amount owing under the Mortgage Loan where the terms of the Mortgage Loan so permit; provided, however, that the addition of any such cost shall not be taken into account for purposes of calculating the distributions to be made to Certificateholders and shall be recoverable by the Master Servicer or such Servicer pursuant to Section 4.02 and 4.03.

         Section 3.10 PRESENTMENT OF CLAIMS AND COLLECTION OF PROCEEDS.

         The Master Servicer shall (to the extent provided in the applicable Servicing Agreement) cause the related Servicer to prepare and present on behalf of the Trustee and the Certificateholders all claims under the Insurance Policies and take such actions (including the negotiation, settlement, compromise or enforcement of the insured's claim) as shall be necessary to realize recovery under such policies. Any proceeds disbursed to the Master Servicer (or disbursed to a Servicer and remitted to the Master Servicer) in respect of such policies, bonds or contracts shall be promptly deposited in the Master Servicer Collection Account upon receipt, except that any amounts realized that are to be applied to the repair or restoration of the related Mortgaged Property as a condition precedent to the presentation of claims on the related Mortgage Loan to the insurer under any applicable Insurance Policy need not be so deposited (or remitted).

         Section 3.11 MAINTENANCE OF THE PRIMARY MORTGAGE INSURANCE POLICIES.

         (a) The Master Servicer shall not take, or permit any Servicer (to the extent such action is prohibited under the applicable Servicing Agreement) to take, any action that would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Master Servicer or such Servicer, would have been covered thereunder. The Master Servicer shall use its best reasonable efforts to cause each Servicer (to the extent required under the related Servicing Agreement) to keep in force and effect (to the extent that the Mortgage Loan requires the Mortgagor to maintain such insurance), primary mortgage insurance applicable to each Mortgage Loan in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable. The Master Servicer shall not, and shall not permit any Servicer (to the extent required under the related Servicing Agreement) to, cancel or refuse to renew any such Primary Mortgage Insurance Policy that is in effect at the date of the initial issuance of the Mortgage Note and is required to be kept in force hereunder except in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable.

         (b) The Master Servicer agrees to present, or to cause each Servicer (to the extent required under the related Servicing Agreement) to present, on behalf of the Trustee and the Certificateholders, claims to the insurer under any Primary Mortgage Insurance Policies and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policies respecting defaulted Mortgage Loans. Pursuant to
Section 4.01 and 4.02, any amounts collected by the Master Servicer or any Servicer under any Primary Mortgage Insurance Policies shall be deposited in the Master Servicer Collection Account, subject to withdrawal pursuant to Sections
4.02 and 4.03.

         Section 3.12 TRUSTEE TO RETAIN POSSESSION OF CERTAIN INSURANCE POLICIES AND DOCUMENTS.

         The Trustee (or the Custodian, as directed by the Trustee), shall retain possession and custody of the originals (to the extent available) of any Primary Mortgage Insurance Policies, or certificate of insurance if applicable, and any certificates of renewal as to the foregoing as may be issued from time to time as contemplated by this Agreement. Until all amounts distributable in respect of the Certificates have been distributed in full and the Master Servicer otherwise has fulfilled its obligations under this Agreement, the Trustee (or its Custodian, if any, as directed by the Trustee) shall also retain possession and custody of each Mortgage File in accordance with and subject to the terms and conditions of this Agreement. The Master Servicer shall promptly deliver or cause to be delivered to the Trustee (or the Custodian, as directed by the Trustee), upon the execution or receipt thereof the originals of any Primary Mortgage Insurance Policies, any certificates of renewal, and such other documents or instruments that constitute portions of the Mortgage File that come into the possession of the Master Servicer from time to time.

         Section 3.13 REALIZATION UPON DEFAULTED MORTGAGE LOANS.

         The Master Servicer shall cause each Servicer (to the extent required under the related Servicing Agreement) to foreclose upon, repossess or otherwise comparably convert the ownership of Mortgaged Properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, all in accordance with the applicable Servicing Agreement.

         Section 3.14 COMPENSATION FOR THE MASTER SERVICER.

         The Master Servicer will be entitled to (i) the Master Servicing Fee; provided, that the aggregate Master Servicing Fee with respect to any Distribution Date shall be reduced by an amount equal to the Compensating Interest payable by the Master Servicer for such Distribution Date pursuant to
Section 6.07 hereof, plus (ii) all income and gain realized from any investment of funds in the Distribution Account and the Master Servicer Collection Account, pursuant to Article IV, for the performance of its activities hereunder. Servicing compensation in the form of assumption fees, if any, late payment charges, as collected, if any, or otherwise (but not including any prepayment premium or penalty) shall be retained by the applicable Servicer and shall not be deposited in the Protected Account. The Master Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

         Section 3.15 REO PROPERTY.

         (a) In the event the Trust Fund acquires ownership of any REO Property in respect of any related Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee, or to its nominee, on behalf of the related Certificateholders. The Master Servicer shall, to the extent provided in the applicable Servicing Agreement, cause the applicable Servicer to sell any REO Property as expeditiously as possible and in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable. Pursuant to its efforts to sell such REO Property, the Master Servicer shall cause the applicable Servicer to protect and conserve, such REO Property in the manner and to the extent required by the applicable Servicing Agreement, in accordance with the REMIC Provisions and in a manner that does not result in a tax on "net income from foreclosure property" or cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code.

         (b) The Master Servicer shall, to the extent required by the related Servicing Agreement, cause the applicable Servicer to deposit all funds collected and received in connection with the operation of any REO Property in the Protected Account.

         (c) The Master Servicer and the applicable Servicer, upon the final disposition of any REO Property, shall be entitled to reimbursement for any related unreimbursed Monthly Advances and other unreimbursed advances as well as any unpaid Servicing Fees from Liquidation Proceeds received in connection with the final disposition of such REO Property; provided, that any such unreimbursed Monthly Advances as well as any unpaid Servicing Fees may be reimbursed or paid, as the case may be, prior to final disposition, out of any net rental income or other net amounts derived from such REO Property.

         (d) To the extent provided in the related Servicing Agreement, the Liquidation Proceeds from the final disposition of the REO Property, net of any payment to the Master Servicer and the applicable Servicer as provided above shall be deposited in the Protected Account on or prior to the Determination Date in the month following receipt thereof and be remitted by wire transfer in immediately available funds to the Master Servicer for deposit into the related Master Servicer Collection Account on the next succeeding Servicer Remittance Date.

         Section 3.16 ANNUAL OFFICER'S CERTIFICATE AS TO COMPLIANCE.

         (a) The Master Servicer shall deliver to the Trustee and the Rating Agencies on or before March 1 of each year, commencing on March 1, 2006, an Officer's Certificate, certifying that with respect to the period ending December 31 of the prior year: (i) such Servicing Officer has reviewed the activities of such Master Servicer during the preceding calendar year or portion thereof and its performance under this Agreement, (ii) to the best of such Servicing Officer's knowledge, based on such review, such Master Servicer has performed and fulfilled its duties, responsibilities and obligations under this Agreement in all material respects throughout such year, or, if there has been a default in the fulfillment of any such duties, responsibilities or obligations, specifying each such default known to such Servicing Officer and the nature and status thereof, (iii) nothing has come to the attention of such Servicing Officer to lead such Servicing Officer to believe that any Servicer has failed to perform any of its duties, responsibilities and obligations under its Servicing Agreement in all material respects throughout such year, or, if there has been a material default in the performance or fulfillment of any such duties, responsibilities or obligations, specifying each such default known to such Servicing Officer and the nature and status thereof.

         (b) Copies of such statements shall be provided to any Certificateholder upon request, by the Master Servicer or by the Trustee at the Master Servicer's expense if the Master Servicer failed to provide such copies (unless (i) the Master Servicer shall have failed to provide the Trustee with such statement or (ii) the Trustee shall be unaware of the Master Servicer's failure to provide such statement).

         Section 3.17 ANNUAL INDEPENDENT ACCOUNTANT'S SERVICING REPORT.

         If the Master Servicer has, during the course of any calendar year, directly serviced any of the Mortgage Loans, then the Master Servicer at its expense shall cause a nationally recognized firm of independent certified public accountants to furnish a statement to the Trustee, the Rating Agencies and the Depositor on or before March 1 of each year to the effect that, with respect to the most recently ended calendar year, such firm has examined certain records and documents relating to the Master Servicer's performance of its servicing obligations under this Agreement and pooling and servicing and trust agreements in material respects similar to this Agreement and to each other and that, on the basis of such examination conducted substantially in compliance with the audit program for mortgages serviced for Freddie Mac or the Uniform Single Attestation Program for Mortgage Bankers, such firm is of the opinion that the Master Servicer's activities have been conducted in compliance with this Agreement, or that such examination has disclosed no material items of noncompliance except for (i) such exceptions as such firm believes to be immaterial, (ii) such other exceptions as are set forth in such statement and
(iii) such exceptions that the Uniform Single Attestation Program for Mortgage Bankers or the Audit Program for Mortgages Serviced by Freddie Mac requires it to report. Copies of such statements shall be provided to any Certificateholder upon request by the Master Servicer, or by the Trustee at the expense of the Master Servicer if the Master Servicer shall fail to provide such copies but only if the Master Servicer has provided the Trustee with such statement. If such report discloses exceptions that are material, the Master Servicer shall advise the Trustee whether such exceptions have been or are susceptible of cure, and will take prompt action to do so.

         Section 3.18 REPORTS FILED WITH SECURITIES AND EXCHANGE COMMISSION.

         Within 15 days after each Distribution Date, the Securities Administrator shall, in accordance with industry standards, file with the Commission via the Electronic Data Gathering and Retrieval System ("EDGAR"), a Form 8-K (or other comparable form containing the comparable information or other information mutually agreed upon) with a copy of Certificate Distribution Report for such Distribution Date as an exhibit thereto. Prior to January 30 in any year, the Securities Administrator shall, in accordance with industry standards and only if instructed by the Depositor, file a Form 15 Suspension Notice with respect to the Trust Fund, if applicable. Prior to (i) March 15, 2006 and (ii) unless and until a Form 15 Suspension Notice shall have been filed, prior to March 15 of each year thereafter, the Master Servicer shall provide the Securities Administrator with a Master Servicer Certification, together with a copy of the annual independent accountant's servicing report of each Servicer and annual statement of compliance of each Servicer, in each case, required to be delivered pursuant to the related Servicing Agreement, and, if applicable, the annual independent accountant's servicing report and annual statement of compliance to be delivered by the Master Servicer pursuant to Sections 3.16 and 3.17. Prior to (i) March 31, 2006, or such earlier filing date as may be required by the Commission, and (ii) unless and until a Form 15 Suspension Notice shall have been filed, March 31 of each year thereafter, or such earlier filing date as may be required by the Commission, the Securities Administrator shall file a Form 10-K, in substance conforming to industry standards, with respect to the Trust Fund. Such Form 10-K shall include the Master Servicer Certification and other documentation provided by the Master Servicer pursuant to the second preceding sentence. The Depositor hereby grants to the Securities Administrator a limited power of attorney to execute and file each such document on behalf of the Depositor. Such power of attorney shall continue until either the earlier of (i) receipt by the Securities Administrator from the Depositor of written termination of such power of attorney and (ii) the termination of the Trust Fund. The Depositor agrees to promptly furnish to the Securities Administrator, from time to time upon request, such further information, reports and financial statements within its control related to this Agreement and the Mortgage Loans as the Securities Administrator reasonably deems appropriate to prepare and file all necessary reports with the Commission. The Securities Administrator shall have no responsibility to file any items other than those specified in this Section 3.18; provided, however, the Securities Administrator will cooperate with the Depositor in connection with any additional filings with respect to the Trust Fund as the Depositor deems necessary under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Fees and expenses incurred by the Securities Administrator in connection with this Section 3.18 shall not be reimbursable from the Trust Fund.

         Section 3.19 [Reserved].

         Section 3.20 UCC.

         The Depositor shall inform the Trustee in writing of any Uniform Commercial Code financing statements that were filed on the Closing Date in connection with the Trust with stamped recorded copies of such financing statements to be delivered to the Trustee promptly upon receipt by the Depositor. If directed by the Depositor in writing, the Trustee will file any continuation statements solely at the expense of the Depositor. The Depositor shall file any financing statements or amendments thereto required by any change in the Uniform Commercial Code.

         Section 3.21 OPTIONAL PURCHASE OF DEFAULTED MORTGAGE LOANS.

         (a) With respect to any Mortgage Loan which as of the first day of a Fiscal Quarter is delinquent in payment by 90 days or more or is an REO Property, the Company shall have the right to purchase such Mortgage Loan from the Trust at a price equal to the Repurchase Price; provided however (i) that such Mortgage Loan is still 90 days or more delinquent or is an REO Property as of the date of such purchase and (ii) this purchase option, if not theretofore exercised, shall terminate on the date prior to the last day of the related Fiscal Quarter. This purchase option, if not exercised, shall not be thereafter reinstated unless the delinquency is cured and the Mortgage Loan thereafter again becomes 90 days or more delinquent or becomes an REO Property, in which case the option shall again become exercisable as of the first day of the related Fiscal Quarter.

         (b) If at any time the Company remits to the Master Servicer a payment for deposit in the Master Servicer Collection Account covering the amount of the Repurchase Price for such a Mortgage Loan, and the Company provides to the Trustee a certification signed by a Servicing Officer stating that the amount of such payment has been deposited in the Master Servicer Collection Account, then the Trustee shall execute the assignment of such Mortgage Loan to the Company at the request of the Company without recourse, representation or warranty and the Company shall succeed to all of the Trustee's right, title and interest in and to such Mortgage Loan, and all security and documents relative thereto. Such assignment shall be an assignment outright and not for security. The Company will thereupon own such Mortgage, and all such security and documents, free of any further obligation to the Trustee or the Certificateholders with respect thereto.

                                   ARTICLE IV
                                    Accounts

         Section 4.01 PROTECTED ACCOUNT.

         (a) The Master Servicer shall enforce the obligation of each Servicer to establish and maintain a Protected Account in accordance with the applicable Servicing Agreement, with records to be kept with respect thereto on a Mortgage Loan by Mortgage Loan basis, into which accounts shall be deposited within 48 hours (or as of such other time specified in the related Servicing Agreement) of receipt, all collections of principal and interest on any Mortgage Loan and any REO Property received by a Servicer, including Principal Prepayments, Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries and advances made from the Servicer's own funds (less servicing compensation as permitted by the applicable Servicing Agreement in the case of any Servicer) and all other amounts to be deposited in the Protected Account. The Servicer is hereby authorized to make withdrawals from and deposits to the related Protected Account for purposes required or permitted by this Agreement. To the extent provided in the related Servicing Agreement, the Protected Account shall be held by a Designated Depository Institution and segregated on the books of such institution in the name of the Trustee for the benefit of Holders of the Certificates.

         (b) To the extent provided in the related Servicing Agreement, amounts on deposit in a Protected Account may be invested in Permitted Investments in the name of the Trustee for the benefit of Holders of the Certificates and, except as provided in the preceding paragraph, not commingled with any other funds. Such Permitted Investments shall mature, or shall be subject to redemption or withdrawal, no later than the date on which such funds are required to be withdrawn for deposit in the Master Servicer Collection Account, and shall be held until required for such deposit. The income earned from Permitted Investments made pursuant to this Section 4.01 shall be paid to the related Servicer under the applicable Servicing Agreement, and the risk of loss of moneys required to be distributed to the Holders of the Certificates resulting from such investments shall be borne by and be the risk of the related Servicer. The related Servicer (to the extent provided in the Servicing Agreement) shall deposit the amount of any such loss in the Protected Account within two Business Days of receipt of notification of such loss but not later than the second Business Day prior to the Distribution Date on which the moneys so invested are required to be distributed to the Holders of the Certificates.

         (c) To the extent provided in the related Servicing Agreement and subject to this Article IV, on or before each Servicer Remittance Date, the related Servicer shall withdraw or shall cause to be withdrawn from its Protected Accounts and shall immediately deposit or cause to be deposited in the Master Servicer Collection Account amounts representing the following collections and payments (other than with respect to principal of or interest on the Mortgage Loans due on or before the Cut-off Date):

                  (i) Scheduled Payments on the Mortgage Loans received or any related portion thereof advanced by such Servicer pursuant to its Servicing Agreement which were due on or before the related Due Date, net of the amount thereof comprising its Servicing Fee or any fees with respect to any lender-paid primary mortgage insurance policy;

                  (ii) Full Principal Prepayments and any Liquidation Proceeds or Subsequent Recoveries received by such Servicer with respect to the Mortgage Loans in the related Prepayment Period, with interest to the date of prepayment or liquidation, net of the amount thereof comprising its Servicing Fee;

                  (iii) Partial Principal Prepayments received by such Servicer for the Mortgage Loans in the related Prepayment Period; and

                  (iv) Any amount to be used as a Monthly Advance.

         (d) Withdrawals may be made from an Account only to make remittances as provided in Section 4.01(c), 4.02 and 4.03; to reimburse the Master Servicer or a Servicer for Monthly Advances which have been recovered by subsequent collections from the related Mortgagor; to remove amounts deposited in error; to remove fees, charges or other such amounts deposited on a temporary basis; or to clear and terminate the account at the termination of the Trust Fund in accordance with Section 10.01. As provided in Sections 4.01(a) and 4.02(b) certain amounts otherwise due to the Servicers may be retained by them and need not be deposited in the Master Servicer Collection Account.

         Section 4.02 MASTER SERVICER COLLECTION ACCOUNT.

         (a) The Master Servicer shall establish and maintain in the name of the Trustee, for the benefit of the Holders of the Certificates, the Master Servicer Collection Account as a segregated trust account or accounts. The Master Servicer Collection Account shall be an Eligible Account. The Master Servicer will deposit in the Master Servicer Collection Account as identified by the Master Servicer and as received by the Master Servicer, the following amounts:

                  (i) Any amounts withdrawn from a Protected Account;

                  (ii) Any Monthly Advance and any Compensating Interest
Payments;

                  (iii) Any Insurance Proceeds or Net Liquidation Proceeds or Subsequent Recoveries received by or on behalf of the Master Servicer or which were not deposited in a Protected Account;

                  (iv) The Repurchase Price with respect to any Mortgage Loans purchased by the Seller pursuant to the Mortgage Loan Purchase Agreement or Sections 2.02 or 2.03 hereof, any amounts which are to be treated pursuant to
Section 2.04 of this Agreement as the payment of a Repurchase Price in connection with the tender of a Substitute Mortgage Loan by the Seller, the Repurchase Price with respect to any Mortgage Loans purchased by the Company pursuant to Section 3.21, and all proceeds of any Mortgage Loans or property acquired with respect thereto repurchased by the Depositor or its designee pursuant to Section 10.01;

                  (v) Any amounts required to be deposited with respect to losses on investments of deposits in an Account; and

                  (vi) Any other amounts received by or on behalf of the Master Servicer and required to be deposited in the Master Servicer Collection Account pursuant to this Agreement.

         (b) All amounts deposited to the Master Servicer Collection Account shall be held by the Master Servicer in the name of the Trustee in trust for the benefit of the Certificateholders in accordance with the terms and provisions of this Agreement. The requirements for crediting the Master Servicer Collection Account or the Distribution Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of (i) prepayment or late payment charges or assumption, tax service, statement account or payoff, substitution, satisfaction, release and other like fees and charges and (ii) the items enumerated in Subsections 4.05(a)(i), (ii),
(iii), (iv), (vi), (vii), (viii), (ix), (x), (xi) and (xii), need not be credited by the Master Servicer or the related Servicer to the Distribution Account or the Master Servicer Collection Account, as applicable. In the event that the Master Servicer shall deposit or cause to be deposited to the Distribution Account any amount not required to be credited thereto, the Trustee, upon receipt of a written request therefor signed by a Servicing Officer of the Master Servicer, shall promptly transfer such amount to the Master Servicer, any provision herein to the contrary notwithstanding.

         (c) The amount at any time credited to the Master Servicer Collection Account may be invested, in the name of the Trustee, or its nominee, for the benefit of the Holders of the Certificates, in Permitted Investments as directed by Master Servicer. All Permitted Investments shall mature or be subject to redemption or withdrawal on or before, and shall be held until, the next succeeding Distribution Account Deposit Date. Any and all investment earnings on amounts on deposit in the Master Servicer Account from time to time shall be for the account of the Master Servicer. The Master Servicer from time to time shall be permitted to withdraw or receive distribution of any and all investment earnings from the Master Servicer Collection Account. The risk of loss of moneys required to be distributed to the Holders of the Certificates resulting from such investments shall be borne by and be the risk of the Master Servicer. The Master Servicer shall deposit the amount of any such loss in the Master Servicer Collection Account within two Business Days of receipt of notification of such loss but not later than the second Business Day prior to the Distribution Date on which the moneys so invested are required to be distributed to the Certificateholders.

         Section 4.03 PERMITTED WITHDRAWALS AND TRANSFERS FROM THE MASTER SERVICER COLLECTION ACCOUNT.

         (a) The Master Servicer will, from time to time on demand of a Servicer or the Securities Administrator, make or cause to be made such withdrawals or transfers from the Master Servicer Collection Account as the Master Servicer has designated for such transfer or withdrawal pursuant to this Agreement and the related Servicing Agreement. The Master Servicer may clear and terminate the Master Servicer Collection Account pursuant to Section 10.01 and remove amounts from time to time deposited in error.

         (b) On an ongoing basis, the Master Servicer shall withdraw from the Master Servicer Collection Account (i) any expenses, costs and liabilities recoverable by the Trustee, the Master Servicer or the Securities Administrator or the Custodian pursuant to Sections 3.03, 7.03 and 9.05 and (ii) any amounts payable to the Master Servicer as set forth in Section 3.14; provided however, that the Master Servicer shall be obligated to pay from its own funds any amounts which it is required to pay under Section 7.03(a).

         (c) In addition, on or before each Distribution Account Deposit Date, the Master Servicer shall deposit in the Distribution Account (or remit to the Trustee for deposit therein) any Monthly Advances required to be made by the Master Servicer with respect to the Mortgage Loans.

         (d) No later than 3:00 p.m. New York time on each Distribution Account Deposit Date, the Master Servicer will transfer all Available Funds on deposit in the Master Servicer Collection Account with respect to the related Distribution Date to the Paying Agent for deposit in the Distribution Account.

         Section 4.04 DISTRIBUTION ACCOUNT.

         (a) The Paying Agent shall establish and maintain in the name of the Paying Agent, for the benefit of the related Certificateholders, the Distribution Account as a segregated trust account or accounts.

         (b) All amounts deposited to the Distribution Account shall be held by the Paying Agent in the name of the Paying Agent in trust for the benefit of the related Certificateholders in accordance with the terms and provisions of this Agreement.

         (c) The Distribution Account shall constitute a trust account of the Trust Fund segregated on the books of the Paying Agent and held by the Paying Agent in trust in its Corporate Trust Office, and the Distribution Account and the funds deposited therein shall not be subject to, and shall be protected from, all claims, liens, and encumbrances of any creditors or depositors of the Paying Agent or the Master Servicer (whether made directly, or indirectly through a liquidator or receiver of the Paying Agent or the Master Servicer). The Distribution Account shall be an Eligible Account. The amount at any time credited to the Distribution Account shall be (i) held in cash and fully insured by the FDIC to the maximum coverage provided thereby or (ii) invested in the name of the Paying Agent, in such Permitted Investments as may be selected by the Master Servicer or deposited in demand deposits with such depository institutions as may be selected by the Master Servicer, provided that time deposits of such depository institutions would be a Permitted Investment. All Permitted Investments shall mature or be subject to redemption or withdrawal on or before, and shall be held until, the next succeeding Distribution Date if the obligor for such Permitted Investment is the Paying Agent or, if such obligor is any other Person, the Business Day preceding such Distribution Date. All investment earnings on amounts on deposit in the Distribution Account or benefit from funds uninvested therein from time to time shall be for the account of the Master Servicer. The Master Servicer shall be permitted to withdraw or receive distribution of any and all investment earnings from the Distribution Account on each Distribution Date. If there is any loss on a Permitted Investment or demand deposit, the Master Servicer shall remit the amount of the loss to the Paying Agent who shall deposit such amount in the Distribution Account. With respect to the Distribution Account and the funds deposited therein, the Master Servicer shall take such action as may be necessary to ensure that the related Certificateholders shall be entitled to the priorities afforded to such a trust account (in addition to a claim against the estate of the Paying Agent) as provided by 12 U.S.C. ss. 92a(e), and applicable regulations pursuant thereto, if applicable, or any applicable comparable state statute applicable to state chartered banking corporations.

         Section 4.05 PERMITTED WITHDRAWALS AND TRANSFERS FROM THE DISTRIBUTION ACCOUNT.

         (a) The Paying Agent will, from time to time on written demand of the Master Servicer or the Securities Administrator, make or cause to be made such withdrawals or transfers from the Distribution Account as the Master Servicer has designated for such transfer or withdrawal pursuant to this Agreement and the Servicing Agreements or as the Securities Administrator has instructed hereunder for the following purposes (limited in the case of amounts due the Master Servicer to those not withdrawn from the Master Servicer Collection Account in accordance with the terms of this Agreement):

                  (i) to reimburse the Master Servicer or any Servicer for any Monthly Advance of its own funds, the right of the Master Servicer or a Servicer to reimbursement pursuant to this subclause (i) being limited to amounts received on a particular Mortgage Loan (including, for this purpose, the Repurchase Price therefor, Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries) which represent late payments or recoveries of the principal of or interest on such Mortgage Loan respecting which such Monthly Advance was made;

                  (ii) to reimburse the Master Servicer or any Servicer from Insurance Proceeds or Liquidation Proceeds relating to a particular Mortgage Loan for amounts expended by the Master Servicer or such Servicer in good faith in connection with the restoration of the related Mortgaged Property which was damaged by an Uninsured Cause or in connection with the liquidation of such Mortgage Loan;

                  (iii) to reimburse the Master Servicer or any Servicer from Insurance Proceeds relating to a particular Mortgage Loan for insured expenses incurred with respect to such Mortgage Loan and to reimburse the Master Servicer or such Servicer from Liquidation Proceeds from a particular Mortgage Loan for Liquidation Expenses incurred with respect to such Mortgage Loan; provided that the Master Servicer shall not be entitled to reimbursement for Liquidation Expenses with respect to a Mortgage Loan to the extent that (i) any amounts with respect to such Mortgage Loan were paid as Excess Liquidation Proceeds pursuant to clause (xi) of this Subsection 4.03 (a) to the Master Servicer; and
         (ii) such Liquidation Expenses were not included in the computation of such Excess Liquidation Proceeds;

                  (iv) to reimburse the Master Servicer or any Servicer for advances of funds (other than Monthly Advances) made with respect to the Mortgage Loans, and the right to reimbursement pursuant to this subclause being limited to amounts received on the related Mortgage Loan (including, for this purpose, the Repurchase Price therefor, Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries) which represent late recoveries of the payments for which such advances were made;

                  (v) to reimburse the Master Servicer or any Servicer for any Monthly Advance or advance, after a Realized Loss has been allocated with respect to the related Mortgage Loan if the Monthly Advance or advance has not been reimbursed pursuant to clauses (i) and (iv);

                  (vi) to pay the Master Servicer as set forth in Section 3.14;

                  (vii) to reimburse the Master Servicer for expenses, costs and liabilities incurred by and reimbursable to it pursuant to Sections 3.03, 7.04(c) and (d);

                  (viii) to pay to the Master Servicer, as additional servicing compensation, any Excess Liquidation Proceeds to the extent not retained by the related Servicer;

                  (ix) to reimburse or pay any Servicer any such amounts as are due thereto under the applicable Servicing Agreement and have not been retained by or paid to the Servicer, to the extent provided in the related Servicing Agreement;

                  (x) to reimburse the Trustee, the Securities Administrator or the Custodian for expenses, costs and liabilities incurred by or reimbursable to it pursuant to this Agreement and the Custodial Agreement;

                  (xi) to remove amounts deposited in error; and

                  (xii) to clear and terminate the Distribution Account pursuant to Section 10.01.

         (b) The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of accounting for any reimbursement from the Distribution Account pursuant to subclauses (i) through
(iv) or with respect to any such amounts which would have been covered by such subclauses had the amounts not been retained by the Master Servicer without being deposited in the Distribution Account under Section 4.02(b).

         (c) On each Distribution Date, the Paying Agent shall distribute the Available Funds to the extent on deposit in the Distribution Account to the Holders of the Certificates in accordance with written distribution instructions provided to it by the Securities Administrator no later than two Business Days prior to such Distribution Date and determined by the Securities Administrator in accordance with Section 6.01.

                                    ARTICLE V
                                  Certificates

         Section 5.01 CERTIFICATES.

         (a) The Depository, the Depositor and the Trustee have entered into a Depository Agreement dated as of the Closing Date (the "Depository Agreement"). Except for the Residual Certificates, the Non-Offered Certificates (which are also Physical Certificates) and the Individual Certificates and as provided in Subsection 5.01(b), the Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of such Certificates may not be transferred by the Certificate Registrar except to a successor to the Depository; (ii) ownership and transfers of registration of such Certificates on the books of the Depository shall be governed by applicable rules established by the Depository; (iii) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (iv) the Certificate Registrar shall deal with the Depository as representative of such Certificate Owners of the respective Class of Certificates for purposes of exercising the rights of the related Certificateholders under this Agreement, and requests and directions for and votes of such representative shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; and (v) the Certificate Registrar may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants.

         The Residual Certificates and the Non-Offered Certificates are initially Physical Certificates. If at any time the Holders of all of the Certificates of one or more such Classes request that the Certificate Registrar cause such Class to become Global Certificates, the Certificate Registrar and the Depositor will take such action as may be reasonably required to cause the Depository to accept such Class or Classes for trading if it may legally be so traded.

         All transfers by Certificate Owners of such respective Classes of Book-Entry Certificates and any Global Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owners. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

         (b) If (i)(A) the Depositor advises the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository and (B) the Depositor is unable to locate a qualified successor within 30 days or (ii) the Depositor at its option advises the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository, the Certificate Registrar shall request that the Depository notify all Certificate Owners of the occurrence of any such event and of the availability of definitive, fully registered Certificates to Certificate Owners requesting the same. Upon surrender to the Certificate Registrar of the Certificates by the Depository, accompanied by registration instructions from the Depository for registration, the Certificate Registrar shall issue the definitive Certificates. Neither the Depositor nor the Certificate Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions.

         (c) (i) REMIC I will be evidenced by (x) the REMIC I Regular Interests, which will be uncertificated and non-transferable and are hereby designated as the "regular interests" in REMIC I and have the initial principal amounts or notional amount and accrue interest at the Pass-Through Rates equal to those set forth in this Section 5.01(c)(i), and (y) the Class I-R-1 Certificates, which are hereby designated as the sole class of "residual interests" in REMIC I (each of the foregoing as designated below).

REMIC I INTEREST     INITIAL PRINCIPAL AMOUNT     PASS-THROUGH RATE     RELATED SUBGROUP
----------------     ------------------------     -----------------     ----------------
     1-Sub                  $       1,667.35           7.0000%            Subgroup I-1
     2-Sub                  $       1,260.85           7.5000%            Subgroup I-2
     3-Sub                  $       2,431.32           8.0000%            Subgroup I-3
       PO                   $     928,088.74           0.0000%            Subgroup I-1
     1-ZZZ                  $  25,355,681.95           7.0000%            Subgroup I-1
     2-ZZZ                  $  19,166,584.43           7.5000%            Subgroup I-2
     3-ZZZ                  $  36,985,885.96           8.0000%            Subgroup I-3
       X                      (1)                       (2)               Subgroup 1-3
     I-R-2                  $          50.00           0.0000%                 N/A
     I-R-3                  $          50.00           0.0000%                 N/A
  Class I-R-1               $          50.00           0.0000%                 N/A

----------
(1) REMIC I Regular Interest X will not have an initial principal amount but will accrue interest on its uncertificated notional amount calculated in accordance with the definition of "Uncertificated Notional Amount" herein.

(2) A variable pass-through rate equal to the excess, if any, of (a) the weighted average Net Mortgage Rate on the Group I Mortgage Loans with Net Mortgage Rates greater than 8.0000% per annum over (b) 8.0000% per annum.


         Interest shall be payable to the REMIC I Regular Interests at the applicable Pass-Through Rates on the related Uncertificated Principal Balances or Uncertificated Notional Amount. On the Distribution Date in January 2006, REMIC I will be deemed to distribute to REMIC III $50 in respect of each of REMIC I Regular Interest I-R-2 and REMIC I Regular Interest I-R-3 in reduction of the Uncertificated Principal Balances thereof from the Class I-R Deposit. Distributions of principal shall be deemed to be made to the REMIC I Regular Interests, in each case from amounts received on the Group I Mortgage Loans in the related Subgroup, first, to the related REMIC I Regular Interest ending with the designation "Sub," so that the Uncertificated Principal Balance of each such REMIC I Regular Interest is equal to 0.1% of the excess of (x) the aggregate Scheduled Principal Balance of the Group I Mortgage Loans in the related Subgroup other than the related PO Percentage of the Scheduled Principal Balance of any Discount Mortgage Loan in Loan Group I over (y) the aggregate Current Principal Amount of the Group I Senior Certificates related to such Subgroup other than the Class I-PO Certificates (except that if any such excess is a larger number than in the preceding distribution period, the least amount of principal shall be distributed to such REMIC I Regular Interests such that the REMIC I Subordinated Balance Ratio is maintained); and second, any remaining principal from each Subgroup to the related REMIC I Regular Interest ending with the designation "ZZZ" (provided that a portion of the remaining principal equal to the Class I-PO Certificate Principal Distribution Amount attributable to the Discount Mortgage Loans in Loan Group I will be distributed to REMIC I Regular Interest PO). Realized Losses from each Subgroup shall be applied after all distributions have been made on each Distribution Date, first, to the related REMIC I Regular Interest ending with the designation "Sub," so that the Uncertificated Principal Balance of each such REMIC I Regular Interest is equal to 0.1% of the excess of (x) the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Subgroup other than the related PO Percentage of the Scheduled Principal Balance of any Discount Mortgage Loan in Loan Group I over (y) the aggregate Current Principal Amount of the Group I Senior Certificates related to such Subgroup other than the Class I-PO Certificates (except that if any such excess is a larger number than in the preceding distribution period, the least amount of Realized Losses shall be applied to such REMIC I Regular Interests such that the REMIC I Subordinated Balance Ratio is maintained); and second, any remaining Realized Losses from each Subgroup to the related REMIC I Regular Interests ending with the designation "ZZZ" (except that if a Realized Loss is recognized with respect to a Discount Mortgage Loan in Loan Group I, the applicable portion of such Realized Loss will be allocated to REMIC I Regular Interest PO).

         The aggregate amount of any Net Interest Shortfalls related to the Group I Mortgage Loans for any Distribution Date shall be allocated to accrued interest payable to the REMIC I Regular Interests other than REMIC I Regular Interest PO, PRO RATA, based on, and to the extent of, one month's interest at the then applicable respective Pass-Through Rates on the respective Uncertificated Principal Balances of each such REMIC I Regular Interest.

         (ii) REMIC II will be evidenced by (x) the REMIC II Regular Interests, which will be uncertificated and non-transferable and are hereby designated as the "regular interests" in REMIC II and have the initial principal amounts and notional amount and accrue interest at the Pass-Through Rates equal to those set forth in this Section 5.01(c)(ii), and (y) the Class II-R-1 Certificates, which are hereby designated as the sole class of "residual interests" in REMIC II (each of the foregoing as designated below).


REMIC II INTEREST     INITIAL PRINCIPAL AMOUNT     PASS-THROUGH RATE     RELATED SUBGROUP
-----------------     ------------------------     -----------------     ----------------
     II-A-1            $         97,554,000.00          5.5000%            Loan Group II
     II-A-2            $          7,815,000.00          5.5000%            Loan Group II
     II-A-3            $         11,800,000.00          5.5000%            Loan Group II
     II-A-4            $            464,000.00          5.5000%            Loan Group II
      II-X                    (1)                         (2)              Loan Group II
     II-PO             $            344,343.42          0.0000%            Loan Group II
  Class II-R-1         $                100.00          0.0000%                 N/A
     II-B-1            $          1,840,000.00          5.5000%            Loan Group II
     II-B-2            $            981,000.00          5.5000%            Loan Group II
     II-B-3            $            674,000.00          5.5000%            Loan Group II
     II-B-4            $            675,000.00          5.5000%            Loan Group II
     II-B-5            $            245,000.00          5.5000%            Loan Group II
     II-B-6            $            245,970.39          5.5000%            Loan Group II

----------
(1) REMIC II Regular Interest II-X will not have an initial principal amount but will accrue interest on its uncertificated notional amount calculated in accordance with the definition of "Uncertificated Notional Amount" herein.

(2) A variable pass-through rate equal to the excess, if any, of (a) the weighted average Net Mortgage Rate on the Group II Mortgage Loans with Net Mortgage Rates greater than 5.5000% per annum over (b) 5.5000% per annum.


         Interest shall be payable to the REMIC II Regular Interests at the applicable Pass-Through Rates on the related Uncertificated Principal Balances and Uncertificated Notional Amount. Principal shall be payable to, and shortfalls, losses and prepayments are allocable to, the REMIC II Regular Interests as such amounts are payable and allocable to the Corresponding Certificates.

         (iii) REMIC III will be evidenced by (x) the REMIC III Regular Interests, which will be uncertificated and non-transferable and are hereby designated as the "regular interests" in REMIC III and have the initial principal amounts or notional amount and accrue interest at the Pass-Through Rates equal to those set forth in this Section 5.01(c)(iii), and (y) the Class I-R-2 Certificates, which are hereby designated as the sole class of "residual interests" in REMIC III (each of the foregoing as designated below).


REMIC III INTEREST     INITIAL PRINCIPAL AMOUNT     PASS-THROUGH RATE     RELATED SUBGROUP
------------------     ------------------------     -----------------     ----------------
     I-A-1              $         23,690,000.00          7.0000%            Loan Group I
     I-A-2              $         17,907,000.00          7.5000%            Loan Group I
     I-A-3              $         34,557,000.00          8.0000%            Loan Group I
      I-X                      (1)                         (2)              Loan Group I
      I-PO              $            928,088.74           0.0000%           Loan Group I
     I-R-3              $                 50.00           0.0000%                N/A
  Class I-R-2           $                 50.00           0.0000%                N/A
     I-B-1              $          1,608,000.00            (3)              Loan Group I
     I-B-2              $          1,072,000.00            (3)              Loan Group I
     I-B-3              $            700,000.00            (3)              Loan Group I
     I-B-4              $          1,526,000.00            (3)              Loan Group I
     I-B-5              $            123,000.00            (3)              Loan Group I
     I-B-6              $            330,511.86            (3)              Loan Group I

----------
(1) REMIC III Regular Interest I-X will not have an initial principal amount but will accrue interest on its uncertificated notional amount calculated in accordance with the definition of "Uncertificated Notional Amount" herein.

(2) REMIC III Regular Interest I-X will not have a Pass-Through Rate but will be entitled to receive 100% of the interest payable with respect to REMIC I Regular Interest X.

(3) REMIC III Regular Interests I-B-1, I-B-2, I-B-3, I-B-4, I-B-5 and I-B-6 will each bear interest at a variable rate equal to the weighted average of the Pass-Through Rates on REMIC I Regular Interests 1-Sub, 2-Sub and 3-Sub, weighted on the basis of the Uncertificated Principal Balances of each such REMIC I Regular Interest immediately preceding the related Distribution Date.


         Interest shall be payable to the REMIC III Regular Interests at the applicable Pass-Through Rates on the related Uncertificated Principal Balances or Uncertificated Notional Amount. Principal shall be payable to, and shortfalls, losses and prepayments are allocable to, the REMIC III Regular Interests as such amounts are payable and allocable to the Corresponding Certificates; provided that, solely for purposes of the foregoing, any shortfalls or losses otherwise allocable to the Class I-XB Certificates shall be deemed to be allocated entirely to the Class I-B-1, Class I-B-2 and Class I-B-3 Certificates on a pro rata basis.

         (iv) REMIC IV will be evidenced by (x) the Certificates (other than the Class R Certificates), which are hereby designated as the "regular interests" in REMIC IV and have the initial principal amounts and notional amounts and accrue interest at the Pass-Through Rates equal to those set forth in this Section 5.01(c)(iv), and (y) the Class I-R-3 Certificates, which are hereby designated as the sole class of "residual interests" in REMIC IV (each of the foregoing as designated below).

           DESIGNATION                     INITIAL PRINCIPAL AMOUNT                   PASS-THROUGH RATE
----------------------------------  ----------------------------------------  -----------------------------------
              I-A-1                           $               23,690,000.00                                 7.00%
              I-A-2                           $               17,907,000.00                                 7.50%
              I-A-3                           $               34,557,000.00                                 8.00%
              I-PO                            $                  928,088.74                                 0.00%
               I-X                                                       (1)                                  (2)
              I-R-1                           $                       50.00                                 0.00%
              I-R-2                           $                       50.00                                 0.00%
              I-R-3                           $                       50.00                                 0.00%
              I-B-1                           $                1,608,000.00                                 6.00%
              I-B-2                           $                1,072,000.00                                 6.00%
              I-B-3                           $                  700,000.00                                 6.00%
              I-B-4                           $                1,526,000.00                                   (3)
              I-B-5                           $                  123,000.00                                   (3)
              I-B-6                           $                  330,511.86                                   (3)
              I-XB                                                       (1)                                  (4)
             II-A-1                           $               97,554,000.00                                 5.50%
             II-A-2                           $                7,815,000.00                                 5.50%
             II-A-3                           $               11,800,000.00                                 5.50%
             II-A-4                           $                  464,000.00                                 5.50%
              II-PO                           $                  344,343.42                                 0.00%
              II-X                                                       (1)                                  (5)
             II-R-1                           $                      100.00                                 0.00%
             II-B-1                           $                1,840,000.00                                 5.50%
             II-B-2                           $                  981,000.00                                 5.50%
             II-B-3                           $                  674,000.00                                 5.50%
             II-B-4                           $                  675,000.00                                 5.50%
             II-B-5                           $                  245,000.00                                 5.50%
             II-B-6                           $                  245,970.39                                 5.50%

----------
(1)  As described in the definition of Notional Amount herein.

(2) A variable pass-through rate equal to the excess, if any, of (a) the weighted average Net Mortgage Rate on the Group I Mortgage Loans with Net Mortgage Rates greater than 8.00% per annum over (b) 8.00% per annum; provided that, for federal income tax purposes the Class I-X Certificates will not have a Pass-Through Rate but will be entitled to receive 100% of the interest payable with respect to REMIC III Regular Interest I-X.

(3) A variable pass-through rate equal to the weighted average of 7.00%, 7.50% and 8.00% per annum, weighted in proportion to the results of subtracting from the aggregate Scheduled Principal Balance of the Group I Mortgage Loans in Subgroup I-1, Subgroup I-2 and Subgroup I-3, respectively (other than the related PO Percentage of the principal balance of such Group I Mortgage Loans), the aggregate Current Principal Amount of the related Class or Classes of Group I Senior Certificates (other than the Class I-PO Certificates); provided that, for federal income tax purposes, the Class I-B Certificates will each bear interest at a rate equivalent to the foregoing, expressed as the weighted average of the Pass-Through Rates on REMIC III Regular Interests I-B-4, I-B-5 and I-B-6, weighted on the basis of the Uncertificated Principal Balances of each such REMIC III Regular Interest immediately preceding the related Distribution Date.

(4) A variable pass-through rate equal to a per annum rate equal to the excess, if any, of (i) the weighted average of 7.00%, 7.50% and 8.00% per annum, weighted in proportion to the results of subtracting from the aggregate Scheduled Principal Balance of the Group I Mortgage Loans in Subgroup I-1, Subgroup I-2 and Subgroup I-3, respectively (other than the related PO Percentage of the principal balance of such Group I Mortgage Loans), the aggregate Current Principal Amount of the related Class or Classes of Group I Senior Certificates (other than the Class I-PO Certificates), over (ii) 6.00% per annum; provided that, for federal income tax purposes the Class I-XB Certificates will bear interest at a rate equivalent to the foregoing, expressed as the weighted average of the Pass-Through Rates on REMIC III Regular Interests II-B-1, II-B-2 and II-B-3, weighted on the basis of the Uncertificated Principal Balances of each such REMIC III Regular Interest immediately preceding the related Distribution Date, minus 6.00%.

(5) A variable pass-through rate equal to the excess, if any, of (a) the weighted average Net Mortgage Rate on the Group II Mortgage Loans with Net Mortgage Rates greater than 5.50% per annum over (b) 5.50% per annum; provided that, for federal income tax purposes the Class II-X Certificates will not have a Pass-Through Rate but will be entitled to receive 100% of the interest payable with respect to REMIC II Regular Interest II-X.


         (d) For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date immediately following the maturity date for the Group I Mortgage Loan with the latest maturity date in the Trust Fund has been designated as the "latest possible maturity date" for the REMIC I Regular Interests, REMIC III Regular Interests and the Group I Certificates, and the Distribution Date immediately following the maturity date for the Group II Mortgage Loan with the latest maturity date in the Trust Fund has been designated as the "latest possible maturity date" for the REMIC II Regular Interests and the Group II Certificates.

         (e) With respect to each Distribution Date, each Class of Certificates (other than the Class R Certificates) shall accrue interest during the related Interest Accrual Period. With respect to each Distribution Date and each such Class of Certificates, interest shall be calculated on the basis of a 360-day year comprised of twelve 30-day months, based upon the respective Pass-Through Rate set forth, or determined as provided, above and the Current Principal Amount (or Notional Amount in the case of the Interest Only Certificates) of such Class applicable to such Distribution Date.

         (f) The Certificates shall be substantially in the forms set forth in Exhibits A-1, A-2, A-3, A-4, A-5 or A-6, as applicable. On original issuance, the Certificate Registrar shall sign, countersign and shall deliver them at the direction of the Depositor. Pending the preparation of Definitive Certificates of any Class, the Certificate Registrar may sign and countersign temporary Certificates that are printed, lithographed or typewritten, in authorized denominations for Certificates of such Class, substantially of the tenor of the Definitive Certificates in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers or authorized signatories executing such Certificates may determine, as evidenced by their execution of such Certificates. If temporary Certificates are issued, the Depositor will cause Definitive Certificates to be prepared without unreasonable delay. After the preparation of Definitive Certificates, the temporary Certificates shall be exchangeable for definitive Certificates upon surrender of the temporary Certificates at the office of the Certificate Registrar, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Certificates, the Certificate Registrar shall sign and countersign and deliver in exchange therefor a like aggregate principal amount, in authorized denominations for such Class, of Definitive Certificates of the same Class. Until so exchanged, such temporary Certificates shall in all respects be entitled to the same benefits as Definitive Certificates.

         (g) Each Class of Book-Entry Certificates will be registered as a single Certificate of such Class held by a nominee of the Depository or the DTC Custodian, and beneficial interests will be held by investors through the book-entry facilities of the Depository in minimum denominations of in the case of the Certificates (other than the Residual Certificates and the Class II-A-2 Certificates), $100,000, and for the Class II-A-2 Certificates, $1,000, and in each case increments of $1.00 in excess thereof, except that one Certificate of each such Class may be issued in a different amount so that the sum of the denominations of all outstanding Certificates of such Class shall equal the Current Principal Amount of such Class on the Closing Date. On the Closing Date, the Certificate Registrar shall execute and countersign Physical Certificates all in an aggregate principal amount that shall equal the Current Principal Amount of such Class on the Closing Date. The Class I-R-1, Class I-R-2 and Class I-R-3 Certificates shall each be issued in certificated fully-registered form, in the denomination of $50. The Class II-R-1 Certificates shall each be issued in certificated fully-registered form, in the denomination of $100. Each Class of Global Certificates, if any, shall be issued in fully registered form in minimum dollar denominations of $100,000 and integral multiples of $1.00 in excess thereof, except that one Certificate of each Class may be in a different denomination so that the sum of the denominations of all outstanding Certificates of such Class shall equal the Current Principal Amount of such Class on the Closing Date. On the Closing Date, the Certificate Registrar shall execute and countersign (i) in the case of each Class of the Offered Certificates, the Certificate in the entire Current Principal Amount of the respective Class and (ii) in the case of each Class of the Non-Offered Certificates, Individual Certificates all in an aggregate principal amount that shall equal the Current Principal Amount of each such respective Class on the Closing Date. The Certificates referred to in clauses (i) and (ii) and if at any time there are to be Global Certificates, the Global Certificates shall be delivered by the Depositor to the Depository or pursuant to the Depository's instructions, shall be delivered by the Depositor on behalf of the Depository to and deposited with the DTC Custodian. The Certificate Registrar shall sign the Certificates by facsimile or manual signature and countersign them by manual signature on behalf of the Certificate Registrar by one or more authorized signatories, each of whom shall be Responsible Officers of the Certificate Registrar or its agent. A Certificate bearing the manual and facsimile signatures of individuals who were the authorized signatories of the Certificate Registrar or its agent at the time of issuance shall bind the Certificate Registrar, notwithstanding that such individuals or any of them have ceased to hold such positions prior to the delivery of such Certificate.

         (h) No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate the manually executed countersignature of the Certificate Registrar or its agent, and such countersignature upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly executed and delivered hereunder. All Certificates issued on the Closing Date shall be dated the Closing Date. All Certificates issued thereafter shall be dated the date of their countersignature.

         (i) The Closing Date is hereby designated as the "startup" day of each REMIC within the meaning of Section 860G(a)(9) of the Code.

         (j) For federal income tax purposes, each REMIC shall have a tax year that is a calendar year and shall report income on an accrual basis.

         (k) The Trustee on behalf of the Trust shall cause each REMIC to timely elect to be treated as a REMIC under Section 860D of the Code. Any inconsistencies or ambiguities in this Agreement or in the administration of any Trust established hereby shall be resolved in a manner that preserves the validity of such elections.

         (l) The following legend shall be placed on the Residual Certificates, whether upon original issuance or upon issuance of any other Certificate of any such Class in exchange therefor or upon transfer thereof:

                  THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE PROPOSED TRANSFEREE PROVIDES THE CERTIFICATE REGISTRAR WITH AN OPINION OF COUNSEL ADDRESSED TO THE DEPOSITOR, TRUSTEE, CERTIFICATE REGISTRAR, MASTER SERVICER AND SECURITIES ADMINISTRATOR AND ON WHICH THEY MAY RELY THAT IS SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE OF CERTIFICATES ON BEHALF OF SUCH PERSON WILL NOT RESULT IN OR CONSTITUTE A NONEXEMPT PROHIBITED TRANSACTION, IS PERMISSIBLE UNDER APPLICABLE LAW AND WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, CERTIFICATE REGISTRAR, THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR, CERTIFICATE REGISTRAR OR THE TRUSTEE.

The following legend shall be placed upon the Class I-B-4, Class I-B-5, Class I-B-6, Class II-B-4, Class II-B-5 and Class II-B-6 Certificates, whether upon original issuance or upon issuance of any other Certificate of any such Class in exchange therefor or upon transfer thereof:

         THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION EXEMPTION ("PTE") 84-14, PTE 91-38, PTE 90-1, PTE 95-60 OR PTE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE SECURITIES ADMINISTRATOR, THE MASTER SERVICER, CERTIFICATE REGISTRAR OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE OR UNLESS THE OPINION SPECIFIED IN SECTION 5.07 OF THE AGREEMENT IS PROVIDED.

         Section 5.02 REGISTRATION OF TRANSFER AND EXCHANGE OF CERTIFICATES.

         (a) The Certificate Registrar shall maintain at its Corporate Trust Office a separate Certificate Register for Certificates in which, subject to such reasonable regulations as it may prescribe, the Certificate Registrar shall provide for the registration of the related Certificates and of transfers and exchanges of the related Certificates as herein provided.

         (b) Subject to Subsection 5.01(a) and, in the case of any Global Certificate or Physical Certificate upon the satisfaction of the conditions set forth below, upon surrender for registration of transfer of any Certificate at any office or agency of the Certificate Registrar maintained for such purpose, the Certificate Registrar shall sign, countersign and shall deliver, in the name of the designated transferee or transferees, a new Certificate of a like Class and aggregate Fractional Undivided Interest, but bearing a different number.

         (c) By acceptance of an Individual Certificate, whether upon original issuance or subsequent transfer, each holder of such a Certificate acknowledges the restrictions on the transfer of such Certificate set forth in the Securities Legend and agrees that it will transfer such a Certificate only as provided herein. In addition to the provisions of Subsection 5.02(h), the following restrictions shall apply with respect to the transfer and registration of transfer of an Individual Certificate to a transferee that takes delivery in the form of an Individual Certificate:

                  (i) The Certificate Registrar shall register the transfer of an Individual Certificate if the requested transfer is being made to a transferee who has provided the Certificate Registrar with a Rule 144A Certificate or comparable evidence as to its QIB status.

                  (ii) The Certificate Registrar shall register the transfer of any Individual Certificate if (x) the transferor has advised the Certificate Registrar in writing that the Certificate is being transferred to an Institutional Accredited Investor; and (y) prior to the transfer the transferee furnishes to the Certificate Registrar an Investment Letter (and the Certificate Registrar shall be fully protected in so doing), provided that, if based upon an Opinion of Counsel addressed to the Certificate Registrar to the effect that the delivery of (x) and (y) above are not sufficient to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable laws, the Certificate Registrar shall as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information prior to registering the transfer of an Individual Certificate as shall be set forth in such Opinion of Counsel.

         (d) Subject to Subsection 5.02(h), so long as a Global Certificate of such Class is outstanding and is held by or on behalf of the Depository, transfers of beneficial interests in such Global Certificate, or transfers by holders of Individual Certificates of such Class to transferees that take delivery in the form of beneficial interests in the Global Certificate, may be made only in accordance with this Subsection 5.02(d) and in accordance with the rules of the Depository:

                  (i) In the case of a beneficial interest in the Global Certificate being transferred to an Institutional Accredited Investor, such transferee shall be required to take delivery in the form of an Individual Certificate or Certificates and the Certificate Registrar shall register such transfer only upon compliance with the provisions of Subsection 5.02(c)(ii).

                  (ii) In the case of a beneficial interest in a Class of Global Certificates being transferred to a transferee that takes delivery in the form of an Individual Certificate or Certificates of such Class, except as set forth in clause (i) above, the Certificate Registrar shall register such transfer only upon compliance with the provisions of Subsection 5.02(c)(i).

                  (iii) In the case of an Individual Certificate of a Class being transferred to a transferee that takes delivery in the form of a beneficial interest in a Global Certificate of such Class, the Certificate Registrar shall register such transfer if the transferee has provided the Certificate Registrar with a Rule 144A Certificate or comparable evidence as to its QIB status.

                  (iv) No restrictions shall apply with respect to the transfer or registration of transfer of a beneficial interest in the Global Certificate of a Class to a transferee that takes delivery in the form of a beneficial interest in the Global Certificate of such Class; provided that each such transferee shall be deemed to have made such representations and warranties contained in the Rule 144A Certificate as are sufficient to establish that it is a QIB.

         (e) Subject to Subsection 5.02(h), an exchange of a beneficial interest in a Global Certificate of a Class for an Individual Certificate or Certificates of such Class, an exchange of an Individual Certificate or Certificates of a Class for a beneficial interest in the Global Certificate of such Class and an exchange of an Individual Certificate or Certificates of a Class for another Individual Certificate or Certificates of such Class (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Global Certificate of such Class, so long as such Certificate is outstanding and is held by or on behalf of the Depository) may be made only in accordance with this Subsection 5.02(e) and in accordance with the rules of the
Depository:

                  (i) A holder of a beneficial interest in a Global Certificate of a Class may at any time exchange such beneficial interest for an Individual Certificate or Certificates of such Class.

                  (ii) A holder of an Individual Certificate or Certificates of a Class may exchange such Certificate or Certificates for a beneficial interest in the Global Certificate of such Class if such holder furnishes to the Certificate Registrar a Rule 144A Certificate or comparable evidence as to its QIB status.

                  (iii) A holder of an Individual Certificate of a Class may exchange such Certificate for an equal aggregate principal amount of Individual Certificates of such Class in different authorized denominations without any certification.

         (f) (i) Upon acceptance for exchange or transfer of an Individual Certificate of a Class for a beneficial interest in a Global Certificate of such Class as provided herein, the Certificate Registrar shall cancel such Individual Certificate and shall (or shall request the Depository to) endorse on the schedule affixed to the applicable Global Certificate (or on a continuation of such schedule affixed to the Global Certificate and made a part thereof) or otherwise make in its books and records an appropriate notation evidencing the date of such exchange or transfer and an increase in the certificate balance of the Global Certificate equal to the certificate balance of such Individual Certificate exchanged or transferred therefor.

                  (ii) Upon acceptance for exchange or transfer of a beneficial interest in a Global Certificate of a Class for an Individual Certificate of such Class as provided herein, the Certificate Registrar shall (or shall request the Depository to) endorse on the schedule affixed to such Global Certificate (or on a continuation of such schedule affixed to such Global Certificate and made a part thereof) or otherwise make in its books and records an appropriate notation evidencing the date of such exchange or transfer and a decrease in the certificate balance of such Global Certificate equal to the certificate balance of such Individual Certificate issued in exchange therefor or upon transfer thereof.

         (g) The Securities Legend shall be placed on any Individual Certificate issued in exchange for or upon transfer of another Individual Certificate or of a beneficial interest in a Global Certificate.

         (h) Subject to the restrictions on transfer and exchange set forth in this Section 5.02, the holder of any Individual Certificate may transfer or exchange the same in whole or in part (in an initial certificate balance equal to the minimum authorized denomination set forth in Section 5.01(g) above or any integral multiple of $1.00 in excess thereof) by surrendering such Certificate at the Corporate Trust Office, or at the office of any transfer agent, together with an executed instrument of assignment and transfer satisfactory in form and substance to the Certificate Registrar in the case of transfer and a written request for exchange in the case of exchange. The holder of a beneficial interest in a Global Certificate may, subject to the rules and procedures of the Depository, cause the Depository (or its nominee) to notify the Certificate Registrar in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates. Following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request made at the Corporate Trust Office, sign, countersign and deliver at the Corporate Trust Office, to the transferee (in the case of transfer) or holder (in the case of exchange) or send by first class mail at the risk of the transferee (in the case of transfer) or holder (in the case of exchange) to such address as the transferee or holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Fractional Undivided Interest and in such authorized denomination or denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the Corporate Trust Office by the registered holder in person, or by a duly authorized attorney-in-fact.

         (i) At the option of the Certificateholders, Certificates may be exchanged for other Certificates of authorized denominations of a like Class and aggregate Fractional Undivided Interest, upon surrender of the Certificates to be exchanged at the Corporate Trust Office; provided, however, that no Certificate may be exchanged for new Certificates unless the original Fractional Undivided Interest represented by each such new Certificate (i) is at least equal to the minimum authorized denomination or (ii) is acceptable to the Depositor as indicated to the Certificate Registrar in writing. Whenever any Certificates are so surrendered for exchange, the Certificate Registrar shall sign and countersign and the Certificate Registrar shall deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

         (j) If the Certificate Registrar so requires, every Certificate presented or surrendered for transfer or exchange shall be duly endorsed by, or be accompanied by a written instrument of transfer, with a signature guarantee, in form satisfactory to the Certificate Registrar, duly executed by the holder thereof or his or her attorney duly authorized in writing.

         (k) No service charge shall be made for any transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

         (l) The Certificate Registrar shall cancel all Certificates surrendered for transfer or exchange but shall retain such Certificates in accordance with its standard retention policy or for such further time as is required by the record retention requirements of the Securities Exchange Act of 1934, as amended, and thereafter may destroy such Certificates.

         Section 5.03 MUTILATED, DESTROYED, LOST OR STOLEN CERTIFICATES.

         (a) If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar such security or indemnity as it may require to save it harmless, and (iii) the Certificate Registrar has not received notice that such Certificate has been acquired by a third Person, the Certificate Registrar shall sign, countersign and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and Fractional Undivided Interest but in each case bearing a different number. The mutilated, destroyed, lost or stolen Certificate shall thereupon be canceled of record by the Certificate Registrar and shall be of no further effect and evidence no rights.

         (b) Upon the issuance of any new Certificate under this Section 5.03, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any duplicate Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

         Section 5.04 PERSONS DEEMED OWNERS.

         Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Paying Agent, the Certificate Registrar or the Trustee and any agent of the Depositor, the Paying Agent, the Certificate Registrar or the Trustee may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 6.01 and for all other purposes whatsoever. None of the Depositor, the Paying Agent, the Certificate Registrar or the Trustee or any agent of the Depositor, the Paying Agent, the Certificate Registrar or the Trustee shall be affected by notice to the contrary. No Certificate shall be deemed duly presented for a transfer effective on any Record Date unless the Certificate to be transferred is presented no later than the close of business on the third Business Day preceding such Record Date.

         Section 5.05 TRANSFER RESTRICTIONS ON RESIDUAL CERTIFICATES.

         (a) Residual Certificates, or interests therein, may not be transferred without the prior express written consent of the Tax Matters Person and the Depositor. As a prerequisite to such consent, (1) the proposed transferee must provide the Tax Matters Person, the Depositor, the Certificate Registrar and the Trustee with an affidavit that the proposed transferee is a Permitted Transferee (and an affidavit that it is a United States Person), and (2) the proposed transferor must provide the Tax Matters Person, the Depositor, the Certificate Registrar and the Trustee with a certificate to the effect that it has no knowledge that the statements made by the proposed transferee in any such affidavit are false, each as provided in Subsection 5.05(b).

         (b) No transfer, sale or other disposition of a Residual Certificate (including a beneficial interest therein) may be made unless, prior to the transfer, sale or other disposition of a Residual Certificate, the proposed transferee (including the initial purchasers thereof) delivers to the Tax Matters Person, the Trustee, the Certificate Registrar and the Depositor an affidavit in the form attached hereto as Exhibit E stating, among other things, that as of the date of such transfer (i) such transferee is a Permitted Transferee and that (ii) such transferee is not acquiring such Residual Certificate for the account of any Person who is not a Permitted Transferee, and
(2) the proposed transferor delivers to the Tax Matters Person, the Trustee, the Certificate Registrar and the Depositor a certificate to the effect that it has no knowledge that the statements made by the proposed transferee in any such affidavit are false. The Tax Matters Person shall not consent to a transfer of a Residual Certificate if it has actual knowledge that any statement made in the affidavit issued pursuant to the preceding sentence is not true. Notwithstanding any transfer, sale or other disposition of a Residual Certificate to any Person who is not a Permitted Transferee or a United States Person, such transfer, sale or other disposition shall be deemed to be of no legal force or effect whatsoever and such Person shall not be deemed to be a Holder of a Residual Certificate for any purpose hereunder, including, but not limited to, the receipt of distributions thereon. If any purported transfer shall be in violation of the provisions of this Subsection 5.05(b), then the prior Holder thereof shall, upon discovery that the transfer of such Residual Certificate was not in fact permitted by this Subsection 5.05(b), be restored to all rights and obligations as a Holder thereof retroactive to the date of the purported transfer. None of the Trustee, the Certificate Registrar, the Tax Matters Person or the Depositor shall be under any liability to any Person for any registration or transfer of a Residual Certificate that is not permitted by this Subsection 5.05(b) or for making payments due on such Residual Certificate to the purported Holder thereof or taking any other action with respect to such purported Holder under the provisions of this Agreement so long as the written affidavit referred to above was received with respect to such transfer, and the Tax Matters Person, the Trustee, the Certificate Registrar and the Depositor, as applicable, had no knowledge that it was untrue. The prior Holder shall be entitled to recover from any purported Holder of a Residual Certificate that was in fact not a Permitted Transferee or a United States Person under this Subsection 5.05(b) at the time it became a Holder all payments made on such Residual Certificate. Each Holder of a Residual Certificate, by acceptance thereof, shall be deemed for all purposes to have consented to the provisions of this Subsection 5.05(b) and to any amendment of this Agreement deemed necessary (whether as a result of new legislation or otherwise) by counsel of the Tax Matters Person or the Depositor to ensure that the Residual Certificates are not transferred to any Person who is not a Permitted Transferee or a United States Person and that any transfer of such Residual Certificates will not cause the imposition of a tax upon the Trust or cause any REMIC to fail to qualify as a REMIC.

         (c) The Residual Certificates (including a beneficial interest therein) may not be purchased by or transferred to any Person who is not a United States Person.

         (d) By accepting a Residual Certificate, the purchaser thereof agrees to be a Tax Matters Person, and appoints the Securities Administrator to act as its agent with respect to all matters concerning the tax obligations of the Trust.

         Section 5.06 RESTRICTIONS ON TRANSFERABILITY OF NON-OFFERED
CERTIFICATES.

         (a) No offer, sale, transfer or other disposition (including pledge) of any Non-Offered Certificate shall be made by any Holder thereof unless registered under the Securities Act, or an exemption from the registration requirements of the Securities Act and any applicable state securities or "Blue Sky" laws is available and the prospective transferee (other than the Depositor) of such Certificate signs and delivers to the Certificate Registrar an Investment Letter, if the transferee is an Institutional Accredited Investor, in the form set forth as Exhibit F-l hereto, or a Rule 144A Certificate, if the transferee is a QIB, in the form set forth as Exhibit F-2 hereto. Notwithstanding the provisions of the immediately preceding sentence, no restrictions shall apply with respect to the transfer or registration of transfer of a beneficial interest in any Non-Offered Certificate that is a Global Certificate of a Class to a transferee that takes delivery in the form of a beneficial interest in the Global Certificate of such Class provided that each such transferee shall be deemed to have made such representations and warranties contained in the Rule 144A Certificate as are sufficient to establish that it is a QIB. In the case of a proposed transfer of any Certificate to a transferee other than a QIB, the Certificate Registrar may require an Opinion of Counsel addressed to the Certificate Registrar that such transaction is exempt from the registration requirements of the Securities Act. The cost of such opinion shall not be an expense of the Certificate Registrar or the Trust Fund.

         (b) The Non-Offered Certificates shall each bear a Securities Legend.

         Section 5.07 ERISA RESTRICTIONS.

         (a) Subject to the provisions of subsection (b), no Residual Certificates or Non-Offered Certificates may be acquired directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of ERISA or Section 4975 of the Code, unless the proposed transferee provides either (i) the Certificate Registrar, with an Opinion of Counsel addressed to the Depositor, the Trustee, the Certificate Registrar, the Master Servicer and the Securities Administrator (upon which they may rely) which is satisfactory to the Certificate Registrar, which opinion will not be at the expense of the Depositor, the Trustee, the Certificate Registrar, the Master Servicer or the Securities Administrator, that the purchase of such Certificates by or on behalf of such Plan is permissible under applicable law, will not constitute or result in a nonexempt prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Depositor, the Master Servicer, the Certificate Registrar, the Securities Administrator or the Trustee to any obligation in addition to those undertaken in the Agreement or (ii) in the case of the Non-Offered Certificates, a representation or certification to the Certificate Registrar (upon which the Trustee, the Certificate Registrar and the other parties hereto are authorized to rely) to the effect that the proposed transfer and holding of such a Certificate and the servicing, management and operation of the Trust: (I) will not result in a prohibited transaction under
Section 406 of ERISA or Section 4975 of the Code which is not covered under an individual or class prohibited transaction exemption including but not limited to Department of Labor Prohibited Transaction Exemption ("PTE") 84-14 (Class Exemption for Plan Asset Transactions Determined by Independent Qualified Professional Asset Managers); PTE 91-38 (Class Exemption for Certain Transactions Involving Bank Collective Investment Funds); PTE 90-1 (Class Exemption for Certain Transactions Involving Insurance Company Pooled Separate Accounts), PTE 95-60 (Class Exemption for Certain Transactions Involving Insurance Company General Accounts), and PTCE 96-23 (Class Exemption for Plan Asset Transactions Determined by In-House Asset Managers and (II) will not subject the Depositor, the Securities Administrator, the Certificate Registrar, the Master Servicer or the Trustee to any obligation in addition to those undertaken in the Agreement.

         (b) Any Person acquiring an interest in a Global Certificate which is a Non-Offered Certificate, by acquisition of such Certificate, shall be deemed to have represented to the Certificate Registrar that in the case of the Non-Offered Certificates, either: (i) it is not acquiring an interest in such Certificate directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of ERISA or Section 4975 of the Code, or (ii) the transfer and holding of an interest in such Certificate to that Person and the subsequent servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, PTE 84-14, PTE 91-38, PTE 90-1, PTE 95-60 or PTE 96-23 and (II) will not subject the Depositor, the Securities Administrator, the Certificate Registrar, the Master Servicer or the Trustee to any obligation in addition to those undertaken in the Agreement.

         (c) Each beneficial owner of a Class I-B-1, Class I-B-2, Class I-B-3, Class II-B-1, Class II-B-2 or Class II-B-3 Certificate or any interest therein shall be deemed to have represented, by virtue of its acquisition or holding of that certificate or interest therein, that either (i) it is not a Plan or investing with "Plan Assets", (ii) it has acquired and is holding such certificate in reliance on Prohibited Transaction Exemption 90-30, as amended from time to time (the "Exemption"), and that it understands that there are certain conditions to the availability of the Exemption, including that the certificate must be rated, at the time of purchase, not lower than "BBB-" (or its equivalent) by S&P, Fitch or Moody's Investors Service, Inc., and the certificate is so rated or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an "insurance company general account," as such term is defined in Prohibited Transaction Class Exemption ("PTCE") 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

         (d) Neither the Trustee, the Certificate Registrar, the Master Servicer nor the Securities Administrator will be required to monitor, determine or inquire as to compliance with the transfer restrictions in this Agreement with respect to the Book-Entry Certificates. Any attempted or purported transfer of any Certificate in violation of the provisions of this Agreement shall be void ab initio and such Certificate shall be considered to have been held continuously by the prior permitted Certificateholder. Any transferor of any Certificate in violation of such provisions, shall indemnify and hold harmless the Trustee, the Certificate Registrar, the Securities Administrator and the Master Servicer from and against any and all liabilities, claims, costs or expenses incurred by the Trustee, the Certificate Registrar, the Securities Administrator or the Master Servicer as a result of such attempted or purported transfer. Neither the Trustee nor the Certificate Registrar shall be liable for transfer of any such Book-Entry Certificates in or through book-entry facilities of any Depository or between or among Depository Participants or Certificate Owners made in violation of the transfer restrictions set forth herein.

         Section 5.08 RULE 144A INFORMATION.

         For so long as any Non-Offered Certificates are outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act, (1) the Depositor will provide or cause to be provided to any holder of such Non-Offered Certificates and any prospective purchaser thereof designated by such a holder, upon the request of such holder or prospective purchaser, the information required to be provided to such holder or prospective purchaser by Rule 144A(d)(4) under the Securities Act; and (2) the Depositor shall update such information from time to time in order to prevent such information from becoming false and misleading and will take such other actions as are necessary to ensure that the safe harbor exemption from the registration requirements of the Securities Act under Rule 144A is and will be available for resales of such Certificates conducted in accordance with Rule 144A.

         Section 5.09 APPOINTMENT OF PAYING AGENT AND CERTIFICATE REGISTRAR.

         Wells Fargo Bank, National Association, as Securities Administrator, shall act as the initial Paying Agent and Certificate Registrar for so long as it is also the Master Servicer. Each of the Paying Agent and the Certificate Registrar may resign upon thirty (30) days' prior written notice to the Trustee; provided that no such resignation shall be effective until the appointment of a successor paying agent or certificate registrar. In the event the Paying Agent and/or the Certificate Registrar resigns or is removed by the Trustee for cause, the Trustee may appoint a successor paying agent or certificate registrar, as applicable. The Trustee shall cause such successor paying agent, if other than the Trustee or the Master Servicer or the Securities Administrator, to execute and deliver to the Trustee an instrument in which such paying agent shall agree with the Trustee that such paying agent will hold all sums held by it for the payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to the Certificateholders.

                                   ARTICLE VI
                         Payments to Certificateholders

         Section 6.01 DISTRIBUTIONS ON THE CERTIFICATES.

         (a) Interest and principal (as applicable) on the Certificates (other than the Residual Certificates) will be distributed by the Paying Agent monthly on each Distribution Date based on the Certificates Distribution Report for such Distribution Date furnished by the Securities Administrator pursuant to 6.05 hereof, commencing in January 2006, in an amount equal to the related Available Funds on deposit in the Distribution Account for such Distribution Date. In addition, on the Distribution Date occurring in January 2006, the Class I-R Deposit will be distributed to the Holders of the Class I-R Certificates, pro rata, and the Class II-R Deposit will be distributed to the Holders of the Class II-R-1 Certificates. On each Distribution Date, the related Available Funds on deposit in the Distribution Account shall be distributed as follows:

         (I) DISTRIBUTIONS ON THE GROUP I CERTIFICATES:

         On each Distribution Date, the Group I Available Funds will be distributed as follows:

                  (i) on each Distribution Date, the Group I Available Funds will be distributed to the Group I Senior Certificates as follows:

                  FIRST, to the Group I Senior Certificates (other than the Class I-PO Certificates), on a pro rata basis, the Accrued Certificate Interest on such Classes for such Distribution Date;

                  SECOND, to the Group I Senior Certificates (other than the Class I-PO Certificates), on a pro rata basis, any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates, to the extent of remaining Group I Available Funds;

                  THIRD, concurrently as follows:

                  (I) to the extent of the remaining Group I Available Funds related to Subgroup I-1, to the Class I-A-1 Certificates, as principal, the Subgroup I-1 Principal Distribution Amount, in the order described in this Agreement, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to zero;

                  (II) to the extent of the remaining Group I Available Funds related to Subgroup I-2, to the Class I-A-2 Certificates, as principal, the Subgroup I-2 Principal Distribution Amount, in the order described in this Agreement, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to zero; and

                  (III) to the extent of the remaining Group I Available Funds related to Subgroup I-3, to the Class I-A-3 Certificates, as principal, the Subgroup I-3 Principal Distribution Amount, in the order described in this Agreement, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to zero;

                  FOURTH, to the Class I-PO Certificates, the Class I-PO Certificate Principal Distribution Amount for such Distribution Date to the extent of the remaining Group I Available Funds, until the Current Principal Amount thereof has been reduced to zero; and

                  FIFTH, to the Class I-PO Certificates, the Class I-PO Certificate Deferred Amount, provided that, (i) on any Distribution Date, distributions pursuant to this priority FIFTH shall not exceed the excess, if any, of (x) Group I Available Funds remaining after giving effect to distributions pursuant to priorities FIRST through FOURTH above over (y) the sum of the amount of Accrued Certificate Interest for such Distribution Date and Accrued Certificate Interest remaining undistributed from previous Distribution Dates on all Classes of Group I Subordinate Certificates then outstanding, (ii) such distributions shall not reduce the Current Principal Amount of the Class I-PO Certificates, and (iii) no distribution will be made in respect of the Class I-PO Certificate Deferred Amount on or after the Group I Cross-Over Date.

                  (ii) Except as described in paragraphs (iii) and (iv) below, on each Distribution Date prior to the Group I Cross-Over Date, an amount equal to the remaining Group I Available Funds after the distributions in clause (i) above shall be distributed sequentially in the following order, to the Class I-XB, I-B-1, Class I-B-2, Class I-B-3, Class I-B-4, Class I-B-5 and Class I-B-6 Certificates, in each case up to an amount equal to and in the following order:
(a) the Accrued Certificate Interest thereon for such Distribution Date, (b) any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates and (c) such Class's Group I Allocable Share for such Distribution Date (other than the Class I-XB Certificates), in each case, to the extent of the remaining Group I Available Funds.

                  (iii) On each Distribution Date prior to the Group I Cross-Over Date but after the reduction of the Current Principal Amounts of all of the Group I Senior Certificates related to a Subgroup to zero, the remaining Class or Classes of Group I Senior Certificates in the remaining Subgroups (other than the Class I-X Certificates and Class I-PO Certificates) will be entitled to receive in reduction of their Current Principal Amounts, pro rata based upon their Current Principal Amounts immediately prior to such Distribution Date, in addition to any Principal Prepayments related to such remaining Group I Senior Certificates' respective Subgroup allocated to such Group I Senior Certificates, 100% of the Principal Prepayments on any Mortgage Loan in the Subgroup or Subgroups relating to the Class or Classes of Group I Senior Certificates of the fully repaid Subgroup; provided, however, if (A) the weighted average of the Subgroup Subordinate Percentages on such Distribution Date equals or exceeds two times the initial weighted average of the Subgroup Subordinate Percentages and (B) the aggregate Scheduled Principal Balance of the Mortgage Loans in Loan Group I delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and bankruptcy and Mortgage Loans with respect to which the related mortgaged property has been acquired by the trust), averaged over the last six months, as a percentage of the aggregate Current Principal Amount of the Group I Subordinate Certificates does not exceed 50%, then the additional allocation of Principal Prepayments to the Subgroup I-1 Certificates, Subgroup I-2 Certificates and Subgroup I-3 Certificates in accordance with this paragraph (iii) will not be made and 100% of the Principal Prepayments on any Mortgage Loan in Loan Group I relating to the fully repaid Class or Classes of Group I Senior Certificates will be allocated to the Group I Subordinate Certificates.

                  (iv) If on any Distribution Date on which the aggregate Current Principal Amount of the Subgroup I-1 Certificates, Subgroup I-2 Certificates and Subgroup I-3 Certificates would be greater than the aggregate Scheduled Principal Balance of the Mortgage Loans in its related Subgroup and any Group I Subordinate Certificates are still outstanding, in each case, after giving effect to distributions to be made on such Distribution Date, (i) 100% of amounts otherwise allocable to the Group I Subordinate Certificates in respect of principal will be distributed to the Subgroup I-1 Certificates, Subgroup I-2 Certificates and Subgroup I-3 Certificates (other than the Class I-X Certificates and Class I-PO Certificates), pro rata, based upon their Current Principal Amounts immediately prior to such Distribution Date, in reduction of the Current Principal Amounts thereof, until the aggregate Current Principal Amount of the Subgroup I-1 Certificates, Subgroup I-2 Certificates and Subgroup I-3 Certificates, as applicable, is equal to the aggregate Scheduled Principal Balance of the Mortgage Loans in its related Subgroup, and (ii) the Accrued Certificate Interest otherwise allocable to the Group I Subordinate Certificates on such Distribution Date will be reduced, if necessary, and distributed to such class or classes of Group I Senior Certificates in an amount equal to the Accrued Certificate Interest for such Distribution Date on the excess of (x) the aggregate Current Principal Amount of the Subgroup I-1 Certificates, Subgroup I-2 Certificates and Subgroup I-3 Certificates (other than the Class I-X, Class I-XB and Class I-PO Certificates), as applicable, over (y) the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Subgroup. Any such reduction in the Accrued Certificate Interest on the Group I Subordinate Certificates will be allocated in reverse order of the Group I Subordinate Certificates' numerical designations, commencing with the Class I-B-6 Certificates.

                  (v) If, after distributions have been made pursuant to priorities FIRST and SECOND of clause (i) above on any Distribution Date, the remaining Group I Available Funds related to Subgroup I-1 is less than the sum of the Subgroup I-1 Principal Distribution Amount and Class I-PO Certificate Principal Distribution Amount, or the remaining Group I Available Funds related to Subgroup I-2 is less than the Subgroup I-2 Principal Distribution Amount, or the remaining Group I Available Funds related to Subgroup I-3 is less than the Subgroup I-3 Principal Distribution Amount, such amounts shall be reduced, and such remaining funds will be distributed to the related Group I Senior Certificates (other than the Class I-X Certificates) on the basis of such reduced amounts. Notwithstanding any reduction in principal distributable to the Class I-PO Certificates pursuant to this paragraph, the principal balance of the Class I-PO Certificates shall be reduced not only by principal so distributed but also by the Class I-PO Certificate Cash Shortfall. The Class I-PO Certificate Cash Shortfall for the Class I-PO Certificates with respect to any Distribution Date will be added to the Class I-PO Certificate Deferred Amount.

         On each Distribution Date, any Group I Available Funds remaining after payment of interest and principal to the Classes of Certificates entitled thereto, in each case as described above, will be distributed to the Class I-R-1 Certificates; provided that, if on any Distribution Date there are any Group I Available Funds remaining after payment of interest and principal to a Class or Classes of Certificates entitled thereto, such amounts will be distributed to the other Classes of Group I Senior Certificates, pro rata, based upon their Current Principal Amounts, until all amounts due to all Classes of Group I Senior Certificates have been paid in full, before any amounts are distributed to the Class I-R-1 Certificates.

         (II) DISTRIBUTIONS ON THE GROUP II CERTIFICATES:

         On each Distribution Date, distributions to the holders of the Group II Certificates will be made from the Group II Available Funds as follows:

                  (i) on each Distribution Date, the Group II Available Funds will be distributed to the Group II Senior Certificates as follows:

                  FIRST, to the Group II Senior Certificates (other than the Class II-PO Certificates), on a pro rata basis, the Accrued Certificate Interest on such Classes for such Distribution Date;

                  SECOND, to the Group II Senior Certificates (other than the Class II-PO Certificates), on a pro rata basis, any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates, to the extent of remaining Group II Available Funds;

                  THIRD, to the Class II-A-1, Class II-A-2, Class II-A-3 and Class II-A-4 Certificates, on a pro rata basis, as principal, the Group II Senior Optimal Principal Amount for such Distribution Date to the extent of the remaining Group II Available Funds until the Current Principal Amount of each such Class has been reduced to zero;

                  FOURTH, to the Class II-PO Certificates, the Class II-PO Certificate Principal Distribution Amount for such Distribution Date to the extent of the remaining Group II Available Funds, until the Current Principal Amount thereof has been reduced to zero; and

                  FIFTH, to the Class II-PO Certificates, the Class II-PO Certificate Deferred Amount; provided that, (i) on any Distribution Date, distributions pursuant to this priority FIFTH shall not exceed the excess, if any, of (x) Group II Available Funds remaining after giving effect to distributions pursuant to priorities FIRST through FOURTH above over (y) the sum of the amount of Accrued Certificate Interest for such Distribution Date and Accrued Certificate Interest remaining undistributed from previous Distribution Dates on all classes of Group II Subordinate Certificates then outstanding, (ii) such distributions shall not reduce the Current Principal Amount of the Class II-PO Certificates, and (iii) no distribution will be made in respect of the Class II-PO Certificate Deferred Amount on or after the Group II Cross-Over Date.

                  (ii) On each Distribution Date prior to the Group II Cross-Over Date, an amount equal to the remaining Group II Available Funds after the distributions in clause (i) above will be distributed sequentially in the following order, to the Class II-B-1, Class II-B-2, Class II-B-3, Class II-B-4, Class II-B-5 and Class II-B-6 Certificates, in each case up to an amount equal to and in the following order: (a) the Accrued Certificate Interest thereon for such Distribution Date, (b) any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates and (c) such Class's Group II Allocable Share for such Distribution Date, in each case, to the extent of the remaining Group II Available Funds.

                  (iii) If, after distributions have been made pursuant to priorities FIRST and SECOND of clause (i) above on any Distribution Date, the remaining Group II Available Funds are less than the Group II Senior Optimal Principal Amount and Class II-PO Certificate Principal Distribution Amount, such amounts shall be reduced, and such remaining funds will be distributed to the Group II Senior Certificates (other than the Class II-X Certificates) on the basis of such reduced amounts. Notwithstanding any reduction in principal distributable to the Class II-PO Certificates pursuant to this paragraph, the Current Principal Amount of the Class II-PO Certificates shall be reduced not only by principal so distributed but also by the Class II-PO Certificate Cash Shortfall. The Class II-PO Certificate Cash Shortfall for the Class II-PO Certificates with respect to any Distribution Date will be added to the Class II-PO Certificate Deferred Amount.

                  (iv) On or after the occurrence of the Group II Cross-Over Date, all priorities relating to distributions as described above in respect of principal among the various classes of related Senior Certificates (other than the Class II-PO Certificates) will be disregarded, and the remaining Group II Available Funds will be distributed to such Certificates (other than the Class II-PO Certificates) pro rata in accordance with their respective outstanding Certificate Principal Balances and an amount equal to the Class II-PO Certificate Principal Distribution Amount will be distributed to the Class II-PO Certificates.

         On each Distribution Date, any Group II Available Funds remaining after payment of interest and principal to the Classes of Certificates entitled thereto, in each case as described above, will be distributed to the Class II-R-1 Certificates; provided, that if on any Distribution Date there are any Group II Available Funds remaining after payment of interest and principal to a Class or Classes of Certificates entitled thereto, such amounts will be distributed to the other Class or Classes of Group II Senior Certificates, pro rata, based upon their Current Principal Amounts, until all amounts due to all Classes of Group II Senior Certificates have been paid in full, before any amounts are distributed to the Class II-R-1 Certificates.

         (b) "Pro rata" distributions among Classes of Certificates will be made in proportion to the then Current Principal Amount of such Classes.

         (c) No Accrued Certificate Interest will be payable with respect to any Class of Certificates after the Distribution Date on which the Current Principal Amount or Notional Amount of such Certificate has been reduced to zero.

         (d) If on any Distribution Date the Available Funds for the related Senior Certificates is less than the Accrued Certificate Interest on the related Senior Certificates for such Distribution Date prior to reduction for Net Interest Shortfalls and the interest portion of Realized Losses, the shortfall will be allocated among the Holders of each Class of the related Senior Certificates (other than the Class I-PO Certificates and Class II-PO Certificates) in proportion to the respective amounts of Accrued Certificate Interest that would have been allocated thereto in the absence of such Net Interest Shortfalls and/or Realized Losses for such Distribution Date. In addition, the amount of any interest shortfalls will constitute unpaid Accrued Certificate Interest and will be distributable to Holders of the Certificates of the related Classes entitled to such amounts on subsequent Distribution Dates, to the extent of the applicable Available Funds after current interest distributions as required herein. Any such amounts so carried forward will not bear interest. Shortfalls in interest payments will not be offset by a reduction in the servicing compensation of the Master Servicer or otherwise, except to the extent of applicable Compensating Interest Payments.

         (e) The expenses and fees of the Trust shall be paid by each of the REMICs, to the extent that such expenses relate to the assets of each of such respective REMICs, and all other expenses and fees of the Trust shall be paid pro rata by each of the REMICs.

         (f) (i) On each Distribution Date, an amount, up to the amount of the Subgroup I-1 Principal Distribution Amount for that Distribution Date, will be distributed will be distributed as principal, to the Class I-A-1 Certificates, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to zero.

                  (ii) On each Distribution Date, an amount, up to the amount of the Subgroup I-2 Principal Distribution Amount for that Distribution Date, will be distributed as principal, to the Class I-A-2 Certificates, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to zero.

                  (iii) On each Distribution Date, an amount, up to the amount of the Subgroup I-3 Principal Distribution Amount for that Distribution Date, will be distributed as principal, to the Class I-A-3 Certificates, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to zero.

         (g) Distributions in reduction of the Current Principal Amount of the Group II Senior Certificates (other than the Class II-X Certificates) shall be made on each Distribution Date pursuant to priority THIRD through FIFTH above of clause (a)(i). In accordance with such priority THIRD, the Group II Available Funds remaining after the distribution of interest on the Group II Senior Certificates will be allocated to such Certificates (other than the Class II-X Certificates and Class II-PO Certificates) in an aggregate amount as follows:

         On each Distribution Date prior to the Group II Cross-Over Date, an amount, up to the amount of the Group II Senior Optimal Principal Amount for that Distribution Date, will be distributed as principal in the following order of priority:

         (1) to Class II-A-3 Certificates and Class II-A-4 Certificates, the Lockout Priority Amount for such Distribution Date, pro rata, in reduction of the Current Principal Amounts thereof, until the Current Principal Amounts thereof have reduced to zero;

         (2) to the Class II-A-1 Certificates, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to the zero;

         (3) to the Class II-A-2 Certificates, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to zero; and

         (4) to Class II-A-3 Certificates and Class II-A-4 Certificates, pro rata, in reduction of the Current Principal Amounts thereof (without regard to the Lockout Priority Amount for such Distribution Date), until the Current Principal Amounts thereof have been reduced to zero.

         (h) In addition, in the event that the Master Servicer receives any Subsequent Recoveries from a Servicer, the Master Servicer shall deposit such funds into the Master Servicer Collection Account pursuant to Section 4.02. If, after taking into account such Subsequent Recoveries, the amount of a Realized Loss is reduced, the amount of such Subsequent Recoveries will be applied to increase the Current Principal Amount of the related Class of Subordinate Certificates with the highest payment priority to which Realized Losses have been allocated, but not by more than the amount of Realized Losses previously allocated to that Class of Subordinate Certificates pursuant to Section 6.03. The amount of any remaining Subsequent Recoveries will be applied to sequentially increase the Current Principal Amount of the related Subordinate Certificates, beginning with the Class of such Subordinate Certificates with the next highest payment priority, up to the amount of such Realized Losses previously allocated to such Class of Certificates pursuant to Section 6.03. Holders of such Certificates will not be entitled to any payment in respect of current interest on the amount of such increases for any Interest Accrual Period preceding the Distribution Date on which such increase occurs. Any such increases shall be applied to the Current Principal Amount of each Subordinate Certificate of such Class in accordance with its respective Fractional Undivided Interest.

         Section 6.02 [Reserved.]

         Section 6.03 ALLOCATION OF LOSSES.

         On or prior to each Determination Date, the Master Servicer shall determine the amount of any Realized Loss in respect of each Mortgage Loan that occurred during the immediately preceding calendar month, based on information provided by the related Servicer.

         (a) GROUP I CERTIFICATES

                  (i) Realized Losses with respect to a Group I Mortgage Loan will be allocated on a pro rata basis between the related PO Percentage of the Scheduled Principal Balance of such Group I Mortgage Loan and the related Non-PO Percentage of such Scheduled Principal Balance.

                  (ii) On each Distribution Date, the related PO Percentage of the principal portion of any Realized Loss on a Discount Mortgage Loan in Loan Group I and any Class I-PO Certificate Cash Shortfall will be allocated to the Class I-PO Certificates until the Current Principal Amount of the Class I-PO Certificates is reduced to zero. To the extent funds are available therefor on any Distribution Date through the Group I Cross-Over Date, distributions in respect of the Class I-PO Certificate Deferred Amount for the Class I-PO Certificates will be made in accordance with priority FIFTH of clause (i) above. No interest shall accrue on the Class I-PO Certificate Deferred Amount. On each Distribution Date through the Group I Cross-Over Date, the Current Principal Amount of the lowest ranking Class of Group I Subordinate Certificates then outstanding will be reduced by the amount of any distributions in respect of any Class I-PO Certificate Deferred Amount on such Distribution Date in accordance with the priorities set forth above, through the operation of the Group I Subordinate Certificate Writedown Amount. After the Group I Cross-Over Date, no more distributions will be made in respect of, and applicable Realized Losses and Class I-PO Certificate Cash Shortfalls allocable to the Class I-PO Certificates will not be added to, the Class I-PO Certificate Deferred Amount.

                  (iii) The related Non-PO Percentage of the principal portion of Realized Losses (other than Excess Losses) on the Group I Mortgage Loans will be allocated on any Distribution Date as follows: first, to the Class I-B-6 Certificates; second, to the Class I-B-5 Certificates; third, to the Class I-B-4 Certificates; fourth, to the Class I-B-3 Certificates; fifth, to the Class I-B-2 Certificates; and sixth, to the Class I-B-1 Certificates, in each case until the Current Principal Amount of such Class has been reduced to zero. Thereafter, the principal portion of Realized Losses on the Group I Mortgage Loans will be allocated on any Distribution Date to the outstanding Class or Classes of Group I Senior Certificates (other than the Class I-X Certificates), pro rata, based upon their respective Current Principal Amounts. The applicable Non-PO Percentage of the principal portion of any Excess Loss with respect to Group I Mortgage Loans for any Distribution Date will be allocated pro rata among all outstanding Classes of Group I Certificates (other than the Class I-PO, Class I-XB the Class I-X Certificates) based on their Current Principal Amounts.

                  (iv) Notwithstanding the foregoing, no such allocation of any Realized Loss shall be made on a Distribution Date to any Class of Group I Certificates (other than the Class I-X Certificates and Class I-XB Certificates) to the extent that such allocation would result in the reduction of the aggregate Current Principal Amounts of all the Group I Certificates (other than the Class I-X Certificates and Class I-XB Certificates) as of such Distribution Date, after giving effect to all distributions and prior allocations of Realized Losses on the Group I Mortgage Loans on such date, to an amount less than the aggregate Scheduled Principal Balance of all of the Group I Mortgage Loans as of the first day of the month of such Distribution Date (such limitation, the "Group I Loss Allocation Limit").

         (b) GROUP II CERTIFICATES

                  (i) Realized Losses with respect to a Group II Mortgage Loan will be allocated on a pro rata basis between the related PO Percentage of the Scheduled Principal Balance of such Group II Mortgage Loan and the related Non-PO Percentage of such Scheduled Principal Balance.

                  (ii) On each Distribution Date, the related PO Percentage of the principal portion of any Realized Loss on a Discount Mortgage Loan in Loan Group II and any Class II-PO Certificate Cash Shortfall will be allocated to the Class II-PO Certificates until the Current Principal Amount of the Class II-PO Certificates is reduced to zero. To the extent funds are available therefor on any Distribution Date through the Group II Cross-Over Date, distributions in respect of the Class II-PO Certificate Deferred Amount for the Class II-PO Certificates will be made in accordance with priority FIFTH of clause (i) above. No interest shall accrue on the Class II-PO Certificate Deferred Amount. On each Distribution Date through the Group II Cross-Over Date, the Current Principal Amount of the lowest ranking Class of Group II Subordinate Certificates then outstanding will be reduced by the amount of any distributions in respect of any Class II-PO Certificate Deferred Amount on such Distribution Date in accordance with the priorities set forth above, through the operation of the Group II Subordinate Certificate Writedown Amount. After the Group II Cross-Over Date, no more distributions will be made in respect of, and applicable Realized Losses and Class II-PO Certificate Cash Shortfalls allocable to the Class II-PO Certificates will not be added to, the Class II-PO Certificate Deferred Amount.

                  (iii) The related Non-PO Percentage of the principal portion of Realized Losses (other than Excess Losses) on the Group II Mortgage Loans shall be allocated on any Distribution Date as follows: first, to the Class II-B-6 Certificates; second, to the Class II-B-5 Certificates; third, to the Class II-B-4 Certificates; fourth, to the Class II-B-3 Certificates; fifth, to the Class II-B-2 Certificates; and sixth, to the Class II-B-1 Certificates, in each case until the Current Principal Amount of such Class has been reduced to zero. Thereafter, the principal portion of Realized Losses on the Group II Mortgage Loans will be allocated on any Distribution Date to the outstanding Class or Classes of Group II Certificates (other than the Class II-X Certificates), pro rata, based upon their respective Current Principal Amounts; provided, however, the amount of any Realized Losses otherwise allocable to the Class II-A-3 Certificates shall be allocated to the Class II-A-4 Certificates, until the Current Principal Amount thereof has been reduced to zero, and then to the Class II-A-3 Certificates. The principal portion of any Excess Loss with respect to Group II Mortgage Loans for any Distribution Date will be allocated pro rata among all outstanding Classes of Group II Certificates (other than the Class II-XB Certificates) based on their Current Principal Amounts.

                  (iv) No reduction of the Current Principal Amount of any Class of a Group II Certificate (other than the Class II-X Certificates) shall be made on any Distribution Date on account of Realized Losses to the extent that such reduction would have the effect of reducing the aggregate Current Principal Amount of all of the Classes of such Group II Certificates as of such Distribution Date to an amount less than the aggregate Scheduled Principal Balance of the Group II Mortgage Loans as of the related Due Date. This limitation is referred to herein as the "Group II Loss Allocation Limit."

         (c) Any Realized Losses allocated to a Class of Certificates shall be allocated among the related Certificates of such Class (other than the Interest Only Certificates) in proportion to their respective Current Principal Amounts. Any allocation of Realized Losses shall be accomplished by reducing the Current Principal Amount of the related Certificates on the related Distribution Date.

         (d) Realized Losses shall be allocated on the Distribution Date in the month following the month in which such loss was incurred and, in the case of the principal portion thereof, after giving effect to distributions made on such Distribution Date.

         (e) On each Distribution Date, the Securities Administrator shall determine and notify the Paying Agent in writing of the Group I Subordinate Certificate Writedown Amount. Any Group I Subordinate Certificate Writedown Amount shall effect a corresponding reduction in the Current Principal Amount of
(i) if prior to the Group I Cross-Over Date, the Current Principal Amounts of the Group I Subordinate Certificates, in the reverse order of their numerical Class designations and (ii) from and after the Group I Cross-Over Date, the Group I Senior Certificates, in accordance with priorities set forth in clause
(b) above, which reduction shall occur on such Distribution Date after giving effect to distributions made on such Distribution Date.

         (f) Any Net Interest Shortfall will be allocated among the Classes of Certificates in proportion to the respective amounts of Accrued Certificate Interest that would have been allocated thereto in the absence of such Net Interest Shortfall for such Distribution Date. The interest portion of any Realized Losses with respect to the Mortgage Loans occurring on or prior to the related Cross-Over Date will not be allocated among any related Certificates, but will reduce the amount of Available Funds on the related Distribution Date. As a result of the subordination of the Subordinate Certificates in right of distribution, such Realized Losses on the related Mortgage Loans will be borne by the related Subordinate Certificates, in inverse order of their numerical Class designations.

         (g) Any Deficient Valuation will on each Distribution Date be allocated solely to the Subordinate Certificates until the Bankruptcy Coverage Termination Date. The Bankruptcy Loss Amount and the related coverage levels may be reduced or modified upon written confirmation from the related Rating Agencies that such reduction or modification will not adversely affect the then current ratings of the Senior Certificates by the related Rating Agencies (determined without regard to the Policy). Such reduction may adversely affect the coverage provided by subordination with respect to Bankruptcy Losses. Any Fraud Loss will on each Distribution Date be allocated solely to the Subordinate Certificates until the Fraud Coverage Termination Date. Any Special Hazard Loss will on each Distribution Date be allocated solely to the outstanding Subordinate Certificates until the Special Hazard Termination Date.

         Section 6.04 PAYMENTS.

         (a) On each Distribution Date, other than the final Distribution Date, the Paying Agent shall distribute to each Certificateholder of record as of the immediately preceding Record Date the Certificateholder's pro rata share of its Class (based on the aggregate Fractional Undivided Interest represented by such Holder's Certificates) of all amounts required to be distributed on such Distribution Date to such Class, based on written information provided to the Paying Agent by the Securities Administrator. The Securities Administrator shall calculate the amount to be distributed to each Class and, based on such amounts, the Securities Administrator shall determine the amount to be distributed to each Certificateholder. All of the Securities Administrator's calculations of payments shall be based solely on information provided to the Securities Administrator by the Master Servicer. Neither the Securities Administrator nor the Paying Agent shall be required to confirm, verify or recompute any such information but shall be entitled to rely conclusively on such information.

         (b) Payment of the above amounts to each Certificateholder shall be made (i) by check mailed to each Certificateholder entitled thereto at the address appearing in the Certificate Register or (ii) upon receipt by the Paying Agent on or before the fifth Business Day preceding the Record Date of written instructions from a Certificateholder by wire transfer to a United States dollar account maintained by the payee at any United States depository institution with appropriate facilities for receiving such a wire transfer; provided, however, that the final payment in respect of each Class of Certificates will be made only upon presentation and surrender of such respective Certificates at the office or agency of the Paying Agent specified in the notice to Certificateholders of such final payment.

         Section 6.05 STATEMENTS TO CERTIFICATEHOLDERS.

         (a) Concurrently with each distribution to Holders of the Certificates, the Securities Administrator shall make available to the parties hereto, each Rating Agency and each such Holder via the Securities Administrator's internet website as set forth below, a Certificates Distribution Report containing the following information with respect to the Certificates and the Mortgage Loans, expressed with respect to clauses (i) through (vii) in the aggregate and as a Fractional Undivided Interest representing an initial Current Principal Amount of $1,000, or in the case of the Class I-R-1, Class I-R-2, Class I-R-3 and Class II-R-1 Certificates, an initial Current Principal Amount of $50, $50, $50 and $100, respectively:

                  (i) the Current Principal Amount (or Notional Amount) of each Class of Certificates immediately prior to such Distribution Date;

                  (ii) the amount of the distribution allocable to principal on each applicable Class of Certificates;

                  (iii) the aggregate amount of interest accrued at the related Pass-Through Rate with respect to each Class during the related Interest Accrual Period;

                  (iv) the Net Interest Shortfall and any other adjustments to interest at the related Pass-Through Rate necessary to account for any difference between interest accrued and aggregate interest distributed with respect to each Class of Certificates;

                  (v) the amount of the distribution allocable to interest on each Class of Certificates;

                  (vi) the Pass-Through Rates for each Class of Certificates with respect to such Distribution Date;

                  (vii) the Current Principal Amount (or Notional Amount) of each Class of Certificates after such Distribution Date;

                  (viii) the amount of any Monthly Advances, Compensating Interest Payments and outstanding unreimbursed advances by the Master Servicer or the Servicers included in such distribution;

                  (ix) the aggregate amount of any Realized Losses (listed separately for each category of Realized Loss) during the related Prepayment Period and cumulatively since the Cut-off Date and the amount and source (separately identified) of any distribution in respect thereof included in such distribution;

                  (x) with respect to each Mortgage Loan which incurred a Realized Loss during the related Prepayment Period, (i) the loan number, (ii) the Scheduled Principal Balance of such Mortgage Loan as of the Cut-off Date,
(ii) the Scheduled Principal Balance of such Mortgage Loan as of the beginning of the related Due Period, (iii) the Net Liquidation Proceeds with respect to such Mortgage Loan and (iv) the amount of the Realized Loss with respect to such Mortgage Loan;

                  (xi) the amount of Scheduled Principal and Principal Prepayments, (including but separately identifying the principal amount of Principal Prepayments, Insurance Proceeds, the purchase price in connection with the purchase of Mortgage Loans, cash deposits in connection with substitutions of Mortgage Loans and Net Liquidation Proceeds) and the number and principal balance of Mortgage Loans purchased or substituted for during the relevant period and cumulatively since the Cut-off Date;

                  (xii) the number of Mortgage Loans (excluding REO Property) remaining in the Trust Fund as of the end of the related Prepayment Period;

                  (xiii) information regarding any Mortgage Loan delinquencies as of the end of the related Prepayment Period, including the aggregate number and aggregate Outstanding Principal Balance of Mortgage Loans (a) delinquent 30 to 59 days on a contractual basis, (b) delinquent 60 to 89 days on a contractual basis, and (c) delinquent 90 or more days on a contractual basis, in each case as of the close of business on the last Business Day of the immediately preceding month;

                  (xiv) the number of Mortgage Loans in the foreclosure process as of the end of the related Due Period and the aggregate Outstanding Principal Balance of such Mortgage Loans;

                  (xv) the number and aggregate Outstanding Principal Balance of all Mortgage Loans as to which the Mortgaged Property was REO Property as of the end of the related Due Period;

                  (xvi) the book value (the sum of (A) the Outstanding Principal Balance of the Mortgage Loan, (B) accrued interest through the date of foreclosure and (C) foreclosure expenses) of any REO Property; provided that, in the event that such information is not available to the Securities Administrator on the Distribution Date, such information shall be furnished promptly after it becomes available;

                  (xvii) the amount of Realized Losses allocated to each Class of Certificates since the prior Distribution Date and in the aggregate for all prior Distribution Dates; and

                  (xviii) the Average Loss Severity Percentage;

                  (xix) the amount of Special Hazard Losses, Fraud Losses, Bankruptcy Losses and Extraordinary Losses on such Distribution Date and in the aggregate for all prior Distribution Dates; and

                  (xx) the then applicable Subgroup Senior Percentage, Subgroup Senior Prepayment Percentage, Subordinate Percentage and Subordinate Prepayment Percentage for each Subgroup.

         The information set forth above shall be calculated or reported, as the case may be, by the Securities Administrator, based solely on, and to the extent of, information provided to the Securities Administrator by the Master Servicer. The Securities Administrator may conclusively rely on such information and shall not be required to confirm, verify or recalculate any such information.

         The Securities Administrator may make available each month, to any interested party, the Certificates Distribution Report to Holders of the Certificates via the Securities Administrator's website initially located at "www.ctslink.com." Assistance in using the website can be obtained by calling the Securities Administrator's customer service desk at (301) 815-6600. Parties that are unable to use the above distribution option are entitled to have a paper copy mailed to them via first class mail by calling the Securities Administrator's customer service desk and indicating such. The Securities Administrator shall have the right to change the way such reports are distributed in order to make such distribution more convenient and/or more accessible to the parties, and the Securities Administrator shall provide timely and adequate notification to all parties regarding any such change.

         To the extent timely received from the Securities Administrator, the Trustee will also make monthly statements available each month to Certificateholders via the Trustee's internet website. The Trustee's internet website will initially be located at "https://trustinvestorreporting.usbank.com". Assistance in using the Trustee's website service can be obtained by calling the Trustee's customer service desk at (877) 722-1095.

         (b) By April 30 of each year, the Securities Administrator will furnish such report to each Holder of the Certificates of record at any time during the prior calendar year as to the aggregate of amounts reported pursuant to subclauses (a)(ii) and (a)(v) above with respect to the Certificates, plus information with respect to the amount of servicing compensation and such other customary information as the Securities Administrator may determine to be necessary and/or to be required by the Internal Revenue Service or by a federal or state law or rules or regulations to enable such Holders to prepare their tax returns for such calendar year. Such obligations shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Securities Administrator pursuant to the requirements of the Code.

         Section 6.06 MONTHLY ADVANCES.

         If the Scheduled Payment on a Mortgage Loan that was due on a related Due Date is delinquent other than as a result of application of the Relief Act and for which the related Servicer was required to make an advance pursuant to the related Servicing Agreement exceeds the amount deposited in the Master Servicer Collection Account which will be used for an advance with respect to such Mortgage Loan, the Master Servicer will deposit in the Master Servicer Collection Account not later than the Distribution Account Deposit Date immediately preceding the related Distribution Date an amount equal to such deficiency, net of the Servicing Fee for such Mortgage Loan except to the extent the Master Servicer determines any such advance to be a Nonrecoverable Advance. Subject to the foregoing, the Master Servicer shall continue to make such advances through the date that the related Servicer is required to do so under its Servicing Agreement. If the Master Servicer deems an advance to be a Nonrecoverable Advance, on the Distribution Account Deposit Date, the Master Servicer shall present an Officer's Certificate to the Paying Agent (i) stating that the Master Servicer elects not to make a Monthly Advance in a stated amount and (ii) detailing the reason it deems the advance to be a Nonrecoverable Advance.

         Section 6.07 COMPENSATING INTEREST PAYMENTS.

         The Master Servicer shall deposit in the Master Servicer Collection Account not later than each Distribution Account Deposit Date an amount equal to the lesser of (i) the sum of the aggregate amounts required to be paid by the Servicers under the related Servicing Agreement with respect to subclauses (a) and (b) of the definition of Interest Shortfall with respect to the Mortgage Loans for the related Distribution Date, and not so paid by the Servicers and
(ii) the Master Servicing Fee for such Distribution Date (such amount, the "Compensating Interest Payment"). The Master Servicer shall not be entitled to any reimbursement of any Compensating Interest Payment.

                                   ARTICLE VII
                              The Master Servicer-

         Section 7.01 LIABILITIES OF THE MASTER SERVICER.

         The Master Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by it herein.

         Section 7.02 MERGER OR CONSOLIDATION OF THE MASTER SERVICER.

         (a) The Master Servicer will keep in full force and effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its duties under this Agreement.

         (b) Any Person into which the Master Servicer may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Master Servicer shall be a party, or any Person succeeding to the business of the Master Servicer, shall be the successor of the Master Servicer hereunder, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

         Section 7.03 INDEMNIFICATION OF THE TRUSTEE, THE MASTER SERVICER AND THE SECURITIES ADMINISTRATOR.

         (a) The Master Servicer agrees to indemnify the Indemnified Persons for, and to hold them harmless against, any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or relating to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement with respect to the Mortgage Loans and the Certificates, the Servicing Agreements, the Assignment Agreement or the Certificates or the powers of attorney delivered by the Trustee hereunder (i) related to the Master Servicer's failure to perform its duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) or (ii) incurred by reason of the Master Servicer's willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder, provided, in each case, that with respect to any such claim or legal action (or pending or threatened claim or legal action), the Indemnified Person shall have given the Master Servicer and the Depositor written notice thereof promptly after the Indemnified Person shall have with respect to such claim or legal action knowledge thereof. The Master Servicer's failure to receive any such notice shall not affect the Indemnified Person right to indemnification hereunder, except to the extent the Master Servicer is materially prejudiced by such failure to give notice. This indemnity shall survive the resignation or removal of the Trustee, Master Servicer or the Securities Administrator and the termination of this Agreement.

         (b) [Reserved].

         (c) The Trust Fund will indemnify any Indemnified Person for any loss, liability or expense of any Indemnified Person not otherwise covered by the Master Servicer's indemnification pursuant to Subsection (a) above.

         Section 7.04 LIMITATIONS ON LIABILITY OF THE MASTER SERVICER AND
OTHERS.

         Subject to the obligation of the Master Servicer to indemnify the Indemnified Persons pursuant to Section 7.03:

         (a) Neither the Master Servicer nor any of the directors, officers, employees or agents of the Master Servicer shall be under any liability to the Indemnified Persons, the Depositor, the Trust Fund or the Holders of the Certificates for taking any action or for refraining from taking any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Master Servicer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of such Person's willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.

         (b) The Master Servicer and any director, officer, employee or agent of the Master Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

         (c) The Master Servicer, the Custodian and any director, officer, employee or agent of the Master Servicer or the Custodian, and the Trustee, to the extent it becomes a party to the Wells Fargo Servicing Agreement pursuant to
Section 3.03, and any officer, director, employee or agent of the Trustee, shall be indemnified by the Trust and held harmless thereby against any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or related to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement, the Certificates or any Servicing Agreement (except to the extent that the Master Servicer or the Trustee, as the case may be, is indemnified by the Servicer thereunder), other than (i) any such loss, liability or expense related to the Master Servicer's failure to perform its duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement), or to the Custodian's failure to perform its duties under the Custodial Agreement, respectively, or (ii) any such loss, liability or expense incurred by reason of the Master Servicer's or the Custodian's willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or under the Custodial Agreement, as applicable, or by reason of reckless disregard of obligations and duties hereunder or under the Custodial Agreement, as applicable.

         (d) The Master Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties under this Agreement and that in its opinion may involve it in any expense or liability; provided, however, the Master Servicer may in its discretion, with the consent of the Trustee (which consent shall not be unreasonably withheld), undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Holders of the Certificates hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund and the Master Servicer shall be entitled to be reimbursed therefor out of the Master Servicer Collection Account as provided by Section 4.03. Nothing in this Subsection 7.04(d) shall affect the Master Servicer's obligation to supervise, or to take such actions as are necessary to ensure, the servicing and administration of the Mortgage Loans pursuant to Subsection 3.01(a).

         (e) In taking or recommending any course of action pursuant to this Agreement, unless specifically required to do so pursuant to this Agreement, the Master Servicer shall not be required to investigate or make recommendations concerning potential liabilities which the Trust might incur as a result of such course of action by reason of the condition of the Mortgaged Properties but shall give notice to the Trustee if it has notice of such potential liabilities.

         (f) The Master Servicer shall not be liable for any acts or omissions of any Servicers, with the exception of Wells Fargo, except as otherwise expressly provided herein.

         Section 7.05 MASTER SERVICER NOT TO RESIGN.

         Except as provided in Section 7.07, the Master Servicer shall not resign from the obligations and duties hereby imposed on it except upon a determination that any such duties hereunder are no longer permissible under applicable law and such impermissibility cannot be cured; provided, however, in the event that the Securities Administrator resigns or is terminated or removed in accordance with the provisions hereof, the Master Servicer shall resign. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Independent Counsel addressed to the Trustee to such effect delivered to the Trustee. No such resignation by the Master Servicer shall become effective until the Company or the Trustee or a successor to the Master Servicer reasonably satisfactory to the Trustee shall have assumed the responsibilities and obligations of the Master Servicer in accordance with
Section 8.02 hereof. The Trustee shall notify the Rating Agencies of the resignation of the Master Servicer.

         Section 7.06 SUCCESSOR MASTER SERVICER.

         In connection with the appointment of any successor master servicer or the assumption of the duties of the Master Servicer, the Company or the Trustee may make such arrangements for the compensation of such successor master servicer out of payments on the Mortgage Loans as the Company or the Trustee and such successor master servicer shall agree. If the successor master servicer does not agree that such market value is a fair price, such successor master servicer shall obtain two quotations of market value from third parties actively engaged in the servicing of single-family Mortgage Loans. Notwithstanding the foregoing, the compensation payable to a successor master servicer may not exceed the compensation which the Master Servicer would have been entitled to retain if the Master Servicer had continued to act as Master Servicer hereunder.

         Section 7.07 SALE AND ASSIGNMENT OF MASTER SERVICING.

         The Master Servicer may sell and assign its rights and delegate its duties and obligations in its entirety as Master Servicer under this Agreement and the Company may terminate the Master Servicer without cause and select a new Master Servicer; provided, however, that: (i) the purchaser or transferee accepting such assignment and delegation (a) shall be a Person which shall be qualified to service Mortgage Loans for Fannie Mae or Freddie Mac; (b) shall have a net worth of not less than $10,000,000 (unless otherwise approved by each Rating Agency pursuant to clause (ii) below); (c) shall be reasonably satisfactory to the Trustee (as evidenced in a writing signed by the Trustee); and (d) shall execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by it as master servicer under this Agreement, any custodial agreement from and after the effective date of such agreement; (ii) each Rating Agency shall be given prior written notice of the identity of the proposed successor to the Master Servicer and each Rating Agency's rating of the Certificates (determined without regard to the Policy) in effect immediately prior to such assignment, sale and delegation will not be downgraded, qualified or withdrawn as a result of such assignment, sale and delegation, as evidenced by a letter to such effect delivered to the Master Servicer and the Trustee; (iii) the Master Servicer assigning and selling the master servicing shall deliver to the Trustee an Officer's Certificate and an Opinion of Independent Counsel addressed to the Trustee, each stating that all conditions precedent to such action under this Agreement have been completed and such action is permitted by and complies with the terms of this Agreement; and
(iv) in the event the Master Servicer is terminated without cause by the Company, the Company shall pay the terminated Master Servicer a termination fee equal to 0.25% of the aggregate Scheduled Principal Balance of the Mortgage Loans at the time the master servicing of the Mortgage Loans is transferred to the successor Master Servicer. No such assignment or delegation shall affect any liability of the Master Servicer arising prior to the effective date thereof.

                                  ARTICLE VIII
                                     Default

         Section 8.01 EVENTS OF DEFAULT.

         "Event of Default," wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and only with respect to the defaulting Master Servicer:

                  (i) The Master Servicer fails to cause to be deposited in the Distribution Account any amount so required to be deposited by it pursuant to this Agreement (other than a Monthly Advance), and such failure continues unremedied for a period of three Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer; or

                  (ii) The Master Servicer fails to observe or perform in any material respect any other material covenants and agreements set forth in this Agreement to be performed by it, which covenants and agreements materially affect the rights of Holders of the Certificates, and such failure continues unremedied for a period of 60 days after the date on which written notice of such failure, properly requiring the same to be remedied, shall have been given to the Master Servicer by the Trustee or to the Master Servicer and the Trustee by the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the Trust Fund; or

                  (iii) There is entered against the Master Servicer a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, and the continuance of any such decree or order is unstayed and in effect for a period of 60 consecutive days, or an involuntary case is commenced against the Master Servicer under any applicable insolvency or reorganization statute and the petition is not dismissed within 60 days after the commencement of the case; or

                  (iv) The Master Servicer consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or substantially all of its property; or the Master Servicer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

                  (v) The Master Servicer assigns or delegates its duties or rights under this Agreement in contravention of the provisions permitting such assignment or delegation under Sections 7.05 or 7.07; or

                  (vi) The Master Servicer fails to deposit or cause to be deposited, in the Distribution Account any Monthly Advance (other than a Nonrecoverable Advance) by 5:00 p.m. New York City time on the Distribution Account Deposit Date.

In each and every such case, so long as such Event of Default with respect to the Master Servicer shall not have been remedied, either the Trustee or the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the principal of the Trust Fund, by notice in writing to the Master Servicer (and to the Trustee if given by such Holders of the Certificates), with a copy to the Rating Agencies, and with the consent of the Company, may terminate all of the rights and obligations (but not the liabilities) of the Master Servicer under this Agreement and in and to the Mortgage Loans and/or the REO Property serviced by the Master Servicer and the proceeds thereof. Upon the receipt by the Master Servicer of the written notice, all authority and power of the Master Servicer under this Agreement, whether with respect to the Certificates, the Mortgage Loans, REO Property or under any other related agreements (but only to the extent that such other agreements relate to the Mortgage Loans or related REO Property) shall, subject to Section 8.02, automatically and without further action pass to and be vested in the Trustee pursuant to this Section 8.01; and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Master Servicer as attorney-in-fact or otherwise, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Master Servicer agrees to cooperate with the Trustee in effecting the termination of the Master Servicer's rights and obligations hereunder, including, without limitation, the transfer to the Trustee of (i) the property and amounts which are then or should be part of the Trust or which thereafter become part of the Trust; and (ii) originals or copies of all documents of the Master Servicer reasonably requested by the Trustee to enable it to assume the Master Servicer's duties thereunder. All reasonable and properly documented costs and expenses incurred by the Trustee in connection with such transfer shall be reimbursed to the Trustee by the Master Servicer within 30 days of request therefor or, if the Master Servicer fails to pay any such amount, reimbursed from amounts on deposit in the Distribution Amount. In addition to any other amounts which are then, or, notwithstanding the termination of its activities under this Agreement, may become payable to the Master Servicer under this Agreement, the Master Servicer shall be entitled to receive, out of any amount received on account of a Mortgage Loan or related REO Property, that portion of such payments which it would have received as reimbursement under this Agreement if notice of termination had not been given. The termination of the rights and obligations of the Master Servicer shall not affect any obligations incurred by the Master Servicer prior to such termination.

         Notwithstanding the foregoing, if an Event of Default described in clause (vi) of this Section 8.01 shall occur, the Trustee shall, by notice in writing to the Master Servicer, which may be delivered by telecopy, immediately terminate all of the rights and obligations of the Master Servicer thereafter arising under this Agreement, but without prejudice to any rights it may have as a Holder of the Certificates or to reimbursement of Monthly Advances and other advances of its own funds, and the Trustee shall act as provided in Section 8.02 to carry out the duties of the Master Servicer, including the obligation to make any Monthly Advance the nonpayment of which was an Event of Default described in clause (vi) of this Section 8.01. Any such action taken by the Trustee must be prior to the distribution on the relevant Distribution Date.

         Section 8.02 TRUSTEE TO ACT; APPOINTMENT OF SUCCESSOR.

         (a) Upon the receipt by the Master Servicer of a notice of termination pursuant to Section 8.01 or an Opinion of Independent Counsel pursuant to
Section 7.05 to the effect that the Master Servicer is legally unable to act or to delegate its duties to a Person which is legally able to act, the Trustee shall automatically become the successor in all respects to the Master Servicer in its capacity under this Agreement and the transactions set forth or provided for herein and shall thereafter be subject to all the responsibilities, duties, liabilities and limitations on liabilities relating thereto placed on the Master Servicer by the terms and provisions hereof (including the requirement to make Monthly Advances pursuant to Section 6.06); provided, however, that the Company shall have the right to either (a) immediately assume the duties of the Master Servicer or (b) select a successor Master Servicer; provided further, however, that the Trustee shall have no obligation whatsoever with respect to any liability (other than advances deemed recoverable and not previously made) incurred by the Master Servicer at or prior to the time of termination. As compensation therefor, the Trustee shall be entitled to compensation which the Master Servicer would have been entitled to retain if the Master Servicer had continued to act hereunder, except for those amounts due the Master Servicer as reimbursement permitted under this Agreement for advances previously made or expenses previously incurred. Notwithstanding the above, the Trustee may, if it shall be unwilling so to act, or shall, if it is legally unable so to act, appoint or petition a court of competent jurisdiction to appoint, any established housing and home finance institution which is a Fannie Mae- or Freddie Mac-approved servicer, and with respect to a successor to the Master Servicer only, having a net worth of not less than $10,000,000, as the successor to the Master Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer hereunder; provided, that the Trustee shall obtain a letter from each Rating Agency that the ratings, if any, on each of the Certificates (determined without regard to the Policy) will not be lowered as a result of the selection of the successor to the Master Servicer. Pending appointment of a successor to the Master Servicer hereunder, the Trustee shall act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans as it and such successor shall agree; provided, however, that the provisions of Section 7.06 shall apply, the compensation shall not be in excess of that which the Master Servicer would have been entitled to if the Master Servicer had continued to act hereunder, and that such successor shall undertake and assume the obligations of the Master Servicer to pay compensation to any third Person acting as an agent or independent contractor in the performance of master servicing responsibilities hereunder. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

         (b) If the Trustee shall succeed to any duties of the Master Servicer respecting the Mortgage Loans as provided herein, it shall do so in a separate capacity and not in its capacity as Trustee and, accordingly, the provisions of
Article IX shall be inapplicable to the Trustee in its duties as the successor to the Master Servicer in the servicing of the Mortgage Loans (although such provisions shall continue to apply to the Trustee in its capacity as Trustee); the provisions of Article VII, however, shall apply to it in its capacity as successor master servicer.

         Section 8.03 NOTIFICATION TO CERTIFICATEHOLDERS.

         Upon any termination or appointment of a successor to the Master Servicer, the Trustee shall give prompt written notice thereof to Holders of the Certificates at their respective addresses appearing in the Certificate Register and to the Rating Agencies.

         Section 8.04 WAIVER OF DEFAULTS.

         The Trustee shall transmit by mail to all Holders of the Certificates, within 60 days after the occurrence of any Event of Default actually known to a Responsible Officer of the Trustee, unless such Event of Default shall have been cured, notice of each such Event of Default. The Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the Trust Fund may, on behalf of all Holders of the Certificates, waive any default by the Master Servicer in the performance of its obligations hereunder and the consequences thereof, except a default in the making of or the causing to be made any required distribution on the Certificates, which default may only be waived by Holders of Certificates evidencing Fractional Undivided Interests aggregating 100% of the Trust Fund. Upon any such waiver of a past default, such default shall be deemed to cease to exist, and any Event of Default arising therefrom shall be deemed to have been timely remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived. The Trustee shall give notice of any such waiver to the Rating Agencies.

         Section 8.05 LIST OF CERTIFICATEHOLDERS.

         Upon written request of three or more Holders of Certificates of record, for purposes of communicating with other Holders of Certificates with respect to their rights under this Agreement, the Certificate Registrar will afford such Certificateholders access during business hours to the most recent list of related Certificateholders held by the Certificate Registrar.

                                   ARTICLE IX
             Concerning the Trustee and the Securities Administrator

         Section 9.01 DUTIES OF TRUSTEE AND SECURITIES ADMINISTRATOR.

         (a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred, and the Securities Administrator each undertake to perform such duties and only such duties as are specifically set forth in this Agreement as duties of the Trustee and the Securities Administrator, respectively. If an Event of Default has occurred and has not been cured or waived, the Trustee shall exercise such of the rights and powers vested in it by this Agreement use the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of his own affairs.

         (b) Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments which are specifically required to be furnished to the Trustee and the Securities Administrator pursuant to any provision of this Agreement, the Trustee and the Securities Administrator, respectively, shall examine them to determine whether they are on their face in the form required by this Agreement; provided, however, that neither the Trustee nor the Securities Administrator shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished hereunder; provided, further, that neither the Trustee nor the Securities Administrator shall be responsible for the accuracy or verification of any calculation provided to it pursuant to this Agreement.

         (c) On each Distribution Date, the Paying Agent shall make monthly distributions and the final distribution to the related Certificateholders from funds in the Distribution Account, as provided in Sections 6.01 and 10.01 herein based solely on the report of the Securities Administrator.

         (d) No provision of this Agreement shall be construed to relieve the Trustee or the Securities Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

                  (i) Prior to the occurrence of an Event of Default, and after the curing or waiver of all such Events of Default which may have occurred, the duties and obligations of the Trustee and the Securities Administrator shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Securities Administrator shall be liable except for the performance of their respective duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Securities Administrator and, in the absence of bad faith on the part of the Trustee or the Securities Administrator, respectively, the Trustee or the Securities Administrator, respectively, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee or the Securities Administrator, respectively, and conforming to the requirements of this Agreement;

                  (ii) Neither the Trustee nor the Securities Administrator shall be liable in its individual capacity for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee or an officer of the Securities Administrator, respectively, unless it shall be proved that the Trustee or the Securities Administrator, respectively, was negligent in ascertaining the pertinent facts;

                  (iii) Neither the Trustee nor the Securities Administrator shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the directions of the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the portion of the Trust Fund related to such Certificates, if such action or non-action relates to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Securities Administrator, respectively, or exercising any trust or other power conferred upon the Trustee or the Securities Administrator, respectively, under this Agreement;

                  (iv) The Trustee shall not be required to take notice or be deemed to have notice or knowledge of any default or Event of Default unless a Responsible Officer of the Trustee's Corporate Trust Office shall have actual knowledge thereof. In the absence of such notice, the Trustee may conclusively assume there is no such default or Event of Default;

                  (v) The Trustee shall not in any way be liable by reason of any insufficiency in any Account held by or in the name of Trustee unless it is determined by a court of competent jurisdiction that the Trustee's gross negligence or willful misconduct was the primary cause of such insufficiency (except to the extent that the Trustee is obligor and has defaulted thereon);

                  (vi) Anything in this Agreement to the contrary notwithstanding, in no event shall the Trustee or the Securities Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Securities Administrator, respectively, has been advised of the likelihood of such loss or damage and regardless of the form of action;

                  (vii) None of the Securities Administrator, the Depositor, the Company or the Trustee shall be responsible for the acts or omissions of the other, it being understood that this Agreement shall not be construed to render them partners, joint venturers or agents of one another and

                  (viii) Neither the Trustee nor the Securities Administrator shall be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee or the Securities Administrator to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer under the Servicing Agreements, except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer in accordance with the terms of this Agreement.

         (e) All funds received by the Master Servicer and the Paying Agent and required to be deposited in the Master Servicer Collection Account, Distribution Account pursuant to this Agreement will be promptly so deposited by the Master Servicer or the Paying Agent, as applicable.

         (f) Except for those actions that the Trustee or the Securities Administrator is required to take hereunder, neither the Trustee nor the Securities Administrator shall have any obligation or liability to take any action or to refrain from taking any action hereunder in the absence of written direction as provided hereunder.

         Section 9.02 CERTAIN MATTERS AFFECTING THE TRUSTEE AND THE SECURITIES ADMINISTRATOR.

         Except as otherwise provided in Section 9.01:

                  (i) The Trustee and the Securities Administrator may rely and shall be protected in acting or refraining from acting in reliance on any resolution, certificate of the Depositor, the Master Servicer or a Servicer, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

                  (ii) The Trustee and the Securities Administrator may consult with counsel and any advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

                  (iii) Neither the Trustee nor the Securities Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement, other than its obligation to give notices pursuant to this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby. Nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of his own affairs;

                  (iv) Prior to the occurrence of an Event of Default hereunder and after the curing or waiver of all Events of Default which may have occurred, neither the Trustee nor the Securities Administrator shall be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

                  (v) Neither the Trustee nor the Securities Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the portion of the Trust Fund related to such Certificates, and provided that the payment within a reasonable time to the Trustee or the Securities Administrator, as applicable, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Securities Administrator, as applicable, reasonably assured to the Trustee or the Securities Administrator, as applicable, by the security afforded to it by the terms of this Agreement. The Trustee or the Securities Administrator may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such examination shall be paid by the related Certificateholders requesting the investigation;

                  (vi) The Trustee and the Securities Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through Affiliates, agents or attorneys; provided, however, that the Trustee may not appoint any agent to perform its custodial functions with respect to the Mortgage Files or paying agent functions under this Agreement without the express written consent of the Master Servicer, which consent will not be unreasonably withheld. Neither the Trustee nor the Securities Administrator shall be liable or responsible for the misconduct or negligence of any of the Trustee's or the Securities Administrator's agents or attorneys or a custodian or paying agent appointed hereunder by the Trustee or the Securities Administrator with due care and, when required, with the consent of the Master Servicer;

                  (vii) Should the Trustee or the Securities Administrator deem the nature of any action required on its part, to be unclear, the Trustee or the Securities Administrator, respectively, may require prior to such action that it be provided by the Depositor with reasonable further instructions;

                  (viii) The right of the Trustee or the Securities Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and neither the Trustee nor the Securities Administrator shall be accountable for other than its negligence or willful misconduct in the performance of any such act;

                  (ix) Neither the Trustee nor the Securities Administrator shall be required to give any bond or surety with respect to the execution of the trust created hereby or the powers granted hereunder, except as provided in Subsection 9.07; and

                  (x) Neither the Trustee nor the Securities Administrator shall have any duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by the Seller pursuant to this Agreement or the Mortgage Loan Purchase Agreement, as applicable, or the eligibility of any Mortgage Loan for purposes of this Agreement.

         Section 9.03 TRUSTEE AND SECURITIES ADMINISTRATOR NOT LIABLE FOR CERTIFICATES OR MORTGAGE LOANS.

         The recitals contained herein and in the Certificates (other than the signature and countersignature of the Certificate Registrar on such Certificates) shall be taken as the statements of the Depositor, and neither the Trustee, nor the Custodian on its behalf, nor the Securities Administrator shall have any responsibility for their correctness. Neither the Trustee nor the Securities Administrator makes any representation as to the validity or sufficiency of the Certificates (other than the signature and countersignature of the Certificate Registrar on the such Certificates) or of any Mortgage Loan; provided, however, that the foregoing shall not relieve the Trustee, or the Custodian on its behalf, of the obligation to review the Mortgage Files pursuant to Sections 2.02 and 2.04. The Securities Administrator's signature and countersignature (or countersignature of its agent) on the Certificates shall be solely in its capacity as Securities Administrator and shall not constitute the Certificates an obligation of the Securities Administrator in any other capacity. Neither the Trustee or the Securities Administrator shall be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor with respect to the Mortgage Loans. Neither the Trustee nor the Securities Administrator shall be responsible for the legality or validity of this Agreement or any document or instrument relating to this Agreement, the validity of the execution of this Agreement or of any supplement hereto or instrument of further assurance, or the validity, priority, perfection or sufficiency of the security for the Certificates issued hereunder or intended to be issued hereunder. Neither the Trustee nor the Securities Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage or any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of either Trust Fund, or any portion of either Trust Fund or its ability to make the payments to be distributed to Certificateholders, under this Agreement. Neither the Trustee nor the Securities Administrator shall have any responsibility for filing any financing statement or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or to record this Agreement.

         Section 9.04 TRUSTEE AND SECURITIES ADMINISTRATOR MAY OWN CERTIFICATES.

         The Trustee and the Securities Administrator in its individual capacity or in any capacity other than as Trustee hereunder may become the owner or pledgee of any Certificates with the same rights it would have if it were not Trustee or the Securities Administrator, as applicable, and may otherwise deal with the parties hereto.

         Section 9.05 TRUSTEE'S AND SECURITIES ADMINISTRATOR'S FEES AND
EXPENSES.

         The fees of the Trustee shall be paid in accordance with a side letter agreement between the Trustee and the Master Servicer. With respect to the Trust Fund, the Securities Administrator shall be entitled to receive a fee payable by the Master Servicer and as agreed to between the Securities Administrator and the Master Servicer in a separate agreement. In addition, the Trustee and the Securities Administrator will be entitled to recover, from the Distribution Account pursuant to Section 4.05 with respect to the Certificates all reasonable out-of-pocket expenses, indemnification payments, disbursements and advances and the expenses of the Trustee and the Securities Administrator, respectively, in connection with any Event of Default, any breach of this Agreement or any claim or legal action (including any pending or threatened claim or legal action) or incurred or made by the Trustee or the Securities Administrator, respectively, in the administration of the trusts hereunder (including the reasonable compensation, expenses and disbursements of its counsel) except any such expense, disbursement or advance as may arise from its negligence or intentional misconduct or which is the responsibility of the related Certificateholders. If funds in the Distribution Account are insufficient therefor, the Trustee and the Securities Administrator shall recover such expenses from the Depositor and the Depositor hereby agrees to pay such expenses, disbursements or advances upon demand. Such compensation and reimbursement obligation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust.

         Section 9.06 ELIGIBILITY REQUIREMENTS FOR TRUSTEE AND SECURITIES ADMINISTRATOR.

         The Trustee and any successor Trustee and the Securities Administrator and any successor Securities Administrator shall during the entire duration of this Agreement be a state bank or trust company or a national banking association organized and doing business under the laws of such state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus and undivided profits of at least $40,000,000 or, in the case of a successor Trustee, $50,000,000, subject to supervision or examination by federal or state authority and, in the case of the Trustee, rated "BBB" or higher by S&P or Fitch and "Baa2" or higher by Moody's with respect to their long-term rating and rated "BBB" or higher by S&P or Fitch and "Baa2" or higher by Moody's with respect to any outstanding long-term unsecured unsubordinated debt, and, in the case of a successor Trustee or successor Securities Administrator other than pursuant to Section 9.10, rated in one of the two highest long-term debt categories of, or otherwise acceptable to, each of the Rating Agencies. If the Trustee publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 9.06 the combined capital and surplus of such corporation shall be deemed to be its total equity capital (combined capital and surplus) as set forth in its most recent report of condition so published. In case at any time the Trustee or the Securities Administrator shall cease to be eligible in accordance with the provisions of this Section 9.06, the Trustee or the Securities Administrator shall resign immediately in the manner and with the effect specified in Section 9.08.

         The Securities Administrator (i) may not be the Seller, an originator of any of the Mortgage Loans, Master Servicer, Servicer, the Depositor or an affiliate of the Depositor unless the Securities Administrator is in an institutional trust department of Wells Fargo, N.A., (ii) must be authorized to exercise corporate trust powers under the laws of its jurisdiction of organization, and (iii) must be rated at least "A/F1" by Fitch, if Fitch is a Rating Agency, or the equivalent rating by S&P or Moody's, or such other rating as is acceptable to Fitch as provided in writing. If no successor Securities Administrator shall have been appointed by the Depositor and shall have accepted appointment within 60 days after the Securities Administrator ceases to be the Securities Administrator pursuant to this Section 9.06, then the Trustee shall perform the duties of the Securities Administrator pursuant to this Agreement. The Trustee shall notify the Rating Agencies of any change of Securities Administrator. In such event, the Trustee shall assume all of the rights and obligations of the Securities Administrator hereunder arising thereafter except that the Trustee shall not be (i) liable for losses of the predecessor Securities Administrator or any acts or omissions of the predecessor Securities Administrator hereunder or (ii) deemed to have made any representations and warranties of the Securities Administrator made herein. The Trustee shall not be accountable, shall have no liability and makes no representation as to any acts or omissions hereunder of the Securities Administrator until such time as the Trustee may be required to act as successor Securities Administrator pursuant to this Section 9.06 and thereupon only for the acts or omissions of the Trustee as successor Securities Administrator.

         The Trustee or successor Securities Administrator shall be entitled to be reimbursed from the Master Servicer for all reasonable costs and expenses associated with the transfer of the duties of the Securities Administrator from the predecessor Securities Administrator, including, without limitation, any costs or expenses associated with the complete transfer of all Securities Administrator data as may be required by the Trustee or successor Securities Administrator to correct any errors or insufficiencies in such Securities Administrator data or otherwise to enable the Trustee or successor Securities Administrator to perform the duties of the Securities Administrator properly and effectively.

         Section 9.07 INSURANCE.

         The Trustee, the Paying Agent and the Securities Administrator, at their own expense, shall at all times maintain and keep in full force and effect: (i) fidelity insurance, (ii) theft of documents insurance and (iii) forgery insurance (which may be collectively satisfied by a "Financial Institution Bond" and/or a "Bankers' Blanket Bond"). All such insurance shall be in amounts, with standard coverage and subject to deductibles, as are customary for insurance typically maintained by banks or their affiliates which act as custodians for investor-owned mortgage pools. A certificate of an officer of the Trustee, the Paying Agent or the Securities Administrator as to the Trustee's, the Paying Agent's or the Securities Administrator's, respectively, compliance with this Section 9.07 shall be furnished to any Certificateholder upon reasonable written request.

         Section 9.08 RESIGNATION AND REMOVAL OF THE TRUSTEE AND SECURITIES ADMINISTRATOR.

         (a) The Trustee and the Securities Administrator may at any time resign (including, in the case of the Securities Administrator, in connection with the resignation or termination of the Master Servicer) and be discharged from the Trust hereby created by giving written notice thereof to the Depositor, the Seller, the Securities Administrator (or the Trustee, if the Securities Administrator resigns) and the Master Servicer, with a copy to the Rating Agencies. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee or successor securities administrator, as applicable, by written instrument, in triplicate, one copy of which instrument shall be delivered to each of the resigning trustee or securities administrator, as applicable, and the successor trustee or securities administrator, as applicable. If no successor trustee or successor securities administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Securities Administrator may petition any court of competent jurisdiction for the appointment of a successor trustee or securities administrator.

         (b) If at any time the Trustee, the Paying Agent or the Securities Administrator shall cease to be eligible in accordance with the provisions of
Section 9.06 and shall fail to resign after written request therefor by the Depositor or if at any time the Trustee, the Paying Agent or the Securities Administrator shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee, the Paying Agent or the Securities Administrator, as applicable, or of its property shall be appointed, or any public officer shall take charge or control of the Trustee, the Paying Agent or the Securities Administrator, as applicable, or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor shall promptly remove the Trustee, or shall be entitled to remove the Paying Agent or the Securities Administrator, as applicable, and appoint a successor Trustee or Securities Administrator, as applicable, by written instrument, in triplicate, one copy of which instrument shall be delivered to each of the Trustee, the Paying Agent or Securities Administrator, as applicable, so removed, the successor Trustee or Securities Administrator, as applicable.

         (c) The Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates, may at any time remove the Trustee, the Paying Agent or the Securities Administrator and appoint a successor Trustee, Paying Agent or Securities Administrator for the related Trust Fund by written instrument or instruments, in quadruplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, , the Paying Agent, the Master Servicer, the Securities Administrator (if the Trustee or Paying Agent is removed), the Trustee (if the Securities Administrator is removed), and the Trustee or Securities Administrator so removed and the successor so appointed. In the event that the Trustee, the Paying Agent or Securities Administrator is removed by the Holders of Certificates in accordance with this Section 9.08(c), the Holders of such Certificates shall be responsible for paying any compensation payable to a successor Trustee, successor Paying Agent or successor Securities Administrator, in excess of the amount paid to the predecessor Trustee, predecessor Paying Agent or predecessor Securities Administrator, as applicable.

         (d) No resignation or removal of the Trustee, the Paying Agent or the Securities Administrator and appointment of a successor Trustee, successor Paying Agent or Securities Administrator pursuant to any of the provisions of this Section 9.08 shall become effective except upon appointment of and acceptance of such appointment by the successor Trustee, successor Paying Agent or Securities Administrator as provided in Section 9.09.

         Section 9.09 SUCCESSOR TRUSTEE AND SUCCESSOR SECURITIES ADMINISTRATOR.

         (a) Any successor Trustee, Paying Agent or Securities Administrator appointed as provided in Section 9.08 shall execute, acknowledge and deliver to the Depositor and to its predecessor Trustee, Paying Agent or Securities Administrator an instrument accepting such appointment hereunder. The resignation or removal of the predecessor Trustee, Paying Agent or Securities Administrator shall then become effective and such successor Trustee, Paying Agent or Securities Administrator, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee, Paying Agent or Securities Administrator herein. The predecessor Trustee, Paying Agent or Securities Administrator shall after payment of its outstanding fees and expenses promptly deliver to the successor Trustee, Paying Agent or Securities Administrator, as applicable, all assets and records of the Trust held by it hereunder, and the Depositor and the predecessor Trustee, Paying Agent or Securities Administrator, as applicable, shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee or Securities Administrator, as applicable, all such rights, powers, duties and obligations.

         (b) No successor Trustee, Paying Agent or Securities Administrator shall accept appointment as provided in this Section 9.09 unless at the time of such acceptance such successor Trustee, Paying Agent or Securities Administrator shall be eligible under the provisions of Section 9.06.

         (c) Upon acceptance of appointment by a successor Trustee, Paying Agent or Securities Administrator as provided in this Section 9.09, the successor Trustee, Paying Agent or Securities Administrator shall mail notice of the succession of such Trustee, Paying Agent or Securities Administrator hereunder to all Certificateholders at their addresses as shown in the Certificate Register and to the Rating Agencies. The Company shall pay the cost of any mailing by the successor Trustee, Paying Agent or Securities Administrator.

         Section 9.10 MERGER OR CONSOLIDATION OF TRUSTEE OR SECURITIES ADMINISTRATOR.

         Any state bank or trust company or national banking association into which the Trustee, the Paying Agent or the Securities Administrator may be merged or converted or with which it may be consolidated or any state bank or trust company or national banking association resulting from any merger, conversion or consolidation to which the Trustee, Paying Agent or the Securities Administrator, respectively, shall be a party, or any state bank or trust company or national banking association succeeding to all or substantially all of the corporate trust business of the Trustee, Paying Agent or the Securities Administrator, respectively, shall be the successor of the Trustee, Paying Agent or the Securities Administrator, respectively, hereunder, provided such state bank or trust company or national banking association shall be eligible under the provisions of Section 9.06. Such succession shall be valid without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

         Section 9.11 APPOINTMENT OF CO-TRUSTEE OR SEPARATE TRUSTEE.

         (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust or property constituting the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee and the Depositor to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust, and to vest in such Person or Persons, in such capacity, such title to the Trust, or any part thereof, and, subject to the other provisions of this
Section 9.11, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable.

         (b) If the Depositor shall not have joined in such appointment within 15 days after the receipt by it of a written request so to do, the Trustee shall have the power to make such appointment without the Depositor.

         (c) No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 9.06 hereunder and no notice to Certificateholders of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 9.08 hereof.

         (d) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 9.11, all rights, powers, duties and obligations conferred or imposed upon the Trustee and required to be conferred on such co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

         (e) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article IX. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

         (f) To the extent not prohibited by law, any separate trustee or co-trustee may, at any time, request the Trustee, its agent or attorney-in-fact, with full power and authority, to do any lawful act under or with respect to this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

         (g) No trustee under this Agreement shall be personally liable by reason of any act or omission of another trustee under this Agreement. The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate trustee or co-trustee.

         Section 9.12 FEDERAL INFORMATION RETURNS AND REPORTS TO
CERTIFICATEHOLDERS; REMIC ADMINISTRATION.

         (a) For federal income tax purposes, the taxable year of each REMIC shall be a calendar year and the Securities Administrator shall maintain or cause the maintenance of the books of each such REMIC on the accrual method of accounting.

         (b) The Securities Administrator shall prepare and file or cause to be filed with the Internal Revenue Service, and the Trustee shall sign, Federal tax information returns or elections required to be made hereunder with respect to each REMIC, the Trust Fund, if applicable, and the Certificates containing such information and at the times and in the manner as may be required by the Code or applicable Treasury regulations, and shall furnish to each Holder of Certificates at any time during the calendar year for which such returns or reports are made such statements or information at the times and in the manner as may be required thereby, including, without limitation, reports relating to interest, original issue discount and market discount or premium (using a constant prepayment assumption of 40% CPR, in the case of the Group I Certificates, and 300% PSA, in the case of the Group II Certificates). The Securities Administrator will apply for an Employee Identification Number from the Internal Revenue Service under Form SS-4 or any other acceptable method for all tax entities. In connection with the foregoing, the Securities Administrator shall timely prepare and file, and the Trustee shall sign, Internal Revenue Service Form 8811, which shall provide the name and address of the person who can be contacted to obtain information required to be reported to the holders of regular interests in each REMIC (the "REMIC Reporting Agent"). The Trustee shall make elections to treat each REMIC as a REMIC (which elections shall apply to the taxable period ending December 31, 2005 and each calendar year thereafter) in such manner as the Code or applicable Treasury regulations may prescribe, and as described by the Securities Administrator. The Trustee shall sign all tax information returns filed pursuant to this Section and any other returns as may be required by the Code. The Holder of the Class I-R-1 Certificates is hereby designated as the "Tax Matters Person" (within the meaning of Treasury Regulation Section 1.860F-4(d)) for REMIC I, the Holder of the Class II-R-1 Certificates is hereby designated as the "Tax Matters Person" for REMIC II, the Holder of the Class I-R-2 Certificates is hereby designated as the "Tax Matters Person" for REMIC III, and the Holder of the Class I-R-3 Certificates is hereby designated as the "Tax Matters Person" for REMIC IV. The Securities Administrator is hereby designated and appointed as the agent of each such Tax Matters Person. Any Holder of a Residual Certificate will by acceptance thereof appoint the Securities Administrator as agent and attorney-in-fact for the purpose of acting as Tax Matters Person for each REMIC during such time as the Securities Administrator does not own any such Residual Certificate. In the event that the Code or applicable Treasury regulations prohibit the Trustee from signing tax or information returns or other statements, or the Securities Administrator from acting as agent for the Tax Matters Person, the Trustee and the Securities Administrator shall take whatever action that in their sole good faith judgment is necessary for the proper filing of such information returns or for the provision of a Tax Matters Person, including designation of the Holder of a Residual Certificate to sign such returns or act as Tax Matters Person. Each Holder of a Residual Certificate shall be bound by this Section.

         (c) The Securities Administrator shall provide upon request and receipt of reasonable compensation such information as required in Section 860D(a)(6)(B) of the Code to the Internal Revenue Service, to any Person purporting to transfer a Residual Certificate to a Person other than a transferee permitted by
Section 5.05(b), and to any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate, organization described in
Section 1381 of the Code, or nominee holding an interest in a pass-through entity described in Section 860E(e)(6) of the Code, any record holder of which is not a transferee permitted by Section 5.05(b) (or which is deemed by statute to be an entity with a disqualified member).

         (d) The Securities Administrator shall prepare and file or cause to be filed, and the Trustee shall sign, any state income tax returns required under Applicable State Law with respect to each REMIC or the Trust Fund.

         (e) Notwithstanding any other provision of this Agreement, the Trustee and the Securities Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders of interest, original issue discount or principal on the Certificates that the Trustee or the Securities Administrator reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. In the event the Trustee or the Securities Administrator withholds any amount from interest, original issue discount payments or principal or advances thereof to any Certificateholder pursuant to Federal withholding requirements, the Trustee or the Securities Administrator shall, together with their monthly report to such Certificateholders, indicate such amount withheld.

         (f) The Trustee and the Securities Administrator agree to indemnify the applicable Trust Fund and the Depositor for any taxes and costs including, without limitation, any reasonable attorneys fees imposed on or incurred by such Trust Fund, the Depositor or the Master Servicer, as a result of a breach of the Trustee's covenants and the Securities Administrator's covenants, respectively, set forth in this Section 9.12; provided, however, such liability and obligation to indemnify in this paragraph shall not be joint and several, and neither the Trustee nor the Securities Administrator shall be liable or be obligated to indemnify either Trust Fund for the failure by the other to perform any duty under this Agreement or the breach by the other of any covenant in this Agreement.

                                    ARTICLE X
                                   Termination

         Section 10.01 TERMINATION UPON REPURCHASE BY THE DEPOSITOR OR ITS DESIGNEE OR LIQUIDATION OF THE MORTGAGE LOANS.

         (a) Subject to Section 10.02, the respective obligations and responsibilities of the Depositor, the Trustee, the Paying Agent, the Master Servicer and the Securities Administrator created hereby with respect to the Trust Fund (as it relates to one of the Loan Groups) and the related Certificates, other than the obligation of the Paying Agent to make payments to related Certificateholders as hereinafter set forth and the indemnification obligations under Section 7.03 hereof, shall terminate upon:

                  (i) the repurchase by or at the direction of the Depositor or its designee of all of the Mortgage Loans in a Loan Group and all related REO Property remaining in the Loan Group at a price (in each case, the "Termination Purchase Price") equal to the sum of (a) 100% of the Outstanding Principal Balance of each such Mortgage Loan (other than a Mortgage Loan related to REO Property) as of the date of repurchase, net of the principal portion of any unreimbursed Monthly Advances made by the purchaser, together with interest at the applicable Mortgage Interest Rate accrued but unpaid to, but not including, the first day of the month of repurchase, (b) the appraised value of any related REO Property, less the good faith estimate of the Depositor of liquidation expenses to be incurred in connection with its disposal thereof (but not more than the Outstanding Principal Balance of the related Mortgage Loan, together with interest at the applicable Mortgage Interest Rate accrued on that balance but unpaid to, but not including, the first day of the month of repurchase), such appraisal to be calculated by an appraiser mutually agreed upon by the Depositor and the Trustee at the expense of the Depositor, (c) unreimbursed out-of pocket costs of the Master Servicer, including unreimbursed servicing advances and the principal portion of any unreimbursed Monthly Advances, made on the Mortgage Loans prior to the exercise of such repurchase right and (d) any unreimbursed costs and expenses of the Trustee and the Securities Administrator payable pursuant to Section 9.05 and to the Custodian pursuant to the Custodial Agreement; or

                  (ii) the later of the making of the final payment or other liquidation, or any advance with respect thereto, of the last Mortgage Loan remaining in the Trust Fund or the disposition of all property acquired with respect to any Mortgage Loan; provided, however, that in the event that an advance has been made, but not yet recovered, at the time of such termination, the Person having made such advance shall be entitled to receive, notwithstanding such termination, any payments received subsequent thereto with respect to which such advance was made; or

                  (iii) the payment to the Certificateholders of all amounts required to be paid to them pursuant to this Agreement.

         (b) In no event, however, shall the portion of the Trust Fund consisting of a Loan Group created hereby continue beyond the earlier of (i) the related "latest possible maturity date" specified in Section 5.01(d) or (ii) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James's, living on the date of this Agreement.

         (c) The right of the Depositor or its designee to repurchase all the assets of the portion of the Trust Fund relating to a Loan Group as described in Subsection 10.01(a)(i) above shall be exercisable only if (i) the aggregate Scheduled Principal Balance of the Mortgage Loans in Loan Group I at the time of any such repurchase is less than 1% of the Cut-Off Date Balance, and the aggregate Scheduled Principal Balance of the Mortgage Loans in Loan Group II at the time of any such repurchase is less than 10% of the Cut-Off Date Balance or
(ii) the Depositor, based upon an Opinion of Counsel addressed to the Depositor, the Trustee and the Securities Administrator, has determined that the REMIC status of REMIC I, REMIC II, REMIC III or REMIC IV has been lost or that a substantial risk exists that such REMIC status will be lost for the then-current taxable year. At any time thereafter, in the case of (i) or (ii) above, the Depositor may elect to terminate REMIC I, REMIC II, REMIC III or REMIC IV at any time, and upon such election, the Depositor or its designee, shall repurchase all the assets of the Trust Fund described in Subsection 10.01(a)(i) above.

         (d) Paying Agent shall give notice of any termination to the related Certificateholders, with a copy to the Master Servicer, the Securities Administrator, the Trustee and the Rating Agencies, upon which the Certificateholders shall surrender their Certificates to the Paying Agent for payment of the final distribution and cancellation. Such notice shall be given by letter, mailed not earlier than the l5th day and not later than the 25th day of the month next preceding the month of such final distribution, and shall specify (i) the Distribution Date upon which final payment of the related Certificates will be made upon presentation and surrender of the related Certificates at the office of the Paying Agent therein designated, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the related Certificates at the office of the Paying Agent therein specified.

         (e) If the option of the Depositor to repurchase or cause the repurchase of all the assets in the portion of the Trust Fund relating to a Loan Group as described in Subsection 10.01(a)(i) above, is exercised, the Depositor and/or its designee shall deliver to the Paying Agent for deposit in the Distribution Account, by the Business Day prior to the applicable Distribution Date, an amount equal to the related Termination Purchase Price. Upon presentation and surrender of the related Certificates by the related Certificateholders, the Paying Agent shall distribute to such Certificateholders as directed by the Securities Administrator in writing an amount determined as follows: with respect to each related Certificate (other than the Interest Only Certificates), the outstanding Current Principal Amount, plus with respect to each such Certificate, one month's interest thereon at the applicable Pass-Through Rate. If the proceeds with respect to the related Mortgage Loans are not sufficient to pay all of the related Senior Certificates in full, any such deficiency shall be allocated first, to the related Subordinate Certificates, in inverse order of their numerical designations and then to the related Senior Certificates on a pro rata basis. Upon deposit of the related Termination Purchase Price and following such final Distribution Date, the Trustee shall release promptly to the Depositor and/or its designee the related Mortgage Files for the remaining Mortgage Loans, and the related portions of the Accounts with respect thereto shall terminate, subject to the Paying Agent's obligation to hold any amounts payable to the related Certificateholders in trust without interest pending final distributions pursuant to Subsection 10.01(g). Any other amounts remaining in the Accounts will belong to the Depositor.

         (f) In the event that this Agreement is wholly or partially terminated by reason of the payment or liquidation of the related Mortgage Loans or the disposition of all property acquired with respect to such Mortgage Loans under Subsection 10.01(a)(ii) above, the Master Servicer shall deliver to the Paying Agent for deposit in the Distribution Account all related distributable amounts remaining in the Master Servicer Collection Account. Upon the presentation and surrender of the related Certificates, the Paying Agent shall distribute to the remaining related Certificateholders, pursuant to the written direction of the Securities Administrator and in accordance with their respective interests, all related distributable amounts remaining in the Distribution Account. Upon deposit by the Master Servicer of such distributable amounts, and following such final Distribution Date, the Paying Agent shall release promptly to the Depositor or its designee the related Mortgage Files for the remaining Mortgage Loans, and the Master Servicer Collection Account and the Distribution Account shall terminate with respect to a Loan Group, subject to the Paying Agent's obligation to hold any amounts payable to the related Certificateholders in trust without interest pending final distributions pursuant to this Subsection 10.01(f).

         (g) If not all of the related Certificateholders shall surrender their Certificates for cancellation within six months after the time specified in the above-mentioned written notice, the Paying Agent shall give a second written notice to the related remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice, not all the related Certificates shall have been surrendered for cancellation, the Paying Agent may take appropriate steps, or appoint any agent to take appropriate steps, to contact the related remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain subject to this Agreement.

         Section 10.02 [Reserved].

         Section 10.03 ADDITIONAL TERMINATION REQUIREMENTS WITH RESPECT TO THE CERTIFICATES.

         (a) If the option of the Depositor to repurchase all of the Mortgage Loans and related properties in a Loan Group under Subsection 10.01(a)(i) above is exercised, the portion of the Trust Fund and each related REMIC shall be terminated in accordance with the following additional requirements, unless the Trustee has been furnished with an Opinion of Counsel addressed to the Securities Administrator and Trustee to the effect that the failure of the Trust to comply with the requirements of this Section 10.02 will not (i) result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code on any REMIC or (ii) cause any REMIC to fail to qualify as a REMIC at any time that any regular interests are outstanding:

                  (i) within 90 days prior to the final Distribution Date, at the written direction of the Depositor, the Securities Administrator, as agent for the respective Tax Matters Persons, shall adopt a plan of complete liquidation of each related REMIC in the case of a termination under Subsection 10.01(a)(i), provided to it by the Depositor (a copy of which shall be provided to the Trustee), which meets the requirements of a "qualified liquidation" under
Section 860F of the Code and any regulations thereunder; and

                  (ii) the Depositor shall notify the Securities Administrator and the Trustee at the commencement of such 90-day liquidation period and, at or prior to the time of making of the final payment on the related Certificates, the Trustee shall sell or otherwise dispose of all of the remaining assets of the related portion of the Trust Fund and the related REMIC in accordance with the terms hereof.

         (b) By their acceptance of the Class R Certificates, the related Holders thereof hereby (i) agree to adopt such a plan of complete liquidation of the related REMIC upon the written request of the Depositor and to take such action in connection therewith as may be reasonably requested by the Depositor and (ii) appoint the Depositor as their attorney-in-fact, with full power of substitution, for purposes of adopting such a plan of complete liquidation. The Securities Administrator shall adopt such plan of liquidation by filing the appropriate statement on the final tax return of each related REMIC. Upon complete liquidation or final distribution of all of the assets of the related portion of the Trust Fund, such related portion and each related REMIC shall terminate.

                                   ARTICLE XI
                            Miscellaneous Provisions

         Section 11.01 INTENT OF PARTIES.

         The parties intend that each of REMIC I, REMIC II and REMIC III shall be treated as a REMIC for federal income tax purposes and that the provisions of this Agreement should be construed in furtherance of this intent.

         Section 11.02 AMENDMENT.

         (a) This Agreement may be amended from time to time by the Company, the Depositor, the Master Servicer, the Securities Administrator and the Trustee, but without notice to or the consent of any of the related Certificateholders, to cure any ambiguity, to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions herein or therein, to comply with any changes in the Code or to make any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, addressed to the Trustee, adversely affect in any material respect the interests of any related Certificateholder (determined without regard to the Policy) or cause any REMIC to fail to qualify as a REMIC for federal income tax purposes as evidenced by an Opinion of Counsel addressed to the Trustee but not at the Trustee's expense.

         (b) With respect to the Certificates, this Agreement may also be amended from time to time by the Company, the Master Servicer, the Depositor, the Securities Administrator and the Trustee, and the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the applicable Class or Classes, if such amendment affects only such Class or Classes, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the related Certificateholders; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) reduce the aforesaid percentage of Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all Certificates then outstanding, or (iii) cause any REMIC to fail to qualify as a REMIC for federal income tax purposes, as evidenced by an Opinion of Counsel addressed to the Trustee which shall be provided to the Trustee other than at the Trustee's expense. Notwithstanding any other provision of this Agreement, for purposes of giving or withholding of consents pursuant to this first paragraph of Section 11.02(b), Certificates registered in the name of or held for the benefit of the Depositor, the Securities Administrator, the Master Servicer, or the Trustee or any Affiliate thereof shall be entitled to vote their Fractional Undivided Interests with respect to matters affecting such Certificates.

         (c) Promptly after the execution of any such amendment, the Trustee shall furnish a copy of such amendment or written notification of the substance of such amendment to each related Certificateholder, with a copy to the Rating Agencies.

         (d) In the case of an amendment under the second paragraph of Subsection 11.02(b) above, it shall not be necessary for the related Certificateholders to approve the particular form of such an amendment. Rather, it shall be sufficient if the related Certificateholders approve the substance of the amendment. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by related Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

         (e) Prior to the execution of any amendment to this Agreement, the Trustee shall be entitled to receive and rely upon an Opinion of Counsel addressed to the Trustee stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustee and the Securities Administrator may, but shall not be obligated to, enter into any such amendment which affects the Trustee's or the Securities Administrator's own respective rights, duties or immunities under this Agreement.

         Section 11.03 RECORDATION OF AGREEMENT.

         To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere. The Depositor shall effect such recordation, at the expense of the Trust upon the request in writing of a Certificateholder, but only if such direction is accompanied by an Opinion of Counsel (provided at the expense of the Certificateholder requesting recordation) to the effect that such recordation would materially and beneficially affect the interests of the Certificateholders or is required by law.

         Section 11.04 LIMITATION ON RIGHTS OF CERTIFICATEHOLDERS.

         (a) The death or incapacity of any Certificateholder shall not terminate this Agreement or the Trust, nor entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

         (b) Except as expressly provided in this Agreement, no Certificateholders shall have any right to vote or in any manner otherwise control the operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to establish the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholders be under any liability to any third Person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

         (c) No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon, under or with respect to this Agreement against the Depositor, the Securities Administrator, the Master Servicer or any successor to any such parties unless (i) such Certificateholder previously shall have given to the Trustee a written notice of a continuing default, as herein provided,
(ii) the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the Trust Fund shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs and expenses and liabilities to be incurred therein or thereby, and (iii) the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding.

         (d) No one or more Certificateholders shall have any right by virtue of any provision of this Agreement to affect the rights of any other Certificateholders or to obtain or seek to obtain priority or preference over any other such Certificateholder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 11.04, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

         Section 11.05 ACTS OF CERTIFICATEHOLDERS.

         (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is expressly required, to the Depositor. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee and the Depositor, if made in the manner provided in this Section 11.05.

         (b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his or her individual capacity, such certificate or affidavit shall also constitute sufficient proof of his or her authority. The fact and date of the execution of any such instrument or writing, or the authority of the individual executing the same, may also be proved in any other manner which the Trustee deems sufficient.

         (c) The ownership of Certificates (notwithstanding any notation of ownership or other writing on such Certificates, except an endorsement in accordance with Section 5.02 made on a Certificate presented in accordance with
Section 5.04) shall be proved by the Certificate Register, and neither the Trustee, the Securities Administrator, the Depositor, the Master Servicer nor any successor to any such parties shall be affected by any notice to the contrary.

         (d) Any request, demand, authorization, direction, notice, consent, waiver or other action of the holder of any Certificate shall bind every future holder of the same Certificate and the holder of every Certificate issued upon the registration of transfer or exchange thereof, if applicable, or in lieu thereof with respect to anything done, omitted or suffered to be done by the Trustee, the Securities Administrator, the Depositor, the Master Servicer or any successor to any such party in reliance thereon, whether or not notation of such action is made upon such Certificates.

         (e) In determining whether the Holders of the requisite percentage of Certificates evidencing Fractional Undivided Interests have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Certificates owned by the Trustee, the Securities Administrator, the Depositor, the Master Servicer or any Affiliate thereof shall be disregarded, except as otherwise provided in Section 11.02(b) and except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Certificates which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded. Certificates which have been pledged in good faith to the Trustee, the Securities Administrator, the Depositor, the Master Servicer or any Affiliate thereof may be regarded as outstanding if the pledgor establishes to the satisfaction of the Trustee the pledgor's right to act with respect to such Certificates and that the pledgor is not an Affiliate of the Trustee, the Securities Administrator, the Depositor, or the Master Servicer, as the case may be.

         Section 11.06 GOVERNING LAW.

         THIS AGREEMENT AND THE CERTIFICATES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS RULES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW, WHICH THE PARTIES HERETO EXPRESSLY RELY UPON IN THE CHOICE OF SUCH LAW AS THE GOVERNING LAW HEREUNDER) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

         Section 11.07 NOTICES.

         All demands and notices hereunder shall be in writing and shall be deemed given when delivered at (including delivery by facsimile) or mailed by registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, to (i) in the case of the Depositor, 383 Madison Avenue, New York, New York 10179, Attention: Vice President-Servicing, telecopier number:
(212) 272-5591, or to such other address as may hereafter be furnished to the other parties hereto in writing; (ii) in the case of the Trustee, at its Corporate Trust Office, or such other address as may hereafter be furnished to the other parties hereto in writing; (iii) in the case of the Company, 383 Madison Avenue, New York, New York 10179, Attention: Vice President-Servicing, telecopier number: (212) 272-5591, or to such other address as may hereafter be furnished to the other parties hereto in writing; (iv) in the case of the Master Servicer, Paying Agent, Certificate Registrar (other than in connection with presentment of Certificates for transfer, exchange or payment) or Securities Administrator, Wells Fargo Bank, N.A., P.O. Box 98, Columbia Maryland 21046 (or, in the case of overnight deliveries, 9062 Old Annapolis Road, Columbia, Maryland 21045) (Attention: Corporate Trust Services - Prime 2005-5), facsimile no.:
(410) 715-2380, or such other address as may hereafter be furnished to the other parties hereto in writing; (v) in the case of the Rating Agencies, Fitch, One State Street Plaza, New York, New York 10004, Attention: ABS Monitoring Department, and Standard & Poor's, a division of The McGraw-Hill Companies, Inc., 55 Water Street, New York, New York 10041, or such other address as may be hereafter furnished to the Depositor, Trustee and Master Servicer in writing by Fitch. Any notice delivered to the Depositor, the Master Servicer, the Securities Administrator or the Trustee under this Agreement shall be effective only upon receipt. Any notice required or permitted to be mailed to a Certificateholder, unless otherwise provided herein, shall be given by first-class mail, postage prepaid, at the address of such Certificateholder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given when mailed, whether or not the Certificateholder receives such notice.

         Section 11.08 SEVERABILITY OF PROVISIONS.

         If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severed from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the holders thereof.

         Section 11.09 SUCCESSORS AND ASSIGNS.

         The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

         Section 11.10 ARTICLE AND SECTION HEADINGS.

         The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

         Section 11.11 COUNTERPARTS.

         This Agreement may be executed in two or more counterparts each of which when so executed and delivered shall be an original but all of which together shall constitute one and the same instrument.

         Section 11.12 NOTICE TO RATING AGENCIES.

         The article and section headings herein are for convenience of reference only, and shall not limited or otherwise affect the meaning hereof. The Trustee shall promptly provide notice to each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

         1. Any material change or amendment to this Agreement or the Servicing Agreements;

         2. The occurrence of any Event of Default that has not been cured;

         3. The resignation or termination of the Master Servicer, the Trustee or the Securities Administrator;

         4. The repurchase or substitution of Mortgage Loans;

         5. The final payment to Certificateholders; and

         6. Any change in the location of the Master Servicer Collection Account or the Distribution Account.

         IN WITNESS WHEREOF, the Depositor, the Trustee, the Master Servicer and the Securities Administrator and EMC have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                            STRUCTURED ASSET MORTGAGE
                                            INVESTMENTS II INC., as Depositor


                                            By: ________________________________
                                            Name:  Joseph T. Jurkowski, Jr.
                                            Title: Vice President


                                            U.S. BANK NATIONAL ASSOCIATION, as
                                            Trustee


                                            By: ________________________________
                                            Name:  Maryellen Hunter
                                            Title: Assistant Vice President


                                            WELLS FARGO BANK, N.A., as Master
                                            Servicer


                                            By: ________________________________
                                            Name:  Stacey Taylor
                                            Title: Assistant Vice President


                                            WELLS FARGO BANK, N.A., as
                                            Securities Administrator


                                            By: ________________________________
                                            Name:  Stacey Taylor
                                            Title: Assistant Vice President


                                            EMC MORTGAGE CORPORATION


                                            By: ________________________________
                                            Name:
                                            Title:


Accepted and Agreed as to
Sections 2.01, 2.02, 2.03, 2.04 and 9.09(c)

in its capacity as Seller

EMC MORTGAGE CORPORATION



By: _______________________________
Name:
Title:

STATE OF NEW YORK                      )
                                       )   ss.:
COUNTY OF NEW YORK                     )


         On the 29th day of December, 2005 before me, a notary public in and for said State, personally appeared Joseph T. Jurkowski, Jr., known to me to be a Vice President of Structured Asset Mortgage Investments II Inc., the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                 _______________________________
                                                           Notary Public


[Notarial Seal]

STATE OF                               )
                                       )   ss.:
COUNTY OF                              )


         On the 29th day of December, 2005 before me, a notary public in and for said State, personally appeared Maryellen Hunter, known to me to be a Assistant Vice President of U.S. Bank National Association, the entity that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                 _______________________________
                                                           Notary Public
                                                             Notary Public


[Notarial Seal]

STATE OF MARYLAND                      )
                                       )   ss.:
COUNTY OF HOWARD                       )


         On the 29th day of December, 2005 2005 before me, a notary public in and for said State, personally appeared Stacey Taylor, known to me to be an Assistant Vice President of Wells Fargo Bank, N.A., the entity that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                 _______________________________
                                                           Notary Public


[Notarial Seal]

STATE OF MARYLAND                      )
                                       )   ss.:
COUNTY OF HOWARD                       )


         On the 29th day of December, 2005 before me, a notary public in and for said State, personally appeared ____________, known to me to be a(n) ____________ of Wells Fargo Bank, N.A., the entity that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                 _______________________________
                                                           Notary Public


[Notarial Seal]

STATE OF TEXAS                         )
                                       )   ss.:
COUNTY OF DALLAS                       )


         On the 29th day of December, 2005 before me, a notary public in and for said State, personally appeared ________________, known to me to be a(n) ________________ of EMC Mortgage Corporation, the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                 _______________________________
                                                           Notary Public


[Notarial Seal]

STATE OF TEXAS                         )
                                       )   ss.:
COUNTY OF DALLAS                       )


         On the 29th day of December, 2005 before me, a notary public in and for said State, personally appeared ________________, known to me to be a(n) _______________ of EMC Mortgage Corporation, the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                 _______________________________
                                                           Notary Public


[Notarial Seal]

                                                                     EXHIBIT A-1

                       FORM OF CLASS [_]-A-[_] CERTIFICATE

         SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE").

         [THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE TRUSTEE NAMED HEREIN.]

         UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No.1                                           [Adjustable][Fixed][Variable]Pass-Through Rate

Class [_]-[A]-[_] Senior

Date of Pooling and Servicing Agreement and Cut-off Date:  Aggregate Initial [Current Principal][Notional] Amount
June 1, 2005                                               of this Senior Certificate as of the Cut-off Date:
                                                           $[_____________]

First Distribution Date:                                   Initial [Current Principal][Notional] Amount of this
January 25, 2006                                           Senior Certificate as of the Cut-off Date:
                                                           $[_____________]

Master Servicer:                                           CUSIP: [____________]
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
[____________]

                           PRIME MORTGAGE TRUST 2005-5
                        MORTGAGE PASS-THROUGH CERTIFICATE
                                  SERIES 2005-5

         evidencing a fractional undivided interest in the distributions allocable to the Class [_]-[A]-[_] Certificates with respect to a portion of a Trust Fund consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

         This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

         This certifies that Cede & Co. is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the "Trust Fund") primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the "Mortgage Loans") sold by Structured Asset Mortgage Investments II Inc. ("SAMI II"). The Mortgage Loans were sold by EMC Mortgage Corporation ("EMC") to SAMI II. Wells Fargo Bank, National Association ("Wells Fargo") will act as master servicer of the Mortgage Loans (the "Master Servicer", which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement"), among EMC Mortgage Corporation, as seller and company (the "Seller"), SAMI II, as depositor (the "Depositor"), Wells Fargo Bank, National Association as master servicer and securities administrator (in such capacity, the "Securities Administrator") and U.S. Bank National Association as trustee (the "Trustee"), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

         [[Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Current Principal Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement.] The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a "Distribution Date"), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount [(of interest and] principal[, if any)] required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Current Principal Amount of this Class of Certificates will be reduced to zero.]

         [Interest on this Certificate will accrue from and including the 25th day of the calendar month preceding the month in which a Distribution Date (as hereinafter defined) occurs (or, with respect to the first accrual period, the Closing Date) to and including the 24th day of the calendar month in which that Distribution Date occurs on the [Current Principal][Notional] Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a "Distribution Date"), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the Business Day immediately preceding such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the [Current Principal][Notional] Amount of this Class of Certificates will be reduced to zero.]

         Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial [Current Principal][Notional] Amount of this Certificate is set forth above. [The Current Principal Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.]

         This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the "Certificates"). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

         The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

         This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, and with the consent of the Insurer with respect to amendments related to the Mortgage Pass-Through Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

         The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

         No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

         The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of
(i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the "latest possible maturity date" specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

         Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

         IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.


Dated: December 29, 2005            WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION,
                                    Not in its individual capacity but solely as Securities Administrator


                                    By:
                                       -----------------------------------------
                                                  Authorized Signatory


                          CERTIFICATE OF AUTHENTICATION

         This is one of the Certificates referred to in the within-mentioned Agreement.

                                    WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION,
                                    Authorized signatory of Wells Fargo Bank,
                                    National Association, not in its individual capacity but solely as Securities Administrator

                                    By:
                                       ----------------------------------------
                                                  Authorized Signatory

                                   ASSIGNMENT

         FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

         I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:




Dated:
                                       -------------------------------------
                                       Signature by or on behalf of assignor



                                       Signature Guaranteed




                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of _________________________ account number _____________, or, if mailed by check, to ______________________________. Applicable statements should be mailed to _____________________________________________.

         This information is provided by __________________, the assignee named above, or ________________________, as its agent.

                                                                     EXHIBIT A-2

                       FORM OF CLASS [_]-B-[_] CERTIFICATE

         THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE SENIOR CERTIFICATES, [AND THE CLASS [_]-B-[_] CERTIFICATES] , AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

         SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE").

         THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND ANY REALIZED LOSSES ALLOCABLE HERETO. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE TRUSTEE NAMED HEREIN.

         [FOR CLASS I-B-1, CLASS I-B-2, CLASS I-B-3, CLASS II-B-1, CLASS II-B-2 AND CLASS I-B-3] [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO. ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

         [FOR CLASS I-B-1, CLASS I-B-2, CLASS I-B-3, CLASS II-B-1, CLASS II-B-2 AND CLASS I-B-3] [EACH BENEFICIAL OWNER OF THIS CERTIFICATE OR ANY INTEREST HEREIN SHALL BE DEEMED TO HAVE REPRESENTED, BY VIRTUE OF ITS ACQUISITION OR HOLDING OF THIS CERTIFICATE OR INTEREST HEREIN, THAT EITHER (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED ("PLAN"), OR INVESTING WITH ASSETS OF A PLAN OR (II) IT HAS ACQUIRED AND IS HOLDING SUCH CERTIFICATE IN RELIANCE ON PROHIBITED TRANSACTION EXEMPTION 90-30, AS AMENDED FROM TIME TO TIME ("EXEMPTION"), AND THAT IT UNDERSTANDS THAT THERE ARE CERTAIN CONDITIONS TO THE AVAILABILITY OF THE EXEMPTION, INCLUDING THAT THE CERTIFICATE MUST BE RATED, AT THE TIME OF PURCHASE, NOT LOWER THAN "BBB-" (OR ITS EQUIVALENT) BY STANDARD & POOR'S, FITCH, INC. OR MOODY'S INVESTORS SERVICE, INC., AND THE CERTIFICATE IS SO RATED OR (III) (1) IT IS AN INSURANCE COMPANY, (2) THE SOURCE OF FUNDS USED TO ACQUIRE OR HOLD THE CERTIFICATE OR INTEREST HEREIN IS AN "INSURANCE COMPANY GENERAL ACCOUNT", AS SUCH TERM IS DEFINED IN PROHIBITED TRANSACTION CLASS EXEMPTION ("PTCE") 95-60, AND (3) THE CONDITIONS IN SECTIONS I AND III OF PTCE 95-60 HAVE BEEN SATISFIED.]

         [FOR CLASS I-B-4, CLASS I-B-5, CLASS I-B-6, CLASS II-B-4, CLASS II-B-5 AND CLASS I-B-6][THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY
(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A") TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A "QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN "INSTITUTIONAL ACCREDITED INVESTOR" WITHIN THE MEANING THEREOF IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND
(B) THE RECEIPT BY THE TRUSTEE OF SUCH OTHER EVIDENCE ACCEPTABLE TO THE TRUSTEE THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION.]

         [FOR CLASS I-B-4, CLASS I-B-5, CLASS I-B-6, CLASS II-B-4, CLASS II-B-5 AND CLASS I-B-6] [THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION EXEMPTION ("PTE") 84-14, PTE 91-38, PTE 90-1, PTE 95-60 OR PTE 96-23 AND (II)
WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE SECURITIES ADMINISTRATOR, THE MASTER SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE OR UNLESS THE OPINION SPECIFIED IN SECTION 5.07 OF THE AGREEMENT IS PROVIDED.]

Certificate No.1                                           Pass-Through Rate: ____%

Class [_]-B-[_] Subordinate

Date of Pooling and Servicing Agreement and Cut-off Date:  Aggregate Initial Current Principal Amount of this
December 1, 2005                                           Subordinate Certificate as of the Cut-off Date:
                                                           $[_________]

First Distribution Date:                                   Initial Current Principal Amount of this Subordinate
January 25, 2006                                           Certificate as of the Cut-off Date: $[_________]

Master Servicer:                                           CUSIP: [____________]
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
[____________]

                           PRIME MORTGAGE TRUST 2005-5
                        MORTGAGE PASS-THROUGH CERTIFICATE
                                  SERIES 2005-5

         evidencing a fractional undivided interest in the distributions allocable to the Class [_]-B-[_] Certificates with respect to a portion of a Trust Fund consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

         This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

         This certifies that [_______] is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the "Trust Fund") primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the "Mortgage Loans") sold by Structured Asset Mortgage Investments II Inc. ("SAMI II"). The Mortgage Loans were sold by EMC Mortgage Corporation ("EMC") to SAMI
II. Wells Fargo Bank, National Association ("Wells Fargo") will act as master servicer of the Mortgage Loans (the "Master Servicer", which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement"), among EMC as seller and company (the "Seller"), SAMI II, as depositor (the "Depositor"), Wells Fargo Bank, National Association as master servicer and securities administrator (in such capacity, the "Securities Administrator"), and U.S. Bank National Association as trustee (the "Trustee"), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

         Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Current Principal Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a "Distribution Date"), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Current Principal Amount of this Class of Certificates will be reduced to zero.

         Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial Current Principal Amount of this Certificate is set forth above. The Current Principal Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

         [For Class I-B-4, Class I-B-5, Class I-B-6, Class II-B-4, Class II-B-5 and Class I-B-6][No transfer of this Class [_]-B-[_] Certificate will be made unless such transfer is (i) exempt from the registration requirements of the Securities act of 1933, as amended, and any applicable state securities laws or is made in accordance with said Act and laws and (ii) made in accordance with
Section 5.02 of the Agreement. In the event that such transfer is to be made the Trustee shall register such transfer if, (i) made to a transferee who has provided the Trustee with evidence as to its QIB status; or (ii) (A) the transferor has advised the Trustee in writing that the Certificate is being transferred to an Institutional Accredited Investor and (B) prior to such transfer the transferee furnishes to the Trustee an Investment Letter; provided that if based upon an Opinion of Counsel to the effect that (A) and (B) above are met sufficient to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable laws.]

         [For Class I-B-1, Class I-B-2, Class I-B-3, Class II-B-1, Class II-B-2 and Class I-B-3][Each beneficial owner of this Certificate or any interest herein shall be deemed to have represented, by virtue of its acquisition or holding of this certificate or interest herein, that either (i) it is not an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended or section 4975 of the Internal Revenue Code of 1986, as amended ("Plan"), or investing with assets of a Plan or (ii) it has acquired and is holding such certificate in reliance on Prohibited Transaction Exemption 90-30, as amended from time to time ("Exemption"), and that it understands that there are certain conditions to the availability of the Exemption, including that the certificate must be rated, at the time of purchase, not lower than "BBB-" (or its equivalent) by Standard & Poor's, Fitch, Inc. or Moody's Investors Service, Inc., and the certificate is so rated or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an "insurance company general account", as such term is defined in Prohibited Transaction Class Exemption ("PTCE") 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.]

         [For Class I-B-4, Class I-B-5, Class I-B-6, Class II-B-4, Class II-B-5 and Class I-B-6][This Certificate may not be acquired directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, unless the transferee certifies or represents that the proposed transfer and holding of a Certificate and the servicing, management and operation of the trust and its assets: (i) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, Prohibited Transaction Exemption ("PTE") 84-14, PTE 91-38, PTE 90-1, PTE 95-60 or PTE 96-23 and (ii) will not give rise to any additional obligations on the part of the Depositor, the Securities Administrator, the Master Servicer or the Trustee, which will be deemed represented by an owner of a Book-Entry Certificate or a Global Certificate or unless the opinion specified in section 5.07 of the Agreement is provided.]

         This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the "Certificates"). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

         The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

         This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, and with the consent of the Insurer with respect to amendments related to the Mortgage Pass-Through Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

         The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

         No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

         The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of
(i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the "latest possible maturity date" specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

         Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

         IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.


Dated: December 29, 2005            WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION,

                                    Not in its individual capacity but solely as Securities Administrator


                                    By:
                                       -----------------------------------------
                                                  Authorized Signatory


                          CERTIFICATE OF AUTHENTICATION

         This is one of the Certificates referred to in the within-mentioned Agreement.

                                    WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION,
                                    Authorized signatory of Wells Fargo Bank,
                                    National Association, not in its individual capacity but solely as Securities Administrator

                                    By:
                                       -----------------------------------------
                                                 Authorized Signatory

                                   ASSIGNMENT

         FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

         I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
                                    --------------------------------------------
                                       Signature by or on behalf of assignor



                                       Signature Guaranteed



                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of _________________________ account number _____________, or, if mailed by check, to ______________________________. Applicable statements should be mailed to ______________________________________________.

         This information is provided by __________________, the assignee named above, or ________________________, as its agent.

                                                                     EXHIBIT A-3

                        FORM OF CLASS [__]-PO CERTIFICATE

         SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE").

         THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE TRUSTEE NAMED HEREIN.

         UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No.1                                           Pass-Through Rate: 0.000%

Class [__]-PO Senior

Date of Pooling and Servicing Agreement and Cut-off Date:  Aggregate Initial Current Principal Amount of this
December 1, 2005                                           Senior Certificate as of the Cut-off Date:
                                                           $[_____________]

First Distribution Date:                                   Initial Current Principal Amount of this Senior
January 25, 2006                                           Certificate as of the Cut-off Date: $[_____________]

Master Servicer:                                           CUSIP: [____________]
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
[____________]

                           PRIME MORTGAGE TRUST 2005-5
                        MORTGAGE PASS-THROUGH CERTIFICATE
                                  SERIES 2005-5

         evidencing a fractional undivided interest in the distributions allocable to the Class [__]-PO Certificates with respect to a portion of a Trust Fund consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

         This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

         This certifies that Cede & Co. is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the "Trust Fund") primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the "Mortgage Loans") sold by Structured Asset Mortgage Investments II Inc. ("SAMI II"). The Mortgage Loans were sold by EMC Mortgage Corporation ("EMC") to SAMI II. Wells Fargo Bank, National Association ("Wells Fargo") will act as master servicer of the Mortgage Loans (the "Master Servicer", which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement"), among EMC Mortgage Corporation, as seller and company (the "Seller"), SAMI II, as depositor (the "Depositor"), Wells Fargo Bank, National Association as master servicer and securities administrator (in such capacity, the "Securities Administrator") and U.S. Bank National Association as trustee (the "Trustee"), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

         The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a "Distribution Date"), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount of principal required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Current Principal Amount of this Class of Certificates will be reduced to zero.

         Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial Current Principal Amount of this Certificate is set forth above. The Current Principal Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

         This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the "Certificates"). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

         The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

         This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, and with the consent of the Insurer with respect to amendments related to the Mortgage Pass-Through Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

         The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

         No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

         The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of
(i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the "latest possible maturity date" specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

         Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

         IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.


Dated: December 29, 2005            WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION,
                                    Not in its individual capacity but solely as Securities Administrator


                                    By:
                                       -----------------------------------------
                                                Authorized Signatory


                          CERTIFICATE OF AUTHENTICATION

         This is one of the Certificates referred to in the within-mentioned Agreement.

                                    WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION,
                                    Authorized signatory of Wells Fargo Bank,
                                    National Association, not in its individual capacity but solely as Securities Administrator

                                    By:
                                       -----------------------------------------
                                                Authorized Signatory

                                   ASSIGNMENT

         FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

         I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:



Dated:
                                    --------------------------------------------
                                       Signature by or on behalf of assignor



                                       Signature Guaranteed




                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of _________________________ account number _____________, or, if mailed by check, to ______________________________. Applicable statements should be mailed to _____________________________________________.

         This information is provided by __________________, the assignee named above, or ________________________, as its agent.

                                                                     EXHIBIT A-4

                       FORM OF CLASS I-R-[__] CERTIFICATE

         THIS CERTIFICATE MAY NOT BE HELD BY OR TRANSFERRED TO A NON-UNITED STATES PERSON, A PUBLICLY TRADED PARTNERSHIP OR A DISQUALIFIED ORGANIZATION (AS DEFINED BELOW).

         SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE").

         THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, AND/OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE PROPOSED TRANSFEREE PROVIDES THE TRUSTEE WITH AN OPINION OF COUNSEL ADDRESSED TO THE TRUSTEE, DEPOSITOR, MASTER SERVICER AND SECURITIES ADMINISTRATOR AND ON WHICH THEY MAY RELY THAT IS SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE OF CERTIFICATES ON BEHALF OF SUCH PERSON WILL NOT RESULT IN OR CONSTITUTE A NONEXEMPT PROHIBITED TRANSACTION, IS PERMISSIBLE UNDER APPLICABLE LAW AND WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR OR THE TRUSTEE.

         ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES A TRANSFER AFFIDAVIT TO THE TRUSTEE THAT (1) SUCH TRANSFEREE IS NOT (A) THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY POSSESSION OF THE UNITED STATES, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING (OTHER THAN AN INSTRUMENTALITY WHICH IS A CORPORATION IF ALL OF ITS ACTIVITIES ARE SUBJECT TO TAX AND EXCEPT FOR THE FREDDIE MAC, A MAJORITY OF ITS BOARD OF DIRECTORS IS NOT SELECTED BY SUCH GOVERNMENTAL UNIT), (B) A FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF EITHER OF THE FOREGOING, (C) ANY ORGANIZATION (OTHER THAN CERTAIN FARMERS' COOPERATIVES DESCRIBED IN SECTION 521 OF THE CODE) WHICH IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE (INCLUDING THE TAX IMPOSED BY SECTION 511 OF THE CODE ON UNRELATED BUSINESS TAXABLE INCOME), (D) RURAL ELECTRIC AND TELEPHONE COOPERATIVES DESCRIBED IN
SECTION 1381(A)(2)(C) OF THE CODE, (E) AN ELECTING LARGE PARTNERSHIP UNDER
SECTION 775(A) OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES
(A), (B), (C), (D) OR (E) BEING HEREIN REFERRED TO AS A "DISQUALIFIED ORGANIZATION"), OR (F) AN AGENT OF A DISQUALIFIED ORGANIZATION, (2) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX AND (3) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OR ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE OF THIS CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH.

Certificate No.1                                           Pass-Through Rate: _____%

Class I-R-[__]

Date of Pooling and Servicing Agreement and Cut-off Date:  Aggregate Initial Current Principal Amount of this
December 1, 2005                                           Certificate as of the Cut-off Date:
                                                           $___________

First Distribution Date:                                   Initial Current Principal Amount of this Certificate as
January 25, 2006                                           of the Cut-off Date: $_________

Master Servicer:                                           CUSIP: [_____________]
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
[____________]


                           PRIME MORTGAGE TRUST 2005-5
                        MORTGAGE PASS-THROUGH CERTIFICATE
                                  SERIES 2005-5

         evidencing a fractional undivided interest in the distributions allocable to the Class I-R-[__] Certificates with respect to a portion of a Trust Fund (as defined below) consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

         This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

         This certifies that Bear, Stearns Securities Corp. is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the "Trust Fund") primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the "Mortgage Loans") sold by Structured Asset Mortgage Investments II Inc. ("SAMI II"). The Mortgage Loans were sold by EMC Mortgage Corporation ("EMC") to SAMI II. Wells Fargo Bank, National Association ("Wells Fargo") will act as master servicer of the Mortgage Loans (the "Master Servicer", which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement'), among SAMI II, as depositor (the "Depositor"), Wells Fargo Bank, National Association as Master Servicer and securities administrator (in such capacity, the "Securities Administrator"), EMC Mortgage Corporation, as seller and company, and U.S. Bank National Association, as trustee (the "Trustee"), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

         Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Current Principal Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a "Distribution Date"), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Current Principal Amount of this Class of Certificates will be reduced to zero.

         Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial Current Principal Amount of this Certificate is set forth above. The Current Principal Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

         Each Holder of this Certificate will be deemed to have agreed to be bound by the restrictions set forth in the Agreement to the effect that (i) each person holding or acquiring any Ownership Interest in this Certificate must be a United States Person and a Permitted Transferee, (ii) the transfer of any Ownership Interest in this Certificate will be conditioned upon the delivery to SAMI II, the Trustee and the Securities Administrator of, among other things, an affidavit to the effect that it is a United States Person and Permitted Transferee, (iii) any attempted or purported transfer of any Ownership Interest in this Certificate in violation of such restrictions will be absolutely null and void and will vest no rights in the purported transferee, and (iv) if any person other than a United States Person and a Permitted Transferee acquires any Ownership Interest in this Certificate in violation of such restrictions, then the Depositor will have the right, in its sole discretion and without notice to the Holder of this Certificate, to sell this Certificate to a purchaser selected by the Depositor, which purchaser may be the Depositor, or any affiliate of the Depositor, on such terms and conditions as the Depositor may choose.

         This certificate may not be acquired directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to title I of the Employee Retirement Income Security Act of 1974, as amended, and/or section 4975 of the Internal Revenue Code of 1986, as amended, unless the proposed transferee provides the Trustee with an opinion of counsel addressed to the Trustee, Master Servicer and the Securities Administrator and on which they may rely (which shall not be at the expense of the Trustee, Master Servicer or the Securities Administrator) which is acceptable to the Trustee, that the purchase of this Certificate will not result in or constitute a nonexempt prohibited transaction, is permissible under applicable law and will not give rise to any additional fiduciary obligations on the part of the Depositor, the Master Servicer or the Trustee.

         This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the "Certificates").. The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

         The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

         This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, and with the consent of the Insurer with respect to amendments related to the Mortgage Pass-Through Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

         The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

         No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

         The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of
(i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the "latest possible maturity date" specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

         Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

         IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.


Dated: December 29, 2005            WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION,
                                    Not in its individual capacity but solely as Securities Administrator


                                    By:
                                       ----------------------------------------
                                               Authorized Signatory


                          CERTIFICATE OF AUTHENTICATION

         This is one of the Certificates referred to in the within-mentioned Agreement.

                                    WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION,
                                    Authorized signatory of Wells Fargo Bank,
                                    National Association, not in its individual capacity but solely as Securities Administrator

                                    By:
                                       -----------------------------------------
                                                Authorized Signatory

                                   ASSIGNMENT

         FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

         I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
                                    --------------------------------------------
                                       Signature by or on behalf of assignor



                                       Signature Guaranteed



                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of _________________________ account number _____________, or, if mailed by check, to ______________________________. Applicable statements should be mailed to _____________________________________________.

         This information is provided by __________________, the assignee named above, or ________________________, as its agent.

                                                                     EXHIBIT A-5

                        FORM OF CLASS II-R-1 CERTIFICATE

         THIS CERTIFICATE MAY NOT BE HELD BY OR TRANSFERRED TO A NON-UNITED STATES PERSON, A PUBLICLY TRADED PARTNERSHIP OR A DISQUALIFIED ORGANIZATION (AS DEFINED BELOW).

         SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE").

         THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE PROPOSED TRANSFEREE PROVIDES THE TRUSTEE WITH AN OPINION OF COUNSEL FOR THE BENEFIT OF THE DEPOSITOR, MASTER SERVICER, THE CERTIFICATE REGISTRAR AND THE SECURITIES ADMINISTRATOR AND ON WHICH THEY MAY RELY (WHICH SHALL NOT BE AT THE EXPENSE OF THE TRUSTEE) WHICH IS ACCEPTABLE TO THE TRUSTEE, THAT THE PURCHASE OF THIS CERTIFICATE WILL NOT RESULT IN OR CONSTITUTE A NONEXEMPT PROHIBITED TRANSACTION, IS PERMISSIBLE UNDER APPLICABLE LAW AND WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE SELLER, THE MASTER SERVICER, ANY SERVICER, THE SECURITIES ADMINISTRATOR, THE CERTIFICATE REGISTRAR OR THE TRUSTEE.

         ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE OBTAINS THE PRIOR WRITTEN CONSENT OF STRUCTURED ASSET MORTGAGE INVESTMENTS II INC. AND THE SECURITIES ADMINISTRATOR AND PROVIDES A TRANSFER AFFIDAVIT TO STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., THE SECURITIES ADMINISTRATOR AND THE TRUSTEE THAT (1) SUCH TRANSFEREE IS NOT (A) THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING, (B) ANY ORGANIZATION (OTHER THAN A COOPERATIVE DESCRIBED IN SECTION 521 OF THE CODE) WHICH IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE, (C) ANY ORGANIZATION DESCRIBED IN SECTION 1381(A)(2)(C) OF THE CODE, (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES
(A), (B) OR (C) BEING HEREIN REFERRED TO AS A "DISQUALIFIED ORGANIZATION") OR
(D) AN AGENT OF A DISQUALIFIED ORGANIZATION, (2) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX AND (3) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OR ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE OF THIS CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH.

Certificate No.1                                           Variable Pass-Through Rate

Class II-R-1

Date of Pooling and Servicing Agreement and Cut-off Date:  Aggregate Initial Current Principal Amount of this
December 1, 2005                                           Certificate as of the Cut-off Date: $100

First Distribution Date:                                   Initial Current Principal Amount of this Certificate as
January 25, 2006                                           of the Cut-off Date: $100

Master Servicer:                                           CUSIP: [_______]
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
[__________]

                           PRIME MORTGAGE TRUST 2005-5
                        MORTGAGE PASS-THROUGH CERTIFICATE
                                  SERIES 2005-5

         evidencing a fractional undivided interest in the distributions allocable to the Class II-R-1 Certificates with respect to a portion of a Trust Fund (as defined below) consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

         This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer, the Securities Administrator or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer, the Securities Administrator or the Trustee or any of their affiliates or any other person. None of the Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

         This certifies that Bear, Stearns Securities Corp. is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the "Trust Fund") primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the "Mortgage Loans") sold by Structured Asset Mortgage Investments II Inc. ("SAMI II"). The Mortgage Loans were sold by EMC Mortgage Corporation ("EMC") to SAMI II. Wells Fargo Bank, National Association ("Wells Fargo") will act as master servicer of the Mortgage Loans and as securities administrator (the "Master Servicer" and the "Securities Administrator, which terms includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement"), among SAMI II, as depositor (the "Depositor"), Wells Fargo Bank, National Association as Master Servicer and securities administrator (in such capacity, the "Securities Administrator"), EMC Mortgage Corporation, as seller and company, and U.S. Bank National Association, as trustee (the "Trustee"), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

         Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Current Principal Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a "Distribution Date"), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Current Principal Amount of this Class of Certificates will be reduced to zero.

         Distributions on this Certificate will be made by the paying Agent by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the paying Agent of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice. The Initial Current Principal Amount of this Certificate is set forth above. The Current Principal Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

         Each Holder of this Certificate will be deemed to have agreed to be bound by the restrictions set forth in the Agreement to the effect that (i) each person holding or acquiring any Ownership Interest in this Certificate must be a United States Person and a Permitted Transferee, (ii) the transfer of any Ownership Interest in this Certificate will be conditioned upon the delivery to SAMI II, the Trustee and the Securities Administrator of, among other things, an affidavit to the effect that it is a United States Person and Permitted Transferee, (iii) any attempted or purported transfer of any Ownership Interest in this Certificate in violation of such restrictions will be absolutely null and void and will vest no rights in the purported transferee, and (iv) if any person other than a United States Person and a Permitted Transferee acquires any Ownership Interest in this Certificate in violation of such restrictions, then the Depositor will have the right, in its sole discretion and without notice to the Holder of this Certificate, to sell this Certificate to a purchaser selected by the Depositor, which purchaser may be the Depositor, or any affiliate of the Depositor, on such terms and conditions as the Depositor may choose.

         This certificate may not be acquired directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to title I of the Employee Retirement Income Security Act of 1974, as amended, and/or section 4975 of the Internal Revenue Code of 1986, as amended, unless the proposed transferee provides the Trustee with an opinion of counsel addressed to the Trustee, Master Servicer and the Securities Administrator and on which they may rely (which shall not be at the expense of the Trustee, Master Servicer or the Securities Administrator) which is acceptable to the Trustee, that the purchase of this Certificate will not result in or constitute a nonexempt prohibited transaction, is permissible under applicable law and will not give rise to any additional fiduciary obligations on the part of the Depositor, the Master Servicer or the Trustee.

         This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the "Certificates"). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

         The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

         This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Securities Administrator and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the certificate registrar upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

         The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

         No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any such agent shall be affected by notice to the contrary.

         The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of
(i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the "latest possible maturity date" specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

         Unless this Certificate has been countersigned by an authorized signatory of the Securities Administrator by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

         IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.


Dated: December 29, 2005            WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION,
                                    Not in its individual capacity but solely as Securities Administrator


                                    By:
                                       -----------------------------------------
                                                Authorized Signatory


                          CERTIFICATE OF AUTHENTICATION

         This is one of the Certificates referred to in the within-mentioned Agreement.

                                    WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION,
                                    Authorized signatory of Wells Fargo Bank,
                                    National Association, not in its individual capacity but solely as Securities Administrator

                                    By:
                                       -----------------------------------------
                                                 Authorized Signatory

                                   ASSIGNMENT

         FOR VALUE RECEIVED, the undersigned hereby sell(s), assigns(s) and transfers unto _______________
      (please print or typewrite name and address including postal zip code of assignee)

a Percentage Interest equal to ___% evidenced by the within Re-REMIC Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

         I (we) further direct the Trustee to issue a new Re-REMIC Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Re-REMIC Certificate to the following address:

Dated:



                            DISTRIBUTION INSTRUCTIONS

         The Assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________ for the account of __________________
________________________________________________________________________________
to _____________________________________________________________________________

         Applicable statements should be mailed to______________________________
________________________________________________________________________________
________________________________________________________________________________

         This information is provided by , _____________________________________
the Assignee named above, or , _________________________________________________
as its agent. The Assignee's taxpayer identification number is _________________

                                                                     EXHIBIT A-6

                        FORM OF CLASS [__]-X CERTIFICATE

         SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE").

         UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE SECURITIES ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No.1                                           Variable Pass-Through Rate

Class [__]-X Senior

Date of Pooling and Servicing Agreement and Cut-off Date:  Aggregate Initial Notional Amount of this Senior
December 1, 2005                                           Certificate as of the Cut-off Date:
                                                           $[________]

First Distribution Date:                                   Initial Current Amount of this Senior Certificate as of
January 25, 2006                                           the Cut-off Date:
                                                           $[--------]

Master Servicer:                                           CUSIP: [________]
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
[________]

                           PRIME MORTGAGE TRUST 2005-5
                        MORTGAGE PASS-THROUGH CERTIFICATE
                                  SERIES 2005-5

         evidencing a fractional undivided interest in the distributions allocable to the Class [__]-X Certificates with respect to a portion of a Trust Fund consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

         This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer, the Securities Administrator or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer, the Securities Administrator or the Trustee or any of their affiliates or any other person. None of the Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

         This certifies that Cede & Co. is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the "Trust Fund") primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the "Mortgage Loans") sold by Structured Asset Mortgage Investments II Inc. ("SAMI II"). The Mortgage Loans were sold by EMC Mortgage Corporation ("EMC") to SAMI II. Wells Fargo Bank, National Association ("Wells Fargo") will act as master servicer of the Mortgage Loans and as securities administrator (the "Master Servicer" and the "Securities Administrator, which terms includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement"), among SAMI II, as depositor (the "Depositor"), Wells Fargo Bank, National Association as Master Servicer and securities administrator (in such capacity, the "Securities Administrator"), EMC Mortgage Corporation, as seller and company, and U.S. Bank National Association, as trustee (the "Trustee"), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

         Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Notional Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a "Distribution Date"), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Notional Amount of this Class of Certificates will be reduced to zero.

         Distributions on this Certificate will be made by the paying Agent by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the paying Agent of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice. The Initial Notional Amount of this Certificate is set forth above. The Notional Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

         This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the "Certificates"). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

         The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

         This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Securities Administrator and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the certificate registrar upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

         The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

         No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any such agent shall be affected by notice to the contrary.

         The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of
(i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the "latest possible maturity date" specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

         Unless this Certificate has been countersigned by an authorized signatory of the Securities Administrator by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

         IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.


Dated: December 29, 2005            WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION,
                                    Not in its individual capacity but solely as Securities Administrator


                                    By:
                                       -----------------------------------------
                                                Authorized Signatory


                          CERTIFICATE OF AUTHENTICATION

         This is one of the Certificates referred to in the within-mentioned Agreement.

                                    WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION,
                                    Authorized signatory of Wells Fargo Bank,
                                    National Association, not in its individual capacity but solely as Securities Administrator

                                    By:
                                       -----------------------------------------
                                                Authorized Signatory

                                   ASSIGNMENT

         FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

         I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:




Dated:
                                    --------------------------------------------
                                       Signature by or on behalf of assignor


                                       Signature Guaranteed




                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of _________________________ account number _____________, or, if mailed by check, to ______________________________. Applicable statements should be mailed to _____________________________________________.

         This information is provided by __________________, the assignee named above, or ________________________, as its agent.

                                                                     EXHIBIT A-7

                         FORM OF CLASS I-XB CERTIFICATE

         THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE SENIOR CERTIFICATES AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

         SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE").

         THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND ANY REALIZED LOSSES ALLOCABLE HERETO. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE SECURITIES ADMINISTRATOR NAMED HEREIN.

         UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE SECURITIES ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

         EACH BENEFICIAL OWNER OF THIS CERTIFICATE OR ANY INTEREST HEREIN SHALL BE DEEMED TO HAVE REPRESENTED, BY VIRTUE OF ITS ACQUISITION OR HOLDING OF THIS CERTIFICATE OR INTEREST HEREIN, THAT EITHER (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED ("PLAN"), OR INVESTING WITH ASSETS OF A PLAN OR (II) IT HAS ACQUIRED AND IS HOLDING SUCH CERTIFICATE IN RELIANCE ON PROHIBITED TRANSACTION EXEMPTION 90-30, AS AMENDED FROM TIME TO TIME ("EXEMPTION"), AND THAT IT UNDERSTANDS THAT THERE ARE CERTAIN CONDITIONS TO THE AVAILABILITY OF THE EXEMPTION, INCLUDING THAT THE CERTIFICATE MUST BE RATED, AT THE TIME OF PURCHASE, NOT LOWER THAN "BBB-" (OR ITS EQUIVALENT) BY STANDARD & POOR'S, FITCH, INC. OR MOODY'S INVESTORS SERVICE, INC., AND THE CERTIFICATE IS SO RATED OR (III) (1) IT IS AN INSURANCE COMPANY,
(2) THE SOURCE OF FUNDS USED TO ACQUIRE OR HOLD THE CERTIFICATE OR INTEREST HEREIN IS AN "INSURANCE COMPANY GENERAL ACCOUNT", AS SUCH TERM IS DEFINED IN PROHIBITED TRANSACTION CLASS EXEMPTION ("PTCE") 95-60, AND (3) THE CONDITIONS IN SECTIONS I AND III OF PTCE 95-60 HAVE BEEN SATISFIED.

Certificate No.1                                         Pass-Through Rate: [___]%

Class I-XB [Senior][Subordinate]

Date of Pooling and Servicing Agreement and Cut-off      Aggregate Initial Notional Amount of this
Date:                                                    [Senior][Subordinate] Certificate as of the Cut-off
December 1, 2005                                         Date:  $[______]

First Distribution Date:                                 Initial Notional Amount of this [Senior][Subordinate]
January 25, 2006                                         Certificate as of the Cut-off Date: $[______]


Master Servicer:                                         CUSIP: [______]
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
[______]

                           PRIME MORTGAGE TRUST 2005-5
                        MORTGAGE PASS-THROUGH CERTIFICATE
                                  SERIES 2005-5

         evidencing a fractional undivided interest in the distributions allocable to the Class I-XB Certificates with respect to a portion of a Trust Fund consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

         This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer, the Securities Administrator or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer, the Securities Administrator or the Trustee or any of their affiliates or any other person. None of the Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

         This certifies that Cede & Co. is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the "Trust Fund") primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the "Mortgage Loans") sold by Structured Asset Mortgage Investments II Inc. ("SAMI II"). The Mortgage Loans were sold by EMC Mortgage Corporation ("EMC") to SAMI II. Wells Fargo Bank, National Association ("Wells Fargo") will act as master servicer of the Mortgage Loans and as securities administrator (the "Master Servicer" and the "Securities Administrator, which terms includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement"), among SAMI II, as depositor (the "Depositor"), Wells Fargo Bank, National Association as Master Servicer and securities administrator (in such capacity, the "Securities Administrator"), EMC Mortgage Corporation, as seller and company, and U.S. Bank National Association, as trustee (the "Trustee"), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

         Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Notional Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a "Distribution Date"), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Notional Amount of this Class of Certificates will be reduced to zero.

         Distributions on this Certificate will be made by the paying Agent by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the paying Agent of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice. The Initial Notional Amount of this Certificate is set forth above. The Notional Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

         This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the "Certificates"). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

         [For Class II-XB only:] [Each beneficial owner of this Certificate or any interest herein shall be deemed to have represented, by virtue of its acquisition or holding of this certificate or interest herein, that either (i) it is not an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended or section 4975 of the Internal Revenue Code of 1986, as amended ("Plan"), or investing with assets of a Plan or (ii) it has acquired and is holding such certificate in reliance on Prohibited Transaction Exemption 90-30, as amended from time to time ("Exemption"), and that it understands that there are certain conditions to the availability of the Exemption, including that the certificate must be rated, at the time of purchase, not lower than "BBB-" (or its equivalent) by Standard & Poor's, Fitch, Inc. or Moody's Investors Service, Inc., and the certificate is so rated or
(iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest herein is an "insurance company general account", as such term is defined in Prohibited Transaction Class Exemption ("PTCE") 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.]

         The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

         This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

         The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Securities Administrator and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the certificate registrar upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

         The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

         No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any such agent shall be affected by notice to the contrary.

         The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of
(i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the "latest possible maturity date" specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

         Unless this Certificate has been countersigned by an authorized signatory of the Securities Administrator by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

         IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.


Dated: December 29, 2005            WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION,
                                    Not in its individual capacity but solely as Securities Administrator


                                    By:
                                       -----------------------------------------
                                                Authorized Signatory


                          CERTIFICATE OF AUTHENTICATION

         This is one of the Certificates referred to in the within-mentioned Agreement.

                                    WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION,
                                    Authorized signatory of Wells Fargo Bank,
                                    National Association, not in its individual capacity but solely as Securities Administrator

                                    By:
                                       -----------------------------------------
                                                Authorized Signatory

                                   ASSIGNMENT

         FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

         I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:




Dated:
                                    --------------------------------------------
                                        Signature by or on behalf of assignor


                                        Signature Guaranteed




                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of _________________________ account number _____________, or, if mailed by check, to ______________________________. Applicable statements should be mailed to _____________________________________________.

         This information is provided by __________________, the assignee named above, or ________________________, as its agent.

                                                                       EXHIBIT B

                             MORTGAGE LOAN SCHEDULE

         The Preliminary and Final Mortgage Loan Schedules shall set forth the following information with respect to each Mortgage Loan:

(a)      the loan number;

(b)      the Mortgagor's name;

(c) the street address (including city, state and zip code) of the Mortgaged Property;

(d)      the property type;

(e)      the Mortgage Rate;

(f)      the Servicer;

(g)      the Servicing Rate;

(h)      the Net Rate;

(i)      the original term;

(j)      the maturity date;

(k)      the stated remaining term to maturity;

(l)      the original principal balance;

(m)      the first payment date;

(n)      the principal and interest payment in effect as of the Cut-off Date;

(o)      the unpaid principal balance as of the Cut-off Date;

(p)      the Loan-to-Value Ratio at origination;

(q)      paid-through date;

(r)      the insurer of any Primary Mortgage Insurance Policy;

(s)      the Gross Margin, if applicable;

(t)      the Maximum Lifetime Mortgage Rate, if applicable;

(u)      the Minimum Lifetime Mortgage Rate, if applicable;

(v)      the Periodic Rate Cap, if applicable;

(w)      the number of days delinquent, if any;

(x) which Mortgage Loans adjust after an initial fixed-rate period of three, five, seven or ten years;

(y)      The Loan Group; and

(z)      The Prepayment Charge Loans.

Such schedule also shall set forth for all of the Mortgage Loans, the total number of Mortgage Loans, the total of each of the amounts described under (k) and (n) above, the weighted average by principal balance as of the Cut-off Date of each of the rates described under (e), (f) and (g) above, and the weighted average remaining term to maturity by unpaid principal balance as of the Cut-off Date.

                                                                       EXHIBIT C

                                   [RESERVED]

                                                                       EXHIBIT D

                        REQUEST FOR RELEASE OF DOCUMENTS

To:      U.S. Bank National Association
         One Federal Street, 3rd Floor
         Boston, MA 02110

RE: Pooling and Servicing Agreement dated as of December 1, 2005, among SAMI II,
         Wells Fargo Bank,
         National Association, as Master Servicer and Securities Administrator,
         EMC Mortgage Corporation, as Seller
         and Company and U.S. Bank National Association as Trustee

         In connection with the administration of the Mortgage Loans held by you pursuant to the above-captioned Pooling and Servicing Agreement, we request the release, and hereby acknowledge receipt, of the Mortgage File for the Mortgage Loan described below, for the reason indicated.

MORTGAGE LOAN NUMBER:

MORTGAGOR NAME, ADDRESS & ZIP CODE:

REASON FOR REQUESTING DOCUMENTS (CHECK ONE):

_____    1.       Mortgage Paid in Full and proceeds have been deposited into the Custodial Account

_____    2.       Foreclosure

_____    3.       Substitution

_____    4.       Other Liquidation

_____    5.       Nonliquidation               Reason:
                                                       -------------------------

_____    6.       California Mortgage Loan paid in full


                                               By:
                                                   -----------------------------
                                                        (authorized signer)

                                               Issuer:
                                                        ------------------------
                                               Address:
                                                        ------------------------
                                               Date:
                                                    ----------------------------

                                                                       EXHIBIT E

                                FORM OF AFFIDAVIT

                                    Affidavit pursuant to Section 860E(e)(4) of the Internal Revenue Code of 1986, as amended, and for other purposes

STATE OF          )
                  ) ss:
COUNTY OF         )

         [NAME OF OFFICER], being first duly sworn, deposes and says:

         1. That he is [Title of Officer] of [Name of Investor] (the "Investor"), a [savings institution] [corporation] duly organized and existing under the laws of [the State of _______________] [the United States], on behalf of which he makes this affidavit.

         2. That (i) the Investor is not a "disqualified organization" as defined in Section 860E(e)(5) of the Internal Revenue Code of 1986, as amended (the "Code"), and will not be a disqualified organization as of [Closing Date] [date of purchase]; (ii) it is not acquiring the Structured Asset Mortgage Investments II Inc., Prime Mortgage Trust, [Mortgage Pass-Through Certificates][Re-REMIC Certificates], Series 2005-5 [Class I-R Certificates] [Class II-R Certificates] (the "Residual Certificates") for the account of a disqualified organization; (iii) it consents to any amendment of the Pooling and Servicing Agreement that shall be deemed necessary by Structured Asset Mortgage Investments II Inc. (upon advice of counsel) to constitute a reasonable arrangement to ensure that the Residual Certificates will not be owned directly or indirectly by a disqualified organization; and (iv) it will not transfer such Residual Certificates unless (a) it has received from the transferee an affidavit in substantially the same form as this affidavit containing these same four representations and (b) as of the time of the transfer, it does not have actual knowledge that such affidavit is false.

         3. That the Investor is one of the following: (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of, the United States or any state thereof or the District of Columbia (except, in the case of a partnership, to the extent provided in regulations), provided that no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States Person unless all persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are United States Persons, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust other than a "foreign trust," as defined in Section 7701 (a)(31) of the Code.

         4. That the Investor's taxpayer identification number is
________________.

         5. That no purpose of the acquisition of the Residual Certificates is to avoid or impede the assessment or collection of tax.

         6. That the Investor understands that, as the holder of the Residual Certificates, the Investor may incur tax liabilities in excess of any cash flows generated by such Residual Certificates.

         7. That the Investor intends to pay taxes associated with holding the Residual Certificates as they become due.

         IN WITNESS WHEREOF, the Investor has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its [Title of Officer] this ____ day of _________, 20__.

                                    [NAME OF INVESTOR]


                                    By:
                                       -----------------------------------------
                                       [Name of Officer]
                                       [Title of Officer]
                                       [Address of Investor for receipt of
                                       distributions]

                                       Address of Investor for receipt of tax
                                       information:

         Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Investor, and acknowledged to me that he executed the same as his free act and deed and the free act and deed of the Investor.

         Subscribed and sworn before me this ___ day of _________, 20___.

NOTARY PUBLIC

COUNTY OF

STATE OF

My commission expires the ___ day of ___________________, 20___.

                                                                     EXHIBIT F-1

                            FORM OF INVESTMENT LETTER

                                                                          [Date]
[SELLER]

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, MA 02110

Structured Asset Mortgage Investments II Inc.
383 Madison Avenue
New York, New York 10179

         Re: Structured Asset Mortgage Investments II Inc., Prime Mortgage Trust, Series 2005-5 Mortgage Pass-Through Certificates (the "Certificates"), including the [Class I-B-4, Class I-B-5 and Class I-B-6 Certificates (the "Private Mortgage Pass-Through Certificates")] [Class II-A-1, Class II-A-2, Class II-A-3, Class II-A-4 and Class II-A-5 Certificates (The "Re-Remic Certificates")]
                  --------------------------------------------------------------

Dear Ladies and Gentlemen:

         In connection with our purchase of the [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates], we confirm that:

         (i) we understand that the [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates] are not being registered under the Securities Act of 1933, as amended (the "Act") or any applicable state securities or "Blue Sky" laws, and are being sold to us in a transaction that is exempt from the registration requirements of such laws;

         (ii) any information we desired concerning the Certificates, including the [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates], the trust in which the Certificates represent the entire beneficial ownership interest (the "Trust") or any other matter we deemed relevant to our decision to purchase [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates] has been made available to us;

         (iii) we are able to bear the economic risk of investment in [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates]; we are an institutional "accredited investor" as defined in Section 501(a) of Regulation D promulgated under the Act and a sophisticated institutional investor;

         (iv) we are acquiring [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates] for our own account, not as nominee for any other person, and not with a present view to any distribution or other disposition of the [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates];

         (v) we agree the [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates] must be held indefinitely by us (and may not be sold, pledged, hypothecated or in any way disposed of) unless subsequently registered under the Act and any applicable state securities or "Blue Sky" laws or an exemption from the registration requirements of the Act and any applicable state securities or "Blue Sky" laws is available;

         (vi) we agree that in the event that at some future time we wish to dispose of or exchange any of the [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates] (such disposition or exchange not being currently foreseen or contemplated), we will not transfer or exchange any of the [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates] unless:

                           (A) (1) the sale is to an Eligible Purchaser (as
                  defined below), (2) if required by the Pooling and Servicing Agreement (as defined below) a letter to substantially the same effect as either this letter or, if the Eligible Purchaser is a Qualified Institutional Buyer as defined under Rule 144A of the Act, the Rule 144A and Related Matters Certificate in the form attached to the Pooling and Servicing Agreement (as defined below) (or such other documentation as may be acceptable to the Trustee) is executed promptly by the purchaser and delivered to the addressees hereof and (3) all offers or solicitations in connection with the sale, whether directly or through any agent acting on our behalf, are limited only to Eligible Purchasers and are not made by means of any form of general solicitation or general advertising whatsoever; and

                           (B) if the [Private Mortgage Pass-Through
                  Certificates][Re-REMIC Certificates] is not registered under the Act (as to which we acknowledge you have no obligation), the [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates] is sold in a transaction that does not require registration under the Act and any applicable state securities or "blue sky" laws and, if U.S. Bank National Association (the "Trustee") so requests, a satisfactory Opinion of Counsel is furnished to such effect, which Opinion of Counsel shall be an expense of the transferor or the transferee;

         (vii) we agree to be bound by all of the terms (including those relating to restrictions on transfer) of the Pooling and Servicing, pursuant to which the Trust was formed; we have reviewed carefully and understand the terms of the Pooling and Servicing Agreement;

         (viii) we either: (i) are not acquiring the [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates] directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) are providing a representation to the effect that the proposed transfer and holding of a [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates] and the servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, Prohibited Transaction Exemption ("PTE") 84-14, PTE 91-38, PTE 90-1, PTE 95-60, or PTE 96-23 and (II) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer, the Securities Administrator or the Trustee or (iii) have attached hereto the opinion specified in Section
                  5.07 of the Agreement.

         (ix) We understand that each of the [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates] bears, and will continue to bear, a legend to substantiate the following effect: "THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A") TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A "QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN "INSTITUTIONAL ACCREDITED INVESTOR" WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE TRUSTEE OF SUCH OTHER EVIDENCE ACCEPTABLE TO THE TRUSTEE THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION. THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS
                  ASSETS: (1) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION EXEMPTION ("PTE") 84-14, PTE 91-38, PTE 90-1, PTE 95-60 OR PTE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE OR UNLESS THE OPINION PROVIDED IN SECTION 5.07 OF THE AGREEMENT IS PROVIDED."

         "ELIGIBLE PURCHASER" means a corporation, partnership or other entity which we have reasonable grounds to believe and do believe (i) can make representations with respect to itself to substantially the same effect as the representations set forth herein, and (ii) is either a Qualified Institutional Buyer as defined under Rule 144A of the Act or an institutional "Accredited Investor" as defined under Rule 501 of the Act.

         Terms not otherwise defined herein shall have the meanings assigned to them in the Pooling and Servicing Agreement, dated as of December 1, 2005, among Structured Asset Mortgage Investments II Inc., Wells Fargo Bank, National Association as master servicer and securities administrator, EMC Mortgage Corporation, as seller and company and U.S. Bank National Association as Trustee (the "Pooling and Servicing Agreement').

         If the Purchaser proposes that its Certificates be registered in the name of a nominee on its behalf, the Purchaser has identified such nominee below, and has caused such nominee to complete the Nominee Acknowledgment at the end of this letter.

Name of Nominee (if any):

         IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned Eligible Purchaser on the ___ day of ________, 20___.

                                    Very truly yours,

                                    [PURCHASER]

                                    By:
                                         ---------------------------------------
                                                  (Authorized Officer)

                                    [By:
                                        ----------------------------------------
                                                   Attorney-in-fact]

                             Nominee Acknowledgment

         The undersigned hereby acknowledges and agrees that as to the Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Purchaser identified above, for whom the undersigned is acting as nominee.

                                    [NAME OF NOMINEE]

                                    By:
                                       -----------------------------------------
                                                 (Authorized Officer)


                                    [By:
                                        ----------------------------------------
                                                  Attorney-in-fact]

                                                                     EXHIBIT F-2

                FORM OF RULE 144A AND RELATED MATTERS CERTIFICATE

[SELLER]                                                                  [Date]

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, MA 02110

Structured Asset Mortgage Investments II Inc.
383 Madison Avenue
New York, New York 10179

         Re: Structured Asset Mortgage Investments II Inc., Prime Mortgage Trust, Series 2005-5 Mortgage Pass-Through Certificates (the "Certificates"), including the [Class I-B-4, Class I-B-5 and Class I-B-6 Certificates (the "Private Mortgage Pass-Through Certificates")] [Class II-A-1, Class II-A-2, Class II-A-3, Class II-A-4 and Class II-A-5 Certificates (the "Re-REMIC Certificates")]
                  --------------------------------------------------------------

Dear Ladies and Gentlemen:

         In connection with our purchase of [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates], the undersigned certifies to each of the parties to whom this letter is addressed that it is a qualified institutional buyer (as defined in Rule 144A under the Securities Act of 1933, as amended (the "Act")) as follows:

1. It owned and/or invested on a discretionary basis eligible securities (excluding affiliate's securities, bank deposit notes and CD's, loan participations, repurchase agreements, securities owned but subject to a repurchase agreement and swaps), as described below:

         Date: ______________, 20__ (must be on or after the close of its most recent fiscal year)

         Amount: $ _____________________; and

2.       The dollar amount set forth above is:

         a. greater than $100 million and the undersigned is one of the following entities:

                  (x)      |_|      an insurance company as defined in Section
                                    2(13) of the Act(1); or

                  (y)      |_|      an investment company registered under the
                                    Investment Company Act or any business
                                    development company as defined in Section
                                    2(a)(48) of the Investment Company Act of
                                    1940; or

                  (z)      |_|      a Small Business Investment Company licensed
                                    by the U.S. Small Business Administration under Section 301(c) or (d) of the Small
                                    Business Investment Act of 1958; or

                  (aa)     |_|      a plan (i) established and maintained by a
                                    state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, the laws of which permit the purchase of securities of this type, for the benefit of its employees and
                                    (ii) the governing investment guidelines of which permit the purchase of securities of this type; or

                  (bb)     |_|      a business development company as defined in
                                    Section 202(a)(22) of the Investment
                                    Advisers Act of 1940; or

                  (cc)     |_|      a corporation (other than a U.S. bank,
                                    savings and loan association or equivalent foreign institution), partnership,
                                    Massachusetts or similar business trust, or an organization described in Section
                                    501(c)(3) of the Internal Revenue Code; or

                  (dd)     |_|      a U.S. bank, savings and loan association or
                                    equivalent foreign institution, which has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements; or

                  (ee)     |_|      an investment adviser registered under the
                                    Investment Advisers Act; or

         b.                |_|      greater than $10 million, and the
                                    undersigned is a broker-dealer registered with the SEC; or

         c.                |_|      less than $10 million, and the undersigned
                                    is a broker-dealer registered with the SEC and will only purchase Rule 144A securities in transactions in which it acts as a riskless principal (as defined in Rule
                                    144A); or

         d.                |_|      less than $100 million, and the undersigned
                                    is an investment company registered under the Investment Company Act of 1940, which, together with one or more registered investment companies having the same or an affiliated investment adviser, owns at least
                                    $100 million of eligible securities; or

         e.                |_|      less than $100 million, and the undersigned
                                    is an entity, all the equity owners of which are qualified institutional buyers.

         The undersigned further certifies that it is purchasing a [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates] for its own account or for the account of others that independently qualify as "Qualified Institutional Buyers" as defined in Rule 144A. It is aware that the sale of the [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates] is being made in reliance on its continued compliance with Rule 144A. It is aware that the transferor may rely on the exemption from the provisions of Section 5 of the Act provided by Rule 144A. The undersigned understands that the [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates] may be resold, pledged or transferred only to (i) a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance in Rule 144A, or (ii) an institutional "accredited investor," as such term is defined under Rule 501 of the Act in a transaction that otherwise does not constitute a public offering.

         The undersigned agrees that if at some future time it wishes to dispose of or exchange any of the [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates], it will not transfer or exchange any of the Privately Offered Certificates to a Qualified Institutional Buyer without first obtaining a Rule 144A and Related Matters Certificate in the form hereof from the transferee and delivering such certificate to the addressees hereof. Prior to making any transfer of [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates], if the proposed Transferee is an institutional "accredited investor," the transferor shall obtain from the transferee and deliver to the addressees hereof an Investment Letter in the form attached to the Pooling and Servicing Agreement, dated as of December 1, 2005, among Structured Asset Mortgage Investments II Inc., Wells Fargo Bank, N.A., EMC Mortgage Corporation and U.S. Bank National Association, as Trustee, pursuant to Certificates were issued.

         The undersigned certifies that it either: (i) is not acquiring the [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates] directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) is providing a representation or an opinion of counsel to the effect that the proposed transfer and holding of a [Private Mortgage Pass-Through Certificates][Re-REMIC Certificates] and the servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under a prohibited transaction exemption, including, but not limited to, Prohibited Transaction Exemption ("PTE") 84-14, PTE 91-38, PTE 90-1, PTE 95-60, PTE 96-23 and (II) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer, the Securities Administrator or the Trustee or (iii) has attached hereto the opinion specified in Section 5.07 of the Agreement.

         If the Purchaser proposes that its Certificates be registered in the name of a nominee on its behalf, the Purchaser has identified such nominee below, and has caused such nominee to complete the Nominee Acknowledgment at the end of this letter.

------------------------
(1) A purchase by an insurance company for one or more of its separate accounts, as defined by Section 2(a)(37) of the Investment Company Act of 1940, which are neither registered nor required to be registered thereunder, shall be deemed to be a purchase for the account of such insurance company.

Name of Nominee (if any):

         IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned Eligible Purchaser on the ____ day of ___________, 20___.

                                   Very truly yours,

                                   [PURCHASER]



                                   By:
                                      ------------------------------------------
                                                (Authorized Officer)



                                   [By:
                                       -----------------------------------------
                                                 Attorney-in-fact]

                             NOMINEE ACKNOWLEDGMENT

         The undersigned hereby acknowledges and agrees that as to the Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Purchaser identified above, for whom the undersigned is acting as nominee.

                                    [NAME OF NOMINEE]



                                    By:
                                        ---------------------------------------
                                                  (Authorized Officer)



                                    [By:
                                         --------------------------------------
                                                   Attorney-in-fact]

                                                                     EXHIBIT F-3


                  FORM OF TRANSFER CERTIFICATE FOR EXCHANGE OR
                  TRANSFER FROM RULE 144A GLOBAL CERTIFICATE TO
                         REGULATION S GLOBAL CERTIFICATE


U.S. Bank National Association,
as Trustee
One Federal Street, 3rd Floor
Boston, MA 02110

         Reference is hereby made to the Pooling and Servicing Agreement ("Pooling and Servicing Agreement"), dated as of December 1, 2005, among Structured Asset Mortgage Investments II Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer and Securities Administrator, EMC Mortgage Corporation, as Seller and Company and U.S. Bank National Association as Trustee. Capitalized terms used but not defined herein are used as defined in the Pooling and Servicing Agreement:

         The undersigned (the "TRANSFEROR") owns and proposes to transfer the interests in the Rule 144A Global Certificates specified in Annex A hereto (the "CERTIFICATES") to __________ (the "Transferee"), in the principal amounts in such Rule 144A Global Certificates (the "TRANSFER") as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

         (a) the Transfer is being effected in accordance with transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates;

         (b) the Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act of 1933, as amended (the "SECURITIES ACT") and, accordingly, the Transferor hereby further certifies that:

                  (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or the Transferor and each Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a "designated offshore securities market" (as defined Rule 902 of Regulation S under the Securities Act) and neither the Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States,

                  (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act, and

                  (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

         Upon consummation of the proposed transfer in accordance with the terms of the Pooling and Servicing Agreement, the transferred beneficial interest will be subject to the restrictions on transfer enumerated in the legends printed on the Regulation S Global Certificates by which the Transferee shall hold its interest and in the Pooling and Servicing Agreement and the Securities Act.

         Dated:                     Very truly yours,
                                    [Name of Transferor]

                                    By:__________________________
                                       Name:
                                       Title:

                                     ANNEX A

The Transferor owns and proposes to transfer a beneficial interest in the following:

         (i)      G        Class [___] Rule 144A Global Certificate, principal
                           amount of $_____________,

         (ii)     G        Class [___] Rule 144A Global Certificate, principal
                           amount of $_____________, or

         (iii)    G        Class [___] Rule 144A Global Certificate, principal
                           amount of $_____________.

                                                                     EXHIBIT F-4

                  FORM OF TRANSFER CERTIFICATE FOR EXCHANGE OR
                TRANSFER FROM REGULATION S GLOBAL CERTIFICATE TO
                          RULE 144A GLOBAL CERTIFICATE

U.S. Bank National Association
as Trustee
One Federal Street, 3rd Floor
Boston, MA 02110

         Reference is hereby made to the Pooling and Servicing Agreement ("Pooling and Servicing Agreement"), dated as of December 1, 2005, among Structured Asset Mortgage Investments II Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer and Securities Administrator, EMC Mortgage Corporation, as Seller and Company and U.S. Bank National Association as Trustee. Capitalized terms used but not defined herein are used as defined in the Pooling and Servicing Agreement:

         The undersigned (the "TRANSFEROR") owns and proposes to transfer the interests in the Regulation S Global Certificates specified in Annex A hereto (the "CERTIFICATES"), in the principal amounts in such Regulation S Global Certificates (the "TRANSFER"), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

         (a) the Transfer is being effected in accordance with transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates;

         (b) the Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and, accordingly, the Transferor hereby further certifies that:

                  (i) the Transferee is purchasing the beneficial interest for its own account, or for one or more accounts with respect to which the Transferee exercises sole investment discretion,

                  (ii) the Transferor reasonably believes that the Transferee and each such account is a "qualified institutional buyer" within the meaning of Rule 144A, and

                  (iii) the Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

         Upon consummation of the proposed Transfer in accordance with the terms of the Pooling and Servicing Agreement, the transferred beneficial interest will be subject to the restrictions on transfer enumerated in the legends printed on the Rule 144A Global Certificates by which the Transferee shall hold its interest and in the Pooling and Servicing Agreement and the Securities Act.


           Dated:                   Very truly yours,
                                    [Name of Transferor]

                                    By:__________________________
                                       Name:
                                       Title:

                                     ANNEX A

The Transferor owns and proposes to transfer a beneficial interest in the following:

         (i) G Class [___] Regulation S Global Certificate, principal amount of $_____________,

         (ii) G Class [___] Regulation S Global Certificate, principal amount of $_____________, or

         (iii) G Class [___] Regulation S Global Certificate, principal amount of $_____________.

                                                                       EXHIBIT G

                               CUSTODIAL AGREEMENT

         THIS CUSTODIAL AGREEMENT (as amended and supplemented from time to time, the "Agreement'), dated as of December 29, 2005, by and among U.S. BANK NATIONAL ASSOCATION not individually but solely as trustee under the Pooling and Servicing Agreement defined below (including its successors under the Pooling and Servicing Agreement defined below, the "Trustee"), STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., as depositor (together with any successor in interest, the "Depositor"), WELLS FARGO BANK, NATIONAL ASSOCIATION, as master servicer and securities administrator (together with any successor in interest or successor under the Pooling and Servicing Agreement referred to below, the "Master Servicer") and WELLS FARGO BANK, NATIONAL ASSOCIATION, as custodian (together with any successor in interest or any successor appointed hereunder, the "Custodian").

                                WITNESSETH THAT:

         WHEREAS, the Depositor, the Master Servicer, the Trustee and EMC Mortgage Corporation, as seller and company (the "Seller") have entered into a Pooling and Servicing Agreement, dated as of December 1, 2005, relating to the issuance of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 (as in effect on the date of this agreement, the "Original Pooling and Servicing Agreement," and as amended and supplemented from time to time, the "Pooling and Servicing Agreement'); and

         WHEREAS, the Custodian has agreed to act as agent for the Trustee for the purposes of receiving and holding certain documents and other instruments delivered by the Depositor or the Master Servicer under the Pooling and Servicing Agreement and the Servicers under their respective Servicing Agreements, all upon the terms and conditions and subject to the limitations hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Trustee, the Depositor, the Master Servicer and the Custodian hereby agree as follows:


                                   DEFINITIONS

         Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned in the Original Pooling and Servicing Agreement, unless otherwise required by the context herein.


                          CUSTODY OF MORTGAGE DOCUMENTS

         (a) CUSTODIAN TO ACT AS AGENT: ACCEPTANCE OF MORTGAGE FILES. The Custodian, as the duly appointed custodial agent of the Trustee for these purposes, acknowledges (subject to any exceptions noted in the Initial Certification referred to in Section 2.3(a)), receipt of the Mortgage Files relating to the Mortgage Loans identified on the schedule attached hereto (the "Mortgage Files") and declares that it holds and will hold such Mortgage Files as agent for the Trustee, in trust, for the use and benefit of all present and future Certificateholders.

         (b) RECORDATION OF ASSIGNMENTS. If any Mortgage File includes one or more assignments of Mortgage to the Trustee in a state which is specifically excluded from the Opinion of Counsel delivered by the Seller to the Trustee and the Custodian pursuant to the provisions of Section 2.01 of the Pooling and Servicing Agreement, each such assignment shall be delivered by the Custodian to the Depositor for the purpose of recording it in the appropriate public office for real property records, and the Depositor, at no expense to the Custodian, shall promptly cause to be recorded in the appropriate public office for real property records each such assignment of Mortgage and, upon receipt thereof from such public office, shall return each such assignment of Mortgage to the Custodian.

         (c) REVIEW OF MORTGAGE FILES.

         (i) On or prior to the Closing Date, in accordance with Section 2.02 of the Pooling and Servicing Agreement, the Custodian shall deliver to the Trustee an Initial Certification in the form annexed hereto as Exhibit One evidencing receipt (subject to any exceptions noted therein) of a Mortgage File for each of the Mortgage Loans listed on the Schedule attached hereto (the "Mortgage Loan Schedule").

         (ii) Within 90 days of the Closing Date, the Custodian agrees, for the benefit of the Holders of the Mortgage Pass-Through Certificates, to review, in accordance with the provisions of Section 2.02 of the Pooling and Servicing Agreement, each such document, and shall deliver to the Depositor and the Trustee an Interim Certification in the form annexed hereto as Exhibit Two to the effect that all such documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, except for any exceptions listed on Schedule A attached to such Interim Certification. The Custodian shall be under no duty or obligation to inspect, review or examine said documents, instruments, certificates or other papers to determine that the same are genuine, enforceable, or appropriate for the represented purpose or that they have actually been recorded or that they are other than what they purport to be on their face.

         (iii) Not later than 180 days after the Closing Date, the Custodian shall review the Mortgage Files as provided in Section 2.02 of the Pooling and Servicing Agreement and deliver to the Depositor and the Trustee a Final Certification in the form annexed hereto as Exhibit Three evidencing the completeness of the Mortgage Files.

         (iv) In reviewing the Mortgage Files as provided herein and in the Pooling and Servicing Agreement, the Custodian shall make no representation as to and shall not be responsible to verify (i) the validity, legality, enforceability, due authorization, recordability, sufficiency or genuineness of any of the documents included in any Mortgage File or (ii) the collectibility, insurability, effectiveness or suitability of any of the documents in any Mortgage File.

         Upon receipt of written request from the Trustee, the Custodian shall as soon as practicable supply the Trustee with a list of all of the documents relating to the Mortgage Loans missing from the Mortgage Files.

         (d) NOTIFICATION OF BREACHES OF REPRESENTATIONS AND WARRANTIES. Upon discovery by the Custodian of a breach of any representation or warranty made by the Depositor as set forth in the Pooling and Servicing Agreement with respect to a Mortgage Loan relating to a Mortgage File, the Custodian shall give prompt written notice to the Depositor, the related Servicer and the Trustee.

         (e) CUSTODIAN TO COOPERATE; RELEASE OF MORTGAGE FILES. Upon receipt of written notice from the Trustee that the Seller has repurchased a Mortgage Loan pursuant to Article II of the Pooling and Servicing Agreement, and that the purchase price therefore has been deposited in the Master Servicer Collection Account or the Distribution Account, then the Custodian agrees to promptly release to the Seller the related Mortgage File.

         Upon the Custodian's receipt of a request for release (a "Request for Release") substantially in the form of Exhibit D to the Pooling and Servicing Agreement signed by a Servicing Officer of the related Servicer stating that it has received payment in full of a Mortgage Loan or that payment in full will be escrowed in a manner customary for such purposes, the Custodian agrees promptly to release to the related Servicer the related Mortgage File. The Depositor shall deliver to the Custodian and the Custodian agrees to accept the Mortgage Note and other documents constituting the Mortgage File with respect to any Substitute Mortgage Loan.

         From time to time as is appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Primary Insurance Policy, the related Servicer (or if the Servicer does not, the Master Servicer) shall deliver to the Custodian a Request for Release signed by a Servicing Officer requesting that possession of all of the Mortgage File be released to the related Servicer and certifying as to the reason for such release and that such release will not invalidate any insurance coverage provided in respect of the Mortgage Loan under any of the Insurance Policies. Upon receipt of the foregoing, the Custodian shall deliver the Mortgage File to the related Servicer. The related Servicer shall cause each Mortgage File or any document therein so released to be returned to the Custodian when the need therefore by the related Servicer no longer exists, unless (i) the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Master Servicer Collection Account or the Distribution Account or (ii) the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the related Servicer has delivered to the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery.

         At any time that a Servicer is required to deliver to the Custodian a Request for Release, the Servicer shall deliver two copies of the Request for Release if delivered in hard copy or the Servicer may furnish such Request for Release electronically to the Custodian, in which event the Servicing Officer transmitting the same shall be deemed to have signed the Request for Release. In connection with any Request for Release of a Mortgage File because of a repurchase of a Mortgage Loan, such Request for Release shall be followed by an assignment of mortgage, without recourse, representation or warranty from the Trustee to the Seller and the related Mortgage Note shall be endorsed without recourse, representation or warranty by the Trustee and be returned to the Seller provided, however, that in the case of a Mortgage Loan that is registered on the MERS System, no assignment of mortgage or endorsement of the Mortgage Note by the Trustee shall be required. In connection with any Request for Release of a Mortgage File because of the payment in full of a Mortgage Loan, such Request for Release shall be accompanied by a certificate of satisfaction or other similar instrument to be executed by or on behalf of the Trustee and returned to the related Servicer.

         (f) ASSUMPTION AGREEMENTS. In the event that any assumption agreement, substitution of liability agreement or sale of servicing agreement is entered into with respect to any Mortgage Loan subject to this Agreement in accordance with the terms and provisions of the Pooling and Servicing Agreement, the Master Servicer, to the extent provided in the related Servicing Agreement, shall cause the related Servicer to notify the Custodian that such assumption or substitution agreement has been completed by forwarding to the Custodian the original of such assumption or substitution agreement, which shall be added to the related Mortgage File and, for all purposes, shall be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting parts thereof.


                            CONCERNING THE CUSTODIAN

         (a) CUSTODIAN AS BAILEE AND AGENT OF THE TRUSTEE. With respect to each Mortgage Note, Mortgage and other documents constituting each Mortgage File which are delivered to the Custodian, the Custodian is exclusively the bailee and custodial agent of the Trustee and has no instructions to hold any Mortgage Note or Mortgage for the benefit of any person other than the Trustee and the Certificateholders and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and in the Pooling and Servicing Agreement. Except upon compliance with the provisions of Section 2.5 of this Agreement, no Mortgage Note, Mortgage or Mortgage File shall be delivered by the Custodian to the Depositor, the Servicers or the Master Servicer or otherwise released from the possession of the Custodian.

         (b) CUSTODIAN MAY OWN MORTGAGE PASS-THROUGH CERTIFICATES. The Custodian in its individual or any other capacity may become the owner or pledgee of Mortgage Pass-Through Certificates with the same rights it would have if it were not Custodian.

         (c) MASTER SERVICER TO PAY CUSTODIAN'S FEES AND EXPENSES. The Master Servicer covenants and agrees to pay to the Custodian from time to time, and the Custodian shall be entitled to, reasonable compensation for all services rendered by it in the exercise and performance of any of the powers and duties hereunder of the Custodian, and the Master Servicer will pay or reimburse the Custodian upon its request for all reasonable expenses, disbursements and advances incurred or made by the Custodian in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), except any such expense, disbursement or advance as may arise from its negligence or bad faith or to the extent that such cost or expense is indemnified by the Depositor pursuant to the Pooling and Servicing Agreement.

         (d) CUSTODIAN MAY RESIGN; TRUSTEE MAY REMOVE CUSTODIAN. The Custodian may resign from the obligations and duties hereby imposed upon it as such obligations and duties relate to its acting as Custodian of the Mortgage Loans. Upon receiving such written notice of resignation, the Trustee shall either take custody of the Mortgage Files itself and give prompt written notice thereof to the Depositor, the Master Servicer and the Custodian, or promptly appoint a successor Custodian by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Custodian and one copy to the successor Custodian. If the Trustee shall not have taken custody of the Mortgage Files and no successor Custodian shall have been so appointed and have accepted appointment within 30 days after the giving of such written notice of resignation, the resigning Custodian may petition any court of competent jurisdiction for the appointment of a successor Custodian.

         The Trustee may remove the Custodian at any time with the consent of the Master Servicer. In such event, the Trustee shall appoint, or petition a court of competent jurisdiction to appoint, a successor Custodian hereunder. Any successor Custodian shall be a depository institution subject to supervision or examination by federal or state authority, shall be able to satisfy the other requirements contained in Section 3.6 and shall be unaffiliated with the Servicer or the Depositor.

         Any resignation or removal of the Custodian and appointment of a successor Custodian pursuant to any of the provisions of this Section 3.4 shall become effective upon acceptance of appointment by the successor Custodian. The Trustee shall give prompt notice to the Depositor and the Master Servicer of the appointment of any successor Custodian. No successor Custodian shall be appointed by the Trustee without the prior approval of the Depositor and the Master Servicer.

         (e) MERGER OR CONSOLIDATION OF CUSTODIAN. Any Person into which the Custodian may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any Person succeeding to the business of the Custodian, shall be the successor of the Custodian hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

         (f) REPRESENTATIONS OF THE CUSTODIAN. The Custodian hereby represents that it is a depository institution subject to supervision or examination by a federal or state authority, has a combined capital and surplus of at least $15,000,000 and is qualified to do business in the jurisdictions in which it will hold any Mortgage File.


                            MISCELLANEOUS PROVISIONS

         (a) NOTICES. All notices, requests, consents and demands and other communications required under this Agreement or pursuant to any other instrument or document delivered hereunder shall be in writing and, unless otherwise specifically provided, may be delivered personally, by telegram or telex, or by registered or certified mail, postage prepaid, return receipt requested, at the addresses specified on the signature page hereof (unless changed by the particular party whose address is stated herein by similar notice in writing).

         (b) AMENDMENTS. No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto, and neither the Depositor, the Master Servicer nor the Trustee shall enter into any amendment hereof except as permitted by the Pooling and Servicing Agreement. The Trustee shall give prompt notice to the Custodian of any amendment or supplement to the Pooling and Servicing Agreement and furnish the Custodian with written copies thereof.

         (c) GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

         (d) RECORDATION OF AGREEMENT. To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Depositor and at the Trust's expense, but only upon direction accompanied by an Opinion of Counsel reasonably satisfactory to the Depositor to the effect that the failure to effect such recordation is likely to materially and adversely affect the interests of the Certificateholders.

         For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

         (e) SEVERABILITY OF PROVISIONS. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the holders thereof.

         IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.


Address:                            U.S. BANK NATIONAL ASSOCIATION
                                    not individually but solely as Trustee

One Federal Street, 3rd Floor
Boston, MA 02110
                                    By:
                                       ----------------------------------------
                                       Name:
Attention:                             Title
Telecopy:
Confirmation:
Address:                            STRUCTURED ASSET MORTGAGE INVESTMENTS II
                                    INC.

383 Madison Avenue
New York, New York 10179            By:
                                       ----------------------------------------
                                       Name:
                                       Title:

Address:                            WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION, as Master Servicer
9062 Old Annapolis Road
Columbia, Maryland 21045
                                    By:
                                       ----------------------------------------
                                    Name: Stacey Taylor
                                    Title:   Assistant Vice President

Address:                            WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION, as Custodian
9062 Old Annapolis Road
Columbia, Maryland 21045            By:
                                       ----------------------------------------
                                    Name:    Stacey Taylor
                                    Title:   Assistant Vice President

STATE OF NEW YORK            )
                             )ss.:
COUNTY OF NEW YORK           )

         On the 29th day of December 2005 before me, a notary public in and for said State, personally appeared ______________, known to me to be a(n) _____________ of U.S. Bank National Assocation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation and acknowledged to me that such corporation executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                       --------------------------------
                                               Notary Public


[SEAL]

STATE OF MARYLAND       )
                        ) ss.:
COUNTY OF HOWARD        )

         On the 29th day of December 2005 before me, a notary public in and for said State, personally appeared Stacey Taylor, known to me to be an Assistant Vice President of Wells Fargo Bank, National Association, a national banking association that executed the within instrument, and also known to me to be the person who executed it on behalf of said national banking association, and acknowledged to me that such national banking association executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                          --------------------------------
                                                    Notary Public

[SEAL]

STATE OF NEW YORK          )
                           )ss.:
COUNTY OF NEW YORK         )

         On the 29th day of December 2005 before me, a notary public in and for said State, personally appeared ___________________, known to me to be a Vice President of Structured Asset Mortgage Investments II Inc., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                         --------------------------------
                                                  Notary Public


[Notarial Seal]

STATE OF MARYLAND          )
                           )ss.:
COUNTY OF HOWARD           )


         On the 29th day of December 2005 before me, a notary public in and for said State, personally appeared Stacey Taylor, known to me to be an Vice President of Wells Fargo Bank, National Association, one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                       --------------------------------
                                                 Notary Public


[Notarial Seal]

                                   EXHIBIT ONE

                     FORM OF CUSTODIAN INITIAL CERTIFICATION


                                               December 29, 2005


U.S. Bank National Association     Structured Asset Mortgage Investments II Inc.
One Federal Street, 3rd Floor      383 Madison Avenue
Boston, MA 02110                   New York, New York 10179

Attention: Structured Asset Mortgage Investments II Inc.
Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5

         Re: Custodial Agreement, dated as of December 29, 2005, by and among U.S. Bank National Association, Structured Asset Mortgage Investments II Inc. and Wells Fargo Bank, National Association relating to Prime Mortgage Trust 2005-5, Mortgage Pass-Through Certificates, Series 2005-5

Ladies and Gentlemen:

         In accordance with Section 2.3(a) of the above-captioned Custodial Agreement, and subject to Section 2.02(a) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File (which contains an original Mortgage Note or lost note affidavit) to the extent required in Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

         Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.


                                    WELLS FARGO BANK, NATIONAL ASSOCIATION

                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:

                                   EXHIBIT TWO

                     FORM OF CUSTODIAN INTERIM CERTIFICATION

                                                 ___________, 20__


U.S. Bank National Association     Structured Asset Mortgage Investments II Inc.
One Federal Street, 3rd Floor      383 Madison Avenue
Boston, MA 02110                   New York, New York 10179

Attention:  Structured Asset Mortgage Investments II Inc.
Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5

         Re: Custodial Agreement, dated as of December 29, 2005, by and among U.S. Bank National Association, Structured Asset Mortgage Investments II Inc. and Wells Fargo Bank, National Association relating to Prime Mortgage Trust 2005-5, Mortgage Pass-Through Certificates, Series 2005-5
                  -------------------------------------------------------------


Ladies and Gentlemen:

         In accordance with Section 2.3(b) of the above-captioned Custodial Agreement, and subject to Section 2.02(a) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that: all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

         Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

                                    WELLS FARGO BANK, NATIONAL ASSOCIATION

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                                  EXHIBIT THREE

                      FORM OF CUSTODIAN FINAL CERTIFICATION


                                                    _______, 20__


U.S. Bank National Association     Structured Asset Mortgage Investments II Inc.
One Federal Street, 3rd Floor      383 Madison Avenue
Boston, MA 02110                   New York, New York 10179

Attention: Structured Asset Mortgage Investments II Inc.
Prime Mortgage Trust 2005-5, Mortgage Pass-Through Certificates, Series 2005-5

         Re: Custodial Agreement, dated as of December 29, 2005, by and among U.S. Bank National Association, Structured Asset Mortgage Investments II Inc. and Wells Fargo Bank, National Association relating to Prime Mortgage Trust 2005-5, Mortgage Pass-Through Certificates, Series 2005-5
                  -------------------------------------------------------------

Ladies and Gentlemen:

         In accordance with Section 2.3 of the above-captioned Custodial Agreement and subject to Section 2.02(b) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that all required documents have been executed and received and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

         Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement or in the Pooling and Servicing Agreement, as applicable.

                                    WELLS FARGO BANK, NATIONAL ASSOCIATION

                                    By:____________________
                                    Name:   _______________
                                    Title:  _______________

                                   SCHEDULE A

                             (Provided upon request)

                                                                     EXHIBIT H-1

                               SERVICING AGREEMENT

                               CITIMORTGAGE, INC.

                 MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT


         This is a Mortgage Loan Purchase and Servicing Agreement (the "Agreement"), dated and effective as of August 1, 2003, by and between EMC MORTGAGE CORPORATION, (the "Initial Purchaser," and the Initial Purchaser or the Person, if any, to which the Initial Purchaser has assigned its rights and obligations hereunder as Purchaser with respect to a Mortgage Loan, and each of their respective successors and assigns, the "Purchaser"), and CITIMORTGAGE, INC. (the "Seller").

                                   WITNESSETH:

         WHEREAS, Purchaser has agreed to purchase from Seller, and Seller has agreed to sell to Purchaser, certain mortgage loans (the "Mortgage Loans") on a non-recourse, servicing retained basis, and which shall be delivered as whole loans on the date provided herein (the "Closing Date");

         WHEREAS, Each Mortgage Loan is secured by a mortgage, deed of trust or other instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule; and

         WHEREAS, Purchaser and Seller wish to prescribe the manner of the purchase, conveyance, management, servicing and control of the Mortgage Loans.

         NOW THEREFORE, In consideration of the premises and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and Seller agree as follows:

                                    ARTICLE I

                  DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES

         SECTION 1.01 DEFINITIONS.

         Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

         AGREEMENT: This Mortgage Loan Purchase and Servicing Agreement, including all exhibits hereto, and all amendments hereof and supplements hereto.

         APPRAISED VALUE: As to any Mortgage Loan, the value of the related Mortgaged Property based upon the appraisal made for the originator of the Mortgage Loan at the origination of the Mortgage Loan or the sales price of the Mortgaged Property, whichever is less, provided, however, that in the case of a no cash out Refinanced Mortgage Loan, such value may be based solely upon the original appraisal.

         ASSIGNMENT OF MORTGAGE: An assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, that when properly completed and recorded, is sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale of the Mortgage Loan to Purchaser.

         BUSINESS DAY: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking or savings and loan institutions in the States of New York ,Missouri and Texas are authorized or obligated by law or executive order to be closed.

         CITIBANK:  Citibank (New York State) and any successors or assigns.

         CLOSING DATE: August 14, 2003, or such other date as may be mutually agreed to by Seller and Purchaser.

         CLOSING DOCUMENTS:  The documents required pursuant to Section 8.01.

         CODE: The Internal Revenue Code of 1986, or any successor statute thereto.

         CONDEMNATION PROCEEDS: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

         CUSTODIAL ACCOUNT: The separate account or accounts created and maintained pursuant to Section 10.09 which shall be entitled "CitiMortgage, Inc., in trust for the [Purchaser], Owner of Fixed Rate Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         CUSTODIAN: With respect to any Mortgage Loan, the entity identified by the Purchaser, and its successors and assigns, as custodian for the Purchaser.

         CUSTOMARY SERVICING PROCEDURES: Procedures (including collection procedures) (i) that Seller customarily employs and exercises in servicing and administering mortgage loans for its own account; (ii) which are in accordance with accepted mortgage servicing practices of prudent lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located; and (iii) which are in accordance with Fannie Mae and FHLMC servicing practices and procedures (including any waivers obtained by Seller).

         CUT-OFF DATE:  August 1, 2003.

         DELETED MORTGAGE LOAN: A Mortgage Loan replaced or to be replaced with a Qualified Substitute Mortgage Loan in accordance with this Agreement.

         DETERMINATION DATE: The sixteenth (16th) day, or if such sixteenth
(16th) day is not a Business Day, the Business Day immediately preceding such sixteenth (16th) day, of the month of the related Remittance Date.

         DUE DATE: The day of the month of the related Remittance Date on which each Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

         DUE PERIOD: With respect to each Remittance Date, the period beginning on the second day of the month preceding the month of the Remittance Date, and ending on the first day of the month in which the Remittance Date occurs.

         ELIGIBLE ACCOUNT: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Seller or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Seller (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated "A2" or higher by Standard & Poor's and "A" or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either
(a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Seller (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Seller shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

         ELIGIBLE INSTITUTION: An institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

         ESCROW ACCOUNT: The separate account or accounts created and maintained pursuant to Section 10.11 which shall be entitled "CitiMortgage, Inc., in trust for the [Purchaser], Owner of Fixed Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         ESCROW PAYMENTS: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         EVENT OF DEFAULT: Any one of the conditions or circumstances enumerated in Section 14.01.

         FANNIE MAE: The Federal National Mortgage Association, or any successor thereto.

         FANNIE MAE GUIDE(S): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto and any waivers obtained by Seller.

         FDIC: The Federal Deposit Insurance Corporation or any successor organization.

         FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

         FHLMC GUIDE: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

         FIDELITY BOND: A fidelity bond required to be obtained by Seller pursuant to Section 10.16.

         HUD: The United States Department of Housing and Urban Development or any successor thereto.

         INITIAL PURCHASER:  EMC Mortgage Corporation.

         LIQUIDATING LOAN: A Mortgage Loan as to which, prior to the close of business on the Business Day next preceding the Due Date, (a) has become an REO Property or (b) Seller and the Mortgagor have agreed in writing that Seller will accept a deed to the related Mortgaged Property in lieu of foreclosure in whole or partial satisfaction of the Mortgage Loan.

         LIQUIDATION PROCEEDS: Cash (other than REO Disposition Proceeds) received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of the Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

         LOAN-TO-VALUE RATIO or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the origination date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the origination date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

         MONTHLY PAYMENT: With respect to any Mortgage Loan, the scheduled combined payment of principal and interest payable by a Mortgagor under the related Mortgage Note on each Due Date.

         MORTGAGE: The mortgage, deed of trust or other instrument creating a first lien on an estate in fee simple in real property securing a Mortgage Note, including any rider incorporated by reference therein.

         MORTGAGEE: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

         MORTGAGE FILE: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

         MORTGAGE INTEREST RATE: With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.

         MORTGAGE LOAN: An individual mortgage loan which is the subject of this Agreement, each mortgage loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule. The term Mortgage Loan includes, without limitation, the contents of the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, insurance proceeds, Condemnation Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

         MORTGAGE LOAN DOCUMENTS: The documents listed in Exhibit H hereto pertaining to any Mortgage Loan.

         MORTGAGE LOAN REMITTANCE RATE: As to each Mortgage Loan, the annual rate of interest payable to Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

         MORTGAGE LOAN SCHEDULE: The schedule of Mortgage Loans attached hereto as Exhibit F, such schedule setting forth the information listed on Schedule I attached hereto.

         MORTGAGE NOTE: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

         MORTGAGED PROPERTY: The real property securing repayment of the debt evidenced by a Mortgage Note, consisting of a single parcel of property considered to be real estate under the law of the state in which it is located improved by a residential dwelling.

         MORTGAGOR:  The obligor on a Mortgage Note.

         OFFICERS' CERTIFICATE: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President, a Senior Vice President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of Seller, or by other duly authorized officers or agents of Seller and delivered to Purchaser as required by this Agreement.

         OPINION OF COUNSEL:  A written opinion of counsel.

         OTS:  Office of Thrift Supervision, or any successor thereto.

         PERSON: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         PRINCIPAL PREPAYMENT: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date and is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

         PURCHASE PRICE: The price paid on the Closing Date by Purchaser to Seller in exchange for the Mortgage Loans purchased on the Closing Date as calculated as provided in Section 4.01.

         PURCHASE PRICE PERCENTAGE:  As defined in Section 4.01.

         PURCHASER: The Initial Purchaser and any subsequent permitted holder or holders of the Mortgage Loans.

         QUALIFIED INSURER: Any insurer acceptable to Seller and qualified to do business in the state in which any related Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

         QUALIFIED SUBSTITUTE MORTGAGE LOAN: A mortgage loan substituted by Seller for a Deleted Mortgage Loan which must, on the date of such substitution,
(a) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan (the amount of any shortfall plus interest thereon equal to the related Mortgage Interest Rate will be distributed by Seller to Purchaser in the month of substitution), (b) have a Mortgage Interest Rate equal to the Mortgage Interest Rate of the Deleted Mortgage Loan, (c) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan, and (d) comply as of the date of substitution with each representation and warranty set forth in Section 6.01.

         RATING AGENCY: Standard & Poor's, Fitch, Inc., Moody's Investor Services or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

         RECORD DATE: The close of business of the last Business Day of the month preceding the month of the related Remittance Date.

         REFINANCED MORTGAGE LOAN: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property and the proceeds of which were used in whole or part to satisfy an existing mortgage.

         REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

         REMIC PROVISIONS: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

         REMITTANCE DATE: The eighteenth (18th) day of any month, beginning in September, 2003, or if such eighteenth (18th) day is not a Business Day, the first Business Day immediately following such eighteenth (18th) day or if the Mortgage Loans have been sold to third party investors, the Remittance Date, the first Business Day immediately preceding such eighteenth (18th) day.

         REO ACCOUNT: The account or accounts maintained pursuant to Section 10.17.

         REO DISPOSITION: The final sale by Seller of a Mortgaged Property acquired by Seller in foreclosure or by deed in lieu of foreclosure.

         REO DISPOSITION PROCEEDS: All amounts received with respect to an REO Disposition pursuant to Section 10.17.

         REO PROPERTY: A Mortgaged Property acquired by Seller through foreclosure or deed in lieu of foreclosure, as described in Section 10.17.

         REPURCHASE PRICE: With respect to any Mortgage Loan, a price equal to
(a) the product of the Stated Principal Balance of the Mortgage Loan times (i) during the period of the first twelve (12) months following the Closing Date, the greater of (x) the Purchase Price Percentage and (y) 100%, or (ii) for any date thereafter, the lesser of (x) the Purchase Price Percentage and (y) 100%, plus (b) interest on such Stated Principal Balance at a rate equal to the Mortgage Loan Remittance Rate from the date to which interest has last been paid and distributed to Purchaser to the first day of the month following the month of repurchase.

         SELLER:  CitiMortgage, Inc., its successors and assigns.

         SERVICING ADVANCES: All customary, reasonable and necessary out-of-pocket costs and expenses incurred in the performance by Seller of its servicing obligations, including, but not limited to, the cost of (a) the inspection, preservation, restoration and protection of the Mortgaged Property,
(b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage and (d) compliance with the obligations under Section 10.13.

         SERVICING FEE: With respect to each Mortgage Loan, the amount of the annual fee Purchaser shall pay to Seller, which shall, for each month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds and other proceeds, to the extent permitted by Section 10.10) of related Monthly Payments collected by Seller, or as otherwise provided under Section 10.10.

         SERVICING FEE RATE: With respect to each Mortgage Loan, the servicing fee rate of .25% per annum.

         SERVICING FILE: With respect to each Mortgage Loan, the file retained by the Seller consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit H, the originals of which are delivered to the Purchaser or its designee pursuant to Section 5.03.

         SERVICING OFFICER: Any officer of the Seller involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Seller to the Purchaser upon request, as such list may from time to time be amended.

         STATED PRINCIPAL BALANCE: As to each Mortgage Loan, (a) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (b) all amounts previously distributed to Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal, or advances in lieu thereof.

         SUBSERVICER: Any mortgage loan servicing institution other than Seller which is responsible for the servicing and administration of any Mortgage Loan or any successor appointed pursuant to any Subservicing Agreement; provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement.

         SUBSERVICING ACCOUNT:  As defined in Section 10.06.

         SUBSERVICING AGREEMENT: Each agreement providing for the servicing of any of the Mortgage Loans by a Subservicer.

         SUBSERVICING FEE: As to each Mortgage Loan, the monthly fee payable to the Subservicer, paid by Seller from its Servicing Fee.

         SECTION 1.02 GENERAL INTERPRETIVE PRINCIPLES.

         For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

         (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

         (c) references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

         (d)      a reference to a Subsection without further reference to a
                  Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

         (e) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

         (f) the term "include" or "including" shall mean without limitation by reason of enumeration.


                                   ARTICLE II

                              AGREEMENT TO PURCHASE

         SECTION 2.01 AGREEMENT TO PURCHASE.

         Seller agrees to sell, and Purchaser agrees to purchase, Mortgage Loans having an Stated Principal Balance of $54,938,421.65as of Cut-off Date, or in such other amount as agreed by Purchaser and Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by Purchaser on the Closing Date.

                                   ARTICLE III

                             MORTGAGE LOAN SCHEDULE

         SECTION 3.01 MORTGAGE LOAN SCHEDULE.

         Seller shall deliver the Mortgage Loan Schedule to Purchaser at least five (5) Business Days prior to the Closing Date.

                                   ARTICLE IV

                                 PURCHASE PRICE

         SECTION 4.01 PURCHASE PRICE.

         The Purchase Price for the Mortgage Loans shall be 100.623925% (the "Purchase Price Percentage") of the aggregate Stated Principal Balance of the Mortgage Loans, as of the Cut-off Date. Purchaser will pay to Seller accrued interest on the Stated Principal Balance of each Mortgage Loan as of the Cut-off Date at its Mortgage Loan Remittance Rate from the Cut-off Date up to and including the day preceding the Closing Date, prorated on the basis of a 360 day year consisting of twelve (12) months of thirty (30) days each.

         Purchaser shall own and be entitled to receive with respect to each Mortgage Loan purchased, (a) all scheduled principal due after the Cut-off Date,
(b) all other recoveries of principal collected on or after the Cut-off Date (provided, however, that all scheduled payments of principal due on or before the Cut-off Date and collected by Seller after the Cut-off Date shall belong to Seller), and (c) all payments of interest on the Mortgage Loans net of the Servicing Fee (minus that portion of any such interest payment that is allocable to the period prior to the Cut-off Date). The Stated Principal Balance of each Mortgage Loan as of the Cut-off Date is determined after application to the reduction of principal of payments of principal due on or before the Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date. Therefore, for the purposes of this Agreement, payments of scheduled principal and interest prepaid for a Due Date beyond the Cut-off Date shall not be applied to the principal balance as of the Cut-off Date. Such prepaid amounts (minus the applicable Servicing Fee) shall be the property of Purchaser. Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of Purchaser, for remittance by Seller to Purchaser on the first Remittance Date such payment is to be applied. All payments of principal and interest, less the applicable Servicing Fee, due on a Due Date following the Cut-off Date shall belong to Purchaser.

                                    ARTICLE V

           CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES;
                     BOOKS AND RECORDS; DELIVERY OF MORTGAGE
                   LOAN DOCUMENTS; TRANSFER OF MORTGAGE LOANS

         SECTION 5.01 CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE
FILES.

         Seller, simultaneously with the execution and delivery of this Agreement, does hereby sell, transfer, assign, set over and convey to Purchaser, without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Mortgage Loans. The contents of each Mortgage File not delivered to Purchaser are and shall be held in trust by Seller for the benefit of Purchaser as the owner thereof and Seller's possession of the portion of each Mortgage File so retained is for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by Seller is in a custodial capacity only. Seller shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. Upon the purchase of the Mortgage Loans, the ownership of each Mortgage Note, Mortgage and each related Mortgage File is vested in Purchaser and the ownership of all records and documents with respect to each related Mortgage Loan prepared by or which come into the possession of Seller shall immediately vest in Purchaser and shall be retained and maintained, in trust, by Seller in such custodial capacity only. The portion of each Mortgage File so retained shall be appropriately marked to clearly reflect the sale of the related Mortgage Loan to Purchaser. Seller shall release from its custody the contents of any Mortgage File only in accordance with written instructions from Purchaser, unless such release is required as incidental to Seller's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan pursuant to Section 6.03.

         SECTION 5.02 BOOKS AND RECORDS.

         All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with a Mortgage Loan shall be held by Seller in trust for the benefit of Purchaser as the owner of the Mortgage Loans.

         The sale of each Mortgage Loan shall be reflected on Seller's balance sheet and other financial statements as a sale of assets by Seller. Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be clearly marked to reflect the ownership of each Mortgage Loan by Purchaser in Seller's computer system.

         Seller shall maintain in its possession, available for inspection by the Purchaser upon reasonable notice, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC,. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or insurance proceeds, documents maintained by the Seller may be in the form of microfilm or microfiche or other imaged format.

         Seller shall maintain with respect to each Mortgage Loan and shall make available for inspection upon reasonable notice by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         In addition to the foregoing, Seller shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Seller and without cost to Seller or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

         SECTION 5.03 DELIVERY OF MORTGAGE LOAN DOCUMENTS.

         Seller shall deliver to Purchaser or custodian, as directed by Purchaser, the Mortgage Loan Documents as required by Exhibit H hereto for each Mortgage Loan no later than five (5) Business Days prior to the Closing Date.

         Seller shall forward to Purchaser or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution; provided, however, that Seller shall provide Purchaser or its designee, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 270 days of its submission for recordation. In the event Seller cannot deliver the original of such documents submitted for recording due to a delay by the recording office in the applicable jurisdiction, Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an Officer's Certificate from Seller confirming that such documents have been accepted for recording. Any such document shall be delivered to Purchaser or its designee promptly upon receipt thereof from the related recording office.

         From time to time Purchaser shall deliver or cause to be delivered to Seller, as soon as practicable following receipt of a written request from Seller, by first class mail and at no expense to Seller, any Mortgage Loan Document needed by Seller in connection with the servicing of a Mortgage Loan. Seller's request for the release of a Mortgage Loan Document shall specify in reasonable detail the reason for Seller's request. During the time that any such Mortgage Loan Document is in the possession of Seller, such possession shall be deemed to be in trust for the benefit of Purchaser and Seller shall promptly return to Purchaser or its designee any Mortgage Loan Document so released when Seller's need for such Mortgage Loan Document no longer exists. Purchaser shall indemnify and hold Seller harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that Seller may sustain in connection with any third party claim in any way related to Purchaser's or its designee's failure to release, in a timely manner, the Mortgage Loan Documents requested by Seller. Purchaser shall pay all costs, fees and expenses in connection with the possession of the Mortgage Loan Documents.

         Purchaser shall provide Seller with written notice at least fifteen
(15) days prior to any transfer of the Mortgage Loan Documents.

         SECTION 5.04 TRANSFER OF MORTGAGE LOANS.

         The Initial Purchaser shall have the right, without the consent of Seller, to assign its interest under this Agreement with respect to all or some of the Mortgage Loans, and designate any person to exercise any rights of Purchaser hereunder, and the assignee or designee shall accede to the rights and obligations hereunder of Purchaser with respect to such Mortgage Loans; provided, however, that Seller shall not be required to recognize any assignment to the extent that it would result in Mortgage Loans being serviced for more than three (3) Purchasers hereunder. All references to Purchaser shall be deemed to include its assignee or designee.

         Seller shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, Seller shall note transfers of the Mortgage Loans. No transfer of the Mortgage Loans may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, Seller shall be under no obligation to deal with any person with respect to this Agreement or the Mortgage Loans unless the books and records show such person as Purchaser of the Mortgage Loans. Purchaser may, subject to the terms of this Agreement, sell and transfer, in whole or in part, the Mortgage Loans, provided that no such sale and transfer shall be binding upon Seller unless such transferee shall agree in writing in the form of (i) an Assignment, Assumption and Recognition Agreement attached hereto as Exhibit G, or (ii) a FNMA Tri-Party Agreement or (iii) a FHLMC Form 960; (collectively, the "Reconstitution Agreements"], to be bound by the terms of this Agreement and an executed copy of such Reconstitution Agreement shall have been delivered to Seller. Upon receipt thereof, Seller shall mark its books and records to reflect the ownership of the Mortgage Loans by such assignee, and the previous Purchaser shall be released from its obligations hereunder to the extent such obligations relate to Mortgage Loans sold by Purchaser. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective permitted successors, assignees and designees.

         SECTION 5.05 QUALITY CONTROL PROCEDURES.

         Seller must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES;
                               REMEDIES FOR BREACH


         SECTION 6.01 REPRESENTATIONS AND WARRANTIES REGARDING INDIVIDUAL MORTGAGE LOANS.

         Seller hereby represents and warrants to Purchaser that, as to each Mortgage Loan, as of the Closing Date (or such other date as may be specified herein):

         (a) The information set forth on the Mortgage Loan Schedule and the magnetic tape or diskette delivered to Purchaser by Seller is complete, true and correct as of the Cut-off Date;

         (b) The Mortgage Note and the Mortgage have not been assigned or pledged, and Seller has good and marketable title thereto, and Seller is the sole owner and holder of the Mortgage Loan free and clear of any and all liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature and has full right and authority, subject to no interest or participation of, or agreement with, any other party, to sell and assign the same pursuant to this Agreement;

         (c) The Mortgage is a valid and subsisting first lien on the property therein described, and the Mortgaged Property is free and clear of any and all adverse claims, encumbrances and liens having priority over the first lien of the Mortgage except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and which do not adversely affect the Appraised Value of the Mortgaged Property, and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to the Mortgage and delivered to Purchaser establishes in Seller a valid and subsisting first lien on the property described therein, and Seller has full right to sell and assign the same to Purchaser;

         (d) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if required by law, or, if necessary, to protect the interest of Purchaser. The substance of any such alteration or modification is reflected on the Mortgage Loan Schedule and has been approved by the private mortgage guaranty insurer, if any;

         (e) No instrument of release, alteration, modification or waiver has been executed in connection with the Mortgage Loan, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement which has been approved by the private mortgage guaranty insurer, if any, and except such Mortgage Loan which contains in the related Mortgage File evidence of a release or waiver or an assumption agreement discharging the original borrower from all of the debt obligations in connection with the related Mortgage Loan and providing for the assumption of all such debt obligations by the party assuming the obligations under the Mortgage Loan and, in each case, terms of which are reflected in the Mortgage Loan Schedule;


         (f) There are no defaults in complying with the terms of the Mortgage, and, all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required by the Mortgage Note or Mortgage, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage proceeds, whichever is greater, to the day which precedes by one month the Due Date of the first installment of principal and interest;

         (g) There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property, nor is such a proceeding currently occurring, and such property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, so as to affect materially and adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Seller has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

         (h) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the Mortgaged Property which are, or may be, liens prior or equal to, or coordinate with, the lien of the related Mortgage unless such lien is insured under the related title insurance policy;

         (i) All improvements which were included for the purpose of determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property and, to Seller's knowledge, no improvements on adjoining properties encroach upon the Mortgaged Property (other than minor encroachments (i) which do not affect the value of the Mortgage Loan or the Purchaser's interest therein and (ii) to which properties similar to the Mortgaged Property within the same jurisdiction are commonly subject and which do not interfere with the benefits of the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property);

         (j) No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities and the Mortgaged Property is lawfully occupied under applicable law;

         (k) All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations, federal savings banks or national banks having authorized offices in such state, or (4) not doing business in such state;

         (l) All Mortgage Loans will be current as of the Closing Date. No payment required under any Mortgage Loan has been more than thirty (30) days delinquent prior to the Cut-off Date. All payments due prior to the Cut-off Date for such Mortgage Loan have been made as of the Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan. As of the Closing Date, all of the Mortgage Loans will have an actual interest paid to date of their related Cut-off Date(or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Seller's servicing collection system.

         (m) The Mortgage File contains each of the documents and instruments specified to be included therein duly executed and in due and proper form, and each such document or instrument is in form acceptable to Fannie Mae and FHLMC, and each Mortgage Note, Mortgage, and appraisal are on forms acceptable to Fannie Mae and FHLMC;

         (n) The Mortgage Note and the related Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights and by general principles of equity. All parties to the Mortgage Note and the Mortgage had legal capacity to execute the Mortgage Note and the Mortgage, and each Mortgage Note and Mortgage have been duly and properly executed by such parties;

         (o) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with. None of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part
                  226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) classified and/or defined as a "high cost", "covered", or "predatory" loan under any other state, federal or local law or regulation or ordinance, including, but not limited to, the States of Georgia and North Carolina. The Seller maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Seller's office during normal business hours upon reasonable advance notice;

         (p) The proceeds of the Mortgage Loan have been fully disbursed, there is no requirement for future advances thereunder and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing Mortgage Loans and the recording of the Mortgage were paid;

         (q) Any future advances made prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the Mortgage Loan Schedule. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the Mortgagee's consolidated interest or by other title evidence. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

         (r) All improvements upon the Mortgaged Property are insured by a generally acceptable insurer acceptable to Fannie Mae or FHLMC against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, pursuant to insurance policies conforming to the requirements of Section 10.15 hereof. All individual insurance policies (collectively, the "hazard insurance policy") are the valid and binding obligation of the insurer and contain a standard mortgagee clause insuring Seller, its successors and assigns, as mortgagee. All premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and upon the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Seller (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

         (s) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration; and Seller has not waived any default, breach, violation or event of acceleration;

         (t) The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

         (u) All provisions of each primary mortgage insurance policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a primary mortgage insurance policy obligates the Mortgagor thereunder to maintain the primary mortgage insurance policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller or the Mortgagor, or for any other reason under such coverage; The mortgage interest rate for the Mortgage Loan as set forth on the Mortgage Loan Schedule is net of any such insurance premium. None of the Mortgage Loans are subject to "lender-paid" mortgage insurance;

         (v) The Mortgage Note is not secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in Section 6.01(c). There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

         (w) The Mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure, subject only to rights of redemption, seizure and other laws that would not materially interfere with the ultimate realization of the benefits of the security;

         (x) No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Seller or the Mortgagor or, any other party involved in the origination of the Mortgage Loan;

         (y) The Mortgaged Property consists of a single parcel of real property with a one family residence erected thereon, or a two-to-four family dwelling, or an individual condominium unit, planned unit development unit or townhouse; provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Seller's underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property was used for commercial purposes, and since the origination date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

         (z) There exist no deficiencies with respect to escrow deposits and payments, if such are required, for which customary arrangements for repayment thereof have not been made, and, to Seller's knowledge, no escrow deposits or payments of other charges or payments due Seller have been capitalized under the Mortgage or the related Mortgage Note;

          (aa) The collection and servicing practices used by Seller with respect to the Mortgage Note and Mortgage have been in all respects legal and customary in the mortgage servicing business;

         (bb) The Mortgage Loan is covered by an ALTA or CLTA mortgage title insurance policy, or such other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC, issued by and the valid and binding obligation of a title insurer acceptable to Fannie Mae or FHLMC,and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage. Such mortgage title insurance policy insures Seller, its successors and assigns as mortgagee and the assignment to Purchaser of Seller's interest in such mortgage title insurance policy does not require the consent of or notification to the insurer, such mortgage title insurance policy is in full force and effect and will be in full force and effect and inure to the benefit of Purchaser upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such mortgage title insurance policy and, to Seller's knowledge, no prior holder of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such mortgage title insurance policy;

         (cc) Principal payments on the Mortgage Loan commenced no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan bears interest at the Mortgage Interest Rate. With respect to each Mortgage Loan, the Mortgage Note is payable on the first day of each month in Monthly Payments which will fully amortize the Stated Principal Balance of the Mortgage Loan over its remaining term at the Mortgage Interest Rate. Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. The Mortgage Note does not permit negative amortization. None of the Mortgage Loans are "interest-only" Mortgage Loans. None of the Mortgage Loans are considered agricultural loans;

         (dd) The Mortgage Loans were originated or purchased by the Seller and were underwritten in accordance with Fannie Mae guidelines (inclusive of any negotiated items or waivers incorporated into Seller's Fannie Mae Master Agreement);

         (ee) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

         (ff) The Seller is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Seller will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser's designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the Closing Date, the Seller will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Seller and the Purchaser;

         (gg) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Seller has not received notification that any such proceedings are scheduled to commence at a future date;

         (hh) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by an appraiser approved by the Seller, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

         (ii) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

         (jj) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

         (kk) The Mortgage Loan does not contain balloon or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

         (ll) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

         (mm) The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

         (nn) As of the Closing Date, the Mortgaged Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

         (oo) The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

         (pp) No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

         (qq)     The Mortgagor for each Mortgage Loan is a natural person;

         (rr)     None of the Mortgage Loans are Co-op Loans;

         (ss) With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) the amount allowable by FNMA;

         (tt) With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgaged Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgaged Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

         (uu) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

         (vv) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

         (ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the Closing Date, delivered to the Purchaser or its designee, or its assignee;

         (xx) Each Mortgage Loan shall acceptable for delivery to Fannie Mae as described in the Fannie Mae Guide.

         SECTION 6.02 REPRESENTATIONS AND WARRANTIES REGARDING SELLER.

         Seller hereby represents and warrants to Purchaser as of the Closing
Date:

         (a) Seller is duly organized, validly existing and in good standing under the laws of Delaware and is and will remain in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement, and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Seller by any such state.

         (b) Seller has power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of Seller, subject to applicable law; and all requisite corporate action has been taken by Seller to make this Agreement valid and binding upon Seller in accordance with its terms;

         (c) No approval of the transactions contemplated by this Agreement from any federal or state regulatory authority having jurisdiction over Seller is required or, if required, such approval has been or will, prior to the Closing Date, be obtained;

         (d) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller and will not result in the breach of any term or provision of the charter or by-laws of Seller or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which Seller or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or its property is subject;

         (e) The transfer, assignment and conveyance of the Mortgage Notes and the Mortgage Loans by Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

         (f) There is no action, suit, proceeding or investigation pending or, to the best knowledge of Seller, threatened against Seller which, either individually or in the aggregate, would result in any material adverse change in the business, operations, financial condition, properties or assets of Seller, or in any material impairment of the right or ability of Seller to carry on its business substantially as now conducted or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of Seller contemplated herein, or which would materially impair the ability of Seller to perform under the terms of this Agreement;

         (g) Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

         (h) The origination and servicing practices used by the Seller and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Customary Servicing Procedures. With respect to escrow deposits and payments that the Seller, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Seller, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;


         (i) The Seller used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Seller's portfolio at the Cut-off Date;

         (j) The Seller will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

         (k) Seller is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Seller is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Seller unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

         (l) The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Seller's creditors;

         (m) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

         (n) The Seller acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Seller, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Seller, the consideration received by Seller upon the sale of the Mortgage Loans to Purchaser under this Agreement constitutes fair consideration for the Mortgage Loans under current market conditions; and

(o) The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

         SECTION 6.03 REMEDIES FOR BREACH OF REPRESENTATIONS AND WARRANTIES.

         It is understood and agreed that the representations and warranties set forth in Sections 6.01 and 6.02 shall survive delivery of the Mortgage Loans to Purchaser, or its designee, and shall inure to the benefit of Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination, or lack of examination, of any Mortgage File.

         Upon discovery by either Seller or Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of Purchaser (or which materially and adversely affects the interest of Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other. Purchaser agrees to give written notice of any such breach, outlining with specificity the section of this Agreement which Purchaser claims has been violated. Within sixty (60) days of the earlier of either discovery by it or notice to it of any such breach, Seller shall use its best efforts to promptly cure such breach in all material respects and, if such breach cannot be cured during such sixty (60) day period, Seller shall, at Purchaser's option and not later than ninety (90) days after its discovery or receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price.

         In the event that any such breach shall involve any representation or warranty set forth in Section 6.02, and such breach cannot be cured within sixty
(60) days of the earlier of either discovery by or notice to Seller of such breach, all the Mortgage Loans shall, at Purchaser's option, be repurchased by Seller at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 6.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price (after deducting therefrom any amounts received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution).

         However, Seller may, at Purchaser's option and assuming that Seller has a Qualified Substitute Mortgage Loan, rather than repurchase any Mortgage Loan as provided above, remove such Mortgage Loan and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided, however, that any such substitution shall be effected not later than ninety (90) days after the Closing Date. If Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan.

         As to any Deleted Mortgage Loan for which Seller substitutes a Qualified Substitute Mortgage Loan or Loans, Seller shall effect such substitution by delivering to Purchaser for such Qualified Substitute Mortgage Loan or Loans the Mortgage Note, the Mortgage, the Assignment of Mortgage and such other documents and agreements as are required by Section 5.03, with the Mortgage Note endorsed as required by Section 5.03. Seller shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Accrued interest on the Qualified Substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution will be retained by Seller. For the month of substitution, distributions to Purchaser will include the Monthly Payment due on such Deleted Mortgage Loan in the month of substitution, and Seller shall thereafter be entitled to retain all amounts subsequently received by Seller in respect of such Deleted Mortgage Loan. Seller shall give written notice to Purchaser that such substitution has taken place and shall amend the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan from the terms of this Agreement and the substitution of the Qualified Substitute Mortgage Loan. Upon such substitution, such Qualified Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and Seller shall be deemed to have made with respect to such Qualified Substitute Mortgage Loan or Loans, as of the date of substitution, the covenants, representations and warranties set forth in Sections 6.01 and 6.02.

         For any month in which Seller substitutes one or more Qualified Substitute Mortgage Loans for one or more Deleted Mortgage Loans, Seller will determine the amount (if any) by which the aggregate principal balance of all such Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all such Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall (plus interest thereon equal to the related Mortgage Interest Rate) shall be distributed by Seller in the month of substitution pursuant to Section 11.01. Accordingly, on the date of such substitution, Seller will deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.

         In addition to such cure, repurchase and substitution obligation, Seller shall indemnify Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach or alleged breach of Seller's representations and warranties contained in this Article VI. It is understood and agreed that the obligations of Seller set forth in this Section 6.03 to cure or repurchase a defective Mortgage Loan and to indemnify Purchaser as provided in this Section 6.03 constitute the sole remedies of Purchaser respecting a breach of the foregoing representations and warranties. The provisions of this Section 6.03 shall survive termination of this Agreement.

         Within five (5) Business Days of the repurchase of a Mortgage Loan or substitution of a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan by Seller, Purchaser agrees to return, such repurchased or Deleted Mortgaged Loan to Seller, together with the related Mortgage File and all the documents included therein.

                                   ARTICLE VII

                                     CLOSING

         SECTION 7.01 CLOSING.

         The closing for the purchase and sale of the Mortgage Loans shall take place on the Closing Date. The closing shall, at Purchaser's option, be either by telephone, confirmed by letter or wire as the parties shall agree or conducted in person, at such place as the parties shall agree.

         The closing shall be subject to each of the following conditions:

         (a) All of the representations and warranties of Seller under this Agreement shall be true and correct as of the Closing Date and no event shall have occurred which, with notice or the passage of time, or both, would constitute a default under this Agreement;

         (b) Purchaser and Seller shall have received, or Seller's attorneys shall have received in escrow, all Closing Documents as specified in Section 8.01 of this Agreement, in such forms as are agreed upon and acceptable to Purchaser and Seller, duly executed by all signatories as required pursuant to the respective terms thereof;

         (c) Seller shall have delivered and released to Purchaser or its designee all documents required to be so delivered hereunder; and

         (d) All other terms and conditions of this Agreement shall have been complied with.

         Subject to the foregoing conditions, Purchaser shall pay to Seller on the Closing Date the Purchase Price, plus accrued interest pursuant to Section
4.01 of this Agreement, by wire transfer of immediately available funds to the account designated by Seller in Exhibit I attached hereto.


                                  ARTICLE VIII

                                CLOSING DOCUMENTS

         SECTION 8.01. CLOSING DOCUMENTS.

         The Closing Documents shall consist of the following:

         (a)      This Agreement, in two (2) counterparts; and

         (b)      The Mortgage Loan Schedule, one copy to be attached hereto.

                                   ARTICLE IX

                                      COSTS

         SECTION 9.01 COSTS.

         Each party shall bear its own costs and expenses. Purchaser will pay any commissions due its salesmen, the legal fees and expenses of its attorneys and all expenses relating to any review of the Mortgage Loans performed by Purchaser. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including recording fees and Seller's attorneys' fees, shall be paid by Seller.

                                    ARTICLE X

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         SECTION 10.01 SELLER TO ACT AS SERVICER.

         Seller shall service and administer the Mortgage Loans in accordance with this Agreement and Customary Servicing Procedures and shall have full power and authority, acting alone or through Subservicers as provided in Section 10.02, to do or cause to be done any and all things in connection with such servicing and administration which Seller may deem necessary or desirable and consistent with the terms of this Agreement and exercise the same care that it customarily employs for its own account. Seller may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder, and Seller shall diligently pursue all of its rights against such agents or independent contractors.

         Consistent with the terms of this Agreement, Seller may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Seller's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that Seller shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate or the Monthly Payment amount, defer or forgive the payment of any principal or interest, change the outstanding principal amount (except for actual payments of principal), make any future advances or extend the final maturity date on such Mortgage Loan. Without limiting the generality of the foregoing, Seller in its own name or in the name of a Subservicer is hereby authorized and empowered by Purchaser when Seller believes it appropriate and reasonable in its best judgment, to execute and deliver, on behalf of itself and Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of Purchaser pursuant to the provisions of Section 10.17. Seller shall make all required Servicing Advances and shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby. Purchaser shall furnish to Seller and any Subservicer any powers of attorney and other documents reasonably necessary or appropriate to enable Seller and any Subservicer to carry out their servicing and administrative duties under this Agreement.

         Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Seller (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Seller, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under
Section 1001 of the Code (or Treasury regulations promulgated thereunder) and
(ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions" after the startup date under the REMIC Provisions.

         Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Seller will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the
Code)(either such event, an "Adverse REMIC Event"), and the Seller shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

         The Seller shall not permit the creation of any "interests" (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

         SECTION 10.02 SUBSERVICING AGREEMENTS BETWEEN SELLER AND SUBSERVICERS.

         Seller may enter into Subservicing Agreements with Subservicers for the servicing and administration of the Mortgage Loans. Each Subservicing Agreement must impose on the Subservicer requirements conforming to the provisions set forth in Section 10.06. Subject to Section 16.01, Seller and the Subservicers may make amendments to the Subservicing Agreements or enter into different forms of Subservicing Agreements; provided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agreement, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be materially adverse to the interests of Purchaser, without the consent of Purchaser. Any variation from the provisions set forth in Section 10.06 relating to insurance or priority requirements of Subservicing Accounts, or credits and charges to the Subservicing Accounts or the timing and amount of remittances by the Subservicers to Seller, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited.

         As part of its servicing activities hereunder, Seller, for the benefit of Purchaser, shall enforce the obligations of each Subservicer under the related Subservicing Agreement, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Subservicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Subservicing Agreements and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as Seller, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. Seller shall pay the costs of such enforcement at its own expense, but shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement only to the extent, if any, that such recovery exceeds all amounts due hereunder in respect of the related Mortgage Loans or (ii) from a specific recovery of costs, expenses or attorneys' fees against the party against whom such enforcement is directed.

         SECTION 10.03 SUCCESSOR SUBSERVICERS.

         Seller shall be entitled to terminate any Subservicing Agreement and the rights and obligations of any Subservicer pursuant to any Subservicing Agreement in accordance with the terms and conditions of such Subservicing Agreement. In the event of termination of any Subservicer, all servicing obligations of such Subservicer shall be assumed simultaneously by Seller without any act or deed on the part of such Subservicer or Seller, and Seller either shall service directly the related Mortgage Loans or shall enter into a Subservicing Agreement with a successor Subservicer which qualifies under
Section 10.02. If Seller enters into a Subservicing Agreement with a successor Subservicer, Seller shall use reasonable efforts to have the successor Subservicer assume liability for the representations and warranties made by the terminated Subservicer in respect of the related Mortgage Loans, and in the event of any such assumption by the successor Subservicer, Seller may, in the exercise of its business judgment, release the terminated Subservicer from liability for such representations and warranties.

         SECTION 10.04 LIABILITY OF SELLER.

         Notwithstanding any Subservicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between Seller and a Subservicer or reference to actions taken through a Subservicer or otherwise, Seller shall remain obligated and liable to Purchaser for the servicing and administering of the Mortgage Loans in accordance with the provisions of Section
10.01 without diminution of such obligation or liability by virtue of such Subservicing Agreements or arrangements or by virtue of indemnification from the Subservicer for any acts and omissions and to the same extent and under the same terms and conditions as if Seller alone were servicing and administering the Mortgage Loans and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Seller alone and Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay Subservicer's fees and expenses except pursuant to an assumption of Seller's obligations pursuant to Section 16.01. For purposes of this Agreement, Seller shall be deemed to have received payments on Mortgage Loans when the Subservicer has received such payments. Seller shall be entitled to enter into any agreement with a Subservicer for indemnification of Seller by such Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. Seller shall pay all fees and expenses of the Subservicer from its own funds, the Servicing Fee or other amounts permitted to be retained by or reimbursed to Seller hereunder.

         The Seller will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

         In the event that the Seller's responsibilities and duties under this Agreement are terminated and if requested to do so by the Purchaser, the Seller shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Seller. The Seller shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Seller's own funds without reimbursement from the Purchaser.

         SECTION 10.05 NO CONTRACTUAL RELATIONSHIP BETWEEN SUBSERVICERS AND PURCHASER.

         Any Subservicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Subservicer in its capacity as such and not as Seller shall be deemed to be between the Subservicer and Seller alone, and Purchaser shall not be deemed a party thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Subservicer except as set forth in Section 16.01.

         SECTION 10.06 SUBSERVICING ACCOUNTS.

         In those cases where a Subservicer is servicing a Mortgage Loan pursuant to a Subservicing Agreement, the Subservicer will be required to establish and maintain one or more accounts (collectively, the "Subservicing Account"). The Subservicing Account shall be an Eligible Account, and shall be segregated on the books of the Subservicer and relate only to the Mortgage Loans subject to this Agreement and other mortgage loans owned or serviced by Seller. All funds deposited in the Subservicing Account with respect to the Mortgage Loans shall be held for the benefit of Purchaser. The Subservicer shall deposit in the Subservicing Account on a daily basis all amounts of the type described in clauses (a) through (f) of Section 10.09, received by the Subservicer with respect to the Mortgage Loans. On the date set forth in the related Subservicing Agreement (the "Subservicer Remittance Date"), the Subservicer will be required to remit all such amounts to Seller, except, if applicable, any Monthly Payment received which constitutes a late recovery with respect to which a Subservicer Advance (as defined below) was previously made; and, if the Subservicing Agreement so provides, the Subservicer will also be required to remit, with respect to each Mortgage Loan for which the Monthly Payment due on the immediately preceding Due Date was delinquent as of the Subservicer Remittance Date, an amount equal to such Monthly Payment net of the related Subservicing Fee (a "Subservicer Advance"). The Subservicer may deduct from each remittance, as provided above, an amount equal to Subservicing Fees to which it is then entitled to the extent not previously paid to or retained by it. Seller is not obligated to require in a Subservicing Agreement that any Subservicer make Subservicing Advances as described above; provided, however, that Seller shall be responsible for making Servicing Advances with respect to such Mortgage Loans.

         SECTION 10.07 LIQUIDATION OF MORTGAGE LOANS.

         In the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, Seller shall take such action as it shall deem to be in the best interest of Purchaser. In the event that any payment due under any Mortgage Loan remains delinquent for a period of ninety (90) days or more, Seller shall commence foreclosure proceedings in accordance with its customary and usual foreclosure procedures. In such connection, Seller shall from its own funds make all necessary and proper Servicing Advances through final disposition but only to the extent that Seller shall determine, in its good faith judgment, that the amount of a proposed Servicing Advance is recoverable. Seller shall be reimbursed for all Servicing Advances in accordance with this Agreement.

         Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Seller as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Seller shall on the date said termination takes effect or, upon notice to Seller for any trailing bills paid by Seller, be reimbursed for any unreimbursed monthly advances of the Seller's funds made pursuant to Section 11.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan. In the event of any such termination, the provisions of Section 16.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

         In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Seller, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Seller provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Seller shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of
Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Seller shall either itself or through an agent selected by Seller, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall perform the tax withholding and reporting as required by law.

         SECTION 10.08 COLLECTION OF MORTGAGE LOAN PAYMENTS.

         Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, Seller will proceed diligently, in accordance with this Agreement, to collect all payments due under each of the Mortgage Loans when the same shall become due and payable. Further, Seller will take special care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in any Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

         SECTION 10.09 ESTABLISHMENT OF CUSTODIAL ACCOUNT; DEPOSITS IN CUSTODIAL ACCOUNT.

         Seller shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts (collectively, the "Custodial Account"). The Custodial Account shall be an Eligible Account. Funds shall be deposited in the Custodial Account within 24 hours of receipt. The creation of any Custodial Account shall be evidenced by
(a) a certification in the form of Exhibit B hereto, in the case of an account established with Citibank, or (b) a letter agreement in the form of Exhibit C hereto, in the case of an account held by a depository other than Citibank. In either case, a copy of such certification or letter agreement shall be furnished to Purchaser within five (5) Business Days after the Closing Date and a copy to any subsequent purchaser upon request.

         Seller shall deposit in the Custodial Account on a daily basis, or as and when received from the Subservicer, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date):

         (a) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

         (b) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

         (c)      all Liquidation Proceeds;

         (d) all proceeds received by Seller under any title, hazard, private mortgage guaranty or other insurance policy other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Customary Servicing Procedures;

         (e) all awards or settlements in respect of condemnation proceedings or eminent domain affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Customary Servicing Procedures;

         (f) any amount required to be deposited in the Custodial Account pursuant to Sections 11.01, 11.03 and 12.02;

         (g) any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 6.03, and all amounts required to be deposited by Seller in connection with shortfalls in principal amount of Qualified Substitute Mortgage Loans pursuant to Section 6.03;

         (h) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Customary Servicing Procedures, the loan documents or applicable law; and

         (i) with respect to each full or partial Principal Prepayment any amounts to the extent that collections of interest are less than one (1) full month's interest at the applicable Mortgage Loan Remittance Rate ("Prepayment Interest Shortfalls"), such Prepayment Interest Shortfalls will be deposited by Seller to the extent of its aggregate Servicing Fee received with respect to the related Due Period.

         The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees need not be deposited by Seller in the Custodial Account. Any interest or earnings on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of Seller and Seller shall be entitled to retain and withdraw such interest from the Custodial Account.


         SECTION 10.10 WITHDRAWALS FROM THE CUSTODIAL ACCOUNT.

         Seller shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

         (a) to make payments to Purchaser in the amounts and in the manner provided for in Section 11.01;

         (b) to temporarily reimburse itself for advances of Seller funds made pursuant to Section 11.03, Seller's right to permanently reimburse itself pursuant to this subclause (b) being limited to amounts received on the related Mortgage Loan which represent payments of principal and/or interest respecting which any such advance was made;

         (c) to reimburse itself FIRST for all unreimbursed Servicing Advances, SECOND for unreimbursed advances of Seller funds made pursuant to Section 11.03, and THIRD for any unpaid Servicing Fees, Seller's right to reimburse itself pursuant to this subclause (c) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, amounts representing proceeds of insurance policies covering the related Mortgaged Property and such other amounts as may be collected by Seller from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, Seller's right thereto shall be prior to the rights of Purchaser unless Seller is required to repurchase a Mortgage Loan pursuant to Section 6.03, in which case Seller's right to such reimbursement shall be subsequent to the payment to Purchaser of the repurchase price pursuant to Section 6.03 and all other amounts required to be paid to Purchaser with respect to such Mortgage Loan;

         (d) to reimburse itself for all unreimbursed Servicing Advances, advances of Seller funds made pursuant to Section 11.03 and unpaid Servicing Fees to the extent that such amounts are nonrecoverable by Seller pursuant to subclause (c) above, provided that the Mortgage Loan for which such advances were made is not required to be repurchased by Seller pursuant to
                  Section 6.03, and to reimburse itself for such amounts to the extent that such amounts are not recovered from the disposition of REO Property pursuant to Section 10.17 hereof;

         (e) to reimburse itself for subsequent trailing bills related to a previously disposed of REO Property in which distribution of the net cash proceeds has occurred;

         (f) to reimburse itself for expenses incurred by and reimbursable to it pursuant to Section 13.01;

         (g) to pay to itself any interest earned on funds deposited in the Custodial Account, such withdrawal to be made monthly not later than the Remittance Date;

         (h) to withdraw any amounts inadvertently deposited in the Custodial Account;

         (i) to clear and terminate the Custodial Account upon the termination of this Agreement; and

         (j)      to withdraw Service Fees to the extent deposited therein.

         On each Remittance Date, Seller shall withdraw all funds from the Custodial Account except for those amounts which, pursuant to Section 11.01(c) and (d), Seller is not obligated to remit on such Remittance Date. Seller may use such withdrawn funds only for the purposes described in this Section 10.10.

         SECTION 10.11 ESTABLISHMENT OF ESCROW ACCOUNT; DEPOSITS IN ESCROW ACCOUNT.

         Seller shall segregate and hold or cause any Subservicer to segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts (collectively, the "Escrow Account"). The Escrow Account shall be an Eligible Account. In any case, the Escrow Account shall be insured by the FDIC in a manner which shall provide maximum available insurance thereunder and which may be drawn on by Seller. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit J. The original of such letter agreement shall be furnished to the Purchaser within five (5) Business Days after the Closing Date, and upon request to any subsequent purchaser.

         Seller or the Subservicer shall deposit in the Escrow Account on a daily basis, and retain therein: (a) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement, and (b) all amounts representing proceeds of any hazard insurance policy which are to be applied to the restoration or repair of any Mortgaged Property. Seller shall make withdrawals therefrom only in accordance with Section 10.12 hereof. As part of its servicing duties, Seller or the Subservicer shall pay to the Mortgagors interest on funds in the Escrow Account, to the extent required by law.

         SECTION 10.12 WITHDRAWALS FROM ESCROW ACCOUNT.

         Withdrawals from the Escrow Account shall be made by Seller or the Subservicer only (a) to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage,
(b) to reimburse Seller for any Servicing Advance made by Seller pursuant to
Section 10.13 hereof with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder, (c) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan, (d) for transfer to the Custodial Account upon default of a Mortgagor or in accordance with the terms of the related Mortgage Loan and if permitted by applicable law, (e) for application to restore or repair of the Mortgaged Property, (f) to pay to the Mortgagor, to the extent required by law, any interest paid on the funds deposited in the Escrow Account, (g) to pay to itself any interest earned on funds deposited in the Escrow Account (and not required to be paid to the Mortgagor), such withdrawal to be made monthly not later than the Remittance Date or (h) to clear and terminate the Escrow Account upon the termination of this Agreement.

         SECTION 10.13 PAYMENT OF TAXES, INSURANCE AND OTHER CHARGES.

         With respect to each Mortgage Loan, Seller or the Subservicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of private mortgage guaranty insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by Seller in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that a Mortgage does not provide for Escrow Payments, Seller shall determine that any such payments are made by the Mortgagor at the time they first become due. Seller assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of each Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

         The Seller will maintain in full force and effect primary mortgage insurance policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Seller will not cancel or refuse to renew any primary mortgage insurance policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement primary mortgage insurance policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Seller shall not take any action which would result in non-coverage under any applicable primary mortgage insurance policy of any loss which, but for the actions of the Seller would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 12.01, the Seller shall promptly notify the insurer under the related primary mortgage insurance policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the primary mortgage insurance policy. If such primary mortgage insurance policy is terminated as a result of such assumption or substitution of liability, the Seller shall obtain a replacement primary mortgage insurance policy as provided above.

         In connection with its activities as servicer, the Seller agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any private mortgage insurance policy in a timely fashion in accordance with the terms of such primary mortgage insurance policy and, in this regard, to take such action as shall be necessary to permit recovery under any primary mortgage insurance policy respecting a defaulted Mortgage Loan. Pursuant to Section 10.09, any amounts collected by the Seller under any primary mortgage insurance policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 10.10.

         SECTION 10.14 TRANSFER OF ACCOUNTS.

         Seller may transfer the Custodial Account or the Escrow Account to a different depository institution; provided such new account at such depositary institution is an Eligible Account. Such transfer to a non-Citigroup affiliate shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

         SECTION 10.15 MAINTENANCE OF HAZARD INSURANCE.

         Seller shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (a) the full insurable value of the Mortgaged Property or (b) the greater of (i) the outstanding principal balance owing on the Mortgage Loan and
(ii) an amount such that the proceeds of such insurance shall be sufficient to avoid the application to the Mortgagor or loss payee of any coinsurance clause under the policy. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) Seller will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (a) the outstanding principal balance of the Mortgage Loan, (b) the full insurable value of the Mortgaged Property, or (c) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, each as amended. Seller shall also maintain on property acquired upon foreclosure, or by deed in lieu of foreclosure, of any Mortgage Loan, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, each as amended, flood insurance in an amount required above. Any amounts collected by Seller under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor in accordance with Customary Servicing Procedures) shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 10.10. It is understood and agreed that no earthquake or other additional insurance need be required by Seller of any Mortgagor or maintained on property acquired in respect of a Mortgage Loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. All policies required hereunder shall be endorsed with standard mortgagee clauses with loss payable to Seller and its successors and/or assigns, and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in amount or material change in coverage to Seller. Seller shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent.

         SECTION 10.16 FIDELITY BOND; ERRORS AND OMISSIONS INSURANCE.

         Seller shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans ("Seller Employees"). Any such fidelity bond and errors and omissions insurance shall protect and insure Seller against losses, including forgery, theft, embezzlement, fraud, errors and omissions, failure to maintain any insurance policies required pursuant to this Agreement, and negligent acts of such Seller Employees. Such fidelity bond shall also protect and insure Seller against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 10.16 requiring such fidelity bond and errors and omissions insurance shall diminish or relieve Seller from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Seller shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Seller shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. Upon request by Purchaser, Seller shall provide Purchaser with an insurance certificate certifying coverage under this
Section 10.16, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

         SECTION 10.17 TITLE, MANAGEMENT AND DISPOSITION OF REO PROPERTY.

         In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of Purchaser, or in the event Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by Seller, at expense of Purchaser, from an attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than Purchaser shall acknowledge in writing that such title is being held as nominee for Purchaser.

         Seller shall manage, conserve, protect and operate each REO Property for Purchaser solely for the purpose of its prompt disposition and sale. Seller shall either itself or through an agent selected by Seller, manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. Seller shall attempt to sell the same (and may temporarily rent the same) on such terms and conditions as Seller deems to be in the best interest of Purchaser.

         With respect to all REO Property, Seller shall hold all funds collected and received in connection with the operation of the REO Property separate and apart from its own funds or general assets and shall establish and maintain with respect to all REO Property an REO Account or Accounts, in the form of a non-interest bearing demand account, titled "[Seller] in trust for Purchaser-Fixed Rate Mortgage Loans as tenants in common" unless an Opinion of Counsel is obtained by Seller to the effect that the classification as a grantor trust for federal income tax purposes of the arrangement under which the Mortgage Loans and the REO Property are held will not be adversely affected by holding such funds in another manner. Such REO Account shall be established with Seller or, with the prior consent of Purchaser, with a commercial bank, a mutual savings bank or a savings and loan association. The creation of the REO Account shall be evidenced by (a) a certification in the form shown in Exhibit D hereto, in the case of an account established with Citibank, or (b) a letter agreement in the form shown in Exhibit E hereto, in the case of an account held by a depository other than Citibank. In either case, an original of such certification or letter agreement shall be furnished to Purchaser upon request.

         Seller shall cause to be deposited on a daily basis in the REO Account all revenues received with respect to the conservation and disposition of the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 10.15 hereof and the fees of any managing agent acting on behalf of Seller. Seller shall not be entitled to retain interest paid or other earnings, if any, on funds deposited in such REO Account. Seller shall make distributions as required on each Remittance Date to Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described above and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

         Seller shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property as soon as practicable but in any event within three (3) years after title has been taken to such REO Property. If a purchase money mortgage is taken in accordance with such sale, such purchase money mortgage shall not be held pursuant to this Agreement.

         The disposition of REO Property shall be carried out by Seller and shall be made at such price, and upon such terms and conditions, as Seller deems to be in the best interests of Purchaser. Upon the request of Purchaser, and at Purchaser's expense, Seller shall cause an appraisal of the REO Property to be performed for Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the REO Account and, as soon as practical thereafter, the expenses of such sale shall be paid, Seller shall reimburse itself for any and all related unreimbursed Servicing Advances, unpaid Servicing Fees, any and all unreimbursed advances made and any appraisal performed and the net cash proceeds of such sale remaining in the REO Account shall be distributed to Purchaser.

         Upon request, with respect to any REO Property, Seller shall furnish to Purchaser a statement covering Seller's efforts in connection with the sale of that REO Property and any rental of the REO Property incidental to the sale thereof for the previous month (together with an operating statement). That statement shall be accompanied by such other information as Purchaser shall reasonably request.


                                   ARTICLE XI

                              PAYMENTS TO PURCHASER

         SECTION 11.01 DISTRIBUTIONS.

         On each Remittance Date, Seller shall remit by wire transfer of immediately available funds to the account designated in writing by Purchaser of record on the preceding Record Date (a) all amounts deposited in the Custodial Account as of the close of business on the preceding Determination Date (net of all amounts withdrawable therefrom pursuant to Section 10.10), plus (b) all amounts, if any, which Seller is obligated to distribute pursuant to Section 11.03, minus (c) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the related Due Period, minus (d) any amounts attributable to Principal Prepayments received after the last day of the calendar month preceding the month of the Remittance Date, which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayments in accordance with Section 10.09(h), minus (e) any amounts attributable to reimbursement for unreimbursed Servicing Advances, advance of Seller funds, and unpaid Servicing Fees pursuant to Section 10.10(d), and minus (f) any amounts attributable to reimbursement for subsequent trailing bills related to a previously disposed of REO Property in which distribution of net cash proceeds has occurred pursuant to Section 10.10(e).

         With respect to any remittance received by Purchaser after the Business Day on which such payment was due, Seller shall pay to Purchaser interest on any such late payment at arate equal to the overnight federal funds effective rate, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by Seller to Purchaser on the date such late payment is made and shall cover the period commencing with the Business Day on which such payment was due and ending with the Business Day on which such payment is made, both inclusive. The payment by Seller of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by Seller.

         To the extent that the amount of a remittance or distribution to Purchaser made hereunder is in greater than the amount thereof properly to be remitted pursuant to the terms of this Agreement, Seller will give prompt written notice thereof to Purchaser after Seller's discovery thereof, including the amount of such remittance or distribution that was paid in error. If, by the Remittance Date immediately following such notice, Purchaser has not reimbursed the Custodial Account or Seller, as applicable, for the amount of such erroneous remittance or distribution (without any liability on the part of Purchaser for interest thereon), Seller shall be entitled to withhold such amount from the remittance to be made on such Remittance Date.

         SECTION 11.02 STATEMENTS TO PURCHASER.

         Not later than seven (7) Business Days after each month end, Seller shall furnish to the Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Seller's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. The corresponding individual loan accounting report shall be on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Seller, and shall contain the information set forth in Exhibit L hereto.
         In addition, within a reasonable period of time after the end of each calendar year, Seller will furnish a report to each Person that was a Purchaser at any time during such calendar year. Such report shall state the aggregate of amounts (a) remitted on each Remittance Date which is allocable to principal and allocable to interest and (b) of servicing compensation received by Seller as servicer on each Remittance Date for such calendar year or, in the event such Person was a Purchaser of record during only a portion of such calendar year, for the applicable portion of such year. Such obligation of Seller shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by Seller pursuant to any requirements of the Internal Revenue Code of 1986 as from time to time in force.

         Seller shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, Seller shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for such Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

         SECTION 11.03 ADVANCES BY SELLER.

         On the Business Day immediately preceding each Remittance Date, Seller shall deposit in the Custodial Account an amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determination Date. This deposit may be offset by any funds held for a future distribution not due on the current Remittance Date. Seller's obligation to make such advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all other payments or recoveries (including proceeds under any title, hazard or other insurance policy, or condemnation awards) with respect to the Mortgage Loan, provided, however, that such obligation shall cease if (a) there has been a final disposition of the Mortgage Loan or (b) if Seller, in its good faith judgment, determines that such advances would not be recoverable pursuant to Section 10.10(d). The determination by Seller that an advance, if made, would be nonrecoverable, shall be evidenced by an Officer's Certificate of Seller, delivered to Purchaser, which details the reasons for such determination and contains an appraisal of the value of the Mortgaged Property.

         SECTION 11.04 LIQUIDATION REPORTS.

         Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Seller shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Seller and Purchaser. The Seller shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.


                                   ARTICLE XII

                           GENERAL SERVICING PROCEDURE

         SECTION 12.01 ASSUMPTION AGREEMENTS.

         Seller will use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note to the extent permitted by law, provided that Seller shall permit such assumption if so required in accordance with the terms of the Mortgage or the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, Seller will, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, Seller will not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related private mortgage guaranty policy, if any. If Seller reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, Seller may enter into an assumption and modification agreement with the person to whom such property has been conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable law, the Mortgagor remains liable thereon. In connection with any such assumption, the outstanding principal amount, the Monthly Payment and the Mortgage Interest Rate of the related Mortgage Note shall not be changed, and the term of the Mortgage Loan will not be increased or decreased. If an assumption is allowed pursuant to this Section 12.01, Seller with the prior consent of the private mortgage guaranty insurer, if any, is authorized to enter into a substitution of liability agreement with Purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and Purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. Any fee collected by Seller for entering into any such assumption agreement will be retained by Seller as additional servicing compensation.

         In connection with any such assumption or substitution of liability, the Seller shall follow the underwriting practices and procedures of the Seller. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Seller diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Seller shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Seller for entering into an assumption or substitution of liability agreement shall belong to the Seller.

         Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Seller shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Seller may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 12.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

         SECTION 12.02 SATISFACTION OF MORTGAGES AND RELEASE OF MORTGAGE FILES.

          Upon the payment in full of any Mortgage Loan, or the receipt by Seller of a notification that payment in full will be escrowed in a manner customary for such purposes, Seller or the Subservicer will obtain, in accordance with Section 5.03 hereof, the portion of the Mortgage File that is in the possession of the Purchaser, prepare and process any required satisfaction or release of the Mortgage and notify Purchaser as provided in Section 11.02.

         In the event Seller grants a satisfaction or release of a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should Seller otherwise prejudice any right Purchaser may have under the mortgage instruments, Seller, upon written demand of Purchaser, shall remit within two (2) Business Days to Purchaser the Stated Principal Balance of the related Mortgage Loan by deposit thereof in the Custodial Account. Seller shall maintain the Fidelity Bond and errors and omissions insurance as provided for in
Section 10.16 insuring Seller against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         SECTION 12.03 SERVICING COMPENSATION.

         As compensation for its services hereunder, Seller shall be entitled to retain from interest payments on the Mortgage Loans the Servicing Fee. Additional servicing compensation in the form of assumption fees and late payment charges shall be retained by Seller or any related Subservicer to the extent not required to be deposited in the Custodial Account. Seller shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

         SECTION 12.04 ANNUAL STATEMENT AS TO COMPLIANCE.

         The Seller will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Seller beginning in March 2004, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Seller during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Seller has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Seller to the Purchaser upon request.

         SECTION 12.05 ANNUAL INDEPENDENT PUBLIC ACCOUNTANTS' SERVICING REPORT.

         Within ninety (90) days of Seller's fiscal year end beginning in March 2004, the Seller at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Seller's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Seller's servicing has been conducted in compliance with the agreements examined pursuant to this Section 12.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Seller to the Purchaser. In addition, on an annual basis, Seller shall provided Purchaser with copies of its audited financial statements.

         SECTION 12.06 PURCHASER'S RIGHT TO EXAMINE SELLER RECORDS.

         Purchaser shall have the right, at all reasonable times upon reasonable notice and as often as reasonably required, to examine and audit any and all of the books, records or other information of Seller whether held by Seller or by another on behalf of Seller, which are relevant to the performance or observance by Seller of the terms, covenants or conditions of this Agreement.

         SECTION 12.07 SELLER SHALL PROVIDE ACCESS/INFORMATION AS REASONABLY REQUIRED.

         Seller shall provide to Purchaser access to any documentation regarding the Mortgage Loans which may be required by applicable regulations (the "Regulations"). Such access shall be afforded without charge, but only upon reasonable request, during normal business hours and at the offices of Seller.

         In addition, Seller shall furnish upon request by Purchaser, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable and appropriate with respect to the purposes of this Agreement and the Regulations. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions Purchaser may require. Seller agrees to execute and deliver all such instruments and take all such action as Purchaser, from time to time, may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

         In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Seller for the most recently completed two (2) fiscal years for which such statements are available.

                                  ARTICLE XIII

                                     SELLER

         SECTION 13.01 INDEMNIFICATION; THIRD PARTY CLAIMS.

         In addition to the indemnification provided in Section 6.03, Seller shall indemnify and hold harmless Purchaser against any and all claims, losses, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that Purchaser may sustain in any way related to the failure of Seller to perform its duties, obligations, covenants and agreements and service the Mortgage Loans in strict compliance with the terms of this Agreement. Seller shall immediately notify Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, and Seller shall assume (with the consent of Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against Seller or Purchaser in respect of such claim. Seller shall provide Purchaser with a written report of all expenses and advances incurred by Seller pursuant to this Section 13.01 and Purchaser shall promptly reimburse Seller for all amounts advanced by it pursuant to the preceding sentence except when the claim in any way relates to Seller's failure to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement or a breach of representation or warranty set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event that Purchaser or its designee becomes record owner of any Mortgaged Property, Seller shall not be deemed to have failed to perform its obligations hereunder where it fails to act in response to any notice delivered to the record holder of the Mortgaged Property if (i) statutory notice was not delivered to Seller, (ii) Seller had no actual knowledge of the situation surrounding such notice and (iii) Seller's inaction was due entirely to Seller's lack of receipt of such notice. The provisions of this Section 13.01 shall survive termination of this Agreement.

         SECTION 13.02 MERGER OR CONSOLIDATION OF SELLER.

         Seller will keep in full effect its existence, rights and franchises as a corporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person succeeding to substantially all of the business of Seller (whether or not related to loan servicing), shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (ii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

         SECTION 13.03 LIMITATION ON LIABILITY OF SELLER AND OTHERS.

         Seller and any director, officer, employee or agent of Seller may rely on any document of any kind which it in good faith reasonably believes to be genuine and to have been adopted or signed by the proper authorities respecting any matters arising hereunder; provided, however, that this provision shall not protect the Seller or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. Subject to the terms of Section 13.01, Seller shall have no obligation to appear with respect to, prosecute or defend any legal action which is not incidental to Seller's duty to service the Mortgage Loans in accordance with this Agreement; provided, however, that the Seller may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Seller shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

         SECTION 13.04     SELLER NOT TO RESIGN.

         Seller shall not assign this Agreement nor resign from the obligations and duties hereby imposed on it except by mutual consent of Seller and Purchaser or upon the determination that Seller's duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by Seller. Notwithstanding the foregoing, Seller shall have the right to assign its rights under this Agreement to Citigroup, Inc. or any subsidiary of Citigroup, Inc.

         SECTION 13.05 NO TRANSFER OF SERVICING.

         With respect to the retention of the Seller to service the Mortgage Loans hereunder, the Seller acknowledges that the Purchaser has acted in reliance upon the Seller's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Seller shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller may assign any compensation arising from servicing under this Agreement to an affiliate of Seller.

         Without in any way limiting the generality of this Section 13.05, in the event that the Seller either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Seller (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

         In the event there is a termination of servicing pursuant to this Agreement, Seller shall cause its affiliate to whom Seller transferred the servicing compensation hereunder to transfer all the right, title and interest in the servicing compensation to EMC Mortgage Corporation ("EMC") or its designee, and Seller shall indemnify EMC for any and all losses for its failure to assign such right, title and interest to the servicing compensation as required herein.

                                   ARTICLE XIV

                                     DEFAULT

         SECTION 14.01 EVENTS OF DEFAULT.

         In case one or more of the following Events of Default by Seller shall occur and be continuing, that is to say:

         (a) any failure by Seller to remit to Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to Seller by Purchaser; or

         (b) failure by Seller to duly observe or perform, in any material respect, any other covenants, obligations or agreements of Seller as set forth in this Agreement which failure continues unremedied for a period of sixty (60) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Seller by Purchaser; or

         (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Seller and such decree or order shall have remained in force, undischarged or unstayed for a period of sixty (60) days; or

         (d) Seller shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Seller or relating to all or substantially all of Seller's property; or

         (e) Seller shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (f) Seller attempts to assign this Agreement except in compliance with the terms of this Agreement; or

         (h) the Seller ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Seller's ability to perform its obligations hereunder; or

         (i) the Seller fails to meet the eligibility criteria set forth in the last sentence of Section 13.02; or


         (j) the Seller ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

         (k) the Seller attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof.

         Then, and in each and every such case, so long as an Event of Default shall not have been remedied, Purchaser, by notice in writing to Seller (except in the case of an Event of Default under clauses (c), (d) or (e) above, in which case, automatically and without notice), may, in addition to whatever rights Purchaser may have at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of Seller under this Agreement and in and to the Mortgage Loans and the proceeds thereof. On and after the receipt by Seller of such written notice (or, in the case of an Event of Default under clauses (c), (d) or (e) above, in which case, automatically and without notice) all authority and power of Seller under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 16.01. Upon written request from Purchaser, Seller shall prepare, execute and deliver to a successor any and all documents and other instruments, place in such successor's possession all Mortgage Files and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer and endorsement or assignment of the Mortgage Loans and related documents to the successor at Seller's sole expense. Seller agrees to cooperate with Purchaser and such successor in effecting the termination of Seller's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all amounts which shall at the time be credited by Seller to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

         SECTION 14.02 WAIVER OF DEFAULTS.

         Purchaser may waive only by written notice any default by Seller in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived in writing.


                                   ARTICLE XV

                                   TERMINATION

         SECTION 15.01 TERMINATION.

         This Agreement shall terminate upon either: (a) the later of the distribution to Purchaser of final payment or liquidation with respect to the last Mortgage Loan (or advances of same by Seller), or the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the last Mortgage Loan and the remittance of all funds due hereunder; (b) mutual consent of Seller and Purchaser in writing; or (c) the repurchase by Seller of all Mortgage Loans (and all REO Property which has not been sold at a price equal to 100% of the outstanding principal balance of each Mortgage Loan on the day of repurchase) plus accrued interest thereon at a rate equal to the Mortgage Loan Remittance Rate to the date of repurchase plus the appraised value of any such REO Property, such appraisal to be conducted by an appraiser mutually agreed upon by Seller and Purchaser.


                                   ARTICLE XVI


                            MISCELLANEOUS PROVISIONS

         SECTION 16.01 SUCCESSOR TO SELLER.

         Prior to termination of Seller's responsibilities and duties under this Agreement pursuant to Sections 13.04, 14.01 or 15.01(b), Purchaser shall (a) succeed to and assume all of Seller's responsibilities, rights, duties and obligations under this Agreement or (b) appoint a successor which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of Seller under this Agreement prior to the termination of Seller's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted Seller under this Agreement without the consent of Purchaser. In the event that Seller's duties, responsibilities and liabilities under this Agreement shall be terminated pursuant to the aforementioned Sections, Seller shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Seller pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve Seller of the representations and warranties made pursuant to Sections 6.01 and 6.02 and the remedies available to Purchaser under Section 6.03, it being understood and agreed that the provisions of such Sections 6.01, 6.02 and 6.03 shall be applicable to Seller notwithstanding any such resignation or termination of Seller, or the termination of this Agreement.

         Any successor appointed as provided herein shall execute, acknowledge and deliver to Seller and to Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of Seller, with like effect as if originally named as a party to this Agreement. Any termination or resignation of Seller or this Agreement pursuant to Section 13.04, 14.01 or
15.01 shall not affect any claims that Purchaser may have against Seller arising prior to any such termination or resignation.

         Seller shall promptly deliver to the successor the funds in the Custodial Account and Escrow Account and all Mortgage Files and related documents and statements held by it hereunder and Seller shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of Seller.

         Upon a successor's acceptance of appointment as such, Seller shall notify by mail Purchaser of such appointment.

         SECTION 16.02 AMENDMENT.

         This Agreement may be amended from time to time by Seller and Purchaser by written agreement signed by Seller and Purchaser; provided that if any of the rights, duties or obligations of Seller as such would be affected by such amendatory agreement, such agreement must also be consented to by Seller.

         SECTION 16.03 RECORDATION OF AGREEMENT.

         To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by Seller at Purchaser's expense upon direction of Purchaser, but only when such direction is accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

         SECTION 16.04 DURATION OF AGREEMENT.

         This Agreement shall continue in existence and effect until terminated as herein provided.

         SECTION 16.05 GOVERNING LAW.

         This Agreement shall be construed in accordance with the laws of the State of New York, except to the extent preempted by Federal law, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         SECTION 16.06 NOTICES.

         All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, to (a) in the case of Seller, CitiMortgage, Inc. 12855 North Outer Forty Drive, MS 74, Saint Louis, Missouri 63141,
Attention: Capital Markets, with a copy to CitiMortgage, Inc., 15851 Clayton Road, MS 313, Ballwin, Missouri 63011, Attention: Investor Reporting Department, or such other address as may hereafter be furnished to Purchaser in writing by Seller and (b) in the case of Purchaser, EMC Mortgage Corporation, Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038, Attention: Ms. Ralene Ruyle; with a copy to Bear Stearns Mortgage Capital Corporation, 383 Madison Avenue, New York, New York 10179, Attention: Mary Haggerty, or such other address as may hereafter be furnished to Seller in writing by Purchaser.

         SECTION 16.07 SEVERABILITY OF PROVISIONS.

         If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such inability.

         SECTION 16.08 NO PARTNERSHIP.

         Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of Seller shall be rendered as an independent contractor and not as agent for Purchaser.

         SECTION 16.09 EXECUTION; SUCCESSORS AND ASSIGNS.

         This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 13.04, this Agreement shall inure to the benefit of and be binding upon Seller, Seller and Purchaser and their respective successors and assigns.

         SECTION 16.10 FURTHER ASSURANCES.

         Seller understands that Purchaser may resell the Mortgage Loans as whole loans or as part of a securitization in which a third party may act as master servicer. In the event that as part of such sale or securitization, additional information regarding the Mortgage Loans or modification of the reporting requirements may be requested, Seller agrees to review such requests by Purchaser's transferee or master servicer only if, in Seller's judgment, fulfilling such requests would require no material modifications to Seller's servicing processes or systems and any and all costs to provide such reports and information shall be borne by Purchaser.

         SECTION 16.11 COOPERATION OF SELLER WITH A RECONSTITUTION.

         The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, upon fifteen (15) days notice (provided Purchaser shall use its best efforts to provide thirty (30) days notice) to Seller (which notice shall include a copy of the proposed Reconstitution Agreement), the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to (subject to the limitation on the number of Purchasers in Section 5.04 hereof):

         (a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

         (b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

         The Seller agrees to execute in connection with any agreements among the Purchaser, the Seller, and any servicer in connection with a Whole Loan Transfer, a Reconstitution Agreement. It is understood that any such Reconstitution Agreement will not contain any greater or different obligations on the part of Seller than are contained in this Agreement.

         With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Seller shall provide to such Purchaser any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Seller, whether through letters of its auditors or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; . In connection with each Pass-Through Transfer, the Seller agrees to provide reasonable and customary indemnification to the Purchaser and its affilates for disclosure information provided by Purchaser contained in any offering document relating to the Seller or its affilates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

         The Seller further agrees that in the event any Mortgage Loan is transferred to Fannie Mae, the Seller shall service such Mortgage Loans in accordance with the Fannie Mae Guide, and that there shall be no cap on compensating interest payments with respect to such Mortgage Loans. The Seller agrees that with respect to such Mortgage Loans, Seller shall also provide a monthly data file tape with such information as required by Fannie Mae, as applicable.

         All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of this Agreement, and with respect thereto this Agreement shall remain in full force and effect.

         SECTION 16.12 REPORTING WITH RESPECT TO A RECONSTITUTION.

         The Seller agrees that with respect to any Mortgage Loan sold or transferred pursuant to a Reconstitution as described in Section 16.11 of this Agreement (a "Reconstituted Mortgage Loan"), the Seller, at its expense, shall provide the Purchaser with the information set forth in Exhibit K attached hereto for each Reconstituted Mortgage Loan in such electronic format as may be mutually agreed upon by both Purchaser and Seller.

         SECTION 16.13 CONFIDENTIALITY OF INFORMATION.

         Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

         Notwithstanding other provisions of this Section 16.14 or any other express or implied agreement, arrangement, or understanding to the contrary, the Seller and Purchaser (the "Parties") agree that the Parties (and their employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the purported or claimed U.S. federal income tax treatment of the purchase of the Mortgage Loans and related transactions covered by this letter agreement ("tax treatment") and any fact that may be relevant to understanding the tax treatment ("tax structure") and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws.

         SECTION 16.14 NO SOLICITATION.

         Seller hereby agrees that it will not, and its affiliates will not, during the remaining term of any of the individual Mortgage Loans, take any action or cause any action to be taken by any of its agents or affiliates, or independent contractors working on its behalf, to target solicit the prepayment of said Mortgage Loans by the mortgagors, without the prior written consent and approval of the Purchaser; provided that, the foregoing shall not preclude the Seller from engaging in solicitations in monthly statements or other regular communications to borrowers in Seller's servicing portfolio which are not directed toward the borrowers of the Mortgage Loans. Promotions undertaken by the Seller or any affiliate of the Seller which are directed solely to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspapers, radio and television advertisements shall not constitute solicitation.

         IN WITNESS WHEREOF, Seller and Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.



                                    CITIMORTGAGE, INC.

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------





                                    EMC MORTGAGE CORPORATION

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                                    EXHIBIT A

                           CONTENTS OF MORTGAGE FILES

         With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, all of which shall be available for inspection by
Purchaser:

1.       Mortgage Loan Documents.

2. Copy of survey of the Mortgaged Property (if the title insurance policy contains a survey exception).

3. Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, e.g., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

4. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

5.       Residential loan application.

6. Verification of acceptable evidence of source and amount of downpayment, if applicable.

7. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Seller's underwriting guidelines.

8.       Credit report on the Mortgagor.

9.       Residential appraisal report.

10.      Photograph of the property.

11. Tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, correspondence, current and historical computerized data files, underwriting standards used for origination and all other papers and records developed or originated by Seller or others, required to document the Mortgage Loan or to service the Mortgage Loan.

12. Original of the related primary mortgage guaranty insurance policy, if any, or a copy thereof.

13. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

14.      Business credit report, if applicable.

15.      The original of any guarantee executed in connection with the Mortgage
         Note.

16.      Sales contract, if applicable.

17. If available, termite report, structural engineer's report, water portability and septic certification.

18. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

19.      Name affidavit, if applicable.

                                    EXHIBIT B

                         CUSTODIAL ACCOUNT CERTIFICATION


                                                              ________ __, 2003



         Citibank ____________ hereby certifies that it has established the account described below as a Custodial Account pursuant to Section 11.09 of Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans.


Title of Account:                   "CitiMortgage, Inc. in trust for Purchaser
                                    and various Mortgagors - Fixed Rate
                                    Mortgages Loans"


Account Number:                     __________________________


Address of office or
branch of Citibank
___________________________
at which Account is
maintained:                         __________________________

                                    __________________________



                                            Citibank ____________



                                            By_________________________

                                    EXHIBIT C

                       CUSTODIAL ACCOUNT LETTER AGREEMENT


                                                __________ __, 2003



To: _____________________________________
    _____________________________________
    _____________________________________
         (the "Depository")

         As "Seller" under Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 10.09 of the Agreement, to be designated as "[Seller], in trust for Purchaser and various Mortgagors - Fixed Rate Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by Seller. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                    CitiMortgage, Inc.



                                    By__________________________

         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number ___________________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

                                    ____________________________
                                     (Name of Depository)



                                    By__________________________

                                    EXHIBIT D

                            REO ACCOUNT CERTIFICATION


                                                                   (date)



         Citibank ______________ hereby certifies that it has established the non-interest bearing account described below as an REO Account pursuant to
Section 10.17 of Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans.



Title of Account:                   "CitiMortgage, Inc. in trust for Purchaser -
                                    Fixed Rate Mortgage Loans, as tenants in common"


Account Number:                     __________________________


Address of office or
branch of Citibank
___________________________
at which Account is
maintained:                         __________________________

                                    __________________________


                                                     Citibank ________________



                                                     By_______________________

                                    EXHIBIT E

                          REO ACCOUNT LETTER AGREEMENT


                                                          (date)



To: _____________________________________
    _____________________________________
    _____________________________________
         (the "Depository")

         As "Seller" under Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish a non-interest bearing account, as an REO Account pursuant to Section 10.17 of the Agreement, to be designated as "[Seller], in trust for Purchaser - Fixed Rate Mortgage Loans, as tenants in common." All deposits in the account shall be subject to withdrawal therefrom by order signed by Seller. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                    CitiMortgage, Inc.



                                    By__________________________

         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number ___________________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

                                    ___________________________
                                    (name of Depository)



                                    By_________________________

                                    EXHIBIT F

                             MORTGAGE LOAN SCHEDULE


         (1) the Seller's Mortgage Loan identifying number;

         (2) the Mortgagor's first and last name;

         (3) the street address of the Mortgaged Property including the city, state and zip code;

         (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

         (5) the type of residential property constituting the Mortgaged
Property;

         (6) the original months to maturity of the Mortgage Loan;

         (7) the remaining months to maturity from the Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

         (8) the sales price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

         (9) the Mortgage Interest Rate as of origination and as of the Cut-off Date;

         (10) the origination date of the Mortgage Loan;

         (11) the stated maturity date;

         (12) the amount of the Monthly Payment at origination;

         (13) the amount of the Monthly Payment as of the Cut-off Date;

         (14) the original principal amount of the Mortgage Loan;

         (15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the Cut-off Date whether or not collected;

         (16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

         (17) a code indicating the documentation style (i.e. full, alternative, etc.);

         (18) the number of times during the twelve (12) month period preceding the Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

         (19) the date on which the first payment is or was due;

         (20) [a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;]

         (21) a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

         (22) the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

         (23) product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

         (24) credit score and/or mortgage score, if applicable;

         (25) [a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;]

         (26) a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof.

         With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the Cut-off Date:

         (1) the number of Mortgage Loans;

         (2) the current aggregate outstanding principal balance of the Mortgage Loans;

         (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and

         (4) the weighted average maturity of the Mortgage Loans.

                                    EXHIBIT G

                  ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

         This is an Assignment, Assumption and Recognition Agreement (the "Agreement") made this ______ day of __________, 2003, among (the "Assignor"), ________________ (the "Assignee") and CitiMortgage, Inc. ("Citicorp").

         In consideration of the mutual promises contained herein the parties hereto agree that the mortgage loans (the "Mortgage Loans") listed on Attachment 1 annexed hereto (the "Mortgage Loan Schedule") now serviced by Citicorp for Assignor and its successors and assigns pursuant to the Mortgage Loan Purchase and Servicing Agreement dated as of _____________, 2003, between Assignor and Citicorp (the "Purchase and Servicing Agreement") shall be subject to the terms of this Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase and Servicing Agreement.

                            ASSIGNMENT AND ASSUMPTION

         1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Mortgage Loans and, to the extent of the Mortgage Loans, all of its right, title and interest in, to and under the Purchase and Servicing Agreement.

                                   WARRANTIES

         2. Assignor warrants and represents to, and covenants with, the Assignee as of the date hereof that:

         (a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase and Servicing Agreement which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b) Assignor is the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Purchase and Servicing Agreement to the extent of the Mortgage Loans free and clear from any and all claims and encumbrances whatsoever and upon the transfer of the Mortgage Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Mortgage Loan, as well as any and all of Assignee's interests, rights and obligations under the Purchase and Servicing Agreement to the extent of the Mortgage Loans, free and clear of all liens, claims and encumbrances;

         (c) There are no offsets, counterclaims or other defenses available to Citicorp with respect to the Mortgage Loans or the Purchase and Servicing Agreement;

         (d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, the Mortgage Loans;

         (e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

         (f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law; and

         (g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this Agreement, or the consummation by it of the transactions contemplated hereby.

         3. Assignee warrants and represents to, and covenants with, Assignor and Citicorp that as of the date hereof:

         (a) The Assignee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to acquire, own and purchase the Mortgage Loans;

         (b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this Agreement, or the consummation by it of the transactions contemplated hereby; and

         (d) Assignee agrees to be bound, as "Purchaser" (as such term is defined under the Purchase and Servicing Agreement), by all of the terms, covenants and conditions of the Purchase and Servicing Agreement and the Mortgage Loans, and from and after the date hereof, the Assignee assumes for the benefit of each of Assignor and Citicorp all of Assignor's obligations as Purchaser thereunder.

                             RECOGNITION OF ASSIGNEE

         4. From and after the date hereof, Citicorp shall recognize Assignee as owner of the Mortgage Loans and will service the Mortgage Loans in accordance with the Purchase and Servicing Agreement, as if Assignee and Citicorp had entered into a separate purchase and servicing agreement for the servicing of the Mortgage Loans in the form of the Purchase and Servicing Agreement, the terms of which are incorporated herein by reference. It is the intention of Assignor, Citicorp and Assignee that this Agreement will constitute a separate and distinct servicing agreement, and the entire agreement, between Citicorp and Assignee to the extent of the Mortgage Loans and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.

         5. The Mortgage Loans shall be serviced by Citicorp for Assignee in accordance with all applicable state, federal and local laws as well as in conformity with the provisions of the applicable Mortgages and Mortgage Notes, and pursuant to the terms and conditions of this Agreement.

                                  MISCELLANEOUS

         6. All demands, notices and communications related to the Mortgage Loans, the Purchase and Servicing Agreement and this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

         (a)      In the case of Seller,

                  CitiMortgage, Inc.
                  12855 North Outer Forty Drive, MS 74,
                  Saint Louis, Missouri 63141
                  Attention: Capital Markets

                  with a copy to

                  CitiMortgage, Inc.
                  15851 Clayton Road, MS 313
                  Ballwin, Missouri 63011
                  Attention: Investor Reporting Department

         (b)      In the case of Assignee



                  Attention:
                            -------------------------

         (c)      In the case of Assignor,



                  Attention:
                            -------------------------

         7. This Agreement shall be construed in accordance with the laws of the State of New York, except to the extent preempted by Federal law, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         8. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         9. This Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Assignor, Assignee or Citicorp may be merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor, Assignee or Citicorp, respectively, hereunder.

         10. This Agreement shall survive the conveyance of the Mortgage Loans, the assignment of the Purchase and Servicing Agreement to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the Purchase and Servicing Agreement.

         11. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

                       MODIFICATION OF PURCHASE AGREEMENT

         12. The Company and Assignor hereby amend the Purchase Agreement as follows:

         (a)      Annual Statement as to Compliance.

         The Company will use its best efforts to deliver to the Master Servicer on or before March 15 of each year, beginning with March 15, 2004, an Officers' Certificate stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, (ii) the Company has fully complied with the provisions of this Agreement and (iii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

         (b)       Annual Certification.

         The Company will use its best efforts to deliver to the Master Servicer, on or before March 15 of each year beginning March 15, 2004 a certification in the form attached hereto as Exhibit A with respect to the servicing reports delivered by the Company pursuant to this Agreement, the Company's compliance with the servicing obligations set forth in this Agreement and any other information within the control of the Company. Such certification shall be signed by the senior officer in charge of servicing of the Company. In addition, the Company shall provide such other information with respect to the Mortgage Loans and the servicing and administration thereof within the control of the Company which shall be required to enable the Master Servicer, Trustee or Depositor, as applicable, to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended.

         (c)      Event of Default.

         Failure by the Servicer to duly perform, within the required time period, its obligations under Subsections (a) and (b) of this Section 12 which failure continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by any party to this Servicing Agreement or by any master servicer responsible for master servicing the Mortgage Loans pursuant to a securitization of such Mortgage Loans.

         (d)      Third Party Beneficiary.

         The Master Servicer shall be considered a third party beneficiary to this Agreement entitled to all the rights and benefits accruing to the MasterServicer herein as if it were a direct party to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.



                                                                        ,
                                     ASSIGNOR

                                     By:
                                        --------------------------------
                                     Name:
                                          ------------------------------
                                     Title:
                                           -----------------------------



                                                                        ,
                                     ASSIGNEE

                                     By:
                                        --------------------------------
                                     Name:
                                          ------------------------------
                                     Title:
                                           -----------------------------



                                                                        ,
                                     CITIMORTGAGE, INC.

                                     By:
                                        --------------------------------
                                     Name:
                                          ------------------------------
                                     Title:
                                           -----------------------------

                                  ATTACHMENT 1

                             MORTGAGE LOAN SCHEDULE

                                  ATTACHMENT 2

                 MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

                                    EXHIBIT A

                          FORM OF COMPANY CERTIFICATION

         A. FOR SO LONG AS THE MORTGAGE LOANS ARE BEING SERVICED BY SELLER AS PART OF A SECURITIZATION TRANSACTION AND A CERTIFICATE WITH RESPECT TO SUCH SERVICING IS REQUIRED TO BE FURNISHED BY PURCHASER OR AN AGENT OF THE PURCHASER UNDER THE SARBANES-OXLEY ACT OF 2002, AS AMENDED, AND ANY RULES AND REGULATIONS PROMULGATED THEREUNDER ("SARBANES-OXLEY ACT"), AN OFFICER OF SELLER (HEREIN, ALSO, "SERVICER"), ON OR BEFORE MARCH 31, 2004 AND, USING ITS BEST EFFORTS, MARCH 15TH OF EACH YEAR THEREAFTER (OR IF NOT A BUSINESS DAY, THE IMMEDIATELY PRECEDING BUSINESS DAY), SHALL EXECUTE AND DELIVER AN OFFICER'S CERTIFICATION IN COMPLIANCE WITH THE SARBANES-OXLEY ACT TO THE RELATED MASTER SERVICER CERTIFYING AS TO THE FOLLOWING MATTERS:


         (i) I have reviewed the annual statement of compliance ("Annual Statement of Compliance") prepared by Servicer, and the annual independent public accountant's servicing report made in accordance with the UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS ("Annual Independent Public Accountant's Servicing Report"), which have been furnished to Master Servicer pursuant to this Agreement and any subsequent servicing agreement related thereto or the Mortgage Loans (collectively, "Servicing Agreement");

         (ii) Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report, and all final servicing reports prepared by Servicer and delivered to Master Servicer pursuant to the Servicing Agreement relating to the servicing of the Mortgage Loans, taken as a whole, does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by such statements or reports;

         (iii) Based on my knowledge, the servicing information required to be provided to the Master Servicer by the Servicer under the Servicing Agreement has been provided to Master Servicer;

         (iv) I am responsible for reviewing the activities performed by the Servicer under the Servicing Agreement and, to the best of my knowledge and based upon the review required by the Servicing Agreement, and except as disclosed in the Annual Statement of Compliance and the Annual Independent Public Accountant's Servicing Report submitted to the Master Servicer, the Servicer has, as of the last day of the period covered by the Annual Statement of Compliance fulfilled its obligations under the Servicing Agreement; and

         (v) I have disclosed to the Master Servicer all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS or similar standard as set forth in the Servicing Agreement.


         B. THE SERVICER SHALL INDEMNIFY AND HOLD HARMLESS THE MASTER SERVICER FROM AND AGAINST ANY LOSSES, DAMAGES, PENALTIES, FINES, FORFEITURES, REASONABLE LEGAL FEES AND RELATED COSTS, JUDGMENTS AND OTHER COSTS AND EXPENSES ARISING OUT OF OR BASED UPON A BREACH BY THE SERVICER OR ANY OF ITS OFFICERS, DIRECTORS, AGENTS OR AFFILIATES OF ITS OBLIGATIONS HEREUNDER.



         Capitalized terms used but not defined herein have the meanings ascribed to them in the AAR Agreement.

Date:______________

_____________________
[Signature] [Title]

                                    EXHIBIT H

                             MORTGAGE LOAN DOCUMENTS

1. The original Mortgage Note endorsed, "Pay to the order of , without recourse" and signed in the name of Seller by an authorized officer. In the event that the Mortgage Loan was acquired by Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]".

2. The original Mortgage, or a copy of the Mortgage with evidence of recording thereon certified by the appropriate recording office to be a true copy of the recorded Mortgage, or, if the original Mortgage has not yet been returned from the recording office, a copy of the original Mortgage together with a certificate of either the closing attorney, an officer of the title insurer which issued the related title insurance policy or an officer of Seller, certifying that the copy is a true copy of the original of the Mortgage which has been delivered by such officer or attorney for recording in the appropriate recording office of the jurisdiction in which the Mortgaged Property is located.

3. The original Assignment of Mortgage from Seller, prepared in blank, which assignment shall be in form and substance acceptable for recording. In the event that the Mortgage Loan was acquired by Seller in a merger, the assignment must be by "[Seller], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by Seller while doing business under another name, the assignment must be by "[Seller], formerly known as [previous name]".

4. The original policy of title insurance, or, if the policy has not yet been issued, a written commitment or interim binder issued by the title insurance company, dated and certified as of the date the Mortgage Loan was funded, with a statement by the title insurance company or closing attorney on such binder or commitment that the priority of the lien of the related Mortgage during the period between the date of the funding of the related Mortgage Loan and the date of the related title policy (which title policy shall be dated the date of recording of the related Mortgage) is insured.

5. Originals, or certified true copies from the appropriate recording office, of any intervening assignments of the Mortgage with evidence of recording thereon, or, if the original intervening assignment has not yet been returned from the recording office, a certified copy of such assignment.

6. Originals or copies of all assumption and modification agreements, if any.

7.       Original power of attorney, if applicable.

8. The original or certified copy, of the Primary Mortgage Insurance Policy, if required.

                                    EXHIBIT I

                          SELLER'S WIRING INSTRUCTIONS

                                    EXHIBIT J

                         ESCROW ACCOUNT LETTER AGREEMENT


                                                              ________ __, 2003



         Citibank ____________ hereby certifies that it has established the account described below as an Escrow Account pursuant to Section 11.09 of Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans.


Title of Account:                   "CitiMortgage, Inc. in trust for Purchaser
                                    and various Mortgagors - Fixed Rate
                                    Mortgages Loans"


Account Number:                     __________________________


Address of office or
branch of Citibank
___________________________
at which Account is
maintained:                         __________________________

                                    __________________________



                                                 Citibank ____________



                                    By_________________________

                                    EXHIBIT K

                      RECONSTITUTED MORTGAGE LOAN REPORTING


(a)      Servicer Mortgage Loan Number
(b)      FNMA Mortgage Loan Number (if applicable)
(c)      Lender/Seller Mortgage Loan Number (if available)
(d) Scheduled Balance (scheduled end of month balance reporting to Master Servicer/Trustee)
(e)      Actual Balance (actual end of month balance received from Mortgagor)
(f)      Gross Rate (current gross rate)
(g)      Net Rate (current passthrough)
(h)      Last Payment Date (LPI_DATE in Fannie's Laser Reporting)
(p)      Fannie's Laser Reporting

         (iii)    Remit Prin (submitted principal amount)

         (iv)     Remit Int (submitted interest amount)

                                    EXHIBIT L

                                                                     EXHIBIT H-2

                               SERVICING AGREEMENT

                                       EMC

         THIS IS A SERVICING AGREEMENT, dated as of December 1, 2005, and is executed between Structured Asset Mortgage Investments II Inc. (the "Owner") and EMC Mortgage Corporation (the "Servicer").

                              W I T N E S S E T H :

         WHEREAS, the Owner is the owner of the Mortgage Loans;

         WHEREAS, the Owner and the Servicer wish to prescribe the permanent management, servicing and control of the Mortgage Loans;

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Owner and the Servicer agree as follows:

         ARTICLE I
DEFINITIONS

         Section 1.01. DEFINED TERMS.

         Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:


         ACCEPTED SERVICING PRACTICES: The procedures, including prudent collection and loan administration procedures, and the standard of care (i) employed by prudent mortgage servicers which service mortgage loans of the same type as the Mortgage Loans in the jurisdictions in which the related Mortgage Properties are located and (ii) in accordance with the Fannie Mae Guide, subject to any variances negotiated with Fannie Mae and subject to the express provisions of this Agreement. Such standard of care shall not be lower than that the Servicer customarily employs and exercises in servicing and administering similar mortgage loans for its own account and shall be in full compliance with all federal, state, and local laws, ordinances, rules and regulations.

         ADJUSTMENT DATE: As to each ARM Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

         AGREEMENT: This Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

         ARM LOANS: First lien, conventional, 1-4 family residential Mortgage Loans with interest rates which adjust from time to time in accordance with the related Index and are subject to Periodic Rate Caps and Lifetime Rate Caps and which may permit conversion to fixed interest rates.

         BUSINESS DAY: Any day other than (i) a Saturday or Sunday, or (ii) a legal holiday in the States of Maryland, Minnesota, New York or the jurisdiction in which the Servicer conducts its servicing activities, or (iii) a day on which banks in the States of Maryland, Minnesota, New York or the jurisdiction in which the Servicer conducts its servicing activities are authorized or obligated by law or executive order to be closed.

         CODE: The Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

         CONDEMNATION PROCEEDS: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

         CUSTODIAL ACCOUNT: One or more demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "PRIME 2005-5 Custodial Account in trust for [Owner], Owner of Whole Loan Mortgages and various Mortgagors" established at a Qualified Depository, each of which accounts shall be held by such Qualified Depository in a fiduciary capacity, separate and apart from its funds and general assets, and which account or accounts shall in no event contain funds in excess of the FDIC insurance limits.

         CUSTODIAN: Wells Fargo Bank, N.A., or such other custodian as Owner shall designate.

         CUT-OFF DATE: The open of business on December 1, 2005.

         DETERMINATION DATE: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the Remittance Date.

         DUE DATE: Each day on which payments of principal and interest are required to be paid in accordance with the terms of the related Mortgage Note, exclusive of any days of grace.

         DUE PERIOD: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

         ESCROW ACCOUNT: The separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "PRIME 2005-5 Escrow Account, in trust for [Owner], Owner of Whole Loan Mortgages and various Mortgagors" and shall be established at a Qualified Depository, each of which accounts shall in no event contain funds in excess of the FDIC insurance limits.

         ESCROW PAYMENTS: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         EVENT OF DEFAULT: Any one of the conditions or circumstances enumerated in Section 9.01.

         FANNIE MAE: Fannie Mae, or any successor thereto.

         FANNIE MAE GUIDE: The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

         FIDELITY BOND: A fidelity bond to be maintained by the Servicer pursuant to Section 4.12.

         FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time.

         FREDDIE MAC: Freddie Mac, or any successor thereto.

         FREDDIE MAC GUIDE: The Freddie Mac Selling Guide and the Freddie Mac Servicing Guide and all amendments or additions thereto.

         FULL PRINCIPAL PREPAYMENT: A Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

         GAAP: Generally accepted accounting procedures, consistently applied.

         HUD: The United States Department of Housing and Urban Development or any successor.

         INDEX: With respect to each ARM Loan, on the related Adjustment Date, the index used to determine the Mortgage Interest Rate on each such ARM Loan.

         INSURANCE PROCEEDS: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

         LIFETIME RATE CAP: With respect to each ARM Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan, as specified in the related Mortgage Note.

         LIQUIDATION PROCEEDS: Amounts, other than Insurance Proceeds and Condemnation Proceeds, received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 4.13.

         MARGIN: With respect to each ARM Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate.

         MASTER SERVICER: Wells Fargo Bank, N.A., its successors in interest and assigns, or any successor thereto designated by the Owner.

         MONTHLY ADVANCE: The aggregate of the advances made by the Servicer on any Remittance Date pursuant to Section 5.03.

         MONTHLY PAYMENT: With respect to each Mortgage Loan, the scheduled monthly payment of principal and interest thereon which is payable by the related Mortgagor under the related Mortgage Note.

         MORTGAGE: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

         MORTGAGE INTEREST RATE: The annual rate at which interest accrues on any Mortgage Loan in accordance with the provisions of the related Mortgage Note, and in the case of an ARM Loan, as adjusted from time to time on each Adjustment Date for such Mortgage Loan to equal the Index for such Mortgage Loan plus the Margin for such Mortgage Loan, and subject to the limitations on such interest rate imposed by the Periodic Rate Cap and the Lifetime Rate Cap.

         MORTGAGE LOAN: An individual Mortgage Loan described herein and as further identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage Loan Documents, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

         MORTGAGE LOAN DOCUMENTS: The original mortgage loan legal documents held by the Custodian.

         MORTGAGE LOAN REMITTANCE RATE: With respect to each Mortgage Loan, the annual rate of interest remitted to the Owner, which shall be equal to the related Mortgage Interest Rate minus the Servicing Fee Rate.

         MORTGAGE LOAN SCHEDULE: The schedule of Mortgage Loans attached hereto as EXHIBIT A, such schedule being acceptable to the Owner and the Servicer.

         MORTGAGE NOTE: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

         MORTGAGED PROPERTY: The underlying real property securing repayment of a Mortgage Note.

         MORTGAGOR: The obligor on a Mortgage Note.

         NET LIQUIDATION PROCEEDS: As to any Mortgage Loan, Liquidation Proceeds net of unreimbursed Servicing Advances, Servicing Fees and Monthly Advances and expenses incurred by the Servicer in connection with the liquidation of the Mortgage Loan and the related Mortgaged Property.

         NONRECOVERABLE ADVANCE: Any advance previously made by the Servicer pursuant to Section 5.03 or any Servicing Advance proposed to be made by the Servicer in respect of a Mortgage Loan or REO Property which, in the good faith judgment of the Servicer, may not be ultimately recoverable by the Servicer from Liquidation Proceeds or Insurance Proceeds on such Mortgage Loan or REO Property as provided herein. The determination by the Servicer that it has made a Nonrecoverable Advance, or that a proposed advance may constitute a Nonrecoverable Advance, shall be evidenced by an Officer's Certificate of the Servicer delivered to the Owner and detailing the reasons for such determination.

         OFFICERS' CERTIFICATE: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Servicer, and delivered to the Owner as required by this Agreement.

         OPINION OF COUNSEL: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Owner.

         OWNER: Structured Asset Mortgage Investments II Inc., its successors in interest and assigns (including the Trustee in connection with a Pass-Through Transfer).

         PARTIAL PRINCIPAL PREPAYMENT: A Principal Prepayment by a Mortgagor of a partial principal balance of a Mortgage Loan.

         PASS-THROUGH TRANSFER: The sale or transfer of some or all of the Mortgage Loans to a trust as part of a publicly issued or privately placed, rated or unrated mortgage-backed securities transaction.

         PERIODIC RATE CAP: With respect to each ARM Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date.

         PERMITTED INVESTMENTS: Any one or more of the following obligations or securities:

         (i) direct obligations of, and obligations the timely payment of which are fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

         (ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof (including any Trustee or the Master Servicer) and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the Federal Deposit Insurance Corporation;

         (iii) repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause
         (ii)(a) above;

         (iv) securities bearing interest or sold at a discount issued by any corporation (including any Trustee or the Master Servicer) incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such investment or contractual commitment providing for such investment; PROVIDED, HOWEVER, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstanding principal balances and amounts of all the Permitted Investments;

         (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

         (vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency; and

         (vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities (including money market or common trust funds for which any Trustee or the Master Servicer or any affiliate thereof acts as a manager or an advisor) and which money market funds are rated in one of the two highest rating categories by each Rating Agency;

PROVIDED, HOWEVER, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par.

         PERSON: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         PREPAYMENT INTEREST EXCESS: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment in full or in part during the portion of the related Prepayment Period occurring between the first day of the calendar month in which such Remittance Date occurs and the Determination Date of the calendar month in which such Remittance Date occurs, an amount equal to interest (to the extent received) at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment for the number of days commencing on the first day of the calendar month in which such Remittance Date occurs and ending on the last date through which interest is collected from the related Mortgagor.

         PREPAYMENT INTEREST SHORTFALL: With respect to any Remittance Date, for each such Mortgage Loan that was the subject of a Principal Prepayment during the portion of the related Prepayment Period occurring between the first day of the related Prepayment Period and the last day of the calendar month preceding the month in which such Remittance Date occurs, an amount equal to interest (to be paid by the Servicer out of its own funds without reimbursement therefor) at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment for the number of days commencing on the date on which the prepayment is applied and ending on the last day of the calendar month preceding such Remittance Date.

         PREPAYMENT PERIOD: As to any Remittance Date, the period commencing on the 16th day of the month prior to the month in which the related Remittance Date occurs and ending on the 15th day of the month in which such Remittance Date occurs.

         PRIMARY MORTGAGE INSURANCE POLICY: Each primary policy of mortgage insurance, or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

         PRIME RATE: The prime rate of U.S. money center banks as published from time to time in THE WALL STREET JOURNAL.

         PRINCIPAL PREPAYMENT: Any payment or other recovery of principal on a Mortgage Loan, full or partial, which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

         QUALIFIED APPRAISER: An appraiser, duly appointed by the Servicer, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, which appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

         QUALIFIED DEPOSITORY: (a) The Custodian, (b) a depository, the accounts of which are insured by the FDIC and the short term debt ratings and the long term deposit ratings of which are rated in one of the two highest rating categories by either of Moody's Investors Service, Inc. or Fitch, Inc., or (c) a depository, the short-term debt obligations, or other short-term deposits of which are rated at least `A-2' and the long-term unsecured debt obligations of which are rated at least `AA-' by Standard & Poor's Ratings Service, a division of The McGraw Hill Companies Inc.

         QUALIFIED INSURER: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae and Freddie Mac.

         RATING AGENCY: Standard & Poor's Ratings Service, a division of The McGraw Hill Companies Inc., and Moody's Investors Service, Inc.

         REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

         REMIC PROVISIONS: The provisions of the Federal income tax law relating to a REMIC, which appear at Section 860A through 860G of the Code, and related provisions, and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

         REMITTANCE DATE: The Remittance Date shall be the 23rd day of any month, or if such 23rd day is not a Business Day, the first Business Day immediately preceding such 23rd day.

         REO DISPOSITION: The final sale by the Servicer of any REO Property.

         REO DISPOSITION PROCEEDS: Amounts received by the Servicer in connection with a related REO Disposition.

         REO PROPERTY: A Mortgaged Property acquired by the Servicer on behalf of the Owner as described in Section 4.13.

         SERVICER: EMC Mortgage Corporation, or any of its successors in interest or any successor under this Agreement appointed as herein provided.

         SERVICING ADVANCES: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Servicer of its servicing obligations relating to each Mortgage Loan, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Servicer specifies the Mortgage Loan(s) to which such expenses relate), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and (e) compliance with the obligations under Section 4.08.

         SERVICING FEE: With respect to each Mortgage Loan, the amount of the annual servicing fee the Owner shall pay to the Servicer, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the applicable Servicing Fee Rate and (b) the outstanding principal balance of the Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Owner to pay the Servicing Fee is limited to, and the Servicing Fee is payable from the interest portion of such Monthly Payment collected by the Servicer or as otherwise provided under
Section 4.05.

         SERVICING FEE RATE: The Servicing Fee Rate shall be a rate per annum equal to 0.375%.

         SERVICING FILE: The documents, records and other items pertaining to a particular Mortgage Loan and any additional documents relating to such Mortgage Loan as are in, or as may from time to time come into, the Servicer's possession.

         SERVICING OFFICER: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Owner upon request, as such list may from time to time be amended.

         STATED PRINCIPAL BALANCE: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan after giving effect to payments of principal due and received or for which a Monthly Advance has been made, minus (ii) all amounts previously distributed to the Owner with respect to the Mortgage Loan representing Principal Prepayments.

         TRUSTEE: The Person appointed as trustee in connection with any Pass-Through Transfer.

         WHOLE LOAN TRANSFER: The sale or transfer of some or all of the ownership interest in the Mortgage Loans by the Owner to one or more third parties in whole loan or participation format, which third party may be Fannie Mae or Freddie Mac.

                                   ARTICLE II

      SERVICING OF MORTGAGE LOANS; POSSESSION OF SERVICING FILES; BOOKS AND
                  RECORDS; DELIVERY OF MORTGAGE LOAN DOCUMENTS

         Section 2.01. SERVICING OF MORTGAGE LOANS.

         The Servicer does hereby agree to service the Mortgage Loans in accordance with the terms of this Agreement. The rights of the Owner to receive payments with respect to the Mortgage Loans shall be as set forth in this Agreement.

         Section 2.02. MAINTENANCE OF SERVICING FILES.

         The Servicer shall maintain a Servicing File consisting of all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Servicer is for the sole purpose of servicing the Mortgage Loan, and such retention and possession by the Servicer is in a custodial capacity only. The Servicer acknowledges that the ownership of each Mortgage Loan, including the Note, the Mortgage, all other Mortgage Loan Documents and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Owner. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Servicer shall be received and held by the Servicer in trust for the exclusive benefit of the Owner as the owner of the related Mortgage Loans. Any portion of the related Servicing Files retained by the Servicer shall be appropriately identified in the Servicer's computer system to clearly reflect the ownership of the related Mortgage Loans by the Owner. The Servicer shall release its custody of the contents of the related Servicing Files only in accordance with written instructions of the Owner, except when such release is required as incidental to the Servicer's servicing of the Mortgage Loans, such written instructions shall not be required.

         Section 2.03. BOOKS AND RECORDS.

         The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be appropriately identified in the Servicer's computer system to clearly reflect the ownership of the Mortgage Loan by the Owner. In particular, the Servicer shall maintain in its possession, available for inspection by the Owner, or its designee and shall deliver to the Owner upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Servicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Servicer complies with the requirements of the Fannie Mae Guide.

         The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Owner or its designee the related Servicing File (or copies thereof) during the time the Owner retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         Section 2.04. TRANSFER OF MORTGAGE LOANS.

         No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Servicer in accordance with this Section
2.04. The Owner may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans in accordance with Sections 10.02 and 11.12, PROVIDED, however, that the transferee will not be deemed to be an Owner hereunder binding upon the Servicer unless such transferee shall agree in writing to be bound by the terms of this Agreement and an assignment and assumption of this Agreement reasonably acceptable to the Servicer. The Owner shall advise the Servicer in writing of the transfer. Upon receipt of notice of the permitted transfer, the Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Owner from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

         Section 2.05. DELIVERY OF MORTGAGE LOAN DOCUMENTS.

         The Servicer shall forward to the Custodian on behalf of the Owner original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or
6.01 within 4 week(s) of their execution; provided, however, that the Servicer shall provide the Custodian on behalf of the Owner with a certified true copy of any such document submitted for recordation within 4 week(s) after its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 180 days of its execution. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Servicer shall continue to use its best efforts to effect delivery as soon as possible thereafter.

         From time to time the Servicer may have a need for Mortgage Loan Documents to be released by the Custodian. If the Servicer shall require any of the Mortgage Loan Documents, the Servicer shall notify the Custodian in writing of such request in the form of the request for release attached hereto as EXHIBIT D. The Custodian shall deliver to the Servicer within five (5) Business Days, any requested Mortgage Loan Document previously delivered to the Custodian, provided that such documentation is promptly returned to the Custodian when the Servicer no longer requires possession of the document, and provided that during the time that any such documentation is held by the Servicer, such possession is in trust for the benefit of the Owner.


                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE SERVICER

         The Servicer represents, warrants and covenants to the Owner that as of the date hereof or as of such date specifically provided herein:

                  (i) (a) The Servicer is a validly existing corporation in good standing under the laws of the State of its organization and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise exempt or not required under applicable law to effect such qualification or license and no demand for such qualification or license has been made upon the Servicer by any such state, and in any event the Servicer is in compliance with the laws of each such State to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

                  (ii) (b) The Servicer has full power and authority to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

                  (iii) (c) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with any of the terms, conditions or provisions of the Servicer's articles of incorporation or by-laws or materially conflict with or result in a breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject;

                  (iv) (d) There is no litigation pending or, to the Seller's knowledge, threatened with respect to the Servicer which is reasonably likely to have a material adverse effect on the execution, delivery or enforceability of this Agreement, or which is reasonably likely to have a material adverse effect on the financial condition of the Servicer;

                  (v) (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement except for consents, approvals, authorizations and orders which have been obtained; and

                  (vi) (f) The Servicer is an approved seller/servicer of residential mortgage loans for Fannie Mae and Freddie Mac. The Servicer is in good standing to service mortgage loans for Fannie Mae and Freddie Mac and no event has occurred which would make the Servicer unable to comply with eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac.

                                   ARTICLE IV

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01. SERVICER TO ACT AS SERVICER.

         The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and with Accepted Servicing Practices (giving due consideration to the Owner's reliance on the Servicer), and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement and with Accepted Servicing Practices and shall exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement, the Servicer shall service the Mortgage Loans in accordance with Accepted Servicing Practices in compliance with the servicing provisions of the Fannie Mae Guide, which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, and title insurance, management of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Loan Documents, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and any of the servicing provisions of the Fannie Mae Guide, the provisions of this Agreement shall control and be binding upon the Owner and the Servicer. The Owner may, at its option, deliver powers-of-attorney to the Servicer sufficient to allow the Servicer as servicer to execute all documentation requiring execution on behalf of Owner with respect to the servicing of the Mortgage Loans, including satisfactions, partial releases, modifications and foreclosure documentation or, in the alternative, shall as promptly as reasonably possible, execute and return such documentation to the Servicer.

         Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Servicer's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Owner, provided, however, that unless the Servicer has obtained the prior written consent of the Owner, the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal), change the final maturity date on such Mortgage Loan or waive a prepayment penalty or charge. In the event of any such modification which has been agreed to in writing by the Owner and which permits the deferral of interest or principal payments on any Mortgage Loan, the Servicer shall, on the Business Day immediately preceding the related Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04 and Section 5.03, the difference between (a) such month's principal and one month's interest at the related Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Servicer shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties.

         The Servicer shall perform all of its servicing responsibilities hereunder or may cause a subservicer to perform any such servicing responsibilities on its behalf, but the use by the Servicer of a subservicer shall not release the Servicer from any of its obligations hereunder and the Servicer shall remain responsible hereunder for all acts and omissions of each subservicer as fully as if such acts and omissions were those of the Servicer. Any such subservicer must be a Fannie Mae approved seller/servicer or a Freddie Mac seller/servicer in good standing and no event shall have occurred, including but not limited to, a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers by Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac. The Servicer shall pay all fees and expenses of each subservicer from its own funds, and a subservicer's fee shall not exceed the Servicing Fee.

         At the cost and expense of the Servicer, without any right of reimbursement from the Custodial Account, the Servicer shall be entitled to terminate the rights and responsibilities of a subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Servicer, at the Servicer's option, from electing to service the related Mortgage Loans itself. In the event that the Servicer's responsibilities and duties under this Agreement are terminated pursuant to Section 8.04, 9.01 or 10.01, and if requested to do so by the Owner, the Servicer shall at its own cost and expense terminate the rights and responsibilities of each subservicer effective as of the date of termination of the Servicer. The Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of each subservicer from the Servicer's own funds without reimbursement from the Owner.

         Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a subservicer or any reference herein to actions taken through a subservicer or otherwise, the Servicer shall not be relieved of its obligations to the Owner and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into an agreement with a subservicer for indemnification of the Servicer by the subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

         Any subservicing agreement and any other transactions or services relating to the Mortgage Loans involving a subservicer shall be deemed to be between such subservicer and Servicer alone, and the Owner shall have no obligations, duties or liabilities with respect to such Subservicer including no obligation, duty or liability of Owner to pay such subservicer's fees and expenses. For purposes of distributions and advances by the Servicer pursuant to this Agreement, the Servicer shall be deemed to have received a payment on a Mortgage Loan when a subservicer has received such payment.

         Section 4.02. COLLECTION OF MORTGAGE LOAN PAYMENTS.

         Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Servicer will proceed with diligence to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Servicer will take reasonable care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

With respect to Mortgage Loans affected by Hurricane Katrina, if the Mortgaged Property is located in public and individual assistance counties as designated by FEMA (as set forth on its website WWW.FEMA.GOV), the Servicer shall cease charging of late fees and credit reporting activity for all Mortgagors in such counties until January 3, 2006, and if reasonably prudent, may extend such period as long as necessary. In addition, the Master Servicer shall suspend all foreclosure and bankruptcy activity relating to such Mortgage Loans until January 3, 2006, and if reasonably prudent, may extend such period as long as necessary.

         Section 4.03. REALIZATION UPON DEFAULTED MORTGAGE LOANS.

         The Servicer shall use its reasonable efforts, consistent with the procedures that the Servicer would use in servicing loans for its own account and the requirements of the Fannie Mae Guide, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to
Section 4.01. The Servicer shall use its reasonable efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Owner, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Owner after reimbursement to itself for such expenses, and
(ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings or functions as Servicing Advances; provided, however, that it shall be entitled to reimbursement therefor as provided in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Owner otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. Upon completion of the inspection, the Servicer shall promptly provide the Owner with a written report of the environmental inspection. After reviewing the environmental inspection report, the Owner shall determine how the Servicer shall proceed with respect to the Mortgaged Property.

         Section 4.04. ESTABLISHMENT OF CUSTODIAL ACCOUNTS; DEPOSITS IN CUSTODIAL ACCOUNTS.

         The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. Each Custodial Account shall be established with a Qualified Depository. To the extent such funds are not deposited in a Custodial Account, such funds may be invested in Permitted Investments for the benefit of the Owner (with any income earned thereon for the benefit of the Servicer). Funds deposited in the Custodial Account may be drawn on by the Servicer in accordance with Section
4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in EXHIBIT B hereto. The original of such letter agreement shall be furnished to the Owner upon request. The Servicer acknowledges and agrees that the Servicer shall bear any losses incurred with respect to Permitted Investments. The amount of any such losses shall be immediately deposited by the Servicer in the Custodial Account, out of the Servicer's own funds, with no right to reimbursement therefor.

         The Servicer shall deposit in a mortgage clearing account on a daily basis, and in the Custodial Account or Accounts no later than the 48 hours after receipt of funds and retain therein the following payments and collections:

                  (1) (i) all payments on account of principal, including Principal Prepayments and penalties, on the Mortgage Loans received after the Cut-off Date;

                  (2) (ii) all payments on account of interest on the Mortgage Loans adjusted to the related Mortgage Loan Remittance Rate received after the Cut-off Date;

                  (3) (iii) all Net Liquidation Proceeds received after the Cut-off Date;

                  (4) (iv) any net amounts received by the Servicer after the Cut-off Date in connection with any REO Property pursuant to Section 4.13;

                  (5) (v) all Insurance Proceeds received after the Cut-off Date including amounts required to be deposited pursuant to Sections 4.08 and 4.10, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, the loan documents or applicable law;

                  (6) (vi) all Condemnation Proceeds affecting any Mortgaged Property received after the Cut-off Date other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, the loan documents or applicable law;

                  (7) (vii) any Monthly Advances as provided in Section 5.03;

                  (8) (viii) any amounts received after the Cut-off Date and required to be deposited in the Custodial Account pursuant to Section 6.02; and

                  (9) (ix) with respect to each full or partial Principal Prepayment received after the Cut-off Date, any Prepayment Interest Shortfalls, to the extent of the Servicer's aggregate Servicing Fee received with respect to the related Due Period.

         The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, and all Prepayment Interest Excess need not be deposited by the Servicer in the Custodial Account.

         Section 4.05. PERMITTED WITHDRAWALS FROM THE CUSTODIAL ACCOUNT.

         The Servicer may, from time to time, make withdrawals from the Custodial Account for the following purposes:

         (i) to make payments to the Owner in the amounts and in the manner provided for in Section 5.01;

         (ii) to reimburse itself for Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made;

         (iii) to reimburse itself for unreimbursed Servicing Advances and Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds received after the Cut-off Date related to such Mortgage Loan;

         (iv) to pay to itself as servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date) and (b) the Servicing Fee from that portion of any payment recovery attributable to interest on a particular Mortgage Loan;

         (v) to reimburse itself for any Nonrecoverable Advances;

         (vi) to transfer funds to another Qualified Depository in accordance with Section 4.09 hereof;

         (vii) to reimburse itself as provided in Section 8.03 hereof;

         (viii) to remove funds inadvertently placed in the Custodial Account in error by the Servicer; and

         (ix) to clear and terminate the Custodial Account upon the termination of this Agreement.

         Section 4.06. ESTABLISHMENT OF ESCROW ACCOUNTS; DEPOSITS IN ESCROW ACCOUNTS.

         The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. Each Escrow Account shall be established with a Qualified Depository. To the extent such funds are not deposited in an Escrow Account, such funds may be invested in Permitted Investments. Funds deposited in an Escrow Account may be drawn on by the Servicer in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in EXHIBIT C. The original of such letter agreement shall be furnished to the Owner upon request. The Servicer acknowledges and agrees that the Servicer shall bear any losses incurred with respect to Permitted Investments. The amount of any such losses shall be immediately deposited by the Servicer in the Escrow Account, as appropriate, out of the Servicer's own funds, with no right to reimbursement therefor.

         The Servicer shall deposit in a mortgage clearing account on a daily basis, and in the Escrow Account or Accounts no later than 48 hours after receipt of funds and retain therein:

         (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any items as are required under the terms of this Agreement;

         (ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

         (iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

         The Servicer shall make withdrawals from an Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth in and in accordance with Section 4.07. Except as provided in Section 4.07, the Servicer shall be entitled to retain any interest paid on funds deposited in an Escrow Account by the Qualified Depository.

         Section 4.07. PERMITTED WITHDRAWALS FROM ESCROW ACCOUNT.

         Withdrawals from the Escrow Account may be made by the Servicer only:

         (i) to effect timely payments of ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, Primary Mortgage Insurance Policy premiums, if applicable, and comparable items;

         (ii) to reimburse Servicer for any Servicing Advance made by Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

         (iii) to refund to the Mortgagor any funds as may be determined to be overages;

         (iv) for transfer to the Custodial Account in connection with an acquisition of REO Property;

         (v) for application to restoration or repair of the Mortgaged Property;

         (vi) to pay to the Servicer, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

         (vii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06;

         (viii) to remove funds inadvertently placed in an Escrow Account in error by the Servicer; and

         (ix) to clear and terminate the Escrow Account on the termination of this Agreement.

         As part of its servicing duties, the Servicer shall pay to the Mortgagors interest on funds in an Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor.

         Section 4.08. PAYMENT OF TAXES, INSURANCE AND OTHER CHARGES, MAINTENANCE OF PRIMARY MORTGAGE INSURANCE POLICIES, COLLECTIONS THEREUNDER.

         With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor when due. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

         The Servicer will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be maintained until the ratio of the current outstanding principal balance of the related Mortgage Loan to the appraised value of the related Mortgaged Property, based on the most recent appraisal of the Mortgaged Property performed by a Qualified Appraiser, such appraisal to be included in the Servicing File, is reduced to an amount for which Fannie Mae no longer requires such insurance to be maintained. The Servicer will not cancel or refuse to renew any Primary Mortgage Insurance Policy that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Servicer shall not take any action which would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

         In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to
Section 4.04, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09. TRANSFER OF ACCOUNTS.

         The Servicer may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time. The Servicer shall notify the Owner of any such transfer within 15 Business Days of transfer. If any one of the investment ratings of a Qualified Depository holding funds or Eligible Investments in the Custodial Account or Escrow Account is downgraded by the issuing rating agency, the Servicer shall, within three (3) Business Days of receipt of notice of the downgrading, transfer all such accounts, funds and Permitted Investments to a different Qualified Depository in accordance with this Agreement.

         Section 4.10. MAINTENANCE OF HAZARD INSURANCE.

         The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of
(i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) the percentage such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as being a special flood hazard area that has federally-mandated flood insurance requirements, the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of
(i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. The Servicer shall also maintain on the REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Servicer or the Mortgagor or maintained on property acquired in respect of the Mortgage Loans, other than pursuant to the Fannie Mae Guide or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Servicer. The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies currently reflect a General Policy Rating in Best's Key Rating Guide currently acceptable to Fannie Mae and are licensed to do business in the state wherein the property subject to the policy is located.

         Section 4.11 MAINTENANCE OF MORTGAGE IMPAIRMENT INSURANCE POLICY.

         In the event that the Servicer shall obtain and maintain a mortgage impairment or blanket policy issued by an issuer that has a Best rating of A:VI insuring against hazard losses on all of Mortgaged Properties securing the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, the Servicer shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with
Section 4.10, and there shall have been one or more losses which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as Servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of the Owner, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days prior written notice to the Owner.

         Section 4.12. FIDELITY BOND, ERRORS AND OMISSIONS INSURANCE.

         The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies that would meet the requirements of Fannie Mae or Freddie Mac on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loans and who handle funds, money, documents and papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. Such Fidelity Bond and errors and omissions insurance shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guide or by Freddie Mac in the Freddie Mac Guide. The Servicer shall, upon request of Owner, deliver to the Owner a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty days prior written notice to the Owner. The Servicer shall notify the Owner within five Business Days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Owner and its successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy.

         Section 4.13. TITLE, MANAGEMENT AND DISPOSITION OF REO PROPERTY.

         In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Owner or its designee. Any such Person or Persons holding such title other than the Owner shall acknowledge in writing that such title is being held as nominee for the benefit of the Owner.

                  The Servicer shall assume the responsibility for marketing each REO Property in accordance with Accepted Servicing Practices. Thereafter, the Servicer shall continue to provide certain administrative services to the Owner relating to such REO Property as set forth in this Section 4.13. The REO Property must be sold within three years following the end of the calendar year of the date of acquisition, unless a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held and (i) the Owner shall have been supplied with an Opinion of Counsel (at the Servicer's expense) to the effect that the holding by the related trust of such Mortgaged Property subsequent to such three-year period (and specifying the period beyond such three-year period for which the Mortgaged Property may be held) will not result in the imposition of taxes on "prohibited transactions" of the related trust as defined in Section 860F of the Code, or cause the related REMIC to fail to qualify as a REMIC, in which case the related trust may continue to hold such Mortgaged Property (subject to any conditions contained in such Opinion of Counsel), or (ii) the Owner (at the Servicer's expense) or the Servicer shall have applied for, prior to the expiration of such three-year period, an extension of such three-year period in the manner contemplated by Section 856(e)(3) of the Code, in which case the three-year period shall be extended by the applicable period. If a period longer than three years is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Owner as to progress being made in selling such REO Property.

         Notwithstanding any other provision of this Agreement, if a REMIC election has been made, no Mortgaged Property held by a REMIC shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the related trust or sold or managed in such a manner or pursuant to any terms that would (i) cause such Mortgaged Property to fail to qualify at any time as "foreclosure property" within a meaning of Section 860G(a)(8) of the Code, (ii) subject the related trust to the imposition of any federal or state income taxes on "net income from foreclosure property" with respect to such Mortgaged Property within the meaning of Section 860G(c) of the Code, or (iii) cause the sale of such Mortgaged Property to result in the receipt by the related trust or any income from non-permitted assets as described in Section 860F(a) (2)(B) of the Code, unless the Servicer has agreed to indemnify and hold harmless the related trust with respect to the imposition of any such taxes.

         The Servicer shall deposit or cause to be deposited, on a daily basis in each Custodial Account all revenues received with respect to the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 hereof. The Servicer shall maintain separate records with respect to each REO Property identifying all deposits and withdrawals from the Custodial Account for each REO Property.

         The Servicer shall furnish to the Owner on each Remittance Date, an operating statement for each REO Property covering the operation of each REO Property for the previous month. Such operating statement shall be accompanied by such other information as the Owner shall reasonably request.

         The Servicer shall, either itself or through an agent selected by the Servicer, and in accordance with the Fannie Mae Guide, manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. Each REO Disposition shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer deems to be in the best interest of the Owner. The REO Disposition Proceeds from the sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter, the expenses of such sale shall be paid and the Servicer shall reimburse itself for any related Servicing Advances, or Monthly Advances made pursuant to Section 5.03.

         The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as may be required by the circumstances. The Servicer shall make or cause the inspector to make a written report of each such inspection. Such reports shall be retained in the Servicing File and copies thereof shall be forwarded by the Servicer to the Owner.

         Notwithstanding anything to the contrary set forth in this Section 4.13, the parties hereto hereby agree that the Owner, at its option, shall be entitled to manage, conserve, protect and operate each REO Property for its own benefit (such option, an "REO Option"). In connection with the exercise of an REO Option, the prior two paragraphs and the related provisions of Section 4.03 and Section 4.04(iii) (such provisions, the "REO Marketing Provisions") shall be revised as follows. Following the acquisition of any Mortgaged Property, the Servicer shall submit a detailed invoice to the Owner for all related Servicing Advances and, upon exercising the REO Option, the Owner shall promptly reimburse the Servicer for such amounts. In the event the REO Option is exercised with respect to an REO Property, Section 4.04 (iii) shall not be applicable thereto. References made in Section 4.03 with respect to the reimbursement of Servicing Advances shall, for purposes of such REO Property, be deemed to be covered by this paragraph. The Owner acknowledges that, in the event it exercises an REO Option, with respect to the related REO Property, there shall be no breach by the Servicer based upon or arising out of the Servicer's failure to comply with the REO Marketing Provisions.

         Section 4.14. NOTIFICATION OF ADJUSTMENTS.

With respect to each Mortgage Loan, the Servicer shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date in compliance with requirements of applicable law and the related Mortgage and Mortgage Note. The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate adjustments. The Servicer shall promptly, upon written request therefor, deliver to the Owner such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Servicer of the receipt of notice from the Owner that the Servicer has failed to adjust a Mortgage Interest Rate in accordance with the terms of the related Mortgage Note and Mortgage, the Servicer shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss or deferral caused to the Owner thereby.


                                    ARTICLE V

                             PAYMENTS TO THE OWNER

         Section 5.01. REMITTANCES.

         On each Remittance Date, the Servicer shall remit to the Owner (i) all amounts credited to the Custodial Account as of the close of business on the last day of the calendar month preceding the Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, except (a) Principal Prepayments received on or before the 15th day of the month in which a Remittance Date occurs shall be remitted to the Owner on the Remittance Date of such month, and (b) Principal Prepayments received after the 15th day of the month in which a Remittance Date occurs shall be remitted to the Owner on the next following Remittance Date, plus, to the extent not already deposited in the Custodial Account, the sum of (ii) all Monthly Advances, if any, which the Servicer is obligated to distribute pursuant to Section 5.03 and
(iii) all Prepayment Interest Shortfalls the Servicer is required to make up pursuant to Section 4.04, minus (iv) any amounts attributable to Monthly Payments collected after the Cut-off Date but due on a Due Date or Dates subsequent to the last day of the related Due Period, which amounts shall be remitted on the related Remittance Date next succeeding the Due Period for such amounts.

         With respect to any remittance received by the Owner after the Business Day on which such payment was due, the Servicer shall pay to the Owner interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus two percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be remitted to the Owner by the Servicer on the date such late payment is made and shall cover the period commencing with the day following such Business Day and ending with the Business Day on which such payment is made, both inclusive. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

         Section 5.02. STATEMENTS TO THE OWNER.

         The Servicer shall furnish to the Owner an individual Mortgage Loan accounting report (a "Report"), as of the last Business Day of each month in the Servicer's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, such Report shall be received by the Owner no later than the tenth calendar day of the month of the related Remittance Date (or, with respect to information as to Principal Prepayments and prepayment penalties no later than one (1) Business Day after the end of each Prepayment Period), a report in an Excel (or compatible) electronic format (that can be downloaded into a Sybase database), in such format as may be mutually agreed upon by both the Owner and the Servicer, and in hard copy, which Report shall contain the following:

         (i) with respect to each Monthly Payment, the amount of such remittance allocable to interest; principal, Principal Prepayments and prepayment penalties;

         (ii) the amount of servicing compensation received by the Servicer during the prior due period;

         (iii) the aggregate Stated Principal Balance of the Mortgage Loans;

         (iv) the number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

         (v) such other data as may reasonably be required by the Owner.

         The Servicer shall also provide with each such Report a trial balance, sorted in the Owner's assigned loan number order, and such other loan level information as described on EXHIBITS E and F, in electronic tape form.

         The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Owner pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide the Owner with such information concerning the Mortgage Loans as is necessary for the Owner to prepare its federal income tax return as the Owner may reasonably request from time to time.

         In addition, not more than 60 days after the end of each calendar year, the Servicer shall furnish to each Person who was an Owner at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances of principal and interest for the applicable portion of such year.

         Section 5.03. MONTHLY ADVANCES BY THE SERVICER.

         Not later than the close of business on the Business Day preceding each Remittance Date, the Servicer shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Servicer, whether or not deferred pursuant to Section 4.01, of Monthly Payments, adjusted to the related Mortgage Loan Remittance Rate, which are delinquent at the close of business on the related Determination Date; provided, however, that the amount of any such deposit may be reduced by the Amount Held for Future Distribution (as defined below) then on deposit in the Custodial Account. Any portion of the Amount Held for Future Distribution used to pay Monthly Advances shall be replaced by the Servicer by deposit into the Custodial Account on any future Remittance Date to the extent that the funds that are available in the Custodial Account for remittance to the Owner on such Remittance Date are less than the amount of payments required to be made to the Owner on such Remittance Date.

         The "Amount Held for Future Distribution" as to any Remittance Date shall be the total of the amounts held in the Custodial Account at the close of business on the preceding Determination Date which were received after the Cut-off Date on account of (i) Liquidation Proceeds, Insurance Proceeds, and Principal Prepayments received or made in the month of such Remittance Date, and
(ii) payments which represent early receipt of scheduled payments of principal and interest due on a date or dates subsequent to the related Due Date.

         The Servicer's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the final disposition or liquidation of the Mortgaged Property, unless the Servicer deems such advance to be nonrecoverable from Liquidation Proceeds, REO Disposition Proceeds or Insurance Proceeds with respect to the applicable Mortgage Loan. In such latter event, the Servicer shall deliver to the Owner an Officer's Certificate of the Servicer to the effect that an officer of the Servicer has reviewed the related Servicing File and has obtained a recent appraisal and has made the reasonable determination that any additional advances are nonrecoverable from Liquidation or Insurance Proceeds with respect to the applicable Mortgage Loan.

         Section 5.04. LIQUIDATION REPORTS.

         Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed-in-lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property in such form as the Servicer and the Owner shall agree. The Servicer shall also provide reports on the status of REO Property containing such information as Owner may reasonably require.

                                   ARTICLE VI

                          GENERAL SERVICING PROCEDURES

         Section 6.01. ASSUMPTION AGREEMENTS.

         The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of a Mortgaged Property (whether by absolute conveyance or by contract of, sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Servicer shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Servicer, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Servicer, with the prior consent of the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

         In connection with any such assumption or substitution of liability, the Servicer shall follow the underwriting practices and procedures of the Fannie Mae Guide. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note and the amount of the Monthly Payment may not be changed. The Servicer shall notify the Owner that any such substitution of liability or assumption agreement has been completed by forwarding to the Owner the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage Loan Documents and shall, for all purposes, be considered a part of such related mortgage file to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Servicer for entering into an assumption or substitution of liability agreement shall belong to the Servicer.

         Notwithstanding the foregoing paragraphs of this section or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

         Section 6.02. SATISFACTION OF MORTGAGES AND RELEASE OF MORTGAGE LOAN DOCUMENTS.

         Upon the payment in full of any Mortgage Loan, the Servicer will immediately notify the Custodian with a certification and request for release by a Servicing Officer, which certification shall include a statement to the effect that all amounts received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been so deposited, and a request for delivery to the Servicer of the portion of the Mortgage Loan Documents held by the Custodian. Upon receipt of such certification and request, the Owner shall promptly release or cause the Custodian to promptly release the related Mortgage Loan Documents to the Servicer and the Servicer shall prepare and deliver for execution by the Owner or at the Owner's option execute under the authority of a power of attorney delivered to the Servicer by the Owner any satisfaction or release. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

         In the event the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Owner may have under the mortgage instruments, the Servicer, upon written demand, shall remit within one Business Day to the Owner the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Servicer shall maintain the Fidelity Bond insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loans, including for the purpose of collection under any Primary Mortgage Insurance Policy, upon request of the Servicer and delivery to the Custodian of a servicing receipt signed by a Servicing Officer, the Custodian shall release the portion of the Mortgage Loan Documents held by the Custodian to the Servicer. Such servicing receipt shall obligate the Servicer to promptly return the related Mortgage Loan Documents to the Custodian, when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or such documents have been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has promptly delivered to the Owner or the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such documents were delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Owner or the Custodian, as applicable, to the Servicer.

         Section 6.03. SERVICING COMPENSATION.

         As compensation for its services hereunder, the Servicer shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amounts provided for as the Servicer's Servicing Fee. Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, late payment charges and other ancillary fees shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

         Section 6.04. ANNUAL STATEMENT AS TO COMPLIANCE; FINANCIAL STATEMENTS.

         The Servicer will deliver to the Master Servicer on or before February 28 of each year, beginning with February 28, 2006, an Officer's Certificate in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K stating that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, (ii) the Servicer has fully complied with the provisions of this Agreement and (iii) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

         Upon request by the Owner or the Master Servicer, the Servicer will deliver to such requesting party a copy of the audited (if such financial statements are available, otherwise unaudited) financial statements of the Servicer for the most recent fiscal year of the Servicer.

         Section 6.05. ANNUAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' SERVICING REPORT.

         On or before February 28 of each year beginning February 28, 2006, the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Master Servicer in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K to the effect that such firm has examined certain documents and records relating to the servicing of mortgage loans by the Company generally that include a sampling of the Mortgage Loans, the provisions of Article II and Article IV have been complied with and, on the basis of such an examination conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance with this Agreement, except for
(i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.

         Section 6.06. OWNER'S RIGHT TO EXAMINE SERVICER RECORDS.

         The Owner shall have the right to examine and audit, at its expense, upon reasonable notice to the Servicer, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Servicer, or held by another for the Servicer or on its behalf or otherwise, which relate to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement.

         The Servicer shall provide to the Owner and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Owner access to any documentation regarding the Mortgage Loans in the possession of the Servicer which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Servicer, and in accordance with the applicable federal or state government regulations.

         Section 6.07. COMPLIANCE WITH REMIC PROVISIONS.

         If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on "contribution" to a REMIC set forth in Section 860G(d) of the Code unless the Servicer has received an Opinion of Counsel (at the expense of the party seeking to take such actions) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

         Section 6.08. NON-SOLICITATION.

         The Servicer shall not knowingly conduct any solicitation exclusively targeted to the Mortgagors for the purpose of inducing or encouraging the early prepayment or refinancing of the related Mortgage Loans. It is understood and agreed that promotions undertaken by the Servicer or any agent or affiliate of the Servicer which are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this section. Nothing contained herein shall prohibit the Servicer from
(i) distributing to Mortgagors any general advertising including information brochures, coupon books, or other similar documentation which indicates services the Seller offers, including refinances or (ii) providing financing of home equity loans to Mortgagors at the Mortgagor's request.

         Section 6.09. ANNUAL CERTIFICATION.

                  (a) For so long as (1) the Mortgage Loans are being master serviced by the Master Servicer and (2) the Master Servicer is required by Section 302 of the Sarbanes-Oxley Act of 2002 to provide an annual certification, by February 28th of each year (or if not a Business Day, the immediately preceding Business Day), or at any other time upon thirty (30) days written request, an officer of the Servicer shall execute and deliver an Officer's Certificate to the Master Servicer for the benefit of such Master Servicer and its officers, directors and affiliates, certifying as to the following matters:

                           (i) Based on my knowledge, the information in the
                  Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the Master Servicer taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

                           (ii) Based on my knowledge, the servicing information
                  required to be provided to the Master Servicer by the Servicer under this Agreement has been provided to the Master Servicer;

                           (iii) I am responsible for reviewing the activities
                  performed by the Servicer under this Agreement and based upon my knowledge and the review required by this Agreement, and except as disclosed in the Annual Statement of Compliance or the Annual Independent Public Accountant's Servicing Report submitted to the Master Servicer, the Servicer has, as of the date of this certification fulfilled its obligations under this Agreement; and

                           (iv) I have disclosed to the Master Servicer all
                  significant deficiencies relating to the Servicer's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in this Agreement.

                  (b) The Servicer shall indemnify and hold harmless the Master Servicer and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this
         Section 6.09 or the negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Master Servicer, then the Servicer agrees that it shall contribute to the amount paid or payable by the Master Servicer as a result of the losses, claims, damages or liabilities of the Master Servicer in such proportion as is appropriate to reflect the relative fault of the Master Servicer on the one hand and the Servicer on the other in connection with a breach of the Servicer's obligations under this
         Section 6.09 or the Servicer's negligence, bad faith or willful misconduct in connection therewith.

                                   ARTICLE VII

                       REPORTS TO BE PREPARED BY SERVICER

         Section 7.01. SERVICER SHALL PROVIDE INFORMATION AS REASONABLY
REQUIRED.

         The Servicer shall furnish to the Owner upon request, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable or appropriate with respect to the purposes of this Agreement. The Servicer may negotiate with the Owner for a reasonable fee for providing such report or information, unless (i) the Servicer is required to supply such report or information pursuant to any other section of this Agreement, or (ii) the report or information has been requested in connection with Internal Revenue Service or other regulatory agency requirements. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions given by the Owner. The Servicer agrees to execute and deliver all such instruments and take all such action as the Owner, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

                                  ARTICLE VIII

                                  THE SERVICER

         Section 8.01. INDEMNIFICATION; THIRD PARTY CLAIMS.

         The Servicer agrees to indemnify the Owner, its successors and assigns, any agent of the Owner, and the Master Servicer, and hold each of such Persons harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that such Person may sustain in any way related to the failure of the Servicer to perform in any way its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement and for breach of any representation or warranty of the Servicer contained herein. The Servicer shall immediately notify the Owner or other indemnified Person if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Owner and such other Indemnified Person and with counsel reasonably satisfactory to the Owner and such Person) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or such other indemnified Person in respect of such claim but failure to so notify the Owner and such other indemnified Person shall not limit its obligations hereunder. The Servicer agrees that it will not enter into any settlement of any such claim without the consent of the Owner and such other indemnified Person unless such settlement includes an unconditional release of the Owner and such other indemnified Person from all liability that is the subject matter of such claim. The provisions of this Section 8.01 shall survive termination of this Agreement.

         Section 8.02. MERGER OR CONSOLIDATION OF THE SERVICER.

         The Servicer will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer whether or not related to loan servicing, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, or which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) which is a Fannie Mae or Freddie Mac approved seller/servicer in good standing.

         Section 8.03. LIMITATION ON LIABILITY OF THE SERVICER AND OTHERS.

         Neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform in any way its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of gross negligence or any breach of the terms and conditions of this Agreement. The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by the Owner respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that the Servicer may, with the consent of the Owner, which consent shall not be unreasonably withheld, undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Owner will be liable, and the Servicer shall be entitled to be reimbursed therefor from the Custodial Account pursuant to Section 4.05.

         Section 8.04. SERVICER NOT TO RESIGN.

         The Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Owner or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Owner which Opinion of Counsel shall be in form and substance acceptable to the Owner. No such resignation shall become effective until a successor shall have assumed the Servicer's responsibilities and obligations hereunder in the manner provided in
Section 11.01.

         Section 8.05. NO TRANSFER OF SERVICING.

         With respect to the retention of the Servicer to service the Mortgage Loans hereunder, the Servicer acknowledges that the Owner has acted in reliance upon the Servicer's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this section, the Servicer shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Owner, which approval shall not be unreasonably withheld; provided that the Servicer may assign the Agreement and the servicing hereunder without the consent of Owner to an affiliate of the Servicer to which all servicing of the Servicer is assigned so long as (i) such affiliate is a Fannie Mae and Freddie Mac approved servicer and (ii) if it is intended that such affiliate be spun off to the shareholders of the Servicer, such affiliate have a GAAP net worth of at least $25,000,000 and (iii) such affiliate shall deliver to the Owner a certification pursuant to which such affiliate shall agree to be bound by the terms and conditions of this Agreement and shall certify that such affiliate is a Fannie Mae and Freddie Mac approved servicer in good standing.

                                   ARTICLE IX

                                    DEFAULT

         Section 9.01. EVENTS OF DEFAULT.

         In case one or more of the following Events of Default by the Servicer shall occur and be continuing, that is to say:

         (i) any failure by the Servicer to remit to the Owner any payment required to be made under the terms of this Agreement which continues unremedied for one (1) Business Day after written notice thereof (it being understood that this subparagraph shall not affect Servicer's obligation pursuant to Section
5.01 to pay default interest on any remittance received by the Owner after the Business Day on which such payment was due); or

         (ii) any failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement, the breach of which has a material adverse effect and which continue unremedied for a period of thirty days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and such failure shall be deemed to have a material adverse effect) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner; or

         (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

         (iv) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

         (v) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (vi) the Servicer ceases to be approved by either Fannie Mae or Freddie Mac (to the extent such entities are then operating in a capacity similar to that in which they operate on the date hereof) as a mortgage loan servicer for more than thirty days to the extent such entities perform similar functions; or

         (vii) the Servicer attempts to assign its right to servicing compensation hereunder or the Servicer attempts, without the consent of the Owner, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof except as otherwise permitted herein; or

         (viii) the Servicer ceases to be qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Servicer's ability to perform its obligations hereunder; or

         (ix) failure by the Servicer to duly perform, within the required time period, its obligations under Section 6.04, 6.05 or 6.09 which failure continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner or by any Master Servicer responsible for master servicing the Mortgage Loans pursuant to a Pass-Through Transfer involving such Mortgage Loans;

         then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Owner, by notice in writing to the Servicer may, in addition to whatever rights the Owner may have under Section 8.01 and at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same. On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Owner, the Servicer shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Servicing Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer's sole expense. The Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

         Section 9.02. WAIVER OF DEFAULTS.

         The Owner may waive only by written notice any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                    ARTICLE X

                                  TERMINATION

         Section 10.01. TERMINATION.

         The respective obligations and responsibilities of the Servicer shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Servicer and the Owner in writing; or (iii) termination by the Owner pursuant to Section 9.01. Simultaneously with any such termination and the transfer of servicing hereunder, the Servicer shall be entitled to be reimbursed for any outstanding Servicing Advances and Monthly Advances.

         Section 10.02. REMOVAL OF MORTGAGE LOANS FROM INCLUSION UNDER THIS AGREEMENT UPON A WHOLE LOAN TRANSFER OR A PASS-THROUGH TRANSFER.

         The Servicer acknowledges and the Owner agrees that with respect to some or all of the Mortgage Loans, the Owner may effect either Whole Loan Transfers or Pass-Through Transfers.

         The Servicer shall cooperate with the Owner in connection with any Whole Loan Transfer or Pass-Through Transfer contemplated by the Owner pursuant to this Section. In connection therewith, and without limitation, the Owner shall deliver any reconstitution agreement or other document related to the Whole Loan Transfer or Pass-Through Transfer to the Servicer prior to such transfer and the Servicer shall execute any such reconstitution agreement which contains provisions substantially similar to those herein or otherwise reasonably acceptable to the Owner and the Servicer and which restates the representations and warranties contained in Article III as of the date of transfer (except to the extent any such representation or warranty is not accurate on such date); provided, however, that Servicer agrees that any such reconstitution agreement in connection with a Whole Loan Transfer to Fannie Mae will be reasonably acceptable to the Servicer if it obligates the Servicer to service the Mortgage Loans identified therein and to remit and report, all in accordance with the Fannie Mae Guide.

         In connection with this Section 10.02, the Servicer agrees to deliver to the Owner for inclusion in any prospectus or other offering material such publicly available information regarding the Servicer, its financial condition and its mortgage loan delinquency, foreclosure and loss experience and any additional information requested by the Owner, and to deliver to the Owner any similar non public, unaudited financial information, in which case the Owner shall bear the cost of having such information audited by certified public accountants if the Owner desires such an audit, or as is otherwise reasonably requested by the Owner and which the Servicer is capable of providing without unreasonable effort or expense, and to indemnify the Owner and its affiliates for material misstatements or omissions contained in such information; to deliver to the Owner and to any Person designated by the Owner, at the Owner's expense, such statements and audit letters of reputable, certified public accountants pertaining to information provided by the Servicer pursuant to the preceding clause as shall be reasonably requested by the Owner; and to deliver to the Owner, and to any Person designated by the Owner, such legal documents and in-house Opinions of Counsel as are customarily delivered by originators or servicers, as the case may be, and reasonably determined by the Owner to be necessary in connection with Pass-Through Transfers, as the case may be, such in-house Opinions of Counsel for a Pass-Through Transfer to be in the form reasonably acceptable to the Owner, it being understood that the cost of any opinions of outside special counsel that may be required for a Pass-Through Transfer shall be the responsibility of the Owner.

         All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or Pass-Through Transfer shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

         Section 10.03. MASTER SERVICER.

         The Servicer, including any successor servicer hereunder, shall be subject to the supervision of the Master Servicer, which Master Servicer shall be obligated to ensure that the Servicer services the Mortgage Loans in accordance with the provisions of this Agreement. The Master Servicer, acting on behalf of the Owner, shall have the same rights as the Owner to enforce the obligations of the Servicer under this Agreement. The Master Servicer shall be entitled to terminate the rights and obligations of the Servicer under this Agreement upon the failure of the Servicer to perform any of its obligations under this Agreement if such failure constitutes an Event of Default as provided in Article IX of this Agreement. Notwithstanding anything to the contrary, in no event shall the Master Servicer assume any of the obligations of the Owner under this Agreement.

         Section 10.04. TRANSFER OF SERVICING FOR DEFAULTED LOANS.

         The Owner shall have the option, exercisable in its sole discretion and upon reasonable written notice to the Servicer, to transfer to a third-party servicer any Mortgage Loan that is more than sixty (60) days delinquent with respect to Monthly Payments. Upon such transfer, the Owner will reimburse the Servicer for all unreimbursed Monthly Advances and Servicing Advances with respect to such Mortgage Loan and the reasonable costs and expenses incurred by the Servicer in connection with the transfer of servicing with respect to such Mortgage Loan.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         Section 11.01. SUCCESSOR TO THE SERVICER.

         Prior to termination of the Servicer's responsibilities and duties under this Agreement pursuant to Sections 8.04, 9.01 or 10.01(ii), the Owner shall (i) succeed to and assume all of the Servicer's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Owner may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Owner and such successor shall agree. In the event that the Servicer's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicer pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this section and shall in no event relieve the Servicer of the representations and warranties made pursuant to Article III and the remedies available to the Owner under
Section 8.01, it being understood and agreed that the provisions of such Article III and Section 8.01 shall be applicable to the Servicer notwithstanding any such resignation or termination of the Servicer, or the termination of this Agreement.

         Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Owner an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Servicer or this Agreement pursuant to
Section 8.04, 9.01 or 10.01 shall not affect any claims that the Owner may have against the Servicer arising prior to any such termination or resignation.

         The Servicer shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Servicing Files and related documents and statements held by it hereunder and the Servicer shall account for all funds. The Servicer shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer. The successor shall make such arrangements as it may deem appropriate to reimburse the Servicer for unrecovered Monthly Advances and Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Servicer pursuant to this Agreement but for the appointment of the successor servicer.

         Upon a successor's acceptance of appointment as such, the Servicer shall notify the Owner of such appointment.

         All reasonable costs and expenses incurred in connection with replacing the Servicer upon its resignation or the termination of the Servicer in accordance with the terms of this Agreement, including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Servicer as a result of an Event of Default and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor service to service the Mortgage Loans in accordance with this Agreement, shall be payable on demand by the resigning or terminated Servicer without any right of reimbursement therefor.

         Section 11.02. AMENDMENT.

         This Agreement may be amended from time to time by the Servicer and the Owner by written agreement signed by the Servicer and the Owner.

         Section 11.03. RECORDATION OF AGREEMENT.

         To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of all the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Owner at the Owner's expense on direction of the Owner accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Owner or is necessary for the administration or servicing the Mortgage Loans.

         Section 11.04. GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

         Section 11.05. NOTICES.

         Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telecopier and confirmed by a similar mailed writing, as follows:

                  (i)      if to the Servicer:

                           Mac Arthur Ridge II,
                           909 Hidden Ridge Drive, Suite 200
                           Irving, Texas 75038
                           Attention:  Ralene Ruyle, President
                           Telecopier No.:  (972) 444-2880

                  (ii)     if to the Owner:

                           Bear, Stearns & Co. Inc.
                           383 Madison Ave.
                           New York, New York 10179
                           Attention:  Baron Silverstein
                           Telecopier No.:  (212) 272-5591


                  (iii)    if to the Master Servicer:

                           Wells Fargo Bank, N.A.
                           P.O. Box 98
                           Columbia, Maryland 21046
                           Attention:  Client Manager PRIME 2005-5

                           And for overnight delivery to:

                           Wells Fargo Bank, N.A.
                           9062 Old Annapolis Road
                           Columbia, Maryland 21045
                           Attention:  Client Manager PRIME 2005-5
                           Telecopier No.:  (410) 715-2380

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice, or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the address (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

         Section 11.06. SEVERABILITY OF PROVISIONS.

         Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

         Section 11.07. EXHIBITS

         The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

         Section 11.08. GENERAL INTERPRETIVE PRINCIPLES.

         For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

         (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

         (iii) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

         (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

         (v) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

         (vi) the term "include" or "including" shall mean without limitation by reason of enumeration.

         Section 11.09. REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         Section 11.10. CONFIDENTIALITY OF INFORMATION.

         Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Except as required to be disclosed by law, each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of this Agreement.

         Section 11.11. ASSIGNMENT BY THE OWNER.

         The Owner shall have the right, without the consent of the Servicer hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Owner hereunder, by executing an assignment and assumption agreement reasonably acceptable to the Servicer and the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans. In no event shall Owner sell a partial interest in any Mortgage Loan. All references to the Owner in this Agreement shall be deemed to include its assignees or designees. It is understood and agreed between the Owners and the Servicer that no more than five (5) Persons shall have the right of owner under this Agreement at any one time.

         Section 11.12. NO PARTNERSHIP.

         Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for Owner.

         Section 11.13. EXECUTION, SUCCESSORS AND ASSIGNS.

         This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.05, this Agreement shall inure to the benefit of and be binding upon the Servicer and the Owner and their respective successors and assigns.

         Section 11.14. ENTIRE AGREEMENT.

         Each of the Servicer and the Owner acknowledge that no representations, agreements or promises were made to it by the other party or any of its employees other than those representations, agreements or promises specifically contained herein. This Agreement sets forth the entire understanding between the parties hereto and shall be binding upon all successors of both parties.

         IN WITNESS WHEREOF, the Servicer and the Owner have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date and year first above written.




                  EMC MORTGAGE CORPORATION
                  Servicer

                  By:
                      --------------------------------------------
                  Name:
                  Title:



                  STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.
                  Owner


                  By:
                      --------------------------------------------
                  Name:  Joseph T. Jurkowski, Jr.
                  Title:   Vice President

                                    EXHIBIT A

                             MORTGAGE LOAN SCHEDULE

                                    EXHIBIT B

                       CUSTODIAL ACCOUNT LETTER AGREEMENT
                                     (date)


To:______________________
   ______________________
   ______________________
    (the "Depository")

         As "Servicer" under the Servicing Agreement, dated as of December 1, 2005, (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[Servicer] Custodial Account, in trust for [Owner], Owner of Whole Loan Mortgages, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.



                                   By:____________________
                                   Name:__________________
                                   Title:_________________

                  The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

                                   [                  ]
                                   (name of Depository)
                                   By:____________________
                                   Name:__________________
                                   Title:_________________

                                    EXHIBIT C

                         ESCROW ACCOUNT LETTER AGREEMENT

                                     (date)

To:___________________________
   ___________________________
   ___________________________
       (the "Depository")

         As "Servicer" under the Servicing Agreement, dated as of December 1, 2005 (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[Servicer] Escrow Account, in trust for [Owner], Owner of Whole Loan Mortgages, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.



                                   By:____________________
                                   Name:__________________
                                   Title:_________________

         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

                                   [                  ]
                                   (name of Depository)
                                   By:____________________
                                   Name:__________________
                                   Title:_________________

                                    EXHIBIT D

                        REQUEST FOR RELEASE OF DOCUMENTS

To:      Wells Fargo Bank, N.A.
         1015 10th Avenue S.E.
         Mpls., MN  55414
         Attn:  ________________

         Re: Custodial Agreement dated as of November 30, 1999, between EMC Mortgage Corporation and Wells Fargo Bank, N.A., as Custodian

         In connection with the administration of the Mortgage Loans held by you as Custodian for the Owner pursuant to the above-captioned Custody Agreement, we request the release, and hereby acknowledge receipt, of the Custodian's Mortgage File for the Mortgage Loan described below, for the reason indicated.


MORTGAGE LOAN NUMBER:

MORTGAGOR NAME, ADDRESS & ZIP CODE:

REASON FOR REQUESTING DOCUMENTS (check one):

_______           1.       Mortgage Paid in Full

_______           2.       Foreclosure

_______           3.       Substitution

_______           4.       Other Liquidation (Repurchases, etc.)

_______           5.       Nonliquidation  [Reason:____________________________]

Address to which Custodian should
Deliver the Custodian's Mortgage File:      ____________________________________
                                            ____________________________________
                                            ____________________________________

                                            By:_________________________________
                                                     (authorized signer)
Issuer:_____________________________
Address:____________________________
        ____________________________

Date:_______________________________


CUSTODIAN

Wells Fargo Bank, N.A.

Please acknowledge the execution of the above request by your signature and date below:

------------------------------------                 -----------------
Signature                                                  Date

Documents returned to Custodian:

------------------------------------                 -----------------
Custodian                                                  Date

                                    EXHIBIT E

                        LOAN LEVELFORMAT FOR TAPE INPUT,
                            SERVICER PERIOD REPORTING

The format for the tape should be:

1.       Record length of 240
2.       Blocking factor of 07 records per block
3.       ASCII
4.       Unlabeled tape
5.       6250 or 1600 BPI (please indicate)

                                                                COBOL
FIELD NAME                              POSITION    LENGTH    "PICTURE"
----------                              --------    ------    ---------

Master Servicer No                      001-002        2      "01"
Unit Code                               003-004        2      "                "
Loan Number                             005-014       10      X(10)
Borrower Name                           015-034       20      X(20)
Old Payment Amount                      035-045       11      S9(9)V9(02)
Old Loan Rate                           046-051        6      9(2)V9(04)
Servicer Fee Rate                       052-057        6      9(2)V9(04)
Servicer Ending Balance                 058-068       11      S9(9)V9(02)
Servicer Next Due Date                  069-076        8      CCYYMMDD
Curtail Amt 1 - Before                  077-087       11      S9(9)V9(02)
Curtail Date 1                          088-095        8      CCYYMMDD
Curtail Amt 1 - After                   096-106       11      S9(9)V9(02)
Curtail Amt 2 - Before                  107-117       11      S9(9)V9(02)
Curtail Date 2                          118-125        8      CCYYMMDD
Curtail Amt 2 - After                   126-136       11      S9(9)V9(02)
Curtail Amt 3 - Before                  137-147       11      S9(9)V9(02)
Curtail Date 3                          148-155        8      CCYYMMDD
Curtail Amt 3 - After                   156-166       11      S9(9)V9(02)
New Payment Amount                      167-177       11      S9(9)V9(02)
New Loan Rate                           178-183        6      9(2)V9(04)
Index Rate                              184-189        6      9(2)V9(04)
Remaining Term                          190-192        3      9(3)
Liquidation Amount                      193-203       11      S9(9)V9(02)
Action Code                             204-205        2      X(02)
Scheduled Principal                     206-216       11      S9(9)V9(02)
Scheduled Interest                      217-227       11      S9(9)V9(02)
Scheduled Ending Balance                228-238       11      S9(9)V9(02)
FILLER                                  239-240        2      X(02)

Trailer Record:

Number of Records                       001-006        6      9(06)
FILLER                                  007-240      234      X(234)




Field Names and Descriptions:

FIELD NAME                          DESCRIPTION
----------                          -----------
Master Servicer No.                 Hard code as "01" used internally

Unit Code                           Hard code as "  " used internally

Loan Number                         Investor's loan number

Borrower Name                       Last name of borrower

Old Payment Amount                  P&I amount used for the applied payment

Old Loan Rate                       Gross interest rate used for the applied payment

Servicer Fee Rate                   Servicer's fee rate

Servicer Ending Balance             Ending actual balance after a payment has been applied

Servicer Next Due Date              Borrower's next due date for a payment

Curtailment Amount 1 - Before       Amount of curtailment applied before the payment

Curtailment Date 1                  Date of curtailment should coincide with the payment date
                                    applicable to the curtailment

Curtailment Amount 1 - After        Amount of curtailment applied after the payment

Curtailment Amount 2 - Before       Amount of curtailment applied before the payment

Curtailment Date 2                  Date of curtailment should coincide with the payment date
                                    applicable to the curtailment

Curtailment Amount 2 - After        Amount of curtailment applied after the payment

Curtailment Amount 3 - Before       Amount of curtailment applied before the payment

Curtailment Date 3                  Date of curtailment should coincide with the payment date
                                    applicable to the curtailment

Curtailment Amount 3 - After        Amount of curtailment applied after the payment

New                                 Payment Amount For ARM, Equal, or
                                    Buydown loans, when a payment change
                                    occurs, this is the scheduled
                                    payment

New                                 Loan Rate For ARM loans, when the
                                    gross interest rate change occurs,
                                    this is the scheduled rate

Index Rate                          For ARM loans, the index rate used in calculating the new
gross interest rate

Remaining Term                      For ARM loans, the number of months left on the loan used
to determine the new P&I amount

Liquidation Amount                  The payoff amount of the loan

Action Code                         For delinquent loans:
                                    12 -- Relief Provisions
                                    15 -- Bankruptcy/Litigation 20 --
                                    Referred for Deed-in-lieu, short
                                    sale 30 -- Referred to attorney to
                                    begin foreclosure 60 -- Loan Paid in
                                    full 70 -- Real Estate Owned


Scheduled Principal                 Amount of principal from borrower payment due to
bondholder

Scheduled Interest                  Amount of interest from borrower payment due to bondholder

Scheduled Ending Balance            Ending scheduled balance of loan

FILLER                              Should be filled with spaces

                                    EXHIBIT F

                       REPORTING DATA FOR DEFAULTED LOANS

Data must be submitted to Wells Fargo Bank in an EXCEL spreadsheet format with fixed field names and data type. The EXCEL spreadsheet should be used as a template consistently every month when submitting data.

TABLE: DELINQUENCY

         NAME                                TYPE           SIZE
         ----                                ----           ----
SERVICER LOAN #                        NUMBER (DOUBLE)        8
INVESTOR LOAN #                        NUMBER (DOUBLE)        8
BORROWER NAME                          TEXT                  20
ADDRESS                                TEXT                  30
STATE                                  TEXT                   2
Due Date                               Date/Time              8
ACTION CODE                            TEXT                   2
FC Received                            Date/Time              8
File Referred to Atty                  Date/Time              8
NOD                                    Date/Time              8
Complaint Filed                        Date/Time              8
Sale Published                         Date/Time              8
Target Sale Date                       Date/Time              8
Actual Sale Date                       Date/Time              8
Loss Mit Approval Date                 Date/Time              8
Loss Mit Type                          Text                   5
Loss Mit Estimated Completion Date     Date/Time              8
Loss Mit Actual Completion Date        Date/Time              8
Loss Mit Broken Plan Date              Date/Time              8
BK Chapter                             Text                   6
BK Filed Date                          Date/Time              8
Post Petition Due                      Date/Time              8
Motion for Relief                      Date/Time              8
Lift of Stay                           Date/Time              8
RFD                                    Text                  10
Occupant Code                          Text                  10
Eviction Start Date                    Date/Time              8
Eviction Completed Date                Date/Time              8
List Price                             Currency               8
List Date                              Date/Time              8
Accepted Offer Price                   Currency               8
Accepted Offer Date                    Date/Time              8
Estimated REO Closing Date             Date/Time              8
Actual REO Sale Date                   Date/Time              8

O ITEMS IN BOLD ARE MANDATORY FIELDS. WE MUST RECEIVE INFORMATION IN THOSE FIELDS EVERY MONTH IN ORDER FOR YOUR FILE TO BE ACCEPTED.





The Action Code Field should show the applicable numeric code to indicate that a special action is being taken. The Action Codes are the following:

12-RELIEF PROVISIONS
15-BANKRUPTCY/LITIGATION
20-REFERRED FOR DEED-IN-LIEU
30-REFERRED FORE FORECLOSURE
60-PAYOFF
65-REPURCHASE
70-REO-HELD FOR SALE
71-THIRD PARTY SALE/CONDEMNATION
72-REO-PENDING CONVEYANCE-POOL INSURANCE CLAIM FILED

Wells Fargo Bank will accept alternative Action Codes to those above, provided that the Codes are consistent with industry standards. If Action Codes other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Action Codes prior to sending the file.

DESCRIPTION OF ACTION CODES:
ACTION CODE 12 - To report a Mortgage Loan for which the Borrower has been granted relief for curing a delinquency. The Action Date is the date the relief is expected to end. For military indulgence, it will be three months after the Borrower's discharge from military service.

ACTION CODE 15 - To report the Borrower's filing for bankruptcy or instituting some other type of litigation that will prevent or delay liquidation of the Mortgage Loan. The Action Date will be either the date that any repayment plan (or forbearance) instituted by the bankruptcy court will expire or an additional date by which the litigation should be resolved.

ACTION CODE 20 - To report that the Borrower has agreed to a deed-in-lieu or an assignment of the property. The Action Date is the date the Servicer decided to pursue a deed-in-lieu or the assignment.

ACTION CODE 30 - To report that the decision has been made to foreclose the Mortgage Loan. The Action Date is the date the Servicer referred the case to the foreclosure attorney.

ACTION CODE 60 - To report that a Mortgage Loan has been paid in full either at, or prior to, maturity. The Action Date is the date the pay-off funds were remitted to the Master Servicer.

ACTION CODE 65 - To report that the Servicer is repurchasing the Mortgage Loan. The Action Date is the date the repurchase proceeds were remitted to the Master Servicer.

ACTION CODE 70 - To report that a Mortgage Loan has been foreclosed or a deed-in-lieu of foreclosure has been accepted, and the Servicer, on behalf of the owner of the Mortgage Loan, has acquired the property and may dispose of it. The Action Date is the date of the foreclosure sale or, for deeds-in-lieu, the date the deed is recorded on behalf of the owner of the Mortgage Loan.

ACTION CODE 71 - To report that a Mortgage Loan has been foreclosed and a third party acquired the property, or a total condemnation of the property has occurred. The Action Date is the date of the foreclosure sale or the date the condemnation award was received.

ACTION CODE 72 - To report that a Mortgage Loan has been foreclosed, or a deed-in-lieu has been accepted, and the property may be conveyed to the mortgage insurer and the pool insurance claim has been filed. The Action Date is the date of the foreclosure sale, or, for deeds-in-lieu, the date of the deed for conventional mortgages.

The Loss Mit Type field should show the approved Loss Mitigation arrangement. The following are acceptable:

         ASUM-       APPROVED ASSUMPTION
         BAP-        BORROWER ASSISTANCE PROGRAM
         CO-         CHARGE OFF
         DIL-        DEED-IN-LIEU
         FFA-        FORMAL FORBEARANCE AGREEMENT
         MOD-        LOAN MODIFICATION
         PRE-        PRE-SALE
         SS-         SHORT SALE
         MISC-       ANYTHING ELSE APPROVED BY THE PMI OR POOL INSURER

Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.


The Occupant Code field should show the current status of the property. The acceptable codes are:

         MORTGAGOR
         TENANT
         UNKNOWN
         VACANT

                                                                     EXHIBIT H-3

                               SERVICING AGREEMENT

                                   FIFTH THIRD

         This is a Purchase, Warranties and Servicing Agreement, dated as of September 1, 2002 and is executed between EMC MORTGAGE CORPORATION, as Purchaser, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser"), and Fifth Third Mortgage Company, with offices located at 38 Fountain Square, MD 1com 56, Cincinnati, Ohio 45202 (the "Company").

                              W I T N E S S E T H :
                               - - - - - - - - - -

         WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

         WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

         WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01 DEFINED TERMS.

         Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

         ACCEPTED SERVICING PRACTICES: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

         ADJUSTMENT DATE: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

         AGREEMENT: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

         APPRAISED VALUE: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

         ASSIGNMENT: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

         BIF:  The Bank Insurance Fund, or any successor thereto.

         BUSINESS DAY: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or in the State of Ohio, or (iii) a day on which banks in the State of New York or in the State of Ohio are authorized or obligated by law or executive order to be closed.


         CLOSING DATE: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         CODE: The Internal Revenue Code of 1986, or any successor statute thereto.

         COMPANY: Fifth Third Mortgage Company, their successors in interest and assigns, as permitted by this Agreement.

         COMPANY'S OFFICER'S CERTIFICATE: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

         CONDEMNATION PROCEEDS: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

         CONFIRMATION: The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans.

         CO-OP LEASE: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

         CO-OP LOAN: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

         CURRENT APPRAISED VALUE: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

         CURRENT LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

         CUSTODIAL ACCOUNT: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "[_____________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         CUSTODIAN: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

         CUT-OFF DATE: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         DETERMINATION DATE: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

         DUE DATE: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

         DUE PERIOD: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

         ELIGIBLE ACCOUNT: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated "A2" or higher by Standard & Poor's and "A" or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

         ELIGIBLE INSTITUTION: Fifth Third Mortgage Company, or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

         EQUITY TAKE-OUT REFINANCED MORTGAGE LOAN: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

         ESCROW ACCOUNT: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "__________________, in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         ESCROW PAYMENTS: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         EVENT OF DEFAULT: Any one of the conditions or circumstances enumerated in Section 9.01.

         FANNIE MAE: The Federal National Mortgage Association, or any successor thereto.

         FANNIE MAE GUIDE(S): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

         FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

         FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

         FHLMC GUIDE: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

         FIDELITY BOND: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

         FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

         GAAP: Generally accepted accounting principles, consistently applied.

         HUD: The United States Department of Housing and Urban Development or any successor.

         INDEX: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

         INITIAL RATE CAP: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

         INSURANCE PROCEEDS: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

         LENDER PAID MORTGAGE INSURANCE RATE: The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

         LENDER PRIMARY MORTGAGE INSURANCE POLICY: Any Primary Mortgage Insurance Policy for which premiums are paid by the Company.

         LIFETIME RATE CAP: As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

         LIQUIDATION PROCEEDS: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

         LOAN-TO-VALUE RATIO OR LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

         MARGIN: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

         MONTHLY ADVANCE: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

         MONTHLY PAYMENT: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

         MORTGAGE: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

         MORTGAGE FILE: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

         MORTGAGE IMPAIRMENT INSURANCE POLICY: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

         MORTGAGE INTEREST RATE: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

         MORTGAGE LOAN: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

         MORTGAGE LOAN DOCUMENTS: The documents listed in EXHIBIT A.

         MORTGAGE LOAN REMITTANCE RATE: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Rate.

         MORTGAGE LOAN SCHEDULE: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

         (1) the Company's Mortgage Loan identifying number;

         (2) the Mortgagor's first and last name;

         (3) the street address of the Mortgaged Property including the city, state and zip code;

         (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

         (5) the type of residential property constituting the Mortgaged
Property;

         (6) the original months to maturity of the Mortgage Loan;

         (7) the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

         (8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

         (9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

         (10) the Origination Date of the Mortgage Loan;

         (11) the stated maturity date;

         (12) the amount of the Monthly Payment at origination;

         (13) the amount of the Monthly Payment as of the related Cut-off Date;

         (14) the original principal amount of the Mortgage Loan;

         (15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

         (16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

         (17) a code indicating the documentation style (i.e. full, alternative, etc.);

         (18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

         (19) the date on which the first payment is or was due;

         (20) a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

         (21) a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

         (22) the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

         (23) product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

         (25) credit score and/or mortgage score, if applicable;

         (26) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;

         (27) a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof; and

         (28) the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

         With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

         (1) the number of Mortgage Loans;

         (2) the current aggregate outstanding principal balance of the Mortgage Loans;

         (3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

         (4) the weighted average maturity of the Mortgage Loans; and

         (5) the weighted average months to next Adjustment Date;

         MORTGAGE NOTE: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

         MORTGAGED PROPERTY: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

         MORTGAGOR:  The obligor on a Mortgage Note.

         OCC: Office of the Comptroller of the Currency, its successors and assigns.

         OFFICERS' CERTIFICATE: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

         OPINION OF COUNSEL: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

         ORIGINATION DATE: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

         OTS:  Office of Thrift Supervision, its successors and assigns.

         PERIODIC RATE CAP: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

         PERMITTED INVESTMENTS: Any one or more of the following obligations or securities:

                  (i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

                  (ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

                  (iii) repurchase obligations with a term not to exceed thirty
                  (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

                  (iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such investment or contractual commitment providing for such investment; PROVIDED, HOWEVER, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstanding principal balances of all of the Mortgage Loans and Permitted Investments;

                  (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

                  (vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

                  (vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

PROVIDED, HOWEVER, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

         PERSON: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         PREPAYMENT INTEREST SHORTFALL: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month's interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance
Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

         PREPAYMENT PERIOD: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

         PRIMARY MORTGAGE INSURANCE POLICY: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

         PRIME RATE: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

         PRINCIPAL PREPAYMENT: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

         PURCHASE PRICE:  As defined in Section 2.02.

         PURCHASER: EMC Mortgage Corporation, its successors in interest and assigns.

         QUALIFIED APPRAISER: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

         QUALIFIED INSURER: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

         RATING AGENCY: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

         REFINANCED MORTGAGE LOAN: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

         REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

         REMIC PROVISIONS: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

         REMITTANCE DATE: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

         REO DISPOSITION: The final sale by the Company of any REO Property.

         REO DISPOSITION PROCEEDS: Amounts received by the Company in connection with a related REO Disposition.

         REO PROPERTY: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

         REPURCHASE PRICE: With respect to any Mortgage Loan, a price equal to
(i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

         SAIF: The Savings Association Insurance Fund, or any successor thereto.

         SERVICING ADVANCES: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser's request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

         SERVICING FEE: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section
4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in
Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

         SERVICING FEE RATE:  As set forth in the Term Sheet.

         SERVICING FILE: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

         SERVICING OFFICER: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

         STATED PRINCIPAL BALANCE: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

         SUBSERVICER: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

         SUBSERVICING AGREEMENT: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

         TERM SHEET: A supplemental agreement in the form attached hereto as
Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans. In the event of any conflict, inconsistency or discrepancy between any of the provisions of this Agreement and any of the servicing provisions of the related Term Sheet, the provisions of the related Term Sheet shall control and be binding upon the Purchaser and the Company.


                                   ARTICLE II

            PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
                 RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
                     BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
                       DELIVERY OF MORTGAGE LOAN DOCUMENTS

         Section 2.01 AGREEMENT TO PURCHASE.

         The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

         Section 2.02 PURCHASE PRICE.

         The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

         In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

         The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

          Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

         Section 2.03 SERVICING OF MORTGAGE LOANS.

         Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

         Section 2.04 RECORD TITLE AND POSSESSION OF MORTGAGE FILES; MAINTENANCE OF SERVICING FILES.

         As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

         Section 2.05 BOOKS AND RECORDS.

         The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by
Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

         The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

         Section 2.06. TRANSFER OF MORTGAGE LOANS.

         The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred, except with respect to any liabilities, claims and/or obligations that arose as a result of the Purchaser's ownership of the Mortgage Loans during its period of ownership.

         Section 2.07 DELIVERY OF MORTGAGE LOAN DOCUMENTS.

         The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4),
(5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 180 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 360th day from the date of the related Closing Date, upon the Purchaser's request, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

         The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

         Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

         Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

         If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

         The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

         From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten
(10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

         Section 2.08 QUALITY CONTROL PROCEDURES.

         The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

         Section 2.09 [RESERVED.]

         Section 2.10 MODIFICATION OF OBLIGATIONS. Purchaser may, without any notice to Company, extend, compromise, renew, release, change, modify, adjust or alter, by operation of law or otherwise, any of the obligations of the Mortgagors or other persons obligated under a Mortgage Loan without releasing or otherwise affecting the obligations of Company under this Agreement, or with respect to such Mortgage Loan, except to the extent Purchaser's extension, compromise, release, change, modification, adjustment, or alteration affects Company's ability to collect the Mortgage Loan or realize on the security of the Mortgage, but then only to the extent such action has such effect.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

         Section 3.01 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

         (a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

         (b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

         (c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

         (d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company's knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

         (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

         (f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

         (g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

         (h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

         (i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

         (j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

         (k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

         (l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

         (m) The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

         (n) Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company's financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

         (o) The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

         Section 3.02 REPRESENTATIONS AND WARRANTIES AS TO INDIVIDUAL MORTGAGE LOANS.

         References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

          (a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

         (b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

         (c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual Interest Paid to Date of their related Cut-off Date (or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been more than 1X30 days delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

         (d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

         (e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy , Lender Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

         (f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

         (g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

         (h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; none of the Mortgage Loans are classified as a (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 or (b) a "high cost", "threshold", or "predatory" loan under any other applicable state, federal or local law; the Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

         (i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

         (j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender's title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

         (k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

         (l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser's designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

         (m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

         (n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

         (o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

         (p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

         (q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company's underwriting matrix attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

         (r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

         (s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

         (t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

         (u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

         (v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

         (w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

         (x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

         (y) The Mortgage Loan does not contain balloon or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

         (z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

         (aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are "interest-only" Mortgage Loans or "negative amortization" Mortgage Loans. With respect to each adjustable rate Mortgage Loan, each Mortgage Note requires a monthly payment which is sufficient (a) during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjustment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

         (bb) (INTENTIONALLY LEFT BLANK)

         (cc) (INTENTIONALLY LEFT BLANK)

         (dd) (INTENTIONALLY LEFT BLANK)

         (ee) (INTENTIONALLY LEFT BLANK)

         (ff) (INTENTIONALLY LEFT BLANK)

         (gg) (INTENTIONALLY LEFT BLANK)

(hh) In the event the Mortgage Loan had an LTV at origination greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage. The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan
Schedule is net of any such insurance premium.

                  Unless otherwise indicated on the related Mortgage Loan Schedule, none of the Mortgage Loans are subject to "lender-paid" mortgage insurance. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy obligates the Company to maintain the Lender Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith. Coverage with respect to each Lender Primary Mortgage Insurance Policy is that set forth in the related Confirmation. All provisions of such Lender Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Lender Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage;

         (ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

         (jj) None of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company's underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

         (kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

         (ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

         (mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

         (nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

         (oo) No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

         (pp) The Mortgagor for each Mortgage Loan is a natural person;

         (qq) None of the Mortgage Loans are Co-op Loans;

         (rr) With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and
(B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

         (ss) With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

         (tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

         (uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

         (vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage; and

         (ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee.

         Section 3.03 REPURCHASE; SUBSTITUTION.

         It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser's sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

         If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser's sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

         The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

         It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

         Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

         In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or
(ii) cause the REMIC to fail to qualify as a REMIC at any time.

         Section 3.04 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

         (a) The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

         (b) The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

         (c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

         (d) There is no litigation pending or to the best of the Purchaser's knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

         (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

         (f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

         (h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

         (i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

         The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.


                                   ARTICLE IV

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01 COMPANY TO ACT AS SERVICER.

         The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

         Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer and Lender Primary Mortgage Insurance Policy insurer, if required.

         Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under
Section 1001 of the Code (or Treasury regulations promulgated thereunder) and
(ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions" after the startup date under the REMIC Provisions.

         Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the
Code)(either such event, an "Adverse REMIC Event"), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

         The Company shall not permit the creation of any "interests" (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

         In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

         The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

         At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

         Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

         Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

         Section 4.02 COLLECTION OF MORTGAGE LOAN PAYMENTS.

         Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy and Lender Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

         In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty rider to the Mortgage.

         Section 4.03 REALIZATION UPON DEFAULTED MORTGAGE

         The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings and not less than 5 days prior to the acceptance or rejection of any offer of reinstatement. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

         Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

         In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of
Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

         Section 4.04 ESTABLISHMENT OF CUSTODIAL ACCOUNTS; DEPOSITS IN CUSTODIAL ACCOUNTS.

         The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account, which shall be deposited within 24 hours of receipt, shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

         The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

         (i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

         (ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

         (iii) all Liquidation Proceeds;

         (iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

         (v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

         (vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

         (vii) any Monthly Advances;

         (viii) with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company's aggregate Servicing Fee received with respect to the related Prepayment Period;

         (ix) any amounts required to be deposited by the Company pursuant to
Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

         (x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

                  The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

         Section 4.05 PERMITTED WITHDRAWALS FROM THE CUSTODIAL ACCOUNT.

         The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

         (i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

         (ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

         (iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

         (iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

         (v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

         (vi) to transfer funds to another Eligible Account in accordance with
Section 4.09 hereof;

         (vii) to remove funds inadvertently placed in the Custodial Account by the Company; and

         (vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

         Section 4.06 ESTABLISHMENT OF ESCROW ACCOUNTS; DEPOSITS IN ESCROW ACCOUNTS.

         The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

         The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

         (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

         (ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

         (iii)all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

         The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

         Section 4.07 PERMITTED WITHDRAWALS FROM ESCROW ACCOUNT.

         Withdrawals from the Escrow Account may be made by Company only:

         (i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

         (ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

         (iii) to refund to the Mortgagor any funds as may be determined to be overages;

         (iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

         (v) for application to restoration or repair of the Mortgaged Property;

         (vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

         (vii) to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

         (viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

         Section 4.08 PAYMENT OF TAXES, INSURANCE AND OTHER CHARGES; MAINTENANCE OF PRIMARY MORTGAGE INSURANCE POLICIES; COLLECTIONS THEREUNDER.

         With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

         The Company will maintain in full force and effect Primary Mortgage Insurance Policies or Lender Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy as provided above.

         In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09 TRANSFER OF ACCOUNTS.

         The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

         Section 4.10 MAINTENANCE OF HAZARD INSURANCE.

         The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor's behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section
4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

         Section 4.11 MAINTENANCE OF MORTGAGE IMPAIRMENT INSURANCE POLICY.

         In the event that the Company shall obtain and maintain a blanket policy issued by an insurer acceptable to Fannie Mae or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section
4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in
Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

         Section 4.12 FIDELITY BOND, ERRORS AND OMISSIONS INSURANCE.

         The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

         Section 4.13 TITLE, MANAGEMENT AND DISPOSITION OF REO PROPERTY.

         In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

         The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

         The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

         The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

         Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information regarding the subject REO Property: the related trustee's deed upon sale and copies of any related hazard insurance claims, or repair bids.

         Section 4.14 NOTIFICATION OF MATURITY DATE.

          With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

                                    ARTICLE V

                            PAYMENTS TO THE PURCHASER

         Section 5.01 DISTRIBUTIONS.

         On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company's obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus
(iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

         With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

         Section 5.02 STATEMENTS TO THE PURCHASER.

         The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

         (i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

         (ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

         (iii) the amount of servicing compensation received by the Company during the prior distribution period;

         (iv) the aggregate Stated Principal Balance of the Mortgage Loans;

         (v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

         (vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

         The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

         The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

         In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

         Section 5.03 MONTHLY ADVANCES BY THE COMPANY.

         Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

         The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

         Section 5.04 LIQUIDATION REPORTS.

         Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

                                   ARTICLE VI

                          GENERAL SERVICING PROCEDURES

         Section 6.01 ASSUMPTION AGREEMENTS.

         The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

         In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

         Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

         Section 6.02 SATISFACTION OF MORTGAGES AND RELEASE OF MORTGAGE FILES.

         Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section
4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

         In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two
(2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.


         Section 6.03 SERVICING COMPENSATION.

         As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in
Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

         Section 6.04 ANNUAL STATEMENT AS TO COMPLIANCE.

         The Company will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Company beginning in March 2003, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

         Section 6.05 ANNUAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' SERVICING REPORT.

         Within ninety (90) days of Company's fiscal year end beginning in March 2003 the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements.

         Section 6.06 PURCHASER'S RIGHT TO EXAMINE COMPANY RECORDS.

         The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

         The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

                                   ARTICLE VII

                       REPORTS TO BE PREPARED BY SERVICER

         Section 7.01 COMPANY SHALL PROVIDE INFORMATION AS REASONABLY REQUIRED.

         The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

         In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

         The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company's servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

                                  ARTICLE VIII

                                  THE SERVICER

         Section 8.01 INDEMNIFICATION; THIRD PARTY CLAIMS.

         The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

         Section 8.02 MERGER OR CONSOLIDATION OF THE COMPANY.

         The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

         Section 8.03 LIMITATION ON LIABILITY OF THE COMPANY AND OTHERS.

         Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

         Section 8.04 COMPANY NOT TO ASSIGN OR RESIGN.

         The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

         Section 8.05 NO TRANSFER OF SERVICING.

         With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

         Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, which consent shall not be unreasonable withheld, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

                                   ARTICLE IX

                                     DEFAULT

         Section 9.01 EVENTS OF DEFAULT.

         In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

         (i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two (2) Business Days; or

         (ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

         (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

         (iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

         (v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

         (vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

         (viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

         (ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

         Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

         Section 9.02 WAIVER OF DEFAULTS.

         The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                    ARTICLE X

                                   TERMINATION

         Section 10.01 TERMINATION.

         The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or
(ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         Section 11.01 SUCCESSOR TO THE COMPANY.

         Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

         Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to
Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

         The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

         Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

         Section 11.02 AMENDMENT.

         This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

         Section 11.03 RECORDATION OF AGREEMENT.

         To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

         Section 11.04 GOVERNING LAW.

         This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         Section 11.05 NOTICES.

         Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

         (i)      if to the Company:

                  Fifth Third Mortgage Company
                  38 Fountain Square, MD 1com 56
                  Cincinnati, Ohio 45202
                  Attention:  Stephen Johnson
                  Telecopier No.:  513-534-4194

                  With a copy to:

                  Fifth Third Mortgage Company
                  38 Fountain Square, MD 1com 56
                  Cincinnati, Ohio 45202
                  Attention:  David Powell
                  Telecopier No.:  513-358-8697

                  With a copy to:
                  Fifth Third Mortgage Company
                  38 Fountain Square, MD 1com 56
                  Cincinnati, Ohio 45202
                  Attention:  Therese Paul

         (ii)     if to the Purchaser:

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II,
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Ms. Ralene Ruyle
                  Telecopier No.:  (972) 444-2810

                  With a copy to:

                  Bear Stearns Mortgage Capital Corporation
                  383 Madison Avenue
                  New York, New York 10179
                  Attention:  Steve Trombetta

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

         Section 11.06 SEVERABILITY OF PROVISIONS.

         Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

         Section 11.07 EXHIBITS.

         The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

         Section 11.08 GENERAL INTERPRETIVE PRINCIPLES.

         For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

         (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

         (iii) references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

         (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

         (v) the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

         (vi) the term "include" or "including" shall mean without limitation by reason of enumeration; and

         (viii) headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

         Section 11.09 REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         Section 11.10 CONFIDENTIALITY OF INFORMATION.

         Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

         Section 11.11 RECORDATION OF ASSIGNMENTS OF MORTGAGE.

         To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

         Section 11.12 ASSIGNMENT.

         The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans. In no event shall there be more than four (4) Persons with the status of "Purchaser" per pool of Mortgage Loans under this Agreement.

         Section 11.13 NO PARTNERSHIP.

         Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

         Section 11.14 EXECUTION: SUCCESSORS AND ASSIGNS.

         This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

         Section 11.15 ENTIRE AGREEMENT.

         The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

         Section 11.16. NO SOLICITATION.

         From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company. This Section 11.16 shall also not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor based upon relationships or data other than with respect to the related Mortgage Loan and any of the related Mortgage Loan Documents.

         Section 11.17. CLOSING.

         The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

         The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

         (a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

         (b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

         (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

         (d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

         (e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

         Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

         Section 11.18. COOPERATION OF COMPANY WITH A RECONSTITUTION.

         The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution"), which in no event shall there be more than four (4) Reconstitutions per pool of Mortgage Loans, of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

         (b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

         The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser's request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

         With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:
(i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant (including updating or "bringing down" any representations or warranties with respect to the Mortgage Loans if such Reconstitution Date is in the same calendar month as the related Closing Date). In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affilates for disclosure contained in any offering document relating to the Company or its affilates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

         All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

         IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION
                                                Purchaser

                                      By:________________________
                                      Name:
                                      Title:

                                    FIFTH THIRD MORTGAGE COMPANY
                                                 Company

                                      By: _______________________
                                      Name:
                                      Title:

                                    EXHIBIT A
                            CONTENTS OF MORTGAGE FILE

         With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

         1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

         2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

         4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

         5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company, or an opinion of title, if applicable.

         6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         9. reserved.

         10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

         11. Residential loan application.

         12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

         13. Credit report on the mortgagor.

         14. Business credit report, if applicable.

         15. Residential appraisal report and attachments thereto.

         16. The original of any guarantee executed in connection with the Mortgage Note.

         17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

         18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

         19. Photograph of the Mortgaged Property (may be part of appraisal).

         20. Survey of the Mortgaged Property, if any.

         21. Sales contract, if applicable.

         22. If available, termite report, structural engineer's report, water portability and septic certification.

         23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

         24. Name affidavit, if applicable.



         Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

                                    EXHIBIT B

                       CUSTODIAL ACCOUNT LETTER AGREEMENT

                                               ______________, 2001

To:      [_______________________]
         (the "Depository")

         As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of [_____________________] 1, 2001 Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[______________________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                    [__________________________]

By:____________________________

Name:__________________________

Title:_________________________



         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

                                    [___________________________]

By:____________________________

Name:__________________________

Title:_________________________

                                    EXHIBIT C

                         ESCROW ACCOUNT LETTER AGREEMENT
                               _____________, 2001

To:      [_______________________]
         (the "Depository")

         As "Company" under the Purchase Warranties and Servicing Agreement, dated as of [____________________]1, 2001 Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[__________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                    [___________________________]

                                    By:____________________________
                                    Name:__________________________
                                    Title:_________________________


         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

                                    [___________________________]

                                    By:______________________________
                                    Name:____________________________
                                    Title:___________________________

                                    EXHIBIT D

            FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

         This is a Purchase, Assignment, Assumption and Recognition Agreement (this "PAAR Agreement") made as of __________, 200__, among EMC Mortgage Corporation (the "Assignor"), ___________________ (the "Assignee"), and _______________________ (the "Company").

         In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the "Assigned Loans") listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the "Purchase Agreement") shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

                       PURCHASE, ASSIGNMENT AND ASSUMPTION

         1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

         2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the "Funding Amount" as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the "Confirmation") and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         3. Assignor warrants and represents to Assignee and Company as of the date hereof:

         (a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee's interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

         (c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

         (d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

         (e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

         (f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

         (h) Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

         4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

         (a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

         (b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

         (d) Assignee agrees to be bound as "Purchaser" by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as "Purchaser" thereunder but solely with respect to such Assigned Loans.

         5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

         (a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b) Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

         (c) Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (d) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

         (e) No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Section 3.01 and Section 3.02 of the Purchase Agreement to be untrue in any material respect; provided, however, that if the date hereof is not in the same calendar month as the Closing Date, the Company makes no statements with regard to the representations and warranties made by the Company in Section 3.02 of the Purchase Agreement.

                  (1)      Recognition of Assignee

         6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

         (a)      Miscellaneous

         7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

         (a)      In the case of Company,

                  --------------------
                  --------------------
                  --------------------
                  --------------------
                  --------------------

                  With a copy to ______________________________________.

         (b)      In the case of Assignor,

                  --------------------
                  --------------------
                  --------------------
                  --------------------
                  --------------------

         (c)      In the case of Assignee,

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Mr. Edward Raice
                  Telecopier No.:  (972) 444-2810

                  with a copy  to:

                  -------------------
                  245 Park Avenue
                  New York, New York 10167
                  Attention: ___________
                  Telecopier No.:  (212) 272-____

         8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

         9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

         12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

         13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

         14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

         (b) [Modification of Purchase Agreement

         15. The Company and Assignor hereby amend the Purchase Agreement as follows:

         (a) The following definitions are added to Section 1.01 of the Purchase
Agreement:

         SECURITIES ADMINISTRATOR:  ________________________

         SUPPLEMENTAL PMI INSURER:  ________________________

         SUPPLEMENTAL PMI POLICY: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

         TRUSTEE:          ________________________

         (b) The following definition is amended and restated:

         INSURANCE PROCEEDS: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

         (c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

         "In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to
Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

         In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

         The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy."

         (d) Clause (vi) of Section 6.1 is amended to read as follows:

         "Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or"]

         IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION
                                    Assignor

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                                    ---------------------------------
                                    Assignee

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                                    ---------------------------------
                                    Company

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                                  ATTACHMENT 1

                             ASSIGNED LOAN SCHEDULE

                                  ATTACHMENT 2

                  PURCHASE, WARRANTIES AND SERVICING AGREEMENT
                                      (ii)

                                    EXHIBIT E

                              FORM OF TRIAL BALANCE

                                    EXHIBIT G

                  REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE:      Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________


Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____    Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

         Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
     Signature
   ________________________________
         Title

Send documents to: _____________________________________________
_____________________________________
_____________________________________

Acknowledgement:

         Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.


Dated:________________

By:________________________________
     Signature

   ________________________________
     Title

         (b)      EXHIBIT H


                          COMPANY'S UNDERWRITING MATRIX

                                    EXHIBIT I


                                   TERM SHEET

         This TERM SHEET (the "Term Sheet") dated _____________, between Fifth Third Mortgage Company, an Ohio corporation, located at 38 Fountain Square, MD 1com 56, Cincinnati, Ohio 45202 (the "Company") and EMC Mortgage Corporation, a Delaware corporation, located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of September 1, 2002, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

         The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company's right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as
SCHEDULE I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1.       DEFINITIONS

         For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(AS OF THE CUT-OFF DATE):

CLOSING DATE:

CUSTODIAN:

CUT-OFF DATE:

Initial Weighted Average
MORTGAGE LOAN REMITTANCE RATE:

MORTGAGE LOAN:

PURCHASE PRICE PERCENTAGE:

SERVICING FEE RATE:
ADDITIONAL CLOSING CONDITIONS:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

ADDITIONAL LOAN DOCUMENTS:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans:
[None]

[ADDITIONAL] [MODIFICATION] OF REPRESENTATIONS AND WARRANTIES:

         [In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage
         Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]


Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

         IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.


                                    FIFTH THIRD MORTGAGE COMPANY


                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------



                                    EMC MORTGAGE CORPORATION


                                    By:
                                       -----------------------------------------
                                    Name:
                                           ----------------------------
                                    Title:
                                            ------------------------------------

                                   SCHEDULE I

                             MORTGAGE LOAN SCHEDULE

                                                                     EXHIBIT H-4

                               SERVICING AGREEMENT

                                      GMAC

         THIS IS A SERVICING AGREEMENT, dated as of November 1, 2004, and is executed between Structured Asset Mortgage Investments II Inc. (the "Owner") and GMAC Mortgage Corporation (the "Servicer").


                              W I T N E S S E T H :

         WHEREAS, the Owner is the owner of the Mortgage Loans;

         WHEREAS, the Owner and the Servicer wish to prescribe the permanent management, servicing and control of the Mortgage Loans;

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Owner and the Servicer agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         Section 1.01 DEFINED TERMS

         Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

         ACCEPTED SERVICING PRACTICES: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) that are in accordance with the Fannie Mae Guide.

         ADJUSTMENT DATE: As to each ARM Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

         AGREEMENT: This Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

         ARM LOANS: First lien, conventional, 1-4 family residential Mortgage Loans with interest rates which adjust from time to time in accordance with the related Index and are subject to Periodic Rate Caps and Lifetime Rate Caps and which do not permit conversion to fixed interest rates.

         BIF: The Bank Insurance Fund, or any successor thereto.

         BUSINESS DAY: Any day other than (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, Iowa or the Commonwealth of Pennsylvania, or (iii) a day on which banks in the States of New York, Iowa or Pennsylvania are authorized or obligated by law or executive order to be closed.

         CODE: The Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

         CONDEMNATION PROCEEDS: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

         CUSTODIAL ACCOUNT: The separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "GMAC Mortgage Corporation Custodial Account in trust for [Owner], Owner of Whole Loan Mortgages and various Mortgagors" and shall be established at a Qualified Depository, each of which accounts shall in no event contain funds in excess of the FDIC insurance limits.

         CUSTODIAN: Wells Fargo Bank, N.A., or such other custodian as Owner shall designate.

         CUT-OFF DATE: As identified on the related Confirmation.

         DETERMINATION DATE: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the Remittance Date.

         DUE DATE: Each day on which payments of principal and interest are required to be paid in accordance with the terms of the related Mortgage Note, exclusive of any days of grace.

         DUE PERIOD: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

         EFFECTIVE DATE: As identified on the related Confirmation.

         ESCROW ACCOUNT: The separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "GMAC Mortgage Corporation Escrow Account, in trust for [Owner], Owner of Whole Loan Mortgages and various Mortgagors" and shall be established at a Qualified Depository, each of which accounts shall in no event contain funds in excess of the FDIC insurance limits.

         ESCROW PAYMENTS: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         EVENT OF DEFAULT: Any one of the conditions or circumstances enumerated in Section 9.01.

         FANNIE MAE: Fannie Mae, or any successor thereto.

         FANNIE MAE GUIDE: The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

         FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

         FIDELITY BOND: A fidelity bond to be maintained by the Servicer pursuant to Section 4.12.

         FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time.

         FREDDIE MAC: Freddie Mac, or any successor thereto.

         FREDDIE MAC GUIDE: The Freddie Mac Selling Guide and the Freddie Mac Servicing Guide and all amendments or additions thereto.

         FULL PRINCIPAL PREPAYMENT: A Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

         GAAP: Generally accepted accounting procedures, consistently applied.

         HUD: The United States Department of Housing and Urban Development or any successor.

         INDEX: With respect to each ARM Loan, on the related Adjustment Date, the index used to determine the Mortgage Interest Rate on each such ARM Loan.

         INSURANCE PROCEEDS: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

         LIFETIME RATE CAP: With respect to each ARM Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan, as specified in the related Mortgage Note.

         LIQUIDATION PROCEEDS: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 4.13.

         MARGIN: With respect to each ARM Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate.

         MONTHLY ADVANCE: The aggregate of the advances made by the Servicer on any Remittance Date pursuant to Section 5.03.

         MONTHLY PAYMENT: With respect to each Mortgage Loan, the scheduled monthly payment of principal and interest thereon which is payable by the related Mortgagor under the related Mortgage Note.

         MORTGAGE: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

         MORTGAGE INTEREST RATE: The annual rate at which interest accrues on any Mortgage Loan in accordance with the provisions of the related Mortgage Note, and in the case of an ARM Loan, as adjusted from time to time on each Adjustment Date for such Mortgage Loan to equal the Index for such Mortgage Loan plus the Margin for such Mortgage Loan, and subject to the limitations on such interest rate imposed by the Periodic Rate Cap and the Lifetime Rate Cap.

         MORTGAGE LOAN: An individual Mortgage Loan described herein, and as further identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage Loan Documents, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

         MORTGAGE LOAN DOCUMENTS: The original mortgage loan legal documents held by the Custodian.

         MORTGAGE LOAN REMITTANCE RATE: With respect to each Mortgage Loan, the annual rate of interest remitted to the Owner, which shall be equal to the related Mortgage Interest Rate minus the Servicing Fee Rate.

         MORTGAGE LOAN SCHEDULE: The schedule of Mortgage Loans attached hereto as EXHIBIT A, such schedule being acceptable to the Owner and the Servicer.

         MORTGAGE NOTE: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

         MORTGAGED PROPERTY: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the State in which such real property is located, which may include condominium units and planned unit developments, improved by a residential dwelling.

         MORTGAGOR: The obligor on a Mortgage Note. The Mortgagor is a natural person who is a party to the Mortgage Note and Mortgage in an individual capacity.

         NONRECOVERABLE ADVANCE: Any advance previously made by the Servicer pursuant to Section 5.03 or any expenses incurred pursuant to Section 4.08 which, in the good faith judgment of the Servicer, may not be ultimately recoverable by the Servicer from Liquidation Proceeds. The determination by the Servicer that is has made a Nonrecoverable Advance, shall be evidenced by an Officer's Certificate of the Servicer delivered to the Owner and detailing the reasons for such determination.

         OCC: Office of the Comptroller of the Currency, its successors and assigns.

         OFFICERS' CERTIFICATE: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Servicer, and delivered to the Owner as required by this Agreement.

         OPINION OF COUNSEL: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Owner.

         OTS: Office of Thrift Supervision, its successors and assigns.

         OWNER: EMC Mortgage Corporation, its successors in interest and assigns.

         PARTIAL PRINCIPAL PREPAYMENT: A Principal Prepayment by a Mortgagor of a partial principal balance of a Mortgage Loan.

         PASS-THROUGH TRANSFER: The sale or transfer of same or all of the Mortgage Loans to a trust as part of a publicly issued or privately placed, rated or unrated Mortgage pass-through transaction.

         PERIODIC RATE CAP: With respect to each ARM Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date.

         PERMITTED INVESTMENTS: Any one or more of the following obligations or securities:

         (i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America; provided that obligations of Freddie Mac or Fannie Mae shall be Permitted Investments only if, at the time of investment, they are rated in one of the two highest rating categories by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies Inc., Moody's Investors Service, Inc. and Fitch Ratings;

         (ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies Inc., Moody's Investors Service, Inc. and Fitch Ratings and (b) any other demand or time deposit or certificate of deposit that is fully insured by the Federal Deposit Insurance Corporation;

         (iii) repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause
         (ii)(a) above;

         (iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies Inc., Moody's Investors Service, Inc. and Fitch Ratings at the time of such investment or contractual commitment providing for such investment; PROVIDED, HOWEVER, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstanding principal balances and amounts of all the Permitted Investments;

         (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which are rated in one of the two highest rating categories by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies Inc., Moody's Investors Service, Inc. and Fitch Ratings at the time of such investment;

         (vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each of Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., Moody's Investors Service, Inc. and Fitch Ratings; and

         (vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies Inc., Moody's Investors Service, Inc. and Fitch Ratings;

PROVIDED, HOWEVER, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par.

         PERSON: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         PREPAYMENT INTEREST SHORTFALL: The sum of the differences between interest actually received in a Due Period as a result of a full or partial prepayment or other unscheduled receipt of principal (including as a result of a liquidation) on each Mortgage Loan as to which such a payment is received and the interest portion of the Monthly Payment of such Mortgage Loan scheduled to be due at the applicable Mortgage Loan Remittance Rate; provided, however, Prepayment Interest Shortfalls shall not include Full Principal Prepayments received on or before the 15th day of the month in which a Remittance Date occurs which are remitted by the Servicer to the Owner on such Remittance Date.

         PRIMARY MORTGAGE INSURANCE POLICY: Each primary policy of mortgage insurance, or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

         PRIME RATE: The prime rate of U.S. money center banks as published from time to time in THE WALL STREET JOURNAL.

         PRINCIPAL PREPAYMENT: Any payment or other recovery of principal on a Mortgage Loan, full or partial, which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

         QUALIFIED APPRAISER: An appraiser, duly appointed by the Servicer, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, which appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

         QUALIFIED DEPOSITORY: (a) The Custodian or (b) a depository, the accounts of which are insured by the FDIC through the BIF or the SAIF and the short term debt ratings and the long term deposit ratings of which are rated in one of the two highest rating categories by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., Moody's Investors Service, Inc. and Fitch Ratings.

         QUALIFIED INSURER: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae and Freddie Mac.

         REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

         REMIC PROVISIONS: The provisions of the Federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

         REMITTANCE DATE: The 18th day of any month, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

         REO DISPOSITION: The final sale by the Servicer of any REO Property.

         REO DISPOSITION PROCEEDS: Amounts received by the Servicer in connection with a related REO Disposition.

         REO PROPERTY: A Mortgaged Property acquired by the Servicer on behalf of the Owner as described in Section 4.13.

         SAIF: The Savings Association Insurance Fund, or any successor thereto.

         SERVICER: GMAC Mortgage Corporation, or any of its successors in interest or any successor under this Agreement appointed as herein provided.

         SERVICING ADVANCES: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred prior to, on and subsequent to the Effective Date in the performance by the Servicer of its servicing obligations relating to each Mortgage Loan, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Servicer specifies the Mortgage Loan(s) to which such expenses relate), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and
(e) compliance with the obligations under Section 4.08.

         SERVICING FEE: With respect to each Mortgage Loan, the amount of the annual fee the Owner shall pay to the Servicer, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the applicable Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Owner to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (not including recoveries of interest from Liquidation Proceeds or otherwise) of such Monthly Payment collected by the Servicer, or as otherwise provided under Section 4.05.

         SERVICING FEE RATE: The Servicing Fee Rate shall be a rate per annum equal to 0.25%.

         SERVICING FILE: The documents, records and other items pertaining to a particular Mortgage Loan, and any additional documents relating to such Mortgage Loan as are in, or as may from time to time come into, the Servicer's possession.

         SERVICING OFFICER: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Owner upon request, as such list may from time to time be amended.

         STATED PRINCIPAL BALANCE: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan after giving effect to payments of principal due, whether or not received, minus (ii) all amounts previously distributed to the Owner with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

         WHOLE LOAN TRANSFER: The sale or transfer of some or all of the ownership interest in the Mortgage Loans by the Owner to one or more third parties in whole loan or participation format, which third party may be Fannie Mae or Freddie Mac.


                                   ARTICLE II
                          SERVICING OF MORTGAGE LOANS;
                         POSSESSION OF SERVICING FILES;
                               BOOKS AND RECORDS;
                       DELIVERY OF MORTGAGE LOAN DOCUMENTS

         Section 2.01 SERVICING OF MORTGAGE LOANS.

         From and after the Effective Date, the Servicer does hereby agree to service the Mortgage Loans, but subject to the terms of this Agreement. The rights of the Owner to receive payments with respect to the Mortgage Loans shall be as set forth in this Agreement.

         Section 2.02 MAINTENANCE OF SERVICING FILES.

         The Servicer shall maintain a Servicing File consisting of all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Servicer is for the sole purpose of servicing the Mortgage Loan, and such retention and possession by the Servicer is in a custodial capacity only. The Servicer acknowledges that the ownership of each Mortgage Loan, including the Note, the Mortgage, all other Mortgage Loan Documents and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Owner. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Servicer shall be received and held by the Servicer in trust for the exclusive benefit of the Owner as the owner of the related Mortgage Loans. Any portion of the related Servicing Files retained by the Servicer shall be appropriately identified in the Servicer's computer system to clearly reflect the ownership of the related Mortgage Loans by the Owner. The Servicer shall release its custody of the contents of the related Servicing Files only in accordance with written instructions of the Owner, except when such release is required as incidental to the Servicer's servicing of the Mortgage Loans, such written instructions shall not be required.

         Section 2.03 BOOKS AND RECORDS.

         The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be appropriately identified in the Servicer's computer system to clearly reflect the ownership of the Mortgage Loan by the Owner. In particular, the Servicer shall maintain in its possession, available for inspection by the Owner, or its designee and shall deliver to the Owner upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Servicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Servicer complies with the requirements of the Fannie Mae Guide.

         The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Owner or its designee the related Servicing File (or copies thereof) upon reasonable request during the time the Owner retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         Section 2.04. TRANSFER OF MORTGAGE LOANS.

         The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe from time to time, the Servicer shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Servicer in accordance with this Section 2.04. The Owner may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans in accordance with Sections 10.02 and 11.12, PROVIDED, however, that the transferee will not be deemed to be an Owner hereunder binding upon the Servicer unless such transferee shall agree in writing to be bound by the terms of this Agreement and an assignment and assumption of this Agreement reasonably acceptable to the Servicer. The Owner also shall advise the Servicer in writing of the transfer. Upon receipt of notice of the permitted transfer, the Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Owner from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

         Section 2.05 DELIVERY OF MORTGAGE LOAN DOCUMENTS.

         The Servicer shall forward to the Custodian on behalf of the Owner original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or
6.01 promptly after their execution; provided, however, that the Servicer shall provide the Custodian on behalf of the Owner with a certified true copy of any such document submitted for recordation promptly after its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 180 days of its execution. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Servicer shall continue to use its best efforts to effect delivery as soon as possible thereafter.

         From time to time the Servicer may have a need for Mortgage Loan Documents to be released by the Custodian. If the Servicer shall require any of the Mortgage Loan Documents, the Servicer shall notify the Custodian in writing of such request in the form of the request for release attached hereto as EXHIBIT D. The Custodian shall deliver to the Servicer promptly, and in no event later than within five (5) Business Days, any requested Mortgage Loan Document previously delivered to the Custodian, provided that such documentation is promptly returned to the Custodian when the Servicer no longer requires possession of the document, and provided that during the time that any such documentation is held by the Servicer, such possession is in trust for the benefit of the Owner.

         Section 2.06 QUALITY CONTROL PROCEDURES.

         The Servicer must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its servicing activities. The purpose of the program is to ensure that the Mortgage Loans are serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SERVICER

         The Servicer represents, warrants and covenants to the Owner that as of the Effective Date or as of such date specifically provided herein:

         (a) The Servicer is a validly existing corporation in good standing under the laws of the State of its organization and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise exempt or not required under applicable law to effect such qualification or license and no demand for such qualification or license has been made upon the Servicer by any such state, and in any event the Servicer is in compliance with the laws of each such State to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

         (b) The Servicer has full power and authority to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

         (c) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with any of the terms, conditions or provisions of the Servicer's articles of incorporation or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject;

         (d) There is no litigation pending or, to the Seller's knowledge, threatened with respect to the Servicer which is reasonably likely to have a material adverse effect on the execution, delivery or enforceability of this Agreement, or which is reasonably likely to have a material adverse effect on the financial condition of the Servicer;

         (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement except for consents, approvals, authorizations and orders which have been obtained;

         (f) The collection and servicing practices used by the Servicer, with respect to each Mortgage Note and Mortgage have been in all material respects legal. With respect to escrow deposits and payments that the Servicer collects, all such payments are in the possession of, or under the control of, the Servicer, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

         (g) The Servicer is in good standing to service mortgage loans for Fannie Mae and Freddie Mac and no event has occurred which would make the Servicer unable to comply with eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

         (h) No written statement, report or other document furnished or to be furnished pursuant to the Agreement contains or will contain any statement that is or will be inaccurate or misleading in any material respect or omits to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading;

         (i) No fraud or misrepresentation of a material fact with respect to the servicing of a Mortgage Loan has taken place on the part of the Servicer;

         (j) At the time Servicer commenced servicing the Mortgage Loans, either
(i) each Mortgagor was properly notified with respect to Servicer's servicing of the related Mortgage Loan in accordance with the Cranston Gonzalez National Affordable Housing Act of 1990, as the same may be amended from time to time, and the regulations provided in accordance with the Real Estate Settlement Procedures Act or (ii) such notification was not required;

         (k) At the time Servicer commenced servicing the Mortgage Loans, all applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents were notified of the transfer of the servicing of the Mortgage Loans to Servicer, or its designee, and Servicer currently receives all related notices, tax bills and insurance statements. Additionally, any and all costs, fees and expenses associated with the Servicer's commencement of the servicing of the Mortgage Loans, including the costs of any insurer notifications, the transfer or implementation of tax service contracts, flood certification contracts, and any and all other servicing transfer-related costs and expenses have been paid for by the Servicer and will, in no event, be the responsibility of the Owner; and

         (l) The collection and servicing practices with respect to each Mortgage Note and Mortgage have been in all material respects legal. With respect to escrow deposits and payments that the Servicer collects, all such payments are in the possession of, or under the control of, the Servicer, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note.

                                   ARTICLE IV
                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01 SERVICER TO ACT AS SERVICER.

         The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and with Accepted Servicing Practices (giving due consideration to the Owner's reliance on the Servicer), and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement and with Accepted Servicing Practices and shall exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement, the Servicer shall service the Mortgage Loans in accordance with Accepted Servicing Practices in compliance with the servicing provisions of the Fannie Mae Guide, which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, and title insurance, management of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Loan Documents, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and any of the servicing provisions of the Fannie Mae Guide, the provisions of this Agreement shall control and be binding upon the Owner and the Servicer. The Owner shall, upon reasonable request, deliver powers-of-attorney to the Servicer sufficient to allow the Servicer as servicer to execute all documentation requiring execution on behalf of Owner with respect to the servicing of the Mortgage Loans, including satisfactions, partial releases, modifications and foreclosure documentation or, in the alternative, shall as promptly as reasonably possible, execute and return such documentation to the Servicer.

         Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Servicer's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Owner, provided, however, that unless the Servicer has obtained the prior written consent of the Owner, the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Owner and which permits the deferral of interest or principal payments on any Mortgage Loan, the Servicer shall, on the Business Day immediately preceding the related Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04 and Section 5.03, the difference between (a) such month's principal and one month's interest at the related Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Servicer shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties.

         The Servicer shall perform all of its servicing responsibilities hereunder or may, with the Owner's prior written approval, cause a subservicer to perform any such servicing responsibilities on its behalf, but the use by the Servicer of a subservicer shall not release the Servicer from any of its obligations hereunder and the Servicer shall remain responsible hereunder for all acts and omissions of each subservicer as fully as if such acts and omissions were those of the Servicer. Any such subservicer that the Owner shall be requested to consent to must be a Fannie Mae approved seller/servicer or a Freddie Mac seller/servicer in good standing and no event shall have occurred, including but not limited to, a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers by Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac. The Servicer shall pay all fees and expenses of each subservicer from its own funds, and a subservicer's fee shall not exceed the Servicing Fee.

         At the cost and expense of the Servicer, without any right of reimbursement from the Custodial Account, the Servicer shall be entitled to terminate the rights and responsibilities of a subservicer and arrange, with the Owner's prior written approval, for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Servicer, at the Servicer's option, from electing to service the related Mortgage Loans itself. In the event that the Servicer's responsibilities and duties under this Agreement are terminated pursuant to
Section 8.04, 9.01 or 10.01, and if requested to do so by the Owner, the Servicer shall at its own cost and expense terminate the rights and responsibilities of each subservicer effective as of the date of termination of the Servicer. The Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of each subservicer from the Servicer's own funds without reimbursement from the Owner.

         Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a subservicer or any reference herein to actions taken through a subservicer or otherwise, the Servicer shall not be relieved of its obligations to the Owner and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into an agreement with a subservicer for indemnification of the Servicer by the subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

         Any subservicing agreement and any other transactions or services relating to the Mortgage Loans involving a subservicer shall be deemed to be between such subservicer and Servicer alone, and the Owner shall have no obligations, duties or liabilities with respect to such Subservicer including no obligation, duty or liability of Owner to pay such subservicer's fees and expenses. For purposes of distributions and advances by the Servicer pursuant to this Agreement, the Servicer shall be deemed to have received a payment on a Mortgage Loan when a subservicer has received such payment.

         Section 4.02 COLLECTION OF MORTGAGE LOAN PAYMENTS.

         Continuously from the Effective Date until the date each Mortgage Loan ceases to be subject to this Agreement, the Servicer will proceed with reasonable diligence to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Servicer will take reasonable care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

         Section 4.03 REALIZATION UPON DEFAULTED MORTGAGE LOANS.

         The Servicer shall use its reasonable efforts, consistent with the procedures that the Servicer would use in servicing loans for its own account and the requirements of the Fannie Mae Guide, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to
Section 4.01. The Servicer shall use its reasonable efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Owner, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Owner after reimbursement to itself for such expenses, and
(ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. The Servicer shall notify the Owner in writing of the commencement of foreclosure proceedings. The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings or functions as Servicing Advances; provided, however, that it shall be entitled to reimbursement therefor from the related Mortgaged Property, as contemplated in
Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Owner otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. Upon completion of the inspection, the Servicer shall promptly provide the Owner with a written report of the environmental inspection. After reviewing the environmental inspection report, the Owner shall determine how the Servicer shall proceed with respect to the Mortgaged Property.

         Section 4.04 ESTABLISHMENT OF CUSTODIAL ACCOUNTS; DEPOSITS IN CUSTODIAL ACCOUNTS.

         The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. Each Custodial Account shall be established with a Qualified Depository. To the extent such funds are not deposited in a Custodial Account, such funds may be invested in Permitted Investments for the benefit of the Owner (with any income earned thereon for the benefit of the Servicer). Funds deposited in the Custodial Account may be drawn on by the Servicer in accordance with Section
4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in EXHIBIT B hereto. The original of such letter agreement shall be furnished to the Owner upon request. The Servicer acknowledges and agrees that the Servicer shall bear any losses incurred with respect to Permitted Investments. The amount of any such losses shall be immediately deposited by the Servicer in the Custodial Account, as appropriate, out of the Servicer's own funds, with no right to reimbursement therefor.

         The Servicer shall deposit in a mortgage clearing account on a daily basis, and in the Custodial Account or Accounts no later than the second Business Day after receipt of funds and retain therein the following payments and collections:

         (i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans received after the Cut-off Date;

         (ii) all payments on account of interest on the Mortgage Loans adjusted to the related Mortgage Loan Remittance Rate received after the Cut-off Date;

         (iii) all Liquidation Proceeds and REO Disposition Proceeds received after the Cut-off Date;

         (iv) any net amounts received by the Servicer after the Cut-off Date in connection with any REO Property pursuant to Section 4.13;

         (v) all Insurance Proceeds received after the Cut-off Date including amounts required to be deposited pursuant to Sections 4.08 and 4.10, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, the loan documents or applicable law;

         (vi) all Condemnation Proceeds affecting any Mortgaged Property received after the Cut-off Date other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, the loan documents or applicable law;

         (vii) any Monthly Advances as provided in Section 5.03;

         (viii) any amounts received after the Cut-off Date and required to be deposited in the Custodial Account pursuant to 6.02; and

         (ix) with respect to each full or partial Principal Prepayment received after the Cut-off date, any Prepayment Interest Shortfalls, to the extent of the Servicer's aggregate Servicing Fee received with respect to the related Due Period.

         The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Servicer in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the Qualified Depository shall accrue to the benefit of the Servicer and the Servicer shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05(iv).

         Section 4.05 PERMITTED WITHDRAWALS FROM THE CUSTODIAL ACCOUNT.

         The Servicer may, from time to time, make withdrawals from the Custodial Account for the following purposes:

         (i) to make payments to the Owner in the amounts and in the manner provided for in Section 5.01;

         (ii) to reimburse itself for Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made;

         (iii) to reimburse itself for unreimbursed Servicing Advances and unreimbursed Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds received after the Cut-off Date related to such Mortgage Loan;

         (iv) to pay to itself as servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date) and (b) any payable Servicing Fee;

         (v) to reimburse itself for any Nonrecoverable Advances:

         (vi) to transfer funds to another Qualified Depository in accordance with Section 4.09 hereof;

         (vii) to remove funds inadvertently placed in the Custodial Account in error by the Servicer; and

         (viii) to clear and terminate the Custodial Account upon the termination of this Agreement.

         Section 4.06 ESTABLISHMENT OF ESCROW ACCOUNTS; DEPOSITS IN ESCROW ACCOUNTS.

         The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. Each Escrow Account shall be established with a Qualified Depository. To the extent such funds are not deposited in an Escrow Account, such funds may be invested in Permitted Investments. Funds deposited in an Escrow Account may be drawn on by the Servicer in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in EXHIBIT C. The original of such letter agreement shall be furnished to the Owner upon request. The Servicer acknowledges and agrees that the Servicer shall bear any losses incurred with respect to Permitted Investments. The amount of any such losses shall be immediately deposited by the Servicer in the Escrow Account, as appropriate, out of the Servicer's own funds, with no right to reimbursement therefor.

         The Servicer shall deposit in a mortgage clearing account on a daily basis, and in the Escrow Account or Accounts no later than the second Business Day after receipt of funds and retain therein:

         (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any items as are required under the terms of this Agreement;

         (ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

         (iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

         The Servicer shall make withdrawals from an Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth in and in accordance with Section 4.07. The Servicer shall be entitled to retain any interest paid on funds deposited in an Escrow Account by the Qualified Depository other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes.

         Section 4.07 PERMITTED WITHDRAWALS FROM ESCROW ACCOUNT.

         Withdrawals from the Escrow Account may be made by the Servicer only:

         (i) to effect timely payments of ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, Primary Mortgage Insurance Policy premiums, if applicable, and comparable items;

         (ii) to reimburse Servicer for any Servicing Advance made by Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

         (iii) to refund to the Mortgagor any funds as may be determined to be overages;

         (iv) for transfer to the Custodial Account in connection with an acquisition of REO Property;

         (v) for application to restoration or repair of the Mortgaged Property;

         (vi) to pay to the Servicer, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

         (vii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06;

         (viii) to remove funds inadvertently placed in an Escrow Account in error by the Servicer; and

         (ix) to clear and terminate the Escrow Account on the termination of this Agreement.

         As part of its servicing duties, the Servicer shall pay to the Mortgagors interest on funds in an Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor.

         Section 4.08 PAYMENT OF TAXES, INSURANCE AND OTHER CHARGES; MAINTENANCE OF PRIMARY MORTGAGE INSURANCE POLICIES; COLLECTIONS THEREUNDER.

         With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor at the time they first become due. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

         The Servicer will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be maintained until the ratio of the current outstanding principal balance of the related Mortgage Loan to the appraised value of the related Mortgaged Property, based on the most recent appraisal of the Mortgaged Property performed by a Qualified Appraiser, such appraisal to be included in the Servicing File, is reduced to 80.00% or less. The Servicer will not cancel or refuse to renew any Primary Mortgage Insurance Policy that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Servicer shall not take any action which would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

         In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to
Section 4.04, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09 TRANSFER OF ACCOUNTS.

         The Servicer may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time. The Servicer shall notify the Owner of any such transfer within 15 Business Days of transfer.

         Section 4.10 MAINTENANCE OF HAZARD INSURANCE.

         The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of
(i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) the percentage such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as being a special flood hazard area that has federally-mandated flood insurance requirements, the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of
(i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. The Servicer shall also maintain on the REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Servicer or the Mortgagor or maintained on property acquired in respect of the Mortgage Loans, other than pursuant to the Fannie Mae Guide or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Servicer. The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies currently reflect a General Policy Rating in Best's Key Rating Guide currently acceptable to Fannie Mae and are licensed to do business in the state wherein the property subject to the policy is located.

         Section 4.11 ADJUSTMENTS TO MORTGAGE INTEREST RATE AND MONTHLY PAYMENT.

         On each applicable Adjustment Date, the Mortgage Interest Rate shall be adjusted, in compliance with the requirements of the related Mortgage and Mortgage Note, to equal the sum of the Index plus the Margin (rounded in accordance with the related Mortgage Note) subject to the applicable Periodic Rate Cap and Lifetime Rate Cap, as set forth in the Mortgage Note. The Servicer shall execute and deliver the notices required by each Mortgage and Mortgage Note and applicable laws and regulations regarding interest rate adjustments.

         Section 4.12 FIDELITY BOND, ERRORS AND OMISSIONS INSURANCE.

         The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loans and who handle funds, money, documents and papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. Such Fidelity Bond and errors and omissions insurance shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guide or by Freddie Mac in the Freddie Mac Guide. The Servicer shall, upon request of Owner, deliver to the Owner a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty days prior written notice to the Owner. The Servicer shall notify the Owner within five Business Days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Owner and its successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy.

         Section 4.13 TITLE, MANAGEMENT AND DISPOSITION OF REO PROPERTY.

         In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Owner or its designee. Any such Person or Persons holding such title other than the Owner shall acknowledge in writing that such title is being held as nominee for the benefit of the Owner.

         The Servicer shall notify the Owner in accordance with prudent servicing practices of each acquisition of REO Property upon such acquisition, and thereafter assume the responsibility for marketing such REO Property in accordance with Accepted Servicing Practices. Thereafter, the Servicer shall continue to provide certain administrative services to the Owner relating to such REO Property as set forth in this Section 4.13. The REO Property must be sold within three years following the end of the calendar year of the date of acquisition, unless a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held and (i) the Owner shall have been supplied with an Opinion of Counsel to the effect that the holding by the related trust of such Mortgaged Property subsequent to such three-year period (and specifying the period beyond such three-year period for which the Mortgaged Property may be held) will not result in the imposition of taxes on "prohibited transactions" of the related trust as defined in Section 860F of the Code, or cause the related REMIC to fail to qualify as a REMIC, in which case the related trust may continue to hold such Mortgaged Property (subject to any conditions contained in such Opinion of Counsel), or (ii) the Owner (at the Servicer's expense) or the Servicer shall have applied for, prior to the expiration of such three-year period, an extension of such three-year period in the manner contemplated by Section 856(e)(3) of the Code, in which case the three-year period shall be extended by the applicable period. If a period longer than three years is permitted under the foregoing sentence and is necessary to sell any REO Property, (i) the Servicer shall report monthly to the Owner as to progress being made in selling such REO Property and (ii) if, with the written consent of the Owner, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage shall name the Servicer as mortgagee, and such purchase money mortgage shall not be held pursuant to this Agreement, but instead a separate participation agreement between the Servicer and Owner shall be entered into with respect to such purchase money mortgage.

         The Servicer shall not permit the creation of any "interests" (within the meaning of Section 860G of the Code) in any REMIC. The Servicer shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

         Notwithstanding any other provision of this Agreement, if a REMIC election has been made, no Mortgaged Property held by a REMIC shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the related trust or sold in such a manner or pursuant to any terms that would (i) cause such Mortgaged Property to fail to qualify at any time as "foreclosure property" within a meaning of Section 860G(a)(8) of the Code, (ii) subject the related trust to the imposition of any federal or state income taxes on "net income from foreclosure property" with respect to such Mortgaged Property within the meaning of Section 860G(c) of the Code, or (iii) cause the sale of such Mortgaged Property to result in the receipt by the related trust or any income from non-permitted assets as described in Section 860F(a) (2)(B) of the Code, unless the Servicer has agreed to indemnify and hold harmless the related trust with respect to the imposition of any such taxes.

         The Servicer shall, either itself or through an agent selected by the Servicer, and in accordance with the Fannie Mae Guide, manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. Each REO Disposition shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer deems to be in the best interest of the Owner. The REO Disposition Proceeds from the sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter, the expenses of such sale shall be paid and the Servicer shall reimburse itself for any related Servicing Advances, or Monthly Advances made pursuant to Section 5.03.

         The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as may be required by the circumstances. The Servicer shall make or cause the inspector to make a written report of each such inspection. Such reports shall be retained in the Servicing File and copies thereof shall be forwarded by the Servicer to the Owner.

         Notwithstanding anything to the contrary set forth in this Section 4.13, the parties hereto hereby agree that the Owner, at its option, shall be entitled to manage, conserve, protect and operate each REO Property for its own benefit (such option, an "REO Option"). In connection with the exercise of an REO Option, the prior two paragraphs and the related provisions of Section 4.03 and Section 4.04(iii) (such provisions, the "REO Marketing Provisions") shall be revised as follows. Following the acquisition of any Mortgaged Property, the Servicer shall submit a detailed invoice to the Owner for all related Servicing Advances and, upon exercising the REO Option, the Owner shall promptly reimburse the Servicer for such amounts. In the event the REO Option is exercised with respect to an REO Property, Section 4.04 (iii) shall not be applicable thereto. References made in Section 4.03 with respect to the reimbursement of Servicing Advances shall, for purposes of such REO Property, be deemed to be covered by this paragraph. The Owner acknowledges that, in the event it exercises an REO Option, with respect to the related REO Property, there shall be no breach by the Servicer based upon or arising out of the Servicer's failure to comply with the REO Marketing Provisions.

                                    ARTICLE V

                              PAYMENTS TO THE OWNER

         Section 5.01 REMITTANCES.

         On each Remittance Date, the Servicer shall remit to the Owner (i) all amounts credited to the Custodial Account as of the close of business on the related preceding Determination Date, except [(a) Partial Principal Prepayments received on or after the first day of the month in which the Remittance Date occurs shall be remitted to the Owner on the next following Remittance Date, (b) Full Principal Prepayments received on or before the 15th day of the month in which a Remittance Date occurs shall be remitted to the Owner on the Remittance Date of such month, and (c) Full Principal Prepayments received after the 15th day of the month shall be remitted to the Owner on the next following Remittance Date, each net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05,] plus, to the extent not already deposited in the Custodial Account, the sum of (ii) all Monthly Advances, if any, which the Servicer is obligated to distribute pursuant to Section 5.03 and (iii) all Prepayment Interest Shortfalls the Servicer is required to make up pursuant to
Section 4.04, minus (iv) any amounts attributable to Monthly Payments collected after the Cut-off Date but due on a Due Date or Dates subsequent to the last day of the related Due Period, which amounts shall be remitted on the related Remittance Date next succeeding the Due Period for such amounts.

         With respect to any remittance received by the Owner after the Business Day on which such payment was due, the Servicer shall pay to the Owner interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus two percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Servicer on the date such late payment is made and shall cover the period commencing with the day following such Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding related Remittance Date. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

         Section 5.02 STATEMENTS TO THE OWNER.

         The Servicer shall furnish to the Owner an individual Mortgage Loan accounting report (a "Report"), as of the last Business Day of each month, in the Servicer's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, such Report shall be received by the Owner (i) no later than the fifth Business Day of the following month of the related Remittance Date on a disk or tape or other computer-readable format, in such format as may be mutually agreed upon by both the Owner and the Servicer, and (ii) no later than the tenth Business Day of the following month of the related Remittance Date in hard copy, which Report shall contain the following:

         (i) with respect to each Monthly Payment, the amount of such remittance allocable to interest

         (ii) the amount of servicing compensation received by the Servicer during the prior distribution period;

         (iii)    the aggregate Stated Principal Balance of the Mortgage Loans;

         (iv) the number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

         (v)      such other reports as may reasonably be required by the Owner.

         The Servicer shall also provide a trial balance, sorted in the Owner's assigned loan number order, and such other loan level scheduled-scheduled remittance information as described on EXHIBIT E, in electronic tape form, with each such Report.

         The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Owner pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide the Owner with such information concerning the Mortgage Loans as is necessary for the Owner to prepare its federal income tax return as the Owner may reasonably request from time to time.

         In addition, not more than 60 days after the end of each calendar year, the Servicer shall furnish to each Person who was an Owner at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances of principal and interest for the applicable portion of such year.

         Section 5.03 MONTHLY ADVANCES BY THE SERVICER.

         Not later than the close of business on the Business Day preceding each Remittance Date, the Servicer shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Servicer, whether or not deferred pursuant to Section 4.01, of Monthly Payments, adjusted to the related Mortgage Loan Remittance Rate, which are delinquent at the close of business on the related Determination Date; provided, however, that the amount of any such deposit may be reduced by (i) the Amount Held for Future Distribution (as defined below) then on deposit in the Custodial Account, plus (ii) with respect to the initial Remittance Date, the Non-held Early Pay Amount (as defined below). Any portion of the Amount Held for Future Distribution used to pay Monthly Advances shall be replaced by the Servicer by deposit into the Custodial Account on any future Remittance Date to the extent that the funds that are available in the Custodial Account for remittance to the Owner on such Remittance Date are less than the amount of payments required to be made to the Owner on such Remittance Date.

         The "Amount Held for Future Distribution" as to any Remittance Date shall be the total of the amounts held in the Custodial Account at the close of business on the preceding Determination Date which were received after the Cut-off Date on account of (i) Liquidation Proceeds, Insurance Proceeds, and Partial Principal Prepayments received or made in the month of such Remittance Date, (ii) Full Principal Payments received after the 15th day of the month in the month of such Remittance Date, and (iii) payments which represent early receipt of scheduled payments of principal and interest due on a date or dates subsequent to the related Due Date. The "Non-held Early Pay Amount" shall be the total of the amounts on account of payments which represent early receipt of scheduled payments of principal and interest received on or prior to the Cut-off Date.

         The Servicer's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the final disposition or liquidation of the Mortgaged Property, unless the Servicer deems such advance to be nonrecoverable from Liquidation Proceeds, REO Disposition Proceeds or Insurance Proceeds with respect to the applicable Mortgage Loan. In such latter event, the Servicer shall deliver to the Owner an Officer's Certificate of the Servicer to the effect that an officer of the Servicer has reviewed the related Servicing File and has obtained a recent appraisal and has made the reasonable determination that any additional advances are nonrecoverable from Liquidation or Insurance Proceeds with respect to the applicable Mortgage Loan.

         Section 5.04 LIQUIDATION REPORTS.

         Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed-in-lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property in such form as the Servicer and the Owner shall agree. The Servicer shall also provide reports on the status of REO Property containing such information as Owner may reasonably require.

                                   ARTICLE VI

                          GENERAL SERVICING PROCEDURES

         Section 6.01 ASSUMPTION AGREEMENTS.

         The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of a Mortgaged Property (whether by absolute conveyance or by contract of, sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Servicer shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Servicer, with the approval of the Owner (such approval not to be unreasonably withheld), will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Servicer, with the prior consent of the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

         In connection with any such assumption or substitution of liability, the Servicer shall follow the underwriting practices and procedures of the Fannie Mae Guide. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note and the amount of the Monthly Payment may not be changed. The Servicer shall notify the Owner that any such substitution of liability or assumption agreement has been completed by forwarding to the Owner the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage Loan Documents and shall, for all purposes, be considered a part of such related mortgage file to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Servicer for entering into an assumption or substitution of liability agreement shall belong to the Servicer.

         Notwithstanding the foregoing paragraphs of this section or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

         Section 6.02 SATISFACTION OF MORTGAGES AND RELEASE OF MORTGAGE LOAN DOCUMENTS.

         Upon the payment in full of any Mortgage Loan, the Servicer will immediately notify the Custodian with a certification and request for release by a Servicing Officer, which certification shall include a statement to the effect that all amounts received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been so deposited, and a request for delivery to the Servicer of the portion of the Mortgage Loan Documents held by the Custodian, and unless the related Mortgage Loans are the subject of a Pass-Through Transfer, such request is to be acknowledged by the Owner. Upon receipt of such certification and request, the Owner shall promptly release or cause the Custodian to promptly release the related Mortgage Loan Documents to the Servicer and the Servicer shall prepare and deliver for execution by the Owner or at the Owner's option execute under the authority of a power of attorney delivered to the Servicer by the Owner any satisfaction or release. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

         In the event the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Owner may have under the mortgage instruments, the Servicer, upon written demand, shall remit within two Business Days to the Owner the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Servicer shall maintain the Fidelity Bond insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loans, including for the purpose of collection under any Primary Mortgage Insurance Policy, upon request of the Servicer and delivery to the Custodian of a servicing receipt signed by a Servicing Officer (and unless the related Mortgage Loans are the subject of a Pass-Through Transfer, acknowledged by the Owner), the Custodian shall release the portion of the Mortgage Loan Documents held by the Custodian to the Servicer. Such servicing receipt shall obligate the Servicer to promptly return the related Mortgage Loan Documents to the Custodian, when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or such documents have been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has promptly delivered to the Owner or the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such documents were delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Owner or the Custodian, as applicable, to the Servicer.

         Section 6.03 SERVICING COMPENSATION.

         As compensation for its services hereunder, the Servicer shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amounts provided for as the Servicer's Servicing Fee. Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, late payment charges and other ancillary fees shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

         Section 6.04 ANNUAL STATEMENT AS TO COMPLIANCE.

         The Servicer will deliver to the Owner or to a master servicer designated by the Owner in connection with a Pass-Through Transfer on or before March 15 of each year, beginning with March 15, 2005, an Officer's Certificate in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K stating that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, (ii) the Servicer has fully complied with the provisions of this Agreement and (iii) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

         Section 6.05 ANNUAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' SERVICING REPORT.

         On or before March 15 of each year beginning March 15, 2005, the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Owner or to a master servicer designated by the Owner in connection with a Pass-Through Transfer in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K to the effect that such firm has examined certain documents and records relating to the servicing of mortgage loans by the Servicer generally that include a sampling of the Mortgage Loans, the provisions of Article II and Article IV have been complied with and, on the basis of such an examination conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance with this Agreement, except for
(i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.

         Section 6.06 OWNER'S RIGHT TO EXAMINE SERVICER RECORDS.

         The Owner shall have the right to examine and audit, at its expense, upon reasonable notice to the Servicer, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Servicer, or held by another for the Servicer or on its behalf or otherwise, which relate to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement.

         The Servicer shall provide to the Owner and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Owner, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Servicer which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Servicer, and in accordance with the applicable federal government agency, FDIC, OTS, or any other similar regulations.

         Section 6.07 COMPLIANCE WITH REMIC PROVISIONS.

         If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on "contribution" to a REMIC set forth in Section 860G(d) of the Code unless the Servicer has received an Opinion of Counsel (at the expense of the party seeking to take such actions) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

         Section 6.08 NON-SOLICITATION.

         The Servicer shall not knowingly conduct any solicitation exclusively targeted to the Mortgagors for the purpose of inducing or encouraging the early prepayment or refinancing of the related Mortgage Loans. It is understood and agreed that promotions undertaken by the Servicer or any agent or affiliate of the Servicer which are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this section. Nothing contained herein shall prohibit the Servicer from
(i) distributing to Mortgagors any general advertising including information brochures, coupon books, or other similar documentation which indicates services the Seller offers, including refinances or (ii) providing financing of home equity loans to Mortgagors at the Mortgagor's request.

         Section 6.09 ANNUAL CERTIFICATION.

         (a) In the event that the Mortgage Loans (or any portion thereof) are subject to a Pass-Through Transfer and for so long as such Mortgage Loans are being master serviced by a master servicer designated by the Owner, by March 15 of each year (or if not a business day, the immediately preceeding Business
Day), or with respect to any calendar year during which the annual report of the entity which is the depositor (or other party responsible for filing Form 10-K with the Commission (as defined below)) of the Mortgage Loans pursuant to a securitization transaction (the "Depositor") on Form 10-K is required to be filed in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Securities Exchange Commission (the "Commission"), fifteen (15) calendar days before the date on which the Depositor's annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations of the Commission (or if not a business day, the immediately preceeding Business Day), an Officer of the Servicer shall execute and deliver an Officer's Certificate to the master servicer for the benefit of such master servicer and its officers, directors and affiliates, certifying as to the follow matters:

         (i) Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the master servicer taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

         (ii) The servicing information required to be provided to the master servicer by the Servicer under this Agreement has been provided to the master servicer;

         (iii) I am responsible for reviewing the activities performed by the Servicer under this Agreement and based upon the review required by this Agreement, and except as disclosed in the Annual Statement of Compliance or the Annual Independent Public Accountant's Servicing Report submitted to the master servicer, the Servicer has, as of the date of this certification fulfilled its obligations under this Agreement; and

         (iv) I have disclosed to the master servicer all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in this Agreement.

         (b) The Servicer shall indemnify and hold harmless the master servicer and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this Section 6.09 or the negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the master servicer, then the Servicer agrees that it shall contribute to the amount paid or payable by the master servicer as a result of the losses, claims, damages or liabilities of the master servicer in such proportion as is appropriate to reflect the relative fault of the master servicer on the one hand and the Servicer on the other in connection with a breach of the Servicer's obligations under this Section 6.09 or the Servicer's negligence, bad faith or willful misconduct in connection therewith.

                                   ARTICLE VII

                       REPORTS TO BE PREPARED BY SERVICER

         Section 7.01 SERVICER SHALL PROVIDE INFORMATION AS REASONABLY REQUIRED.

         The Servicer shall furnish to the Owner upon request, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable or appropriate with respect to the purposes of this Agreement. The Servicer may negotiate with the Owner for a reasonable fee for providing such report or information, unless (i) the Servicer is required to supply such report or information pursuant to any other section of this Agreement, or (ii) the report or information has been requested in connection with Internal Revenue Service, OTS, FDIC or other regulatory agency requirements. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions given by the Owner. The Servicer agrees to execute and deliver all such instruments and take all such action as the Owner, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.


                                  ARTICLE VIII

                                  THE SERVICER

         Section 8.01 INDEMNIFICATION; THIRD PARTY CLAIMS.

         The Servicer agrees to indemnify the Owner and hold it harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Owner may sustain in any way related to the failure of the Servicer to perform in any way its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement and for breach of any representation or warranty of the Servicer contained herein. The Servicer shall immediately notify the Owner if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Owner and with counsel reasonably satisfactory to the Owner) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Owner in respect of such claim but failure to so notify the Owner shall not limit its obligations hereunder. The Servicer agrees that it will not enter into any settlement of any such claim without the consent of the Owner unless such settlement includes an unconditional release of the Owner from all liability that is the subject matter of such claim. The provisions of this
Section 8.01 shall survive termination of this Agreement. In no event will either Purchaser or Seller be liable to the other party to this Agreement for incidental or consequential damages, including, without limitation, loss of profit or loss of business or business opportunity, regardless of the form of action whether in contract, tort or otherwise.

         Section 8.02 MERGER OR CONSOLIDATION OF THE SERVICER.

         The Servicer will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer whether or not related to loan servicing, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, or which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) which is a Fannie Mae or Freddie Mac approved seller/servicer in good standing.

         Section 8.03 LIMITATION ON LIABILITY OF THE SERVICER AND OTHERS.

         Neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform in any way its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence or any breach of the terms and conditions of this Agreement. The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by the Owner respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that the Servicer may, with the consent of the Owner, which consent shall not be unreasonably withheld, undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Owner will be liable, and the Servicer shall be entitled to be reimbursed therefor from the Owner upon written demand.

         Section 8.04 SERVICER NOT TO RESIGN.

         The Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Owner or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Owner which Opinion of Counsel shall be in form and substance acceptable to the Owner. No such resignation shall become effective until a successor shall have assumed the Servicer's responsibilities and obligations hereunder in the manner provided in
Section 11.01.

         Section 8.05 NO TRANSFER OF SERVICING.

         With respect to the retention of the Servicer to service the Mortgage Loans hereunder, the Servicer acknowledges that the Owner has acted in reliance upon the Servicer's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this section, the Servicer shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Owner, which approval shall not be unreasonably withheld; provided that the Servicer may assign the Agreement and the servicing hereunder without the consent of Owner to an affiliate of the Servicer to which all servicing of the Servicer is assigned so long as (i) such affiliate is a Fannie Mae and Freddie Mac approved servicer and (ii) if it is intended that such affiliate be spun off to the shareholders of the Servicer, such affiliate have a GAAP net worth of at least $10,000,000 and (iii) such affiliate shall deliver to the Owner a certification pursuant to which such affiliate shall agree to be bound by the terms and conditions of this Agreement and shall certify that such affiliate is a Fannie Mae and Freddie Mac approved servicer in good standing.

                                   ARTICLE IX
                                     DEFAULT

         Section 9.01 EVENTS OF DEFAULT.

         In case one or more of the following Events of Default by the Servicer shall occur and be continuing, that is to say:

         (i) any failure by the Servicer to remit to the Owner any payment required to be made under the terms of this Agreement which continues unremedied for a period of three (3) Business Days after written notice thereof (it being understood that this subparagraph shall not affect Servicer's obligation pursuant to Section 5.01 to pay default interest on any remittance received by the Owner after the Business Day on which such payment was due); or

         (ii) any failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement, the breach of which has a material adverse effect and which continue unremedied for a period of sixty days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and such failure shall be deemed to have a material adverse effect) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner; or

         (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

         (iv) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

         (v) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (vi) the Servicer ceases to be approved by either Fannie Mae or Freddie Mac (to the extent such entities are then operating in a capacity similar to that in which they operate on the Closing Date) as a mortgage loan servicer for more than thirty days to the extent such entities perform similar functions; or

         (vii) the Servicer attempts to assign its right to servicing compensation hereunder or the Servicer attempts, without the consent of the Owner, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof except as otherwise permitted herein; or

         (viii) failure by the Servicer to duly perform, within the required time period, its obligations under Section 6.04, 6.05 or 6.09 which failure continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by any party to this Agreement or by any master servicer responsible for master servicing the Mortgage Loans pursuant to a securitization of such Mortgage Loans then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Owner, by notice in writing to the Servicer may, in addition to whatever rights the Owner may have under Section 8.01 and at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same. On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Owner, the Servicer shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Servicing Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer's sole expense. The Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

         Section 9.02 WAIVER OF DEFAULTS.

         The Owner may waive only by written notice any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                    ARTICLE X

                                   TERMINATION

         Section 10.01 TERMINATION.

         The respective obligations and responsibilities of the Servicer shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Servicer and the Owner in writing; or (iii) termination by the Owner pursuant to Section 9.01. Simultaneously with any such termination and the transfer of servicing hereunder, the Servicer shall be entitled to be reimbursed for any outstanding Servicing Advances and Monthly Advances.

         Section 10.02 REMOVAL OF MORTGAGE LOANS FROM INCLUSION UNDER THIS AGREEMENT UPON A WHOLE LOAN TRANSFER OR A PASS-THROUGH TRANSFER.

         The Servicer acknowledges and the Owner agrees that with respect to some or all of the Mortgage Loans, the Owner may effect either (1) one or more Whole Loan Transfers, or (2) one or more Pass-Through Transfers.

         The Servicer shall cooperate with the Owner in connection with any Whole Loan Transfer or Pass-Through Transfer contemplated by the Owner pursuant to this Section. In connection therewith, and without limitation, the Owner shall deliver any reconstitution agreement or other document related to the Whole Loan Transfer or Pass-Through Transfer to the Servicer at least 15 days prior to such transfer (or 30 days if such transfer is to take place in March, June, September or December) and the Servicer shall execute any such reconstitution agreement which contains provisions substantially similar to those herein or otherwise reasonably acceptable to the Owner and the Servicer and which restates the representations and warranties contained in Article III as of the date of transfer (except to the extent any such representation or warranty is not accurate on such date); provided, however, that the Servicer is hereby notified and hereby acknowledges that some or all of the Mortgage Loans subject to this Agreement shall be subject to a Pass-Through Transfer on November 30, 2004.

         With respect to each Whole Loan Transfer or Pass-Through Transfer, as the case may be, effected by the Owner, Owner (i) shall reimburse Servicer for all reasonable out-of-pocket third party costs and expenses related thereto and
(ii) shall pay Servicer a reasonable amount representing time and effort expended by Servicer related thereto (which amount shall be reasonably agreed upon by Servicer and Owner prior to the expenditure of such time and effort); PROVIDED, HOWEVER, that for each Whole Loan Transfer and/or Pass-Through Transfer, the sum of such amounts described in subsections (i) and (ii) above shall in no event exceed $5,000. For purposes of this paragraph, all Whole Loan Transfers and/or Pass-Through Transfers made to the same entity within the same accounting cycle shall be considered one Whole Loan Transfer or Pass-Through Transfer.

         All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or Pass-Through Transfer shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.




                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         Section 11.01 SUCCESSOR TO THE SERVICER.

         Prior to termination of the Servicer's responsibilities and duties under this Agreement pursuant to Sections 8.04, 9.01 or 10.01(ii), the Owner shall (i) succeed to and assume all of the Servicer's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Owner may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Owner and such successor shall agree. In the event that the Servicer's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicer pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this section and shall in no event relieve the Servicer of the representations and warranties made pursuant to Article III and the remedies available to the Owner under
Section 8.01, it being understood and agreed that the provisions of such Article III and Section 8.01 shall be applicable to the Servicer notwithstanding any such resignation or termination of the Servicer, or the termination of this Agreement.

         Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Owner an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Servicer or this Agreement pursuant to
Section 8.04, 9.01 or 10.01 shall not affect any claims that the Owner may have against the Servicer arising prior to any such termination or resignation.

         The Servicer shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Servicing Files and related documents and statements held by it hereunder and the Servicer shall account for all funds. The Servicer shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer. The successor shall make such arrangements as it may deem appropriate to reimburse the Servicer for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Servicer pursuant to this Agreement but for the appointment of the successor servicer.

         Upon a successor's acceptance of appointment as such, the Servicer shall notify the Owner of such appointment.

         Section 11.02 AMENDMENT.

         This Agreement may be amended from time to time by the Servicer and the Owner by written agreement signed by the Servicer and the Owner.

         Section 11.03 RECORDATION OF AGREEMENT.

         To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of all the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Owner at the Owner's expense on direction of the Owner accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Owner or is necessary for the administration or servicing the Mortgage Loans.

         Section 11.04 GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

         Section 11.05 NOTICES.

         Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telecopier and confirmed by a similar mailed writing, as follows:

         (i)      if to the Servicer:

                  500 Enterprise Road
                  Horsham, Pennsylvania 19044
                  Attention: Mr. Frank Ruhl
                  Telecopier No.: (215) 682-3396

         (ii)     if to the Owner:

                  383 Madison Avenue
                  New York, New York 10179
                  Attention: General Counsel
                  Telecopier No.: (917) 849-1072

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice, or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the address (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

         Section 11.06 SEVERABILITY OF PROVISIONS.

         Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

         Section 11.07 EXHIBITS.

         The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

         Section 11.08 GENERAL INTERPRETIVE PRINCIPLES.

         For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

         (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

         (iii) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

         (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

         (v) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

         (vi) the term "include" or "including" shall mean without limitation by reason of enumeration.

         Section 11.09 REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         Section 11.10 CONFIDENTIALITY OF INFORMATION.

         Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Except as required to be disclosed by law, each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of this Agreement.

         Section 11.11 RECORDATION OF ASSIGNMENTS OF MORTGAGE.

         To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the Owner's expense.

         Section 11.12 ASSIGNMENT BY THE OWNER.

         The Owner shall have the right, without the consent of the Servicer hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Owner hereunder, by executing an assignment and assumption agreement reasonably acceptable to the Servicer and the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans. In no event shall Owner sell a partial interest in any Mortgage Loan. All references to the Owner in this Agreement shall be deemed to include its assignees or designees. It is understood and agreed between the Owners and the Servicer that no more than five (5) Persons shall have the right of owner under this Agreement at any one time.

         Section 11.13 NO PARTNERSHIP.

         Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for Owner.

         Section 11.14 EXECUTION; SUCCESSORS AND ASSIGNS.

         This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Servicer and the Owner and their respective successors and assigns.

         Section 11.15 ENTIRE AGREEMENT.

         Each of the Servicer and the Owner acknowledge that no representations, agreements or promises were made to it by the other party or any of its employees other than those representations, agreements or promises specifically contained herein. This Agreement sets forth the entire understanding between the parties hereto and shall be binding upon all successors of both parties. Section

         11.16 THIRD PARTY BENEFICIARY.

         For purposes of this Agreement, any master servicer designated by the Owner shall be considered a third party beneficiary to this Agreement entitled to all the rights and benefits accruing to any master servicer herein as if it were a direct party to this Agreement.

         IN WITNESS WHEREOF, the Servicer and the Owner have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date and year first above written.




                                  GMAC MORTGAGE CORPORATION
                                  Servicer

                                  By:
                                     -----------------------------------------
                                  Name:
                                  Title:



                                  STRUCTURED ASSET MORTGAGE INVESTMENTS II INC. Owner


                                  By:
                                     -----------------------------------------
                                  Name:
                                  Title:

                                    EXHIBIT A

                             MORTGAGE LOAN SCHEDULE

                                    EXHIBIT B

                       CUSTODIAL ACCOUNT LETTER AGREEMENT
                                     (date)


To:______________________
_________________________
_________________________
    (the "Depository")

         As "Servicer" under the Servicing Agreement, dated as of , (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[Servicer] Custodial Account, in trust for [Owner], Owner of Whole Loan Mortgages, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.



                                   By:____________________
                                   Name:__________________
                                   Title:_________________

         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

                                   [                  ]
                                   (name of Depository)
                                   By:____________________
                                   Name:__________________
                                   Title:_________________

                                    EXHIBIT C

                         ESCROW ACCOUNT LETTER AGREEMENT

                                     (date)

To:___________________________
______________________________
______________________________
     (the "Depository")

         As "Servicer" under the Servicing Agreement, dated as of (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[Servicer] Escrow Account, in trust for [Owner], Owner of Whole Loan Mortgages, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.



                                   By:____________________
                                   Name:__________________
                                   Title:_________________

         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

                                   [                  ]
                                   (name of Depository)
                                   By:____________________
                                   Name:__________________
                                   Title:_________________

                                    EXHIBIT D

                               REQUEST FOR RELEASE

                                    EXHIBIT E

                         LOAN LEVEL SCHEDULED-SCHEDULED
                             REMITTANCE TAPE LAYOUT

                                                                     EXHIBIT H-5

                               SERVICING AGREEMENT

                                   GREENPOINT

         This is a Purchase, Warranties and Servicing Agreement, dated as of September 1, 2003 and is executed between EMC MORTGAGE CORPORATION, as Purchaser, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser"), and GREENPOINT MORTGAGE FUNDING, INC., with offices located at 100 Wood Hollow Drive, Novato, California 94945 (the "Company").

                              W I T N E S S E T H :
                               - - - - - - - - - -

         WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

         WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

         WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01 DEFINED TERMS.

         Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

         ACCEPTED SERVICING PRACTICES: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

         ADJUSTMENT DATE: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

         AGREEMENT: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

         APPRAISED VALUE: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

         ASSIGNMENT: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

         BIF:  The Bank Insurance Fund, or any successor thereto.

         BUSINESS DAY: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York, or (iii) a day on which banks in the State of New York are authorized or obligated by law or executive order to be closed.

         CLOSING DATE: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         CODE: The Internal Revenue Code of 1986, or any successor statute thereto.

         COMPANY: GreenPoint Mortgage Funding, Inc., its successors in interest and assigns, as permitted by this Agreement.

         COMPANY'S OFFICER'S CERTIFICATE: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

         CONDEMNATION PROCEEDS: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

         CONFIRMATION: The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans.

         CO-OP LEASE: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

         CO-OP LOAN: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

         CURRENT APPRAISED VALUE: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

         CURRENT LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

         CUSTODIAL ACCOUNT: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "GreenPoint Mortgage Funding, Inc., in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         CUSTODIAN: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

         CUT-OFF DATE: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         DETERMINATION DATE: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

         DUE DATE: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

         DUE PERIOD: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

         ELIGIBLE ACCOUNT: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated "A2" or higher by Standard & Poor's and "A" or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

         ELIGIBLE INSTITUTION: GreenPoint Mortgage Funding, Inc., or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

         EQUITY TAKE-OUT REFINANCED MORTGAGE LOAN: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

         ESCROW ACCOUNT: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "GreenPoint Mortgage Funding, Inc., in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         ESCROW PAYMENTS: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         EVENT OF DEFAULT: Any one of the conditions or circumstances enumerated in Section 9.01.

         FANNIE MAE: The Federal National Mortgage Association, or any successor thereto.

         FANNIE MAE GUIDE(S): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

         FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

         FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

         FHLMC GUIDE: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

         FIDELITY BOND: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

         FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

         FIRST REMITTANCE DATE: With respect to any Mortgage Loan, the Remittance Date occurring in the month following the month in which the related Closing Date occurs.

         GAAP: Generally accepted accounting principles, consistently applied.

         HUD: The United States Department of Housing and Urban Development or any successor thereto.

         INDEX: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

         INITIAL RATE CAP: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

         INSURANCE PROCEEDS: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

         LIFETIME RATE CAP: As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

         LIQUIDATION PROCEEDS: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

         LOAN PROGRAM CODE: With respect to each Mortgage Loan, a code designating the loan program pursuant to which a Mortgage Loan was underwritten in accordance with the Company's underwriting guidelines.

         LOAN-TO-VALUE RATIO OR LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

         MARGIN: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

         MONTHLY ADVANCE: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

         MONTHLY PAYMENT: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

         MORTGAGE: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

         MORTGAGE FILE: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

         MORTGAGE IMPAIRMENT INSURANCE POLICY: A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

         MORTGAGE INTEREST RATE: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

         MORTGAGE LOAN: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

         MORTGAGE LOAN DOCUMENTS: The documents listed in EXHIBIT A.

         MORTGAGE LOAN REMITTANCE RATE: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

         MORTGAGE LOAN SCHEDULE: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

         (1) the Company's Mortgage Loan identifying number;

         (2) the Mortgagor's first and last name;

         (3) the street address of the Mortgaged Property including the city, state and zip code;

         (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

         (5) the type of residential property constituting the Mortgaged
Property;

         (6) the original months to maturity of the Mortgage Loan;

         (7) the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

         (8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

         (9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

         (10) the Origination Date of the Mortgage Loan;

         (11) the stated maturity date;

         (12) the amount of the Monthly Payment at origination;

         (13) the amount of the Monthly Payment as of the related Cut-off Date;

         (14) the original principal amount of the Mortgage Loan;

         (15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

         (16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

         (17) a code indicating the documentation style (i.e. full, alternative, etc.);

         (18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

         (19) the date on which the first payment is or was due;

         (20) a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

         (21) a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

         (22) the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

         (23) product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

         (24) credit score and/or mortgage score, if applicable;

         (25) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;

         (26) a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof;

         (27) the Loan Program Code; and

         (28) the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

         With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

         (1) the number of Mortgage Loans;

         (2) the current aggregate outstanding principal balance of the Mortgage Loans;

         (3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

         (4) the weighted average maturity of the Mortgage Loans; and

         (5) the weighted average months to next Adjustment Date;

         MORTGAGE NOTE: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

         MORTGAGED PROPERTY: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

         MORTGAGOR: The obligor on a Mortgage Note.

         NONRECOVERABLE ADVANCE: Any portion of a Monthly Advance or Servicing Advance previously made or proposed to be made by the Company pursuant to this Agreement, that, in the good faith judgment of the Company, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor or the related Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds or otherwise with respect to the related Mortgage Loan.

         OCC: Office of the Comptroller of the Currency, or any successor thereto.

         OFFICERS' CERTIFICATE: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

         OPINION OF COUNSEL: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

         ORIGINATION DATE: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

         OTS: Office of Thrift Supervision, or any successor thereto.

         PERIODIC RATE CAP: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

         PERMITTED INVESTMENTS: Any one or more of the following obligations or securities:

                  (i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

                  (ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

                  (iii) repurchase obligations with a term not to exceed thirty
                  (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

                  (iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such investment or contractual commitment providing for such investment; PROVIDED, HOWEVER, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstanding principal balances of all of the Mortgage Loans and Permitted Investments;

                  (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

                  (vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

                  (vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.


PROVIDED, HOWEVER, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

         PERSON: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         PREPAYMENT INTEREST SHORTFALL: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month's interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance
Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

         PREPAYMENT PERIOD: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

         PRIMARY MORTGAGE INSURANCE POLICY: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

         PRIME RATE: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

         PRINCIPAL PREPAYMENT: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

         PURCHASE PRICE:  As defined in Section 2.02.

         PURCHASER: EMC Mortgage Corporation, its successors in interest and assigns.

         QUALIFIED APPRAISER: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the related Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

         QUALIFIED INSURER: An insurance company duly qualified as such under the laws of the states in which the related Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

         RATING AGENCY: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

         REFINANCED MORTGAGE LOAN: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

         REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

         REMIC PROVISIONS: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

         REMITTANCE DATE: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

         REO DISPOSITION: The final sale by the Company of any REO Property.

         REO DISPOSITION PROCEEDS: Amounts received by the Company in connection with a related REO Disposition.

         REO PROPERTY: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

         REPURCHASE PRICE: With respect to any Mortgage Loan, a price equal to
(i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

         SAIF: The Savings Association Insurance Fund, or any successor thereto.

         SALES PRICE: With respect to any Mortgage Loan the proceeds of which were used by the Mortgagor to acquire the related Mortgaged Property, the amount paid by the related Mortgagor for such Mortgaged Property.

         SERVICING ADVANCES: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser's request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

         SERVICING FEE: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section
4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in
Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

         SERVICING FEE RATE: As set forth in the Term Sheet.

         SERVICING FILE: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

         SERVICING OFFICER: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

         STATED PRINCIPAL BALANCE: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

         SUBSERVICER: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

         SUBSERVICING AGREEMENT: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

         TERM SHEET: A supplemental agreement in the form attached hereto as
Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.


                                   ARTICLE II

            PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
                 RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
                     BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
                       DELIVERY OF MORTGAGE LOAN DOCUMENTS

         Section 2.01 AGREEMENT TO PURCHASE.

         The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

         Section 2.02 PURCHASE PRICE.

         The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

         In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

         The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

          Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

         Section 2.03 SERVICING OF MORTGAGE LOANS.

         Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

         Section 2.04 RECORD TITLE AND POSSESSION OF MORTGAGE FILES; MAINTENANCE OF SERVICING FILES.

         As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, on a servicing retained basis, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

         Section 2.05 BOOKS AND RECORDS.

         The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by
Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

         The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without cost to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

         Section 2.06. TRANSFER OF MORTGAGE LOANS.

         The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

         Section 2.07 DELIVERY OF MORTGAGE LOAN DOCUMENTS.

         The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4),
(5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 270th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with
Section 3.03 hereof.

         The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

         Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

         Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

         If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

         The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

         From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten
(10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

         Section 2.08 QUALITY CONTROL PROCEDURES.

         The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

         Section 2.09 NEAR-TERM PRINCIPAL PREPAYMENTS; NEAR TERM PAYMENT
DEFAULTS

           In the event any Principal Prepayment is made by a Mortgagor on or prior to three months after the related Closing Date], the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Company.

           In the event either of the first three (3) scheduled Monthly Payments which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser's sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

         Section 2.10 MODIFICATION OF OBLIGATIONS.

         Purchaser may, without any notice to Company, extend, compromise, renew, release, change, modify, adjust or alter, by operation of law or otherwise, any of the obligations of the Mortgagors or other persons obligated under a Mortgage Loan without releasing or otherwise affecting the obligations of Company under this Agreement, or with respect to such Mortgage Loan, except to the extent Purchaser's extension, compromise, release, change, modification, adjustment, or alteration affects Company's ability to collect the Mortgage Loan or realize on the security of the Mortgage, but then only to the extent such action has such effect.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

         Section 3.01 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

         (a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

         (b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

         (c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

         (d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company's knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

         (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

         (f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

         (g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

         (h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

         (i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

         (j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

         (k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

         (l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

         (m) The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

         (n) Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company's financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

         (o) The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

         Section 3.02 REPRESENTATIONS AND WARRANTIES AS TO INDIVIDUAL MORTGAGE LOANS.

         References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

         (a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

         (b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

         (c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual interest paid to date of their related Cut-off Date(or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

         (d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

         (e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

         (f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

         (g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by a Qualified Insurer, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in
Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by a Qualified Insurer. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

         (h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects. None of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) classified and/or defined as a "high cost", "covered", or "predatory" loan under any other state, federal or local law or regulation or ordinance, including, but not limited to, the States of Georgia and North Carolina and the City of New York. The Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

         (i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

         (j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender's title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

         (k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

         (l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser's designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

         (m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

         (n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

         (o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

         (p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

         (q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company's underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

         (r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

         (s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

         (t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

         (u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

         (v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

         (w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

         (x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

         (y) The Mortgage Loan does not contain balloon or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

         (z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

         (aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are "interest-only" Mortgage Loans or "negative amortization" Mortgage Loans. With respect to each adjustable rate Mortgage Loan, each Mortgage Note requires a monthly payment which is sufficient (a) during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjustment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

         (bb) (INTENTIONALLY LEFT BLANK)

         (cc) (INTENTIONALLY LEFT BLANK)

         (dd) (INTENTIONALLY LEFT BLANK)

         (ee) (INTENTIONALLY LEFT BLANK)

         (ff) (INTENTIONALLY LEFT BLANK)

         (gg) (INTENTIONALLY LEFT BLANK)

         (hh) In the event the Mortgage Loan had an LTV at origination greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan
Schedule is net of any such insurance premium. None of the Mortgage Loans are subject to "lender-paid" mortgage insurance;

         (ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

         (jj) None of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company's underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property was used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

         (kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

         (ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

         (mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

         (nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

         (oo) No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

         (pp) The Mortgagor for each Mortgage Loan is a natural person;

         (qq) None of the Mortgage Loans are Co-op Loans;

         (rr) With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and
(B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

         (ss) With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

         (tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

         (uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

         (vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage; and

         (ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee.

         Section 3.03 REPURCHASE; SUBSTITUTION.

         It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser's sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

         If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser's sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

         The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

         For any month in which the Company is permitted to substitute one or more substitute Mortgage Loans, the Company will determine the amount (if any) by which the aggregate Stated Principal Balance (after application of the principal portion of all scheduled payments due in the month of substitution) of all the substitute Mortgage Loans in the month of substitution is less then the aggregate Stated Principal Balance (after application of the principal portion of the scheduled payment due in the month of substitution) of the such replaced Mortgage Loan. An amount equal to the aggregate of such deficiencies described in the preceding sentence for any Remittance Date shall be deposited into the Custodial Account by the Company on the related Determination Date in the month following the calendar month during which the substitution occurred.

         It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

         Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

         In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or
(ii) cause the REMIC to fail to qualify as a REMIC at any time.

         Section 3.04 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

         (a) The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

         (b) The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

         (c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

         (d) There is no litigation pending or to the best of the Purchaser's knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

         (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

         (f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

         (h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

         (i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

         The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

                                   ARTICLE IV

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01 COMPANY TO ACT AS SERVICER.

         The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

         Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer, if required.

         Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under
Section 1001 of the Code (or Treasury regulations promulgated thereunder) and
(ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions" after the startup date under the REMIC Provisions.

         Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the
Code)(either such event, an "Adverse REMIC Event"), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

         The Company shall not permit the creation of any "interests" (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

         In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

         The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

         At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

         Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

         Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

         Section 4.02 COLLECTION OF MORTGAGE LOAN PAYMENTS.

         Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

         In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty provisions provided in the Mortgage Loan Documents.

         Section 4.03 REALIZATION UPON DEFAULTED MORTGAGE

         The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in
Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings and not less than 5 days prior to the acceptance or rejection of any offer of reinstatement. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

         Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed Monthly Advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

         In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of
Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

         Section 4.04 ESTABLISHMENT OF CUSTODIAL ACCOUNTS; DEPOSITS IN CUSTODIAL ACCOUNTS.

         The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds shall be deposited in the Custodial Account within 24 hours of receipt, and shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section
4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

         The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

         (i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

         (ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

         (iii) all Liquidation Proceeds;

         (iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

         (v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

         (vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

         (vii) any Monthly Advances;

         (viii) with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company's aggregate Servicing Fee received with respect to the related Prepayment Period;

         (ix) any amounts required to be deposited by the Company pursuant to
Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

         (x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

         The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

         Section 4.05 PERMITTED WITHDRAWALS FROM THE CUSTODIAL ACCOUNT.

         The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

         (i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

         (ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

         (iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

         (iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

         (v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

         (vi) to transfer funds to another Eligible Account in accordance with
Section 4.09 hereof;

         (vii) to remove funds inadvertently placed in the Custodial Account by the Company;

         (vi) to clear and terminate the Custodial Account upon the termination of this Agreement; and

         (vii) to reimburse itself for Nonrecoverable Advances to the extent not reimbursed pursuant to clause (ii) or clause (iii).

         Section 4.06 ESTABLISHMENT OF ESCROW ACCOUNTS; DEPOSITS IN ESCROW ACCOUNTS.

         The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

         The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

         (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

         (ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

         (iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

         The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

         Section 4.07 PERMITTED WITHDRAWALS FROM ESCROW ACCOUNT.

         Withdrawals from the Escrow Account may be made by Company only:

         (i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

         (ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

         (iii) to refund to the Mortgagor any funds as may be determined to be overages;

         (iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

         (v) for application to restoration or repair of the Mortgaged Property;

         (vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

         (vii) to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

         (viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

         Section 4.08 PAYMENT OF TAXES, INSURANCE AND OTHER CHARGES; MAINTENANCE OF PRIMARY MORTGAGE INSURANCE POLICIES; COLLECTIONS THEREUNDER.

         With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

         The Company will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

         In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09 TRANSFER OF ACCOUNTS.

         The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

         Section 4.10 MAINTENANCE OF HAZARD INSURANCE.

         The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor's behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section
4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

         Section 4.11 MAINTENANCE OF MORTGAGE IMPAIRMENT INSURANCE POLICY.

         In the event that the Company shall obtain and maintain a blanket policy issued by a Qualified Insurer insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with
Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

         Section 4.12 FIDELITY BOND, ERRORS AND OMISSIONS INSURANCE.

         The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

         Section 4.13 TITLE, MANAGEMENT AND DISPOSITION OF REO PROPERTY.

         In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

         The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

         The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

         The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

         Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information and documents regarding the subject REO Property: the related trustee's deed upon sale and copies of any related hazard insurance claims, or repair bids.

         Section 4.14 NOTIFICATION OF MATURITY DATE.

          With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

                                    ARTICLE V

                            PAYMENTS TO THE PURCHASER

         Section 5.01 DISTRIBUTIONS.

         On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company's obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus
(iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

         With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

         Section 5.02 STATEMENTS TO THE PURCHASER.

         The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

         (i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

         (ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

         (iii) the amount of servicing compensation received by the Company during the prior distribution period;

         (iv) the aggregate Stated Principal Balance of the Mortgage Loans;

         (v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

         (vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

         The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

         The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

         In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

         Section 5.03 MONTHLY ADVANCES BY THE COMPANY.

         Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

         The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be a Nonrecoverable Advance. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

         Section 5.04 LIQUIDATION REPORTS.

         Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

         Section 5.05 PREPAYMENT INTEREST SHORTFALLS.

         Not later than the close of business on the Business Day preceding each Remittance Date in the month following the related Prepayment Period, the Company shall deposit in the Custodial Account an amount equal to any Prepayment Interest Shortfalls with respect to such Prepayment Period, which in the aggregate shall not exceed the Company's aggregate Servicing Fee received with respect to the related Due Period.

                                   ARTICLE VI

                          GENERAL SERVICING PROCEDURES

         Section 6.01 ASSUMPTION AGREEMENTS.

         The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

         In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

         Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

         Section 6.02 SATISFACTION OF MORTGAGES AND RELEASE OF MORTGAGE FILES.

         Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section
4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

         In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two
(2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

         Section 6.03 SERVICING COMPENSATION.

         As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in
Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

         Section 6.04 ANNUAL STATEMENT AS TO COMPLIANCE.

         The Company will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Company beginning in March 2004, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

         Section 6.05 ANNUAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' SERVICING REPORT.

         Within ninety (90) days of Company's fiscal year end beginning in March 2004, the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements.

         Section 6.06 PURCHASER'S RIGHT TO EXAMINE COMPANY RECORDS.

         The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

         The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the FDIC, OTS, or any other similar federal or state regulations, as applicable.

                                   ARTICLE VII

                       REPORTS TO BE PREPARED BY SERVICER

         Section 7.01 COMPANY SHALL PROVIDE INFORMATION AS REASONABLY REQUIRED.

         The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

         In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

         The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company's servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

                                  ARTICLE VIII

                                  THE SERVICER

         Section 8.01 INDEMNIFICATION; THIRD PARTY CLAIMS.

         The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way from any claim, demand, defense or assertion based on or grounded upon, or resulting from any assertion based on, grounded upon or resulting from a breach or alleged breach of any of the representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

         Section 8.02 MERGER OR CONSOLIDATION OF THE COMPANY.

         The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

         Section 8.03 LIMITATION ON LIABILITY OF THE COMPANY AND OTHERS.

         Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

         Section 8.04 COMPANY NOT TO ASSIGN OR RESIGN.

         The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

         Section 8.05 NO TRANSFER OF SERVICING.

         With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

         Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

                                   ARTICLE IX

                                    DEFAULT

         Section 9.01 EVENTS OF DEFAULT.

         In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

         (i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

         (ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

         (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

         (iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

         (v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

         (vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

         (viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

         (ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

         Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

         Section 9.02 WAIVER OF DEFAULTS.

         The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                    ARTICLE X

                                   TERMINATION

         Section 10.01 TERMINATION.

         The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or
(ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.

         Section 10.02 TERMINATION WITHOUT CAUSE.

         The Purchaser may, at its sole option, terminate any rights the Company may have hereunder, without cause, upon no less than 90 days written notice. Any such notice of termination shall be in writing and delivered to the Company as provided in Section 11.05 of this Agreement.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         Section 11.01 SUCCESSOR TO THE COMPANY.

         Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

         Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to
Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

         The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

         Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

         Section 11.02 AMENDMENT.

         This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

         Section 11.03 RECORDATION OF AGREEMENT.

         To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

         Section 11.04 GOVERNING LAW.

         This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         Section 11.05 NOTICES.

         Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

         (i)      if to the Company:

                  GreenPoint Mortgage Funding, Inc.
                  100 Wood Hollow Drive
                  Novato, California 94945
                  Attention: [______]
                  Telecopier No: [________]

         (ii)     if to the Purchaser:

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II,
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Ms. Ralene Ruyle
                  Telecopier No.:  (972) 444-2810

                  With a copy to:

                  Bear Stearns Mortgage Capital Corporation
                  383 Madison Avenue
                  New York, New York 10179
                  Attention:  Mary Haggerty

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

         Section 11.06 SEVERABILITY OF PROVISIONS.

         Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

         Section 11.07 EXHIBITS.

         The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

         Section 11.08 GENERAL INTERPRETIVE PRINCIPLES.

         For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

         (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

         (iii) references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

         (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

         (v) the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

         (vi) the term "include" or "including" shall mean without limitation by reason of enumeration; and

         (viii) headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

         Section 11.09 REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         Section 11.10 CONFIDENTIALITY OF INFORMATION.

         Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

         Notwithstanding other provisions of this Section 16.14 or any other express or implied agreement, arrangement, or understanding to the contrary, the Company and Purchaser (the "Parties") agree that the Parties (and their employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the purported or claimed U.S. federal income tax treatment of the purchase of the Mortgage Loans and related transactions covered by this letter agreement ("tax treatment") and any fact that may be relevant to understanding the tax treatment ("tax structure") and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws.

         Section 11.11 RECORDATION OF ASSIGNMENTS OF MORTGAGE.

         To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

         Section 11.12 ASSIGNMENT.

         The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.

         Section 11.13 NO PARTNERSHIP.

         Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

         Section 11.14 EXECUTION: SUCCESSORS AND ASSIGNS.

         This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

         Section 11.15 ENTIRE AGREEMENT.

         The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

         Section 11.16. NO SOLICITATION.

         From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

         Section 11.17. CLOSING.

         The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

         The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

         (a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

         (b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

         (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

         (d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

         (e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

         Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

         Section 11.18. COOPERATION OF COMPANY WITH A RECONSTITUTION.

         The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

         (b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

         The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser's request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

         With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"); and (4) to provide customary indemnification to the Purchaser and/or its affiliates for any losses, claims, damages, and liabilities arising out of or based upon information the Company provided or caused to be provided in connection with a Pass-Through Transfer. In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affilates for disclosure contained in any offering document relating to the Company or its affilates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

         All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

         Section 11.19. REPORTING WITH RESPECT TO A RECONSTITUTION.

         The Company agrees that with respect to any Mortgage Loan sold or transferred pursuant to a Reconstitution as described in Section 11.18 of this Agreement (a "Reconstituted Mortgage Loan"), the Company, at its expense, shall provide the Purchaser with the information set forth in Exhibit J attached hereto for each Reconstituted Mortgage Loan in such electronic format as may be mutually agreed upon by both Purchaser and Company.

         IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION
                                                Purchaser

                                      By:________________________
                                      Name:
                                      Title:

                                    GREENPOINT MORTGAGE FUNDING, INC.
                                                 Company

                                      By: _______________________
                                      Name:
                                      Title:

                                    EXHIBIT A
                            CONTENTS OF MORTGAGE FILE

         With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

         1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

         2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

         4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

         5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

         6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         9. reserved.

         10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

         11. Residential loan application.

         12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

         13. Credit report on the mortgagor.

         14. Business credit report, if applicable.

         15. Residential appraisal report and attachments thereto.

         16. The original of any guarantee executed in connection with the Mortgage Note.

         17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

         18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

         19. Photograph of the Mortgaged Property (may be part of appraisal).

         20. Survey of the Mortgaged Property, if any.

         21. Sales contract, if applicable.

         22. If available, termite report, structural engineer's report, water portability and septic certification.

         23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

         24. Name affidavit, if applicable.

         Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

                                    EXHIBIT B

                       CUSTODIAL ACCOUNT LETTER AGREEMENT

                                               ______________, 2003

To:      [_______________________]
         (the "Depository")

         As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of [_____________________] 1, 200[_] (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[______________________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                    [__________________________]

By:____________________________

Name:__________________________

Title:_________________________



         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

                                    [__________________________]

By:____________________________

Name:__________________________

Title:_________________________

                                    EXHIBIT C

                         ESCROW ACCOUNT LETTER AGREEMENT
                                                _____________, 2003

To:      [_______________________]
         (the "Depository")

         As "Company" under the Purchase Warranties and Servicing Agreement, dated as of [____________________]1, 200[_] (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[__________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                    [__________________________]

                                    By:____________________________
                                    Name:__________________________
                                    Title:_________________________


         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

                                    [__________________________]

                                    By:______________________________
                                    Name:____________________________
                                    Title:___________________________

                                    EXHIBIT D

            FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

         This is a Purchase, Assignment, Assumption and Recognition Agreement (this "PAAR Agreement") made as of __________, 200__, among EMC Mortgage Corporation (the "Assignor"), ___________________ (the "Assignee"), and _______________________ (the "Company").

         In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the "Assigned Loans") listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the "Purchase Agreement") shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

                       PURCHASE, ASSIGNMENT AND ASSUMPTION

         1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

         2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the "Funding Amount" as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the "Confirmation") and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the Company, in blank, and an assignment of mortgage in recordable form from the Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         3. Assignor warrants and represents to Assignee and Company as of the date hereof:

         (a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee's interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

         (c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

         (d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

         (e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

         (f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

         (h) Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

         4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

         (a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

         (b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

         (d) Assignee agrees to be bound as "Purchaser" by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as "Purchaser" thereunder but solely with respect to such Assigned Loans.

         5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

         (a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b) Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

         (c) Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (d) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

         (e) No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

         (f) Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

                  (1) Recognition of Assignee

         6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

         (a) Miscellaneous

         7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:


         (a)      In the case of Company,

                  --------------------
                  --------------------
                  --------------------
                  --------------------
                  --------------------

                  With a copy to ______________________________________.

         (b)      In the case of Assignor,

                  --------------------
                  --------------------
                  --------------------
                  --------------------
                  --------------------

         (c)      In the case of Assignee,

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Raylene Ruyle
                  Telecopier No.:  (972) 444-2810

                  with a copy  to:

                  -------------------
                  383 Madison Avenue
                  New York, New York 10179
                  Attention: ___________
                  Telecopier No.:  (212) 272-____

         8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

         9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

         12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

         13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

         14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

         (b) [Modification of Purchase Agreement

         15. The Company and Assignor hereby amend the Purchase Agreement as follows:

         (a) The following definitions are added to Section 1.01 of the Purchase
Agreement:

         SECURITIES ADMINISTRATOR:  ________________________

         SUPPLEMENTAL PMI INSURER:  ________________________

         SUPPLEMENTAL PMI POLICY: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

         TRUSTEE:          ________________________

         (b) The following definition is amended and restated:

         INSURANCE PROCEEDS: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

         (c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

         "In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to
Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

         In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

         The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy."

         (d) Clause (vi) of Section 6.1 is amended to read as follows:

         "Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or"]

         (e) Section ____ Annual Statement as to Compliance.

         The Company will deliver to the Master Servicer on or before March 15 of each year, beginning with March 15, 200__, an Officers' Certificate stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, (ii) the Company has fully complied with the provisions of this Agreement and (iii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

         (f) Section ____ Annual Certification.

         (a) The Company will deliver to the Master Servicer, on or before March 15 of each year beginning March 15, 200__ a certification in the form attached hereto as Exhibit __ with respect to the servicing reports delivered by the Company pursuant to this Agreement, the Company's compliance with the servicing obligations set forth in this Agreement and any other information within the control of the Company. Such certification shall be signed by the senior officer in charge of servicing of the Company. In addition, the Company shall provide such other information with respect to the Mortgage Loans and the servicing and administration thereof within the control of the Company which shall be required to enable the Master Servicer, Trustee or Depositor, as applicable, to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended.

         IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION
                                    Assignor

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                                    ---------------------------------
                                    Assignee

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                                    ---------------------------------
                                    Company

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                                   EXHIBIT ___

                          FORM OF COMPANY CERTIFICATION

I, [identify certifying individual], certify to the [Trustee] [Seller] [Securities Administrator] [Mortgage Loan Seller] [Purchaser] and [Master Servicer] that:

         1. I have reviewed the servicing reports prepared by [COMPANY] (the "Company") pursuant to the [Servicing Agreement] (the "Servicing Agreement"), dated as of __________ between __________ and the Company (as modified by the AAR Agreement (as defined below) and delivered to [MASTER SERVICER] (the "Master Servicer") pursuant to the Assignment, Assumption and Recognition Agreement (the "AAR Agreement"), dated as of __________ among [ASSIGNOR] as Assignor, Company and [ASSIGNEE], as Assignee.

         2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by such servicing reports.

         3. Based on my knowledge, the servicing information required to be provided to the Master Servicer under the Servicing Agreement and the AAR Agreement is included in these reports.

         4. I am responsible for reviewing the activities performed the Company under the Servicing Agreement and the AAR Agreement and based upon the review required under the Servicing Agreement and the AAR Agreement, and except as disclosed in the Annual Statement of Compliance, the Company has fulfilled its obligations under the Servicing Agreement and the AAR Agreement.

         5. I have disclosed to the Master Servicer's certified public accountants all significant deficiencies relating to the Company's compliance with the minimum servicing standards in accordance with a review conduced in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Servicing Agreement and the AAR Agreement.

         Capitalized terms used but not defined herein have the meanings ascribed to them in the AAR Agreement.

Date:______________

__________________________
[Signature] [Title]

                                  ATTACHMENT 1

                             ASSIGNED LOAN SCHEDULE

                                  ATTACHMENT 2

                  PURCHASE, WARRANTIES AND SERVICING AGREEMENT
                       (ii)

                                    EXHIBIT E

                              FORM OF TRIAL BALANCE

                                    EXHIBIT G

                  REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE:      Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________


Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____    Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

         Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
     Signature
   ________________________________
         Title

Send documents to:_____________________________________________
_________________________________________
_________________________________________


Acknowledgement:

         Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.


Dated:________________

By:________________________________
     Signature

   ________________________________
     Title

         (c)      EXHIBIT H


                  COMPANY'S UNDERWRITING GUIDELINES

                                    EXHIBIT I


                                   TERM SHEET

         This TERM SHEET (the "Term Sheet") dated [______], between Greenpoint Mortgage Funding, Inc., a New York corporation, located at 100 Wood Hollow Drive, Novato, California 94945 (the "Company") and EMC Mortgage Corporation, a Delaware corporation, located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of September 1, 2003, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

         The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company's right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as
SCHEDULE I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1.       DEFINITIONS

         For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(AS OF THE CUT-OFF DATE):

CLOSING DATE:

CUSTODIAN:

CUT-OFF DATE:

Initial Weighted Average
MORTGAGE LOAN REMITTANCE RATE:

MORTGAGE LOAN:

PURCHASE PRICE PERCENTAGE:

SERVICING FEE RATE:
ADDITIONAL CLOSING CONDITIONS:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

ADDITIONAL LOAN DOCUMENTS:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans:
[None]

[ADDITIONAL] [MODIFICATION] OF REPRESENTATIONS AND WARRANTIES:

     [In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage
     Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]


Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

         IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.


                                    GREENPOINT MORTGAGE FUNDING, INC.

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------



                                    EMC MORTGAGE CORPORATION


                                    By:
                                       -----------------------------------------
                                    Name:
                                           -------------------------------------
                                    Title:
                                            ------------------------------------

                                   SCHEDULE I

                             MORTGAGE LOAN SCHEDULE

                                    EXHIBIT J

                      RECONSTITUTED MORTGAGE LOAN REPORTING


(a)      Servicer Mortgage Loan Number
(b)      FNMA Mortgage Loan Number (if applicable)
(c)      Lender/Seller Mortgage Loan Number (if available)
(d) Scheduled Balance (scheduled end of month balance reporting to Master Servicer/Trustee)
(e)      Actual Balance (actual end of month balance received from Mortgagor)
(f)      Gross Rate (current gross rate)
(g)      Net Rate (current passthrough)
(h)      Last Payment Date (LPI_DATE in Fannie's Laser Reporting)
(i)      Delinquency Month (if available)
(j)      Default Flag, i.e. FC, REO, etc. (if available)
(k)      Pay-In-Full Date (Mortgage Loan paid off by Mortgagor)
(l)      Foreclosure start date
(m)      Foreclosure end date
(n)      REO Property date
(o)      With respect to Liquidated Mortgage Loans:
         (i)      amount of loss or gain (as applicable)
         (ii)     the date of the loss or gain.
         (iii) the liquidation reason (paid in full or repurchased out of deal)
(p)      Fannie's Laser Reporting
         (i) Action Code (for default or paid off Mortgage Loans; i.e. 60, 65, etc.)
         (ii)     Action Date
         (iii)    Remit Prin (submitted principal amount)
         (iv)     Remit Int (submitted interest amount)
         (v) Pool/Invest indicator (indicating Schedule/Schedule or Actual/Actual pool)

                                                                     EXHIBIT H-6

                               SERVICING AGREEMENT

                                 CHASE MANHATTAN

         This is a Servicing Agreement, dated as of February 1, 2004 and is executed between EMC Mortgage Corporation, as Owner (the "Owner") and Chase Manhattan Mortgage Corporation("Servicer").

                              W I T N E S S E T H :
                               - - - - - - - - - -

         WHEREAS, the Owner is the owner of the Mortgage Loans; and

         WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed hereto as Exhibit E; and

         WHEREAS, the Owner and the Servicer wish to prescribe the representations and warranties of the Servicer with respect to itself and the management, servicing and control of the Mortgage Loans;

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Owner and the Servicer agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01 DEFINED TERMS.

         Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

         ACCEPTED SERVICING PRACTICES: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with FNMA servicing practices and procedures, for MBS pool mortgages, as defined in the FNMA Guides including future updates.

         ADJUSTMENT DATE: As to each Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

         AGREEMENT: This Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

         APPRAISED VALUE: With respect to any Mortgaged Property, the lesser of
(i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan.

         ASSIGNMENT: An assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

         BIF:  The Bank Insurance Fund, or any successor thereto.

         BUSINESS DAY: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, Maryland or Minnesota, or (iii) a day in which banks in the States of New York, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

         CONDEMNATION PROCEEDS: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

         CO-OP LEASE: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

         CO-OP LOAN: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

         CUSTODIAL ACCOUNT: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "Chase Manhattan Mortgage Corporation, in trust for the [Owner], Owner of Whole Loan Mortgages and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Owner" with respect to the related Mortgage Loans.

         CUT-OFF DATE: The open of business on February 1, 2004.

         DETERMINATION DATE: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

         DUE DATE: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

         DUE PERIOD: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

         ELIGIBLE ACCOUNT: An account established and maintained: (a) within FDIC insured accounts (or other accounts with comparable insurance coverage acceptable to the Rating Agencies) created, maintained and monitored by the Servicer so that all funds deposited therein are fully insured, (b) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody's is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories respectively, at the time any amounts are held on deposit therein, or (c) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (b) or (c) of the preceding sentence, the Servicer shall provide the Owner with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

         ELIGIBLE INSTITUTION: An institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of the Rating Agencies.

         ESCROW ACCOUNT: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "Chase Manhattan Mortgage Corporation, in trust for the [Owner], Owner of Whole Loan Mortgages and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Owner" with respect to the related Mortgage Loans.

         ESCROW PAYMENTS: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         EVENT OF DEFAULT: Any one of the conditions or circumstances enumerated in Section 9.01.

         FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

         FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

         FHLMC GUIDE: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

         FIDELITY BOND: A fidelity bond to be maintained by the Servicer pursuant to Section 4.12.

         FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

         FIRST REMITTANCE DATE: February 18, 2004, or if such day is not a Business Day, the first Business Day immediately preceding such date.

         FNMA: The Federal National Mortgage Association, or any successor thereto.

         FNMA GUIDES: The FNMA Sellers' Guide and the FNMA Servicers' Guide and all amendments or additions thereto.

         GAAP: Generally accepted accounting principles, consistently applied.

         HUD: The United States Department of Housing and Urban Development or any successor.

         INDEX: On each Adjustment Date, the applicable index shall be a rate per annum equal to the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year as made available by the Federal Reserve Board, or, if not so published, as reported by any Federal Reserve Bank or by any U.S. Government department or agency, for the week for which such figures were most recently published or reported as of the date 45 days prior to the Adjustment Date.

         INSURANCE PROCEEDS: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

         LIFETIME RATE CAP: As to each Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

         LIQUIDATION PROCEEDS: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

         LOAN-TO-VALUE RATIO OR LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to the lesser of the Appraised Value of the Mortgaged Property at origination or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

         MARGIN: With respect to each Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

         MASTER SERVICER: Wells Fargo Bank, National Association, or its successor in interest.

         MONTHLY ADVANCE: The aggregate of the advances made by the Servicer on any Remittance Date pursuant to Section 5.03.

         MONTHLY PAYMENT: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

         MORTGAGE: With respect to a Mortgage Loan that is not a Co-op Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien upon a leasehold estate of the Mortgagor. With respect to a Co-op Loan, the security agreement creating a security interest in the stock allocated to a dwelling unit in the residential cooperative housing corporation that was pledged to secure such Co-op Loan and the related Co-op Lease.

         MORTGAGE FILE: The mortgage documents pertaining to a particular Mortgage Loan and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

         MORTGAGE IMPAIRMENT INSURANCE POLICY: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

         MORTGAGE INTEREST RATE: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time, in accordance with the provisions of the related Mortgage Note.

         MORTGAGE LOAN: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

         MORTGAGE LOAN DOCUMENTS: The original mortgage loan legal documents.

         MORTGAGE LOAN REMITTANCE RATE: With respect to each Mortgage Loan, the annual rate of interest remitted to the Owner, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

         MORTGAGE LOAN SCHEDULE: The schedule of Mortgage Loans annexed hereto as EXHIBIT E, such schedule being acceptable to the Owner and the Servicer.

         MORTGAGED PROPERTY: With respect to a Mortgage Loan that is not a Co-op Loan, the underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the State in which such real property is located, which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgagor, the term of which is equal to or longer than the term of the Mortgage. With respect to a Co-op Loan, the stock allocated to a dwelling unit in the residential cooperative housing corporation that was pledged to secure such Co-op Loan and the related Co-op Lease.

         MORTGAGOR: The obligor on a Mortgage Note.

         NONRECOVERABLE ADVANCE: Any advance previously made by the Company pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Servicer, may not be ultimately recoverable by the Servicer from Liquidation Proceeds or otherwise. The determination by the Servicer that it has made a Nonrecoverable Advance shall be evidenced by an Officer's Certificate of the Servicer delivered to the Owner and the Master Servicer and detailing the reasons for such determination.

         OCC: Office of the Comptroller of the Currency, its successors and assigns.

         OFFICERS' CERTIFICATE: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Servicer, and delivered to the Owner as required by this Agreement.

         OPINION OF COUNSEL: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Owner. The cost of the preparation and delivery of any such opinion requested by the Owner shall be an expense of the Owner.

         OTS: Office of Thrift Supervision, its successors and assigns.

         PERIODIC RATE CAP: As to each Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date.

         PERSON: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability corporation, trust, unincorporated organization or government or any agency or political subdivision thereof.

         PREPAYMENT INTEREST SHORTFALL AMOUNT: With respect to any Mortgage Loan that is subject to a voluntary (not including discounted payoffs) Principal Prepayment in full or in part during the related Principal Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan prior to such Mortgage Loan's Due Date in such related Principal Prepayment Period, the amount of interest (net of the related Servicing Fee for Principal Prepayments in full only) that would have accrued on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such Due Date.

         PRIMARY MORTGAGE INSURANCE POLICY: Each primary policy of mortgage insurance, or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

         PRIME RATE: The prime rate announced to be in effect from time to time as published as the average rate in The Wall Street Journal (Northeast Edition).

         PRINCIPAL PREPAYMENT: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

         PRINCIPAL PREPAYMENT PERIOD: With respect to any Remittance Date, the calendar month immediately preceding the month in which the related Remittance Date occurs.

         OWNER: EMC Mortgage Corporation, its successors in interest and assigns.

         QUALIFIED APPRAISER: An appraiser, duly appointed by the Servicer, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

         QUALIFIED INSURER: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by FNMA and FHLMC.

         RATING AGENCIES: Fitch, Inc., Standard & Poor's Ratings Services, Moody's Investor Service or, in the event that some or all ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

         REMIC: A "real estate mortgage investment conduit," as such term is defined in the Internal Revenue Code of 1986, as amended.

         REMIC PROVISIONS: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time

         REMITTANCE DATE: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

         REO DISPOSITION: The final sale by the Servicer of any REO Property.

         REO DISPOSITION PROCEEDS: Amounts received by the Servicer in connection with a related REO Disposition.

         REO PROPERTY: A Mortgaged Property acquired by the Servicer on behalf of the Owner as described in Section 4.13.

         SAIF: The Savings Association Insurance Fund, or any successor thereto.

         SERVICER'S OFFICER'S CERTIFICATE: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Servicer stating the date by which Servicer expects to receive any missing documents sent for recording from the applicable recording office.

         SERVICER: Chase Manhattan Mortgage Corporation its successors in interest and assigns, as permitted by this Agreement.

         SERVICING ADVANCES: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Servicer specifies the Mortgage Loan(s) to which such expenses relate, and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Servicer hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Servicer, as Servicer, with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

         SERVICING FEE: With respect to each Mortgage Loan, the amount of the annual fee the Owner shall pay to the Servicer, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Owner to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.05) of such Monthly Payment collected by the Servicer, or as otherwise provided under Section 4.05.

         SERVICING FEE RATE: The Servicing Fee Rate shall be a rate per annum equal to 37.5 basis points (0.375%).

         SERVICING FILE: The documents, records and other items pertaining to a particular Mortgage Loan and any additional documents relating to such Mortgage Loan as are in, or as may from time to time come into, the Servicer's possession.

         SERVICING OFFICER: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Owner upon request, as such list may from time to time be amended.

         STATED PRINCIPAL BALANCE: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Owner with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

         SUBSERVICER: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

         SUBSERVICING AGREEMENT: An agreement between the Servicer and a Subservicer for the servicing of the Mortgage Loans.


                                   ARTICLE II

                          SERVICING OF MORTGAGE LOANS;
                         MAINTENANCE OF SERVICING FILES;
                 BOOKS AND RECORDS; TRANSFER OF MORTGAGE LOANS;
         DELIVERY OF MORTGAGE LOAN DOCUMENTS; QUALITY CONTROL PROCEDURES

         Section 2.01 SERVICING OF MORTGAGE LOANS.

         Simultaneously with the execution and delivery of this Agreement, the Servicer does hereby agree to service the Mortgage Loans listed on the Mortgage Loan Schedule subject to the terms of this Agreement. The rights of the Owner to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

         Section 2.02 MAINTENANCE OF SERVICING FILES.

         The Servicer shall maintain a Servicing File consisting of all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Servicer is at the will of the Owner, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Servicer is in a custodial capacity only. The Servicer acknowledges that the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Owner. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Servicer shall be received and held by the Servicer in trust for the benefit of the Owner as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Servicer shall be appropriately identified in the Servicer's computer system to clearly reflect the ownership of the Mortgage Loans by the Owner. The Servicer shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Owner, except when such release is required as incidental to the Servicer's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement, such written instructions shall not be required.

         Section 2.03 BOOKS AND RECORDS.

         The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be appropriately identified in the Servicer's computer system to clearly reflect the ownership of the Mortgage Loan by the Owner. In particular, the Servicer shall maintain in its possession, available for inspection by the Owner, or its designee and shall deliver to the Owner upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of FNMA or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Servicer, and periodic inspection reports as required by
Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Servicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Servicer complies with the requirements of the FNMA Guides.

         The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Owner or its designee the related Servicing File during the time the Owner retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         In addition to the foregoing, Servicer shall provide to any supervisory agents or examiners that regulate Owner, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Servicer and without charge to Servicer or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator. It is anticipated that Owner will reimburse Servicer for its out-of-pocket expenses incurred in complying with this requirement.

         Section 2.04. TRANSFER OF MORTGAGE LOANS.

         The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Servicer in accordance with this Section 2.06 and the books and records of the Servicer show such person as the owner of the Mortgage Loan. The Owner may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Owner hereunder binding upon the Servicer unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit C hereto executed by the transferee shall have been delivered to the Servicer. The Owner also shall advise the Servicer of the transfer. Upon receipt of notice of the transfer, the Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Owner shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

         Section 2.05 DELIVERY OF MORTGAGE LOAN DOCUMENTS.

         The Servicer shall forward to the Owner, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 in accordance with the FNMA Guides; provided, however, that the Servicer shall provide the Owner, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

         From time to time the Servicer may have a need for Mortgage Loan Documents to be released from Owner, or its designee. Owner shall, or shall cause its designee, upon the written request of the Servicer, within ten (10) Business Days, deliver to the Servicer, any requested documentation previously delivered to Owner as part of the Mortgage File, provided that such documentation is promptly returned to Owner, or its designee, when the Servicer no longer requires possession of the document, and provided that during the time that any such documentation is held by the Servicer, such possession is in trust for the benefit of Owner. Servicer shall indemnify Owner, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Servicer pursuant to this paragraph.

         Section 2.06 QUALITY CONTROL PROCEDURES.

         The Servicer must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.



                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                                  THE SERVICER;

         Section 3.01 REPRESENTATIONS AND WARRANTIES OF THE SERVICER.


         The Servicer represents, warrants and covenants to the Owner that, as of the date hereof or as of such date specifically provided herein:

         (a) The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Servicer by any such state, and in any event such Servicer is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

         (b) The Servicer has the full power and authority and legal right to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and any agreements contemplated hereby, has duly executed and delivered this Agreement, and any agreements contemplated hereby, and this Agreement and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Servicer to make this Agreement and all agreements contemplated hereby valid and binding upon the Servicer in accordance with their terms;

         (c) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with any of the terms, conditions or provisions of the Servicer's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Servicer, or its properties are subject, or impair the ability of the Owner to realize on the Mortgage Loans.

         (d) There is no litigation, suit, proceeding or investigation pending or, to the best of Servicer's knowledge, threatened, or any order or decree outstanding, with respect to the Servicer which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the execution, delivery, performance or enforceability of this Agreement, or which is reasonably likely to have a material adverse effect on the financial condition of the Servicer.

         (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement, or the consummation of the transactions contemplated by this Agreement, except for consents, approvals, authorizations and orders which have been obtained;

         (f) The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of the Servicer;

         (g) The servicing practices used by the Servicer, and any prior servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage servicing business. With respect to escrow deposits and payments that the Servicer, on behalf of the investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Servicer, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

         (h) Servicer is an approved seller/servicer of residential mortgage loans for FNMA, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for FNMA and FHLMC and no event has occurred which would make Servicer unable to comply with eligibility requirements or which would require notification to either FNMA or FHLMC;

         (i) The Servicer does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement. The Servicer is solvent;

         (j) The Servicer acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement.

                                   ARTICLE IV

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01 SERVICER TO ACT AS SERVICER.

         The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement, the Servicer shall service the Mortgage Loans in strict compliance with the servicing provisions of the FNMA Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and any of the servicing provisions of the FNMA Guides, the provisions of this Agreement shall control and be binding upon the Owner and the Servicer.

         Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Servicer's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Owner, provided, however that unless the Servicer has obtained the prior written consent of the Owner, which consent shall be provided within two (2) Business Days of the Servicer's request, the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Owner and which permits the deferral of interest or principal payments on any Mortgage Loan, the Servicer shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Servicer shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Servicer may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Owner and, if required, by the Primary Mortgage Insurance Policy issuer.

         In servicing and administering the Mortgage Loans, the Servicer shall employ Accepted Servicing Practices, giving due consideration to the Owner's reliance on the Servicer. Unless a different time period is stated in this Agreement, Owner shall be deemed to have given consent in connection with a particular matter if Owner does not affirmatively grant or deny consent within 5 Business Days from the date Owner receives a second written request for consent for such matter from Servicer as Servicer.

         The Mortgage Loans may be subserviced by the Subservicer on behalf of the Servicer provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or FNMA approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by FNMA or for seller/servicers imposed by FHLMC, or which would require notification to FNMA or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Servicer may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Servicer of the Subservicer shall not release the Servicer from any of its obligations hereunder and the Servicer shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Servicer. The Servicer shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Servicer shall notify Owner promptly in writing upon the appointment of any Subservicer.

         At the cost and expense of the Servicer, without any right of reimbursement from the Custodial Account, the Servicer shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Servicer, at the Servicer's option, from electing to service the related Mortgage Loans itself. In the event that the Servicer's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01, 10.01 or 10.02 and if requested to do so by the Owner, the Servicer shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Servicer. The Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Servicer's own funds without reimbursement from the Owner.

         Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Servicer shall not be relieved of its obligations to the Owner and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into an agreement with the Subservicer for indemnification of the Servicer by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Servicer will indemnify and hold Owner harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

         Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Servicer alone, and the Owner shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Owner to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Servicer pursuant to this Agreement, the Servicer shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

   Notwithstanding anything in this Agreement to the contrary, the Servicer (a) shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions" after the startup date under the REMIC Provisions.

         Prior to taking any action with respect to the Mortgage Loans which is not contemplated under the terms of this Agreement, the Servicer will obtain an Opinion of Counsel acceptable to the Owner with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an "Adverse REMIC Event"), and the Servicer shall not take any such action as to which it has been advised that an Adverse REMIC Event could occur.

         The Servicer shall not permit the creation of any "interests" (within the meaning of Section 860G of the Code) in any REMIC. The Servicer shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

         Section 4.02 COLLECTION OF MORTGAGE LOAN PAYMENTS.

         Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Servicer will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Servicer will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

         Section 4.03 REALIZATION UPON DEFAULTED MORTGAGE

         The Servicer shall use its best efforts, consistent with the procedures that the Servicer would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and the best interest of Owner, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within one hundred twenty (120) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments. The Servicer shall use commercially reasonable best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Owner, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Owner after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Servicer shall obtain prior approval of Owner as to restoration expenses in excess of ten thousand dollars ($10,000). The Servicer shall notify the Owner in writing of the commencement of foreclosure proceedings and prior to the acceptance or rejection of any offer of reinstatement. The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, with respect to any Mortgage Loan as to which the Owner has received actual notice of, or has actual knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, the Owner may instruct Servicer not to take title or possession of the Mortgaged Property or any other action reasonable under the circumstances. In the event that Servicer receives notice that the Mortgaged Property is contaminated by any toxic or hazardous substance, Servicer shall so notify Owner.

         In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by Servicer, with the consent of Owner as required pursuant to this Agreement, within three years after becoming an REO Property, unless the Servicer provides to the trustee under such REMIC an Opinion of Counsel to the effect that the holding of such REO Property subsequent to three years after its becoming REO Property, will not result in the imposition of taxes on "prohibted transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Servicer shall manage, conserve, protect and operate each such REO Property for the certificate holders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of
Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Servicer shall either itself or through an agent selected by Servicer, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Servicer shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

         Section 4.04 ESTABLISHMENT OF CUSTODIAL ACCOUNTS; DEPOSITS IN CUSTODIAL ACCOUNTS.

         The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account may be drawn on by the Servicer in accordance with Section
4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit A hereto. The original of such letter agreement shall be furnished to the Owner, and upon the request of any subsequent Owner.

         The Servicer shall deposit in the Custodial Account within two (2) Business Days of receipt, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

         (i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

         (ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

         (iii) all Liquidation Proceeds;

         (iv) any amounts required to be deposited by the Servicer in connection with any REO Property pursuant to Section 4.13;

         (v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

         (vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with the Servicer's normal servicing procedures, the loan documents or applicable law;

         (vii) any Monthly Advances;

         (viii) Intentionally Omitted;

         (ix) any amounts required to be deposited by the Servicer pursuant to
Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Servicer's own funds, without reimbursement therefor;

         (x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02; and

         (xi) any Prepayment Interest Shortfall Amount.

         The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Servicer in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Servicer and the Servicer shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv).

         Section 4.05 PERMITTED WITHDRAWALS FROM THE CUSTODIAL ACCOUNT.

         The Servicer may, from time to time, withdraw from the Custodial Account for the following purposes:

         (i) to make payments to the Owner in the amounts and in the manner provided for in Section 5.01;

         (ii) to reimburse itself for Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Servicer's right thereto shall be prior to the rights of the Owner;

         (iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees, the Servicer's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the FNMA Guides or as otherwise set forth in this Agreement, it being understood that for those Mortgage Loans in foreclosure, Servicer shall recover for Servicing Advances and Servicing Fees through the completion of foreclosure and disposition of the REO Property; such recovery shall be made upon liquidation of the REO Property;

         (iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

         (v) to transfer funds to another Eligible Account in accordance with
Section 4.09 hereof;

         (vi) to remove funds inadvertently placed in the Custodial Account by the Servicer;

         (vii) to clear and terminate the Custodial Account upon the termination of this Agreement; and

         (viii) to reimburse itself for any Nonrecoverable Advances.


         Section 4.06 ESTABLISHMENT OF ESCROW ACCOUNTS; DEPOSITS IN ESCROW ACCOUNTS.

         The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in the Escrow Account may be drawn on by the Servicer in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit B. The original of such letter agreement shall be furnished to the Owner, and upon request to any subsequent Owner.

         The Servicer shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

         (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

         (ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

         (iii)all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

         The Servicer shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Servicer shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes.

         Section 4.07 PERMITTED WITHDRAWALS FROM ESCROW ACCOUNT.

         Withdrawals from the Escrow Account may be made by Servicer only:

         (i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

         (ii) to reimburse Servicer for any Servicing Advance made by Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

         (iii) to refund to the Mortgagor any funds as may be determined to be overages;

         (iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

         (v) for application to restoration or repair of the Mortgaged Property;

         (vi) to pay to the Servicer, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

         (vii) to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Servicer shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

         (viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

         Section 4.08 PAYMENT OF TAXES, INSURANCE AND OTHER CHARGES; MAINTENANCE OF PRIMARY MORTGAGE INSURANCE POLICIES; COLLECTIONS THEREUNDER.

         With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor at the time they first become due. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

         The Servicer will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be maintained until the loan-to-value ratio of the related Mortgage Loan is reduced to 80% or less in the case of a Mortgage Loan having a Loan-to-Value Ratio at origination in excess of 80%; provided, however, that for purposes hereof, the Loan-to-Value Ratio shall be determined in accordance with applicable law if such determination is different from the definition of Loan-to-Value Ratio provided in this Agreement. The Servicer will not cancel or refuse to renew any Primary Mortgage Insurance Policy that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Servicer shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

         In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to
Section 4.04, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09 TRANSFER OF ACCOUNTS.

         The Servicer may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Owner, which consent will not be unreasonably withheld.

         Section 4.10 MAINTENANCE OF HAZARD INSURANCE.

         The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to FNMA or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to FNMA or FHLMC, in an amount representing coverage not less than the least of
(i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Servicer determines in accordance with applicable law and pursuant to the FNMA Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Servicer shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Servicer shall immediately force place the required flood insurance on the Mortgagor's behalf. The Servicer shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section
4.05. It is understood and agreed that no other additional insurance need be required by the Servicer of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the FNMA Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Servicer. The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

         Section 4.11 MAINTENANCE OF MORTGAGE IMPAIRMENT INSURANCE POLICY.

         In the event that the Servicer shall obtain and maintain a blanket policy issued by an insurer acceptable to FNMA or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of the Owner, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such policy and shall use commercially reasonable efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty days' prior written notice to the Owner.

         Section 4.12 FIDELITY BOND, ERRORS AND OMISSIONS INSURANCE.

         The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Servicer against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the amounts deemed acceptable to FNMA or FHLMC. The Servicer shall deliver to the Owner a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty days' prior written notice to the Owner. The Servicer shall notify the Owner within five business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Owner (or any party having the status of Owner hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Owner, Servicer shall provide Owner with an insurance certificate certifying coverage under this
Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

         Section 4.13 TITLE, MANAGEMENT AND DISPOSITION OF REO PROPERTY.

         In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Owner or its designee, or in the event the Owner or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Servicer from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Owner shall acknowledge in writing that such title is being held as nominee for the benefit of the Owner.

         The Servicer shall notify the Owner in accordance with the FNMA Guides of each acquisition of REO Property upon such acquisition, together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Servicer shall continue to provide certain administrative services to the Owner relating to such REO Property as set forth in this Section 4.13. The fee for such administrative services shall be $1,500 to be paid upon liquidation of the REO Property. No Servicing Fee shall be assessed on any REO Property from and after the date on which it becomes an REO Property.

         The Servicer shall, either itself or through an agent selected by the Servicer, and in accordance with the FNMA Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Servicer shall make or cause the Servicer to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Servicer to the Owner.

         The Servicer shall use commercially reasonable efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within two (2) years after title has been taken to such REO Property, unless the Servicer determines, and gives an appropriate notice to the Owner to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than two (2) years is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Owner as to the progress being made in selling such REO Property. The disposition of REO Property shall be carried out by the Servicer at such price, and upon such terms and conditions, as the Servicer deems to be in the best interests of the Owner. Servicer shall provide monthly reports to Owner in the form of Exhibit [ ] on the REO Properties.

         Notwithstanding anything to the contrary contained herein, the Owner may, at the Owner's sole option, terminate the Servicer as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Servicer shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Servicer's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Owner or its designee.

         Section 4.14 NOTIFICATION OF MATURITY DATE.

          With respect to each Mortgage Loan, the Servicer shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

                                    ARTICLE V

                              PAYMENTS TO THE OWNER

         Section 5.01 DISTRIBUTIONS.

         On each Remittance Date, the Servicer shall distribute by wire transfer of immediately available funds to the Owner (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Servicer is obligated to distribute pursuant to Section 5.03, plus, (iii) any Prepayment Interest Shortfall Amount, provided that the Servicer's obligation as to payment of such amount shall be limited to the Servicing Fee earned during the month of the distribution, minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts, and any Principal Prepayments received during the month of such Remittance Date, which amounts shall be remitted on the next succeeding Remittance Date. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

         With respect to any remittance received by the Owner after the Remittance Date, the Servicer shall pay to the Owner interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Servicer on the date such late payment is made and shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

         Section 5.02 STATEMENTS TO THE OWNER.

         The Servicer shall furnish to Owner an individual loan accounting report, as of the last Business Day of each month, in the Servicer's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Owner no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Owner and Servicer, and no later than the seventh Business Day of the following month in hard copy, which report, in hard copy, shall be substantially in the form of Exhibit D, and shall contain the following:

         (i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

         (ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

         (iii) the amount of servicing compensation received by the Servicer during the prior distribution period;

         (iv) the aggregate Stated Principal Balance of the Mortgage Loans;

         (v) the aggregate of any expenses reimbursed to the Servicer during the prior distribution period pursuant to Section 4.05;

         (vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

         The Servicer shall also provide a trial balance, sorted in Owner's assigned loan number order, in the form of Exhibit D hereto, with each such Report. The Master Servicer shall deliver to the Servicer a loan level turn-around discrepancy report two (2) Business Days prior to each Remittance Date.

         The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Owner pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide Owner with such information concerning the Mortgage Loans as is necessary for Owner to prepare its federal income tax return as Owner may reasonably request from time to time.

         In addition, not more than 60 days after the end of each calendar year, the Servicer shall furnish to each Person who was a Owner at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

         Section 5.03 MONTHLY ADVANCES BY THE SERVICER.

         Not later than the close of business on the Business Day preceding each Remittance Date, the Servicer shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Servicer, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

         The Servicer's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property is liquidated (including Insurance Proceeds, REO Disposition Proceeds or Condemnation Proceeds) with respect to the Mortgage Loan unless the Servicer deems such advance to be nonrecoverable. In such event, the Servicer shall deliver to the Owner an Officer's Certificate of the Servicer to the effect that an officer of the Servicer has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

         Section 5.04 LIQUIDATION REPORTS.

         Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed-in-lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property. The Servicer shall also provide reports on the status of REO Property containing such information as Owner may reasonably require.

                                   ARTICLE VI

                          GENERAL SERVICING PROCEDURES

         Section 6.01 ASSUMPTION AGREEMENTS.

         The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Servicer shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Servicer, with the approval of the Owner (such approval not to be unreasonably withheld), will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Servicer, with the prior consent of the Owner and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement. Owner shall be deemed to have consented to any assumption for which Owner was given notification and requested to consent, but for which neither a consent nor an objection was given by Owner within five Business Days of such notification.

         In connection with any such assumption or substitution of liability, the Servicer shall follow the underwriting practices and procedures of the FNMA Guides. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Servicer diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Servicer shall notify the Owner that any such substitution of liability or assumption agreement has been completed by forwarding to the Owner the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Servicer for entering into an assumption or substitution of liability agreement shall belong to the Servicer.

         Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

         Section 6.02 SATISFACTION OF MORTGAGES AND RELEASE OF MORTGAGE FILES.

         Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer will immediately notify the Owner by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Owner. The Owner shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Servicer, the related Mortgage Loan Documents and, upon its receipt of such documents, the Servicer shall promptly prepare and deliver to the Owner the requisite satisfaction or release. No later than three Business Days following its receipt of such satisfaction or release, the Owner shall deliver, or cause to be delivered, to the Servicer the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

         In the event the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Owner may have under the mortgage instruments, the Servicer, upon written demand, shall remit within two Business Days to the Owner the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Servicer shall maintain the Fidelity Bond and errors and omissions insurance insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy, the Owner shall, upon request of the Servicer and delivery to the Owner of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Owner to the Servicer. Such servicing receipt shall obligate the Servicer to return the related Mortgage documents to the Owner when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has delivered to the Owner a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Owner to the Servicer.

         Section 6.03 SERVICING COMPENSATION.

         As compensation for its services hereunder, the Servicer shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Servicer's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in
Section 6.01, and late payment charges or otherwise shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

         Section 6.04 ANNUAL STATEMENT AS TO COMPLIANCE.

         The Servicer will deliver to the Master Servicer on or before March 15, 2005, and by March 15 of each year thereafter, an Officer's Certificate stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, (ii) Servicer has fully complied with the provisions of this Agreement and (iii) to the best of such officers' knowledge, based on such review, Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Servicer to the Owner upon request.

         Section 6.05 ANNUAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' SERVICING REPORT.

         On or before March 15, 2005, and by March 15 of each year thereafter, the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Owner to the effect that such firm has examined certain documents and records relating to the Servicer's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the Uniform Single Attestation Program for Mortgage Bankers, such firm is of the opinion that the Servicer's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Servicer to the Owner. In addition, on an annual basis, Servicer shall provided Owner with copies of its audited financial statements upon execution by Owner of an agreement to keep confidential the contents of such financial statements.

         Section 6.06 OWNER'S RIGHT TO EXAMINE SERVICER RECORDS.

         The Owner shall have the right to examine and audit upon reasonable notice to the Servicer, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Servicer, or held by another for the Servicer or on its behalf or otherwise, which relates to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement.

         The Servicer shall provide to the Owner and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Owner, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Servicer which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Servicer, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

         SECTION 6.07 ANNUAL CERTIFICATION.

         (a) For so long as the Mortgage Loans are being master serviced by the Master Servicer in a securitization transaction, by March 15th of each year (or if not a Business Day, the immediately preceding Business Day) an officer of the Servicer shall execute and deliver an Officer's Certificate to the Master Servicer for the benefit of such Master Servicer and its officers, directors and affiliates, in the form attached hereto as EXHIBIT G.

         (b) The Servicer shall indemnify and hold harmless the Master Servicer and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this Section 6.07 or the negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Master Servicer, then the Servicer agrees that it shall contribute to the amount paid or payable by the Master Servicer as a result of the losses, claims, damages or liabilities of the Master Servicer in such proportion as is appropriate to reflect the relative fault of the Master Servicer's obligations under this Section 6.07 or the Servicer's negligence, bad faith or willful misconduct in connection therewith

                                   ARTICLE VII

                       REPORTS TO BE PREPARED BY SERVICER

         Section 7.01 SERVICER SHALL PROVIDE INFORMATION AS REASONABLY REQUIRED.

         The Servicer shall furnish to the Owner during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Owner, or otherwise in respect to the Mortgage Loans and the performance of the Servicer under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Owner all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Owner may reasonably request in relation to this Agreement or the performance of the Servicer under this Agreement. The Servicer agrees to execute and deliver all such instruments and take all such action as the Owner, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

         In connection with marketing the Mortgage Loans, the Owner may make available to a prospective Owner audited financial statements of the Servicer for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Servicer shall furnish promptly to the Owner or a prospective Owner copies of the statements specified above; provided, however, that prior to furnishing such statements or information to any prospective Owner, the Servicer may require such prospective Owner to execute a confidentiality agreement in a form satisfactory to the Servicer.

         The Servicer shall make reasonably available to the Owner or any prospective Owner a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective Owner to inspect the Servicer's servicing facilities for the purpose of satisfying such prospective Owner that the Servicer has the ability to service the Mortgage Loans as provided in this Agreement.

                                  ARTICLE VIII

                                  THE SERVICER

         Section 8.01 INDEMNIFICATION; THIRD PARTY CLAIMS.

         The Servicer agrees to indemnify the Owner and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Owner may sustain in any way related to the failure of the Servicer to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Servicer agrees to indemnify the Owner and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Owner may sustain in any way related to the breach of a representation or warranty set forth in Section 3.01 of this Agreement. The Servicer shall immediately notify the Owner if a claim is made by a third party against Servicer with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Owner) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Owner in respect of such claim. The Servicer shall follow any written instructions received from the Owner in connection with such claim. The Owner shall promptly reimburse the Servicer for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Servicer to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Section 3.01, or the gross negligence, bad faith or willful misconduct of Servicer. The provisions of this Section 8.01 shall survive termination of this Agreement.

         Section 8.02 MERGER OR CONSOLIDATION OF THE SERVICER.

         The Servicer will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer whether or not related to loan servicing, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, or which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a FNMA or FHLMC approved seller/servicer in good standing.

         Section 8.03 LIMITATION ON LIABILITY OF THE SERVICER AND OTHERS.

         Neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by the Owner respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Servicer may, with the consent of the Owner, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Owner will be liable, and the Servicer shall be entitled to be reimbursed therefor from the Owner upon written demand.

         Section 8.04 SERVICER NOT TO ASSIGN OR RESIGN.

         The Servicer shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Owner or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Owner which Opinion of Counsel shall be in form and substance acceptable to the Owner. No such resignation shall become effective until a successor shall have assumed the Servicer's responsibilities and obligations hereunder in the manner provided in Section 11.01.

         Section 8.05 NO TRANSFER OF SERVICING.

         With respect to the retention of the Servicer to service the Mortgage Loans hereunder, the Servicer acknowledges that the Owner has acted in reliance upon the Servicer's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Servicer shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Owner, which consent shall be granted or withheld in the Owner's sole discretion.

         Without in any way limiting the generality of this Section 8.05, in the event that the Servicer either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Owner, then the Owner shall have the right to terminate this Agreement as set forth in Section 10.02, without any payment of any penalty or damages and without any liability whatsoever to the Servicer (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

                                   ARTICLE IX

                                     DEFAULT

         Section 9.01 EVENTS OF DEFAULT.

         In case one or more of the following Events of Default by the Servicer shall occur and be continuing, that is to say:

         (i) any failure by the Servicer to remit to the Owner any payment required to be made under the terms of this Agreement which continues unremedied for a period of two Business Days after the earlier of the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner or the date upon which such non-payment is discovered by Servicer; or

         (ii) failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement which continues unremedied for a period of thirty days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner; or

         (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

         (iv) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

         (v) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (vi) Servicer ceases to be approved by both FNMA and FHLMC as a mortgage loan Servicer and servicer for more than thirty days; or

         (vii) the Servicer attempts to assign its right to servicing compensation hereunder or the Servicer attempts, without the consent of the Owner, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

         (viii) the Servicer ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Servicer's ability to perform its obligations hereunder;or

         (ix) the Servicer fails to meet the eligibility criteria set forth in the last sentence of Section 8.02; or

         (x) failure by the Servicer to duly perform within the required time period, its obligations under Sections 6.04, 6.05 and 6.07 which failure continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by any party to this Agreement or by any Master Servicer responsible for master servicing the Mortgage Loans pursuant to a securitization of such Mortgage Loans.

         Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Owner, by notice in writing to the Servicer may, in addition to whatever rights the Owner may have under Sections 3.03 and
8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same. On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Owner, the Servicer shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer's sole expense. The Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

         Section 9.02 WAIVER OF DEFAULTS.

         The Owner may waive only by written notice any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                    ARTICLE X

                                   TERMINATION

         Section 10.01 TERMINATION.

         The respective obligations and responsibilities of the Servicer shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Servicer and the Owner in writing; or (iii) termination with or without cause under the terms of this Agreement.

         Section 10.02 TERMINATION WITHOUT CAUSE.

         The Owner may, at its sole option, terminate any rights the Servicer may have hereunder, without cause, upon written notice. Any such notice of termination shall be in writing and delivered to the Servicer as provided in
Section 11.05 of this Agreement. In the event of such termination, the Owner agrees to pay, as liquidated damages, a sum equal to a percentage of the aggregate unpaid principal balance of the Mortgage Loans, as follows: three percent (3.0%) for any Mortgage Loans having Mortgaged Property in the states of New York, New Jersey or Connecticut two percent (2.0%) for all remaining Mortgage Loans.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         Section 11.01 SUCCESSOR TO THE SERVICER.

         Prior to termination of Servicer's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii) or 10.02, the Owner shall (i) succeed to and assume all of the Servicer's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of Servicer's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Owner may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Owner and such successor shall agree. In the event that the Servicer's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Servicer pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Servicer of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Owner thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Servicer notwithstanding any such resignation or termination of the Servicer, or the termination of this Agreement.

         Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Owner an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Servicer or this Agreement pursuant to
Section 4.13, 8.04, 9.01, 10.01, or 10.02 shall not affect any claims that the Owner may have against the Servicer arising prior to any such termination or resignation.

         The Servicer shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Servicer shall account for all funds. The Servicer shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer. The successor shall make arrangements as it may deem appropriate to reimburse the Servicer for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Servicer pursuant to this Agreement but for the appointment of the successor servicer.

         Upon a successor's acceptance of appointment as such, the Servicer shall notify by mail the Owner of such appointment.

         Section 11.02 AMENDMENT.

         This Agreement may be amended from time to time by the Servicer and the Owner by written agreement signed by the Servicer and the Owner.

         Section 11.03 RECORDATION OF AGREEMENT.

         To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the Servicer's expense on direction of the Owner accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Owner or is necessary for the administration or servicing of the Mortgage Loans.

         Section 11.04 GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws and except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         Section 11.05 NOTICES.

         Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

         (i)      if to the Servicer:

                  Chase Manhattan Mortgage Corporation
                  3415 Vision Drive
                  Columbus, Ohio 43219
                  Attn:  Diane Bentz

                  with a copy to:
                  Chase Manhattan Mortgage Corporation
                  343 Thornall Street
                  Edison, NJ 08837
                  Attention: General Counsel

         (ii)     if to the Owner:
                  EMC Mortgage Corporation
                  Mac Arthur Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention: Raylene Ruyle, President

                  with copy to:
                  Bear, Stearns & Co. Inc.
                  383 Madison Avenue
                  New York, New York 10179
                  Attention: Steve Trombetta

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

         Section 11.06 SEVERABILITY OF PROVISIONS.

         Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

         Section 11.07 EXHIBITS.

         The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

         Section 11.08 GENERAL INTERPRETIVE PRINCIPLES.

         For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

         (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

         (iii) references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

         (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

         (v) the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

         (vi) the term "include" or "including" shall mean without limitation by reason of enumeration; and

         (viii) headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

         Section 11.09 REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         Section 11.10 CONFIDENTIALITY OF INFORMATION.

         Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Owner, provided such information is identified as confidential non-public information.

         Section 11.11 ASSIGNMENT BY OWNER.

The Owner shall have the right, without the consent of the Servicer, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Owner hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit C hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans. In no event shall Owner sell a partial interest in any Mortgage Loan without the written consent of Servicer, which consent shall not be unreasonably denied. All references to the Owner in this Agreement shall be deemed to include its assignee or designee.

         Section 11.12 NO PARTNERSHIP.

         Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for Owner.

         Section 11.13 EXECUTION: SUCCESSORS AND ASSIGNS.

         This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Servicer and the Owner and their respective successors and assigns.

         Section 11.14 ENTIRE AGREEMENT.

         The Servicer acknowledges that no representations, agreements or promises were made to the Servicer by the Owner or any of its employees other than those representations, agreements or promises specifically contained herein. This Agreement sets forth the entire understanding between the parties hereto and shall be binding upon all successors of both parties.

         Section 11.15. NO SOLICITATION.

         The Servicer agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Servicer's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Owner. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Servicer or any affiliate of the Servicer which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 11.15. This Section 11.15 shall not be deemed to preclude the Servicer or any of its affiliates from soliciting any Mortgagor for any other financial products or services.

         Section 11.18. COOPERATION OF SERVICER WITH A RECONSTITUTION.

         The Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, on one or more dates (each a "Reconstitution Date") at the Owner's sole option, the Owner may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a) one or more third party Owners in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

         (b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

         The Servicer agrees to execute in connection with any agreements among the Owner, the Servicer, and any servicer in connection with a Whole Loan Transfer, a Servicer's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Servicer than are contained in this Agreement.

         With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Owner, the Servicer agrees (1) to cooperate fully with the Owner and any prospective Owner with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Owner; (3) to restate the representations and warranties set forth in this Agreement. In that connection, the Servicer shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Servicer, whether through letters of its auditors and counsel or otherwise, as the Owner or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Servicer as are reasonably agreed upon by the Servicer and the Owner or any such other participant. The Owner shall be responsible for the costs relating to the delivery of such information.

         All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement, and with respect thereto this Agreement shall remain in full force and effect.

         Section 11.19. THIRD PARTY BENEFICIARY.

         For purposes of this Agreement, any Master Servicer shall be considered a third party beneficiary to this Agreement entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this Agreement

         IN WITNESS WHEREOF, the Servicer and the Owner have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION
                                             Owner

                                    By:________________________
                                    Name:
                                    Title:

                                    CHASE MANHATTAN MORTGAGE
                                    CORPORATION
                                             Servicer

                                    By: _______________________
                                    Name:
                                    Title:

                                    EXHIBIT A

                       CUSTODIAL ACCOUNT LETTER AGREEMENT

                                               ______________, 2004

To:      _________________
__________________________
__________________________
    (the "Depository")

         As "Servicer" under the Servicing Agreement, dated as of February 1, 2004 (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "Chase Manhattan Mortgage Corporation, in trust for the [Owner], Owner of Whole Loan Mortgages and various Mortgagors". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                    CHASE MANHATTAN MORTGAGE CORPORATION


                                    By:____________________________

                                    Name:__________________________

                                    Title:_________________________

         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number ____________ at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

                                    [             ]
                                    (name of depository)

                                    By:____________________________

                                    Name:__________________________

                                    Title:_________________________

                                    EXHIBIT B

                         ESCROW ACCOUNT LETTER AGREEMENT
                               _____________, 2004

To:      _________________
__________________________
__________________________
    (the "Depository")

         As "Servicer" under the Servicing Agreement, dated as of February 1, 2004 (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "Chase Manhattan Mortgage Corporation, in trust for the [Owner], Owner of Whole Loan Mortgages, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. This letter is submitted to you in duplicate. Please execute and return one original to us.


                                    CHASE MANHATTAN MORTGAGE
                                    CORPORATION

                                    By:____________________________
                                    Name:__________________________
                                    Title:_________________________

         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number _____________ , at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.
                                    [             ]
                                    (name of depository)

                                    By:____________________________

                                    Name:__________________________

                                    Title:_________________________

                                    EXHIBIT C

                        FORM OF ASSIGNMENT AND ASSUMPTION

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated
___________________,between__________________,a
_____________________corporation("Assignor"),and_____________________, a
__________________ corporation ("Assignee"):

         For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

         1. The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as Owner, in, to and under (a) those certain Mortgage Loans listed on Exhibit A attached hereto (the "Mortgage Loans") and (b) that certain Servicing Agreement, (the "Servicing Agreement"), dated as of February 1, 2004 by and among EMC Mortgage Corporation ("Owner") and Chase Manhattan Mortgage Corporation ("Servicer") with respect to the Mortgage Loans.

         The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and all obligations of the Assignor with respect to any mortgage loans subject to the Servicing Agreement which are not the Mortgage Loans set forth on Exhibit A attached hereto and are not the subject of this Assignment and Assumption Agreement.

         2. The Assignor warrants and represents to, and covenants with, the Assignee that:

                  a. The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

                  b. The Assignor has not received notice or, and has no knowledge of, any offsets, counterclaims or other defenses available to the Servicer with respect to the Servicing Agreement or the Mortgage Loans;

                  c. The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Servicing Agreement or the Mortgage Loans, including without limitation the transfer of the servicing obligations under the Servicing Agreement. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under or defaults under, the Servicing Agreement, or the Mortgage Loans; and

                  d. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made by general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933 (the "1933 Act") or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

         3. The Assignee warrants and represents to, and covenants with, the Assignor and the Servicer that:

                  a. The Assignee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to acquire, own and purchase the Mortgage Loans;

                  b. The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The execution, delivery and performance of the Assignee of this Assignment and Assumption Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignee and constitutes the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its respective terms;

                  c. To the best of Assignee's knowledge, no material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby;

                  d. The Assignee agrees to be bound, as Owner, by all of the terms, covenants and conditions of the Servicing Agreement and the Mortgage Loans, and from and after the date hereof, the Assignee assumes for the benefit of the Servicer and the Assignor all of the Assignor 's obligations as Owner thereunder, with respect to the Mortgage Loans;

                  e. The Assignee understands that the Mortgage Loans have not been registered under the 1933 Act or the securities laws of any state;

                  f. The purchase price being paid by the Assignee for the Mortgage Loans is in excess of $250,000 and will be paid by cash remittance of the full purchase price within sixty (60) days of the sale;

                  g. The Assignee is acquiring the Mortgage Loans for investment for its own account only and not for any other person;

                  h. The Assignee considers itself a substantial, sophisticated institutional investor having such knowledge in financial and business matters that it is capable of evaluating the merits and the risks of investment in the Mortgage Loans;

                  i. The Assignee has been furnished with all information regarding the Mortgage Loans that it has requested from the Assignor or the Servicer;

                  j. Neither the Assignee nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, an interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the 1933 Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

                  k. Either: (1) the Assignee is not an employee benefit plan ("Plan") within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a plan (also "Plan") within the meaning of section 4975(e)(1) of the Internal Revenue Code of 1986 ("Code"), and the Assignee is not directly or indirectly purchasing the Mortgage Loans on behalf of, investment manager of, as named fiduciary of, as Trustee of, or with assets of, a Plan; or (2) the Assignee's purchase of the Mortgage Loans will not result in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

         Distributions shall be made by wire transfer of immediately available funds to _____________________________ for the account of
_________________________________________ account number
___________________________________________________. Applicable statements should be mailed to ___________________________________________________________

The Assignor's address for purposes for all notices and correspondence related to the Mortgage Loans and this Agreement is:

                                    _________________________________________
                                    _________________________________________

                                    Attention: ______________________________


         IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption to be executed by their duly authorized officers as of the date first above written.

_____________________________               ______________________________
Assignor                                             Assignee

By:______________________                   By:___________________________
Its:_____________________                   Its:__________________________

Taxpayer Identification                     Taxpayer Identification
Number:__________________                   Number:_______________________



Acknowledged:

Chase Manhattan Mortgage Corporation

By:___________________________
Its:__________________________

                                    EXHIBIT D

                              FORM OF TRIAL BALANCE

                                    EXHIBIT E

                             MORTGAGE LOAN SCHEDULE

                                    EXHIBIT F

                  REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE:      Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: _________________________________________________


Pursuant to a Servicing Agreement (the "Agreement") between the Servicer and the Owner, the undersigned hereby certifies that he or she is an officer of the Servicer requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Servicer has been notified that payment in full has been or will be escrowed. The Servicer hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Servicer hereby certifies that the documents will be returned to the Owner in the event of reinstatement.

_____             Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

         Based on this certification and the indemnities provided for in the Agreement, please release to the Servicer all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
     Signature
   ________________________________
         Title

Send documents to:_____________________________________________
__________________________________________________
__________________________________________________

Acknowledgement:

         Owner hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Owner.


Dated:________________

By:________________________________
     Signature

   ________________________________
     Title

                                    EXHIBIT G

                     Servicer Form of Back-up Certification


[Name and address of
master servicer]

Re: [name of securitization]


         Chase Manhattan Mortgage Corporation, as Servicer hereby certifies to the Master Servicer that:

         1. To our knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the Master Servicer taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by such reports;

         2. To our knowledge, the servicing information required to be provided to the Master Servicer by the Servicer under the Servicing Agreement has been provided to the Master Servicer;

         3. Based upon the review required by the Servicing Agreement, and except as disclosed in the Annual Statement of Compliance or the Annual Independent Public Accountant's Servicing Report, the Servicer has, as of the last day of the period covered by such reports fulfilled its obligation under the Servicing Agreement; and

         4. The Servicer has disclosed to the Master Servicer all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Servicing Agreement.

         Capitalized terms used but not defined herein have the meanings ascribed to them in the Servicing Agreement, dated as of February 1, 2004 (the "Servicing Agreement"), between Chase Manhattan Mortgage Company and EMC Mortgage Corporation.

                               Chase Manhattan Mortgage Corporation, as Servicer By:_________________________________
                               Name:
                               Title:
                               Date:

                                                                     EXHIBIT H-7

                               SERVICING AGREEMENT

                                  NATIONAL CITY

         This is a Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001 and is executed between EMC MORTGAGE CORPORATION, as Purchaser (the "Purchaser"), and NATIONAL CITY MORTGAGE COMPANY (the "Company").

                              W I T N E S S E T H :
                               - - - - - - - - - -

         WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis, pursuant to the terms of this Agreement and the related Term Sheet.

         WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

         WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01 DEFINED TERMS.

         Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

         ACCEPTED SERVICING PRACTICES: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

         ADJUSTMENT DATE: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

         AGREEMENT: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

         APPRAISED VALUE: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

         ASSIGNMENT: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

         BIF: The Bank Insurance Fund, or any successor thereto.

         BUSINESS DAY: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or Ohio, or (iii) a day on which banks in the State of New York or Ohio are authorized or obligated by law or executive order to be closed.

         CLOSING DATE: With respect to any Mortgage Loan, the date stated on the related Term Sheet, which are expected to be the dates set forth in the related Confirmation.

         CODE: The Internal Revenue Code of 1986, or any successor statute thereto.

         COMPANY: National City Mortgage Company, their successors in interest and assigns, as permitted by this Agreement.

         COMPANY'S OFFICER'S CERTIFICATE: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

         CONDEMNATION PROCEEDS: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

         CONFIRMATION: The Trade Confirmation Letter between the Purchaser and the Company which relates to the Mortgage Loans.

         CO-OP LEASE: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

         CO-OP LOAN: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

         CURRENT APPRAISED VALUE: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

         CURRENT LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

         CUSTODIAL ACCOUNT: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         CUSTODIAN: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

         CUT-OFF DATE: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         DETERMINATION DATE: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

         DUE DATE: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

         DUE PERIOD: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

         ELIGIBLE ACCOUNT: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated "A2" or higher by Moody's and "A" or higher by either Standard & Poor's or Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either
(a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

         ELIGIBLE INSTITUTION: National City Bank Ohio, or an institution having
(i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

         EQUITY TAKE-OUT REFINANCED MORTGAGE LOAN: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

         ESCROW ACCOUNT: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled " National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         ESCROW PAYMENTS: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         EVENT OF DEFAULT: Any one of the conditions or circumstances enumerated in Section 9.01.

         FANNIE MAE: The Federal National Mortgage Association, or any successor thereto.

         FANNIE MAE GUIDE(S): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

         FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

         FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

         FHLMC GUIDE: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

         FIDELITY BOND: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

         FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

         GAAP: Generally accepted accounting principles, consistently applied.

         HUD: The United States Department of Housing and Urban Development or any successor.

         INDEX: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

         INITIAL RATE CAP: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

         INSURANCE PROCEEDS: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

         LENDER PRIMARY MORTGAGE INSURANCE POLICY: Any Primary Mortgage Insurance Policy for which premiums are paid by the Company.

         LENDER PAID MORTGAGE INSURANCE RATE: The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

         LIFETIME RATE CAP: As to each Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

         LIQUIDATION PROCEEDS: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

         LOAN-TO-VALUE RATIO OR LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

         MARGIN: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

         MONTHLY ADVANCE: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

         MONTHLY PAYMENT: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

         MORTGAGE: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

         MORTGAGE FILE: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

         MORTGAGE IMPAIRMENT INSURANCE POLICY: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

         MORTGAGE INTEREST RATE: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

         MORTGAGE LOAN: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

         MORTGAGE LOAN DOCUMENTS:  The documents listed in EXHIBIT A.

         MORTGAGE LOAN REMITTANCE RATE: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Rate, if any.

         MORTGAGE LOAN SCHEDULE: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

         (1) the Company's Mortgage Loan identifying number;

         (2) the Mortgagor's first and last name;

         (3) the street address of the Mortgaged Property including the city, state and zip code;

         (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

         (5) the type of residential property constituting the Mortgaged
Property;

         (6) the original months to maturity of the Mortgage Loan;

         (7) the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

         (8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

         (9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

         (10) the Origination Date of the Mortgage Loan;

         (11) the stated maturity date;

         (12) the amount of the Monthly Payment at origination;

         (13) the amount of the Monthly Payment as of the related Cut-off Date;

         (14) the original principal amount of the Mortgage Loan;

         (15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

         (16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

         (17) a code indicating the documentation style (i.e. full, alternative, etc.);

         (18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

         (19) the date on which the first payment is or was due;

         (20) a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

         (21) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier;

         (22) a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

         (23) the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

         (24) product type (i.e. fixed, 3/1, 5/1, etc.);

         (25) credit score and/or mortgage score, if applicable;

         (26) the Lender Paid Mortgage Insurance Rate;

         (27) a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof; and

         (28) the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

         With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

         (1) the number of Mortgage Loans;

         (2) the current aggregate outstanding principal balance of the Mortgage Loans;

         (3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

         (4) the weighted average maturity of the Mortgage Loans; and

         (5) the weighted average months to next Adjustment Date;

         MORTGAGE NOTE: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

         MORTGAGED PROPERTY: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

         MORTGAGOR: The obligor on a Mortgage Note.

         OCC: Office of the Comptroller of the Currency, its successors and assigns.

         OFFICERS' CERTIFICATE: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

         OPINION OF COUNSEL: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

         ORIGINATION DATE: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

         PERIODIC RATE CAP: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

         PERMITTED INVESTMENTS: Any one or more of the following obligations or securities:

                  (i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

                  (ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

                  (iii) repurchase obligations with a term not to exceed thirty
                  (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

                  (iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such investment or contractual commitment providing for such investment; PROVIDED, HOWEVER, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstanding principal balances of all of the Mortgage Loans and Permitted Investments;

                  (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

                  (vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

                  (vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

PROVIDED, HOWEVER, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

         PERSON: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         PREPAYMENT INTEREST SHORTFALL: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month's interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance
Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

         PREPAYMENT PERIOD: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

         PRIMARY MORTGAGE INSURANCE POLICY: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

         PRIME RATE: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

         PRINCIPAL PREPAYMENT: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

         PURCHASE PRICE:  As defined in Section 2.02.

         PURCHASER: EMC Mortgage Corporation, its successors in interest and assigns.

         QUALIFIED APPRAISER: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

         QUALIFIED INSURER: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

         RATING AGENCY: Moody's Investors Service, Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

         REFINANCED MORTGAGE LOAN: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

         REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

         REMIC PROVISIONS: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

         REMITTANCE DATE: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

         REO DISPOSITION: The final sale by the Company of any REO Property.

         REO DISPOSITION PROCEEDS: Amounts received by the Company in connection with a related REO Disposition.

         REO PROPERTY: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

         REPURCHASE PRICE: With respect to any Mortgage Loan, a price equal to
(i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

         SERVICING ADVANCES: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser's request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

         SERVICING FEE: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section
4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in
Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

         SERVICING FEE RATE:  As set forth in the related Term Sheet.

         SERVICING FILE: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

         SERVICING OFFICER: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

         STATED PRINCIPAL BALANCE: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

         SUBSERVICER: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

         SUBSERVICING AGREEMENT: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

         TERM SHEET: A supplemental agreement in the form attached hereto as
Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.


                                   ARTICLE II

                          SERVICING OF MORTGAGE LOANS;
                 RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
                     BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
                       DELIVERY OF MORTGAGE LOAN DOCUMENTS

         Section 2.01 AGREEMENT TO PURCHASE.

         The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

         Section 2.02 PURCHASE PRICE.

         The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

         In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

         The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

          Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

         Section 2.03 SERVICING OF MORTGAGE LOANS.

         Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

         Section 2.04 RECORD TITLE AND POSSESSION OF MORTGAGE FILES; MAINTENANCE OF SERVICING FILES.

         As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

         Section 2.05 BOOKS AND RECORDS.

         The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by
Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

         The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

         Section 2.06. TRANSFER OF MORTGAGE LOANS.

         The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

         Section 2.07 DELIVERY OF MORTGAGE LOAN DOCUMENTS.

         The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4),
(5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 270th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with
Section 3.03 hereof.

         The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

         Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

         Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

         If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

         The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

         From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten
(10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

         Section 2.08 QUALITY CONTROL PROCEDURES.

         The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

         SECTION 2.09 NEAR-TERM PRINCIPAL PREPAYMENTS; NEAR TERM PAYMENT
DEFAULTS

           In the event any Principal Prepayment is made by a Mortgagor on or prior to sixty (60) days after the related Closing Date, the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Company.

           In the event any of the first two (2) scheduled Monthly Payments which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser's sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

         Section 3.01 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

         (a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

         (b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

         (c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

         (d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company's knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

         (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

         (f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

         (g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

         (h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

         (i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

         (j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

         (k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

         (l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

         (m) The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

         (n) Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company's financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

         (o) The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

         Section 3.02 REPRESENTATIONS AND WARRANTIES AS TO INDIVIDUAL MORTGAGE LOANS.

         References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

         (a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

         (b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

         (c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual Interest Paid to Date of their related Cut-off Date(or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

         (d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

         (e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy, Lender Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

         (f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

         (g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

         (h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; the Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

         (i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

         (j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender's title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

         (k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

         (l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser's designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

         (m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

         (n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

         (o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

         (p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

         (q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company's underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

         (r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

         (s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

         (t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

         (u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

         (v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

         (w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

         (x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

         (y) The Mortgage Loan does not contain balloon or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

         (z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

         (aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are "interest-only" Mortgage Loans or "negative amortization" Mortgage Loans. With the respect to each adjustable rate Mortgage Loan, each Mortgage Note requires a monthly payment which is sufficient (a) during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjustment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With the respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

         (bb) (INTENTIONALLY LEFT BLANK)

         (cc) (INTENTIONALLY LEFT BLANK)

         (dd) (INTENTIONALLY LEFT BLANK)

         (ee) (INTENTIONALLY LEFT BLANK)

         (ff) (INTENTIONALLY LEFT BLANK)

         (gg) (INTENTIONALLY LEFT BLANK)

         (hh) Unless set forth in the related Term Sheet, in the event the Mortgage Loan had an LTV at origination greater than 80.00%, either (i) the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer or (ii) the Mortgage Loan was insured as to payment defaults by a Lender Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, as applicable, have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy obligates the Company to maintain the Lender Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; With respect to any Primary Mortgage Insurance Policy, the mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium;

         (ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

         (jj) Unless otherwise specified in the related Term Sheet, none of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company's underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

         (kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

         (ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

         (mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

         (nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

         (oo) No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

         (pp) The Mortgagor for each Mortgage Loan is a natural person;

         (qq) None of the Mortgage Loans are Co-op Loans;

         (rr) With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and
(B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

         (ss) With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

         (tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

         (uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

         (vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage; and

         (ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee.

         Section 3.03 REPURCHASE; SUBSTITUTION.

         It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser's sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

         If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser's sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

         The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

         It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

         Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

         In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or
(ii) cause the REMIC to fail to qualify as a REMIC at any time.

         Section 3.04 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

         (a) The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

         (b) The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

         (c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

         (d) There is no litigation pending or to the best of the Purchaser's knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

         (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

         (f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

         (h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

         (i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

         The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.


                                   ARTICLE IV

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01 COMPANY TO ACT AS SERVICER.

         The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

         Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer and Lender Primary Mortgage Insurance Policy insurer, if required.

         Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under
Section 1001 of the Code (or Treasury regulations promulgated thereunder) and
(ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contriburions" after the startup date under the REMIC Provisions.

         Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the
Code)(either such event, an "Adverse REMIC Event"), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

         The Company shall not permit the creation of any "interests" (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

         In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

         The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

         At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

         Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

         Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

         Section 4.02 COLLECTION OF MORTGAGE LOAN PAYMENTS.

         Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy and Lender Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

         In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty rider to the Mortgage.

         Section 4.03 REALIZATION UPON DEFAULTED MORTGAGE

         The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated or a notice of default sent within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in
Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

         Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

         In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of
Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located.

         Section 4.04 ESTABLISHMENT OF CUSTODIAL ACCOUNTS; DEPOSITS IN CUSTODIAL ACCOUNTS.

         The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account, which shall be deposited within 24 hours of receipt, shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

         The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

         (i) all payments on account of principal, including Principal Prepayments on the Mortgage Loans;

         (ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

         (iii) all Liquidation Proceeds;

         (iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

         (v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

         (vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

         (vii) any Monthly Advances;

         (viii) with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company's aggregate Servicing Fee received with respect to the related Prepayment Period;

         (ix) any amounts required to be deposited by the Company pursuant to
Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

         (x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

         The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

         Section 4.05 PERMITTED WITHDRAWALS FROM THE CUSTODIAL ACCOUNT.

         The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

         (i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

         (ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

         (iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

         (iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

         (v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

         (vi) to transfer funds to another Eligible Account in accordance with
Section 4.09 hereof;

         (vii) to remove funds inadvertently placed in the Custodial Account by the Company; and

         (vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

         Section 4.06 ESTABLISHMENT OF ESCROW ACCOUNTS; DEPOSITS IN ESCROW ACCOUNTS.

         The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

         The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

         (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

         (ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

         (iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

         The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

         Section 4.07 PERMITTED WITHDRAWALS FROM ESCROW ACCOUNT.

         Withdrawals from the Escrow Account may be made by Company only:

         (i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

         (ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

         (iii) to refund to the Mortgagor any funds as may be determined to be overages;

         (iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

         (v) for application to restoration or repair of the Mortgaged Property;

         (vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

         (vii) to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

         (viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

         Section 4.08 PAYMENT OF TAXES, INSURANCE AND OTHER CHARGES; MAINTENANCE OF PRIMARY MORTGAGe INSURANCE POLICIES; COLLECTIONS THEREUNDER.

         With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

         The Company will maintain in full force and effect Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy as provided above.

         In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09 TRANSFER OF ACCOUNTS.

         The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

         Section 4.10 MAINTENANCE OF HAZARD INSURANCE.

         The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor's behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section
4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

         Section 4.11 MAINTENANCE OF MORTGAGE IMPAIRMENT INSURANCE POLICY.

         In the event that the Company shall obtain and maintain a blanket policy issued by an insurer acceptable to Fannie Mae or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section
4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in
Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

         Section 4.12 FIDELITY BOND, ERRORS AND OMISSIONS INSURANCE.

         The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

         Section 4.13 TITLE, MANAGEMENT AND DISPOSITION OF REO PROPERTY.

         In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

         The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. The fee for such administrative services shall be $2,000 to be paid upon liquidation of the REO Property. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

         The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

         The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

         Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information regarding the subject REO Property: the related trustee's deed upon sale and copies of any related hazard insurance claims, or repair bids.

         Section 4.14 NOTIFICATION OF MATURITY DATE.

          With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

                                    ARTICLE V

                            PAYMENTS TO THE PURCHASER

         Section 5.01 DISTRIBUTIONS.

         On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company's obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, plus
(iv) unless otherwise stated in the related Confirmation or related Term Sheet, any amount received by the Company that represents a prepayment penalty with respect to a Mortgage Loan, minus (v) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses
(ii), (iii) and (iv) above.

         With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

         Section 5.02 STATEMENTS TO THE PURCHASER.

         The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

         (i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

         (ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

         (iii) the amount of servicing compensation received by the Company during the prior distribution period;

         (iv) the aggregate Stated Principal Balance of the Mortgage Loans;

         (v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

         (vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

         The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

         The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby.

         Section 5.03 MONTHLY ADVANCES BY THE COMPANY.

         Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

         The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

         Section 5.04 LIQUIDATION REPORTS.

         Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

                                   ARTICLE VI

                          GENERAL SERVICING PROCEDURES

         Section 6.01 ASSUMPTION AGREEMENTS.

         The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

         In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

         Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

         Section 6.02 SATISFACTION OF MORTGAGES AND RELEASE OF MORTGAGE FILES.

         Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section
4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

         In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two
(2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

         Section 6.03 SERVICING COMPENSATION.

         As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in
Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

         Section 6.04 ANNUAL STATEMENT AS TO COMPLIANCE.

         The Company will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Company beginning in March 2002, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

         Section 6.05 ANNUAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' SERVICING REPORT.

         Within ninety (90) days of Company's fiscal year end beginning in March 2002 the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements.

         Section 6.06 PURCHASER'S RIGHT TO EXAMINE COMPANY RECORDS.

         The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

         The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, or any other similar regulations.

                                   ARTICLE VII

                       REPORTS TO BE PREPARED BY SERVICER

         Section 7.01 COMPANY SHALL PROVIDE INFORMATION AS REASONABLY REQUIRED.

         The Company shall furnish to the Purchaser during the term of this Agreement such periodic, special or other reports, information or documentation, not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. Such periodic, special or other reports, information or documentation furnished to the Purchaser at the Purchaser's request pursuant to the preceding sentence shall be at the expense of the Purchaser. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

         In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

         The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company's servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

                                  ARTICLE VIII

                                  THE SERVICER

         Section 8.01 INDEMNIFICATION; THIRD PARTY CLAIMS.

         The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

         Section 8.02 MERGER OR CONSOLIDATION OF THE COMPANY.

         The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing; provided, further, however, that the Company shall give sixty (60) days written notice to the Purchaser of any merger, conversion or consolidation to which the Company shall be a party, or of any Person succeeding to the business of the Company, and the Purchaser, at it sole option, shall make the determination as to whether such successor of the Company shall continue to service the Mortgage Loans hereunder.

         Section 8.03 LIMITATION ON LIABILITY OF THE COMPANY AND OTHERS.

         Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

         Section 8.04 COMPANY NOT TO ASSIGN OR RESIGN.

         The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

         Section 8.05 NO TRANSFER OF SERVICING.

         With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

         Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

                                   ARTICLE IX

                                     DEFAULT

         Section 9.01 EVENTS OF DEFAULT.

         In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

         (i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

         (ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

         (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

         (iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

         (v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

         (vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

         (viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

         (ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

         Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

         Section 9.02 WAIVER OF DEFAULTS.

         The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                    ARTICLE X

                                   TERMINATION

         Section 10.01 TERMINATION.

         The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or
(ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         Section 11.01 SUCCESSOR TO THE COMPANY.

         Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

         Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to
Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

         The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

         Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

         Section 11.02 AMENDMENT.

         This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

         Section 11.03 RECORDATION OF AGREEMENT.

         To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

         Section 11.04 GOVERNING LAW.

         This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         Section 11.05 NOTICES.

         Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

         (i)      if to the Company:

                  National City Mortgage Company
                  3232 Newmark Drive
                  Miamisburg, Ohio 45342
                  Attention:  Sheila N. Hansford
                  Telecopier No.:  (937) 910-4137

                  Servicing contact:

                  National City Mortgage Company
                  3232 Newmark Drive
                  Miamisburg, Ohio 45342
                  Attention:  T. Jackson Case


         (ii)     if to the Purchaser:

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II,
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Mr. Edward Raice
                  Telecopier No.:  (972) 444-2810

                  With a copy to:

                  Bear Stearns Mortgage Capital Corporation
                  245 Park Avenue
                  New York, New York 10167
                  Attention:  Mary Haggerty

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

         Section 11.06 SEVERABILITY OF PROVISIONS.

         Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

         Section 11.07 EXHIBITS.

         The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

         Section 11.08 GENERAL INTERPRETIVE PRINCIPLES.

         For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

         (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

         (iii) references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

         (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

         (v) the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

         (vi) the term "include" or "including" shall mean without limitation by reason of enumeration; and

         (viii) headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

         Section 11.09 REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         Section 11.10 CONFIDENTIALITY OF INFORMATION.

         Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

         Section 11.11 RECORDATION OF ASSIGNMENTS OF MORTGAGE.

         To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

         Section 11.12 ASSIGNMENT BY PURCHASER.

         The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

         Section 11.13 NO PARTNERSHIP.

         Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

         Section 11.14 EXECUTION: SUCCESSORS AND ASSIGNS.

         This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

         Section 11.15 ENTIRE AGREEMENT.

         The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

         Section 11.16. NO SOLICITATION.

         From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements, and customer portfolio and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. From and after the Closing Date, the Purchaser agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Purchaser's behalf, to personally by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Company,. In addition, the Purchaser or any of its affiliates shall not solicit any Mortgagor for any other financial products or services. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Purchasr or any affiliate of the Purchaser which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16 The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

         Section 11.17. CLOSING.

         The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

         The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

         (a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

         (b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

         (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

         (d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

         (e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

         Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

         Section 11.18. COOPERATION OF COMPANY WITH A RECONSTITUTION.

         The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

         (b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

         The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser's request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

         With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:
(i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affiliates for disclosure contained in any offering document relating to the Company or its affiliates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information. With respect to each Pass-Through Transfer, the Purchaser shall provide thirty (30) days notice of such transfer, unless otherwise agreed by the parties in the related Confirmation. With respect to each Whole Loan Transfer, limits on frequency of Reconstitution may be provided in the related Confirmation or related Term Sheet for the related Mortgage Loans.

         All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

         IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION
                                                Purchaser

                                      By:________________________
                                      Name:
                                      Title:

                                    NATIONAL CITY MORTGAGE COMPANY
                                                 Company

                                      By: _______________________
                                      Name:
                                      Title:

                                    EXHIBIT A
                            CONTENTS OF MORTGAGE FILE

         With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

         1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

         2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if required.

         4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

         5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

         6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         9. reserved.

         10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

         11. Residential loan application.

         12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

         13. Credit report on the mortgagor.

         14. Business credit report, if applicable.

         15. Residential appraisal report and attachments thereto.

         16. The original of any guarantee executed in connection with the Mortgage Note.

         17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

         18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

         19. Photograph of the Mortgaged Property (may be part of appraisal).

         20. Survey of the Mortgaged Property, if any.

         21. Sales contract, if applicable.

         22. If available, termite report, structural engineer's report, water portability and septic certification.

         23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

         24. Name affidavit, if applicable.

         Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

                                    EXHIBIT B

                       CUSTODIAL ACCOUNT LETTER AGREEMENT

                                               ______________, 2001

To:      [_______________________]
         (the "Depository")

         As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001 (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as " National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                    NATIONAL CITY MORTGAGE COMPANY

                                    By:____________________________

                                    Name:__________________________

                                    Title:_________________________



         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

                                    [___________________________]

By:____________________________

Name:__________________________

Title:_________________________

                                    EXHIBIT C

                         ESCROW ACCOUNT LETTER AGREEMENT
                               _____________, 2001

To:      [_______________________]
         (the "Depository")

         As "Company" under the Purchase Warranties and Servicing Agreement, dated as of October 1, 2001 (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                            NATIONAL CITY MORTGAGE COMPANY

                                            By:____________________________
                                            Name:__________________________
                                            Title:_________________________


         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

                                            [______________________]

                                            By:______________________________
                                            Name:____________________________
                                            Title:___________________________

                                    EXHIBIT D

            FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

         This is a Purchase, Assignment, Assumption and Recognition Agreement (this "PAAR Agreement") made as of __________, 200__, among EMC Mortgage Corporation (the "Assignor"), ___________________ (the "Assignee"), and _______________________ (the "Company").

         In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the "Assigned Loans") listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the "Purchase Agreement") shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

                       PURCHASE, ASSIGNMENT AND ASSUMPTION

         1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

         2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the "Funding Amount" as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the "Confirmation") and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         3. Assignor warrants and represents to Assignee and Company as of the date hereof:

         (a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee's interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

         (c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

         (d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

         (e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

         (f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

         (h) Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

         4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

         (a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

         (b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

         (d) Assignee agrees to be bound as "Purchaser" by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as "Purchaser" thereunder but solely with respect to such Assigned Loans.

         5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

         (a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b) Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

         (c) Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (d) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

         (e) No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

                  (1)      Recognition of Assignee

         6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

         (a) Miscellaneous


         7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:


         (a) In the case of Company,

             ____________________
             ____________________
             ____________________
             ____________________
             ____________________

             With a copy to ______________________________________.

         (b) In the case of Assignor,

             ____________________
             ____________________
             ____________________
             ____________________
             ____________________

         (c) In the case of Assignee,

             EMC Mortgage Corporation
             Mac Arthur Ridge II
             909 Hidden Ridge Drive, Suite 200
             Irving, Texas 75038
             Attention:  Mr. Edward Raice
             Telecopier No.:  (972) 444-2810

             with a copy  to:

             _______________________
             245 Park Avenue
             New York, New York 10167
             Attention: ___________
             Telecopier No.:  (212) 272-____

         8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.


         9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

         12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

         13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

         14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

         (b) [Modification of Purchase Agreement

         15. The Company and Assignor hereby amend the Purchase Agreement as follows:

         (a) The following definitions are added to Section 1.01 of the Purchase
Agreement:

         SECURITIES ADMINISTRATOR:  ________________________

         SUPPLEMENTAL PMI INSURER:  ________________________

         SUPPLEMENTAL PMI POLICY: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

         TRUSTEE:          ________________________

         (b) The following definition is amended and restated:

         INSURANCE PROCEEDS: Proceeds of any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

         (c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

         "In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to
Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

         In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

         The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy."

         (d) Clause (vi) of Section 6.1 is amended to read as follows:

         "Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or"]

         IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION
                                    Assignor

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                                    --------------------------------------------
                                    Assignee

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                                    --------------------------------------------
                                    Company

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                                  ATTACHMENT 1

                             ASSIGNED LOAN SCHEDULE

                                  ATTACHMENT 2

                  PURCHASE, WARRANTIES AND SERVICING AGREEMENT
                      (ii)

                                    EXHIBIT E

                              FORM OF TRIAL BALANCE

                                    EXHIBIT G

                  REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE:      Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________


Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____    Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

         Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
     Signature
   ________________________________
         Title

Send documents to:_____________________________________________

_______________________________________________________
_______________________________________________________

Acknowledgement:

         Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.


Dated:________________

By:________________________________
     Signature

   ________________________________
     Title

         (b)      EXHIBIT H


                  COMPANY'S UNDERWRITING GUIDELINES

                                    EXHIBIT I


                                   TERM SHEET

         This TERM SHEET (the "Term Sheet") dated _____________, between National City Mortgage Company, a ________ corporation, located at 3232 Newmark Drive, Miamisburg, Ohio 45342 (the "Company") and EMC Mortgage Corporation, a Delaware corporation, located at ______________ (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of October 1, 2001, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

         The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company's right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as
SCHEDULE I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

         1. DEFINITIONS

         For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(AS OF THE CUT-OFF DATE):

CLOSING DATE:

CUSTODIAN:

CUT-OFF DATE:

Initial Weighted Average
MORTGAGE LOAN REMITTANCE RATE:

MORTGAGE LOAN:

PURCHASE PRICE PERCENTAGE:

SERVICING FEE RATE:

ADDITIONAL CLOSING CONDITIONS:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

ADDITIONAL LOAN DOCUMENTS:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans:
[None]

[ADDITIONAL] [MODIFICATION] OF REPRESENTATIONS AND WARRANTIES:

     [In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage
     Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]


Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

         IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.


                                    NATIONAL CITY MORTGAGE COMPANY


                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------



                                    EMC MORTGAGE CORPORATION


                                    By:
                                       -----------------------------------------
                                    Name:
                                           -------------------------------------
                                    Title:
                                            ------------------------------------

                                   SCHEDULE I

                             MORTGAGE LOAN SCHEDULE

                                                                     EXHIBIT H-8

                               SERVICING AGREEMENT

                                  NAVY FEDERAL

         This is a Purchase, Warranties and Servicing Agreement, dated as of June 1, 2002 and is executed between EMC MORTGAGE CORPORATION, as Purchaser, a Delaware corporation, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas, 75014-1358 (the "Purchaser"), and U.S. CENTRAL CREDIT UNION, a Kansas corporation, with offices located at 7300 College Blvd., Suite 600, Overland Park, Kansas 66210 (the "Company").

                              W I T N E S S E T H :
                               - - - - - - - - - -

         WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

         WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

         WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans by the Servicer;

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01 DEFINED TERMS.

         Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

         ACCEPTED SERVICING PRACTICES: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

         ADJUSTMENT DATE: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

         AGREEMENT: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

         APPRAISED VALUE: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Servicer and Fannie Mae.

         ASSIGNMENT: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

         BALLOON MORTGAGE LOANS: Any Mortgage Loan for which the related Monthly Payments, other than the Monthly Payment due on the maturity date thereof, are computed on the basis of a period to full amortization ending on a date that is later than such maturity date.

         BIF: The Bank Insurance Fund, or any successor thereto.

         BUSINESS DAY: Any day other than: (A) a Saturday or Sunday, or (B) a legal holiday in the State of New York or Kansas or (C) a day on which banks in the State of New York or Kansas are authorized or obligated by law or executive order to be closed.

         CLOSING DATE: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         CODE: The Internal Revenue Code of 1986, or any successor statute thereto.

         COMPANY: U.S. Central Credit Union and its successors in interest and assigns, as permitted by this Agreement.

         COMPANY'S OFFICER'S CERTIFICATE: A certificate signed by the Chairman of the Board, President, any Senior Vice President, Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

         CONDEMNATION PROCEEDS: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

         CONFIRMATION: The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans.

         CO-OP LEASE: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

         CO-OP LOAN: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

         CURRENT APPRAISED VALUE: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Servicer (by an appraiser who met the requirements of the Servicer and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Servicer or Mortgagor.

         CURRENT LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

         CUSTODIAL ACCOUNT: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled
"[_____________________], in trust for the [Purchaser], Owner of Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         CUSTODIAN: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

         CUT-OFF DATE: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         DETERMINATION DATE: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

         DUE DATE: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

         DUE PERIOD: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

         ELIGIBLE ACCOUNT: An account established and maintained: (A) within FDIC or NCUSIF insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (B) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any Servicer) or (C) with an entity which is an institution whose deposits are insured by the FDIC or the NCUSIF, the unsecured and uncollateralized long-term debt obligations of which shall be rated "A2" or higher by Standard & Poor's and "A" or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either
(i) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (ii) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (iii) a national banking association under the federal banking laws, (iv) a principal subsidiary of a bank holding company, or (v) a credit union duly organized, validly existing and in good standing pursuant to state or federal law, or (D) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any Servicer) and of any creditors or depositors of the institution in which such account is maintained or (E) in a separate non-trust account without FDIC, NCUSIF or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (C), (D) or (E) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

         ELIGIBLE INSTITUTION: An institution having (A) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (B) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

         EQUITY TAKE-OUT REFINANCED MORTGAGE LOAN: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

         ESCROW ACCOUNT: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "__________________, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         ESCROW PAYMENTS: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         EVENT OF DEFAULT: Any one of the conditions or circumstances enumerated in Section 9.01.

         FANNIE MAE: The Federal National Mortgage Association, or any successor thereto.

         FANNIE MAE GUIDE(S): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

         FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

         FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

         FHLMC GUIDE: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

         FIDELITY BOND: A fidelity bond to be maintained by the Servicer pursuant to Section 4.12.

         FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

         GAAP: Generally accepted accounting principles, consistently applied.

         HUD: The United States Department of Housing and Urban Development or any successor.

         INDEX: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

         INITIAL RATE CAP: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

         INSURANCE PROCEEDS: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

         LENDER PAID MORTGAGE INSURANCE RATE: The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

         LENDER PRIMARY MORTGAGE INSURANCE POLICY: Any Primary Mortgage Insurance Policy for which premiums are paid by the Company.

         LIFETIME RATE CAP: As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

         LIQUIDATION PROCEEDS: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

         LOAN-TO-VALUE RATIO OR LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (A) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (B) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

         MARGIN: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

         MASTER SERVICER: Any Person who, pursuant to the Master Servicing Agreement, receives information and funds related to Mortgage Loans from one or more Servicers, processes such information and relays it and the appropriate funds to either the Company or the Purchaser. The Master Servicer shall meet the qualifications and requirements for a Servicer as set forth in this Agreement.

         MASTER SERVICING AGREEMENT: The agreement between the Master Servicer and the Company pursuant to which the Master Servicer is designated and agrees to act as the Master Servicer, which agreement shall not be inconsistent with this Agreement.

         MONTHLY ADVANCE: The aggregate of the advances made by the Servicer on any Remittance Date pursuant to Section 5.03.

         MONTHLY PAYMENT: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

         MORTGAGE: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

         MORTGAGE FILE: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

         MORTGAGE IMPAIRMENT INSURANCE POLICY: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

         MORTGAGE INTEREST RATE: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

         MORTGAGE LOAN: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

         MORTGAGE LOAN DOCUMENTS: The documents listed in EXHIBIT A.

         MORTGAGE LOAN REMITTANCE RATE: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Rate.

         MORTGAGE LOAN SCHEDULE: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

         A. the Company's Mortgage Loan identifying number;

         B. the Mortgagor's first and last name;

         C. the street address of the Mortgaged Property including the city, state and zip code;

         D. a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

         E. the type of residential property constituting the Mortgaged
Property;

         F. the original months to maturity of the Mortgage Loan;

         G. the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

         H. the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

         I. the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

         J. the Origination Date of the Mortgage Loan;

         K. the stated maturity date;

         L. the amount of the Monthly Payment at origination;

         M. the amount of the Monthly Payment as of the related Cut-off Date;

         N. the original principal amount of the Mortgage Loan;

         O. the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

         P. a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

         Q. a code indicating the documentation style (i.e. full, alternative, etc.);

         R. the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

         S. the date on which the first payment is or was due;

T. a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

         U. a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

         V. the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan;

         W. product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

         X. credit score and/or mortgage score, if applicable;

         Y. a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;

         Z. a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof;

         AA. the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable; and

         BB. a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan.

         With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

         A. the number of Mortgage Loans;

         B. the current aggregate outstanding principal balance of the Mortgage Loans;

         C. the weighted average Mortgage Interest Rate of the Mortgage Loans;

         D. the weighted average maturity of the Mortgage Loans; and

         E. the weighted average months to next Adjustment Date;

         MORTGAGE NOTE: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

         MORTGAGED PROPERTY: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

         MORTGAGOR: The obligor on a Mortgage Note.

         NCUA: The National Credit Union Administration

         NCUSIF: The National Credit Union Share Insurance Fund

         OCC: Office of the Comptroller of the Currency, its successors and assigns.

         OFFICERS' CERTIFICATE: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

         OPINION OF COUNSEL: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

         ORIGINATION DATE: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

         ORIGINATOR: As to each Mortgage Loan, the financial institution that originated said Mortgage Loan.

         OTS: Office of Thrift Supervision, its successors and assigns.

         PERIODIC RATE CAP: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

         PERMITTED INVESTMENTS: Any one or more of the following obligations or securities:

         A. direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

         B. (i) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (ii) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC or the NCUSIF;

         C. repurchase obligations with a term not to exceed thirty (30) days and with respect to any security described in clause (A) above and entered into with a depository institution or trust company (acting as principal) described in clause B.(i) above;

         D. securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such investment or contractual commitment providing for such investment; PROVIDED, HOWEVER, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstanding principal balances of all of the Mortgage Loans and Permitted Investments;

         E. commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

         F. any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

         G. any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause A.) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

PROVIDED, HOWEVER, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

         PERSON: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         PREPAYMENT INTEREST SHORTFALL: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month's interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance
Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

         PREPAYMENT PERIOD: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

         PRIMARY MORTGAGE INSURANCE POLICY: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(HH), or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

         PRIME RATE: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

         PRINCIPAL PREPAYMENT: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

         PURCHASE PRICE:  As defined in Section 2.02.

         PURCHASER: EMC Mortgage Corporation and its successors in interest and assigns.

         QUALIFIED APPRAISER: An appraiser, duly appointed by the Servicer, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

         QUALIFIED INSURER: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

         RATING AGENCY: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

         REFINANCED MORTGAGE LOAN: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

         REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

         REMIC PROVISIONS: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

         REMITTANCE DATE: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

         REO DISPOSITION: The final sale by the Servicer of any REO Property.

         REO DISPOSITION PROCEEDS: Amounts received by the Servicer in connection with a related REO Disposition.

         REO PROPERTY: A Mortgaged Property acquired by the Servicer on behalf of the Purchaser as described in Section 4.13.

         REPURCHASE PRICE: With respect to any Mortgage Loan, a price equal to
(A) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (B) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (C) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

         SAIF: The Savings Association Insurance Fund, or any successor thereto.

         SERVICER: Any Person who is servicing the Mortgage Loans for the Company. Each Servicer shall meet the qualifications and requirements as set forth in this Agreement.

         SERVICING ADVANCES: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (A) the preservation, restoration and protection of the Mortgaged Property, (B) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Servicer specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser's request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (C) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (D) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (E) any expenses reasonably sustained by the Servicer with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (F) compliance with the obligations under Section 4.08.

         SERVICING AGREEMENT: The agreement between the Company and a Servicer for the servicing of the Mortgage Loans, which agreement shall not be inconsistent with this Agreement and shall contain all of the servicing terms and conditions of this Agreement.

         SERVICING FEE: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (A) the Servicing Fee Rate and (B) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Servicer, or as otherwise provided under
Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

         SERVICING FEE RATE: As set forth in the Term Sheet.

         SERVICING FILE: With respect to each Mortgage Loan, the file retained by the Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

         SERVICING OFFICER: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Company and by the Company to the Purchaser upon request, as such list may from time to time be amended.

         STATED PRINCIPAL BALANCE: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

         TERM SHEET: A supplemental agreement in the form attached hereto as
Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement and a Servicing Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.


                                   ARTICLE II

            PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
                 RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
                     BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
                       DELIVERY OF MORTGAGE LOAN DOCUMENTS

         Section 2.01 AGREEMENT TO PURCHASE.

         The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, on a servicing retained basis. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

         Section 2.02 PURCHASE PRICE.

         The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

         In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

         The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

          Purchaser shall be entitled to (A) all scheduled principal due after the related Cut-off Date, (B) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by Servicer on behalf of the Company or any successor to the Company after the related Cut-off Date shall belong to the Company), and (C) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off
Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall cause any such prepaid amounts to be deposited into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

         Section 2.03 SERVICING OF MORTGAGE LOANS.

         Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to cause a Servicer to service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

         Section 2.04 RECORD TITLE AND POSSESSION OF MORTGAGE FILES; MAINTENANCE OF SERVICING FILES.

         As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall cause the Servicer to maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Servicer is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Servicer is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Servicer's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

         Section 2.05 BOOKS AND RECORDS.

         The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for causing the Originator to maintain, and Originator shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Originator's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its control, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

         The Company shall cause the Servicer to maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         In addition to the foregoing, Company shall provide or cause to be provided to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

         Section 2.06. TRANSFER OF MORTGAGE LOANS.

         The Company shall cause the Servicer to keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, and the Company shall cause the Servicer to note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any Person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section
2.06 and the books and records of the Company show such Person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement, an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company, and the Company shall have granted its written consent. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall, and shall cause the Servicer to, mark their respective books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

         Section 2.07 DELIVERY OF MORTGAGE LOAN DOCUMENTS.

         The Company shall cause to be delivered and released to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1),
(2), (3), (4), (5), (6), (7), (8) and (16) in Exhibit A hereto shall be delivered to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot cause to be delivered the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, cause to be delivered such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall cause to be delivered such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to cause delivery as soon as possible thereafter, provided that if such documents are not delivered by the 270th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

         The Company shall bear responsibility for the payment of all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall cause the preparation, in recordable form, of all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee and shall deliver said assignments to Purchaser. Company shall be responsible for recording the initial assignments of mortgage promptly following receipt of Purchaser's written request therefor.

         Company shall provide an original or duplicate original (including a digitally imaged version of the original) of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

         Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

         If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

         The Company shall cause to be forwarded to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with
Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall cause to be provided to the Purchaser, or its designee, a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty
(60) days of its submission for recordation.

         From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten
(10) Business Days, deliver to the Company or Servicer, as specified in the written request, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company or Servicer no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company or Servicer, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company or Servicer pursuant to this paragraph.

         Section 2.08 QUALITY CONTROL PROCEDURES.

         The Company warrants and represents that the Originator has an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program is capable of evaluating and monitoring the overall quality of Originator's loan production and servicing activities. The program is designed to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

         Section 2.09 NEAR-TERM PRINCIPAL PREPAYMENTS; NEAR TERM PAYMENT
DEFAULTS

         In the event any material Principal Prepayment is made by a Mortgagor on or prior to three months after the related Closing Date, the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Servicer.

         In the event any of the first three (3) scheduled Monthly Payments which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due and Purchaser provides Company with written notice within four (4) months of the related Cut-off Date, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser's sole option), the Company shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

         Section 2.10 MODIFICATION OF OBLIGATIONS.

         Purchaser may, without any notice to Company, extend, compromise, renew, release, change, modify, adjust or alter, by operation of law or otherwise, any of the obligations of the Mortgagors or other persons obligated under a Mortgage Loan without releasing or otherwise affecting the obligations of Company under this Agreement, or with respect to such Mortgage Loan, except to the extent Purchaser's extension, compromise, renewal, release, change, modification, adjustment, or alteration affects Company's ability to collect the Mortgage Loan or realize on the security of the Mortgage, but then only to the extent such action has such effect.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

         Section 3.01 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

         A. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Kansas and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

         B. The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

         C. Neither the execution and delivery of this Agreement and the related Term Sheet, nor the purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

         D. There is no litigation, suit, proceeding or investigation pending or, to the best of Company's knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

         E. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

         F. The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

         G. The origination practices used by the Originator with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination business. The servicing practices used by the Servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Servicer, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Servicer, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

         H. The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

         I. The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

         J. Servicer is an approved servicer of residential mortgage loans for Fannie Mae, FHLMC or HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to service mortgage loans for Fannie Mae or FHLMC and no event has occurred which would make Servicer unable to comply with said eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

         K. The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

         L. NO STATEMENT, TAPE, DISKETTE, FORM, REPORT OR OTHER DOCUMENT PREPARED BY, OR ON BEHALF OF, COMPANY PURSUANT TO THIS AGREEMENT OR THE RELATED TERM SHEET OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, CONTAINS OR WILL CONTAIN ANY STATEMENT THAT IS OR WILL BE INACCURATE OR MISLEADING IN ANY MATERIAL RESPECT;


         M. The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for the Company causing the Servicer to perform such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for causing Servicer to service and administer the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

         N. Company has delivered to the Purchaser financial statements for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company's financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

         O. The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

         Section 3.02 REPRESENTATIONS AND WARRANTIES AS TO INDIVIDUAL MORTGAGE LOANS.

         References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

         A. The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

         B. The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

         C. All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Servicer has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual Interest Paid to Date of their related Cut-off Date (or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Servicer's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

         D. There are no defaults by Servicer in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

         E. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy, Lender Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

         F. The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

         G. All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae or FHLMC Guide, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

         H. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; none of the Mortgage Loans are classified as a (i) "high cost" loan under the Home Ownership and Equity Protection Act of 1994 or (ii) "high cost", "threshold", or "predatory" loan under any other applicable state, federal or local law; the Servicer maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and Company shall make such evidence available for inspection at the Servicer's office during normal business hours upon reasonable advance notice;

         I. The Mortgage has not been satisfied in whole or canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

         J. The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (i) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (a) which are referred to in the lender's title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (b) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (iii) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

         K. The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae or FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

         L. The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, either the Company or the Servicer will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser's designee in trust only for the purpose of servicing the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest (subject to the exceptions contained in (J)(i), (ii) and (iii) above) and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest (subject to the exceptions contained in (J)(i), (ii) and (iii) above). The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of causing Servicer to service the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

         M. Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (J)(i), (ii) and (iii) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

         N. THERE IS NO DEFAULT, BREACH, VIOLATION OR EVENT OF ACCELERATION EXISTING UNDER THE MORTGAGE OR THE RELATED MORTGAGE NOTE AND NO EVENT WHICH, WITH THE PASSAGE OF TIME OR WITH NOTICE AND THE EXPIRATION OF ANY GRACE OR CURE PERIOD, WOULD CONSTITUTE A DEFAULT, BREACH, VIOLATION OR EVENT PERMITTING ACCELERATION; AND NEITHER THE COMPANY, NOR ANY PRIOR MORTGAGEE HAS WAIVED ANY DEFAULT, BREACH, VIOLATION OR EVENT PERMITTING ACCELERATION;

         O. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and the Company is not aware of any rights that are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

         P. All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause M. above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

         Q. Each Mortgage Loan was originated in conformity with the underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Originator at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

         R. The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

         S. The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

         T. If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

         U. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

         V. All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) (a) organized under the laws of such state, or (b) qualified to do business in such state, or (c) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank or federally chartered credit union or state chartered credit union having principal offices in such state, or (d) not doing business in such state;

         W. THE RELATED MORTGAGE NOTE IS NOT AND HAS NOT BEEN SECURED BY ANY COLLATERAL EXCEPT THE LIEN OF THE CORRESPONDING MORTGAGE AND THE SECURITY INTEREST OF ANY APPLICABLE SECURITY AGREEMENT OR CHATTEL MORTGAGE REFERRED TO ABOVE;

         X. The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

         Y. No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

         Z. The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

         AA. Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are "interest-only" Mortgage Loans or "negative amortization" Mortgage Loans. With respect to each adjustable rate Mortgage Loan, each Mortgage Note requires a monthly payment which is sufficient (i) during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (ii) during the period following each Adjustment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

         BB. (INTENTIONALLY LEFT BLANK)

         CC. (INTENTIONALLY LEFT BLANK)

         DD. (INTENTIONALLY LEFT BLANK)

         EE. (INTENTIONALLY LEFT BLANK)

         FF. (INTENTIONALLY LEFT BLANK)

         GG. (INTENTIONALLY LEFT BLANK)

         HH. Any Mortgage Loan with an LTV at origination over 80.00%, is insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer, and such Primary Mortgage Insurance Policy shall be issued in accordance with the Fannie Mae Guide. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy obligates the Company to maintain the Lender Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith;

         II. The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

         JJ. None of the Mortgage Loans are secured by an interest in a leasehold estate that expires before the stated maturity date of the Mortgage Loan. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company's underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

         KK. Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Other than a Balloon Mortgage Loan, each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

         LL. As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

         MM. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

         NN. The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

         OO. No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

         PP. The Mortgagor for each Mortgage Loan is a natural person;

         QQ. None of the Mortgage Loans are Co-op Loans;

         RR. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Servicer and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (i) the maximum amount permitted under applicable law and
(ii) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

         SS. With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

         TT. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

         UU. None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

         VV. All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Servicer has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage; and

         WW. Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee, or such delivery has been waived by the Purchaser or its designee, or its assignee.

         Section 3.03 REPURCHASE; SUBSTITUTION.

         It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser's sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, and the Purchaser shall have delivered to the Company, within ninety (90) days following such sixty (60) day period, written notice requiring the Company to repurchase the Mortgage Loans, then all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

         If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser's sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

         The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

         It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

         Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon the earlier of (A) discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (B) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, or (C.) demand upon the Company by the Purchaser for compliance with this Agreement.

         In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (A) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or
(B) cause the REMIC to fail to qualify as a REMIC at any time.

         Section 3.04 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser represents, warrants and covenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

         A. The Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon Purchaser by any such state, and in any event the Purchaser is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of this Agreement.;

         B. The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, and has duly executed and delivered this Agreement and the related Term Sheet;

         C. None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

         D. There is no litigation pending or to the best of the Purchaser's knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

         E. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

         F. The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

         G. The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

         H. The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

         The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Company as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

                                   ARTICLE IV

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01 SERVICER AND MASTER SERVICER.


         The Company shall cause one or more Servicers to service and administer the Mortgage Loans in accordance with the provisions of this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall cause the Servicer shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser, the Company and the Servicer.

         Consistent with the terms of this Agreement and the related Term Sheet, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Servicer's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Servicer has obtained the prior written consent of the Purchaser, the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Servicer shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (A) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (B) the amount paid by the Mortgagor. The Servicer shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Servicer may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer and Lender Primary Mortgage Insurance Policy insurer, if required.

         Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Servicer (A) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (B) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Servicer, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions" after the startup date under the REMIC Provisions.

         Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Servicer will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the
Code)(either such event, an "Adverse REMIC Event"), and the Servicer shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

         The Servicer shall not permit the creation of any "interests" (within the meaning of Section 860G of the Code) in any REMIC. The Servicer shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

         In servicing and administering the Mortgage Loans, the Company shall cause the Servicer to employ Accepted Servicing Practices. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company on behalf of Servicer.

         The Company shall have the right to cause a Master Servicer to receive information and funds related to Mortgage Loans from one or more Servicer, process such information and relay it and the appropriate funds to either the Company or the Purchaser, all in accordance with the Master Servicing Agreement.

         The Company represents and warrants that each Servicer and the Master Servicer is an entity that engages in the business of servicing loans, is authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Servicer or Master Servicer to perform its obligations hereunder and under the Servicing Agreement or Master Servicing Agreement, as appropriate, and is a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. Each Servicer and the Master Servicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Servicing Agreement or Master Servicing Agreement. While each Servicer and the Master Servicer will perform any and all of the servicing responsibilities hereunder, the Company shall not be released from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of each Servicer and the Master Servicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of each Servicer and the Master Servicer from its own funds. Company shall notify Purchaser promptly in writing upon the appointment of each Servicer and the Master Servicer.

         At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of a Servicer and the Master Servicer and arrange for any and all servicing responsibilities to be performed by a successor Servicer or Master Servicer meeting the requirements in the preceding paragraph. In the event that the Company's right to use a Servicer to service the Mortgage Loans under this Agreement are terminated pursuant to Section 8.04,
9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Servicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Servicer from the Company's own funds without reimbursement from the Purchaser.

         Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and a Servicer or Master Servicer or any reference herein to actions taken by or through the Servicer, Master Servicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it were servicing and administering the Mortgage Loans itself. The Company shall be entitled to enter into an agreement with each Servicer and the Master Servicer for indemnification of the Company by the Servicer or Master Servicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Servicer or Master Servicer to perform any and all of the servicing duties, responsibilities and obligations hereunder.

         Any Servicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Servicer shall be deemed to be between the Servicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Servicer including no obligation, duty or liability of Purchaser to pay the Servicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Servicer has received such payment.

         Any Master Servicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Master Servicer shall be deemed to be between the Master Servicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Master Servicer including no obligation, duty or liability of Purchaser to pay the Master Servicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Master Servicer has received such payment.

         Section 4.02 COLLECTION OF MORTGAGE LOAN PAYMENTS.

         Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company shall cause the Servicer to proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy and Lender Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company shall cause Servicer to take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

         In no event will the Servicer waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Servicer will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty rider to the Mortgage.

         Section 4.03 REALIZATION UPON DEFAULTED MORTGAGE

         The Company shall cause Servicer to use its best efforts, consistent with the procedures that the Servicer would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall cause Servicer to use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (A) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (B) that such expenses will be recoverable by the Servicer through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser and convey such approval to Servicer as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall cause Servicer to notify the Purchaser in writing of the commencement of foreclosure proceedings and not less than 5 days prior to the acceptance or rejection of any offer of reinstatement. The Company shall be responsible for all costs and expenses incurred by Servicer in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event either the Company or the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall cause Servicer to promptly provide the Company and the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Servicer shall proceed with respect to the Mortgaged Property.

         Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that a minimum of 15% of the related pool of Mortgage Loans sold to Purchaser on the related Closing Date are ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment; and provided further that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section
4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

         In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Servicer, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Servicer provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. The Company shall cause Servicer to manage, conserve, protect and operate each such REO Property for the certificate holders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall cause Servicer to, either itself or through an agent selected by Servicer, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall cause Servicer to perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

         Section 4.04 ESTABLISHMENT OF CUSTODIAL ACCOUNTS; DEPOSITS IN CUSTODIAL ACCOUNTS.

         The Company shall cause Servicer to segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account, which shall be deposited within 24 hours of receipt, shall at all times be insured by the FDIC or the NCUSIF up to the FDIC or NCUSIF insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Servicer in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

         The Company shall cause Servicer to deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

         A. all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

         B. all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

         C. all Liquidation Proceeds;

         D. any amounts required to be deposited by the Servicer in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall cause Servicer to provide the Purchaser with written detail itemizing all of such amounts;

         E. all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

         F. all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

         G. any Monthly Advances;

         H. with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company's aggregate Servicing Fee received with respect to the related Prepayment Period;

         I. any amounts required to be deposited by the Servicer pursuant to
Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Servicer's own funds, without reimbursement therefor; and

         J. any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

         The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Servicer in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and have the Servicer withdraw such interest from the Custodial Account pursuant to Section
4.05 D. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

         Section 4.05 PERMITTED WITHDRAWALS FROM THE CUSTODIAL ACCOUNT.

         The Servicer may, from time to time, withdraw from the Custodial Account for the following purposes:

         A. to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

         B. to reimburse itself for Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause B. being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Servicer's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Servicer's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

         C. to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees (or REO administration fees described in Section 4.13), the Servicer's right to reimburse itself pursuant to this subclause C. with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

         D. to pay to the Company (i) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (ii) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

         E. to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

         F. to transfer funds to another Eligible Account in accordance with
Section 4.09 hereof;

         G. to remove funds inadvertently placed in the Custodial Account by the Servicer; and

         H. to clear and terminate the Custodial Account upon the termination of this Agreement.

         Section 4.06 ESTABLISHMENT OF ESCROW ACCOUNTS; DEPOSITS IN ESCROW ACCOUNTS.

         The Company shall cause Servicer to segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC or the NCUSIF, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Servicer in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

         The Company shall cause Servicer to deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

         A. all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

         B. all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

         C. all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

         The Company shall cause Servicer to make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section
4.07. The Company shall be entitled to receive any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall cause Servicer to pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

         Section 4.07 PERMITTED WITHDRAWALS FROM ESCROW ACCOUNT.

         Withdrawals from the Escrow Account may be made by Servicer only:

         A. to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

         B. to reimburse Servicer for any Servicing Advance made by Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

         C. to refund to the Mortgagor any funds as may be determined to be overages;

         D. for transfer to the Custodial Account in accordance with the terms of this Agreement;

         E. for application to restoration or repair of the Mortgaged Property;

         F. to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

         G. to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall cause Servicer to pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor from Purchaser; and

         H. to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

         Section 4.08 PAYMENT OF TAXES, INSURANCE AND OTHER CHARGES; MAINTENANCE OF PRIMARY MORTGAGE INSURANCE POLICIES; COLLECTIONS THEREUNDER.

         With respect to each Mortgage Loan, the Company shall cause Servicer to maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall cause Servicer to determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for Servicer making the timely payment of all such bills, and the Company shall cause Servicer to effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

         The Company shall cause Servicer to maintain in full force and effect Primary Mortgage Insurance Policies or Lender Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only
(A) with the approval of Purchaser, (B) after the Current LTV is eighty percent (80%) or less, or (C) as required by applicable law or regulation. The Company shall not allow Servicer to cancel or refuse to renew any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not allow Servicer to take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall cause Servicer to promptly notify the insurer under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall cause Servicer to obtain a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy as provided above.

         In connection with its activities as servicer, the Company shall cause Servicer to agree to prepare and present, on behalf of the Company and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09 TRANSFER OF ACCOUNTS.

         The Servicer may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

         Section 4.10 MAINTENANCE OF HAZARD INSURANCE.

         The Company shall cause the Servicer to cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (A) the maximum insurable value of the improvements securing such Mortgage Loan or (B) the greater of (i) the outstanding principal balance of the Mortgage Loan, and (ii) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (A) the outstanding principal balance of the Mortgage Loan, (B) the maximum insurable value of the improvements securing such Mortgage Loan or (C) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Servicer determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall cause the Servicer to notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall cause the Servicer to immediately force place the required flood insurance on the Mortgagor's behalf. The Company shall cause the Servicer to also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section
4.05. It is understood and agreed that no other additional insurance need be required by the Servicer of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

         Section 4.11 MAINTENANCE OF MORTGAGE IMPAIRMENT INSURANCE POLICY.

         In the event that the Servicer shall obtain and maintain a blanket policy issued by an insurer acceptable to Fannie Mae or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section
4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in
Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall cause the Servicer to, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company shall cause the Servicer to agree to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause the Servicer to deliver to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

         Section 4.12 FIDELITY BOND, ERRORS AND OMISSIONS INSURANCE.

         The Company shall cause the Servicer to maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Servicer against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company or the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall cause the Servicer to deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and the Company shall cause the Servicer to obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, the Company shall cause the Servicer to provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

         Section 4.13 TITLE, MANAGEMENT AND DISPOSITION OF REO PROPERTY.

         In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Servicer from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

         The Company shall cause the Servicer to notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Servicer receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall cause the Servicer to continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

         The Company shall cause the Servicer to, either itself or through an agent selected by the Servicer, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause the Servicer to shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall cause the Servicer to shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and the Company shall cause the Servicer to forward copies thereof to the Purchaser.

         The Company shall cause the Servicer to use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Servicer determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall cause the Servicer to report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Servicer at such price, and upon such terms and conditions, as the Servicer deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. The Company shall cause the Servicer to provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

         Section 4.14 NOTIFICATION OF MATURITY DATE.

          With respect to each Mortgage Loan, the Company shall cause the Servicer to shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

                                    ARTICLE V

                            PAYMENTS TO THE PURCHASER

         Section 5.01 DISTRIBUTIONS.

         On each Remittance Date, the Company shall cause the Servicer to distribute by wire transfer of immediately available funds to the Purchaser (A) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (B) all Monthly Advances, if any, which the Servicer is obligated to distribute pursuant to Section 5.03, plus, (C) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Servicer's obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (C) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses
(B), (C) and (D) above.

         With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall cause the Servicer to pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus two (2) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall cause the Servicer to provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

         Section 5.02 STATEMENTS TO THE PURCHASER.

         The Company shall cause the Servicer to furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Servicer's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

         A. With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

         B. with respect to each Monthly Payment, the amount of such remittance allocable to interest;

         C. the amount of servicing compensation received by the Servicer during the prior distribution period;

         D. the aggregate Stated Principal Balance of the Mortgage Loans;

         E. the aggregate of any expenses reimbursed to the Servicer during the prior distribution period pursuant to Section 4.05;

         F. the number and aggregate outstanding principal balances of Mortgage Loans (i) delinquent (a) 30 to 59 days, (b) 60 to 89 days, (c) 90 days or more;
(ii) as to which foreclosure has commenced; and (iii) as to which REO Property has been acquired; and

         The Company shall cause the Servicer to also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

         The Company shall cause the Servicer to prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, The Company shall cause the Servicer to provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

         Section 5.03 MONTHLY ADVANCES BY THE SERVICER.

         Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall cause the Servicer to deposit in the Custodial Account an amount equal to all payments not previously advanced by the Servicer, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

         The Servicer's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Servicer deems such advance to be nonrecoverable. In such event, the Company shall cause the Servicer to deliver to the Purchaser a certificate signed by a Servicing Officer to the effect that an officer of the Servicer has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

         Section 5.04 LIQUIDATION REPORTS.

         Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall cause the Servicer to submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall cause the Servicer to also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

                                   ARTICLE VI

                          GENERAL SERVICING PROCEDURES

         Section 6.01 ASSUMPTION AGREEMENTS.

         The Company shall cause the Servicer to, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall cause the Servicer to not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any. If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Service will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. The Company will provide the Purchaser with written notice of the finalization of each such assumption agreement. Where an assumption is allowed pursuant to this Section 6.01 and not required by law, the Servicer, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement. Where an assumption is required by law, the Servicer is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement. The Company shall provide the Purchaser and the primary mortgage insurer, if any, with written notice of the finalization of each such substitution of liability agreement.

         In connection with any such assumption or substitution of liability, the Company shall cause the Servicer to follow the underwriting standards attached hereto as Exhibit H. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall cause the Servicer to notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Servicer for entering into an assumption or substitution of liability agreement shall belong to the Company.

         Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company or the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

         Section 6.02 SATISFACTION OF MORTGAGES AND RELEASE OF MORTGAGE FILES.

         Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company shall cause the Servicer to immediately notify the Purchaser that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such information , release or cause to be released to the Servicer, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall cause the Servicer to promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Servicer the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

         In the event the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company shall cause the Servicer to, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall cause the Servicer to maintain the Fidelity Bond and errors and omissions insurance insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Servicer and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Servicer. Such servicing receipt shall obligate the Servicer to return the related Mortgage documents to the Purchaser when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has delivered to the Purchaser a Servicing Officer's Certificate certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a Servicing Officer's Certificate stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Servicer.

         Section 6.03 SERVICING COMPENSATION.

         As compensation for causing the Servicer to service the Mortgage Loans hereunder, the Company shall be entitled to have the Servicer: (A) withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) and remit to the Company; or (B) to remit to the Company from funds retained from interest payments collected on the Mortgage Loans, the amounts provided for as the Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to
Section 5.01 (C). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be conveyed by Servicer to the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be responsible for all expenses incurred by Servicer in connection with Servicer's servicing activities hereunder, and the Company shall not be entitled to reimbursement therefor except as specifically provided for.

         Section 6.04 ANNUAL STATEMENT AS TO COMPLIANCE.

         The Company shall cause the Servicer to deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Servicer beginning in January of 2002, a certificate signed by a Servicing Officer stating, as to each signatory thereof, that (A) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (B) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. The Company shall cause the Servicer to provide copies of such statement to the Purchaser upon request.

         Section 6.05 ANNUAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' SERVICING REPORT.

         Within ninety (90) days of Servicer's fiscal year end beginning in January of 2002, the Company shall cause the Servicer to, at its expense, cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Servicer's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to the Servicing Agreement and servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Servicer's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (A) such exceptions as such firm shall believe to be immaterial, and (B) such other exceptions as shall be set forth in such statement. The Company shall cause the Servicer to provide copies of such statement to the Purchaser. In addition, on an annual basis, the Company shall cause the Servicer to provided Purchaser with copies of its audited financial statements.

         Section 6.06 PURCHASER'S RIGHT TO EXAMINE COMPANY RECORDS.

         The Purchaser shall have the right to examine and audit upon reasonable notice to the Servicer, during normal business hours, any and all of the books, records, documentation or other information of the Servicer, or held by another for the Servicer or on its behalf or otherwise, which relates to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement or the Servicing Agreement.

         The Company shall cause the Servicer to provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Servicer which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Servicer, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

                                   ARTICLE VII

           REPORTS TO BE CAUSED TO BE PREPARED BY SERVICER BY COMPANY

         Section 7.01 COMPANY SHALL CAUSE THE SERVICER TO PROVIDE INFORMATION AS REASONABLY REQUIRED.

         The Company shall cause the Servicer to furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Servicer under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Servicer under this Agreement or the Servicing Agreement. The Company shall cause the Servicer to agree to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

         In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Servicer for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall cause the Servicer to furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

         The Company shall cause the Servicer to make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Servicer's servicing facilities for the purpose of satisfying such prospective purchaser that the Servicer has the ability to service the Mortgage Loans as provided in this Agreement.

                                  ARTICLE VIII

                            THE COMPANY AND SERVICER

         Section 8.01 INDEMNIFICATION; THIRD PARTY CLAIMS.

         The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company or the Servicer to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company or the Servicer with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall, and shall cause or direct any Servicer to, follow any lawful written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Servicer to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company or Servicer. The provisions of this Section 8.01 shall survive termination of this Agreement.

         Section 8.02 MERGER OR CONSOLIDATION OF THE COMPANY OR THE SERVICER.

         The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (A) having a GAAP net worth of not less than $25,000,000, (B) the deposits of which are insured by the FDIC, NCUSIF, SAIF and/or BIF, (C) which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (D) who is a Fannie Mae or FHLMC approved seller/servicer in good standing, provided however that in lieu of the Company complying with clauses (C) and (D) herein, the Company may cause a Servicer to comply therewith.

         The Company shall cause the Servicer to keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement, or, if the Servicer fails to meet the requirements of this paragraph, the Company shall promptly replace such Servicer with a Servicer who meets the requirements of this paragraph.

         Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer whether or not related to loan servicing, shall be the successor of the Servicer, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (A) having a GAAP net worth of not less than $25,000,000, (B) the deposits of which are insured by the FDIC, NCUSIF, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (C) who is a Fannie Mae or FHLMC approved seller/servicer in good standing. Notwithstanding this Section 8.02 or any other provision of this Agreement, Purchaser acknowledges that Midwest Loan Services, Inc., shall be permitted to serve as Servicer hereunder without triggering any default under or breach of this Agreement for so long as Midwest Loan Services, Inc., maintains a net worth of at least $1,000,000.

         Section 8.03 LIMITATION ON LIABILITY OF THE COMPANY AND OTHERS.

         Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to cause Servicer to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

         Section 8.04 COMPANY NOT TO ASSIGN OR RESIGN.

         The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance reasonably acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

         Section 8.05 TRANSFER OF SERVICING.

         With respect to the retention of the Company to cause Servicer to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion. Notwithstanding the provisions of this or the following paragraph or any other provision of this Agreement, Company may substitute a Servicer with another Servicer with the approval of the Purchaser, which approval shall not be unreasonably withheld.

         Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or delegate its duties hereunder or any portion thereof without (A) satisfying the requirements set forth herein or (B) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

                                   ARTICLE IX

                                     DEFAULT

         Section 9.01 EVENTS OF DEFAULT.

         In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

         A. any failure by the Company to cause to be remitted to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

         B. failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

         C. a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

         D. the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

         E. the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         F. Servicer ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan servicer for more than thirty days; or

         G. the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement ; or

         H. the Servicer ceases to be (i) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (ii) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to cause its obligations hereunder to be performed; or

         I. the Servicer fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

         Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (C), (D) or (E) above, in which case, automatically and without notice) may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (C), (D) or (E) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section
11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

         Section 9.02 WAIVER OF DEFAULTS.

         The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.


                                    ARTICLE X

                                   TERMINATION

         Section 10.01 TERMINATION.

         The respective obligations and responsibilities of the Company shall terminate upon: (A) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (B) by mutual consent of the Company and the Purchaser in writing; or (C) termination with cause under the terms of this Agreement.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         Section 11.01 SUCCESSOR TO THE COMPANY.

         Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 8.04, 9.01, 10.01 (B) or (C), the Purchaser shall (A) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (B) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

         Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to
Section 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

         The Company shall promptly cause the Servicer to deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by Servicer hereunder, and the Servicer shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

         UPON A SUCCESSOR'S ACCEPTANCE OF APPOINTMENT AS SUCH, THE PURCHASER SHALL NOTIFY THE COMPANY VIA FACSIMILE OF SUCH APPOINTMENT. THE COMPANY SHALL NOTIFY THE PURCHASER ONCE THE SUCCESSOR BEGINS SERVICING THE RELATED MORTGAGE LOAN(S)

         Section 11.02 AMENDMENT.

         This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

         Section 11.03 RECORDATION OF AGREEMENT.

         To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Purchaser's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

         Section 11.04 GOVERNING LAW.

         This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         Section 11.05 NOTICES.

         Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

         (A)      if to the Company:

                  U.S. Central Credit Union
                  7300 College Boulevard, Suite 600
                  Overland Park, Kansas 66210
                  Attention:  Karen Pease

                  With a copy to:

                  U.S. Central Credit Union
                  7300 College Boulevard, Suite 600
                  Overland Park, Kansas 66210
                  Attention: Law Department


         (B)      if to the Purchaser:

                           (1)      EMC MORTGAGE CORPORATION

                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75014-1358
                  Attention:  Ralene Ruyle
                  Telecopier:  972-444-2880

                  With a copy to:

                  Bear Stearns Mortgage Capital Corp.
                  383 Madison Avenue
                  New York, New York 10179
                  Attention:  Michelle Sterling
                  Telecopier:  212-272-5591

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

         Section 11.06 SEVERABILITY OF PROVISIONS.

         Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

         Section 11.07 EXHIBITS.

         The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

         Section 11.08 GENERAL INTERPRETIVE PRINCIPLES.

         For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         A. the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

         B. accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

         C. references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

         D. a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

         E. the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

         F. the term "include" or "including" shall mean without limitation by reason of enumeration; and

         G. headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

         Section 11.09 REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating thereto, including, without limitation, (A) consents, waivers and modifications which may hereafter be executed, (B) documents received by any party at the closing, and (C) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         Section 11.10 CONFIDENTIALITY OF INFORMATION.

         Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

         Section 11.11 RECORDATION OF ASSIGNMENTS OF MORTGAGE.

         To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Purchaser's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

         Section 11.12 ASSIGNMENT.

         The Purchaser shall have the right, without the consent of the Company, but with fifteen (15) days prior written notice given to the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.

         Section 11.13 NO PARTNERSHIP.

         Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

         Section 11.14 EXECUTION: SUCCESSORS AND ASSIGNS.

         This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

         Section 11.15 ENTIRE AGREEMENT.

         The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

         Section 11.16. NO SOLICITATION.

         A. COMPANY'S NON-SOLICITATION. From and after the related Closing Date, the Company agrees that it will not take any action or cause any action to be taken by any of its employees, agents or affiliates, or by any independent contractors acting on the Company's behalf, to solicit in any manner whatsoever any Mortgagor to prepay or refinance a Mortgage Loan. The Company shall (i) not sell the name of any Mortgagor, and (ii) use its best efforts to prevent the sale of the name of any Mortgagor by the Company's wholly owned subsidiaries and affiliates, to any person or entity for the direct or indirect purpose of allowing such person or entity to solicit the refinancing of any Mortgage Loan.

         B. PURCHASER'S NONSOLICITATION. From and after the related Closing Date, the Purchaser agrees that it will not take any action or cause any action to be taken by any of its employees, agents or affiliates, or by any independent contractors acting on the Purchaser's behalf, to solicit in any manner whatsoever any Mortgagor to prepay or refinance a Mortgage Loan. The Purchaser shall (i) not sell the name of any Mortgagor, and (ii) use its best efforts to prevent the sale of the name of any Mortgagor by the Purchaser's wholly owned subsidiaries and affiliates, to any person or entity for the direct or indirect purpose of allowing such person or entity to solicit the refinancing of any Mortgage Loan.

         Section 11.17. CLOSING.

         The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

         The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

         A. at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

         B. all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

         C. the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and reasonably acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

         D. the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

         E. all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

         Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

         Section 11.18. COOPERATION OF COMPANY WITH A RECONSTITUTION.

         The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         A. one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

         B. one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

         The Company agrees to execute in connection with any agreements in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser's request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

         With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (i) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (ii) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (iii) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:
(a) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (b) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affiliates for disclosure contained in any offering document relating to the Company or its affiliates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

         All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

         IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.


                                    EMC MORTGAGE CORPORATION
                                                Purchaser



                                      By:______________________________________
                                      Name:  Ralene Ruyle
                                      Title:     Executive Vice President


                                    U.S. CENTRAL CREDIT UNION
                                                 Company



                                      By: _____________________________________
                                      Name:  David A. Dickens
                                      Title:  Senior Vice President

                                    EXHIBIT A

                            CONTENTS OF MORTGAGE FILE

         With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

         1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

         2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

         4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

         5. The original or a certified copy of the policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

         6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         9. reserved.

         10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

         11. Residential loan application.

         12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

         13. Credit report on the mortgagor.

         14. Business credit report, if applicable.

         15. Residential appraisal report and attachments thereto.

         16. The original of any guarantee executed in connection with the Mortgage Note.

         17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

         18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

         19. Photograph of the Mortgaged Property (may be part of appraisal).

         20. Survey of the Mortgaged Property, if any.

         21. Sales contract, if applicable.

         22. If available, termite report, structural engineer's report, water portability and septic certification.

         23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

         24. Name affidavit, if applicable.

         Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

                                    EXHIBIT B

                       CUSTODIAL ACCOUNT LETTER AGREEMENT

                                     [Date]

To:      [_______________________]
         (the "Depository")

         As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of June 1, 2002 (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[______________________________________], in trust for the [Purchaser], Owner of Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                    [______________________________________]

                                    By:_____________________________________

                                    Name:___________________________________

                                    Title:__________________________________



         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund, or by the National Credit Union Share Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

                                    [______________________________________]

                                    By:_____________________________________

                                    Name:___________________________________

                                    Title:__________________________________

                                    EXHIBIT C

                         ESCROW ACCOUNT LETTER AGREEMENT
                                     [Date]

To:      [_______________________]
         (the "Depository")

         As "Company" under the Purchase Warranties and Servicing Agreement, dated as of June 1, 2002 (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[__________________________], in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                    [______________________________________]

                                    By:_____________________________________

                                    Name:___________________________________

                                    Title:__________________________________

         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund, or by the National Credit Union Share Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

                                    [______________________________________]

                                    By:_____________________________________

                                    Name:___________________________________

                                    Title:__________________________________

                                    EXHIBIT D

            FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

         This is a Purchase, Assignment, Assumption and Recognition Agreement (this "PAAR Agreement") made as of __________, 200__, among _______________ (the
"Assignor"), ___________________ (the "Assignee"), and _______________________
(the "Company").

         In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the "Assigned Loans") listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of June 1, 2002, between Assignor and Company (the "Purchase Agreement") shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

                       PURCHASE, ASSIGNMENT AND ASSUMPTION

         1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

         2. Simultaneously with the execution hereof, (a) Assignee shall pay to Assignor the "Funding Amount" as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the "Confirmation") and (b) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         3. Assignor warrants and represents to Assignee and Company as of the date hereof:

         a. Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         b. Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee's interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

         c. There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

         d. Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

         e. Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

         f. Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         g. No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

         h. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

         4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

         a. Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

         b. Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         c. No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

         d. Assignee agrees to be bound as "Purchaser" by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as "Purchaser" thereunder but solely with respect to such Assigned Loans.

         5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

         a. Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         b. Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

         c. Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         d. No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

         e. No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

                  (1) Recognition of Assignee

         6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

                  (a)      Miscellaneous


         7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:


                  In the case of Company,

                  -----------------------------------------
                  -----------------------------------------
                  -----------------------------------------
                  With a copy to --------------------------.

In the case of Assignor,

                  -----------------------------------------
                  -----------------------------------------
                  -----------------------------------------


                  In the case of Assignee,

                  -----------------------------------------
                  -----------------------------------------
                  -----------------------------------------
                  with a copy  to:

                  -----------------------------------------
                  -----------------------------------------
                  -----------------------------------------

         8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

         9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

         12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

         13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

         14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

         (b) [Modification of Purchase Agreement

         15. The Company and Assignor hereby amend the Purchase Agreement as follows:

         a. The following definitions are added to Section 1.01 of the Purchase
Agreement:

         SECURITIES ADMINISTRATOR:  ________________________

         SUPPLEMENTAL PMI INSURER:  ________________________

         SUPPLEMENTAL PMI POLICY: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

         TRUSTEE:          ________________________

         b. The following definition is amended and restated:

         INSURANCE PROCEEDS: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

         c. The following are added as the fourth, fifth and sixth paragraphs of
Section 4.08:

         "In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to
Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

         In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

         The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy."

         d. Clause (vi) of Section 6.1 is amended to read as follows:

         "Servicer ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan servicer for more than thirty days, or the Servicer fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or"]

         IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.


                                    Assignor

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                                    --------------------------------------------
                                    Assignee

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                                    --------------------------------------------
                                    Company

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                                  ATTACHMENT 1

                             ASSIGNED LOAN SCHEDULE


                                  ATTACHMENT 2

                  PURCHASE, WARRANTIES AND SERVICING AGREEMENT
(ii)

                                    EXHIBIT E

                              FORM OF TRIAL BALANCE

The trial balance file shall contain the following fields:

                         (RYLAND) FORMAT, SERVICER PERIOD REPORTING

The format should be:
1. Record length of 240
2. ASCII
3. All dates should have DD of "01".

#    M/O   FIELD NAME               POSITION  LENGTH  COBOL "PICTURE"   JUSTIFY
1    O   Master Servicer No.        001-002     2
2    O   Unit Code                  003-004     2
3    M   Loan Number                005-014    10      X(10)
4    O   Borrower Name              015-034    20      X(20)
5    O   Old Payment Amount         035-045    11      S(9)V9(02)
6    O   Old Loan Rate              046-051     6      9(2)V9(04)
7    O   Servicer Fee Rate          052-057     6      9(2)V9(04)
8    M   Servicer Ending Balance    058-068    11      S9(9)V9(02)
9    M   Servicer Next Due Date     069-076     8      CCYYMMDD
10   O   Curtail Amt 1 - Before     077-087    11      S9(9)V9(02)
11   O   Curtail Date 1             088-095     8      CCYYMMDD
12   O   Curtail Amt 1 - After      096-106    11      S9(9)V9(02)
13   O   Curtail Amt 2 - Before     107-117    11      S9(9)V9(02)
14   O   Curtail Date               118-125     8      CCYYMMDD
15   O   Curtail Amt 2 - After      126-136    11      9(9)V9(02)
16   O   Curtail Amt 3 - Before     137-147    11      9(9)V9(02)
17   O   Curtail Date               148-155     8      CCYYMMDD
18   O   Curtail Amt 3 - After      156-166    11      9(9)V9(02)
19   O   New Payment Amount         167-177    11      9(9)V9(02)
20   O   New Loan Rate              178-183     6      (2)V9(04)
21   O   Index Rate                 184-189     6      (2)V9(04)
22   O   Remaining Term             190-192     3      (3)
23   O   Liquidation Amount         193-203    11      9(9)V9(02)
24   O   Action Code                204-205     2      (02)
25   O   Scheduled Principal        206-216    11      9(9)V9(02)
26   O   Scheduled Interest         217-227    11      9(9)V9(02)
27   O   Scheduled Ending Balance   228-238    11      9(9)V9(02)
28   O   FILLER                     239-240     2      (02)

TRAILER RECORD
1    O   Number of Records          001-006     6      9(06)
2    O   FILLER                     007-240   234      X(234)

Field Names and Descriptions:

FIELD NAME                          DESCRIPTION
Master Servicer No.                 Hard code as "01" used internally

Unit Code                           Hard code as "  " used internally

Loan Number                         Investor's loan number

Borrower Name                       Last name of borrower

Old Payment Amount                  P&I amount used for the applied payment

Old Loan Rate                       Gross interest rate used for the applied payment

Servicer Fee Rate                   Servicer's fee rate

Servicer Ending Balance             Ending actual balance after a payment has
                                    been applied

Servicer Next Due Date              Borrower's next due date for a payment

Curtailment Amount 1 - Before       Amount of curtailment applied before the payment

Curtailment Date 1                  Date of curtailment should coincide with the
                                    payment date applicable to the curtailment

Curtailment Amount 1 - After        Amount of curtailment applied after the payment

Curtailment Amount 2 - Before       Amount of curtailment applied before the payment

Curtailment Date 2                  Date of curtailment should coincide with the
                                    payment date applicable to the curtailment

Curtailment Amount 2 - After        Amount of curtailment applied after the payment

Curtailment Amount 3 - Before       Amount of curtailment applied before the payment

Curtailment Date 3                  Date of curtailment should coincide with the
                                    payment date applicable to the curtailment

Curtailment Amount 3 - After        Amount of curtailment applied after the payment

New Payment Amount For ARM, Equal, or Buydown loans, when a payment change occurs, this is the scheduled payment

New                                 Loan Rate For ARM loans, when the gross
                                    interest rate change occurs, this is the scheduled rate

Index Rate                          For ARM loans, the index rate used in
                                    calculating the new gross interest rate

Remaining Term                      For ARM loans, the number of months left on
                                    the loan used to determine the new P&I
                                    amount

Liquidation Amount                  The payoff amount of the loan

Action Code                         For delinquent loans:
                                    12 -- Relief Provisions
                                    15 -- Bankruptcy/Litigation
                                    20 -- Referred for Deed-in-lieu, short sale
                                    30 -- Referred to attorney
                                    to begin foreclosure 60 --
                                    Loan Paid in full 70 --
                                    Real Estate Owned


Scheduled Principal                 Amount of principal from borrower payment
                                    due to bondholder

Scheduled Interest                  Amount of interest from borrower payment due
                                    to bondholder

Scheduled Ending Balance            Ending scheduled balance of loan

FILLER                              Should be filled with spaces

                                    EXHIBIT G

                  REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE:      Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________


Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____    Other (explain)
____________________________________________________
____________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

         Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
     Signature
   ________________________________
         Title

Send documents to: _____________________________________________
____________________________________________________
____________________________________________________

Acknowledgement:

         Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan has been returned and received by the Purchaser.


Dated:________________

By:________________________________
     Signature

   ________________________________
     Title

         (b)      EXHIBIT H


                             UNDERWRITING GUIDELINES

ELIGIBILITY

Eligible Products:

          Fixed Rate 30 Year Mortgage
          Fixed Rate 15 Year Mortgage
          One Year Treasury ARM
          Three/One Treasury ARM
          Five/One Treasury ARM
          Seven/One Treasury ARM
          Ten/One Treasury ARM
          Balloon Mortgages

     Eligible Borrower:
          U.S. Citizen
          Permanent Resident Alien

     Occupancy:
          Primary Residence - Owner Occupied
          Second/Vacation Home - Owner Occupied

     Property Type:
          Single Family
          PUD
          Condominium
          2 - 4 Family

     Credit Grade
     Standards:    A+, A (as defined byU.S. Central's credit grades)

     Income
     Documentation
          Full Doc
          Stated Income





         (i)      CREDIT GRADES


         CREDIT QUALITY      CREDIT SCORE               PAYMENT HISTORY, BANKRUPTCY,  FORECLOSURE, MAJOR  RATIOS
                                                        ADVERSE CREDIT
---------------------------- -------------------------- ------------------------------------------------- ------------
(2)      A +                 720 +                      PAYMENT HISTORY:  No 0x30 in past 12 months.  No  ARM 33/38%
                                                        other delinquencies
                                                        BANKRUPTCIES: None                                FIXED
                                                        FORECLOSURES:  None                               36/40%
                                                        MAJOR ADVERSE CREDIT:  None reported in the past
                                                        24 months.
---------------------------- -------------------------- ------------------------------------------------- ------------
A                            680-719                    PAYMENT HISTORY:  No 0x30 in past 12 months.  No  ARM 33/38%
                                                        other delinquencies
                                                        BANKRUPTCIES: None in past 7 years                FIXED
                                                        FORECLOSURES:  None in past 7 years               36/40%
                                                        MAJOR ADVERSE CREDIT:  None reported in the past
                                                        24 months.
---------------------------- -------------------------- ------------------------------------------------- ------------

                                              FULL INCOME DOCUMENTATION
--------------------------------- ---------------- ------------------------- ------------------------ ----------------
         Property Type            Maximum Loan      Purchase or Rate/Term         Cash-out Refi       Maximum Cash
                                  Amount                     Refi                                     Out

--------------------------------- ---------------- ------------ ------------ ----------- ------------ ----------------
                                                     Max LTV     Max CLTV     Max LTV     Max CLTV
----------------------------------------------------------------------------------------------------------------------
PRIMARY RESIDENCE, OWNER OCCUPIED
--------------------------------- ----------------- ------------ ----------- ------------ ------------ ---------------
o    Single family unit           $300,000          95%          95%         75%          75%          $200,000
     (detached, semi-detached,
     attached)
o    PUD (attached or
     detached)
o    Condo 1 to 4 stories
--------------------------------- ----------------- ------------ ----------- ------------ ------------ ---------------
                                  $400,000          90%          95%         75%          75%          $200,000
--------------------------------- ----------------- ------------ ----------- ------------ ------------ ---------------
                                  $650,000          80%          95%         70%          75%          $200,000
--------------------------------- ----------------- ------------ ----------- ------------ ------------ ---------------
                                  $1,000,000        70%          95%         65%          75%          $200,000
----------------------------------------------------------------------------------------------------------------------
PRIMARY RESIDENCE, OWNER OCCUPIED
----------------------------------------------------------------------------------------------------------------------
o    2 to 4 units                 $300,000          85%          85%
     (detached, semi-detached,
     attached)
o    Condo 1 to 4 stories
--------------------------------- ----------------- ------------ -----------
                                  $400,000          80%          85%
--------------------------------- ----------------- ------------ -----------
                                  $650,000          75%          85%
--------------------------------- ----------------- ------------ -----------
                                  $1,000,000        65%          85%
----------------------------------------------------------------------------------------------------------------------
SECOND/VACATION, OWNER OCCUPIED
----------------------------------------------------------------------------------------------------------------------
o    Single family unit           $300,000          85%          85%
     (detached, semi-detached,
     attached)
o    PUD (attached or
     detached)
o    Condo 1 to 8 stories
--------------------------------- ----------------- ------------ -----------
                                  $400,000          80%          85%
--------------------------------- ----------------- ------------ -----------
                                  $650,000          75%          85%
--------------------------------- ----------------- ------------ -----------
                                  $1,000,000        65%          85%
--------------------------------- ----------------- ------------ -----------



                                             STATED INCOME DOCUMENTATION
--------------------------------- ---------------- ------------------------- ------------------------ ----------------
         Property Type            Maximum Loan      Purchase or Rate/Term         Cash-out Refi       Maximum Cash
                                  Amount                     Refi                                     Out
--------------------------------- ---------------- ------------------------- ------------------------ ----------------
                                                     Max LTV     Max CLTV     Max LTV     Max CLTV
----------------------------------------------------------------------------------------------------------------------
PRIMARY RESIDENCE, OWNER OCCUPIED
----------------------------------------------------------------------------------------------------------------------
o    Single family unit           $300,000          75%          75%         Not          Not          N/A
     (detached, semi-detached,                                               eligible     eligible
     attached)
o    PUD (attached or
     detached)
o    Condo 1 to 4 stories
--------------------------------- ----------------- ------------ ----------- ------------ ------------ ---------------
                                  $400,000          75%          75%         Not          Not          N/A
                                                                             eligible     eligible
--------------------------------- ----------------- ------------ ----------- ------------ ------------ ---------------
                                  $650,000          70%          75%         Not          Not          N/A
                                                                             eligible     eligible
--------------------------------- ----------------- ------------ ----------- ------------ ------------ ---------------
                                  $1,000,000        65%          75%         Not          Not          N/A
                                                                             eligible     eligible
----------------------------------------------------------------------------------------------------------------------
PRIMARY RESIDENCE, OWNER OCCUPIED
----------------------------------------------------------------------------------------------------------------------
o    2 to 4 units                 $300,000          70%          70%
     (detached, semi-detached,
     attached)
o    Condo 1 to 4 stories
--------------------------------- ----------------- ------------ -----------
                                  $400,000          65%          70%
--------------------------------- ----------------- ------------ -----------
                                  $650,000          65%          70%
--------------------------------- ----------------- ------------ -----------
                                  $1,000,000        60%          70%
----------------------------------------------------------------------------------------------------------------------
SECOND/VACATION, OWNER OCCUPIED
----------------------------------------------------------------------------------------------------------------------
o    Single family unit           $300,000          70%          70%
     (detached, semi-detached,
     attached)
o    PUD (attached or
     detached)
o    Condo 1 to 8 stories
--------------------------------- ----------------- ------------ -----------
                                  $400,000          65%          70%
--------------------------------- ----------------- ------------ -----------
                                  $650,000          65%          70%
--------------------------------- ----------------- ------------ -----------
                                  $1,000,000        60%          70%
--------------------------------- ----------------- ------------ -----------


For stated income documentation, the reserve requirement should be equal to at least 6 months PITI (principal, interest, taxes and insurance) liquid reserves remaining after closing, exclusive of closing costs and cash-out received unless the member has at least a $50,000 equity investment in the subject property.

FANNIE MAE DESKTOP UNDERWRITER

Loans underwritten by Fannie Mae Desktop Underwriter are acceptable for this program as long as they fall withinU.S. Central's LTV guidelines, have full appraisals and meet the below additional requirements. For each loan that has been underwritten by Fannie Mae Desktop Underwriter, U.S. Central requires that a printed copy of the Fannie Mae Desktop Underwriter Feedback certificate be submitted to U.S. Central in the loan file and that certificate must contain the following information:

o        Borrower Name,
o        Lender Case Number,
o        Recommendation of "Approved-Eligible" or "Approved-Ineligible",
o        Verification Messages/ Approval Conditions,
o        Observations,
o        Total LTV Calculated by Fannie Mae Desktop Underwriter,
o        The full credit report provided by Fannie Mae Desktop Underwriter.

         Each approval condition must be satisfied with the exception of loan balance exceeding Fannie Mae loan limits.


         The following Credit Standards will apply to all loans approved through Desktop Underwrite:

o        Full documentation loans must have a credit score of 620 or above.
o        Stated Income documentation must have a credit score of 680 or above.
o Housing history - no 30 day lates in the past 12 months and no 60 day lates in the past 24 months
o Bankruptcy/Foreclosure - On Full documentation loans, a minimum of 4 years must have elapsed from discharge for credit scores of 680 or greater, loans with a credit score of 679 or less a minimum of 7 years must have elapsed. Stated Income loans require a minimum of 7 years since discharge.

Maximum Debt-to-income "DTI" ratios for fixed rate loans are 36/40% and 33/38% for ARM loans. ARM loans are qualified at the rate that could be in effect at the start of the second year. Flexibility in ratio guidelines may be allowed with adequate compensating factors and a minimum FICO credit score based on the product:

------------------ -------------------- ------------------------------------
Grade              Standard DTI Ratio   Ratio with compensating factors
------------------ -------------------- ------------------------------------
A+, A              38% (ARM)            42% (ARM)
                   40% (FRM)            45% (FRM)
------------------ -------------------- ------------------------------------

A minimum of two of the following compensating factors are required for DTI parameters to exceed stated program guidelines:

o        Borrower's own equity reduces LTV by 10% below program maximum;
o Housing payment and total debt are less than or equal to the Borrower's current payment levels;
o Six months reserves where two or fewer months reserves are required by the program;
o        LTV is 65% or less; or
o Ability to dedicate more income to housing expense as evidenced by residual income (a standard of $2,000); only applies to full documentation program.

In addition to at least two compensating factors as stated above, a minimum FICO credit score for full documentation is required as follows:

o        680 credit score

No exception to LTV or CLTV parameters is allowed in conjunction with a DTI exception. All loans must have a full appraisal.

                                    EXHIBIT I


                                   TERM SHEET

         This TERM SHEET (the "Term Sheet") dated _____________, between EMC MORTGAGE CORPORATION, as Purchaser, a Delaware corporation, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas, 75014-1358 (the "Purchaser"), and U.S. CENTRAL CREDIT UNION, a Kansas corporation, with offices located at 7300 College Blvd., Suite 600, Overland Park, Kansas 66210 (the "Company"), is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of June 1, 2002, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

         The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company's right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as
SCHEDULE I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1.       DEFINITIONS

         For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(AS OF THE CUT-OFF DATE):

CLOSING DATE:

CUSTODIAN:

CUT-OFF DATE:

Initial Weighted Average
MORTGAGE LOAN REMITTANCE RATE:

MORTGAGE LOAN:

PURCHASE PRICE PERCENTAGE:

SERVICING FEE RATE:

ADDITIONAL CLOSING CONDITIONS:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions:

ADDITIONAL LOAN DOCUMENTS:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans:
[None]

[ADDITIONAL] [MODIFICATION] OF REPRESENTATIONS AND WARRANTIES:

         [In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage
         Loans: [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]


Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.


                                    EMC MORTGAGE CORPORATION

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------




                                    U.S. CENTRAL CREDIT UNION

                                    By:
                                       -----------------------------------------
                                    Name:
                                           -------------------------------------
                                    Title:
                                            ------------------------------------

                                   SCHEDULE I

                             MORTGAGE LOAN SCHEDULE

                                                                     EXHIBIT H-9

                               SERVICING AGREEMENT

                                  PHH MORTGAGE


             MORTGAGE LOAN FLOW PURCHASE, SALE & SERVICING AGREEMENT

         This Mortgage Loan Flow Purchase, Sale & Servicing Agreement, dated as of April 26, 2001, is entered into between EMC Mortgage Corporation, as the Purchaser ("Purchaser"), Cendant Mortgage Corporation ("Cendant Mortgage") and Bishop's Gate Residential Mortgage Trust (formerly known as Cendant Residential Mortgage Trust) (the "Trust," together with Cendant Mortgage, the "Sellers" and individually, each a "Seller"), as the Sellers.


                              PRELIMINARY STATEMENT

         1. Cendant Mortgage is engaged in the business, INTER ALIA, of making loans to individuals, the repayment of which is secured by a first lien mortgage on such individuals' residences (each, a "MORTGAGE LOAN"). The Trust is engaged in the business of purchasing such Mortgage Loans from Cendant Mortgage and selling same to investors.

         2. Purchaser is engaged in the business, INTER ALIA, of purchasing Mortgage Loans for its own account.

         3. Cendant Mortgage has established certain terms, conditions and loan programs, as described in Cendant Mortgage's Program and Underwriting Guidelines (the "CENDANT GUIDE") and Purchaser is willing to purchase Mortgage Loans that comply with the terms of such terms, conditions and loan programs. The applicable provisions of the Cendant Guide are attached hereto as Schedule C.

         4. Purchaser and Sellers desire to establish a flow program whereby Cendant Mortgage will make Mortgage Loans which meet the applicable provisions of the Cendant Guide, and Purchaser will, on a regular basis, purchase such Mortgage Loans from Cendant Mortgage or the Trust, as applicable, provided the parties agree on the price, date and other conditions or considerations as set forth in this Agreement.

         5. Purchaser and Sellers wish to prescribe the terms and manner of purchase by the Purchaser and sale by the Sellers of the Mortgage Loans, and the management and servicing of the Mortgage Loans by Cendant Mortgage, as the Servicer (the "Servicer"), in this Agreement.


         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Purchaser and the Sellers agree as follows:

                             ARTICLE I: DEFINITIONS

         Section 1.01 DEFINED TERMS.

         Whenever used in this Agreement, the following words and phrases shall have the following meaning specified in this Article:

         "ACCEPTABLE SERVICING PROCEDURES: THE PROCEDURES, INCLUDING PRUDENT COLLECTION AND LOAN ADMINISTRATION PROCEDURES, AND THE STANDARD OF CARE (I) EMPLOYED BY PRUDENT MORTGAGE SERVICERS WHICH SERVICE MORTGAGE LOANS OF THE SAME TYPE AS THE MORTGAGE LOANS IN HE JURISDICTIONS IN WHICH THE RELATED MORTGAGE PROPERTIES ARE LOCATED AND (II) IN ACCORDANCE WITH FNMA GUIDE, SUBJECT TO ANY VARIANCES NEGOTIATED WITH FNMA AND SUBJECT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT. SUCH STANDARD OF CARE SHALL NOT BE LOWER THAN THAT THE SERVICER CUSTOMARILY EMPLOYS AND EXERCISES IN SERVICING AND ADMINISTERING SIMILAR MORTGAGE LOANS FOR ITS OWN ACCOUNT AND SHALL BE IN FULL COMPLIANCE WITH ALL FEDERAL, STATE, AND LOCAL LAWS, ORDINANCES, RULES AND REGULATIONS.

         "Affiliate": When used with reference to a specified Person, any Person that (i) directly or indirectly controls or is controlled by or is under common control with the specified Person, (ii) is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, or (iii) directly or indirectly is the beneficial owner of 10% or more of any class of equity securities of the specified Person or of which the specified person is directly or indirectly the owner of 10% or more of any class of equity securities.

         "Agreement": This Mortgage Loan Flow Purchase, Sale & Servicing Agreement between the Purchaser and the Sellers.

         "ALTA":  The American Land Title Association or any successor thereto..

         "Appraised Value": With respect to any Mortgaged Property, the lesser of: (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the minimum requirements of FNMA and FHLMC; or (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan; PROVIDED that, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property shall be based solely upon the value determined by an appraisal made for the originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by an appraiser who met the minimum requirements of FNMA and FHLMC.

         "ARM Loan": An "adjustable rate" Mortgage Loan, the Note Rate of which is subject to periodic adjustment in accordance with the terms of the Mortgage Note.

         "Assignment": An individual assignment of a Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

         "Bankruptcy Code": The Bankruptcy Reform Act of 1978 (11 U.S.C. ss.ss. 101-1330), as amended, modified, or supplemented from time to time, and any successor statute, and all rules and regulations issued or promulgated in connection therewith.

         "Business Day": Any day other than (i) a Saturday or Sunday, or (ii) a day on which the Federal Reserve is closed.

         "Buydown Mortgage Loan": Any Mortgage Loan in respect of which, pursuant to a buydown agreement, (i) the Mortgagor pays less than the full monthly payments specified in the Mortgage Note for a specified period, and (ii) the diference between the payments required under such buydown agreement and the Mortgage Note is provided from buydown funds.

         "Cendant Guide": As defined in paragraph 3 of the Preliminary Statement to this Agreement.

         "Closing Documents": With respect to the initial Funding Date, the following documents:

         (A) two counterparts to this Agreement

         (B) the final Mortgage Loan Schedule for the related Transaction

         (C) the related Term Sheet

         "Code":  The Internal Revenue Code of 1986, as amended.

         "Collection Account": The separate trust account or accounts created and maintained pursuant to Section 5.04 which shall be an Eligible Account and which shall be entitled "Cendant Mortgage Corporation, as servicer and custodian for the Purchaser of Mortgage Loans under the Mortgage Loan Flow Purchase, Sale & Servicing Agreement, dated as of April 26, 2001 ."

         "Condemnation Proceeds": All awards or settlements in respect of a taking of an entire Mortgaged Property or a part thereof by exercise of the power of eminent domain or condemnation.

          "Credit Documents": Those documents, comprising part of the Mortgage File, required of the Mortgagor, as described in Section 2 (Specific Loan Program Guidelines) of the Guide.

         "Cut Off Date": The first day of the month in which the related Funding Date occurs.

         "Defective Mortgage Loan": As defined in SECTION 3.04(3).

         "Determination Date": The 15th day of each calendar month, commencing on the 15th day of the month following the Funding Date, or, if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day.

         "Due Date": With respect to any Mortgage Loan, the day of the month on which each Monthly Payment is due thereon, exclusive of any days of grace.

         "Eligible Account": One or more accounts (i) that are maintained with a depository institution the long-term unsecured debt obligations of which have been rated by each Rating Agency in one of its two highest rating categories at the time of any deposit therein, (ii) that are trust accounts with any depository institution held by the depository institution in its capacity as a corporate trustee, or (iii) the deposits in which are insured by the FDIC (to the limits established by the FDIC) and the uninsured deposits in which are otherwise secured such that the Purchaser has a claim with respect to the funds in such accounts or a perfected first security interest against any collateral securing such funds that is superior to claims of any other depositors or creditors of the depository institution with which such accounts are maintained. In addition, solely with respect to Mortgage Loans which are not part of a securitization, "Eligible Account" shall include any accounts that meet the standards established from time to time by FNMA for eligible custodial depositories.

         "Environmental Assessment": A "Phase I" environmental assessment of a Mortgaged Property prepared by an Independent Person who regularly conducts environmental assessments and who has any necessary license(s) required by applicable law and has five years experience in conducting environmental assessments.

         "Environmental Conditions Precedent to Foreclosure": As defined in
SECTION 5.15(v).

         "Environmental Laws": All federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

         "Escrow Account": The separate trust account or accounts created and maintained pursuant to Section 5.06 which shall be an eligible account which shall be entitled "Cendant Mortgage Corporation, as servicer and custodian for the Purchaser under the Mortgage Loan Flow Purchase, Sale & and Servicing Agreement, dated as of April 26, 2001 (as amended), and various mortgagors."

         "Escrow Payments": The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to any Mortgage Loan.

         "Event of Default": Any one of the conditions or circumstances enumerated in SECTION 10.01.

         "FDIC": The Federal Deposit Insurance Corporation or any successor organization.

         "FHLMC": The Federal Home Loan Mortgage Corporation (also known as Freddie Mac) or any successor organization.

         "FHLMC Servicing Guide": The FHLMC/Freddie Mac Sellers' and Servicers' Guide in effect on and after the Funding Date.

         "Fidelity Bond": A fidelity bond to be maintained by the Servicer pursuant to SECTION 5.12.

         "FNMA": The Federal National Mortgage Association (also known as Fannie
Mae) or any successor organization.

         "FNMA Guide": The FNMA/Fannie Mae Selling Guide and the Servicing Guide, collectively, in effect on and after the Funding Date.

         "Funding Date": Each date that Purchaser purchases Mortgage Loans from the Sellers hereunder.

         "Gross Margin": With respect to each ARM Loan, the fixed percentage added to the Index on each Rate Adjustment Date, as specified in each related Mortgage Note and listed in the Mortgage Loan Schedule.

         "Independent": With respect to any specified Person, such Person who:
(i) does not have any direct financial interest or any material indirect financial interest in the applicable Mortgagor, the Sellers, the Purchaser, or their Affiliates; and (b) is not connected with the applicable Mortgagor, the Sellers, the Purchaser, or their respective Affiliates as an officer, employee, promoter, underwriter, trustee, member, partner, shareholder, director, or Person performing similar functions.

         "Index": With respect to each ARM Loan, on each Rate Adjustment Date, the applicable rate index set forth on the Mortgage Loan Schedule, which shall be an index described on such Mortgage Loan Schedule.

     "Insolvency Proceeding": With respect to any Person: (i) any case, action, or proceeding with respect to such Person before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up, or relief of debtors; or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of the creditors generally of such Person or any substantial portion of such Person's creditors; in any case undertaken under federal, state or foreign law, including the Bankruptcy Code.

         "Insurance Proceeds": Proceeds of any Primary Insurance Policy, title policy, hazard policy or other insurance policy covering a Mortgage Loan, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance Acceptable Servicing Procedures.

         "Lender Paid Mortgage Insurance Rate": The Lender Paid Mortgage Insurance Rate for any lender-paid Primary Insurance Policy shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

         "Legal Documents": Those documents, comprising part of the Mortgage File, set forth in Schedule B-1 of this Agreement.

         "Liquidation Proceeds": Amounts, other than Insurance Proceeds and Condemnation Proceeds, received by the Servicer in connection with the liquidation of a defaulted Mortgage Loan through trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property in accordance with the provisions hereof.

         "Loan-to-Value Ratio" or "LTV": With respect to any Mortgage Loan, the original principal balance of such Mortgage Loan divided by the lesser of the Appraised Value of the related Mortgaged Property or the purchase price. The Loan-to-Value Ratio of any Additional Collateral Mortgage Loan (as defined in
Exhibit 10 hereto) shall be calculated by reducing the principal balance of such Additional Collateral Mortgage Loan by the amount of Additional Collateral (as defined in Exhibit 10 hereto) with respect to such Mortgage Loan.

         "MAI Appraiser": With respect to any real property, a member of the American Institute of Real Estate Appraisers with a minimum of 5 years of experience appraising real property of a type similar to the real property being appraised and located in the same geographical area as the real property being appraised.

         "Monthly Advance": The aggregate amount of the advances made by the Servicer on any Remittance Date pursuant to and as more fully described in
SECTION 6.03.

         "Monthly Payment": The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

         "Monthly Period": The period commencing on the day after each Record Date during the term hereof and ending on the next succeeding Record Date during the term hereof (or, if earlier, the date on which this Agreement terminates).

         "Mortgage": The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

         "Mortgaged Property": With respect to a Mortgage Loan, the underlying real property securing repayment of a Mortgage Note, consisting of a fee simple estate.

         "Mortgage File": With respect to a particular Mortgage Loan, those origination and servicing documents, escrow documents, and other documents as are specified on Schedule B to this Agreement.

         "Mortgage Loan": Each individual mortgage loan (including all documents included in the Mortgage File evidencing the same, all Monthly Payments, Principal Prepayments , Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, and other proceeds relating thereto, and any and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith) which is the subject of this Agreement. The Mortgage Loans subject to this Agreement shall be identified on Mortgage Loan Schedules prepared in connection with each Funding Date.

         "Mortgage Loan Remittance Rate": The gross interest rate of the Mortgage Loans less the Servicing Fee Rate and Lender Paid Mortgage Insurance Rate, if applicable.

" MORTGAGE LOAN SCHEDULE: With respect to the Mortgage Loans included in a Loan Pool to be sold pursuant to this Agreement on any Funding Date, the Schedule or Schedules of Mortgage Loans agreed to by the parties that describes such Mortgage Loans, which Schedule shall set forth at least the following information with respect to each Mortgage Loan to the extent applicable: (1) the Mortgage Loan identifying number, (2) the city, state and zip code of the Mortgaged Property, (3) the Mortgage Interest Rate as of the applicable Cut-off Date, (4) the Net Rate as of the applicable Cut-off Date, (5) the amount of the Monthly Payment as of the applicable Cut-off Date, (6) with respect to each ARM Loan, the Gross Margin, (7) the scheduled or stated Maturity Date, (8) the Cut-off Date Principal Balance of the Mortgage Loan, (9) the Loan-to-Value Ratio at origination, (10) with respect to each ARM Loan, the first Interest Rate Adjustment Date immediately following the Closing Date for such Mortgage Loan,
(11) with respect to each ARM Loan, the Maximum Mortgage Interest Rate, (12) the Mortgagor's first and last name, (13) a code indicating the Mortgage property occupancy, (14) the type of residential dwelling constituting the Mortgaged Property, (15) the original months to maturity, (16) the original date of the Mortgage Loan and the remaining months to maturity from the Cut-off Date based on the original amortization schedule, (17) the date on which the first Monthly Payment was due on the Mortgage Loan, (18) the amount of the Monthly Payment at origination, (19) the last Due Date on which a Monthly Payment was actually applied to the Unpaid Principal Balance, (20) the original principal amount of the Mortgage Loan, (21) a code indicating the purpose of the loan (i.e., purchase financing, rate/term refinancing, cash-out refinancing), (22) the Mortgage Interest Rate at origination, (23) with respect to each ARM Loan, the periodic rate cap, (24) with respect to each ARM Loan, the Index, (25) a code indicating whether the Mortgage Loan is an ARM Loan or a fixed rate Mortgage Loan, (26) a Primary Mortgage Insurance insurer code, percent and policy number (if applicable), (27) the Appraised Value of the Mortgaged Property, (28) the sale price of the Mortgaged Property, if applicable, (29) a code indicating if the Mortgage Loan is subject to a prepayment penalty, (30) the Servicing Fee Rate, (31) a code indicating whether or not the Mortgage Loan is the subject of a lender-paid Primary Insurance Policy and, if so the name of the insurer, the coverage percentage, the policy number and the Lender Paid Mortgage Insurance Rate (32) if the Due Date is other than the first day of the month, the Due Date, (33) the first Interest Rate Adjustment Date after origination, (34) the Initial Rate Cap, (35) the Minimum Mortgage Interest Rate, (36) a code indicating the document type (e.g., full, alt, etc.), (37) a credit score or mortgage score, (38) a code indicating whether or not the Mortgage Loan is subjuect of a buydown and, if so, the period and terms o the buydowns (e.g. 3-2-1, 2-1, ect), (39) a code indicating whether the Mortgage Loan is an additional collateral Mortgage Loan and the product code (e.g., Mortgage 100, Parent Power, ect.), and (40) if applicable, the pledge amount, (41) if applicable, the effective loan-to-value ratio. In addition, with respect to Mortgage Loans in the aggregate, the Schedule shall set forth at least the following information for Mortgage Loans: Cut-Off Date Principal Balance, weighted average of the Net Rates and weighted average time to maturity. "Mortgage Loan Schedule" is the collective reference to each of the Mortgage Loan Schedules delivered by the Sellers to the Purchaser pursuant to this Agreement.

         Mortgage Loan Schedule": The list of Mortgage Loans identified on each Funding Date that sets forth the information with respect to each Mortgage Loan that is specified on Schedule A hereto. A Mortgage Loan Schedule will be prepared for each Funding Date."Mortgage Note": The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

         "Mortgagor":  The obligor on a Mortgage Note.

         "Note Rate": With respect to any Mortgage Loan at any time any determination thereof is to be made, the annual rate at which interest accrues thereon.

         "Officers' Certificate": A certificate signed by (i) the President or a Vice President and (ii) the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Servicer, and delivered by the Servicer to the Purchaser as required by this Agreement.

         "Payoff": With respect to any Mortgage Loan, any payment or recovery received in advance of the last scheduled Due Date of such Mortgage Loan, which payment or recovery consists of principal in an amount equal to the outstanding principal balance of such Mortgage Loan, all accrued and unpaid prepayment penalties, premiums, and/or interest with respect thereto, and all other unpaid sums due with respect to such Mortgage Loan.

         "Permitted Investments": Any one or more of the obligations and securities listed below which investment provides for a date of maturity not later than the Determination Date in each month:

                  (2) (I) DIRECT OBLIGATIONS OF, AND OBLIGATIONS FULLY GUARANTEED BY, THE UNITED STATES OF AMERICA, OR ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OF AMERICA THE OBLIGATIONS OF WHICH ARE BACKED BY THE FULL FAITH AND CREDIT OF THE UNITED STATES OF AMERICA; AND

                  (3) (II) FEDERAL FUNDS, DEMAND AND TIME DEPOSITS IN, CERTIFICATES OF DEPOSITS OF, OR BANKERS' ACCEPTANCES ISSUED BY, ANY DEPOSITORY INSTITUTION OR TRUST COMPANY INCORPORATED OR ORGANIZED UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE THEREOF AND SUBJECT TO SUPERVISION AND EXAMINATION BY FEDERAL AND/OR STATE BANKING AUTHORITIES, SO LONG AS AT THE TIME OF SUCH INVESTMENT OR CONTRACTUAL COMMITMENT PROVIDING FOR SUCH INVESTMENT THE COMMERCIAL PAPER OR OTHER SHORT-TERM DEBT OBLIGATIONS OF SUCH DEPOSITORY INSTITUTION OR TRUST COMPANY (OR, IN THE CASE OF A DEPOSITORY INSTITUTION OR TRUST COMPANY WHICH IS THE PRINCIPAL SUBSIDIARY OF A HOLDING COMPANY, THE COMMERCIAL PAPER OR OTHER SHORT-TERM DEBT OBLIGATIONS OF SUCH HOLDING COMPANY) ARE RATED "P-1" BY MOODY'S INVESTORS SERVICE, INC. AND THE LONG-TERM DEBT OBLIGATIONS OF SUCH HOLDING COMPANY) ARE RATED "P-1" BY MOODY'S INVESTORS SERVICE, INC. AND THE LONG-TERM DEBT OBLIGATIONS OF SUCH DEPOSITORY INSTITUTION OR TRUST COMPANY (OR, IN THE CASE OF A DEPOSITORY INSTITUTION OR TRUST COMPANY WHICH IS THE PRINCIPAL SUBSIDIARY OF A HOLDING COMPANY, THE LONG-TERM DEBT OBLIGATIONS OF SUCH HOLDING COMPANY) ARE RATED AT LEAST "AA" BY MOODY'S INVESTORS SERVICE, INC.;

PROVIDED, HOWEVER, that no such instrument shall be an Eligible Investment if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument, or (ii) both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

         "Person": Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, incorporated organization or government or any agency or political subdivision thereof.

         "Prepaid Monthly Payment": Any Monthly Payment received prior to its scheduled Due Date and which is intended to be applied to a Mortgage Loan on its scheduled Due Date.

         "Primary Insurance Policy": Each primary policy of mortgage insurance in effect with respect to a Mortgage Loan and as so indicated on the Mortgage Loan Schedule, or any replacement policy therefor obtained by the Servicer pursuant to Section 5.08.

         "Principal Prepayment": Any payment or other recovery of principal on a Mortgage Loan (including a Payoff), other than a Monthly Payment or a Prepaid Monthly Payment which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment and which is intended to reduce the principal balance of the Mortgage Loan.

         "Purchaser": EMC Mortgage Corporation or its successor in interest or any successor under this Agreement appointed as herein provided.

         "Purchaser's Account": The account of the Purchaser at a bank or other entity most recently designated in a written notice by the Purchaser to the Sellers as the "Purchaser's Account."

          "Purchase Price": as to each Mortgage Loan to be sold hereunder, the price set forth in the Purchase Price and Terms Letter and related Term Sheet.

         "Purchase Price and Terms Letter": With respect to each purchase of Mortgage Loans, that certain letter agreement setting forth the general terms and conditions of such transaction and identifying the Mortgage Loans to be purchased thereunder by and between the Seller and the Purchaser.

         "Qualified Mortgage Insurer": American Guaranty Corporation, Commonwealth Mortgage Assurance Company, General Electric Mortgage Insurance Companies, Mortgage Guaranty Insurance Corporation, PMI Mortgage Insurance Company, Republic Mortgage Insurance Company or United Guaranty Residential Insurance Corporation.

         "Rate Adjustment Date": With respect to each ARM Loan, the date on which the Note Rate adjusts.

         "Rating Agency": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Moody's Investors Service, Inc., Fitch Investors Service, Inc. or Duff & Phelps Credit Rating Co.

         "Record Date": The close of business of the last Business Day of the month preceding the month of the related Remittance Date.

         "Refinanced Mortgage Loan": A Mortgage Loan that was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

         "REMIC": A "real estate mortgage investment conduit" within the meaning of Section 860D of the Internal Revenue Code or any similar tax vehicle providing for the pooling of assets (such as a Financial Asset Security Investment Trust).

         "Remittance Date": The 18th day of each calendar month, commencing on the 18th day of the month following the Funding Date, or, if such 18th day is not a Business Day, then the next Business Day immediately preceding such 18th day.

         "Remittance Rate": With respect to each Mortgage Loan, the related Note Rate minus the Servicing Fee Rate.

         "REO Disposition": The final sale by the Servicer of any REO Property.

         "REO DISPOSITION PROCEEDS": Amounts received by the Company in connection with a related REO Disposition.

         "REO Property": A Mortgaged Property acquired by the Servicer on behalf of the Purchaser as described in SECTION 5.13.

         "Repurchase Price": As to (a) any Defective Mortgage Loan required to be repurchased hereunder with respect to which a breach occurred or (b) any Mortgage Loan required to be repurchased pursuant to SECTION 3.04 and/or SECTION 7.02, an amount equal to the Unpaid Principal Balance of such Mortgage Loan at the time of repurchase; PLUS (2) interest on such Mortgage Loan at the applicable Note Rate from the last date through which interest has been paid and distributed to the Purchaser hereunder to the end of the month of repurchase; MINUS (3) any amounts received in respect of such Defective Mortgage Loan which are being held in the Collection Account for future remittance.

         "Scheduled Principal Balance": With respect to any Mortgage Loan, (i) the outstanding principal balance as of the Funding Date after application of principal payments due on or before such date whether or not received, minus
(ii) all amounts previously remitted to the Purchaser with respect to such Mortgage Loan representing (a) payments or other recoveries of principal, or (b) advances of principal made pursuant to Section 6.03.

         "Sellers": Cendant Mortgage Corporation, a New Jersey corporation and Bishop's Gate Residential Mortgage Trust (formerly known as Cendant Residential Mortgage Trust), a Delaware business trust, or their successors in interest or any successor under this Agreement appointed as herein provided.

         "Servicer": Cendant Mortgage Corporation, a New Jersey corporation.

         "Servicer's Mortgage File": The documents pertaining to a particular Mortgage Loan which are specified on EXHIBIT S-1 attached hereto and any additional documents required to be included or added to the "Servicer's Mortgage File" pursuant to this Agreement.

         "Servicing Advances": All "out of pocket" costs and expenses that are customary, reasonable and necessary which are incurred by the Servicer in the performance of its servicing obligations hereunder, including (without duplication) (i) reasonable attorneys' fees and (ii) the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the servicing, management and liquidation of any Specially Serviced Mortgaged Loans and/or any REO Property, and (d) compliance with the Servicer's obligations under SECTION 5.08.

         "Servicing Event": Any of the following events with respect to any Mortgage Loan: (i) any Monthly Payment being more than 60 days delinquent; (ii) any filing of an Insolvency Proceeding by or on behalf of the related Mortgagor, any consent by or on behalf of the related Mortgagor to the filing of an Insolvency Proceeding against such Mortgagor, or any admission by or on behalf of such Mortgagor of its inability to pay such Person's debts generally as the same become due; (iii) any filing of an Insolvency Proceeding against the related Mortgagor that remains undismissed or unstayed for a period of 60 days after the filing thereof; (iv) any issuance of any attachment or execution against, or any appointment of a conservator, receiver or liquidator with respect to, all or substantially all of the assets of the related Mortgagor or with respect to any Mortgaged Property; (v) any receipt by the Servicer of notice of the foreclosure or proposed foreclosure of any other lien on the related Mortgaged Property; (vi) any proposal of a material modification (as reasonably determined by the Seller) to such Mortgage Loan due to a default or imminent default under such Mortgage Loan; or (vii) in the reasonable judgment of the Servicer, the occurrence, or likely occurrence within 60 days, of a payment default with respect to such Mortgage Loan that is likely to remain uncured by the related Mortgagor within 60 days thereafter.

         "Servicing Fee": The annual fee, payable monthly to the Servicer out of the interest portion of the Monthly Payment actually received on each Mortgage Loan. The Servicing Fee with respect to each Mortgage Loan for any calendar month (or a portion thereof) shall be 1/12 of the product of (i) the Scheduled Principal Balance of the Mortgage Loan and (ii) the Servicing Fee Rate applicable to such Mortgage Loan.

         "Servicing Fee Rate": (i) with respect to any ARM Loan, 0.375% per annum; PROVIDED that, prior to the first Rate Adjustment Date with respect to any such Mortgage Loan, such rate may be, at the Servicer's option, not less than 0.25% per annum; and (ii) with respect to any Mortgage Loan other than an ARM Loan, 0.25% per annum. Such rate will be indicated on the Mortgage Loan Schedule.

         "Servicing Officer": Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a written list of servicing officers furnished by the Servicer to the Purchaser upon request therefor by the Purchaser, as such list may from time to time be amended.

         "Specially Serviced Mortgage Loan": A Mortgage Loan as to which a Servicing Event has occurred and is continuing.

         "Unpaid Principal Balance": With respect to any Mortgage Loan, at any time, the actual outstanding principal balance then payable by the Mortgagor under the terms of the related Mortgage Note.

         ARTICLE II: SALE AND CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; DELIVERY OF MORTGAGE LOAN DOCUMENTS

         SECTION 2.01 SALE AND CONVEYANCE OF MORTGAGE LOANS.

         Seller agrees to sell and Purchaser agrees to purchase, from time to time, those certain Mortgage Loans identified in a Mortgage Loan Schedule, on the price and terms set forth herein. Purchaser, on any Funding Date, shall be obligated to purchase only such Mortgage Loans set forth in the applicable Mortgage Loan Schedule attached to the applicable Term Sheet, subject to the terms and conditions of this Agreement and the applicable Term Sheet.

         Purchaser will purchase Mortgage Loan(s) from Seller, from time to time on such Funding Dates as may be agreed upon by Purchaser and Seller.The closing shall, at Purchaser's option be either: by telephone, confirmed by letter or wire as the parties shall agree; or conducted in person at such place, as the parties shall agree. On the Funding Date and subject to the terms and conditions of this Agreement, each Seller will sell, transfer, assign, set over and convey to the Purchaser, without recourse except as set forth in this Agreement, and the Purchaser will purchase, all of the right, title and interest of the applicable Seller in and to the Mortgage Loans being conveyed by it hereunder, as identified on the Mortgage Loan Schedule.

         Examination of the Mortgage Files may be made by Purchaser or its designee as follows. No later than five business days prior to the Funding Date, Seller will deliver to Purchaser or its designee Legal Documents required pursuant to Schedule B. Upon Purchaser's request, Seller shall make the Credit Documents available to Purchaser for review, at Seller's place of business and during reasonable business hours. If Purchaser makes such examination prior to the Funding Date and identifies any Mortgage Loans that do not conform to the Cendant Guide or are otherwise unacceptable to Purchaser, such Mortgage Loans will be deleted from the Mortgage Loan Schedule at Purchaser's discretion. Purchaser may, at its option and without notice to Seller, purchase all or part of the Mortgage Loans without conducting any partial or complete examination. The fact that Purchaser has conducted or has failed to conduct any partial or complete examination of the Mortgage Loan files shall not affect Purchaser's rights to demand repurchase, substitution or other relief as provided herein.

         On the Funding Date and in accordance with the terms herein, Purchaser will pay to Seller, by wire transfer of immediately available funds, the Purchase Price, together with interest at the Mortgage Loan Remittance Rate from the Cut-Off Date to the Funding Date, according to the instructions to be provided, respectively, by Cendant Mortgage and the Trust.

         Purchaser shall be entitled to all scheduled principal due after the Cut-Off Date, all other recoveries of principal collected after the Funding Date and all payments of interest on the Mortgage Loans (minus that portion of any such payment which is allocable to the period prior to the Funding Date). The principal balance of each Mortgage Loan as of the Funding Date is determined after application of payments of principal due on or before the Funding Date whether or not collected. Therefore, payments of scheduled principal and interest prepaid for a due date beyond the Funding Date shall not be applied to the principal balance as of the Funding Date. Such prepaid amounts shall be the property of Purchaser. Seller shall hold any such prepaid amounts for the benefit of Purchaser for subsequent remittance by Seller to Purchaser. All scheduled payments of principal due on or before the Funding Date and collected by Seller after the Funding Date shall belong to Seller.

         Section 2.02 POSSESSION OF MORTGAGE FILES.

         Upon the sale of any Mortgage Loan, the ownership of such Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, payments, proceeds and obligations arising therefrom or in connection therewith, shall then be vested in the Purchaser, and the ownership of all records and documents with respect to such Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and, to the extent retained by the Seller, shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in a custodial capacity only. The contents of such Mortgage File not delivered to the Purchaser or Purchaser's designee are and shall be held in trust by the Seller for the benefit of the Purchaser as the owner thereof and the Sellers' possession of the contents of each Mortgage File so retained is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Seller is in a custodial capacity only. Mortgage Files shall be maintained separately from the other books and records of the Seller. Each Seller shall release from its custody the contents of any Mortgage File only in accordance with written instructions from the Purchaser, except where such release is required as incidental to the Servicer's servicing of the Mortgage Loans or is in connection with a repurchase of any such Mortgage Loan pursuant to SECTION 3.04.

         Any documents released to a Seller or the Servicer in connection with the foreclosure or servicing of any Mortgage Loan shall be held by such Person in trust for the benefit of the Purchaser in accordance with this SECTION 2.02. Such Person shall return to the Purchaser such documents when such Person's need therefor in connection with such foreclosure or servicing no longer exists (unless sooner requested by the Purchaser); PROVIDED that, if such Mortgage Loan is liquidated, then, upon the delivery by a Seller or the Servicer to the Purchaser of a request for the release of such documents and a certificate certifying as to such liquidation, the Purchaser shall promptly release and, to the extent necessary, deliver to such Person such documents.

         At the option of Puchaser, the Mortgage Files shall be held by document custodian in accordance with the terms of a custodial agreement.

         Section 2.03 BOOKS AND RECORDS.

         The sale of each of the Mortgage Loans shall be reflected on the applicable Seller's balance sheet and other financial statements as a sale of assets by the applicable Seller. Each Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans it conveyed to the Purchaser which shall be clearly marked to reflect the sale of each Mortgage Loan to the Purchaser and the ownership of each Mortgage Loan by the Purchaser.

         Section 2.04 DEFECTIVE DOCUMENTS; DELIVERY OF MORTGAGE LOAN DOCUMENTS .

         Subsequent to the Funding Date, if the Purchaser or either Seller finds any document or documents constituting a part of a Mortgage File to be defective or missing in any material respect (in this Section 2.04, a "Defect"), the party discovering such Defect shall promptly so notify the other parties. If the Defect pertains to the Mortgage Note or the Mortgage, then the applicable Seller shall have a period of 45 days within which to correct or cure any such defect after the earlier of such Seller's discovery of same or such Seller being notified of same. If such Defect can ultimately be cured but is not reasonably expected to be cured within such 45 day period, such Seller shall have such additional time as is reasonably determined by the Purchaser to cure or correct such Defect provided that such Seller has commenced curing or correcting such Defect and is diligently pursuing same. If the Defect pertains to any other document constituting a part of a Mortgage File, then such Seller shall have a period of 90 days within which to correct or cure any such Defect after the earlier of such Seller's discovery of same or such Seller being notified of same. If such Defect can ultimately be cured but is not reasonably expected to be cured within the 90 day period, then such Seller shall have such additional time as is reasonably determined by the Purchaser to cure or correct such Defect provided such Seller has commenced curing or correcting such Defect and is diligently pursuing same. Cendant Mortgage hereby covenants and agrees that, if any material Defect cannot be corrected or cured, the related Mortgage Loan shall automatically constitute, upon the expiration of the applicable cure period described above and without any further action by any other party, a Defective Mortgage Loan, whereupon Cendant Mortgage shall repurchase such Mortgage Loan by paying to the Purchaser the Repurchase Price therefor in accordance with SECTION 3.04(3).

         The applicable Seller will, with respect to each Mortgage Loan to be purchased by the Purchaser, deliver and release to the Purchaser the Legal Documents as set forth in Section 2.01. If the applicable Seller cannot deliver an original Mortgage with evidence of recording thereon, original assumption, modification and substitution agreements with evidence of recording thereon or an original intervening assignment with evidence of recording thereon within the applicable time periods, then such Seller shall promptly deliver to the Purchaser such original Mortgages and original intervening assignments with evidence of recording indicated thereon upon receipt thereof from the public recording official, except in cases where the original Mortgage or original intervening assignments are retained permanently by the recording office, in which case, such Seller shall deliver a copy of such Mortgage or intervening assignment, as the case may be, certified by such public recording office to be a true and complete copy of the recorded original thereof.

         If the original Mortgage was not delivered pursuant to the preceding paragraph, then the applicable Seller shall use its best efforts to promptly secure the delivery of such originals and shall cause such originals to be delivered to the Purchaser promptly upon receipt thereof. Notwithstanding the foregoing, if the original Mortgage, original assumption, modification, and substitution agreements, the original of any intervening assignment or the original policy of title insurance is not so delivered to the Purchaser within 180 days following the Funding Date, then, upon written notice by the Purchaser to Cendant Mortgage, the Purchaser may, in its sole discretion, then elect (by providing written notice to Cendant Mortgage) to treat such Mortgage Loan as a Defective Mortgage Loan, whereupon Cendant Mortgage shall repurchase such Mortgage Loan by paying to the Purchaser the Repurchase Price therefor in accordance with SECTION 3.04(3). The fact that the Purchaser has conducted or failed to conduct any partial or complete examination of the Mortgage Files shall not affect its right to demand repurchase or any other remedies provided in this Agreement.

         At the Purchaser's request, the Assignments shall be promptly recorded in the name of the Purchaser or in the name of a Person designated by the Purchaser in all appropriate public offices for real property records. If any such Assignment is lost or returned unrecorded because of a defect therein, then the applicable Seller shall promptly prepare a substitute Assignment to cure such defect and thereafter cause each such Assignment to be duly recorded. All recording fees related to such a one-time recordation of the Assignments to or by a Seller shall be paid by the applicable Seller.

         Section 2.05 TRANSFER OF MORTGAGE LOANS.

         Subject to the provisions of this SECTION 2.05, the Purchaser shall have the right, without the consent of the Sellers, at any time and from time to time, to assign any of the Mortgage Loans and all or any part of its interest under this Agreement and designate any person to exercise any rights of the Purchaser hereunder, and the assignees or designees shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. The Sellers recognize that the Mortgage Loans may be divided into "packages" for resale ("Mortgage Loan Packages").

         All of the provisions of this Agreement shall inure to the benefit of the Purchaser and any such assignees or designees. All references to the Purchaser shall be deemed to include its assignees or designees. Utilizing resources reasonably available to the Seller without incurring any cost except the Seller's overhead and employees' salaries, the applicable Seller shall cooperate in any such assignment of the Mortgage Loans and this Agreement; PROVIDED that the Purchaser shall bear all costs associated with any such assignment of the Mortgage Loans and this Agreement other than such Seller's overhead or employees' salaries.

         The Servicer and the Purchaser acknowledge that the Servicer shall continue to remit payments to the Purchaser on the Remittance Date after the transfer of the Mortgage Loans, unless the Servicer was notified in writing of the new record owner of the Mortgage Loans prior to the immediately preceding Record Date, in which case, the Servicer shall remit to the new record owner (or trustee or master servicer, as the case may be) of the Mortgage Loans.

         Any prospective assignees of the Purchaser who have entered into a commitment to purchase any of the Mortgage Loans may review and underwrite the Servicer's servicing and origination operations, upon reasonable prior notice to the Servicer, and the Servicer shall cooperate with such review and underwriting to the extent such prospective assignees request information or documents that are reasonably available and can be produced without unreasonable expense or effort. The Servicer shall make the Mortgage Files related to the Mortgage Loans held by the Servicer available at the Servicer's principal operations center for review by any such prospective assignees during normal business hours upon reasonable prior notice to the Servicer (in no event less than 5 Business Days prior notice). The Servicer may, in its sole discretion, require that such prospective assignees sign a confidentiality agreement with respect to such information disclosed to the prospective assignee which is not available to the public at large and a release agreement with respect to its activities on the Servicer's premises.

         The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans. The Purchaser may, subject to the terms of this Agreement, sell and transfer, in whole or in part, any or all of the Mortgage Loans; provided that no such sale and transfer shall be binding upon the Servicer unless such transferee shall agree in writing to an Assignment, Assumption and Recognition Agreement, in substantially the form of EXHIBIT 2.05 attached hereto, and an executed copy of such Assignment, Assumption and Recognition Agreement shall have been delivered to the Servicer. The Servicer shall evidence its acknowledgment of any transfers of the Mortgage Loans to any assignees of the Purchaser by executing such Assignment, Assumption and Recognition Agreement. The Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans by any such assignees, and the previous Purchaser shall be released from its obligations hereunder accruing after the date of transfer to the extent such obligations relate to Mortgage Loans sold by the Purchaser. This Agreement shall be binding upon and inure to the benefit of the Purchaser and the Servicer and their permitted successors, assignees and designees.

     ARTICLE III: REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
                      REPURCHASE; REVIEW OF MORTGAGE LOANS


         Section 3.01 REPRESENTATIONS AND WARRANTIES OF EACH SELLER.

         Each Seller, as to itself, represents, warrants and covenants to the Purchaser that as of each Funding Date or as of such date specifically provided herein: (1) DUE ORGANIZATION. The Seller is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all licenses necessary to carry on its business now being conducted and is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property is located or is otherwise exempt under applicable law from such qualification or is otherwise not required under applicable law to effect such qualification; no demand for such qualification has been made upon the Seller by any state having jurisdiction and in any event the Seller is or will be in compliance with the laws of any such state to the extent necessary to enforce each Mortgage Loan and with respect to Cendant Mortgage, service each Mortgage Loan in accordance with the terms of this Agreement.

         (2) DUE AUTHORITY. Cendant Mortgage had the full power and authority and legal right to originate the Mortgage Loans that it originated, if any, and to acquire the Mortgage Loans that it acquired. The Seller has the full power and authority to hold each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, moratorium and other laws relating to or affecting creditors' rights generally or the rights of creditors of banks and to the general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

         (3) NO CONFLICT. The execution and delivery of this Agreement, the acquisition or origination, as applicable, of the Mortgage Loans by the Seller, the sale of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement, will not conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's organizational documents and bylaws or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans;

         (4) ABILITY TO PERFORM. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

         (5) NO MATERIAL DEFAULT. Neither the Seller nor any of its Affiliates is in material default under any agreement, contract, instrument or indenture of any nature whatsoever to which the Seller or any of its Affiliates is a party or by which it (or any of its assets) is bound, which default would have a material adverse effect on the ability of the Seller to perform under this Agreement, nor, to the best of the Seller's knowledge, has any event occurred which, with notice, lapse of time or both, would constitute a default under any such agreement, contract, instrument or indenture and have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement;

         (6) FINANCIAL STATEMENTS. Cendant Mortgage has delivered to the Purchaser financial statements as to its fiscal year ended DECEMBER 31, 2000 Except as has previously been disclosed to the Purchaser in writing: (a) such financial statements fairly present the results of operations and changes in financial position for such period and the financial position at the end of such period of Cendant Mortgage and its subsidiaries; and (b) such financial statements are true, correct and complete as of their respective dates and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. The Trust has delivered to the Purchaser financial statements dated as of DECEMBER 31, 2000 and a copy of its Offering Circular dated May 21, 1998 (the "Trust Financials") and such Trust Financials fairly present the results of operations and changes in financial position for such period and the financial position at the end of such period of the Trust. Except as has previously been disclosed to the Purchaser in writing, there has been no change in such Trust Financials since their date and the Trust is not aware of any errors or omissions therein;

         (7) NO CHANGE IN BUSINESS. There has been no change in the business, operations, financial condition, properties or assets of the applicable Seller since (i) in the case of Cendant Mortgage, the date of its financial statements and (ii) in the case of the Trust, the date of delivery of the Trust Financials, that would have a material adverse effect on the ability of the applicable Seller to perform its obligations under this Agreement;

         (8) NO LITIGATION PENDING. There is no action, suit, proceeding or investigation pending or, to the best of the Seller's knowledge, threatened, against the Seller, which, either in any one instance or in the aggregate, if determined adversely to the Seller would adversely affect the sale of the Mortgage Loans to the Purchaser or the execution, delivery or enforceability of this Agreement or result in any material liability of the Seller, or draw into question the validity of this Agreement or the Mortgage Loans, or have a material adverse effect on the financial condition of the Seller;

         (9) NO CONSENT REQUIRED. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement, the delivery of the Mortgage Files to the Purchaser, the sale of the Mortgage Loans to the Purchaser or the consummation of the transactions contemplated by this Agreement or, if required, such approval has been obtained prior to the Funding Date;

         (10) ORDINARY COURSE OF BUSINESS. The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

         (11) NO BROKER. The Seller has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction; and

         (12) NO UNTRUE INFORMATION. Neither this Agreement nor any statement, report or other agreement, document or instrument furnished or to be furnished pursuant to this Agreement contains or in connection with the transactions contemplated herein or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

         (13) NO FRAUD. Each Mortgage Loan being sold by the Seller to the Purchaser hereunder was originated and/or acquired by the Seller and sold to the Purchaser in each instance without any conduct (whether directed toward the Purchaser or otherwise) constituting fraud or misrepresentation on the part of the Seller;

         (14) NO ADVERSE SELECTION. The Seller has used no adverse selection procedures in selecting the Mortgage Loans from among the outstanding conventional home mortgage loans in the Seller's portfolio at the Closing Date as to which the representations and warranties set forth in SECTION 3.03 could be made;

         Section 3.02REPRESENTATIONS AND WARRANTIES OF THE SERVICER.

              The Servicer represents, warrants and covenants to the Purchaser that as of the Funding Date or as of such date specifically provided herein:

         (1) ABILITY TO SERVICE. The Servicer is an approved seller/servicer for FNMA and FHLMC in good standing and is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Section 203 of the National Housing Act, with facilities, procedures and experienced personnel necessary for the servicing of mortgage loans of the same type as the Mortgage Loans. No event has occurred that would make the Servicer unable to comply with FNMA or FHLMC eligibility requirements or that would require notification to either FNMA or FHLMC;

         (2) COLLECTION PRACTICES. The origination, servicing and collection practices used by the Servicer and any prior originator and servicer with respect to each Mortgage Loan (including, without limitation, the establishment, maintenance, and servicing of the Escrow Accounts, if any) have been in all respects legal, proper and prudent in the mortgage servicing business and in accordance with the terms of the Mortgage Loan documents an Acceptable Servicing Procedures. With respect to Escrow Accounts and escrow payments that the Servicer is entitled to collect, there are no deficiencies for which customary arrangements for repayment have not been made. All escrow payments have been collected in all material respects in compliance with applicable law, Acceptable Servicing Procedures and the provisions of the Mortgage Loan documents. If such Mortgage Loan is the subject to an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. Any Escrow Account interest required to be paid pursuant to applicable law has been properly paid and credited.

         (3) DUE ORGANIZATION. The Servicer is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all licenses necessary to carry on its business now being conducted and is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property is located or is otherwise exempt under applicable law from such qualification or is otherwise not required under applicable law to effect such qualification; no demand for such qualification has been made upon the Servicer by any state having jurisdiction and in any event the Servicer is or will be in compliance with the laws of any such state to the extent necessary to enforce each Mortgage Loan and service each Mortgage Loan in accordance with the terms of this Agreement.

         (4) DUE AUTHORITY. Servicier has the full power and authority to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Servicer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, moratorium and other laws relating to or affecting creditors' rights generally or the rights of creditors of banks and to the general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

         (5) NO CONFLICT. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement, will not conflict with or result in a breach of any of the terms, conditions or provisions of the Servicer's organizational documents and bylaws or any legal restriction or any agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans;

         (6) ABILITY TO PERFORM. The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

         (7) NO MATERIAL DEFAULT. Neither the Servicer nor any of its Affiliates is in material default under any agreement, contract, instrument or indenture of any nature whatsoever to which the Servicer or any of its Affiliates is a party or by which it (or any of its assets) is bound, which default would have a material adverse effect on the ability of the Servicer to perform under this Agreement, nor, has any event occurred which, with notice, lapse of time or both, would constitute a default under any such agreement, contract, instrument or indenture and have a material adverse effect on the ability of the Servicer to perform its obligations under this Agreement;

         (8) FINANCIAL STATEMENTS. Servicer has delivered to the Purchaser financial statements as to its fiscal year ended DECEMBER 31, 2000. Except as has previously been disclosed to the Purchaser in writing: (a) such financial statements fairly present the results of operations and changes in financial position for such period and the financial position at the end of such period of Servicer and its subsidiaries; and (b) such financial statements are true, correct and complete as of their respective dates and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto.

         (9) NO CHANGE IN BUSINESS. There has been no change in the business, operations, financial condition, properties or assets of the Servicer since the date of its financial statements that would have a material adverse effect on the ability of the Servicer to perform its obligations under this Agreement;

         (10) NO LITIGATION PENDING. There is no action, suit, proceeding or investigation pending or, to the best of the Servicer's knowledge, threatened, against the Servicer, which, either in any one instance or in the aggregate, if determined adversely to the Servicer would adversely affect the sale of the Mortgage Loans to the Purchaser or the execution, delivery or enforceability of this Agreement or result in any material liability of the Servicer, or draw into question the validity of this Agreement, or have a material adverse effect on the financial condition of the Servicer;

         (11) NO CONSENT REQUIRED. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement or, if required, such approval has been obtained prior to the Funding Date;

         (12) ORDINARY COURSE OF BUSINESS. The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of the Servicer;

         (13) NO BROKER. The Servicer has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction; and

         (14) NO UNTRUE INFORMATION. Neither this Agreement nor any statement, report or other agreement, document or instrument furnished or to be furnished pursuant to this Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a FACT NECESSARY TO MAKE THE STATEMENTS CONTAINED THEREIN NOT MISLEADING.

         Section 3.03 REPRESENTATIONS AND WARRANTIES AS TO INDIVIDUAL MORTGAGE LOANS .

         With respect to each Mortgage Loan, the applicable Seller hereby makes the following representations and warranties to the Purchaser on which the Purchaser specifically relies in purchasing such Mortgage Loan. Such representations and warranties speak as of the Funding Date unless otherwise indicated, but shall survive any subsequent transfer, assignment or conveyance of such Mortgage Loans:

         (1) MORTGAGE LOAN AS DESCRIBED. Each Mortgage Loan complies with the terms and conditions set forth herein, and all of the information set forth with respect thereto on the Mortgage Loan Schedule is true and correct in all material respects;

         (2) COMPLETE MORTGAGE FILES. The instruments and documents specified in
SECTION 2.02 with respect to such Mortgage Loan have been delivered to the Purchaser or Purchaser's designee in compliance with the requirements of ARTICLE
II. The Seller is in possession of a Mortgage File respecting such Mortgage Loan, except for such documents as have been previously delivered to the Purchaser;

         (3) OWNER OF RECORD. The Mortgage relating to such Mortgage Loan has been duly recorded in the appropriate recording office, and the applicable Seller or Servicer is the owner of record of such Mortgage Loan and the indebtedness evidenced by the related Mortgage Note;

         (4) PAYMENTS CURRENT. All payments required to be made up to and including the Funding Date for such Mortgage Loan under the terms of the Mortgage Note have been made, such that such Mortgage Loan is not delinquent 30 days or more on the Funding Date, and has not been so delinquent in the twelve months prior to the Funding Date;

         (5) NO OUTSTANDING CHARGES. There are no delinquent taxes, insurance premiums, assessments, including assessments payable in future installments, or other outstanding charges affecting the Mortgaged Property related to such Mortgage Loan;

         (6) ORIGINAL TERMS UNMODIFIED. The terms of the Mortgage Note and the Mortgage related to such Mortgage Loan have not been impaired, waived, altered or modified in any material respect, except as specifically set forth in the related Mortgage Loan Schedule;

         (7) NO DEFENSES. The Mortgage Note and the Mortgage related to such Mortgage Loan are not subject to any right of rescission, set-off or defense, including the defense of usury, nor will the operation of any of the terms of such Mortgage Note and such Mortgage, or the exercise of any right thereunder, render such Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off or defense, including the defense of usury and no such right of rescission, set-off or defense has been asserted with respect thereto;

         (8) HAZARD INSURANCE. (a) All buildings upon the Mortgaged Property related to such Mortgage Loan are insured by an insurer acceptable to FNMA or FHLMC against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where such Mortgaged Property is located, pursuant to insurance policies conforming to the requirements of either SECTION 5.10 or
SECTION 5.11. All such insurance policies (collectively, the "hazard insurance policy") contain a standard mortgagee clause naming the originator of such Mortgage Loan, its successors and assigns, as mortgagee. Such policies are the valid and binding obligations of the insurer, and all premiums thereon due to date have been paid. The related Mortgage obligates the Mortgagor thereunder to maintain all such insurance at such Mortgagor's cost and expense, and on such Mortgagor's failure to do so, authorizes the holder of such Mortgage to maintain such insurance at such Mortgagor's cost and expense and to seek reimbursement therefor from such Mortgagor; or (b) in the case of a condominium or PUD project that is not covered by an individual policy, the condominium or PUD project is covered by a "master" or "blanket" policy and there exists and is in the Servicer's Mortgage File a certificate of insurance showing that the individual unit that secures the first mortgage or share loan is covered under such policy. The insurance policy contains a standard mortgagee clause naming the originator of such Mortgage Loan (and its successors and assigns), as insured mortgagee. Such policies are the valid and binding obligations of the insurer, and all premiums thereon have been paid. The insurance policy provides for advance notice to the Seller or Servicer if the policy is canceled or not renewed, or if any other change that adversely affects the Seller's interests is made; the certificate includes the types and amounts of coverage provided, describes any endorsements that are part of the "master" policy and would be acceptable pursuant to the FNMA Guide;

         (9) COMPLIANCE WITH APPLICABLE LAWS. All requirements of any federal, state or local law (including usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws) applicable to the origination and servicing of such Mortgage Loan have been complied with in all material respects;

         (10) NO SATISFACTION OF MORTGAGE. The Mortgage related to such Mortgage Loan has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the related Mortgaged Property has not been released from the lien of such Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

         (11) VALID FIRST LIEN. The Mortgage related to such Mortgage Loan is a valid, subsisting and enforceable perfected first lien on the related Mortgaged Property, including all improvements on the related Mortgaged Property, which Mortgaged Property is free and clear of any encumbrances and liens having priority over the first lien of the Mortgage subject only to (a) the lien of current real estate taxes and special assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording of such Mortgage which are acceptable to mortgage lending institutions generally, are referred to in the lender's title insurance policy and do not adversely affect the market value or intended use of the related Mortgaged Property, and (c) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by such Mortgage or the use, enjoyment, or market value of the related Mortgaged Property;

         (12) VALIDITY OF DOCUMENTS. The Mortgage Note and the Mortgage related to such Mortgage Loan are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles (regardless whether such enforcement is considered in a proceeding in equity or at law);

         (13) VALID EXECUTION OF DOCUMENTS. All parties to the Mortgage Note and the Mortgage related to such Mortgage Loan had legal capacity to enter into such Mortgage Loan and to execute and deliver the related Mortgage Note and the related Mortgage and the related Mortgage Note and the related Mortgage have been duly and properly executed by such parties;

         (14) FULL DISBURSEMENT OF PROCEEDS. Such Mortgage Loan has closed and the proceeds of such Mortgage Loan have been fully disbursed prior to the Funding Date; PROVIDED that, with respect to any Mortgage Loan originated within the previous 120 days, alterations and repairs with respect to the related Mortgaged Property or any part thereof may have required an escrow of funds in an amount sufficient to pay for all outstanding work within 120 days of the origination of such Mortgage Loan, and, if so, such funds are held in escrow by the Seller, a title company or other escrow agent;

         (15) OWNERSHIP. The Mortgage Note and the Mortgage related to such Mortgage Loan or any interest or participation therein have not been assigned, pledged or otherwise transferred by the applicable Seller, and the Seller has good and marketable title thereto, and the Seller is the sole owner thereof and has full right and authority to transfer and sell such Mortgage Loan, and is transferring such Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest;

         (16) DOING BUSINESS. All parties that have had any interest in such Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable licensing requirements of the laws of the state wherein the related Mortgaged Property is located. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

         (17) TITLE INSURANCE. (a) Such Mortgage Loan is covered by an ALTA lender's title insurance policy or short form title policy acceptable to FNMA and FHLMC (or, in jurisdictions where ALTA policies are not generally approved for use, a lender's title insurance policy acceptable to FNMA and FHLMC), issued by a title insurer acceptable to FNMA and FHLMC and qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring (subject to the exceptions contained in clauses (11(a) and (b) above) the Seller or Servicier, its successors and assigns as to the first priority lien of the related Mortgage in the original principal amount of such Mortgage Loan and in the case of ARM Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of such Mortgage providing for adjustment to the applicable Note Rate and Monthly Payment. Additionally, such lender's title insurance policy affirmatively insures against encroachments by or upon the related Mortgaged Property or any interest therein or any other adverse circumstance that either is disclosed or would have been disclosed by an accurate survey. The Seller or Servicer is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement and will inure to the benefit of the Purchaser without any further act. No claims have been made under such lender's title insurance policy, no prior holder of the related Mortgage (including the Seller) has done, by act or omission, anything that would impair the coverage of such lender's insurance policy, and, there is no act, omission, condition, or information that would impair the coverage of such lender's insurance policy; (b) The mortgage title insurance policy covering each unit mortgage in a condominium or PUD project related to such Mortgage Loan meets all requirements of FNMA and FHLMC;

         (18) NO DEFAULTS. (a) There is no default, breach, violation or event of acceleration existing under the Mortgage, the Mortgage Note, or any other agreements, documents, or instruments related to such Mortgage Loan; (b) there is no event that, with the lapse of time, the giving of notice, or both, would constitute such a default, breach, violation or event of acceleration; (c) the Mortgagor(s) with respect to such Mortgage Loan is (1) not in default under any other Mortgage Loan or (2) the subject of an Insolvency Proceeding; (d) no event of acceleration has previously occurred, and no notice of default has been sent, with respect to such Mortgage Loan; and (e) in no event has the Seller waived any of its rights or remedies in respect of any default, breach, violation or event of acceleration under the Mortgage, the Mortgage Note, or any other agreements, documents, or instruments related to such Mortgage Loan;

         (19) NO MECHANICS' LIENS. There are no mechanics' or similar liens, except such liens as are expressly insured against by a title insurance policy, or claims that have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property that are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

         (20) LOCATION OF IMPROVEMENTS; NO ENCROACHMENTS. , all improvements that were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of such Mortgaged Property, and no improvements on adjoining properties encroach upon such Mortgaged Property except as permitted under the terms of the FNMA Guide and the FHLMC Selling Guide; no improvement located on or part of any Mortgaged Property is in violation of any applicable zoning law or regulation, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of such Mortgaged Property, and with respect to the use and occupancy of the same, including certificates of occupancy, have been made or obtained from the appropriate authorities;

         (21) ORIGINATION; PAYMENT TERMS. Principal payments on such Mortgage Loan commenced or will commence no more than 60 days after funds were disbursed in connection with such Mortgage Loan. If the interest rate on the related Mortgage Note is adjustable, the adjustment is based on the Index set forth on the related Mortgage Loan Schedule. The related Mortgage Note is payable on the first day of each month in arrears, in accordance with the payment terms described on the related Mortgage Loan Schedule;

         (22) DUE ON SALE. Except as noted otherwise on the Mortgage Loan Schedule, the related Mortgage contains the usual and customary "due-on-sale" clause or other similar provision for the acceleration of the payment of the Unpaid Principal Balance of such Mortgage Loan if the related Mortgaged Property or any interest therein is sold or transferred without the prior consent of the mortgagee thereunder;

         (23) PREPAYMENT PENALTY. Except as noted otherwise on the Mortgage Loan Schedule, such Mortgage Loan is not subject to any Prepayment Penalty. If a Mortgage Loan has a prepayment penalty such prepayment penalty is enforceable and is permitted pursuant to federal, state, and local law;

         (24) MORTGAGED PROPERTY UNDAMAGED; NO CONDEMNATION. As of the Funding Date, the related Mortgaged Property is free of material damage and waste and there is no proceeding pending for the total or partial condemnation thereof;

         (25) CUSTOMARY PROVISIONS. The related Mortgage contains customary and enforceable provisions that render the rights and remedies of the holder thereof adequate for the realization against the related Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (b) in the case of a Mortgage, otherwise by judicial foreclosure;

         (26) CONFORMANCE WITH UNDERWRITING STANDARDS. Each Mortgage Loan was underwritten in accordance with underwriting standards of Cendant Mortgage as set forth in the Cendant Guide;

         (27) APPRAISAL. The Mortgage File contains an appraisal of the related Mortgaged Property on forms and with riders approved by FNMA and FHLMC, signed prior to the approval of such Mortgage Loan application by an appraiser, duly appointed by the originator of such Mortgage Loan, whose compensation is not affected by the approval or disapproval of such Mortgage Loan and who met the minimum qualifications of FNMA and FHLMC for appraisers and who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof. Such appraisal was made in accordance with the relevant provisions o the Financial Institutions Reform, Recovery and Enforcement Act of 1969, as in effect on the date of such Mortgage Loan was originated.;

         (28) DEEDS OF TRUST. If the related Mortgage constitutes a deed of trust, then a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under such deed of trust, except in connection with a trustee's sale after default by the related Mortgagor;

         (29) LTV; PRIMARY MORTGAGE INSURANCE POLICY. Except with respect to Additional Collateral Mortgage Loans (as defined in Exhibit 10 hereto) if such Mortgage Loan had a Loan-to-Value Ratio of more than 80% at origination, and is not originated under an additional collateral mortgage loan program, such Mortgage Loan is and will be subject to a Primary Insurance Policy issued by a Qualified Mortgage Insurer, which insures the Seller or Servicer, its successors and assigns and insureds in the amount set forth on the Mortgage Loan Schedule. All provisions of such Primary Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any related Mortgage subject to any such Primary Insurance Policy ( which is not a "Lender-Paid" Primary Insurance Policy) obligates the Mortgagor thereunder to maintain such insurance for the time period required by law and to pay all premiums and charges in connection therewith. As of the date of origination, the Loan-to-Value Ratio of such Mortgage Loan is as specified in the applicable Mortgage Loan Schedule. ;

         (30) OCCUPANCY. As of the date of origination of such Mortgage Loan, the related Mortgaged Property is lawfully occupied under applicable law;

         (31) SUPERVISION AND EXAMINATION BY A FEDERAL OR STATE AUTHORITY. Each Mortgage Loan either was (a) closed in the name of the Cendant Mortgage, or (b) closed in the name of another entity that is either a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or an institution which is supervised and examined by a federal or state authority, or a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act (a "HUD Approved Mortgagee"), and was so at the time such Mortgage Loan was originated (Cendant Mortgage or such other entity, the "Originator") or (c) closed in the name of a loan broker under the circumstances described in the following sentence. If such Mortgage Loan was originated through a loan broker, such Mortgage Loan met the Originator's underwriting criteria at the time of origination and was originated in accordance with the Originator's policies and procedures and the Originator acquired such Mortgage Loan from the loan broker contemporaneously with the origination thereof. The Mortgage Loans that the Trust is selling to Purchaser were originated by or on behalf of Cendant Mortgage and subsequently assigned to the Trust.

         (32) ADJUSTMENTS. All of the terms of the related Mortgage Note pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance, if any, are enforceable and such adjustments will not affect the priority of the lien of the related Mortgage; all such adjustments on such Mortgage Loan have been made properly and in accordance with the provisions of such Mortgage Loan;

         (33) INSOLVENCY PROCEEDINGS; SOLDIERS' AND SAILORS' RELIEF ACT. The related Mortgagor (1) is not the subject of any Insolvency Proceeding; and (2) has not notified the Seller of any relief requested by or allowed to such Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

         (34) FNMA/FHLMC DOCUMENTS. Such Mortgage Loan was closed on standard FNMA or FHLMC documents or on such documents otherwise acceptable to them.

         (35) ACCEPTABLE INVESTMENT. To the best of Seller's knowledge, there is no circumstance or condition with respect to the related Mortgage File, Mortgage, Mortgaged Property, Mortgagor or Mortgagor's credit standing, including but not limited to `limited income documentation programs' whereby the lending decision is based upon factors other than the Mortgagor's income, that can reasonably be expected to cause private institutional investors to regard such Mortgage Loan as an unacceptable investment, cause such Mortgage Loan to become delinquent, or adversely affect the value or marketability of such Mortgage Loan;

         (36) NO FRAUD. No error, omission, misrepresentation, negligence or fraud in respect of such Mortgage Loan has taken place on the part of any Person in connection with the origination and servicing of such Mortgage Loan;

         (37) INSURANCE POLICIES. To the best of the Seller's knowledge, no action, error, omission, misrepresentation, negligence, fraud or similar occurrence in respect of such Mortgage Loan has taken place on the part of any Person (including the related Mortgagor, any appraiser, any builder or developer or any party involved in the origination of such Mortgage Loan or in the application for any insurance relating to such Mortgage Loan) that might result in a failure or impairment of full and timely coverage under any insurance policy required to be obtained for such Mortgage Loan;


         (38) DISCLOSURE MATERIALS. The related Mortgagor has received all disclosure materials required by applicable law with respect to the making of conventional mortgage loans and has executed a written acknowledgment to such effect, which acknowledgment is contained in the Servicer's Mortgage File:

         (39) NO TRADE-IN OR EXCHANGE. Such Mortgage Loan was not made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the sale or exchange of an REO Property;

         (40) NO ENVIRONMENTAL HAZARDS. As of the date of origination of such Mortgage Loan, the Seller had no actual knowledge of the presence of any Hazardous Substances, or other environmental hazards, on, in, or that could affect the related Mortgaged Property;

         (41) Sellers agree that is shall not solicit any mortgage (in writing or otherwise) to refinance any of the Mortgage Loans; provided that mass advertising or mailings (such as placing advertisements on television on radio, in magazines, on the Internet, or in newspapers or including messages in billing statements) that are not exclusively directed towards the Mortgagors shall not constitute "direct solicitation" and shall not violate this covenant.

         (42) The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located:

         ( 43) With respect to each Cooperative Loan, the related Mortgage is a valid, enforceable and subsisting first security interest on the related cooperative shares securing the related cooperative note, subject only to (a) liens of the cooperative for unpaid assessments representing the Mortgagor's pro rata share of the cooperative's payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Security Agreement. There are no liens against or security interest in the cooperative shares relating to each Cooperative Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Cooperative Loans), which have priority over the Seller's security interest in such cooperative shares;

         (44) With respect to each Cooperative Loan, a search for filings of financing statements has been made by a Seller competent to make the same, which Seller is acceptable to Fannie Mae or FHLMC, and qualified to do business in the jurisdiction where the cooperative unit is located, and such search has not found anything which would materially and adversely affect the Cooperative Loan;

         (45) With respect to each Cooperative Loan, the related cooperative corporation that owns title to the related cooperative apartment building is a "cooperative housing corporation" within the meaning of Section 216 of the Internal Revenue Code, and is in material compliance with applicable federal, state and local laws which, if not complied with, could have a material adverse effect on the Mortgaged Property;

         (46) With respect to each Cooperative Loan, (a) the terms of the related proprietary lease or occupancy agreement is longer than the terms of the Cooperative Loan, (b) there is no provision in such proprietary lease or occupancy agreement which requires the Mortgagor to offer for sale the cooperative shares owned by such Mortgagor first to the Cooperative, and (c) there is no prohibition against pledging the shares of the cooperative corporation or assigning the cooperative

         (47) The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a single, contiguous parcel of real property with a detached single family residence erected thereon, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a townhouse, provided, however, that any condominium project or planned unit development shall conform with the applicable Cendant Guide requirements regarding such dwellings, and no residence or dwelling is a mobile home or a manufactured dwelling. As of the respective appraisal date for each Mortgaged Property, no portion of the Mortgaged Property was being used for commercial purposes. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimus planned unit development) such condominium or planned unit development project meets Cendant Guide eligibility requirements or is located in a condominium or planned unit development project which has received Cendant project approval and the representations and warranties required by Cendant with respect to such condominium or planned unit development have been made and remain true and correct in all respects;

         (48) The Mortgage Loans have an original term to maturity of not more than 30 years, with interest payable in arrears on the first day of each month. As to each Mortgage Loan on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index plus the applicable Gross Margin, rounded up or down to the nearest multiple of 0.125% indicated by the Mortgage Note; provided that the Mortgage Interest Rate will not increase or decrease by more than the applicable Periodic Cap on any Adjustment Date, and will in no event exceed the maximum Mortgage Interest Rate or be lower than the minimum Mortgage Interest Rate listed on the Mortgage Loan Schedule for such Mortgage Loan. Each Mortgage Note requires a monthly payment which is sufficient, during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. As to each Mortgage Loan, if the related Mortgage Interest Rate changes on an adjustment date, the then outstanding principal balance will be reamortized over the remaining life of such Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization. None of the Mortgage Loans contain a balloon feature, are graduated payment mortgages or shared appreciation mortgages;

         (49) With respect to each Mortgage Loan that is a Buydown Mortgage
Loan:

                  (i) On or before the date of origination of such Mortgage Loan, the Company and the Mortgagor, or the Company, the Mortgagor and the seller of the Mortgaged Property or a third party entered into a Buydown Agreement. The Buydown Agreement provides that the seller of the Mortgaged Property (or third party) shall deliver to the Company temporary Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on each Due Date in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payment due on such Mortgage Loan. The temporary Buydown Funds enable the Mortgagor to qualify for the Buydown Mortgage Loan. The effective interest rate of a Buydown Mortgage Loan if less than the interest rate set forth in the related Mortgage Note will increase within the Buydown Period as provided in the related Buydown Agreement so that the effective interest rate will be equal to the interest rate as set forth in the related Mortgage Note. The Buydown Mortgage Loan satisfies the requirements of Fannie Mae guidelines;

                  (ii) The Mortgage and Mortgage Note reflect the permanent payment terms rather than the payment terms of the Buydown Agreement. The Buydown Agreement provides for the payment by the Mortgagor of the full amount of the Monthly Payment on any Due Date that the Buydown Funds are available. The Buydown Funds were not used to reduce the original principal balance of the Mortgage Loan or to increase the Appraised Value of the Mortgage Property when calculating the Loan-to-Value Ratios for purposes of the Agreement and, if the Buydown Funds were provided by the Company and if required under Fannie Mae and Freddie Mac guidelines, the terms of the Buydown Agreement were disclosed to the appraiser of the Mortgaged Property;

         Section 3.04 REPURCHASE.

         (1) It is understood and agreed that the representations and warranties set forth in SECTIONS 3.01, 3.02 and 3.03 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination of any Mortgage File.

         (2) Upon discovery by either of the Sellers or the Purchaser of a breach of any of the representations and warranties contained in SECTIONS 3.01,
3.02 or 3.03 that materially and adversely affects the value of a Mortgage Loan or the interest of Purchaser therein, the party discovering such breach shall give prompt written notice to the other.

         (3) Unless permitted a greater period of time to cure as set forth in
SECTION 2.04, the applicable Seller shall have a period of 60 days from the earlier of either discovery by or receipt of written notice from the Purchaser to the Seller of any breach of any of the representations and warranties contained in SECTIONS 3.01, 3.02 or 3.03 that materially and adversely affects the value of a Mortgage Loan or the interest of Purchaser therein(a "Defective Mortgage Loan"; PROVIDED that "Defective Mortgage Loan" shall also include any Mortgage Loan treated or designated as such in accordance with SECTION 2.04) within which to correct or cure such breach. If such breach can ultimately be cured but is not reasonably expected to be cured within the 60-day period, then the applicable Seller shall have such additional time, if any, as is reasonably determined by the Purchaser to cure such breach provided that the Seller has commenced curing or correcting such breach and is diligently pursuing same. Each Seller hereby covenants and agrees with respect to each Mortgage Loan conveyed by it that, if any breach relating thereto cannot be corrected or cured within the applicable cure period or such additional time, if any, as is reasonably determined by the Purchaser, then such Seller shall, at the direction of the Purchaser, repurchase the Defective Mortgage Loan at the applicable Repurchase Price.

         (4) Any repurchase of a Defective Mortgage Loan required hereunder shall be accomplished by payment of the applicable Repurchase Price within 3 Business Days of expiration of the applicable time period referred to above in paragraph 3.04(3) by wire transfer of immediately available funds directly to the Purchaser's Account. It is understood and agreed that the obligations of a Seller (a) set forth in this SECTION 3.04(4) to cure any breach of such Seller's representations and warranties contained in SECTION 3.03 or to repurchase the Defective Mortgage Loan(s) and (b) set forth in SECTION 9.01 to indemnify the Purchaser in connection with any breach of a Seller's representations and warranties contained in SECTION 3.03 shall constitute the sole remedies of the Purchaser respecting a breach of such representations and warranties.

         (5) The parties further agree that, in recognition of the Trust's rights against Cendant Mortgage with respect to the Mortgage Loans acquired by it from Cendant Mortgage and conveyed to the Purchaser hereunder, the Purchaser shall have the right to cause Cendant Mortgage to repurchase directly any Defective Mortgage Loan (other than as a result of a breach by the Trust of SECTION 3.03 (3) or 3.03(15) hereof, in which case the Purchaser shall have the right to cause the Trust to repurchase directly the Defective Mortgage Loan) acquired hereunder by the Purchaser from the Trust.

         Section 3.05 CERTAIN COVENANTS OF EACH SELLER AND THE SERVICER. Without incurring undue effort or any cost except the Seller's overhead or employees' salaries, each Seller shall take reasonable steps to assist the Purchaser, if the Purchaser so requests, in securitizing the Mortgage Loans and selling undivided interests in such Mortgage Loans in a public offering or private placement or selling participating interests in such Mortgage Loans, which steps may include, (a) providing any information relating to the Mortgage Loans reasonably necessary to assist in the preparation of any disclosure documents,
(b) providing information relating to delinquencies and defaults with respect to the Servicer's servicing portfolio (or such portion thereof as is similar to the Mortgage Loans), (c) entering into any other servicing, custodial or other similar agreements, that are consistent with the provisions of this Agreement, and which contain such provisions as are customary in securitizations rated "AAA" (including a securitization involving a REMIC) (a "Securitization"), and
(d) providing as of the date of such securitization representations and warranties as to the Seller and the Mortgage Loans, which are consistent with the representations and warranties contained in this Agreement, but modified, if necessary, to reflect changes since the Funding Date and also providing such reasonable and customary indemnification to the Purchaser or its affiliates. In connection with such a Securitization, the Purchaser may be required to engage a master servicer or trustee to determine the allocation of payments to and make remittances to the certificateholders, at the Purchaser's sole cost and expense. In the event that a master servicer or trustee to determine the allocation of payments to and make remittances to the certificateholders is requested by the Purchaser, the Servicer agrees to service the Mortgage Loans in accordance with the reasonable and customary requirements of such Securitization, which may include the Servicer's acting as a subservicer in a master servicing arrangement. With respect to the then owners of the Mortgage Loans, the Servicer shall thereafter deal solely with such master servicer or trustee, as the case may be with respect to such Mortgage Loans which are subject to the Securitization and shall not be required to deal with any other party with respect to such Mortgage Loans.The cost of such securitization shall be borne by the Purchaser, other than the Seller's overhead or employees' salaries.

         ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND
                        CONDITIONS PREDCEDENT TO FUNDING

         Section 4.01 REPRESENTATIONS AND WARRANTIES.

         The Purchaser represents, warrants and covenants to the Seller that as of each Funding Date or as of such date specifically provided herein:

         (1) DUE ORGANIZATION. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all licenses necessary to carry on its business now being conducted and is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property is located or is otherwise exempt under applicable law from such qualification or is otherwise not required under applicable law to effect such qualification; no demand for such qualification has been made upon the Purchaser by any state having jurisdiction and in any event the Purchaser is or will be in compliance with the laws of any such state to the extent necessary to enforce each Mortgage Loan.

         (2) DUE AUTHORITY. The Purchaser had the full power and authority and legal right to acquire the Mortgage Loans that it acquired. The Purchaser has the full power and authority to hold each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Purchaser has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, moratorium and other laws relating to or affecting creditors' rights generally or the rights of creditors of banks and to the general principles of equity (whether such enforceability is considered in a proceeding in equity or at law);

         (3) NO CONFLICT. None of the execution and delivery of this Agreement, the acquisition , of the Mortgage Loans by the Purchaser, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser's organizational documents and bylaws or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

         (4) ABILITY TO PERFORM. The Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

         (5) NO MATERIAL DEFAULT. The Purchaser is not in material default under any agreement, contract, instrument or indenture of any nature whatsoever to which the Purchaser is a party or by which it (or any of its assets) is bound, which default would have a material adverse effect on the ability of the Purchaser to perform under this Agreement, nor, to the of the Purchaser's knowledge, has any event occurred which, with notice, lapse of time or both) would constitute a default under any such agreement, contract, instrument or indenture and have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement;

         (6) NO CHANGE IN BUSINESS. There has been no change in the business, operations, financial condition, properties or assets of the Purchaser since the date of the Purchaser's financial statements that would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement;

         (7) LITIGATION PENDING. There is no action, suit, proceeding or investigation pending or, to the best of the Purchaser's knowledge, threatened, against the Purchaser, which, either in any one instance or in the aggregate, if determined adversely to the Purchaser would adversely affect the purchase of the Mortgage Loans or the execution, delivery or enforceability of this Agreement or result in any material liability of the Purchaser, or draw into question the validity of this Agreement, or the Mortgage Loans or have a material adverse effect on the financial condition of the Purchaser;

         (8) BROKER. The Purchaser has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction.

         (9) NO CONSENT REQUIRED. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement, the purchase of the Mortgage Loans from the Seller or the consummation of the transactions contemplated by this Agreement or, if required, such approval has been obtained prior to the Funding Date;

         (10) ORDINARY COURSE OF BUSINESS. The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of the Purchaser; and

         (11) NON-PETITION AGREEMENT. The Purchaser covenants and agrees that it shall not, prior to the date which is one year and one day (or if longer, the applicable preference period then in effect) after the payment in full of all rated obligations of Bishop's Gate Residential Mortgage Trust, acquiesce, petition or otherwise, directly or indirectly, invoke or cause Bishop's Gate Residential Mortgage Trust to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against Bishop's Gate Residential Mortgage Trust under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of Bishop's Gate Residential Mortgage Trust. This covenant and agreement shall be binding upon the Purchaser and any assignee or transferee of the Purchaser.

         (12) The Purchaser agrees that it shall not solicit any Mortgagors (in writing or otherwise) to refinance any of the Mortgage Loans; PROVIDED that mass advertising or mailings (such as placing advertisements on television, on radio, in magazines or in newspapers or including messages in billing statements) that are not exclusively directed towards the Mortgagors shall not constitute solicitation and shall not violate this covenant.

         Section 4.02. Conditions Precedent to Closing.

Each purchase of Mortgage Loans hereunder shall be subject to each of the following conditions:

         (a) All of the representations and warranties of Seller under the Cendant Guide, and of Seller and Purchaser under this Agreement shall be true and correct as of the Funding Date, and no event shall have occurred which, with notice or the passage of time, would constitute an Event of Default under this Agreement or under the Cendant Guide;

         (b) Purchaser shall have received, or Purchaser's attorneys shall have received in escrow, all Closing Documentsas specified herein, in such forms as are agreed upon and acceptable to Purchaser, duly executed by all signatories other than Purchaser as required pursuant to the respective terms thereof; and

         (c) All other terms and conditions of this Agreement shall have been complied with.

         Subject to the foregoing conditions, Purchaser shall pay to Seller on each Funding Date the applicable Purchase Price as provided herein.


           ARTICLE V: ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 5.01 CENDANT MORTGAGE TO ACT AS SERVICER; SERVICING STANDARDS; ADDITIONAL DOCUMENTS; CONSENT OF THE PURCHASER.

         (1) The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans and REO Property from and after each Funding Date in accordance with the terms and provisions of the Mortgage Loans, applicable law, Acceptable Servicing Procedures and the terms and provisions of this Agreement for and on behalf of, and in the best interests of, the Purchaser (without taking into account any relationship the Servicer may have with any Mortgagor or other Person, the participation, if any, of the Servicer in any financing provided in connection with the sale of any Mortgaged Property, or the Servicer's obligation to advance any expenses or incur any costs in the performance of its duties hereunder) in accordance with a standard that is not less than the higher of (a) the same care, skill, prudence and diligence with which it services similar assets held for its own or its Affiliates' account and
(b) the same care, skill, prudence and diligence with which it services similar assets for third party institutional investors, in each case giving due consideration to customary and usual standards of practice of prudent institutional mortgage loan servicers utilized with respect to mortgage loans comparable to the Mortgage Loans. Subject to the foregoing standards, in connection with such servicing and administration, the Servicer shall seek to maximize the timely recovery of principal and interest on the Mortgage Notes; PROVIDED that nothing contained herein shall be -------- construed as an express or implied guarantee by the Servicer of the collectibility of payments on the Mortgage Loans or shall be construed as impairing or adversely affecting any rights or benefits specifically provided by this Agreement to the Seller, including with respect to Servicing Fees.

         Any Additional Collateral Mortgage Loans (as defined in Exhibit 10 hereto), will be serviced in accordance with the terms of the Additional Collateral Assignment and Servicing Agreement (attached hereto as Exhibit 10) and the terms of this Agreement.

         (2) To the extent consistent with SECTION 5.01(1) and further subject to any express limitations set forth in this Agreement, the Servicer (acting alone or, solely in the circumstances permitted hereunder, acting through a subservicer) shall have full power and authority to do or cause to be done any and all things that it may deem necessary or desirable in connection with such servicing and administration, including the power and authority (a) to execute and deliver, on behalf of the Purchaser, customary consents or waivers and other instruments and documents (including estoppel certificates), (b) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages, (c) to submit claims to collect any Insurance Proceeds and Liquidation Proceeds, (d) to consent to the application of any Insurance Proceeds or Condemnation Proceeds to the restoration of the applicable Mortgaged Property or otherwise, (e) to bring an action in a court of law, including an unlawful detainer action, to enforce rights of the Purchaser with respect to any Mortgaged Property, (f) to execute and deliver, on behalf of the Purchaser, documents relating to the management, operation, maintenance, repair, leasing, marketing and sale of any Mortgaged Property or any REO Property, and (g) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan; PROVIDED that the Servicer shall not take any action not provided for in this Agreement that is materially inconsistent with or materially prejudices the interest of the Purchaser in any Mortgage Loan or under this Agreement. If reasonably requested by the Servicer, the Purchaser shall furnish the Servicer with any powers of attorney and other documents reasonably necessary or appropriate to enable the Servicer to service and administer the Mortgage Loans and the REO Properties, including documents relating to the foreclosure, receivership, management, operation, maintenance, repair, leasing, marketing and sale (in foreclosure or otherwise) of any Mortgaged Property or any REO Property. Nothing contained in this Agreement shall limit the ability of the Servicer to lend money to (whether on a secured or unsecured basis), and otherwise generally engage in any kind of business or dealings with, any Mortgagor as though the Servicer were not a party to this Agreement or to the transactions contemplated hereby. Unless such business or dealings adversely affect the value of a Mortgage Loan or the interest of Purchaser in a Mortgage Loan.

         (3) Notwithstanding anything to the contrary contained herein:

         (a) the Servicer acknowledges that the Purchaser or its designee will (subject to the provisions of Section 5.13) retain title to, and ownership of, the Mortgage Loans and the REO Properties and that the Servicer does not hereby acquire any title to, security interest in, or other rights of any kind in or to any Mortgage Loan or REO Property or any portion thereof, unless otherwise requested by the Purchaser in accordance with Section 5.13; 5.13 says we can take title

         (b) the Servicer shall not file any lien or any other encumbrance on, exercise any right of setoff against, or attach or assert any claim in or on any Mortgage Loan or REO Property, unless authorized pursuant to a judicial or administrative proceeding or a court order;

         (c) the Servicer shall, in servicing the Mortgage Loans, follow and comply with the servicing guidelines established by FNMA, PROVIDED that the Servicer shall specifically notify the Purchaser in writing and obtain the Purchaser's written consent (such approval will not be unreasonably withheld) prior to the Servicer taking any of the following actions: (1) modifying, amending or waiving any of the financial terms of, or making any other material modifications to, a Mortgage Loan, ; (2) selling any Specially Serviced Mortgage Loan or REO Property; (3) making, with respect to any Specially Serviced Mortgage Loan or REO Property, Servicing Advances (irrespective of whether non-recoverable); PROVIDED that the Servicer shall not be required to so advise the Purchaser to the extent that each related Servicing Advance as to the related Mortgaged Property or REO Property is not in excess of $10,000; (4) forgiving principal or interest on, or permitting to be satisfied at a discount, any Mortgage Loan; (5) accepting substitute or additional collateral, or releasing any collateral, for a Mortgage Loan. If the Purchaser has not approved or rejected in writing any proposed action(s) recommended by the Servicer to be taken hereunder within 20 Business Days of the date such recommendation is made, then the Purchaser shall be deemed to have rejected such recommended action(s) and theServicer shall not take any such action(s);

         (d) the Servicer shall notify the Purchaser of any modification, waiver or amendment of any term of any Mortgage Loan and the date thereof and shall deliver to the Purchaser, for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment promptly following the execution thereof;

         (e) the Servicer shall remain primarily liable for the full performance of its obligations hereunder notwithstanding any appointment by the Servicer of a subservicer or subservicers hereunder; and

         (f) the Purchaser may at any time and from time to time, in its sole discretion, upon 10 Business Days written notice to the Servicer, terminate the Servicer's servicing obligations hereunder with respect to (1) any REO Property or (2) any Mortgage Loan that, in accordance with the Purchaser's internal credit classification criteria, has been classified as "doubtful" or a "loss." Upon the effectiveness of any such termination of the Servicer's servicing obligations with respect to any such REO Property or Mortgage Loan, the Servicer shall deliver all agreements, documents, and instruments related thereto to the Purchaser, in accordance with applicable law.

         Section 5.02 COLLECTION OF MORTGAGE LOAN PAYMENTS.

         Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Servicer will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any related Primary Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans, which procedures shall in any event comply with the servicing standards set forth in SECTION 5.01. Furthermore, the Servicer shall ascertain and estimate annual ground rents, taxes, assessments, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgages, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

         Section 5.03 COLLECTION OF MORTGAGE LOAN PAYMENTS.

         The Servicer shall, within five (5) calendar days following each Record Date, deliver to the Purchaser monthly reports (substantially in the form of EXHIBIT 5.03(A) and EXHIBIT 5.03(B) attached hereto) with respect to all Specially Serviced Mortgage Loans. In addition, the Servicer shall, within one
(1) Business Day following the occurrence of any foreclosure sale with respect to any Mortgaged Property, deliver to the Purchaser a notice of foreclosure sale substantially in the form of EXHIBIT 5.03(C) attached hereto.

         Section 5.04 ESTABLISHMENT OF COLLECTION ACCOUNT; DEPOSITS IN COLLECTION ACCOUNT.

         The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Collection Accounts, in the form of time deposit or demand accounts constituting Eligible Accounts, with any funds in excess of the current FDIC established insurance limits invested in Permitted Investments. The creation of any Collection Account shall be evidenced by a certification in the form of EXHIBIT 5.04-1 attached hereto, in the case of an account established with the Servicer, or a letter agreement in the form of EXHIBIT 5.04-2 attached hereto, in the case of an account held by a depository other than the Servicer. In either case, a copy of such certification or letter agreement shall be furnished to the Purchaser.

         The Servicer shall deposit in the Collection Account on a daily basis, within two Business Days after receipt (or as otherwise required pursuant to this Agreement in the case of clauses (7), (8) and (9) of this SECTION 5.04) and retain therein the following payments and collections received or made by it subsequent to each Funding Date, or received by it prior to the Funding Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Funding Date:

         1) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

         2) all payments on account of interest on the Mortgage Loans;

         3) all Liquidation Proceeds;

         4) all REO Disposition Proceeds

         5) all Insurance Proceeds, including amounts required to be deposited pursuant to SECTIONS 5.10 and 5.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Properties or released to the applicable Mortgagors in accordance with the Servicer's normal servicing procedures and Acceptable Servicing Procedures, the related Mortgages or applicable law;

         6) all Condemnation Proceeds affecting any Mortgaged Property which are not released to a Mortgagor in accordance with the Servicer's normal servicing procedures, the related Mortgage or applicable law;

         7) any Monthly Advances in accordance with SECTION 6.03;

         8) any amounts required to be deposited by the Servicer pursuant to
SECTION 5.11 in connection with the deductible clause in any blanket hazard insurance policy, such deposit to be made from the Servicer's own funds without reimbursement therefor;

         9) any amounts required to be deposited by the Servicer pursuant to
SECTION 5.16(ii) in connection with any losses on Permitted Investments;
and

         10) any amounts required to be deposited in the Collection Account pursuant to SECTIONS 7.01 or 7.02 or otherwise pursuant to the terms hereof.

         11) interest on the amount of any Payoff at the related Remittance Rate to the end of the month in which prepayment of the related Mortgage Loan occurs.

         The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by SECTION 7.01, need not be deposited by the Servicer in the Collection Account and shall be retained by the Servicer as additional compensation.

         Section 5.05 PERMITTED WITHDRAWALS FROM THE COLLECTION ACCOUNT.

         The Servicer may, from time to time in accordance with the provisions hereof, withdraw amounts from the Collection Account for the following purposes (without duplication):

         1) to reimburse itself for unreimbursed Monthly Advances and Servicing Advances (other than with respect to REO Properties) that are approved by the Purchaser as being non-recoverable in accordance with SECTION 6.04; 2) to make payments to the Purchaser in the amounts, at the times and in the manner provided for in Section 6.01; 3) to reimburse itself for Monthly Advances, the Servicer's right to reimburse itself pursuant to this SUBSECTION 3 being limited to amounts received on the related Mortgage Loan which represent late payments of principal and/or interest with respect to which any such Monthly Advance was made; 4) to reimburse itself for unreimbursed Servicing Advances (other than with respect to REO Properties) and for unreimbursed Monthly Advances, the Servicer's right to reimburse itself pursuant to this SUBSECTION 4 with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Servicer from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of such reimbursement, the Servicer's right thereto shall be prior to the rights of the Purchaser, except that, where a Seller or the Servicer is required to repurchase a Mortgage Loan pursuant to SECTIONS 2.04, 3.04 and/or 7.02, the Servicer's right to such reimbursement shall be subsequent and subordinate to the payment to the Purchaser of the applicable Repurchase Price and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan; 5) to pay to itself, solely out of the interest portion of the Monthly Payment actually received with respect to a Mortgage Loan during the period ending on the most recent Determination Date, the Servicing Fee with respect to such Mortgage Loan; 6) to pay to itself as additional servicing compensation (a) any interest earned on funds in the Collection Account (all such interest to be withdrawn monthly not later than each Remittance Date) and (b) any prepayment penalties or premiums relating to any Principal Prepayments; PROVIDED that no such amounts shall be payable as servicing compensation to the extent they relate to a Mortgage Loan with respect to which a default, breach, violation, or event of acceleration exists or would exist but for the lapse of time, the giving of notice, or both; 7) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to SECTIONS 2.04, 3.04 and/or 7.02 all amounts received thereon and not distributed as of the date on which the related Repurchase Price is determined (except to the extent that such amounts constitute part of the Repurchase Price to be remitted to the Purchaser); 8) to remove any amounts deposited into the Collection Account in error; and 9) to clear and terminate the Collection Account upon the termination of this Agreement, with any funds contained therein to be distributed in accordance with the terms of this Agreement. 10) to make payments to the primary mortgage insurer for Mortgage Loans with lender-paid Primary Insurance Policy.

         The Servicer shall keep and maintain a separate, detailed accounting, on a Mortgage Loan-by-Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account pursuant to this SECTION.

         Section 5.06 ESTABLISHMENT OF ESCROW ACCOUNTS; DEPOSITS IN ESCROW.

         The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts. The creation of any Escrow Account shall be evidenced by a certification in the form shown on EXHIBIT 5.06-1 attached hereto, in the case of an account established with the Servicer, or a letter agreement in the form shown on EXHIBIT 5.06-2 attached hereto, in the case of an account held by a depository other than the Servicer, such depository having been consented to by the Purchaser. In either case, a copy of such certification or letter agreement shall be furnished to the Purchaser.

         The Servicer shall deposit in each Escrow Account on a daily basis, and retain therein, (i) all Escrow Payments collected on account of the related Mortgage Loans for the purpose of effecting timely payment of any such items as required under the terms of this Agreement, and (ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property. The Servicer shall make withdrawals therefrom only to effect such payments as are required under SECTIONS 5.07 and/or 5.08. The Servicer shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes, without any right of reimbursement therefor. The Servicer shall be responsible for ensuring that the administrator of the Escrow Account complies with all applicable laws, and shall indemnify and hold the Purchaser harmless with respect to the administration of such Accounts.

         Section 5.07 PERMITTED WITHDRAWALS FROM ESCROW ACCOUNTS.

         Withdrawals from any Escrow Account may be made by the Servicer only
(i) to effect timely payments of ground rents, taxes, assessments, water rates, hazard insurance premiums, Primary Insurance Policy premiums, if applicable, and comparable items constituting Escrow Payments for the related Mortgage, (ii) to reimburse the Servicer for any Servicing Advance made by the Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan that represent late payments or collections of Escrow Payments thereunder, (iii) to refund to the Mortgagor any funds as may be determined to be overages, (iv) if permitted by applicable law, for transfer to the Collection Account in accordance with the terms of this Agreement, (v) for application to restoration or repair of the Mortgaged Property in accordance with the terms of the related Mortgage Loan, (vi) to pay to the Servicer, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account, (vii) to reimburse a Mortgagor in connection with the making of the Payoff of the related Mortgage Loan or the termination of all or part of the escrow requirement in connection with the Mortgage Loan, (viii) to remove any amounts deposited into the Escrow Account in error; or (ix) to clear and terminate the Escrow Account on the termination of this Agreement.

         Section 5.08 PAYMENT OF TAXES, INSURANCE AND OTHER CHARGES; MAINTENANCE OF PRIMARY INSURANCE POLICIES; COLLECTIONS THEREUNDER.

         With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Insurance Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums, and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage and applicable law. If a Mortgage does not provide for Escrow Payments, then the Servicer shall require that any such payments be made by the Mortgagor at the time they first become due. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments but shall be entitled to reimbursement thereof in accordance with the terms of this Agreement.
         The Servicer shall maintain in full force and effect a Primary Insurance Policy, conforming in all respects to the description set forth in
SECTION 3.03(29), issued by an insurer described in that SECTION, with respect to each Mortgage Loan for which such coverage is required. Such coverage will be maintained in accordance with Acceptable Servicing Procedures and until such time, if any, as such insurance is required to be released in accordance with the provisions of applicable law including, but not limited to, the Homeowners Protection Act of 1998. The Servicer shall assure that all premiums due under any Primary Insurance Policy are paid in a timely manner, but, shall be entitled to reimbursement pursuant to the terms of this Agreement for premiums paid by the Servicer on behalf of any Mortgagor who is obligated to pay such premiums but fails to do so. The Servicer shall not cancel or refuse to renew any Primary Insurance Policy in effect on the Funding Date that is required to be kept in force under this Agreement unless a replacement Primary Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Mortgage Insurer . The Servicer shall not take any action which would result in noncoverage under any applicable Primary Insurance Policy of any loss which, but for the actions of the Servicer, would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to SECTION 7.01, the Servicer shall promptly notify the insurer under the related Primary Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Insurance Policy. If such Primary Insurance Policy is terminated as a result of such assumption or substitution of liability, then the Servicer shall obtain, and, except as otherwise provided above, maintain, a replacement Primary Insurance Policy as provided above.

         In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Primary Insurance Policy in a timely fashion in accordance with the terms of such policies and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 5.04, any amounts collected by the Servicer under any Primary Insurance Policy shall be deposited in the Collection Account, subject to withdrawal in accordance with SECTION 5.05.

         Section 5.09 TRANSFER OF ACCOUNTS.

         The Servicer may transfer the Collection Account or any Escrow Account to a different depository institution from time to time; PROVIDED that (i) no such transfer shall be made unless all certifications or letter agreements required under SECTION 5.04 have been executed and delivered by the parties thereto; and (ii) concurrently upon any such transfer, the Servicer shall give written notice thereof to the Purchaser. Notwithstanding anything to the contrary contained herein, the Collection Account and each Escrow Account shall at all times constitute Eligible Accounts.

         To the extent that at any time the funds in either the Collection Account or the Escrow Account should exceed the FDIC maximum insurance limit, (the "Excess Amount"), the Servicer shall put such Excess Amounts into Permitted Investments, which funds shall be brought back into the Collection Account or Escrow Account, as the case may be, for distribution to the Purchaser on the related Remittance Date.

         Section 5.10 MAINTENANCE OF HAZARD INSURANCE.

         The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount that is at least equal to the lesser of (a) the maximum insurable value of the improvements securing such Mortgage Loan and (b) the greater of (1) the Unpaid Principal Balance of such Mortgage Loan or (2) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the loss payee from becoming a co-insurer.

         If any Mortgaged Property is in an area identified by the Federal Emergency Management Agency as having special flood hazards and such flood insurance has been made available, then the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the National Flood Insurance Program with a generally acceptable insurance carrier, in an amount representing coverage not less than the lesser of (a) the outstanding principal balance of the related Mortgage Loan or (b) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended.

         The Servicer shall also maintain on each REO Property fire, hazard and liability insurance, and to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance with extended coverage in an amount which is at least equal to the lesser of (a) the maximum insurable value of the improvements which are a part of such property and (b) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property plus accrued interest at the Note Rate and related Servicing Advances.

         All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer, or upon request to the Purchaser, and shall provide for at least 30 days prior written notice of any cancellation, reduction in the amount of, or material change in, coverage to the Servicer. The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, PROVIDED that the Servicer shall not accept any such insurance policies from insurance companies unless such companies (a) currently reflect (1) a general policyholder's rating of B+ or better and a financial size category of III or better in Best's Key Rating Guide, or (2) a general policyholder's rating of "A" or "A-" or better in Best's Key Rating Guide, and (b) are licensed to do business in the state wherein the related Mortgaged Property is located. Notwithstanding the foregoing, the Servicer may accept a policy underwritten by Lloyd's of London or, if it is the only coverage available, coverage under a state's Fair Access to Insurance Requirement (FAIR) Plan. If a hazard policy becomes in danger of being terminated, or the insurer ceases to have the ratings noted above, the Servicer shall notify the Purchaser and the related Mortgagor, and shall use its best efforts, as permitted by applicable law, to obtain from another qualified insurer a replacement hazard insurance policy substantially and materially similar in all respects to the original policy. In no event, however, shall a Mortgage Loan be without a hazard insurance policy at any time, subject only to Section 5.11.

         Pursuant to SECTION 5.04, any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Acceptable Servicing Procedures, shall be deposited in the Collection Account within one Business Day after receipt, subject to withdrawal in accordance with SECTION 5.05. Any cost incurred by the Servicer in maintaining any such insurance shall not, for the purpose of calculating remittances to the Purchaser, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

         It is understood and agreed that no earthquake or other additional insurance need be required by the Servicer of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

         Section 5.11 MAINTENANCE OF MORTGAGE IMPAIRMENT INSURANCE POLICY .

         If the Servicer obtains and maintains a blanket policy issued by an issuer that has a Best's Key rating of A+:V insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to SECTION 5.10 and otherwise complies with all other requirements of SECTION 5.10, it shall conclusively be deemed to have satisfied its obligations as set forth in SECTION 5.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with SECTION 5.10 and there shall have been one or more losses which would have been covered by such policy, deposit in the Collection Account the amount not otherwise payable under the blanket policy because of such deductible clause; PROVIDED that the Servicer shall not be entitled to obtain reimbursement therefor. In connection with its activities as servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Servicer shall cause to be delivered to the Purchaser a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Purchaser.

         Section 5.12 FIDELITY BOND; ERRORS AND OMISSIONS INSURANCE.

         The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies that would meet the requirements of FNMA and FHLMC on all officers, employees or other Persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance shall be in the form of the "Mortgage Banker's Blanket Bond" and shall protect and insure the Servicer against losses, including losses arising by virtue of any Mortgage Loan not being satisfied in accordance with the procedures set forth in SECTION
7.02 and/or losses resulting from or arising in connection with forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of or by such Persons. Such Fidelity Bond shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 5.12 requiring the Fidelity Bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by FNMA in the FNMA Guide and by FHLMC in the FHLMC Servicing Guide. The Servicer shall cause to be delivered to the Purchaser on or before the Funding Date: (i) a certified true copy of the Fidelity Bond and insurance policy; (ii) a written statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without 30 days prior written notice to the Purchaser; and
(iii) written evidence reasonably satisfactory to the Purchaser that such Fidelity Bond or insurance policy provides that the Purchaser is a beneficiary or loss payee thereunder.

         Section 5.13 MANAGEMENT OF REO PROPERTIES.

If title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure (each, an "REO Property"), the deed or certificate of sale shall be taken in the name of the Purchaser or the Person (which may be the Servicer for the benefit of the Purchaser) designated by the Purchaser, or in the event the Purchaser or such Person is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Servicer from an attorney duly licensed to practice law in the state where the REO Property is located. The Servicer (acting alone or through a subservicer), on behalf of the Purchaser, shall, subject to SECTION 5.01(iii)(c), dispose of any REO Property pursuant to SECTION 5.14. Unless an appraisal prepared by an MAI Appraiser who is Independent in accordance with the provisions of 12 C.F.R. 225.65 shall have been obtained in connection with the acquisition of such REO Property, promptly following any acquisition by the Purchaser (through the Servicer) of an REO Property, the Servicer shall obtain a narrative appraisal thereof (at the expense of the Purchaser) in order to determine the fair market value of such REO Property. The Servicer shall promptly notify the Purchaser of the results of such appraisal. The Servicer shall also cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least as required by Acceptable Servicing Practices thereafter, and Servicer shall be entitled to be reimbursed for expenses in connection therewith in accordance with this Agreement. The Servicer shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Servicer's Mortgage File and copies thereof shall be forwarded by the Servicer to the Purchaser. The Servicer shall also furnish to the Purchaser the applicable reports required under SECTION 8.01.

         Notwithstanding anything to the contrary contained herein, if a REMIC election has been or is to be made with respect to the arrangement under which the Mortgage Loans and the REO Properties are held, then the Servicer shall manage, conserve, protect and operate each REO Property in a manner that does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 86OG(a)(8) of the Code or result in the receipt by such REMIC of any "income from non-permitted assets" within the meaning of Section 86OF(a)(2)(B) or any "net income from foreclosure property" within the meaning of Section 86OG(c)(2) of the Code (or comparable provisions of any successor or similar legislation).

         The Servicer shall deposit and hold all revenues and funds collected and received in connection with the operation of each REO Property in the Collection Account, and the Servicer shall account separately for revenues and funds received or expended with respect to each REO Property.

         The Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement (and, in particular, SECTION 5.01(iii)(c)), to do any and all things in connection with any REO Property as are consistent with the servicing standards set forth in SECTION
5.01. In connection therewith, the Servicer shall deposit or cause to be deposited on a daily basis in the Collection Account all revenues and collections received or collected by it with respect to each REO Property, including all proceeds of any REO Disposition. Subject to SECTION 5.15(iv), the Servicer shall withdraw (without duplication) from the Collection Account, but solely from the revenues and collections received or collected by it with respect to a specific REO Property, such funds necessary for the proper operation, management and maintenance of such REO Property, including the following:

         (1) all insurance premiums due and payable in respect of such REO Property;

         (2) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

         (3) all customary and reasonable costs and expenses necessary to maintain, repair, appraise, evaluate, manage or operate such REO Property (including the customary and reasonable costs incurred by any "managing agent" retained by the Servicer in connection with the maintenance, management or operation of such REO Property);

         (4) all reasonable costs and expenses of restoration improvements, deferred maintenance and tenant improvements; and

         (5) all other reasonable costs and expenses, including reasonable attorneys' fees, that the Servicer may suffer or incur in connection with its performance of its obligations under this SECTION (other than costs and expenses that the Servicer is expressly obligated to bear pursuant to this Agreement).

To the extent that amounts on deposit in the Collection Account are insufficient for the purposes set forth in clauses (1) through (5) above, the Servicer shall, subject to SECTION 6.04, advance the amount of funds required to cover the shortfall with respect thereto. The Servicer shall promptly notify the Purchaser in writing of any failure by the Servicer to make a Servicing Advance of the type specified in clauses (1) or () above (irrespective of whether such Servicing Advance is claimed to be non-recoverable by the Servicer pursuant to
SECTION 6.04).
Following the consummation of an REO Disposition, the Servicer shall remit to the Purchaser, in accordance with SECTION 6.01, any proceeds from such REO Disposition in the Collection Account following the payment of all expenses and Servicing Advances relating to the subject REO Property.

         Section 5.14 SALE OF SPECIALLY SERVICED MORTGAGE LOANS AND REO PROPERTIES.

         Subject to SECTION 5.01 (and, specifically, SECTION 5.01(3)(c)) and
SECTION 5.15, the Servicer shall offer to sell any REO Property no later than the time determined by the Servicer to be sufficient to result in the sale of such REO Property on or prior to the purchase date specified in SECTION 5.15(3). In accordance with the servicing standards set forth in SECTION 5.01, the Servicer shall solicit bids and offers from Persons for the purchase of any Specially Serviced Mortgage Loan or REO Property and, upon receipt thereof, promptly (but in any event within 3 Business Days) present such bids and offers to the Purchaser. The Servicer shall not accept any bid or offer for any Specially Serviced Mortgage Loan or REO Property except in compliance with
SECTION 5.01(3(c). The Purchaser may reject any bid or offer if the Purchaser determines the rejection of such bid or offer would be in the best interests of the Purchaser. If the Purchaser rejects any bid or offer, the Servicer shall, if appropriate, seek an extension of the 2 year period referred to in SECTION 5.15.

         Subject to SECTION 5.01 (and, specifically, SECTION 5.01(3)(c)) and
SECTION 5.15, the Servicer shall act on behalf of the Purchaser in negotiating and taking any other action necessary or appropriate in connection with the sale of any Specially Serviced Mortgage Loan or REO Property, including the collection of all amounts payable in connection therewith. The terms of sale of any Specially Serviced Mortgage Loan or REO Property shall be in the sole discretion of the Purchaser. Any sale of a Specially Serviced Mortgage Loan or any REO Disposition shall be without recourse to, or representation or warranty by, the Purchaser or the Servicer, and, if consummated in accordance with the terms of this Agreement, then the Servicer shall have no liability to the Purchaser with respect to the purchase price therefor accepted by the Purchaser. The proceeds of any sale after deduction of the expenses of such sale incurred in connection therewith shall be promptly deposited in (a) if such sale is an REO Disposition, in the Collection Account in accordance with SECTION 5.13 and
(b) in any other circumstance, the Collection Account in accordance with SECTION 5.04.

         Section 5.15 REALIZATION UPON SPECIALLY SERVICED MORTGAGE LOANS AND REO PROPERTIES.

         (1) Subject to SECTION 5.01(iii)(c), the Servicer shall foreclose upon or otherwise comparably convert the ownership of properties securing such of the Specially Serviced Mortgage Loans as come into and continue in default and as to which (a) in the reasonable judgment of the Servicer, no satisfactory arrangements can, in accordance with Acceptable Servicing Procedures, be made for collection of delinquent payments pursuant to SECTION 5.01 and (b) such foreclosure or other conversion is otherwise in accordance with SECTION 5.01. The Servicer shall not be required to expend its own funds in connection with any foreclosure or towards the restoration, repair, protection or maintenance of any property unless it shall determine that such expenses will be recoverable to it as Servicing Advances either through Liquidation Proceeds or through Insurance Proceeds (in accordance with SECTION 5.05) or from any other source relating to the Specially Serviced Mortgage Loan(including REO Disposition Proceeds). The Servicer shall be required to advance funds for all other costs and expenses incurred by it in any such foreclosure proceedings; PROVIDED that it shall be entitled to reimbursement thereof from the proceeds of liquidation of the related Mortgaged Property, as contemplated by SECTION 5.05.

         (2) Upon any Mortgaged Property becoming an REO Property, the Servicer shall promptly notify the Purchaser thereof, specifying the date on which such Mortgaged Property became an REO Property. Pursuant to its efforts to sell such REO Property, the Servicer shall, either itself or through an agent selected by it, protect and conserve such REO Property in accordance with the servicing standards set forth in SECTION 5.01 and may, subject to SECTION 5.01(3)(c) and incident to its conservation and protection of the interests of the Purchaser, rent the same, or any part thereof, for the period to the sale of such REO Property.

         (3) Notwithstanding anything to the contrary contained herein, the Purchaser shall not, and the Servicer shall not on the Purchaser's behalf, acquire any real property (or personal property incident to such real property) except in connection with a default or a default that is imminent on a Mortgage Loan. If the Purchaser acquires any real property (or personal property incident to such real property) in connection with such a default, then such property shall be disposed of by the Servicer in accordance with this SECTION and SECTION
5.14 as soon as possible but in no event later than 2 years after its acquisition by the Servicer on behalf of the Purchaser, unless the Servicer obtains, at the expense of the Purchaser, in a timely fashion an extension from the Internal Revenue Service for an additional specified period.

         (4) Any recommendation of the Servicer to foreclose on a defaulted Mortgage Loan shall be subject to a determination by the Servicer that the proceeds of such foreclosure would exceed the costs and expenses of bringing such a proceeding. The income earned from the management of any REO Property, net of reimbursement to the Servicer for Servicing Advances and fees for work-out compensation in accordance with the FHLMC Servicing Guide, incurred with respect to such REO Property under SECTION 5.13, shall be applied to the payment of the costs and expenses set forth in SECTION 5.13(iv), with any remaining amounts to be promptly deposited in the Collection Account in accordance with SECTION 5.13.

         (5) If, in the exercise of its servicing obligations with respect to any Mortgaged Property hereunder, the Servicer deems it is necessary or advisable to obtain an Environmental Assessment, then the Servicer shall so obtain an Environmental Assessment, it being understood that all reasonable costs and expenses incurred by the Servicer in connection with any such Environmental Assessment (including the cost thereof) shall be deemed to be Servicing Advances recoverable by the Servicer pursuant to SECTION 5.13(4). Such Environmental Assessment shall (a) assess whether (1) such Mortgaged Property is in material violation of applicable Environmental Laws or (2) after consultation with an environmental expert, taking the actions necessary to comply with applicable Environmental Laws is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions, and (b) identify whether (1) any circumstances are present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or (2) if such circumstances exist, after consultation with an environmental expert, taking such actions is reasonably likely to produce a greater recovery on a present value basis than not taking such actions. (The conditions described in the immediately preceding clauses (a) and (b) shall be referred to herein as "ENVIRONMENTAL CONDITIONS PRECEDENT TO FORECLOSURE.") If any such Environmental Assessment so warrants, the Servicer is hereby authorized to and shall perform such additional environmental testing as it deems necessary and prudent to establish the satisfaction of the foregoing Environmental Conditions Precedent to Foreclosure or to proceed in accordance with SUBSECTION (6) or (7), as the case may be, below (such additional testing thereafter being included in the term "ENVIRONMENTAL ASSESSMENT").

         (6) If an Environmental Assessment deemed necessary or advisable by the Servicer in accordance with SUBSECTION 5 of this SECTION 5.15 establishes that any of the Environmental Conditions Precedent to Foreclosure is not satisfied with respect to any Mortgaged Property, but the Servicer in good faith reasonably believes that it is in the best economic interest of the Purchaser to proceed against such Mortgaged Property and, if title thereto is acquired, to take such remedial, corrective or other action with respect to the unsatisfied condition or conditions as may be prescribed by applicable law to satisfy such condition or conditions, then the Servicer shall so notify the Purchaser. If, pursuant to SECTION 5.01(iii)(c), the Purchaser has notified the Servicer in writing to proceed against such Mortgaged Property, then the Servicer shall so proceed. The cost of any remedial, corrective or other action contemplated by the preceding sentence in respect of any of the Environmental Conditions Precedent to Foreclosure that is not satisfied shall not be an expense of the Servicer and the Servicer shall not be required to expend or risk its own funds or otherwise incur any financial liability in connection with any such action.

         (7) If an Environmental Assessment deemed necessary or advisable by the Servicer in accordance with SUBSECTION 5 of this SECTION 5.15 establishes that any of the Environmental Conditions Precedent to Foreclosure is not satisfied with respect to any Mortgaged Property and, in accordance with SECTION 5.01(3)(c), the Purchaser elects or is deemed to have elected not to proceed against such Mortgaged Property, then the Servicer shall, subject to SECTION 5.01(3)(c), take such action as Purchaser and Servicer shall agree upon. .

         (8) Prior to the Servicer taking any action with respect to the use, management or disposal of any hazardous materials on any Mortgaged Property, the Servicer shall request the approval of the Purchaser in accordance with SECTION 5.01(3(c) and, if such action is approved by the Purchaser, (a) keep the Purchaser apprised of the progress of such action; and (b) take such action in compliance with all applicable Environmental Laws.

         Section 5.16 INVESTMENT OF FUNDS IN THE COLLECTION ACCOUNT.

         The Servicer may direct any depository institution which holds a Collection Account to invest the funds in the Collection Account in one or more Permitted Investments bearing interest. All such Permitted Investments shall be held to maturity, unless payable on demand. In the event amounts on deposit in the Collection Account are at any time invested in a Permitted Investment payable on demand, the Servicer shall:

         (a) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

         (b) demand payment of all amounts due thereunder promptly upon determination by the Servicer or notice from the Purchaser that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Collection Account.

All income and gain realized from investment of funds deposited in the Collection Account shall be for the benefit of the Servicer and shall be subject to its withdrawal in accordance with SECTION 5.05. The Servicer shall deposit in the Collection Account the amount of any loss incurred in respect of any Permitted Investment immediately upon realization of such loss.

                    ARTICLE V: REPORTS; REMITTANCES; ADVANCES

         Section 6.01 REMITTANCES.

         (1) On each Remittance Date, the Servicer shall remit to the Purchaser
(a) all amounts credited to the Collection Account as of the close of business on the preceding Determination Date (including (1) the amount of any Payoff, together with interest thereon at the related Remittance Rate to the end of the month in which prepayment of the related Mortgage Loan occurs and (2) all proceeds of any REO Disposition net of amounts payable to the Servicer pursuant to SECTION 5.13), net of charges against or withdrawals from the Collection Account in accordance with Section 5.05, which charges against or withdrawals from the Collection Account the Servicer shall make solely on such Remittance Date, plus (b) all Monthly Advances, if any, which the Servicer is obligated to remit pursuant to SECTION 6.03; PROVIDED that the Servicer shall not be required to remit, until the next following Remittance Date, Prepaid Monthly Payments and minus principal prepayments received after the last calendar day of the month preceding the Remittance Date. any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date.

         (2) All remittances made to the Purchaser on each Remittance Date will be made to the Purchaser or Purchaser's designee by wire transfer of immediately available funds accordingly to the instructions that will be provided by Purchaser to the Servicer.

         (3) With respect to any remittance received by the Purchaser after the Business Day on which such payment was due, the Servicer shall pay to the Purchaser interest on any such late payment at an annual rate equal to the rate of interest as is publicly announced from time to time by Citibank, N.A., New York, New York, as its prime lending rate, adjusted as of the date of each change, plus two percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by the Servicer to the Purchaser on the date such late payment is made and shall cover the period commencing with the Business Day on which such payment was due and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with such late payment. Neither the payment by the Servicer nor the acceptance by the Purchaser of any such interest shall be deemed an extension of time for payment or a waiver by the Purchaser of any Event of Default.

         Section 6.02 REPORTING.

         On or before the 5th calendar day (or, if such day is not a Business Day, on the immediately succeeding Business Day) of each month during the term hereof, the Servicer shall deliver to the Purchaser monthly accounting reports in the form of EXHIBITS 6.02(A) through 6.02(G) attached hereto with respect to the most recently ended Monthly Period and the 6.02 (b) will be given in electronic form.. . The Purchaser may assess penalty fees in accordance with The FNMA Guidefor late or incorrect reporting.

         The Servicer shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time.

         Section 6.03 MONTHLY ADVANCES BY THE SERVICER.

         (1) Not later than the close of business on the Business Day immediately preceding each Remittance Date, the Servicer shall deposit in the Collection Account an amount equal to all Monthly Payments not previously advanced by the Servicer (with interest adjusted to the Remittance Rate) that were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date. The Servicer may reduce the total amount to be deposited in the Collection Account as required by the foregoing sentence by the amount of funds in the Collection Account which represent Prepaid Monthly Payments.

         (2) The Servicer's obligations to make Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the Remittance Date for the remittance of all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds or Condemnation Proceeds) with respect to the Mortgage Loan; PROVIDED that such obligation shall cease if the Servicer furnishes to the Purchaser an Officers' Certificate evidencing the determination by the Servicer in accordance with SECTION 6.04 that advances with respect to such Mortgage Loan are non-recoverable.

         Section 6.04 NON-RECOVERABLE ADVANCES.

         The determination by the Servicer that any Monthly Advance or Servicing Advance, if made, would constitute a non-recoverable advance shall be evidenced by an Officers' Certificate delivered to the Purchaser detailing the reasons for such determination, with copies of a relevant appraisal by an MAI Appraiser who is Independent and, if such reports are to be used to determine that any Monthly Advance or Servicing Advance would be a non-recoverable advance, all engineers' reports, environmental reports or other information relevant thereto that support such determination. Such Officers' Certificate shall set forth the Servicer's considerations in reaching its conclusion that such advance is non-recoverable, and such conclusion shall be based upon, in addition to the above-described appraisal and reports, income and expense statements, rent rolls, occupancy, property inspections, servicer inquiries and other information of similar nature that support the Servicer's conclusion that such advance is non-recoverable. The Purchaser shall have a period of 45 days following the later of (i) the receipt by the Purchaser of such Officers' Certificate and all documentation supplied by the Servicer relating thereto and (ii) the receipt by the Purchaser of such other related documentation or information as shall have been reasonably requested by the Purchaser within 30 days following the delivery of such Officers' Certificate, to approve, by the exercise by the Purchaser of its reasonable credit judgment, the subject Monthly Advance or Servicing Advance as a non-recoverable advance. Only if the Purchaser has so approved any Monthly Advance or Servicing Advance as non-recoverable shall the Servicer be entitled to reimbursement for such non-recoverable advance (solely to the extent made) as provided in SECTION 5.05 or SECTION 5.13, as applicable. The Servicer shall also deliver to the Purchaser from time to time upon request copies of any appraisals and other reports or information of the type described in this SECTION 6.04 that it possesses relative to any Mortgaged Property.

         Section 6.05 ITEMIZATION OF SERVICING ADVANCES.

         The Servicer shall provide the Purchaser with an itemization of all Servicing Advances incurred or made by the Servicer hereunder not less than quarterly and at such other times as the Purchaser may from time to time reasonably request.

                    ARTICLE VI: GENERAL SERVICING PROCEDURE

         Section 7.01 ENFORCEMENT OF DUE-ON-SALE CLAUSES, ASSUMPTION AGREEMENTS.

         (1) The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause applicable thereto; PROVIDED that the Servicer shall not exercise any such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Insurance Policy, if any. (2) If the Servicer is prohibited from enforcing such "due-on-sale" clause, then the Servicer will enter into an assumption agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such Person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. (For purposes of this SECTION 7.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.) If any Mortgage Loan is to be assumed, then the Servicer shall inquire into the creditworthiness of the proposed transferee and shall use the same Cendant Mortgage underwriting criteria for approving the credit of the proposed transferee that are used with respect to underwriting mortgage loans of the same type as the Mortgage Loans. Where an assumption is allowed, the Servicer, with the prior written consent of the primary mortgage insurer, if any, and subject to the conditions of SECTION 7.01(iii), shall, and is hereby authorized to, enter into a substitution of liability agreement with the Person to whom the Mortgaged Property is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement. In no event shall the Note Rate, the amount of the Monthly Payment or the final maturity date be changed. The Servicer shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Purchaser's Mortgage File and shall, for all purposes, be considered a part of such Purchaser's Mortgage File to the same extent as all other documents and instruments constituting a part thereof. Any fee collected by the Servicer for entering into an assumption or substitution of liability agreement shall be retained by the Servicer as additional compensation for servicing the Mortgage Loans. (3) If the credit of the proposed transferee does not meet such underwriting criteria, then the Servicer shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

         Section 7.02 SATISFACTION OF MORTGAGES AND RELEASE OF MORTGAGE FILES.

         Upon the payment in full of any Mortgage Loan, the Servicer will immediately notify the Purchaser by a certification of a Servicing Officer, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to SECTION 5.04 have been or will be so deposited and shall request delivery to it of the Purchaser's Mortgage File held by the Purchaser or its designee. Upon receipt of such certification and request, the Purchaser shall promptly release the related mortgage documents to the Servicer and the Servicer shall promptly prepare and process any satisfaction or release. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account.

         If the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage, or should it otherwise take such action which results in a reduction of the coverage under the Primary Insurance Policy, if any, then the Servicer shall promptly give written notice thereof to the Purchaser, and, within 10 Business Days following written demand therefor from the Purchaser to the Servicer, the Servicer shall repurchase the related Mortgage Loan by paying to the Purchaser the Repurchase Price therefor by wire transfer of immediately available funds directly to the Purchaser's Account.

         From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for this purpose collection under any Primary Insurance Policy, the Purchaser or Purchaser's designee shall, upon request of the Servicer and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the Mortgage File held by the Purchaser to the Servicer. Such servicing receipt shall obligate the Servicer to return the related Mortgage Loan documents to the Purchaser when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Collection Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or nonjudicially, and the Servicer has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated and the Liquidation Proceeds were deposited in the Collection Account, the servicing receipt shall be released by the Purchaser to the Servicer.

         Section 7.03 SERVICING COMPENSATION.

         As compensation for its services hereunder, the Servicer shall be entitled to retain from interest payments actually collected on the Mortgage Loans the amounts provided for as the Servicing Fee. The Servicing Fee in respect of a Mortgage Loan for a particular month shall become payable only upon the receipt by the Servicer from the Mortgagor of the full Monthly Payment in respect of such Mortgage Loan. Additional servicing compensation in the form of assumption fees, as provided in SECTION 7.01, late payment charges and other servicer compensation for modifications, short sales, and other services not to exceed those fees described in the FHLMC Servicing Guide shall be retained by the Servicer to the extent not required to be deposited in the Collection Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

         Section 7.04 ANNUAL STATEMENT AS TO COMPLIANCE.

         The Servicer will deliver to the Purchaser on or before March 31 of each year, beginning with March 31, 2002, an Officers' Certificate stating that
(i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, (ii) the Servicer has fully complied with the provisions of this Agreement and (iii) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof.

         Section 7.05 ANNUAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' SERVICING REPORT.

         On or before March 31 of each year beginning March 31, 2002, the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the servicing of the mortgage loans generally that include a sampling of the Mortgage Loans, the provisions of
ARTICLE VI have been complied with and, on the basis of such an examination conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance with this Agreement, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.

         Section 7.06 PURCHASER'S RIGHT TO EXAMINE SERVICER RECORDS.

         The Purchaser shall have the right to examine and audit, during business hours or at such other times as are reasonable under applicable circumstances, upon five days advance notice any and all of (i) the credit and other loan files relating to the Mortgage Loans or the Mortgagors, (ii) any and all books, records, documentation or other information of the Servicer (whether held by the Servicer or by another) relating to the servicing of the Mortgage Loans and (iii) any and all books, records, documentation or other information of the Servicer (whether held by the Servicer or by another) that are relevant to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement. The Servicer shall be obligated to make the foregoing information available to the Purchaser at the site where such information is stored; PROVIDED that the Purchaser shall be required to pay all reasonable costs and expenses incurred by the Servicer in making such information available.

              ARTICLE VIII REPORTS TO BE PREPARED BY THE SERVICER

         Section 8.01 THE SERVICER'S REPORTING REQUIREMENTS.

         ELECTRONIC FORMAT. If requested by the Purchaser or its designee, the Servicer shall supply any and all information regarding the Mortgage Loans and the REO Properties, including all reports required to be delivered pursuant to
SECTION 5.03, SECTION 6.02 and this SECTION 8.01, to the Purchaser in electronic format reasonably acceptable to Purchaser.

         REO PROPERTY REPORTS. On or before the 3rd Business Day preceding each Determination Date, the Servicer shall deliver to the Purchaser a report, in form acceptable to Purchaser, describing in reasonable detail the Servicer's efforts in connection with the sale of each REO Property and setting forth all operating income (including rental income) and operating expenses pertaining to each REO Property for the previous month, together with rent rolls, operating statements, and such other information as is referenced on such report pertaining to the REO Property.

         ADDITIONAL REPORTS; FURTHER ASSURANCES. On or before the 3rd Business Day preceding each Determination Date, the Servicer shall deliver to the Purchaser (i) a report, acceptable to the Purchaser, describing in reasonable detail all Mortgage Loans that are 90 days or more delinquent and the Servicer's activities in connection with such delinquencies and (ii) a report (substantially in the form of EXHIBIT 8.01 attached hereto) with respect to delinquent Mortgage Loans. Utilizing resources reasonably available to the Servicer without incurring any cost except the Servicer's overhead and employees' salaries, the Servicer shall furnish to the Purchaser during the term of this Agreement such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be reasonably requested by the Purchaser with respect to Mortgage Loans or REO Properties (provided the Purchaser shall have given the Servicer reasonable notice and opportunity to prepare such reports, information or documentation), including any reports, information or documentation reasonably required to comply with any regulations of any governmental agency or body having jurisdiction over the Purchaser, all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request. If any of such reports are not customarily prepared by the Servicer or require that the Servicer program data processing systems to create the reports, then the Purchaser shall pay to the Servicer a fee mutually agreed to by the Purchaser and the Servicer taking into account the Servicer's actual time and cost in preparing such reports. The Servicer agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

         Section 8.02 FINANCIAL STATEMENTS.

         The Servicer understands that, in connection with marketing the Mortgage Loans, the Purchaser may make available to any prospective purchaser of the Mortgage Loans the Servicer's audited financial statements for its fiscal year 1999 and its audited financial statements for fiscal year 2000, together with any additional statements provided pursuant to the next sentence. During the term hereof, the Servicer will deliver to the Purchaser audited financial statements for each of its fiscal years following the Funding Date and all other financial statements prepared following the Funding Date to the extent any such statements are available upon request to the public at large.

         The Servicer also agrees to make available upon reasonable notice and during normal business hours to any prospective purchasers of the Mortgage Loans a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Servicer or the financial statements of the Servicer which may affect, in any material respect, the Servicer's ability to comply with its obligations under this Agreement, and to permit any prospective purchasers upon reasonable notice and during normal business hours to inspect the Servicer's servicing facilities for the purpose of satisfying such prospective purchasers that the Servicer has the ability to service the Mortgage Loans in accordance with this Agreement.

                             ARTICLEIX: THE SELLERS

         Section 9.01 INDEMNIFICATION; THIRD PARTY CLAIMS.

         Each Seller shall indemnify and hold harmless the Purchaser, its directors, officers, agents, employees, and assignees (each, an "Indemnified Party") from and against any costs, damages, expenses (including reasonable attorneys' fees and costs, irrespective of whether or not incurred in connection with the defense of any actual or threatened action, proceeding, or claim), fines, forfeitures, injuries, liabilities or losses ("Losses") suffered or sustained in any way by any such Person, no matter how or when arising (including Losses incurred or sustained in connection with any judgment, award, or settlement), in connection with or relating to (i) a breach by such Seller of any of its representations and warranties contained in ARTICLE III or (ii) a breach by such Seller of any of its covenants and other obligations contained herein including any failure to service the Mortgage Loans in compliance with the terms hereof. The applicable Seller shall immediately (i) notify the Purchaser if a claim is made by a third party with respect to this Agreement, any Mortgage Loan and/or any REO Property (ii) assume the defense of any such claim and pay all expenses in connection therewith, including attorneys' fees, and (iii) promptly pay, discharge and satisfy any judgment, award, or decree that may be entered against it or the Indemnified Party in respect of such claim. Nothing contained herein shall prohibit the Indemnified Party, at its expense, from retaining its own counsel to assist in any such proceedings or to observe such proceedings; PROVIDED that neither Seller shall be obligated to pay or comply with any settlement to which it has not consented. All amounts required to be paid or reimbursed by a Seller hereunder shall be paid or reimbursed as and when incurred by the Indemnified Party upon demand therefor by such Indemnified Party.

         Section 9.02 MERGER OR CONSOLIDATION OF THE SELLER.

         Each Seller will keep in full effect its existence, rights and franchises as a corporation or a Delaware business trust, as applicable, under the laws of the state of its organization and will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which a Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation (including by means of the sale of all or substantially all of such Seller's assets to such Person) to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; PROVIDED that, unless otherwise consented to by the Purchaser, the successor or surviving Person, in the case of a merger or consolidation, etc. of the Servicer, shall be an institution qualified to service mortgage loans on behalf of FNMA and FHLMC in accordance with the requirements of Section 3.02(1), shall not cause a rating on any security backed by a Mortgage Loan to be downgraded and shall satisfy the requirements of Section 12.01 with respect to the qualifications of a successor to such Seller.

         Section 9.03 LIMITATION ON LIABILITY OF THE SELLERS AND OTHERS.

         Neither the Sellers nor any of the officers, employees or agents of the Sellers shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement or pursuant to the express written instructions of the Purchaser, or for errors in judgment made in good faith; PROVIDED that this provision shall not protect the Sellers or any such Person against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith, negligence or any breach in the performance of the obligations and duties hereunder. The Sellers and any officer, employee or agent of the Sellers may rely in good faith on any document of any kind reasonably believed by the Sellers or such Person to be genuine and PRIMA FACIE properly executed and submitted by any Person respecting any matters arising hereunder.

         The Sellers shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to their duties hereunder and which in their opinion may involve them in any expense or liability; PROVIDED that the Sellers may with the written consent of Purchaser undertake any such action that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Sellers shall notify the Purchaser and the Purchaser shall either (1) authorize the removal of the expenses by the Seller from the Collection Account or (2) Remit the requested expenses to the Seller .

         Section 9.04 SERVICER NOT TO RESIGN.

         With respect to the retention by Cendant Mortgage of the servicing of the Mortgage Loans and the REO Properties hereunder, Cendant Mortgage acknowledges that the Purchaser has acted in reliance upon Cendant Mortgage's Independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Consequently, Cendant Mortgage shall not assign the servicing rights retained by it hereunder to any third party nor resign from the obligations and duties hereby imposed on it except (i) with the approval of the Purchaser, such approval not to be unreasonably withheld, or (ii) 30 Business Days following any determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by Cendant Mortgage. Any determination permitting the transfer of the servicing rights or the resignation of Cendant Mortgage under SUBSECTION (ii) hereof shall be evidenced by an opinion of counsel to such effect delivered to the Purchaser, which opinion of counsel shall be in form and substance reasonably acceptable to the Purchaser.

                               ARTICLEX: DEFAULT

         Section 10.01 EVENTS OF DEFAULT.

         In case one or more of the following events shall occur and be continuing:

         (1) any failure by the Servicer to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of 3 Business Days unless such failure to remit is due to a cause beyond the Servicer's control, including an act of God, act of civil, military or governmental authority, fire, epidemic, flood, blizzard, earthquake, riot, war, or sabotage, PROVIDED that the Servicer gives the Purchaser notice of such cause promptly and uses commercially reasonable efforts to correct such failure to remit and does so remit within 2 Business Days following the end of the duration of the cause of such failure to remit; or

         (2) any failure on the part of a Seller/Servicer duly to observe or perform in any material respect any of the covenants or agreements on the part of such Seller/Servicer set forth in this Agreement which continues unremedied for a period of 45 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the applicable Seller/Servicer by the Purchaser; PROVIDED that such 45-day period shall not begin with respect to any failure to cure or repurchase in accordance with SECTIONS 2.04 and/or 3.04 until the expiration of the cure periods provided for in SECTIONs 2.04 and/or 3.04, as applicable;

         (3) any filing of an Insolvency Proceeding by or on behalf of a Seller/Servicer, any consent by or on behalf of a Seller/Servicer to the filing of an Insolvency Proceeding against a Seller/Servicer, or any admission by or on behalf of a Seller/Servicer of its inability to pay its debts generally as the same become due;

         (4) any filing of an Insolvency Proceeding against a Seller/Servicer that remains undismissed or unstayed for a period of 60 days after the filing thereof;

         (5) any issuance of any attachment or execution against, or any appointment of a conservator, receiver or liquidator with respect to, all or substantially all of the assets of a Seller/Servicer;

         (6) any failure or inability of Cendant Mortgage to be eligible to service Mortgage Loans for FNMA or FHLMC;

         (7) any sale, transfer, assignment, or other disposition by a Seller/Servicer of all or substantially all of its property or assets to a Person who does not meet the qualifications enumerated or incorporated by reference into SECTION 9.02, any assignment by a Seller/Servicer of this Agreement or any of a Seller's/Servicer's rights or obligations hereunder except in accordance with SECTION 9.04, or any action taken or omitted to be taken by a Seller/Servicer in contemplation or in furtherance of any of the foregoing, without the consent of the Purchaser;

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Sellers may, in addition to whatever rights the Purchaser may have at law or in equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Sellers and The Servicer under this Agreement and in and to the Mortgage Loans(including the Servicing rights thereon) and the proceeds thereof subject to SECTION 12.01, without the Purchaser's incurring any penalty or fee of any kind whatsoever in connection therewith; PROVIDED that, upon the occurrence of an Event of Default under SUBSECTION (3), (4) or (5) of this SECTION 10.01, this Agreement and all authority and power of the Sellers hereunder (whether with respect to the Mortgage Loans, the REO Properties or otherwise) shall automatically cease. On or after the receipt by the Sellers of such written notice, all authority and power of the Sellers under this Agreement (whether with respect to the Mortgage Loans or otherwise) shall cease.

                             ARTICLEXI: TERMINATION

         Section 11.01 TERM AND TERMINATION.

         (1) The servicing obligations of the Servicer under this Agreement may be terminated as provided in Section 10.01 hereof.

         (2) In any case other than as provided under SUBSECTION (1) hereof, the respective obligations and responsibilities of the Sellers and Servicer hereunder shall terminate upon: (a) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; or (b) the mutual written consent of the Sellers and the Purchaser.

         (3) Upon any termination of this Agreement or the servicing obligations of the Servicer hereunder, then the Servicer shall prepare, execute and deliver all agreements, documents and instruments, including all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect such termination, all at the Servicer's sole expense. In any such event, the Servicer agrees to cooperate with the Purchaser in effecting the termination of the Servicer's servicing responsibilities hereunder, including the transfer to the Purchaser or its designee for administration by it of all cash amounts which shall at the time be contained in, or credited by the Servicer to, the Collection Account and/or the Escrow Account or thereafter received with respect to any Mortgage Loan or REO Property.

         SECTION 11.02 TERMINATION WITHOUT CAUSE In the event that any Mortgage Loans become delinquent in their payment obligations, and the Purchaser has no disposition option other than to sell such non-performing Mortgage Loans to a third party purchaser on a servicing released basis, then Seller agrees to act in the following manner: (i) either allow the servicing function on such non-performing Mortgage Loans to be released to the Purchaser's third party purchaser; or (ii) purchase the non-performing Mortgage Loans from the Purchaser under the same price and terms which the Purchaser's third party purchaser would have purchased such non-performing Mortgage Loans.

         Section 11.03 SURVIVAL.

         Notwithstanding anything to the contrary contained herein, the representations and warranties of the parties contained herein and in any certificate or other instrument delivered pursuant hereto, as well as the other covenants hereof (including those set forth in SECTION 9.01) , shall survive the termination of this Agreement and shall inure to the benefit of the parties, their successors and assigns. Sellers further agree that the representations, warranties and covenants made by Sellers herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by Purchaser notwithstanding any investigation heretofore made by Purchaser or on Purchaser's behalf.

                       ARTICLE VIIII: GENERAL PROVISIONS

         Section 12.01 SUCCESSOR TO THE SERVICER.

         Upon the termination of the Servicer's servicing responsibilities and duties under this Agreement pursuant to Section 9.04, 10.01, or 11.01, the Purchaser shall (i) succeed to and assume all of the Servicer's responsibilities, rights, duties and obligations under this Agreement or (ii) appoint a successor servicer which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer's responsibilities, duties and liabilities under this Agreement. If the Servicer's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, then the Servicer shall continue to discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof (if applicable) all on the terms and conditions contained herein and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The termination of the Servicer's servicing responsibilities pursuant to any of the aforementioned Sections shall not, among other things, relieve the Servicer of its obligations pursuant to Section 2.04 and/or 7.02, the representations and warranties or other obligations set forth in Sections 2.04, 3.01, 3.02 and 3.03 and the remedies available to the Purchaser under the various provisions of this Agreement. In addition, such termination shall not affect any claims that the Purchaser may have against the Servicer arising prior to any such termination.

         Section 12.02 GOVERNING LAW.

         This Agreement is to be governed by, and construed in accordance with the internal laws of the State of New York without giving effect to principals of conflicts of laws. The obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such laws.

         Section 12.03 NOTICES.

         Any notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered, sent by courier with delivery against signature therefor, mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telex, telegraph or telecopier and confirmed by a similar writing mailed or sent by courier as provided above, to (i) in the case of the Purchaser, EMC Mortgage Corporation; MacArthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, TX 75038, Attention: Ed Raice with copy to Bear Stearns 245 Park Avenue, New York, NY 10167 Attention Legal Department, or such other address as may hereafter be furnished to the Seller in writing by the Purchaser,
(ii) in the case of the Cendant Mortgage, Cendant Mortgage Corporation, 6000 Atrium Way, Mt. Laurel, NJ 08054, Attention: Peter A. Thomas, Vice President, Secondary Marketing, and (iii) in the case of the Trust, c/o Cendant Mortgage Corporation, as Administrator, 6000 Atrium Way, Mt. Laurel, NJ 08054, Attention:
Peter A. Thomas, Vice President, Secondary Marketing ,or such other address as may hereafter be furnished to the Purchaser in writing by the applicable Seller.

         Section 12.04 SEVERABILITY OF PROVISIONS.

         If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, the invalidity of any such covenant, agreement, provision or term of this Agreement shall in no way affect the validity or enforceability of the other provisions of this Agreement.

         Section 12.05 SCHEDULES AND EXHIBITS.

         The schedules and exhibits that are attached to this Agreement are hereby incorporated herein and made a part hereof by this reference. Section
12.06 GENERAL INTERPRETIVE PRINCIPLES.

         For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (1) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

         (2) any reference in this Agreement to this Agreement or any other agreement, document, or instrument shall be a reference to this Agreement or any other such agreement, document, or instrument as the same has been amended, modified, or supplemented in accordance with the terms hereof and thereof (as applicable);

         (3) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

         (4) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated articles, sections, subsections, paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require;

         (5) a reference to a subsection without further reference to a section is a reference to such subsection as contained in the same section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

         (6) a reference to a "day" shall be a reference to a calendar day;

         (7) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

         (8) the terms "include" and "including" shall mean without limitation by reason of enumeration.

         Section 12.07 WAIVERS AND AMENDMENTS, NONCONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES.

This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         Section 12.08 CAPTIONS.

         All section titles or captions contained in this Agreement or in any schedule or exhibit annexed hereto or referred to herein, and the table of contents to this Agreement, are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

         Section 12.09 COUNTERPARTS; EFFECTIVENESS; ASSIGNS.

         This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement shall become effective as of the date first set forth herein upon the due execution and delivery of this Agreement by each of the parties hereto. None of the Sellers shall assign its rights and obligations under this Agreement without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

         Section 12.10 ENTIRE AGREEMENT; AMENDMENT.

         This Agreement (including the schedules and exhibits annexed hereto or referred to herein), together with the Cendant Guide, contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the authorized representatives of the parties hereto.

         Section 12.11 FURTHER ASSURANCES.

         Each party hereto shall take such additional action as may be reasonably necessary to effectuate this Agreement and the transactions contemplated hereby. The Sellers will promptly and duly execute and deliver to the Purchaser such documents and assurances and take such further action as the Purchaser may from time to time reasonably request in order to carry out more effectively the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created in favor of the Purchaser.

         IN WITNESS WHEREOF, the Sellers and the Purchaser have caused their names to be signed hereto by their respective officers as of the date first written above.

EMC MORTGAGE CORPORATION
By:
   ---------------------------------------------------
Name:
Title:


CENDANT MORTGAGE CORPORATION

By:
   ---------------------------------------------------
Name:    Peter A.  Thomas
Title:   Vice President


BISHOP'S GATE  RESIDENTIAL  MORTGAGE TRUST (FORMERLY KNOWN AS
CENDANT RESIDENTIAL MORTGAGE TRUST)

BY:      CENDANT MORTGAGE CORPORATION, AS ADMINISTRATOR

By:
         ----------------------------------------------------
Name:    Peter A. Thomas
Title:   Vice President

         Schedule B-1

         On or prior to the Funding Date, the Seller shall deliver to the Purchaser, or its designee, each of the following documents for each Mortgage Loan:(i) The original Mortgage Note endorsed, "Pay to the order of ________________, without recourse" and signed in the name of the Seller by an authorized officer. In the event that the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[SELLER], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[SELLER], formerly known as [previous name]";(ii) Original recorded Mortgage, with evidence of recording information thereon except for any Mortgage which has been forwarded to the appropriate recorder's office for recordation and which has not been returned by such recording officer, in which case the Seller shall deliver and release to Purchaser a certified true copy of any such Mortgage so certified by the Seller with evidence of such Mortgage's delivery to the appropriate recorder's office. In addition, the Seller shall deliver and release to the Purchaser the original recorded Mortgage within 90 days after the Funding Date;(iii) Original Assignment of Mortgage, in blank, which assignment shall be in form and substance acceptable for recording but not recorded. In the event that the Mortgage Loan was acquired by the Seller in a merger, the assignment must be by "[SELLER], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the assignment must be by "[SELLER], formerly known as [previous name]";(iv) Original policy of title insurance, except for those Mortgage Loans originated within 60 days before the Funding Date, for which Mortgage Loans the Seller shall have delivered and released to the Purchaser the related binders. In addition, the Seller shall deliver to the Purchaser the original policy of title insurance within 90 days after the Funding Date. The policy must be properly endorsed, any necessary notices of transfer must be forwarded and any other action required to be taken must be taken in order to fully protect, under the terms of the policy and applicable law, Purchaser's interest as first mortgagee;(v) Original of all assumption, extensions and modification agreements;(vi) If required under Section 7, the original policy of primary mortgage guaranty insurance, or where such insurance is provided by a master policy, a certified true copy of the master policy and the original certificate of insurance;(vii) Original recorded intermediate assignments of the Mortgage, including warehousing assignments, if any. (viii) Copies of documents evidencing the Borrower's pledge of additional collateral securing the Mortgage Loan, if applicable.

         (ix) With respect to a Cooperative Loan: (i) a copy of the cooperative lease and the assignment of such cooperative lease to the originator of the Mortgage Loan, with all intervening assignments showing a complete chain of title and an assignment thereof by Seller; (ii) the stock certificate together with an undated stock power relating to such stock certificate executed in blank; (iii) the recognition agreement in substantially same form as standard "AZTECH" form; (iv) copies of the financial statement filed by the originator as secured party and, if applicable, a filed UCC-3 Assignment of the subject security interest showing a complete chain of title, together with an executed UCC-3 Assignment of such security interest by the Seller in a form sufficient for filing (v) loan security agreement.

                                                                    EXHIBIT H-10

                               SERVICING AGREEMENT

                                    SUNTRUST

         This is a Purchase, Warranties and Servicing Agreement, dated as of January 1, 2002 and is executed between EMC MORTGAGE CORPORATION, as Purchaser, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser"), and SunTrust Mortgage, Inc., with offices located at 901 Semmes Avenue, Richmond, Virginia 23224 (the "Company").

                              W I T N E S S E T H :
                               - - - - - - - - - -

         WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

         WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

         WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01  DEFINED TERMS.

         Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

         ACCEPTED SERVICING PRACTICES: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

         ADJUSTMENT DATE: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

         AGREEMENT: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

         APPRAISED VALUE: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

         ASSIGNMENT: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

         BIF: The Bank Insurance Fund, or any successor thereto.

         BUSINESS DAY: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or Virginia, or (iii) a day on which banks in the State of New York or Virginia are authorized or obligated by law or executive order to be closed.

         CLOSING DATE: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         CODE: The Internal Revenue Code of 1986, or any successor statute thereto.

         COMPANY: SunTrust Mortgage, Inc., their successors in interest and assigns, as permitted by this Agreement.

         COMPANY'S OFFICER'S CERTIFICATE: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

         CONDEMNATION PROCEEDS: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

         CONFIRMATION: The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans.

         CO-OP LEASE: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

         CO-OP LOAN: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

         CURRENT APPRAISED VALUE: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

         CURRENT LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

         CUSTODIAL ACCOUNT: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "[_____________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         CUSTODIAN: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

         CUT-OFF DATE: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         DETERMINATION DATE: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

         DUE DATE: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

         DUE PERIOD: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

         ELIGIBLE ACCOUNT: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated "A2" or higher by Standard & Poor's and "A" or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

         ELIGIBLE INSTITUTION: SunTrust Mortgage, Inc., or an institution having
(i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

         EQUITY TAKE-OUT REFINANCED MORTGAGE LOAN: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

         ESCROW ACCOUNT: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "__________________, in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         ESCROW PAYMENTS: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         EVENT OF DEFAULT: Any one of the conditions or circumstances enumerated in Section 9.01.

         FANNIE MAE: The Federal National Mortgage Association, or any successor thereto.

         FANNIE MAE GUIDE(S): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

         FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

         FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

         FHLMC GUIDE: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

         FIDELITY BOND: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

         FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

         GAAP: Generally accepted accounting principles, consistently applied.

         HUD: The United States Department of Housing and Urban Development or any successor.

         INDEX: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

         INITIAL RATE CAP: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

         INSURANCE PROCEEDS: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

         LIFETIME RATE CAP: As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

         LIQUIDATION PROCEEDS: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

         LOAN-TO-VALUE RATIO OR LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

         MARGIN: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

         MONTHLY ADVANCE: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

         MONTHLY PAYMENT: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

         MORTGAGE: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

         MORTGAGE FILE: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

         MORTGAGE IMPAIRMENT INSURANCE POLICY: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

         MORTGAGE INTEREST RATE: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

         MORTGAGE LOAN: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

         MORTGAGE LOAN DOCUMENTS: The documents listed in EXHIBIT A.

         MORTGAGE LOAN REMITTANCE RATE: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

         MORTGAGE LOAN SCHEDULE: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

         (1) the Company's Mortgage Loan identifying number;

         (2) the Mortgagor's first and last name;

         (3) the street address of the Mortgaged Property including the city, state and zip code;

         (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

         (5) the type of residential property constituting the Mortgaged
Property;

         (6) the original months to maturity of the Mortgage Loan;

         (7) the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

         (8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

         (9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

         (10) the Origination Date of the Mortgage Loan;

         (11) the stated maturity date;

         (12) the amount of the Monthly Payment at origination;

         (13) the amount of the Monthly Payment as of the related Cut-off Date;

         (14) the original principal amount of the Mortgage Loan;

         (15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

         (16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

         (17) a code indicating the documentation style (i.e. full, alternative, etc.);

         (18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

         (19) the date on which the first payment is or was due;

         (20) a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

         (21) a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

         (22) the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

         (23) product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

         (24) credit score and/or mortgage score, if applicable;

         (25) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;

         (26) a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof;

         (27) a code indicating whether or not the Mortgage Loan is subject to a buydown agreement or contains any buydown provisions;

         (28) a code indicating whether or not the Mortgage Loan is secured by an interest in a leasehold estate; and

         (29) the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

         With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

         (1) the number of Mortgage Loans;

         (2) the current aggregate outstanding principal balance of the Mortgage Loans;

         (3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

         (4) the weighted average maturity of the Mortgage Loans; and

         (5) the weighted average months to next Adjustment Date;

         MORTGAGE NOTE: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

         MORTGAGED PROPERTY: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

         MORTGAGOR: The obligor on a Mortgage Note.

         OCC: Office of the Comptroller of the Currency, its successors and assigns.

         OFFICERS' CERTIFICATE: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

         OPINION OF COUNSEL: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

         ORIGINATION DATE: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

         OTS: Office of Thrift Supervision, its successors and assigns.

         PERIODIC RATE CAP: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

         PERMITTED INVESTMENTS: Any one or more of the following obligations or securities:

                  (i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

                  (ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

                  (iii) repurchase obligations with a term not to exceed thirty
                  (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

                  (iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such investment or contractual commitment providing for such investment; PROVIDED, HOWEVER, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstanding principal balances of all of the Mortgage Loans and Permitted Investments;

                  (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

                  (vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

                  (vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

PROVIDED, HOWEVER, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

         PERSON: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         PREPAYMENT INTEREST SHORTFALL: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month's interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance
Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

         PREPAYMENT PERIOD: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

         PRIMARY MORTGAGE INSURANCE POLICY: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

         PRIME RATE: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

         PRINCIPAL PREPAYMENT: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

         PURCHASE PRICE:  As defined in Section 2.02.

         PURCHASER: EMC Mortgage Corporation, its successors in interest and assigns.

         QUALIFIED APPRAISER: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

         QUALIFIED INSURER: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

         RATING AGENCY: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

         REFINANCED MORTGAGE LOAN: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

         REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

         REMIC PROVISIONS: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

         REMITTANCE DATE: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

         REO DISPOSITION: The final sale by the Company of any REO Property.

         REO DISPOSITION PROCEEDS: Amounts received by the Company in connection with a related REO Disposition.

         REO PROPERTY: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

         REPURCHASE PRICE: With respect to any Mortgage Loan, a price equal to
(i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

         SAIF: The Savings Association Insurance Fund, or any successor thereto.

         SERVICING ADVANCES: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser's request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

         SERVICING FEE: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section
4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in
Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

         SERVICING FEE RATE:  As set forth in the Term Sheet.

         SERVICING FILE: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

         SERVICING OFFICER: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

         STATED PRINCIPAL BALANCE: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

         SUBSERVICER: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

         SUBSERVICING AGREEMENT: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

         TERM SHEET: A supplemental agreement in the form attached hereto as
Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.


                                   ARTICLE II

            PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
                 RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
                     BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
                       DELIVERY OF MORTGAGE LOAN DOCUMENTS

         Section 2.01 AGREEMENT TO PURCHASE.

         The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

         Section 2.02 PURCHASE PRICE.

         The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

         In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

         The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

          Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

         Section 2.03 SERVICING OF MORTGAGE LOANS.

         Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

         Section 2.04 RECORD TITLE AND POSSESSION OF MORTGAGE FILES; MAINTENANCE OF SERVICING FILES.

         As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

         Section 2.05 BOOKS AND RECORDS.

         The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by
Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

         The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

         Section 2.06. TRANSFER OF MORTGAGE LOANS.

         The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred. In no event will the Company be obligated to report and service any Mortgage Loans for the new Purchaser for that month's reporting cycle if the notice of the transfer is received less than five (5) business days prior to such month's end.

         Section 2.07 DELIVERY OF MORTGAGE LOAN DOCUMENTS.

         The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4),
(5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 270th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with
Section 3.03 hereof.

         The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

         Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

         Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

         If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

         The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

         From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten
(10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

         Section 2.08 QUALITY CONTROL PROCEDURES.

         The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

         Section 2.09 NEAR-TERM PRINCIPAL PREPAYMENTS IN FULL; NEAR TERM PAYMENT DEFAULTS

           In the event any Principal Prepayment in full is made by a Mortgagor on or prior to three months after the related Closing Date, the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment in full. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment in full by the Company.

           In the event either of the first three (3) scheduled Monthly Payments which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser's sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

         Section 2.10 MODIFICATION OF OBLIGATIONS. Purchaser may, without any notice to Company, extend, compromise, renew, release, change, modify, adjust or alter, by operation of law or otherwise, any of the obligations of the Mortgagors or other persons obligated under a Mortgage Loan without releasing or otherwise affecting the obligations of Company under this Agreement, or with respect to such Mortgage Loan, except to the extent Purchaser's extension, compromise, release, change, modification, adjustment, or alteration affects Company's ability to collect the Mortgage Loan or realize on the security of the Mortgage, but then only to the extent such action has such effect.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

         Section 3.01 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

         (a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Virginia and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

         (b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

         (c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

         (d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company's knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

         (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

         (f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

         (g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

         (h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

         (i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

         (j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

         (k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

         (l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

         (m) The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

         (n) Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company's financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

         (o) The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans; and

         (p) The Company has, and shall maintain at all times, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy as described more fully in Section 4.12 of this Agreement.

         Section 3.02 REPRESENTATIONS AND WARRANTIES AS TO INDIVIDUAL MORTGAGE LOANS.

         References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

          (a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

         (b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

         (c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual Interest Paid to Date of their related Cut-off Date(or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

         (d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

         (e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

         (f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

         (g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

         (h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; none of the Mortgage Loans are classified as a (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 or (b) a "high cost", "threshold", or "predatory" loan under any other applicable state, federal or local law; the Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

         (i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

         (j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender's title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

         (k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

         (l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser's designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

         (m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

         (n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

         (o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

         (p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

         (q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company's underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

         (r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

         (s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

         (t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

         (u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

         (v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

         (w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

         (x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

         (y) The Mortgage Loan does not contain balloon or "graduated payment" features; unless otherwise indicated on the related Mortgage Loan Schedule, no Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

         (z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

         (aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are "interest-only" Mortgage Loans or "negative amortization" Mortgage Loans. With respect to each adjustable rate Mortgage Loan, each Mortgage Note requires a monthly payment which is sufficient (a) during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjustment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

         (bb) (INTENTIONALLY LEFT BLANK)

         (cc) (INTENTIONALLY LEFT BLANK)

         (dd) (INTENTIONALLY LEFT BLANK)

         (ee) (INTENTIONALLY LEFT BLANK)

         (ff) (INTENTIONALLY LEFT BLANK)

         (gg) (INTENTIONALLY LEFT BLANK)

         (hh) In the event the Mortgage Loan had an LTV at origination greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan
Schedule is net of any such insurance premium. None of the Mortgage Loans are subject to "lender-paid" mortgage insurance;

         (ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

         (jj) Unless otherwise indicated on the related Mortgage Loan Schedule, none of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company's underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

         (kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

         (ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

         (mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

         (nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

         (oo) No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

         (pp) The Mortgagor for each Mortgage Loan is a natural person;

         (qq) None of the Mortgage Loans are Co-op Loans;

         (rr) With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and
(B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

         (ss) With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

         (tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

         (uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

         (vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage;

         (ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee;

         (xx) With respect each Mortgage Loan secured in whole or in part by the interest of the Mortgagor as a lessee under a ground lease of a Mortgaged Property (a "Ground Lease"):

                  (i) Such Ground Lease is valid, in good standing, and in full force and effect;

                  (ii) The lessee is not in default under any provision of the lease;

                  (iii) The term of the Ground Lease exceeds the maturity date of the related Mortgage Loan by at least ten years;

                  (iv) The mortgagee under the Mortgage Loan is given at least 30 days' notice of any default and an opportunity to cure any defaults under the Ground Lease or to take over the Mortgagor's rights under the Ground Lease;

                  (v) The Ground Lease does not contain any default provisions that could give rise to forfeiture or termination of the Ground Lease except for the non-payment of the Ground Lease rents; and

                  (vi) The Ground Lease provides that the leasehold can be transferred, mortgaged and sublet an unlimited number of times either without restriction or on payment of a reasonable fee and delivery of reasonable documentation to the lessor.

         Section 3.03 REPURCHASE; SUBSTITUTION.

         It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser's sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

         If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser's sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

         The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

         It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

         Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

         In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or
(ii) cause the REMIC to fail to qualify as a REMIC at any time.

         Section 3.04 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

         (a) The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

         (b) The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

         (c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

         (d) There is no litigation pending or to the best of the Purchaser's knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

         (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

         (f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

         (h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

         (i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

         The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.


                                   ARTICLE IV

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01 COMPANY TO ACT AS SERVICER.

         The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

         Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer, if required.

         Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company shall not permit any modification with respect to any Mortgage Loan without permission of the master servicer.

         Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, any REO Property shall be disposed of by the Company before the close of the third taxable year following the taxable year in which the related Mortgage Loan became an REO Property, unless the Company is otherwise directed by the master servicer.

         The Company shall comply with any written instructions received from the master servicer or any assignor pertaining to the servicing of the Mortgage Loans and the acquisition, holding or disposition of any REO Property to ensure the continued qualification of each REMIC as a REMIC in accordance with the REMIC Provisions.

         In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

         The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

         At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

         Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

         Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

         Section 4.02 COLLECTION OF MORTGAGE LOAN PAYMENTS.

         Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

         In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty rider to the Mortgage.

         Section 4.03 REALIZATION UPON DEFAULTED MORTGAGE

         The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in
Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings and not less than 5 days prior to the acceptance or rejection of any offer of reinstatement. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

         Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes one-hundred twenty (120) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

         In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of
Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

         Section 4.04 ESTABLISHMENT OF CUSTODIAL ACCOUNTS; DEPOSITS IN CUSTODIAL ACCOUNTS.

         The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account, which shall be deposited within 24 hours of receipt, shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

         The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

         (i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

         (ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

         (iii) all Liquidation Proceeds;

         (iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

         (v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

         (vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

         (vii) any Monthly Advances;

         (viii) with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company's aggregate Servicing Fee received with respect to the related Prepayment Period;

         (ix) any amounts required to be deposited by the Company pursuant to
Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

         (x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

                  The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

         Section 4.05 PERMITTED WITHDRAWALS FROM THE CUSTODIAL ACCOUNT.

         The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

         (i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

         (ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

         (iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

         (iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

         (v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

         (vi) to transfer funds to another Eligible Account in accordance with
Section 4.09 hereof;

         (vii) to remove funds inadvertently placed in the Custodial Account by the Company; and

         (vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

         Section 4.06 ESTABLISHMENT OF ESCROW ACCOUNTS; DEPOSITS IN ESCROW ACCOUNTS.

         The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

         The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

         (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

         (ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

         (iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

         The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

         Section 4.07 PERMITTED WITHDRAWALS FROM ESCROW ACCOUNT.

         Withdrawals from the Escrow Account may be made by Company only:

         (i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

         (ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

         (iii) to refund to the Mortgagor any funds as may be determined to be overages;

         (iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

         (v) for application to restoration or repair of the Mortgaged Property;

         (vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

         (vii) to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

         (viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

         Section 4.08 PAYMENT OF TAXES, INSURANCE AND OTHER CHARGES; MAINTENANCE OF PRIMARY MORTGAGE INSURANCE POLICIES; COLLECTIONS THEREUNDER.

         With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

         The Company will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

         In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09 TRANSFER OF ACCOUNTS.

         The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

         Section 4.10 MAINTENANCE OF HAZARD INSURANCE.

         The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor's behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section
4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

         Section 4.11 MAINTENANCE OF MORTGAGE IMPAIRMENT INSURANCE POLICY.

         In the event that the Company shall obtain and maintain a blanket policy issued by an insurer acceptable to Fannie Mae or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section
4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in
Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

         Section 4.12 FIDELITY BOND, ERRORS AND OMISSIONS INSURANCE.

         The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy. Such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty
(30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

         Section 4.13 TITLE, MANAGEMENT AND DISPOSITION OF REO PROPERTY.

         In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

         The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

         The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

         The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

         Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information regarding the subject REO Property: the related trustee's deed upon sale and copies of any related hazard insurance claims, or repair bids.

         Section 4.14 NOTIFICATION OF MATURITY DATE.

          With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

                                    ARTICLE V

                            PAYMENTS TO THE PURCHASER

         Section 5.01 DISTRIBUTIONS.

         On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company's obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus
(iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

         With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

         Section 5.02 STATEMENTS TO THE PURCHASER.

         The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and shall contain the following:

         (i) with respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

         (ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

         (iii) the amount of servicing compensation received by the Company during the prior distribution period;

         (iv) the aggregate Stated Principal Balance of the Mortgage Loans;

         (v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

         (vi) the number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

         (vii) with respect to each Mortgage Loan whose Mortgagor is receiving relief under the Soldier's and Sailor's Civil Relief Act of 1940: (a) an indication that the Mortgage Loan is subject to such relief, (b) the new Mortgage Interest Rate as a result of such relief, and (c) the old Mortgage Interest Rate prior to such relief; and

         (viii) with respect to each Mortgage Loan whose Mortgagor is no longer receiving relief under the Soldier's and Sailor's Civil Relief Act of 1940: (a) an indication that the Mortgage Loan is no longer subject to such relief, (b) the new Mortgage Interest Rate since such relief has been waived, and (c) the old Mortgage Interest Rate while such relief was granted.

         The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

         The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

         Section 5.03 MONTHLY ADVANCES BY THE COMPANY.

         Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

         The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

         Section 5.04 LIQUIDATION REPORTS.

         Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

                                   ARTICLE VI

                          GENERAL SERVICING PROCEDURES

         Section 6.01 ASSUMPTION AGREEMENTS.

         The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

         In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

         Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

         Section 6.02 SATISFACTION OF MORTGAGES AND RELEASE OF MORTGAGE FILES.

         Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section
4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

         In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two
(2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

         Section 6.03 SERVICING COMPENSATION.

         As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in
Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

         Section 6.04 ANNUAL STATEMENT AS TO COMPLIANCE.

         The Company will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Company beginning in March, 2002, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

         Section 6.05 ANNUAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' SERVICING REPORT.

         Within ninety (90) days of Company's fiscal year end beginning in March, 2002 the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements.

         Section 6.06 PURCHASER'S RIGHT TO EXAMINE COMPANY RECORDS.

         The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

         The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

                                   ARTICLE VII

                       REPORTS TO BE PREPARED BY SERVICER

         Section 7.01 COMPANY SHALL PROVIDE INFORMATION AS REASONABLY REQUIRED.

         The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

         In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

         The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company's servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

                                  ARTICLE VIII

                                  THE SERVICER

         Section 8.01 INDEMNIFICATION; THIRD PARTY CLAIMS.

         The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

         Section 8.02 MERGER OR CONSOLIDATION OF THE COMPANY.

         The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

         Section 8.03 LIMITATION ON LIABILITY OF THE COMPANY AND OTHERS.

         Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

         Section 8.04 COMPANY NOT TO ASSIGN OR RESIGN.

         The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

         Section 8.05 NO TRANSFER OF SERVICING.

         With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, without the prior written approval of the Purchaser, which consent shall not be unreasonably withheld.

         Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

                                   ARTICLE IX

                                     DEFAULT

         Section 9.01 EVENTS OF DEFAULT.

         In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

         (i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

         (ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

         (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

         (iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

         (v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

         (vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

         (viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

         (ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

         Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

         Section 9.02 WAIVER OF DEFAULTS.

         The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                    ARTICLE X

                                   TERMINATION

         Section 10.01 TERMINATION.

         The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or
(ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         Section 11.01 SUCCESSOR TO THE COMPANY.

         Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

         Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to
Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

         The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

         Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

         Section 11.02 AMENDMENT.

         This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

         Section 11.03 [RESERVED]

         Section 11.04 GOVERNING LAW.

         This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         Section 11.05 NOTICES.

         Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

         (i)      if to the Company:

                  SunTrust Mortgage, Inc.
                  901 Semmes Avenue
                  Richmond, Virginia 23224
                  Attention:  Cari Overby
                  Telecopier No.:  (804) 291-0484

         (ii)     if to the Purchaser:

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II,
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Mr. Edward Raice
                  Telecopier No.:  (972) 444-2810

                  With a copy to:

                  Bear Stearns Mortgage Capital Corporation
                  245 Park Avenue
                  New York, New York 10167
                  Attention:  Mary Haggerty

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

         Section 11.06 SEVERABILITY OF PROVISIONS.

         Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

         Section 11.07 EXHIBITS.

         The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

         Section 11.08 GENERAL INTERPRETIVE PRINCIPLES.

         For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

         (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

         (iii) references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

         (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

         (v) the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

         (vi) the term "include" or "including" shall mean without limitation by reason of enumeration; and

         (viii) headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

         Section 11.09 REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         Section 11.10 CONFIDENTIALITY OF INFORMATION.

         Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

         Section 11.11 RECORDATION OF ASSIGNMENTS OF MORTGAGE.

         To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

         Section 11.12 ASSIGNMENT.

     The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.


         Section 11.13 NO PARTNERSHIP.

         Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

         Section 11.14 EXECUTION: SUCCESSORS AND ASSIGNS.

         This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

         Section 11.15 ENTIRE AGREEMENT.

         The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

         Section 11.16. NO SOLICITATION.

         From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

         Section 11.17. CLOSING.

         The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

         The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

         (a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

         (b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

         (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

         (d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

         (e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

         Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

         Section 11.18. COOPERATION OF COMPANY WITH A RECONSTITUTION.

         The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

         (b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

         The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser's request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

         With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:
(i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affilates for disclosure contained in any offering document relating to the Company or its affilates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

         All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

         In no event will the Company be obligated to report and service any Mortgage Loans for the new purchaser for that month's reporting cycle if the notice of the transfer is received less than five (5) business days prior to such month's end.

         IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                        EMC MORTGAGE CORPORATION
                                                    Purchaser

                                          By:________________________
                                          Name:
                                          Title:

                                        SUNTRUST MORTGAGE, INC.
                                                     Company

                                          By: _______________________
                                          Name:
                                          Title:

                                    EXHIBIT A
                            CONTENTS OF MORTGAGE FILE

         With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

         1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

         2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

         4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

         5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

         6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         9. reserved.

         10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

         11. Residential loan application.

         12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

         13. Credit report on the mortgagor.

         14. Business credit report, if applicable.

         15. Residential appraisal report and attachments thereto.

         16. The original of any guarantee executed in connection with the Mortgage Note.

         17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

         18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

         19. Photograph of the Mortgaged Property (may be part of appraisal).

         20. Survey of the Mortgaged Property, if any.

         21. Sales contract, if applicable.

         22. If available, termite report, structural engineer's report, water portability and septic certification.

         23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

         24. Name affidavit, if applicable.

         Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

                                    EXHIBIT B

                       CUSTODIAL ACCOUNT LETTER AGREEMENT

                                               ______________, 2001

To:      [_______________________]
         (the "Depository")

         As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of [_____________________] 1, 2001 Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[______________________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                      [__________________________]

                                      By:____________________________

                                      Name:__________________________

                                      Title:_________________________



         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

                                      [__________________________]

                                      By:____________________________

                                      Name:__________________________

                                      Title:_________________________

                                    EXHIBIT C

                         ESCROW ACCOUNT LETTER AGREEMENT
                               _____________, 2001

To:      [_______________________]
         (the "Depository")

         As "Company" under the Purchase Warranties and Servicing Agreement, dated as of [____________________]1, 2001 Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[__________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                      [__________________________]

                                      By:____________________________

                                      Name:__________________________

                                      Title:_________________________

         The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

                                      [__________________________]

                                      By:____________________________

                                      Name:__________________________

                                      Title:_________________________

                                    EXHIBIT D

            FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

         This is a Purchase, Assignment, Assumption and Recognition Agreement (this "PAAR Agreement") made as of __________, 200__, among EMC Mortgage Corporation (the "Assignor"), ___________________ (the "Assignee"), and _______________________ (the "Company").

         In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the "Assigned Loans") listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the "Purchase Agreement") shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

                       PURCHASE, ASSIGNMENT AND ASSUMPTION

         1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

         2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the "Funding Amount" as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the "Confirmation") and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         3. Assignor warrants and represents to Assignee and Company as of the date hereof:

         (a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee's interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

         (c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

         (d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

         (e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

         (f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

         (h) Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

         4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

         (a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

         (b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

         (d) Assignee agrees to be bound as "Purchaser" by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as "Purchaser" thereunder but solely with respect to such Assigned Loans.

         5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

         (a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b) Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

         (c) Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (d) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

         (e) No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

         (1) Recognition of Assignee

         6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

         (a) Miscellaneous

         7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

         (a)      In the case of Company,

                  --------------------
                  --------------------
                  --------------------
                  --------------------
                  --------------------

                  With a copy to ______________________________________.

         (b)      In the case of Assignor,

                  --------------------
                  --------------------
                  --------------------
                  --------------------
                  --------------------

         (c)      In the case of Assignee,

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Mr. Edward Raice
                  Telecopier No.:  (972) 444-2810

                  with a copy  to:

                  -------------------
                  245 Park Avenue
                  New York, New York 10167
                  Attention: ___________
                  Telecopier No.:  (212) 272-____

         8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

         9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

         12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

         13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

         14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

         (b) [Modification of Purchase Agreement

         15. The Company and Assignor hereby amend the Purchase Agreement as follows:

         (a) The following definitions are added to Section 1.01 of the Purchase
Agreement:

         SECURITIES ADMINISTRATOR:  ________________________

         SUPPLEMENTAL PMI INSURER:  ________________________

         SUPPLEMENTAL PMI POLICY: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

         TRUSTEE:          ________________________

         (b) The following definition is amended and restated:

         INSURANCE PROCEEDS: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

         (c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

         "In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to
Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

         In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

         The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy."

         (d) Clause (vi) of Section 6.1 is amended to read as follows:

         "Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or"]

         IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION
                                    Assignor

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                                    --------------------------------------------
                                    Assignee

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                                    --------------------------------------------
                                    Company

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                                  ATTACHMENT 1

                             ASSIGNED LOAN SCHEDULE

                                  ATTACHMENT 2

                  PURCHASE, WARRANTIES AND SERVICING AGREEMENT
                      (ii)

                                    EXHIBIT E

                              FORM OF TRIAL BALANCE

                                    EXHIBIT G

                  REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE:      Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________


Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____    Other (explain)

______________________________________________________
______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

         Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
     Signature
   ________________________________
         Title

Send documents to:         _____________________________________________
______________________________________________________
______________________________________________________

Acknowledgement:

         Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.


Dated:________________

By:________________________________
     Signature

   ________________________________
     Title

         (b)      EXHIBIT H


                  COMPANY'S UNDERWRITING GUIDELINES

                                    EXHIBIT I

                                   TERM SHEET

         This TERM SHEET (the "Term Sheet") dated _____________, between SunTrust Mortgage, Inc., a Virginia corporation, located at 901 Semmes Avenue, Richmond, Virginia 23224 (the "Company") and EMC Mortgage Corporation, a Delaware corporation, located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of January 1, 2002, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

         The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company's right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as
SCHEDULE I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

         1. DEFINITIONS

         For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(AS OF THE CUT-OFF DATE):

CLOSING DATE:

CUSTODIAN:

CUT-OFF DATE:

Initial Weighted Average
MORTGAGE LOAN REMITTANCE RATE:

MORTGAGE LOAN:

PURCHASE PRICE PERCENTAGE:

SERVICING FEE RATE:
ADDITIONAL CLOSING CONDITIONS:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

ADDITIONAL LOAN DOCUMENTS:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans:
[None]

[ADDITIONAL] [MODIFICATION] OF REPRESENTATIONS AND WARRANTIES:

         [In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage
         Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]


Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

         IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.


                                    SUNTRUST MORTGAGE, INC.

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------



                                    EMC MORTGAGE CORPORATION


                                    By:
                                       -----------------------------------------
                                    Name:
                                           -------------------------------------
                                    Title:
                                            ------------------------------------

                                   SCHEDULE I

                             MORTGAGE LOAN SCHEDULE

                                                                    EXHIBIT H-11

                               SERVICING AGREEMENT

                                      WAMU

         This SERVICING AGREEMENT (this "AGREEMENT") dated as of April 1, 2005, is between Washington Mutual Bank, a savings bank organized under the laws of the United States, in its capacity as servicer (the "SERVICER"), and EMC Mortgage Corporation, a Delaware corporation, and its successors and assigns, in its capacity as owner (the "OWNER").

                              PRELIMINARY STATEMENT

WHEREAS, the Owner owns certain residential, first lien mortgage loans;

WHEREAS, the Servicer holds the servicing rights related to the Mortgage Loans and has agreed to service such Mortgage Loans for the Owner;

WHEREAS, the Servicer and the Owner desire to prescribe the terms and conditions regarding the management, servicing, and control of the Mortgage Loans; and

WHEREAS, the Servicer and the Owner intend that, with respect to each Mortgage Loan serviced hereunder, the terms and conditions of this Agreement replace and supercede, as of the related Closing Date (as defined herein), all of the terms and conditions of any other servicing agreement to which the Servicer is bound that purports to govern the servicing of such Mortgage Loan;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Servicer and the Owner agree as follows:



                                   DEFINITIONS

Capitalized terms used in this Agreement shall have the following meanings, unless the context otherwise requires:

ACCEPTABLE SERVICING PROCEDURES: The procedures, including prudent collection and loan administration procedures, and the standard of care employed by prudent mortgage servicers that service mortgage loans of the same type as the Mortgage Loans in the jurisdictions in which the related Mortgaged Properties are located. Such standard of care shall not be lower than that the Servicer customarily employs and exercises in servicing and administering similar mortgage loans for its own account and shall be in full compliance with all applicable federal, state and local laws, ordinances, rules and regulations.

ACCOUNT: The account or accounts created and maintained pursuant to Section 2.4 of this Agreement.

AGREEMENT: This Servicing Agreement, including all exhibits and schedules hereto, and all amendments hereof and supplements hereto.

APPLICABLE REQUIREMENTS: With respect to each Mortgage Loan, (i) the terms of the related Mortgage and Mortgage Note, (ii) the federal, state and local laws, statutes, rules, regulations, ordinances, standards, requirements, administrative rulings, orders and processes pertaining to such Mortgage Loan, including but not limited to those pertaining to the processing, origination and servicing of the Mortgage Loan, (iii) the requirements of the Owner as set forth in this Agreement and (iv) Acceptable Servicing Procedures.

ARM LOAN: A Mortgage Loan as to which the related Mortgage Note provides that the Mortgage Interest Rate may be adjusted periodically.

BIF:  The Bank Insurance Fund.

BUSINESS DAY: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking or savings and loan institutions are authorized or obligated by law or executive order to be closed in the State of New York, the State of Washington or any state in which the Servicer operates.

CERTIFICATION CURE DEADLINE: The date occurring ten (10) days after the date on which written notice of the Servicer's failure to duly perform its obligations under Sections 4.4 and 4.5 shall have been given to the Servicer by the Owner, or if the related Mortgage Loans are subject to securitization and the registrant (or its agent) has obtained an extension to the Securities and Exchange Commission filing deadline for the related 10-K, the date occurring five (5) days prior to the extended filing deadline.

CLOSING DATE: With respect to each Mortgage Loan in a Pool of Mortgage Loans, the date on which such Mortgage Loan becomes subject to this Agreement, as specified in the related Confirmation Agreement.

CODE: The Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

COLLATERAL DOCUMENTS: With respect to any Mortgage Loan, the mortgage loan documents pertaining to such Mortgage Loan delivered to and held by the Custodian from time to time in connection with the purchase and sale of such Mortgage Loan.

COLLATERAL FILE: With respect to any Mortgage Loan, a file pertaining to such Mortgage Loan that contains each of the related Collateral Documents.

COMPENSATING INTEREST CAP:  An amount equal to 1/12 of the sum of:

         (i) the aggregate Unpaid Principal Balance of all (A) fixed rate Mortgage Loans and (B) Hybrid ARM Loans that bear interest at the initial fixed rate (other than 3/1 Hybrid ARM Loans), multiplied by 0.25%, and

         (ii) the aggregate Unpaid Principal Balance of all (A) ARM Loans, (B) Hybrid ARM Loans that bear interest at an adjustable rate and (C) 3/1 Hybrid ARM Loans, multiplied by 0.375%.

CONDEMNATION PROCEEDS: All awards or settlements in respect of a taking of all or part of a Mortgaged Property by exercise of the power of eminent domain or condemnation.

CONFIRMATION AGREEMENT: An agreement substantially in the form of EXHIBIT F attached hereto, executed by the Owner and the Servicer, which agreement shall confirm the addition of a Pool of Mortgage Loans subject to the terms and conditions of this Agreement.

CREDIT FILE: With respect to any Mortgage Loan, a file pertaining to such Mortgage Loan which may contain the mortgage loan documents described on EXHIBIT E attached hereto, which file shall be retained by the Servicer and may be maintained on microfilm or any other comparable medium.

CUSTODIAN: With respect to any Mortgage Loan, Wells Fargo Bank, N.A., any successor custodian, or any other custodian designated by the Owner from time to time.

CUT-OFF DATE: With respect to any Mortgage Loan, the first day of the month in which the related Closing Date occurs, except as otherwise specified in the related Confirmation Agreement.

CUT-OFF DATE PRINCIPAL BALANCE: As to each Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the close of business on the related Cut-off Date, after deduction and application of all payments of principal due on or before such Cut-off Date, whether or not received.

DEFAULTED SERVICER:  As defined in Section 6.1.

DETERMINATION DATE: The thirteenth (13th) day of each month (or if such day is not a Business Day, the next Business Day), commencing in the month following the end of the calendar month in which the related Closing Date occurs. A Determination Date is related to a Monthly Remittance Date if such Determination Date and such Monthly Remittance Date occur in the same calendar month.

DISCLOSURE DOCUMENT:  As defined in Section 8.1(d).

DUE DATE: With respect to any Mortgage Loan, the day of the month on which Monthly Payments on such Mortgage Loan are due, exclusive of any days of grace, which day shall be the first day of the month unless otherwise specified on the related Mortgage Loan Schedule.

DUE PERIOD: With respect to any Mortgage Loan, the period beginning on the first day of any month and ending on the last day of such month.

ELIGIBLE ACCOUNT: An account or accounts maintained with a Qualified Depository.

ESCROW ACCOUNT: The separate account or accounts created and maintained pursuant to Section 2.6.

ESCROW PAYMENTS: The amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, Primary Mortgage Insurance Policy premiums, if any, fire and hazard insurance premiums, condominium charges and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to any Mortgage Loan.

EVENT OF DEFAULT: Any one of the conditions or circumstances enumerated in
Section 6.1.

FANNIE MAE: Fannie Mae (formerly known as the Federal National Mortgage Association) and any successor thereto.

FDIC:  The Federal Deposit Insurance Corporation or any successor thereto.

FIDELITY BOND: A fidelity bond to be obtained by the Servicer pursuant to
Section 2.11.

FINAL RECOVERY DETERMINATION: With respect to any defaulted Mortgage Loan or any REO Property, a determination made by the Servicer that all related Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other payments or recoveries that the Servicer, in its reasonable good faith judgment, expects to be finally recoverable have been so recovered. The Servicer shall maintain records, prepared by a servicing officer of the Servicer, of each Final Recovery Determination.

FREDDIE MAC: Freddie Mac (formerly known as The Federal Home Loan Mortgage Corporation) and any successor fthereto.

GAAP: Generally Accepted Accounting Principles, as promulgated by the Financial Accounting Standards Board from time to time.

GROSS MARGIN: With respect to any ARM Loan, the fixed percentage amount set forth in the related Mortgage Note and described in the related Mortgage Loan Schedule, which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

INDEMNIFIED PARTY:  As defined in Section 8.1(d).

INDEMNITEE:  As defined in Section 4.4(c).

INDEX: With respect to any ARM Loan, the index set forth in each adjustable rate Mortgage Note, which index is added to the Gross Margin to determine the Mortgage Interest Rate on each Interest Rate Adjustment Date.

INSURANCE PROCEEDS: Proceeds of any Primary Mortgage Insurance Policy, title policy, hazard insurance policy or any other insurance policy covering a Mortgage Loan or the related Mortgaged Property, including any amounts required to be deposited in the Account pursuant to Section 2.10, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Applicable Requirements.

INTEREST RATE ADJUSTMENT DATE: With respect to any ARM Loan, the date specified in the related Mortgage Note as the date on which the Mortgage Interest Rate for the related Mortgage Loan is subject to adjustment.

LATE COLLECTIONS: With respect to any Mortgage Loan, all amounts received during any Due Period, whether as late payments of Monthly Payments, or as Insurance Proceeds, Liquidation Proceeds, Condemnation Proceeds or otherwise, which amounts represent late payments or collections of Monthly Payments due but delinquent for a previous Due Period and not previously recovered.

LIQUIDATION PROCEEDS: Cash received in connection with (i) the liquidation of a defaulted Mortgage Loan (whether through the sale or assignment of the Mortgage Loan, trustee's sale, foreclosure sale or otherwise) or (ii) the sale of the Mortgaged Property, if the Mortgaged Property is acquired in satisfaction of the Mortgage.

LOSSES:  As defined in Section 5.1(a).

MANAGEMENT ASSERTION:  As defined in Section 4.5.

MASTER SERVICER:  As defined in Section 8.2(a).

MASTER SERVICING AGREEMENT:  As defined in Section 8.2(a).

MATURITY DATE: With respect to each Mortgage Loan, the maturity date of the related Mortgage Note, as specified therein.

MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and any successor thereto.

MERS LOAN: Any Mortgage Loan registered on the MERS(R) System and for which MERS is listed as the record mortgagee or beneficiary on the related Mortgage or assignment thereof.

MERS(R) SYSTEM: The system of electronically recording transfers of mortgage loans maintained by MERS.

MONTHLY ADVANCE: The aggregate of the advances made by the Servicer on any Monthly Remittance Date pursuant to Section 2.16(a).

MONTHLY PAYMENT: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor from time to time under the related Mortgage Note.

MONTHLY REMITTANCE DATE: The eighteenth (18th) day of each month (or if such day is not a Business Day, the next Business Day) commencing in the month following the end of the calendar month in which the related Closing Date occurs. A Determination Date is related to a Monthly Remittance Date if such Determination Date and such Monthly Remittance Date occur in the same calendar month.

MOODY'S:  Moody's Investors Service, Inc. or any successor thereto.

MORTGAGE: The mortgage, deed of trust, or other instrument creating a first lien on or first priority ownership interest in real property, including any riders, addenda, assumption agreements, or modifications relating thereto.

MORTGAGE INTEREST RATE: With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan.

MORTGAGE LOAN: An individual mortgage loan subject to this Agreement, each as identified on the related Mortgage Loan Schedule.

MORTGAGE LOAN SCHEDULE: With respect to the Mortgage Loans, the schedule or schedules of Mortgage Loans attached hereto as SCHEDULE I, or to any Confirmation Agreement.

MORTGAGE NOTE: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage, including any riders or addenda thereto.

MORTGAGED PROPERTY: The property securing a Mortgage Note pursuant to the related Mortgage.

MORTGAGOR:  The obligor(s) on a Mortgage Note.

NET RATE: With respect to each Mortgage Loan, the annual rate at which interest thereon shall be remitted to the Owner (in each case computed on the basis of a 360-day year consisting of twelve 30-day months), which annual rate shall be equal to the Mortgage Interest Rate less the Servicing Fee Rate.

NONRECOVERABLE ADVANCE: Any portion of any Servicing Advance or Monthly Advance previously made or proposed to be made in respect of a Mortgage Loan by the Servicer hereunder that the Servicer determines in its good faith judgment will not be ultimately recoverable from Late Collections. The determination by the Servicer that it has made a Nonrecoverable Advance shall be evidenced by an Officer's Certificate of the Servicer delivered to the Owner and detailing the reasons for such determination.

OFFICER'S CERTIFICATE: A certificate signed by a Vice President or other authorized officer and delivered to the Owner as required by this Agreement.

OPINION OF COUNSEL: A written opinion of counsel, who may be an employee of the Servicer, reasonably acceptable to the Owner.

OTS:  The Office of Thrift Supervision, or any successor thereto.

OWNER: EMC Mortgage Corporation, a Delaware corporation, and any successor owner of any of the Mortgage Loans.

PASS-THROUGH TRANSFER: The sale or transfer of some or all of the Mortgage Loans by the Owner to a trust to be formed as part of a publicly issued or privately placed mortgage backed securities transaction.

PERMITTED INVESTMENTS: Any one or more of the following obligations or securities:

         (i) direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

         (ii) repurchase obligations with respect to any security described in clause (i) above, provided that the unsecured long-term obligations of the party agreeing to repurchase such obligations are at the time rated by S&P or Moody's in one of its two highest rating categories;

         (iii) federal funds, certificates of deposit, time deposits, and bankers' acceptances of any bank or trust company incorporated under the laws of the United States or any state, provided that the long-term debt obligations of such bank or trust company (or, in the case of the principal bank in a bank holding company system, the long-term debt obligations of the bank holding company) at the date of acquisition thereof have been rated by S&P or Moody's in one of its two highest rating categories; and

         (iv) commercial paper of any corporation incorporated under the laws of the United States or any state thereof that on the date of acquisition has been rated by S&P or Moody's in its highest short-term rating category.

PERSON: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

POOL OF MORTGAGE LOANS: A pool of Mortgage Loans made subject to this Agreement pursuant to a Confirmation Agreement.

PORTFOLIO LOANS:  As defined in Section 8.3.

PREPAYMENT CHARGE: With respect to any Mortgage Loan, the prepayment premium or charge, if any, required under the terms of the related Mortgage Note to be paid in connection with a Principal Prepayment in Full or a Principal Prepayment in Part, to the extent permitted by applicable law.

PRIMARY MORTGAGE INSURANCE POLICY: With respect to each Mortgage Loan, the policy of primary mortgage insurance (including all endorsements thereto) issued with respect to such Mortgage Loan, if any, or any replacement policy.

PRIME: As of any date of determination, the annual interest rate, adjusted daily, published from time to time in The Wall Street Journal (Western Edition) as the "PRIME RATE" in the "MONEY RATES" section. In the event that more than one such rate is specified, "Prime" shall mean the greatest of such rates.

PRINCIPAL PREPAYMENT: Any payment or other recovery of principal in full ( a "PRINCIPAL PREPAYMENT IN FULL") or in part (a "PRINCIPAL PREPAYMENT IN PART") of the then-outstanding principal on a Mortgage Loan (other than Condemnation Proceeds, Insurance Proceeds, and Liquidation Proceeds) that is received in advance of its scheduled Due Date and not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment. The term "Principal Prepayment" shall not refer to any related Prepayment Charge.

QUALIFIED DEPOSITORY: Any of the following: (i) a depository, the short-term unsecured debt obligations of which are rated by Moody's or S&P (or a comparable rating agency) in one of its two highest rating categories, (ii) the corporate trust department of a national bank, (iii) a depository that fully insures the Account and the Escrow Account with insurance provided by the FDIC, or (iv) the Servicer.

REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

REMIC PROVISIONS: Provisions of the federal income tax law relating to REMICs, which appear at Section 860G of Subchapter M of Chapter 1 of the Code and related provisions, and regulations promulgated thereunder, as in effect from time to time.

REO MANAGEMENT FEE: With respect to each REO Property, an amount equal to $1,500.

REO PROPERTY: A Mortgaged Property acquired in foreclosure or by deed in lieu of foreclosure, as described in Section 2.12.

SAIF:  The Savings Association Insurance Fund.

S&P: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or its successor in interest.

SERVICER: Washington Mutual Bank, a savings bank organized under the laws of the United States, or its permitted successor in interest, or any successor to the Servicer under this Agreement appointed as herein provided.

SERVICER'S INFORMATION:  As defined in Section 8.1(d).

SERVICING ADVANCES: All customary, reasonable, and necessary "out of pocket" costs and expenses, including reasonable attorneys' fees and disbursements, incurred by the Servicer in the performance of its servicing obligations hereunder, including, without limitation, costs related to (i) the preservation, restoration, and protection of the Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage and (iv) Servicer's compliance with the obligations set forth in Sections 2.2, 2.3, 2.8, 2.10, 2.12 and 2.15 of this Agreement.

SERVICING FEE: With respect to each Mortgage Loan, the amount of the annual fee payable to the Servicer pursuant to Section 4.3 as compensation for servicing and administering such Mortgage Loan. Such fee shall, for a period of one full month, be equal to one-twelfth of the product of (i) the related Servicing Fee Rate, multiplied by (ii) the outstanding Unpaid Principal Balance of such Mortgage Loan. Such fee shall be payable monthly and shall be computed on the basis of the same principal amount and period respecting which any related interest payment on such Mortgage Loan is computed.

SERVICING FEE RATE: With respect to each Mortgage Loan, the annual rate at which the Servicing Fee shall be calculated, which annual rate is set forth in the related Confirmation Agreement. In the event that the Index and Gross Margin of an ARM Loan are adjusted pursuant to the terms of the related Mortgage Note, the Servicing Fee Rate for such ARM Loan shall be the annual rate of the Servicing Fee in effect immediately prior to such adjustment.

TRANSFERRED LOANS:  As defined in Section 8.3.

UNPAID PRINCIPAL BALANCE: With respect to each Mortgage Loan, as of any date of determination, (i) the Cut-off Date Principal Balance, minus (ii) the principal portion of all payments made by or on behalf of the Mortgagor after the related Cut-off Date and received by the Owner, plus (iii) in the case of a Mortgage Loan subject to negative amortization, any capitalized interest.

USAP:  As defined in Section 4.5.

WHOLE LOAN TRANSFER: Any sale or transfer of some or all of the Mortgage Loans by the Owner to a third party, which sale or transfer is not a Pass-Through Transfer.


                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         SECTION 1.1. IDENTIFICATION OF MORTGAGE LOANS; SERVICER TO ACT AS SERVICER

         (a) As of the related Closing Date, the Servicer, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and Acceptable Servicing Procedures. Except as otherwise expressly provided in this Agreement, the Servicer shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration that the Servicer may deem necessary or desirable and consistent with the terms of this Agreement, including, without limitation, all action permitted or required to be taken under any related Primary Mortgage Insurance Policy. In servicing and administering the Mortgage Loans, the Servicer shall employ Acceptable Servicing Procedures, except that the Servicer shall employ the procedures set forth in this Agreement whenever the Acceptable Servicing Procedures conflict with the requirements under this Agreement (provided that in no event shall the Servicer act in conflict with any applicable federal, state and local laws, ordinances, rules or regulations). The Servicer shall at all times act in the best interests of the Owner in performing hereunder.

         (b) The documents comprising the Collateral File and the Credit File with respect to each Mortgage Loan serviced hereunder and that are delivered to the Servicer, together with all other documents with respect to each such Mortgage Loan that are prepared by or that come into the possession of the Servicer, shall immediately vest in the Owner and shall be held and maintained in trust by the Servicer at the will of the Owner and in a custodial capacity only for the sole purpose of servicing or supervising the servicing of the related Mortgage Loans. The documents comprising each Collateral File and each Credit File and all related documents that come into the possession of the Servicer and are so held by the Servicer shall be appropriately marked to clearly reflect the ownership interest of the Owner in such Collateral File and Credit File and related documents. The Servicer shall release its custody of any such documents only in accordance with written instructions from the Owner, unless such release is required as incidental to the Servicer's servicing of the Mortgage Loans.

         (c) Subject to Section 2.17 of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if, in the Servicer's reasonable and prudent determination, such waiver, modification, variation, postponement or indulgence is in the best interests of the Owner; provided, however, that the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer or forgive the payment of any principal or interest payments, reduce the outstanding principal amount (except for actual payments of principal) or extend the related Maturity Date (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, imminent and the Servicer has obtained the prior written consent of the Owner). Without limiting the generality of the foregoing, the Servicer is hereby authorized and empowered to execute and deliver on behalf of itself and the Owner all instruments of satisfaction, cancellation, full release, or partial release or discharge, and all other comparable instruments with respect to the Mortgage Loans and the Mortgaged Properties. If reasonably required by the Servicer, the Owner shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.

         (d) As to each ARM Loan, the Servicer shall make periodic Mortgage Interest Rate and Monthly Payment adjustments, as applicable, and execute and deliver all appropriate notices regarding the same, in strict compliance with Applicable Requirements. The Servicer shall establish procedures to monitor the Index in order to ensure that it uses the appropriate value for the Index in determining an interest rate change. If the Servicer fails to make a timely and correct Mortgage Interest Rate adjustment or Monthly Payment adjustment, the Servicer shall use its own funds to satisfy any shortage in the Mortgagor's Monthly Payment for so long as such shortage continues. In the event the Index, as specified in the related Mortgage Note, becomes unavailable for any reason, the Servicer shall select an alternative index based on comparable information, in accordance with the terms of the Mortgage Note, and such alternative index shall thereafter be the Index for such Mortgage Loan. In such event, the Servicer shall also determine a new Gross Margin. The new Gross Margin shall be the difference between (x) the average of the original Index for the most recent three-year period that ends on the last date the original Index was available plus the Gross Margin on the last date the original Index was available and (y) the average of the new Index for the most recent three-year period that ends on that date (or if not available for such three-year period, for such time as it is available), rounded as provided in the Mortgage Note.

         (e) In connection with the servicing and administration of the Mortgage Loans and consistent with Acceptable Servicing Procedures and this Agreement, the Servicer shall have full power and authority to execute and deliver or cause to be executed and delivered on behalf of the Owner such instruments of assignment or other comparable instruments as the Servicer shall deem appropriate in order to register any Mortgage Loan on the MERS(R) System or cause the removal of any Mortgage Loan from registration on the MERS(R) System.

         SECTION 1.2. LIQUIDATION OF MORTGAGE LOANS

         (a) In the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall proceed diligently to collect all payments due and shall take such action, including commencing foreclosure, as it shall reasonably deem to be in the best interests of the Owner and in accordance with Acceptable Servicing Procedures. The Servicer shall use commercially reasonable efforts, consistent with Acceptable Servicing Procedures, any Primary Mortgage Insurance Policies and the best interest of Owner, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 2.1. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments. In any case in which a Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property. Servicer shall obtain prior approval of Owner as to restoration expenses in excess of ten thousand dollars ($10,000). The Servicer shall notify the Owner in writing of the commencement of foreclosure proceedings and prior to the acceptance or rejection of any offer of reinstatement. The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 2.5.

         (b) Notwithstanding the foregoing provisions of this Section 2.2, with respect to any Mortgage Loan as to which the Servicer has received actual notice of, or has actual knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, the Servicer shall neither (i) obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise, (ii) acquire possession of, nor (iii) take any other action with respect to, such Mortgaged Property if, as a result of any such action, the Owner would be considered to hold title to, to be a mortgagee-in-possession of, or to be an owner or operator of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Servicer has either (x) obtained the written consent of the Owner, or (y) previously determined, based on its reasonable judgment and a prudent report prepared by a Person who regularly conducts environmental audits using customary industry standards, that:

         (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, that it would be in the best economic interest of the Owner to take such actions as are necessary to bring the Mortgaged Property into compliance therewith; and

         (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Owner to take such actions with respect to the affected Mortgaged Property.

The cost of the environmental audit report contemplated by this Section 2.2(b) shall be advanced by the Servicer as a Servicing Advance, subject to the Servicer's right to be reimbursed therefor from the Account and the Servicer's right to make a judgment about whether any such advance would be a Nonrecoverable Advance.

         (c) If the Servicer has (i) determined that it is in the best economic interest of the Owner to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such Mortgaged Property, or (ii) obtained the written consent of the Owner, in each case as described above, then the Servicer shall take such action as it deems to be in the best economic interest of the Owner (or as otherwise directed by the Owner). The cost of any such compliance, containment, clean-up or remediation shall be advanced by the Servicer as a Servicing Advance, subject to the Servicer's right to be reimbursed therefor from the Account and the Servicer's right to make a judgment about whether any such advance would be a Nonrecoverable Advance.

         SECTION 1.3. COLLECTION OF MORTGAGE LOAN PAYMENTS

Continuously from the related Closing Date until the principal and interest on all of the Mortgage Loans are paid in full, the Servicer shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable. With respect to those Mortgage Loans, if any, as to which the Servicer collects Escrow Payments, the Servicer shall ascertain or estimate annual ground rents, taxes, assessments, water rates, sewer rents, municipal charges, fire and hazard insurance premiums, condominium charges, Primary Mortgage Insurance Policy premiums and all other charges that, as provided in any Mortgage, shall become due and payable, to the end that the Escrow Payments payable by the Mortgagors shall be sufficient to pay such charges as and when they become due and payable. The Servicer shall not be required to institute or join in litigation with respect to collection of any payment (whether under a Mortgage, Mortgage Note, Primary Mortgage Insurance Policy or otherwise or against any public or governmental authority with respect to a taking or condemnation) if in the Servicer's reasonable judgment the Servicer believes that the costs and expenses relating thereto would be Nonrecoverable Advances. The Servicer shall be entitled to be reimbursed from the Account for any costs, expenses or other liabilities incurred by the Servicer in connection with any such litigation. The Servicer's right to such reimbursement shall be prior to the Owner's right to such proceeds.

         SECTION 1.4. ESTABLISHMENT OF ACCOUNT; DEPOSITS IN ACCOUNT

         (a) The Servicer shall establish and maintain one or more Accounts (collectively, the "ACCOUNT") entitled "Washington Mutual Bank, in trust for EMC Mortgage Corporation, as Owner, and any successor Owner." The Account shall be an Eligible Account, established with an institution that is a Qualified Depository and maintained as a segregated account separate and apart from any of the Servicer's own funds and general assets. If the Account is established with an institution other than the Servicer, the Account shall be evidenced by a letter agreement substantially in the form of EXHIBIT B attached hereto.

         (b) The Servicer shall, upon receipt (and in all events by not later than the end of the second Business Day following receipt thereof), deposit in the Account and retain therein, the following payments and collections either received or made by the Servicer subsequent to the related Cut-off Date (other than payments due on or before such Cut-off Date), or otherwise allocable to a period subsequent to such Cut-off Date:

                  (i) the principal portion of all Monthly Payments on the Mortgage Loans;

                  (ii) the interest portion of all Monthly Payments on the Mortgage Loans less the Servicing Fee;

                  (iii) all Principal Prepayments in Part and Principal Prepayments in Full;

                  (iv) all Liquidation Proceeds;

                  (v) all Insurance Proceeds, other than Insurance Proceeds to be held in the Escrow Account and applied to the restoration and repair of the Mortgaged Property or released to the Mortgagor in accordance with Applicable Requirements;

                  (vi) all Condemnation Proceeds that are not released to the Mortgagor in accordance with the Owner's written consent or Applicable Requirements;

                  (vii) any amount required to be deposited in the Account pursuant to Sections 2.4(d), 2.10, 2.12(c), 2.12(e) or 4.2(b);

                  (viii) [Reserved]; and

                  (ix) with respect to each Principal Prepayment in Full, an amount (to be paid by the Servicer out of its own funds without reimbursement therefor) that, when added to all amounts allocable to interest received in connection with such Principal Prepayment in Full, equals one month's interest on the amount of principal so prepaid at the Net Rate, provided, however, that the aggregate of deposits made by the Servicer pursuant to this clause (ix) in respect of any Monthly Remittance Date shall not exceed the Compensating Interest Cap.

         (c) The Servicer shall, no later than twenty-four (24) hours prior to each Monthly Remittance Date, deposit in the Account all Monthly Advances.

         (d) The Servicer may cause the funds on deposit from time to time in the Account to be invested in Permitted Investments, which Permitted Investments shall mature not later than the Business Day immediately preceding the next Monthly Remittance Date following the date such funds are invested. All Permitted Investments shall be made in the name of the Servicer or its nominee. All income and gain realized from any Permitted Investment shall be for the benefit of the Servicer and shall be subject to its withdrawal or order from time to time. The Servicer shall indemnify the Owner for any loss incurred in respect of any Permitted Investment by such Servicer, and the amount of such loss shall be deposited in the Account by the Servicer out if its own funds, without reimbursement therefor, no later than twenty-four (24) hours prior to the next Monthly Remittance Date following the date of such loss.

         SECTION 1.5. PERMITTED WITHDRAWALS FROM THE ACCOUNT

The Servicer may, from time to time, withdraw funds from the Account for the following purposes:

         (i) to make payments and distributions to the Owner in the amounts and in the manner provided for in Section 3.1, and to pay itself any unpaid Servicing Fees, unpaid REO Management Fees and other servicing compensation in accordance with Section 4.3;

         (ii) to reimburse itself for any unreimbursed Servicing Advances or Monthly Advances made with respect to any Mortgage Loan; provided that the Servicer's right to reimburse itself pursuant to this clause (ii) is limited to any amounts collected or received by the Servicer with respect to such Mortgage Loan;

         (iii) to pay to itself any interest earned on funds deposited in the Account;

         (iv) to make any payment or reimburse itself for any amount pursuant to Sections 2.12(c), 2.12(e), 5.1(a) or 5.3;

         (v) to reimburse itself for any Monthly Advance or Servicing Advance previously made that it has determined to be a Nonrecoverable Advance;

         (vi) if there shall be amounts deposited in error or there shall be amounts deposited in the Account not required to be deposited therein, including the Servicing Fee and other servicing compensation, to withdraw such amount from the Account any provision herein to the contrary notwithstanding;

         (vii) to transfer funds to another Qualified Depository in accordance with Section 2.9; and

         (viii) to clear and terminate the Account upon the termination of this Agreement in accordance with Article 7.

         Section 1.6. Establishment of Escrow Account; Deposits in Escrow Account; Escrow Analysis

         (a) The Servicer shall segregate and hold separate and apart from any of its own funds and general assets all Escrow Payments collected and received pursuant to the Mortgage Loans and shall establish and maintain one or more Escrow Accounts (collectively, the "ESCROW ACCOUNT"), in the form of time deposit or demand accounts, which may be interest bearing, entitled "Washington Mutual Bank, in trust for EMC Mortgage Corporation, as Owner, and any successor Owner, and certain Mortgagors." The Escrow Account shall be an Eligible Account established with a Qualified Depository. If the Escrow Account is established with an institution other than the Servicer, the Escrow Account shall be evidenced by a letter agreement substantially in the form of EXHIBIT C attached hereto.

         (b) The Servicer shall, upon receipt (and in all events by not later than the end of the second Business Day following receipt thereof, or sooner if required by applicable law), deposit in the Escrow Account and retain therein:
(i) all Escrow Payments collected on account of the Mortgage Loans for the purpose of effecting timely payment of escrow items as required under the terms of this Agreement and (ii) all amounts representing proceeds of any hazard insurance policy that are to be applied to the restoration or repair of the related Mortgaged Property. The Servicer shall make withdrawals from the Escrow Account only in accordance with Section 2.7. The Servicer shall be entitled to retain any interest earned on funds deposited in the Escrow Account other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor without right of reimbursement therefor notwithstanding that the Escrow Account maintained by the Servicer may not bear interest or that the interest earned on such escrowed funds is insufficient for such purpose.

         Section 1.7. Permitted Withdrawals from the Escrow Account

Withdrawals from the Escrow Account maintained by the Servicer may be made by the Servicer only (i) to effect timely payments of ground rents, taxes, assessments, sewer rents, municipal charges, water rates, insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage, (ii) to reimburse the Servicer for any Servicing Advance made by the Servicer pursuant to Sections 2.8 and 2.10 with respect to a related Mortgage Loan, (iii) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan, (iv) for transfer to the Account in accordance with the terms of this Agreement, (v) for restoration or repair of a Mortgaged Property, provided the provisions of Section 2.13 have been complied with, (vi) to pay to the Mortgagor, to the extent required by Applicable Requirements, interest on the funds deposited in the Escrow Account, (vii) to pay to itself any interest earned on funds deposited in the Escrow Account (and not required to be paid to the Mortgagor), (viii) to remove funds inadvertently placed in the Escrow Account by the Servicer, or (ix) to clear and terminate the Escrow Account upon the termination of this Agreement, in accordance with
Article 7.

         SECTION 1.8. PAYMENT OF TAXES, INSURANCE AND OTHER CHARGES

With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of property taxes, assessments and other charges that are or may become a lien upon the related Mortgaged Property, the status of Primary Mortgage Insurance Policy premiums, if any, and the status of fire and hazard insurance coverage and flood insurance, all as required hereunder. If a Mortgage Loan requires Escrow Payments, the Servicer shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date in a manner consistent with Acceptable Servicing Procedures, employing for such purpose deposits of the Mortgagor in the Escrow Account that shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. If a Mortgage Loan does not require Escrow Payments, or if there are insufficient funds in the related Escrow Account, the Servicer shall cause all such bills to be paid on a timely basis and shall from its own funds (if necessary) make a Servicing Advance for timely payment of all such bills. The Servicer shall monitor the payment status of such charges (including renewal premiums) by the related Mortgagor. The Servicer shall effect payment of such charges in a manner consistent with Acceptable Servicing Procedures and, in all events, prior to the foreclosure of any lien against the Mortgaged Property resulting from non-payment of such property taxes, assessments and other charges and prior to the termination of any such insurance coverage.

         SECTION 1.9. TRANSFER OF ACCOUNTS

The Servicer may, from time to time, transfer the Account or the Escrow Account to a different Qualified Depository. The Servicer shall notify the Owner of any such transfer within ten (10) Business Days of transfer.

         SECTION 1.10. MAINTENANCE OF HAZARD INSURANCE

         (a) The Servicer shall cause to be maintained for each Mortgage Loan serviced by it fire and hazard insurance with extended coverage customary in the area where the related Mortgaged Property is located, in an amount that is at least equal to the lesser of (i) 100% of the replacement value of the improvements securing the Mortgage Loan, or (ii) the Unpaid Principal Balance of the Mortgage Loan (so long as it equals 80% of the insurable value of the improvements); provided that in any case such amount shall be sufficient to prevent either the Mortgagor or the mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified on a flood hazard boundary map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance was then available), the Servicer shall cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, if such insurance is available. Such flood insurance shall be in an amount representing coverage not less than the least of (i) the Unpaid Principal Balance of the Mortgage Loan, (ii) the full insurable value of the improvements securing such Mortgage Loan and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, each as amended. The Servicer shall also maintain on each REO Property (x) fire and hazard insurance with extended coverage in an amount that is at least equal to the maximum insurable value of the improvements that are a part of such property, (y) liability insurance and (z) to the extent required and available under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, each as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer under any such policies shall be paid over or applied by the Servicer in accordance with Applicable Requirements whether (i) for the restoration or repair of the Mortgaged Property, subject to the related Mortgage, (ii) for release to the Mortgagor, or (iii) for application in reduction of the Mortgage Loan, in which event such amounts shall be deposited in the Account, as provided in Section 2.4. It is understood and agreed that no earthquake or other additional insurance need be maintained by the Servicer on any Mortgage Loan or property acquired in respect of a Mortgage Loan, other than as required under applicable laws and regulations as shall at any time be in force. All policies required hereunder shall be endorsed with standard mortgagee clauses with loss payable to the Servicer and shall provide for at least thirty
(30) days prior written notice to the Servicer of any cancellation, reduction in amount, or material change in coverage. The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either the Mortgagor's insurance carrier or agent upon any policy renewal; provided, however, that upon any such policy renewal, the Servicer shall accept such insurance policies only from insurance companies that (A) have a rating of B:III or better in Best's Key Rating Guide or a financial performance index rating of 6 or better in Best's Insurance Reports and (B) are licensed to do business in the jurisdiction in which the related Mortgaged Property is located.

         (b) If the Servicer, as servicer for the benefit of the Owner, shall obtain and maintain a blanket policy that would meet the requirements of Fannie Mae if Fannie Mae were the purchaser of the Mortgage Loans, insuring against loss to the Owner as mortgagee from damage to any or all of the Mortgaged Properties, then, to the extent such blanket policy (i) provides coverage, without coinsurance, in an amount equal to the aggregate outstanding Unpaid Principal Balance of the Mortgage Loans, (ii) otherwise complies with the requirements of Section 2.10(a) and (iii) contains a deductible not greater than $10,000, the Servicer shall be deemed conclusively to have satisfied its obligations under Section 2.10(a); provided, however, that if there shall have been one or more of such losses the Servicer shall deposit in the Account, as provided in Section 2.4, out of the Servicer's own funds and without reimbursement therefor, the difference, if any, between the amount that would have been payable under a policy complying with Section 2.10(a) and the amount paid under the blanket policy permitted under this Section 2.10(b). At the request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such policy and a statement from the insurer thereunder that such policy shall not be terminated or materially modified without thirty
(30) days' prior written notice to the Owner.

         SECTION 1.11. FIDELITY BOND; ERRORS AND OMISSIONS INSURANCE

The Servicer shall maintain, at its own expense, with companies that meet the requirements of Fannie Mae or Freddie Mac, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage on all officers, employees, agents and other persons acting in any capacity that would require such persons to handle funds, money, documents or papers relating to the Mortgage Loans (collectively, the "SERVICER EMPLOYEES"). Any such fidelity bond and errors and omissions insurance shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses relating to forgery, theft, embezzlement, fraud, errors and omissions, failure to maintain any insurance policies required under this Agreement and negligent acts of Servicer Employees. Such fidelity bond shall also protect and insure the Servicer against losses relating to the release or satisfaction of a Mortgage without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 2.11 requiring such fidelity bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The terms of any such fidelity bond and errors and omissions insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Single Family Servicing Guide, or by Freddie Mac in the Freddie Mac Seller's and Servicer's Guides, each as amended or restated from time to time. At the request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such fidelity bond and errors and omissions insurance policy and a statement from the surety and the insurer that such fidelity bond and errors and omissions insurance policy shall not be terminated or materially modified without thirty (30) days' prior written notice to the Owner.

         SECTION 1.12. TITLE, MANAGEMENT AND DISPOSITION OF REAL ESTATE OWNED

         (a) If title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure ("REO PROPERTY"), the deed or certificate of sale shall be taken in the name of the Owner, or in the name of such Person or Persons designated by the Owner; provided, however, that (i) the Owner shall not designate the Servicer as holder without the Servicer's prior written consent and (ii) such designated Person or Persons shall acknowledge in writing that such title is to be held as nominee for the Owner. The Servicer shall provide written notice to the Owner after any REO Property is acquired in foreclosure or by deed in lieu of foreclosure. Upon vacancy of such REO Property, the Servicer shall obtain and furnish to the Owner a copy of the full appraisal or full broker's price opinion of the Mortgaged Property.

         (b) The Servicer, shall manage, conserve, protect, and operate each REO Property solely for the purpose of its prompt disposition and sale. The Servicer shall either itself, or through an agent selected by the Servicer, manage, conserve, protect and operate the REO Property in accordance with Acceptable Servicing Procedures. The Servicer shall attempt to sell the same (and may temporarily rent the same) on such terms and conditions as the Servicer deems to be in the best interests of the Owner. No REO Property shall be marketed for less than the full appraisal value or full broker's price opinion referenced in
Section 2.12.(a), without the prior written consent of Owner. If a REMIC election has been made with respect to the arrangement under which the related Mortgage Loan is held and the Servicer has been provided with reasonable advance notice of such REMIC election, the Servicer shall use commercially reasonable efforts to dispose of the REO Property as soon as practicable and shall sell such REO Property, in any event, within three (3) years after title has been taken to such REO Property (unless the Servicer determines, and gives the Owner appropriate notice that a longer period is necessary for the orderly liquidation of such REO Property). The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Servicer shall make a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies shall be forwarded by the Servicer to the Owner at Owner's request.

         (c) The Servicer shall collect all revenues arising from the operation of REO Property. The Servicer shall deposit, or cause to be deposited, all such revenues in the Account in accordance with Section 2.4. The Servicer may use all such revenues and, if any thereof have been deposited in the Account, withdraw such revenues therefrom as is necessary for the proper operation, management and maintenance of any REO Property, including, but not limited to, the cost of maintaining any hazard insurance pursuant to Section 2.10 and the fees of any managing agent acting on behalf of the Servicer.

         (d) The Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage, liability insurance, and flood insurance in accordance with the provisions of Section 2.10.

         (e) The proceeds of sale of an REO Property shall be deposited in the Account in accordance with Section 2.4. The Servicer shall apply the sale proceeds of any REO Property (i) first to pay the expenses of such sale, (ii) second to reimburse itself for any related unpaid Servicing Fees, unpaid REO Management Fees and unreimbursed Servicing Advances and Monthly Advances and
(iii) the balance to be distributed to the Owner. If the sale proceeds have been deposited in the Account, the Servicer may withdraw from the Account the amounts necessary to make such payments and reimbursements.

         (f) Upon request, with respect to any REO Property, the Servicer shall furnish to the Owner a statement covering the Servicer's efforts in connection with the sale of that REO Property and any rental of the REO Property incidental to the sale thereof for the previous month (together with an operating statement for such REO Property). Such statement shall be accompanied by such other information as the Owner shall reasonably request. The Servicer shall maintain separate accounting for each REO Property.

         (g) The Owner hereby constitutes and appoints the Servicer as its true and lawful attorney-in-fact, with full power and authority to sign, execute, acknowledge, deliver, file for record and record any instrument on its behalf and to perform such other act or acts as may be customarily and reasonably necessary and appropriate to effectuate the transactions contemplated by this
Section 2.12, in each case as fully as the Owner might or could do. The Owner ratifies and confirms each action that the Servicer, as such attorney-in-fact, shall lawfully take or cause to be taken by authority hereof. Third parties without actual notice may rely upon the exercise of the power granted under this power of attorney, and may be satisfied that this power of attorney shall continue in full force and effect and has not been revoked unless this Agreement is terminated as provided herein. If requested by the Servicer, the Owner shall furnish the Servicer with any instrument or document necessary or appropriate to evidence or confirm the power of attorney granted in this Section 2.12(g), including one (1) or more separate instruments or documents in recordable form for recordation in any jurisdiction in which any Mortgaged Property is located.

         (h) Notwithstanding anything to the contrary contained in this Agreement, the Owner may, at the Owner's sole option, terminate the Servicer as servicer of any REO Property without payment of any termination fee, provided that the Servicer shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Servicer's funds made pursuant to Section
2.16 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property. In the event of any such termination, the provisions of Section 9.1 shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Owner or its designees.

         SECTION 1.13. APPLICATION OF PROCEEDS OF INSURANCE TO REPAIR OR RESTORATION

The Servicer shall collect the proceeds from all policies of insurance required to be maintained pursuant to Section 2.10 with respect to all losses that may occur. The Servicer may remit such proceeds to the Mortgagor for the restoration or repair of the related property and shall otherwise take such actions in connection with such restoration and repair in a manner consistent with Acceptable Servicing Procedures.

         Section 1.14. Inspections

The Servicer shall conduct inspections of the Mortgaged Properties at such times and in a manner consistent with Acceptable Servicing Procedures and shall maintain a written report of all such inspections and shall provide a copy to the Owner upon Owner's request.

         Section 1.15. Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder

         (a) The Servicer shall maintain in full force and effect any Primary Mortgage Insurance Policy covering a Mortgage Loan serviced by the Servicer. The Servicer shall cause the premium for any such Primary Mortgage Insurance Policy to be paid on a timely basis and shall from its own funds, if necessary, make a Servicing Advance to pay the premium on a timely basis. The Servicer shall not cancel or refuse to renew any such Primary Mortgage Insurance Policy in effect on the related Closing Date, unless cancellation or non-renewal is required by applicable law or regulation. The Servicer shall not take any action or fail to take any action that would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss that, but for the actions of the Servicer, would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 4.1, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions that may be required by such insurer as a condition to the continuation of coverage under such Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

         (b) As part of its activities as servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims under any Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms thereof and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan.

         Section 1.16. Monthly Advances by the Servicer

         (a) Not later than the close of business on the Business Day preceding each Monthly Remittance Date, the Servicer shall deposit in the Account an amount equal to all payments not previously advanced by the Servicer of principal and interest at the Net Rate that were (i) due on any Mortgage Loan during the Due Period that commences in the same month in which such Monthly Remittance Date occurs, (ii) not received as of the close of business on the related Determination Date (whether or not deferred) and (iii) not due on or prior to the related Cut-off Date (the aggregate of all such amounts, the "MONTHLY ADVANCE"). In lieu of making all or a portion of any Monthly Advance, the Servicer may cause to be made an appropriate entry in its records relating to the Account that funds in such account, including but not limited to any amounts received in respect of scheduled principal and interest on any Mortgage Loan due after the related Due Period for the related Monthly Remittance Date, have been used by the Servicer in discharge of its obligation to make any such Monthly Advance. Any funds so applied shall be replaced by the Servicer by deposit, in the manner set forth above, in the Account no later than the close of business on the Business Day immediately preceding the next Monthly Remittance Date to the extent that funds in the Account on such date are less than the amounts required to be distributed on such Monthly Remittance Date. The Servicer shall be entitled to be reimbursed from the Account for all Monthly Advances of its own funds made pursuant to this Section as provided in Section 2.5.

         (b) The obligation of the Servicer to make such Monthly Advances is mandatory, and, with respect to any Mortgage Loan or REO Property, shall continue through the earlier of (i) the date on which a Final Recovery Determination in connection with such Mortgage Loan is made and (ii) the due date of the last Monthly Payment due prior to the payment in full of such Mortgage Loan.

         (c) Notwithstanding anything herein to the contrary, no Monthly Advance shall be required to be made hereunder by the Servicer if such Monthly Advance would, if made, constitute a Nonrecoverable Advance.

         Section 1.17. Compliance With REMIC Provisions

If the Servicer has received written notice from the Owner that a REMIC election has been made with respect to the arrangement under which any Mortgage Loans and REO Property are held, the Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC, or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on "contributions" to a REMIC set forth in Section 860G(d) of the Code) unless the Servicer has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

         Section 1.18. Owner to Cooperate; Release of Collateral Files

If, at any time prior to termination of this Agreement, the Servicer shall require the use of any Collateral File (or any portion thereof) to perform its servicing activities as set forth in this Agreement, the Owner, within five (5) Business Days of the written request of the Servicer in the form of EXHIBIT A hereto (or within such shorter period as may be necessary for the Servicer to perform its obligations hereunder in compliance with all Acceptable Servicing Procedures), shall release or shall cause the Custodian to release such Collateral File, or portion thereof, to the Servicer. Within five (5) Business Days of the Servicer's request therefor (or, within such shorter period as may be necessary for the Servicer to perform obligations hereunder in compliance with all Acceptable Servicing Procedures), the Owner shall execute and deliver to the Servicer, in the form supplied to the Owner by the Servicer, any court pleadings, requests for trustee's sale or other documents reasonably necessary to perform the servicing activities with respect to any Mortgage Loan, including the foreclosure or sale in respect of any Mortgaged Property, the commencement and prosecution of any legal action to enforce the related Mortgage Note and Mortgage and the defense of any legal action or counterclaim filed against the Owner or the Servicer. The Servicer may execute and deliver any or all of such pleadings or documents on behalf of the Owner pursuant to the power of attorney granted pursuant to Section 2.12(g).

                              PAYMENTS TO THE OWNER

         SECTION 1.19. DISTRIBUTIONS

         (a) On each Monthly Remittance Date, the Servicer shall distribute to the Owner all amounts credited to the Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Account pursuant to Section 2.5, plus all Monthly Advances deposited in the Account prior to such Monthly Remittance Date pursuant to Section 2.4, minus (i) any amounts attributable to Principal Prepayments received after the last day of the Due Period immediately preceding the related Monthly Remittance Date and
(ii) any amounts attributable to Monthly Payments collected but due on a Due Date(s) subsequent to the preceding Determination Date.

         (b) All distributions made to the Owner on each Monthly Remittance Date shall be made to the Owner of record, based on the Mortgage Loans owned and held by the Owner. All distributions shall be made by wire transfer of immediately available funds to the account of the Owner at a bank or other entity having appropriate facilities therefor, if the Owner shall have so notified the Servicer, or by check mailed to the address of the Owner. Distributions on each Monthly Remittance Date may be made by more than one (1) wire transfer or check, as the case may be.

         (c) With respect to any remittance received by the Owner on or after the second Business Day following the Business Day on which such payment was due, the Owner shall send written notice thereof to the Servicer. The Servicer shall pay to the Owner interest on any such late payment at an annual rate equal to Prime plus two percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by the Servicer to the Owner on the date such late payment is made and shall cover the period commencing with the day following such second Business Day and ending with the Business Day on which such payment is made, both inclusive. The payment by the Servicer of any such interest, or the failure of the Owner to notify the Servicer of such interest, shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

         SECTION 1.20. REPORTS

         (a) On or before the 10th day of each month starting in the month of the first related Monthly Remittance Date, or if such day is not a Business Day, the next Business Day, the Servicer shall provide to the Owner or its designee an electronically transmitted data file, with respect to the Due Period immediately preceding such Monthly Remittance Date, the data set forth below on an individual loan basis:

         (i) mortgage loan number;

         (ii) interest rate;

         (iii) pending rate;

         (iv) scheduled principal and interest payment;

         (v) scheduled principal;

         (vi) gross interest;

         (vii) curtailment collected;

         (viii) curtailment adjustment;

         (ix) PIF principal;

         (x) PIF interest difference;

         (xi) ARM Index;

         (xii) pending Index;

         (xiii) ending scheduled balance;

         (xiv) investor loan number;

         (xv) Servicing Fee Rate;

         (xvi) due date;

         (xvii) yield rate;

         (xviii) beginning balance;

         (xix) ending balance;

         (xx) beginning scheduled balance;

         (xxi) principal collected;

         (xxii) scheduled net interest;

         (xxiii) scheduled buydown;

         (xxiv) Servicing Fee collected; and

         (xxv) remittance amount.

The Servicer may submit the foregoing information in more than one (1) report. Requests for additional data regarding the Mortgage Loans or alternative means for delivering such reports shall be accommodated at the discretion of the Servicer and at the Owner's expense.

         (b) Upon reasonable advance notice in writing, the Servicer shall provide to any Owner that is a savings and loan association, a bank, an insurance company or other regulated or supervised entity reports and access to information and documentation regarding the Mortgage Loans and the transactions contemplated hereby sufficient to permit the Owner to comply with the applicable regulations of relevant regulatory or supervisory authorities with respect to its investment in the Mortgage Loans and Owner's internal and third-party audit requirements.

         (c) The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Owner pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide Owner with such information concerning the Mortgage Loans as is necessary for Owner to prepare its federal income tax return as Owner may reasonably request from time to time. In addition, not more than 120 days after the end of each calendar year, the Servicer shall furnish to each Person who was an Owner at any time during such calendar year an annual statement in accordance with the requirement of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

         SECTION 1.21. DELINQUENCY AND FORECLOSURE STATEMENTS

                  (i) The Servicer shall provide a monthly statement of delinquents and a delinquency report on all Mortgage Loans more than thirty (30) days delinquent. The Servicer shall also provide a monthly statement regarding foreclosure status and status of REO Property containing such information as mutually agreed upon by the Owner and the Seller.


                     GENERAL SERVICING PROCEDURE; COVENANTS;
                         REPRESENTATIONS AND WARRANTIES

                  SECTION 1.22. ASSUMPTION AGREEMENTS

         (a) The Servicer shall use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the person to whom the Mortgaged Property has been or is about to be sold, whether by absolute conveyance or by contract of sale and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note, provided that in accordance with the terms of the Mortgage Note, the Servicer may permit an assumption (i) if the Servicer reasonably believes it is unable under Applicable Requirements to enforce such "due-on-sale" clause, or (ii) if the enforcement of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. In connection with any such assumption, the related Mortgage Interest Rate, the Unpaid Principal Balance and the term of the Mortgage Loan may not be changed. If an assumption is allowed pursuant to this Section 4.1(a), the Servicer is authorized, at the Servicer's discretion, to prepare a substitution of liability agreement to be entered into by the Owner and the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement. If an assumption fee is collected by the Servicer for entering into an assumption agreement the entire amount of such fee may be retained by the Servicer as additional servicing compensation.

         (b) The Servicer shall follow Acceptable Servicing Procedures with respect to any such assumption or substitution of liability (taking into account the Servicer's then current underwriting guidelines applicable to mortgage loans of the same type as the related Mortgage Loan). The Servicer shall notify the Owner that any such substitution of liability or assumption agreement has been completed by forwarding to the Owner a copy of any such substitution of liability or assumption agreement, which document shall be added to the related Collateral File and shall for all purposes be considered a part of such Collateral File to the same extent as all other documents and instruments constituting a part thereof.

         SECTION 1.23. SATISFACTION OF MORTGAGES AND RELEASE OF COLLATERAL FILES

         (a) Upon the payment in full of any Mortgage Loan or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer shall prepare the appropriate documents and instruments required to satisfy or release the lien of the Mortgage in accordance with applicable state law requirements. The Servicer, promptly and within the applicable legal deadlines appropriate to process the satisfaction or release, shall notify the Owner of such event.

         (b) The Servicer shall not grant a satisfaction or release of a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage. In the event the Servicer grants a satisfaction or release of a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage, the Servicer, upon becoming aware of the foregoing, shall remit to the Owner the Unpaid Principal Balance of the related Mortgage Loan plus accrued and unpaid interest by deposit thereof in the Account pursuant to Section 2.4. The Owner shall assign the related Mortgage and endorse the related Mortgage Note to the Servicer and shall do all things necessary to transfer ownership of the Mortgage Loan to the Servicer. The Servicer shall maintain the Fidelity Bond as provided for in Section 2.11 protecting and insuring the Servicer against, losses sustained with respect to any Mortgage Loan satisfied or released other than in accordance with the procedures set forth herein.

         (c) The Owner shall, within five (5) Business Days following receipt of any request from the Servicer (or within such shorter period as is necessary for the Servicer to perform its obligations hereunder in compliance with all Acceptable Servicing Procedures) deliver or cause to be delivered to the Servicer the Collateral File (or any portion thereof) required by the Servicer to process any satisfaction or release of any Mortgage pursuant to this Section
4.2. In addition, if any Mortgage Loan has been paid in full and the Owner has recorded the related Assignment of Mortgage designating the Owner as the holder of record of the Mortgage, the Servicer shall prepare and deliver to the Owner, together with a request for execution, the documents and instruments necessary to satisfy or release the lien of the Mortgage. The Owner shall, within five (5) Business Days following its receipt of any such request, send to the Servicer the fully-executed documents that were prepared and requested by the Servicer. In the event that applicable state law requires that a satisfaction or release be recorded within a shorter time period than the foregoing procedure permits, the Servicer shall advise the Owner accordingly and shall use commercially reasonable efforts to ensure that the lien of the Mortgage is released or satisfied in accordance with applicable state law requirements, and the Owner shall assist therewith by, to the extent reasonably practicable, returning to the Servicer the required portion of the Collateral File and, if applicable, the executed satisfaction and release documents and instruments within the time periods reasonably specified by the Servicer.

         (d) If a Mortgage Loan that has been paid in full is a MERS Loan, the Servicer may cause the removal of such Mortgage Loan from registration on the MERS(R) System and execute and deliver, on behalf of the Owner, any and all related instruments of satisfaction or release. No expense incurred in connection with the delivery of any instrument of satisfaction or deed or reconveyance shall be chargeable to the Account or the Owner.

         SECTION 1.24. SERVICING COMPENSATION

The Servicer shall be entitled to pay itself a Servicing Fee for each Mortgage Loan serviced hereunder. The obligation of the Owner to pay such Servicing Fee is limited to, and payable solely from, the interest portion of the Monthly Payments and Late Collections collected by the Servicer with respect to the related Mortgage Loan. Additional servicing compensation in the form of non-sufficient funds check fees, assumption fees, conversion fees, other related administrative fees, late payment charges, Prepayment Charges and other similar types of ancillary fees and charges that are actually received by the Servicer may be retained by the Servicer to the extent not required to be deposited into the Account pursuant to the terms of this Agreement. In addition to the Servicing Fee payable hereunder, the Servicer shall be entitled to pay itself an REO Management Fee for each REO Property managed by the Servicer or its agent. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for in this Agreement. Any Late Collections shall be applied by the Servicer in the following order of priority: (i) first to pay the expenses incurred in connection with collection of such Late Collections, (ii) second to reimburse itself for any related unpaid Servicing Fees, unpaid REO Management Fees and unreimbursed Servicing Advances and Monthly Advances and (iii) the balance to be distributed to the Owner.

         SECTION 1.25. STATEMENTS AS TO COMPLIANCE

         (a) Not later than March 15 of each year (or if such day is not a Business Day, the next succeeding Business Day), the Servicer will deliver to the Owner and, with respect to any Mortgage Loans subject to a Pass-Through Transfer, each other Person entitled to receive servicing reports provided pursuant to Section 3.2(a) an Officer's Certificate for the prior calendar year, beginning with the calendar year ending December 31, 2005, stating (i) a review of the activities of the Servicer during the preceding year and of performance under this Agreement has been made under such officer's supervision, and (ii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

         (b) Not later than March 15 of each year (or if such day is not a Business Day, the next succeeding Business Day), with respect to any Mortgage Loans subject to a Pass-Through Transfer, the Servicer will deliver to the Owner and each other Person entitled to receive servicing reports provided pursuant to
Section 3.2(a) an Officer's Certificate for the prior calendar year, beginning with the calendar year ending December 31, 2005, in substantially the form of EXHIBIT D to this Agreement.

         (c) The Servicer agrees to indemnify and hold harmless each of the Owner, each other Person entitled to receive servicing reports provided pursuant to Section 3.2(a), each Person, if any, who "controls" the Owner or such other Person within the meaning of the Securities Act of 1933, as amended, and their respective officers and directors against any and all losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees and expenses that such Person may sustain arising out of third party claims based on (i) the failure of the Servicer to deliver or cause to be delivered when required any Officer's Certificate required pursuant to Section 4.4(a) or
Section 4.4(b), or the accountants' statement required pursuant to Section 4.5, or (ii) any material misstatement or omission in any certification pursuant to
Section 302(a) of the Sarbanes-Oxley Act of 2002 and Rules 13a-14 and 15d-14 promulgated by the Securities and Exchange Commission thereunder made in reliance on any material misstatement or omission contained in any Officer's Certificate provided pursuant to Section 4.4(a) or Section 4.4(b). If the indemnification provided for herein is unavailable or insufficient to hold harmless any person indemnified pursuant to this Section 4.4(c) ("INDEMNITEE"), then the Servicer agrees that it shall contribute to the amount paid or payable by the Indemnitee as a result of the losses, claims, damages or liabilities of the Indemnitee arising out of clause (i) or (ii) of the preceding sentence in such proportion as is appropriate to reflect the relative fault of the Indemnitee on the one hand and the Servicer on the other.

         (d) For purposes of paragraph (c), "third party claims" shall include claims brought against an Indemnitee by any agent or affiliate of such Indemnitee where such claims arise out of, or are based on, (A) the failure of the Servicer to deliver or cause to be delivered when required any Officer's Certificate required pursuant to paragraphs (a) and (b) of this Section 4.4 or
(B) any material misstatement or omission in any certification pursuant to
Section 302(a) of the Sarbanes-Oxley Act of 2002 and Rules 13a-14 and 15d-14 promulgated by the Securities and Exchange Commission thereunder made in reliance on any material misstatement or omission contained in any Officer's Certificate provided pursuant to paragraphs (a) or (b) of this Section 4.4.

         SECTION 1.26. ANNUAL INDEPENDENT PUBLIC ACCOUNTANTS' SERVICING REPORT

Not later than March 15 of each year (or if such day is not a Business Day, the next succeeding Business Day), the Servicer will, at its expense, cause a firm of independent public accountants that is a member of the American Institute of Certified Public Accountants to furnish to the Owner and, with respect to any Mortgage Loans subject to a Pass-Through Transfer, each other Person entitled to receive servicing reports provided pursuant to Section 3.2(a), a statement to the effect that, based on an examination conducted by such firm in compliance with the Uniform Single Attestation Program for Mortgage Bankers ("USAP"), the assertion of management (the "MANAGEMENT ASSERTION") of the Servicer regarding compliance with the minimum servicing standards identified in the USAP is fairly stated in all material respects, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement or such Management Assertion.

         SECTION 1.27. OWNER'S RIGHT TO EXAMINE SERVICER RECORDS, ETC.

         (a) The Owner shall have the right, at its expense, to (i) examine and audit the Servicer's books of account, records, reports and other papers relating to (x) the performance by the Servicer of its obligations and duties under this Agreement, or (y) the Mortgage Loans, (ii) make copies and extracts therefrom and (iii) discuss the affairs, finances, and accounts of the Servicer relating to such performance with the Servicer's officers and employees, all at such times and places, and with such frequency, as may be reasonably requested.

         (b) The Servicer shall provide to the Owner and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Owner, including without limitation the OTS, the FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Servicer that is required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours, at the offices of the Servicer and in accordance with any applicable regulations.

         SECTION 1.28. COOPERATION

         The Servicer and the Owner shall cooperate fully with one another and their respective counsel and other representatives and advisors in connection with the steps required to be taken as part of their respective obligations under this Agreement.

         SECTION 1.29. CONSENTS AND APPROVALS

         The Servicer shall timely obtain, at its sole cost and expense, the consents and approvals required by law or pursuant to contract to consummate the transactions contemplated hereby. All such consents shall be obtained without any cost or expense to the Owner and shall be obtained without any adverse modification in the terms of any of the agreements relating to the Mortgage Loans or the imposition of any burdensome provisions or conditions on the Owner.

                                  THE SERVICER

         SECTION 1.30. INDEMNIFICATION; THIRD PARTY CLAIMS

         (a) (i) The Servicer agrees to indemnify and hold harmless the Owner against any and all losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees and expenses ("Losses") resulting from the failure of the Servicer to service the Mortgage Loans in compliance with the terms of this Agreement; provided, however, the Servicer shall not be liable hereunder with respect to (A) any action or inaction resulting from the written direction or consent of the Owner, (B) any action or inaction resulting from the Owner's failure to cause any Collateral File (or portion thereof) to be released to the Servicer pursuant to Sections 2.18 or 4.2(c), or (C) any action or inaction resulting from the Owner's failure to comply with Section 5.1(b) or Section 5.6, or (D) any indirect, special or consequential damages, losses, costs or expenses incurred by Owner; provided, further, that with respect to Losses related to claims other than third party claims, the Servicer shall only be liable to the Owner for the fees and expenses of the Owner's legal counsel to the extent that such fees and expenses are required to be reimbursed pursuant to Section 9.14 hereof. (ii) The Servicer shall notify the Owner if a claim is made by a third party with respect to this Agreement or the Mortgage Loans that the Servicer determines in its good faith judgment will materially affect the Owner's interest in such Mortgage Loans. The Servicer shall assume (with the written consent of the Owner) the defense of any such claim and, subject to clause (iii) of this Section 5.1, pay all reasonable expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree that may be entered against the Servicer or the Owner in respect of such claim. The Servicer shall follow any written instructions received from the Owner in connection with any such claim. The Servicer shall have the right to reimburse itself from the Account for all expenses, advances and liabilities incurred by the Servicer in respect of any such claim (whether or not the Servicer has assumed the defense thereof), except when the claim (x) is related to the Servicer's obligations to indemnify the Owner pursuant hereto, (y) results from the failure of the Servicer to service the Mortgage Loans in compliance with the terms of this Agreement, or (z) results from the Servicer's willful misconduct, bad faith or negligence in performing its duties under this Agreement. (iii) If the Owner receives service of a summons or other first legal process, the Servicer shall not be liable for any costs or expenses pursuant to the indemnity in this Section 5.1 unless the Owner provides written notice to the Servicer that describes the nature of the claim within a reasonable time after service of such summons or other first legal process upon the Owner; provided, however, that the Owner's failure to notify the Servicer pursuant to this paragraph shall not relieve the Servicer from any liability that the Servicer may have to the Owner otherwise than on account of this indemnity. The Servicer shall not be required to indemnify any person for any settlement of any claim effected without the Servicer's consent, which consent shall not be unreasonably withheld.

         (b) With respect to any Mortgage Loan, if the Owner records or causes to be recorded the related Assignment of Mortgage designating the Owner as the holder of record of the Mortgage in the appropriate public recording office of the jurisdiction in which the related Mortgaged Property is located, and the Owner, in its capacity as the holder of record, receives written notice of any action with respect to the related Mortgage or Mortgaged Property, the Owner shall promptly send a copy of such notice to the Servicer in accordance with
Section 9.8. The Servicer shall have no liability to the Owner for claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, or any other costs or expenses, that result from the Owner's failure to comply with the provisions set forth in this paragraph.

         SECTION 1.31. SERVICER COVENANTS; MERGER OR CONSOLIDATION OF THE
SERVICER

         (a) The Servicer covenants that, subject to Section 5.2(b), it shall keep in full force and effect its existence, rights and franchises as a corporation and its status as a Fannie Mae or Freddie Mac approved servicer in good standing and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

         (b) Any Person into which the Servicer may be merged or consolidated, or any Person resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to all, or substantially all, of the business or assets of the Servicer (whether or not related to loan servicing), shall be the successor of the Servicer hereunder, without the execution or filing of any paper, or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the Servicer shall not be a party to any such merger, consolidation or conversion, or sell or otherwise dispose of all, or substantially all, of its business or assets, unless the successor or surviving Person shall be an institution that is a Fannie Mae or Freddie Mac approved servicer in good standing and a member of MERS in good standing. In addition, the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000 and (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, or which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans.

         SECTION 1.32. LIMITATION ON LIABILITY OF THE SERVICER AND OTHERS

         The Servicer and the directors, officers, employees or agents of the Servicer shall not be under any liability to the Owner (i) for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, (ii) for errors in judgment made in good faith, (iii) for any action or inaction in accordance with the written direction or consent of the Owner,
(iv) for any action or inaction resulting from the Owner's failure to cause any Collateral File (or portion thereof) to be released to the Servicer pursuant to Sections 2.18 or 4.2(c), or (v) for any action or inaction resulting from the Owner's failure to comply with Section 5.1(b) or Section 5.6; provided, however, this provision shall not protect the Servicer against any breach of warranties or representations made herein, any failure to perform its obligations in accordance with any standard of care set forth in this Agreement (unless in accordance with the written direction or consent of the Owner) or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties. The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind that appears, on its face, to be properly executed and submitted by any Person respecting any matters arising hereunder. Subject to Section 5.1(a), the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties under this Agreement and that may result in any expense or liability to the Servicer; provided, however, that the Servicer may, with the written consent of the Owner, undertake any such action that it may deem necessary or desirable with respect to this Agreement and the rights, duties, and the interests of the parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs, and liabilities for which the Owner shall be liable and the Servicer shall be entitled to be reimbursed therefor from the Account, unless any such costs or liabilities shall result from the negligence, bad faith or willful misfeasance of the Servicer in performing such action.

         SECTION 1.33. SERVICER NOT TO RESIGN

The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the determination that such Servicer's duties hereunder are no longer permissible under Applicable Requirements and such incapacity cannot be cured by such Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Owner. No such resignation shall become effective until a successor that satisfies the requirements set forth in Section 9.1 has assumed the Servicer's responsibilities and obligations hereunder in accordance with such Section.

         SECTION 1.34. TRANSFER OF SERVICING

The Servicer acknowledges that the Owner has entered into this Agreement in reliance upon the adequacy of the Servicer's servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section 5.5, the Servicer shall not either assign this Agreement or any of the servicing rights or obligations hereunder except (i) in connection with a merger or consolidation permitted under Section 5.2(b), or (ii) with the prior written consent of the Owner, which consent shall not be unreasonably withheld or delayed.

         SECTION 1.35. TRANSFER OF MORTGAGE LOANS

         (a) The Owner shall have the right, without the consent of the Servicer, to assign its interest under this Agreement with respect to any Mortgage Loans; provided, however, that (i) the Owner shall give the Servicer written notice ten (10) days prior to any such assignment of its interest under this Agreement and (ii) in connection with any Pass-Through Transfer or Whole Loan Transfer, the Owner shall comply with the provisions of Section 8.1(a) hereof. The Owner shall also have the right to designate any Person to exercise the rights of Owner hereunder to the extent provided in Section 8.2 of this Agreement.

         (b) The Servicer shall keep books and records in which, subject to such reasonable regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any Person with respect to this Agreement or any Mortgage Loan unless the books and records show such person as the owner of such Mortgage Loan. Upon receipt of a written notice from the Owner of any assignment of any Mortgage Loan, the Servicer shall mark its books and records to reflect the ownership of such Mortgage Loan by such assignee. By executing an assignment and assumption agreement reasonably acceptable to the Servicer, the assignee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans and the previous Owner shall be released from its obligations hereunder to the extent such obligations relate to Mortgage Loans sold by the Owner and arise after the date of such sale.

         Section 1.36. Representations and Warranties of the Servicer

The Servicer hereby represents and warrants to the Owner as of the related Closing Date as follows:

         (a) The Servicer is a federally chartered savings bank, duly organized, validly existing and in good standing under the laws of the United States and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Properties are located, if the laws of such states require licensing or qualification in order to conduct business of the type conducted by the Servicer and to the extent necessary to ensure the servicing of each Mortgage Loan in accordance with this Agreement. The Servicer has the corporate power and authority to enter into, execute and deliver this Agreement and all documents and instruments executed and delivered pursuant hereto and to perform its obligations in accordance therewith. The execution, delivery and performance of this Agreement by the Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement evidences the valid, binding and enforceable obligations of the Servicer, subject as to enforcement, (i) to bankruptcy, insolvency, receivership, conservatorship, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law. All requisite corporate action has been taken by the Servicer to make this Agreement valid and binding upon the Servicer in accordance with its terms.

         (b) No consent, approval, authorization, or order of any court or governmental agency or body relating to the transactions contemplated by this Agreement is required as to the Servicer or, if required, such consent, approval, authorization, or order has been obtained.

         (c) The consummation of the transactions contemplated by this Agreement, including without limitation the fulfillment of, or compliance with, the terms and conditions of this Agreement, are in the ordinary course of business of the Servicer and shall not (i) result in the breach of any term or provision of the charter or by-laws of the Servicer, (ii) result in the breach of any term or provision of, or conflict with or constitute a default under, or result in the acceleration of any obligation under, any material agreement, indenture, loan or credit agreement, or other instrument to which the Servicer or its property is subject, or (iii) result in the violation of any law, rule, regulation, order, judgment, or decree to which the Servicer or its property is subject.

         (d) There is no action, suit, proceeding or investigation pending or, to the best of the Servicer's knowledge, threatened against the Servicer that, either in any one instance or in the aggregate, is likely (in the Servicer's judgment), to result in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or that would adversely affect the validity of this Agreement, or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or that would be likely to materially impair the ability of the Servicer to perform its obligations hereunder.

         (e) The Servicer is an approved servicer of mortgage loans for Fannie Mae in good standing. No event has occurred, including but not limited to a change in insurance coverage, that would make the Servicer unable to comply with Fannie Mae eligibility requirements.

         (f) The Servicer is a member of MERS in good standing. The Servicer shall comply in all material respects with the rules and procedures of MERS in connection with the servicing of each MERS Loan for as long as each such Mortgage Loan is registered on the MERS(R) System.


                                     DEFAULT

         SECTION 1.37. EVENTS OF DEFAULT

In case one or more of the following Events of Default by the Servicer shall occur and be continuing:

         (i) any failure by the Servicer to remit to the Owner when due any payment required to be made under the terms of this Agreement, which failure continues unremedied for a period of three (3) Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been received by the Servicer, from the Owner; or

         (ii) any failure by the Servicer to duly observe or perform, in any material respect, any other covenant, obligation or agreement of the Servicer as set forth in this Agreement, which failure continues unremedied for a period of forty-five (45) (or, in the case of any failure to pay the premium for any insurance policy that is required to be maintained hereunder, fifteen (15)) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner; or

         (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities, or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force, undischarged or unstayed for a period of sixty
(60) days; or

         (iv) the Servicer shall consent to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or relating to all, or substantially all, of the Servicer's property; or

         (v) the Servicer shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (vi) the Servicer shall fail to be an approved servicer of mortgage loans for Fannie Mae in good standing; or

         (vii) the Servicer shall fail to be in compliance with the "doing business" or licensing laws of any jurisdiction where a Mortgaged Property is located; or

         (viii) the Servicer shall attempt to assign this Agreement or the servicing responsibilities hereunder in contravention of this Agreement; or

         (ix) failure by the Servicer to duly perform within the required time period, its obligations under Sections 4.4 and 4.5, which failure continues unremedied after the Certification Cure Deadline;

         then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Owner, by notice in writing to the Servicer (in each such instance, the "DEFAULTED SERVICER"), may, in addition to whatever rights the Owner may have at law or equity, including injunctive relief and specific performance, commence termination of all of the rights and obligations of the Defaulted Servicer under this Agreement pursuant to Section 7.2, and may exercise any and all other remedies available at law or at equity. Upon receipt by the Defaulted Servicer of such written notice from the Owner stating the intent to terminate the Defaulted Servicer as servicer under this Agreement as a result of such Event of Default, all authority and power of the Defaulted Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to
Section 9.1. Upon written request from the Owner, the Defaulted Servicer shall, at its sole expense, prepare, execute, and place in such successor's possession or control all Collateral Files and Credit Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, all of which shall be undertaken immediately and shall be completed as soon as possible and in all events by not later than forty-five
(45) Business Days following the Owner's request therefor. The Defaulted Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Defaulted Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor of all cash amounts that have been credited by the Defaulted Servicer to the Account or the Escrow Account at the time of transfer, and all other amounts that may thereafter be received with respect to the Mortgage Loans and to which the Defaulted Servicer is not entitled pursuant to the terms of this Agreement.

         SECTION 1.38. WAIVER OF DEFAULTS

The Owner may waive any default by the Defaulted Servicer in the performance of its obligations hereunder and its consequences. Any such waiver must be in writing to be effective. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall, unless otherwise specified in such waiver, be deemed to have been remedied for every purpose of this Agreement unless the Defaulted Servicer fails to comply with the terms of such waiver. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

         SECTION 1.39. SURVIVAL OF CERTAIN OBLIGATIONS AND LIABILITIES OF THE DEFAULTED SERVICER

The representations, warranties, covenants, indemnities and agreements of the parties provided in this Agreement and the parties' obligations hereunder shall survive the execution and delivery and the termination or expiration of this Agreement. Notwithstanding any termination of the rights and obligations of the Servicer pursuant to this Article 6, the Defaulted Servicer shall remain liable for any actions of the Defaulted Servicer taken prior to the effective time of such termination.



                                   TERMINATION

         SECTION 1.40. TERMINATION OF AGREEMENT

This Agreement shall terminate upon either (i) the later of the distribution to the Owner of final payment or liquidation with respect to the last Mortgage Loan subject to this Agreement and each REO Property or the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the last Mortgage Loan subject to this Agreement and the remittance of all funds due hereunder, or (ii) the mutual written consent of the parties.

         SECTION 1.41. TERMINATION OF THE SERVICER UPON UNREMEDIED EVENT OF DEFAULT

The Owner may, at its sole option, following an unremedied Event of Default and in accordance with Section 6.1, terminate any rights the Servicer may have hereunder. The Owner, with full cooperation of the Servicer, shall arrange for the transfer of servicing, at the Owner's option, to the Owner or a third party successor servicer pursuant to Section 9.1, and the Servicer shall continue servicing the Mortgage Loans under this Agreement, for the Servicing Fee provided herein, until the Owner gives the Servicer notice of such transfer.


                      PASS-THROUGH AND WHOLE LOAN TRANSFER

         Section 1.42. Pass-Through Transfers or Whole-Loan Transfers

         (a) The Owner and the Servicer agree that in connection with any Whole Loan Transfer or Pass-Through Transfer, the Owner may, in its sole discretion, assign its rights under this Agreement with respect to the Mortgage Loans subject to such Whole Loan Transfer or Pass-Through Transfer provided that: (i) the Owner provides the Servicer with fifteen (15) calendar days' prior written notice of its intent to effect such Whole Loan Transfer or Pass-Through Transfer; (ii) no more than three (3) investors would own Mortgage Loans subject to such Whole Loan Transfer or Pass-Through Transfer; (iii) the Owner provides the Servicer with initial drafts of all documents for which the Servicer is requested to become a party in connection with such Whole Loan Transfer or Pass-Through Transfer at least ten (10) days prior to the related settlement date (the "SUBSEQUENT TRANSFER SETTLEMENT DATE"); (iv) the Owner provides the Servicer with a final list of the Mortgage Loans subject to such Whole Loan Transfer or Pass-Through Transfer at least two (2) Business Days prior to the related Subsequent Transfer Settlement Date; and (v) no Mortgage Loan shall be subject to more than one (1) Whole Loan Transfer or Pass-Through Transfer in any given Due Period.

         (b) The Owner shall reimburse the Servicer for all reasonable out-of-pocket expenses, including attorneys' fees, incurred by the Servicer in connection with any Whole Loan Transfer or Pass-Through Transfer.

         (c) In connection with each Whole Loan Transfer or Pass-Through Transfer permitted under Section 8.1(a), the Servicer shall: (i) provide the Owner with information and appropriate verification of information in its possession or control as may reasonably be necessary in order to effect such Whole Loan Transfer or Pass-Through Transfer (and, to the extent any such information is in the possession or control of any third party, use commercially reasonable efforts to cause such third party to provide such information); (ii) cooperate with all reasonable requests and due diligence procedures not otherwise addressed herein; (iii) execute an Assignment, Assumption and Recognition Agreement, provided that each of the Servicer and the Owner is given an opportunity to review and reasonably negotiate in good faith the content of such document; and (iv) provide such other information, data or documentation as may reasonably be necessary in order for any transferee under any permitted Pass-Through Transfer to comply with Asset-Backed Securities (Regulation AB), 17 C.F.R. ss.ss. 229.1100-229.1123 (2005).

         (d) With respect to any Whole Loan Transfer or Pass-Through Transfer permitted under Section 8.1(a) in which a prospectus, prospectus supplement or other disclosure document (a "DISCLOSURE DOCUMENT") is prepared in connection therewith, and in which 10% or more of the mortgage loans in the related transaction (measured as of the closing of such transaction) consist of Mortgage Loans if such Whole Loan Transfer or Pass Through Transfer occurs prior to April 1, 2006, and in which 20% or more of the mortgage loans in the related transaction (measured as of the closing of such transaction) consist of Mortgage Loans if such Whole Loan Transfer or Pass-Through Transfer occurs on or after April 1, 2006, the Servicer shall:

         (i) provide for inclusion as part of such Disclosure Document (A) the regulatory status of the Servicer and its affiliates and (B) delinquency and foreclosure information of the type typically provided by the Servicer in connection with mortgage loans originated by the Servicer and securitized by third parties (the information referred to in this sentence, in the form provided to the Owner, being "SERVICER'S INFORMATION");

         (ii) provide the Owner with an accountants comfort letter addressing the delinquency and foreclosure statistics of the Servicer; and

         (iii) (A) indemnify and hold harmless the transferee under any permitted Pass-Through Transfer, the Owner and each Person, if any, who "controls" such transferee, if any, or the Owner within the meaning of the Securities Act of 1933, as amended (an "INDEMNIFIED PARTY"), against any losses, claims, damages or liabilities to which such Indemnified Party may become subject, under the Securities Act of 1933, as amended, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (x) arise out of or are based upon any untrue statement of any material fact contained in Servicer's Information provided by such Servicer and included in a Disclosure Document, or (y) arise out of or are based upon the omission to state in such Servicer's Information a material fact required to be stated in the Servicer's Information or necessary to make the statements in the Servicer's Information not misleading, and (B) reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action.

         (e) With respect to any Pass-Through Transfer permitted under Section 8.1(a) in which all or substantially all of the mortgage loans in the related transaction consist of Mortgage Loans, the Servicer shall:

         (i) execute and deliver a pooling and servicing agreement containing terms and conditions that are consistent with the terms and conditions set forth herein and that are customary for public, rated transactions for the issuance of pass-through certificates backed by mortgage loans similar to the Mortgage Loans included in such Pass-Through Transfer, provided, that (A) any servicing reporting requirements must be consistent with the standard practices of the Servicer and (B) each of the parties to such pooling and servicing agreement negotiates in good faith any terms or conditions in such pooling and servicing agreement not specifically referenced or provided for under this Agreement; and

         (ii) provide Owner with opinions of counsel as to the Servicer's corporate authority and the enforceability of the pooling and servicing agreement against the Servicer, audit letters addressing the delinquency and foreclosure statistics of the Servicer and certificates from public officials, each as the Servicer and the Owner shall mutually agree to be necessary to effect such Pass-Through Transfer.

         (f) With respect to any Whole Loan Transfer or Pass-Through Transfer in which a Disclosure Document is prepared in connection therewith, the Owner shall:

         (i) provide the Servicer with all drafts of the Servicer's Information when produced and revise the Servicer's Information in accordance with the Servicer's comments to correct any information therein at the Owner's cost; and

         (ii) (A) indemnify and hold harmless the Servicer against any losses, claims, damages or liabilities to which the Servicer may become subject, under the Securities Act of 1933, as amended, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (x) arise out of or are based upon any untrue statement of any material fact contained in such Disclosure Document (other than an untrue statement of material fact contained in the Servicer's Information), or (y) arise out of or are based upon the omission to state in such Disclosure Document a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (unless the material fact omitted would constitute Servicer's Information) and (B) reimburse the Servicer for any legal or other expenses reasonably incurred by the Servicer in connection with investigating or defending any such loss, claim, damage, liability or action.

         Section 1.43. Designation of a Master Servicer

         (a) Notwithstanding anything to the contrary contained in this Agreement, the Owner shall have the right, in its sole discretion, upon thirty
(30) days' prior written notice to the Servicer, to appoint and designate a master servicer (the "MASTER SERVICER"), as master servicer of Mortgage Loans subject to a permitted Whole Loan Transfer or Pass-Through Transfer. Upon receipt of written notice of such appointment, the Servicer shall promptly enter into a servicing agreement or an Assignment, Assumption and Recognition Agreement (a "MASTER SERVICING AGREEMENT") to service the Mortgage Loans for the Master Servicer in accordance with the Master Servicer's requirements; provided, however, that the Servicer shall be under no obligation to enter into any Master Servicing Agreement unless the obligations and duties of the Servicer as a subservicer thereunder (i) are not materially different from than those set forth herein, (ii) do not cause undue burden on the Servicer, (iii) do not expand in any material respect any of the obligations, duties or liabilities of the Servicer hereunder and (iv) will not result in any increased cost to the Servicer. If the Servicer and the Master Servicer enter into a Master Servicing Agreement, the Servicer shall service the Mortgage Loans, and remit and report to the Master Servicer, in accordance with the terms of the Master Servicing Agreement and, to the extent inconsistent therewith, the servicing provisions set forth in this Agreement shall be superseded by the Master Servicing Agreement. If the Servicer and the Master Servicer do not enter into a Master Servicing Agreement, the Servicer shall service the Mortgage Loans, and remit and report to the Master Servicer, in accordance with the terms of this Agreement.

         (b) Upon appointment of a Master Servicer in accordance with Section 8.2(a), the Servicer shall correspond and communicate solely with the Master Servicer regarding the servicing of the Mortgage Loans. The Master Servicer shall have the right as designee of the Owner, unless otherwise agreed among the Owner, the Master Servicer and the Servicer, to enforce the covenants and conditions set forth in this Agreement, and the Servicer shall follow and shall be entitled to rely on the instructions of the Master Servicer under this Agreement as if such instructions were the instructions of the Owner. The Master Servicer shall have the right to give any waivers or consents required or allowed under this Agreement on behalf of the Owner, and the Servicer shall be entitled to rely on such waivers and consents as if such waivers or consents were the waivers or consents of the Owner. The Master Servicer is empowered to enter into and execute and deliver any amendments or modifications to this Agreement as the Owner's designee hereunder, and such amendments or modifications shall be binding upon the Owner as if the Owner had executed and delivered the same.


         (c) Upon receipt of notice of termination of the Master Servicer, the Servicer shall no longer deal with the Master Servicer and shall instead deal directly with the Owner. From and after receipt of such notice of termination of the Master Servicer, the Servicer shall service the applicable Mortgage Loans in accordance with the provisions of this Agreement and shall give no effect to any Master Servicing Agreement entered into with the Master Servicer.



                            MISCELLANEOUS PROVISIONS

         SECTION 1.44. SUCCESSOR TO THE SERVICER

         (a) Prior to termination of the Servicer's responsibilities and duties under this Agreement pursuant to Sections 5.4, 6.1, 7.1, or 7.2, the Owner shall either (i) succeed to and assume all of the Servicer's responsibilities, rights, duties, and obligations under this Agreement from and after the date of such succession, or (ii) appoint a successor to the Servicer that shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer's responsibilities, duties, and liabilities under this Agreement. If the Servicer's duties, responsibilities, and liabilities under this Agreement shall be terminated pursuant to any of the foregoing Sections, the Servicer shall discharge such duties and responsibilities with the same degree of diligence and prudence that it is obligated to exercise under this Agreement, from the date it acquires knowledge of such termination until the effective date thereof.

         (b) The Servicer shall promptly deliver to its successor (i) the funds in the Account and the Escrow Account to which the Owner is entitled pursuant to the terms of this Agreement and all other amounts that may thereafter be received with respect to the Mortgage Loans and to which the Servicer is not entitled pursuant to the terms of this Agreement and (ii) all Collateral Files and Credit Files and related documents and statements held by it hereunder. The Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.

         (c) Upon a successor's acceptance of appointment as such, the Owner shall notify the Servicer of such appointment.

         (d) Notwithstanding any termination pursuant to this Agreement, the Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the effective date of such termination, whether in respect of (i) unreimbursed Servicing Advances or Monthly Advances, (ii) unpaid Servicing Fees or REO Management Fees, or (iii) other servicing compensation, and shall continue to be entitled to the benefits of Section 5.3 notwithstanding any such termination, with respect to events occurring prior to such termination.

         SECTION 1.45. AMENDMENT

This Agreement may be amended from time to time solely by written agreement signed by each of the parties.

         Section 1.46. Recordation of Agreement; Perfection of Security Interest; Further Assurances

         (a) To the extent necessary under applicable law to protect the interests of the Owner, this Agreement, or a memorandum thereof, is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Owner at the Owner's expense.

         (b) The Servicer agrees to execute or cause to be executed such documents and take or cause to be taken such actions as may be necessary to effect the intent of this Agreement, including, without limitation, the execution and delivery of instruments of further assurance and the execution and delivery of such other documents, and the taking of such other actions, as may be reasonably requested by the Owner.

         Section 1.47. Duration of Agreement

         This Agreement shall continue in existence and effect until terminated as herein provided.

         SECTION 1.48. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without giving effect to conflict of laws principles other than Section 5-1401 of the New York General Obligations Law.

         SECTION 1.49. GENERAL INTERPRETIVE PRINCIPLES

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

         (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

         (iii) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs, and other subdivisions of this Agreement;

         (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

         (v) the words "herein," "hereof," "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

         (vi) the term "include" or "including" shall mean without limitation by reason of enumeration.

         SECTION 1.50. REPRODUCTION OF DOCUMENTS

         This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers, and modifications that may hereafter be executed, (ii) documents received by any party on any Closing Date, and (iii) financial statements, certificates, and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic, or other similar process. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business. Any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         SECTION 1.51. NOTICES

         All demands, notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt (x) in the case of any notice of an Event of Default, if mailed by registered mail, postage prepaid and (y) in the case of any other demand, notice, consent, waiver or other communication, if personally delivered, mailed by registered mail, postage prepaid, delivered by air courier or sent by facsimile to:

         (i) in the case of the Servicer, at the address set forth below or such other address as may hereafter be furnished to the Owner in writing by the
Servicer:

         Washington Mutual Bank
         9401 Oakdale Avenue (Mail Stop N080108)
         Chatsworth, CA  91311
         Attention:  Vice President, Investor Reporting
         Telephone:  (818) 775-2278
         Facsimile:  (818) 775-2819

         (ii) in the case of the Owner, at the address set forth below, or such other address as may hereafter be furnished to the Servicer by the Owner:

         EMC Mortgage Corporation
         MacArthur Ridge II
         909 Hidden Ridge Drive, Suite 200
         Attention:  Ms. Ralene Ruyle
         Facsimile:  (972) 442-2810


and in the case of any subsequent Owner, as set forth in written notice supplied to the Servicer by such subsequent Owner.

         Notwithstanding the foregoing any demand, notice, consent, waiver or communication (other than those referred to in clause (x) above) may be given by any other means if the parties hereto agree to such alternative means in writing.

         SECTION 1.52. SEVERABILITY OF PROVISIONS

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Agreement or the rights of the Owner hereunder. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a new structure, the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

         SECTION 1.53. EXHIBITS AND SCHEDULES

The exhibits and schedules to this Agreement are hereby incorporated and made an integral part of this Agreement.

         SECTION 1.54. COUNTERPARTS; SUCCESSORS AND ASSIGNS

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Sections 5.4, 5.5, 5.6, 6.1, 7.1, 7.2 and 8.1, this Agreement shall inure to the benefit of and be binding upon the Servicer, the Owner and their respective successors and assigns.

         SECTION 1.55. EFFECT OF HEADINGS

The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

         SECTION 1.56. OTHER AGREEMENTS SUPERSEDED; ENTIRE AGREEMENT

This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement also replaces and supercedes, with respect to each Mortgage Loan, as of the related Closing Date, all of the terms and conditions of any other servicing agreement to which the Servicer is bound that purports to govern the servicing of any such Mortgage Loan. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

         Section 1.57. Attorneys' Fees

If either party retains an attorney to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees from the other party, including, without limitation, fees incurred in arbitration and in trial and appellate courts, fees incurred without suit, and all arbitration, court and accounting costs.

         Section 1.58. Non-Solicitation

Following the related Closing Date, the Servicer shall not take any action to solicit the refinancing of any Mortgage Loan, or provide information to any other entity to solicit the refinancing of any Mortgage Loan; provided that, the foregoing shall not preclude the Servicer, or any of its affiliates, from (a) engaging in general solicitations to its customer base, including by mass mailing or as part of monthly or periodic statements mailed to its borrowers or to holders of deposit or other accounts, (b) engaging in solicitations to the general public, including without limitation by mass mailing, newspaper, radio, television or other media which are not specifically directed toward the Mortgagors, (c) engaging in solicitations of optional insurance or other bank products (not including mortgage loans) (d) refinancing the Mortgage Loan of any Mortgagor who, without solicitation, contacts the Servicer to request the refinancing of the related Mortgage Loan, or (e) engaging in any action to solicit the refinancing of any Mortgage Loan to the extent such action would be permitted under the Fannie Mae Selling Guide or the Fannie Mae Servicing Guide.

         Section 1.59. Confidential Information

Each party understands that certain information that has been furnished and shall be furnished in connection with the transactions contemplated under this Agreement is required by applicable law (including, without limitation, the Gramm-Leach-Bliley Act and the regulations promulgated thereunder) to be kept confidential. Each party shall maintain the confidentiality of such information and shall not, without the written consent of the party furnishing such information, disclose it to third parties or use it except in connection with the transactions contemplated by this Agreement or as permitted by applicable law.

                               [signatures follow]

TO WITNESS THIS, the Servicer and the Owner have caused their names to be signed to this Servicing Agreement by their respective officers duly authorized as of the day and year first written above.



SERVICER:

                                     WASHINGTON MUTUAL BANK
                                     a federally chartered savings bank

                                     By:
                                        ------------------------------------
                                     Name:
                                           ---------------------------------
                                     Title:
                                           ---------------------------------



OWNER:

                                     EMC MORTGAGE CORPORATION
                                     a Delaware corporation

                                     By:
                                        ------------------------------------
                                     Name:
                                           ---------------------------------
                                     Title:
                                           ---------------------------------

STATE OF WASHINGTON   )
                      ) ss.
COUNTY OF KING        )


This instrument was acknowledged before me on ______________________, 2005, by _____________________ as _________________________ of Washington Mutual Bank.




                           [Print Name]_________________________ NOTARY PUBLIC
                           in and for the State of Washington, residing at _____________________________________________ My commission expires
                           ___________________________________

STATE OF ________     )
                      ) ss.
COUNTY OF ______      )


         This instrument was acknowledged before me on ______________________, 2005, by _____________________ as _________________________ of EMC Mortgage
Corporation.




                           [Print Name]_________________________ NOTARY PUBLIC
                           in and for the State of _________, residing at _____________________________________________ My commission expires
                           ___________________________________

                                    EXHIBIT A

              FORM OF REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT


To:      [Name/Address of Owner]
         Attention:
                        --------------------------------------
                        Telephone:
                                      ------------------------
                        Facsimile:
                                      ------------------------

                  Re: Servicing Agreement dated as of __________, 200_ (the "Servicing Agreement") between EMC Mortgage Corporation (the "Owner") and Washington Mutual Bank (the "Servicer")

In connection with the administration of the Mortgage Loans that we service on your behalf pursuant to the Servicing Agreement, we request the release, and acknowledge receipt of the Collateral File/[specify documents]) for the Mortgage Loan described below, for the reason indicated.


MORTGAGOR'S NAME, ADDRESS AND ZIP CODE:

MORTGAGE LOAN NUMBER:

REASON FOR REQUESTING DOCUMENTS:  (check one)

         _____    1.       Mortgage Loan paid in full. (The Servicer hereby
                           certifies that all amounts received in connection therewith have been credited to the Account as provided in the Servicing Agreement.)

         _____    2.       Mortgage Loan in foreclosure.

         _____    3.       Repurchase. (The Servicer hereby certifies that the
                           repurchase price has been credited to the Account.)

         _____    4.       Mortgage Loan liquidated by . (The Servicer hereby
                           certifies that all proceeds of the foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Account pursuant to the Servicing Agreement.)

         _____    5.       Other (Explain):
                                           ------------------------------------

         If box 1, 2 or 3 above is checked, and if all or part of the Collateral File was previously released to us, please release to us our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Mortgage Loan.

         If box 4 or 5 above is checked, upon our return of all of the above documents to you, please acknowledge your reception by signing in the space indicated below and returning this form.

                                    WASHINGTON MUTUAL BANK



                                    By:
                                       ----------------------------------------

                                    Name:
                                         --------------------------------------

                                    Title:
                                          -------------------------------------

Acknowledgment of Documents returned to the Owner:

[_____________________________]

By:
   -----------------------------------------

Name:
     ---------------------------------------

Title:
      --------------------------------------

Date:
     ---------------------------------------

                                    EXHIBIT B

                            ACCOUNT LETTER AGREEMENT


                                                   ---------------, ------

To:
   ---------------------------------

   ---------------------------------

   ---------------------------------
         (the "Depository")

         As the "Servicer" under the Servicing Agreement dated as of _________________, 200_, between the Servicer and the Owner named therein (the "Agreement"), we hereby authorize and request you to establish an account, as an Account pursuant to Section 2.4 of the Agreement, to be designated as "Washington Mutual Bank, in trust for ______________________, as Owner, and any successor Owner." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit that would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.


                                        ----------------------------------

                                        By:
                                           -------------------------------
                                        Name:
                                             -----------------------------
                                        Title:
                                              ----------------------------

         The undersigned, as the "Depository," hereby certifies that the above-described account has been established under Account Number
_________________, at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation.


                                        ----------------------------------
                                               (Name of Depository)
                                        By:
                                           -------------------------------
                                        Name:
                                             -----------------------------
                                        Title:
                                              ----------------------------

                                    EXHIBIT C

                         ESCROW ACCOUNT LETTER AGREEMENT


                                                --------------------, ---

To:
   ---------------------------------

   ---------------------------------

   ---------------------------------
         (the "Depository")

         As the "Servicer" under the Servicing Agreement dated as of _________________, 200_, between the Servicer and the Owner named therein (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 2.6 of the Agreement, to be designated as "Washington Mutual Bank, in trust for ___________________________, as Owner, and any successor Owner, and certain Mortgagors." All deposits in the account pursuant to the Agreement shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit that would result in violation of the requirement that the account by fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.


                                        ----------------------------------

                                        By:
                                           -------------------------------
                                        Name:
                                             -----------------------------
                                        Title:
                                              ----------------------------

         The undersigned, as the "Depository," hereby certifies that the above-described account has been established under Account Number
_________________, at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation.

                                        ----------------------------------
                                               (Name of Depository)
                                        By:
                                           -------------------------------
                                        Name:
                                             -----------------------------
                                        Title:
                                              ----------------------------

                                    EXHIBIT D

                          FORM OF OFFICER'S CERTIFICATE



         I, [NAME OF CERTIFYING INDIVIDUAL], A DULY ELECTED AND ACTING OFFICER OF WASHINGTON MUTUAL BANK (THE "SERVICER"), CERTIFY PURSUANT TO SECTION 4.4(B) OF THE SERVICING AGREEMENT DATED AS OF ___________, 200_ (AS FROM TIME TO TIME AMENDED OR REPLACED BY A RECONSTITUTED SERVICING OR OTHER SUCCESSOR SERVICING AGREEMENT, THE "SERVICING AGREEMENT") BETWEEN THE SERVICER AND EMC MORTGAGE CORPORATION (THE "OWNER") TO THE OWNER AND EACH OTHER PERSON ENTITLED TO RECEIVE SERVICING REPORTS PROVIDED PURSUANT TO SECTION 3.2(A) OF THE SERVICING AGREEMENT (THE "SERVICING REPORTS"), EACH PERSON, IF ANY, WHO "CONTROLS" THE OWNER OR SUCH OTHER PERSON WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THEIR RESPECTIVE OFFICERS AND DIRECTORS, WITH RESPECT TO THE CALENDAR YEAR IMMEDIATELY PRECEDING THE DATE OF THIS CERTIFICATE (THE "RELEVANT YEAR"), AS
FOLLOWS:

         1. FOR PURPOSES OF THIS CERTIFICATE, "RELEVANT INFORMATION" MEANS THE INFORMATION IN THE CERTIFICATE PROVIDED PURSUANT TO SECTION 4.4(A) OF THE SERVICING AGREEMENT (THE "ANNUAL COMPLIANCE CERTIFICATE") FOR THE RELEVANT YEAR AND THE INFORMATION IN ALL SERVICING REPORTS PROVIDED BY THE SERVICER DURING THE RELEVANT YEAR. BASED ON MY KNOWLEDGE, THE RELEVANT INFORMATION, TAKEN AS A WHOLE, DOES NOT CONTAIN ANY UNTRUE STATEMENT OF A MATERIAL FACT OR OMIT TO STATE A MATERIAL FACT REQUIRED TO BE STATED THEREIN WHICH IS NECESSARY TO MAKE THE STATEMENTS MADE THEREIN, IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH SUCH STATEMENTS WERE MADE, NOT MISLEADING AS OF THE LAST DAY OF THE RELEVANT YEAR.

         2. THE RELEVANT INFORMATION HAS BEEN PROVIDED TO THOSE PERSONS ENTITLED TO RECEIVE IT.

         3. I am responsible for reviewing the activities performed by the Servicer under the Servicing Agreement during the Relevant Year. Based upon the review required by the Servicing Agreement and except as disclosed in the Annual Compliance Certificate or the accountants' statement provided pursuant to
Section 4.5, to the best of my knowledge, the Servicer has fulfilled its obligations under the Servicing Agreement throughout the Relevant Year.


DATED AS OF ________ __. 200_.


                                        ----------------------------------
                                        Name:
                                             -----------------------------
                                        Title:
                                              ----------------------------

                                    EXHIBIT E



                             CONTENTS OF CREDIT FILE


With respect to each Mortgage Loan, unless otherwise agreed by the Servicer and the Owner, the Credit File may include each of the following items, which such items may be originals, copies or documents stored on microfilm or any other comparable medium:

         1.       Survey of the Mortgaged Property, if available.

         2. Each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy (i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.).

         3. Evidence of a hazard insurance policy and, if required by law, a flood insurance policy, with extended coverage of the hazard insurance policy.

         4. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

         5.       Residential loan application.

         6. Verification of employment and income (if required pursuant to the seller's underwriting criteria).

         7. Verification of acceptable evidence of source and amount of down payment (to the extent required under the seller's underwriting guidelines).

         8.       Credit report on the Mortgagor.

         9.       Residential appraisal report.

         10.      Photograph of the property.

         11.      Executed disclosure statement.

         12. Tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, correspondence, current and historical computerized data files, underwriting standards used for origination, and all other papers and records developed or originated by the applicable seller or others required to document the Mortgage Loan or to service the Mortgage Loan.

         13. A copy of the policy of title insurance, including any endorsements thereto.

         14.      The executed Power of Attorney, if any.

         15. A copy of the original Primary Mortgage Insurance Policy, if any.

                                    EXHIBIT F



                         FORM OF CONFIRMATION AGREEMENT

This Confirmation Agreement (the "CONFIRMATION AGREEMENT") dated as of __________, 200_ is by and between Washington Mutual Bank, a savings bank organized under the laws of the United States, in its capacity as servicer (the "SERVICER"), and EMC Mortgage Corporation, a Delaware corporation, and its successors and assigns, in its capacity as owner (the "OWNER").

Reference is made to that certain Servicing Agreement (the "SERVICING AGREEMENT"), dated as of _________, 200_, among the Servicer and the Owner, the provisions of which are incorporated herein, as such terms may be modified or supplemented. All capitalized terms shall have the meanings ascribed to them in the Servicing Agreement, unless otherwise defined here.

1. As of the Closing Date (defined below), Washington Mutual Bank shall service the Mortgage Loans described on the Mortgage Loan Schedule attached hereto as
SCHEDULE 1 (each a "MORTGAGE LOAN," and collectively, the "MORTGAGE LOANS") for the benefit of the Owner and all subsequent transferees of the Mortgage Loans in accordance with the terms and conditions of the Servicing Agreement. The parties to this Confirmation Agreement hereby acknowledge and agree that, with respect to each Mortgage Loan, the terms and conditions of the Servicing Agreement shall replace and supercede, as of the Closing Date (defined below), all of the terms and conditions of any other servicing agreement to which the Servicer is bound that purports to govern the servicing of any such Mortgage Loan.

2. For purposes of the Mortgage Loans to be serviced pursuant to this Confirmation Agreement, the following terms shall have the following meanings:

CLOSING DATE:                       [                                  ]
                                     ----------------------------------

CUSTODIAN:                          [                                  ]
                                     ----------------------------------

CUT-OFF DATE:                       [                                  ]
                                     ----------------------------------

SERVICING FEE RATE:                 [                                  ]
                                     ----------------------------------

3. This Confirmation Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. This Confirmation Agreement shall inure to the benefit of and be binding upon the Servicer, the Owner and their respective successors and assigns.

4. This Confirmation Agreement shall be governed by and construed in accordance with the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without giving effect to conflict of laws principles other than Section 5-1401 of the New York General Obligations Law.

TO WITNESS THIS, the parties have caused their names to be signed by their respective duly authorized officers as of the date first written above.



                                       WASHINGTON MUTUAL BANK
                                       a federally chartered savings bank

                                       By: ___________________________________

                                       Name:__________________________________

                                       Title: ________________________________


                                       EMC MORTGAGE CORPORATION
                                       a Delaware corporation

                                       By: ___________________________________

                                       Name:__________________________________

                                       Title: ________________________________

                                   SCHEDULE 1



                                 MORTGAGE LOANS
                                [TO BE ATTACHED]

                                                                    EXHIBIT H-12

                               SERVICING AGREEMENT

                                   WELLS FARGO


         This is an Amended and Restated Master Seller's Warranties and Servicing Agreement for residential first mortgage loans, dated and effective as of November 1, 2005, and is executed between EMC Mortgage Corporation, as purchaser (the "Purchaser"), and Wells Fargo Bank, N.A., as seller and servicer (the "Company").


                               W I T N E S S E T H


         WHEREAS, the Purchaser has agreed to purchase from the Company and the Company has agreed to sell to the Purchaser from time to time (each a "Transaction") certain residential Mortgage Loans which shall be delivered as whole loans (each a "Loan Package") on various dates (each a "Closing Date") as provided for in certain Assignment and Conveyance Agreements by and between the Purchaser and the Company as executed from time to time; and

         WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule; and

         WHEREAS, the Purchaser and the Company wish to prescribe the manner of purchase of the Mortgage Loans and the conveyance, servicing and control of the Mortgage Loans.

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


         Whenever used herein, the following words and phrases, unless the content otherwise requires, shall have the following meanings:

         ACCEPTED SERVICING PRACTICES: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

         ADJUSTMENT DATE: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note and Mortgage.

         AGENCY/AGENCIES: Fannie Mae, Freddie Mac or GNMA, or any of them as applicable.

         AGENCY TRANSFER: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to an Agency which sale or transfer is not a Securitization Transaction or Whole Loan Transfer.

         AGREEMENT: This Amended and Restated Master Seller's Warranties and Servicing Agreement and all amendments hereof and supplements hereto.

         ALTA: The American Land Title Association or any successor thereto.

         APPRAISED VALUE: With respect to any Mortgage Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Mortgage Loan as the value of the related Mortgaged Property, or
(ii) the purchase price paid for the Mortgaged Property, provided, however, in the case of a refinanced Mortgage Loan, such value shall be based solely on the appraisal made in connection with the origination of such Mortgage Loan.

         ASSIGNMENT AND CONVEYANCE AGREEMENT: With respect to each Transaction, the agreement between the Purchaser and the Company conveying to the Purchaser all the right, title and interest of the Company in and to the related Mortgage Loans listed on the related Mortgage Loan Schedule, a form of which is attached hereto as Exhibit A.

         ASSIGNMENT OF MORTGAGE: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser or if the related Mortgage has been recorded in the name of MERS or its designee, such actions as are necessary to cause the Purchaser to be shown as the owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS, including assignment of the MIN Number which will appear either on the Mortgage or the Assignment of Mortgage to MERS.

         ASSIGNMENT OF MORTGAGE NOTE AND PLEDGE AGREEMENT: With respect to a Cooperative Loan, an assignment of the Mortgage Note and Pledge Agreement.

         ASSIGNMENT OF PROPRIETARY LEASE: With respect to a Cooperative Loan, an assignment of the Proprietary Lease sufficient under the laws of the jurisdiction wherein the related Cooperative Apartment is located to effect the assignment of such Proprietary Lease.

         BUSINESS DAY: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the states where the parties are located or are authorized or obligated by law or executive order to be closed.

         BUYDOWN AGREEMENT: An agreement between the Company and a Mortgagor, or an agreement among the Company, a Mortgagor and a seller of a Mortgaged Property or a third party with respect to a Mortgage Loan which provides for the application of Buydown Funds.

         BUYDOWN FUNDS: In respect of any Buydown Mortgage Loan, any amount contributed by the seller of a Mortgaged Property subject to a Buydown Mortgage Loan, the buyer of such property, the Company or any other source, plus interest earned thereon, in order to enable the Mortgagor to reduce the payments required to be made from the Mortgagor's funds in the early years of a Mortgage Loan.

         BUYDOWN MORTGAGE LOAN: Any Mortgage Loan in respect of which, pursuant to a Buydown Agreement, (i) the Mortgagor pays less than the full Monthly Payments specified in the Mortgage Note for a specified period, and (ii) the difference between the payments required under such Buydown Agreement and the Mortgage Note is provided from Buydown Funds.

         BUYDOWN PERIOD: The period of time when a Buydown Agreement is in effect with respect to a related Buydown Mortgage Loan.

         CLOSING DATE: The date or dates, set forth in the related Commitment Letter, on which from time to time the Purchaser shall purchase and the Company shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule for each Transaction.

         CODE: The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

         COMMISSION: The United States Securities and Exchange Commission.

         COMMITMENT LETTER: The commitment letter executed in relation to each Transaction that sets forth, among other things, the Purchase Price for the related Mortgage Loans.

         COMPANY: Wells Fargo Bank, N.A., or its successor in interest or assigns, or any successor to the Company under this Agreement appointed as herein provided.

         Company INFORMATION: As defined in Section 9.01(f)(i)(A).

         CONDEMNATION PROCEEDS: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

         COOPERATIVE: The entity that holds title (fee or an acceptable leasehold estate) to all of the real property that the Project comprises, including the land, separate dwelling units and all common areas.

         COOPERATIVE APARTMENT: The specific dwelling unit relating to a Cooperative Loan.

         COOPERATIVE LIEN SEARCH: A search for (a) federal tax liens, mechanics' liens, LIS PENDENS, judgments of record or otherwise against (i) the Cooperative, (ii) the seller of the Cooperative Apartment and (iii) the Company if the Cooperative Loan is a refinanced Mortgage Loan, (b) filings of financing statements and (c) the deed of the Project into the Cooperative.

         COOPERATIVE LOAN: A Mortgage Loan that is secured by Cooperative Shares and a Proprietary Lease granting exclusive rights to occupy the related Cooperative Apartment.

         COOPERATIVE SHARES: The shares of stock issued by a Cooperative, owned by the Mortgagor, and allocated to a Cooperative Apartment.

         COVERED LOAN: A Mortgage Loan categorized as "Covered" pursuant to the Standard & Poor's Glossary for File Format for LEVELS(R) Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

         CUSTODIAL ACCOUNT: The separate account or accounts created and maintained pursuant to Section 4.04.

         CUSTODIAL AGREEMENT: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, a form of which is annexed hereto as Exhibit B.

         CUSTODIAL MORTGAGE FILE: The items referred to as items (1), (2), (4),
(5) and (10) in Exhibit C annexed hereto to be delivered by the Company to the Custodian on the related Closing Date with respect to a particular Mortgage Loan, and any additional documents required to be added to the Custodial Mortgage File and delivered to the custodian pursuant to this Agreement.

         CUSTODIAN: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement as provided therein.

         CUT-OFF DATE: With respect to each Transaction, the first day of the month in which the related Closing Date occurs.

         DELETED MORTGAGE LOAN: A Mortgage Loan which is repurchased by the Company in accordance with the terms of this Agreement and which is, in the case of a substitution pursuant to Section 3.03, replaced or to be replaced with a Qualified Substitute Mortgage Loan.

         DEPOSITOR: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

         DETERMINATION DATE: The Business Day immediately preceding the related Remittance Date.

         DUE DATE: The first day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

         DUE PERIOD: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of the Remittance Date and ending in the first day of the month of the Remittance Date.

         ELECTRONIC DATA FILE: The final electronic file of the Mortgage Loans, in relation to each Transaction, provided by Company to the Purchaser on or before the related Closing Date.

         ERRORS AND OMISSIONS INSURANCE POLICY: An errors and omissions insurance policy to be maintained by the Company pursuant to Section 4.12.

         ESCROW ACCOUNT: The separate account or accounts created and maintained pursuant to Section 4.06.

         ESCROW PAYMENTS: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

         EVENT OF DEFAULT: Any one of the conditions or circumstances enumerated in Section 10.01.

         EXCHANGE ACT: The Securities Exchange Act of 1934, as amended.

         FANNIE MAE: The Federal National Mortgage Association or any successor thereto.

         FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

         FIDELITY BOND: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

         FREDDIE MAC: The Federal Home Loan Mortgage Corporation or any successor thereto.

         GROSS MARGIN: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which is added to the Index in order to determine the related Interest Rate, as set forth in the Mortgage Loan Schedule.

         HIGH COST LOAN: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994, (b) a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law or (c) a Mortgage Loan categorized as "High Cost" pursuant to the Standard & Poor's Glossary for File Format for LEVELS(R) Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

         HOME LOAN: A Mortgage Loan categorized as "Home Loan" pursuant to the Standard & Poor's Glossary for File Format for LEVELS(R) Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

         INCREMENTAL INTEREST: As to any Incremental Rate Mortgage Loan, the amount of interest accrued on such Mortgage Loan attributable to the Incremental Rate; provided, however, that with respect to any payment of interest received in respect of such a Mortgage Loan (whether paid by the Mortgagor or received as Liquidation Proceeds or otherwise) which is less than the full amount of interest then due with respect to such Mortgage Loan, only that portion of such payment of interest that bears the same relationship to the total amount of such payment of interest as the Incremental Rate, if any, in respect of such Mortgage Loan bears to the Mortgage Interest Rate shall be allocated to the Incremental Interest with respect thereto.

         INCREMENTAL RATE: For an Incremental Rate Mortgage Loan, the per annum increase to the initial Mortgage Interest Rate set forth in the addendum to the related Mortgage Note, which increase takes effect upon the occurrence of certain specified conditions prior to the first Adjustment Date and remains in effect until the first Adjustment Date.

         INCREMENTAL RATE MORTGAGE LOAN: A Mortgage Loan for which the related Mortgage Note includes an addendum that allows for an increase to the initial Mortgage Interest Rate upon the occurrence of certain specified conditions.

         INDEX: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest thereon.

         INSURANCE PROCEEDS: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

         INTEREST ONLY MORTGAGE LOAN: A Mortgage Loan for which an interest-only payment feature is allowed during the interest-only period set forth in the related Mortgage Note.

         LENDER PAID MORTGAGE INSURANCE POLICY OR LPMI POLICY: A PMI Policy for which the Company pays all premiums from its own funds, without reimbursement therefor.

         LIQUIDATION PROCEEDS: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

         LOAN-TO-VALUE RATIO OR LTV: With respect to any Mortgage Loan, the ratio of the original loan amount of the Mortgage Loan at its origination (unless otherwise indicated) to the Appraised Value of the Mortgaged Property.

         MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

         MERS MORTGAGE LOAN: Any Mortgage Loan registered with MERS on the MERS System

         MERS SYSTEM: The system of recording transfers of mortgages electronically maintained by MERS.

         MIN: Mortgage Identification Number used to identify mortgage loans registered under MERS.

         MONTHLY ADVANCE: The portion of each Monthly Payment that is delinquent with respect to each Mortgage Loan at the close of business on the Determination Date, required to be advanced by the Company pursuant to Section 5.03 on the Business Day immediately preceding the Remittance Date of the related month.

         MONTHLY PAYMENT: The scheduled monthly payment of principal and interest on a Mortgage Loan or in the case of an Interest Only Mortgage Loan, payments of (i) interest, or (ii) principal and interest, if applicable, on a Mortgage Loan.

         MORTGAGE: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note or the Pledge Agreement securing the Mortgage Note for a Cooperative Loan.

         MORTGAGE IMPAIRMENT INSURANCE POLICY: A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

         MORTGAGE INTEREST RATE: The annual rate of interest borne on a Mortgage
Note in accordance with the provisions of the Mortgage Note.

         MORTGAGE LOAN: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Retained Mortgage File, the Custodial Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

         MORTGAGE LOAN DOCUMENTS: With respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda and riders, the original related Security Instrument and the originals of any required addenda and riders, the original related Assignment and any original intervening related Assignments, the original related title insurance policy and evidence of the related PMI Policy, if any.

         MORTGAGE LOAN REMITTANCE RATE: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

         MORTGAGE LOAN SCHEDULE: With respect to each Transaction, a schedule of Mortgage Loans, which shall be attached to the related Assignment and Conveyance Agreement, setting forth the following information with respect to each Mortgage
Loan: (1) the Company's Mortgage Loan number; (2) the city state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four-family residence, a Cooperative Loan, planned unit development or condominium; (4) the current Mortgage Interest Rate; (5) the current net Mortgage Interest Rate; (6) the current Monthly Payment; (7) the Gross Margin;
(8) the original term to maturity; (9) the scheduled maturity date; (10) the principal balance of the Mortgage Loan as of the related Cut-off Date after deduction of payments of principal due on or before the related Cut-off Date whether or not collected; (11) the Loan-to-Value; (12) the next Adjustment Date;
(13) the lifetime Mortgage Interest Rate cap; (14) whether the Mortgage Loan is convertible or not; (15) a code indicating the mortgage guaranty insurance company; (16) a code indicating whether the Mortgage Loan contains pledged assets; (17) a code indicating whether the Mortgage Loan has balloon payments;
(18) a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan; (16) a field indicating whether the Mortgage Loan is a Home Loan; and (17) the Servicing Fee.

         MORTGAGE NOTE: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

         MORTGAGED PROPERTY: The real property securing repayment of the debt evidenced by a Mortgage Note, or with respect to a Cooperative Loan, the Cooperative Apartment.

         MORTGAGOR: The obligor on a Mortgage Note.

         OFFICER'S CERTIFICATE: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President or a Vice President or an Assistant Vice President and certified by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

         OPINION OF COUNSEL: A written opinion of counsel, who may be an employee of the Company, reasonably acceptable to the Purchaser.

         PERIODIC INTEREST RATE CAP: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date pursuant to the terms of the Mortgage Note.

         PERSON: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

         PLEDGE AGREEMENT: With respect to a Cooperative Loan, the specific agreement creating a first lien on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease.

         PLEDGE INSTRUMENTS: With respect to a Cooperative Loan, the Stock Power, the Assignment of the Proprietary Lease and the Assignment of the Mortgage Note and Pledge Agreement.

         PMI POLICY: A policy of primary mortgage guaranty insurance evidenced by an electronic form and certificate number issued by a Qualified Insurer, as required by this Agreement with respect to certain Mortgage Loans.

         PRIME RATE: The prime rate announced to be in effect from time to time, as published as the average rate in THE WALL STREET JOURNAL.

         PRINCIPAL PREPAYMENT: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

         PRINCIPAL PREPAYMENT PERIOD: The month preceding the month in which the related Remittance Date occurs.

         PROJECT: With respect to a Cooperative Loan, all real property owned by the related Cooperative including the land, separate dwelling units and all common areas.

         PROPRIETARY LEASE: With respect to a Cooperative Loan, a lease on a Cooperative Apartment evidencing the possessory interest of the Mortgagor in such Cooperative Apartment.

         PURCHASER: EMC Mortgage Corporation, or its successor in interest or any successor to the Purchaser under this Agreement as herein provided.

         PURCHASE PRICE: The purchase price for each Loan Package shall be as stated in the related Commitment Letter.

         QUALIFIED CORRESPONDENT: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchased or post-purchased quality assurance procedures (which may involve, among other things, review of a sample or mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

         QUALIFIED DEPOSITORY: A deposit account or accounts maintained with a federal or state chartered depository institution the deposits in which are insured by the FDIC to the applicable limits and the short-term unsecured debt obligations of which (or, in the case of a depository institution that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's Ratings Group or Prime-1 by Moody's Investors Service, Inc. (or a comparable rating if another rating agency is specified by the Purchaser by written notice to the Company) at the time any deposits are held on deposit therein.

         QUALIFIED INSURER: A mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

         QUALIFIED SUBSTITUTE MORTGAGE LOAN: A mortgage loan eligible to be substituted by the Company for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan; (ii) have a Mortgage Loan Remittance Rate not less than and not more than two percent (2%) greater than the Mortgage Loan Remittance Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan and
(v) comply with each representation and warranty set forth in Sections 3.01 and 3.02.

         RATING AGENCY/AGENCIES: Any nationally recognized statistical Rating Agency, or its successors, including Standard & Poor's, a division of The McGraw-Hill Companies, Moody's Investors Service, Inc. and Fitch Ratings.

         RECOGNITION AGREEMENT: An agreement whereby a Cooperative and a lender with respect to a Cooperative Loan (i) acknowledge that such lender may make, or intends to make, such Cooperative Loan, and (ii) make certain agreements with respect to such Cooperative Loan.

         RECONSTITUTION: Any Securitization Transaction or Whole Loan Transfer.

         RECONSTITUTION AGREEMENT: The agreement or agreements entered into by the Company and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Whole Loan Transfer or Securitization Transaction.

         RECONSTITUTION DATE: The date on which any or all of the Mortgage Loans serviced under this Agreement may be removed from this Agreement and reconstituted as part of a Securitization Transaction, Agency Transfer or Whole Loan Transfer pursuant to Section 9.01 hereof. The Reconstitution Date shall be such date as the Purchaser shall designate.

         REGULATION AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

         REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

         REMIC PROVISIONS: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

         REMITTANCE DATE: The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately following) of any month.

         REO DISPOSITION: The final sale by the Company of any REO Property.

         REO DISPOSITION PROCEEDS: All amounts received with respect to an REO Disposition pursuant to Section 4.16.

         REO PROPERTY: A Mortgaged Property acquired by the Company on behalf of the Purchaser through foreclosure or by deed in lieu of foreclosure, as described in Section 4.16.

         REPURCHASE PRICE: Unless agreed otherwise by the Purchaser and the Company, a price equal to (i) the Stated Principal Balance of the Mortgage Loan plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the date on which interest has last been paid and distributed to the Purchaser through the last day of the month in which such repurchase takes place, less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

         RETAINED MORTGAGE FILE: The items referred to as items (3), (6), (7),
(8) and (9) in Exhibit C annexed hereto with respect to a particular Mortgage Loan that are not required to be delivered to the Custodian pursuant to this Agreement, and any additional documents required to be added to the Retained Mortgage File pursuant to this Agreement.

         SECURITIES ACT: The Securities Act of 1933, as amended.

         SECURITIZATION TRANSACTION: Any transaction involving either (a) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (b) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

         SERVICER: As defined in Section 9.01(e)(iii).

         SERVICING ADVANCES: All customary, reasonable and necessary "out of pocket" costs and expenses other than Monthly Advances (including reasonable attorney's fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of any REO Property and (d) compliance with the obligations under Section 4.08 and 4.10 (excluding the Company's obligations to pay the premiums on LPMI Policies).

         SERVICING CRITERIA: The "servicing criteria" set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

         SERVICING FEE: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is received. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.05) of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05.

         SERVICING FEE RATE: The per annum percentage for each Mortgage Loan, as stated in the Commitment Letter.

         SERVICING FILE: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Retained Mortgage File which are not delivered to the Custodian and copies of the Mortgage Loan Documents listed in the Custodial Agreement the originals of which are delivered to the Custodian pursuant to Section 2.03.

         SERVICING OFFICER: Any officer of the Company involved in or responsible for the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

         STATED PRINCIPAL BALANCE: As to each Mortgage Loan, (i) the principal balance of the Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus
(ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

         STATIC POOL INFORMATION: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

         STOCK CERTIFICATE: With respect to a Cooperative Loan, a certificate evidencing ownership of the Cooperative Shares issued by the Cooperative.

         STOCK POWER: With respect to a Cooperative Loan, an assignment of the Stock Certificate or an assignment of the Cooperative Shares issued by the Cooperative.

         SUBCONTRACTOR: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

         SUBSERVICER: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

         SUBSIDY ACCOUNT: An account maintained by the Company specifically to hold all Subsidy Funds to be applied to individual Subsidy Loans.

         SUBSIDY FUNDS: With respect to any Subsidy Loans, funds contributed by the employer of a Mortgagor in order to reduce the payments required from the Mortgagor for a specified period in specified amounts.

         SUBSIDY LOAN: Any Mortgage Loan subject to a temporary interest subsidy agreement pursuant to which the monthly interest payments made by the related Mortgagor will be less than the scheduled monthly interest payments on such Mortgage Loan, with the resulting difference in interest payments being provided by the employer of the Mortgagor. Each Subsidy Loan will be identified as such in the related Electronic Data File.

         THIRD-PARTY ORIGINATOR: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

         TIME$AVER(R) MORTGAGE LOAN: A Mortgage Loan which has been refinanced pursuant to a Company program that allows a rate/term refinance of an existing Company serviced loan with minimal documentation.

         WHOLE LOAN TRANSFER: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to a third party, which sale or transfer is not a Securitization Transaction or Agency Transfer.

                                   ARTICLE II



 CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS;
                   CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS


         Section 2.01 CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF CUSTODIAL MORTGAGE FILES; MAINTENANCE OF RETAINED MORTGAGE FILES AND SERVICING FILES.

         Pursuant to an Assignment and Conveyance Agreement, on the related Closing Date, the Company, simultaneously with the payment of the Purchase Price by the Purchaser, shall thereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement and the related Assignment and Conveyance Agreement, all the right, title and interest of the Company in and to the Mortgage Loans listed on the respective Mortgage Loan Schedule annexed to such Assignment and Conveyance Agreement, together with the Retained Mortgage Files and Custodial Mortgage Files and all rights and obligations arising under the documents contained therein. Pursuant to Section 2.03, the Company shall deliver the Custodial Mortgage File for each Mortgage Loan comprising the related Loan Package to the Custodian.

         The contents of each Retained Mortgage File not delivered to the Custodian are and shall be held in trust by the Company for the benefit of the Purchaser as the owner thereof. The Company shall maintain a Servicing File consisting of a copy of the contents of each Custodial Mortgage File and the originals of the documents in each Retained Mortgage File not delivered to the Custodian. The possession of each Retained Mortgage File and Servicing File by the Company is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. Upon the sale of the Mortgage Loans the ownership of each Mortgage Note, the related Mortgage and the related Custodial Mortgage File and Servicing File shall vest immediately in the Purchaser, and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Company shall vest immediately in the Purchaser and shall be retained and maintained by the Company, in trust, at the will of the Purchaser and only in such custodial capacity. The Company shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Purchaser, unless such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan pursuant to Section 3.03 or 6.02. All such costs associated with the release, transfer and re-delivery to the Company shall be the responsibility of the Purchaser other than any related recording costs (especially in instances of breach).

         In addition, in connection with the assignment of any MERS Mortgage Loan, the Company agrees that it will cause, the MERS(R) System to indicate that such Mortgage Loans have been assigned by the Company to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS(R) System to identify the Purchaser as beneficial owner of such Mortgage Loans.

         Section 2.02 BOOKS AND RECORDS; TRANSFERS OF MORTGAGE LOANS.

         From and after the sale of the Mortgage Loans to the Purchaser in the related Loan Package on each Closing Date, all rights arising out of such Mortgage Loans including but not limited to all funds received on or in connection with such Mortgage Loans, shall be received and held by the Company in trust for the benefit of the Purchaser as owner of such Mortgage Loans, and the Company shall retain record title to the related Mortgages for the sole purpose of facilitating the servicing and the supervision of the servicing of such Mortgage Loans.

         The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae or Freddie Mac and records of periodic inspections as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Company complies with the requirements of the Fannie Mae Selling and Servicing Guide, as amended from time to time.

         The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of such Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any Person with respect to this Agreement or the Mortgage Loans unless the books and records show such Person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Purchaser from its obligations hereunder with respect to the Mortgage Loans sold or transferred. Such notification of a transfer shall include a final loan schedule which shall be received by the Company no fewer than five (5) Business Days before the last Business Day of the month. If such notification is not received as specified above, the Company's duties to remit and report as required by Section 5 shall begin with the next Due Period.

         Section 2.03 CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS.

         On each Closing Date with respect to each Mortgage Loan comprising the related Loan Package, the Company shall deliver and release to the Custodian the related Custodial Mortgage File as set forth in Exhibit C attached hereto.

         The Custodian shall certify its receipt of any Mortgage Loan Documents actually received on or prior to such Closing Date and as required to be delivered pursuant to the Custodial Agreement, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Purchaser will be responsible for the fees and expenses of the Custodian.

         Upon the Purchaser's request, the Company shall deliver to Purchaser or its designee within ten (10) days after such request such contents of the Retained Mortgage file so requested. In the event that the company fails to deliver to the Purchaser or its designee the requested contents of the Retained Mortgage File within such ten-day period, and if the Company does not cure such failure within five (5) days following receipt of written notification of such failure, the Company shall repurchase each related Mortgage Loan at the price and in the manner specified in Section 3.03.

         The Company shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution, provided, however, that the Company shall provide the Custodian with a certified true copy of any such document submitted for recordation within ten (10) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty days of its submission for recordation.

         In the event the public recording office is delayed in returning any original document which the Company is required to deliver at any time to the Custodian in accordance with the terms of the Custodial Agreement or which the Company is required to maintain in the related Retained Mortgage File, the Company shall deliver to the Custodian or to the Retained Mortgage File, as applicable, within 240 days of its submission for recordation, a copy of such document and an Officer's Certificate, which shall (i) identify the recorded document; (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company will be required to deliver such document to the Custodian or to the Retained Mortgage File, as applicable, by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

         In the event that new, replacement, substitute or additional Stock Certificates are issued with respect to existing Cooperative Shares, the Company immediately shall deliver to the Custodian the new Stock Certificates, together with the related Stock Powers in blank. Such new Stock Certificates shall be subject to the related Pledge Instruments and shall be subject to all of the terms, covenants and conditions of this Agreement.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH



         Section 3.01 COMPANY REPRESENTATIONS AND WARRANTIES.

         The Company hereby represents and warrants to the Purchaser that, as of the related Closing Date:

         (a)      DUE ORGANIZATION AND AUTHORITY.

                  The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Company, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Company has the full power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Company; and all requisite action has been taken by the Company to make this Agreement valid and binding upon the Company in accordance with its terms;

         (b)      ORDINARY COURSE OF BUSINESS.

                  The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Company, who is in the business of selling and servicing loans, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;


         (c)      NO CONFLICTS.

                  Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with or result in a breach of any of the terms, articles of incorporation or by-laws or any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

         (d)      ABILITY TO SERVICE.

                  The Company is an approved seller/servicer of conventional residential mortgage loans for Fannie Mae or Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae or Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with Fannie Mae or Freddie Mac eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

         (e)      REASONABLE SERVICING FEE.

                  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

         (f)      ABILITY TO PERFORM.

                  The Company does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken to hinder, delay or defraud any of the Company's creditors;

         (g)      NO LITIGATION PENDING.

                  There is no action, suit, proceeding or investigation pending or threatened against the Company which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted, or in any material liability on the part of the Company, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of the Company to perform under the terms of this Agreement;

         (h)      NO CONSENT REQUIRED.

                  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the sale of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

         (i)      SELECTION PROCESS.

                  The Mortgage Loans were selected from among either the outstanding fixed rate or adjustable rate one- to four-family mortgage loans in the Company's mortgage banking portfolio at the related Closing Date as to which the representations and warranties set forth in Section 3.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

         (j)      NO UNTRUE INFORMATION.

                  Neither this Agreement nor any statement, report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading;

         (k)      SALE TREATMENT.

                  The Company has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes;

         (l)      NO MATERIAL CHANGE.

                  There has been no material adverse change in the business, operations, financial condition or assets of the Company since the date of the Company's most recent financial statements;

         (m)      NO BROKERS' FEES.

                  The Company has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in the connection with the sale of the Mortgage Loans; and

         (n)      MERS.

                  The Company is a member of MERS in good standing.


         Section 3.02 REPRESENTATIONS AND WARRANTIES REGARDING INDIVIDUAL MORTGAGE LOANS.

         As to each Mortgage Loan, the Company hereby represents and warrants to the Purchaser that as of the related Closing Date:

         (a)      MORTGAGE LOANS AS DESCRIBED.

                  The information set forth in the respective Mortgage Loan Schedule and the information contained on the respective Electronic Data File delivered to the Purchaser is true and correct;

         (b)      PAYMENTS CURRENT.

                  All payments required to be made up to the related Cut-off Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment under any Mortgage Loan has been thirty (30) days delinquent more than one time within twelve (12) months prior to the related Closing Date;

         (c)      NO OUTSTANDING CHARGES.

                  There are no defaults in complying with the terms of the Mortgages, and all taxes, governmental assessments, insurance premiums, leasehold payments, water, sewer and municipal charges, which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited directly or indirectly, the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and interest;

         (d)      ORIGINAL TERMS UNMODIFIED.

                  The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser and which has been delivered to the Custodian. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and which assumption agreement was delivered to the Custodian pursuant to the terms of the Custodial Agreement;

         (e)      NO DEFENSES.

                  The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

         (f)      NO SATISFACTION OF MORTGAGE.

                  The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

         (g)      VALIDITY OF MORTGAGE DOCUMENTS.

                  The Mortgage Note and the Mortgage and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties;

                  With respect to each Cooperative Loan, the Mortgage Note, the Mortgage, the Pledge Agreement, and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage, the Pledge Agreement, the Proprietary Lease, the Stock Power, Recognition Agreement and the Assignment of Proprietary Lease had legal capacity to enter into the Mortgage Loan and to execute and deliver such documents, and such documents have been duly and properly executed by such parties;


         (h)      NO FRAUD.

                  No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Company, or the Mortgagor, or to the best of the Company's knowledge, any appraiser, any builder, or any developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

         (i)      COMPLIANCE WITH APPLICABLE LAWS.

                  Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit and privacy protection, equal credit opportunity, disclosure or predatory and abusive lending laws applicable to the Mortgage Loan have been complied with, and the Company shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

         (j)      LOCATION AND TYPE OF MORTGAGED PROPERTY.

                  The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single, contiguous parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or a Cooperative Apartment, or an individual unit in a planned unit development or a townhouse, provided, however, that any condominium project or planned unit development shall conform with the applicable Fannie Mae requirements, or the underwriting guidelines of the company, regarding such dwellings, and no residence or dwelling is a mobile home. As of the respective date of the appraisal for each Mortgaged Property, any Mortgaged Property being used for commercial purposes conforms to the underwriting guidelines of the Company and, to the best of the Company's knowledge, since the date of such appraisal, no portion of the Mortgage Property has been used for commercial purposes outside of the underwriting guidelines of the Company;

         (k)      VALID FIRST LIEN.

                  The Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (1) the lien of current real property taxes and assessments not yet due and payable;

                  (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and
                           (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan and (ii) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

                  Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Company has full right to sell and assign the same to the Purchaser;

                  With respect to each Cooperative Loan, each Pledge Agreement creates a valid, enforceable and subsisting first security interest in the Cooperative Shares and Proprietary Lease, subject only to (i) the lien of the related Cooperative for unpaid assessments representing the Mortgagor's pro rata share of the Cooperative's payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (ii) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Pledge Agreement; provided, however, that the appurtenant Proprietary Lease may be subordinated or otherwise subject to the lien of any mortgage on the Project;

         (l)      FULL DISBURSEMENT OF PROCEEDS.

                  The proceeds of the Mortgage Loan have been fully disbursed, except for escrows established or created due to seasonal weather conditions, and there is no requirement for future advances thereunder. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

         (m)      CONSOLIDATION OF FUTURE ADVANCES.

                  Any future advances made prior to the related Cut-off Date, have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the related Mortgage Loan Schedule. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae or Freddie Mac; the consolidated principal amount does not exceed the original principal amount of the Mortgage Loan; the Seller shall not make future advances after the related Cut-Off Date;

         (n)      OWNERSHIP.

                  The Company is the sole owner of record and holder of the Mortgage Loan and the related Mortgage Note and the Mortgage are not assigned or pledged, and the Company has good and marketable title thereto and has full right and authority to transfer and sell the Mortgage Loan to the Purchaser. The Company is transferring the Mortgage Loan free and clear of any and all encumbrances, liens, pledges, equities, participation interests, claims, charges or security interests of any nature encumbering such Mortgage Loan;

         (o)      ORIGINATION/DOING BUSINESS.

                  The Mortgage Loan was originated by a savings and loan association, a savings bank, a commercial bank, a credit union, an insurance company, or similar institution which is supervised and examined by a federal or state authority or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

         (p)      LTV, PMI POLICY.

                  Each Mortgage Loan has an LTV as set forth in the related Mortgage Loan Schedule and related Electronic Data File. Except as indicated on the Electronic Data File, those Mortgage Loans with an LTV greater than 80% at the time of origination, a portion of the unpaid principal balance of the Mortgage Loan is and will be insured as to payment defaults by a PMI Policy. If the Mortgage Loan is insured by a PMI Policy for which the Mortgage pays all premiums, the coverage will remain in place until (i) the LTV is decreased to 78% or (ii) the PMI Policy is otherwise terminated pursuant to the Homeowners Protection Act of 1998, 12 USC 4901, et seq. All provisions of such PMI Policy and LPMI Policy have been and are being complied with, such PMI Policy and LPMI Policy is in full force and effect, and all premiums due thereunder have been paid. The Qualified Insurer has a claims paying ability acceptable to Fannie Mae or Freddie Mac. Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor or in the case of an LPMI Policy, obligates the Company, thereunder to maintain the PMI Policy or LPMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium. No prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such PMI Policy or LPMI Policy;

         (q)      TITLE INSURANCE.

                  The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy of insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1),
                  (2) and (3) of Paragraph (k) of this Section 3.02, and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. The Company is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

         (r)      NO DEFAULTS.

                  There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Company nor its predecessors have waived any default, breach, violation or event of acceleration;

         (s)      NO MECHANICS' LIENS.

                  There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not insured against by the title insurance policy referenced in Paragraph (q) above;

         (t)      LOCATION OF IMPROVEMENTS; NO ENCROACHMENTS.

                  Except as insured against by the title insurance policy referenced in Paragraph (q) above, all improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

         (u)      PAYMENT TERMS.

                  Except with respect to the Interest Only Mortgage Loans, principal payments commenced no more than 60 days after the funds were disbursed to the Mortgagor in connection with the Mortgage Loan. The Mortgage Loans have an original term to maturity of not more than 30 years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index plus the applicable Gross Margin, rounded up or down to the nearest multiple of 0.125% indicated by the Mortgage Note; provided that the Mortgage Interest Rate will not increase or decrease by more than 2.00% on any Adjustment Date, and will in no event exceed the maximum Mortgage Interest Rate or be lower than the minimum Mortgage Interest Rate listed on the Mortgage Loan Schedule for such Mortgage Loan. Each adjustable rate Mortgage Note requires a monthly payment which is sufficient, during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate; provided however, with respect to any Interest Only Mortgage Loans, the Mortgage Note allows a Monthly Payment of interest only during the period prior to the first Adjustment Date and upon the first adjustment to the Mortgage Interest Rate, the Mortgage Note requires a Monthly Payment of principal and interest, sufficient to fully amortize the outstanding principal balance over the then remaining term of such Mortgage Loan. As to each adjustable rate Mortgage Loan, if the related Mortgage Interest Rate changes on an adjustment date, the then outstanding principal balance will be reamortized over the remaining life of such Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization;

         (v)      CUSTOMARY PROVISIONS.

                  The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

         (w)      OCCUPANCY OF THE MORTGAGED PROPERTY.

                  As of the date of origination, the Mortgaged Property was lawfully occupied under applicable law;

         (x)      NO ADDITIONAL COLLATERAL.

                  The Mortgage Note is not and has not been secured by any collateral, pledged account, except as indicated on the Electronic Data File, or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in (k) above;

         (y)      DEEDS OF TRUST.

                  In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Mortgagee to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

         (z)      ACCEPTABLE INVESTMENT.

                  The Company has no knowledge of any circumstances or conditions with respect to the Mortgage Loan, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan;

         (aa)     TRANSFER OF MORTGAGE LOANS.

                  If the Mortgage Loan is not a MERS Mortgage Loan, the Assignment upon the insertion of the name of the assignee and recording information is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

         (bb)     MORTGAGED PROPERTY UNDAMAGED.

                  The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended;

         (cc)     COLLECTION PRACTICES; ESCROW DEPOSITS.

                  The origination and collection practices used with respect to the Mortgage Loan have been in accordance with Accepted Servicing Practices, and have been in all material respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of the Company and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under the Mortgage Note;

         (dd)     NO CONDEMNATION.

                  There is no proceeding pending or to the best of the Company's knowledge threatened for the total or partial condemnation of the related Mortgaged Property;

         (ee)     THE APPRAISAL.

                  The Servicing File contains an appraisal of the related Mortgaged Property. As to each Time$aver(R) Mortgage Loan, the appraisal may be from the original of the existing Company-serviced loan, which was refinanced via such Time$aver(R) Mortgage Loan. The appraisal was conducted by an appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof; and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and the appraiser both satisfy the applicable requirements of Title XI of the Financial Institution Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

         (ff)     INSURANCE.

                  The Mortgaged Property securing each Mortgage Loan is insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire and such hazards as are covered under a standard extended coverage endorsement and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of Section 4.10, in an amount which is at least equal to the lesser of (a) 100% of the insurable value, on a replacement cost basis, of the improvements on the related Mortgaged Property, and (b) the greater of (i) the outstanding principal balance of the Mortgage Loan and (ii) an amount such that the proceeds of such insurance shall be sufficient to prevent the application to the Mortgagor or the loss payee of any coinsurance clause under the policy. If the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project. If the improvements on the Mortgaged Property are in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (A) the outstanding principal balance of the Mortgage Loan, (B) the full insurable value and (C) the maximum amount of insurance which was available under the Flood Disaster Protection Act of 1973, as amended. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain a hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Company has not acted or failed to act so as to impair the coverage of any such insurance policy or the validity, binding effect and enforceability thereof;

         (gg)     SERVICEMEMBERS' CIVIL RELIEF ACT.

                  The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act, as amended;

         (hh)     NO GRADUATED PAYMENTS OR CONTINGENT INTERESTS.

                  The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

         (ii)     NO CONSTRUCTION LOANS.

                  No Mortgage Loan was made in connection with (i) the construction or rehabilitation of a Mortgage Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property other than a construction-to-permanent loan which has converted to a permanent Mortgage Loan;

         (jj)     UNDERWRITING.

                  Each Mortgage Loan was underwritten in accordance with the underwriting guidelines of the Company, which were in effect at the time the Mortgage Loan was originated; and the Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae;

         (kk)     BUYDOWN MORTGAGE LOANS.

                  With respect to each Mortgage Loan that is a Buydown Mortgage
                  Loan:

                  (i) On or before the date of origination of such Mortgage Loan, the Company and the Mortgagor, or the Company, the Mortgagor and the seller of the Mortgaged Property or a third party entered into a Buydown Agreement. The Buydown Agreement provides that the seller of the Mortgaged Property (or third party) shall deliver to the Company temporary Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on each Due Date in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payment due on such Mortgage Loan. The temporary Buydown Funds enable the Mortgagor to qualify for the Buydown Mortgage Loan. The effective interest rate of a Buydown Mortgage Loan if less than the interest rate set forth in the related Mortgage Note will increase within the Buydown Period as provided in the related Buydown Agreement so that the effective interest rate will be equal to the interest rate as set forth in the related Mortgage Note. The Buydown Mortgage Loan satisfies the requirements of Fannie Mae or Freddie Mac guidelines;

                  (ii) The Mortgage and Mortgage Note reflect the permanent payment terms rather than the payment terms of the Buydown Agreement. The Buydown Agreement provides for the payment by the Mortgagor of the full amount of the Monthly Payment on any Due Date that the Buydown Funds are available. The Buydown Funds were not used to reduce the original principal balance of the Mortgage Loan or to increase the Appraised Value of the Mortgage Property when calculating the Loan-to-Value Ratios for purposes of the Agreement and, if the Buydown Funds were provided by the Company and if required under Fannie Mae or Freddie Mac guidelines, the terms of the Buydown Agreement were disclosed to the appraiser of the Mortgaged Property;

                  (iii) The Buydown Funds may not be refunded to the Mortgagor unless the Mortgagor makes a principal payment for the outstanding balance of the Mortgage Loan;

                  (iv) As of the date of origination of the Mortgage Loan, the provisions of the related Buydown Agreement complied with the requirements of Fannie Mae or Freddie Mac regarding buydown agreements.

         (ll)     DELIVERY OF CUSTODIAL MORTGAGE FILES.

                  Any documents required to be delivered by the Company under this Agreement have been delivered to the Custodian. The Company is in possession of a complete, true and accurate Retained Mortgage File and Custodial Mortgage File in compliance with Exhibit C hereto;

         (mm)     NO VIOLATION OF ENVIRONMENTAL LAWS.

                  There is no pending action or proceeding directly involving any Mortgaged Property of which the Company is aware in which compliance with any environmental law, rule or regulation is an issue; and to the best of the Company's knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

         (nn)     NO BANKRUPTCY.

                  No Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated and to the best of the Company's knowledge, as of the related Closing Date, the Company has not received notice that any Mortgagor is a debtor under any state or federal bankruptcy or insolvency proceeding;

         (oo)     HOEPA.

                  No Mortgage Loan is a High Cost Loan or Covered Loan;

                  (pp)     COOPERATIVE LOANS.

                                    With respect to each Cooperative Loan:

                  (i) The Cooperative Shares are held by a person as a tenant-stockholder in a Cooperative. Each original UCC financing statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first lien and security interest in the Cooperative Loan and Proprietary Lease has been timely and properly made. Any security agreement, chattel mortgage or equivalent document related to the Cooperative Loan and delivered to Purchaser or its designee establishes in Purchaser a valid and subsisting perfected first lien on and security interest in the Mortgaged Property described therein, and Purchaser has full right to sell and assign the same. The Proprietary Lease term expires no less than five years after the Mortgage Loan term or such other term acceptable to Fannie Mae or Freddie Mac;

                  (ii) A Cooperative Lien Search has been made by a company competent to make the same which company is acceptable to Fannie Mae and qualified to do business in the jurisdiction where the Cooperative is located;

                  (iii) (a) The term of the related Proprietary Lease is not less than the terms of the Cooperative Loan; (b) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative; (c) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease; (d) the Cooperative has been created and exists in full compliance with the requirements for residential cooperatives in the jurisdiction in which the Project is located and qualifies as a cooperative housing corporation under Section 210 of the Code; (e) the Recognition Agreement is on a form published by Aztech Document Services, Inc. or includes similar provisions; and (f) the Cooperative has good and marketable title to the Project, and owns the Project either in fee simple or under a leasehold that complies with the requirements of the Fannie Mae Guidelines; such title is free and clear of any adverse liens or encumbrances, except the lien of any blanket mortgage;

                  (iv) The Company has the right under the terms of the Mortgage Note, Pledge Agreement and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor;

                  (v)      Each Stock Power (i) has all signatures guaranteed or
                           (ii) if all signatures are not guaranteed, then such Cooperative Shares will be transferred by the stock transfer agent of the Cooperative if the Company undertakes to convert the ownership of the collateral securing the related Cooperative Loan;

         (qq)     GEORGIA FAIR LENDING ACT.

                  There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, which is secured by property located in the State of Georgia;

         (rr)     METHODOLOGY.

                  The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the borrower's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the borrower's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the borrower had a reasonable ability to make timely payments on the Mortgage Loan;

         (ss)     IMPOSITION OF A PREMIUM.

                  With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (ii) notwithstanding any state or federal law to the contrary, the Company shall recommend that such prepayment premium is not imposed in any instance when the mortgage debt is accelerated as the result of the borrower's default in making the loan payments;

         (tt)     SINGLE PREMIUM CREDIT LIFE.

                  No Mortgagor was required to purchase any single premium credit insurance policy (e.g. life, disability, accident, unemployment or health insurance products) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g. life, disability, accident, unemployment or health insurance product) as part of the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan;

         (uu)     NO ARBITRATION PROVISION.

                  With respect to each Mortgage Loan, neither the related Mortgage nor the related Mortgage Note requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

         (i)      (ww) CREDIT REPORTING.

                  With respect to each Mortgage Loan, the Company has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e. favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis; and

         (xx)     ILLINOIS INTEREST ACT.

                  Any Mortgage Loan with a Mortgaged Property in the State of Illinois complies with the Illinois Interest Act.

         Section 3.03 REPURCHASE.

         It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans to the Purchaser and the delivery of the Mortgage Loan Documents to the Custodian and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Custodial Mortgage Files or Retained Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser (or which materially and adversely affects the interests of Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other.

         Within ninety (90) days of the earlier of either discovery by or notice to the Company of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans, the Company shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Company shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.01, and such breach cannot be cured within 90 days of the earlier of either discovery by or notice to the Company of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Company at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in
Section 3.02 and the Company discovers or receives notice of any such breach within 120 days of the related Closing Date, the Company shall, if the breach cannot be cured, at the Purchaser's option and provided that the Company has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Company has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan within ninety (90) days of the written notice of the breach or the failure to cure, whichever is later. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 3.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price for distribution to Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution.

         At the time of repurchase or substitution, the Purchaser and the Company shall arrange for the reassignment of the Deleted Mortgage Loan to the Company and the delivery to the Company of any documents held by the Custodian relating to the Deleted Mortgage Loan. If the Company repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Company shall cause MERS to designate on the MERS(R) System to remove the Purchaser as the beneficial holder with respect to such Mortgage Loan. In the event of a repurchase or substitution, the Company shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the related Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Company shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Company shall effect such substitution by delivering to the Custodian for such Qualified Substitute Mortgage Loan the documents required by
Section 2.03, with the Mortgage Note endorsed as required by Section 2.03. No substitution will be made in any calendar month after the Determination Date for such month. The Company shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Company. With respect to any Deleted Mortgage loan, distributions to Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Company shall thereafter be entitled to retain all amounts subsequently received by the Company in respect of such Deleted Mortgage Loan.

         For any month in which the Company substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Company shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Company in the month of substitution pursuant to Section 5.01. Accordingly, on the date of such substitution, the Company shall deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.

         In addition to such repurchase or substitution obligation, the Company shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Company representations and warranties contained in this Agreement. It is understood and agreed that the obligations of the Company set forth in this
Section 3.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in this Section 3.03 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties.

         Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Company to the Purchaser, (ii) failures by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

         In the event a Mortgage Loan pays off in full on or before the related Closing Date, the Company must repay the Purchaser the difference between the Unpaid Principal Balance of such Mortgage Loan as of the date of pay off and the Unpaid Principal Balance multiplied by the purchase price percentage adjusted, if necessary in accordance with the Commitment Letter.


                                   ARTICLE IV

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS


         Section 4.01 COMPANY TO ACT AS SERVICER.

         The Company, as an independent contractor, shall service and administer the Mortgage Loans and shall have full power and authority, acting alone or through the utilization of a Subcontractor, to do any and all things in connection with such servicing and administration which the Company may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices. The Company shall be responsible for any and all acts of a Subcontractor, and the Company's utilization of a Subcontractor shall in no way relieve the liability of the Company under this Agreement.

         Consistent with the terms of this Agreement, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that the Company shall not make any future advances with respect to a Mortgage Loan and (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, imminent and the Company has obtained the prior written consent of the Purchaser) the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer or forgive the payment of principal (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 5.03, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances made pursuant to Section 5.03. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Company, the Purchaser shall furnish the Company with any powers of attorney and other documents necessary or appropriate to enable the Company to carry out its servicing and administrative duties under this Agreement.

         In servicing and administering the Mortgage Loans, the Company shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to Accepted Servicing Practices where such practices do not conflict with the requirements of this Agreement, and the Purchaser's reliance on the Company.

         The Company is authorized and empowered by the Purchaser, in its own name, when the Company believes it appropriate in its reasonable judgment to register any Mortgage Loan on the MERS(R) System, or cause the removal from the registration of any Mortgage Loan on the MERS(R) System, with written consent of the Purchaser, to execute and deliver, on behalf of the Purchaser, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Purchaser and its successors and assigns.

         The Company shall cause to be maintained for each Cooperative Loan a copy of the financing statements and shall file and such financing statements and continuation statements as necessary, in accordance with the Uniform Commercial Code applicable in the jurisdiction in which the related Cooperative Apartment is located, to perfect and protect the security interest and lien of the Purchaser.

         The Company shall apply any Principal Prepayment on an Interest Only Mortgage Loan to the then-outstanding principal balance, at which time the interest-only payment feature shall be extinguished. The related Monthly Payment shall thereafter consist of both principal and interest components, and the amount of such Monthly Payment shall not change prior to the next Adjustment Date.

         Section 4.02 LIQUIDATION OF MORTGAGE LOANS.

         In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 4.01 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Company shall take such action as (1) the Company would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, (2) shall be consistent with Accepted Servicing Practices, (3) the Company shall determine prudently to be in the best interest of Purchaser, and (4) is consistent with any related PMI Policy. In the event that any payment due under any Mortgage Loan is not postponed pursuant to
Section 4.01 and remains delinquent for a period of 90 days or any other default continues for a period of 90 days beyond the expiration of any grace or cure period, the Company shall commence foreclosure proceedings, the Company shall notify the Purchaser in writing of the Company's intention to do so, and the Company shall not commence foreclosure proceedings if the Purchaser objects to such action within three (3) Business Days of receiving such notice. In the event the Purchaser objects to such foreclosure action, the Company shall not be required to make Monthly Advances with respect to such Mortgage Loan, pursuant to Section 5.03, and the Company's obligation to make such Monthly Advances shall terminate on the 90th day referred to above. In such connection, the Company shall from its own funds make all necessary and proper Servicing Advances, provided, however, that the Company shall not be required to expend its own funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine (a) that such preservation, restoration and/or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to Purchaser after reimbursement to itself for such expenses and (b) that such expenses will be recoverable by it either through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Custodial Account pursuant to Section 4.05) or through Insurance Proceeds (respecting which it shall have similar priority).

         Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. The cost for such inspection or review shall be borne by the Purchaser. Upon completion of the inspection or review, the Company shall promptly provide the Purchaser with a written report of the environmental inspection.

         After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Purchaser directs the Company to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Company, the Company shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 4.05 hereof. In the event the Purchaser directs the Company not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 4.05 hereof.

         Section 4.03 COLLECTION OF MORTGAGE LOAN PAYMENTS.

         Continuously from the related Cut-off Date until the principal and interest on all Mortgage Loans are paid in full, the Company shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable and shall take special care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

         Section 4.04 ESTABLISHMENT OF AND DEPOSITS TO CUSTODIAL ACCOUNT.

         The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, in the form of time deposit or demand accounts, titled "Wells Fargo Bank, N.A. in trust for the Purchaser and/or subsequent purchasers of Mortgage Loans - P & I." The Custodial Account shall be established with a Qualified Depository. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Custodial Account. Any funds deposited into the Custodial Account shall at all times be insured to the fullest extent allowed by applicable law. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05.

         The Company shall deposit in the Custodial Account within one (1) Business Day of Company's receipt, and retain therein, the following collections received by the Company and payments made by the Company after the related Cut-off Date, other than payments of principal and interest due on or before the related Cut-off Date, or received by the Company prior to the related Cut-off Date but allocable to a period subsequent thereto:

         (i) all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

         (ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

         (iii)    all Liquidation Proceeds;

         (iv) all Insurance Proceeds including amounts required to be deposited pursuant to Section 4.10 (other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14), Section 4.11 and Section 4.15;

         (v) all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14;

         (vi) any amount required to be deposited in the Custodial Account pursuant to Section 4.01, 5.03, 6.01 or 6.02;

         (vii) any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 3.03 and all amounts required to be deposited by the Company in connection with a shortfall in principal amount of any Qualified Substitute Mortgage Loan pursuant to Section 3.03;

         (viii) with respect to each Principal Prepayment an amount (to be paid by the Company out of its funds) which, when added to all amounts allocable to interest received in connection with the Principal Prepayment, equals one month's interest on the amount of principal so prepaid at the Mortgage Loan Remittance Rate;

         (ix) any amounts required to be deposited by the Company pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy;

         (x) any amounts received with respect to or related to any REO Property and all REO Disposition Proceeds pursuant to Section 4.16; and

         (xi) an amount from the Subsidy Account that when added to the Mortgagor's payment will equal the full monthly amount due under the related Mortgage Note.

         The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05.

         Section 4.05 PERMITTED WITHDRAWALS FROM CUSTODIAL ACCOUNT.

         The Company shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

        (i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

         (ii) to reimburse itself for Monthly Advances of the Company's funds made pursuant to Section 5.03, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late payments of principal and/or interest respecting which any such advance was made, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that, where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 6.02, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

         (iii) to reimburse itself for unreimbursed Servicing Advances, and for any unpaid Servicing Fees, the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 6.02, in which case the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan. Upon Purchaser's request, the Company shall provide documentation supporting the Company's Servicing Advances;

        (iv)      to pay itself interest on funds deposited in the Custodial
                  Account;

        (v) to reimburse itself for expenses incurred and reimbursable to it pursuant to Section 8.01;

        (vi) to pay any amount required to be paid pursuant to Section 4.16 related to any REO Property, it being understood that, in the case of any such expenditure or withdrawal related to a particular REO Property, the amount of such expenditure or withdrawal from the Custodial Account shall be limited to amounts on deposit in the Custodial Account with respect to the related REO Property;

        (vii) to reimburse itself for any Servicing Advances or REO expenses after liquidation of the Mortgaged Property not otherwise reimbursed above;

        (viii) to remove funds inadvertently placed in the Custodial Account by the Company; and

        (ix) to clear and terminate the Custodial Account upon the termination of this Agreement.

         In the event that the Custodial Account is interest bearing, on each Remittance Date, the Company shall withdraw all funds from the Custodial Account except for those amounts which, pursuant to Section 5.01, the Company is not obligated to remit on such Remittance Date. The Company may use such withdrawn funds only for the purposes described in this Section 4.05.

         Section 4.06 ESTABLISHMENT OF AND DEPOSITS TO ESCROW ACCOUNT.

         The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, "Wells Fargo Bank, N.A., in trust for the Purchaser and/or subsequent purchasers of Residential Mortgage Loans, and various Mortgagors - T & I." The Escrow Accounts shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Escrow Account. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07.

         The Company shall deposit in the Escrow Account or Accounts within one
(1) Business Days of Company's receipt, and retain therein:

         (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

         (ii) all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

         (iii)    all payments on account of Buydown Funds.

         The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in
Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor. To the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.


         Section 4.07 PERMITTED WITHDRAWALS FROM ESCROW ACCOUNT.

         Withdrawals from the Escrow Account or Accounts may be made by the Company only:

         (i) to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

         (ii) to reimburse the Company for any Servicing Advances made by the Company pursuant to Section 4.08 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

         (iii) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan;

         (iv) for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

         (v) for application to restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 4.14;

         (vi) to pay to the Company, or any Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

         (vii) to remove funds inadvertently placed in the Escrow Account by the Company;

         (viii) to remit to Purchaser payments on account of Buydown Funds as applicable; and

         (ix) to clear and terminate the Escrow Account on the termination of this Agreement.

         Section 4.08 PAYMENT OF TAXES, INSURANCE AND OTHER CHARGES.

         With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of PMI Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments, and the Company shall make advances from its own funds to effect such payments.

         Section 4.09 PROTECTION OF ACCOUNTS.

         The Company may transfer the Custodial Account, the Subsidy Account or the Escrow Account to a different Qualified Depository from time to time with prior written notice to Purchaser.

         Section 4.10 MAINTENANCE OF HAZARD INSURANCE.

         The Company shall cause to be maintained for each Mortgage Loan hazard insurance such that all buildings upon the Mortgaged Property are insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) 100% of the insurable value, on a replacement cost basis, of the improvements on the related Mortgaged Property, and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds of such insurance shall be sufficient to prevent the application to the Mortgagor or the loss payee of any coinsurance clause under the policy. In the event a hazard insurance policy shall be in danger of being terminated, or in the event the insurer shall cease to be acceptable to Fannie Mae or Freddie Mac, the Company shall notify the Purchaser and the related Mortgagor, and shall use its best efforts, as permitted by applicable law, to obtain from another qualified insurer a replacement hazard insurance policy substantially and materially similar in all respects to the original policy. In no event, however, shall a Mortgage Loan be without a hazard insurance policy at any time, subject only to Section 4.11 hereof.

         If upon origination of the Mortgage Loan, the related Mortgaged Property was located in an area identified by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier acceptable to Fannie Mae or Freddie Mac in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor's behalf, as permitted by applicable law.

         If a Mortgage is secured by a unit in a condominium project, the Company shall verify that the coverage required of the owner's association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current Fannie Mae requirements, and secure from the owner's association its agreement to notify the Company promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

         In the event that any Purchaser or the Company shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Company shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor's attention the required amount of coverage for the Mortgaged Property and if the Mortgagor does not obtain such coverage, the Company shall immediately force place the required coverage on the Mortgagor'.

         All policies required hereunder shall name the Company as loss payee and shall be endorsed with standard or union mortgagee clauses, without contribution, which shall provide for at least 30 days prior written notice of any cancellation, reduction in amount or material change in coverage.

         The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are acceptable to Fannie Mae and Freddie Mac and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Company shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address.

         Pursuant to Section 4.04, any amounts collected by the Company under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Company's normal servicing procedures as specified in Section 4.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05.

         Section 4.11 MAINTENANCE OF MORTGAGE IMPAIRMENT INSURANCE.

         In the event that the Company shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section
4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in
Section 4.10. The Company shall prepare and make any claims on the blanket policy as deemed necessary by the Company in accordance with Accepted Servicing Practices. Any amounts collected by the Company under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, the Company shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Company's funds, without reimbursement therefor. Upon request of the Purchaser, the Company shall cause to be delivered to such Purchaser a certificate of insurance and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days' prior written notice to such Purchaser.

         Section 4.12 MAINTENANCE OF FIDELITY BOND AND ERRORS AND OMISSIONS INSURANCE.

         The Company shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other Persons acting in any capacity requiring such Persons to handle funds, money, documents or papers relating to the Mortgage Loans ("Company Employees"). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Company Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Company against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be with a company acceptable to Fannie Mae or Freddie Mac and in amounts at least equal to the amounts acceptable to Fannie Mae or Freddie Mac. Upon the request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such fidelity bond and insurance policy and a statement from the surety and the insurer that such fidelity bond and insurance policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Purchaser.

         Section 4.13 INSPECTIONS.

         If any Mortgage Loan is more than 60 days delinquent, the Company immediately shall inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Accepted Servicing Practices or as may be required by the primary mortgage guaranty insurer. The Company shall keep a record of each such inspection and shall provide the Purchaser with copies of such upon request.

         Section 4.14 RESTORATION OF MORTGAGED PROPERTY.

         The Company need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. For claims greater than $15,000, at a minimum the Company shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

         (i) the Company shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

         (ii) the Company shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens;

         (iii) the Company shall verify that the Mortgage Loan is not in default; and

         (iv) pending repairs or restoration, the Company shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

         If the Purchaser is named as an additional loss payee, the Company is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

         Section 4.15 MAINTENANCE OF PMI POLICY; CLAIMS.

         Each Mortgage Loan has an LTV as indicated on the Mortgage Loan Schedule and Electronic Data File. Except as indicated on the Electronic Data File, with respect to each Mortgage Loan with an LTV in excess of 80% at the time of origination, the Company shall, without any cost to the Purchaser maintain or cause the Mortgagor to maintain in full force and effect a PMI Policy or LPMI Policy insuring a portion of the unpaid principal balance of the Mortgage Loan as to payment defaults. If the Mortgage Loan is insured by a PMI Policy for which the Mortgagor pays all premiums, the coverage will remain in place until (i) the LTV decreases to 78% or (ii) the PMI Policy is otherwise terminated pursuant to the Homeowners Protection Act of 1998, 12 USC 4901, et seq. In the event that such PMI Policy shall be terminated other than as required by law, the Company shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated PMI Policy. If the insurer shall cease to be a Qualified Insurer, the Company shall determine whether recoveries under the PMI Policy and LPMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Company shall in no event have any responsibility or liability for any failure to recover under the PMI Policy or LPMI Policy for such reason. If the Company determines that recoveries are so jeopardized, it shall notify the Purchaser and the Mortgagor, if required, and obtain from another Qualified Insurer a replacement insurance policy. The Company shall not take any action which would result in noncoverage under any applicable PMI Policy or LPMI Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related PMI Policy or LPMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such PMI Policy or LPMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy or LPMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement PMI Policy or LPMI Policy as provided above.

         In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any PMI Policy in a timely fashion in accordance with the terms of such PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.16 TITLE, MANAGEMENT AND DISPOSITION OF REO PROPERTY.

         In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser, or in the event the Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Company from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the Purchaser.

         The Purchaser shall have the option to manage and operate the REO Property provided the Purchaser gives written notice of its intention to do so within thirty (30) days after such REO Property is acquired in foreclosure or by deed in lieu of foreclosure. The election by the Purchaser to manage the REO Property shall not constitute a termination of any rights of the Company pursuant to Section 11.02. Upon the Company's receipt of such written notice, it shall be relived of any obligation to manage, conserve, protect, operate, dispose or sell the Mortgaged Property for the Purchaser, or its designee. All such duties will become the obligation of the Purchaser, or its designee. In such connection, upon the Mortgaged Property being acquired on behalf of the Purchaser, or its designee, the Company shall fully cooperate with Purchaser to transfer management of the REO Property to Purchaser, or its designee, and shall immediately submit a statement of expenses to the Purchaser for reimbursement within 30 days for all Monthly Advances and Servicing Advances. If Company does not receive reimbursement of such expenses from the Purchaser within the 30-days of the statement of expenses, Company shall be permitted to withdraw such amount from the Custodial Account pursuant to Section 4.05.

         In the event the Purchaser does not elect to manage an REO Property, the Company shall manage, conserve and protect the related REO Property for the Purchaser. The Company, either itself or through an agent selected by the Company, shall manage the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Company deems to be in the best interest of the Purchaser.

         The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless (i) a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property, (i) the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property and (ii) if, with the written consent of the Purchaser, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage shall name the Company as mortgagee, and such purchase money mortgage shall not be held pursuant to this Agreement, but instead a separate participation agreement among the Company and Purchaser shall be entered into with respect to such purchase money mortgage.

         The Company shall also maintain on each REO Property fire and hazard insurance with extended coverage in amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.

         The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter the expenses of such sale shall be paid and the Company shall reimburse itself for any related unreimbursed Servicing Advances, unpaid Servicing Fees and unreimbursed advances made pursuant to Section 5.03. On the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Purchaser.

         The Company shall withdraw the Custodial Account funds necessary for the proper operation management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 and the fees of any managing agent of the Company, or the Company itself. The Company shall make monthly distributions on each Remittance Date to the Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in the Section 4.16 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

         Section 4.17 REAL ESTATE OWNED REPORTS.

         Together with the statement furnished pursuant to Section 5.02, the Company shall furnish to the Purchaser on or before the Remittance Date each month a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Company's efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as the Purchaser shall reasonably request.

         Section 4.18 LIQUIDATION REPORTS.

         Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property.

         Section 4.19 REPORTS OF FORECLOSURES AND ABANDONMENTS OF MORTGAGED PROPERTY.

         Following the foreclosure sale or abandonment of any Mortgaged Property, the Company shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code. The Company shall file information reports with respect to the receipt of mortgage interest received in a trade or business and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by the Code.

         Section 4.20 APPLICATION OF BUYDOWN FUNDS.

         With respect to each Buydown Mortgage Loan, the Company shall have deposited into the Escrow Account, no later than the last day of the month, Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on all Due Dates in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payments which are required to be paid by the Mortgagor under the terms of the related Mortgage Note (without regard to the related Buydown Agreement as if the Mortgage Loan were not subject to the terms of the Buydown Agreement). With respect to each Buydown Mortgage Loan, the Company will distribute to the Purchaser on each Remittance Date an amount of Buydown Funds equal to the amount that, when added to the amount required to be paid on such date by the related Mortgagor, pursuant to and in accordance with the related Buydown Agreement, equals the full Monthly Payment that would otherwise be required to be paid on such Mortgage Loan by the related Mortgagor under the terms of the related Mortgage Note (as if the Mortgage Loan were not a Buydown Mortgage Loan and without regard to the related Buydown Agreement).

         If the Mortgagor on a Buydown Mortgage Loan defaults on such Mortgage Loan during the Buydown Period and the Mortgaged Property securing such Buydown Mortgage Loan is sold in the liquidation thereof (either by the Company or the insurer under any related Primary Insurance Policy) the Company shall, on the Remittance Date following the date upon which Liquidation Proceeds or REO Disposition proceeds are received with respect to any such Buydown Mortgage Loan, distribute to the Purchaser all remaining Buydown Funds for such Mortgage Loan then remaining in the Escrow Account. Pursuant to the terms of each Buydown Agreement, any amounts distributed to the Purchaser in accordance with the preceding sentence will be applied to reduce the outstanding principal balance of the related Buydown Mortgage Loan. If a Mortgagor on a Buydown Mortgage Loan prepays such Mortgage Loan in its entirety during the related Buydown Period, the Company shall be required to withdraw from the Escrow Account any Buydown Funds remaining in the Escrow Account with respect to such Buydown Mortgage Loan in accordance with the related Buydown Agreement. If a principal prepayment by a Mortgagor on a Buydown Mortgage Loan during the related Buydown Period, together with any Buydown Funds then remaining in the Escrow Account related to such Buydown Mortgage Loan, would result in a principal prepayment of the entire unpaid principal balance of the Buydown Mortgage Loan, the Company shall distribute to the Purchaser on the Remittance Date occurring in the month immediately succeeding the month in which such Principal Prepayment is received, all Buydown Funds related to such Mortgage Loan so remaining in the Escrow Account, together with any amounts required to be deposited into the Custodial Account.

         Section 4.21 NOTIFICATION OF ADJUSTMENTS.

         With respect to each adjustable rate Mortgage Loan, the Company shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. The Company shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate adjustments. Upon the discovery by the Company or the receipt of notice from the Purchaser that the Company has failed to adjust a Mortgage Interest Rate in accordance with the terms of the related Mortgage Note, the Company shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss or deferral caused the Purchaser thereby.

         Section 4.22 CONFIDENTIALITY/PROTECTION OF CUSTOMER INFORMATION.

The Company shall keep confidential and shall not divulge to any party, without the Purchaser's prior written consent, the price paid by the Purchaser for the Mortgage Loans, except to the extent that it is reasonable and necessary for the Company to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies. Each party agrees that it shall comply with all applicable laws and regulations regarding the privacy or security of Customer Information and shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information, including maintaining security measures designed to meet the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, 66 Fed. Reg. 8616 (the "Interagency Guidelines"), if applicable. For purposes of this Section 4.22, the term "Customer Information" shall have the meaning assigned to it in the Interagency Guidelines.

         Section 4.23 FAIR CREDIT REPORTING ACT

         The Company, in its capacity as servicer for each Mortgage Loan, agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

         SECTION 4.24 ESTABLISHMENT OF AND DEPOSITS TO SUBSIDY ACCOUNT.

         The Company shall segregate and hold all Subsidy Funds collected and received pursuant to the Subsidy Loans separate and apart from any of its own funds and general assets and shall establish and maintain one or more Subsidy Accounts, in the form of time deposit or demand accounts, titled "Wells Fargo Bank, N.A., in trust for the Purchaser, its successors or assigns, and/or subsequent purchasers of residential Mortgage Loans, and various Mortgagors." The Subsidy Account shall be an eligible deposit account established with an eligible institution.

         The Company shall, from time to time, withdraw funds from the Subsidy Account for the following purposes:

                  (I) TO DEPOSIT IN THE CUSTODIAL ACCOUNT IN THE AMOUNTS AND IN THE MANNER PROVIDED FOR IN SECTION 4.04(XI);

                  (II) TO TRANSFER FUNDS TO ANOTHER ELIGIBLE INSTITUTION IN ACCORDANCE WITH SECTION 4.09 HEREOF;

                  (III)    TO WITHDRAW FUNDS DEPOSITED IN ERROR; AND

                  (IV) TO CLEAR AND TERMINATE THE SUBSIDY ACCOUNT UPON THE TERMINATION OF THIS AGREEMENT.

         Notwithstanding anything to the contrary elsewhere in this Agreement, the Company may employ the Escrow Account as the Subsidy Account to the extent that the Company can separately identify any Subsidy Funds deposited therein.

         Section 4.25 USE OF SUBSERVICERS AND SUBCONTRACTORS.

         The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section 4.25. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section 4.25.

         (a) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section 4.25 and with Sections 6.04, 6.06, 9.01(e)(iii), 9.01(e)(v) and 9.01(f) of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 9.01(e)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 6.04 and any assessment of compliance and attestation required to be delivered by such Subservicer under
         Section 6.06 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 6.06 as and when required to be delivered.

         (b) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description (in form and substance satisfactory to the Purchaser and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor,
         (ii) which (if any) of such Subcontractors are "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

         As a condition to the utilization of any Subcontractor determined to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.06 and 9.01(f) of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation required to be delivered by such Subcontractor under Section 6.06, in each case as and when required to be delivered.

                                    ARTICLE V

                              PAYMENTS TO PURCHASER


         Section 5.01 REMITTANCES.

         On each Remittance Date the Company shall remit by wire transfer of immediately available funds to the Purchaser (a) all amounts deposited in the Custodial Account as of the close of business on the Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05), plus (b) all amounts, if any, which the Company is obligated to distribute pursuant to Section 5.03, minus (c) any amounts attributable to Principal Prepayments received after the applicable Principal Prepayment Period which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayment in accordance with Section 4.04(viii); minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance Date, and minus (e) any amounts attributable to Buydown Funds being held in the Custodial Account, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts.

         With respect to any remittance received by the Purchaser after the Business Day on which such payment was due, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. Such interest shall be remitted by wire transfer of immediately available funds within one Business Day following agreement by the Purchaser and the Company of the penalty amount. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

         Section 5.02 STATEMENTS TO PURCHASER.

         Not later than the Remittance Date, the Company shall furnish to the Purchaser a monthly remittance advice in the standard form of electronic Alltel(R) file, as to the period ending on the last day of the preceding month. If requested by the Purchaser prior to the related Closing Date, the first monthly remittance advice due to the Purchaser following such Closing Date shall be furnished by the 12th calendar day, or if such day is not a Business Day, then the preceding Business Day.

         Section 5.03 MONTHLY ADVANCES BY COMPANY.

         On the Business Day immediately preceding each Remittance Date, the Company shall deposit in the Custodial Account from its own funds or from amounts held for future distribution an amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determination Date or which were deferred pursuant to Section 4.01. Any amounts held for future distribution and so used shall be replaced by the Company by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than payments to the Purchaser required to be made on such Remittance Date. The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including REO Disposition Proceeds, Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan; provided, however, that such obligation shall cease if the Company determines, in its sole reasonable opinion, that advances with respect to such Mortgage Loan are non-recoverable by the Company from Liquidation Proceeds, Insurance Proceeds, REO Disposition Proceeds, Condemnation Proceeds, or otherwise with respect to a particular Mortgage Loan. In the event that the Company determines that any such advances are non-recoverable, the Company shall provide the Purchaser with a certificate signed by two officers of the Company evidencing such determination.

                                   ARTICLE VI

                          GENERAL SERVICING PROCEDURES

         Section 6.01 TRANSFERS OF MORTGAGED PROPERTY.

         The Company shall use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the Person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Company shall, to the extent it has knowledge of such conveyance, immediately notify the Purchaser and exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, that the Company shall not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI Policy, if any.

         If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company shall enter into (i) an assumption and modification agreement with the Person to whom such property has been conveyed, pursuant to which such Person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Company is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note and the Company has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. If an assumption fee is collected by the Company for entering into an assumption agreement the fee will be retained by the Company as additional servicing compensation. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan, the outstanding principal amount of the Mortgage Loan nor any other materials terms shall be changed without Purchaser's consent.

         To the extent that any Mortgage Loan is assumable, the Company shall inquire diligently into the credit worthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used with respect to underwriting mortgage loans of the same type as the Mortgage Loans. If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

         Section 6.02 SATISFACTION OF MORTGAGES AND RELEASE OF MORTGAGE LOAN DOCUMENTS.

         Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company shall notify the Purchaser in the Monthly Remittance Advice as provided in Section 5.02, and may request the release of any Mortgage Loan Documents.

         If the Company satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Company otherwise prejudice any rights the Purchaser may have under the mortgage instruments, upon written demand of the Purchaser, the Company shall repurchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Custodial Account within 2 Business Days of receipt of such demand by the Purchaser. The Company shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 4.12 insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         Section 6.03 SERVICING COMPENSATION.

         As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amount of its Servicing Fee. The Servicing Fee shall be payable monthly and shall be computed on the basis of the outstanding principal balance and for the period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion of such Monthly Payments.

         Additional servicing compensation in the form of assumption fees, to the extent provided in Section 6.01, and late payment charges shall be retained by the Company to the extent not required to be deposited in the Custodial Account. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

         Section 6.04 ANNUAL STATEMENTS AS TO COMPLIANCE.

         (i) The Company shall deliver to the Purchaser, on or before February 28, 2006, an Officer's Certificate, stating that (x) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement or similar agreements has been made under such officer's supervision, and (y) to the best of such officer's knowledge, based on such review, the Company has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Company to cure such default.

         (ii) On or before March 1 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser and any Depositor a statement of compliance addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, to the effect that (a) a review of the Company's activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer's supervision, and (b) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

         Section 6.05 ANNUAL INDEPENDENT PUBLIC ACCOUNTANTS' SERVICING REPORT.

         Except with respect to Securitization Transactions occurring on or after January 1, 2006, on or before February 28, 2006, the Company, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to each Purchaser to the effect that such firm has examined certain documents and records relating to the servicing of the mortgage loans similar in nature and that such firm is of the opinion that the provisions of this or similar agreements have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. By providing Purchaser a copy of a Uniform Single Attestation Program Report from their independent public accountant's on an annual basis, Company shall be considered to have fulfilled its obligations under this Section 6.05.

         Section 6.06 REPORT ON ASSESSMENT OF COMPLIANCE AND ATTESTATION.

         With respect to any Mortgage Loans that are the subject of a Securitization Transaction occurring on or before March 1 of each calendar year, commencing in 2007, the Company shall:

         (i) deliver to the Purchaser and any Depositor a report (in form and substance reasonably satisfactory to the Purchaser and such Depositor) regarding the Company's assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit D hereto;

         (ii) deliver to the Purchaser and any Depositor a report of a registered public accounting firm reasonably acceptable to the Purchaser and such Depositor that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

         (iii) cause each Subservicer and each Subcontractor, determined by the Company pursuant to Section 425(b) to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser and such Depositor an assessment of compliance and accountants' attestation as and when provided in paragraphs (a) and (b) of this Section 6.06; and

         (iv) deliver to the Purchaser, any Depositor and any other Person that will be responsible for signing the certification (a "Sarbanes Certification") required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification in the form attached hereto as Exhibit E.

         The Company acknowledges that the parties identified in clause (iv) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

         Section 6.07 REMEDIES.

         (i) Any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under Article 9,
Section 6.04, Section 6.05 or Section 6.06, or any breach by the Company of a representation or warranty set forth in Section 9.01(e)(iv)(A), or in a writing furnished pursuant to Section 9.01(e)(iv)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(e)(iv)(B) to the extent made as of a date subsequent to such closing date, shall, except as provided in sub-clause (ii) of this Section, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Company; provided that to the extent than any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

         (ii) Any failure by the Company, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants' letter when and as required under Section 6.04, Section 6.05 or Section 6.06, including any failure by the Company to identify any Subcontract "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten (10) calendar days after the date on which such information, report, certification or accountants' letter was required to be delivered shall constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

         (iii) The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

         SECTION 6.08 RIGHT TO EXAMINE COMPANY RECORDS.

         The Purchaser, or its designee, shall have the right to examine and audit any and all of the books, records, or other information of the Company, whether held by the Company or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice. The Purchaser shall pay its own expenses associated with such examination.

         Section 6.09 COMPLIANCE WITH REMIC PROVISIONS.

         If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Company shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or
(ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined Section 860(a)(2) of the Code and the tax on "contributions" to a REMIC set forth in Section 860(d) of the
Code) unless the Company has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

                                   ARTICLE VII

                              COMPANY TO COOPERATE


         Section 7.01 PROVISION OF INFORMATION.

         During the term of this Agreement, the Company shall furnish to the Purchaser such periodic, special, or other reports or information, and copies or originals of any documents contained in the Servicing File for each Mortgage Loan provided for herein. All other special reports or information not provided for herein as shall be necessary, reasonable, or appropriate with respect to the Purchaser or any regulatory agency will be provided at the Purchaser's expense. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Purchaser may give.

         The Company shall execute and deliver all such instruments and take all such action as the Purchaser may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.

         Section 7.02 FINANCIAL STATEMENTS; SERVICING FACILITY.

         In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective Purchaser a Consolidated Statement of Operations of the Company for the most recently completed two (2) fiscal years for which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Company also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the Company (and are available upon request to members or stockholders of the Company or to the public at large).

         The Company also shall make available to Purchaser or prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Company or the financial statements of the Company, and to permit any prospective purchaser to inspect the Company's servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.


                                  ARTICLE VIII

                                   THE COMPANY

         Section 8.01 INDEMNIFICATION; THIRD PARTY CLAIMS.

         The Company shall indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to perform its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser promptly shall reimburse the Company for all amounts advanced by it pursuant to the preceding sentence except when the claim is in any way related to the Company's indemnification pursuant to Section 3.03, or the failure of the Company to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement.

         Section 8.02 MERGER OR CONSOLIDATION OF THE COMPANY.

         The Company shall keep in full effect its existence, rights and franchises and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, provided, however, that the successor or surviving Person shall be an institution which is a Fannie Mae/Freddie Mac-approved company in good standing and has a net worth of no less than $25 million. Furthermore, in the event the Company transfers or otherwise disposes of all or substantially all of its assets to an affiliate of the Company, such affiliate shall satisfy the condition above, and shall also be fully liable to the Purchaser for all of the Company's obligations and liabilities hereunder.

         Section 8.03 LIMITATION ON LIABILITY OF COMPANY AND OTHERS.

         Neither the Company nor any of the directors, officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Company or any such Person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement or any other liability which would otherwise be imposed under this Agreement. The Company and any director, officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the Company shall be entitled to reimbursement from the Purchaser of the reasonable legal expenses and costs of such action.

         Section 8.04 LIMITATION ON RESIGNATION AND ASSIGNMENT BY COMPANY.

         The Purchaser has entered into this Agreement with the Company and subsequent Purchaser will purchase the Mortgage Loans in reliance upon the independent status of the Company, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Company shall neither assign this Agreement or the servicing rights hereunder or delegate its rights or duties hereunder (other than pursuant to Section 4.01) or any portion hereof or sell or otherwise dispose of all of its property or assets without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

         The Company shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in
Section 12.01.

         Without in any way limiting the generality of this Section 8.04, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder (other than pursuant to Section 4.01) or any portion thereof or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement upon notice given as set forth in Section 10.01, without any payment of any penalty or damages and without any liability whatsoever to the Company or any third party.

                                   ARTICLE IX

     SECURITIZATION TRANSACTIONS; WHOLE LOAN TRANSFERS AND AGENCY TRANSFERS


         Section 9.01 Securitization Transactions; Whole Loan Transfers and Agency Transfers

         The Purchaser and the Company agree that with respect to some or all of the Mortgage Loans, the Purchaser, at its sole option, may effect Whole Loan Transfers, Agency Transfer or Securitization Transactions, retaining the Company as the servicer thereof or subservicer if a master servicer is employed, or as applicable the "seller/servicer." On the Reconstitution Date, the Mortgage Loans transferred may cease to be covered by this Agreement; provided, however, that, in the event that any Mortgage Loan transferred pursuant to this Section 9.01 is rejected by the transferee, the Company shall continue to service such rejected Mortgage Loan on behalf of the Purchaser in accordance with the terms and provisions of this Agreement.

         The Company shall cooperate with the Purchaser in connection with each Whole Loan Transfer, Agency Transfer or Securitization Transaction in accordance with this Section 9.01. In connection therewith:

         (a) the Company shall make all representations and warranties with respect to the Mortgage Loans as of the related Closing Date and with respect to the Company itself as of the closing date of each Whole Loan Transfer, Agency Transfer or Securitization Transaction;

         (b) the Company shall negotiate in good faith and execute any seller/servicer agreements required to effectuate the foregoing provided such agreements create no greater obligation or cost on the part of the Company than otherwise set forth in this Agreement;

         (c)      the Company shall provide as applicable:

                  (i) any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser shall request;

                  (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably believed necessary by the trustee, any Rating Agency or the Purchaser, as the case may be, in connection with such Whole Loan Transfers, Agency Transfers or Securitization Transactions. The Purchaser shall pay all third party costs associated with the preparation of such information. The Company shall execute any seller/servicer agreements required within a reasonable period of time after receipt of such seller/servicer agreements which time shall be sufficient for the Seller and Seller's counsel to review such seller/servicer agreements. Under this Agreement, the Company shall retain a Servicing Fee for each Mortgage Loan, at no less than the applicable Servicing Fee Rate; and

                  (iii) at any time as required by any Rating Agency, such additional documents from the related Retained Mortgage File to the Custodian as may be required by such Rating Agency;


         (d) the Company shall with respect to any Mortgage Loans that are subject to a Securitization Transaction occurring on or before December 31, 2005,in which the filing of a Sarbanes-Oxley Certification directly with the Commission is required, by February 28, 2006, or in connection with any additional Sarbanes-Oxley Certification required to be filed upon thirty
                  (30) days written request, an officer of the Company shall execute and deliver an Officer's Certification substantially in the form attached hereto as Exhibit F, to the entity filing the Sarbanes-Oxley Certification directly with the Commission (such as the Purchaser, any master servicer, any trustee or any depositor) for the benefit of such entity and such entity's affiliates and the officers, directors and agents of such entity and such entity's affiliates, and shall indemnify such entity or persons arising out of any breach of Company's obligations or representations relating thereto as provided in such Officer's Certification.

         (e) the Company shall, in connection with any Securitization Transaction occurring on or after January 1, 2006, the Company shall (1) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (i), (ii), (iii) and (vii) of this subsection (e), and (2) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (iv) of this subsection
                  (e).

                  (i) if so requested by the Purchaser or any Depositor, the Company shall provide such information regarding
                           (1) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (2) each Third-Party Originator, and (3) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
                           Regulation AB. Such information shall include, at a minimum:

                           (A) the originator's form of organization;

                           (B)      a description of the originator's
                                    origination program and how long the
                                    originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                           (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Company, each Third-Party Originator and each Subservicer; and

                           (D)      a description of any affiliation or
                                    relationship between the Company, each
                                    Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing in advance of a Securitization Transaction:

                                    (1)     the sponsor;
                                    (2)     the depositor;
                                    (3)     the issuing entity;
                                    (4)     any servicer;
                                    (5)     any trustee;
                                    (6)     any originator;
                                    (7)     any significant obligor;
                                    (8) any enhancement or support provider; and
                                    (9) any other material transaction party.

                  (ii) If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (1) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (2) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

                           If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

                  (iii) If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a "Servicer"), as is requested for the purpose of compliance with Items 1108 of Regulation AB. Such information shall include, at a minimum:

                           (A)      the Servicer's form of organization;

                           (B) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer's experience in servicing assets of any type as well as a more detailed discussion of the Servicer's experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer's portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

                                     (1)    whether any prior securitizations of
                                            mortgage loans of a type similar to
                                            the Mortgage Loans involving the
                                            Servicer have defaulted or
                                            experienced an early amortization or
                                            other performance triggering event
                                            because of servicing during the
                                            three-year period immediately
                                            preceding the related Securitization
                                            Transaction;

                                     (2)    the extent of outsourcing the
                                            Servicer utilizes;

                                     (3)    whether there has been previous
                                            disclosure of material noncompliance
                                            with the applicable servicing
                                            criteria with respect to other
                                            securitizations of residential
                                            mortgage loans involving the
                                            Servicer as a servicer during the
                                            three-year period immediately
                                            preceding the related Securitization
                                            Transaction;

                                     (4)    whether the Servicer has been
                                            terminated as servicer in a
                                            residential mortgage loan
                                            securitization, either due to a
                                            servicing default or to application
                                            of a servicing performance test or
                                            trigger; and

                                     (5)    such other information as the
                                            Purchaser or any Depositor may
                                            reasonably request for the purpose
                                            of compliance with Item 1108(b)(2)
                                            of Regulation AB;

                           (C) a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

                           (D) information regarding the Servicer's financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

                           (E) information regarding advances made by the Servicer on the Mortgage Loans and the Servicer's overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

                           (F) a description of the Servicer's processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

                           (G) a description of the Servicer's processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

                           (H) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

                  (iv) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to)
                           (1) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Company, any Subservicer or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in Section 9.01(e)(i)(D) (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (2) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

                  (v) As a condition to the succession to the Company or any Subservicer as servicer or Subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with is reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.


                  (vi)     (A)      The Company shall represent to the
                                    Purchaser, as of the date on which
                                    information is first provided to the
                                    Purchaser under this Section 9.01(e) that, except as disclosed in writing to the Purchaser prior to such date: (1) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;
                                    (2) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (3) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;
                                    (4) no material changes to the Company's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution
                                    Agreement for mortgage loans of a type
                                    similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization
                                    Transaction; (5) there are no aspects of the Company's financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (6) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator; and (7) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

                           (B) If so requested by the Purchaser on any date following the date on which information is first provided to the Purchaser under this
                                    Section 9.01(e), the Company shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in sub clause (A) above or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

                  (vii) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Purchaser or any Depositor, the Company shall provide such information reasonably available to the Company regarding the performance of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB.

         (f) the Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction; each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                  (i)      (A)      any untrue statement of a material fact
                                    contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided under Sections 9.01(c) and (e) by or on behalf of the Company, or provided under Sections 9.01(c) and (e) by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the
                                    "Company Information"), or (B) the omission or alleged omission to state in the Company
                                    Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
                                    PROVIDED, BY WAY OF CLARIFICATION, that
                                    clause (B) of this paragraph shall be
                                    construed solely by reference to the Company
                                    Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

                           (ii) any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under Sections 9.01(c) and (e), including any failure by the Company to identify any Subcontractor "participating in the servicing function" within the meaning of
                                    Item 1122 of Regulation AB; or

                           (iii)    any breach by the Company of a
                                    representation or warranty set forth in
                                    Section 9.01(e)(iv)(A) or in a writing
                                    furnished pursuant to Section 9.01(e)(iv)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to
                                    Section 9.01(e)(iv)(B) to the extent made as of a date subsequent to such closing date.

                  In the case of any failure of performance described in sub-clause (ii) of this Section 9.01(f), the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

         (g) the Purchaser and each Person who controls the Purchaser shall indemnify the Company, each affiliate of the Company, each Person who controls any of such parties or the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Company, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                  (i) (A) any untrue statement of a material fact contained or alleged to be contained in any offering materials related to a Securitization Transaction, including without limitation the registration statement, prospectus, prospectus supplement, any private placement memorandum, any offering circular, any computational materials, and any amendments or supplements to the foregoing (collectively, the "Securitization Materials") or (B) the omission or alleged omission to state in the Securitization Materials a material fact required to be stated in the Securitization Materials or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is other than a statement or omission arising out of, resulting from, or based upon the Company Information.

         The Purchaser and the Company acknowledge and agree that the purpose of
Section 9.01(e) is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

         In the event the Purchaser has elected to have the Company hold record title to the Mortgages, prior to the Reconstitution Date the Company shall prepare an Assignment of Mortgage in blank or to the trustee from the Company acceptable to the trustee for each Mortgage Loan that is part of the Whole Loan Transfers, Agency Transfer or Securitization Transactions. The Company shall pay all preparation and recording costs associated with the initial Assignment of Mortgage. The Company shall execute each Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the trustee upon the Company's receipt thereof. Additionally, the Company shall prepare and execute, at the direction of the Purchaser, any note endorsements in connection with any and all seller/servicer agreements. If required at any time by a Rating Agency, Purchaser or successor purchaser in connection with any Whole Loan Transfer, Agency Sale or Securitization Transaction, the Company shall deliver such additional documents from its Retained Mortgage File within thirty (30) Business Days to the Custodian, successor purchaser or other designee of the Purchaser as said Rating Agency, Purchaser or successor purchaser may require.

         All Mortgage Loans (i) not sold or transferred pursuant to Whole Loan Transfers, Agency Transfer or Securitization Transactions or (ii) that are subject to a Securitization for which the related trust is terminated for any reason, shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

                                    ARTICLE X

                                     DEFAULT


         Section 10.01 EVENTS OF DEFAULT.

         Each of the following shall constitute an Event of Default on the part of the Company:

         (i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

         (ii) failure by the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement or in the Custodial Agreement which continues unremedied for a period of 90 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser or by the Custodian; or

         (iii) failure by the Company to maintain its license to do business in any jurisdiction where the Mortgaged Property is located if such license is required; or

         (iv) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such degree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

         (v) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

         (vi) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations; or

         (vii) the Company ceases to meet the qualifications of a Fannie Mae/Freddie Mac servicer; or

         (viii) the Company attempts to assign its right to servicing compensation hereunder or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof in violation of Section 8.04.

         In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, the Purchaser, by notice in writing to the Company, may terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof.

         Upon receipt by the Company of such written notice, all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.01. Upon written request from any Purchaser, the Company shall prepare, execute and deliver to the successor entity designated by the Purchaser any and all documents and other instruments, place in such successor's possession all Servicing Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Company's sole expense. The Company shall cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account, Subsidy Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

         Section 10.02 WAIVER OF DEFAULTS.

         By a written notice, the Purchaser may waive any default by the Company in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

                                   ARTICLE XI

                                   TERMINATION


         Section 11.01 TERMINATION.

         This Agreement shall terminate upon either: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property with respect to the last Mortgage Loan and the remittance of all funds due hereunder; or (ii) mutual consent of the Company and the Purchaser in writing.

         Section 11.02 TERMINATION WITHOUT CAUSE.

         The Purchaser may terminate, at its sole option, any rights the Company may have hereunder, without cause as provided in this Section 11.02. Any such notice of termination shall be in writing and delivered to the Company by registered mail as provided in Section 12.05.

         The Company shall be entitled to receive, as such liquidated damages, upon the transfer of the servicing rights, an amount equal to: (i) 2.75% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .25% is paid per annum, (ii) 3.25% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .375% is paid per annum, and (iii) 3.75% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .44% or greater is paid per annum.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS


         Section 12.01 SUCCESSOR TO COMPANY.

         Prior to termination of the Company's responsibilities and duties under this Agreement pursuant to Sections 8.04, 10.01, 11.01 (ii) or 11.02 the Purchaser shall, (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Company pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this Section 12.01 and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01 and 3.02 and the remedies available to the Purchaser under Section 3.03, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such sale, assignment, resignation or termination of the Company, or the termination of this Agreement.

         Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 3.01, except for subsection (h) with respect to the sale of the Mortgage Loans and subsections (i) and (k) thereof, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or termination of this Agreement pursuant to Section 8.04, 10.01, 11.01 or 11.02 shall not affect any claims that any Purchaser may have against the Company arising out of the Company's actions or failure to act prior to any such termination or resignation.

         The Company shall deliver promptly to the successor servicer the funds in the Custodial Account, Subsidy Account and Escrow Account and all Servicing Files and related documents and statements held by it hereunder and the Company shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company.

         Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment in accordance with the procedures set forth in Section 12.05.

         Section 12.02 AMENDMENT.

         This Agreement may be amended from time to time by written agreement signed by the Company and the Purchaser.

         Section 12.03 GOVERNING LAW.

         This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         Each of the Company and the Purchaser hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect or any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Company or the Purchaser. This provision is a material inducement for the Purchaser to enter into this Agreement.

         Section 12.04 DURATION OF AGREEMENT.

         This Agreement shall continue in existence and effect until terminated as herein provided. This Agreement shall continue notwithstanding transfers of the Mortgage Loans by the Purchaser.

         Section 12.05 NOTICES.

         All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

         (i) if to the Company with respect to servicing and investor reporting issues:

                  Wells Fargo Bank, N.A.
                  1 Home Campus
                  Des Moines, Iowa  50328-0001
                  Attention:  John B. Brown, MAC X2401-042

                  If to the Company with respect to all other issues:

                  Wells Fargo Bank, N.A.
                  7430 New Technology Way
                  Frederick, MD  21703
                  Attention:  Structured Finance Manager, MAC X3906-012

                  In each instance with a copy to:

                  Wells Fargo Bank, N.A.
                  1 Home Campus
                  Des Moines, Iowa  50328-0001
                  Attention:  General Counsel, MAC X2401-06T

                  or such other address as may hereafter be furnished to the Purchaser in writing by the Company;

         (ii) if to Purchaser:

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Dr., Suite 200
                  Irving, TX  75038
                  Attention:  Ralene Ruyle

         With a copy to:

                  Bear Stearns Mortgage Capital Corp.
                  383 Madison Avenue
                  New York, NY  10179
                  Attention:  Baron Silverstein

         Section 12.06 SEVERABILITY OF PROVISIONS.

         If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

         Section 12.07 RELATIONSHIP OF PARTIES.

         Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for the Purchaser.

         Section 12.08 EXECUTION; SUCCESSORS AND ASSIGNS.

         This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

         Section 12.09 RECORDATION OF ASSIGNMENTS OF MORTGAGE.

         To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Company's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

         Section 12.10 ASSIGNMENT BY PURCHASER.

         The Purchaser shall have the right, without the consent of the Company but subject to the limit set forth in Section 2.02 hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment, Assumption and Recognition Agreement substantially in the form attached as Exhibit G and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

         Section 12.11 SOLICITATION OF MORTGAGOR.

         Neither party shall, after the related Closing Date, take any action to solicit the refinancing of any Mortgage Loan. It is understood and agreed that neither (i) promotions undertaken by either party or any affiliate of either party which are directed to the general public at large, including, without limitation, mass mailings based upon commercially acquired mailing lists, newspaper, radio, television advertisements nor (ii) serving the refinancing needs of a Mortgagor who, without solicitation, contacts either party in connection with the refinance of such Mortgage or Mortgage Loan, shall constitute solicitation under this Section.




                [Intentionally Blank - Next Page Signature Page]

         IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.


EMC MORTGAGE CORPORATION                 WELLS FARGO BANK, N.A.
PURCHASER                                COMPANY

By:                                      By:
    ------------------------------           ----------------------------------

Name:                                    Name:
      ----------------------------             --------------------------------

Title:                                   Title:
       ---------------------------              -------------------------------

STATE OF                   )
                           )  ss:
COUNTY OF ___________      )

         On the _____ day of _______________, 20___ before me, a Notary Public in and for said State, personally appeared , known to me to be of Wells Fargo Bank, N.A., the national banking association that executed the within instrument and also known to me to be the person who executed it on behalf of said bank, and acknowledged to me that such bank executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.


                                   --------------------------------------------
                                   Notary Public

                                   My Commission expires
                                                         ----------------------

STATE OF           )
                   )   ss:
COUNTY OF          )

         On the _____ day of _______________, 20___ before me, a Notary Public in and for said State, personally appeared
_____________________________________, known to me to be the
______________________________ of EMC Mortgage Corporation, the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.


                                   --------------------------------------------
                                   Notary Public

                                   My Commission expires
                                                         ----------------------

                                    EXHIBIT A


                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

         On this _____ day of __________, 20___, Wells Fargo Bank, N.A. (the "SELLER") as the Seller under that certain Amended and Restated Master Mortgage Loan Purchase Agreement, ("Purchase Agreement") and as the Company under that certain Amended and Restated Master Seller's Warranties and Servicing Agreement (the "Servicing Agreement") each dated as of _______________, 20___, (collectively, the "AGREEMENTS") does hereby sell, transfer, assign, set over and convey to EMC Mortgage Corporation as the Purchaser (the "PURCHASER") under the Purchase Agreement, and Purchaser hereby accepts from Seller, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as EXHIBIT A, together with the Custodial Mortgage Files and Retained Mortgage Files and all rights and obligations arising under the documents contained therein. Pursuant to Section 2.03 of the Servicing Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased. The Servicing Files retained by the Seller pursuant to Section 2.01 of the Servicing Agreement shall be appropriately marked to clearly reflect the sale of the related Mortgage Loans to the Purchaser.

         Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreements.


EMC MORTGAGE CORPORATION                   WELLS FARGO BANK, N.A.
PURCHASER                                  COMPANY

By:                                        By:
    ------------------------------              -----------------------------

Name:                                      Name:
      ----------------------------              -----------------------------

Title:                                     Title:
       ---------------------------               ----------------------------

                                    EXHIBIT B


                               CUSTODIAL AGREEMENT

                                    EXHIBIT C


                    CONTENTS OF EACH RETAINED MORTGAGE FILE,
                   SERVICING FILE AND CUSTODIAL MORTGAGE FILE

         With respect to each Mortgage Loan, the Retained Mortgage File and Custodial Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be retained by the Company in the Retained Mortgage File or Servicing File or delivered to the Custodian pursuant to Sections 2.01 and 2.03 of the Seller's Warranties and the Servicing Agreement to which this Exhibit is attached (the "Agreement"):

         1. The original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of without recourse" and signed in the name of the Company by an authorized officer (in the event that the Mortgage Loan was acquired by the Company in a merger, the signature must be in the following form: "[Company], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by the Company while doing business under another name, the signature must be in the following form: "[Company], formerly know as [previous name]").

         2. The original of any guarantee executed in connection with the Mortgage Note (if any).

         3. The original Mortgage, with evidence of recording thereon or a certified true and correct copy of the Mortgage sent for recordation. If in connection with any Mortgage Loan, the Company cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the related Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with
                  (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded Mortgage.

                           Further, with respect to MERS Mortgage Loans, (a) the
                  Mortgage names MERS as the Mortgagee and (b) the requirements set forth in the Electronic Tracking Agreement have been satisfied, with a conformed recorded copy to follow as soon as the same is received by the Company.

         4. the originals or certified true copies of any document sent for recordation of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon.

         5. The original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except for the insertion of the name of the assignee and recording information). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in the Custodial Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Company in a merger, the Assignment of Mortgage must be made by "[Company], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment of Mortgage must be by "[Company], formerly know as [previous name]."

         6. Originals or certified true copies of documents sent for recordation of all intervening assignments of the Mortgage with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment.

         7. The electronic form of PMI Policy as identified by certificate number.

         8. The original mortgagee policy of title insurance or other evidence of title such as a copy of the title commitment or copy of the preliminary title commitment.

         9. Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

         10.      Original power of attorney, if applicable.

         (a) 11. For each Cooperative Loan, the original or a seller certified true copy of the following:


                           The original Pledge Agreement entered into by the Mortgagor with respect to such Cooperative Loan;

                           UCC-3 assignment in blank (or equivalent instrument), sufficient under the laws of the jurisdiction where the related Cooperative Apartment is located to reflect of record the sale and assignment of the Cooperative Loan to the Purchaser;

                           Original assignment of Pledge Agreement in blank showing a complete chain of assignment from the originator of the related Cooperative Loan to the Company;

                           Original Form UCC-1 and any continuation statements with evidence of filing thereon with respect to such Cooperative Loan;

                           Cooperative Shares with a Stock Certificate in blank attached;

                           Original Proprietary Lease;

                           Original Assignment of Proprietary Lease, in blank, and all intervening assignments thereof;

                           Original recognition agreement of the interests of the mortgagee with respect to the Cooperative Loan by the Cooperative, the stock of which was pledged by the related Mortgagor to the originator of such Cooperative Loan; and

                           Originals of any assumption, consolidation or modification agreements relating to any of the items specified above.

With respect to each Mortgage Loan, the Servicing File shall include each of the following items to the extent in the possession of the Company or in the possession of the Company's agent(s):

         12. The original hazard insurance policy and, if required by law, flood insurance policy, in accordance with Section 4.10 of the Agreement.

         13.      Residential loan application.

         14.      Mortgage Loan closing statement.

         15. Verification of employment and income, unless originated under the Company's Limited Documentation program, Fannie Mae Timesaver Plus.

         16. Verification of acceptable evidence of source and amount of down payment.

         17.      Credit report on the Mortgagor.

         18.      Residential appraisal report.

         19.      Photograph of the Mortgaged Property.

         20. Survey of the Mortgage property, if required by the title company or applicable law.

         21. Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e. map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

         22.      All required disclosure statements.

         23. If available, termite report, structural engineer's report, water potability and septic certification.

         24.      Sales contract, if applicable.

         25. Evidence of payment of taxes and insurance premiums, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

         26.      Amortization schedule, if available.

         27. Payment history for any Mortgage Loan that has been closed for more than 90 days.


         In the event an Officer's Certificate of the Company is delivered to the Custodian because of a delay caused by the public recording office in returning any recorded document, the Company shall deliver to the Custodian, within 240 days of the related Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company shall be required to deliver to the Custodian the applicable recorded document by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT D


                       SERVICING CRITERIA TO BE ADDRESSED
                           IN ASSESSMENT OF COMPLIANCE


                                                                                                       APPLICABLE  INAPPLICABLE
 REG AB REFERENCE                             SERVICING CRITERIA                                        SERVICING    SERVICING
                                                                                                        CRITERIA     CRITERIA
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                                       GENERAL SERVICING CONSIDERATIONS
-------------------      ----------------------------------------------------------------------------- ----------  ------------
1122(d)(1)(i)            Policies and procedures are instituted to monitor any
                         performance or other triggers and events of default in
                         accordance with the transaction agreements.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
1122(d)(1)(ii)           If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's performance and compliance with such
                         servicing activities.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Any requirements in the transaction agreements to maintain a back-up 1122(d)(1)(iii)  servicer for the mortgage loans are maintained.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
1122(d)(1)(iv)           A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function
                         throughout the reporting period in the amount of coverage
                         required by and otherwise in accordance with the terms of
                         the transaction agreements.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                                      CASH COLLECTION AND ADMINISTRATION
-------------------      ----------------------------------------------------------------------------- ----------  ------------
1122(d)(2)(i)            Payments on mortgage loans are deposited into the
                         appropriate custodial bank accounts and related bank
                         clearing accounts no more than two business days following receipt, or such other number of days specified in the
                         transaction agreements.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Disbursements made via wire transfer on behalf of an obligor or to an 1122(d)(2)(ii)  investor are made only by authorized personnel.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees
                         charged for such advances, are made, reviewed and approved
1122(d)(2)(iii)          as specified in the transaction agreements.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         The related accounts for the transaction, such as cash
                         reserve accounts or accounts established as a form of
                         overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the
1122(d)(2)(iv)           transaction agreements.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Each custodial account is maintained at a federally insured depository institution as set forth in the transaction
                         agreements. For purposes of this criterion, "federally
                         insured depository institution" with respect to a foreign
                         financial institution means a foreign financial institution that
1122(d)(2)(v)            meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
1122(d)(2)(vi)           Unissued checks are safeguarded so as to prevent unauthorized access.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
1122(d)(2)(vii)          Reconciliations are prepared on a monthly basis for all
                         asset-backed securities related bank accounts, including
                         custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B)
                         prepared within 30 calendar days after the bank statement
                         cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and
                         (D) contain explanations for reconciling items. These
                         reconciling items are resolved within 90 calendar days of
                         their original identification, or such other number of days specified in the transaction agreements.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                                      INVESTOR REMITTANCES AND REPORTING
-------------------      ----------------------------------------------------------------------------- ----------  ------------
1122(d)(3)(i)            Reports to investors, including those to be filed with the
                         Commission, are maintained in accordance with the
                         transaction agreements and applicable Commission
                         requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction
                         agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal
                         balance and number of mortgage loans serviced by the
                         Servicer.
-------------------      ----------------------------------------------------------------------------- ----------  ------------

-------------------      ----------------------------------------------------------------------------- ----------  ------------
                                                                                                       APPLICABLE  INAPPLICABLE
 REG AB REFERENCE                             SERVICING CRITERIA                                        SERVICING    SERVICING
                                                                                                        CRITERIA     CRITERIA
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                                         POOL ASSET ADMINISTRATION (CONT'D)
-------------------      ----------------------------------------------------------------------------- ----------  ------------
1122(d)(3)(ii)           Amounts due to investors are allocated and remitted in
                         accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Disbursements made to an investor are posted within two
                         business days to the Servicer's investor records, or such
                         other number of days specified in
1122(d)(3)(iii)          the transaction agreements.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Amounts remitted to investors per the investor reports agree with cancelled
1122(d)(3)(iv)           checks, or other form of payment, or custodial bank statements.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                                             POOL ASSET ADMINISTRATION
-------------------      ----------------------------------------------------------------------------- ----------  ------------
1122(d)(4)(i)            Collateral or security on mortgage loans is maintained as
                         required by the transaction agreements or related mortgage loan documents.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Mortgage loan and related documents are safeguarded as required by the
1122(d)(4)(ii)           transaction agreements
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any
                         conditions or requirements in
1122(d)(4)(iii)          the transaction agreements.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are
                         posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and
                         allocated to principal, interest or other items (e.g.,
                         escrow) in accordance with the
1122(d)(4)(iv)           related mortgage loan documents.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         The Servicer's records regarding the mortgage loans agree with the
1122(d)(4)(v)            Servicer's records with respect to an obligor's unpaid principal balance.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in
                         accordance with the transaction agreements and
1122(d)(4)(vi)           related pool asset documents.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Loss mitigation or recovery actions (e.g., forbearance
                         plans, modifications and deeds in lieu of foreclosure,
                         foreclosures and repossessions, as applicable) are
                         initiated, conducted and concluded in accordance with the
1122(d)(4)(vii)          timeframes or other requirements established by the transaction agreements.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's
                         activities in monitoring delinquent mortgage loans
                         including, for example, phone calls, letters and payment
                         rescheduling plans in cases where delinquency is deemed
1122(d)(4)(viii)         temporary (e.g., illness or unemployment).
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Adjustments to interest rates or rates of return for mortgage loans with
1122(d)(4)(ix)           variable rates are computed based on the related mortgage loan documents.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Regarding any funds held in trust for an obligor (such as
                         escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the
                         transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable
                         mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such
1122(d)(4)(x)            other number of days specified in the transaction agreements.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Payments made on behalf of an obligor (such as tax or
                         insurance payments) are made on or before the related
                         penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such
                         support has been received by the servicer at least 30
                         calendar days prior to these dates, or such other number of days specified in the transaction
1122(d)(4)(xi)           agreements.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer's funds and not charged to the obligor, unless the late
                         payment was due to the obligor's error or
1122(d)(4)(xii)          omission.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the servicer, or such other number of days specified in
1122(d)(4)(xiii)         the transaction agreements.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Delinquencies, charge-offs and uncollectible accounts are recognized and
1122(d)(4)(xiv)          recorded in accordance with the transaction agreements.
-------------------      ----------------------------------------------------------------------------- ----------  ------------
                         Any external enhancement or other support, identified in
                         Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in
1122(d)(4)(xv)           the transaction agreements.
-------------------      ----------------------------------------------------------------------------- ----------  ------------

                                    EXHIBIT E



                         FORM OF SARBANES CERTIFICATION

         Re: The [ ] agreement dated as of [ ], 200[ ] (the "Agreement"), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [Name of
Servicer], certify to [the Owner], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

         (1) I have reviewed the servicer compliance statement of the Servicer provided in accordance with Item 1123 of Regulation AB (the "Compliance Statement"), the report on assessment of the Servicer's compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the "Servicing Criteria"), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the "Exchange Act") and Item 1122 of Regulation AB (the "Servicing Assessment"), the registered public accounting firm's attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and
         Section 1122(b) of Regulation AB (the "Attestation Report"), and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans by the Servicer during 200[ ] that were delivered by the Servicer to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the "Servicer Servicing Information");

         (2) Based on my knowledge, the Servicer Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Servicer Servicing Information;

         (3) Based on my knowledge, all of the Servicer Servicing Information required to be provided by the Servicer under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

         (4) I am responsible for reviewing the activities performed by the Servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Servicer has fulfilled its obligations under the Agreement; and

(5) The Compliance Statement, the Servicing Assessment and the Attestation Report required to be provided by the Servicer pursuant to the Agreement have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.


                                          Date:

                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                    EXHIBIT F


                  FORM OF SARBANES-OXLEY BACK-UP CERTIFICATION

I, ______________________, Vice President of Wells Fargo Bank, N.A. (the "Servicer"), certify to __________________, and its officers, directors, agents and affiliates (the "Sarbanes Certifying Party"), and with the knowledge and intent that they will rely upon this certification, that:

         (i) Based on my knowledge, the information relating to the Mortgage Loans and the servicing thereof submitted by the Servicer to the Sarbanes Certifying Party which is used in connection with preparation of the reports on Form 8-K and the annual report on Form 10-K filed with the Securities and Exchange Commission with respect to the Securitization, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

         (ii) The servicing information required to be provided to the Sarbanes Certifying Party by the Servicer under the relevant servicing agreement has been provided to the Sarbanes Certifying Party;

         (iii) I am responsible for reviewing the activities performed by the Servicer under the relevant servicing agreement and based upon the review required by the relevant servicing agreement, and except as disclosed in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the Sarbanes Certifying Party, the Servicer has, as of the date of this certification fulfilled its obligations under the relevant servicing agreement; and

         (iv) I have disclosed to the Sarbanes Certifying Party all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the relevant servicing agreement.

         (v) The Servicer shall indemnify and hold harmless the Sarbanes Certifying Party and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this Certification or the negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Sarbanes Certifying Party, then the Servicer agrees that it shall contribute to the amount paid or payable by the Sarbanes Certifying Party as a result of the losses, claims, damages or liabilities of the Sarbanes Certifying Party in such proportion as is appropriate to reflect the relative fault of the Sarbanes Certifying Party on the one hand and the Servicer on the other in connection with a breach of the Servicer's obligations under this Certification or the Servicer's negligence, bad faith or willful misconduct in connection therewith.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Servicer.

Dated:                                  By:
                                        Name:
                                        Title:

                                    EXHIBIT G

                ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT


                                                              ____________, 20__


         ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT, dated
___________________, 20____ between _________________, a _________________
corporation having an office at _________________ ("Assignor") and _________________, having an office at _________________ ("Assignee"):

         For and in consideration of the sum of one dollar ($1.00) and other valuable consideration the receipt and sufficiency of which are hereby acknowledge, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

         1. The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as Purchaser, in, to and under that certain Seller's Warranties and Servicing Agreement, (the "Seller's Warranties and Servicing Agreement"), dated as of _________________, by and between _________________ (the "Purchaser"), and _________________ (the "Company"), and
the Mortgage Loans delivered thereunder by the Company to the Assignor, and that certain Custodial Agreement, (the "Custodial Agreement"), dated as of _________________, by and among the Company, the Purchaser and _________________
(the "Custodian").

         2. The Assignor warrants and represents to, and covenants with, the Assignee that:

                  a. The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

                  b. The Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to the Company with respect to the Seller's Warranties and Servicing Agreement or the Mortgage Loans;

                  c. The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Seller's Warranties and Servicing Agreement, the Custodial Agreement or the Mortgage Loans, including without limitation the transfer of the servicing obligations under the Seller's Warranties and Servicing Agreement. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under, the Seller's Warranties and Servicing Agreement or the Mortgage Loans; and

                  d. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act or which would render the disposition of the Mortgage Loans a violation of
Section 5 of the 33 Act or require registration pursuant thereto.

         3. That Assignee warrants and represent to, and covenants with, the Assignor and the Company pursuant to Section 12.10 of the Seller's Warranties and Servicing Agreement that:

                  a. The Assignee agrees to be bound, as Purchaser, by all of the terms, covenants and conditions of the Seller's Warranties and Servicing Agreement, the Mortgage Loans and the Custodial Agreement, and from and after the date hereof, the Assignee assumes for the benefit of each of the Company and the Assignor all of the Assignor's obligations as purchaser thereunder;

                  b. The Assignee understands that the Mortgage Loans have not been registered under the 33 Act or the securities laws of any state;

                  c. The purchase price being paid by the Assignee for the Mortgage Loans are in excess of $250,000.00 and will be paid by cash remittance of the full purchase price within 60 days of the sale;

                  d. The Assignee is acquiring the Mortgage Loans for investment for its own account only and not for any other person. In this connection, neither the Assignee nor any person authorized to act therefor has offered to Mortgage Loans by means of any general advertising or general solicitation within the meaning of Rule 502(c) of US Securities and Exchange Commission Regulation D, promulgated under the Securities Act;

                  e. The Assignee considers itself a substantial sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans;

                  f. The Assignee has been furnished with all information regarding the Mortgage Loans that it has requested from the Assignor or the Company;

                  g. Neither the Assignee nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner which would constitute a distribution of the Mortgage Loans under the 33 Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 33 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

                  h. Either (1) the Assignee is not an employee benefit plan ("Plan") within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a plan (also "Plan") within the meaning of section 4975(e)(1) of the Internal Revenue Code of 1986 ("Code"), and the Assignee is not directly or indirectly purchasing the Mortgage Loans on behalf of, investment manager of, as named fiduciary of, as Trustee of, or with assets of, a Plan; or (2) the Assignee's purchase of the Mortgage Loans will not result in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

                  i. The Assignee's address for purposes of all notices and correspondence related to the Mortgage Loans and the Seller's Warranties and Servicing Agreements is:

                      -----------------------------------

                      -----------------------------------

                      Attention: ________________________

         The Assignee's wire transfer instructions for purposes of all remittances and payments related to the Mortgage Loans and the Seller's Warranties and Servicing Agreement is:

                      -----------------------------------

                      -----------------------------------

                      Attention: ________________________

         4. From and after the date hereof, the Company shall note the transfer of the Mortgage Loans to the Assignee in its books and records, the Company shall recognize the Assignee as the owner of the Mortgage Loans and the Company shall service the Mortgage Loans for the benefit of the Assignee pursuant to the Seller's Warranties and Servicing Agreement, the terms of which are incorporated herein by reference. It is the intention of the Assignor, the Company and the Assignee that the Seller's Warranties and Servicing Agreement shall be binding upon and inure to the benefit of the Company and the Assignee and their respective successors and assigns.

                               [Signatures Follow]

         IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption to be executed by their duly authorized officers as of the date first above written.



----------------------------------         -------------------------------------
Assignor                                   Assignee

By:                                        By:
    ------------------------------             ---------------------------------

Name:                                      Name:
      ----------------------------               -------------------------------

Its:                                       Its:
     -----------------------------              --------------------------------

Tax Payer Identification No.:              Tax Payer Identification No.:
----------------------------------         -------------------------------------

                                       10
                                    EXHIBIT H

                              ELECTRONIC DATA FILE

         (1) the street address of the Mortgaged Property including the city, state, county and zip code;

         (2) a code indicating whether the Mortgaged Property is a single family residence, a 2-4 family dwelling, a PUD, a cooperative, a townhouse, manufactured housing or a unit in a condominium project;

         (3)      the Mortgage Interest Rate as of the Cut-off Date;

         (4)      the current Monthly Payment;

         (5)      loan term, number of months;

         (6)      the stated maturity date;

         (7) the Stated Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the Cut-off Date;

         (8)      the Loan-to-Value Ratio;

         (9) a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan;

         (10) a code indicating whether the Mortgage Loan is a temporary buydown (Y or N);

         (11)     the Servicing Fee Rate;

         (12) a code indicating whether the Mortgage Loan is covered by lender-paid mortgage insurance (Y or N);

         (13) a code indicating whether the Mortgage Loan is a Time$aver(R) Mortgage Loan (Y or N);

         (14)     the Mortgagor's first and last name;

         (15) a code indicating whether the Mortgaged Property is owner-occupied;

         (16) the remaining months to maturity from the Cut-off Date, based on the original amortization schedule;

         (17) the date on which the first Monthly Payment was due on the Mortgage Loan;

         (18) the last Due Date on which a Monthly Payment was actually applied to the actual principal balance;

         (19)     the original principal amount of the Mortgage Loan;

         (20) a code indicating the purpose of the loan (i.e., purchase, financing, rate/term refinancing, cash-out refinancing);

         (21)     the Mortgage Interest Rate at origination;

         (22) the date on which the first Monthly Payment was due on the Mortgage Loan;

         (23) a code indicating the documentation style (i.e., full (providing two years employment verification - 2 years W-2's and current pay stub or 2 years 1040's for self employed borrowers), alternative or reduced);

         (24)     a code indicating if the Mortgage Loan is subject to a PMI
                  Policy;

         (25)     the Appraised Value of the Mortgage Property;

         (26)     the sale price of the Mortgaged Property, if applicable;

         (27)     the Mortgagor's Underwriting FICO Score;

         (28)     term of prepayment penalty in years;

         (29)     a code indicating the product type;

         (30)     a code indicating the credit grade of the Mortgage Loan;

         (31) the unpaid balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of all payments of principal;

         (32)     the Note date of the Mortgage Loan;

         (33) the mortgage insurance certificate number and percentage of coverage, if applicable;

         (34)     the Mortgagor's date of birth;

         (35)     the MIN Number for each Mortgage Loan, if applicable;

         (36)     employer name;

         (37)     subsidy program code;

         (38)     servicer name;

         (39)     the combined Loan-to-Value Ratio;

         (40)     the total Loan-to-Value Ratio;

         (41)     whether the Mortgage Loan is convertible (Y or N);

         (42) a code indicating whether the Mortgage Loan is a relocation loan (Y or N);

         (43) a code indicating whether the Mortgage Loan is a leasehold loan (Y or N);

         (44) a code indicating whether the Mortgage Loan is an Alt A loan (Y or N);

         (45) a code indicating whether the Mortgage Loan is a no ratio loan (Y or N);

         (46) a code indicating whether the Mortgage Loan is a Pledged Asset Mortgage Loan (Y or N);

         (47)     effective LTV percentage for Pledged Asset Mortgage Loans;

         (48)     citizenship type code;

         (49) a code indicating whether the Mortgage Loan is a conforming or non-conforming loan, based on the original loan balance;

         (50) the name of the client for which the Mortgage Loan was originated;

         (51)     the program code;

         (52)     the loan sub doc code;

         (53)     the remaining interest-only term for Interest Only Mortgage
                  Loans;

                          The Company shall provide the
                         following FOR THE HOME MORTGAGE
                             DISCLOSURE ACT (HMDA):

         (54)     the Mortgagor's and co-Mortgagor's (if applicable) ethnicity;

         (55)     the Mortgagor's and co-Mortgagor's (if applicable) race;

         (56)     lien status;

         (57)     for cash-out refinance loans, the cash purpose;

         (58)     the Mortgagor's and co-Mortgagor's (if applicable) gender;

         (59) the Mortgagor's and co-Mortgagor's (if applicable) social security numbers;

         (60)     the number of units for the property;

         (61)     the year in which the property was built;

         (62)     the qualifying monthly income of the Mortgagor;

         (63)     the number of bedrooms contained in the property;

         (64)     a code indicating first time buyer (Y or N);

         (65)     the total rental income, if any;

                          The Seller shall provide the
                   following FOR THE ADJUSTABLE RATE MORTGAGE
                             LOANS (IF APPLICABLE):

         (66) the maximum Mortgage Interest Rate under the terms of the Mortgage Note;

         (67)     the Periodic Interest Rate Cap;

         (68)     the Index;

         (69)     the next Adjustment Date;

         (70)     the Gross Margin; and

         (71)     the lifetime interest rate cap.

                     MASTER MORTGAGE LOAN PURCHASE AGREEMENT


         This is an Amended and Restated Master Mortgage Loan Purchase Agreement (the "Agreement"), dated as of November 1, 2004 by and between EMC Mortgage Corporation, having an office at 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") and Wells Fargo Bank, N.A., having an office at 1 Home Campus, Des Moines, Iowa 50328-0001 (the "Seller").

                               W I T N E S S E T H

         WHEREAS, the Seller agrees to sell, and the Purchaser agrees to purchase, from time to time certain conventional residential mortgage loans (the "Mortgage Loans") on a servicing retained basis as described herein:

         WHEREAS, the Mortgage Loans shall be delivered as pools of whole loans (each a "Loan Package") on various dates as provided herein (each a "Closing Date"); and

         WHEREAS, the parties intend hereby to set forth the terms and conditions upon which the proposed Transactions will be effected.

         NOW THEREFORE, in consideration of the promises and the mutual agreements set forth herein, the parties hereto agree as follows:

         SECTION 1. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Amended and Restated Master Seller's Warranties and Servicing Agreement, dated as of the date herewith (the"Master Seller's Warranties and Servicing Agreement").

         SECTION 2. AGREEMENT TO PURCHASE. The Seller agrees to sell, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the applicable related Cut-off Date in an amount as set forth in the related Commitment Letters or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans in the related Loan Package accepted by the Purchaser on the related Closing Date. The Mortgage Loans will be delivered pursuant to the Master Seller's Warranties and Servicing Agreement.

         SECTION 3. MORTGAGE SCHEDULES. The Seller will provide the Purchaser with certain information constituting a listing of the Mortgage Loans to be purchased under this Agreement for each Transaction (the "Mortgage Loan Schedule"). Each Mortgage Loan Schedule shall conform to the definition of "Mortgage Loan Schedule" under the Master Seller's Warranties and Servicing Agreement.

         SECTION 4. PURCHASE PRICE. The purchase price for each Loan Package (the "Purchase Price") shall be the percentage of par as stated in the related Commitment Letter, multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed in the related Loan Package, after application of scheduled payments of principal for such related Loan Package due on or before the related Cut-off Date whether or not collected. The purchase price for a Loan Package may be adjusted as stated in the related Commitment Letter.

         In addition to the Purchase Price, the Purchaser shall pay to the Seller, at closing, accrued interest on the initial principal amount of the Mortgage Loans at the weighted average Mortgage Loan Remittance Rate for each Loan Package from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

         With respect to each Loan Package, the Purchaser shall be entitled to
(1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Seller after the related Cut-off Date shall belong to the Seller), and (3) all payments of interest on the Mortgage Loans at the Mortgage Loan Remittance Rate (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected. Therefore, payments of scheduled principal and interest prepaid for a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts (minus interest at the Servicing Fee Rate) shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

         SECTION 5. EXAMINATION OF MORTGAGE FILES. Prior to each Closing Date, the Seller shall (a) deliver to the Purchaser in escrow, for examination, the Mortgage File for each Mortgage Loan, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the Mortgage Files available to the Purchaser for examination at the Seller's offices or such other location as shall otherwise be agreed upon by the Purchaser and the Seller. Such examination may be made by the Purchaser or by any prospective purchaser of the Mortgage Loans from the Purchaser, at any time before or after such related Closing Date, upon prior reasonable notice to the Seller. The fact that the Purchaser or any prospective purchaser of the Mortgage Loans has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided under the Master Seller's Warranties and Servicing Agreement.

         Prior to Seller's receipt of the Purchase Price, the Purchaser shall cause the Custodian to act as bailee for the sole and exclusive benefit of the Seller pursuant to the Custodial Agreement and act only in accordance with Seller's instructions. Upon the Seller's receipt of the Purchase Price, the Seller shall provide notification to the Custodian to release ownership of the Mortgage Loan Documents contained in the Custodial Mortgage File. Such notification shall be in a form of a written notice by facsimile or other electronic media, with a copy sent to the Purchaser. Subsequent to such release, such Mortgage Loan Documents shall be retained by the Custodian for the benefit of the Purchaser. All Mortgage Loan Documents related to Mortgage Loans not purchased by the Purchaser on the Closing Date, shall be maintained by the Custodian for the benefit of the Seller and shall be returned to the Seller within two (2) Business Days after the Closing Date.

         SECTION 6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER. The Seller agrees and acknowledges that it shall, as a condition to the consummation of the transactions contemplated hereby, make the representations and warranties specified in Section 3.01 and 3.02 of the Master Seller's Warranties and Servicing Agreement, as of each related Closing Date. The meaning of the term "Agreement" as used in Sections 3.01 and 3.02 of the Master Seller's Warranties and Servicing Agreement shall include this Agreement. The Seller, without conceding that the Mortgage Loans are securities, hereby makes the following additional representations, warranties and agreements which shall be deemed to have been made as of the related Closing Date:

         a) neither the Seller nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of any Mortgage Loans, any interest in any Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Mortgage Loans, any interest in any Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to any Mortgage Loans, any interest in any Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act or which would render the disposition of any Mortgage Loans a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

         b) the Seller has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction other than the Purchaser.

         SECTION 7. REPRESENTATION, WARRANTIES AND AGREEMENT OF PURCHASER. The Purchaser, without conceding that the Mortgage Loans are securities, hereby makes the following representations, warranties and agreements, which shall have been deemed to have been made as of the related Closing Date.

         a) the Purchaser understands that the Mortgage Loans have not been registered under the Securities Act or the securities laws of any state;

         b) the Purchaser is acquiring the Mortgage Loans for its own account only and not for any other person;

         c) the Purchaser considers itself a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans;

         d) the Purchaser has been furnished with all information regarding the Mortgage Loans which it has requested from the Seller or the Company; and

         e) neither the Purchaser nor anyone acting on its behalf offered, transferred, pledged, sold or otherwise disposed of any Mortgage Loan, any interest in any Mortgage Loan or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Mortgage Loan, any interest in any Mortgage Loan or any other similar security from, or otherwise approached or negotiated with respect to any Mortgage Loan, any interest in any Mortgage Loan or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act or which would render the disposition of any Mortgage Loan a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans.

         SECTION 8. CLOSING. The closing for the purchase and sale of each Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree; or conducted in person, at such place as the parties shall agree.

         The closing shall be subject to each of the following conditions:

         a) all of the representations and warranties of the Seller under this Agreement and under the Master Seller's Warranties and Servicing Agreement shall be true and correct as of such related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Master Seller's Warranties and Servicing Agreement;

         b) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all Closing Documents as specified in
         Section 9 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

         c) the Seller shall have delivered and released to the Custodian under the Master Seller's Warranties and Servicing Agreement all documents required pursuant to the related Custodial Agreement, and

         d) all other terms and conditions of this Agreement shall have been complied with.

         Subject to the foregoing conditions, the Purchaser shall pay to the Seller on such related Closing Date the applicable Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

         SECTION 9. CLOSING DOCUMENTS. With respect to the Mortgage Loans, the Closing Documents shall consist of the following documents:

         On the initial Closing Date:

         1. the Master Seller's Warranties and Servicing Agreement, in three counterparts;

         2.       this Agreement in two counterparts;

         3. the Custodial Agreement, dated as November 30, 1999, by and between EMC Mortgage Corporation as Owner, and Wells Fargo Bank, N.A. (formerly Wells Fargo Bank Minnesota, N.A.) attached as an exhibit to the Master Seller's Warranties and Servicing Agreement;

         4. the Mortgage Loan Schedule for the related Loan Package, one copy to be attached to each counterpart of the Master Seller's Warranties and Servicing Agreement, to each counterpart of this Agreement, and to each counterpart of the Custodial Agreement, as the Mortgage Loan Schedule thereto;

         5. a Receipt and Certification, as required under the Custodial Agreement;

         6. an Opinion of Counsel of the Seller, in the form of Exhibit 1 hereto; and

         7.       an Assignment and Conveyance Agreement for the related
                  Mortgage Loans.

         On each subsequent Closing Date, the following documents:

         1.       the Mortgage Loan Schedule for the related Loan Package;

         2. an Assignment and Conveyance Agreement for the related Mortgage Loans; and

         3. a Receipt and Certification, as required under the Custodial Agreement.


         SECTION 10. COSTS. The Purchaser shall pay any commissions due its salesmen, the legal fees and expenses of its attorneys and the costs and expenses associated with the Custodian. The Seller shall be responsible for reasonable costs and expenses associated with any preparation of the initial assignments of mortgage. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including fees for title policy endorsements and continuations and the Seller's attorney fees, shall be paid by the Seller.

         SECTION 11. SERVICING The Mortgage Loans shall be serviced by the Seller in accordance with the terms of the Master Seller's Warranties and Servicing Agreement. The Seller shall be entitled to servicing fees calculated as provided therein, at the Servicing Fee Rate.

         SECTION 12. FINANCIAL STATEMENTS. The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers a Consolidated Statement of Operations of the Seller for the most recently completed two fiscal years respecting which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Purchaser shall also make available any comparable interim statements to the extent any such statements have been prepared by the seller in a format intended or otherwise suitable for the public at large. The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans in its own portfolio and loans serviced for others (if any), including foreclosure and delinquency ratios.

         The Seller also agrees to allow access to a knowledgeable (as shall be determined by the Seller) financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

         SECTION 13. MANDATORY DELIVERY. The sale and delivery on each Closing Date of the related Mortgage Loans described on the respective Mortgage Loan Schedules is mandatory, it being specifically understood and agreed that each Mortgage Loan must be unique and identifiable on such related Closing Date and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver the Mortgage Loans on or before such related Closing Date. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

         SECTION 14. NOTICES. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address shown on the first page hereof, or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice of communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

         SECTION 15. SEVERABILITY CLAUSE. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is as close as possible to the economic effect of this Agreement without regard to such invalidity.

         SECTION 16. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

         SECTION 17. PLACE OF DELIVERY AND GOVERNING LAW. This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, except to the extent preempted by Federal Law.

         Each of the Seller and the Purchaser hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Seller or the Purchaser. This provision is a material inducement for the Purchaser to enter into this Agreement.

         SECTION 18. FURTHER AGREEMENTS. The Purchaser and the Seller each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

         Without limiting the generality of the foregoing, the Seller shall reasonably cooperate with the Purchaser in connection with the initial resales of the Mortgage Loans by the Purchaser. In that connection, the Seller shall provide to the Purchaser: (i) any and all information and appropriate verification of information, whether through letters of its auditors and counsel or otherwise, as the Purchaser shall reasonably request, and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors and certificates of public officials or officers of the Seller as are reasonably believed necessary by the Purchaser in connection with such resales. The requirement of the Seller pursuant to (ii) above shall terminate on the related Closing Date, except as provided pursuant to Article IX of the Master Seller's Warranties and Servicing Agreement. Prior to incurring any out-of-pocket expenses pursuant to this paragraph, the Seller shall notify the Purchaser in writing of the estimated amount of such expense. The Purchaser shall reimburse the Seller for any such expense following its receipt of appropriate details thereof.

         SECTION 19. INTENTION OF THE PARTIES. It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling, an undivided 100% ownership interest in the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

         SECTION 20. SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT. This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective successors and assigns of the Seller and the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the consent of the Purchaser.

         SECTION 21. WAIVERS; OTHER AGREEMENTS. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         SECTION 22. EXHIBITS. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

         SECTION 23. GENERAL INTERPRETIVE PRINCIPLES. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

         b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

         c) references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

         d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

         e) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

         f) the term "include" or "including" shall mean without limitation by reason of enumeration.

         SECTION 24. REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

                               [Signatures Follow]

         IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                          EMC MORTGAGE CORPORATION
                                          (Purchaser)

                                          By:
                                               ------------------------------
                                          Name:
                                                 ----------------------------
                                          Title:
                                                  ---------------------------

                                          WELLS FARGO BANK, N.A.
                                          (Seller)

                                          By:
                                               ------------------------------
                                          Name:
                                                 ----------------------------
                                          Title:
                                                  ---------------------------

                                    EXHIBIT 1



                           FORM OF OPINION OF COUNSEL

Address

Re: Mortgage Loan Sale by Wells Fargo Bank, N.A. (the "Company") to EMC Mortgage Corporation (the "Purchaser") of first lien mortgage loans (the "Mortgage Loans") pursuant to that certain Amended and Restated Master Seller's Warranties and Servicing Agreement and Amended and Restated Master Mortgage Loan Purchase Agreement by and between the Company and the Purchaser, dated as of November 1, 2005.

Dear Sir/Madam:

I am @ of Wells Fargo Bank, N.A. and have acted as counsel to Wells Fargo Bank, N.A. (the "Company"), with respect to certain matters in connection with the sale by the Company of Mortgage Loans pursuant to that certain Amended and Restated Master Seller's Warranties and Servicing Agreement and Amended and Restated Master Mortgage Loan Purchase Agreement by and between the Company and EMC Mortgage Corporation (the "Purchaser"), dated as of November 1, 2005, (the "Agreements"), which sale is in the form of whole Mortgage Loans. Capitalized terms not otherwise defined herein have the meanings set forth in the Amended and Restated Master Seller's Warranties and Servicing Agreement.

I have examined the following documents:

1.       the Amended and Restated Master Seller's Warranties and Servicing
         Agreement;

2.       the Amended and Restated Master Mortgage Loan Purchase Agreement;

3.       the Custodial Agreement;

4.       the form of endorsement of the Mortgage Notes; and

5. such other documents, records and papers as I have deemed necessary and relevant as a basis for this opinion.

To the extent I have deemed necessary and proper, I have relied upon the representations and warranties of the Company contained in the Agreements. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

Based upon the foregoing, it is my opinion that;

1. The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

2. The Company has the power to engage in the transactions contemplated by the Agreements, the Custodial Agreement and all requisite power, authority and legal right to execute and deliver the Agreements, the Custodial Agreement and the Mortgage Loans, and to perform and observe the terms and conditions of such instruments.

3. Each person who, as an officer or attorney-in-fact of the Company, signed (a) the Agreements, each dated as of November 1, 2005, by and between the Company and the Purchaser, and (b) any other document delivered prior hereto or on the date hereof in connection with the sale and servicing of the Mortgage Loans in accordance with the Agreements was, at the respective times of such signing and delivery, and is, as of the date hereof, duly elected or appointed, qualified and acting as such officer or attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures.

4. Each of the Agreements, the Custodial Agreement, and the Mortgage Loans, has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its terms, subject to the effect of insolvency, liquidation, convervatorship and other similar laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

5. The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements and the Custodial Agreement, and by original or facsimile signature in order to execute the endorsements to the Mortgage Notes and the assignments of the Mortgages, and the original or facsimile signature of the officer at the Company executing the endorsements to the Mortgage Notes and the assignments of the Mortgages represents the legal and valid signature of said officer of the Company.


6. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements, the Custodial Agreement or the sale and delivery of the Mortgage Loans or the consummation of the transactions contemplated by the Agreements, and the Custodial Agreement; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

7. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Agreements and the Custodial Agreement, will conflict with or results in or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

8. There is no action, suit, proceeding or investigation pending or, to the best of my knowledge, threatened against the Company which, in my opinion, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements, and the Custodial Agreement, or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements and the Custodial Agreement.

9. For purposes of the foregoing, I have not regarded any legal or governmental actions, investigations or proceedings to be "threatened" unless the potential litigant or governmental authority has manifested to the legal department of the Company or an employee of the Company responsible for the receipt of process a present intention to initiate such proceedings; nor have I regarded any legal or governmental actions, investigations or proceedings as including those that are conducted by state or federal authorities in connection with their routine regulatory activities. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient fully to transfer all right, title and interest of the Company thereto as noteholder and mortgagee, apart from the rights to service the Mortgage Loans pursuant to the Agreements.

10. The form of endorsement that is to be used with respect to the Mortgage Loans is legally valid and sufficient to duly endorse the Mortgage Notes to the Purchaser. Upon the completion of the endorsement of the Mortgage Notes and the completion of the assignments of the Mortgages, and the recording thereof, the endorsement of the Mortgage Notes, the delivery to the Custodian of the completed assignments of the Mortgages, and the delivery of the original endorsed Mortgage Notes to the Custodian would be sufficient to permit the entity to which such Mortgage Note is initially endorsed at the Purchaser's direction, and to whom such assignment of Mortgages is initially assigned at the Purchaser's direction, to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and would be sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

Sincerely,

                                                                       EXHIBIT I

                              ASSIGNMENT AGREEMENTS

                               CITIMORTGAGE, INC.

                ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

         This is an Assignment, Assumption and Recognition Agreement (the "Agreement") made this 29th day of December, 2005, among EMC Mortgage Corporation (the "Assignor"), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 (the "Assignee") and CitiMortgage, Inc., formerly known as Citicorp Mortgage, Inc. ("Citicorp").

         Whereas, Citicorp sold the mortgage loans identified on Attachment 1 hereto (the "Mortgage Loans"), on a servicing retained basis, to the Assignor pursuant to a mortgage loan sale and servicing agreement, between Citicorp and the Assignor (the "Former Servicing Agreement"); and

         Whereas the Mortgage Loans and the Former Servicing Agreement were subsequently transferred to the underlying trusts formed (the "Underlying Trusts") in connection with three securitizations; and

         Whereas, pursuant to the Pooling and Servicing Agreement for the related Underlying Trust, the Assignor had the right to purchase the Mortgage Loans (the "Call Right") from the Underlying Trust following the occurrence of certain triggering events (the "Trigger Events") set forth in the underlying Pooling and Servicing Agreement; and

         Whereas, following the occurrence of the Trigger Events, the Assignor exercised the related Call Right and purchased the Mortgage Loans from the Underlying Trusts; and

         Whereas, the Assignor and Citicorp desire that, from and after the date hereof, all of the Mortgage Loans be serviced in accordance with the terms and conditions of that certain Mortgage Loan Purchase and Servicing Agreement, dated as of August 1, 2003, as modified herein (as modified, the "Purchase and Servicing Agreement") between the Assignor and Citicorp, and that, with respect to the Mortgage Loans, the terms and conditions of the Purchase and Servicing Agreement supercede and replace in their entirety the servicing-related terms and conditions of the Former Servicing Agreement;

         In consideration of the mutual promises contained herein the parties hereto agree that the Mortgage Loans listed on Attachment 1 annexed hereto (the "Mortgage Loan Schedule") now serviced by Citicorp for Assignor and its successors and assigns pursuant to that certain Purchase and Servicing Agreement shall be subject to the terms of this Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase and Servicing Agreement.

RECOGNITION OF EMC

         Citicorp recognizes the Assignor as owner of the Mortgage Loans and acknowledges that it is currently servicing the Mortgage Loans for the benefit of the Assignor pursuant to the terms of the Former Servicing Agreement. From and after the date hereof, Citicorp agrees that it will service the Mortgage Loans pursuant to the terms of the Purchase and Servicing Agreement (as modified herein) which terms are incorporated herein by reference. Assignor and Citicorp acknowledge and agree that, from and after the date hereof, the terms and conditions of the Former Servicing Agreement shall no longer apply to the Mortgage Loans.

ASSIGNMENT AND ASSUMPTION

         1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Mortgage Loans and, to the extent of the Mortgage Loans, all of its right, title and interest in, to and under the Purchase and Servicing Agreement. Notwithstanding anything to the contrary contained herein, Assignor specifically reserves and does not assign to Assignee and Assignor is retaining the right to enforce its right to terminate Citicorp as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment as provided in the second paragraph of Section 10.07 of the Purchase and Servicing Agreement. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Purchase and Servicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

WARRANTIES

         2. Assignor warrants and represents to, and covenants with, the Assignee as of the date hereof that:

         (a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase and Servicing Agreement which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b) Assignor is the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Purchase and Servicing Agreement to the extent of the Mortgage Loans free and clear from any and all claims and encumbrances whatsoever and upon the transfer of the Mortgage Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Mortgage Loan, as well as any and all of Assignee's interests, rights and obligations under the Purchase and Servicing Agreement to the extent of the Mortgage Loans, free and clear of all liens, claims and encumbrances;

         (c) There are no offsets, counterclaims or other defenses available to Citicorp with respect to the Mortgage Loans or the Purchase and Servicing Agreement;

         (d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, the Mortgage Loans;

         (e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

         (f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this Agreement, or the consummation by it of the transactions contemplated hereby;

         (h) Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

         (i) The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to the Assignor by the Company prior to the date hereof with respect to the Mortgage Loans and has not received, and has not requested from the Company, any additional documents; and

         (j) There is no action, suit, proceeding, investigation or litigation pending or, to the Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this Agreement, or the Assignor's ability to perform its obligations under this Agreement.

         3. Assignee warrants and represents to, and covenants with, Assignor and Citicorp that as of the date hereof:

         (a) The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power and authority to hold the Mortgage Loans as trustee on behalf of the holders of the Prime Mortgage Trust, Mortgage Pass-Through Certificates, 2005-5;

         (b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this Agreement, or the consummation by it of the transactions contemplated hereby;

          There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this Agreement, or the Assignee's ability to perform its obligations under this Agreement; and

         (e) Assignee assumes for the benefit of each of the Assignor and Citicorp all of the rights of the Purchaser under the Purchase and Servicing Agreement with respect to the Mortgage Loans.

         4. Citicorp warrants and represents to, and covenants with, Assignor and Assignee that as of the date hereof:

         (a) Citicorp is duly organized, validly existing and in good standing under the laws of New York and is and will remain in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement, and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon Citicorp by any such state.

         (b) No approval of the transactions contemplated by this Agreement from any federal or state regulatory authority having jurisdiction over Citicorp is required or, if required, such approval has been or will, prior to the Closing Date, be obtained;

         (c) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Citicorp and will not result in the breach of any term or provision of the charter or by-laws of Citicorp or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which Citicorp or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Citicorp or its property is subject;

         (d) Citicorp shall establish a Custodial Account and an Escrow Account under the Purchase and Servicing Agreement in favor of the Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account established in favor of Assignor; and

         (f) Neither this Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by Citicorp pursuant to this Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

         5. Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this Agreement or the breach of any covenant or condition contained herein.

RECOGNITION OF ASSIGNEE

         6. From and after the date hereof, Citicorp shall recognize Assignee as owner of the Mortgage Loans and will service the Mortgage Loans in accordance with the Purchase and Servicing Agreement, as if Assignee and Citicorp had entered into a separate purchase and servicing agreement for the servicing of the Mortgage Loans in the form of the Purchase and Servicing Agreement, the terms of which are incorporated herein by reference. It is the intention of Assignor, Citicorp and Assignee that this Agreement will constitute a separate and distinct servicing agreement, and the entire agreement, between Citicorp and Assignee to the extent of the Mortgage Loans and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Citicorp nor Assignor shall amend or agree to amend, modify, waive or otherwise alter any of the terms or provisions of the Purchase and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of Assignee.

         7. The Mortgage Loans shall be serviced by Citicorp for Assignee in accordance with all applicable state, federal and local laws as well as in conformity with the provisions of the applicable Mortgages and Mortgage Notes, and pursuant to the terms and conditions of this Agreement. Notwithstanding the foregoing, Citicorp shall have no liability or obligations to either Assignor or Assignee with respect to the representations and warranties contained in the Purchase and Servicing Agreement made with respect to origination of the Mortgage Loans, nor shall Citicorp be obligated to repurchase any Mortgage Loan in accordance with the Purchase and Servicing Agreement due to a breach of any such representation or warranty.

         8. Notwithstanding any term hereof to the contrary, the execution and delivery of this Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5.

MISCELLANEOUS

         9. All demands, notices and communications related to the Mortgage Loans, the Purchase and Servicing Agreement and this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

         (a)      In the case of Citicorp,

                  CitiMortgage, Inc.
                  1000 Technology Drive,
                  O'Fallon, Missouri 63368-2240
                  Attention: Capital Markets MS 55

                  with a copy to Investor Reporting Department MS 313

         (b)      In the case of Assignee

                  U.S. Bank National Association, as Trustee One Federal Street, 3rd Floor Boston, Massachusetts 02110 Attention: Corporate Trust Services, PRIME 2005-5 Telecopier No.: (617) 603-6638

         (c)      In the case of Assignor,

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Ralene Ruyle
                  Telecopier No.:  (972) 444-2810

                  with a copy  to:
                  Bear Stearns Mortgage Capital Corporation
                  383 Madison Avenue
                  New York, New York 10179
                  Attention: Ernie Calabrese
                  Telecopier No.:  (212) 272-5591

         10. Citicorp hereby acknowledges that Wells Fargo Bank, N.A. (the "Master Servicer") has been appointed as the master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2005, among Structured Asset Mortgage Investments II Inc., the Assignor, Wells Fargo Bank, N.A. and the Assignee (the "Pooling and Servicing Agreement") and therefor has the right to enforce all obligations of Citicorp, as they relate to the Mortgage Loans, under the Purchase and Servicing Agreement. Such right will include, without limitation, the right to terminate Citicorp under the Purchase and Servicing Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by Citicorp under the Purchase and Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by Citicorp under the Purchase and Servicing Agreement, the right to examine the books and records of Citicorp, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by Citicorp. Citicorp shall make all distributions under the Purchase and Servicing Agreement, as they relate to the Mortgage Loans, to the Master Servicer by wire transfer of immediately available funds to:

                  PRIME 2005-5 Master Servicer Collection Account
                  Wells Fargo Bank, N.A.
                  ABA# 121000248
                  Account Name: SAS Clearing
                  Account # 3970771416
                  For Further Credit to: PRIME 2005-5, Account # 17218700

and Citicorp shall deliver all reports required to be delivered under the Purchase and Servicing Agreement, as they relate to the Mortgage Loans, to the Assignee at the address set forth in Section 9(b) herein and to the Master Servicer at:

                  Wells Fargo Bank, N.A.
                  9062 Old Annapolis Road
                  Columbia, Maryland 21045
                  Attention: Client Manager PRIME 2005-5


         11. This Agreement shall be construed in accordance with the laws of the State of New York, except to the extent preempted by Federal law, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         12. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Agreement.

         13. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         14. This Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Assignor, Assignee or Citicorp may be merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor, Assignee or Citicorp, respectively, hereunder.

         15. This Agreement shall survive the conveyance of the Mortgage Loans, the assignment of the Purchase and Servicing Agreement to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the Purchase and Servicing Agreement.

         16. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

         17. In the event that any provision of this Agreement conflicts with any provision of the Purchase and Servicing Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

MODIFICATION OF PURCHASE AND SERVICING AGREEMENT

         18. Citicorp and Assignor hereby amend the Purchase and Servicing Agreement as follows:

         (a) Annual Statement as to Compliance.

         Citicorp will deliver to the Master Servicer on or before March 15 of each year, beginning with March 15, 2006, an Officers' Certificate in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K stating that (i) a review of the activities of Citicorp during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, (ii) Citicorp has fully complied with the provisions of this Agreement and (iii) to the best of such officers' knowledge, based on such review, Citicorp has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

         (b) Annual Certification.

         Citicorp will deliver to the Master Servicer, on or before March 15 of each year beginning March 15, 2006 a certification in the form attached hereto as Exhibit A with respect to the servicing reports delivered by Citicorp pursuant to this Agreement, Citicorp's compliance with the servicing obligations set forth in this Agreement and any other information within the control of Citicorp. Such certification shall be signed by the senior officer in charge of servicing of Citicorp. In addition, Citicorp shall provide such other information with respect to the Mortgage Loans and the servicing and administration thereof within the control of Citicorp which shall be required to enable the Master Servicer, Trustee or Depositor, as applicable, to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended.

         Citicorp shall indemnify and hold harmless the Master Servicer from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by Citicorp or any of its officers, directors, agents or affiliates of its obligations hereunder. If the indemnification provided for herein is for any reason held unenforceable in whole or in part, then Citicorp agrees that it shall contribute to the amount paid or payable by the Master Servicer as a result of the losses, claims, damages or liabilities of the Master Servicer in such proportion as is appropriate to reflect the relative fault of the Master Servicer on the one hand and Citicorp on the other in connection with a breach of the Citicorp's obligations hereunder or Citicorp's negligence, bad faith or willful misconduct in connection therewith; provided Citicorp shall not be required to contribute more than an amount which is permissible under applicable law.

         (c) Annual Independent Certified Public Accountants' Servicing Report.

         On or before March 15th of each year, Citicorp at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Master Servicer in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K to the effect that such firm has examined certain documents and records relating to Citicorp's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that Citicorp's servicing has been conducted in compliance with the agreements examined, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by Citicorp to the Master Servicer.

         (d) The following shall constitute an Event of Default under the Purchase and Servicing Agreement:

         failure by Citicorp to duly perform, within the required time period, its obligations under Subsections (a), (b) and (c) of this Section 12 which failure continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Citicorp by any party to this Agreement or by any master servicer responsible for master servicing the Mortgage Loans pursuant to a securitization of such Mortgage Loans.

         (e) Third Party Beneficiary.

         The Master Servicer shall be considered a third party beneficiary to this Agreement entitled to all the rights and benefits accruing to the Master Servicer herein as if it were a direct party to this Agreement.

         (f) Business Day.

         The definition of "Business Day" shall be revised to include a day on which banking or savings and loan institutions in the States of Maryland and Minnesota are authorized or obligated by law or executive order to be closed.

         (g) The following definitions are added to the Purchase and Servicing
Agreement:

         MASTER SERVICER: Wells Fargo Bank, N.A., or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

         DEPOSITOR: Structured Asset Mortgage Investments II Inc.

         TRUSTEE: U.S. Bank National Association, or its successor in interest, or any successor trustee appointed as provided in the Pooling and Servicing Agreement.

         (h) The following sentence shall be added to the end of the first paragraph of Section 11.02 of the Agreement: In addition, not later than seven
(7) Business Days after each month end, Seller shall furnish to the Master Servicer a report in the form of Exhibit B to the Assignment, Assumption and Recognition Agreement, dated as of December 29, 2005, among Seller, EMC Mortgage Corporation and U.S. Bank National Association with respect to defaulted Mortgage Loans and a report in the form of Exhibit C to the Assignment, Assumption and Recognition Agreement, dated as of December 29, 2005, among Seller, EMC Mortgage Corporation and U.S. Bank National Association with respect to realized loss calculations.

         IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.


                                     EMC MORTGAGE CORPORATION
                                     Assignor

                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------



                                     U.S. BANK NATIONAL
                                     ASSOCIATION, not in its
                                     individual capacity but
                                     solely as Trustee for the
                                     holders of Prime Mortgage
                                     Trust, Mortgage
                                     Pass-Through Certificates,
                                     Series
                                     2005-5
                                     Assignee

                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------



                                     CITIMORTGAGE, INC.
                                     Citicorp

                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------



                                     Acknowledged and Agreed:



                                     WELLS FARGO BANK, N.A.

                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------

                                  ATTACHMENT 1

                             MORTGAGE LOAN SCHEDULE
                            (AVAILABLE UPON REQUEST)

                                  ATTACHMENT 2

                 MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

                                    EXHIBIT A

                          FORM OF COMPANY CERTIFICATION


                               CITIMORTGAGE, INC.
                                  CERTIFICATION


         We, CitiMortgage Inc., certify to Wells Fargo, and its officers, directors agents and affiliates, and with the knowledge and intent that they will rely upon this certification for the attached deals (see Attachment I):


         1. Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the loans submitted to the Master Servicer taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

         2. The Servicing information required to be provided to the Master Servicer by the Seller under the Servicing Agreements has been provided to the Master Servicer;

         3. I am responsible for reviewing the activities performed by the Seller under the Servicing Agreements and based upon the review required by the Servicing Agreements, and except as disclosed in the Annual Statement of Compliance or the Annual Independent Accountant's Servicing Report, the Seller has, as of the date of this certification fulfilled its obligation under the Servicing Agreements; and

         4. I have disclosed to the Master Servicer all significant deficiencies relating to the Seller's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers of similar standard as set forth in the Servicing Agreements.


                                             By:
                                                 ------------------------------
                                                 Name
                                                 Title
                                                 Date

                                    EXHIBIT B


             EXHIBIT : STANDARD FILE LAYOUT - DELINQUENCY REPORTING

------------------------------------- ------------------------------------------ ----------- --------------
COLUMN/HEADER NAME                                   DESCRIPTION                  DECIMAL    FORMAT
                                                                                             COMMENT
------------------------------------- ------------------------------------------ ----------- --------------
SERVICER_LOAN_NBR                     A  unique  number  assigned  to a loan by
                                      the  Servicer.   This  may  be  different
                                      than the LOAN_NBR
------------------------------------- ------------------------------------------ ----------- --------------
LOAN_NBR                              A  unique  identifier  assigned  to  each
                                      loan by the originator.
------------------------------------- ------------------------------------------ ----------- --------------
CLIENT_NBR                            Servicer Client Number
------------------------------------- ------------------------------------------ ----------- --------------
SERV_INVESTOR_NBR                     Contains a unique number as
                                      assigned by an external servicer
                                      to identify a group of loans in
                                      their system.
------------------------------------- ------------------------------------------ ----------- --------------
BORROWER_FIRST_NAME                   First Name of the Borrower.
------------------------------------- ------------------------------------------ ----------- --------------
BORROWER_LAST_NAME                    Last name of the borrower.
------------------------------------- ------------------------------------------ ----------- --------------
PROP_ADDRESS                          Street Name and Number of Property
------------------------------------- ------------------------------------------ ----------- --------------
PROP_STATE                            The state where the  property located.
------------------------------------- ------------------------------------------ ----------- --------------
PROP_ZIP                              Zip code where the property is located.
------------------------------------- ------------------------------------------ ----------- --------------
BORR_NEXT_PAY_DUE_DATE                The date that the borrower's next
                                      MM/DD/YYYY payment is due to the
                                      servicer at the end of processing
                                      cycle, as reported by Servicer.
------------------------------------- ------------------------------------------ ----------- --------------
LOAN_TYPE                             Loan Type (i.e. FHA, VA, Conv)
------------------------------------- ------------------------------------------ ----------- --------------
BANKRUPTCY_FILED_DATE                 The date a  particular  bankruptcy  claim              MM/DD/YYYY
                                      was filed.
------------------------------------- ------------------------------------------ ----------- --------------
BANKRUPTCY_CHAPTER_CODE               The chapter  under  which the  bankruptcy
                                      was filed.
------------------------------------- ------------------------------------------ ----------- --------------
BANKRUPTCY_CASE_NBR                   The case number  assigned by the court to
                                      the bankruptcy filing.
------------------------------------- ------------------------------------------ ----------- --------------
POST_PETITION_DUE_DATE                The payment due date once the  bankruptcy              MM/DD/YYYY
                                      has been approved by the courts
------------------------------------- ------------------------------------------ ----------- --------------
BANKRUPTCY_DCHRG_DISM_DATE            The  Date  The  Loan  Is   Removed   From              MM/DD/YYYY
                                      Bankruptcy.    Either    by    Dismissal,
                                      Discharged  and/or  a Motion  For  Relief
                                      Was Granted.
------------------------------------- ------------------------------------------ ----------- --------------
LOSS_MIT_APPR_DATE                    The   Date  The   Loss   Mitigation   Was              MM/DD/YYYY
                                      Approved By The Servicer
------------------------------------- ------------------------------------------ ----------- --------------
LOSS_MIT_TYPE                         The Type Of Loss Mitigation  Approved For
                                      A Loan Such As;
------------------------------------- ------------------------------------------ ----------- --------------
LOSS_MIT_EST_COMP_DATE                The  Date The  Loss  Mitigation  /Plan Is              MM/DD/YYYY
                                      Scheduled To End/Close
------------------------------------- ------------------------------------------ ----------- --------------
LOSS_MIT_ACT_COMP_DATE                The Date The Loss  Mitigation Is Actually              MM/DD/YYYY
                                      Completed
------------------------------------- ------------------------------------------ ----------- --------------
FRCLSR_APPROVED_DATE                  The date DA Admin sends a letter
                                      to the MM/DD/YYYY servicer with
                                      instructions to begin foreclosure
                                      proceedings.
------------------------------------- ------------------------------------------ ----------- --------------
ATTORNEY_REFERRAL_DATE                Date File Was  Referred  To  Attorney  to              MM/DD/YYYY
                                      Pursue Foreclosure
------------------------------------- ------------------------------------------ ----------- --------------
FIRST_LEGAL_DATE                      Notice of 1st legal  filed by an Attorney              MM/DD/YYYY
                                      in a Foreclosure Action
------------------------------------- ------------------------------------------ ----------- --------------
FRCLSR_SALE_EXPECTED_DATE             The date by which a  foreclosure  sale is              MM/DD/YYYY
                                      expected to occur.
------------------------------------- ------------------------------------------ ----------- --------------
FRCLSR_SALE_DATE                      The actual date of the foreclosure sale.               MM/DD/YYYY
------------------------------------- ------------------------------------------ ----------- --------------
FRCLSR_SALE_AMT                       The  amount  a  property  sold for at the      2       No commas(,)
                                      foreclosure sale.                                      or dollar
                                                                                             signs ($)
------------------------------------- ------------------------------------------ ----------- --------------
EVICTION_START_DATE                   The date the servicer  initiates eviction              MM/DD/YYYY
                                      of the borrower.
------------------------------------- ------------------------------------------ ----------- --------------
EVICTION_COMPLETED_DATE               The date the court revokes legal
                                      MM/DD/YYYY possession of the
                                      property from the borrower.
------------------------------------- ------------------------------------------ ----------- --------------
LIST_PRICE                            The  price at which  an REO  property  is      2       No commas(,)
                                      marketed.                                              or dollar
                                                                                             signs ($)
------------------------------------- ------------------------------------------ ----------- --------------
LIST_DATE                             The date an REO  property  is listed at a              MM/DD/YYYY
                                      particular price.
------------------------------------- ------------------------------------------ ----------- --------------
OFFER_AMT                             The  dollar  value of an offer for an REO      2       No commas(,)
                                      property.                                              or dollar
                                                                                             signs ($)
------------------------------------- ------------------------------------------ ----------- --------------
OFFER_DATE_TIME                       The  date  an  offer  is  received  by DA              MM/DD/YYYY
                                      Admin or by the Servicer.
------------------------------------- ------------------------------------------ ----------- --------------
REO_CLOSING_DATE                      The date the REO sale of the  property is              MM/DD/YYYY
                                      scheduled to close.
------------------------------------- ------------------------------------------ ----------- --------------
REO_ACTUAL_CLOSING_DATE               Actual Date Of REO Sale                                MM/DD/YYYY
------------------------------------- ------------------------------------------ ----------- --------------
OCCUPANT_CODE                         Classification  of how  the  property  is
                                      occupied.
------------------------------------- ------------------------------------------ ----------- --------------
PROP_CONDITION_CODE                   A code that  indicates  the  condition of
                                      the property.
------------------------------------- ------------------------------------------ ----------- --------------
PROP_INSPECTION_DATE                  The  date  a   property   inspection   is              MM/DD/YYYY
                                      performed.
------------------------------------- ------------------------------------------ ----------- --------------
APPRAISAL_DATE                        The date the appraisal was done.                       MM/DD/YYYY
------------------------------------- ------------------------------------------ ----------- --------------
CURR_PROP_VAL                         The   current   "as  is"  value  of  the       2
                                      property  based on brokers  price opinion
                                      or appraisal.
------------------------------------- ------------------------------------------ ----------- --------------
REPAIRED_PROP_VAL                     The  amount the  property  would be worth      2
                                      if repairs  are  completed  pursuant to a
                                      broker's price opinion or appraisal.
------------------------------------- ------------------------------------------ ----------- --------------
IF APPLICABLE:
------------------------------------- ------------------------------------------ ----------- --------------
DELINQ_STATUS_CODE                    FNMA Code Describing Status of Loan
------------------------------------- ------------------------------------------ ----------- --------------
DELINQ_REASON_CODE                    The circumstances which caused a
                                      borrower to stop paying on a loan.
                                      Code indicates the reason why the
                                      loan is in default for this cycle.
------------------------------------- ------------------------------------------ ----------- --------------
MI_CLAIM_FILED_DATE                   Date Mortgage  Insurance  Claim Was Filed              MM/DD/YYYY
                                      With Mortgage Insurance Company.
------------------------------------- ------------------------------------------ ----------- --------------
MI_CLAIM_AMT                          Amount of Mortgage Insurance Claim Filed               No  commas(,)
                                                                                     or      dollar signs
                                                                                             ($)
------------------------------------- ------------------------------------------ ----------- --------------
MI_CLAIM_PAID_DATE                    Date    Mortgage     Insurance    Company              MM/DD/YYYY
                                      Disbursed Claim Payment
------------------------------------- ------------------------------------------ ----------- --------------
MI_CLAIM_AMT_PAID                     Amount  Mortgage  Insurance  Company Paid      2       No commas(,)
                                      On Claim                                               or  dollar
                                                                                             signs ($)
------------------------------------- ------------------------------------------ ----------- --------------
POOL_CLAIM_FILED_DATE                 Date Claim Was Filed With Pool  Insurance              MM/DD/YYYY
                                      Company
------------------------------------- ------------------------------------------ ----------- --------------
POOL_CLAIM_AMT                        Amount of Claim Filed With Pool                2       No commas(,)
                                      Insurance Company                                      or dollar
                                                                                             signs ($)
------------------------------------- ------------------------------------------ ----------- --------------
POOL_CLAIM_PAID_DATE                  Date Claim Was  Settled and The Check Was              MM/DD/YYYY
                                      Issued By The Pool Insurer
------------------------------------- ------------------------------------------ ----------- --------------
POOL_CLAIM_AMT_PAID                   Amount  Paid On Claim  By Pool  Insurance      2       No  commas(,)
                                      Company                                                or     dollar
                                                                                             signs ($)
------------------------------------- ------------------------------------------ ----------- --------------
FHA_PART_A_CLAIM_FILED_DATE           Date FHA Part A Claim Was Filed With HUD               MM/DD/YYYY
------------------------------------- ------------------------------------------ ----------- --------------
FHA_PART_A_CLAIM_AMT                  Amount of FHA Part A Claim Filed              2        No commas(,)
                                                                                             or dollar
                                                                                             signs ($)
------------------------------------- ------------------------------------------ ----------- --------------
FHA_PART_A_CLAIM_PAID_DATE            Date HUD Disbursed Part A Claim Payment                MM/DD/YYYY
------------------------------------- ------------------------------------------ ----------- --------------
FHA_PART_A_CLAIM_PAID_AMT             Amount HUD Paid on Part A Claim               2        No commas(,)
                                                                                             or dollar
                                                                                             signs ($)
------------------------------------- ------------------------------------------ ----------- --------------
FHA_PART_B_CLAIM_FILED_DATE           Date FHA Part B Claim Was Filed With                   MM/DD/YYYY
                                      HUD
------------------------------------- ------------------------------------------ ----------- --------------
FHA_PART_B_CLAIM_AMT                  Amount of FHA Part B Claim Filed               2       No commas(,)
                                                                                             or dollar
                                                                                             signs ($)
------------------------------------- ------------------------------------------ ----------- --------------
FHA_PART_B_CLAIM_PAID_DATE            Date HUD Disbursed Part B Claim                        MM/DD/YYYY
                                      Payment
------------------------------------- ------------------------------------------ ----------- --------------
FHA_PART_B_CLAIM_PAID_AMT             Amount HUD Paid on Part B Claim                2       No commas(,)
                                                                                             or dollar
                                                                                             signs ($)
------------------------------------- ------------------------------------------ ----------- --------------
VA_CLAIM_FILED_DATE                   Date VA Claim Was Filed With the                       MM/DD/YYYY
                                      Veterans Admin
------------------------------------- ------------------------------------------ ----------- --------------
VA_CLAIM_PAID_DATE                    Date Veterans Admin. Disbursed VA Claim                MM/DD/YYYY
                                      Payment
------------------------------------- ------------------------------------------ ----------- --------------
VA_CLAIM_PAID_AMT                     Amount Veterans Admin. Paid on VA Claim        2       No commas(,)
                                                                                             or dollar
                                                                                             signs ($)
------------------------------------- ------------------------------------------ ----------- --------------


EXHIBIT 2: STANDARD FILE CODES - DELINQUENCY REPORTING

The LOSS MIT TYPE field should show the approved Loss Mitigation Code as follows:

o        ASUM-   Approved Assumption
o        BAP-    Borrower Assistance Program
o        CO-     Charge Off
o        DIL-    Deed-in-Lieu
o        FFA-    Formal Forbearance Agreement
o        MOD-    Loan Modification
o        PRE-    Pre-Sale
o        SS-     Short Sale
o        MISC-          Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The OCCUPANT CODE field should show the current status of the property code as follows:

o        Mortgagor
o        Tenant
o        Unknown
o        Vacant

The PROPERTY CONDITION field should show the last reported condition of the property as follows:

o        Damaged
o        Excellent
o        Fair
o        Gone
o        Good
o        Poor
o        Special Hazard
o        Unknown

The FNMA DELINQUENT REASON CODE field should show the Reason for Delinquency as follows:

------------------------ -------------------------------------------------------
DELINQUENCY CODE         DELINQUENCY DESCRIPTION
------------------------ -------------------------------------------------------
001                      FNMA-Death of principal mortgagor
------------------------ -------------------------------------------------------
002                      FNMA-Illness of principal mortgagor
------------------------ -------------------------------------------------------
003                      FNMA-Illness of mortgagor's family member
------------------------ -------------------------------------------------------
004                      FNMA-Death of mortgagor's family member
------------------------ -------------------------------------------------------
005                      FNMA-Marital difficulties
------------------------ -------------------------------------------------------
006                      FNMA-Curtailment of income
------------------------ -------------------------------------------------------
007                      FNMA-Excessive Obligation
------------------------ -------------------------------------------------------
008                      FNMA-Abandonment of property
------------------------ -------------------------------------------------------
009                      FNMA-Distant employee transfer
------------------------ -------------------------------------------------------
011                      FNMA-Property problem
------------------------ -------------------------------------------------------
012                      FNMA-Inability to sell property
------------------------ -------------------------------------------------------
013                      FNMA-Inability to rent property
------------------------ -------------------------------------------------------
014                      FNMA-Military Service
------------------------ -------------------------------------------------------
015                      FNMA-Other
------------------------ -------------------------------------------------------
016                      FNMA-Unemployment
------------------------ -------------------------------------------------------
017                      FNMA-Business failure
------------------------ -------------------------------------------------------
019                      FNMA-Casualty loss
------------------------ -------------------------------------------------------
022                      FNMA-Energy environment costs
------------------------ -------------------------------------------------------
023                      FNMA-Servicing problems
------------------------ -------------------------------------------------------
026                      FNMA-Payment adjustment
------------------------ -------------------------------------------------------
027                      FNMA-Payment dispute
------------------------ -------------------------------------------------------
029                      FNMA-Transfer of ownership pending
------------------------ -------------------------------------------------------
030                      FNMA-Fraud
------------------------ -------------------------------------------------------
031                      FNMA-Unable to contact borrower
------------------------ -------------------------------------------------------
INC                      FNMA-Incarceration
------------------------ -------------------------------------------------------

The FNMA DELINQUENT STATUS CODE field should show the Status of Default as follows:

------------------------ -------------------------------------------------------
      STATUS CODE        STATUS DESCRIPTION
------------------------ -------------------------------------------------------
          09             Forbearance
------------------------ -------------------------------------------------------
          17             Pre-foreclosure Sale Closing Plan Accepted
------------------------ -------------------------------------------------------
          24             Government Seizure
------------------------ -------------------------------------------------------
          26             Refinance
------------------------ -------------------------------------------------------
          27             Assumption
------------------------ -------------------------------------------------------
          28             Modification
------------------------ -------------------------------------------------------
          29             Charge-Off
------------------------ -------------------------------------------------------
          30             Third Party Sale
------------------------ -------------------------------------------------------
          31             Probate
------------------------ -------------------------------------------------------
          32             Military Indulgence
------------------------ -------------------------------------------------------
          43             Foreclosure Started
------------------------ -------------------------------------------------------
          44             Deed-in-Lieu Started
------------------------ -------------------------------------------------------
          49             Assignment Completed
------------------------ -------------------------------------------------------
          61             Second Lien Considerations
------------------------ -------------------------------------------------------
          62             Veteran's Affairs-No Bid
------------------------ -------------------------------------------------------
          63             Veteran's Affairs-Refund
------------------------ -------------------------------------------------------
          64             Veteran's Affairs-Buydown
------------------------ -------------------------------------------------------
          65             Chapter 7 Bankruptcy
------------------------ -------------------------------------------------------
          66             Chapter 11 Bankruptcy
------------------------ -------------------------------------------------------
          67             Chapter 13 Bankruptcy
------------------------ -------------------------------------------------------

                                    EXHIBIT C

EXHIBIT : CALCULATION OF REALIZED LOSS/GAIN FORM 332- INSTRUCTION SHEET

         NOTE: DO NOT NET OR COMBINE ITEMS. SHOW ALL EXPENSES INDIVIDUALLY AND ALL CREDITS AS SEPARATE LINE ITEMS. CLAIM PACKAGES ARE DUE ON THE REMITTANCE REPORT DATE. LATE SUBMISSIONS MAY RESULT IN CLAIMS NOT BEING PASSED UNTIL THE FOLLOWING MONTH. THE SERVICER IS RESPONSIBLE TO REMIT ALL FUNDS PENDING LOSS APPROVAL AND /OR RESOLUTION OF ANY DISPUTED ITEMS.

         (i) The numbers on the 332 form correspond with the numbers listed below.

         LIQUIDATION AND ACQUISITION EXPENSES:

         1. The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         2. The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         3. Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         4-12.    Complete as applicable. Required documentation:

                  * For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

                  * For escrow advances - complete payment history

                  (to calculate advances from last positive escrow balance forward)

                  * Other expenses - copies of corporate advance history showing all payments

                  * REO repairs > $1500 require explanation

                  * REO repairs >$3000 require evidence of at least 2 bids.

                  * Short Sale or Charge Off require P&L supporting the decision and WFB's approved Officer Certificate

                  * Unusual or extraordinary items may require further documentation.

         13.      The total of lines 1 through 12.

         (iii)    CREDITS:

         14-21.   Complete as applicable. Required documentation:

                  * Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

                  Letter of Proceeds Breakdown.

                  * Copy of EOB for any MI or gov't guarantee

                  * All other credits need to be clearly defined on the 332 form

         22.      The total of lines 14 through 21.

         PLEASE NOTE:      For HUD/VA loans, use line (18a) for Part
                           A/Initial proceeds and line (18b) for Part
                           B/Supplemental proceeds.

         TOTAL REALIZED LOSS (OR AMOUNT OF ANY GAIN)

         23. The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

EXHIBIT 3A: CALCULATION OF REALIZED LOSS/GAIN FORM 332

Prepared by: ________________                Date:  _______________
Phone: ______________________   Email Address:_____________________


------------------              --------------          -----------------
Servicer Loan No.               Servicer Name           Servicer Address

------------------              --------------          -----------------

WELLS FARGO BANK, N.A. LOAN NO._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

LIQUIDATION TYPE:  REO SALE       3RD PARTY SALE      SHORT SALE      CHARGE OFF

WAS THIS LOAN GRANTED A BANKRUPTCY DEFICIENCY OR CRAMDOWN         YES         NO
If "Yes", provide deficiency or cramdown amount ________________________________

LIQUIDATION AND ACQUISITION EXPENSES:
(1)  Actual Unpaid Principal Balance of Mortgage Loan     $_______________ (1)
(2)  Interest accrued at Net Rate                          _______________ (2)
(3)  Accrued Servicing Fees                                _______________ (3)
(4)  Attorney's Fees                                       _______________ (4)
(5)  Taxes (see page 2)                                    _______________ (5)
(6)  Property Maintenance                                  _______________ (6)
(7)  MI/Hazard Insurance Premiums (see page 2)             _______________ (7)
(8)  Utility Expenses                                      _______________ (8)
(9)  Appraisal/BPO                                         _______________ (9)
(10) Property Inspections                                  _______________ (10)
(11) FC Costs/Other Legal Expenses                         _______________ (11)
(12) Other (itemize)                                       _______________ (12)
         Cash for Keys__________________________           _______________ (12)
         HOA/Condo Fees_______________________             _______________ (12)
         ______________________________________            _______________ (12)

         TOTAL EXPENSES                                   $_______________ (13)
CREDITS:
(14) Escrow Balance                                       $_______________ (14)
(15) HIP Refund                                            _______________ (15)
(16) Rental Receipts                                       _______________ (16)
(17) Hazard Loss Proceeds                                  _______________ (17)
(18) Primary Mortgage Insurance / Gov't Insurance          _______________ (18a)
     HUD Part A
                                                           _______________ (18b)
     HUD Part B
(19) Pool Insurance Proceeds                               _______________ (19)
(20) Proceeds from Sale of Acquired Property               _______________ (20)
(21) Other (itemize)                                       _______________ (21)
     _________________________________________             _______________ (21)

              TOTAL CREDITS                               $_______________ (22)
         TOTAL REALIZED LOSS (OR AMOUNT OF GAIN)          $_______________ (23)

ESCROW DISBURSEMENT DETAIL

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
      TYPE           DATE PAID        PERIOD OF       TOTAL PAID      BASE AMOUNT       PENALTIES        INTEREST
   (TAX /INS.)                        COVERAGE
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

                            EMC MORTGAGE CORPORATION

                ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

   This Assignment, Assumption and Recognition Agreement (the "AAR Agreement") is made and entered into as of December 29, 2005 (the "Closing Date"), among Structured Asset Mortgage Investments II Inc. (the "Assignor"), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 (the "Assignee") and EMC Mortgage Corporation (the "Company").

   Whereas, the Assignor and the Company entered into that certain Servicing Agreement, dated as of December 1, 2005 (the "Servicing Agreement"), pursuant to which the Company agreed to service certain mortgage loans (the "Mortgage Loans") on behalf of the Assignor.

   In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans listed on ATTACHMENT 1 annexed hereto (the "Assigned Loans") shall be subject to the terms of this AAR Agreement. Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Servicing Agreement.

ASSIGNMENT AND ASSUMPTION

         1. Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under the Assigned Loans, and as they relate to the Assigned Loans, the Servicing Agreement. Notwithstanding anything to the contrary contained herein, the Assignor is not assigning to the Assignee any of its right, title and interest in, to and under the Servicing Agreement with respect to any other mortgage loan other than the Assigned Loans. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Servicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

         Assignor acknowledges and agrees that upon execution of this AAR Agreement, with respect to the Assigned Loans, the Assignee shall become the "Owner" under the Servicing Agreement, and all representations, warranties and covenants by the "Servicer" to the "Owner" under the Servicing Agreement including, but not limited to, the rights to receive indemnification, shall accrue to Assignee by virtue of this AAR Agreement.

REPRESENTATIONS, WARRANTIES AND COVENANTS

         2. Assignor warrants and represents to, and covenants with, Assignee and Company as of the date hereof that:

         a. Attached hereto as ATTACHMENT 2 is a true and correct copy of the Servicing Agreement, which Servicing Agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         b. Assignor was the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Servicing Agreement they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee's interests, rights and obligations under the Servicing Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

         c. There are no offsets, counterclaims or other defenses available to the Company with respect to the Servicing Agreement;

         d. Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

         e. Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

         f. Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and the parties hereto, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         g. No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

         h. There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

         3. The Assignee warrants and represents to, and covenants with, the Assignor and the Company as of the date hereof that:

         a. Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5;

         b. Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and the parties hereto, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         c. No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

         d. There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

         e. Assignee assumes for the benefit of each of Assignor and Company all of Assignor's rights as "Owner" under the Servicing Agreement but solely with respect to the Assigned Loans.

         4. Company warrants and represents to, and covenants with, Assignee and Assignor, as of the date hereof, that:

         a. Attached hereto as ATTACHMENT 2 is a true and accurate copy of the Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         b. Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Servicing Agreement;

         c. Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         d. No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

         e. Company shall establish a Custodial Account and an Escrow Account under the Servicing Agreement in favor of Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under the Servicing Agreement in favor of Assignor;

         f. Pursuant to Section 10.02 of the Servicing Agreement, the Company hereby restates the representations and warranties set forth in Article III of the Servicing Agreement with respect to the Company and/or the Assigned Loans; and

         g. Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

         5. Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

RECOGNITION OF ASSIGNEE

         6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Servicing Agreement but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

         7. Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 and not indiviually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5.

MISCELLANEOUS

         8. All demands, notices and communications related to the Assigned Loans, the Servicing Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

         a. In the case of Company, EMC Mortgage Corporation Mac Arthur Ridge II 909 Hidden Ridge Drive, Suite 200 Irving, Texas 75038
                  Attention: Ms. Ralene Ruyle Telecopier No.: (972) 442-2810

         b. In the case of Assignor, Structured Asset Mortgage Investments II Inc. 383 Madison Avenue, New York, New York 10179
                  Attention: Diana Cerchio Telecopier No.: (212) 272-5591

         c. In the case of Assignee, U.S. Bank National Association, as Trustee One Federal Street, 3rd Floor Boston, Massachusetts 02110 Attention: Corporate Trust Services, PRIME 2005-5 Telecopier No.: (617) 603-6638

         9. The Company hereby acknowledges that Wells Fargo Bank, N.A. (the "Master Servicer") has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2005, among the Assignor, the Assignee, the Company, the Master Servicer and Wells Fargo Bank, N.A. as securities administrator, and therefor has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Servicing Agreement. Such right will include, without limitation, the right to terminate the Company under the Servicing Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Servicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company shall make all distributions under the Servicing Agreement, as they relate to the Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

                  PRIME Trust 2005-5
                  Wells Fargo Bank, N.A.
                  ABA# 121000248
                  SAS Clearing
                  Account # 3970771416
                  For Further Credit to: PRIME 2005-5, Account # 17218700

and the Company shall deliver all reports required to be delivered under the Servicing Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 8 herein and to the Master Servicer at:

                  Wells Fargo Bank, N.A.
                  9062 Old Annapolis Road
                  Columbia, Maryland 21045
                  Attention: Client Manager PRIME 2005-5
                  Telecopier No. (410) 715-2380

         10. THIS AAR AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

         11. No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         12. This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

         13. This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignments of the Servicing Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Servicing Agreement.

          14. This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

         15. In the event that any provision of this AAR Agreement conflicts with any provision of the Servicing Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

         IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement on the date first above written.


STRUCTURED ASSET MORTGAGE                    U.S. BANK NATIONAL ASSOCIATION, NOT
INVESTMENTS II INC.,                         INDIVIDUALLY BUT SOLELY AS TRUSTEE
THE ASSIGNOR                                 FOR THE HOLDERS OF PRIME MORTGAGE
                                             TRUST, MORTGAGE PASS-THROUGH
                                             CERTIFICATES, SERIES 2005-5, THE
                                             ASSIGNEE



By:                                          By:
   ------------------------------               --------------------------------
Name:                                        Name:
     ----------------------------                 ------------------------------
Title:                                       Title:
      ---------------------------                  -----------------------------

EMC MORTGAGE CORPORATION,
THE COMPANY

By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------


ACKNOWLEDGED AND AGREED:

WELLS FARGO BANK, N.A.

By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------

                                  ATTACHMENT I

                                 Assigned Loans

                                  ATTACHMENT II

                               Servicing Agreement

                          FIFTH THIRD MORTGAGE COMPANY

                ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

         THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT (the "Assignment") is dated as of December 29, 2005, by and among EMC Mortgage Corporation (the "Assignor"), U.S. Bank National Association, as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 (the "Assignee") and Fifth Third Mortgage Company (the "Company").

         Whereas, the Company sold the mortgage loans identified on EXHIBIT A attached hereto (the "Mortgage Loans") on a servicing retained basis to the Assignor pursuant to that certain Purchase, Warranties and Servicing Agreement, dated as of September 1, 2002 (the "Purchase, Warranties and Servicing Agreement") between the Company and the Assignor; and

         Whereas, the Mortgage Loans were subsequently transferred to various trusts (the "Underlying Trusts") in connection with various securitizations; and

         Whereas, pursuant to the Pooling and Servicing Agreements for the Underlying Trusts (the "Underlying Pooling Agreements"), the Assignor had the right to purchase the Mortgage Loans (the "Call Right") from the Underlying Trusts following the occurrence of certain trigger events (the "Trigger Events") set forth in the Underlying Pooling Agreements; and

         Whereas, following the occurrence of the Trigger Events, the Assignor exercised the related Call Right and purchased the Mortgage Loans from the Underlying Trusts; and

         Whereas, Assignor and Company desire that, from and after the date hereof, all of the Mortgage Loans be serviced in accordance with the terms and conditions of the Purchase, Warranties and Servicing Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree that the Mortgage Loans shall be subject to the terms of this Assignment. Defined terms used in this Assignment and not otherwise defined herein shall have the meaning set forth in the Purchase, Warranties and Servicing Agreement.

RECOGNITION OF THE ASSIGNOR

         1. Company recognizes Assignor as owner of the Mortgage Loans and acknowledges that it is currently servicing the Mortgage Loans for the benefit of Assignor. From and after the date hereof, Company agrees that it will service the Mortgage Loans pursuant to the terms of the Purchase, Warranties and Servicing Agreement (as modified herein) which terms are incorporated herein by reference.

ASSIGNMENT AND ASSUMPTION

         2. The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and all obligations of the Assignor with respect to any mortgage loans subject to the Purchase, Warranties and Servicing Agreement which are not the Mortgage Loans set forth on EXHIBIT A attached hereto and are not the subject of this Assignment.

         3. The Assignor warrants and represents to the Assignee and to the Company as of the date hereof:

         (a) Attached hereto as EXHIBIT B is a true and accurate copy of the Purchase, Warranties and Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b) The Assignor was the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Purchase, Warranties and Servicing Agreement as they relate to the Mortgage Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Mortgage Loans to the Assignee as contemplated herein, the Assignee shall have good title to each and every Mortgage Loan, as well as any and all of the Assignor's interests, rights and obligations under the Purchase, Warranties and Servicing Agreement as they relate to the Mortgage Loans, free and clear of any and all liens, claims and encumbrances;

         (c) There are no offsets, counterclaims or other defenses available to the Assignor with respect to the Mortgage Loans or the Purchase, Warranties and Servicing Agreement;

         (d) The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Mortgage Loan;

         (e) The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

         (f) The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Assignment, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignor. This Assignment has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee, and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment, or the consummation by it of the transactions contemplated hereby. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

         (h) The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to the Company prior to the date hereof with respect to the Mortgage Loans and has not received, and has not requested from the Company, any additional documents.

         4. The Assignee represents, warrants and covenants with the Assignor and the Company that:

         (a) The Assignee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority to acquire, own and purchase the Mortgage Loans;

         (b) The Assignee has full power and authority to execute, deliver and perform under this Assignment, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee's charter or bylaws, or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Assignment has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor's rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

         (c) No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment, or the consummation by it of the transactions contemplated hereby;

         (d) There is no action, suit, proceeding, investigation or litigation pending or, to the Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to the Assignee, would adversely affect the Assignee's execution or delivery of, or the enforceability of, this Assignment, or the Assignee's ability to perform its obligations under this Assignment; and

         (e) The Assignee assumes for the benefit of the Trust, all of the rights of the Purchaser under the Purchase, Warranties and Servicing Agreement with respect to the Mortgage Loans listed on EXHIBIT A, other than the right to enforce the obligations of the Company under the Purchase, Warranties and Servicing Agreement.

         5. The Company warrants and represents to, and covenants with, Assignor and Assignee as of the date hereof:

         (a) Attached hereto as EXHIBIT B is a true and accurate copy of the Purchase, Warranties and Servicing Agreement which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Mortgage Loans and to perform its obligations under the Purchase, Warranties and Servicing Agreement;

         (c) The Company has full corporate power and authority to execute, deliver and perform its obligations under this Assignment, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its charter or by-laws or any legal restriction, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This Assignment has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (d) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by the Company of this Assignment, or the consummation by it of the transactions contemplated hereby; and

         (e) The Company shall establish a Custodial Account and an Escrow Account under the Purchase, Warranties and Servicing Agreement in favor of Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established under the Purchase, Warranties and Servicing Agreement in favor of Assignor.

         6. The Company hereby acknowledges that Wells Fargo Bank, N.A. (the "Master Servicer") has been appointed as the master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2005, among Structured Asset Mortgage Investments II Inc., the Assignee, the Master Servicer, Wells Fargo Bank, N.A. as securities administrator and the Assignor. The Company shall deliver all reports required to be delivered under the Purchase, Warranties and Servicing Agreement to:

                  Wells Fargo Bank, N.A.
                  9062 Old Annapolis Road
                  Columbia, Maryland 21045
                  Attention: Client Manager PRIME 2005-5
                  Telecopier No.: (410) 715-2380

RECOGNITION OF ASSIGNEE

         7. From and after the date hereof the Company shall recognize the Assignee as owner of the Mortgage Loans, and acknowledges that the Mortgage Loans will be part of a REMIC. The Company will service the Mortgage Loans in accordance with the Purchase, Warranties and Servicing Agreement, but in no event in a manner that would (i) cause the REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of the Assignor, the Company and the Assignee that this Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase, Warranties and Servicing Agreement, which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

         In addition, the Company hereby acknowledges that from and after the date hereof, the Mortgage Loans will be subject to the terms and conditions of the Pooling Agreement pursuant to which the Master Servicer is required to monitor the performance by the Company of its servicing obligations under the Purchase, Warranties and Servicing Agreement and has the right to enforce the obligations of the Company under the Purchase Sale and Servicing Agreement with respect to the servicing of the Mortgage Loans. Such right will include, without limitation, the right to terminate the Company under the Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. In connection therewith, the Company hereby agrees to make all remittances required under the Purchase, Warranties and Servicing Agreement with respect to the Mortgage Loans to the Master Servicer for the benefit of the Assignee in accordance with the following wire transfer instructions:

                  Wells Fargo Bank, N.A.,
                  ABA #121000248
                  Account Name: SAS Clearing
                  Account #3970771416
                  For Further Credit to: PRIME 2005-5, Account # 17218700

         It is the intention of the Assignor, the Company and the Assignee that this Agreement will be a separate and distinct servicing agreement between the Assignee and the Company, to the extent of the Mortgage Loans, and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase, Warranties and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

         8. MODIFICATION OF THE PURCHASE, WARRANTIES AND SERVICING AGREEMENT :

         The Company and the Assignor hereby amend the Purchase, Warranties and Servicing Agreement as follows:

         The following definitions are added to Section 1.01:

                  ASSIGNEE: U.S. Bank National Association, as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5.

                  REMIC PROVISIONS: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

                  MASTER SERVICER: Wells Fargo Bank, N.A.

                  TRUSTEE:U.S. Bank National Association.

         The definition of "Business Day" is deleted in its entirety and replaced with the following definition:

                  BUSINESS DAY: Any day other than: (i) a Saturday or Sunday, or
         (ii) a legal holiday in the States of Maryland, Minnesota, New York or Ohio, or (iii) a day on which banks in the States of Maryland, Minnesota, New York or Ohio are authorized or obligated by law or executive order to be closed.

The definition of Eligible Account is deleted in its entirety and replaced with the following:

                  ELIGIBLE ACCOUNT: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody's is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories respectively, at the time any amounts are held on deposit therein, or (ii) an account or accounts in a depository institution or trust company in which such accounts are insured by the FDIC (to the limits established by the FDIC) and the uninsured deposits in which accounts are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to the Trustee and to each Rating Agency, the Certificateholders have a claim with respect to the funds in such account or a perfected first priority security interest against any collateral (which shall be limited to Permitted Investments) securing such funds that is superior to claims of any other depositors or creditors of the depository institution or trust company in which such account is maintained, or (iii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iv) any other account acceptable to the Rating Agencies. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

   The following sentence shall be added to the end of the first paragraph of
Section 5.02 of the Purchase, Warranties and Servicing Agreement:

   In addition, not later than seven (7) Business Days after each month end, Seller shall furnish to the Master Servicer a report in the form of Exhibit C to the Assignment, Assumption and Recognition Agreement, dated as of December 29, 2005, among Seller, EMC Mortgage Corporation and U.S. Bank National Association with respect to defaulted Mortgage Loans and a report in the form of Exhibit D to the Assignment, Assumption and Recognition Agreement, dated as of December 29, 2005, among Seller, EMC Mortgage Corporation and U.S. Bank National Association with respect to realized loss calculations.

         Section 6.04 of the Purchase, Warranties and Servicing Agreement shall be deleted in its entirety and replaced with the following:

         Section 6.04 ANNUAL STATEMENT AS TO COMPLIANCE.

         The Company will deliver to the Master Servicer on or before February 28 of each year, beginning with February 28, 2006, an Officer's Certificate (each, an "Annual Statement of Compliance") in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K stating that
(i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officer's supervision, (ii) the Company has fully complied with the provisions of this Agreement and (iii) to the best of such officer's knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

         Section 6.05 of the Purchase, Warranties and Servicing Agreement shall be deleted in its entirety and replaced with the following:

         Section 6.05 ANNUAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' SERVICING REPORT.

         On or before February 28 of each year beginning February 28, 2006, the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement (each, an "Annual Independent Public Accountant's Servicing Report") to the Master Servicer in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K to the effect that such firm has examined certain documents and records relating to the servicing of mortgage loans by the Company generally that include a sampling of the Mortgage Loans, the provisions of Article IV and Sections 6.01 and 6.02 have been complied with and, on the basis of such an examination conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance with this Agreement, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.

         The following Section 6.07 shall be added to the end of Article 6:

         Section 6.07 ANNUAL CERTIFICATION.

         (a) For so long as the Mortgage Loans are being master serviced by the Master Servicer, by February 28th of each year (or if not a Business Day, the immediately preceding Business Day), or at any other time upon thirty (30) days written request, an officer of the Company shall execute and deliver an Officer's Certificate to the Master Servicer for the benefit of such Master Servicer and its officers, directors and affiliates, certifying as to the following matters:

         (i) Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the Master Servicer taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

         (ii) The servicing information required to be provided to the Master Servicer by the Company under this Agreement has been provided to the Master Servicer;

         (iii) I am responsible for reviewing the activities performed by the Company under the Agreement and based upon the review required by this Agreement, and except as disclosed in the Annual Statement of Compliance or the Annual Independent Public Accountant's Servicing Report submitted to the Master Servicer, the Company has, as of the date of this certification fulfilled all its obligations under this Agreement; and

         (iv) I have disclosed to the Master Servicer all significant deficiencies relating to the Company's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Agreement.

         (b) The Company shall indemnify and hold harmless the Master Servicer and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Company or any of its officers, directors, agents or affiliates of its obligations under this Subsection 6.07 or the negligence, bad faith or willful misconduct of the Company in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Master Servicer, then the Company agrees that it shall contribute to the amount paid or payable by the Master Servicer as a result of the losses, claims, damages or liabilities of the Master Servicer in such proportion as is appropriate to reflect the relative fault of the Master Servicer on the one hand and the Company on the other in connection with a breach of the Company's obligations under this Subsection 6.07 or the Company's negligence, bad faith or willful misconduct in connection therewith.

         Section 9.01 of the Purchase, Warranties and Servicing Agreement is hereby amended by adding the word "or" at the end of clause (ix) thereof and inserting the following as clause (x):

         (x) failure by the Company to duly perform, within the required time period, its obligations under Section 6.04, 6.05 or 6.07 which failure continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by any party to this Agreement or by any master servicer responsible for master servicing the Mortgage Loans pursuant to a securitization of such Mortgage Loans.

         The following shall be added as Section 11.19 of the Purchase, Warranties and Servicing Agreement:

         Section 11.19 THIRD PARTY BENEFICIARY.

         For purposes of this Agreement, any Master Servicer shall be considered a third party beneficiary to this Agreement entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this Agreement.

         9. Notice Addresses.

            If to the Assignee:

            U.S. Bank National Association, as Trustee
            One Federal Street, 3rd Floor
            Boston, Massachusetts 02110
            Attention: Corporate Trust Services, PRIME 2005-5
            Telecopy: (617) 603-6638

            If to the Assignor:

            EMC Mortgage Corporation
            MacArthur Ridge II
            909 Hidden Ridge Drive, Suite 200
            Irving, Texas 75038
            Attention: Ralene Ruyle
            Telecopy: (972) 444-2810

            With a copy to:

            Bear Stearns Mortgage Capital Corporation
            383 Madison Avenue
            New York, New York 10179
            Attention: Ernie Calabrese
            Telecopy: (212) 272-9529

            If to the Company:

            Fifth Third Mortgage Company
            38 Fountain Square Plaza
            MD 1MOB2Y
            Cincinnatti, Ohio 45263
            Attention:Stephen Johnson
            Telecopy: (513) 358-0893

            If to the Securities Administrator:

            Wells Fargo Bank, N.A.
            P.O. Box 98
            Columbia, Maryland 21046

            or, if by overnight delivery to:

            9062 Old Annapolis Road
            Columbia, Maryland 21045,
            Attention: Client Manager PRIME 2005-5
            Telecopier No.: (410) 715-2380

         10. This Assignment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of laws principles) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, except to the extent preempted by federal law.

         11. From and after the date hereof, the Company, as servicer shall recognize the Assignee as the owner of the Mortgage Loans, the Company will service the Mortgage Loans in accordance with the Purchase, Warranties and Servicing for the benefit of the Assignee, and shall look solely to the Assignee for performance of the obligations of Purchaser under the Purchase, Warranties and Servicing Agreement with respect to the Mortgage Loans. From and after the date hereof, the Assignee shall recognize the Company as the seller and servicer of the Mortgage Loans, and shall look solely to the Company for performance of the obligations of the Seller under the Purchase, Warranties and Servicing Agreement with respect to the Mortgage Loans.

         12. This Assignment shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Company, the Assignor or the Assignee may be merged or consolidated shall, without the requirement for any further writing, be deemed the Company, the Assignor or the Assignee, respectively, hereunder.

         13. No term or provision of this Assignment may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         14. This Assignment shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase, Warranties and Servicing Agreement to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the Purchase, Warranties and Servicing Agreement .

         15. This Assignment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Assignment, Assumption and Recognition Agreement to be executed by their duly authorized officers as of the date first above written.

EMC MORTAGE CORPORATION                      U.S. BANK NATIONAL ASSOCIATION, THE
THE ASSIGNOR                                 TRUSTEE FOR THE HOLDERS OF PRIME
                                             MORTGAGE TRUST, MORTGAGE
                                             PASS-THROUGH CERTIFICATES, SERIES
                                             2005-5 THE ASSIGNEE


By:                                          By:
   -----------------------------------          --------------------------------
Name:                                        Name:
     ---------------------------------            ------------------------------
Title:                                       Title:
      --------------------------------             -----------------------------


FIFTH THIRD MORTGAGE COMPANY

By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------


ACKNOWLEDGED AND AGREED

WELLS FARGO BANK, N.A.


By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------

                                   EXHIBIT A:
                             Mortgage Loan Schedule

                                   EXHIBIT B:
 Purchase, Warranties and Servicing Agreement , dated as of September 1, 2002;

                                   EXHIBIT C:

EXHIBIT : STANDARD FILE LAYOUT - DELINQUENCY REPORTING

-------------------------------------------------------------------------------------------------------------------
COLUMN/HEADER NAME                                   DESCRIPTION                      DECIMAL     FORMAT COMMENT
-------------------------------------------------------------------------------------------------------------------
SERVICER_LOAN_NBR                    A unique number assigned to a loan by the
                                     Servicer.  This may be different than the
                                     LOAN_NBR
-------------------------------------------------------------------------------------------------------------------
LOAN_NBR                             A unique identifier assigned to each loan
                                     by the originator.
-------------------------------------------------------------------------------------------------------------------
CLIENT_NBR                           Servicer Client Number
-------------------------------------------------------------------------------------------------------------------
SERV_INVESTOR_NBR                    Contains a unique number as assigned by an
                                     external servicer to identify a group of
                                     loans in their system.
-------------------------------------------------------------------------------------------------------------------
BORROWER_FIRST_NAME                  First Name of the Borrower.
-------------------------------------------------------------------------------------------------------------------
BORROWER_LAST_NAME                   Last name of the borrower.
-------------------------------------------------------------------------------------------------------------------
PROP_ADDRESS                         Street Name and Number of Property
-------------------------------------------------------------------------------------------------------------------
PROP_STATE                           The state where the  property located.
-------------------------------------------------------------------------------------------------------------------
PROP_ZIP                             Zip code where the property is located.
-------------------------------------------------------------------------------------------------------------------
BORR_NEXT_PAY_DUE_DATE               The date that the borrower's next payment
                                     MM/DD/YYYY is due to the servicer at the
                                     end of processing cycle, as reported by
                                     Servicer.
-------------------------------------------------------------------------------------------------------------------
LOAN_TYPE                            Loan Type (i.e. FHA, VA, Conv)
-------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_FILED_DATE                The date a particular bankruptcy claim was                   MM/DD/YYYY
                                     filed.
-------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_CHAPTER_CODE              The chapter under which the bankruptcy was
                                     filed.
-------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_CASE_NBR                  The case number assigned by the court to
                                     the bankruptcy filing.
-------------------------------------------------------------------------------------------------------------------
POST_PETITION_DUE_DATE               The payment due date once the bankruptcy                     MM/DD/YYYY
                                     has been approved by the courts
-------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_DCHRG_DISM_DATE           The Date The Loan Is Removed From                            MM/DD/YYYY
                                     Bankruptcy. Either by Dismissal, Discharged
                                     and/or a Motion For Relief Was Granted.
-------------------------------------------------------------------------------------------------------------------
LOSS_MIT_APPR_DATE                   The Date The Loss Mitigation Was Approved                    MM/DD/YYYY
                                     By The Servicer
-------------------------------------------------------------------------------------------------------------------
LOSS_MIT_TYPE                        The Type Of Loss Mitigation Approved For A
                                     Loan Such As;
-------------------------------------------------------------------------------------------------------------------
LOSS_MIT_EST_COMP_DATE               The Date The Loss Mitigation /Plan Is                        MM/DD/YYYY
                                     Scheduled To End/Close
-------------------------------------------------------------------------------------------------------------------
LOSS_MIT_ACT_COMP_DATE               The Date The Loss Mitigation Is Actually                     MM/DD/YYYY
                                     Completed
-------------------------------------------------------------------------------------------------------------------
FRCLSR_APPROVED_DATE                 The date DA Admin sends a letter to the
                                     MM/DD/YYYY servicer with instructions to
                                     begin foreclosure proceedings.
-------------------------------------------------------------------------------------------------------------------
ATTORNEY_REFERRAL_DATE               Date File Was Referred To Attorney to                        MM/DD/YYYY
                                     Pursue Foreclosure
-------------------------------------------------------------------------------------------------------------------
FIRST_LEGAL_DATE                      Notice of 1st legal filed by an Attorney                    MM/DD/YYYY
                                     in a Foreclosure Action
-------------------------------------------------------------------------------------------------------------------
FRCLSR_SALE_EXPECTED_DATE            The date by which a foreclosure sale is                      MM/DD/YYYY
                                     expected to occur.
-------------------------------------------------------------------------------------------------------------------
FRCLSR_SALE_DATE                     The actual date of the foreclosure sale.                     MM/DD/YYYY
-------------------------------------------------------------------------------------------------------------------
FRCLSR_SALE_AMT                      The amount a property sold for at the               2        No commas(,) or
                                     foreclosure sale.                                            dollar signs ($)
-------------------------------------------------------------------------------------------------------------------
EVICTION_START_DATE                  The date the servicer initiates eviction of                  MM/DD/YYYY
                                     the borrower.
-------------------------------------------------------------------------------------------------------------------
EVICTION_COMPLETED_DATE              The date the court revokes legal possession
                                     MM/DD/YYYY of the property from the
                                     borrower.
-------------------------------------------------------------------------------------------------------------------
LIST_PRICE                           The price at which an REO property is               2        No commas(,) or
                                     marketed.                                                    dollar signs ($)
-------------------------------------------------------------------------------------------------------------------
LIST_DATE                            The date an REO property is listed at a                      MM/DD/YYYY
                                     particular price.
-------------------------------------------------------------------------------------------------------------------
OFFER_AMT                            The dollar value of an offer for an REO             2        No commas(,) or
                                     property.                                                    dollar signs ($)
-------------------------------------------------------------------------------------------------------------------
OFFER_DATE_TIME                      The date an offer is received by DA Admin                    MM/DD/YYYY
                                     or by the Servicer.
-------------------------------------------------------------------------------------------------------------------
REO_CLOSING_DATE                     The date the REO sale of the property is                      MM/DD/YYYY
                                     scheduled to close.
-------------------------------------------------------------------------------------------------------------------
REO_ACTUAL_CLOSING_DATE              Actual Date Of REO Sale                                      MM/DD/YYYY
-------------------------------------------------------------------------------------------------------------------
OCCUPANT_CODE                        Classification of how the property is
                                     occupied.
-------------------------------------------------------------------------------------------------------------------
PROP_CONDITION_CODE                  A code that indicates the condition of the
                                     property.
-------------------------------------------------------------------------------------------------------------------
PROP_INSPECTION_DATE                 The date a  property inspection is                           MM/DD/YYYY
                                     performed.
-------------------------------------------------------------------------------------------------------------------
APPRAISAL_DATE                       The date the appraisal was done.                             MM/DD/YYYY
-------------------------------------------------------------------------------------------------------------------
CURR_PROP_VAL                        The current "as is" value of the property           2
                                     based on brokers price opinion or appraisal.
-------------------------------------------------------------------------------------------------------------------
REPAIRED_PROP_VAL                    The amount the property would be worth if           2
                                     repairs are completed pursuant to a
                                     broker's price opinion or appraisal.
-------------------------------------------------------------------------------------------------------------------
IF APPLICABLE:
-------------------------------------------------------------------------------------------------------------------
DELINQ_STATUS_CODE                   FNMA Code Describing Status of Loan
-------------------------------------------------------------------------------------------------------------------
DELINQ_REASON_CODE                   The circumstances which caused a borrower
                                     to stop paying on a loan. Code indicates
                                     the reason why the loan is in default for
                                     this cycle.
-------------------------------------------------------------------------------------------------------------------
MI_CLAIM_FILED_DATE                  Date Mortgage Insurance Claim Was Filed                      MM/DD/YYYY
                                     With Mortgage Insurance Company.
-------------------------------------------------------------------------------------------------------------------
MI_CLAIM_AMT                         Amount of Mortgage Insurance Claim Filed                      No commas(,)
                                                                                                  or dollar signs
                                                                                                  ($)
-------------------------------------------------------------------------------------------------------------------
MI_CLAIM_PAID_DATE                    Date Mortgage Insurance Company Disbursed                   MM/DD/YYYY
                                     Claim Payment
-------------------------------------------------------------------------------------------------------------------
MI_CLAIM_AMT_PAID                    Amount Mortgage Insurance Company Paid On           2        No commas(,) or
                                     Claim                                                        dollar signs ($)
-------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_FILED_DATE                Date Claim Was Filed With Pool Insurance                     MM/DD/YYYY
                                     Company
-------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_AMT                       Amount of Claim Filed With Pool Insurance           2        No commas(,) or
                                     Company                                                      dollar signs ($)
-------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_PAID_DATE                 Date Claim Was Settled and The Check Was                     MM/DD/YYYY
                                     Issued By The Pool Insurer
-------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_AMT_PAID                  Amount Paid On Claim By Pool Insurance              2        No commas(,) or
                                     Company                                                      dollar signs ($)
-------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_FILED_DATE          Date FHA Part A Claim Was Filed With HUD                     MM/DD/YYYY
-------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_AMT                 Amount of FHA Part A Claim Filed                    2        No commas(,) or
                                                                                                  dollar signs ($)
-------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_PAID_DATE           Date HUD Disbursed Part A Claim Payment                      MM/DD/YYYY
-------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_PAID_AMT            Amount HUD Paid on Part A Claim                     2        No commas(,) or
                                                                                                  dollar signs ($)
-------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_FILED_DATE          Date FHA Part B Claim Was Filed With HUD                     MM/DD/YYYY
-------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_AMT                 Amount of FHA Part B Claim Filed                    2        No commas(,) or
                                                                                                  dollar signs ($)
-------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_PAID_DATE           Date HUD Disbursed Part B Claim Payment                      MM/DD/YYYY
-------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_PAID_AMT            Amount HUD Paid on Part B Claim                     2        No commas(,) or
                                                                                                  dollar signs ($)
-------------------------------------------------------------------------------------------------------------------
VA_CLAIM_FILED_DATE                  Date VA Claim Was Filed With the Veterans                    MM/DD/YYYY
                                     Admin
-------------------------------------------------------------------------------------------------------------------
VA_CLAIM_PAID_DATE                   Date Veterans Admin. Disbursed VA Claim                      MM/DD/YYYY
                                     Payment
-------------------------------------------------------------------------------------------------------------------
VA_CLAIM_PAID_AMT                    Amount Veterans Admin. Paid on VA Claim             2        No commas(,) or
                                                                                                  dollar signs ($)
-------------------------------------------------------------------------------------------------------------------

EXHIBIT 2: STANDARD FILE CODES - DELINQUENCY REPORTING

The LOSS MIT TYPE field should show the approved Loss Mitigation Code as follows:

ASUM-    Approved Assumption
BAP-     Borrower Assistance Program
CO-      Charge Off
DIL-     Deed-in-Lieu
FFA-     Formal Forbearance Agreement
MOD-     Loan Modification
PRE-     Pre-Sale
SS-      Short Sale
MISC-    Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The OCCUPANT CODE field should show the current status of the property code as follows:

Mortgagor
Tenant
Unknown
Vacant

The PROPERTY CONDITION field should show the last reported condition of the property as follows:

Damaged
Excellent
Fair
Gone
Good
Poor
Special Hazard
Unknown

The FNMA DELINQUENT REASON CODE field should show the Reason for Delinquency as follows:

--------------------------------------------------------------------------------
DELINQUENCY CODE        DELINQUENCY DESCRIPTION
--------------------------------------------------------------------------------
001                    FNMA-Death of principal mortgagor
--------------------------------------------------------------------------------
002                    FNMA-Illness of principal mortgagor
--------------------------------------------------------------------------------
003                    FNMA-Illness of mortgagor's family member
--------------------------------------------------------------------------------
004                    FNMA-Death of mortgagor's family member
--------------------------------------------------------------------------------
005                    FNMA-Marital difficulties
--------------------------------------------------------------------------------
006                    FNMA-Curtailment of income
--------------------------------------------------------------------------------
007                    FNMA-Excessive Obligation
--------------------------------------------------------------------------------
008                    FNMA-Abandonment of property
--------------------------------------------------------------------------------
009                    FNMA-Distant employee transfer
--------------------------------------------------------------------------------
011                    FNMA-Property problem
--------------------------------------------------------------------------------
012                    FNMA-Inability to sell property
--------------------------------------------------------------------------------
013                    FNMA-Inability to rent property
--------------------------------------------------------------------------------
014                    FNMA-Military Service
--------------------------------------------------------------------------------
015                    FNMA-Other
--------------------------------------------------------------------------------
016                    FNMA-Unemployment
--------------------------------------------------------------------------------
017                    FNMA-Business failure
--------------------------------------------------------------------------------
019                    FNMA-Casualty loss
--------------------------------------------------------------------------------
022                    FNMA-Energy environment costs
--------------------------------------------------------------------------------
023                    FNMA-Servicing problems
--------------------------------------------------------------------------------
026                    FNMA-Payment adjustment
--------------------------------------------------------------------------------
027                    FNMA-Payment dispute
--------------------------------------------------------------------------------
029                    FNMA-Transfer of ownership pending
--------------------------------------------------------------------------------
030                    FNMA-Fraud
--------------------------------------------------------------------------------
031                    FNMA-Unable to contact borrower
--------------------------------------------------------------------------------
INC                    FNMA-Incarceration
--------------------------------------------------------------------------------

The FNMA DELINQUENT STATUS CODE field should show the Status of Default as follows:

-------------------------------------------------------------------------------
     STATUS CODE      STATUS DESCRIPTION
-------------------------------------------------------------------------------
         09           Forbearance
-------------------------------------------------------------------------------
         17           Pre-foreclosure Sale Closing Plan Accepted
-------------------------------------------------------------------------------
         24           Government Seizure
-------------------------------------------------------------------------------
         26           Refinance
-------------------------------------------------------------------------------
         27           Assumption
-------------------------------------------------------------------------------
         28           Modification
-------------------------------------------------------------------------------
         29           Charge-Off
-------------------------------------------------------------------------------
         30           Third Party Sale
-------------------------------------------------------------------------------
         31           Probate
-------------------------------------------------------------------------------
         32           Military Indulgence
-------------------------------------------------------------------------------
         43           Foreclosure Started
-------------------------------------------------------------------------------
         44           Deed-in-Lieu Started
-------------------------------------------------------------------------------
         49           Assignment Completed
-------------------------------------------------------------------------------
         61           Second Lien Considerations
-------------------------------------------------------------------------------
         62           Veteran's Affairs-No Bid
-------------------------------------------------------------------------------
         63           Veteran's Affairs-Refund
-------------------------------------------------------------------------------
         64           Veteran's Affairs-Buydown
-------------------------------------------------------------------------------
         65           Chapter 7 Bankruptcy
-------------------------------------------------------------------------------
         66           Chapter 11 Bankruptcy
-------------------------------------------------------------------------------
         67           Chapter 13 Bankruptcy
-------------------------------------------------------------------------------

                                   EXHIBIT D:

EXHIBIT : CALCULATION OF REALIZED LOSS/GAIN FORM 332- INSTRUCTION SHEET

NOTE: DO NOT NET OR COMBINE ITEMS. SHOW ALL EXPENSES INDIVIDUALLY AND ALL CREDITS AS SEPARATE LINE ITEMS. CLAIM PACKAGES ARE DUE ON THE REMITTANCE REPORT DATE. LATE SUBMISSIONS MAY RESULT IN CLAIMS NOT BEING PASSED UNTIL THE FOLLOWING MONTH. THE SERVICER IS RESPONSIBLE TO REMIT ALL FUNDS PENDING LOSS APPROVAL AND /OR RESOLUTION OF ANY DISPUTED ITEMS.


         The numbers on the 332 form correspond with the numbers listed below.

LIQUIDATION AND ACQUISITION EXPENSES:

1. The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2. The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3. Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12. Complete as applicable. Required documentation:

         * For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

         * For escrow advances - complete payment history

         (to calculate advances from last positive escrow balance forward)

         * Other expenses - copies of corporate advance history showing all payments

         * REO repairs > $1500 require explanation

         * REO repairs >$3000 require evidence of at least 2 bids.

         * Short Sale or Charge Off require P&L supporting the decision and WFB's approved Officer Certificate

         * Unusual or extraordinary items may require further documentation.

13. The total of lines 1 through 12.

         CREDITS:

14-21. Complete as applicable. Required documentation:

         * Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

         Letter of Proceeds Breakdown.

         * Copy of EOB for any MI or gov't guarantee

         * All other credits need to be clearly defined on the 332 form

22. The total of lines 14 through 21.

PLEASE NOTE: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

TOTAL REALIZED LOSS (OR AMOUNT OF ANY GAIN)
23. The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

EXHIBIT 3A: CALCULATION OF REALIZED LOSS/GAIN FORM 332

Prepared by: ________________                Date:  _______________
Phone: ______________________   Email Address:_____________________


------------------              --------------          -----------------
Servicer Loan No.               Servicer Name           Servicer Address

------------------              --------------          -----------------

WELLS FARGO BANK, N.A. LOAN NO._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

LIQUIDATION TYPE:  REO SALE       3RD PARTY SALE      SHORT SALE      CHARGE OFF

WAS THIS LOAN GRANTED A BANKRUPTCY DEFICIENCY OR CRAMDOWN         YES         NO
If "Yes", provide deficiency or cramdown amount ________________________________

LIQUIDATION AND ACQUISITION EXPENSES:
(1)  Actual Unpaid Principal Balance of Mortgage Loan     $_______________ (1)
(2)  Interest accrued at Net Rate                          _______________ (2)
(3)  Accrued Servicing Fees                                _______________ (3)
(4)  Attorney's Fees                                       _______________ (4)
(5)  Taxes (see page 2)                                    _______________ (5)
(6)  Property Maintenance                                  _______________ (6)
(7)  MI/Hazard Insurance Premiums (see page 2)             _______________ (7)
(8)  Utility Expenses                                      _______________ (8)
(9)  Appraisal/BPO                                         _______________ (9)
(10) Property Inspections                                  _______________ (10)
(11) FC Costs/Other Legal Expenses                         _______________ (11)
(12) Other (itemize)                                       _______________ (12)
         Cash for Keys__________________________           _______________ (12)
         HOA/Condo Fees_______________________             _______________ (12)
         ______________________________________            _______________ (12)

         TOTAL EXPENSES                                   $_______________ (13)
CREDITS:
(14) Escrow Balance                                       $_______________ (14)
(15) HIP Refund                                            _______________ (15)
(16) Rental Receipts                                       _______________ (16)
(17) Hazard Loss Proceeds                                  _______________ (17)
(18) Primary Mortgage Insurance / Gov't Insurance          _______________ (18a)
     HUD Part A
                                                           _______________ (18b)
     HUD Part B
(19) Pool Insurance Proceeds                               _______________ (19)
(20) Proceeds from Sale of Acquired Property               _______________ (20)
(21) Other (itemize)                                       _______________ (21)
     _________________________________________             _______________ (21)

              TOTAL CREDITS                               $_______________ (22)
         TOTAL REALIZED LOSS (OR AMOUNT OF GAIN)          $_______________ (23)

----------------------------------------------------------------------------------------------------------------------
      TYPE          DATE PAID        PERIOD OF       TOTAL PAID      BASE AMOUNT       PENALTIES        INTEREST
   (TAX /INS.)                       COVERAGE
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

                            GMAC MORTGAGE CORPORATION

                ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

         This Assignment, Assumption and Recognition Agreement (the "AAR Agreement") is made and entered into as of December 29, 2005 (the "Closing Date"), among EMC Mortgage Corporation (the "Assignor"), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 (the "Assignee") and GMAC Mortgage Corporation (the "Company").

         Whereas, the Company sold the mortgage loans identified on ATTACHMENT 1 hereto (the "SAMI Mortgage Loans"), on a servicing retained basis, to the Assignor pursuant to various mortgage loan sale and servicing agreements (together, the "Former Servicing Agreements"); and

         Whereas, the SAMI Mortgage Loans and the Former Servicing Agreements were subsequently transferred to the Structured Asset Mortgage Investments Inc., Mortgage Pass-Through Certificates, Series 1999-1 and the Structured Asset Mortgage Investments Inc., Mortgage Pass-Through Certificates, Series 2001-3 (the "Underlying SAMI Trusts") in connection with two securitizations;

         Whereas, pursuant to Article IX of that certain Pooling and Servicing Agreement, dated as of February 1, 1999 among Structured Asset Mortgage Investments Inc. as seller, the Company and Wells Fargo Bank, N.A. (as successor to Norwest Bank Minnesota, National Association) as trustee, and pursuant to
Article X of that certain Pooling and Servicing Agreement, dated as of January 1, 2001 among Structured Asset Mortgage Investments Inc. as seller, the Company and Wells Fargo Bank, N.A. as trustee (the "Underlying SAMI Pooling Agreements"), the Assignor had the right to purchase the SAMI Mortgage Loans (the "SAMI Call Right") from the respective Underlying SAMI Trusts following the occurrence of certain trigger events (the "SAMI Trigger Events") set forth in the respective Underlying SAMI Pooling Agreements; and

         Whereas, following the occurrence of the respective SAMI Trigger Events, the Assignor exercised the respective SAMI Call Right and purchased the respective SAMI Mortgage Loans from the respective Underlying SAMI Trusts.

         Whereas, Impac Funding Corporation ("Impac") acquired the mortgage loans identified on ATTACHMENT 2 hereto (the "Impac Mortgage Loans") from various third party originators;

         Whereas, the Impac Mortgage Loans were subsequently transferred to various trusts (the "Underlying Impac Trusts") in connection with various securitizations; and

         Whereas, Impac owned the servicing rights with respect to the Impac Mortgage Loans and acted as the master servicer for the Underlying Impac Trusts; and

         Whereas, the Company and Impac entered into a subservicing agreement pursuant to which the Company acted as subservicer for Impac for the benefit of the Underlying Impac Trusts; and

         Whereas, pursuant to the Pooling and Servicing Agreements for the Underlying Impac Trusts (the "Underlying Impac Pooling Agreements"), the Assignor had the right to purchase the Impac Mortgage Loans (the "Impac Call Right") from the Underlying Impac Trusts following the occurrence of certain trigger events (the "Impac Trigger Events") set forth in the Underlying Impac Pooling Agreements; and

         Whereas, following the occurrence of the Impac Trigger Events, the Assignor exercised the related Impac Call Right and purchased the Impac Mortgage Loans from the Underlying Impac Trusts; and

         Whereas, Impac sold the servicing rights with respect to the Impac Mortgage Loans to the Company and the Company is currently servicing the Impac Mortgage Loans for the benefit of the Assignor; and

         Whereas, Assignor and Company desire that, from and after the date hereof, all of the SAMI Mortgage Loans and the Impac Mortgage Loans (collectively, the "Assigned Loans") be serviced in accordance with the terms and conditions of that certain Servicing Agreement, dated as of November 1, 2004, as modified herein (as modified, the "Servicing Agreement") between Structured Asset Mortgage Investments II Inc. (the "Depositor") and Company.

         In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Assigned Loans shall be subject to the terms of this AAR Agreement. Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Servicing Agreement.

RECOGNITION OF THE ASSIGNOR

         1. Company recognizes Assignor as owner of the Assigned Loans and acknowledges that it is currently servicing the Assigned Loans for the benefit of Assignor. From and after the date hereof, Company agrees that it will service the Assigned Loans pursuant to the terms of the Servicing Agreement (as modified herein) which terms are incorporated herein by reference.

ASSIGNMENT AND ASSUMPTION

         2. Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest in, to and under (a) the Assigned Loans and (b) as it relates to the Assigned Loans, the Servicing Agreement. Notwithstanding anything to the contrary contained herein, the Assignor is not assigning to the Assignee any of its right, title and interest in, to and under the Servicing Agreement with respect to any other mortgage loan other than the Assigned Loans. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Servicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

         Assignor acknowledges and agrees that upon execution of this AAR Agreement, the Assignee shall become the "Owner" under the Servicing Agreement, and all representations, warranties and covenants by the "Company" to the "Owner" under the Servicing Agreement including, but not limited to, the rights to receive indemnification, shall accrue to Assignee by virtue of this AAR Agreement.

REPRESENTATIONS, WARRANTIES AND COVENANTS

         3. Assignor warrants and represents to, and covenants with, Assignee and Company as of the date hereof that:

                  a. Attached hereto as ATTACHMENT 3 is a true and correct copy of the Servicing Agreement, which Servicing Agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

                  b. Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Servicing Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee's interests, rights and obligations under the Servicing Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

                  c. There are no offsets, counterclaims or other defenses available to the Company with respect to the Assigned Loans or the Servicing Agreement;

                  d. Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

                  e. Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

                  f. Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and the parties hereto, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law; and

                  g. No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Assigned Loans a violation of
                           Section 5 of the 1933 Act or require registration pursuant thereto.

         4. The Assignee warrants and represents to, and covenants with, the Assignor and the Company as of the date hereof that:

                  a. Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5;

                  b. Assignee has full corporate power and authority to execute, deliver and perform under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and the parties hereto, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  c. No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; and

                  d. The Assignee assumes all of the rights of the Owner under the Servicing Agreement with respect to the Assigned Loans other than the right to enforce the obligations of the Servicer under the Servicing Agreement.

                  e. Company warrants and represents to, and covenants with, Assignee and Assignor, as of the date hereof, that:

                  f. Attached hereto as ATTACHMENT 3 is a true and correct copy of the Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

                  g. Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Servicing Agreement;

                  h. Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  i. No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

                  j. Company shall establish a Custodial Account and an Escrow Account under the Servicing Agreement in favor of Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established in favor of Assignor; and

                  k. Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

         6. Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

         7. Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5.

RECOGNITION OF ASSIGNEE

         8. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Servicing Agreement but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in
                  Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

MODIFICATION OF THE SERVICING AGREEMENT

         9. The Company, Assignor and Assignee hereby amend the Servicing Agreement, with respect to the Assigned Loans only, as follows:

         (a) The definition of "Principal Prepayment" in Article I of the Servicing Agreement is deleted in its entirety and replaced with the following:

                  "PRINCIPAL PREPAYMENT: Any payment or other recovery of principal on a Mortgage Loan, full or partial, which is received in advance of its scheduled Due Date, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment."

         (b) The first sentence of the last paragraph of Section 4.04 of the Servicing Agreement is deleted in its entirety and replaced with the following:

                  "The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, prepayment penalties and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Servicer in the Custodial Account."

MISCELLANEOUS

         10. All demands, notices and communications related to the Assigned Loans, the Servicing Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

                  a.       In the case of Company,

                           GMAC Mortgage Corporation 500
                           Enterprise Road Horsham, Pennsylvania 19044
                           Attention: Mr. Frank Ruhl Telecopier No.: (215) 682-3396

                  b.       In the case of Assignor,

                           EMC Mortgage Corporation Mac
                           Arthur Ridge II 909 Hidden Ridge Drive, Suite 200 Irving, Texas 75038 Attention: Ralene Ruyle Telecopier No.: (972) 444-2810

                  c.       In the case of Assignee,

                           U.S. Bank National Association, as Trustee One Federal Street, 3rd Floor Boston, Massachusetts 02110
                           Attention: Corporate Trust Services, PRIME 2005-5 Telecopier No.: (617) 603-6638

         11. The Company hereby acknowledges that Wells Fargo Bank, N.A. (the "Master Servicer") has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2005, among the Assignor, the Assignee, Structured Asset Mortgage Investments II Inc., Wells Fargo Bank, N.A. as securities administrator and the Master Servicer, and therefor has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Servicing Agreement. Such right will include, without limitation, the right to terminate the Company under the Servicing Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Servicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company shall make all distributions under the Servicing Agreement, as they relate to the Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

                  Bear Stearns PRIME 2005-5 Master Servicer Collection Account Wells Fargo Bank, N.A
                  ABA# 121000248
                  Account Name: SAS Clearing
                  Account # 3970771416
                  For Further Credit to: PRIME 2005-5, Account # 17218700

                  and the Company shall deliver all reports required to be delivered under the Servicing Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in
                  Section 10 herein and to the Master Servicer at:

                  Wells Fargo Bank, N.A.
                  9062 Old Annapolis Road
                  Columbia, Maryland 21045
                  Attention: Client Manager PRIME 2005-5
                  Telecopier No.: (410) 715-2380

         12. THIS AAR AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

         13. No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         14. This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company respectively, hereunder.

         15. This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Servicing Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Servicing Agreement.

         16. This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

         17. In the event that any provision of this AAR Agreement conflicts with any provision of the Servicing Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


EMC MORTGAGE CORPORATION,                    U.S. BANK NATIONAL ASSOCIATION, NOT
THE ASSIGNOR                                 INDIVIDUALLY BUT SOLELY AS TRUSTEE
                                             FOR THE HOLDERS OF PRIME MORTGAGE
                                             TRUST, MORTGAGE PASS-THROUGH
                                             CERTIFICATES, SERIES 2005-5, THE
                                             ASSIGNEE


By:                                          By:
   -----------------------------------          --------------------------------
Name:                                        Name:
     ---------------------------------            ------------------------------
Title:                                       Title:
      --------------------------------             -----------------------------


GMAC MORTGAGE CORPORATION,
THE COMPANY


By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------


ACKNOWLEDGED AND AGREED

WELLS FARGO BANK, N.A.


By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------

                                  ATTACHMENT 1

                               SAMI MORTGAGE LOANS

                                  ATTACHMENT 2

                              IMPAC MORTGAGE LOANS

                                  ATTACHMENT 3

                               SERVICING AGREEMENT

                         GREENPOINT MORTGAGE FUNDING, INC.

                ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

         This is an Assignment, Assumption and Recognition Agreement (this "AAR Agreement") made as of December 29, 2005, among EMC Mortgage Corporation (the "Assignor"), U.S. Bank National Association, not individually but solely as trustee for the holders of the Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 (the "Assignee") and GreenPoint Mortgage Funding, Inc. (the "Company").

                  WHEREAS, The Trust Company of New Jersey originated the mortgage loans identified on Exhibit A hereto (the "Assigned Loans"); and

                  WHEREAS, the Assigned Loans were subsequently transferred to a trust (the "Underlying Trusts") in connection with a securitization; and

                  WHEREAS, pursuant to the Pooling and Servicing Agreement for the Underlying Trust (the "Underlying Pooling Agreement"), the Assignor had the right to purchase the Assigned Loans (the "Call Right") from the Underlying Trust following the occurrence of certain trigger events (the "Trigger Events") set forth in the Underlying Pooling Agreement; and

                  WHEREAS, following the occurrence of the Trigger Events, the Assignor exercised the Call Right and purchased the Assigned Loans from the Underlying Trust; and

                  WHEREAS, the servicing of the Assigned Loans was transferred from North Fork Bancorporation, Inc., as successor to The Trust Company of New Jersey, to the Company; and

                  WHEREAS, Assignor and Company desire that, from and after the date hereof, all of the Assigned Loans be serviced in accordance with the terms and conditions of that certain Purchase, Warranties and Servicing Agreement, dated as of September 1, 2003 (the "Purchase Agreement"), between the Assignor and the Company.

                  NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree that the Assigned Loans shall be subject to the terms of this AAR Agreement. Defined terms used in this Assignment and not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

                           RECOGNITION OF THE ASSIGNOR

         Company recognizes Assignor as owner of the Assigned Loans and acknowledges that it is currently servicing the Assigned Loans for the benefit of Assignor. From and after the date hereof, Company agrees it will service the Assigned Loans pursuant to the terms of the Purchase Agreement (as modified herein) which terms are incorporated herein by reference.



                            Assignment and Assumption

         Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under (a) the Assigned Loans and (b) the Purchase Agreement with respect to the Assigned Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title or interest, in, to and under the Purchase Agreement with respect to any mortgage loan other than the Assigned Loans listed on Exhibit A. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Purchase Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         (a) Assignor warrants and represents to Assignee and Company as of the date hereof:

         (i) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (ii) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee's interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

         (iii) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

         (iv) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

         (v) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

         (vi) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (vii) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

         (viii) Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

         (ix) The Assignor has received from Company, and has delivered to the Assignee, all documents required to be delivered to Assignor by the Company prior to the date hereof pursuant to the Purchase Agreement with respect to the Assigned Loans and has not received, and has not requested from the Company, any additional documents; and

         (x) There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

         (b) Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

         (i) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of the Prime Mortgage Trust 2005-5, Mortgage Pass-Through Certificates, Series 2005-5;

         (ii) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (iii) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

         (iv) There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

         (v) Assignee assumes for the benefit of each of the Assignor and the Company all of the rights of the Purchaser under the Purchase Agreement with respect to the Assigned Loans.

         (c) Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

         (i) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (ii) Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

         (iii) Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (iv) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

         (v) The Company shall establish a Custodial Account and an Escrow Account under the Purchase Agreement in favor of the Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under the Purchase Agreement in favor of Assignor; and

         (vi) Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

         (d) Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

                             Recognition of Assignee

         (a) From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Purchase Agreement (as modified by this AAR Agreement) but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the
Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

         (b) Notwithstanding any term hereof to the contrary, the execution and delivery of the AAR Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust 2005-5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust 2005-5.

                       Modification of Purchase Agreement

         (a) The Company and Assignor hereby amend the Purchase Agreement as follows:

         (i) The following definitions are added to Article I of the Purchase
Agreement:

         ASSIGNEE: U.S. Bank National Association, as trustee for the holders of the Prime Mortgage Trust 2005-5, Mortgage Pass-Through Certificates, Series 2005-5.

         MASTER SERVICER: Wells Fargo Bank, N.A., or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

         POOLING AND SERVICING AGREEMENT: That certain pooling and servicing agreement, dated as of December 1, 2005, among Structured Asset Mortgage Investments II Inc., the Trustee, the Master Servicer, the Securities Administrator and the Purchaser.

         SECURITIES ADMINISTRATOR: Wells Fargo Bank, N.A..

         TRUSTEE: U.S. Bank National Association, or its successor in interest, or any successor trustee appointed as provided in the Pooling and Servicing Agreement.

         (ii) The definition of Business Day is deleted in its entirety and replaced with the following:

         BUSINESS DAY: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of California, New York, Maryland or Minnesota, or (iii) a day on which banks in the States of California, New York, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

         (iii) The following is added to the first sentence of the fourth paragraph of Section 4.13 of the Purchase Agreement:

         "; provided, however, that any REO property shall be disposed of by the Company before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO property, unless the Company is otherwise directed by the Assignee."

         (iv) Section 6.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

         Section 6.04   ANNUAL STATEMENT AS TO COMPLIANCE.

                  The Company will deliver to the Master Servicer and the Purchaser on or before February 28 of each year, beginning February 28, 2006, an Officers' Certificate in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, (ii) the Company has fully complied with the provisions of this Agreement, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Master Servicer and Purchaser upon request.


         (v) Section 6.05 of the Purchase Agreement is deleted in its entirety and replaced with the following:

         Section 6.05 ANNUAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' SERVICING REPORT.

                  The Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish to the Master Servicer and the Purchaser on or before February 28 of each year beginning February 28, 2006, a statement in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Master Servicer and the Purchaser. In addition, on an annual basis, Company shall provide the Master Servicer and the Purchaser with copies of its audited financial statements.

         (vi) The following is added as Section 6.07 of the Purchase Agreement:

         Section 6.07   ANNUAL CERTIFICATION.

                  (a) For so long as the Mortgage Loans are being master serviced by a master servicer in a securitization transaction (the "Master Servicer"), by February 28th of each year (or if not a Business Day, the immediately preceding Business Day), or at any other time upon thirty (30) days written request, an officer of the Company shall execute and deliver an Officer's Certificate to the Master Servicer for the benefit of such Master Servicer and its officers, directors and affiliates, certifying as to the following matters:

                           (i) Based on my knowledge, the information in the
                  Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the Master Servicer taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

                           (ii) The servicing information required to be
                  provided to the Master Servicer by the Company under this Agreement has been provided to the Master Servicer;

                           (iii) I am responsible for reviewing the activities
                  performed by the Company under this Agreement and based upon the review required by this Agreement, and except as disclosed in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the Master Servicer, the Company has, as of the date of this certification fulfilled its obligations under this Agreement; and

                           (iv) I have disclosed to the Master Servicer all
                  significant deficiencies relating to the Company's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Agreement.

                  (b) The Company shall indemnify and hold harmless the Master Servicer and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Company or any of its officers, directors, agents or affiliates of its obligations under Sections 6.04, 6.05 and 6.07 or the negligence, bad faith or willful misconduct of the Company in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Master Servicer, then the Company agrees that it shall contribute to the amount paid or payable by the Master Servicer as a result of the losses, claims, damages or liabilities of the Master Servicer in such proportion as is appropriate to reflect the relative fault of the Master Servcier on the one hand and the Company on the other in connection with a breach of the Company's obligations under Sections 6.04, 6.05 and 6.07 or the Company's negligence, bad faith or willful misconduct in connection therewith.

         (vii) Section 9.01 is hereby modified by deleting the period and adding a semicolon and the word "or" at the end of clause (ix) thereof and inserting the following as clause (x):

         (x) failure by the Company to duly perform, within the required time period, its obligations under Section 6.04, 6.05 or 6.07 which failure continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by any party to this Agreement or by any Master Servicer responsible for master servicing the Mortgage Loans pursuant to a securitization of such Mortgage Loans.

         (viii) Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

         Section 11.04  GOVERNING LAW.

                  This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         (ix) The following shall be added as Section 11.20 of the Purchase
Agreement:

         Section 11.20  THIRD PARTY BENEFICIARY.

                  For purposes of this Agreement, any Master Servicer shall be considered a third party beneficiary to this Agreement entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this Agreement.

                                                       Miscellaneous

         (a) All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

         (a) In the case of Company: GreenPoint Mortgage Funding, Inc. 100 Wood Hollow Drive Novato, California 94945 Attention: Susan Davia


                  With a copy to:
         (b)      In the case of Assignor:

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Ralene Ruyle
                  Telecopier No.:  (972) 444-2810

                  with a copy  to:
                  Bear Stearns Mortgage Capital Corporation
                  383 Madison Avenue
                  New York, New York 10179
                  Attention: Ernie Calabrese
                  Telecopier No.:  (212) 272-9529

         (c)      In the case of Assignee:
                  U.S. Bank National Association, as
                  Trustee One Federal Street, 3rd Floor
                  Boston, MA 02110
                  Attention: Corporate Trust Services
                  PRIME 2005-5
                  Telecopier No.: (617) 603-6638

         (b) The Company hereby acknowledges that Wells Fargo Bank, N.A. (the "Master Servicer") has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2005, among the Assignor, the Assignee, Structured Asset Mortgage Investments II Inc., Wells Fargo Bank, N.A. as securities administrator and the Master Servicer, and therefor has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Purchase Agreement. Such right will include, without limitation, the right to terminate the Company under the Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company shall make all distributions under the Purchase Agreement, as they relate to the Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

                  Bear Stearns PRIME 2005-5 Master Servicer Collection Account Wells Fargo Bank, N.A.
                  ABA# 121000248
                  Account Name: SAS Clearing
                  Account # 3970771416
                  For Further Credit to: PRIME 20005-5, Account # 17218700

and the Company shall deliver all reports required to be delivered under the Purchase Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 8 herein and to the Master Servicer at:

                  Wells Fargo Bank, N.A.
                  9062 Old Annapolis Road
                  Columbia, Maryland 21045
                  Attention: Client Manager PRIME 2005-5

         (c) Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

         (d) This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         (e) No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         (f) This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

         (g) This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Agreements to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Agreements.

         (h) This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

         (i) In the event that any provision of this AAR Agreement conflicts with any provision of the Agreements with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

         IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.


                                 EMC MORTGAGE CORPORATION
                                 Assignor

                                 By:
                                    -----------------------------------------
                                 Name:
                                      ------------------------------------------
                                 Title:
                                       --------------------------------------



                                 U.S. BANK NATIONAL
                                 ASSOCIATION, not
                                 individually but solely as
                                 Trustee for the Prime
                                 Mortgage Trust, Mortgage
                                 Pass-Through Certificates,
                                 Series 2005-5 Assignee

                                 By:
                                    -----------------------------------------
                                 Name:
                                      ---------------------------------------
                                 Title:
                                       --------------------------------------



                                 GREENPOINT MORTGAGE FUNDING, INC.
                                 Company

                                 By:
                                    -----------------------------------------
                                 Name:
                                      ---------------------------------------
                                 Title:
                                       --------------------------------------



                                 Acknowledged and Agreed:



                                 WELLS FARGO BANK, N.A.

                                 By:
                                    -----------------------------------------
                                 Name:
                                      ---------------------------------------
                                 Title:
                                       --------------------------------------

                                ATTACHMENT 1

                           ASSIGNED LOAN SCHEDULE

                  ---------- -----------------------------------

                    Loan         GREENPOINT LOAN ID NUMBER
                  ---------- -----------------------------------

                      1                  5000028646
                  ---------- -----------------------------------

                      2                  000033729
                  ---------- -----------------------------------

                      3                  5000033091
                  ---------- -----------------------------------

                      4                  5000033315
                  ---------- -----------------------------------




                 (ADDITIONAL INFORMATION AVAILABLE UPON REQUEST)

                                  ATTACHMENT 2

                               PURCHASE AGREEMENT

---------------------------------------

                    JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

                ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

   This Assignment, Assumption and Recognition Agreement (the "AAR Agreement") is made and entered into as of December 29, 2005 (the "Closing Date"), among EMC Mortgage Corporation (the "Assignor"), U.S. Bank National Association, not individual but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 (the "Assignee") and JPMorgan Chase Bank, National Association, as successor to Bank One, N.A. (the "Company").

         Whereas, the Company sold the mortgage loans identified on Attachment 1 hereto (the "Mortgage Loans"), on a servicing retained basis, to the Assignor pursuant to a mortgage loan sale and servicing agreement (the "Former Servicing Agreement"); and

         Whereas, the Mortgage Loans and the Former Servicing Agreement were subsequently transferred to the trust formed in connection with the issuance of the Structured Asset Mortgage Investments Inc., Mortgage Pass-Through Certificates, Series 2002-4 (the "Underlying Trust"); and

         Whereas, pursuant to the Pooling and Servicing Agreement for the Underlying Trust (the "Underlying Pooling and Servicing Agreement"), the Assignor had the right to purchase the Mortgage Loans (the "Call Right") from the Underlying Trust following the occurrence of certain trigger events (the "Trigger Events") set forth in the Underlying Pooling and Servicing Agreement; and

         Whereas, following the occurrence of the Trigger Events, the Assignor exercised the Call Right and purchased the Mortgage Loans from the Underlying Trust; and

   Whereas, the Assignor and the Company desire that, from and after the date hereof, all of the Mortgage Loans be serviced in accordance with the terms and conditions of that certain Servicing Agreement, dated as of February 1, 2004, (the "Servicing Agreement") between the Assignor and the Company, and that with respect to the Mortgage Loans, the terms and conditions of the Servicing Agreement supercede and replace in their entirety the servicing-related terms and conditions of the Former Servicing Agreement;

   In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans (the "Assigned Loans") shall be subject to the terms of this AAR Agreement. Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Servicing Agreement.

RECOGNITION OF THE ASSIGNOR

         1. Company recognizes Assignor as owner of the Assigned Loans and acknowledges that it is currently servicing the Assigned Loans for the benefit of Assignor. From and after the date hereof, Company agrees that it will service the Assigned Loans pursuant to the terms of the Servicing Agreement which terms are incorporated herein by reference.

ASSIGNMENT AND ASSUMPTION

         2. Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under (a) the Assigned Loans and (b) as they relate to the Assigned Loans, the Servicing Agreement. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Servicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

         Assignor acknowledges and agrees that upon execution of this Agreement, the Assignee shall become the "Owner" under the Servicing Agreement, and all representations, warranties and covenants by the "Servicer" to the "Owner" under the Servicing Agreement including, but not limited to, the rights to receive indemnification, shall accrue to Assignee by virtue of this Agreement.

REPRESENTATIONS, WARRANTIES AND COVENANTS

         3. Assignor warrants and represents to, and covenants with, Assignee and Company as of the date hereof that:

               a. Attached hereto as ATTACHMENT 2 is a true and correct copy of the Servicing Agreement, which Servicing Agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

               b. Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Servicing Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee's interests, rights and obligations under the Servicing Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

               c. There are no offsets, counterclaims or other defenses
                  available to the Company with respect to the Assigned Loans or the Servicing Agreement;

               d. Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

               e. Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

               f. Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and the parties hereto, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               g. No consent, approval, order or authorization of, or
                  declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

               h. The Assignor has received from the Company, and has
                  delivered to the Assignee, all documents required to be delivered to the Assignor by the Company prior to the date hereof with respect to the Assigned Loans and has not received, and has not requested from the Company, any additional documents; and

               i. There is no action, suit, proceeding, investigation or
                  litigation pending or, to the Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

         4. The Assignee warrants and represents to, and covenants with, the Assignor and the Company as of the date hereof that:

               a. Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, 2005-5;

               b. Assignee has full corporate power and authority to execute, deliver and perform under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and the parties hereto, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law; and

               c. No consent, approval, order or authorization of, or
                  declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; and

               d. Assignee assumes for the benefit of each of Assignor and
                  Company all of the Assignor's rights as "Owner" under the Servicing Agreement but solely with respect to such Assigned Loans.

         5. Company warrants and represents to, and covenants with, Assignee and Assignor, as of the date hereof, that:

               a. Attached hereto as ATTACHMENT 2 is a true and correct copy of the Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

               b. Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Servicing Agreement;

               c. Company has full power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               d. No consent, approval, order or authorization of, or
                  declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; e. Company shall establish a Custodial Account (entitled JPMorgan Chase Bank, National Association, as Servicer, in trust for U.S. Bank National Association, as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, 2005-5) and an Escrow Account (entitled JPMorgan Chase Bank, National Association, as Servicer, in trust for Prime Mortgage Trust, Mortgage Pass-Through Certificates, 2005-5) under the Servicing Agreement in favor of Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established by the Company in favor of Assignor; and

               f. Neither this AAR Agreement nor any certification,
                  statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

         6. Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

RECOGNITION OF ASSIGNEE

         7. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC or multiple REMICs, and will service the Assigned Loans in accordance with the Servicing Agreement but in no event in a manner that would
(i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

         8. Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5.

MODIFICATION OF SERVICING AGREEMENT

         9. The Servicing Agreement, as it relates to the Assigned Loans, shall be amended by the Company and the Assignor as follows:

              (a) Section 6.04 of the Servicing Agreement is amended by
                  adding the phrase "in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K" following the phrase "an Officer's Certificate" and by deleting the year "2005" and replacing it with the year "2006".

              (b) Section 6.05 of the Servicing Agreement is amended by
                  adding the phrase "in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K" following the phrase "furnish a statement to the Owner" and by deleting the year "2005" and replacing it with the year "2006".

MISCELLANEOUS

         10. All demands, notices and communications related to the Assigned Loans, the Servicing Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

               a. In the case of Company,

                  JPMorgan Chase Bank, National Association
                  c/o Chase Home Finance, LLC
                  3415 Vision Drive
                  Columbus, Ohio 43219
                  Attn:  Diane Bentz
with a copy to:
                  JPMorgan Chase Bank, National Association
                  c/o Chase Home Finance, LLC
                  194 Wood Avenue South
                  Iselin, NJ 08830
                  Attention: General Counsel
               b. In the case of Assignor,

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas  75038
                  Attention: Ms. Ralene Ruyle
                  Telecopier No.: (972) 442-2810
               c. In the case of Assignee,

                  U.S. Bank National Association, as Trustee
                  One Federal Street, 3rd Floor
                  Boston, Massachusetts 02110
                  Attention: Corporate Trust Services, PRIME 2005-5 Telecopier
                  No.: (617) 603-6638

         11. The Company hereby acknowledges that Wells Fargo Bank, N.A. (the "Master Servicer") has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2005, among the Assignor, the Assignee, Structured Asset Mortgage Investments II Inc., Wells Fargo Bank, N.A. as securities administrator and the Master Servicer, and therefore has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Servicing Agreement. Such right will include, without limitation, the right to terminate the Company under the Servicing Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Servicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company shall make all distributions under the Servicing Agreement, as they relate to the Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

                  Bear Stearns PRIME 2005-5 Master Servicer Collection Account Wells Fargo Bank, N.A.
                  ABA# 121000248
                  Account Name: SAS Clearing
                  Account # 3970771416
                  For Further Credit to: PRIME 2005-5, Account # 17218700


and the Company shall deliver all reports required to be delivered under the Servicing Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 10 herein and to the Master Servicer at:

                  Wells Fargo Bank, N.A.
                  9062 Old Annapolis Road
                  Columbia, Maryland 21045.
                  Attention: Client Manager PRIME 2005-5
                  Telecopier No.: (410) 715-2380

         12. THIS AAR AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

         13. No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         14. This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company respectively, hereunder.

         15. This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Servicing Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Servicing Agreement.

         16. This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

         17. In the event that any provision of this AAR Agreement conflicts with any provision of the Servicing Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.




EMC MORTAGE CORPORATION,                 U.S. BANK  NATIONAL  ASSOCIATION,  NOT
THE ASSIGNOR                             IN ITS  INDIVIDUALCAPACITY  BUT SOLELY
                                         AS TRUSTEE  FOR THE HOLDERS OF PRIME
                                         MORTGAGE  TRUST,  MORTGAGE
                                         PASS-THROUGH   CERTIFICATES, SERIES
                                         2005-5, THE ASSIGNEE

By:                                      By:
   --------------------------------          --------------------------
Name:                                    Name:
      -----------------------------           -------------------------

Title:                                   Title:
        ---------------------------            ------------------------



JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
THE COMPANY

By:
   ------------------------------
Name:
     ----------------------------

Title:
      ---------------------------


ACKNOWLEDGED AND AGREED

WELLS FARGO BANK, N.A.

By:
   -------------------------------
Name:
     -----------------------------
Title:
      ----------------------------

                                  ATTACHMENT 1

                                 MORTGAGE LOANS

                                  ATTACHMENT 2

                               SERVICING AGREEMENT

---------------------------------------
                           NATIONAL CITY MORTGAGE CO.

                ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

         This is an Assignment, Assumption and Recognition Agreement (this "AAR Agreement") made as of December 29, 2005, among EMC Mortgage Corporation (the "Assignor"), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 (the "Assignee") and National City Mortgage Co. (the "Company").

         Whereas, the Company sold the mortgage loans identified on Attachment 1 hereto (the "Mortgage Loans"), on a servicing retained basis, to the Assignor; and

         Whereas, the Mortgage Loans were subsequently transferred to various trusts (the "Underlying Trusts") in connection with various securitizations; and

         Whereas, pursuant to the Pooling and Servicing Agreements for the Underlying Trusts (the "Underlying Pooling Agreements"), the Assignor had the right to purchase the Mortgage Loans (the "Call Right") from the Underlying Trusts following the occurrence of certain trigger events (the "Trigger Events") set forth in the Underlying Pooling Agreements; and

         Whereas, following the occurrence of the Trigger Events, the Assignor exercised the related Call Right and purchased the Mortgage Loans from the Underlying Trusts; and

         Whereas, Assignor and Company desire that, from and after the date hereof, the Assigned Loans be serviced in accordance with the terms and conditions of that certain Purchase, Warranties and Servicing Agreement dated as of October 1, 2001, between the Assignor and the Company (the "Purchase Agreement").

         In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Assigned Loans shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

RECOGNITION OF THE ASSIGNOR

1. Company recognizes Assignor as owner of the Assigned Loans and acknowledges that it is currently servicing the Assigned Loans for the benefit of Assignor. From and after the date hereof, Company agrees that it will service the Assigned Loans pursuant to the terms of the Purchase Agreement (as modified herein) which terms are incorporated herein by reference.


ASSIGNMENT AND ASSUMPTION

         2. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement. Assignor specifically reserves and does not assign to Assignee any right title and interest in, to or under any mortgage loans subject to the Purchase Agreement other than those set forth on Attachment l.

REPRESENTATIONS; WARRANTIES AND COVENANTS

         3. Assignor warrants and represents to Assignee and Company as of the date hereof:

                  a. Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

                  b. Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignor's interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

                  c. Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

                  d. Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modifications of, the Purchase Agreement. Assignor has no knowledge of, and has not received notice of, any waivers under or any amendments or other modifications of, or assignment of rights or obligations under the Purchase Agreement;

                  e. Assignor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

                  f. Assignor has full power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  g. No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans, or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans, with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Assigned Loans a violation of
                           Section 5 of the 1933 Act or require registration pursuant thereto;

                  h. There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement; and

                  i. Assignor has received from Company, and has delivered to Assignee, all documents required to be delivered to Assignor by Company prior to the date hereof with respect to the Assigned Loans.

         4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

                  a. Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire and hold the Assigned Loans as trustee on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5;

                  b. Assignee has full power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  c. No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; and

                  d. There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement.

         5. Company warrants and represents to, and covenants with, Assignor and Assignee as of the date hereof:

                  a. Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

                  b. Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

                  c. Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  d. No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; and

                  e. Company shall establish a Custodial Account and an Escrow Account under the Purchase Agreement in favor of Assignee with respect to the Assigned Loans separate from the Custodial Account and the Escrow Account previously established in favor of Assignor.

         6. Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5.

RECOGNITION OF ASSIGNEE

         7. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans for Assignee as if Assignee and Company had entered into a separate servicing agreement for the servicing of the Assigned Loans in the form of the Purchase Agreement (as modified herein), the terms of which are incorporated herein by reference. In addition, Company hereby acknowledges that from and after the date hereof, the Assigned Loans will be subject to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of December 1, 2005, by and among, EMC Mortgage Corporation, Structured Asset Mortgage Investments II Inc., Wells Fargo Bank, N.A. as master servicer (the "Master Servicer") and securities administrator and U.S. Bank National Association. Pursuant to the Pooling and Servicing Agreement, the Master Servicer has the right to monitor and enforce, on behalf of the Assignee, the performance by Company of its servicing obligations under this AAR Agreement. Such right will include, without limitation, the right to terminate the Company under the Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. In connection therewith, Company hereby agrees that all remittances required to be made with respect to the Assigned Loans pursuant to the Purchase Agreement will be made in accordance with the following wire transfer instructions:

                  Bank: Wells Fargo Bank, N.A.
                  ABA Routing Number: 121000248
                  Account Name: SAS Clearing
                  Account # 3970771416
                  FFC to: PRIME 2005-5, Account # 17218700

and the Company shall deliver all reports and other notices required to be delivered under the Purchase Agreement to the Assignee and to the Master Servicer at:

                  Wells Fargo Bank, N.A.
                  9062 Old Annapolis Road
                  Columbia, Maryland 21045
                  Attention: Client Manager PRIME 2005-5

                  It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

MODIFICATION OF THE PURCHASE AGREEMENT


         8. The Purchase Agreement, as it relates to the Assigned Loans, shall be amended by the Company and the Assignor as follows:

                  (a) Section 1.01 of the Purchase Agreement shall be amended by adding the following definitions thereto:

         MASTER SERVICER: Wells Fargo Bank, N.A., or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

         NONRECOVERABLE ADVANCE: Any advance previously made by the Company pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise. The determination by the Company that it has made a Nonrecoverable Advance, shall be evidenced by an Officer's Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

         POOLING AND SERVICING AGREEMENT: That certain pooling and servicing agreement, dated as of December 1, 2005, among Structured Asset Mortgage Investments II Inc., EMC Mortgage Corporation, U.S. Bank National Association, as trustee, Wells Fargo Bank, N.A. as securities administrator and the Master Servicer.

                  (b) The definition of "Business Day" is deleted in its entirety and replaced with the following definition:

         BUSINESS DAY: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of Maryland, Minnesota, New York or Ohio, or (iii) a day on which banks in the States of Maryland, Minnesota, New York or Ohio are authorized or obligated by law or executive order to be closed.

                  (c) Subsection 3.02(nn) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

         The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act;

                  (d) Section 6.02 of the Purchase Agreement is hereby amended by including the words "(or if the Company does not, the Master Servicer may)" after the word "will" and before the word "immediately" in the third line thereof.

                  (e) Section 6.04 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

                  Section 6.04 ANNUAL STATEMENT AS TO COMPLIANCE.

         The Company will deliver to the Master Servicer on or before March 15 of each year, beginning with March 15, 2006, an Officer's Certificate (each, an "Annual Statement of Compliance") in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officer's supervision, (ii) the Company has fully complied with the provisions of this Agreement and (iii) to the best of such officer's knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

                  (f) Section 6.05 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

                  Section 6.05 ANNUAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS'
                               SERVICING REPORT.

         On or before March 15 of each year beginning March 15, 2006, the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement (each, an "Annual Independent Public Accountant's Servicing Report") to the Master Servicer in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K to the effect that such firm has examined certain documents and records relating to the servicing of mortgage loans by the Company generally that include a sampling of the Mortgage Loans, the provisions of Article IV and Sections 6.01 and 6.02 have been complied with and, on the basis of such an examination conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance with this Agreement, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.

                  (g) The following Section 6.07 shall be added to the end of
Article 6:

                  Section 6.07 ANNUAL CERTIFICATION.

         (a) For so long as the Mortgage Loans are being master serviced by the Master Servicer, by March 15th of each year (or if not a Business Day, the immediately preceding Business Day), or at any other time upon thirty (30) days written request, an officer of the Company shall execute and deliver an Officer's Certificate to the Master Servicer for the benefit of such Master Servicer and its officers, directors and affiliates, certifying as to the following matters:

                  (i) Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the Master Servicer taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

                  (ii) The servicing information required to be provided to the Master Servicer by the Company under this Agreement has been provided to the Master Servicer;

                  (iii) I am responsible for reviewing the activities performed by the Company under the Agreement and based upon the review required by this Agreement, and except as disclosed in the Annual Statement of Compliance or the Annual Independent Public Accountant's Servicing Report submitted to the Master Servicer, the Company has, as of the date of this certification fulfilled all its obligations under this Agreement; and

                  (iv) I have disclosed to the Master Servicer all significant deficiencies relating to the Company's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Agreement.

         (b) The Company shall indemnify and hold harmless the Master Servicer and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Company or any of its officers, directors, agents or affiliates of its obligations under this Subsection 6.07 or the negligence, bad faith or willful misconduct of the Company in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Master Servicer, then the Company agrees that it shall contribute to the amount paid or payable by the Master Servicer as a result of the losses, claims, damages or liabilities of the Master Servicer in such proportion as is appropriate to reflect the relative fault of the Master Servicer on the one hand and the Company on the other in connection with a breach of the Company's obligations under this Subsection 6.07 or the Company's negligence, bad faith or willful misconduct in connection therewith.

                  (h) Section 9.01 of the Purchase Agreement is hereby amended by adding the word "or" at the end of clause (ix) thereof and inserting the following as clause (x):

                  (x) failure by the Company to duly perform, within the required time period, its obligations under Subsection 6.04, 6.05 or 6.07 which failure continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by any party to this Agreement or by any Master Servicer.

                  (i) The following is added as Subsection 4.05(vii) of the Purchase Agreement:

                  (vii) to reimburse itself for any Nonrecoverable Advances;

                  (j) Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

                  Section 11.04  GOVERNING LAW.

                  This Agreement and the related Term Sheets shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws and except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.


MISCELLANEOUS

         9. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered mail, postage prepaid, as follows:

                  a.       In the case of Company,

                           National City Mortgage Co.
                           3232 Newmark Drive
                           Miamisburg, Ohio 45342
                           Attention: Mary Beth Criswell


                  b.       In the case of Assignor,

                           EMC Mortgage Corporation
                           Mac Arthur Ridge II
                           909 Hidden Ridge Drive, Suite 200
                           Irving, Texas 75038
                           Attention: Ralene Ruyle
                           Telecopier No.: (972) 444-2810

                           with a copy to:

                           Bear Stearns Mortgage Capital Corporation
                           383 Madison Avenue
                           New York, New York 10179
                           Attention:  Ernie Calabrese

                  c.       In the case of Assignee,

                           U.S. Bank National Association, as Trustee One Federal Street, 3rd Floor Boston, Massachusetts 02110
                           Attention: Corporate Trust Services, PRIME 2005-5 Telecopier No.: (617) 603-6638


                d.         In the case of the Master Servicer,

                           Wells Fargo Bank, N.A.
                           9062 Old Annapolis Road
                           Columbia, Maryland 21045
                           Attention:  Client Manager PRIME 2005-5
                           Telecopier No.: (410) 715-2380

         10. This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         11. No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         12. This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively hereunder. Any Master Servicer shall be considered a third party beneficiary of this AAR Agreement, entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this AAR Agreement.

         13. This AAR Agreement shall survive the conveyance of the Assigned Loans as contemplated in this AAR Agreement.

         14. This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

         15. In the event that any provision of this AAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

         IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.


EMC MORTGAGE CORPORATION
Assignor

By:
   -----------------------------------------
Name:
Title:


U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity but solely as Trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5, as Assignee


By:
   -----------------------------------------
Name:
Title:

NATIONAL CITY MORTGAGE CO.
Company

By:
   -----------------------------------------
Name:
     ---------------------------------------
Title:
      --------------------------------------

ACKNOWLEDGED AND AGREED:

WELLS FARGO BANK, N.A.
Master Servicer

By:
   -----------------------------------------
Name:
Title:

                                  ATTACHMENT l

                             ASSIGNED LOAN SCHEDULE

                                  ATTACHMENT 2

                               PURCHASE AGREEMENT

                            NAVY FEDERAL CREDIT UNION

                ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

        This Assignment, Assumption and Recognition Agreement (this "Assignment Agreement"), dated as of December 29, 2005, between EMC Mortgage Corporation, a Delaware corporation (the "Assignor"), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 (the "Assignee") and Navy Federal Credit Union (the "Company").

        Whereas, the Company sold the mortgage loans identified on Attachment 1 hereto (the "Assigned Loans"), on a servicing retained basis, to E*Trade Bank, pursuant to the Mortgage Loan Flow Purchase and Sale Agreement, dated as of February 28, 2000, between the Company and E*Trade Bank; and

        Whereas, the Assignor purchased the Assigned Loans from E*Trade Bank pursuant to the Assignment, Assumption and Recognition Agreement, dated as of September 25, 2001, among the Assignor, E*Trade Bank and the Company; and

        Whereas, the Assigned Loans were subsequently transferred to the trust formed in connection with the Structured Asset Mortgage Investments, Inc., Mortgage Pass-Through Certificates, Series 2002-4 (the "Underlying Trust"); and

        Whereas, pursuant to the Pooling and Servicing Agreement for the Underlying Trust (the "Underlying Pooling Agreement"), the Assignor had the right to purchase the Assigned Loans (the "Call Right") from the Underlying Trust following the occurrence of certain trigger events (the "Trigger Events") set forth in the Underlying Pooling Agreement; and

        Whereas, following the occurrence of the Trigger Events, the Assignor exercised the Call Right and purchased the Assigned Loans from the Underlying Trust; and

        Whereas, Assignor and Company desire that, from and after the date hereof, all of the Assigned Loans be serviced in accordance with the servicing terms and conditions of that certain Purchase, Warranties and Servicing Agreement, dated June 1, 2002 between the Assignor and U.S. Central Credit Union (the "Servicing Agreement").

        In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Assigned Loans shall be subject to the terms of this Assignment Agreement. Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Servicing Agreement.

                           RECOGNITION OF THE ASSIGNOR

        Company recognizes Assignor as owner of the Assigned Loans and acknowledges that it is currently servicing the Assigned Loans for the benefit of Assignor. From and after the date hereof, Company agrees that it will service the Assigned Loans pursuant to the terms of the Servicing Agreement (as modified herein), as if it were the named "Company" and "Servicer" thereunder, which terms are incorporated herein by reference.


                            ASSIGNMENT AND ASSUMPTION

        Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as it relates to the Assigned Loans, all of its right, title and interest in, to and under the Servicing Agreement. Assignor specifically reserves and does not assign to Assignee any right title and interest in, to or under any mortgage loans subject to the Servicing Agreement other than those set forth on Attachment l.

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

        Assignor hereby warrants and represents to, and covenants with, the Assignee and the Company that:

                (a) Attached hereto as Attachment 2 is a true and accurate copy of the Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

                (b) Assignor is the lawful owner of the Assigned Loans with the full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Servicing Agreement as they relate to the Assigned Loans, free from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee's interests, rights and obligations under the Servicing Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

                (c) There are no offsets, counterclaims or other defenses available to the Company with respect to the Assigned Loans or the Servicing Agreement;

                (d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

                (e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to sell, transfer and assign the Assigned Loans;

                (f) The Assignor has full corporate power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor's charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignor. This Assignment Agreement has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor's rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

                (g) No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby;

                (h) There is no action, suit, proceeding, investigation or litigation pending or, to the Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to the Assignor, would adversely affect the Assignor's execution or delivery of, or the enforceability of, this Assignment Agreement, or the Assignor's ability to perform its obligations under this Assignment Agreement; and

                (i) Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans, or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans, with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

        The Assignee hereby warrants and represents to, and covenants with, the Assignor and the Company that:

                (a) The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire and hold the Assigned Loans for the benefit of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5;

                (b) The Assignee has full power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee's charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action of the Assignee. This Assignment Agreement has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor's rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

                (c) Neither the execution and delivery of this Assignment Agreement, the purchase of the Assigned Loans from the Assignor, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Assignment Agreement will conflict with any of the terms, conditions or provisions of the Assignee's charter or by laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Assignee is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject;

                (d) There is no litigation, suit, proceeding or investigation pending or threatened, or any order or decree outstanding, which is reasonably likely to have a material adverse effect on the execution, delivery, performance or enforceability of this Assignment Agreement or which is reasonably likely to have a material adverse effect on the financial condition of the Assignee;

                (e) No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby;

                (f) Assignee assumes for the benefit of each of Assignor and Company all of Assignor's rights and obligations as "Purchaser" under the Servicing Agreement but solely with respect to such Assigned Loans; provided however, that Assignee is assuming such obligations solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 and not individually, and any recourse against the Assignee in respect of such obligations shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5; and

                (g) The Assignee does not believe, nor does it have any cause or reason to believe, that it cannot perform in all material respects each and every covenant contained in this Assignment Agreement and the Servicing Agreement. The Assignee is solvent and the purchase of the Assigned Loans will not cause the Assignee to become insolvent.

        The Company hereby warrants and represents to, and covenants with, the Assignor and the Assignee that:

                (a) Attached hereto as Attachment 2 is a true and accurate copy of the Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

                (b) Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Servicing Agreement;

                (c) Company has full power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Company. This Assignment Agreement has been duly executed and delivered by the Company and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company enforceable against the Company in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

                (d) No material consent, approval, order or authorization of, or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby; and

                (e) Company shall cause the establishment of a Custodial Account and an Escrow Account under the Servicing Agreement in favor of Assignee with respect to the Assigned Loans separate from the Custodial Account and the Escrow Account previously established in favor of Assignor.

        Notwithstanding any term hereof to the contrary, the execution and delivery of this Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5.

                             RECOGNITION OF ASSIGNEE

        From and after the date hereof, Company shall recognize the Assignee as owner of the Assigned Loans and will service the Assigned Loans for the Assignee as if the Assignee and Company had entered into a separate agreement for the servicing of the Assigned Loans in the form of the Servicing Agreement, the terms of which are incorporated herein by reference. In addition, Company hereby acknowledges that from and after the date hereof, the Assigned Loans will be subject to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of December 1, 2005, by and among EMC Mortgage Corporation, Structured Asset Mortgage Investments II Inc., Wells Fargo Bank, N.A., as master servicer (the "Master Servicer") and securities administrator, and U.S. Bank National Association. Pursuant to the Pooling and Servicing Agreement, the Master Servicer is required to monitor and enforce, on behalf of the Assignee, the performance by the Company of its obligations to service the Assigned Loans under this Assignment Agreement. Such right will include, without limitation, the right to terminate the rights and obligations of the Company under the Servicing Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances the Company is required to make under the Servicing Agreement, the right to receive all monthly reports and other data the Company is required to deliver under the Servicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. In connection therewith, the Company hereby agrees that all remittances required to be made with respect to the Assigned Loans pursuant to the Servicing Agreement shall be made in accordance with the following wire transfer instructions:

             PRIME 2005-5 Master Servicer Collection Account
             Bank: Wells Fargo Bank, N.A.
             ABA Routing Number: 121000248
             Account Name: SAS Clearing Account #3970771416
             FFC to: PRIME 2005-5, Account # 17218700

and the Company shall deliver all reports and other notices required to be delivered under the Servicing Agreement to the Assignee and to the Master Servicer at:

             Wells Fargo Bank, N.A.
             9062 Old Annapolis Road Columbia,
             Maryland 21045
             Attention: Client Manager PRIME 2005-5

        It is the intention of the Assignor, the Company and the Assignee that this Assignment Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of the Assignee.

MODIFICATION OF THE SERVICING AGREEMENT

        The Servicing Agreement, as it relates to the Assigned Loans, is hereby amended by the Company and the Assignor as follows:

        a. Section 1.01 of the Servicing Agreement shall be amended by adding the following definitions thereto:

                MASTER SERVICER: Wells Fargo Bank, N.A., or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

                NONRECOVERABLE ADVANCE: Any portion of a Monthly Advance previously made or proposed to be made by the Servicer pursuant to this Agreement, that, in the good faith judgment of the Servicer, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor or the related Liquidation Proceeds or otherwise with respect to the related Mortgage Loan.

                POOLING AND SERVICING AGREEMENT: That certain pooling and servicing agreement, dated as of December 1, 2005, among Structured Asset Mortgage Investments II Inc., EMC Mortgage Corporation, U.S. Bank National Association, as trustee, and Wells Fargo Bank, N.A. as the Master Servicer and Securities Administrator.

        b. The definition of Business Day in Section 1.01 of the Servicing Agreement shall be deleted and replaced with the following definition:

                BUSINESS DAY: Any day other than: (A) a Saturday or Sunday, or
        (B) a legal holiday in the States of New York, Kansas, Maryland or Minnesota or (C) a day on which banks in the States of New York, Kansas, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

        c. The definition of Company in Section 1.01 of the Servicing Agreement shall be deleted and replaced with the following definition:

                COMPANY: Navy Federal Credit Union, and its successors in interest and assigns, as permitted by this Agreement.

        d. The definition of Servicer in Section 1.01 of the Servicing Agreement shall be deleted and replaced with the following definition:

                SERVICER: Navy Federal Credit Union, and its successors in interest and assigns.

        e. Section 4.05 of the Servicing Agreement is hereby amended by adding the word "and" at the end of clause H thereof and inserting the following as clause I:

                I. to reimburse itself for any Nonrecoverable Advances.

        f. Section 4.13 of the Servicing Agreement shall be amended by adding the following phrase to the end of the first sentence of the fourth paragraph:

                ; provided, however, that any REO Property shall be disposed of by the Company, or the Company shall cause the Servicer to dispose of such REO Property, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company is otherwise directed by the Purchaser.

        g. The following shall be added as Section 4.15 of the Servicing
Agreement:

         Section 4.15      FAIR CREDIT REPORTING ACT.

                  The Servicer for each Mortgage Loan will fully furnish, as required by and in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

        h. Section 6.04 of the Servicing Agreement shall be deleted in its entirety and replaced with the following:

                        Section 6.04 ANNUAL STATEMENT AS TO COMPLIANCE.

                The Company will deliver to the Master Servicer on or before March 15 of each year, beginning with March 15, 2006, a certificate signed by an officer of the Company (an "Annual Statement of Compliance") in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officer's supervision, and (ii) to the best of such officer's knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

        i. Section 6.05 of the Servicing Agreement shall be deleted in its entirety and replaced with the following:

                        Section 6.05 ANNUAL INDEPENDENT CERTIFIED PUBLIC
                ACCOUNTANTS' SERVICING REPORT.

                  On or before March 15 of each year beginning March 15, 2006, the Company shall, at its expense, cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement (an "Annual Independent Public Accountant's Servicing Report") to the Master Servicer in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K to the effect that such firm has examined certain documents and records relating to the servicing of mortgage loans by the Company generally that include a sampling of the Mortgage Loans, the provisions of Article IV and Sections 6.01 and 6.02 have been complied with and, on the basis of such an examination conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance with this Agreement, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.

                        j. The following Section 6.07 shall be added to the end
                of Article VI:

                        Section 6.07 Annual Certification.

                (a) For so long as the Mortgage Loans are being master serviced by the Master Servicer, by March 15th of each year (or if not a Business Day, the immediately preceding Business Day), or at any other time upon thirty (30) days written request, the Company shall cause an officer of the Company to execute and deliver a certificate to the Master Servicer for the benefit of such Master Servicer and its officers, directors and affiliates, certifying as to the following matters:

                (i) Based on my knowledge, the information in the most recently issued Company Annual Statement of Compliance, Annual Statement(s) of Compliance, and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the Master Servicer by the Company taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

                (ii) The servicing information required to be provided to the Master Servicer by the Company under this Agreement complies with the requirements of the Agreement and has been provided to the Master Servicer;

                (iii) I am responsible for reviewing the activities performed by the Company under the Agreement and based upon the review required by this Agreement, and except as disclosed in the most recently issued Company Annual Statement of Compliance, Annual Statement(s) of Compliance or the most recently issued Annual Independent Public Accountant's Servicing Report(s) submitted to the Master Servicer, the Company has, as of the date of this certification, fulfilled all its obligations under this Agreement; and

                (iv) I have disclosed to the Master Servicer all significant deficiencies relating to the Company's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Agreement.

                (b) The Company shall indemnify and hold harmless the Master Servicer and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Company or any of its respective officers, directors, agents or affiliates of the obligations of the Company under this Section 6.07 or the gross negligence, bad faith or willful misconduct of the Company in connection with any such breach. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Master Servicer, then the Company agrees that it shall contribute to the amount paid or payable by the Master Servicer as a result of the losses, claims, damages or liabilities of the Master Servicer in such proportion as is appropriate to reflect the relative fault of the Master Servicer on the one hand and the Company on the other in connection with a breach of the Company's obligations under this Section 6.07 or the Company's gross negligence, bad faith or willful misconduct in connection with such breach.

        k. Section 9.01 of the Servicing Agreement is hereby amended by adding the word "or" at the end of clause I thereof and inserting the following as clause J:

                J. failure by the Company to duly perform, within the required time period, its obligations under Section 6.04, 6.05 or 6.07 which failure continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by any party to this Agreement or by any Master Servicer.

                Notice Addresses.

        The Assignee's address for purposes of all notices and correspondence related to the Assigned Loans and this Assignment Agreement is:

                           U.S. Bank National Association,
                           as Trustee
                           One Federal Street, 3rd Floor
                           Boston, Massachusetts 02110
                           Attention: Corporate Trust Services, PRIME 2005-5 Telecopier No.: (617) 603-6638

        The Assignor's address for purposes for all notices and correspondence related to the Assigned Loans and this Assignment Agreement is:

                           EMC Mortgage Corporation
                           Mac Arthur Ridge II
                           909 Hidden Ridge Drive, Suite 200
                           Irving, Texas 75038
                           Attention: Ralene Ruyle
                           Telecopier No.: (972) 444-2810

                           with a copy to:

                           Bear Stearns Mortgage Capital Corporation
                           383 Madison Avenue
                           New York, New York 10179
                           Attention: Ernie Calabrese
                           Telecopier No.: (212) 272-9529

        Company's address for purposes of all notices and correspondence related to the Assigned Loans and this Assignment Agreement is:

                           if delivered personally,

                           Navy Federal Credit Union
                           820 Follin Lane
                           Vienna, Virginia 22180
                           Attention:  Elizabeth Felts
                           Telecopier No.: (___) ___-____

                           or if by mail to,

                           Navy Federal Credit Union
                           P.O. Box 3302
                           Merrifield, Virginia 22119-3302

        Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Assignment Agreement.

        This Assignment Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflict of laws principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, except to the extent preempted by federal law.

        No term or provision of this Assignment Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

        This Assignment Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Company, the Assignor or the Assignee may be merged or consolidated shall, without the requirement for any further writing, be deemed the Company, the Assignor or the Assignee, respectively, hereunder. Any Master Servicer shall be considered a third party beneficiary of this Assignment Agreement, entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this Assignment Agreement.

        This Assignment Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Servicing Agreement to the extent of the Assigned Loans by the Assignor to the Assignee hereunder and the termination of the Servicing Agreement.

        This Assignment Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and such counterparts shall constitute one and the same instrument.

        In the event that any provision of this Assignment Agreement conflicts with any provision of the Servicing Agreement with respect to the Assigned Loans, the terms of this Assignment Agreement shall control.

        IN WITNESS WHEREOF, the parties have caused this Assignment Agreement to be executed by their duly authorized officers as of the date first above written.

EMC MORTGAGE CORPORATION
Assignor

By:
         -----------------------------------
Name:
         -----------------------------------
Title:
         -----------------------------------


U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity but solely as Trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5, as Assignee

By:
         -----------------------------------
Name:
         -----------------------------------
Title:
         -----------------------------------


NAVY FEDERAL CREDIT UNION
Company

By:
         -----------------------------------
Name:
         -----------------------------------
Title:
         -----------------------------------
ACKNOWLEDGED AND AGREED:

WELLS FARGO BANK, N.A.
Master Servicer


By:
         -----------------------------------
Name:
         -----------------------------------
Title:
         -----------------------------------

                                  ATTACHMENT 1

                             ASSIGNED LOAN SCHEDULE

                             (PROVIDED UPON REQUEST)

                                  ATTACHMENT 2

                               SERVICING AGREEMENT

----------------------------------------
                            PHH MORTGAGE CORPORATION

        ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT This Assignment, Assumption and Recognition Agreement (the "AAR Agreement") is made and entered into as of December 29, 2005 (the "Closing Date"), among EMC Mortgage Corporation (the "Assignor"), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 (the "Assignee") and PHH Mortgage Corporation (formerly known as Cendant Mortgage Corporation) (the "Company").

        WHEREAS, the Company originated the mortgage loans identified on Exhibit A hereto (the "Mortgage Loans"); and

        WHEREAS, the Mortgage Loans were subsequently transferred to various trusts (the "Underlying Trusts") in connection with various securitizations; and

        WHEREAS, pursuant to the Pooling and Servicing Agreements for the Underlying Trusts (the "Underlying Pooling Agreements"), the Assignor had the right to purchase the Mortgage Loans (the "Call Right") from the Underlying Trusts following the occurrence of certain trigger events (the "Trigger Events") set forth in the Underlying Pooling Agreements; and

        WHEREAS, following the occurrence of the Trigger Events, the Assignor exercised the related Call Right and purchased the Mortgage Loans from the Underlying Trusts; and

        WHEREAS, Assignor and Company desire that, from and after the date hereof, all of the Mortgage Loans be serviced in accordance with the terms and conditions of that certain Mortgage Loan Flow Purchase, Sale and Servicing Agreement, dated as of April 26, 2001 (the "Purchase, Sale and Servicing Agreement"), among the Assignor, the Company and Bishop's Gate Residential Mortgage Trust.

        NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree that the Mortgage Loans listed on Exhibit A annexed hereto (the "Assigned Loans") shall be subject to the terms of this AAR Agreement. Defined terms used in this Assignment and not otherwise defined herein shall have the meaning set forth in the Purchase, Sale and Servicing Agreement.

RECOGNITION OF THE ASSIGNOR

        1. The Company recognizes Assignor as owner of the Mortgage Loans and acknowledges that it is currently servicing the Mortgage Loans for the benefit of Assignor. From and after the date hereof, the Company agrees it will service the Mortgage Loans pursuant to the terms of the Purchase, Sale and Servicing Agreement (as modified herein) which terms are incorporated herein by reference.

ASSIGNMENT AND ASSUMPTION

        2. The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and all obligations of the Assignor with respect to any mortgage loans subject to the Purchase, Sale and Servicing Agreement which are not the Mortgage Loans set forth on EXHIBIT A attached hereto and are not the subject of this Assignment

REPRESENTATIONS; WARRANTIES AND COVENANTS

        3. The Assignor warrants and represents to the Assignee and to the Company as of the date hereof:

        (a) Attached hereto as EXHIBIT B is a true and accurate copy of the Purchase, Sale and Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

        (b) The Assignor was the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Purchase, Sale and Servicing Agreement as they relate to the Mortgage Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Mortgage Loans to the Assignee as contemplated herein, the Assignee shall have good title to each and every Mortgage Loan, as well as any and all of the Assignor's interests, rights and obligations under the Purchase, Sale and Servicing Agreement as they relate to the Mortgage Loans, free and clear of any and all liens, claims and encumbrances;

        (c) There are no offsets, counterclaims or other defenses available to the Assignor with respect to the Mortgage Loans or the Purchase, Sale and Servicing Agreement;

        (d) The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Mortgage Loan;

        (e) The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

        (f) The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Assignment, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignor. This Assignment has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

        (g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment, or the consummation by it of the transactions contemplated hereby. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

        (h) The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to the Assignor by the Company prior to the date hereof with respect to the Mortgage Loans and has not received, and has not requested from the Company, any additional documents.

        4. The Assignee represents, warrants and covenants with the Assignor and the Company that:

        (a) The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Mortgage Loans on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5;

        (b) The Assignee has full power and authority to execute, deliver and perform under this Assignment, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee's charter or bylaws, or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Assignment has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor's rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

        (c) No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment, or the consummation by it of the transactions contemplated hereby; and

        (d) The Assignee assumes all of the rights of the Purchaser under the Purchase, Sale and Servicing Agreement with respect to the Assigned Loans other than the right to enforce the obligations of the Company under the Purchase, Sale and Servicing Agreement.

        5. The Company warrants and represents to, and covenants with, Assignor and Assignee as of the date hereof:

        (a) Attached hereto as EXHIBIT B is a true and accurate copy of the Purchase, Sale and Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

        (b) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and the Company has all requisite power and authority to service the Mortgage Loans and the Company has all requisite power and authority to perform its obligations under the Purchase, Sale and Servicing Agreement;

        (c) The Company has full corporate power and authority to execute, deliver and perform its obligations under this Assignment, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment is in the ordinary course of each of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its charter or by-laws or any legal restriction, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its respective property is subject. The execution, delivery and performance by the Company of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Company. This Assignment has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

        (d) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by the Company of this Assignment, or the consummation by it of the transactions contemplated hereby;

        (e) The Company shall establish a Collection Account and an Escrow Account under the Purchase, Sale and Servicing Agreement in favor of Assignee with respect to the Mortgage Loans separate from the Collection Account and Escrow Account previously established in favor of Assignor; and

        (f) Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Seller pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

        6. Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

        7. The Company hereby acknowledges that Wells Fargo Bank, N.A. (the "Master Servicer") has been appointed as the master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2005, among Structured Asset Mortgage Investments II Inc., the Assignee, the Master Servicer, Wells Fargo Bank, N.A. as securities administrator and the Assignor (the "Pooling Agreement"). The Company shall deliver all reports required to be delivered under the Purchase, Sale and Servicing Agreement to:

         Wells Fargo Bank, N.A.
         9062 Old Annapolis Road
         Columbia, Maryland 21045
         Attention: Client Manager PRIME 2005-5
         Telecopier No.: (410) 715-2380

RECOGNITION OF ASSIGNEE

        8. From and after the date hereof the Company shall recognize the Assignee as owner of the Mortgage Loans, and acknowledge that the Mortgage Loans will be part of a REMIC. The Company will service the Mortgage Loans in accordance with the Purchase, Sale and Servicing Agreement, but in no event in a manner that would (i) cause the REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the
Code). It is the intention of the Assignor, the Company and the Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waive or otherwise alter any of the terms or provisions of the Purchase, Sale and Servicing Agreement, which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

         In addition, the Company hereby acknowledges that from and after the date hereof, the Mortgage Loans will be subject to the terms and conditions of the Pooling Agreement pursuant to which the Master Servicer is required to monitor the performance by the Company of its servicing obligations under the Purchase, Sale and Servicing Agreement and has the right to enforce the obligations of the Company under the Purchase, Sale and Servicing Agreement with respect to the servicing of the Mortgage Loans. Such right will include, without limitation, the right to terminate the Company under the Purchase, Sale and Servicing Agreement as provided therein, the right to receive all remittances required to be made by the Company under the Purchase, Sale and Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase, Sale and Servicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. In connection therewith, the Company hereby agrees to make all remittances required under the Purchase, Sale and Servicing Agreement with respect to the Mortgage Loans to the Master Servicer for the benefit of the Assignee in accordance with the following wire transfer instructions:

                  Bear Stearns PRIME 2005-5 Master Servicer Collection Account Wells Fargo Bank, N.A.
                  ABA # 121000248
                  Account Name: SAS Clearing
                  Account # 3970771416
                  For Further Credit to: PRIME 2005-5, Account # 17218700

        It is the intention of the Assignor, the Company and the Assignee that this AAR Agreement will be a separate and distinct servicing agreement between the Assignee and the Company, to the extent of the Mortgage Loans, and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase, Sale and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee. 9. Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5.

MODIFICATION OF THE PURCHASE, SALE AND SERVICING AGREEMENT
        11. The Assignor and the Company hereby amend the Purchase, Sale and Servicing Agreement as follows:
        The following definitions shall be added to Section 1.01 of the Purchase, Sale and Servicing Agreement:

        ASSIGNEE: U.S. Bank National Association, as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5.

        MASTER SERVICER: Wells Fargo Bank, N.A. or any successor thereto.

        REMIC PROVISIONS: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

        SAMI II: Structured Asset Mortgage Investments II Inc.
        SECURITIES ADMINISTRATOR: Wells Fargo Bank, N.A., or any successor thereto.
        TRUSTEE: U.S. Bank National Association.

        The definition of Business Day is deleted in its entirety and replaced with the following:

        BUSINESS DAY: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, Maryland or Minnesota, or (iii) a day on which the Federal Reserve or banks in the States of New York, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

        The definition of Eligible Account is deleted in its entirety and replaced with the following:

        ELIGIBLE ACCOUNT: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody's is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and in its highest short-term rating categories respectively, at the time any amounts are held on deposit therein, or (ii) an account or accounts in a depository institution or trust company in which such accounts are insured by the FDIC (to the limits established by the FDIC) and the uninsured deposits in which accounts are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to the Trustee and to each Rating Agency, the Certificateholders have a claim with respect to the funds in such account or a perfected first priority security interest against any collateral (which shall be limited to Permitted Investments) securing such funds that is superior to claims of any other depositors or creditors of the depository institution or trust company in which such account is maintained, or (iii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iv) any other account acceptable to the Rating Agencies. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

   Section 3.02(33) shall be deleted in its entirety and replaced with the following:

   "(33) INSOLVENCY PROCEEDINGS; SERVICEMEMBERS CIVIL RELIEF ACT. The related Mortgagor (1) is not the subject of any Insolvency Proceeding; and (2) has not notified the Seller of any relief requested by or allowed to such Mortgagor under the Servicemembers Civil Relief Act;"

   The following paragraphs are added after the second paragraph of Section 5.13 of the Purchase, Sale and Servicing Agreement:

        "Notwithstanding anything in this Agreement to the contrary, the Servicer (a) shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause the Trust Fund to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions" after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans which is not contemplated under the terms of this Agreement, the Servicer will obtain an Opinion of Counsel acceptable to the Trustee with respect to whether such action could result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an "Adverse REMIC Event"), and the Servicer shall not take any such action or cause the Trust Fund to take any such action as to which it has been advised that an Adverse REMIC Event could occur.

The Servicer shall not permit the creation of any "interests" (within the meaning of Section 860G of the Code) in the REMIC. The Servicer shall not enter into any arrangement by which the REMIC will receive a fee or other compensation for services nor permit the REMIC to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

Any REO Property shall be disposed of by the Servicer before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Servicer is otherwise directed by the Assignee."

        Section 7.04 of the Purchase, Sale and Servicing Agreement shall be deleted in its entirety and replaced with the following:

        "Section 7.04 ANNUAL STATEMENT AS TO COMPLIANCE.

        The Servicer will deliver to the Trustee, the Master Servicer, the Securities Administrator, and SAMI II not later than February 28 of each fiscal year of the Servicer beginning in February 2006, an Officers' Certificate in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof." Section 7.05 shall be deleted, and replaced with the following:

        "Section 7.05 ANNUAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT'S SERVICING REPORT; ANNUAL Certification.
(a) On or before February 28 of each year beginning February 28, 2006, the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K to the effect that such firm has examined certain documents and records relating to the servicing of mortgage loans generally by the Servicer that include a sampling of the Mortgage Loans, and, on the basis of such an examination conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance with the minimum servicing standards set forth in that program, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Servicer to the Trustee and the Master Servicer upon request.

(b) For so long as the Mortgage Loans are being master serviced by the Master Servicer in a securitization transaction, by February 28th of each year (or if not a Business Day, the immediately preceding Business Day), or at any other time upon thirty (30) days written request, an officer of the Servicer shall execute and deliver an Officer's Certificate to the Master Servicer for the benefit of such Master Servicer and its affiliates, and in each case, its officers, directors and affiliates, certifying as to the following matters:

                (i) Based on my knowledge, the information in the Annual Statement of Compliance, and the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the Master Servicer by the Servicer, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading, as of the last day of the period covered by the Annual Statement of Compliance;

                (ii) Based on my knowledge, the servicing information required to be provided to the Master Servicer by the Servicer under the Agreement has been provided to the Master Servicer;

                (iii) I am responsible for reviewing the activities performed by the Servicer under this Agreement and based upon the review required by this Agreement, and except as disclosed in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report, or otherwise disclosed in a writing submitted to the Master Servicer, the Servicer has, as of last day of the period covered by the Annual Statement of Compliance, fulfilled its obligations under this Agreement; and

                (iv) I have disclosed to the Master Servicer all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards as determined in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers as set forth in this Agreement.

Notwithstanding the foregoing, in the event that as to any year a report on Form 10-K is not required to be filed with the Securities and Exchange Commission with respect to the related securitization transaction for the prior calendar year, then (i) the Master Servicer shall notify the Servicer of that fact, and
(ii) the Servicer shall not be required to provide the Officer's Certificate described in this subsection (b).

(c) The Servicer shall indemnify and hold harmless the Master Servicer and its affiliates, and in each case, its officers, directors and agents from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under Section 7.04 and Section 7.05 or the gross negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Master Servicer, then the Servicer agrees that it shall contribute to the amount paid or payable by the Master Servicer as a result of the losses, claims, damages or liabilities of the Master Servicer in such proportion as is appropriate to reflect the relative fault of the Master Servicer on the one hand and the Servicer on the other in connection with a breach of the Servicer's obligations under Section 7.04 and Section 7.05 or the Servicer's gross negligence, bad faith or willful misconduct in connection therewith."

        The following Subsection shall be added to Section 10.01:

"(8) failure by the Servicer to duly perform, within the required time period, its obligations under Section 7.04 and Section 7.05 which failure continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by any party to this Servicing Agreement or by any master servicer responsible for master servicing the Mortgage Loans pursuant to a securitization of such Mortgage Loans;"

        The following shall be added as Section 12.06(9) of the Purchase, Sale and Servicing Agreement:

        "For purposes of this Agreement, any Master Servicer shall be considered a third party beneficiary to this Agreement entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this Agreement."

        The following shall be added as the second paragraph of Section 9.01 of the Agreement.

        "The Master Servicer shall indemnify and hold harmless the Servicer and its affiliates, and in each case, its officers, directors and agents from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Master Servicer or any of its officers, directors, agents or affiliates of its obligations in connection with the preparation, filing and certification of any Form 10-K under Section 3.18 of the Pooling and Servicing Agreement or the negligence, bad faith or willful misconduct of the Master Servicer in connection therewith. In addition, the Master Servicer shall indemnify and hold harmless the Servicer and its affiliates, and in each case, its officers, directors and agents from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by any Servicer (as defined in the Pooling and Servicing Agreement), other than the Servicer (as defined in this Agreement), of its obligations in connection with any back-up certification (or any other back-up documents) to any certification of any Form 10-K required to be provided by the Master Servicer, but solely to the extent the Master Servicer receives amounts from such Servicer in connection with any indemnification provided by such Servicer (in each case as defined in the Pooling and Servicing Agreement) to the Master Servicer."

   12. Notice Addresses. If to the Assignee:

         U.S. Bank National Association,
         as Trustee
         One Federal Street, 3rd Floor
         Boston, MA 02110
         Attention: Corporate Trust Services, PRIME 2005-5
         Telecopier No.: (617) 603-6413

   If to the Assignor:

   EMC Mortgage Corporation
   MacArthur Ridge II
   909 Hidden Ridge Drive, Suite 200
   Irving, Texas 75038
   Attention: Ralene Ruyle
   Telecopy: (972) 444-2810

   With a copy to:

   Bear Stearns Mortgage Capital Corporation
   383 Madison Avenue
   New York, New York 10179
   Attention: Jeffrey Maggard

   If to the Company:

   PHH Mortgage Corporation
   3000 Leadenhall Road
   Mail Stop: SVMP
   Mt. Laurel, New Jersey  08054
   Attention: Jack Webb

   If to the Securities Administrator:

         Wells Fargo Bank, N.A.
         P.O. Box 98
         Columbia, Maryland 21046
         Attention: Client Manager PRIME 2005-5

         or, if by overnight delivery to:

         9062 Old Annapolis Road
         Columbia, Maryland 21045,
         Attention: PRIME 2005-5
         Telecopier No.: (410) 715-2380



         13. This Assignment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of laws principles) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, except to the extent preempted by federal law.

         14. From and after the date hereof, the Company, as servicer shall recognize the Assignee as the owner of the Mortgage Loans, and the Company will service the Mortgage Loans in accordance with the Purchase, Sale and Servicing Agreement for the benefit of the Assignee, and shall look solely to the Assignee for performance of the obligations of Purchaser under the Purchase, Sale and Servicing Agreement with respect to the Mortgage Loans. From and after the date hereof, the Assignee shall recognize the Company as the servicer of the Mortgage Loans, and shall look solely to the Company for performance of the obligations of the Servicer under the Purchase, Sale and Servicing Agreement with respect to the Mortgage Loans.

         15. This Assignment shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Company, the Assignor or the Assignee may be merged or consolidated shall, without the requirement for any further writing, be deemed the Company, the Assignor or the Assignee, respectively, hereunder.

         16. No term or provision of this Assignment may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         17. This Assignment shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase, Sale and Servicing Agreement to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the Purchase, Sale and Servicing Agreement.

         18. This Assignment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.


                         [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties have caused this Assignment, Assumption and Recognition Agreement to be executed by their duly authorized officers as of the date first above written.

EMC MORTAGE CORPORATION               U.S. BANK NATIONAL ASSOCIATION, NOT
THE ASSIGNOR                          INDIVIDUALLY BUT SOLELY AS TRUSTEE,
                                      THE ASSIGNEE

By:                                   By:
     --------------------------             --------------------------
Name:                                 Name:
     --------------------------             --------------------------
Title:                                Title:
     --------------------------             --------------------------


PHH MORTGAGE CORPORATION


By:
      --------------------------
Name:
      --------------------------
Title:
      --------------------------


ACKNOWLEDGED AND AGREED

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:
      --------------------------
Name:
      --------------------------
Title:
      --------------------------

                                   EXHIBIT A:
                             Mortgage Loan Schedule

                                   EXHIBIT B:
1. Mortgage Loan Flow Purchase, Sale and Servicing Agreement, dated as of April 26, 20

---------------------------------------

                             SUNTRUST MORTGAGE, INC.

                ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

        This is an Assignment, Assumption and Recognition Agreement (this "AAR Agreement") made as of December 29, 2005, among EMC Mortgage Corporation (the "Assignor"), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 (the "Assignee"), and SunTrust Mortgage, Inc. (the "Company").

        Whereas, the Company and the Assignor, as Purchaser entered into that certain Purchase, Warranties and Servicing Agreement, dated as of January 1, 2002, as amended, modified or supplemented from time to time (the "Agreement") pursuant to which the Assignor purchased and the Company sold the mortgage loans identified on Attachment 1 hereto (the "Assigned Loans"), on a servicing retained basis; and

        Whereas, the Assigned Loans were subsequently transferred to a trust (the "Underlying Trust") in connection with a securitization; and

        Whereas, pursuant to the Pooling and Servicing Agreement for the Underlying Trust (the "Underlying Pooling Agreement"), the Assignor had the right to purchase the Assigned Loans (the "Call Right") from the Underlying Trust following the occurrence of certain trigger events (the "Trigger Events") set forth in the Underlying Pooling Agreement; and

        Whereas, following the occurrence of the Trigger Events, the Assignor exercised the Call Right and purchased the Assigned Loans from the Underlying Trust; and

        Whereas, Assignor and Company desire that, from and after the date hereof, all of the Assigned Loans be serviced in accordance with the terms and conditions of the Agreement.

        In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Assigned Loans shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement.

RECOGNITION OF THE ASSIGNOR

        10. Company recognizes Assignor as owner of the Assigned Loans and acknowledges that it is currently servicing the Assigned Loans for the benefit of Assignor. From and after the date hereof, Company agrees that it will service the Assigned Loans pursuant to the terms of the Agreement (as modified herein) which terms are incorporated herein by reference.

ASSIGNMENT AND ASSUMPTION

        11. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Agreement. Assignor specifically reserves and does not assign to Assignee any right, title and interest in, to or under any mortgage loans subject to the Agreement other than those set forth on Attachment 1.

REPRESENTATIONS, WARRANTIES AND COVENANTS

        12. Assignor warrants and represents to Assignee and Company as of the date hereof:

        (a) Attached hereto as Attachment 2 is a true and accurate copy of the Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

        (b) Assignor was the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee's interests, rights and obligations under the Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

        (c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Agreement;

        (d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

        (e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

        (f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

        (g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

        (h) Assignor has received from Company, and has delivered to Assignee, all documents required to be delivered to Assignor by Company prior to the date hereof with respect to the Assigned Loans and has not received, and has not requested from Company, any additional documents.

        13. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

        (a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the assigned loans on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5;

        (b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

        (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; and

        (d) The Assignee assumes for the benefit of each of Assignor and Company all of Assignor's rights as "Purchaser" thereunder but solely with respect to such Assigned Loans.

        14. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

        (a) Attached hereto as Attachment 2 is a true and accurate copy of the Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

        (b) Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Agreement;

        (c) Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

        (d) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; and

        (e) Company shall establish a Custodial Account and an Escrow Account under the Agreement in favor of Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under Agreement in favor of Assignor.

        15. Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

RECOGNITION OF ASSIGNEE

        16. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Agreement but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

        17. Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust 2005-5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust 2005-5.

MODIFICATION OF THE AGREEMENT

        18. The Company, Assignor and Assignee hereby amend the Agreement, with respect to the Assigned Loans only, as follows:

   The following definitions are added to Section 1.01 of the Agreement:

        ASSIGNEE: U.S. Bank National Association, as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5.

        MASTER SERVICER: Wells Fargo Bank, N.A., or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

        NONRECOVERABLE ADVANCE: Any advance previously made by the Company pursuant to Section 5.03 which, in the good faith judgment of the Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise. The determination by the Company that it has made a Nonrecoverable Advance, shall be evidenced by an Officer's Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

        POOLING AND SERVICING AGREEMENT: That certain pooling and servicing agreement, dated as of December 1, 2005, among Structured Asset Mortgage Investments II Inc., the Trustee, the Master Servicer, the Securities Administrator and the Purchaser.

        SECURITIES ADMINISTRATOR: Wells Fargo Bank, N.A., or any successor thereto.

        TRUSTEE: U.S. Bank National Association, or its successor in interest, or any successor trustee appointed as provided in the Pooling and Servicing Agreement.

   The definition of Business Day is deleted in its entirety and replaced with the following:

        BUSINESS DAY: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, California, Maryland or Minnesota, or (iii) a day on which banks in the States of New York, California, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

   The following are added as the last three paragraphs of Section 4.01 of the
Agreement:

        Notwithstanding anything in this Agreement to the contrary, the Servicer
        (a) shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions" after the startup date under the REMIC Provisions.

        Prior to taking any action with respect to the Mortgage Loans which is not contemplated under the terms of this Agreement, the Servicer will obtain an Opinion of Counsel acceptable to the Trustee with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an "Adverse REMIC Event"), and the Servicer shall not take any such action or cause the Trust Fund to take any such action as to which it has been advised that an Adverse REMIC Event could occur.

        The Servicer shall not permit the creation of any "interests" (within the meaning of Section 860G of the Code) in any REMIC. The Servicer shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than "qualified mortgages" as defined in
        Section 860G(a)(3) of the Code or "permitted investments" as defined in
        Section 860G(a)(5) of the Code.

        The period at the end of Subsection 4.05(vii) is deleted and replaced by "; and" and the following is added as Subsection 4.05(ix) of the Agreement:

   "(ix) to reimburse itself for any Nonrecoverable Advances;"

        The second sentence of the first paragraph of Section 5.02 is deleted in its entirety and replaced with the following:

            With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the tenth calendar day prior to each related Remittance Date on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and shall contain the following:

         The following sentence shall be added to the end of the first paragraph of Section 5.02 of the Agreement:

            In addition, not later than seven (7) Business Days after each month end, Seller shall furnish to the Master Servicer a report in the form of Attachment 3 to the Assignment, Assumption and Recognition Agreement, dated as of December 29, 2005, among Seller, EMC Mortgage Corporation and U.S. Bank National Association with respect to defaulted Mortgage Loans and a report in the form of Attachment 4 to the Assignment, Assumption and Recognition Agreement, dated as of December 29, 2005, among Seller, EMC Mortgage Corporation and U.S. Bank National Association with respect to realized loss calculations.

         Section 6.04 of the Agreement is deleted in its entirety and replaced with the following:

                  Section 6.04       ANNUAL STATEMENT AS TO COMPLIANCE.

                  The Company will deliver to the Master Servicer and the Purchaser on or before February 28 of each year, beginning with February 28, 2006, an Officer's Certificate (each, an "Annual Statement of Compliance") in a form acceptable for filing with the Securities and Exchanged Commission as an exhibit to a Form 10-K stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, (ii) the Company has fully complied with the provisions of this Agreement and (iii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

         Section 6.05 of the Agreement is deleted in its entirety and replaced with the following:

                  Section 6.05 ANNUAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' SERVICING REPORT.

                  On or before February 28 of each year, beginning with February 28, 2006, the Company at its expense shall cause a firm of independent public accountants, which is a member of the American Institute of Certified Public Accountants, to furnish to the Purchaser (each, an "Annual Independent Public Accountant's Servicing Report"), the Master Servicer and the Depositor a statement in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K, to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans, pursuant to this Agreement or servicing agreements substantially similar to this Agreement, and that, on the basis of such examination, conducted substantially in accordance with the Uniform Single Audit Program for Mortgage Bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with this Agreement or such servicing agreements examined pursuant to this Section 6.05 except for (a) such exceptions as such firm shall believe to be immaterial, and (b) such other exceptions as shall be set forth in such statement. The Company shall provide Purchaser with copies of such statements.

         The following is added as Section 6.07 of the Agreement:

                Section 6.07 ANNUAL CERTIFICATION.

                (a) For so long as the Mortgage Loans are being master serviced by the Master Servicer in a securitization transaction, by February 28th of each year (or if not a Business Day, the immediately preceding Business day), or at any other time upon thirty (30) days written request, an officer of the Company shall execute and deliver an Officer's Certificate to the Master Servicer and the Depositor for the benefit of such Master Servicer and Depositor and its officers, directors and affiliates, certifying as to the following matters:

                        (i) Based on my knowledge, the information in the Annual
                Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the Master Servicer and Depositor taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

                        (ii) The servicing information required to be provided
                to the Master Servicer by the Company under this Agreement has been provided to the Master Servicer;

                        (iii) I am responsible for reviewing the activities
                performed by the Company under the Agreement and based upon the review required by this Agreement, and except as disclosed in the Annual Statement of Compliance or the Annual Independent Public Accountant's Servicing Report submitted to the Master Servicer, the Company has, as of the date of this certification fulfilled its obligations under this Agreement; and

                        (iv) I have disclosed to the Master Servicer all
                significant deficiencies relating to the Company's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Agreement.

                (b) The Company shall indemnify and hold harmless the Master Servicer and the Depositor and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Company or any of its officers, directors, agents or affiliates of its obligations under this Section 6.07 or the negligence, bad faith or willful misconduct of the Company in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Master Servicer and the Depositor, then the Company agrees that it shall contribute to the amount paid or payable by the Master Servicer or the Depositor, as applicable, as a result of the losses, claims, damages or liabilities of the Master Servicer or the Depositor, as applicable, in such proportion as is appropriate to reflect the relative fault of the Master Servicer or the Depositor, as applicable, on the one hand and the Company on the other in connection with a breach of the the Company's obligations under this Section 6.07 or the Company's negligence, bad faith or willful misconduct in connection therewith.

        The period at the end of Subsection 9.01(ix) is deleted and replaced with ";or" and the following is added as Subsection 9.01(x) of the Agreement:

                (x) failure by the Company to duly perform, within the required time period, its obligations under Section 6.04, 6.05 or 6.07 which failure continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by any party to this Agreement or by any master servicer responsible for master servicing the Mortgage Loans pursuant to a securitization of such Mortgage Loans.

   The following is added as Section 11.19 of the Agreement:

                For purposes of this Agreement, any Master Servicer shall be considered a third party beneficiary to this Agreement entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this Agreement.

MISCELLANEOUS

        19. All demands, notices and communications related to the Assigned Loans, the Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a) In the case of Company,

                SunTrust Mortgage, Inc.
                901 Semmes Avenue
                Richmond, Virginia 23224
                Attention: Amy Creason
                Telecopier No.: (804) 291-0484

(b) In the case of Assignor,

                EMC Mortgage Corporation
                Mac Arthur Ridge II
                909 Hidden Ridge Drive, Suite 200
                Irving, Texas 75038
                Attention: Ms. Ralene Ruyle
                Telecopier No.: (972) 444-2810

                with a copy to:
                Bear Stearns Mortgage Capital Corporation
                383 Madison Avenue
                New York, New York 10179
                Attn: Ernie Calabrese
                Telecopier No.: (212) 272-9529

(c) In the case of the Securities Administrator,

                Wells Fargo Bank, N.A.
                9062 Old Annapolis Road
                Columbia, Maryland 21045
                Attention: Client Manager PRIME
                2005-5
                Telecopier No.: (410) 884-2363

(d) In the case of Assignee,

                U.S. Bank National Association,
                as Trustee
                One Federal Street, 3rd Floor
                Boston, MA 02110
                Attention: Corporate Trust Services, PRIME
                2005-5
                Telecopier No.: (617) 603-6413

        20. Each party will pay any commissions it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee and the Company in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

        21. This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

        22. No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

        23. This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

        24. This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Agreement.

        25. This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

        26. In the event that any provision of this AAR Agreement conflicts with any provision of the Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

        27. The Company hereby acknowledges that Wells Fargo Bank, N.A. has been appointed as the master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2005, among Structured Asset Mortgage Investments II Inc., the Assignor, Wells Fargo Bank, N.A. and the Assignee and therefore has the right to enforce all obligations of the Company under the Agreement. Such right will include, without limitation, the right to terminate the Company under the Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company shall make all distributions under the Agreement to the Master Servicer by wire transfer of immediately available funds to:

                  Bear Stearns PRIME 2005-5 Master Servicer Collection Account Wells Fargo Bank, N.A.
                  ABA# 121000248
                  SAS Clearing
                  Account # 3970771416
                  For Further Credit to: PRIME 2005-5, Account # 17218700

and the Company shall deliver all reports required to be delivered under the Agreement to the Assignee at the address set forth in Section 10 herein and to the Master Servicer at:

                  Wells Fargo Bank, N.A.
                  9062 Old Annapolis Road
                  Columbia, Maryland 21045
                  Attention: Client Manager PRIME 2005-5

         IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.


EMC MORTGAGE CORPORATION
Assignor


By:
   -----------------------------------------
Name:
     ---------------------------------------
Title:
      --------------------------------------

U.S. BANK NATIONAL ASSOCIATION, not individually but solely as Trustee, Assignee

By:
   -----------------------------------------
Name:
     ---------------------------------------
Title:
      --------------------------------------

SUNTRUST MORTGAGE, INC.
Company

By:
   -----------------------------------------
Name:
     ---------------------------------------
Title:
      --------------------------------------

ACKNOWLEDGED:

WELLS FARGO BANK, N.A.

By:
   -----------------------------------------
Name:
     ---------------------------------------
Title:
      --------------------------------------

                                  ATTACHMENT I

                             ASSIGNED LOAN SCHEDULE

                            [AVAILABLE UPON REQUEST]

                                  ATTACHMENT 2

PURCHASE WARRANTIES AND SERVICING AGREEMENT, dated as of January 1, 2002, between SunTrust Mortgage, Inc., and EMC Mortgage Corporation

ADDENDUM NO. 1 TO THE PURCHASE WARRANTIES AND SERVICING AGREEMENT, dated as of March 13, 2002, between SunTrust Mortgage, Inc., and EMC Mortgage Corporation;

ADDENDUM NO. 2 TO THE PURCHASE WARRANTIES AND SERVICING AGREEMENT, dated as of August 23, 2002, between SunTrust Mortgage, Inc., and EMC Mortgage Corporation;

AMENDMENT No. 3 TO THE PURCHASE WARRANTIES AND SERVICING AGREEMENT, dated as of January 13, 2003, between SunTrust Mortgage, Inc., and EMC Mortgage Corporation;

AMENDMENT No. 4 TO THE PURCHASE WARRANTIES AND SERVICING AGREEMENT, dated as of October 16, 2003, between SunTrust Mortgage, Inc., and EMC Mortgage Corporation;

AMENDMENT No. 5 TO THE PURCHASE WARRANTIES AND SERVICING AGREEMENT, dated as of January 24, 2005, between SunTrust Mortgage, Inc., and EMC Mortgage Corporation.

                            [AVAILABLE UPON REQUEST]

                                  ATTACHMENT 3

EXHIBIT   : STANDARD FILE LAYOUT - DELINQUENCY REPORTING



------------------------------------------------------------------------------------------------------------------------------------
COLUMN/HEADER NAME                                   DESCRIPTION                      DECIMAL     FORMAT COMMENT
------------------------------------------------------------------------------------------------------------------------------------
SERVICER_LOAN_NBR                    A unique  number  assigned  to a loan by the
                                     Servicer. This may be different than the
                                     LOAN_NBR
------------------------------------------------------------------------------------------------------------------------------------
LOAN_NBR                             A unique identifier assigned to each loan
                                     by the originator.
------------------------------------------------------------------------------------------------------------------------------------
CLIENT_NBR                           Servicer Client Number
------------------------------------------------------------------------------------------------------------------------------------
SERV_INVESTOR_NBR                    Contains a unique number as assigned by an
                                     external servicer to identify a group of
                                     loans in their system.
------------------------------------------------------------------------------------------------------------------------------------
BORROWER_FIRST_NAME                  First Name of the Borrower.
------------------------------------------------------------------------------------------------------------------------------------
BORROWER_LAST_NAME                   Last name of the borrower.
------------------------------------------------------------------------------------------------------------------------------------
PROP_ADDRESS                         Street Name and Number of Property
------------------------------------------------------------------------------------------------------------------------------------
PROP_STATE                           The state where the  property located.
------------------------------------------------------------------------------------------------------------------------------------
PROP_ZIP                             Zip code where the property is located.
------------------------------------------------------------------------------------------------------------------------------------
BORR_NEXT_PAY_DUE_DATE               The date that the borrower's next payment
                                     MM/DD/YYYY is due to the servicer at the
                                     end of processing cycle, as reported by
                                     Servicer.
------------------------------------------------------------------------------------------------------------------------------------
LOAN_TYPE                            Loan Type (i.e. FHA, VA, Conv)
------------------------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_FILED_DATE                The date a particular  bankruptcy  claim was                 MM/DD/YYYY
                                     filed.
------------------------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_CHAPTER_CODE              The chapter under which the bankruptcy was
                                     filed.
------------------------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_CASE_NBR                  The case number assigned by the court to
                                     the bankruptcy filing.
------------------------------------------------------------------------------------------------------------------------------------
POST_PETITION_DUE_DATE               The  payment  due date  once the  bankruptcy                 MM/DD/YYYY
                                     has been approved by the courts
------------------------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_DCHRG_DISM_DATE           The   Date   The   Loan  Is   Removed   From                 MM/DD/YYYY
                   Bankruptcy. Either by Dismissal, Discharged
                     and/or a Motion For Relief Was Granted.
------------------------------------------------------------------------------------------------------------------------------------
LOSS_MIT_APPR_DATE                   The Date The Loss  Mitigation  Was  Approved                 MM/DD/YYYY
                                     By The Servicer
------------------------------------------------------------------------------------------------------------------------------------
LOSS_MIT_TYPE                        The Type Of Loss  Mitigation  Approved For A
                                     Loan Such As;
------------------------------------------------------------------------------------------------------------------------------------
LOSS_MIT_EST_COMP_DATE               The  Date  The  Loss  Mitigation   /Plan  Is                 MM/DD/YYYY
                                     Scheduled To End/Close
------------------------------------------------------------------------------------------------------------------------------------
LOSS_MIT_ACT_COMP_DATE               The  Date The Loss  Mitigation  Is  Actually                 MM/DD/YYYY
                                     Completed
------------------------------------------------------------------------------------------------------------------------------------
FRCLSR_APPROVED_DATE                 The date DA Admin sends a letter to the
                                     MM/DD/YYYY servicer with instructions to
                                     begin foreclosure proceedings.
------------------------------------------------------------------------------------------------------------------------------------
ATTORNEY_REFERRAL_DATE               Date  File  Was   Referred  To  Attorney  to                 MM/DD/YYYY
                                     Pursue Foreclosure
------------------------------------------------------------------------------------------------------------------------------------
FIRST_LEGAL_DATE                      Notice  of 1st legal  filed by an  Attorney                 MM/DD/YYYY
                                     in a Foreclosure Action
------------------------------------------------------------------------------------------------------------------------------------
FRCLSR_SALE_EXPECTED_DATE            The  date  by  which a  foreclosure  sale is                 MM/DD/YYYY
                                     expected to occur.
------------------------------------------------------------------------------------------------------------------------------------
FRCLSR_SALE_DATE                     The actual date of the foreclosure sale.                     MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
FRCLSR_SALE_AMT                      The  amount  a  property  sold  for  at  the        2        No commas(,) or dollar signs ($)
                                     foreclosure sale.
------------------------------------------------------------------------------------------------------------------------------------
EVICTION_START_DATE                  The date the servicer  initiates eviction of                 MM/DD/YYYY
                                     the borrower.
------------------------------------------------------------------------------------------------------------------------------------
EVICTION_COMPLETED_DATE              The date the court revokes legal possession
                                     MM/DD/YYYY of the property from the
                                     borrower.
------------------------------------------------------------------------------------------------------------------------------------
LIST_PRICE                           The  price  at  which  an  REO  property  is        2        No commas(,) or dollar signs ($)
                                     marketed.
------------------------------------------------------------------------------------------------------------------------------------
LIST_DATE                            The  date an REO  property  is  listed  at a                 MM/DD/YYYY
                                     particular price.
------------------------------------------------------------------------------------------------------------------------------------
OFFER_AMT                            The  dollar  value  of an  offer  for an REO        2        No commas(,) or dollar signs ($)
                                     property.
------------------------------------------------------------------------------------------------------------------------------------
OFFER_DATE_TIME                      The date an offer  is  received  by DA Admin                 MM/DD/YYYY
                                     or by the Servicer.
------------------------------------------------------------------------------------------------------------------------------------
REO_CLOSING_DATE                     The  date the REO  sale of the  property  is                  MM/DD/YYYY
                                     scheduled to close.
------------------------------------------------------------------------------------------------------------------------------------
REO_ACTUAL_CLOSING_DATE              Actual Date Of REO Sale                                      MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
OCCUPANT_CODE                        Classification   of  how  the   property  is
                                     occupied.
------------------------------------------------------------------------------------------------------------------------------------
PROP_CONDITION_CODE                  A code that indicates the condition of the
                                     property.
------------------------------------------------------------------------------------------------------------------------------------
PROP_INSPECTION_DATE                 The   date   a   property    inspection   is                 MM/DD/YYYY
                                     performed.
------------------------------------------------------------------------------------------------------------------------------------
APPRAISAL_DATE                       The date the appraisal was done.                             MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
CURR_PROP_VAL                        The current "as is" value of the property 2
                                     based on brokers price opinion or
                                     appraisal.
------------------------------------------------------------------------------------------------------------------------------------
REPAIRED_PROP_VAL                    The  amount the  property  would be worth if        2
                                     repairs   are   completed   pursuant   to  a
                                     broker's price opinion or appraisal.
------------------------------------------------------------------------------------------------------------------------------------
IF APPLICABLE:
------------------------------------------------------------------------------------------------------------------------------------
DELINQ_STATUS_CODE                   FNMA Code Describing Status of Loan
------------------------------------------------------------------------------------------------------------------------------------
DELINQ_REASON_CODE                   The circumstances which caused a borrower
                                     to stop paying on a loan. Code indicates
                                     the reason why the loan is in default for
                                     this cycle.
------------------------------------------------------------------------------------------------------------------------------------
MI_CLAIM_FILED_DATE                  Date  Mortgage  Insurance  Claim  Was  Filed                 MM/DD/YYYY
                                     With Mortgage Insurance Company.
------------------------------------------------------------------------------------------------------------------------------------
MI_CLAIM_AMT                         Amount of Mortgage Insurance Claim Filed                      No commas(,) or dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
MI_CLAIM_PAID_DATE                    Date Mortgage  Insurance  Company Disbursed                 MM/DD/YYYY
                                     Claim Payment
------------------------------------------------------------------------------------------------------------------------------------
MI_CLAIM_AMT_PAID                    Amount  Mortgage  Insurance  Company Paid On        2        No commas(,) or dollar signs ($)
                                     Claim
------------------------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_FILED_DATE                Date  Claim  Was Filed  With Pool  Insurance                 MM/DD/YYYY
                                     Company
------------------------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_AMT                       Amount of Claim  Filed  With Pool  Insurance        2        No commas(,) or dollar signs ($)
                                     Company
------------------------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_PAID_DATE                 Date  Claim  Was  Settled  and The Check Was                 MM/DD/YYYY
                                     Issued By The Pool Insurer
------------------------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_AMT_PAID                  Amount  Paid  On  Claim  By  Pool  Insurance        2        No commas(,) or dollar signs ($)
                                     Company
------------------------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_FILED_DATE            Date FHA Part A Claim Was Filed With HUD                    MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_AMT                   Amount of FHA Part A Claim Filed                  2        No commas(,) or dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_PAID_DATE            Date HUD Disbursed Part A Claim Payment                     MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_PAID_AMT              Amount HUD Paid on Part A Claim                   2        No commas(,) or dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_FILED_DATE             Date FHA Part B Claim Was Filed With HUD                  MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_AMT                    Amount of FHA Part B Claim Filed                 2        No commas(,) or dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_PAID_DATE              Date HUD Disbursed Part B Claim Payment                   MM/DD/YYYY
------------------------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_PAID_AMT              Amount HUD Paid on Part B Claim                   2        No commas(,) or dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------
VA_CLAIM_FILED_DATE                    Date VA Claim Was Filed With the  Veterans                 MM/DD/YYYY
                                     Admin
------------------------------------------------------------------------------------------------------------------------------------
VA_CLAIM_PAID_DATE                     Date  Veterans  Admin.  Disbursed VA Claim                 MM/DD/YYYY
                                     Payment
------------------------------------------------------------------------------------------------------------------------------------
VA_CLAIM_PAID_AMT                     Amount Veterans Admin. Paid on VA Claim            2        No commas(,) or dollar signs ($)
------------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 2: STANDARD FILE CODES - DELINQUENCY REPORTING


The LOSS MIT TYPE field should show the approved Loss Mitigation Code as follows:

ASUM-    Approved Assumption
BAP-              Borrower Assistance Program
CO-         Charge Off
DIL-        Deed-in-Lieu
FFA-        Formal Forbearance Agreement
MOD-        Loan Modification
PRE-        Pre-Sale
SS-         Short Sale
MISC-             Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.


The OCCUPANT CODE field should show the current status of the property code as follows:

Mortgagor
Tenant
Unknown
Vacant

The PROPERTY CONDITION field should show the last reported condition of the property as follows:

Damaged
Excellent
Fair
Gone
Good
Poor
Special Hazard
Unknown

The FNMA DELINQUENT REASON CODE field should show the Reason for Delinquency as follows:


    ----------------------------------------------------------------------
    DELINQUENCY CODE        DELINQUENCY DESCRIPTION
    ----------------------------------------------------------------------
    001                    FNMA-Death of principal mortgagor
    ----------------------------------------------------------------------
    002                    FNMA-Illness of principal mortgagor
    ----------------------------------------------------------------------
    003                    FNMA-Illness of mortgagor's family member
    ----------------------------------------------------------------------
    004                    FNMA-Death of mortgagor's family member
    ----------------------------------------------------------------------
    005                    FNMA-Marital difficulties
    ----------------------------------------------------------------------
    006                    FNMA-Curtailment of income
    ----------------------------------------------------------------------
    007                    FNMA-Excessive Obligation
    ----------------------------------------------------------------------
    008                    FNMA-Abandonment of property
    ----------------------------------------------------------------------
    009                    FNMA-Distant employee transfer
    ----------------------------------------------------------------------
    011                    FNMA-Property problem
    ----------------------------------------------------------------------
    012                    FNMA-Inability to sell property
    ----------------------------------------------------------------------
    013                    FNMA-Inability to rent property
    ----------------------------------------------------------------------
    014                    FNMA-Military Service
    ----------------------------------------------------------------------
    015                    FNMA-Other
    ----------------------------------------------------------------------
    016                    FNMA-Unemployment
    ----------------------------------------------------------------------
    017                    FNMA-Business failure
    ----------------------------------------------------------------------
    019                    FNMA-Casualty loss
    ----------------------------------------------------------------------
    022                    FNMA-Energy environment costs
    ----------------------------------------------------------------------
    023                    FNMA-Servicing problems
    ----------------------------------------------------------------------
    026                    FNMA-Payment adjustment
    ----------------------------------------------------------------------
    027                    FNMA-Payment dispute
    ----------------------------------------------------------------------
    029                    FNMA-Transfer of ownership pending
    ----------------------------------------------------------------------
    030                    FNMA-Fraud
    ----------------------------------------------------------------------
    031                    FNMA-Unable to contact borrower
    ----------------------------------------------------------------------
    INC                    FNMA-Incarceration
    ----------------------------------------------------------------------

The FNMA DELINQUENT STATUS CODE field should show the Status of Default as follows:


                      ----------------------------------------------------------
                            STATUS CODE      STATUS DESCRIPTION
                      ----------------------------------------------------------
                                09           Forbearance
                      ----------------------------------------------------------
                                17           Pre-foreclosure Sale
                                             Closing Plan Accepted
                      ----------------------------------------------------------
                                24           Government Seizure
                      ----------------------------------------------------------
                                26           Refinance
                      ----------------------------------------------------------
                                27           Assumption
                      ----------------------------------------------------------
                                 28          Modification
                      ----------------------------------------------------------
                                29           Charge-Off
                      ----------------------------------------------------------
                                30           Third Party Sale
                      ----------------------------------------------------------
                                31           Probate
                      ----------------------------------------------------------
                                32           Military Indulgence
                      ----------------------------------------------------------
                                43           Foreclosure Started
                      ----------------------------------------------------------
                                44           Deed-in-Lieu Started
                      ----------------------------------------------------------
                                49           Assignment Completed
                      ----------------------------------------------------------
                                61           Second Lien Considerations
                      ----------------------------------------------------------
                                62           Veteran's Affairs-No Bid
                      ----------------------------------------------------------
                                63           Veteran's Affairs-Refund
                      ----------------------------------------------------------
                                64           Veteran's Affairs-Buydown
                      ----------------------------------------------------------
                                65           Chapter 7 Bankruptcy
                      ----------------------------------------------------------
                                66           Chapter 11 Bankruptcy
                      ----------------------------------------------------------
                                67           Chapter 13 Bankruptcy
                      ----------------------------------------------------------

                                  ATTACHMENT 4

EXHIBIT: CALCULATION OF REALIZED LOSS/GAIN FORM 332- INSTRUCTION SHEET

NOTE: DO NOT NET OR COMBINE ITEMS. SHOW ALL EXPENSES INDIVIDUALLY AND ALL CREDITS AS SEPARATE LINE ITEMS. CLAIM PACKAGES ARE DUE ON THE REMITTANCE REPORT DATE. LATE SUBMISSIONS MAY RESULT IN CLAIMS NOT BEING PASSED UNTIL THE FOLLOWING MONTH. THE SERVICER IS RESPONSIBLE TO REMIT ALL FUNDS PENDING LOSS APPROVAL AND /OR RESOLUTION OF ANY DISPUTED ITEMS.


        The numbers on the 332 form correspond with the numbers listed below.

LIQUIDATION AND ACQUISITION EXPENSES:
-------------------------------------

1. The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.


        2. The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

        3. Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

        4-12. Complete as applicable. Required documentation:

        * For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

        * For escrow advances - complete payment history

        (to calculate advances from last positive escrow balance forward)

        * Other expenses - copies of corporate advance history showing all payments

        * REO repairs > $1500 require explanation

        * REO repairs >$3000 require evidence of at least 2 bids.

        * Short Sale or Charge Off require P&L supporting the decision and WFB's approved Officer Certificate

        * Unusual or extraordinary items may require further documentation.

        13. The total of lines 1 through 12.


                  CREDITS:

        14-21. Complete as applicable. Required documentation:

        * Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

        Letter of Proceeds Breakdown.

        * Copy of EOB for any MI or gov't guarantee

        * All other credits need to be clearly defined on the 332 form

22. The total of lines 14 through 21.


PLEASE NOTE: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part ------------------ B/Supplemental proceeds.


TOTAL REALIZED LOSS (OR AMOUNT OF ANY GAIN)

23. The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

EXHIBIT 3A: CALCULATION OF REALIZED LOSS/GAIN FORM 332


Prepared by:  __________________              Date:  _______________

Phone:  ______________________   Email Address:_____________________


---------------------------  ----------------------------  ---------------------
Servicer Loan No.            Servicer Name                 Servicer Address


---------------------------  ----------------------------  ---------------------


WELLS FARGO BANK, N.A. LOAN NO._____________________________


Borrower's Name: __________________________________________________________

Property Address: _________________________________________________________


LIQUIDATION TYPE:  REO SALE   3RD PARTY SALE   SHORT SALE   CHARGE OFF


WAS THIS LOAN GRANTED A BANKRUPTCY DEFICIENCY OR CRAMDOWN       YES          NO

If "Yes", provide deficiency or cramdown amount _______________________________
=

LIQUIDATION AND ACQUISITION EXPENSES:

(1)      Actual Unpaid Principal Balance of Mortgage Loan   $ ______________ (1)

(2)      Interest accrued at Net Rate                        ________________(2)

(3)      Accrued Servicing Fees                              ________________(3)

(4)      Attorney's Fees                                     ________________(4)

(5)      Taxes (see page 2)                                  ________________(5)

(6)      Property Maintenance                               ________________ (6)

(7)      MI/Hazard Insurance Premiums (see page 2)           ________________(7)

(8)      Utility Expenses                                    ________________(8)

(9)      Appraisal/BPO                                       ________________(9)

(10)     Property Inspections                               ________________(10)

(11)     FC Costs/Other Legal Expenses                      ________________(11)

(12)     Other (itemize)                                    ________________(12)

                  Cash for Keys__________________________   ________________(12)

                  HOA/Condo Fees________________________    ________________(12)

                  ______________________________________    ________________(12)




                  TOTAL EXPENSES                           $ _______________(13)

CREDITS:

(14)     Escrow Balance                                    $ _______________(14)

(15)     HIP Refund                                        ________________ (15)

(16)     Rental Receipts                                   ________________ (16)

(17)     Hazard Loss Proceeds                              ________________ (17)

(18)     Primary Mortgage Insurance / Gov't Insurance     ________________ (18a)

HUD Part A

                                                         ________________  (18b)
HUD Part

(19)     Pool Insurance Proceeds                           ________________ (19)

(20)     Proceeds from Sale of Acquired Property           ________________ (20)

(21)     Other (itemize)                                   ________________ (21)

         _________________________________________        ________________  (21)



         TOTAL CREDITS                                     $________________(22)

TOTAL REALIZED LOSS (OR AMOUNT OF GAIN)                   $________________ (23)


ESCROW DISBURSEMENT DETAIL

----------------------------------------------------------------------------------------------------------------------
      TYPE          DATE PAID        PERIOD OF       TOTAL PAID      BASE AMOUNT       PENALTIES        INTEREST
                                     COVERAGE
   (TAX /INS.)
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------

--------------------------------------

                             WASHINGTON MUTUAL BANK

                ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT (the "Assignment and Assumption Agreement"), dated as of December 29, 2005, is by and among EMC Mortgage Corporation, a Delaware corporation (the "Assignor"), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 (the "Assignee") and Washington Mutual Bank (the "Company").

        Whereas, the Company originated the mortgage loans identified on Exhibit A hereto (the "Mortgage Loans"); and

        Whereas, the Mortgage Loans were subsequently transferred to a trust (the "Underlying Trust") in connection with a securitization; and

        Whereas, pursuant to the Pooling and Servicing Agreement for the Underlying Trust (the "Underlying Pooling Agreement"), the Assignor had the right to purchase the Mortgage Loans (the "Call Right") from the Underlying Trust following the occurrence of certain trigger events (the "Trigger Events") set forth in the Underlying Pooling Agreement; and

        Whereas, following the occurrence of the Trigger Events, the Assignor exercised the Call Right and purchased the Mortgage Loans from the Underlying Trust; and

        Whereas, Assignor and Company desire that, from and after the date hereof, all of the Mortgage Loans be serviced in accordance with the terms and conditions of that certain Servicing Agreement, dated as of April 1, 2005, between Assignor and Company (the "Servicing Agreement").

        In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans shall be subject to the terms of this Assignment and Assumption Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Servicing Agreement.

RECOGNITION OF THE ASSIGNOR
1. Company recognizes Assignor as owner of the Mortgage Loans and acknowledges that it is currently servicing the Mortgage Loans for the benefit of Assignor. From and after the date hereof, Company agrees that it will service the Mortgage Loans pursuant to the terms of the Servicing Agreement (as modified herein) which terms are incorporated herein by reference.

ASSIGNMENT AND ASSUMPTION

        2. Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest in, to and under (a) the Mortgage Loans and (b) the Servicing Agreement with respect to the Mortgage Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title and interest, to and under the Servicing Agreement with respect to any mortgage loan other than the Mortgage Loans listed on EXHIBIT A. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Servicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

        Assignor acknowledges and agrees that upon execution of this Agreement, the Assignee shall become the "Owner" under the Servicing Agreement with respect to the Mortgage Loans, and all representations, warranties and covenants by the "Servicer" to the "Owner" under the Servicing Agreement with respect to the Mortgage Loans including, but not limited to, the rights to receive indemnification, shall accrue to Assignee by virtue of this Agreement on and after the date of this Assignment and Assumption Agreement.

REPRESENTATIONS WARRANTIES AND COVENANTS

        3. The Assignor warrants and represents to, and covenants with, the Assignee and the Company that as of the date hereof:

        (a) Attached hereto as EXHIBIT B is a true and accurate copy of the Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

        (b) The Assignor was the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Servicing Agreement as they relate to the Mortgage Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Mortgage Loans to the Assignee as contemplated herein, Assignee shall have good title to each and every Mortgage Loan, as well as any and all of the Assignee's interests, rights and obligations under the Servicing Agreement as they relate to the Mortgage Loans, free and clear of any and all liens, claims and encumbrances;

        (c) There are no offsets, counterclaims or other defenses available to the Company with respect to the Mortgage Loans or the Servicing Agreement;

        (d) The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Mortgage Loan;

        (e) The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

        (f) The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignor. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

        (g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

        (h) The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to Assignor by the Company prior to the date hereof with respect to the Mortgage Loans and has not received, and has not requested from the Company, any additional documents.

        4. The Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

        (a) The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Mortgage Loans on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5;

        (b) The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignee. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of Assignee enforceable against the Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

        (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby; and

        (d) The Assignee assumes for the benefit of each of Assignor and Company all of Assignor's rights and obligations as "Owner" under the Servicing Agreement but solely with respect to such Mortgage Loans; provided however, that Assignee is assuming such obligations solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 (the "Trust") and not individually. Under no circumstances shall the Trustee be personally liable for the payment of any indebtedness or expenses assumed by it hereunder on behalf of the Trust or be personally liable for the performance, nonperformance, breach or failure of any such obligation undertaken by it on behalf of the Trust under this Assignment and Assumption Agreement and any recourse against the Assignee in respect to such obligations shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5.

        5. The Company warrants and represents to, and covenants with, the Assignor and the Assignee as of the date hereof:

        (a) Attached hereto as EXHIBIT B is a true and accurate copy of the Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

        (b) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Mortgage Loans and otherwise to perform its obligations under the Servicing Agreement;

        (c) The Company has full corporate power and authority to execute, deliver and perform its obligations under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Company. This Assignment and Assumption Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

        (d) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby; and

        (e) Each of the representations and warranties made by the Company in Section 5.7 of the Servicing Agreement are true and correct as of the date hereof.

        6. Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this Assignment and Assumption Agreement or the breach of any covenant or condition contained herein.

        7. Notwithstanding any term hereof to the contrary, the execution and delivery of this Assignment and Assumption Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Assignment and Assumption Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5.

        8. The Company shall establish an Account (entitled "Washington Mutual Bank, as Servicer, in trust for U.S. Bank National Association, as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, 2005-5") and an Escrow Account (entitled "Washington Mutual Bank, as Servicer, in trust for Prime Mortgage Trust, Mortgage Pass-Through Certificates, 2005-5") with respect to the Mortgage Loans, which accounts shall be separate from the Account and Escrow Account previously established in favor of the Assignor.

        9. The Company hereby acknowledges that Wells Fargo Bank, N.A. and any successor thereto (the "Master Servicer"), has been appointed as master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement dated as of December 1, 2005, among Structured Asset Mortgage Investments II Inc. ("SAMI II"), the Assignee, the Master Servicer and the Assignor, that this Assignment and Assumption Agreement constitutes a Master Servicing Agreement under Section 8.2(a) of the Servicing Agreement with respect to the Mortgage Loans and that the Master Servicer has the right to enforce all obligations of the Company under the Servicing Agreement.

RECOGNITION OF ASSIGNEE
        10. From and after the date hereof, the Company shall recognize the Assignee as owner of the Mortgage Loans, and acknowledges that the Mortgage Loans are intended to be part of a REMIC, and will service the Mortgage Loans in accordance with the Servicing Agreement. It is the intention of the Assignor, the Company and the Assignee that this Assignment and Assumption Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

MODIFICATION OF SERVICING AGREEMENT

        11. The Company and Assignor hereby amend the Servicing Agreement, solely to the extent it relates to the Mortgage Loans, as follows:

        (a) The definition of Business Day is deleted in its entirety and replace with the following definition:

        BUSINESS DAY: Any day other than (i) a Saturday or Sunday or (ii) a day on which banking or savings and loan institutions in the States of Washington, California, New York, Maryland and Minnesota are authorized or obligated by law or executive order to be closed.

        (b) Section 4.4(c) of the Servicing Agreement shall be deleted in its entirety and replaced with the following:

                The Servicer agrees to indemnify and hold harmless each of the Owner, the Master Servicer, each Person, if any, who "controls" the Owner or the Master Servicer within the meaning of the Securities Act of 1933, as amended, and their respective officers, directors and employees (collectively, the "Indemnitees") against any and all losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees and expenses that such Indemnitee may sustain in direct connection with or arising out of third party claims based on (i) the failure of the Servicer to deliver or cause to be delivered when required any Officer's Certificate required pursuant to Section 4.4(a) or Section 4.4(b), or the accountants' statement and copy of the Management Assertion required pursuant to Section 4.5, or (ii) any material misstatement or omission in any certification given pursuant to
        Section 302(a) of the Sarbanes-Oxley Act of 2002 and Rules 13a-14 and 15d-14 promulgated by the Securities and Exchange Commission thereunder made in reliance on any material misstatement or omission contained in any Officer's Certificate provided pursuant to Section 4.4(a) or Section 4.4(b), or (iii) any material misstatement or omission contained in the Management Assertion delivered in accordance with Section 4.5. If the indemnification provided for herein is unavailable or insufficient to hold harmless any Indemnitee, then the Servicer agrees that it shall contribute to the amount paid or payable by the Indemnitee as a result of the losses, claims, damages or liabilities of the Indemnitee arising out of clauses (i), (ii) or (iii) of the preceding sentence in such proportion as is appropriate to reflect the relative fault of the Indemnitee on the one hand and the Servicer on the other.

        (c) Section 4.4(d) of the Servicing Agreement shall be deleted in its entirety and replaced with the following:

                For purposes of paragraph (c), "third party claims" shall include claims brought against an Indemnitee by any agent or affiliate of such Indemnitee where such claims arise out of, or are based on, (A) the failure of the Servicer to deliver or cause to be delivered when required any Officer's Certificate required pursuant to paragraphs (a) or (b) of this Section 4.4 or (B) any material misstatement or omission in any certification pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002 and Rules 13a-14 and 15d-14 promulgated by the Securities and Exchange Commission thereunder made in reliance on any material misstatement or omission contained in any Officer's Certificate provided pursuant to paragraphs (a) or (b) of this Section 4.4, or (C) any material misstatement or omission contained in the Management Assertion delivered in accordance with Section 4.5.

        (d) Section 4.5 of the Servicing Agreement shall be deleted in its entirety and replaced with the following:

                Not later than March 15 of each year (or if such day is not a Business Day, the next succeeding Business Day), the Servicer will (i) at its expense, cause a firm of independent public accountants that is a member of the American Institute of Certified Public Accountants to furnish to the Master Servicer, in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K, a statement to the effect that, based on an examination conducted by such firm in compliance with the Uniform Single Attestation Program for Mortgage Bankers ("USAP"), the assertion of management (the "Management Assertion") of the Servicer regarding compliance with the minimum servicing standards identified in the USAP is fairly stated in all material respects, except for (A) such exceptions as such firm shall believe to be immaterial, and (B) such other exceptions as shall be set forth in such statement or such Management Assertion, and (ii) furnish to the Master Servicer a separate copy of the related Management Assertion, which shall be in the same form as provided to the firm of independent public accountants referred to in clause (i) of this Section 4.5.

MISCELLANEOUS
        12. The Company, as servicer of the Mortgage Loans, in the performance of its duties under the Servicing Agreement with respect to such Mortgage Loans, shall treat Wells Fargo Bank, N.A., and any successor thereto as "Master Servicer" in accordance with Section 8.2 thereof, and shall remit all required remittances and furnish all reports and other information required to be furnished by it under the Servicing Agreement to the Master Servicer. The Master Servicer shall be entitled to terminate the rights and obligations of the Company with respect to the Mortgage Loans under and in accordance with the provisions of the Servicing Agreement. All notices and reports required to be delivered to the Master Servicer shall be delivered to the Master Servicer at the following address (until the Company is notified otherwise in writing by the Master Servicer):

                  Wells Fargo Bank, N.A.
                  9062 Old Annapolis Road
                  Columbia, Maryland 21045
                  Attention: Client Manager PRIME 2005-5

The Company shall also deliver a copy of each such notice and report to the Assignee at the address set forth in Section 13 herein.

        All remittances required to be made to the Master Servicer shall be made on a scheduled/scheduled basis to the following wire transfer account:

                  Bear Stearns PRIME 2005-5 Master Servicer Collection Account Wells Fargo Bank, N.A.
                  ABA# 121000248
                  SAS Clearing
                  Account # 3970771416
                  For Further Credit to: PRIME 2005-5, A/C# 17218700

        The parties hereto acknowledge that Wells Fargo Bank, N.A. (the "Custodian") will act as custodian of the Collateral Files for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 pursuant to the Custodial Agreement, dated as of December 29, 2005, among the Assignee, SAMI II, the Custodian and the Master Servicer. The Custodian will store the Collateral Files at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

13. Notices:

        The Assignor's address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

                  EMC Mortgage Corporation
                  Mac Arthur Ridge Illinois
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention: Ralene Ruyle, President
                                                     With a copy to:
                  Bear Stearns Mortgage Capital Corporation
                                            383 Madison Avenue
                            New York, New York 10179
                          Attention: Michelle Sterling

        The Assignee's address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

                  U.S. Bank National Association, as Trustee One Federal Street, 3rd Floor Boston, Massachusetts 02110 Attention: Corporate Trust Services, PRIME 2005-5 Telecopier No.: (617) 603-6638

        The Company's address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

                  Washington Mutual Bank
                  9401 Oakdale Avenue (Mail Stop N080108)
                  Chatsworth, California 91311
                  Attention:  Vice President of Investor Reporting

        with a copy to:

                  Washington Mutual Bank
                  1201 Third Avenue, WMT1706
                  Seattle, Washington 98101
                  Attention:  General Counsel

        14. Each party will pay any commissions it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee and the Company in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Assignment and Assumption Agreement.

        15. This Assignment and Assumption Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

        16. No term or provision of this Assignment and Assumption Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

        17. This Assignment and Assumption Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

        18. This Assignment and Assumption Agreement shall survive the conveyance of the Mortgage Loans and the assignment of Servicing Agreement to the extent of the Mortgage Loans by Assignor to Assignee and the termination of the Servicing Agreement.

        19. This Assignment and Assumption Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

        20. In the event that any provision of this Assignment and Assumption Agreement conflicts with any provision of the Servicing Agreement with respect to the Mortgage Loans, the terms of this Assignment and Assumption Agreement shall control.

        IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers as of the date first above written.


                                                     U.S. BANK NATIONAL
                                                     ASSOCIATION, not in its
                                                     individual capacity but
                                                     solely as Trustee for the
                                                     holders of Prime Mortgage
                                                     Trust, Mortgage
                                                     Pass-Through Certificates,
                                                     Series 2005-5


                                                     By:
                                                        ------------------------
                                                     Name:
                                                     Title:


                                                     EMC MORTGAGE CORPORATION


                                                     By:
                                                        ------------------------
                                                     Name:
                                                     Title:


                                                     WASHINGTON MUTUAL BANK


                                                     By:
                                                        ------------------------
                                                     Name:
                                                     Title:



                                                     ACKNOWLEDGED AND AGREED:
                                                     WELLS FARGO BANK, N.A.

                                                     By:
                                                        ------------------------
                                                     Name:
                                                     Title:



                                    Exhibit A
                                 Mortgage Loans

                                    EXHIBIT B

Servicing Agreement, dated as of April 1, 2005 by and between Washington Mutual Bank and EMC Mortgage Corporation.

                             WELLS FARGO BANK, N.A.

                  ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT
   THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT (the "Assignment and Assumption Agreement"), dated as of December 29, 2005, by EMC Mortgage Corporation, a Delaware corporation (the "Assignor"), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 (the "Assignee") and Wells Fargo Bank, N.A. (the "Company").

         Whereas, various companies originated the mortgage loans identified on EXHIBIT A hereto (the "Mortgage Loans"); and

         Whereas, the Mortgage Loans were subsequently transferred to a trust (the "Underlying Trust") in connection with a securitization; and

         Whereas, pursuant to the Pooling and Servicing Agreement for the Underlying Trust (the "Underlying Pooling Agreement"), the Assignor had the right to purchase the Mortgage Loans (the "Call Right") from the Underlying Trust following the occurrence of certain trigger events (the "Trigger Events") set forth in the Underlying Pooling Agreement; and

         Whereas, following the occurrence of the Trigger Events, the Assignor exercised the Call Right and purchased the Mortgage Loans from the Underlying Trust; and

         Whereas, the Assignor and the Company desire that, from and after the date hereof, all of the Mortgage Loans be serviced in accordance with the terms and conditions of that certain Amended and Restated Master Seller's Warranties and Servicing Agreement dated as of November 1, 2005 (the "Warranties and Servicing Agreement"), between the Assignor and the Company.

   In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans shall be subject to the terms of this Assignment and Assumption Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Warranties and Servicing Agreement.

RECOGNITION OF THE ASSIGNOR
1. Company recognizes Assignor as owner of the Mortgage Loans and acknowledges that it is currently servicing the Mortgage Loans for the benefit of Assignor. From and after the date hereof, Company agrees that it will service the Mortgage Loans pursuant to the terms of the Warranties and Servicing Agreement (as modified herein) which terms are incorporated herein by reference.

ASSIGNMENT AND ASSUMPTION

        2. Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest in, to and under (a) the Mortgage Loans and (b) the Warranties and Servicing Agreement with respect to the Mortgage Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title and interest, to and under the Warranties and Servicing Agreement with respect to any mortgage loan other than the Mortgage Loans listed on EXHIBIT A. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Warranties and Servicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

REPRESENTATIONS WARRANTIES AND COVENANTS

         3. The Assignor warrants and represents to, and covenants with, the Assignee that as of the date hereof:

     (a) Attached hereto as EXHIBIT B is a true and accurate copy of the Warranties and Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, further amended or modified in any respect, nor has any notice of termination been given thereunder;

     (b) The Assignor is the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Warranties and Servicing Agreement as they relate to the Mortgage Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Mortgage Loans to the Assignee as contemplated herein, Assignee shall have good title to each and every Mortgage Loan, as well as any and all of the Assignee's interests, rights and obligations under the Warranties and Servicing Agreement as they relate to the Mortgage Loans, free and clear of any and all liens, claims and encumbrances;

     (c) There are no offsets, counterclaims or other defenses available to the Company with respect to the Mortgage Loans or the Warranties and Servicing Agreement;

     (d) The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Mortgage Loan;

     (e) The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

     (f) The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignor. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

     (g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

     (h) The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to the Assignor by the Company prior to the date hereof pursuant to the Warranties and Servicing Agreement with respect to the Mortgage Loans and has not received, and has not requested from the Company, any additional documents.

         4. The Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

     (a) The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Mortgage Loans on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5;

     (b) The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignee. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of Assignee enforceable against the Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

     (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby; and

     (d) The Assignee assumes all of the rights of the Purchaser under the Warranties and Servicing Agreement with respect to the Mortgage Loans other than the right to enforce the obligations of the Company under the Warranties and Servicing Agreement.

         5. The Company warrants and represents to, and covenants with, the Assignor and the Assignee as of the date hereof:

     (a) Attached hereto as EXHIBIT B is a true and accurate copy of the Warranties and Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

     (b) The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority to service the Mortgage Loans and otherwise to perform its obligations under the Warranties and Servicing Agreement;

     (c) The Company has full power and authority to execute, deliver and perform its obligations under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on part of the Company. This Assignment and Assumption Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by the effect of insolvency, liquidation, conservatorship and other similar laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and subject to the application of the rules of equity;

     (d) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby; and

     (e) The Company shall establish a Custodial Account and an Escrow
         Account under the Warranties and Servicing Agreement in favor of the Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established in favor of Assignor.

         6. Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this Assignment and Assumption Agreement or the breach of any covenant or condition contained herein.

         7. The Company hereby acknowledges that Wells Fargo Bank, N.A. and any successor thereto (the "Master Servicer"), has been appointed as master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement dated as of December 1, 2005 (the "Pooling and Servicing Agreement"), among Structured Asset Mortgage Investments II Inc., the Assignee, the Master Servicer, Wells Fargo Bank, N.A. as securities administrator and the Assignor, and therefore has the right to enforce all obligations of the Company under the Warranties and Servicing Agreement. Such right will include, without limitation, the right to receive all remittances required to be made by the Company under the Warranties and Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Warranties and Servicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company hereby acknowledges that the Master Servicer shall be obligated to notify the Assignee in accordance with the Pooling and Servicing Agreement upon the discovery of an event of default by the Company of its obligations under the Warranties and Servicing Agreement and the Assignee shall have the right to terminate the Company as servicer under the Warranties and Servicing Agreement upon the occurrence of such an event of default.

         8. Notwithstanding any term hereof to the contrary, the execution and delivery of this Assignment and Assumption Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Assignment and Assumption Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5.

RECOGNITION OF ASSIGNEE
         9. From and after the date hereof, Company shall recognize Assignee as owner of the Mortgage Loans and will service the Mortgage Loans for Assignee as if Assignee and Company had entered into a separate servicing agreement for the servicing of the Mortgage Loans in the form of the Warranties and Servicing Agreement (as modified herein), the terms of which are incorporated herein by reference. Notwithstanding anything to the contrary contained herein or in the Warranties and Servicing Agreement, Company acknowledges that the Mortgage Loans will be part of a REMIC and hereby agrees that in no event will it service the Mortgage Loans in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in
Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this Assignment and Assumption Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Warranties and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of Assignee.

MODIFICATION OF THE WARRANTIES AND SERVICING AGREEMENT

         10. The Company and Assignor hereby amend the Warranties and Servicing Agreement as follows:

         (a) The following definitions shall be added to Article I of the Warranties and Servicing Agreement:

         ASSIGNEE: U.S. Bank National Association, as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5.

         MASTER SERVICER: Wells Fargo Bank, N.A. or any successor thereto. NONRECOVERABLE ADVANCE: Any advance previously made by the Company pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise. The determination by the Company that it has made a Nonrecoverable Advance, shall be evidenced by an Officer's Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.
         SECURITIES ADMINISTRATOR: Wells Fargo Bank, N.A.
         TRUSTEE: U.S. Bank National Association.

         (b) The second paragraph of Section 6.04 of the Warranties and Servicing Agreement is deleted in its entirety.

         (c) The following are added as the second, third and fourth paragraphs of Section 6.09 of the Warranties and Servicing Agreement:

         "Notwithstanding anything in this Agreement to the contrary, the Company (a) shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of any Mortgage Loan that would both effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder).

         Prior to taking any action with respect to the Mortgage Loans which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel reasonably acceptable to the Securities Administrator with a copy to the Trustee with respect to whether such action could result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an "Adverse REMIC Event"), and the Company shall not take any such action or cause the Trust Fund to take any such action as to which it has been advised that an Adverse REMIC Event could occur.

         The Company shall not permit the creation of any "interests" (within the meaning of Section 860G of the Code) in the REMIC. The Company shall not enter into any arrangement by which the REMIC will receive a fee or other compensation for services nor permit the REMIC to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code."

         (d) The definition of "Reconstitution Date" shall be deleted in its entirety and replaced with the following:

         "The date on which any or all of the Mortgage Loans serviced under this Agreement may be removed from this Agreement and reconstituted as part of a Pass-Through Transfer, Agency Sale or Whole Loan Transfer pursuant to Section
9.01 hereof. The Reconstitution Date shall be such date which the Purchaser shall designate. On such date, the Mortgage Loans transferred may cease to be covered by this Agreement and the Company's servicing responsibilities may cease under this Agreement with respect to the related transferred Mortgage Loans, unless otherwise agreed to between the parties."

          (e) The following is added as Section 10.01(ix) of the Warranties and Servicing Agreement:

                  (ix) failure by the Company to duly perform, within the required time period, its obligations under Sections 4.25, 6.04, 6.05, 6.06 or 9.01(d) which failure continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by any party to this Agreement or by any master servicer responsible for master servicing the Mortgage Loans pursuant to a securitization of such Mortgage Loans.

         (f) Section 5.02 of the Warranties and Servicing Agreement shall be modified by deleting the introductory phrase "Not later than the Remittance Date" and replacing it with the phrase "On or before the tenth (10th) business day of each month".

         (g) Sections 6.04, 6.05 and 6.06 of the Warranties and Servicing Agreement shall be modified by replacing the word "Purchaser" in each instance with the phrase "Master Servicer".

         (h) The first sentence of Section 12.03 of the Warranties and Servicing Agreement is deleted in its entirety and replaced with the following:

                  Section 12.03   GOVERNING LAW.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         (i) The following shall be added as Section 12.12 of the Warranties and Servicing Agreement:

                  Section 12.12   THIRD PARTY BENEFICIARY.

                  For purposes of this Agreement, any Master Servicer shall be considered a third party beneficiary to this Agreement entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this Agreement.

         (j) The following is added as Subsection 4.05(x) of the Warranties and Servicing Agreement:

         "(x) to reimburse itself for any Nonrecoverable Advances;"

          (k) The definition of "Qualified Depository" in the Warranties and Servicing Agreement shall be modified by deleting the word "A-1" and replacing it with the word "A-1+".

         11. Distributions shall be made by wire transfer of immediately available funds to:

                  Bear Stearns PRIME 2005-5 Master Servicer Collection Account Wells Fargo Bank, N.A.
                  ABA# 121000248
                  Account Name: SAS Clearing
                  Account # 3970771416
                  For Further Credit to: PRIME 2005-5, A/C# 17218700

  and the Company shall deliver all reports required to be delivered under the Warranties and Servicing Agreement to the Assignee at the address set forth in
  Section 12 herein and to the Master Servicer at:

                  Wells Fargo Bank, N.A.
                  9062 Old Annapolis Road
                  Columbia, Maryland 21045
                  Attention: Client Manager PRIME 2005-5
                  Telecopier No.: (410) 715-2380

         12. Notices:

   The Assignor's address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

                  EMC Mortgage Corporation
                  Mac Arthur Ridge Illinois
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention: Ralene Ruyle, President

                  With a copy to:
                  Bear Stearns Mortgage Capital Corporation
                                            383 Madison Avenue
                                            New York, New York 10179
                                            Attention: Jeffrey Maggard

                             The Assignee's address for purposes of all notices
                           and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

                  U.S. Bank National Association, as trustee One Federal Street, 3rd Floor
                  Boston, MA 02110
                  Attention: Corporate Trust Services
                                            PRIME 2005-5
                                            Telecopy: (617) 603-6413
                             The Company's address for purposes of all notices
                           and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

                  Wells Fargo Bank, N.A.
                  1 Home Campus
                  MAC X2401-042
                                            Des Moines, Iowa 50328-0001
                  Attention: John B. Brown

                  With a copy to:
                  Wells Fargo Bank, N.A.
                  1 Home Campus
                  Des Moines, Iowa 50328-0001
                  Attention: General Counsel - MAC X2401-06T

MISCELLANEOUS:

         13. Each party will pay any commissions it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee and the Company in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Assignment and Assumption Agreement.

         14. This Assignment and Assumption Agreement shall be construed in accordance with the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New General Obligations Law, but otherwise without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         15. No term or provision of this Assignment and Assumption Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         16. This Assignment and Assumption Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

         17. This Assignment and Assumption Agreement shall survive the conveyance of the Mortgage Loans and the assignment of Warranties and Servicing Agreement to the extent of the Mortgage Loans by Assignor to Assignee and the termination of the Warranties and Servicing Agreement.

         18. This Assignment and Assumption Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

         19. In the event that any provision of this Assignment and Assumption Agreement conflicts with any provision of the Warranties and Servicing Agreement with respect to the Mortgage Loans, the terms of this Assignment and Assumption Agreement shall control.

         20. Any new loan number assigned to a Mortgage Loan by the Assignee shall be provided to the Company at the following address: Wells Fargo Bank, N.A., 1 Home Campus, MAC X2401-042, Des Moines, Iowa 50328-0001 Attention: John
B. Brown, with a copy to Wells Fargo Bank, N.A., 1 Home Campus, Des Moines, Iowa 50328-0001 Attention: General Counsel-MAC X2401-042. In addition, if Assignee has changed its document custodian from the previous custodian, such new custodian's name, address and contact information shall be provided to the Company at the aforementioned address.

   IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers as of the date first above written.


                                    U.S. BANK NATIONAL ASSOCIATION, not
                                    individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, 2005-5


                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title:



                                    EMC MORTGAGE CORPORATION


                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title



                                    WELLS FARGO BANK, N.A.,
                                     as Company


                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title:



Acknowledged and Agreed

WELLS FARGO BANK,
N.A.,
as Master Servicer

By:__________________________

Name:________________________

Title:_______________________

                                    EXHIBIT A

                                 Mortgage Loans

                             [PROVIDED UPON REQUEST]

                                    EXHIBIT B
Amended and Restated Master Seller's Warranties and Servicing Agreement, dated as of November 1, 2005 by and between Wells Fargo and EMC.

                                                                       EXHIBIT J

                    FORM OF MORTGAGE LOAN PURCHASE AGREEMENT

                  MORTGAGE LOAN PURCHASE AGREEMENT, dated as of December 29, 2005, as amended and supplemented by any and all amendments hereto (collectively, the "AGREEMENT"), by and between EMC MORTGAGE CORPORATION, a Delaware corporation (the "MORTGAGE LOAN SELLER") and STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., a Delaware corporation (the "PURCHASER").

                  Upon the terms and subject to the conditions of this Agreement, the Mortgage Loan Seller agrees to sell, and the Purchaser agrees to purchase, certain conventional, first lien mortgage loans secured primarily by one- to four-family residential properties, an interest in shares issued by a cooperative apartment corporation and the related proprietary lease and individual condominium units (collectively, the "MORTGAGE Loans") as described herein. The Purchaser intends to deposit the Mortgage Loans into a trust fund (the "TRUST Fund") and create Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2005-5 (the "CERTIFICATES"), under a pooling and servicing agreement, to be dated as of December 1, 2005 (the "POOLING AND SERVICING Agreement"), among the Purchaser, as depositor, Wells Fargo Bank, National Association, as master servicer and securities administrator, U.S. Bank National Association, as trustee (the "TRUSTEE") and EMC Mortgage Corporation, as seller and company.

                  The Purchaser has filed with the Securities and Exchange Commission (the "COMMISSION") a registration statement on Form S-3 (Number 333-120916) relating to its Mortgage Pass-Through Certificates and the offering of certain series thereof (including certain classes of the Mortgage Pass-Through Certificates) from time to time in accordance with Rule 415 under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (the "SECURITIES ACT"). Such registration statement, when it became effective under the Securities Act, and the prospectus relating to the public offering of certain classes of the Mortgage Pass-Through Certificates by the Purchaser (the "PUBLIC OFFERING"), as each may be amended or supplemented from time to time pursuant to the Securities Act or otherwise, are referred to herein as the "REGISTRATION STATEMENT" and the "PROSPECTUS," respectively. The "PROSPECTUS SUPPLEMENT" shall mean that supplement, dated December [ ], 2005 to the Prospectus, dated December 20, 2004, relating to certain classes of the Mortgage Pass-Through Certificates. With respect to the Public Offering of certain classes of the Certificates, the Purchaser and Bear, Stearns & Co. Inc. ("BEAR STEARNS") have entered into a terms agreement dated as of December [ ], 2005 to an underwriting agreement dated January 25, 2005, between the Purchaser and Bear Stearns (together, the "UNDERWRITING AGREEMENT").

                  Now, therefore, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:

I. DEFINITIONS. CERTAIN TERMS ARE DEFINED HEREIN. CAPITALIZED TERMS USED HEREIN BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT. THE FOLLOWING OTHER TERMS ARE DEFINED AS FOLLOWS:

                  ACQUISITION PRICE: Cash in an amount equal to $______ (plus $______ in accrued interest)(1).

                  BEAR STEARNS: Bear, Stearns & Co. Inc.

                  CLOSING DATE: December 29, 2005.

                  CUT-OFF DATE: December 1, 2005.

                  CUT-OFF DATE BALANCE: Shall mean $[__________].

                  DELETED MORTGAGE LOAN: A Mortgage Loan replaced or to be replaced by a Substitute Mortgage Loan.

                  DUE DATE: With respect to each Mortgage Loan, the date in each month on which its scheduled payment is due if such due date is the first day of a month and otherwise is deemed to be the first day of the following month or such other date specified in the related Servicing Agreement.

                  FITCH: Fitch, Inc. or its successor in interest.

                  MASTER SERVICER: Wells Fargo Bank, National Association.

                  MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

                  MERS(R) SYSTEM: The system of recording transfers of Mortgages electronically maintained by MERS.

                  MOODY'S: Moody's Investors Service Inc., or its successor in interest.

                  MORTGAGE: The mortgage or deed of trust creating a first lien on an interest in real property securing a Mortgage Note.

                  MORTGAGE FILE: The items referred to in EXHIBIT 1 pertaining to a particular Mortgage Loan and any additional documents required to be added to such documents pursuant to this Agreement.

                  MORTGAGE INTEREST RATE: The annual rate of interest borne by a Mortgage Note as stated therein.

                  MORTGAGOR: The obligor(s) on a Mortgage Note.

                  NET RATE: For each Mortgage Loan, the Mortgage Interest Rate for such Mortgage Loan less the Servicing Fee Rate and the Lender-Paid PMI Rate (if applicable).

                  OPINION OF COUNSEL: A written opinion of counsel, who may be counsel for the Mortgage Loan Seller or the Purchaser, reasonably acceptable to the Trustee.

                  PERSON: Any legal person, including any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                  PURCHASE PRICE: With respect to any Mortgage Loan (or any property acquired with respect thereto) required to be repurchased by the Mortgage Loan Seller pursuant to this Agreement or Article II of the Pooling and Servicing Agreement, an amount equal to the sum of (i)(a) 100% of the Outstanding Principal Balance of such Mortgage Loan as of the date of repurchase (or if the related Mortgaged Property was acquired with respect thereto, 100% of the Outstanding Principal Balance at the date of the acquisition), plus (b) accrued but unpaid interest on the Outstanding Principal Balance at the related Mortgage Interest Rate, through and including the last day of the month of repurchase, plus (c) any unreimbursed Monthly Advances and servicing advances payable to the Servicer of the Mortgage Loan and (ii) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any anti-predatory lending laws.

                  RATING AGENCIES: Moody's, Fitch and S&P, each a "RATING
AGENCY."

                  SECURITIES ACT: The Securities Act of 1933, as amended.

                  SECURITY INSTRUMENT: A written instrument creating a valid first lien on a Mortgaged Property securing a Mortgage Note, which may be any applicable form of mortgage, deed of trust, deed to secure debt or security deed, including any riders or addenda thereto.

                  SERVICING AGREEMENTS: Shall have the meaning assigned to such term in the Pooling and Servicing Agreement.

                  STANDARD & POOR'S OR S&P: Standard & Poor's, a division of The McGraw-Hill Companies, Inc. or its successors in interest.

                  SUBSTITUTE MORTGAGE LOAN: A mortgage loan substituted for a Deleted Mortgage Loan which must meet on the date of such substitution the requirements stated herein and in the Pooling and Servicing Agreement; upon such substitution, such mortgage loan shall be a "Mortgage Loan" hereunder.

                  VALUE: The value of the Mortgaged Property at the time of origination of the related Mortgage Loan, such value being the lesser of (i) the value of such property set forth in an appraisal accepted by the applicable originator of the Mortgage Loan or (ii) the sales price of such property at the time of origination.

         PURCHASE AND SALE OF THE MORTGAGE LOANS AND RELATED RIGHTs. (a) Upon satisfaction of the conditions set forth in Section 10 hereof, the Mortgage Loan Seller agrees to sell, and the Purchaser agrees to purchase Mortgage Loans having an aggregate outstanding principal balance as of the Cut-off Date equal to the Cut-off Date Balance.

         (b) The closing for the purchase and sale of the Mortgage Loans and the closing for the issuance of the Mortgage Pass-Through Certificates will take place on the Closing Date at the office of the Purchaser's counsel in New York, New York or such other place as the parties shall agree.

         (c) Upon the satisfaction of the conditions set forth in Section 10 hereof, on the Closing Date, the Purchaser shall pay to the Mortgage Loan Seller the Acquisition Price for the Mortgage Loans in immediately available funds by wire transfer to such account or accounts as shall be designated by the Mortgage Loan Seller.

         (d) In addition to the foregoing, on the Closing Date the Mortgage Loan Seller assigns to the Purchaser all of its right, title and interest in the Servicing Agreements (other than its right to enforce the representations and warranties set forth therein).

         MORTGAGE LOAN SCHEDULES. The Mortgage Loan Seller agrees to provide to the Purchaser as of the date hereof a preliminary listing of the Mortgage Loans (the "PRELIMINARY MORTGAGE LOAN SCHEDULE") setting forth the information listed on EXHIBIT 2 to this Agreement with respect to each of the Mortgage Loans being sold by the Mortgage Loan Seller. If there are changes to the Preliminary Mortgage Loan Schedule, the Mortgage Loan Seller shall provide to the Purchaser as of the Closing Date a final schedule (the "FINAL MORTGAGE LOAN SCHEDULE") setting forth the information listed on EXHIBIT 2 to this Agreement with respect to each of the Mortgage Loans being sold by the Mortgage Loan Seller to the Purchaser. The Final Mortgage Loan Schedule shall be delivered to the Purchaser on the Closing Date, shall be attached to an amendment to this Agreement to be executed on the Closing Date by the parties hereto and shall be in form and substance mutually agreed to by the Mortgage Loan Seller and the Purchaser (the "AMENDMENT"). If there are no changes to the Preliminary Mortgage Loan Schedule, the Preliminary Mortgage Loan Schedule shall be the Final Mortgage Loan Schedule for all purposes hereof.

                             MORTGAGE LOAN TRANSFER.

         (a) The Purchaser will be entitled to all scheduled payments of principal and interest on the Mortgage Loans due after the Cut-off Date (regardless of when actually collected) and all payments thereon, other than scheduled principal and interest due on or before the Cut-off Date but received after the Cut-off Date. The Mortgage Loan Seller will be entitled to all scheduled payments of principal and interest on the Mortgage Loans due on or before the Cut-off Date (including payments collected after the Cut-off Date) and all payments thereon, other than scheduled principal and interest due after the Cut-off Date but received on or before the Cut-off Date. Such principal amounts and any interest thereon belonging to the Mortgage Loan Seller as described above will not be included in the aggregate outstanding principal balance of the Mortgage Loans as of the Cut-off Date as set forth on the Final Mortgage Loan Schedule.

         (b) Pursuant to various conveyancing documents to be executed on the Closing Date and pursuant to the Pooling and Servicing Agreement, the Purchaser will assign on the Closing Date all of its right, title and interest in and to the Mortgage Loans to the Trustee for the benefit of the Certificateholders and Radian Asset Assurance Inc. In connection with the transfer and assignment of the Mortgage Loans, the Mortgage Loan Seller has delivered or will deliver or cause to be delivered to the Trustee by the Closing Date or such later date as is agreed to by the Purchaser and the Mortgage Loan Seller (each of the Closing Date and such later date is referred to as a "MORTGAGE FILE DELIVERY DATE"), the items of each Mortgage File, PROVIDED, HOWEVER, that in lieu of the foregoing, the Mortgage Loan Seller may deliver the following documents, under the circumstances set forth below: (w) in lieu of the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Mortgage Loan Seller in time to permit their delivery as specified above, the Mortgage Loan Seller may deliver a true copy thereof with a certification by the Mortgage Loan Seller, on the face of such copy, substantially as follows:
"Certified to be a true and correct copy of the original, which has been transmitted for recording"; (x) in lieu of the Security Instrument, assignments to the Trustee or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents (as evidenced by a certification from the Mortgage Loan Seller to such effect) the Mortgage Loan Seller may deliver photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; (y) in lieu of the Mortgage Notes relating to the Mortgage Loans, each identified in the list delivered by the Purchaser to the Trustee on the Closing Date and attached hereto as Exhibit 5, the Mortgage Loan Seller may deliver lost note affidavits and indemnities of the Mortgage Loan Seller; and (z) the Mortgage Loan Seller shall not be required to deliver intervening assignments or Mortgage Note endorsements between the related Underlying Seller and the Mortgage Loan Seller, between the Mortgage Loan Seller and the Depositor, and between the Depositor and the Trustee; and provided further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Mortgage Loan Seller, in lieu of delivering the above documents, may deliver to the Trustee a certification by the Mortgage Loan Seller or the Master Servicer to such effect and shall deposit all amounts paid in respect of such Mortgage Loans in the Master Servicer Collection Account on the Closing Date. The Mortgage Loan Seller shall deliver such original documents (including any original documents as to which certified copies had previously been delivered) or such certified copies to the Trustee promptly after they are received. The Mortgage Loan Seller shall cause the Mortgage and intervening assignments, if any, and the assignment of the Security Instrument to be recorded not later than 180 days after the Closing Date, unless such assignment is not required to be recorded under the terms set forth in Section 6(a) hereof.

         (c) In connection with the assignment of any Mortgage Loan registered on the MERS(R) System, the Mortgage Loan Seller further agrees that it will cause, at the Mortgage Loan Seller's own expense, within 30 days after the Closing Date, the MERS(R) System to indicate that such Mortgage Loans have been assigned by the Mortgage Loan Seller to the Purchaser and by the Purchaser to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files
(a) the code in the field which identifies the specific Trustee and (b) the code in the field "Pool Field" which identifies the series of the Mortgage Pass-Through Certificates issued in connection with such Mortgage Loans. The Mortgage Loan Seller further agrees that it will not, and will not permit any Servicer or the Master Servicer to, and the Master Servicer agrees that it will not, alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of the Pooling and Servicing Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of the Pooling and Servicing Agreement.

         (d) The Mortgage Loan Seller and the Purchaser acknowledge hereunder that all of the Mortgage Loans and the related servicing will ultimately be assigned to U.S. Bank National Association, as Trustee for the Holders of the Mortgage, on the date hereof.

                         EXAMINATION OF MORTGAGE FILES.

         (a) On or before the Mortgage File Delivery Date, the Mortgage Loan Seller will have made the Mortgage Files available to the Purchaser or its agent for examination which may be at the offices of the Trustee or the Mortgage Loan Seller and/or the Mortgage Loan Seller's custodian. The fact that the Purchaser or its agent has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's rights to demand cure, repurchase, substitution or other relief as provided in this Agreement. In furtherance of the foregoing, the Mortgage Loan Seller shall make the Mortgage Files available to the Purchaser or its agent from time to time so as to permit the Purchaser to confirm the Mortgage Loan Seller's compliance with the delivery and recordation requirements of this Agreement and the Pooling and Servicing Agreement. In addition, upon request of the Purchaser, the Mortgage Loan Seller agrees to provide to the Purchaser, Bear Stearns and to any investors or prospective investors in the Mortgage Pass-Through Certificates information regarding the Mortgage Loans and their servicing, to make the Mortgage Files available to the Purchaser, Bear Stearns and to such investors or prospective investors (which may be at the offices of the Mortgage Loan Seller and/or the Mortgage Loan Seller's custodian) and to make available personnel knowledgeable about the Mortgage Loans for discussions with the Purchaser, Bear Stearns and such investors or prospective investors, upon reasonable request during regular business hours, sufficient to permit the Purchaser, Bear Stearns and such investors or potential investors to conduct such due diligence as any such party reasonably believes is appropriate.

         (b) Pursuant to the Pooling and Servicing Agreement, on the Closing Date the Custodian, on behalf of the Trustee, for the benefit of the Pass-Through Certificates and Radian Asset Assurance Inc., will acknowledge receipt of each Mortgage Loan by delivery to the Mortgage Loan Seller, the Purchaser and the Trustee of an initial certification in the form attached as Exhibit One to the Custodial Agreement.

         (c) Pursuant to the Pooling and Servicing Agreement, within 90 days of the Closing Date (or, with respect to any Substitute Mortgage Loan, within five Business Days after the receipt by the Trustee or Custodian thereof), the Trustee will review or shall cause the Custodian to review items of the Mortgage Files as set forth on EXHIBIT 1 and will deliver to the Mortgage Loan Seller, the Purchaser and the Trustee an interim certification substantially in the form of Exhibit Two to the Custodial Agreement. If the Trustee or Custodian, as its agent, finds any document listed on EXHIBIT 1 not to have been executed or received, or to be unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in the Final Mortgage Loan Schedule or to appear defective on its face (a "MATERIAL DEFECT"), the Trustee or the Custodian, as its agent, shall promptly notify the Mortgage Loan Seller of such Material Defect. The Mortgage Loan Seller shall correct or cure any such Material Defect within 90 days from the date of notice from the Trustee or the Custodian, as its agent, of the Material Defect and if the Mortgage Loan Seller fails to correct or cure such Material Defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, the Mortgage Loan Seller will, in accordance with the terms of the Pooling and Servicing Agreement, within 90 days of the date of notice, provide the Trustee with a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase the related Mortgage Loan at the applicable Purchase Price; PROVIDED THAT, if such defect would cause the Mortgage Loan to be other than a "qualified mortgage" as defined in Section 860G(a)(3) of the Code, any such cure, repurchase or substitution must occur within 90 days from the date such breach was discovered; PROVIDED, HOWEVER, that if such defect relates solely to the inability of the Mortgage Loan Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, the Mortgage Loan Seller shall not be required to purchase such Mortgage Loan if the Mortgage Loan Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Mortgage Loan Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Mortgage Loan Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the Custodian, as its agent, shall be effected by the Mortgage Loan Seller within thirty days of its receipt of the original recorded document.

         (d) Pursuant to the Pooling and Servicing Agreement, within 180 days of the Closing Date (or, with respect to any Substitute Mortgage Loan, within five Business Days after the receipt by the Trustee or Custodian thereof) the Trustee will review or cause the Custodian to review items of the Mortgage Files as set forth on EXHIBIT 1 and will deliver to the Mortgage Loan Seller, the Purchaser and the Trustee a final certification substantially in the form of Exhibit Three to the Custodial Agreement. If the Trustee or Custodian, as its agent, finds a Material Defect, the Trustee or the Custodian, as its agent, shall promptly notify the Mortgage Loan Seller of such Material Defect. The Mortgage Loan Seller shall correct or cure any such Material Defect within 90 days from the date of notice from the Trustee or the Custodian, as its agent, of the Material Defect and if the Mortgage Loan Seller fails to correct or cure such Material Defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, the Mortgage Loan Seller will, in accordance with the terms of the Pooling and Servicing Agreement, within 90 days of the date of notice, provide the Trustee with a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase the related Mortgage Loan at the applicable Purchase Price; PROVIDED THAT, if such defect would cause the Mortgage Loan to be other than a "qualified mortgage" as defined in Section 860G(a)(3) of the Code, any such cure, repurchase or substitution must occur within 90 days from the date such breach was discovered; PROVIDED, HOWEVER, that if such defect relates solely to the inability of the Mortgage Loan Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, the Mortgage Loan Seller shall not be required to purchase such Mortgage Loan if the Mortgage Loan Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Mortgage Loan Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Mortgage Loan Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the Custodian, as its agent, shall be effected by the Mortgage Loan Seller within thirty days of its receipt of the original recorded document.

         (e) At the time of any substitution, the Mortgage Loan Seller shall deliver or cause to be delivered the Substitute Mortgage Loan, the related Mortgage File and any other documents and payments required to be delivered in connection with a substitution pursuant to the Pooling and Servicing Agreement. At the time of any purchase or substitution, the Trustee in accordance with the terms of the Pooling and Servicing Agreement shall (i) assign to the Mortgage Loan Seller and cause the Custodian to release the documents (including, but not limited to, the Mortgage, Mortgage Note and other contents of the Mortgage File) in the possession of the Custodian relating to the Deleted Mortgage Loan and
(ii) execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in the Mortgage Loan Seller title to such Deleted Mortgage Loan.

                     RECORDATION OF ASSIGNMENTS OF MORTGAGE.

         (a) The Mortgage Loan Seller shall cause each assignment of the Security Instrument from the Mortgage Loan Seller to the Trustee to be recorded not later than 180 days after the Closing Date, unless (a) such recordation is not required by the Rating Agencies or an Opinion of Counsel has been provided to the Trustee (with a copy to the Custodian) which states that the recordation of such assignments is not necessary to protect the interests of the Certificateholders in the related Mortgage Loans or (b) MERS is identified on the Mortgage or a properly recorded assignment of the Mortgage, as the Mortgagee of record solely as nominee for the Mortgage Loan Seller and its successors and assigns; PROVIDED, HOWEVER, notwithstanding the foregoing, each assignment shall be submitted for recording by the Mortgage Loan Seller in the manner described above, at no expense to the Trust or Trustee, upon the earliest to occur of (i) reasonable direction by the Holders of Mortgage Pass-Through Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the portion of the Trust related to such Classes, (ii) the occurrence of an Event of Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Mortgage Loan Seller and (iv) the occurrence of a servicing transfer as described in Section 8.02 of the Pooling and Servicing Agreement. While each such Mortgage or assignment is being recorded, if necessary, the Mortgage Loan Seller shall leave or cause to be left with the Trustee a certified copy of such Mortgage or assignment. All customary recording fees and reasonable expenses relating to the recordation of the assignments of mortgage to the Trustee or the Opinion of Counsel, as the case may be, shall be borne by the Mortgage Loan Seller.

         (b) It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Mortgage Loan Seller to the Purchaser, as contemplated by this Agreement be, and be treated as, a sale. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Mortgage Loan Seller to the Purchaser to secure a debt or other obligation of the Mortgage Loan Seller. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held by a court to continue to be property of the Mortgage Loan Seller, then (a) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the applicable Uniform Commercial Code; (b) the transfer of the Mortgage Loans provided for herein shall be deemed to be a grant by the Mortgage Loan Seller to the Purchaser of a security interest in all of the Mortgage Loan Seller's right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, to the extent the Purchaser would otherwise be entitled to own such Mortgage Loans and proceeds pursuant to Section 4 hereof, including all amounts, other than investment earnings, from time to time held or invested in any accounts created pursuant to the Pooling and Servicing Agreement, whether in the form of cash, instruments, securities or other property; (c) the possession by the Purchaser or the Trustee of Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-313 (or comparable provision) of the applicable Uniform Commercial Code; and (d) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to any provision hereof or pursuant to the Pooling and Servicing Agreement shall also be deemed to be an assignment of any security interest created hereby. The Mortgage Loan Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be reasonably necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Pooling and Servicing Agreement.

         REPRESENTATIONS AND WARRANTIES OF MORTGAGE LOAN SELLER CONCERNING THE MORTGAGE LOANS. The Mortgage Loan Seller hereby represents and warrants to the Purchaser as of the Closing Date or such other date as may be specified below with respect to each Mortgage Loan being sold by it:

         (i) the information set forth in the Mortgage Loan Schedule attached hereto is true and correct in all material respects and the information provided to the Rating Agencies, including the Mortgage Loan level detail, is true and correct according to the Rating Agency requirements;

         (ii) immediately prior to the transfer to the Purchaser, the Mortgage Loan Seller was the sole owner of beneficial title and holder of each Mortgage and Mortgage Note relating to the Mortgage Loans and is conveying the same free and clear of any and all liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature and the Mortgage Loan Seller has full right and authority to sell or assign the same pursuant to this Agreement;

         (iii) Each Mortgage Loan at the time it was made complied in all material respects with all applicable laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all anti-predatory lending laws; and each Mortgage Loan has been serviced in all material respects in accordance with all applicable laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all anti-predatory lending laws and the terms of the related Mortgage Note, the Mortgage and other loan documents;

         (iv) there is no monetary default existing under any Mortgage or the related Mortgage Note and there is no material event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or event of acceleration; and neither the Mortgage Loan Seller, any of its affiliates nor any servicer of any related Mortgage Loan has taken any action to waive any default, breach or event of acceleration; no foreclosure action is threatened or has been commenced with respect to the Mortgage Loan;

         (v) the terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, (i) if required by law in the jurisdiction where the Mortgaged Property is located, or (ii) to protect the interests of the Trustee on behalf of the Certificateholders;

         (vi) no selection procedure reasonably believed by the Mortgage Loan Seller to be adverse to the interests of the Certificateholders was utilized in selecting the Mortgage Loans;

         (vii) each Mortgage is a valid and enforceable first lien on the property securing the related Mortgage Note and each Mortgaged Property is owned by the Mortgagor in fee simple (except with respect to common areas in the case of condominiums, PUDs and DE MINIMIS PUDs) or by leasehold for a term longer than the term of the related Mortgage, subject only to (i) the lien of current real property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions being acceptable to mortgage lending institutions generally or specifically reflected in the appraisal obtained in connection with the origination of the related Mortgage Loan or referred to in the lender's title insurance policy delivered to the originator of the related Mortgage Loan and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage;

         (viii) there is no mechanics' lien or claim for work, labor or material affecting the premises subject to any Mortgage which is or may be a lien prior to, or equal with, the lien of such Mortgage except those which are insured against by the title insurance policy referred to in (xiii) below;

         (ix) as of the Cut-off Date, there was no delinquent tax or assessment lien against the property subject to any Mortgage, except where such lien was being contested in good faith and a stay had been granted against levying on the property;

         (x) there is no valid offset, defense or counterclaim to any Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note;

         (xi) the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loans or the use for which the premises were intended; and there is no proceeding pending or threatened for the total or partial condemnation of the related Mortgaged Property;

         (xii) the Mortgaged Property and all improvements thereon comply with all requirements of any applicable zoning and subdivision laws and ordinances;

         (xiii) a lender's title insurance policy (on an ALTA or CLTA form) or binder, or other assurance of title customary in the relevant jurisdiction therefor in a form acceptable to Fannie Mae or Freddie Mac, was issued on the date that each Mortgage Loan was created by a title insurance company which was qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring the Mortgage Loan Seller and its successors and assigns that the Mortgage is a first priority lien on the related Mortgaged Property in the original principal amount of the Mortgage Loan. The Mortgage Loan Seller is the sole insured under such lender's title insurance policy, and such policy, binder or assurance is valid and remains in full force and effect, and each such policy, binder or assurance shall contain all applicable endorsements including a negative amortization endorsement, if applicable;

         (xiv) as of the Closing Date, the improvements on each Mortgaged Property securing a Mortgage Loan is insured (by an insurer which is acceptable to the Mortgage Loan Seller) against loss by fire and such hazards as are covered under a standard extended coverage endorsement in the locale in which the Mortgaged Property is located, in an amount which is not less than the lesser of the maximum insurable value of the improvements securing such Mortgage Loan or the outstanding principal balance of the Mortgage Loan, but in no event in an amount less than an amount that is required to prevent the Mortgagor from being deemed to be a co-insurer thereunder; if the improvement on the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the condominium project; if upon origination of the related Mortgage Loan, the improvements on the Mortgaged Property were in an area identified as a federally designated flood area, a flood insurance policy is in effect in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the restorable cost of improvements located on such Mortgaged Property or (iii) the maximum coverage available under federal law; and each Mortgage obligates the Mortgagor thereunder to maintain the insurance referred to above at the Mortgagor's cost and expense;

         (xv) each Mortgage Loan constitutes a "qualified mortgage" under
Section 860G(a)(3)(A) of the Code and Treasury Regulation Section
1.860G-2(a)(1);

         (xvi) each Mortgage Loan was originated or funded by (a) a savings and loan association, savings bank, commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority (or originated by (i) a subsidiary of any of the foregoing institutions which subsidiary is actually supervised and examined by applicable regulatory authorities or (ii) a mortgage loan correspondent of any of the foregoing and that was originated pursuant to the criteria established by any of the foregoing) or (b) a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, as amended;

         (xvii) none of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) classified and/or defined as a "high cost home loan" under any federal, state or local law, including, but not limited to, the States of Georgia or North Carolina;

         (xviii) no loan is a High-Cost Home Loan under the New Jersey Home Ownership Security Act of 2002;

         (xix) no loan in the transaction originated in New Mexico is a High-Cost Home Loan under the New Mexico Home Loan Protection Act;

         (xx) the information set forth in Schedule A of the Prospectus Supplement with respect to the Mortgage Loans is true and correct in all material respects;

         (xxi) no Mortgage Loan is a High Cost Loan or Covered Loan, as applicable (as such terms are defined in Standard & Poor's LEVELS(R) Glossary, Version 5.6 Revised, Appendix E, attached hereto as Exhibit 6) and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the "Georgia Fair Lending Act";

         (xxii) each Mortgage Loan was originated in accordance with the underwriting guidelines of the related originator;

         (xxiii) each original Mortgage has been recorded or is in the process of being recorded in accordance with the requirements of Section 2.01 of the Pooling and Servicing Agreement in the appropriate jurisdictions wherein such recordation is required to perfect the lien thereof for the benefit of the Trust Fund;

         (xxiv) the related Mortgage File contains each of the documents and instruments listed in Section 2.01 of the Pooling and Servicing Agreement, subject to any exceptions, substitutions and qualifications as are set forth in such Section;

         (xxv) the Mortgage Loans are currently being serviced in accordance with accepted servicing practices; and

         (xxvi) at the time of origination, each Mortgaged Property was the subject of an appraisal which conformed to the underwriting requirements of the originator of the Mortgage Loan, and the appraisal is in a form which was acceptable to Fannie Mae or FHLMC at the time of origination.

                  It is understood and agreed that the representations and warranties set forth in this Section 7 will inure to the benefit of the Purchaser, its successors and assigns, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or assignment of Mortgage or the examination of any Mortgage File. Upon any substitution for a Mortgage Loan, the representations and warranties set forth above shall be deemed to be made by the Mortgage Loan Seller as to any Substitute Mortgage Loan as of the date of substitution.

                  Upon discovery or receipt of notice by the Mortgage Loan Seller, the Purchaser or the Trustee of a breach of any representation or warranty of the Mortgage Loan Seller set forth in this Section 7 which materially and adversely affects the value of the interests of the Purchaser, the Certificateholders or the Trustee in any of the Mortgage Loans delivered to the Purchaser pursuant to this Agreement, the party discovering or receiving notice of such breach shall give prompt written notice to the others. In the case of any such breach of a representation or warranty set forth in this
Section 7, within 90 days from the date of discovery by the Mortgage Loan Seller, or the date the Mortgage Loan Seller is notified by the party discovering or receiving notice of such breach (whichever occurs earlier), the Mortgage Loan Seller will (i) cure such breach in all material respects, (ii) purchase the affected Mortgage Loan at the applicable Purchase Price or (iii) if within two years of the Closing Date, substitute a qualifying Substitute Mortgage Loan in exchange for such Mortgage Loan. The obligations of the Mortgage Loan Seller to cure, purchase or substitute a qualifying Substitute Mortgage Loan shall constitute the Purchaser's, the Trustee's and the Certificateholder's sole and exclusive remedy under this Agreement or otherwise respecting a breach of representations or warranties hereunder with respect to the Mortgage Loans, except for the obligation of the Mortgage Loan Seller to indemnify the Purchaser for such breach as set forth in and limited by Section 13 hereof.

                  Any cause of action against the Mortgage Loan Seller or relating to or arising out of a breach by the Mortgage Loan Seller of any representations and warranties made in this Section 7 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Mortgage Loan Seller or notice thereof by the party discovering such breach and (ii) failure by the Mortgage Loan Seller to cure such breach, purchase such Mortgage Loan or substitute a qualifying Substitute Mortgage Loan pursuant to the terms hereof.

       REPRESENTATIONS AND WARRANTIES CONCERNING THE MORTGAGE LOAN SELLER.
As of the date hereof and as of the Closing Date, the Mortgage Loan Seller represents and warrants to the Purchaser as to itself in the capacity indicated as follows:

         (a) the Mortgage Loan Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Mortgage Loan Seller's business as presently conducted or on the Mortgage Loan Sellers ability to enter into this Agreement and to consummate the transactions contemplated hereby;

         (b) the Mortgage Loan Seller has full power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

         (c) the execution and delivery by the Mortgage Loan Seller of this Agreement have been duly authorized by all necessary action on the part of the Mortgage Loan Seller; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Mortgage Loan Seller or its properties or the charter or by-laws of the Mortgage Loan Seller, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Mortgage Loan Seller's ability to enter into this Agreement and to consummate the transactions contemplated hereby;

         (d) the execution, delivery and performance by the Mortgage Loan Seller of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made and, in connection with the recordation of the Mortgages, powers of attorney or assignments of Mortgages not yet completed;

         (e) this Agreement has been duly executed and delivered by the Mortgage Loan Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of the Mortgage Loan Seller enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

         (f) there are no actions, suits or proceedings pending or, to the knowledge of the Mortgage Loan Seller, threatened against the Mortgage Loan Seller, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Mortgage Loan Seller will be determined adversely to the Mortgage Loan Seller and will if determined adversely to the Mortgage Loan Seller materially and adversely affect the Mortgage Loan Seller's ability to perform its obligations under this Agreement; and the Mortgage Loan Seller is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

         (g) the Mortgage Loan Seller's Information (as defined in Section 13(a) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         REPRESENTATIONS AND WARRANTIES CONCERNING THE PURCHASER. As of the date hereof and as of the Closing Date, the Purchaser represents and warrants to the Mortgage Loan Seller as follows:

         (a) the Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing as a foreign corporation to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Purchaser's business as presently conducted or on the Purchaser's ability to enter into this Agreement and to consummate the transactions contemplated hereby;

         (b) the Purchaser has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

         (c) the execution and delivery by the Purchaser of this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Purchaser or its properties or the articles of incorporation or by-laws of the Purchaser, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Purchaser's ability to enter into this Agreement and to consummate the transactions contemplated hereby;

         (d) the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made;

         (e) this Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Mortgage Loan Seller, constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

         (f) there are no actions, suits or proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Purchaser will be determined adversely to the Purchaser and will if determined adversely to the Purchaser materially and adversely affect the Purchaser's ability to perform its obligations under this Agreement; and the Purchaser is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

         (g) the Purchaser's Information (as defined in Section 13(b) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                             CONDITIONS TO CLOSING.

         (a) The obligations of the Purchaser under this Agreement will be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  (i) Each of the obligations of the Mortgage Loan Seller required to be performed at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects; all of the representations and warranties of the Mortgage Loan Seller under this Agreement shall be true and correct as of the date or dates specified in all material respects; and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement, or the Pooling and Servicing Agreement; and the Purchaser shall have received certificates to that effect signed by authorized officers of the Mortgage Loan Seller.

                  (ii) The Purchaser shall have received all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to the Purchaser, duly executed by all signatories (other than the Purchaser) as required pursuant to the respective terms thereof:

                  (1) If required pursuant to Section 3 hereof, the Amendment dated as of the Closing Date and any documents referred to therein;

                  (2) If required pursuant to Section 3 hereof, the Final Mortgage Loan Schedule containing the information set forth on Exhibit 2 hereto, one copy to be attached to each counterpart of the Amendment;

                  (3) The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to the Trustee and the Purchaser, and all documents required thereby duly executed by all signatories;

                  (4) A certificate of an officer of the Mortgage Loan Seller dated as of the Closing Date, in a form reasonably acceptable to the Purchaser, and attached thereto the resolutions of the Mortgage Loan Seller authorizing the transactions contemplated by this Agreement, together with copies of the charter and by-laws of the Mortgage Loan Seller;

                  (5) One or more opinions of counsel from the Mortgage Loan Seller's counsel otherwise in form and substance reasonably satisfactory to the Purchaser, the Trustee and each Rating Agency;

                  (6) A letter from each of the Rating Agencies giving each Class of Certificates set forth on Schedule A the rating set forth on Schedule A; and

                  (7) Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended ratings from each Rating Agency for the Certificates.

                  (iii) The Certificates to be sold to Bear Stearns pursuant to the Underwriting Agreement and the Purchase Agreement shall have been issued and sold to Bear Stearns.

                  (iv) The Mortgage Loan Seller shall have furnished to the Purchaser such other certificates of its officers or others and such other documents and opinions of counsel to evidence fulfillment of the conditions set forth in this Agreement and the transactions contemplated hereby as the Purchaser and its counsel may reasonably request.

                  (b) The obligations of the Mortgage Loan Seller under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  (i) The obligations of the Purchaser required to be performed by it on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and all of the representations and warranties of the Purchaser under this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, and no event shall have occurred which would constitute a breach by it of the terms of this Agreement, and the Mortgage Loan Seller shall have received a certificate to that effect signed by an authorized officer of the Purchaser.

                  (ii) The Mortgage Loan Seller shall have received copies of all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to the Mortgage Loan Seller, duly executed by all signatories other than the Mortgage Loan Seller as required pursuant to the respective terms thereof:

                           (1) If required pursuant to Section 3 hereof, the
                  Amendment dated as of the Closing Date and any documents referred to therein;

                           (2) The Pooling and Servicing Agreement, in form and
                  substance reasonably satisfactory to the Mortgage Loan Seller, and all documents required thereby duly executed by all signatories;

                           (3) A certificate of an officer of the Purchaser
                  dated as of the Closing Date, in a form reasonably acceptable to the Mortgage Loan Seller, and attached thereto the resolutions of the Purchaser authorizing the transactions contemplated by this Agreement and the Pooling and Servicing Agreement, together with copies of the Purchaser's articles of incorporation, and evidence as to the good standing of the Purchaser dated as of a recent date;

                           (4) One or more opinions of counsel from the
                  Purchaser's counsel in form and substance reasonably satisfactory to the Mortgage Loan Seller;

                           (5) Such other documents, certificates (including
                  additional representations and warranties) and opinions as may be reasonably necessary to secure the intended rating from each Rating Agency for the Certificates;

         FEES AND EXPENSES. Subject to Section 16 hereof, the Mortgage Loan Seller shall pay on the Closing Date or such later date as may be agreed to by the Purchaser (i) the fees and expenses of the Mortgage Loan Seller's attorneys and the reasonable fees and expenses of the Purchaser's attorneys, (ii) the fees and expenses of Deloitte & Touche LLP, (iii) the fee for the use of Purchaser's Registration Statement based on the aggregate original principal amount of the Certificates and the filing fee of the Commission as in effect on the date on which the Registration Statement was declared effective, (iv) the fees and expenses including counsel's fees and expenses in connection with any "blue sky" and legal investment matters, (v) the fees and expenses of the Trustee which shall include without limitation the fees and expenses of the Trustee (and the fees and disbursements of its counsel) with respect to (A) legal and document review of this Agreement, the Pooling and Servicing Agreement, the Certificates and related agreements, (B) attendance at the Closing and (C) review of the Mortgage Loans to be performed by the Custodian, (vi) the expenses for printing or otherwise reproducing the Certificates, the Prospectus and the Prospectus Supplement, (vii) the fees and expenses of each Rating Agency (both initial and ongoing), (viii) the fees and expenses relating to the preparation and recordation of mortgage assignments (including intervening assignments, if any and if available, to evidence a complete chain of title from the originator to the Trustee) from the Mortgage Loan Seller to the Trustee or the expenses relating to the Opinion of Counsel referred to in Section 6(a) hereof, as the case may be, and (ix) Mortgage File due diligence expenses and other out-of-pocket expenses incurred by the Purchaser in connection with the purchase of the Mortgage Loans and by Bear Stearns in connection with the sale of the Certificates. The Mortgage Loan Seller additionally agrees to pay directly to any third party on a timely basis the fees provided for above which are charged by such third party and which are billed periodically.

                              ACCOUNTANTS' LETTERS.

         (a) Deloitte & Touche LLP will review the characteristics of a sample of the Mortgage Loans described in the Final Mortgage Loan Schedule and will compare those characteristics to the description of the Mortgage Loans contained in the Prospectus Supplement under the captions "Summary of Prospectus Supplement--The Mortgage Loans", "The Mortgage Pool" and "Certain Characteristics of the Mortgage Loans" in Schedule A thereto. The Mortgage Loan Seller will cooperate with the Purchaser in making available all information and taking all steps reasonably necessary to permit such accountants to complete the review and to deliver the letters required of them under the Underwriting Agreement. Deloitte & Touche LLP will also confirm certain calculations as set forth under the caption "Yield On The Certificates" in the Prospectus Supplement.

         (b) To the extent statistical information with respect to the Master Servicer or any Servicer's servicing portfolio is included in the Prospectus Supplement under the caption "The Master Servicer and the Servicers," a letter from the certified public accountant for such Master Servicer, Servicer or Servicers, as applicable, will be delivered to the Purchaser dated the date of the Prospectus Supplement, in the form previously agreed to by the Mortgage Loan Seller and the Purchaser, with respect to such statistical information.

                                INDEMNIFICATION.

         (a) The Mortgage Loan Seller shall indemnify and hold harmless the Purchaser and its directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon (i) any untrue statement of a material fact contained in the MORTGAGE LOAN SELLER'S INFORMATION as identified in EXHIBIT 3, the omission to state in the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by the Mortgage Loan Seller and in which additional Mortgage Loan Seller's Information is identified), in reliance upon and in conformity with Mortgage Loan Seller's Information a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, (ii) any representation or warranty assigned or made by the Mortgage Loan Seller in Section 7 or Section 8 hereof being, or alleged to be, untrue or incorrect, or (iii) any failure by the Mortgage Loan Seller to perform its obligations under this Agreement; and the Mortgage Loan Seller shall reimburse the Purchaser and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action.

                  The foregoing indemnity agreement is in addition to any liability which the Mortgage Loan Seller otherwise may have to the Purchaser or any other such indemnified party.

         (b) The Purchaser shall indemnify and hold harmless the Mortgage Loan Seller and its respective directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon (i) any untrue statement of a material fact contained in the PURCHASER'S INFORMATION as identified in EXHIBIT 4, the omission to state in the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by the Purchaser and in which additional Purchaser's Information is identified), in reliance upon and in conformity with the Purchaser's Information, a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, (ii) any representation or warranty made by the Purchaser in Section 9 hereof being, or alleged to be, untrue or incorrect, or (iii) any failure by the Purchaser to perform its obligations under this Agreement; and the Purchaser shall reimburse the Mortgage Loan Seller, and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend any such loss, claim, damage, liability or action. The foregoing indemnity agreement is in addition to any liability which the Purchaser otherwise may have to the Mortgage Loan Seller, or any other such indemnified party,

         (c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify each party against whom indemnification is to be sought in writing of the commencement thereof (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 13 except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it may have otherwise). In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent it may elect by written notice delivered to the indemnified party promptly (but, in any event, within 30 days) after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by one of the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or
(iii) such indemnified party or parties shall have reasonably concluded that there is a conflict of interest between itself or themselves and the indemnifying party in the conduct of the defense of any claim or that the interests of the indemnified party or parties are not substantially co-extensive with those of the indemnifying party (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the indemnifying parties; PROVIDED, HOWEVER, that the indemnifying party shall be liable only for the fees and expenses of one counsel in addition to one local counsel in the jurisdiction involved. Anything in this subsection to the contrary notwithstanding, an indemnifying party shall not be liable for any settlement or any claim or action effected without its written consent; PROVIDED, HOWEVER, that such consent was not unreasonably withheld.

         (d) If the indemnification provided for in paragraphs (a) and (b) of this Section 13 shall for any reason be unavailable to an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to in Section 13, then the indemnifying party shall in lieu of indemnifying the indemnified party contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative benefits received by the Mortgage Loan Seller on the one hand and the Purchaser on the other from the purchase and sale of the Mortgage Loans, the offering of the Mortgage Pass-Through Certificates and the other transactions contemplated hereunder. No person found liable for a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

         (e) The parties hereto agree that reliance by an indemnified party on any publicly available information or any information or directions furnished by an indemnifying party shall not constitute negligence, bad faith or willful misconduct by such indemnified party.

         NOTICES. All demands, notices and communications hereunder shall be in writing but may be delivered by facsimile transmission subsequently confirmed in writing. Notices to the Mortgage Loan Seller shall be directed to EMC Mortgage Corporation, Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (Telecopy: (972-444-2880)), and notices to the Purchaser shall be directed to Structured Asset Mortgage Investments II Inc., 383 Madison Avenue, New York, New York 10179 (Telecopy: (212-272-7206)), Attention: Baron Silverstein; or to any other address as may hereafter be furnished by one party to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt) provided that it is received on a business day during normal business hours and, if received after normal business hours, then it shall be deemed to be received on the next business day.

         TRANSFER OF MORTGAGE LOANS. The Purchaser retains the right to assign the Mortgage Loans and any or all of its interest under this Agreement to the Trustee without the consent of the Mortgage Loan Seller, and, upon such assignment, the Trustee shall succeed to the applicable rights and obligations of the Purchaser hereunder; PROVIDED, HOWEVER, the Purchaser shall remain entitled to the benefits set forth in Sections 11, 13 and 17 hereto and as provided in Section 2(a). Notwithstanding the foregoing, the sole and exclusive right and remedy of the Trustee with respect to a breach of representation or warranty of the Mortgage Loan Seller shall be the purchase or substitution obligations of the Mortgage Loan Seller contained in Sections 5 and 7 hereof.

         TERMINATION. This Agreement may be terminated (a) by the mutual consent of the parties hereto prior to the Closing Date, (b) by the Purchaser, if the conditions to the Purchaser's obligation to close set forth under Section 10(a) hereof are not fulfilled as and when required to be fulfilled or (c) by the Mortgage Loan Seller, if the conditions to the Mortgage Loan Seller's obligation to close set forth under Section 10(b) hereof are not fulfilled as and when required to be fulfilled. In the event of termination pursuant to clause (b), the Mortgage Loan Seller shall pay, and in the event of termination pursuant to clause (c), the Purchaser shall pay, all reasonable out-of-pocket expenses incurred by the other in connection with the transactions contemplated by this Agreement. In the event of a termination pursuant to clause (a), each party shall be responsible for its own expenses.

         REPRESENTATIONS, WARRANTIES AND AGREEMENTS TO SURVIVE DELIVERY. All representations, warranties and agreements contained in this Agreement, or contained in certificates of officers of the Mortgage Loan Seller submitted pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Mortgage Loans to the Purchaser (and by the Purchaser to the Trustee). Subsequent to the delivery of the Mortgage Loans to the Purchaser, the Mortgage Loan Seller's representations and warranties contained herein with respect to the Mortgage Loans shall be deemed to relate to the Mortgage Loans actually delivered to the Purchaser and included in the Final Mortgage Loan Schedule and any Substitute Mortgage Loan and not to those Mortgage Loans deleted from the Preliminary Mortgage Loan Schedule pursuant to Section 3 hereof prior to the Closing.

         SEVERABILITY. If any provision of this Agreement shall be prohibited or invalid under applicable law, the Agreement shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

         COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original, but which together shall constitute one and the same agreement.

         AMENDMENT. This Agreement cannot be amended or modified in any manner without the prior written consent of each party.

         GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

         FURTHER ASSURANCES. Each of the parties agrees to execute and deliver such instruments and take such actions as another party may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement including any amendments hereto which may be required by either Rating Agency.

                             SUCCESSORS AND ASSIGNS.

         This Agreement shall bind and inure to the benefit of and be enforceable by the Mortgage Loan Seller and the Purchaser and their permitted successors and assigns and, to the extent specified in Section 13 hereof, Bear Stearns, and their directors, officers and controlling persons (within the meaning of federal securities laws). The Mortgage Loan Seller acknowledges and agrees that the Purchaser may assign its rights under this Agreement (including, without limitation, with respect to the Mortgage Loan Seller's representations and warranties respecting the Mortgage Loans) to the Trustee. Any person into which the Mortgage Loan Seller may be merged or consolidated (or any person resulting from any merger or consolidation involving the Mortgage Loan Seller), any person resulting from a change in form of the Mortgage Loan Seller or any person succeeding to the business of the Mortgage Loan Seller, shall be considered the "successor" of the Mortgage Loan Seller hereunder and shall be considered a party hereto without the execution or filing of any paper or any further act or consent on the part of any party hereto. Except as provided in the two preceding sentences, this Agreement cannot be assigned, pledged or hypothecated by either party hereto without the written consent of the other parties to this Agreement and any such assignment or purported assignment shall be deemed null and void.

         THE MORTGAGE LOAN SELLER. The Mortgage Loan Seller will keep in full force and effect its existence, all rights and franchises as a corporation under the laws of the State of its incorporation and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is necessary to perform its obligations under this Agreement.

         ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

         NO PARTNERSHIp. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

                                  EMC MORTGAGE CORPORATION


                                  By:
                                           -------------------------------------
                                  Name:    Dana Dillard
                                  Title:   Senior Vice President



                                  STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.


                                  By:
                                           -------------------------------------
                                  Name:    Baron Silverstein
                                  Title:   Vice President

                                    EXHIBIT 1

                            CONTENTS OF MORTGAGE FILE

         With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser or its designee, and which shall be delivered to the Purchaser or its designee pursuant to the terms of the Agreement.

         (a) with respect to each Mortgage Loan (other than a Cooperative Loan):

                  (i) The original Mortgage Note, endorsed without recourse to the order of the Trustee and showing an unbroken chain of endorsements from the originator thereof to the Person endorsing it to the Trustee, or a lost note affidavit together with a copy of the related Mortgage Note;

                  (ii) The original Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Mortgage Loan is a MOM Loan, which shall have been recorded (or if the original is not available, a copy), with evidence of such recording indicated thereon (or if the original is not available, a copy), with evidence of such recording indicated thereon (or if the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Seller in time to permit their recording as specified in Section 2.01(b) of the Pooling and Servicing Agreement, shall be in recordable form);

                  (iii) unless the Mortgage Loan is a MOM Loan, a certified copy of the assignment (which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to "U.S. Bank National Association, as Trustee", with evidence of recording with respect to each Mortgage Loan in the name of the Trustee thereon (or if (A) the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Seller in time to permit their delivery as specified in Section 2.01(b) of the Pooling and Servicing Agreement, the Seller may deliver a true copy thereof with a certification by the Seller, on the face of such copy, substantially as follows: "Certified to be a true and correct copy of the original, which has been transmitted for recording" or (B) the related Mortgaged Property is located in a state other than Maryland and an Opinion of Counsel has been provided as set forth in Section 2.01(b) of the Pooling and Servicing Agreement, shall be in recordable form);

                  (iv) all intervening assignments of the Security Instrument, if applicable and only to the extent available to the Mortgage Loan Seller with evidence of recording thereon;

                  (v) the original or a copy of the policy or certificate of primary mortgage guaranty insurance, to the extent available, if any;

                  (vi) the original policy of title insurance or mortgagee's certificate of title insurance or commitment or binder for title insurance; and

                  (vii) originals of all modification agreements, if applicable and available.

         (b) with respect to each Cooperative Loan so assigned:

                  (i) The original Mortgage Note, endorsed without recourse to the order of the Trustee and showing an unbroken chain of endorsements from the originator thereof to the Person endorsing it to the Trustee, or lost note affidavit, together with a copy of the related Mortgage Note;

                  (ii) A counterpart of the Cooperative Lease and the Assignment of Proprietary Lease to the originator of the Cooperative Loan with intervening assignments showing an unbroken chain of title from such originator to the Trustee;

                  (iii) The related Cooperative Stock Certificate, representing the related Cooperative Stock pledged with respect to such Cooperative Loan, together with an undated stock power (or other similar instrument) executed in blank;

                  (iv) The original recognition agreement by the Cooperative of the interests of the mortgagee with respect to the related Cooperative Loan and any transfer documents related to the recognition agreement;

                  (v) The Security Agreement;

                  (vi) Copies of the original UCC-1 financing statement, and any continuation statements, filed by the originator of such Cooperative Loan as secured party, each with evidence of recording thereof, evidencing the interest of the originator under the Security Agreement and the Assignment of Proprietary Lease;

                  (vii) Copies of the filed UCC-3 assignments of the security interest referenced in clause (vi) above showing an unbroken chain of title from the originator to the Trustee, each with evidence of recording thereof, evidencing the interest of the originator under the Security Agreement and the Assignment of Proprietary Lease;

                  (viii) An executed assignment of the interest of the originator in the Security Agreement and Assignment of Proprietary Lease, showing an unbroken chain of title from the originator to the Trustee; and

                  (ix) The original of each modification, assumption agreement or preferred loan agreement, if any, relating to such Cooperative Loan.

                                    EXHIBIT 2

                       MORTGAGE LOAN SCHEDULE INFORMATION

         The Preliminary and Final Mortgage Loan Schedules shall set forth the following information with respect to each Mortgage Loan:

(a) the loan number;

(b) the city, state and zip code of the Mortgaged Property;

(c) the property type;

(d) the Mortgage Interest Rate;

(e) the Servicing Rate;

(f) the Net Rate;

(g) the original term;

(h) the maturity date;

(i) the stated remaining term to maturity;

(j) the original principal balance;

(k) the first payment date;

(l) the principal and interest payment in effect as of the Cut-off Date;

(m) the unpaid principal balance as of the Cut-off Date;

(n) the Loan-to-Value Ratio at origination;

(o) paid-through date;

(p) the insurer of any Primary Mortgage Insurance Policy;

(q) the Gross Margin, if applicable;

(r) the Maximum Lifetime Mortgage Rate, if applicable;

(s) the Minimum Lifetime Mortgage Rate, if applicable;

(t) the Periodic Rate Cap, if applicable;

(u) the number of days delinquent, if any;

(v) which Mortgage Loans adjust after an initial fixed-rate period of three, five, seven or ten years;

(w) the Loan Group; and

(x) the Servicer.

Such schedule also shall set forth for all of the Mortgage Loans, the total number of Mortgage Loans, the total of each of the amounts described under (k) and (n) above, the weighted average by principal balance as of the Cut-off Date of each of the rates described under (e), (f) and (g) above, and the weighted average remaining term to maturity by unpaid principal balance as of the Cut-off Date.

                                    EXHIBIT 3

                       MORTGAGE LOAN SELLER'S INFORMATION

         All information in the Prospectus Supplement described under the following Sections: "SUMMARY OF PROSPECTUS SUPPLEMENT--The Mortgage Loans," "THE MORTGAGE POOL" and "SCHEDULE A--CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS."

                                    EXHIBIT 4

                             PURCHASER'S INFORMATION

         All information in the Prospectus Supplement and the Prospectus, except the Mortgage Loan Seller's Information.

                                    EXHIBIT 5

                             SCHEDULE OF LOST NOTES

                             Available Upon Request

                                    EXHIBIT 6


         APPENDIX E - Standard & Poor's Predatory Lending Categories

                                                          REVISED AUGUST 1, 2005


Standard & Poor's has categorized loans governed by anti-predatory lending laws in the Jurisdictions listed below into three categories based upon a combination of factors that include (a) the risk exposure associated with the assignee liability and (b) the tests and thresholds set forth in those laws. Note that certain loans classified by the relevant statute as Covered are included in Standard & Poor's High Cost Loan Category because they included thresholds and tests that are typical of what is generally considered High Cost by the industry.

STANDARD & POOR'S HIGH COST LOAN CATEGORIZATION

-------------------------------------- ----------------------------------------------- -------------------------------
         STATE/JURISDICTION            NAME OF ANTI-PREDATORY LENDING LAW/EFFECTIVE      CATEGORY UNDER APPLICABLE
                                                            DATE                         ANTI-PREDATORY LENDING LAW
-------------------------------------- ----------------------------------------------- -------------------------------
Arkansas                               Arkansas Home Loan Protection Act, Ark. Code        High Cost Home Loan
                                       Ann. ss.ss. 23-53-101 ET SEQ.

                                       Effective July 16, 2003
-------------------------------------- ----------------------------------------------- -------------------------------
Cleveland Heights, OH                  Ordinance No. 72-2003 (PSH), Mun. Code ss.ss.       Covered Loan
                                       757.01 ET SEQ.

                                       Effective June 2, 2003
-------------------------------------- ----------------------------------------------- -------------------------------
Colorado                               Consumer Equity Protection, Colo. Stat. Ann.        Covered Loan
                                       ss.ss. 5-3.5-101 ET SEQ.

                                       Effective for covered loans offered or
                                       entered into on or after January 1, 2003.
                                       Other provisions of the Act took effect on
                                       June 7, 2002
-------------------------------------- ----------------------------------------------- -------------------------------
Connecticut                            Connecticut Abusive Home Loan Lending               High Cost Home Loan
                                       Practices Act, Conn. Gen. Stat. ss.ss. 36a-746
                                       ET SEQ.

                                       Effective October 1, 2001
-------------------------------------- ----------------------------------------------- -------------------------------
District of Columbia                   Home Loan Protection Act, D.C. Code ss.ss.          Covered Loan
                                       26-1151.01 ET SEQ.

                                       Effective for loans closed on or after
                                       January 28, 2003
-------------------------------------- ----------------------------------------------- -------------------------------
Florida                                Fair Lending Act, Fla. Stat. Ann. ss.ss.            High Cost Home Loan
                                       494.0078 ET SEQ.

                                       Effective October 2, 2002
-------------------------------------- ----------------------------------------------- -------------------------------
Georgia (Oct. 1, 2002 - Mar. 6,        Georgia Fair Lending Act, Ga. Code Ann. ss.ss.      High Cost Home Loan
2003)                                  7-6A-1 ET SEQ.
-------------------------------------- ----------------------------------------------- -------------------------------

STANDARD & POOR'S HIGH COST LOAN CATEGORIZATION

-------------------------------------- ----------------------------------------------- -------------------------------
         STATE/JURISDICTION            NAME OF ANTI-PREDATORY LENDING LAW/EFFECTIVE      CATEGORY UNDER APPLICABLE
                                                            DATE                         ANTI-PREDATORY LENDING LAW
-------------------------------------- ----------------------------------------------- -------------------------------
                                       Effective October 1, 2002 - March 6, 2003
-------------------------------------- ----------------------------------------------- -------------------------------
Georgia as amended (Mar. 7, 2003 -     Georgia Fair Lending Act, Ga. Code Ann. ss.ss.     High Cost Home Loan
current)                               7-6A-1 ET SEQ.

                                       Effective for loans closed on or after March
                                       7, 2003
-------------------------------------- ----------------------------------------------- -------------------------------
HOEPA Section 32                       Home Ownership and Equity Protection Act of       High Cost Loan
                                       1994, 15 U.S.C. ss. 1639, 12 C.F.R. ss.ss.
                                       226.32 and 226.34

                                       Effective October 1, 1995, amendments October
                                       1, 2002
-------------------------------------- ----------------------------------------------- -------------------------------
Illinois                               High Risk Home Loan Act, Ill. Comp. Stat.         High Risk Home Loan
                                       tit. 815, ss.ss. 137/5 ET SEQ.

                                       Effective January 1, 2004 (prior to this
                                       date, regulations under Residential
                                       Mortgage License Act effective from May
                                       14, 2001)
-------------------------------------- ----------------------------------------------- -------------------------------
Kansas                                 Consumer Credit Code, Kan. Stat. Ann. ss.ss.      High Loan to Value Consumer
                                       16a-1-101 ET SEQ.                                 Loan (id. ss. 16a-3-207) and;

                                       Sections 16a-1-301 and 16a-3-207 became           High APR Consumer Loan (id.
                                       effective April 14, 1999; Section 16a-3-308a      ss.16a-3-308a)
                                       became effective July 1, 1999
-------------------------------------- ----------------------------------------------- -------------------------------
Kentucky                               2003 KY H.B. 287 - High Cost Home Loan Act,      High Cost Home Loan
                                       Ky. Rev. Stat. ss.ss. 360.100 ET SEQ.

                                       Effective June 24, 2003
-------------------------------------- ----------------------------------------------- -------------------------------
Maine                                  Truth in Lending, Me. Rev. Stat. tit. 9-A,       High Rate High Fee Mortgage
                                       ss.ss.8-101 ET SEQ.

                                       Effective September 29, 1995 and as amended
                                       from time to time
-------------------------------------- ----------------------------------------------- -------------------------------
Massachusetts                          Part 40 and Part 32, 209 C.M.R. ss.ss. 32.00 ET     High Cost Home Loan

                                       SEQ. and 209 C.M.R. ss.ss. 40.01 ET SEQ.
-------------------------------------- ----------------------------------------------- -------------------------------

STANDARD & POOR'S HIGH COST LOAN CATEGORIZATION

-------------------------------------- ----------------------------------------------- -------------------------------
         STATE/JURISDICTION            NAME OF ANTI-PREDATORY LENDING LAW/EFFECTIVE      CATEGORY UNDER APPLICABLE
                                                            DATE                         ANTI-PREDATORY LENDING LAW
-------------------------------------- ----------------------------------------------- -------------------------------
                                       Effective March 22, 2001 and amended from
                                       time to time
-------------------------------------- ----------------------------------------------- -------------------------------
Nevada                                 Assembly Bill No. 284, Nev. Rev. Stat. ss.ss.       Home Loan
                                       598D.010 ET SEQ.

                                       Effective October 1, 2003
-------------------------------------- ----------------------------------------------- -------------------------------
New Jersey                             New Jersey Home Ownership Security Act of           High Cost Home Loan
                                       2002, N.J. Rev. Stat. ss.ss. 46:10B-22 ET SEQ.

                                       Effective for loans closed on or after
                                       November 27, 2003
-------------------------------------- ----------------------------------------------- -------------------------------
New Mexico                             Home Loan Protection Act, N.M. Rev. Stat. ss.ss.    High Cost Home Loan
                                       58-21A-1 ET SEQ.

                                       Effective as of January 1, 2004; Revised as
                                       of February 26, 2004
-------------------------------------- ----------------------------------------------- -------------------------------
New York                               N.Y. Banking Law Article 6-l                        High Cost Home Loan

                                       Effective for applications made on or after
                                       April 1, 2003
-------------------------------------- ----------------------------------------------- -------------------------------
North Carolina                         Restrictions and Limitations on High Cost           High Cost Home Loan
                                       Home Loans, N.C. Gen. Stat. ss.ss. 24-1.1E ET
                                       seq.

                                       Effective July 1, 2000; amended October
                                       1, 2003 (adding open-end lines of credit)
-------------------------------------- ----------------------------------------------- -------------------------------
Ohio                                   H.B. 386 (codified in various sections of the       Covered Loan
                                       Ohio Code), Ohio Rev. Code Ann. ss.ss. 1349.25
                                       ET SEQ.

                                       Effective May 24, 2002
-------------------------------------- ----------------------------------------------- -------------------------------
Oklahoma                               Consumer Credit Code (codified in various           Subsection 10 Mortgage
                                       sections of Title 14A)

                                       Effective July 1, 2000; amended effective
                                       January 1, 2004
-------------------------------------- ----------------------------------------------- -------------------------------
South Carolina                         South Carolina High Cost and Consumer Home          High Cost Home Loan
                                       Loans Act, S.C. Code
-------------------------------------- ----------------------------------------------- -------------------------------

STANDARD & POOR'S HIGH COST LOAN CATEGORIZATION

-------------------------------------- ----------------------------------------------- -------------------------------
         STATE/JURISDICTION            NAME OF ANTI-PREDATORY LENDING LAW/EFFECTIVE      CATEGORY UNDER APPLICABLE
                                                            DATE                         ANTI-PREDATORY LENDING LAW
-------------------------------------- ----------------------------------------------- -------------------------------
                                       Ann. ss.ss. 37-23-10 ET SEQ.

                                       Effective for loans taken on or after January
                                       1, 2004
-------------------------------------- ----------------------------------------------- -------------------------------
West Virginia                          West Virginia Residential Mortgage Lender,      West Virginia Mortgage Loan
                                       Broker and Servicer Act, W. Va. Code Ann.       Act Loan
                                       ss.ss.31-17-1 ET SEQ.
                                       Effective June 5, 2002
-------------------------------------- ----------------------------------------------- -------------------------------

STANDARD & POOR'S COVERED LOAN CATEGORIZATION

-------------------------------------- ----------------------------------------------- -------------------------------
         STATE/JURISDICTION            NAME OF ANTI-PREDATORY LENDING LAW/EFFECTIVE      CATEGORY UNDER APPLICABLE
                                                            DATE                         ANTI-PREDATORY LENDING LAW
-------------------------------------- ----------------------------------------------- -------------------------------
Georgia (Oct. 1, 2002 - Mar. 6,        Georgia Fair Lending Act, Ga. Code Ann. ss.ss.      Covered Loan
2003)                                  7-6A-1 ET SEQ.

                                       Effective October 1, 2002 - March 6, 2003
-------------------------------------- ----------------------------------------------- -------------------------------
New Jersey                             New Jersey Home Ownership Security Act of           Covered Home Loan
                                       2002, N.J. Rev. Stat. ss.ss. 46:10B-22 ET SEQ.

                                       Effective November 27, 2003 - July 5, 2004
-------------------------------------- ----------------------------------------------- -------------------------------

STANDARD & POOR'S HOME LOAN CATEGORIZATION

-------------------------------------- ---------------------------------------------- --------------------------------
         STATE/JURISDICTION            NAME OF ANTI-PREDATORY LENDING LAW/EFFECTIVE     CATEGORY UNDER APPLICABLE
                                                           DATE                         ANTI-PREDATORY LENDING LAW
-------------------------------------- ---------------------------------------------- --------------------------------
Georgia (Oct. 1, 2002 - Mar. 6,        Georgia Fair Lending Act, Ga. Code Ann. ss.ss.     Home Loan
2003)                                  7-6A-1 ET SEQ.

                                       Effective October 1, 2002 - March 6, 2003
-------------------------------------- ---------------------------------------------- --------------------------------
New Jersey                             New Jersey Home Ownership Security                 Home Loan
-------------------------------------- ---------------------------------------------- --------------------------------

STANDARD & POOR'S HOME LOAN CATEGORIZATION

-------------------------------------- ---------------------------------------------- --------------------------------
         STATE/JURISDICTION            NAME OF ANTI-PREDATORY LENDING LAW/EFFECTIVE     CATEGORY UNDER APPLICABLE
                                                           DATE                         ANTI-PREDATORY LENDING LAW
-------------------------------------- ---------------------------------------------- --------------------------------
                                       Act of 2002,  N.J. Rev. Stat. ss.ss. 46:10B-22
                                       ET SEQ.

                                       Effective   for  loans  closed  on  or  after
                                       November 27, 2003
-------------------------------------- ---------------------------------------------- --------------------------------
New Mexico                             Home Loan  Protection Act, N.M. Rev. Stat.           Home Loan
                                       ss.ss.58-21A-1 ET SEQ.

                                       Effective  as of January 1, 2004;  Revised as
                                       of February 26, 2004
-------------------------------------- ---------------------------------------------- --------------------------------
North Carolina                         Restrictions  and  Limitations  on High  Cost        Consumer Home Loan
                                       Home Loans,  N.C.  Gen.  Stat.  ss.ss. 24-1.1E
                                       ET seq.

                                       Effective July 1, 2000; amended October
                                       1, 2003 (adding open-end lines of credit)
-------------------------------------- ---------------------------------------------- --------------------------------
South Carolina                         South  Carolina  High Cost and Consumer  Home        Consumer Home Loan
                                       Loans Act,  S.C.  Code Ann.  ss.ss.  37-23-10
                                       ET seq.

                                       Effective   for  loans   taken  on  or  after
                                       January 1, 2004
-------------------------------------- ---------------------------------------------- --------------------------------

                                   SCHEDULE A

                 REQUIRED RATINGS FOR EACH CLASS OF CERTIFICATES

                               PUBLIC CERTIFICATES

    Class                Fitch              Moody's                 S&P
--------------------  -----------  -----------------------  -------------------
Class I-A-1.........      --                  Aaa                   AAA
Class I-A-2.........      --                  Aaa                   AAA
Class I-A-3.........      --                  Aaa                   AAA
Class I-PO..........      --                  Aaa                   AAA
Class I-X...........      --                  Aaa                   AAA
Class I-R-1.........      --                   --                   AAA
Class I-R-2.........      --                   --                   AAA
Class I-R-3.........      --                   --                   AAA
Class I-B-1.........      --                  Aa2                   AA
Class I-B-2.........      --                   A2                    A
Class I-B-3.........      --                  Baa2                  BBB
Class I-XB..........      --                  Aa2                   AA
Class II-A-1........      AAA                  --                   AAA
Class II-A-2........      AAA                  --                   AAA
Class II-A-3........      AAA                  --                   AAA
Class II-A-4........      AAA                  --                   AAA
Class II-PO.........      AAA                  --                   AAA
Class II-X..........      AAA                  --                   AAA
Class II-R-1........      AAA                 AAA                   AAA
Class II-B-1........      AA                   --                   AA
Class II-B-2........       A                   --                    A
Class II-B-3........      BBB                  --                   BBB


None of the above ratings have been lowered since the respective dates of such letters.

                              PRIVATE CERTIFICATES

                 Class                         S&P
-------------------------------------  --------------------
Class I-B-4..........................          BB
Class I-B-5..........................           B
Class I-B-6..........................          --
Class II-B-4.........................          BB
Class II-B-5.........................           B
Class II-B-6.........................          --


None of the above ratings have been lowered since the respective dates of such letters.

                                   SCHEDULE B

                             MORTGAGE LOAN SCHEDULE


***********************************************************************
Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.
***********************************************************************


        EMC_LOAN_NO          LOAN_SEQ             TR_REC      DOC_CUSTODIAN
        -----------          --------             ------      -------------

         6506893              12740027             5968       WELLS FARGO
         6507131              12740048             5968       WELLS FARGO
         6507602              12740100             5967       WELLS FARGO
         6506497              12740114             5968       WELLS FARGO
         6501712              12743238             5968       WELLS FARGO
         6501266              12743283             5968       WELLS FARGO
         6500805              12743304             5967       WELLS FARGO
         6500938              12743312             5968       WELLS FARGO
         6501753              12743315             5968       WELLS FARGO
         6501373              12743329             5968       WELLS FARGO
         6501191              12743380             5968       WELLS FARGO
         6501217              12743388             5968       WELLS FARGO
         6502603              12743395             5968       WELLS FARGO
         6503346              12743437             5968       WELLS FARGO
         6502322              12743498             5968       WELLS FARGO
         6503494              12743574             5968       WELLS FARGO
         6502579              12743581             5968       WELLS FARGO
         6504864              12743701             5968       WELLS FARGO
         6504310              12743752             5968       WELLS FARGO
         6504880              12743809             5968       WELLS FARGO
         6505234              12743824             5967       WELLS FARGO
         6504575              12743843             5968       WELLS FARGO
         6504377              12743847             5968       WELLS FARGO
         6520290              12802473             5968       WELLS FARGO
         6520340              12802478             5968       WELLS FARGO
         6520373              12802481             5967       WELLS FARGO
         6520977              12802541             5968       WELLS FARGO
         6521124              12802556             5968       WELLS FARGO
         6521413              12802585             5968       WELLS FARGO
         6521470              12802591             5968       WELLS FARGO
         6523351              12805163             4876       WELLS FARGO
         6523856              12805213             4876       WELLS FARGO
         6524037              12805231             4876       WELLS FARGO
         6524060              12805234             4876       WELLS FARGO
         6526867              12805314             4876       WELLS FARGO
         6527188              12805346             4876       WELLS FARGO
         6527410              12805369             4876       WELLS FARGO
         6527659              12805393             4876       WELLS FARGO
         6527923              12805420             4876       WELLS FARGO
         6528277              12805455             4876       WELLS FARGO
         6528301              12805458             4876       WELLS FARGO
         6528541              12805482             4876       WELLS FARGO
         6528715              12805499             4876       WELLS FARGO
         6524920              12805590             5967       WELLS FARGO
         6525174              12805615             5967       WELLS FARGO
         6529523              12817169             5968       WELLS FARGO
         6529556              12817172             5968       WELLS FARGO
         6529705              12817187             5968       WELLS FARGO
         6529861              12817203             5968       WELLS FARGO
         6529879              12817204             5968       WELLS FARGO
         6530034              12817220             5968       WELLS FARGO
         6530208              12817237             5968       WELLS FARGO
         6530232              12817240             5968       WELLS FARGO
         6530240              12817241             5968       WELLS FARGO
         6530307              12817247             5968       WELLS FARGO
         6530539              12817270             5968       WELLS FARGO
         6530679              12817284             5968       WELLS FARGO
         6530794              12817296             5968       WELLS FARGO
         6530992              12817316             5968       WELLS FARGO
         6531008              12817317             5968       WELLS FARGO
         6531123              12817329             5968       WELLS FARGO
         6531248              12817341             5968       WELLS FARGO
         6531354              12817352             5968       WELLS FARGO
         6531362              12817353             5968       WELLS FARGO
         6531412              12817358             5968       WELLS FARGO
         2424323              12824554             4876       WELLS FARGO
         2424208              12824570             4876       WELLS FARGO
         6589006              12903541             4876       WELLS FARGO
         6590657              12903706             4876       WELLS FARGO
         6591135              12906525             4876       WELLS FARGO
         6591499              12906561             4876       WELLS FARGO
         6592299              12906641             4876       WELLS FARGO
         6592604              12906809             4876       WELLS FARGO
         6592851              12906834             4876       WELLS FARGO
         6593636              12906912             4876       WELLS FARGO
         6593677              12906916             4876       WELLS FARGO
         6593982              12906947             4876       WELLS FARGO
         6594212              12906970             4876       WELLS FARGO
         6594428              12906991             4876       WELLS FARGO
         6594816              12907030             4876       WELLS FARGO
         6594832              12907032             4876       WELLS FARGO
         6594998              12907048             4876       WELLS FARGO
         6595375              12907086             4876       WELLS FARGO
         6595433              12907092             4876       WELLS FARGO
         6595458              12907094             4876       WELLS FARGO
         6595516              12907100             4876       WELLS FARGO
         6596050              12916164             4876       WELLS FARGO
         6596605              12916219             4876       WELLS FARGO
         6596969              12916255             4876       WELLS FARGO
         6597017              12916260             4876       WELLS FARGO
         6597314              12916290             4876       WELLS FARGO
         6597546              12916313             4876       WELLS FARGO
         6597694              12916328             4876       WELLS FARGO
         6597926              12916351             4876       WELLS FARGO
         6598049              12916363             4876       WELLS FARGO
         6598668              12916425             4876       WELLS FARGO
         6599245              12921918             4876       WELLS FARGO
         6599583              12921952             4876       WELLS FARGO
         6600530              12922048             4876       WELLS FARGO
         6600621              12922057             4876       WELLS FARGO
         6600738              12922068             4876       WELLS FARGO
         6600993              12922094             4876       WELLS FARGO
         6601462              12922141             4876       WELLS FARGO
         6601660              12922161             4876       WELLS FARGO
         6601702              12922165             4876       WELLS FARGO
         6602163              12922214             4876       WELLS FARGO
         6602296              12922227             4876       WELLS FARGO
         6602445              12922242             4876       WELLS FARGO
         6602452              12922243             4876       WELLS FARGO
         6602460              12922244             4876       WELLS FARGO
         6602478              12922245             4876       WELLS FARGO
         6602510              12922249             4876       WELLS FARGO
         6602528              12922250             4876       WELLS FARGO
         6602544              12922252             4876       WELLS FARGO
         6602684              12922266             4876       WELLS FARGO
         6602759              12922273             4876       WELLS FARGO
         6603054              12922303             4876       WELLS FARGO
         6603179              12922315             4876       WELLS FARGO
         6603369              12922334             4876       WELLS FARGO
         6603518              12922349             4876       WELLS FARGO
         6603625              12922360             4876       WELLS FARGO
         6603757              12922373             4876       WELLS FARGO
         6630875              13005391             5471       WELLS FARGO
         6631790              13005483             5471       WELLS FARGO
         6631964              13005500             5471       WELLS FARGO
         6633002              13014595              616       WELLS FARGO
         6633036              13014598              616       WELLS FARGO
         6633259              13014620              616       WELLS FARGO
         6633309              13014625              616       WELLS FARGO
         6633366              13014631              616       WELLS FARGO
         6633408              13014635              616       WELLS FARGO
         6633424              13014637              616       WELLS FARGO
         6634018              13014696              616       WELLS FARGO
         6634091              13014704              616       WELLS FARGO
         6634232              13014718              616       WELLS FARGO
         6634265              13014721              616       WELLS FARGO
         6634364              13014731              616       WELLS FARGO
         6634455              13014740              616       WELLS FARGO
         6634513              13014746              616       WELLS FARGO
         6634638              13014758              616       WELLS FARGO
         6635270              13016017              597       WELLS FARGO
         6636799              13016169              596       WELLS FARGO
         6636880              13016178              597       WELLS FARGO
         6637102              13016200              597       WELLS FARGO
         6638118              13016301              596       WELLS FARGO
         6638415              13016331              596       WELLS FARGO
         6643423              13025977              651       WELLS FARGO
         6643688              13026003              651       WELLS FARGO
         6644520              13026087              651       WELLS FARGO
         6652002              13026835             5471       WELLS FARGO
         6652069              13028064              619       WELLS FARGO
         6657688              13084225              676       WELLS FARGO
         6657951              13084285             5471       WELLS FARGO
         6658116              13084301              676       WELLS FARGO
         6653141              13095475              662       WELLS FARGO
         6653281              13095489              662       WELLS FARGO
         6654073              13095568              662       WELLS FARGO
         6655302              13095691              663       WELLS FARGO
         6669923              13116186              691       WELLS FARGO
         6671192              13116315              691       WELLS FARGO
         6672422              13116440             5471       WELLS FARGO
         6672604              13116459              693       WELLS FARGO
         6673537              13116556              694       WELLS FARGO
         6658637              13123344             5471       WELLS FARGO
         6676092              13134048              719       WELLS FARGO
         6676902              13134131              719       WELLS FARGO
         6678205              13134266              721       WELLS FARGO
         6659908              13173953              695       WELLS FARGO
         6660112              13173974              695       WELLS FARGO
         6660179              13173980              695       WELLS FARGO
         6660575              13174020              695       WELLS FARGO
         6660591              13174022              695       WELLS FARGO
         6661060              13174514              713       WELLS FARGO
         6681134              13174538              713       WELLS FARGO
         6681191              13174544              713       WELLS FARGO
         6681639              13180525              751       WELLS FARGO
         6682231              13180585              751       WELLS FARGO
         6686018              13197643              759       WELLS FARGO
         6686307              13197672              759       WELLS FARGO
         6687446              13197786              757       WELLS FARGO
         6687651              13197807              759       WELLS FARGO
         6687693              13197811             5471       WELLS FARGO
         6683205              13198000              762       WELLS FARGO
         6683445              13198024              762       WELLS FARGO
         6684443              13198124              762       WELLS FARGO
         6690655              13204271              793       WELLS FARGO
         6691083              13204314              794       WELLS FARGO
         6692057              13204411              794       WELLS FARGO
         6693246              13204530              791       WELLS FARGO
               0              13207223             6558       WELLS FARGO
         6710636              13208727              814       WELLS FARGO
         6712160              13208880              816       WELLS FARGO
         6714398              13222730              839       WELLS FARGO
               0              13223351             6558       WELLS FARGO
         6719884              13224465              821       WELLS FARGO
               0              13279371             6915       WELLS FARGO
               0              13283396             6915       WELLS FARGO
               0              13283419             6915       WELLS FARGO
         6663215              13283426             6915       WELLS FARGO
               0              13283852             6915       WELLS FARGO
               0              13283857             6915       WELLS FARGO
         6663579              13284264             6915       WELLS FARGO
         6664247              13286988             6915       WELLS FARGO
         6664882              13286989             6915       WELLS FARGO
               0              13288422             6915       WELLS FARGO
               0              13288488             6915       WELLS FARGO
               0              13290412             6915       WELLS FARGO
               0              13290415             6915       WELLS FARGO
               0              13294140             6915       WELLS FARGO
         6766240              13294216             6915       WELLS FARGO
         6766745              13294271             6915       WELLS FARGO
               0              13294632             6915       WELLS FARGO
         6770895              13294654             6915       WELLS FARGO
         6771075              13294672             6915       WELLS FARGO
         6771174              13294682             6915       WELLS FARGO
               0              13295011             6915       WELLS FARGO
               0              13295044             6915       WELLS FARGO
               0              13295046             6915       WELLS FARGO
         6771505              13295551             6915       WELLS FARGO
         6771844              13295585             6915       WELLS FARGO
               0              13295814             6915       WELLS FARGO
               0              13295817             6915       WELLS FARGO
         6767073              13295973             6915       WELLS FARGO
         6767396              13296008             6915       WELLS FARGO
         6768030              13296072             6915       WELLS FARGO
         6768360              13296105             6915       WELLS FARGO
         6768758              13296146             6915       WELLS FARGO
         6768857              13296156             6915       WELLS FARGO
         6769459              13296217             6915       WELLS FARGO
         6770036              13296280             6915       WELLS FARGO
         6770044              13296281             6915       WELLS FARGO
               0              13296465             6915       WELLS FARGO
               0              13296468             6915       WELLS FARGO
               0              13296475             6915       WELLS FARGO
               0              13296481             6915       WELLS FARGO
               0              13297913             6915       WELLS FARGO
               0              13297949             6915       WELLS FARGO
         6772776              13298213             6915       WELLS FARGO
               0              13298282             6915       WELLS FARGO
               0              13303043             6915       WELLS FARGO
               0              13303048             6915       WELLS FARGO
         6773659              13303057             6915       WELLS FARGO
         6773691              13303061             6915       WELLS FARGO
         6773998              13303855             6915       WELLS FARGO
         6774053              13303861             6915       WELLS FARGO
         6774079              13303864             6915       WELLS FARGO
         6774236              13303882             6915       WELLS FARGO
         6774426              13303901             6915       WELLS FARGO
         6775258              13303985             6915       WELLS FARGO
         6775506              13304010             6915       WELLS FARGO
         6775522              13304012             6915       WELLS FARGO
         6775563              13304016             6915       WELLS FARGO
         6775779              13304038             6915       WELLS FARGO
         6775977              13304060             6915       WELLS FARGO
               0              13304325             6915       WELLS FARGO
               0              13311808             6915       WELLS FARGO
               0              13311815             6915       WELLS FARGO
               0              13312698             6915       WELLS FARGO
               0              13313246             6915       WELLS FARGO
               0              13314153             6915       WELLS FARGO
         6777494              13314289             6915       WELLS FARGO
         6778070              13314350             6915       WELLS FARGO
         6778484              13314392             6915       WELLS FARGO
         6778757              13314420             6915       WELLS FARGO
         6778914              13314436             6915       WELLS FARGO
         6779045              13314450             6915       WELLS FARGO
         6779466              13314492             6915       WELLS FARGO
         6779656              13314512             6915       WELLS FARGO
         6779797              13314526             6915       WELLS FARGO
               0              13315021             6915       WELLS FARGO
               0              13315025             6915       WELLS FARGO
         6669105              13315029             6915       WELLS FARGO
         6780514              13315078             6915       WELLS FARGO
         6780977              13315124             6915       WELLS FARGO
         6780985              13315125             6915       WELLS FARGO
               0              13315763             6915       WELLS FARGO
         6780076              13315917             6915       WELLS FARGO
         6664783              13330808             6915       WELLS FARGO
               0              13330827             6915       WELLS FARGO
               0              13330836             6915       WELLS FARGO
               0              13331506             6915       WELLS FARGO
               0              13331508             6915       WELLS FARGO
               0              13331516             6915       WELLS FARGO
         6668586              13331524             6915       WELLS FARGO
         6781652              13332087             6915       WELLS FARGO
         6781736              13332095             6915       WELLS FARGO
         6781835              13332105             6915       WELLS FARGO
         6781876              13332109             6915       WELLS FARGO
         6781942              13332116             6915       WELLS FARGO
         6782049              13332126             6915       WELLS FARGO
         6782056              13332127             6915       WELLS FARGO
         6782114              13332134             6915       WELLS FARGO
         6782627              13332185             6915       WELLS FARGO
         6782676              13332190             6915       WELLS FARGO
         6782783              13332201             6915       WELLS FARGO
         6783005              13332225             6915       WELLS FARGO
         6783229              13332247             6915       WELLS FARGO
               0              13332292             6915       WELLS FARGO
               0              13332397             6915       WELLS FARGO
               0              13332403             6915       WELLS FARGO
               0              13361822             6915       WELLS FARGO
         6665954              13361893             6915       WELLS FARGO
         6802318              13362176             6915       WELLS FARGO
         6802342              13362180             6915       WELLS FARGO
         6802458              13362196             6915       WELLS FARGO
         6802474              13362198             6915       WELLS FARGO
         6802599              13362218             6915       WELLS FARGO
         6802615              13362220             6915       WELLS FARGO
         6802698              13362230             6915       WELLS FARGO
         6802748              13362239             6915       WELLS FARGO
         6802755              13362240             6915       WELLS FARGO
         6802847              13362253             6915       WELLS FARGO
         6802953              13362272             6915       WELLS FARGO
         6802995              13362280             6915       WELLS FARGO
         6803001              13362285             6915       WELLS FARGO
               0              13363644             6915       WELLS FARGO
               0              13363748             6915       WELLS FARGO
               0              13363975             6915       WELLS FARGO
         6787337              13370757             6915       WELLS FARGO
         6787543              13370778             6915       WELLS FARGO
         6787691              13370793             6915       WELLS FARGO
         6787733              13370797             6915       WELLS FARGO
         6788087              13370832             6915       WELLS FARGO
         6788111              13370835             6915       WELLS FARGO
         6788186              13370842             6915       WELLS FARGO
         6788210              13370845             6915       WELLS FARGO
         6788368              13370860             6915       WELLS FARGO
         6788483              13370872             6915       WELLS FARGO
         6788814              13370905             6915       WELLS FARGO
         6789028              13370926             6915       WELLS FARGO
         6789903              13371248             6915       WELLS FARGO
         6790109              13371269             6915       WELLS FARGO
         6790182              13371277             6915       WELLS FARGO
         6790208              13371279             6915       WELLS FARGO
         6790216              13371280             6915       WELLS FARGO
         6790380              13371299             6915       WELLS FARGO
         6790448              13371305             6915       WELLS FARGO
         6790471              13371308             6915       WELLS FARGO
         6790497              13371310             6915       WELLS FARGO
         6790505              13371311             6915       WELLS FARGO
         6790596              13371320             6915       WELLS FARGO
         6790620              13371323             6915       WELLS FARGO
         6790729              13371333             6915       WELLS FARGO
         6790844              13371345             6915       WELLS FARGO
         6790877              13371348             6915       WELLS FARGO
         6790885              13371349             6915       WELLS FARGO
         6791073              13371369             6915       WELLS FARGO
         6791180              13371380             6915       WELLS FARGO
         6791727              13371437             6915       WELLS FARGO
         6791750              13371440             6915       WELLS FARGO
         6791867              13371452             6915       WELLS FARGO
         6792139              13371479             6915       WELLS FARGO
         6792303              13371496             6915       WELLS FARGO
         6792345              13371500             6915       WELLS FARGO
         6792352              13371501             6915       WELLS FARGO
         6792402              13371506             6915       WELLS FARGO
         6792436              13371509             6915       WELLS FARGO
         6792691              13371536             6915       WELLS FARGO
         6792733              13371540             6915       WELLS FARGO
         6792790              13371546             6915       WELLS FARGO
         6793178              13372355             6915       WELLS FARGO
         6793863              13372428             6915       WELLS FARGO
         6794390              13372482             6915       WELLS FARGO
         6794531              13372496             6915       WELLS FARGO
         6794689              13372514             6915       WELLS FARGO
         6794721              13372518             6915       WELLS FARGO
         6795116              13372562             6915       WELLS FARGO
         6795223              13372573             6915       WELLS FARGO
         6795439              13372594             6915       WELLS FARGO
         6795520              13372606             6915       WELLS FARGO
         6795660              13372622             6915       WELLS FARGO
         6796288              13372690             6915       WELLS FARGO
         6796338              13372695             6915       WELLS FARGO
         6796395              13372701             6915       WELLS FARGO
         6796809              13372747             6915       WELLS FARGO
         6796841              13372752             6915       WELLS FARGO
         6796866              13372754             6915       WELLS FARGO
         6797294              13372799             6915       WELLS FARGO
         6797369              13372806             6915       WELLS FARGO
         6812713              13381171             6915       WELLS FARGO
         6812747              13381174             6915       WELLS FARGO
         6812846              13381184             6915       WELLS FARGO
         6813216              13381221             6915       WELLS FARGO
         6813265              13381226             6915       WELLS FARGO
         6813414              13381241             6915       WELLS FARGO
         6813661              13381266             6915       WELLS FARGO
         6813760              13381276             6915       WELLS FARGO
         6814057              13381305             6915       WELLS FARGO
         6814339              13381333             6915       WELLS FARGO
         6814529              13381352             6915       WELLS FARGO
         6814594              13381359             6915       WELLS FARGO
         6814669              13381366             6915       WELLS FARGO
         6814842              13381384             6915       WELLS FARGO
         6815377              13381437             6915       WELLS FARGO
         6815526              13381452             6915       WELLS FARGO
         6815625              13381462             6915       WELLS FARGO
               0              14023074             2754       WELLS FARGO
               0              14378608             3418       WELLS FARGO
          773805              14885426             4411       WELLS FARGO
          772333              14885441             4411       WELLS FARGO
          773190              14885478             4411       WELLS FARGO
          773138              14885482             4411       WELLS FARGO
          711830              14885484             4411       WELLS FARGO
          773369              14885492             4411       WELLS FARGO
          773431              14885494             4411       WELLS FARGO
          773040              14885510             4411       WELLS FARGO
          773497              14885530             4411       WELLS FARGO
          773340              14885533             4411       WELLS FARGO
          773143              14885560             4411       WELLS FARGO
          772604              14885571             4411       WELLS FARGO
          772601              14885588             4411       WELLS FARGO
          772911              14885594             4411       WELLS FARGO
          773490              14885602             4411       WELLS FARGO
          773615              14885607             4411       WELLS FARGO
          772247              14885628             4411       WELLS FARGO
          772295              14885633             4411       WELLS FARGO
          772966              14885637             4411       WELLS FARGO
          773161              14885652             4411       WELLS FARGO
          772334              14885655             4411       WELLS FARGO
          772157              14885664             4411       WELLS FARGO
          772216              14885665             4411       WELLS FARGO
          773123              14885696             4411       WELLS FARGO
          772273              14885715             4411       WELLS FARGO
          772188              14885717             4411       WELLS FARGO
          772581              14885744             4411       WELLS FARGO
          773577              14885756             4411       WELLS FARGO
          772293              14885769             4411       WELLS FARGO
          772268              14885786             4411       WELLS FARGO
          772193              14885788             4411       WELLS FARGO
          772291              14885792             4411       WELLS FARGO
          711816              14885809             4411       WELLS FARGO
          772648              14885825             4411       WELLS FARGO
               0              15056703             4603       WELLS FARGO
               0              15056738             4603       WELLS FARGO
               0              15056747             4603       WELLS FARGO
               0              15056775             4603       WELLS FARGO
               0              15056803             4603       WELLS FARGO
               0              15056813             4603       WELLS FARGO
               0              15056817             4603       WELLS FARGO
               0              15056849             4603       WELLS FARGO
               0              15056900             4603       WELLS FARGO
               0              15056911             4603       WELLS FARGO
               0              15056921             4603       WELLS FARGO
               0              15056927             4603       WELLS FARGO
               0              15056949             4603       WELLS FARGO
               0              15253411             5273       WELLS FARGO
               0              15253413             5273       WELLS FARGO
               0              15253417             5273       WELLS FARGO
               0              15253419             5275       WELLS FARGO
               0              15253422             5273       WELLS FARGO
               0              15253425             5275       WELLS FARGO
               0              15253427             5273       WELLS FARGO
               0              15253428             5273       WELLS FARGO
               0              15253438             5273       WELLS FARGO
               0              15253439             5273       WELLS FARGO
               0              15253448             5273       WELLS FARGO
               0              15253450             5273       WELLS FARGO
               0              15253460             5275       WELLS FARGO
               0              15253461             5273       WELLS FARGO
               0              15253465             5273       WELLS FARGO
               0              15253478             5273       WELLS FARGO
               0              15253487             5273       WELLS FARGO
               0              15253492             5273       WELLS FARGO
               0              15253493             5273       WELLS FARGO
               0              15253500             5273       WELLS FARGO
               0              15253503             5275       WELLS FARGO
               0              15253514             5273       WELLS FARGO
               0              15253520             5273       WELLS FARGO
               0              15253538             5273       WELLS FARGO
               0              15253543             5275       WELLS FARGO
               0              15253544             5273       WELLS FARGO
               0              15253546             5273       WELLS FARGO
               0              15253547             5273       WELLS FARGO
               0              15253554             5275       WELLS FARGO
               0              15253555             5273       WELLS FARGO
               0              15253559             5275       WELLS FARGO
               0              15253560             5273       WELLS FARGO
               0              15253562             5273       WELLS FARGO
               0              15253564             5273       WELLS FARGO
               0              15253567             5275       WELLS FARGO
               0              15253569             5273       WELLS FARGO
               0              15253571             5275       WELLS FARGO
               0              15253588             5273       WELLS FARGO
               0              15253592             5274       WELLS FARGO
               0              15253593             5273       WELLS FARGO
               0              15253596             5275       WELLS FARGO
               0              15253598             5273       WELLS FARGO
               0              15253613             5273       WELLS FARGO
               0              15253615             5273       WELLS FARGO
               0              15253619             5273       WELLS FARGO
               0              15253621             5273       WELLS FARGO
               0              15253624             5275       WELLS FARGO
               0              15253626             5273       WELLS FARGO
               0              15253629             5273       WELLS FARGO
               0              15253632             5273       WELLS FARGO
               0              15253640             5273       WELLS FARGO
               0              15253647             5275       WELLS FARGO
               0              15253650             5273       WELLS FARGO
               0              15253659             5273       WELLS FARGO
               0              15253666             5273       WELLS FARGO
               0              15253668             5275       WELLS FARGO
               0              15253670             5273       WELLS FARGO
               0              15253671             5273       WELLS FARGO
               0              15253674             5273       WELLS FARGO
               0              15253687             5273       WELLS FARGO
               0              15253692             5275       WELLS FARGO
               0              15253693             5275       WELLS FARGO
               0              15253696             5273       WELLS FARGO
               0              15253718             5273       WELLS FARGO
               0              15253722             5273       WELLS FARGO
               0              15253724             5273       WELLS FARGO
               0              15253728             5273       WELLS FARGO
               0              15253734             5273       WELLS FARGO
               0              15253738             5275       WELLS FARGO
               0              15253739             5275       WELLS FARGO
               0              15253740             5273       WELLS FARGO
               0              15359692             5473       WELLS FARGO
               0              15359696             5473       WELLS FARGO
               0              15359704             5473       WELLS FARGO
               0              15439642             5770       WELLS FARGO
               0              15439701             5770       WELLS FARGO
               0              15439753             5770       WELLS FARGO
               0              15439791             5770       WELLS FARGO
               0              15439827             5770       WELLS FARGO
               0              15440842             5771       WELLS FARGO
               0              15440844             5771       WELLS FARGO
               0              15440845             5771       WELLS FARGO
               0              15440847             5772       WELLS FARGO
               0              15440851             5771       WELLS FARGO
               0              15440852             5771       WELLS FARGO
               0              15440856             5771       WELLS FARGO
               0              15440860             5771       WELLS FARGO
               0              15440869             5772       WELLS FARGO
               0              15440870             5771       WELLS FARGO
               0              15440873             5771       WELLS FARGO
               0              15440878             5771       WELLS FARGO
               0              15440880             5771       WELLS FARGO
               0              15440885             5771       WELLS FARGO
               0              15440887             5771       WELLS FARGO
               0              15440888             5771       WELLS FARGO
               0              15440892             5771       WELLS FARGO
               0              15440903             5771       WELLS FARGO
               0              15440913             5771       WELLS FARGO
               0              15440918             5771       WELLS FARGO
               0              15440919             5771       WELLS FARGO
               0              15440922             5771       WELLS FARGO
               0              15440924             5771       WELLS FARGO
               0              15440929             5771       WELLS FARGO
               0              15440940             5771       WELLS FARGO
               0              15440950             5771       WELLS FARGO
               0              15440953             5771       WELLS FARGO
               0              15440959             5771       WELLS FARGO
               0              15440964             5771       WELLS FARGO
               0              15440965             5771       WELLS FARGO
               0              15440986             5771       WELLS FARGO
               0              15440991             5771       WELLS FARGO
               0              15440993             5771       WELLS FARGO
        12548632              15551222             6475       WELLS FARGO
        12548707              15551269             6475       WELLS FARGO
        14002000              15757339             6744       WELLS FARGO
        14002018              15757340             6744       WELLS FARGO
        14002034              15757342             6744       WELLS FARGO
        14002042              15757344             6744       WELLS FARGO
        14002059              15757345             6744       WELLS FARGO
        14002083              15757349             6744       WELLS FARGO
        14002091              15757350             6744       WELLS FARGO
        14002109              15757352             6744       WELLS FARGO
        14002117              15757353             6744       WELLS FARGO
        14002125              15757354             6744       WELLS FARGO
        14002141              15757356             6744       WELLS FARGO
        14002166              15757359             6744       WELLS FARGO
        14002174              15757360             6744       WELLS FARGO
        14002182              15757361             6744       WELLS FARGO
        14002208              15757363             6744       WELLS FARGO
        14002216              15757364             6744       WELLS FARGO
        14002224              15757365             6744       WELLS FARGO
        14002232              15757366             6744       WELLS FARGO
        14002281              15757372             6744       WELLS FARGO
        14002299              15757373             6744       WELLS FARGO
        14002315              15757376             6744       WELLS FARGO
        14002323              15757377             6744       WELLS FARGO
        14002331              15757378             6744       WELLS FARGO
        14002356              15757381             6744       WELLS FARGO
        14002372              15757383             6744       WELLS FARGO
        14002380              15757384             6744       WELLS FARGO
        14002406              15757386             6744       WELLS FARGO
        14002414              15757388             6744       WELLS FARGO
        14002422              15757389             6744       WELLS FARGO
        14002430              15757390             6744       WELLS FARGO
        14002463              15757393             6744       WELLS FARGO
        14002471              15757394             6744       WELLS FARGO
        14002505              15757397             6744       WELLS FARGO
        14002539              15757400             6744       WELLS FARGO
        14002562              15757404             6744       WELLS FARGO
        14002570              15757405             6744       WELLS FARGO
        14002596              15757407             6744       WELLS FARGO
        14002612              15757409             6744       WELLS FARGO
        14002653              15757413             6744       WELLS FARGO
        14002661              15757414             6744       WELLS FARGO
        14002679              15757415             6744       WELLS FARGO
        14002711              15757421             6744       WELLS FARGO
        14002737              15757423             6744       WELLS FARGO
        14002745              15757424             6744       WELLS FARGO
        14002752              15757425             6744       WELLS FARGO
        14002760              15757426             6744       WELLS FARGO
        14002786              15757429             6744       WELLS FARGO
        14002794              15757430             6744       WELLS FARGO
        14002810              15757432             6744       WELLS FARGO
        14002828              15757433             6744       WELLS FARGO
        14002836              15757434             6744       WELLS FARGO
        14002844              15757435             6744       WELLS FARGO
        14002851              15757438             6744       WELLS FARGO
        14002869              15757439             6744       WELLS FARGO
        14002877              15757440             6744       WELLS FARGO
        14002885              15757441             6744       WELLS FARGO
        14002893              15757442             6744       WELLS FARGO
        14002901              15757443             6744       WELLS FARGO
        14002919              15757444             6744       WELLS FARGO
        14002935              15757446             6744       WELLS FARGO
        14002943              15757447             6744       WELLS FARGO
        14002950              15757448             6744       WELLS FARGO
        14002976              15757451             6744       WELLS FARGO
        14002992              15757453             6744       WELLS FARGO
        14003008              15757454             6744       WELLS FARGO
        14003024              15757456             6744       WELLS FARGO
        14003032              15757457             6744       WELLS FARGO
        14003057              15757459             6744       WELLS FARGO
        14003065              15757460             6744       WELLS FARGO
        14003073              15757461             6744       WELLS FARGO
        14003081              15757462             6744       WELLS FARGO
        14003099              15757463             6744       WELLS FARGO
        14003107              15757464             6744       WELLS FARGO
        14003115              15757465             6744       WELLS FARGO
        14003123              15757466             6744       WELLS FARGO
        14003131              15757467             6744       WELLS FARGO
        14003149              15757468             6744       WELLS FARGO
        14003156              15757469             6744       WELLS FARGO
        14003164              15757470             6744       WELLS FARGO
        14003172              15757471             6744       WELLS FARGO
        14003180              15757472             6744       WELLS FARGO
        14003198              15757473             6744       WELLS FARGO
        14003206              15757474             6744       WELLS FARGO
        14003222              15757476             6744       WELLS FARGO
        14003230              15757477             6744       WELLS FARGO
        14003248              15757478             6744       WELLS FARGO
        14003263              15757480             6744       WELLS FARGO
        14003271              15757481             6744       WELLS FARGO
        14003305              15757484             6744       WELLS FARGO
        14003321              15757486             6744       WELLS FARGO
        14003339              15757487             6744       WELLS FARGO
        14003347              15757488             6744       WELLS FARGO
        14003370              15757491             6744       WELLS FARGO
        14003388              15757492             6744       WELLS FARGO
        14003396              15757493             6744       WELLS FARGO
        14003404              15757494             6744       WELLS FARGO
        14003420              15757497             6744       WELLS FARGO
        14003446              15757499             6744       WELLS FARGO
        14003453              15757500             6744       WELLS FARGO
        14003461              15757501             6744       WELLS FARGO
        14003479              15757502             6744       WELLS FARGO
        14003495              15757504             6744       WELLS FARGO
        14003511              15757506             6744       WELLS FARGO
        14003529              15757507             6744       WELLS FARGO
        14003537              15757508             6744       WELLS FARGO
        14003545              15757509             6744       WELLS FARGO
        14003552              15757510             6744       WELLS FARGO
        14003560              15757511             6744       WELLS FARGO
        14003578              15757512             6744       WELLS FARGO
        14003586              15757513             6744       WELLS FARGO
        14003602              15757516             6744       WELLS FARGO
        14003628              15757518             6744       WELLS FARGO
        14003651              15757521             6744       WELLS FARGO
        14003685              15757524             6744       WELLS FARGO
        14003693              15757525             6744       WELLS FARGO
        14003701              15757526             6744       WELLS FARGO
        14003727              15757528             6744       WELLS FARGO
        14003750              15757531             6744       WELLS FARGO
        14003768              15757532             6744       WELLS FARGO
        14003792              15757535             6744       WELLS FARGO
        14003800              15757536             6744       WELLS FARGO
        14003826              15757538             6744       WELLS FARGO
        14003834              15757540             6744       WELLS FARGO
        14003859              15757542             6744       WELLS FARGO
        14003883              15757545             6744       WELLS FARGO
        14003891              15757546             6744       WELLS FARGO
        14003909              15757547             6744       WELLS FARGO
        14003941              15757551             6744       WELLS FARGO
        14003966              15757553             6744       WELLS FARGO
        14003974              15757554             6744       WELLS FARGO
        14003982              15757555             6744       WELLS FARGO
        14004022              15757559             6744       WELLS FARGO
        14004055              15757562             6744       WELLS FARGO
        14004063              15757563             6744       WELLS FARGO
        14004071              15757564             6744       WELLS FARGO
        14004089              15757565             6744       WELLS FARGO
        14004097              15757566             6744       WELLS FARGO
        14004105              15757567             6744       WELLS FARGO
        14004113              15757568             6744       WELLS FARGO
        14004121              15757569             6744       WELLS FARGO
        14004139              15757570             6744       WELLS FARGO
        14004147              15757571             6744       WELLS FARGO
        14004154              15757572             6744       WELLS FARGO
        14004170              15757574             6744       WELLS FARGO
        14004188              15757575             6744       WELLS FARGO
        14004196              15757576             6744       WELLS FARGO
        14004204              15757577             6744       WELLS FARGO
        14004212              15757578             6744       WELLS FARGO
        14004238              15757580             6744       WELLS FARGO
        14004246              15757581             6744       WELLS FARGO
        14004253              15757582             6744       WELLS FARGO
        14004279              15757584             6744       WELLS FARGO
        14004287              15757585             6744       WELLS FARGO
        14004295              15757586             6744       WELLS FARGO
        14004329              15757589             6744       WELLS FARGO
        14004337              15757590             6744       WELLS FARGO
        14004345              15757591             6744       WELLS FARGO
        14004378              15757594             6744       WELLS FARGO
        14004386              15757596             6744       WELLS FARGO
        14004402              15757598             6744       WELLS FARGO
        14004436              15757601             6744       WELLS FARGO
        14004477              15757606             6744       WELLS FARGO
        14004501              15757609             6744       WELLS FARGO
        14004527              15757611             6744       WELLS FARGO
        14004535              15757612             6744       WELLS FARGO
        14004568              15757615             6744       WELLS FARGO
        14004576              15757616             6744       WELLS FARGO
        14004584              15757617             6744       WELLS FARGO
        14004600              15757619             6744       WELLS FARGO
        14004618              15757620             6744       WELLS FARGO
        14004659              15757625             6744       WELLS FARGO
        14004667              15757626             6744       WELLS FARGO
        14004675              15757627             6744       WELLS FARGO
        14004683              15757628             6744       WELLS FARGO
        14004691              15757629             6744       WELLS FARGO
        14004709              15757630             6744       WELLS FARGO
        14004717              15757631             6744       WELLS FARGO
        14004741              15757634             6744       WELLS FARGO
        14004758              15757635             6744       WELLS FARGO
        14004766              15757636             6744       WELLS FARGO
        14004774              15757637             6744       WELLS FARGO
        14004782              15757638             6744       WELLS FARGO
        14004816              15757641             6744       WELLS FARGO
        14004824              15757642             6744       WELLS FARGO
        14004840              15757644             6744       WELLS FARGO
        14004873              15757647             6744       WELLS FARGO
        14004881              15757648             6744       WELLS FARGO
        14004899              15757649             6744       WELLS FARGO
        14004915              15757651             6744       WELLS FARGO
        14004931              15757653             6744       WELLS FARGO
        14004949              15757654             6744       WELLS FARGO
        14004964              15757656             6744       WELLS FARGO
        14004972              15757657             6744       WELLS FARGO
        14004980              15757658             6744       WELLS FARGO
        14004998              15757660             6744       WELLS FARGO
        14005011              15757662             6744       WELLS FARGO
        14005037              15757665             6744       WELLS FARGO
        14005045              15757666             6744       WELLS FARGO
        14005052              15757667             6744       WELLS FARGO
        14005060              15757668             6744       WELLS FARGO
        14005078              15757669             6744       WELLS FARGO
        14005102              15757672             6744       WELLS FARGO
        14005110              15757673             6744       WELLS FARGO
        14005144              15757677             6744       WELLS FARGO
        14005151              15757678             6744       WELLS FARGO
        14005177              15757681             6744       WELLS FARGO
        14005185              15757682             6744       WELLS FARGO
        14005193              15757683             6744       WELLS FARGO
        14005201              15757684             6744       WELLS FARGO
        14005219              15757687             6744       WELLS FARGO
        14005235              15757689             6744       WELLS FARGO
        14005243              15757690             6744       WELLS FARGO
        14005250              15757691             6744       WELLS FARGO
        14005268              15757692             6744       WELLS FARGO
        14005276              15757693             6744       WELLS FARGO
        14005292              15757695             6744       WELLS FARGO
        14005300              15757696             6744       WELLS FARGO
        14005318              15757697             6744       WELLS FARGO
        14005342              15757700             6744       WELLS FARGO
        14005367              15757702             6744       WELLS FARGO
        14005375              15757703             6744       WELLS FARGO
        14005383              15757704             6744       WELLS FARGO
        14005409              15757706             6744       WELLS FARGO
        14005417              15757707             6744       WELLS FARGO
        14005433              15757709             6744       WELLS FARGO
        14005441              15757710             6744       WELLS FARGO
        14005466              15757712             6744       WELLS FARGO
        14005482              15757714             6744       WELLS FARGO
        14005490              15757715             6744       WELLS FARGO
        14005516              15757717             6744       WELLS FARGO
        14005532              15757719             6744       WELLS FARGO
        14005540              15757720             6744       WELLS FARGO
        14005557              15757721             6744       WELLS FARGO
        14005565              15757722             6744       WELLS FARGO
        14005573              15757723             6744       WELLS FARGO
        14005581              15757725             6744       WELLS FARGO
        14005599              15757726             6744       WELLS FARGO
        14005607              15757727             6744       WELLS FARGO
        14005631              15757730             6744       WELLS FARGO
        14005649              15757731             6744       WELLS FARGO
        14005656              15757732             6744       WELLS FARGO
        14005664              15757733             6744       WELLS FARGO
        14005672              15757734             6744       WELLS FARGO
        14005706              15757738             6744       WELLS FARGO
        14005714              15757739             6744       WELLS FARGO
        14005722              15757740             6744       WELLS FARGO
        14005748              15757742             6744       WELLS FARGO
        14005755              15757743             6744       WELLS FARGO
        14005763              15757744             6744       WELLS FARGO
        14005771              15757745             6744       WELLS FARGO
        14005789              15757746             6744       WELLS FARGO
        14005797              15757747             6744       WELLS FARGO
        14005805              15757748             6744       WELLS FARGO
        14005839              15757751             6744       WELLS FARGO
        14005847              15757752             6744       WELLS FARGO
        14005854              15757753             6744       WELLS FARGO
        14005862              15757754             6744       WELLS FARGO
        14005870              15757755             6744       WELLS FARGO
        14005888              15757756             6744       WELLS FARGO
        14005896              15757757             6744       WELLS FARGO
        14005904              15757758             6744       WELLS FARGO
        14005912              15757759             6744       WELLS FARGO
        14005920              15757760             6744       WELLS FARGO
        14005938              15757761             6744       WELLS FARGO
        14005946              15757762             6744       WELLS FARGO
        14005979              15757765             6744       WELLS FARGO
        14005987              15757766             6744       WELLS FARGO
        14005995              15757767             6744       WELLS FARGO
        14006027              15757770             6744       WELLS FARGO
        14006035              15757771             6744       WELLS FARGO
        14006043              15757773             6744       WELLS FARGO
        14006050              15757774             6744       WELLS FARGO
        14006068              15757776             6744       WELLS FARGO
        14006092              15757779             6744       WELLS FARGO
        14006118              15757782             6744       WELLS FARGO
        14006126              15757783             6744       WELLS FARGO
        14006142              15757785             6744       WELLS FARGO
        14006167              15757787             6744       WELLS FARGO
        14006175              15757788             6744       WELLS FARGO
        14006191              15757790             6744       WELLS FARGO
        14006209              15757791             6744       WELLS FARGO
               0              15802084             7002
               0              15802090             7002
               0              15802091             7002
               0              15802094             7002
               0              15802096             7002
               0              15802097             7002
               0              15802098             7002
               0              15802100             7002
               0              15802102             7002
               0              15802103             7002
               0              15802104             7002
               0              15802108             7002
               0              15802109             7002
               0              15802110             7002
               0              15802117             7002
               0              15802119             7002
               0              15802120             7002
               0              15802121             7002
               0              15802123             7002
               0              15802125             7002
               0              15802127             7002
               0              15802131             7002
               0              15802134             7002
               0              15802136             7002
               0              15806085             7002
               0              15806086             7002
               0              15806092             7002
               0              15806095             7002
               0              15806096             7002
               0              15806097             7002
               0              15806099             7002
               0              15806100             7002
               0              15806102             7002
               0              15806103             7002
               0              15806104             7002
               0              15806105             7002
               0              15806108             7002
               0              15833035             7002
               0              15833036             7002
               0              15833037             7002
               0              15833038             7002
               0              15833039             7002
               0              15833040             7002
               0              15833041             7002
               0              15833044             7002
               0              15833046             7002
               0              15833047             7002
               0              15833048             7002
               0              15833050             7002
               0              15833051             7002
               0              15833057             7002
               0              15833058             7002
               0              15833059             7002



       GROUP                PORTFOLIO            ADP_NO               DEAL_ID
       -----                ---------            ------               -------

       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              DQUL                 5V30900              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              DQUL                 5V30900              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              DQUL                 5V30900              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              DQUL                 5V30900              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              DQUL                 5V30900              BSABS 2001-AC1
       GROUP I              DQUL                 5V30900              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5V31101              BSABS 2001-AC1
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5J65534              BSABS 2001-AC2
       GROUP I              AQUL                 5V10517              BSABS 2002-AC2
       GROUP I              AQUL                 5V10517              BSABS 2002-AC2
       GROUP I              AQUL                 5V10517              BSABS 2002-AC2
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              DQUL                 5V74495              BSABS 2002-AC3
       GROUP I              AQUL                 5V10517              BSABS 2002-AC2
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V10517              BSABS 2002-AC2
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V10517              BSABS 2002-AC2
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V10517              BSABS 2002-AC2
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V10517              BSABS 2002-AC2
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V74496              BSABS 2002-AC3
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5V96201              BSABS 2002-AC5
       GROUP I              AQUL                 5H39856              BSMSI 1998-1
       GROUP I              MARN                 5H82321              GMAC 1999-1
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J15615              CMC III 1998-2
       GROUP I              AQUL                 5J16515              SAMI 2002-4
       GROUP I              AQUL                 5J16515              SAMI 2002-4
       GROUP I              AQUL                 5J16515              SAMI 2002-4
       GROUP I              AQUL                 5J16515              SAMI 2002-4
       GROUP I              AQUL                 5J16515              SAMI 2002-4
       GROUP I              AQUL                 5J16515              SAMI 2002-4
       GROUP I              AQUL                 5J16515              SAMI 2002-4
       GROUP I              AQUL                 5J16515              SAMI 2002-4
       GROUP I              AQUL                 5J16515              SAMI 2002-4
       GROUP I              AQUL                 5J16515              SAMI 2002-4
       GROUP I              AQUL                 5J16515              SAMI 2002-4
       GROUP I              AQUL                 5J16515              SAMI 2002-4
       GROUP I              AQUL                 5J16515              SAMI 2002-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              DQUL                 5J67217              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              DQUL                 5J67217              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              AQUL                 5J67214              IMPAC 2000-5
       GROUP I              AQUL                 5J67215              IMPAC 2000-4
       GROUP I              AQUL                 5V11474              SAMI 2001-3
       GROUP I              AQUL                 5V11474              SAMI 2001-3
       GROUP I              AQUL                 5V11474              SAMI 2001-3
       GROUP I              AQUL                 5V30595              CMC III 1998-1
       GROUP I              AQUL                 5V30595              CMC III 1998-1
       GROUP I              AQUL                 5V30595              CMC III 1998-1
       GROUP I              AQUL                 5V30595              CMC III 1998-1
       GROUP I              AQUL                 5V30595              CMC III 1998-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              DQUL                 5V30809              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              DQUL                 5V30809              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP I              AQUL                 5V30808              IMPAC 2001-1
       GROUP II             JUMB                 5V74443              CM0502
       GROUP II             JUMB                 5V74443              CM0502
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V90929              CM0503
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504
       GROUP II             JUMB                 5V96455              CM0504



      SERVICER_NAME                          SOURCE                                          AM_TYPE
      -------------                          ------                                          -------

     CITI MORTGAGE                          FIRST GUARANTY                                   FIXED
     CITI MORTGAGE                          FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     CITI MORTGAGE                          FIRST GUARANTY                                   FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     EMC MORTGAGE                           FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     EMC MORTGAGE                           GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     EMC MORTGAGE                           GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     CITI MORTGAGE                          PMCC MORTGAGE                                    FIXED
     CITI MORTGAGE                          PMCC MORTGAGE                                    FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     EMC MORTGAGE                           FIRST NEVADA                                     FIXED
     EMC MORTGAGE                           FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          FIRST NEVADA                                     FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     EMC MORTGAGE                           GREENPOINT                                       FIXED
     EMC MORTGAGE                           GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     CITI MORTGAGE                          GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     EMC MORTGAGE                           GREENPOINT                                       FIXED
     EMC MORTGAGE                           GREENPOINT                                       FIXED
     EMC MORTGAGE                           GREENPOINT                                       FIXED
     WELLS FARGO                            IRWIN HOME EQUITY                                FIXED
     WELLS FARGO                            IRWIN HOME EQUITY                                FIXED
     WELLS FARGO                            IRWIN HOME EQUITY                                FIXED
     WELLS FARGO                            IRWIN HOME EQUITY                                FIXED
     WELLS FARGO                            IRWIN HOME EQUITY                                FIXED
     WELLS FARGO                            IRWIN HOME EQUITY                                FIXED
     WELLS FARGO                            IRWIN HOME EQUITY                                FIXED
     WELLS FARGO                            IRWIN HOME EQUITY                                FIXED
     WELLS FARGO                            IRWIN HOME EQUITY                                FIXED
     WELLS FARGO                            IRWIN HOME EQUITY                                FIXED
     WELLS FARGO                            IRWIN HOME EQUITY                                FIXED
     WELLS FARGO                            IRWIN HOME EQUITY                                FIXED
     WELLS FARGO                            IRWIN HOME EQUITY                                FIXED
     WELLS FARGO                            IRWIN HOME EQUITY                                FIXED
     WELLS FARGO                            IRWIN HOME EQUITY                                FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     EMC MORTGAGE                           GREENPOINT                                       FIXED
     CENDANT                                CENDANT                                          FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     EMC MORTGAGE                           FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     EMC MORTGAGE                           GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     EMC MORTGAGE                           ALLIANCE BANCORP                                 FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            COMMUNITY BANK                                   FIXED
     WELLS FARGO                            COMMUNITY BANK                                   FIXED
     WELLS FARGO                            COMMUNITY BANK                                   FIXED
     WELLS FARGO                            COMMUNITY BANK                                   FIXED
     WELLS FARGO                            COMMUNITY BANK                                   FIXED
     WELLS FARGO                            COMMUNITY BANK                                   FIXED
     WELLS FARGO                            COMMUNITY BANK                                   FIXED
     WELLS FARGO                            COMMUNITY BANK                                   FIXED
     WELLS FARGO                            ALLIANCE BANCORP                                 FIXED
     WELLS FARGO                            ALLIANCE BANCORP                                 FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            US MORTGAGE                                      FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            ENTRUST MORTGAGE                                 FIXED
     WELLS FARGO                            US MORTGAGE                                      FIXED
     WELLS FARGO                            FIRST AMERICAN MORT                              FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            SIERRA PACIFIC MORTGAGE                          FIXED
     WELLS FARGO                            SIERRA PACIFIC MORTGAGE                          FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            FIRST HORIZON                                    FIXED
     WELLS FARGO                            FIRST HORIZON                                    FIXED
     WELLS FARGO                            FIRST HORIZON                                    FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            MARKET STREET                                    FIXED
     WELLS FARGO                            MARKET STREET                                    FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            IVY MORTGAGE                                     FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            PMCC MORTGAGE                                    FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            ALTERNA MORTGAGE                                 FIXED
     WELLS FARGO                            ALTERNA MORTGAGE                                 FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            US MORTGAGE                                      FIXED
     WELLS FARGO                            SIERRA PACIFIC MORTGAGE                          FIXED
     WELLS FARGO                            SIERRA PACIFIC MORTGAGE                          FIXED
     WELLS FARGO                            SIERRA PACIFIC MORTGAGE                          FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            COMMUNITY HOME                                   FIXED
     WELLS FARGO                            SUNTRUST MORTGAGE                                FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            ALLIANCE MORTGAGE                                FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            GREENPOINT                                       FIXED
     WELLS FARGO                            MONUMENT MORTGAGE                                FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            SUNTRUST MORTGAGE                                FIXED
     WELLS FARGO                            STERLING CAPITAL                                 FIXED
     WELLS FARGO                            STERLING CAPITAL                                 FIXED
     WELLS FARGO                            STERLING CAPITAL                                 FIXED
     WELLS FARGO                            STERLING CAPITAL                                 FIXED
     WELLS FARGO                            STERLING CAPITAL                                 FIXED
     WELLS FARGO                            STERLING CAPITAL                                 FIXED
     WELLS FARGO                            STERLING CAPITAL                                 FIXED
     WELLS FARGO                            STERLING CAPITAL                                 FIXED
     WELLS FARGO                            STERLING CAPITAL                                 FIXED
     WELLS FARGO                            STERLING CAPITAL                                 FIXED
     WELLS FARGO                            STERLING CAPITAL                                 FIXED
     WELLS FARGO                            STERLING CAPITAL                                 FIXED
     WELLS FARGO                            STERLING CAPITAL                                 FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            WATERFIELD                                       FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST GUARANTY                                   FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     WELLS FARGO                            FIRST NEVADA                                     FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     CITI MORTGAGE                          CITIMORTGAGE                                     FIXED
     GMAC                                   GMAC                                             FIXED
     CENDANT                                CENDANT                                          FIXED
     WAMU                                   WAMU                                             FIXED
     CENDANT                                CENDANT                                          FIXED
     CENDANT                                CENDANT                                          FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     CENDANT                                CENDANT                                          FIXED
     CENDANT                                CENDANT                                          FIXED
     CENDANT                                CENDANT                                          FIXED
     CENDANT                                CENDANT                                          FIXED
     CENDANT                                CENDANT                                          FIXED
     CENDANT                                CENDANT                                          FIXED
     WAMU                                   WAMU                                             FIXED
     WAMU                                   WAMU                                             FIXED
     CENDANT                                CENDANT                                          FIXED
     CENDANT                                CENDANT                                          FIXED
     CENDANT                                CENDANT                                          FIXED
     WAMU                                   WAMU                                             FIXED
     WAMU                                   WAMU                                             FIXED
     CENDANT                                CENDANT                                          FIXED
     CENDANT                                CENDANT                                          FIXED
     WAMU                                   WAMU                                             FIXED
     WAMU                                   WAMU                                             FIXED
     WAMU                                   WAMU                                             FIXED
     CENDANT                                CENDANT                                          FIXED
     WAMU                                   WAMU                                             FIXED
     WAMU                                   WAMU                                             FIXED
     WAMU                                   WAMU                                             FIXED
     CENDANT                                CENDANT                                          FIXED
     WAMU                                   WAMU                                             FIXED
     WAMU                                   WAMU                                             FIXED
     WAMU                                   WAMU                                             FIXED
     WAMU                                   WAMU                                             FIXED
     NATIONAL CITY                          NATIONAL CITY                                    FIXED
     WAMU                                   WAMU                                             FIXED
     BANK ONE                               BANKONE                                          FIXED
     FIFTH THIRD                            FIFTH THIRD                                      FIXED
     NAVY FEDERAL                           NAVYFED                                          FIXED
     GREENPOINT                             TRUST CO BANK OF NJ                              FIXED
     FIFTH THIRD                            FIFTH THIRD                                      FIXED
     FIFTH THIRD                            FIFTH THIRD                                      FIXED
     GREENPOINT                             TRUST CO BANK OF NJ                              FIXED
     GREENPOINT                             TRUST CO BANK OF NJ                              FIXED
     FIFTH THIRD                            FIFTH THIRD                                      FIXED
     NAVY FEDERAL                           NAVYFED                                          FIXED
     GREENPOINT                             TRUST CO BANK OF NJ                              FIXED
     FIFTH THIRD                            FIFTH THIRD                                      FIXED
     SUNTRUST                               SUNTRUST MORTGAGE                                FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   GMAC                                             FIXED
     GMAC                                   GMAC                                             FIXED
     GMAC                                   GMAC                                             FIXED
     CENDANT                                CENDANT                                          FIXED
     CENDANT                                CENDANT                                          FIXED
     CENDANT                                CENDANT                                          FIXED
     CENDANT                                CENDANT                                          FIXED
     CENDANT                                CENDANT                                          FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     GMAC                                   IMPAC                                            FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED
     EMC MORTGAGE                           COMMERCE BANK                                    FIXED



             NOTE_DATE1                  FIRST_PAY_DATE          STATED_MAT
             ----------                  --------------          ----------

             20010419                     20010601                20310501
             20010417                     20010601                20310501
             20010518                     20010701                20270801
             20010313                     20010501                20310401
             20010430                     20010601                20310501
             20010427                     20010601                20310501
             20010424                     20010601                20310501
             20010426                     20010601                20310501
             20010430                     20010601                20310501
             20010501                     20010701                20310601
             20010428                     20010601                20310501
             20010507                     20010701                20310601
             20010427                     20010601                20310501
             20010525                     20040701                20340601
             20010521                     20010701                20310601
             20010517                     20010701                20310601
             20010531                     20010701                20310601
             20010522                     20010701                20310601
             20010517                     20010701                20310601
             20010425                     20010601                20310501
             20010515                     20010701                20310601
             20010521                     20010701                20310601
             20010516                     20010701                20310601
             20010627                     20050401                20310701
             20010628                     20010801                20310701
             20010625                     20010801                20310701
             20010622                     20010801                20310701
             20010625                     20010801                20310701
             20010402                     20010701                20310601
             20010628                     20010801                20310701
             20010726                     20010901                20310801
             20010730                     20010901                20310801
             20010726                     20010901                20310801
             20010709                     20010901                20310801
             20010727                     20010901                20310801
             20010716                     20010901                20310801
             20010726                     20010901                20310801
             20010720                     20010901                20310801
             20010725                     20010901                20310801
             20010518                     20010701                20310601
             20010416                     20010601                20310501
             20010730                     20010901                20310801
             20010725                     20010901                20310801
             20010524                     20010701                20310601
             20010608                     20010801                20310701
             20010701                     20010701                20310601
             20010701                     20010701                20310601
             20010701                     20010701                20310601
             20010701                     20010701                20310601
             20010701                     20010701                20310601
             20010601                     20010601                20310501
             20010701                     20010701                20310601
             20010701                     20010701                20310601
             20010701                     20010701                20310601
             20010701                     20010701                20310601
             20010701                     20010701                20310601
             20010701                     20010701                20310601
             20010701                     20010701                20310601
             20010701                     20010701                20310601
             20010701                     20010701                20310601
             20010801                     20010801                20310701
             20010701                     20010701                20310601
             20010701                     20010701                20310601
             20010701                     20010701                20310601
             20010701                     20010701                20310601
             20011101                     20011101                20161001
             20011001                     20011001                20310901
             20010806                     20011001                20310901
             20010731                     20010901                20310801
             20010821                     20011001                20310901
             20010802                     20010901                20310801
             20010828                     20011001                20310901
             20010905                     20011001                20310901
             20010827                     20011001                20310901
             20010705                     20010901                20310801
             20010828                     20011001                20310901
             20010831                     20011001                20310901
             20010830                     20011001                20310901
             20010727                     20010901                20310801
             20010831                     20011001                20310901
             20010725                     20010901                20310801
             20010725                     20010901                20310801
             20010830                     20011001                20310901
             20010824                     20011001                20310901
             20010827                     20011001                20310901
             20010823                     20011001                20310901
             20010731                     20010901                20310801
             20010601                     20010601                20310501
             20010801                     20010801                20310701
             20010801                     20010801                20310701
             20010801                     20010801                20310701
             20010901                     20010901                20310801
             20010601                     20010601                20310501
             20010801                     20010801                20310701
             20010801                     20010801                20310701
             20010101                     20010101                20301201
             20010831                     20011001                20310901
             20010803                     20010901                20310801
             20010803                     20010901                20310801
             20010831                     20011001                20160901
             20010905                     20011101                20311001
             20010713                     20010901                20310801
             20010730                     20010901                20310801
             20010905                     20011101                20311001
             20010829                     20011001                20160901
             20011001                     20011001                20310901
             20011001                     20011001                20310901
             20011001                     20011001                20310901
             20011001                     20011001                20310901
             20011001                     20011001                20310901
             20011001                     20011001                20310901
             20011001                     20011001                20310901
             20011001                     20011001                20310901
             20011001                     20011001                20310901
             20011001                     20011001                20310901
             20011001                     20011001                20310901
             20011001                     20011001                20310901
             20011001                     20011001                20310901
             20011001                     20011001                20310901
             20011001                     20011001                20310901
             20011001                     20011001                20310901
             20011001                     20011001                20310901
             20011022                     20011201                20311101
             20011023                     20011201                20311101
             20011031                     20011201                20311101
             20010618                     20010801                20310701
             20010817                     20011001                20310901
             20010716                     20010901                20310801
             20010622                     20010801                20310701
             20010814                     20011001                20310901
             20010723                     20010901                20310801
             20011102                     20020101                20311201
             20010709                     20010901                20310801
             20010731                     20011001                20310901
             20010803                     20010901                20310801
             20010910                     20011101                20311001
             20010823                     20011001                20310901
             20010516                     20010715                20310615
             20010516                     20010701                20310601
             20011029                     20011201                20311101
             20011004                     20011201                20311101
             20010926                     20011101                20311001
             20010921                     20011101                20311001
             20011026                     20011201                20311101
             20011022                     20011201                20311101
             20011015                     20011201                20311101
             20011127                     20020101                20161201
             20011107                     20011201                20311101
             20011116                     20020101                20311201
             20011022                     20011201                20311101
             20011019                     20011201                20311101
             20011231                     20020201                20170101
             20020104                     20020201                20320101
             20011221                     20020201                20170101
             20011119                     20020101                20311201
             20010815                     20011001                20310901
             20010628                     20010801                20310701
             20011029                     20011201                20161101
             20011211                     20020201                20170101
             20020104                     20020301                20320201
             20011026                     20011201                20311101
             20011203                     20020101                20161201
             20011018                     20011201                20311101
             20011227                     20020201                20320101
             20020118                     20020301                20320201
             20020114                     20020301                20320201
             20020130                     20020301                20320201
             20011205                     20020101                20161201
             20011219                     20020201                20170101
             20011210                     20020201                20170101
             20011231                     20020201                20170101
             20020116                     20020301                20170201
             20011015                     20011201                20161101
             20010524                     20010701                20160601
             20010619                     20010801                20160701
             20020219                     20020401                20320301
             20020123                     20020301                20320201
             20011228                     20020201                20320101
             20020104                     20020201                20320101
             20011231                     20020201                20320101
             20011019                     20011201                20311101
             20011201                     20011201                20311101
             20020207                     20020401                20320301
             20011121                     20020101                20311201
             20010925                     20011101                20311001
             20020211                     20020401                20320301
             20020208                     20020401                20320301
             20020213                     20020401                20320301
             20020204                     20020301                20320201
             20020329                     20020601                20320501
             20020219                     20020401                20320301
             20020222                     20020401                20320301
             20020122                     20020301                20320201
             20020411                     20020601                20320501
             20020102                     20020301                20320201
             20020620                     20020801                20320701
             20020702                     20020801                20320701
             20020702                     20020801                20320701
             20020605                     20020801                20320701
             20020628                     20020801                20170701
             20020628                     20020801                20320701
             20020612                     20020801                20320701
             20020617                     20020801                20320701
             20020625                     20020801                20320701
             20020710                     20020901                20320801
             20020703                     20020901                20320801
             20020718                     20020901                20320801
             20020715                     20020901                20320801
             20020716                     20020901                20320801
             20020611                     20020801                20320701
             20020605                     20020801                20320701
             20020718                     20020901                20320801
             20020628                     20020801                20320701
             20020621                     20020801                20170701
             20020617                     20020801                20320701
             20020724                     20020901                20320801
             20020725                     20020901                20170801
             20020725                     20020901                20170801
             20020510                     20020701                20320601
             20020507                     20020701                20320601
             20020729                     20020901                20120801
             20020729                     20020901                20120801
             20020515                     20020701                20320601
             20020425                     20020601                20170501
             20020503                     20020701                20320601
             20020514                     20020701                20320601
             20020510                     20020701                20320601
             20020503                     20020601                20320501
             20020506                     20020701                20320601
             20020503                     20020701                20320601
             20020430                     20020601                20320501
             20020718                     20020901                20320801
             20020730                     20020901                20320801
             20020725                     20020901                20320801
             20020717                     20020901                20320801
             20020726                     20020901                20320801
             20020726                     20020901                20320801
             20020708                     20020901                20320801
             20020801                     20020901                20320801
             20020731                     20020901                20170801
             20020731                     20021001                20320901
             20020702                     20020901                20320801
             20020711                     20020901                20320801
             20020625                     20020801                20170701
             20020610                     20020801                20320701
             20020627                     20020801                20320701
             20020710                     20020901                20320801
             20020628                     20020801                20320701
             20020628                     20020801                20320701
             20020621                     20020801                20320701
             20020703                     20020801                20320701
             20020613                     20020801                20170701
             20020627                     20020801                20320701
             20020610                     20020801                20320701
             20020729                     20020901                20320801
             20020808                     20021001                20320901
             20020731                     20020901                20320801
             20020809                     20021001                20320901
             20020807                     20021001                20320901
             20020808                     20020901                20320801
             20020620                     20020801                20320701
             20020617                     20020801                20170701
             20020531                     20020701                20320601
             20020612                     20020801                20320701
             20020531                     20020701                20320601
             20020525                     20020701                20320601
             20020702                     20020901                20320801
             20020626                     20020801                20320701
             20020617                     20020801                20320701
             20020816                     20021001                20320901
             20020815                     20021001                20220901
             20020725                     20020901                20320801
             20020717                     20020901                20320801
             20020722                     20020901                20320801
             20020708                     20020901                20320801
             20020815                     20021001                20170901
             20020703                     20020901                20320801
             20020719                     20020901                20320801
             20020826                     20021001                20320901
             20020816                     20021001                20320901
             20020822                     20021001                20320901
             20020822                     20021001                20320901
             20020822                     20021001                20320901
             20020724                     20020901                20320801
             20020701                     20020801                20320701
             20020621                     20020801                20320701
             20020718                     20020901                20320801
             20020708                     20020901                20320801
             20020621                     20020801                20320701
             20020626                     20020801                20320701
             20020620                     20020801                20320701
             20020624                     20020801                20320701
             20020621                     20020801                20320701
             20020620                     20020801                20170701
             20020610                     20020801                20320701
             20020513                     20020701                20320601
             20020711                     20020901                20320801
             20020823                     20021001                20320901
             20020809                     20021001                20320901
             20020823                     20021001                20320901
             20020830                     20021001                20320901
             20020719                     20020901                20320801
             20020719                     20020901                20320801
             20020717                     20020901                20320801
             20020715                     20020901                20320801
             20020716                     20020901                20320801
             20020725                     20020901                20320801
             20020801                     20021001                20320901
             20020523                     20020701                20320601
             20020718                     20020901                20320801
             20020513                     20020701                20320601
             20020722                     20020901                20320801
             20020531                     20020701                20320601
             20020726                     20020901                20320801
             20020513                     20020701                20320601
             20020905                     20021001                20320901
             20020906                     20021101                20321001
             20020903                     20021101                20321001
             20020712                     20020901                20170801
             20020730                     20020901                20320801
             20020719                     20020901                20320801
             20020730                     20020901                20320801
             20020716                     20020901                20320801
             20020726                     20020901                20320801
             20020723                     20020901                20320801
             20020731                     20020901                20320801
             20020718                     20020901                20320801
             20020731                     20020901                20320801
             20020716                     20020901                20320801
             20020719                     20020901                20320801
             20020709                     20020901                20320801
             20020703                     20020901                20320801
             20020711                     20020901                20170801
             20020703                     20020901                20320801
             20020702                     20020901                20320801
             20020702                     20020901                20320801
             20020703                     20020901                20320801
             20020701                     20020801                20320701
             20020702                     20020801                20320701
             20020702                     20020801                20320701
             20020626                     20020801                20320701
             20020701                     20020801                20320701
             20020703                     20020801                20320701
             20020705                     20020801                20320701
             20020702                     20020901                20320801
             20020712                     20020901                20170801
             20020705                     20020901                20320801
             20020708                     20020901                20320801
             20020708                     20020901                20320801
             20020712                     20020901                20320801
             20020710                     20020901                20320801
             20020712                     20020901                20320801
             20020712                     20020901                20320801
             20020702                     20020901                20320801
             20020709                     20020901                20320801
             20020703                     20020901                20170801
             20020703                     20020901                20170801
             20020626                     20020801                20320701
             20020710                     20020901                20320801
             20020619                     20020801                20320701
             20020506                     20020701                20320601
             20020520                     20020701                20170601
             20020530                     20020701                20320601
             20020521                     20020701                20320601
             20020513                     20020701                20320601
             20020510                     20020701                20320601
             20020612                     20020801                20320701
             20020531                     20020701                20320601
             20020516                     20020701                20320601
             20020528                     20020701                20320601
             20020516                     20020701                20320601
             20020605                     20020801                20320701
             20020524                     20020701                20320601
             20020513                     20020701                20320601
             20020513                     20020701                20320601
             20020531                     20020701                20320601
             20020530                     20020701                20320601
             20020522                     20020701                20320601
             20020515                     20020701                20320601
             20020801                     20020901                20320801
             20020801                     20020901                20320801
             20020701                     20020801                20320701
             20020701                     20020801                20320701
             20020701                     20020801                20320701
             20020701                     20020801                20320701
             20020701                     20020801                20320701
             20020801                     20020901                20320801
             20020701                     20020801                20320701
             20020701                     20020801                20320701
             20020701                     20020801                20320701
             20020701                     20020801                20320701
             20020801                     20020901                20320801
             20020801                     20020901                20320801
             20020801                     20020901                20320801
             20020801                     20020901                20320801
             20020701                     20020801                20320701
             19980201                     19980301                20280201
             19990407                     19990501                20290401
             19980715                     19980901                20280801
             19980514                     19980701                20280601
             19980805                     19981001                20280901
             19980727                     19980901                20280801
             19980701                     19980701                20130601
             19980731                     19980901                20280801
             19980707                     19980801                20280701
             19980710                     19980901                20280801
             19980721                     19980901                20280801
             19980722                     19980901                20130801
             19980730                     19980901                20280801
             19980708                     19980901                20280801
             19980729                     19980901                20280801
             19980421                     19980601                20130501
             19980713                     19980901                20280801
             19971125                     19980101                20271201
             19980701                     19980801                20180701
             19980508                     19980701                20280601
             19980724                     19980901                20280801
             19980723                     19980901                20280801
             19980619                     19980801                20280701
             19980602                     19980801                20280701
             19980714                     19980901                20280801
             19980803                     19980901                20280801
             19980702                     19980901                20280801
             19980605                     19980801                20280701
             19980629                     19980801                20280701
             19980713                     19980901                20280801
             19980707                     19980901                20280801
             19980515                     19980701                20280601
             19980601                     19980801                20280701
             19980609                     19980801                20280701
             19980401                     19980401                20130301
             19980713                     19980901                20280801
             20020409                     20020201                20320101
                                          20020601                20320501
                                          19990101                20281201
                                          19990801                20290701
                                          20010201                20310101
                                          20020601                20320501
                                          20020801                20220701
                                          20020601                20320501
                                          20020301                20320201
                                          19990801                20290701
                                          20020701                20320601
                                          20011201                20311101
             20011116                     20020101                20311201
             20001020                     20001101                20301001
             20001017                     20001101                20301001
             20000918                     20001001                20300901
             20001018                     20001201                20301101
             20001020                     20001101                20301001
             20001129                     20001201                20301101
             20000929                     20001001                20150901
             20000907                     20001001                20300901
             20000919                     20001001                20300901
             20000920                     20001001                20300901
             20001003                     20001101                20301001
             20000918                     20001001                20300901
             20001031                     20001201                20301101
             20001018                     20001101                20301001
             20000918                     20001101                20301001
             20000928                     20001101                20301001
             20001010                     20001201                20301101
             20000913                     19860801                20160701
             20000920                     20000901                20300801
             20000927                     20001101                20301001
             20001018                     20001001                20300901
             20001010                     20001101                20301001
             20000929                     20001101                20301001
             20000927                     20001101                20301001
             20001110                     20001001                20300901
             20001011                     20001201                20301101
             20001117                     20001101                20301001
             20000920                     20001001                20300901
             20001031                     20001201                20151101
             20000928                     20001001                20300901
             20001127                     20001101                20301001
             20000907                     20001001                20300901
             20001013                     20001101                20301001
             20000925                     20000901                20300801
             20001115                     20001201                20151101
             20001018                     20001101                20301001
             20001130                     20001001                20300901
             20000922                     20001001                20300901
             20001013                     20001001                20300901
             20001013                     20001001                20300901
             20001023                     20001101                20301001
             20000908                     20000901                20300801
             20000915                     20001001                20300901
             20001115                     20001201                20301101
             20001012                     20001101                20301001
             20000921                     20001101                20301001
             20000915                     20001001                20300901
             20001013                     20001201                20301101
             20000905                     20001001                20300901
             20000920                     20001001                20300901
             20001120                     20001201                20301101
             20001110                     20001101                20301001
             20001017                     20001101                20301001
             20001006                     20001101                20301001
             20000915                     20001101                20301001
             20001019                     20001101                20301001
             20000921                     20001001                20300901
             20000831                     20001001                20300901
             20001010                     20001101                20301001
             20000928                     20001101                20301001
             20000918                     20001101                20151001
             20001024                     20001101                20301001
             20000901                     20001101                20301001
             20000926                     20000901                20300801
             20000830                     20001001                20150901
             20000925                     20001001                20300901
             20000926                     20001001                20300901
             20000915                     20001101                20301001
             20001101                     20001101                20301001
             20001121                     20010101                20301201
             20000925                     20000901                20300801
                                          20010201                20310101
                                          20001201                20301101
                                          20010201                20310101
             19971230                     19980201                20280101
             19971208                     19980201                20280101
             19980212                     19980401                20280301
             19971218                     19980201                20280101
             19971210                     19980201                20280101
                                          20001101                20301001
                                          20010101                20301201
                                          20010101                20301201
                                          20010101                20301201
                                          20001201                20301101
                                          20010201                20310101
                                          20001201                20301101
                                          20001201                20301101
                                          20010101                20301201
                                          20010101                20301201
                                          20001201                20301101
                                          20010101                20301201
                                          20010101                20301201
                                          20010201                20310101
                                          20010101                20301201
                                          20001201                20301101
                                          20010201                20310101
                                          20001201                20301101
                                          20001201                20301101
                                          20010101                20301201
                                          20010101                20301201
                                          20010201                20310101
                                          20010101                20301201
                                          20001101                20301001
                                          20010101                20301201
                                          20010101                20301201
                                          20010101                20301201
                                          20010201                20310101
                                          20010101                20301201
                                          20010201                20310101
                                          20001201                20301101
                                          20010101                20301201
                                          20010201                20310101
             20040622                     20040801                20190701
             20040716                     20040901                20190801
             20030411                     20030601                20330501
             20030414                     20030601                20330501
             20031208                     20040201                20340101
             20020806                     20021001                20320901
             20031031                     20031201                20331101
             20030926                     20031101                20331001
             20011213                     20020201                20320101
             20031030                     20031201                20331101
             20030718                     20030901                20330801
             20050601                     20050801                20350701
             20040128                     20040301                20340201
             20040220                     20040401                20340301
             20020822                     20021001                20320901
             20011219                     20020201                20170101
             20040721                     20040901                20190801
             20030403                     20030601                20330501
             20010514                     20010701                20310601
             20030410                     20030601                20330501
             20030418                     20030601                20330501
             20031211                     20040201                20340101
             20031205                     20040201                20340101
             20031111                     20040101                20331201
             20031211                     20040201                20340101
             20010209                     20010401                20310301
             20011219                     20020201                20170101
             20030919                     20031101                20331001
             20031217                     20040201                20340101
             20011210                     20020201                20170101
             20031015                     20031201                20331101
             20030808                     20031001                20330901
             20010515                     20010701                20310601
             20031017                     20031201                20331101
             20030829                     20031101                20331001
             20030404                     20030601                20330501
             20030604                     20030801                20330701
             20030423                     20030601                20330501
             20030625                     20030801                20330701
             20031120                     20040101                20331201
             20020207                     20020401                20320301
             20040402                     20040601                20340501
             20031106                     20040101                20331201
             20011128                     20020101                20311201
             20030829                     20031001                20330901
             20040406                     20040601                20340501
             20030829                     20031001                20330901
             20011129                     20020101                20311201
             20030609                     20030801                20330701
             20030609                     20030801                20330701
             20030429                     20030701                20330601
             20040823                     20041001                20190901
             20011019                     20011201                20311101
             20030922                     20031101                20181001
             20031125                     20040101                20331201
             20031229                     20040301                20340201
             20031114                     20040101                20331201
             20041124                     20050101                20191201
             20040414                     20040601                20190501
             20031112                     20040101                20331201
             20020415                     20020601                20170501
             20030924                     20031101                20331001
             20031230                     20040201                20340101
             20011130                     20020101                20311201
             20050223                     20050401                20350301
             20030721                     20030901                20330801
             20030501                     20030701                20330601
             20011206                     20020201                20170101
             20050621                     20050801                20350701
             20040824                     20041001                20340901
             20030616                     20030801                20330701
             20001024                     20001201                20301101
             20000526                     20000801                20300701
             20040505                     20040701                20340601
             20030616                     20030801                20330701
             20031230                     20040301                20340201
             20001201                     20010201                20310101
             20011129                     20020101                20311201
             20031230                     20040201                20340101
             20040708                     20040901                20340801
             20050524                     20050701                20350601
             20031222                     20040201                20340101
             20031230                     20040201                20340101
             20031222                     20040201                20340101
             20010412                     20010601                20310501
             20031218                     20040201                20340101
             20040106                     20040301                20340201
             20031120                     20040101                20331201
             20040107                     20040301                20340201
             20040519                     20040701                20340601
             20030508                     20030701                20330601
             20041026                     20050101                20341201
             20010226                     20010401                20310301
             20030106                     20030301                20330201
             20050701                     20050901                20200801
             20011031                     20011201                20311101
             20010228                     20010401                20310301
             20040107                     20040301                20340201
             20040726                     20040901                20340801
             20050510                     20050701                20350601
             20020826                     20021001                20170901
             20020826                     20021001                20320901
             20021209                     20030201                20330101
             20031223                     20040201                20340101
             20031016                     20031201                20331101
             20031015                     20031201                20331101
             20030410                     20030601                20330501
             20040315                     20040501                20340401
             20030729                     20031001                20330901
             20040830                     20041101                20241001
             20020130                     20020401                20170301
             20030321                     20030501                20330401
             20011220                     20020201                20170101
             20050107                     20050301                20350201
             20030520                     20030701                20330601
             20040116                     20040301                20340201
             20011221                     20020201                20170101
             20010831                     20011001                20310901
             20040115                     20040301                20340201
             20040115                     20040301                20340201
             20040116                     20040301                20340201
             20030829                     20031001                20330901
             20030221                     20030401                20230301
             20040908                     20041101                20341001
             20011221                     20020201                20170101
             20050113                     20050301                20350201
             20010523                     20010701                20160601
             20040520                     20040701                20340601
             20010523                     20010701                20160601
             20010725                     20010901                20160801
             20040913                     20041101                20341001
             20010416                     20010601                20160501
             20011114                     20020101                20211201
             20021002                     20021201                20321101
             20010920                     20011101                20311001
             20030903                     20031101                20331001
             20010726                     20010901                20310801
             20020628                     20020801                20320701
             20030903                     20031101                20331001
             20020122                     20020301                20170201
             20030529                     20030701                20330601
             20011228                     20020201                20170101
             20020715                     20020901                20320801
             20020717                     20020901                20320801
             20030717                     20030901                20330801
             20020114                     20020301                20170201
             20010629                     20010801                20310701
             20040803                     20041001                20340901
             20010122                     20010301                20310201
             20021007                     20021201                20171101
             20040122                     20040301                20340201
             20050422                     20050601                20350501
             20040126                     20040301                20340201
             20020311                     20020501                20320401
             20030214                     20030401                20330301
             20010720                     20010901                20310801
             20030821                     20031001                20330901
             20040618                     20040801                20340701
             20030430                     20030601                20330501
             20021025                     20021201                20321101
             20010801                     20011001                20310901
             20030610                     20030801                20330701
             20030714                     20030901                20330801
             20011128                     20020201                20170101
             20011114                     20020101                20311201
             20040409                     20040601                20340501
             20030205                     20030401                20180301
             20021002                     20021201                20321101
             20010503                     20010701                20310601
             20010928                     20011101                20311001
             20020701                     20020901                20320801
             20011129                     20020101                20311201
             20040120                     20040301                20340201
             20021224                     20030201                20330101
             20030227                     20030501                20330401
             20020705                     20020901                20320801
             20021021                     20021201                20321101
             20020523                     20020701                20320601
             20041117                     20050101                20341201
             20030213                     20030401                20180301
             20021024                     20021201                20321101
             20020111                     20020301                20170201
             20030814                     20031001                20330901
             20011129                     20020201                20320101
             20030822                     20031001                20330901
             20030221                     20030401                20330301
             20021024                     20021201                20321101
             20011130                     20020201                20170101
             20050722                     20050901                20350801
             20040415                     20040601                20340501
             20040816                     20041001                20340901
             20020709                     20020901                20320801
             20021024                     20021201                20321101
             20040213                     20040401                20340301
             20021022                     20021201                20321101
             20031201                     20040201                20340101
             20031202                     20040201                20340101
             20031231                     20040201                20340101
             20020510                     20020701                20170601
             20030917                     20031101                20331001
             20031112                     20040101                20331201
             20030905                     20031101                20331001
             20040416                     20040601                20340501
             20030714                     20030901                20180801
             20010816                     20011001                20160901
             20040521                     20040701                20340601
             20050520                     20050701                20350601
             20011206                     20020201                20320101
             20000825                     20001001                20300901
             20031117                     20040101                20331201
             20030827                     20031101                20331001
             20011206                     20020201                20170101
             20010830                     20011001                20310901
             20040311                     20040501                20340401
             20010111                     20010301                20310201
             20020124                     20020301                20170201
             20040527                     20040701                20340601
             20011214                     20020201                20320101
             20031215                     20040201                20340101
             20020128                     20020301                20320201
             20030117                     20030301                20330201
             20020627                     20020801                20170701
             20031121                     20040101                20331201
             20031016                     20031201                20331101
             20030910                     20031101                20331001
             20031124                     20040101                20331201
             20030805                     20031001                20180901
             20011207                     20020201                20170101
             20031125                     20040101                20331201
             20040128                     20040301                20340201
             20021118                     20030101                20321201
             20010409                     20010601                20160501
             20040202                     20040401                20340301
             20040312                     20040501                20340401
             20010710                     20010901                20310801
             20030602                     20030801                20330701
             20050113                     20050301                20350201
             20020315                     20020501                20170401
             20011211                     20020201                20170101
             20040427                     20040601                20340501
             20030317                     20030501                20330401
             20030317                     20030501                20330401
             20031125                     20040101                20331201
             20050418                     20050601                20350501
             20011219                     20020201                20320101
             20030919                     20031101                20331001
             20041011                     20041201                20341101
             20031017                     20031201                20331101
             20030822                     20031001                20330901
             20031201                     20040201                20340101
             20031202                     20040201                20340101
             20040203                     20040401                20340301
             20030612                     20030801                20230701
             20011224                     20020201                20320101
             20040202                     20040401                20340301
             20030501                     20030701                20330601
             20030721                     20030901                20330801
             20040210                     20040401                20340301
             20030910                     20031101                20331001
             20030516                     20030701                20330601
             20040205                     20040401                20340301
             20030509                     20030701                20330601
             20011217                     20020201                20320101
             20021220                     20030201                20330101
             20040323                     20040501                20340401
             20030918                     20031101                20331001
             20011005                     20011201                20311101
             20030204                     20030401                20330301
             20040116                     20040301                20340201
             20031202                     20040201                20340101
             20031203                     20040201                20340101
             20040124                     20040301                20240201
             20031020                     20031201                20331101
             20020801                     20021001                20320901
             20030508                     20030701                20330601
             20020320                     20020501                20170401
             20021204                     20030201                20330101
             20040212                     20040401                20340301
             20050601                     20050801                20350701
             20021203                     20030201                20330101
             20021204                     20030201                20180101
             20010220                     20010401                20310301
             20010502                     20010601                20310501
             20050831                     20051001                20350901
             20050809                     20051001                20350901
             20050908                     20051101                20351001
             20050728                     20051001                20350901
             20050912                     20051101                20351001
             20050627                     20050901                20350801
             20050913                     20051101                20351001
             20050728                     20050901                20350801
             20050913                     20051101                20351001
             20050713                     20050901                20350801
             20050826                     20051001                20350901
             20050711                     20050901                20350801
             20050901                     20051101                20351001
             20050711                     20050901                20350801
             20050802                     20051001                20350901
             20050914                     20051101                20351001
             20050810                     20051001                20350901
             20050902                     20051101                20351001
             20050810                     20051001                20350901
             20050223                     20050401                20350301
             20050906                     20051101                20351001
             20050907                     20051101                20351001
             20050823                     20051001                20350901
             20050607                     20050801                20350701
             20050623                     20050801                20350701
             20050708                     20050901                20350801
             20050919                     20051101                20351001
             20050715                     20050901                20350801
             20050805                     20051001                20350901
             20050727                     20050901                20350801
             20050826                     20051001                20350901
             20050722                     20050901                20350801
             20050825                     20051001                20350901
             20050825                     20051001                20350901
             20050825                     20051001                20350901
             20050630                     20050801                20350701
             20050725                     20050901                20350801
             20050729                     20050901                20350801
             20050804                     20051001                20350901
             20050805                     20051001                20350901
             20050810                     20051001                20350901
             20050815                     20051001                20350901
             20050818                     20051001                20350901
             20050819                     20051001                20350901
             20050825                     20051001                20350901
             20050825                     20051001                20350901
             20050826                     20051001                20350901
             20050831                     20051001                20350901
             20050831                     20051001                20350901
             20050906                     20051101                20351001
             20050728                     20050901                20350801
             20050729                     20050901                20350801
             20050823                     20051001                20350901



                 STATED_ORIGINAL_TERM      PAYMENT                      ORIGINAL_BALANCE
                 --------------------      -------                      ----------------

                           360               444.24                          54,000.00
                           360               750.69                          86,450.00
                           314               889.11                          93,217.18
                           360               902.13                         121,500.00
                           360             1,381.20                         183,850.00
                           360             1,753.38                         215,500.00
                           360             2,435.80                         340,000.00
                           360             1,101.97                         138,500.00
                           360             1,560.14                         191,750.00
                           360             1,710.64                         215,000.00
                           360             1,154.07                         137,250.00
                           360               316.19                          41,600.00
                           360               623.26                          82,000.00
                           360             2,240.41                         266,444.90
                           360               484.33                          57,600.00
                           360               876.23                         108,900.00
                           360               716.41                         100,000.00
                           360             1,463.88                         176,000.00
                           360               225.38                          30,000.00
                           360             1,325.37                         185,000.00
                           360             2,448.29                         297,600.00
                           360               749.31                          97,450.00
                           360               440.16                          55,950.00
                           316               951.92                         119,944.70
                           360             1,159.86                         135,000.00
                           360             5,428.23                         690,000.00
                           360               460.84                          59,250.00
                           360             1,267.25                         147,500.00
                           360               789.33                          98,100.00
                           360             1,444.38                         183,600.00
                           360             1,754.63                         230,850.00
                           360               647.93                          77,900.00
                           360               560.93                          73,800.00
                           360               944.04                         120,000.00
                           360               874.49                         104,000.00
                           360             1,031.37                         124,000.00
                           360               751.09                          94,400.00
                           360             2,609.72                         328,000.00
                           360               799.68                         104,000.00
                           360             1,244.47                         160,000.00
                           360               684.34                          89,000.00
                           360               488.18                          60,000.00
                           360             4,403.17                         559,700.00
                           360             2,447.11                         337,500.00
                           360             4,431.94                         604,000.00
                           360               919.61                         120,990.00
                           360               868.53                         114,270.00
                           360             1,176.12                         158,400.00
                           360             1,078.54                         148,750.00
                           360               316.49                          43,650.00
                           360               821.82                         112,000.00
                           360               381.91                          48,000.00
                           360               380.61                          49,500.00
                           360               823.68                         105,900.00
                           360               928.09                         128,000.00
                           360               177.01                          22,500.00
                           360               358.91                          49,500.00
                           360               482.17                          66,500.00
                           360             1,794.55                         247,500.00
                           360             1,908.83                         248,250.00
                           360               428.52                          58,400.00
                           360               884.58                         122,000.00
                           360             1,566.59                         213,500.00
                           360               456.94                          63,020.00
                           360               423.75                          57,750.00
                           180             2,475.45                         265,000.00
                           360             2,946.68                         406,400.00
                           360               245.01                          30,450.00
                           360               366.09                          44,500.00
                           360               571.78                          68,000.00
                           360             1,693.73                         210,500.00
                           360               978.33                         116,350.00
                           360               949.22                         123,450.00
                           360               579.33                          72,000.00
                           360               788.83                         105,000.00
                           360               466.67                          60,000.00
                           360             1,493.41                         179,550.00
                           360               468.92                          57,000.00
                           360               864.51                         111,150.00
                           360             1,050.65                         132,050.00
                           360               787.29                          98,950.00
                           360               772.97                          97,150.00
                           360               955.49                         118,750.00
                           360               363.47                          43,700.00
                           360               456.29                          58,000.00
                           360             1,426.85                         217,200.00
                           360               870.29                         103,500.00
                           360             2,896.15                         364,000.00
                           360               519.52                          63,150.00
                           360               771.91                          91,800.00
                           360               875.83                         105,300.00
                           360               581.40                          68,400.00
                           360             1,191.65                         144,850.00
                           360               571.98                          70,300.00
                           360               753.68                          96,900.00
                           360               510.34                          59,400.00
                           360               527.09                          67,000.00
                           360             1,080.61                         134,300.00
                           360               510.61                          64,175.00
                           180             1,161.09                         154,550.00
                           360             7,250.70                       1,000,000.00
                           360             2,262.22                         312,000.00
                           360             1,130.91                         145,400.00
                           360               225.79                          28,700.00
                           180             1,691.61                         220,000.00
                           360               849.55                         121,500.00
                           360               842.55                         120,500.00
                           360               490.18                          63,750.00
                           360               349.46                          47,625.00
                           360               335.70                          45,750.00
                           360               341.21                          46,500.00
                           360               563.46                          75,000.00
                           360               425.55                          59,400.00
                           360               360.47                          49,125.00
                           360               490.18                          63,750.00
                           360               490.19                          63,750.00
                           360             1,173.48                         163,800.00
                           360               802.75                         104,400.00
                           360               277.05                          36,450.00
                           360               276.81                          36,000.00
                           360               490.18                          63,750.00
                           360             1,011.09                         146,392.00
                           360             2,338.88                         334,500.00
                           360             2,283.57                         318,750.00
                           360             2,262.11                         319,600.00
                           360               923.24                         111,000.00
                           360               852.90                         106,000.00
                           360             2,097.82                         255,000.00
                           360               723.76                          92,000.00
                           360               929.62                         113,000.00
                           360             1,233.25                         155,000.00
                           360             1,110.38                         138,000.00
                           360               905.20                         112,500.00
                           360               700.01                          90,000.00
                           360               976.36                         120,000.00
                           360             1,117.11                         142,000.00
                           360             1,723.75                         205,000.00
                           360               824.04                          98,000.00
                           360               819.51                         103,000.00
                           360             1,757.45                         216,000.00
                           360               574.46                          62,800.00
                           360               378.38                          45,000.00
                           360               582.23                          63,650.00
                           360               567.79                          64,700.00
                           360               355.29                          42,253.00
                           360             1,038.45                         123,500.00
                           180               962.92                         122,400.00
                           360             1,607.48                         187,100.00
                           360               663.01                          78,850.00
                           360             2,622.51                         353,200.00
                           360               522.74                          65,700.00
                           180             2,138.96                         260,000.00
                           360             2,091.73                         322,500.00
                           180               933.35                         111,000.00
                           360               616.53                          67,400.00
                           360               582.23                          63,650.00
                           360             1,737.86                         202,275.00
                           180               593.29                          64,000.00
                           180               338.86                          36,000.00
                           360               522.89                          69,600.00
                           360             2,844.47                         349,600.00
                           180               527.82                          54,000.00
                           360               982.34                         144,000.00
                           360             2,819.77                         354,400.00
                           360               481.35                          65,600.00
                           360               894.46                         115,000.00
                           360             2,438.37                         313,500.00
                           180             1,325.47                         159,359.00
                           180               491.08                          62,000.00
                           180               547.14                          68,000.00
                           180               604.69                          76,000.00
                           180               427.90                          55,650.00
                           180               923.92                         106,400.00
                           180               738.10                          85,000.00
                           180               841.16                          95,850.00
                           360             2,954.28                         444,500.00
                           360             4,984.73                         750,000.00
                           360               442.38                          55,600.00
                           360               405.40                          54,600.00
                           360               550.36                          68,400.00
                           360               399.87                          46,050.00
                           360             2,606.98                         324,000.00
                           360             5,453.88                         780,000.00
                           360             2,610.45                         413,000.00
                           360             4,108.45                         650,000.00
                           360             2,363.35                         338,000.00
                           360             4,656.68                         650,000.00
                           360             3,367.98                         459,000.00
                           360             3,931.80                         555,500.00
                           360             3,266.44                         450,500.00
                           360             5,450.17                         685,000.00
                           360             4,527.42                         647,500.00
                           360             3,125.27                         416,000.00
                           360             5,943.35                         839,700.00
                           360             3,581.43                         525,000.00
                           360               442.43                          66,500.00
                           360             1,970.79                         300,000.00
                           360               322.95                          42,000.00
                           360             1,816.44                         223,250.00
                           180               840.72                          90,000.00
                           360               646.57                          90,250.00
                           360               410.96                          59,500.00
                           360             1,685.03                         207,100.00
                           360               468.47                          67,000.00
                           360               729.18                         109,600.00
                           360             1,432.73                         215,350.00
                           360             1,546.58                         213,300.00
                           360               429.78                          63,000.00
                           360               590.53                          85,500.00
                           360             2,163.82                         325,238.00
                           360               783.23                         113,400.00
                           360               671.25                          96,000.00
                           360             1,433.28                         202,500.00
                           180             3,621.33                         396,700.00
                           360               682.44                          97,600.00
                           360               783.82                         112,100.00
                           180               681.36                          73,500.00
                           180               681.36                          73,500.00
                           360               904.56                         127,800.00
                           360               963.31                         137,770.00
                           120               582.26                          49,323.00
                           120               582.51                          49,344.00
                           360               503.89                          58,650.00
                           180               367.07                          37,000.00
                           360               445.50                          60,000.00
                           360               718.44                          88,300.00
                           360               659.66                          93,200.00
                           360               591.98                          68,000.00
                           360               336.11                          38,300.00
                           360               576.82                          69,350.00
                           360               402.36                          42,250.00
                           360             2,936.71                         420,000.00
                           360             2,495.48                         400,000.00
                           360               573.27                          83,000.00
                           360               300.51                          40,000.00
                           360             2,661.21                         400,000.00
                           360               716.99                         102,541.00
                           360               903.85                         113,600.00
                           360               663.08                          97,200.00
                           180               458.76                          52,250.00
                           360               790.12                         113,000.00
                           360             2,693.63                         390,000.00
                           360               634.34                          86,450.00
                           180             1,546.48                         180,000.00
                           360               377.62                          48,000.00
                           360               503.48                          61,200.00
                           360               792.99                         100,800.00
                           360               781.54                          95,000.00
                           360               669.79                          78,800.00
                           360               390.54                          48,000.00
                           360               953.45                         124,000.00
                           180               383.08                          42,750.00
                           360               326.00                          49,000.00
                           360               578.71                          66,000.00
                           360             1,111.73                         167,100.00
                           360               978.35                         139,920.00
                           360             2,714.93                         370,000.00
                           360               881.37                         123,025.00
                           360               718.31                         104,000.00
                           360             1,538.28                         220,000.00
                           360               820.44                         106,700.00
                           180               367.97                          40,000.00
                           360             5,814.42                         873,952.00
                           360             3,008.94                         420,000.00
                           360             1,152.45                         153,400.00
                           360             5,239.72                         722,650.00
                           360             2,936.71                         420,000.00
                           360               518.38                          69,000.00
                           360             2,229.56                         315,000.00
                           360             2,759.11                         420,000.00
                           240               488.92                          59,000.00
                           360             2,417.36                         350,000.00
                           360             2,237.49                         320,000.00
                           360               797.58                         110,000.00
                           360               455.01                          65,075.00
                           180               299.42                          32,800.00
                           360             1,031.93                         128,250.00
                           360               524.48                          74,100.00
                           360               939.22                         128,000.00
                           360               635.37                          95,500.00
                           360               455.85                          66,000.00
                           360               299.46                          41,800.00
                           360               549.16                          80,500.00
                           360               297.27                          42,000.00
                           360               915.58                         127,800.00
                           360               980.37                         127,500.00
                           360             5,184.54                         760,000.00
                           360             3,201.56                         500,000.00
                           360             3,462.05                         507,500.00
                           360             2,622.46                         399,200.00
                           360             3,496.10                         488,000.00
                           360             3,991.82                         600,000.00
                           360             1,019.45                         140,600.00
                           180             2,896.44                         332,500.00
                           360             1,950.34                         300,700.00
                           360             1,042.92                         151,000.00
                           360             1,473.34                         203,200.00
                           360               731.84                         110,000.00
                           360             1,859.91                         266,000.00
                           360               773.73                         108,000.00
                           360               250.16                          37,600.00
                           360             3,193.46                         480,000.00
                           360               315.66                          40,125.00
                           360               828.78                         107,786.00
                           360               352.21                          48,000.00
                           360               352.21                          48,000.00
                           360               673.00                          90,640.00
                           360               614.14                          80,800.00
                           360               678.23                          87,200.00
                           360               229.16                          30,150.00
                           360               630.43                          81,990.00
                           360               715.21                          95,200.00
                           360               621.28                          80,800.00
                           360             1,225.90                         173,200.00
                           360             1,108.33                         139,300.00
                           360               745.93                         108,000.00
                           360               578.98                          81,800.00
                           360             3,383.60                         496,000.00
                           180               528.40                          57,000.00
                           360             1,364.05                         190,400.00
                           360               473.38                          51,750.00
                           360               531.84                          63,250.00
                           360               433.01                          50,400.00
                           360               903.47                         117,500.00
                           360               463.86                          57,650.00
                           360               388.53                          53,000.00
                           360               452.67                          61,750.00
                           360               736.98                          84,050.00
                           360             1,099.09                         133,600.00
                           360             1,029.11                         127,900.00
                           360             1,180.99                         157,200.00
                           360               641.16                          81,500.00
                           180               967.68                         125,850.00
                           360               328.71                          42,750.00
                           360             1,596.02                         205,200.00
                           360               761.32                         105,000.00
                           360               901.83                         118,650.00
                           360             2,075.74                         312,000.00
                           360               796.21                         103,550.00
                           360             1,240.43                         169,050.00
                           360               920.44                         117,000.00
                           360               603.10                          75,800.00
                           360               653.62                          82,150.00
                           360               499.21                          68,850.00
                           360             3,341.24                         450,000.00
                           180             1,637.13                         166,250.00
                           360               761.59                         100,200.00
                           360             1,206.15                         172,500.00
                           360               259.94                          34,200.00
                           360             1,278.32                         166,250.00
                           360             1,846.98                         243,000.00
                           360               489.21                          60,800.00
                           360             1,470.74                         193,500.00
                           360               664.30                          87,400.00
                           360               913.76                         129,100.00
                           180             1,915.73                         255,000.00
                           180             1,400.76                         190,900.00
                           360               406.40                          52,250.00
                           360             2,766.17                         372,550.00
                           360               231.14                          31,500.00
                           360               355.65                          49,050.00
                           180               238.80                          24,800.00
                           360               746.29                          95,950.00
                           360             1,550.79                         197,125.00
                           360               569.77                          74,100.00
                           360               321.05                          39,900.00
                           360               394.46                          51,300.00
                           360               487.29                          61,940.00
                           360             3,668.83                         500,000.00
                           360               620.98                          81,700.00
                           360             1,706.99                         222,000.00
                           360               997.52                         128,250.00
                           360               148.76                          19,800.00
                           360               606.63                          81,700.00
                           360             1,047.22                         130,150.00
                           360               494.29                          63,550.00
                           360             1,058.06                         142,500.00
                           360             1,477.37                         196,650.00
                           360               713.04                          91,675.00
                           360             1,711.31                         225,150.00
                           360               269.07                          35,400.00
                           360             1,058.06                         142,500.00
                           360               602.33                          84,075.00
                           360             1,753.13                         228,000.00
                           360               795.45                         103,450.00
                           360               796.27                         112,500.00
                           360             3,625.35                         500,000.00
                           360               923.49                         121,500.00
                           360               657.43                          85,500.00
                           360             1,167.98                         151,900.00
                           360               693.95                          90,250.00
                           360               543.92                          72,400.00
                           360             1,127.95                         148,400.00
                           360               395.17                          54,500.00
                           360             1,130.52                         145,350.00
                           360               497.47                          65,450.00
                           360             1,768.20                         259,200.00
                           360             1,769.51                         256,200.00
                           360             1,797.61                         280,740.00
                           360               379.70                          53,000.00
                           360               816.72                         114,000.20
                           360               853.25                         119,100.00
                           180             2,060.18                         231,000.00
                           360             1,970.79                         300,000.00
                           360             2,210.26                         324,000.00
                           360             1,888.75                         266,850.00
                           360             2,541.69                         368,000.00
                           180             2,177.77                         250,000.00
                           360               630.45                          88,000.00
                           360             2,428.55                         356,000.00
                           360             2,182.53                         316,000.00
                           180             2,504.04                         285,200.00
                           360             2,162.24                         325,000.00
                           360             1,730.59                         260,120.00
                           240               742.51                          91,300.00
                           360               974.53                         131,250.00
                           360             1,905.66                         266,000.00
                           360               524.92                          76,000.00
                           360               217.53                          30,000.00
                           360               683.10                          92,000.00
                           360             1,319.80                         186,375.00
                           360               566.83                          79,120.00
                           360               452.93                          61,000.00
                           360               870.09                         120,000.00
                           360             1,964.67                         288,000.00
                           360             1,620.86                         237,600.00
                           360               598.19                          82,500.00
                           360               440.26                          60,000.00
                           360               517.31                          70,500.00
                           360               244.72                          33,750.00
                           180             3,135.99                         360,000.00
                           360             2,210.17                         320,000.00
                           360             2,670.42                         406,500.00
                           360             2,399.99                         335,000.00
                           360             2,107.95                         325,000.00
                           360             2,419.29                         346,000.00
                           360             2,900.58                         390,650.00
                           360             2,177.06                         340,000.00
                           240             2,444.72                         318,400.00
                           360             2,328.56                         350,000.00
                           360             2,673.00                         360,000.00
                           360             2,186.75                         337,150.00
                           360             2,299.25                         350,000.00
                           360             2,266.41                         345,000.00
                           360               518.23                          79,900.00
                           360               944.90                         101,223.00
                           360               603.03                          64,600.00
                           360             1,097.31                         130,500.00
                           360               418.11                          48,150.00
                           360             1,020.68                         118,800.00
                           360               805.50                          99,000.00
                           180               622.45                          59,400.00
                           360               804.17                          93,600.00
                           360               426.55                          47,600.00
                           360               625.24                          76,000.00
                           360               509.99                          60,000.00
                           360               792.01                          90,250.00
                           360               463.94                          54,000.00
                           360             1,333.41                         155,200.00
                           360               851.47                         103,500.00
                           360               877.63                         102,150.00
                           360             1,086.24                         135,000.00
                           360               538.15                          64,000.00
                           360               616.02                          57,200.00
                           360               480.77                          53,100.00
                           360               421.62                          52,400.00
                           360               902.11                         105,000.00
                           360               719.26                          90,400.00
                           360               887.67                         107,900.00
                           360               868.35                         100,000.00
                           360               588.60                          70,000.00
                           360               596.32                          72,485.00
                           360             1,042.82                         137,200.00
                           180               664.63                          66,500.00
                           360               765.15                          82,800.00
                           360               260.76                          28,800.00
                           360             1,310.01                         157,500.00
                           360               842.47                          96,000.00
                           360               448.48                          52,200.00
                           180               578.32                          66,600.00
                           360               612.42                          66,950.00
                           360               582.71                          66,400.00
                           360             1,738.62                         196,050.00
                           360               597.97                          69,600.00
                           360               707.62                          83,250.00
                           360               535.10                          59,100.00
                           360             1,076.29                         128,000.00
                           360             1,194.82                         146,850.00
                           360               715.86                          93,100.00
                           360               847.58                         100,800.00
                           360               557.28                          67,000.00
                           360               643.70                          80,000.00
                           360               285.60                          33,600.00
                           360             2,735.72                         340,000.00
                           360               405.89                          48,800.00
                           360               681.09                          81,000.00
                           360               427.78                          55,000.00
                           360               384.46                          50,000.00
                           360               347.34                          40,000.00
                           360             1,407.09                         146,300.00
                           360               300.33                          32,500.00
                           360               614.54                          74,700.00
                           360               550.70                          70,000.00
                           360             1,385.22                         149,900.00
                           360             1,100.57                         117,900.00
                           180               537.58                          55,000.00
                           360               859.67                          99,000.00
                           360               888.49                         108,000.00
                           360               486.17                          55,400.00
                           180             1,208.21                         120,000.00
                           360               986.13                         128,250.00
                           360               782.30                          87,300.00
                           360               551.60                          65,600.00
                           360               568.89                          71,500.00
                           360               326.05                          39,200.00
                           360               590.53                          60,800.00
                           360               334.24                          39,750.00
                           360               257.75                          30,000.00
                           360             1,151.27                         134,000.00
                           360             1,773.19                         269,920.00
                           360             1,544.58                         235,120.00
                           360             1,983.59                         280,250.00
                           360             1,944.51                         296,000.00
                           360             1,726.41                         262,800.00
                           360               665.35                          72,000.00
                           360               758.23                          85,500.00
                           360             5,095.58                         606,000.00
                           360               753.44                          71,900.00
                           360             1,115.91                         118,350.00
                           360             1,353.39                         170,100.00
                           360               622.23                          80,000.00
                           360               465.43                          53,600.00
                           360             1,055.04                         121,500.00
                           360               896.35                          99,000.00
                           360               397.05                          48,800.00
                           360             1,063.20                         123,750.00
                           360             1,390.09                         156,750.00
                           360               492.54                          54,400.00
                           360               363.42                          42,300.00
                           360               806.17                          85,500.00
                           360             1,181.05                         153,600.00
                           360               941.25                         118,300.00
                           360             1,077.95                         129,600.00
                           360             1,207.13                         155,200.00
                           360               489.33                          62,200.00
                           360             2,328.90                         280,000.00
                           360               362.02                          45,500.00
                           360               515.49                          60,000.00
                           360             1,912.48                         225,000.00
                           360               569.33                          68,450.00
                           360             1,031.37                         124,000.00
                           360               931.98                         106,200.00
                           360               649.70                          69,600.00
                           360               809.56                          92,250.00
                           360             1,280.89                         154,000.00
                           360             1,250.76                         147,150.00
                           360             1,205.01                         127,800.00
                           180             1,951.47                         235,000.00
                           180             2,756.59                         331,955.00
                           360             1,225.51                         210,000.00
                           360             1,797.81                         303,920.00
                           360             2,673.49                         440,000.00
                           360               452.28                          63,900.00
                           360             2,129.54                         360,000.00
                           360               583.58                         100,000.00
                           360               833.91                         116,400.00
                           360             2,768.40                         468,000.00
                           360             2,497.70                         428,000.00
                           360             2,014.80                         350,000.00
                           360             2,567.73                         440,000.00
                           360               615.72                         100,000.00
                           360               616.20                          93,800.00
                           180             1,054.83                         125,000.00
                           180            14,947.39                       1,800,000.00
                           360             3,540.38                         575,000.00
                           360               246.29                          40,000.00
                           360             1,419.38                         233,600.00
                           360               479.65                          80,000.00
                           360             4,069.78                         688,000.00
                           360             3,405.45                         568,000.00
                           360             2,117.92                         353,250.00
                           360             2,697.98                         450,000.00
                           360               741.09                         110,000.00
                           180               837.12                         100,000.00
                           360               817.01                         140,000.00
                           360             2,254.31                         376,000.00
                           180             1,518.95                         180,000.00
                           360               554.40                          95,000.00
                           360             2,217.58                         380,000.00
                           360               401.78                          64,400.00
                           360               442.45                          70,000.00
                           360             2,585.23                         443,000.00
                           360             3,357.49                         560,000.00
                           360             1,575.65                         270,000.00
                           360             3,253.46                         550,000.00
                           360             1,313.04                         225,000.00
                           360             5,252.16                         900,000.00
                           360             1,686.36                         260,000.00
                           360             2,271.51                         384,000.00
                           360             2,248.16                         370,000.00
                           360               916.50                         145,000.00
                           360             1,169.33                         185,000.00
                           360             2,947.37                         512,000.00
                           360             2,847.87                         475,000.00
                           360               537.26                          85,000.00
                           360             2,454.89                         415,000.00
                           360             2,898.54                         490,000.00
                           360             2,855.77                         470,000.00
                           180               805.50                          97,000.00
                           360               592.88                          88,000.00
                           180             1,288.80                         155,200.00
                           360             3,486.99                         581,600.00
                           360             2,668.00                         445,000.00
                           360             4,346.75                         725,000.00
                           180             1,347.77                         161,000.00
                           180             1,464.96                         175,000.00
                           360             5,915.38                       1,000,000.00
                           180             1,327.37                         150,000.00
                           360             3,159.58                         520,000.00
                           360             2,218.27                         375,000.00
                           360               896.44                         140,000.00
                           360             3,273.85                         561,000.00
                           360             1,449.27                         245,000.00
                           360             5,635.78                         940,000.00
                           180             1,255.68                         150,000.00
                           360             1,558.84                         260,000.00
                           360             3,497.28                         568,000.00
                           360             2,480.19                         425,000.00
                           360             1,156.42                         157,600.00
                           360               608.06                          80,000.00
                           360             5,323.84                         900,000.00
                           360             2,366.16                         400,000.00
                           360             2,078.03                         342,000.00
                           360               349.64                          46,000.00
                           360               754.65                         116,350.00
                           360             1,890.78                         324,000.00
                           360             2,551.48                         419,920.00
                           360             2,957.69                         500,000.00
                           360             5,915.38                       1,000,000.00
                           360             2,661.92                         450,000.00
                           360             2,392.65                         410,000.00
                           360               679.45                          99,600.00
                           360             3,479.80                         580,400.00
                           360             1,495.88                         249,500.00
                           360             3,253.46                         550,000.00
                           360             2,608.05                         435,000.00
                           360             2,366.16                         400,000.00
                           360               887.31                         150,000.00
                           360               820.28                         135,000.00
                           360               852.72                         125,000.00
                           360             1,150.54                         191,900.00
                           180             4,982.47                         600,000.00
                           360               434.57                          67,000.00
                           360               430.51                          63,900.00
                           360             4,668.59                         800,000.00
                           360             2,423.99                         404,300.00
                           360             2,142.70                         348,000.00
                           180             1,543.37                         180,000.00
                           360             1,847.16                         300,000.00
                           360             1,798.66                         300,000.00
                           360             2,147.55                         368,000.00
                           360             1,293.01                         210,000.00
                           360             1,960.81                         336,000.00
                           360             1,330.55                         228,000.00
                           360             6,076.11                       1,000,000.00
                           360             2,383.22                         397,500.00
                           240             2,836.96                         400,000.00
                           180             1,097.02                         130,000.00
                           360             8,093.94                       1,350,000.00
                           180             2,320.61                         275,000.00
                           360             4,085.01                         700,000.00
                           360             1,288.53                         220,800.00
                           360             2,334.30                         400,000.00
                           180               920.83                         110,000.00
                           360               623.67                          97,400.00
                           360             2,694.76                         443,500.00
                           360             3,151.30                         540,000.00
                           360             3,478.10                         596,000.00
                           360               359.14                          59,900.00
                           240             1,111.95                         160,000.00
                           360             5,915.38                       1,000,000.00
                           180             1,524.44                         175,000.00
                           360             2,042.51                         350,000.00
                           180               622.81                          75,000.00
                           360             1,419.70                         240,000.00
                           180               830.41                         100,000.00
                           180             1,238.88                         140,000.00
                           360             2,351.96                         397,600.00
                           180             1,555.66                         180,000.00
                           240               691.94                          91,000.00
                           360               708.08                         115,000.00
                           360             1,274.03                         180,000.00
                           360             1,169.87                         190,000.00
                           360             1,761.04                         240,000.00
                           360             1,524.08                         232,000.00
                           360               758.65                         130,000.00
                           180             1,255.68                         150,000.00
                           360             3,015.74                         503,000.00
                           180             1,799.08                         211,500.00
                           360               541.31                          82,400.00
                           360               853.30                         135,000.00
                           360             2,451.01                         420,000.00
                           180               763.70                          90,500.00
                           360             1,875.99                         275,000.00
                           360             3,159.58                         520,000.00
                           360             1,350.65                         205,600.00
                           180             4,152.06                         500,000.00
                           360             3,472.26                         595,000.00
                           360             2,531.79                         428,000.00
                           360             2,515.20                         431,000.00
                           360             1,454.37                         208,000.00
                           360             1,011.31                         160,000.00
                           360               875.61                         135,000.00
                           360             1,959.42                         310,000.00
                           360             1,136.51                         194,750.00
                           360               931.41                         155,350.00
                           360               603.41                          98,000.00
                           360               955.05                         140,000.00
                           360             1,111.50                         187,900.00
                           360             1,883.19                         322,700.00
                           180               680.50                          80,000.00
                           360             1,232.34                         190,000.00
                           360             5,812.39                         996,000.00
                           180             6,663.99                         809,000.00
                           360             1,519.03                         250,000.00
                           360               303.90                          44,000.00
                           360               262.78                          40,000.00
                           360               888.58                         137,000.00
                           360               758.86                         117,000.00
                           360             3,758.21                         644,000.00
                           360               549.01                          88,000.00
                           360               839.38                         140,000.00
                           360               985.40                         150,000.00
                           360             2,691.69                         415,000.00
                           360             5,255.44                         800,000.00
                           360             2,396.86                         410,720.00
                           180             3,819.89                         460,000.00
                           360             1,222.12                         206,600.00
                           180             2,059.02                         244,000.00
                           360             1,726.71                         288,000.00
                           360               869.57                         147,000.00
                           360               729.47                         125,000.00
                           360             1,083.67                         176,000.00
                           360             1,230.99                         208,100.00
                           180             1,381.25                         165,000.00
                           360             8,873.07                       1,500,000.00
                           360             3,453.94                         600,000.00
                           360             1,798.66                         300,000.00
                           360               198.04                          33,478.00
                           360             1,111.21                         187,850.00
                           360             2,709.97                         452,000.00
                           360             3,201.56                         500,000.00
                           360             2,957.69                         500,000.00
                           360               242.54                          41,000.00
                           360               475.34                          77,200.00
                           180             1,742.22                         200,000.00
                           360             1,093.70                         180,000.00
                           360             2,446.54                         425,000.00
                           360             2,130.05                         365,000.00
                           360               617.34                         101,600.00
                           180             1,162.58                         140,000.00
                           180             1,337.79                         150,000.00
                           360             4,174.83                         652,000.00
                           360             1,721.54                         295,000.00
                           360               873.42                         140,000.00
                           360               638.07                          88,000.00
                           360               608.55                         101,500.00
                           360             2,334.30                         400,000.00
                           180             1,481.70                         177,000.00
                           360               748.65                         120,000.00
                           360             3,223.68                         560,000.00
                           360             1,264.08                         190,000.00
                           180               871.11                         100,000.00
                           360             6,906.83                       1,152,000.00
                           360             1,372.52                         220,000.00
                           360             3,821.24                         654,800.00
                           360               985.15                         160,000.00
                           360             3,038.06                         500,000.00
                           180               662.05                          76,000.00
                           360            12,477.40                       2,000,000.00
                           360             1,621.50                         250,000.00
                           360             1,230.40                         208,000.00
                           360             2,188.36                         365,000.00
                           180               381.99                          46,000.00
                           180             1,215.16                         144,000.00
                           360             3,602.79                         570,000.00
                           360               970.13                         164,000.00
                           360             1,148.48                         196,800.00
                           180             1,245.62                         150,000.00
                           360             2,334.30                         400,000.00
                           360               221.66                          36,000.00
                           360             2,528.15                         380,000.00
                           360             1,277.73                         216,000.00
                           360             1,954.97                         335,000.00
                           180               912.87                         100,000.00
                           180               729.94                          86,500.00
                           360               554.15                          90,000.00
                           360             2,357.53                         388,000.00
                           360             2,430.45                         400,000.00
                           360             3,312.62                         560,000.00
                           360             7,002.88                       1,200,000.00
                           360             1,922.84                         275,000.00
                           360             2,763.16                         480,000.00
                           360             4,893.08                         850,000.00
                           360               654.20                         103,500.00
                           360             8,753.60                       1,500,000.00
                           360             2,519.08                         420,160.00
                           360             4,316.77                         720,000.00
                           360             5,028.08                         850,000.00
                           240             3,301.09                         475,000.00
                           360               657.36                         104,000.00
                           360             2,188.40                         375,000.00
                           360               521.61                          87,000.00
                           360               916.89                         155,000.00
                           360               875.36                         150,000.00
                           360               554.40                          95,000.00
                           360             2,591.07                         444,000.00
                           360               946.47                         160,000.00
                           360             2,428.18                         405,000.00
                           360             1,580.17                         250,000.00
                           360             1,341.32                         215,000.00
                           360             3,968.30                         680,000.00
                           360            11,830.76                       2,000,000.00
                           360             1,075.41                         167,950.00
                           360             1,738.70                         290,000.00
                           360             5,835.73                       1,000,000.00
                           360               473.23                          80,000.00
                           360             2,792.71                         465,800.00
                           240            10,963.93                       1,500,000.00
                           360             2,398.21                         400,000.00
                           360               501.37                          78,300.00
                           360             1,651.52                         283,000.00
                           180             1,132.44                         130,000.00
                           360             2,699.98                         411,000.00
                           360             1,989.99                         341,000.00
                           360               948.11                         150,000.00
                           360             1,394.49                         215,000.00
                           180             1,411.70                         170,000.00
                           360               809.01                         114,300.00
                           360             2,691.69                         415,000.00
                           360            10,117.42                       1,687,500.00
                           360             8,873.07                       1,500,000.00
                           360             2,957.69                         500,000.00
                           360             2,514.04                         425,000.00
                           360             3,897.08                         650,000.00
                           360             3,519.65                         595,000.00
                           360             2,744.74                         464,000.00
                           360             1,413.48                         238,950.00
                           360             2,187.40                         360,000.00
                           360             2,579.11                         436,000.00
                           360             3,667.54                         620,000.00
                           360             2,303.45                         389,400.00
                           360             5,146.38                         870,000.00
                           360             2,398.21                         400,000.00
                           360             2,451.34                         414,400.00
                           360             2,307.00                         390,000.00
                           360             3,062.36                         504,000.00
                           360             2,907.82                         485,000.00
                           360             2,997.76                         500,000.00
                           360               875.48                         148,000.00
                           360             2,440.10                         412,500.00
                           360             3,142.25                         531,200.00
                           360             1,468.90                         245,000.00
                           360            11,874.11                       1,928,500.00
                           360             2,721.08                         460,000.00
                           360             2,342.49                         396,000.00
                           360             4,353.72                         736,000.00
                           360             2,153.20                         364,000.00
                           360             2,839.39                         480,000.00
                           360             2,957.69                         500,000.00
                           360             2,366.16                         400,000.00
                           360             2,360.24                         399,000.00
                           360             3,908.89                         660,800.00
                           360             2,247.85                         380,000.00
                           360             2,470.27                         417,600.00
                           360             3,549.23                         600,000.00
                           360             2,366.16                         400,000.00
                           360             5,831.06                         999,200.00
                           360             3,647.33                         625,000.00
                           360             2,362.31                         404,800.00
                           360             2,742.80                         470,000.00
                           360             2,162.14                         370,500.00
                           360             3,209.66                         550,000.00
                           360             2,098.53                         359,600.00
                           360             2,529.42                         427,600.00
                           360               975.74                         167,200.00
                           360             3,034.58                         520,000.00
                           360             2,917.87                         500,000.00
                           360             3,034.58                         520,000.00
                           360             4,096.69                         702,000.00
                           360             2,483.69                         425,600.00
                           360             2,754.47                         472,000.00
                           360             2,340.13                         401,000.00



                    CURRENT_BALANCE                          CURRENT_GROSS_COUPON           SERV_FEE
                    ---------------                           --------------------          --------

                       52,089.86                                      9.2500                0.2500
                       80,021.73                                      9.8750                0.2500
                       92,366.04                                     10.7500                0.2500
                      112,696.28                                      8.1250                0.2500
                      174,552.60                                      8.2500                0.2500
                      206,187.15                                      9.1250                0.2500
                      319,678.83                                      7.7500                0.2500
                      133,253.67                                      8.8750                0.2500
                      184,814.09                                      9.1250                0.2500
                      207,035.18                                      8.8750                0.2500
                      132,587.88                                      9.5000                0.2500
                       39,900.51                                      8.3750                0.2500
                       78,522.43                                      8.3750                0.2500
                      262,209.78                                      9.5000                0.2500
                       55,417.81                                      9.5000                0.2500
                       98,393.22                                      9.0000                0.2500
                       95,437.46                                      7.7500                0.2500
                      170,057.72                                      9.3750                0.2500
                       28,738.13                                      8.2500                0.2500
                      176,408.90                                      7.7500                0.2500
                      286,831.69                                      9.2500                0.2500
                       93,582.86                                      8.5000                0.2500
                       53,829.05                                      8.7500                0.2500
                      118,876.71                                      8.5000                0.2500
                      130,590.13                                      9.7500                0.2500
                      664,428.31                                      8.7500                0.2500
                       56,978.54                                      8.6250                0.2500
                      142,711.24                                      9.7500                0.2500
                       94,529.06                                      9.0000                0.2500
                      176,795.76                                      8.7500                0.2500
                      221,824.57                                      8.3750                0.2500
                       75,367.58                                      9.3750                0.2500
                       70,925.89                                      8.3750                0.2500
                      113,945.50                                      8.7500                0.2500
                      100,724.51                                      9.5000                0.2500
                      120,001.84                                      9.3750                0.2500
                       90,972.36                                      8.8750                0.2500
                      316,100.92                                      8.8750                0.2500
                      100,044.10                                      8.5000                0.2500
                      153,757.89                                      8.6250                0.2500
                       85,371.06                                      8.5000                0.2500
                       57,946.12                                      9.1250                0.2500
                      537,939.24                                      8.7500                0.2500
                      322,506.13                                      7.8750                0.2500
                      576,440.79                                      8.0000                0.2500
                      116,007.87                                      8.3750                0.2500
                      109,621.77                                      8.3750                0.2500
                      151,621.55                                      8.1250                0.2500
                      142,056.91                                      7.8750                0.2500
                       41,710.36                                      7.8750                0.2500
                       99,927.05                                      8.0000                0.2500
                       46,201.14                                      8.8750                0.2500
                       47,288.87                                      8.5000                0.2500
                       90,539.62                                      8.6250                0.2500
                      121,221.81                                      7.8750                0.2500
                       20,881.88                                      8.7500                0.2500
                       44,066.67                                      7.8750                0.2500
                       63,037.64                                      7.8750                0.2500
                      236,428.05                                      7.8750                0.2500
                      238,399.04                                      8.5000                0.2500
                       55,918.04                                      8.0000                0.2500
                      116,378.06                                      7.8750                0.2500
                      203,773.65                                      8.0000                0.2500
                       60,049.43                                      7.8750                0.2500
                       55,104.14                                      8.0000                0.2500
                      218,495.43                                      7.6250                0.2500
                      385,843.71                                      7.8750                0.2500
                       29,421.16                                      9.0000                0.2500
                       43,030.54                                      9.2500                0.2500
                       65,908.47                                      9.5000                0.2500
                      203,050.47                                      9.0000                0.2500
                      112,758.44                                      9.5000                0.2500
                      118,875.47                                      8.5000                0.2500
                       68,070.40                                      9.0000                0.2500
                       99,848.08                                      8.2500                0.2500
                       55,456.58                                      8.6250                0.2500
                      173,884.57                                      9.3750                0.2500
                       52,468.83                                      9.2500                0.2500
                      106,523.98                                      8.6250                0.2500
                      127,484.00                                      8.8750                0.2500
                       95,108.50                                      8.8750                0.2500
                       93,565.45                                      8.8750                0.2500
                      114,676.35                                      9.0000                0.2500
                       42,130.72                                      9.3750                0.2500
                       55,938.73                                      8.7500                0.2500
                      199,715.49                                      6.8750                0.2500
                       99,535.61                                      9.5000                0.2500
                      350,155.18                                      8.8750                0.2500
                       61,016.80                                      9.2500                0.2500
                       88,440.22                                      9.5000                0.2500
                      101,752.59                                      9.3750                0.2500
                       66,295.57                                      9.6250                0.2500
                      139,729.87                                      9.2500                0.2500
                       67,831.48                                      9.1250                0.2500
                       89,297.05                                      8.6250                0.2500
                       57,150.74                                      9.7500                0.2500
                       64,519.04                                      8.7500                0.2500
                      129,655.50                                      9.0000                0.2500
                       61,899.06                                      8.8750                0.2500
                      148,267.70                                      8.2500                0.2500
                      959,355.24                                      7.8750                0.2500
                      298,556.39                                      7.8750                0.2500
                      138,705.83                                      8.6250                0.2500
                       27,425.45                                      8.7500                0.2500
                      211,589.43                                      8.5000                0.2500
                      116,034.83                                      7.5000                0.2500
                      114,749.21                                      7.5000                0.2500
                       61,382.64                                      8.5000                0.2500
                       45,691.26                                      8.0000                0.2500
                       43,892.51                                      8.0000                0.2500
                       44,611.68                                      8.0000                0.2500
                       56,254.90                                      8.2500                0.2500
                       55,820.68                                      7.7500                0.2500
                       47,130.16                                      8.0000                0.2500
                       61,387.72                                      8.5000                0.2500
                       61,039.84                                      8.5000                0.2500
                      156,764.60                                      7.7500                0.2500
                      100,247.27                                      8.5000                0.2500
                       35,067.68                                      8.3750                0.2500
                       33,689.72                                      8.5000                0.2500
                       61,381.02                                      8.5000                0.2500
                      139,732.80                                      7.3750                0.2500
                      320,316.49                                      7.5000                0.2500
                      305,830.96                                      7.7500                0.2500
                      306,343.78                                      7.6250                0.2500
                      107,337.21                                      9.3750                0.2500
                      102,216.64                                      9.0000                0.2500
                      241,498.33                                      9.2500                0.2500
                       88,064.66                                      8.7500                0.2500
                      108,563.67                                      9.2500                0.2500
                      149,513.95                                      8.8750                0.2500
                      133,562.21                                      9.0000                0.2500
                      108,608.61                                      9.0000                0.2500
                       86,712.53                                      8.6250                0.2500
                      115,571.53                                      9.1250                0.2500
                      137,092.69                                      8.7500                0.2500
                      198,694.63                                      9.5000                0.2500
                       94,802.66                                      9.5000                0.2500
                       99,169.85                                      8.8750                0.2500
                      209,205.59                                      9.1250                0.2500
                       61,273.88                                     10.5000                0.2500
                       43,648.93                                      9.5000                0.2500
                       61,005.67                                     10.5000                0.2500
                       62,909.82                                     10.0000                0.2500
                       40,915.01                                      9.5000                0.2500
                      119,760.24                                      9.5000                0.2500
                      118,129.16                                      8.7500                0.2500
                      181,871.72                                      9.7500                0.2500
                       76,589.55                                      9.5000                0.2500
                      339,677.31                                      8.1250                0.2500
                       60,590.06                                      8.8750                0.2500
                      252,399.89                                      9.2500                0.2500
                      299,330.63                                      6.7500                0.2500
                      107,584.11                                      9.5000                0.2500
                       65,811.00                                     10.5000                0.2500
                       62,032.97                                     10.5000                0.2500
                      196,053.89                                      9.7500                0.2500
                       52,424.03                                      7.5000                0.2500
                       28,702.39                                      7.7500                0.2500
                       67,207.86                                      8.2500                0.2500
                      338,603.40                                      9.1250                0.2500
                       45,127.74                                      8.3750                0.2500
                      137,599.85                                      7.2500                0.2500
                      343,129.55                                      8.8750                0.2500
                       63,239.56                                      8.0000                0.2500
                      111,314.67                                      8.6250                0.2500
                      295,740.67                                      8.6250                0.2500
                      154,575.42                                      9.3750                0.2500
                       60,013.48                                      8.8250                0.2500
                       65,903.48                                      9.0000                0.2500
                       73,615.76                                      8.8750                0.2500
                       53,322.24                                      8.5000                0.2500
                      103,497.28                                      9.8750                0.2500
                       82,387.43                                      9.8750                0.2500
                       93,038.45                                     10.0000                0.2500
                      425,382.14                                      6.9900                0.2500
                      597,052.85                                      6.9900                0.2500
                       53,855.70                                      8.8750                0.2500
                       52,592.39                                      8.1250                0.2500
                       65,928.62                                      9.0000                0.2500
                       44,793.91                                      9.8750                0.2500
                      313,566.70                                      9.0000                0.2500
                      750,025.51                                      7.5000                0.2500
                      386,977.17                                      6.5000                0.2500
                      616,359.57                                      6.5000                0.2500
                      292,614.62                                      7.5000                0.2500
                      625,675.74                                      7.7500                0.2500
                      442,899.62                                      8.0000                0.2500
                      512,523.56                                      7.6250                0.2500
                      435,155.14                                      7.8750                0.2500
                      661,290.51                                      8.8750                0.2500
                      622,617.34                                      7.5000                0.2500
                      401,527.11                                      8.2500                0.2500
                      809,368.47                                      7.6250                0.2500
                      462,758.46                                      7.2500                0.2500
                       63,982.51                                      7.0000                0.2500
                      288,389.08                                      6.8750                0.2500
                       40,794.17                                      8.5000                0.2500
                      217,559.16                                      9.1250                0.2500
                       77,453.56                                      7.6250                0.2500
                       86,122.49                                      7.7500                0.2500
                       57,017.16                                      7.3750                0.2500
                      201,708.31                                      9.1250                0.2500
                       64,684.68                                      7.5000                0.2500
                      105,328.05                                      7.0000                0.2500
                      207,423.28                                      7.0000                0.2500
                      206,543.01                                      7.8750                0.2500
                       60,768.87                                      7.2500                0.2500
                       82,559.93                                      7.3750                0.2500
                      312,919.82                                      7.0000                0.2500
                      109,360.14                                      7.3750                0.2500
                       92,668.38                                      7.5000                0.2500
                      195,660.28                                      7.6250                0.2500
                      339,919.36                                      7.2500                0.2500
                       93,986.73                                      7.5000                0.2500
                      108,174.14                                      7.5000                0.2500
                       49,758.65                                      7.5000                0.2500
                       48,397.83                                      7.5000                0.2500
                      123,363.36                                      7.6250                0.2500
                      132,699.68                                      7.5000                0.2500
                       36,709.10                                      7.3750                0.2500
                       36,648.73                                      7.3750                0.2500
                       57,184.91                                      9.7500                0.2500
                       31,925.54                                      8.6250                0.2500
                       54,266.19                                      8.1250                0.2500
                       85,760.87                                      9.1250                0.2500
                       89,780.08                                      7.6250                0.2500
                       66,422.67                                      9.9050                0.2500
                       37,452.13                                     10.0000                0.2500
                       67,544.05                                      9.3750                0.2500
                       41,437.55                                     11.0000                0.2500
                      405,884.41                                      7.5000                0.2500
                      383,290.71                                      6.3750                0.2500
                       80,082.33                                      7.3750                0.2500
                       38,661.40                                      8.2500                0.2500
                      385,190.86                                      7.0000                0.2500
                       99,046.58                                      7.5000                0.2500
                      110,595.23                                      8.8750                0.2500
                       93,780.54                                      7.2500                0.2500
                       44,650.75                                      6.6250                0.2500
                      109,031.96                                      7.5000                0.2500
                      376,589.89                                      7.3750                0.2500
                       83,658.51                                      8.0000                0.2500
                      173,990.69                                      9.7500                0.2500
                       46,665.41                                      8.7500                0.2500
                       59,676.88                                      9.2500                0.2500
                       98,117.95                                      8.7500                0.2500
                       92,061.85                                      9.2500                0.2500
                       76,963.90                                      9.6250                0.2500
                       46,706.59                                      9.1250                0.2500
                      119,189.57                                      8.5000                0.2500
                       41,533.41                                     10.2500                0.2500
                       46,948.60                                      7.0000                0.2500
                       64,577.15                                      9.9900                0.2500
                      160,948.91                                      7.0000                0.2500
                      135,349.62                                      7.5000                0.2500
                      358,487.67                                      8.0000                0.2500
                      118,109.16                                      7.7500                0.2500
                      100,355.33                                      7.3750                0.2500
                      211,920.49                                      7.5000                0.2500
                      103,487.67                                      8.5000                0.2500
                       34,324.70                                      7.3750                0.2500
                      832,266.90                                      7.0000                0.2500
                      406,135.81                                      7.7500                0.2500
                      148,655.47                                      8.2500                0.2500
                      698,689.62                                      7.8750                0.2500
                      405,533.94                                      7.5000                0.2500
                       66,924.01                                      8.2500                0.2500
                      304,359.81                                      7.6250                0.2500
                      404,628.60                                      6.8750                0.2500
                       54,495.23                                      7.8750                0.2500
                      337,965.22                                      7.3750                0.2500
                      309,133.50                                      7.5000                0.2500
                      105,196.14                                      7.8750                0.2500
                       62,863.35                                      7.5000                0.2500
                       28,361.01                                      7.2500                0.2500
                      124,996.19                                      9.0000                0.2500
                       70,410.53                                      7.6250                0.2500
                      123,978.24                                      8.0000                0.2500
                       92,042.14                                      7.0000                0.2500
                       63,775.18                                      7.3750                0.2500
                       39,648.14                                      7.7500                0.2500
                       77,567.82                                      7.2500                0.2500
                       40,582.04                                      7.6250                0.2500
                      123,581.17                                      7.7500                0.2500
                      123,840.06                                      8.5000                0.2500
                      731,061.46                                      7.2500                0.2500
                      480,314.66                                      6.6250                0.2500
                      488,924.39                                      7.2500                0.2500
                      383,737.74                                      6.8750                0.2500
                      471,881.58                                      7.7500                0.2500
                      577,288.44                                      7.0000                0.2500
                      136,064.72                                      7.8750                0.2500
                      282,361.85                                      6.5000                0.2500
                      164,870.29                                      6.7500                0.2500
                      144,842.78                                      7.3750                0.2500
                      196,827.30                                      7.8750                0.2500
                      104,310.88                                      7.0000                0.2500
                      257,216.18                                      7.5000                0.2500
                      103,913.02                                      7.7500                0.2500
                       35,809.24                                      7.0000                0.2500
                      462,331.62                                      7.0000                0.2500
                       39,057.47                                      8.7500                0.2500
                      104,740.07                                      8.5000                0.2500
                       46,328.31                                      8.0000                0.2500
                       46,529.07                                      8.0000                0.2500
                       87,894.71                                      8.1250                0.2500
                       78,188.14                                      8.3750                0.2500
                       84,686.45                                      8.6250                0.2500
                       28,946.01                                      8.3750                0.2500
                       79,570.17                                      8.5000                0.2500
                       91,910.34                                      8.2500                0.2500
                       78,374.01                                      8.5000                0.2500
                      167,511.29                                      7.6250                0.2500
                      135,470.16                                      8.8750                0.2500
                      104,363.87                                      7.3750                0.2500
                       79,098.07                                      7.6250                0.2500
                      478,459.45                                      7.2500                0.2500
                       49,151.51                                      7.5000                0.2500
                      178,522.94                                      7.7500                0.2500
                       50,642.93                                     10.5000                0.2500
                       61,792.69                                      9.5000                0.2500
                       49,265.62                                      9.7500                0.2500
                      114,202.24                                      8.5000                0.2500
                       56,114.10                                      9.0000                0.2500
                       51,286.69                                      7.9900                0.2500
                       59,825.67                                      7.9900                0.2500
                       82,288.88                                      9.9900                0.2500
                      130,369.62                                      9.2500                0.2500
                      124,655.26                                      9.0000                0.2500
                      150,166.87                                      8.2500                0.2500
                       79,331.34                                      8.7500                0.2500
                      122,338.68                                      8.5000                0.2500
                       40,223.11                                      8.5000                0.2500
                      199,608.86                                      8.6250                0.2500
                      100,278.01                                      7.8750                0.2500
                      115,260.52                                      8.3750                0.2500
                      300,193.22                                      7.0000                0.2500
                      100,577.72                                      8.5000                0.2500
                      163,869.99                                      8.0000                0.2500
                      113,796.65                                      8.7500                0.2500
                       73,728.87                                      8.8750                0.2500
                       59,355.49                                      8.8750                0.2500
                       66,165.83                                      7.8750                0.2500
                      436,290.41                                      8.1250                0.2500
                      140,762.72                                      8.5000                0.2500
                       68,280.07                                      8.3750                0.2500
                      166,539.48                                      7.5000                0.2500
                       33,190.46                                      8.3750                0.2500
                      161,611.54                                      8.5000                0.2500
                      236,058.41                                      8.3750                0.2500
                       59,068.30                                      9.0000                0.2500
                      187,972.60                                      8.3750                0.2500
                       84,902.01                                      8.3750                0.2500
                      124,757.44                                      7.6250                0.2500
                      247,542.83                                      8.2500                0.2500
                      184,917.43                                      8.0000                0.2500
                       50,785.00                                      8.6250                0.2500
                      351,237.93                                      8.1250                0.2500
                       30,507.04                                      8.0000                0.2500
                       47,422.22                                      7.8750                0.2500
                       20,750.89                                      8.1250                0.2500
                       93,183.94                                      8.6250                0.2500
                      191,378.30                                      8.7500                0.2500
                       71,912.85                                      8.5000                0.2500
                       38,738.48                                      9.0000                0.2500
                       49,799.85                                      8.5000                0.2500
                       58,490.15                                      8.7500                0.2500
                      482,406.44                                      8.0000                0.2500
                       79,231.54                                      8.3750                0.2500
                      215,090.51                                      8.5000                0.2500
                      124,379.65                                      8.6250                0.2500
                       19,180.44                                      8.2500                0.2500
                       78,865.32                                      8.1250                0.2500
                      126,569.60                                      9.0000                0.2500
                       61,630.53                                      8.6250                0.2500
                      137,980.68                                      8.1250                0.2500
                      190,558.45                                      8.2500                0.2500
                       89,032.28                                      8.6250                0.2500
                      218,718.20                                      8.3750                0.2500
                       34,388.53                                      8.3750                0.2500
                      137,948.39                                      8.1250                0.2500
                       81,268.44                                      7.7500                0.2500
                      221,455.02                                      8.5000                0.2500
                      100,026.10                                      8.5000                0.2500
                      108,697.09                                      7.6250                0.2500
                      344,357.12                                      7.8750                0.2500
                      113,984.30                                      8.3750                0.2500
                       82,990.10                                      8.5000                0.2500
                      147,539.93                                      8.5000                0.2500
                       87,623.28                                      8.5000                0.2500
                       69,580.55                                      8.2500                0.2500
                      144,088.97                                      8.3750                0.2500
                       46,184.21                                      7.8750                0.2500
                      141,389.35                                      8.6250                0.2500
                       59,279.69                                      8.3750                0.2500
                      230,240.86                                      7.2500                0.5000
                      235,949.95                                      7.3750                0.2500
                      252,773.08                                      6.6250                0.2000
                       41,339.25                                      7.7500                0.2500
                       93,978.99                                      7.7500                0.2000
                      105,388.84                                      7.7500                0.2000
                       85,954.21                                      6.8750                0.2500
                      271,135.60                                      6.8750                0.2000
                      269,219.40                                      7.2500                0.2000
                      236,159.04                                      7.6250                0.2000
                      335,067.78                                      7.3750                0.2000
                      126,684.51                                      6.5000                0.2000
                       79,114.13                                      7.7500                0.2000
                      315,463.45                                      7.2500                0.2500
                      288,042.45                                      7.3750                0.2500
                      151,080.34                                      6.6250                0.2000
                      293,928.71                                      7.0000                0.2000
                      232,785.03                                      7.0000                0.2000
                       71,950.07                                      7.6250                0.2500
                      107,436.80                                      8.1250                0.2500
                      225,991.90                                      7.7500                0.2000
                       57,774.82                                      7.3750                0.2000
                       27,513.93                                      7.8750                0.2500
                       84,659.16                                      8.1250                0.2500
                      168,462.67                                      7.6300                0.2500
                       72,420.36                                      7.7500                0.2000
                       56,169.47                                      8.1250                0.2500
                      102,342.53                                      7.8750                0.2500
                      261,623.05                                      7.2500                0.2500
                      200,072.10                                      7.2500                0.2000
                       74,948.51                                      7.8750                0.2500
                       55,041.32                                      8.0000                0.2500
                       62,971.55                                      8.0000                0.2500
                       30,830.57                                      7.8750                0.2500
                      217,097.20                                      6.5000                0.2500
                      291,385.66                                      7.3750                0.2500
                      388,120.39                                      6.8750                0.2500
                      315,314.91                                      7.7500                0.7500
                      290,970.90                                      6.7500                0.2500
                      308,998.65                                      7.5000                0.2500
                       97,191.12                                      8.1250                0.7500
                      314,856.06                                      6.6250                0.2500
                      278,947.19                                      6.8750                0.2500
                      334,332.33                                      7.0000                0.2500
                      342,759.49                                      8.1250                0.7500
                      309,272.74                                      6.7500                0.2500
                      334,938.13                                      6.8750                0.2500
                      328,363.22                                      6.8750                0.5000
                       75,953.58                                      6.7500                0.2500
                       96,197.14                                     10.7500                0.2500
                       62,292.36                                     10.7500                0.2500
                      125,283.31                                      9.5000                0.2500
                       46,421.39                                      9.8750                0.2500
                      110,413.24                                      9.7500                0.2500
                       93,354.40                                      9.1250                0.2500
                       57,065.72                                     12.2500                0.2500
                       89,834.73                                      9.7500                0.2500
                       41,887.91                                     10.2500                0.2500
                       72,658.96                                      9.2500                0.2500
                       57,347.48                                      9.6250                0.2500
                       73,040.54                                     10.0000                0.2500
                       50,936.36                                      9.7500                0.2500
                      149,169.66                                      9.7500                0.2500
                       99,222.54                                      9.2500                0.2500
                       83,296.68                                      9.7500                0.2500
                      129,239.73                                      9.0000                0.2500
                       43,003.50                                      9.5000                0.2500
                       55,469.15                                     12.6250                0.2500
                       51,211.44                                     10.3750                0.2500
                       49,440.37                                      9.0000                0.2500
                       99,864.30                                      9.7500                0.2500
                       15,591.04                                      8.8750                0.2500
                      101,722.85                                      9.2500                0.2500
                       96,268.64                                      9.8750                0.2500
                       40,768.91                                      9.5000                0.2500
                       69,489.98                                      9.2500                0.2500
                      129,665.64                                      8.3750                0.2500
                       52,700.74                                      8.7500                0.2500
                       77,990.87                                     10.6250                0.2500
                       27,583.22                                     10.3750                0.2500
                      151,057.62                                      9.3750                0.2500
                       92,460.87                                     10.0000                0.2500
                       50,165.56                                      9.7500                0.2500
                       64,171.30                                      9.8750                0.2500
                       64,531.14                                     10.5000                0.2500
                       56,376.65                                     10.0000                0.2500
                      188,947.40                                     10.1250                0.2500
                       66,513.20                                      9.7500                0.2500
                       79,793.35                                      9.6250                0.2500
                       44,462.48                                     10.3750                0.2500
                      122,428.72                                      9.5000                0.2500
                      139,628.97                                      9.1250                0.2500
                       88,815.18                                      8.5000                0.2500
                       96,828.31                                      9.5000                0.2500
                       61,967.41                                      9.3750                0.2500
                       76,003.51                                      9.0000                0.2500
                       32,313.32                                      9.6250                0.2500
                      324,974.37                                      9.0000                0.2500
                       45,653.51                                      9.3750                0.2500
                       77,848.24                                      9.5000                0.2500
                       51,872.56                                      8.6250                0.2500
                       47,648.46                                      8.5000                0.2500
                       38,352.49                                      9.8750                0.2500
                      141,675.28                                     11.1250                0.2500
                       31,459.40                                     10.6250                0.2500
                       71,574.13                                      9.2500                0.2500
                       66,593.14                                      8.7500                0.2500
                      145,048.14                                     10.6250                0.2500
                      113,354.43                                     10.7500                0.2500
                       43,093.94                                      8.3750                0.2500
                       91,479.45                                      9.8750                0.2500
                      103,570.98                                      9.2500                0.2500
                       53,309.27                                     10.0000                0.2500
                       94,264.24                                      8.8750                0.2500
                      121,332.22                                      8.5000                0.2500
                       84,108.42                                     10.2500                0.2500
                       63,030.07                                      9.5000                0.2500
                       68,354.10                                      8.8750                0.2500
                       37,691.78                                      9.3750                0.2500
                       58,016.99                                     11.2500                0.2500
                       38,286.94                                      9.5000                0.5000
                       28,864.87                                      9.7500                0.5000
                      129,291.25                                      9.7500                0.5000
                      236,518.02                                      6.8750                0.2000
                      204,922.79                                      6.8750                0.2000
                      254,593.98                                      7.6250                0.2000
                      243,284.19                                      6.8750                0.2000
                      235,021.67                                      6.8750                0.2000
                       69,601.42                                     10.6250                0.2500
                       82,639.09                                     10.1250                0.2500
                      582,564.68                                      9.5000                0.2500
                       69,980.86                                     12.2500                0.2500
                      114,838.76                                     10.8750                0.2500
                      163,005.74                                      8.8750                0.2500
                       67,166.17                                      8.6250                0.2500
                       51,680.90                                      9.8750                0.2500
                      116,612.69                                      9.8750                0.2500
                       95,817.16                                     10.3750                0.2500
                       42,133.04                                      9.1250                0.2500
                      119,308.11                                      9.7500                0.2500
                      151,341.25                                     10.1250                0.2500
                       51,576.26                                     10.3750                0.2500
                       40,692.64                                      9.7500                0.2500
                       82,915.89                                     10.8750                0.2500
                      145,043.47                                      8.5000                0.2500
                      107,691.77                                      8.8750                0.2500
                      124,193.85                                      9.3750                0.2500
                      148,356.54                                      8.6250                0.2500
                       59,518.30                                      8.7500                0.2500
                      269,453.21                                      9.3750                0.2500
                       43,521.05                                      8.8750                0.2500
                       57,749.45                                      9.7500                0.2500
                      216,153.94                                      9.6250                0.2500
                       65,741.74                                      9.3750                0.2500
                      119,142.90                                      9.3750                0.2500
                       79,035.69                                     10.0000                0.2500
                       67,472.97                                     10.7500                0.2500
                       89,042.18                                     10.0000                0.2500
                      147,679.20                                      9.3750                0.2500
                      141,744.86                                      9.6250                0.2500
                      123,820.77                                     10.8750                0.2500
                      220,124.09                                      5.7500                0.2500
                      300,117.96                                      5.7500                0.2500
                      202,341.83                                      5.7500                0.2500
                      292,999.22                                      5.8750                0.2500
                      429,591.40                                      6.1250                0.2500
                       61,860.48                                      7.6250                0.2500
                      347,404.69                                      5.8750                0.2500
                       97,116.23                                      5.7500                0.2500
                      111,905.14                                      7.7500                0.2500
                      445,955.34                                      5.8750                0.2500
                      414,643.69                                      5.7500                0.2500
                      347,404.71                                      5.6250                0.2500
                      429,365.51                                      5.7500                0.2500
                       97,900.07                                      6.2500                0.2500
                       90,367.17                                      6.8750                0.2500
                      100,406.55                                      6.0000                0.2500
                    1,694,356.44                                      5.7500                0.2500
                      551,334.29                                      6.2500                0.2500
                       37,281.75                                      6.2500                0.2500
                      225,171.06                                      6.1250                0.2500
                       77,335.86                                      6.0000                0.2500
                      670,967.36                                      5.8750                0.2500
                      554,253.68                                      6.0000                0.2500
                      339,926.83                                      6.0000                0.2500
                      439,109.42                                      6.0000                0.2500
                       89,176.02                                      7.1250                0.2500
                       70,221.97                                      5.8750                0.2500
                      135,962.80                                      5.7500                0.2500
                      366,900.39                                      6.0000                0.2500
                      147,072.34                                      6.0000                0.2500
                       92,372.23                                      5.7500                0.2500
                      368,593.12                                      5.7500                0.2500
                       60,416.70                                      6.3750                0.2500
                       68,310.65                                      6.5000                0.2500
                      430,225.80                                      5.7500                0.2500
                      525,184.69                                      6.0000                0.2500
                      261,245.32                                      5.7500                0.2500
                      531,277.58                                      5.8750                0.2500
                      217,710.13                                      5.7500                0.2500
                      876,160.69                                      5.7500                0.2500
                      248,424.03                                      6.7500                0.2500
                      379,216.88                                      5.8750                0.2500
                      356,006.92                                      6.1250                0.2500
                      136,713.01                                      6.5000                0.2500
                      178,546.11                                      6.5000                0.2500
                      501,149.56                                      5.6250                0.2500
                      461,367.00                                      6.0000                0.2500
                       80,800.56                                      6.5000                0.2500
                      401,850.25                                      5.8750                0.2500
                      474,473.90                                      5.8750                0.2500
                      455,231.37                                      6.1250                0.2500
                       91,713.42                                      5.7500                0.2500
                       84,010.96                                      7.1250                0.2500
                      138,248.96                                      5.7500                0.2500
                      566,875.17                                      6.0000                0.2500
                      434,724.86                                      6.0000                0.2500
                      701,005.85                                      6.0000                0.2500
                      151,600.06                                      5.8750                0.2500
                      161,176.76                                      5.8750                0.2500
                      974,102.48                                      5.8750                0.2500
                      126,476.21                                      6.7500                0.2500
                      505,818.40                                      6.1250                0.2500
                      365,716.15                                      5.8750                0.2500
                      133,177.02                                      6.6250                0.2500
                      554,796.28                                      5.7500                0.2500
                      232,352.00                                      5.8750                0.2500
                      898,810.19                                      6.0000                0.2500
                      122,525.70                                      5.8750                0.2500
                      258,677.60                                      6.0000                0.2500
                      559,614.31                                      6.2500                0.2500
                      411,226.66                                      5.7500                0.2500
                      149,670.27                                      8.0000                0.2500
                       75,927.60                                      8.3750                0.2500
                      882,777.78                                      5.8750                0.2500
                      387,324.70                                      5.8750                0.2500
                      334,281.50                                      6.1250                0.2500
                       43,898.93                                      8.3750                0.2500
                      110,847.17                                      6.7500                0.2500
                      314,797.60                                      5.7500                0.2500
                      409,044.91                                      6.1250                0.2500
                      496,903.68                                      5.8750                0.2500
                      975,243.23                                      5.8750                0.2500
                      434,026.81                                      5.8750                0.2500
                      399,617.01                                      5.7500                0.2500
                       94,548.70                                      7.2500                0.2500
                      566,353.44                                      6.0000                0.2500
                      243,698.19                                      6.0000                0.2500
                      534,496.15                                      5.8750                0.2500
                      414,316.28                                      6.0000                0.2500
                      392,340.24                                      5.8750                0.2500
                      144,663.94                                      5.8750                0.2500
                      133,358.46                                      6.1250                0.2500
                      117,692.33                                      7.2500                0.2500
                      184,738.45                                      6.0000                0.2500
                      591,509.34                                      5.7500                0.2500
                       63,659.75                                      6.7500                0.2500
                       60,201.22                                      7.1250                0.2500
                      780,669.59                                      5.7500                0.2500
                      394,944.34                                      6.0000                0.2500
                      345,992.82                                      6.2500                0.2500
                      153,859.43                                      6.2500                0.2500
                      287,726.45                                      6.2500                0.2500
                      288,607.52                                      6.0000                0.2500
                      354,382.65                                      5.7500                0.2500
                      204,694.34                                      6.2500                0.2500
                      309,442.72                                      5.7500                0.2500
                      214,304.44                                      5.7500                0.2500
                      979,589.06                                      6.1250                0.2500
                      329,939.69                                      6.0000                0.2500
                      341,388.21                                      5.8750                0.2500
                      107,444.23                                      6.0000                0.2500
                    1,303,488.07                                      6.0000                0.2500
                      225,039.39                                      6.0000                0.2500
                      688,444.90                                      5.7500                0.2500
                      213,381.39                                      5.7500                0.2500
                      390,334.69                                      5.7500                0.2500
                       82,466.40                                      5.8750                0.2500
                       92,240.38                                      6.6250                0.2500
                      420,778.63                                      6.1250                0.2500
                      526,951.95                                      5.7500                0.2500
                      581,202.31                                      5.7500                0.2500
                       58,180.53                                      6.0000                0.2500
                      147,114.88                                      5.6250                0.2500
                      985,263.11                                      5.8750                0.2500
                      141,627.85                                      6.5000                0.2500
                      346,265.92                                      5.7500                0.2500
                       58,769.83                                      5.7500                0.2500
                      235,261.70                                      5.8750                0.2500
                       75,092.69                                      5.7500                0.2500
                      112,822.92                                      6.7500                0.2500
                      391,740.53                                      5.8750                0.2500
                       86,238.14                                      6.3750                0.2500
                       81,109.25                                      6.7500                0.2500
                      110,559.95                                      6.2500                0.2500
                      172,360.64                                      7.6250                0.2500
                      173,571.59                                      6.2500                0.2500
                      230,030.39                                      8.0000                0.2500
                      223,020.80                                      6.8750                0.2500
                      126,251.24                                      5.7500                0.2500
                      110,499.55                                      5.8750                0.2500
                      486,836.12                                      6.0000                0.2500
                      155,167.62                                      6.1250                0.2500
                       79,167.89                                      6.8750                0.2500
                      127,520.12                                      6.5000                0.2500
                      406,868.68                                      5.7500                0.2500
                       74,449.62                                      6.0000                0.2500
                      260,348.06                                      7.2500                0.2500
                      512,141.86                                      6.1250                0.2500
                      141,383.51                                      6.8750                0.2500
                      429,088.56                                      5.7500                0.2500
                      577,775.89                                      5.7500                0.2500
                      424,900.16                                      5.8750                0.2500
                      405,973.72                                      5.7500                0.2500
                      198,601.32                                      7.5000                0.2500
                      154,788.93                                      6.5000                0.2500
                      126,242.10                                      6.7500                0.2500
                      301,629.89                                      6.5000                0.2500
                      191,148.44                                      5.7500                0.2500
                      149,872.81                                      6.0000                0.2500
                       92,813.27                                      6.2500                0.2500
                      133,499.24                                      7.2500                0.2500
                      178,444.22                                      5.8750                0.2500
                      309,845.60                                      5.7500                0.2500
                       65,458.93                                      6.1250                0.2500
                      181,014.21                                      6.7500                0.2500
                      975,366.46                                      5.7500                0.2500
                      706,766.09                                      5.6250                0.2500
                      240,072.02                                      6.1250                0.2500
                       41,751.40                                      7.3750                0.2500
                       38,060.27                                      6.8750                0.2500
                      131,725.39                                      6.7500                0.2500
                      111,466.68                                      6.7500                0.2500
                      615,111.83                                      5.7500                0.2500
                       83,362.28                                      6.3750                0.2500
                      135,176.25                                      6.0000                0.2500
                      144,352.71                                      6.8750                0.2500
                      400,348.49                                      6.7500                0.2500
                      760,879.65                                      6.8750                0.2500
                      405,436.27                                      5.7500                0.2500
                      364,022.36                                      5.7500                0.2500
                      198,078.55                                      5.8750                0.2500
                      200,474.30                                      6.0000                0.2500
                      279,734.05                                      6.0000                0.2500
                      138,556.61                                      5.8750                0.2500
                      121,247.65                                      5.7500                0.2500
                      170,003.91                                      6.2500                0.2500
                      199,516.81                                      5.8750                0.2500
                      134,515.10                                      5.8750                0.2500
                    1,493,837.65                                      5.8750                0.2500
                      585,965.83                                      5.6250                0.2500
                      295,358.20                                      6.0000                0.2500
                       31,966.38                                      5.8750                0.2500
                      180,101.78                                      5.8750                0.2500
                      442,062.85                                      6.0000                0.2500
                      481,945.58                                      6.6250                0.2500
                      487,621.61                                      5.8750                0.2500
                       39,984.75                                      5.8750                0.2500
                       75,414.95                                      6.2500                0.2500
                      165,931.04                                      6.5000                0.2500
                      174,819.85                                      6.1250                0.2500
                      413,483.67                                      5.6250                0.2500
                      354,409.26                                      5.7500                0.2500
                       99,634.89                                      6.1250                0.2500
                      125,302.31                                      5.7500                0.2500
                      121,755.40                                      6.8750                0.2500
                      641,145.02                                      6.6250                0.2500
                      293,129.73                                      5.7500                0.2500
                      133,097.87                                      6.3750                0.2500
                       83,293.17                                      7.8750                0.2500
                       98,930.11                                      6.0000                0.2500
                      388,465.52                                      5.7500                0.2500
                      141,058.47                                      5.8750                0.2500
                      113,508.77                                      6.3750                0.2500
                      547,477.89                                      5.6250                0.2500
                      179,287.41                                      7.0000                0.2500
                       80,014.94                                      6.5000                0.2500
                    1,130,455.89                                      6.0000                0.2500
                      207,931.89                                      6.3750                0.2500
                      638,218.63                                      5.7500                0.2500
                      150,904.79                                      6.2500                0.2500
                      482,006.27                                      6.1250                0.2500
                       64,539.68                                      6.5000                0.2500
                    1,951,201.83                                      6.3750                0.2500
                      244,239.32                                      6.7500                0.2500
                      201,015.97                                      5.8750                0.2500
                      355,759.05                                      6.0000                0.2500
                       40,803.72                                      5.7500                0.2500
                      113,940.12                                      6.0000                0.2500
                      556,831.18                                      6.5000                0.2500
                      160,125.89                                      5.8750                0.2500
                      188,747.41                                      5.7500                0.2500
                      109,439.28                                      5.7500                0.2500
                      390,796.42                                      5.7500                0.2500
                       34,856.36                                      6.2500                0.2500
                      327,208.00                                      7.0000                0.2500
                      208,667.45                                      5.8750                0.2500
                      331,426.00                                      5.7500                0.2500
                       83,387.06                                      7.2500                0.2500
                       70,785.16                                      6.0000                0.2500
                       88,299.08                                      6.2500                0.2500
                      368,360.23                                      6.1250                0.2500
                      386,398.72                                      6.1250                0.2500
                      541,513.76                                      5.8750                0.2500
                    1,191,102.75                                      5.7500                0.2500
                      263,890.24                                      7.5000                0.2500
                      465,845.96                                      5.6250                0.2500
                      837,848.84                                      5.6250                0.2500
                      100,777.24                                      6.5000                0.2500
                    1,454,973.07                                      5.7500                0.2500
                      409,991.43                                      6.0000                0.2500
                      702,562.53                                      6.0000                0.2500
                      830,881.71                                      5.8750                0.2500
                      441,672.17                                      5.6250                0.2500
                       94,561.01                                      6.5000                0.2500
                      355,874.04                                      5.7500                0.2500
                       84,194.90                                      6.0000                0.2500
                      150,269.70                                      5.8750                0.2500
                      146,548.71                                      5.7500                0.2500
                       91,282.69                                      5.7500                0.2500
                      428,536.53                                      5.7500                0.2500
                      146,164.42                                      5.8750                0.2500
                      391,152.52                                      6.0000                0.2500
                      237,286.82                                      6.5000                0.2500
                      207,362.47                                      6.3750                0.2500
                      656,758.78                                      5.7500                0.2500
                    1,930,717.73                                      5.8750                0.2500
                      159,627.67                                      6.6250                0.2500
                      279,616.64                                      6.0000                0.2500
                      975,837.20                                      5.7500                0.2500
                       78,019.49                                      5.8750                0.2500
                      454,525.74                                      6.0000                0.2500
                    1,426,741.97                                      6.2500                0.2500
                      389,416.04                                      6.0000                0.2500
                       75,302.65                                      6.6250                0.2500
                      272,359.90                                      5.7500                0.2500
                      107,179.03                                      6.5000                0.2500
                      397,660.04                                      6.8750                0.2500
                      333,123.80                                      5.7500                0.2500
                      149,314.57                                      6.5000                0.2500
                      129,054.41                                      6.7500                0.2500
                      135,439.82                                      5.7500                0.2500
                      102,809.82                                      7.6250                0.2500
                      390,038.74                                      6.7500                0.2500
                    1,682,435.00                                      6.0000                0.2500
                    1,495,389.54                                      5.8750                0.2500
                      498,977.96                                      5.8750                0.2500
                      423,693.70                                      5.8750                0.2500
                      648,702.60                                      6.0000                0.2500
                      592,555.61                                      5.8750                0.2500
                      463,051.54                                      5.8750                0.2500
                      237,968.34                                      5.8750                0.2500
                      358,829.46                                      6.1250                0.2500
                      434,208.79                                      5.8750                0.2500
                      618,094.33                                      5.8750                0.2500
                      387,800.25                                      5.8750                0.2500
                      868,221.64                                      5.8750                0.2500
                      398,388.06                                      6.0000                0.2500
                      413,126.26                                      5.8750                0.2500
                      389,202.80                                      5.8750                0.2500
                      502,522.91                                      6.1250                0.2500
                      484,031.95                                      6.0000                0.2500
                      498,499.24                                      6.0000                0.2500
                      146,615.04                                      5.8750                0.2500
                      411,656.80                                      5.8750                0.2500
                      530,114.19                                      5.8750                0.2500
                      244,264.63                                      6.0000                0.2500
                    1,919,255.00                                      6.2500                0.2500
                      457,631.94                                      5.8750                0.2500
                      394,373.14                                      5.8750                0.2500
                      734,495.55                                      5.8750                0.2500
                      362,504.60                                      5.8750                0.2500
                      478,524.63                                      5.8750                0.2500
                      495,839.43                                      5.8750                0.2500
                      398,770.52                                      5.8750                0.2500
                      397,360.80                                      5.8750                0.2500
                      658,768.92                                      5.8750                0.2500
                      378,768.31                                      5.8750                0.2500
                      416,316.43                                      5.8750                0.2500
                      596,911.26                                      5.8750                0.2500
                      398,356.67                                      5.8750                0.2500
                      994,996.99                                      5.7500                0.2500
                      623,032.98                                      5.7500                0.2500
                      403,525.99                                      5.7500                0.2500
                      468,128.73                                      5.7500                0.2500
                      369,333.95                                      5.7500                0.2500
                      542,667.39                                      5.7500                0.2500
                      358,468.25                                      5.7500                0.2500
                      426,285.70                                      5.8750                0.2500
                      166,673.77                                      5.7500                0.2500
                      518,363.45                                      5.7500                0.2500
                      498,426.37                                      5.7500                0.2500
                      518,363.45                                      5.7500                0.2500
                      700,530.30                                      5.7500                0.2500
                      423,809.74                                      5.7500                0.2500
                      470,014.58                                      5.7500                0.2500
                      399,737.96                                      5.7500                0.2500



       TR_FEE          MSERV              LPMI                TOTAL_STRIP
       ------          -----              ----                -----------

         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           1.0400                    1.3225
         -            0.0325                -                    0.2825
         -            0.0325           1.1600                    1.4425
         -            0.0325           0.7000                    0.9825
         -            0.0325           0.7000                    0.9825
         -            0.0325           1.1600                    1.4425
         -            0.0325           1.1600                    1.4425
         -            0.0325           1.1600                    1.4425
         -            0.0325           1.1600                    1.4425
         -            0.0325           0.7000                    0.9825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.6600                    0.9425
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.9800                    1.2625
         -            0.0325           0.4900                    0.7725
         -            0.0325           0.3500                    0.6325
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.7000                    0.9825
         -            0.0325                -                    0.2825
         -            0.0325           0.9300                    1.2125
         -            0.0325           2.8650                    3.1475
         -            0.0325           0.9730                    1.2555
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.7100                    0.9925
         -            0.0325                -                    0.2825
         -            0.0325           0.8700                    1.1525
         -            0.0325           0.6480                    0.9305
         -            0.0325           0.7100                    0.9925
         -            0.0325           0.7100                    0.9925
         -            0.0325           0.7870                    1.0695
         -            0.0325           0.8020                    1.0845
         -            0.0325                -                    0.2825
         -            0.0325           0.7610                    1.0435
         -            0.0325           0.5810                    0.8635
         -            0.0325           0.7750                    1.0575
         -            0.0325                -                    0.2825
         -            0.0325           0.7100                    0.9925
         -            0.0325           0.7100                    0.9925
         -            0.0325           0.7090                    0.9915
         -            0.0325           0.5110                    0.7935
         -            0.0325           0.6670                    0.9495
         -            0.0325           0.7100                    0.9925
         -            0.0325           0.5540                    0.8365
         -            0.0325                -                    0.2825
         -            0.0325           0.8180                    1.1005
         -            0.0325           0.7490                    1.0315
         -            0.0325           0.7880                    1.0705
         -            0.0325           0.7470                    1.0295
         -            0.0325           0.6690                    0.9515
         -            0.0325                -                    0.2825
         -            0.0325           0.8710                    1.1535
         -            0.0325           0.7160                    0.9985
         -            0.0325           0.4810                    0.7635
         -            0.0325           0.7570                    1.0395
         -            0.0325                -                    0.2825
         -            0.0325           0.7030                    0.9855
         -            0.0325                -                    0.2825
         -            0.0325           0.7610                    1.0435
         -            0.0325           0.7930                    1.0755
         -            0.0325                -                    0.5325
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.7825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.7825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.7825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.5325
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.6900                    0.9725
         -            0.0325           0.6100                    0.8925
         -            0.0325                -                    0.2825
         -            0.0325           0.6100                    0.8925
         -            0.0325                -                    0.2825
         -            0.0325           0.6100                    0.8925
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.6100                    0.8925
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.6100                    0.8925
         -            0.0325                -                    0.2825
         -            0.0325           0.6100                    0.8925
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.6900                    0.9725
         -            0.0325           0.6900                    0.9725
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.7900                    1.0725
         -            0.0325           0.4000                    0.6825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.6100                    0.8925
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.6100                    0.8925
         -            0.0325                -                    0.2825
         -            0.0325           0.2900                    0.5725
         -            0.0325                -                    0.2825
         -            0.0325           0.6100                    0.8925
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.6900                    0.9725
         -            0.0325                -                    0.5325
         -            0.0325                -                    0.5325
         -            0.0325                -                    0.5325
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2325
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.9100                    1.1925
         -            0.0325           0.6100                    0.8925
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.6100                    0.8925
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.5100                    0.7925
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.4000                    0.6825
         -            0.0325           0.7800                    1.0625
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325           0.7800                    1.0625
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825
         -            0.0325                -                    0.2825



                  CURRENT_NET_COUPON                     STATED_REM_TERM       CALC_REM   BALLOON
                  ------------------                     ---------------       --------   -------

                         8.9675                              305                  305       No
                         9.5925                              305                  256       No
                        10.4675                              308                  300       No
                         7.8425                              304                  278       No
                         7.9675                              305                  297       No
                         8.8425                              305                  297       No
                         7.4675                              305                  293       No
                         8.5925                              305                  305       No
                         8.8425                              305                  305       No
                         8.5925                              306                  306       No
                         9.2175                              305                  305       No
                         8.0925                              306                  306       No
                         8.0925                              305                  304       No
                         9.2175                              342                  332       No
                         9.2175                              306                  300       No
                         8.7175                              306                  248       No
                         7.4675                              306                  306       No
                         9.0925                              306                  306       No
                         7.9675                              306                  306       No
                         7.4675                              305                  305       No
                         8.9675                              306                  304       No
                         8.2175                              306                  306       No
                         8.4675                              306                  306       No
                         8.2175                              307                  306       No
                         9.4675                              307                  305       No
                         8.4675                              307                  307       No
                         8.3425                              307                  307       No
                         9.4675                              307                  305       No
                         8.7175                              306                  306       No
                         8.4675                              307                  307       No
                         8.0925                              308                  308       No
                         9.0925                              308                  308       No
                         8.0925                              308                  308       No
                         8.4675                              308                  292       No
                         9.2175                              308                  308       No
                         9.0925                              308                  308       No
                         8.5925                              308                  307       No
                         8.5925                              308                  307       No
                         8.2175                              308                  308       No
                         8.3425                              306                  306       No
                         8.2175                              305                  305       No
                         8.8425                              308                  308       No
                         8.4675                              308                  305       No
                         7.5925                              306                  306       No
                         7.7175                              307                  304       No
                         8.0925                              306                  306       No
                         8.0925                              306                  306       No
                         7.8425                              306                  306       No
                         7.5925                              306                  306       No
                         7.5925                              306                  306       No
                         7.7175                              305                  251       No
                         8.5925                              306                  306       No
                         8.2175                              306                  301       No
                         8.3425                              306                  218       No
                         7.5925                              306                  298       No
                         8.4675                              306                  271       No
                         7.5925                              306                  251       No
                         7.5925                              306                  299       No
                         7.5925                              306                  306       No
                         8.2175                              306                  306       No
                         7.7175                              307                  307       No
                         7.5925                              306                  305       No
                         7.7175                              306                  304       No
                         7.5925                              306                  304       No
                         7.7175                              306                  304       No
                         7.3425                              130                  130       No
                         7.5925                              309                  300       No
                         8.7175                              309                  309       No
                         8.9675                              308                  308       No
                         9.2175                              309                  309       No
                         8.7175                              308                  307       No
                         9.2175                              309                  309       No
                         8.2175                              309                  310       No
                         8.7175                              309                  286       No
                         7.9675                              308                  299       No
                         8.3425                              309                  269       No
                         9.0925                              309                  309       No
                         8.9675                              309                  259       No
                         8.3425                              308                  303       No
                         8.5925                              309                  309       No
                         8.5925                              308                  304       No
                         8.5925                              308                  307       No
                         8.7175                              309                  309       No
                         9.0925                              309                  304       No
                         8.4675                              309                  309       No
                         6.5925                              309                  284       No
                         8.1775                              308                  300       No
                         8.5925                              305                  305       No
                         7.8075                              307                  307       No
                         8.5175                              307                  302       No
                         8.3925                              307                  307       No
                         8.1825                              308                  308       No
                         7.8075                              305                  305       No
                         7.6825                              307                  307       No
                         7.1825                              307                  267       No
                         8.7675                              300                  298       No
                         8.4675                              309                  308       No
                         8.7175                              308                  308       No
                         8.5925                              308                  308       No
                         7.9675                              129                  180       Yes
                         7.5925                              310                  310       No
                         7.5925                              308                  308       No
                         8.3425                              308                  298       No
                         8.4675                              310                  299       No
                         8.2175                              129                  180       Yes
                         7.2175                              309                  309       No
                         7.2175                              309                  306       No
                         8.2175                              309                  309       No
                         7.7175                              309                  309       No
                         7.7175                              309                  309       No
                         7.7175                              309                  309       No
                         7.9675                              309                  170       No
                         7.4675                              309                  292       No
                         7.7175                              309                  309       No
                         8.2175                              309                  310       No
                         8.2175                              309                  303       No
                         7.4675                              309                  309       No
                         8.2175                              309                  306       No
                         8.0925                              309                  309       No
                         8.2175                              309                  281       No
                         8.2175                              309                  309       No
                         7.0925                              309                  309       No
                         7.2175                              311                  311       No
                         7.4675                              311                  311       No
                         7.3425                              311                  311       No
                         9.0925                              307                  307       No
                         8.7175                              309                  307       No
                         8.9675                              308                  285       No
                         8.4675                              307                  301       No
                         8.9675                              309                  301       No
                         8.5925                              308                  308       No
                         8.7175                              312                  312       No
                         8.7175                              308                  308       No
                         8.3425                              309                  309       No
                         8.8425                              308                  305       No
                         8.4675                              310                  311       No
                         9.2175                              309                  309       No
                         9.2175                              306                  307       No
                         8.5925                              306                  306       No
                         8.8425                              311                  311       No
                        10.2175                              311                  311       No
                         9.2175                              310                  311       No
                        10.2175                              310                  286       No
                         9.7175                              311                  310       No
                         9.2175                              311                  308       No
                         9.2175                              311                  310       No
                         8.4675                              132                  180       Yes
                         9.4675                              311                  311       No
                         9.2175                              312                  312       No
                         7.1825                              311                  311       No
                         8.5925                              311                  265       No
                         8.9675                              133                  180       Yes
                         6.4675                              313                  292       No
                         9.2175                              133                  180       Yes
                        10.2175                              312                  313       No
                        10.2175                              309                  310       No
                         9.4675                              307                  307       No
                         7.2175                              131                  129       No
                         7.4675                              133                  124       No
                         7.9675                              314                  314       No
                         7.8625                              311                  311       No
                         7.6025                              132                  131       No
                         6.6175                              311                  311       No
                         8.5925                              313                  313       No
                         7.7175                              314                  314       No
                         8.3425                              314                  314       No
                         8.3425                              314                  287       No
                         9.0925                              132                  180       Yes
                         8.5425                              133                  180       Yes
                         8.7175                              133                  180       Yes
                         8.5925                              133                  180       Yes
                         8.2175                              134                  180       Yes
                         9.5925                              131                  180       Yes
                         9.5925                              126                  180       Yes
                         9.7175                              127                  180       Yes
                         6.7075                              315                  315       No
                         6.7075                              314                  206       No
                         7.8925                              313                  313       No
                         7.8425                              313                  313       No
                         7.7875                              313                  307       No
                         6.7275                              311                  312       No
                         7.7445                              311                  311       No
                         7.2175                              315                  315       No
                         6.2175                              312                  301       No
                         6.2175                              310                  310       No
                         7.2175                              315                  239       No
                         7.4675                              315                  315       No
                         7.7175                              315                  315       No
                         7.3425                              314                  279       No
                         7.5925                              317                  317       No
                         8.5925                              315                  309       No
                         7.2175                              315                  315       No
                         7.9675                              314                  314       No
                         7.3425                              317                  317       No
                         6.9675                              314                  252       No
                         6.7175                              319                  319       No
                         6.5925                              319                  319       No
                         8.2175                              319                  319       No
                         8.8425                              319                  319       No
                         7.3425                              139                  139       No
                         7.4675                              319                  306       No
                         7.0925                              319                  313       No
                         8.8425                              319                  319       No
                         7.2175                              319                  320       No
                         6.7175                              320                  318       No
                         6.7175                              320                  320       No
                         7.5925                              320                  320       No
                         6.9675                              320                  320       No
                         7.0925                              320                  320       No
                         6.7175                              319                  319       No
                         7.0925                              319                  319       No
                         7.2175                              320                  319       No
                         7.3425                              319                  319       No
                         6.9675                              139                  139       No
                         7.2175                              319                  317       No
                         7.2175                              320                  319       No
                         7.2175                              140                   98       No
                         7.2175                              140                   95       No
                         7.3425                              318                  318       No
                         7.2175                              318                  317       No
                         7.0925                               80                   80       No
                         7.0925                               80                   80       No
                         9.4675                              318                  316       No
                         8.3425                              137                  137       No
                         7.8425                              318                  259       No
                         8.8425                              318                  315       No
                         7.3425                              318                  316       No
                         9.6225                              317                  317       No
                         9.7175                              318                  318       No
                         9.0925                              318                  317       No
                        10.7175                              317                  316       No
                         7.2175                              320                  320       No
                         6.0925                              320                  320       No
                         7.0925                              320                  320       No
                         7.9675                              320                  316       No
                         6.7175                              320                  320       No
                         7.2175                              320                  320       No
                         8.5925                              320                  320       No
                         6.9675                              320                  320       No
                         6.3425                              140                  140       No
                         7.2175                              321                  319       No
                         7.0925                              320                  320       No
                         7.7175                              320                  319       No
                         9.4675                              139                  180       Yes
                         8.4675                              319                  319       No
                         8.9675                              319                  319       No
                         8.4675                              320                  321       No
                         8.9675                              319                  311       No
                         9.3425                              319                  319       No
                         8.8425                              319                  318       No
                         8.2175                              319                  308       No
                         9.9675                              139                  180       Yes
                         6.7175                              319                  316       No
                         9.7075                              319                  319       No
                         6.7175                              320                  320       No
                         7.2175                              321                  321       No
                         7.7175                              320                  320       No
                         7.4675                              321                  312       No
                         7.0925                              321                  320       No
                         7.2175                              320                  317       No
                         8.2175                              319                  318       No
                         7.0925                              139                  139       No
                         6.7175                              318                  310       No
                         7.4675                              319                  319       No
                         7.9675                              318                  318       No
                         7.5925                              318                  318       No
                         7.2175                              320                  320       No
                         7.9675                              319                  319       No
                         7.3425                              319                  319       No
                         6.5925                              321                  321       No
                         7.5925                              201                  201       No
                         7.0925                              320                  320       No
                         7.2175                              320                  320       No
                         7.5925                              320                  307       No
                         7.2175                              320                  320       No
                         6.9675                              141                  141       No
                         8.7175                              320                  320       No
                         7.3425                              320                  303       No
                         7.7175                              321                  320       No
                         6.7175                              321                  321       No
                         7.0925                              321                  321       No
                         7.4675                              321                  301       No
                         6.9675                              321                  319       No
                         7.3425                              320                  320       No
                         7.4675                              319                  319       No
                         8.2175                              319                  319       No
                         6.9675                              320                  318       No
                         6.3425                              320                  320       No
                         6.9675                              319                  319       No
                         6.5925                              319                  319       No
                         7.4675                              319                  319       No
                         6.7175                              319                  319       No
                         7.5925                              319                  319       No
                         6.2175                              139                  139       No
                         6.4675                              319                  116       No
                         7.0925                              318                  314       No
                         7.5925                              320                  320       No
                         6.7175                              321                  307       No
                         7.2175                              321                  321       No
                         7.4675                              321                  314       No
                         6.7175                              321                  310       No
                         6.7175                              320                  320       No
                         8.4675                              320                  321       No
                         8.2175                              320                  320       No
                         7.7175                              320                  316       No
                         7.7175                              320                  320       No
                         7.8425                              320                  320       No
                         8.0925                              321                  316       No
                         8.3425                              318                  319       No
                         8.0925                              320                  307       No
                         8.2175                              318                  318       No
                         7.9675                              320                  314       No
                         8.2175                              318                  318       No
                         7.3425                              320                  320       No
                         8.5925                              318                  319       No
                         7.0925                              321                  321       No
                         7.3425                              322                  320       No
                         6.9675                              322                  320       No
                         7.2175                              140                  140       No
                         7.4675                              320                  290       No
                        10.2175                              320                  316       No
                         9.2175                              320                  320       No
                         9.4675                              320                  320       No
                         8.2175                              320                  320       No
                         8.7175                              320                  319       No
                         7.7075                              320                  319       No
                         7.7075                              320                  320       No
                         9.7075                              320                  320       No
                         8.9675                              320                  321       No
                         8.7175                              320                  320       No
                         7.9675                              320                  303       No
                         8.4675                              320                  320       No
                         8.2175                              140                  180       Yes
                         8.2175                              320                  286       No
                         8.3425                              320                  320       No
                         7.5925                              320                  306       No
                         8.0925                              320                  320       No
                         6.7175                              319                  319       No
                         8.2175                              319                  319       No
                         7.7175                              319                  320       No
                         8.4675                              319                  319       No
                         8.5925                              319                  319       No
                         8.5925                              319                  152       No
                         7.5925                              319                  312       No
                         7.8425                              320                  320       No
                         8.2175                              140                  134       No
                         8.0925                              320                  142       No
                         7.2175                              320                  319       No
                         8.0925                              320                  319       No
                         8.2175                              320                  320       No
                         8.0925                              320                  320       No
                         8.7175                              320                  316       No
                         8.0925                              320                  320       No
                         8.0925                              320                  320       No
                         7.3425                              320                  320       No
                         7.9675                              140                  180       Yes
                         7.7175                              140                  180       Yes
                         8.3425                              319                  319       No
                         7.8425                              320                  292       No
                         7.7175                              319                  319       No
                         6.8825                              318                  318       No
                         7.8425                              138                  132       No
                         7.4725                              318                  318       No
                         7.8195                              318                  317       No
                         7.5075                              318                  318       No
                         8.0075                              318                  315       No
                         7.4305                              319                  319       No
                         7.6655                              318                  287       No
                         7.7175                              318                  315       No
                         7.3315                              318                  318       No
                         7.6365                              318                  317       No
                         7.5675                              319                  317       No
                         7.9675                              318                  318       No
                         7.1325                              318                  315       No
                         8.0075                              318                  318       No
                         7.6335                              318                  317       No
                         7.3315                              318                  318       No
                         7.3005                              318                  318       No
                         7.6325                              318                  318       No
                         7.5385                              320                  320       No
                         8.0925                              320                  320       No
                         7.0245                              319                  318       No
                         6.7185                              319                  319       No
                         7.4295                              319                  319       No
                         7.4705                              319                  314       No
                         6.6735                              319                  319       No
                         7.5925                              320                  150       No
                         7.2215                              319                  285       No
                         7.5015                              319                  319       No
                         7.7365                              319                  319       No
                         7.4605                              319                  319       No
                         7.9675                              320                  309       No
                         7.3895                              320                  320       No
                         7.5925                              320                  223       No
                         7.5815                              320                  320       No
                         7.2995                              319                  257       No
                         6.7175                              266                  257       No
                         7.0925                              280                  280       No
                         6.3925                              272                  272       No
                         7.4675                              270                  189       No
                         7.5175                              273                  212       No
                         7.5175                              272                  249       No
                         6.5925                               90                   48       No
                         6.6425                              272                  272       No
                         7.0175                              271                  222       No
                         7.3925                              272                  250       No
                         7.1425                              272                  272       No
                         6.2675                               92                   71       No
                         7.5175                              272                  259       No
                         6.9675                              272                  256       No
                         7.0925                              272                  272       No
                         6.3925                               89                   74       No
                         6.7675                              272                  271       No
                         6.7675                              264                  264       No
                         7.3425                              151                  151       No
                         7.8425                              270                  204       No
                         7.5175                              272                  226       No
                         7.1425                              272                  185       No
                         7.5925                              271                  271       No
                         7.8425                              271                  271       No
                         7.3475                              272                  264       No
                         7.5175                              272                  271       No
                         7.8425                              272                  272       No
                         7.5925                              271                  226       No
                         6.9675                              271                  271       No
                         7.0175                              272                  228       No
                         7.5925                              272                  265       No
                         7.7175                              270                  270       No
                         7.7175                              271                  252       No
                         7.5925                              271                  269       No
                         6.2175                               87                   87       No
                         7.0925                              272                  272       No
                         6.5925                              313                  313       No
                         6.9675                              317                  294       No
                         6.4675                              276                  268       No
                         7.2175                              283                  257       No
                         7.3425                              301                   39       No
                         6.3425                              317                  291       No
                         6.5925                              187                  186       No
                         6.7175                              317                  313       No
                         7.3425                              314                  301       No
                         6.4675                              283                  283       No
                         6.5925                              318                  315       No
                         6.3425                              311                  311       No
                         6.4675                              312                  311       No
                        10.4675                              298                  273       No
                         9.7775                              298                  292       No
                         8.6075                              297                  298       No
                         9.5925                              299                  299       No
                         8.8575                              298                  261       No
                         8.8425                              299                  282       No
                        11.3575                              117                  180       Yes
                         9.4675                              297                  295       No
                         9.9675                              297                  215       No
                         8.9675                              297                  295       No
                         9.3425                              298                  291       No
                         9.7175                              297                  177       No
                         9.4675                              299                  276       No
                         9.4675                              298                  297       No
                         8.3575                              298                  298       No
                         9.4675                              298                  183       No
                         8.7175                              299                  299       No
                         9.2175                              127                  127       No
                        12.3425                              296                  282       No
                        10.0925                              298                  295       No
                         8.7175                              297                  284       No
                         9.4675                              298                  284       No
                         8.5925                              298                   24       No
                         8.9675                              298                  280       No
                         9.5925                              297                  297       No
                         9.2175                              299                  101       No
                         8.9675                              298                  298       No
                         8.0925                              297                  291       No
                         8.4675                              119                  119       No
                         9.7325                              297                  265       No
                        10.0925                              298                  286       No
                         8.4825                              297                  297       No
                         9.7175                              298                  297       No
                         9.4675                              296                  296       No
                         9.5925                              119                  180       Yes
                        10.2175                              298                  293       No
                         9.0275                              297                  198       No
                         9.1525                              297                  297       No
                         9.4675                              297                  290       No
                         9.3425                              297                  294       No
                        10.0925                              298                  148       No
                         9.2175                              296                  293       No
                         8.8425                              297                  290       No
                         8.2175                              299                  299       No
                         9.2175                              298                  298       No
                         9.0925                              298                  261       No
                         8.7175                              297                  291       No
                         9.3425                              299                  298       No
                         8.7175                              297                  297       No
                         9.0925                              297                  272       No
                         9.2175                              299                  299       No
                         8.3425                              298                  287       No
                         8.2175                              298                  298       No
                         9.5925                              298                  292       No
                        10.0525                              298                  294       No
                         9.9425                              298                  298       No
                         8.9675                              297                  297       No
                         8.4675                              297                  294       No
                        10.3425                              298                  298       No
                         9.8575                              298                  288       No
                         8.0925                              118                  118       No
                         9.5925                              298                  255       No
                         8.3575                              298                  298       No
                         9.7175                              296                  296       No
                         8.3025                              117                  117       No
                         8.2175                              297                  291       No
                         9.3575                              297                  295       No
                         9.2175                              298                  298       No
                         8.5925                              298                  298       No
                         9.0925                              300                  300       No
                        10.2775                              296                  273       No
                         8.9675                              301                  301       No
                         9.2175                              299                  298       No
                         9.2175                              301                  301       No
                         6.6425                              265                  253       No
                         6.6425                              265                  250       No
                         7.3925                              267                  267       No
                         6.6425                              265                  221       No
                         6.6425                              265                  265       No
                        10.3425                              298                  296       No
                         9.8425                              300                  301       No
                         9.2175                              300                  299       No
                        11.0575                              300                  292       No
                         9.9825                              299                  299       No
                         8.5925                              301                  301       No
                         8.3425                              299                  209       No
                         9.5925                              299                  300       No
                         9.5925                              300                  294       No
                        10.0925                              300                  300       No
                         8.8425                              299                  218       No
                         9.4675                              300                  300       No
                         9.2325                              300                  299       No
                        10.0925                              301                  274       No
                         9.4675                              300                  298       No
                        10.0825                              299                  299       No
                         8.2175                              301                  289       No
                         8.5925                              299                  255       No
                         9.0925                              299                  297       No
                         8.3425                              300                  300       No
                         8.4675                              300                  300       No
                         9.0925                              301                  301       No
                         8.5925                              300                  299       No
                         9.4675                              298                  298       No
                         9.3425                              300                  297       No
                         9.0925                              300                  299       No
                         9.0925                              300                  300       No
                         9.7175                              301                  148       No
                        10.0675                              300                  299       No
                         8.9375                              301                  300       No
                         9.0925                              299                  297       No
                         9.3425                              300                  300       No
                         9.8125                              301                  297       No
                         5.4675                              163                  163       No
                         5.4675                              164                  155       No
                         5.4675                              329                  328       No
                         5.5925                              329                  328       No
                         5.8425                              337                  337       No
                         7.3425                              321                  321       No
                         5.5925                              335                  329       No
                         5.4675                              334                  334       No
                         7.4675                              313                  313       No
                         5.5925                              335                  319       No
                         5.4675                              332                  332       No
                         5.3425                              355                  354       No
                         5.4675                              338                  338       No
                         5.9675                              339                  339       No
                         6.5925                              321                  321       No
                         5.7175                              133                  130       No
                         5.4675                              164                  164       No
                         5.9675                              329                  321       No
                         5.9675                              306                  299       No
                         5.8425                              329                  326       No
                         5.7175                              329                  329       No
                         5.5925                              337                  337       No
                         5.7175                              337                  337       No
                         5.7175                              336                  326       No
                         5.7175                              337                  337       No
                         6.8425                              303                  212       No
                         5.5925                              133                  109       No
                         5.4675                              334                  334       No
                         5.7175                              337                  337       No
                         5.7175                              133                  133       No
                         5.4675                              335                  335       No
                         5.4675                              333                  333       No
                         6.0925                              306                  303       No
                         6.2175                              335                  335       No
                         5.4675                              334                  334       No
                         5.7175                              329                  306       No
                         5.4675                              331                  331       No
                         5.5925                              329                  329       No
                         5.4675                              331                  331       No
                         5.4675                              336                  336       No
                         6.4675                              315                  315       No
                         5.5925                              341                  349       No
                         5.8425                              336                  325       No
                         6.2175                              312                  306       No
                         6.2175                              333                  325       No
                         5.3425                              341                  341       No
                         5.7175                              333                  333       No
                         6.2175                              312                  312       No
                         5.5925                              331                  331       No
                         5.5925                              331                  331       No
                         5.8425                              330                  330       No
                         5.4675                              165                  165       No
                         6.8425                              311                  311       No
                         5.4675                              154                  151       No
                         5.7175                              336                  336       No
                         5.7175                              338                  338       No
                         5.7175                              336                  330       No
                         5.5925                              168                  164       No
                         5.5925                              161                  159       No
                         5.5925                              336                  336       No
                         6.4675                              137                  137       No
                         5.8425                              334                  334       No
                         5.5925                              337                  337       No
                         6.3425                              312                  312       No
                         5.4675                              351                  350       No
                         5.5925                              332                  315       No
                         5.7175                              330                  321       No
                         5.5925                              133                  133       No
                         5.7175                              355                  355       No
                         5.9675                              345                  345       No
                         5.4675                              331                  331       No
                         7.7175                              299                  299       No
                         8.0925                              295                  295       No
                         5.5925                              342                  342       No
                         5.5925                              331                  331       No
                         5.8425                              338                  338       No
                         8.0925                              301                  301       No
                         6.4675                              312                  312       No
                         5.4675                              337                  335       No
                         5.8425                              344                  335       No
                         5.5925                              354                  354       No
                         5.5925                              337                  337       No
                         5.5925                              337                  328       No
                         5.4675                              337                  337       No
                         6.9675                              305                  305       No
                         5.7175                              337                  337       No
                         5.7175                              338                  338       No
                         5.5925                              336                  335       No
                         5.7175                              338                  318       No
                         5.5925                              342                  342       No
                         5.5925                              330                  328       No
                         5.8425                              348                  348       No
                         6.9675                              303                  298       No
                         5.7175                              326                  326       No
                         5.4675                              176                  176       No
                         6.4675                              311                  310       No
                         6.8425                              303                  300       No
                         5.4675                              338                  338       No
                         5.7175                              344                  338       No
                         5.9675                              354                  354       No
                         5.9675                              141                  141       No
                         5.9675                              321                  321       No
                         5.7175                              325                  325       No
                         5.4675                              337                  328       No
                         5.9675                              335                  335       No
                         5.4675                              335                  296       No
                         5.4675                              329                  310       No
                         5.8425                              340                  340       No
                         5.7175                              333                  237       No
                         5.5925                              226                  183       No
                         5.7175                              135                  135       No
                         5.7175                              328                  328       No
                         5.7175                              133                  133       No
                         5.4675                              350                  345       No
                         5.4675                              330                  330       No
                         5.4675                              338                  338       No
                         5.5925                              133                  119       No
                         6.3425                              309                  308       No
                         5.8425                              338                  314       No
                         5.4675                              338                  338       No
                         5.4675                              338                  338       No
                         5.7175                              333                  333       No
                         5.3425                              207                  207       No
                         5.5925                              346                  346       No
                         6.2175                              133                  130       No
                         5.4675                              350                  350       No
                         5.4675                              126                  126       No
                         5.5925                              342                  342       No
                         5.4675                              126                  119       No
                         6.4675                              128                  128       No
                         5.5925                              346                  346       No
                         6.0925                              125                   66       No
                         6.4675                              192                  192       No
                         5.9675                              323                  323       No
                         7.3425                              310                  310       No
                         5.9675                              334                  286       No
                         7.7175                              308                  308       No
                         6.5925                              319                  319       No
                         5.4675                              334                  334       No
                         5.5925                              134                  116       No
                         5.7175                              330                  330       No
                         5.8425                              133                  114       No
                         6.5925                              320                  319       No
                         6.2175                              320                  307       No
                         5.4675                              332                  332       No
                         5.7175                              134                  134       No
                         6.9675                              307                  303       No
                         5.8425                              345                  345       No
                         6.5925                              302                  161       No
                         5.4675                              143                  143       No
                         5.4675                              338                  334       No
                         5.5925                              353                  353       No
                         5.4675                              338                  311       No
                         7.2175                              316                  309       No
                         6.2175                              327                  327       No
                         6.4675                              308                  297       No
                         6.2175                              333                  333       No
                         5.4675                              343                  343       No
                         5.7175                              329                  328       No
                         5.9675                              323                  311       No
                         6.9675                              309                  309       No
                         5.5925                              331                  316       No
                         5.4675                              332                  325       No
                         5.8425                              133                  133       No
                         6.4675                              312                  312       No
                         5.4675                              341                  341       No
                         5.3425                              147                  147       No
                         5.8425                              323                  323       No
                         7.0925                              306                  304       No
                         6.5925                              310                  310       No
                         6.4675                              320                  320       No
                         6.4675                              312                  312       No
                         5.4675                              338                  321       No
                         6.0925                              325                  311       No
                         5.7175                              328                  328       No
                         6.5925                              320                  320       No
                         6.4675                              323                  323       No
                         6.5925                              318                  310       No
                         5.4675                              348                  348       No
                         5.4675                              147                  128       No
                         5.5925                              323                  323       No
                         5.7175                              134                  134       No
                         5.7175                              333                  333       No
                         5.5925                              313                  311       No
                         5.4675                              333                  333       No
                         5.9675                              327                  327       No
                         5.5925                              323                  323       No
                         5.5925                              133                  133       No
                         5.5925                              356                  356       No
                         5.3425                              341                  340       No
                         5.7175                              345                  345       No
                         5.5925                              320                  320       No
                         5.5925                              323                  323       No
                         5.7175                              339                  339       No
                         6.3425                              323                  323       No
                         5.5925                              337                  337       No
                         5.5925                              337                  337       No
                         5.9675                              337                  337       No
                         6.2175                              138                  135       No
                         5.8425                              334                  333       No
                         5.3425                              336                  336       No
                         5.4675                              334                  334       No
                         5.8425                              341                  341       No
                         5.4675                              152                  152       No
                         6.5925                              129                  129       No
                         6.3425                              342                  342       No
                         5.4675                              354                  354       No
                         6.0925                              313                  313       No
                         7.5925                              297                  297       No
                         5.7175                              336                  336       No
                         5.4675                              334                  334       No
                         5.5925                              133                  129       No
                         6.0925                              309                  309       No
                         5.3425                              340                  340       No
                         6.7175                              302                  302       No
                         6.2175                              134                  128       No
                         5.7175                              342                  342       No
                         6.0925                              313                  309       No
                         5.4675                              337                  337       No
                         5.9675                              314                  308       No
                         5.8425                              326                  326       No
                         6.2175                              139                  139       No
                         6.0925                              336                  336       No
                         6.4675                              335                  335       No
                         5.5925                              334                  330       No
                         5.7175                              336                  336       No
                         5.4675                              153                  151       No
                         5.7175                              133                  127       No
                         6.2175                              336                  336       No
                         5.5925                              338                  338       No
                         5.4675                              324                  324       No
                         5.4675                              125                  115       No
                         5.4675                              339                  339       No
                         5.9675                              340                  330       No
                         6.7175                              308                  242       No
                         5.5925                              331                  330       No
                         5.4675                              350                  350       No
                         6.9675                              136                  134       No
                         5.7175                              133                  133       No
                         5.9675                              341                  341       No
                         5.8425                              328                  314       No
                         5.8425                              328                  328       No
                         5.5925                              336                  330       No
                         5.4675                              353                  353       No
                         7.2175                              313                  313       No
                         5.3425                              334                  334       No
                         5.3425                              347                  347       No
                         6.2175                              335                  333       No
                         5.4675                              333                  333       No
                         5.7175                              337                  337       No
                         5.7175                              337                  337       No
                         5.5925                              339                  339       No
                         5.3425                              211                  211       No
                         6.2175                              313                  280       No
                         5.4675                              339                  316       No
                         5.7175                              330                  330       No
                         5.5925                              332                  332       No
                         5.4675                              339                  339       No
                         5.4675                              334                  326       No
                         5.4675                              330                  329       No
                         5.5925                              339                  289       No
                         5.7175                              330                  329       No
                         6.2175                              313                  311       No
                         6.0925                              325                  325       No
                         5.4675                              340                  330       No
                         5.5925                              334                  329       No
                         6.3425                              311                  311       No
                         5.7175                              327                  327       No
                         5.4675                              338                  338       No
                         5.5925                              337                  337       No
                         5.7175                              337                  337       No
                         5.9675                              218                  218       No
                         5.7175                              335                  335       No
                         6.3425                              321                  321       No
                         5.4675                              330                  327       No
                         6.2175                              136                  134       No
                         6.5925                              325                  325       No
                         5.4675                              339                  339       No
                         6.2175                              355                  355       No
                         6.4675                              325                  132       No
                         5.4675                              145                  129       No
                         7.3425                              303                  261       No
                         6.4675                              305                  301       No
                         5.7175                              357                  357       No
                         5.5925                              357                  357       No
                         5.5925                              358                  358       No
                         5.5925                              357                  357       No
                         5.7175                              358                  358       No
                         5.5925                              356                  356       No
                         5.5925                              358                  358       No
                         5.5925                              356                  356       No
                         5.8425                              358                  357       No
                         5.5925                              356                  356       No
                         5.5925                              357                  357       No
                         5.5925                              356                  356       No
                         5.5925                              358                  358       No
                         5.7175                              356                  356       No
                         5.5925                              357                  357       No
                         5.5925                              358                  358       No
                         5.8425                              357                  357       No
                         5.7175                              358                  358       No
                         5.7175                              357                  357       No
                         5.5925                              351                  351       No
                         5.5925                              358                  358       No
                         5.5925                              358                  358       No
                         5.7175                              357                  357       No
                         5.9675                              355                  355       No
                         5.5925                              355                  355       No
                         5.5925                              356                  356       No
                         5.5925                              358                  358       No
                         5.5925                              356                  356       No
                         5.5925                              357                  357       No
                         5.5925                              356                  352       No
                         5.5925                              357                  357       No
                         5.5925                              356                  356       No
                         5.5925                              357                  357       No
                         5.5925                              357                  357       No
                         5.5925                              357                  357       No
                         5.5925                              355                  355       No
                         5.5925                              356                  356       No
                         5.4675                              356                  356       No
                         5.4675                              357                  357       No
                         5.4675                              357                  357       No
                         5.4675                              357                  357       No
                         5.4675                              357                  357       No
                         5.4675                              357                  348       No
                         5.4675                              357                  357       No
                         5.5925                              357                  357       No
                         5.4675                              357                  357       No
                         5.4675                              357                  357       No
                         5.4675                              357                  357       No
                         5.4675                              357                  357       No
                         5.4675                              358                  358       No
                         5.4675                              356                  356       No
                         5.4675                              356                  356       No
                         5.4675                              357                  357       No



         FICO_SCORE      PROPTYPE                         UNITS         DOCTYPE
         ----------      --------                         -----         -------

            618       Single Family                          1       No Income/No Asset
            734       2-4 Family                             4       Full/Alternative
            577       PUD                                    1       No Income/No Asset
            670       Single Family                          1       Full/Alternative
            509       Single Family                          1       No Income/No Asset
            698       Single Family                          1       No Income/No Asset
            722       Single Family                          1       Full/Alternative
            623       PUD                                    1       No Income/No Asset
            672       Single Family                          1       Full/Alternative
            557       Single Family                          1       No Income/No Asset
            551       Single Family                          1       No Income/No Asset
            612       Single Family                          1       Full/Alternative
            678       2-4 Family                             2       No Ratio
            626       Single Family                          1       No Income/No Asset
            603       Single Family                          1       Full/Alternative
            809       Single Family                          1       No Income/No Asset
            725       Single Family                          1       Stated Income
            638       2-4 Family                             4       Stated Income
            661       Single Family                          1       Stated Income
            600       Single Family                          1       Stated Income
            660       Single Family                          1       No Income/No Asset
            766       Single Family                          1       Full/Alternative
            714       Single Family                          1       Full/Alternative
            497       Single Family                          1       No Income/No Asset
            561       2-4 Family                             2       No Income/No Asset
            690       Single Family                          1       Stated Income
            646       Single Family                          1       Stated Income
            530       Single Family                          1       Full/Alternative
            542       Single Family                          1       No Income/No Asset
            526       Single Family                          1       Stated Income
            620       PUD                                    1       Full/Alternative
            750       Single Family                          1       No Income/No Asset
            693       Single Family                          1       No Income/No Asset
            622       Condominium                            1       Stated Income
            640       2-4 Family                             3       Limited Doc
            708       2-4 Family                             3       Limited Doc
            693       Condominium                            1       Full/Alternative
            767       2-4 Family                             3       No Income/No Asset
            550       2-4 Family                             3       Limited Doc
            705       2-4 Family                             4       No Income/No Asset
            590       2-4 Family                             3       No Income/No Asset
            600       Single Family                          1       No Income/No Asset
            566       Single Family                          1       No Income/No Asset
            671       Single Family                          1       Stated Income
            650       Single Family                          1       Stated Income
            694       PUD                                    1       Stated Income
            719       PUD                                    1       Stated Income
            699       2-4 Family                             4       Full/Alternative
            731       Single Family                          1       No Income/No Asset
            759       Condominium                            1       Full/Alternative
            665       2-4 Family                             2       Stated Income
            660       Single Family                          1       Stated Income
            670       Single Family                          1       Stated Income
            670       2-4 Family                             2       Full/Alternative
            620       2-4 Family                             3       Full/Alternative
            679       Condominium                            1       Full/Alternative
            685       Single Family                          1       Stated Income
            754       Single Family                          1       No Income/No Asset
            682       Single Family                          1       Stated Income
            690       Single Family                          1       Stated Income
            726       Single Family                          1       Full/Alternative
            745       2-4 Family                             2       Stated Income
            679       Single Family                          1       Stated Income
            728       Single Family                          1       Full/Alternative
            665       Single Family                          1       No Ratio
            667       Single Family                          0       Full/Alternative
            710       PUD                                    0       Stated Income
            749       Single Family                          1       Full/Alternative
            648       2-4 Family                             3       Full/Alternative
            704       PUD                                    1       No Income/No Asset
            593       Single Family                          1       Stated/Stated
            625       Single Family                          1       Stated/Stated
            768       Single Family                          1       Stated Income
            677       Single Family                          1       No Income/No Asset
            665       Single Family                          1       Stated Income
            636       Single Family                          1       Full/Alternative
            477       Single Family                          1       No Income/No Asset
            491       Single Family                          1       No Income/No Asset
            610       Single Family                          1       No Income/No Asset
            735       Single Family                          1       No Income/No Asset
            674       PUD                                    1       Stated Income
            674       PUD                                    1       Stated Income
            637       Single Family                          1       No Income/No Asset
            602       Single Family                          1       No Income/No Asset
            489       Single Family                          1       No Income/No Asset
            739       PUD                                    1       Full/Alternative
            647       2-4 Family                             4       No Income/No Asset
            648       2-4 Family                             2       No Income/No Asset
            684       Condominium                            1       No Income/No Asset
            633       Single Family                          1       No Income/No Asset
            617       Single Family                          1       No Income/No Asset
            651       Single Family                          1       No Income/No Asset
            678       Single Family                          1       No Income/No Asset
            666       Single Family                          1       No Income/No Asset
            697       Single Family                          1       No Income/No Asset
            690       Condominium                            1       No Income/No Asset
            679       Single Family                          1       Limited Doc
            542       Single Family                          1       Limited Doc
            718       Single Family                          1       Limited Doc
            610       Single Family                          1       Limited Doc
            559       Single Family                          1       Limited Doc
            536       Single Family                          1       Full/Alternative
            692       Single Family                          1       Full/Alternative
            587       Single Family                          1       Full/Alternative
            543       2-4 Family                             2       Limited Doc
            722       2-4 Family                             4       Full/Alternative
            771       Single Family                          1       Stated/Stated
            710       Single Family                          1       Stated/Stated
            704       Single Family                          1       Stated/Stated
            704       Single Family                          1       Stated/Stated
            704       2-4 Family                             2       Stated/Stated
            794       Single Family                          1       Full/Alternative
            764       Single Family                          1       Full/Alternative
            704       Single Family                          1       Stated/Stated
            710       Single Family                          1       Stated/Stated
            710       Single Family                          1       Stated/Stated
            725       2-4 Family                             3       Full/Alternative
            683       2-4 Family                             4       Full/Alternative
            577       2-4 Family                             4       Full/Alternative
            728       Single Family                          1       No Income/No Asset
            710       Single Family                          1       Stated/Stated
            717       Condominium                            1       Stated/Stated
            503       Single Family                          1       Stated Income
            705       Single Family                          1       Stated Income
            767       Single Family                          1       Stated Income
            521       Single Family                          0       Full/Alternative
            605       Single Family                          0       Full/Alternative
            661       Single Family                          0       Full/Alternative
            589       Single Family                          0       Full/Alternative
            599       Single Family                          0       Full/Alternative
            628       Single Family                          0       Full/Alternative
            660       Single Family                          0       Full/Alternative
            645       Single Family                          0       Full/Alternative
            498       Single Family                          0       Full/Alternative
            555       Single Family                          0       Full/Alternative
            601       Single Family                          0       Full/Alternative
            769       PUD                                    0       Full/Alternative
            708       Single Family                          0       Full/Alternative
            606       Single Family                          0       Full/Alternative
            664       Single Family                          0       Full/Alternative
            500       Single Family                          1       No Income/No Asset
            540       Single Family                          1       Stated/Stated
            684       2-4 Family                             2       Stated/Stated
            515       Condominium                            1       No Income/No Asset
            651       Single Family                          1       Stated/Stated
            616       Single Family                          1       Stated Income
            772       Single Family                          1       No Ratio
            575       Single Family                          1       Stated Income
            671       Single Family                          1       No Ratio
            649       Single Family                          1       No Income/No Asset
              0       Condominium                            1       Full/Alternative
            613       2-4 Family                             3       No Ratio
            713       Single Family                          1       Stated Income
            516       Single Family                          1       No Ratio
            503       Single Family                          1       No Income/No Asset
            420       Single Family                          1       No Income/No Asset
            622       Single Family                          1       No Income/No Asset
            616       Single Family                          1       No Income/No Asset
            621       Manufactured Home                      1       No Income/No Asset
            466       Manufactured Home                      1       Full/Alternative
            582       Single Family                          1       No Income/No Asset
            642       Manufactured Home                      1       No Income/No Asset
            780       Manufactured Home                      1       No Income/No Asset
            709       Single Family                          1       Stated Income
            786       Manufactured Home                      1       No Income/No Asset
            579       Manufactured Home                      1       Stated Income
            775       Single Family                          1       Stated Income
            729       Single Family                          1       Stated/Stated
            703       Single Family                          1       Stated/Stated
            685       2-4 Family                             2       No Ratio
            603       Single Family                          1       No Ratio
            595       Single Family                          1       Stated/Stated
            611       Condominium                            1       Full/Alternative
            644       Single Family                          1       Full/Alternative
            667       Single Family                          1       Stated/Stated
            695       Single Family                          1       Stated/Stated
            746       Single Family                          1       Stated/Stated
            612       Manufactured Home                      1       No Income/No Asset
            642       Manufactured Home                      1       No Income/No Asset
            597       Manufactured Home                      1       No Income/No Asset
            511       Single Family                          1       No Income/No Asset
            663       PUD                                    1       No Income/No Asset
            784       Single Family                          1       No Income/No Asset
            748       Single Family                          1       No Income/No Asset
            703       Single Family                          1       Full/Alternative
            755       Condominium                            1       No Ratio
            687       Single Family                          1       Stated Income
            758       Single Family                          1       Stated Income
            726       Single Family                          1       Stated Income
            542       Single Family                          1       Full/Alternative
            658       PUD                                    1       No Income/No Asset
            686       PUD                                    1       No Income/No Asset
            596       Single Family                          1       No Ratio
            681       Single Family                          1       Stated Income
            737       Single Family                          1       Full/Alternative
            634       Single Family                          1       Full/Alternative
            694       Single Family                          1       Stated Income
            619       Single Family                          1       Stated Income
            777       Single Family                          1       No Ratio
            676       Single Family                          1       Stated Income
            466       Single Family                          1       Full/Alternative
            631       Single Family                          1       Stated Income
            730       Single Family                          1       No Ratio
            770       Condominium                            1       No Documentation
            684       Single Family                          1       Full/Alternative
              0       PUD                                    1       Stated Income
            564       Single Family                          1       Stated Income
            623       Single Family                          1       Full/Alternative
            577       Single Family                          1       Full/Alternative
            631       Single Family                          1       Stated Income
            789       Single Family                          1       No Income/No Asset
            712       Single Family                          1       Full/Alternative
            756       2-4 Family                             4       Full/Alternative
            623       Single Family                          1       Full/Alternative
            680       Single Family                          1       Full/Alternative
            710       Single Family                          1       Full/Alternative
            750       2-4 Family                             2       Stated Income
            750       2-4 Family                             2       Stated Income
              0       PUD                                    1       Stated Income
              0       PUD                                    1       Full/Alternative
            719       Single Family                          1       Stated Income
            719       Single Family                          1       Stated Income
            687       Single Family                          1       Stated/Stated
            592       Single Family                          1       No Income/No Asset
            541       Single Family                          1       Stated Income
            478       Single Family                          1       Stated/Stated
            789       2-4 Family                             4       Full/Alternative
            644       Single Family                          1       Stated Income
            579       Single Family                          1       No Income/No Asset
            453       Single Family                          1       Stated/Stated
            574       2-4 Family                             2       Stated/Stated
            777       Single Family                          1       Full/Alternative
            728       Single Family                          1       Full/Alternative
            542       Single Family                          1       Full/Alternative
            746       Condominium                            1       No Documentation
            548       Single Family                          1       Full/Alternative
            697       Single Family                          1       Full/Alternative
            665       Single Family                          1       Stated/Stated
            664       Single Family                          1       Stated Income
            679       Single Family                          1       Full/Alternative
            684       Single Family                          1       Full/Alternative
            732       Single Family                          1       Stated Income
            689       Single Family                          1       Stated/Stated
            664       2-4 Family                             3       No Ratio
            671       Single Family                          1       No Ratio
            684       Single Family                          1       Full/Alternative
            762       2-4 Family                             3       No Ratio
            628       Single Family                          1       Stated/Stated
            684       Single Family                          1       No Ratio
            690       Single Family                          1       No Income/No Asset
            660       Single Family                          1       No Ratio
            775       Single Family                          1       No Ratio
            728       Single Family                          1       Full/Alternative
            707       2-4 Family                             2       Stated Income
              0       PUD                                    1       Full/Alternative
              0       PUD                                    1       Full/Alternative
            670       PUD                                    1       Stated Income
            748       PUD                                    1       No Documentation
            636       Single Family                          1       Full/Alternative
            570       Single Family                          1       Stated Income
            578       Manufactured Home                      1       Stated Income
            750       Single Family                          1       No Ratio
            685       PUD                                    1       Full/Alternative
            631       Single Family                          1       Stated Income
            788       Single Family                          1       No Income/No Asset
            772       Single Family                          1       Stated Income
            735       Single Family                          1       Stated Income
            662       Single Family                          1       No Ratio
            748       Single Family                          1       No Income/No Asset
            743       PUD                                    1       Full/Alternative
            604       Single Family                          1       Full/Alternative
            654       Single Family                          1       No Ratio
            652       Single Family                          1       No Ratio
            758       Single Family                          1       No Income/No Asset
            588       Single Family                          1       No Income/No Asset
            691       Single Family                          1       Full/Alternative
            758       Single Family                          1       No Ratio
            775       Single Family                          1       No Documentation
            629       2-4 Family                             3       Full/Alternative
            789       Condominium                            1       Full/Alternative
            662       Single Family                          1       Stated Income
            783       Single Family                          1       No Documentation
            635       Single Family                          1       Full/Alternative
            781       2-4 Family                             2       Full/Alternative
            657       Condominium                            1       No Income/No Asset
            600       Single Family                          1       Stated Income
            720       2-4 Family                             2       Stated Income
            678       Single Family                          1       Stated Income
            679       Single Family                          1       Stated Income
            760       Condominium                            1       Stated Income
            676       Single Family                          1       Stated Income
            755       2-4 Family                             2       Full/Alternative
            703       Single Family                          1       No Income/No Asset
            675       Single Family                          1       Stated Income
            721       Single Family                          1       Stated Income
            676       2-4 Family                             3       Stated Income
            655       2-4 Family                             4       Full/Alternative
            729       Single Family                          1       Full/Alternative
            679       Single Family                          1       No Ratio
            574       2-4 Family                             4       No Ratio
            718       Single Family                          1       Stated Income
            751       Single Family                          1       No Ratio
            691       Single Family                          1       Full/Alternative
            693       PUD                                    1       Full/Alternative
            591       PUD                                    1       Full/Alternative
            591       PUD                                    1       Full/Alternative
            611       Single Family                          1       Stated/Stated
            725       Single Family                          1       Stated/Stated
            576       Single Family                          1       No Income/No Asset
            675       Single Family                          1       Full/Alternative
            691       Manufactured Home                      1       No Income/No Asset
            683       Single Family                          1       Stated/Stated
            662       Manufactured Home                      1       No Income/No Asset
            547       Single Family                          1       Stated/Stated
            745       Single Family                          1       No Income/No Asset
            691       Single Family                          1       Stated Income
            614       Single Family                          1       Stated Income
            617       Single Family                          1       No Documentation
            683       Single Family                          1       No Ratio
            701       Single Family                          1       No Income/No Asset
            629       Single Family                          1       Stated Income
            710       Single Family                          1       Stated Income
            623       Single Family                          1       No Ratio
            711       2-4 Family                             2       No Ratio
            684       Single Family                          1       Stated Income
            764       Single Family                          1       No Income/No Asset
            588       Single Family                          1       No Income/No Asset
            673       Single Family                          1       Stated Income
            655       Single Family                          1       Full/Alternative
            787       Single Family                          1       Full/Alternative
            589       PUD                                    1       Stated Income
            789       Single Family                          1       No Income/No Asset
            756       2-4 Family                             2       No Income/No Asset
            632       Condominium                            1       No Income/No Asset
            673       PUD                                    1       No Income/No Asset
            633       PUD                                    1       No Income/No Asset
            514       Single Family                          1       No Income/No Asset
            616       Single Family                          1       Stated Income
            708       Single Family                          1       No Income/No Asset
            637       Single Family                          1       No Income/No Asset
            480       Single Family                          1       No Income/No Asset
            619       Single Family                          1       No Income/No Asset
            648       Condominium                            1       No Income/No Asset
            704       Single Family                          1       No Income/No Asset
            728       Single Family                          1       Stated Income
            651       Single Family                          1       No Income/No Asset
            602       PUD                                    1       No Income/No Asset
            662       Single Family                          1       Stated Income
            651       Single Family                          1       No Income/No Asset
            585       Single Family                          1       No Income/No Asset
            552       Single Family                          1       No Income/No Asset
            501       Single Family                          1       No Income/No Asset
            548       Single Family                          1       No Ratio
            749       Single Family                          1       No Income/No Asset
            740       Single Family                          1       No Income/No Asset
            699       Single Family                          1       No Income/No Asset
            678       Condominium                            1       No Income/No Asset
            685       Single Family                          1       No Income/No Asset
            669       PUD                                    1       Stated Income
            719       Single Family                          1       No Income/No Asset
            527       Single Family                          1       No Income/No Asset
            741       Single Family                          1       No Income/No Asset
            754       Single Family                          1       No Income/No Asset
            626       Single Family                          1       No Income/No Asset
            753       Single Family                          1       No Income/No Asset
            778       Single Family                          1       No Income/No Asset
            671       Single Family                          1       No Income/No Asset
            622       Condominium                            1       No Income/No Asset
            650       Single Family                          1       No Income/No Asset
            769       PUD                                    1       No Income/No Asset
            709       Single Family                          1       No Income/No Asset
            599       Single Family                          1       No Income/No Asset
            630       Single Family                          1       No Income/No Asset
            780       Single Family                          1       No Income/No Asset
            598       2-4 Family                             2       No Income/No Asset
            699       Single Family                          1       No Income/No Asset
            621       Single Family                          1       No Income/No Asset
            629       PUD                                    1       No Income/No Asset
            699       Single Family                          1       No Income/No Asset
            774       Single Family                          1       No Income/No Asset
            648       Single Family                          1       No Income/No Asset
            649       Single Family                          1       No Income/No Asset
            694       Single Family                          1       No Income/No Asset
            540       Single Family                          1       No Income/No Asset
            739       Single Family                          1       No Income/No Asset
            699       Single Family                          1       No Income/No Asset
            655       Single Family                          1       No Income/No Asset
            667       Single Family                          1       No Income/No Asset
            510       Single Family                          1       No Income/No Asset
            757       Single Family                          1       No Income/No Asset
            706       Single Family                          1       No Income/No Asset
            540       Single Family                          1       No Income/No Asset
            723       Single Family                          1       No Income/No Asset
            700       Condominium                            1       No Income/No Asset
            665       2-4 Family                             2       No Income/No Asset
            722       Single Family                          1       No Income/No Asset
            559       PUD                                    1       Full/Alternative
            635       Single Family                          0       Stated Income
            660       2-4 Family                             2       Full/Alternative
            640       Condominium                            1       Limited Doc
            650       Condominium                            1       Limited Doc
            601       Single Family                          1       Limited Doc
            670       PUD                                    1       Full/Alternative
            620       Single Family                          1       Full/Alternative
            680       Single Family                          1       Full/Alternative
            698       PUD                                    1       Full/Alternative
            680       Single Family                          1       Full/Alternative
            671       Single Family                          1       Full/Alternative
            648       Single Family                          1       Limited Doc
            631       Single Family                          1       Full/Alternative
            680       Single Family                          1       Full/Alternative
            695       PUD                                    1       Full/Alternative
            687       Single Family                          1       Full/Alternative
            625       PUD                                    1       Full/Alternative
            673       Single Family                          1       Limited Doc
            605       Single Family                          1       Limited Doc
            691       Single Family                          1       Full/Alternative
            705       Single Family                          1       Limited Doc
            678       Condominium                            1       Limited Doc
            679       Single Family                          1       Limited Doc
            670       Single Family                          1       Limited Doc
            652       Single Family                          1       Limited Doc
            650       Single Family                          1       Limited Doc
            638       Single Family                          1       Limited Doc
            641       Single Family                          1       Full/Alternative
            635       Single Family                          1       Full/Alternative
            605       Condominium                            1       Limited Doc
            652       Single Family                          1       Limited Doc
            639       Single Family                          1       Limited Doc
            625       Condominium                            1       Limited Doc
            625       Single Family                          1       Full/Alternative
            661       Single Family                          1       Full/Alternative
            765       Single Family                          1       Full/Alternative
            625       Single Family                          1       No Income/No Asset
            764       Single Family                          1       Stated Income
            598       Single Family                          1       Full/Alternative
            668       PUD                                    1       Full/Alternative
            752       Single Family                          1       Limited Doc
            758       Single Family                          1       Full/Alternative
            595       Single Family                          1       Full/Alternative
            628       Single Family                          1       Stated Income
            700       Single Family                          1       Stated Income
            698       Single Family                          1       Full/Alternative
            675       Single Family                          1       Limited Doc
            629       Single Family                          1       Full/Alternative
            610       Single Family                          0       No Income/No Asset
            711       Single Family                          0       No Income/No Asset
            796       Single Family                          0       No Income/No Asset
            514       Single Family                          0       No Income/No Asset
            714       Single Family                          0       No Income/No Asset
              0       Single Family                          0       Full/Alternative
            540       Single Family                          0       Stated Income
            658       Single Family                          0       Stated Income
            685       PUD                                    0       No Income/No Asset
            755       Single Family                          0       Stated Income
            608       Single Family                          0       No Income/No Asset
            702       Single Family                          0       No Income/No Asset
            611       Condominium                            0       No Income/No Asset
            651       2-4 Family                             0       Stated Income
            527       Single Family                          0       Stated Income
            644       Single Family                          0       No Income/No Asset
            738       Condominium                            0       No Income/No Asset
            600       Manufactured Home                      0       Full/Alternative
            691       Single Family                          0       Stated Income
            518       Single Family                          0       No Income/No Asset
            571       Single Family                          0       Stated Income
            516       Single Family                          0       No Income/No Asset
            694       Condominium                            0       No Income/No Asset
            693       Single Family                          0       No Income/No Asset
            534       Single Family                          0       No Income/No Asset
            699       Single Family                          0       No Income/No Asset
            577       Single Family                          0       No Income/No Asset
            779       Single Family                          0       Stated Income
            571       Single Family                          0       No Documentation
            670       Single Family                          0       No Income/No Asset
            697       Single Family                          0       Stated Income
            677       Condominium                            0       No Income/No Asset
            723       Single Family                          0       Stated Income
            490       Single Family                          0       No Income/No Asset
            613       Single Family                          0       No Income/No Asset
            550       Single Family                          0       No Income/No Asset
            730       Single Family                          0       Stated Income
            668       Single Family                          0       No Income/No Asset
            514       Single Family                          0       Full/Alternative
            574       Single Family                          0       No Income/No Asset
            743       Single Family                          0       Stated Income
            575       Single Family                          0       No Income/No Asset
            761       Single Family                          0       Stated Income
            708       Single Family                          0       No Income/No Asset
            587       Single Family                          0       No Income/No Asset
            656       Single Family                          0       Stated Income
            587       Single Family                          0       No Income/No Asset
            504       Condominium                            0       Stated Income
            702       Single Family                          0       Stated/Stated
            659       Single Family                          0       Full/Alternative
            526       Single Family                          0       No Income/No Asset
            546       Single Family                          0       Stated Income
            670       Single Family                          0       Stated Income
            665       Single Family                          0       Stated Income
            569       Single Family                          0       No Documentation
            603       Single Family                          0       No Income/No Asset
            656       Single Family                          0       No Income/No Asset
            459       PUD                                    0       Stated Income
            598       Single Family                          0       No Income/No Asset
            555       Single Family                          0       No Income/No Asset
            575       Single Family                          0       Stated Income
            576       Single Family                          0       Stated Income
            787       Condominium                            0       Stated Income
            741       Single Family                          0       Stated Income
            575       Single Family                          0       Stated Income
            728       Single Family                          0       Stated Income
            649       Single Family                          0       No Income/No Asset
            605       Single Family                          0       No Income/No Asset
            698       Single Family                          0       No Income/No Asset
            561       Single Family                          0       No Income/No Asset
            760       Single Family                          0       No Income/No Asset
              0       Single Family                          1       Stated Income
              0       Condominium                            1       Stated Income
              0       Single Family                          1       Stated Income
            750       PUD                                    1       Full/Alternative
            770       PUD                                    1       Full/Alternative
              0       Single Family                          1       Full/Alternative
            629       PUD                                    1       Full/Alternative
            663       Single Family                          1       Full/Alternative
            528       Single Family                          0       Stated Income
            747       Single Family                          0       No Income/No Asset
            667       Single Family                          0       Stated Income
            705       2-4 Family                             0       Full/Alternative
            523       Single Family                          0       No Income/No Asset
            723       Single Family                          0       No Income/No Asset
            767       Single Family                          0       Stated Income
            631       Single Family                          0       Stated Income
            510       Single Family                          0       No Income/No Asset
            638       Single Family                          0       No Income/No Asset
              0       PUD                                    0       Full/Alternative
            521       Single Family                          0       Stated Income
            521       Single Family                          0       Stated Income
            516       Single Family                          0       No Income/No Asset
            667       Condominium                            0       Full/Alternative
            689       Single Family                          0       No Income/No Asset
            612       PUD                                    0       Stated Income
            677       Single Family                          0       Stated Income
            682       Single Family                          0       No Income/No Asset
            515       Single Family                          0       Stated Income
            638       Single Family                          0       Stated Income
            544       Single Family                          0       No Income/No Asset
            695       Single Family                          0       Stated Income
            569       Single Family                          0       Stated Income
            530       Single Family                          0       Stated Income
            696       Single Family                          0       Full/Alternative
            730       Single Family                          0       No Income/No Asset
            466       Single Family                          0       No Income/No Asset
            468       Condominium                            0       No Income/No Asset
            771       Single Family                          0       Stated Income
            561       Single Family                          0       Full/Alternative
            496       Single Family                          0       No Income/No Asset
            535       Single Family                          0       No Income/No Asset
            735       Single Family                          1       Full/Alternative
            739       Single Family                          1       Limited Doc
            735       Single Family                          1       Full/Alternative
            701       Single Family                          1       Limited Doc
            680       Single Family                          1       Full/Alternative
            778       Condominium                            1       Full/Alternative
            765       Condominium                            1       Full/Alternative
            772       Single Family                          1       Full/Alternative
            666       Single Family                          1       Full/Alternative
            784       Single Family                          1       Full/Alternative
            716       Single Family                          1       Full/Alternative
            777       Single Family                          1       Full/Alternative
            769       Single Family                          1       Full/Alternative
            609       CO-OP                                  1       Full/Alternative
            782       Single Family                          1       Full/Alternative
            789       Single Family                          1       Full/Alternative
            657       Condominium                            1       Full/Alternative
            701       2-4 Family                             2       Full/Alternative
            610       Single Family                          1       Full/Alternative
            770       Single Family                          1       Stated Income
            775       Single Family                          1       Full/Alternative
            702       Single Family                          1       Full/Alternative
            764       Single Family                          1       Full/Alternative
            791       Condominium                            1       Full/Alternative
            762       Single Family                          1       Stated Income
            737       Single Family                          1       Full/Alternative
            797       Single Family                          1       Full/Alternative
            745       Single Family                          1       Full/Alternative
            784       Single Family                          1       Full/Alternative
            670       Single Family                          1       Full/Alternative
            763       Single Family                          1       Full/Alternative
            766       Condominium                            1       Full/Alternative
            767       PUD                                    1       Full/Alternative
            783       Single Family                          1       Full/Alternative
            681       Single Family                          1       Full/Alternative
            786       Single Family                          1       Stated Income
            764       Single Family                          1       Full/Alternative
            744       Single Family                          1       Full/Alternative
            734       Single Family                          1       Full/Alternative
            681       Single Family                          1       Full/Alternative
            716       Single Family                          1       Full/Alternative
            770       PUD                                    1       Full/Alternative
            789       Single Family                          1       Full/Alternative
            777       Condominium                            1       Full/Alternative
            673       Single Family                          1       Stated Income
            746       PUD                                    1       Full/Alternative
            764       Single Family                          1       Full/Alternative
            680       Single Family                          1       Full/Alternative
            765       Single Family                          1       Stated/Stated
            644       2-4 Family                             4       Full/Alternative
            651       Single Family                          1       Full/Alternative
            749       Single Family                          1       Full/Alternative
            677       Single Family                          1       Full/Alternative
            666       Single Family                          1       Full/Alternative
            717       Single Family                          1       Full/Alternative
            778       Single Family                          1       Full/Alternative
            771       Single Family                          1       Stated Income
            643       Single Family                          1       Full/Alternative
            690       Hi-Rise Condo                          1       Stated Income
            753       Single Family                          1       Full/Alternative
            789       PUD                                    1       Full/Alternative
            707       Single Family                          1       Full/Alternative
            731       Single Family                          1       Stated Income
            784       Single Family                          1       Full/Alternative
            615       Single Family                          1       Full/Alternative
            795       Condominium                            1       Full/Alternative
            726       Single Family                          1       Full/Alternative
            660       Single Family                          1       Full/Alternative
            713       Single Family                          1       Full/Alternative
            713       Single Family                          1       Full/Alternative
            753       Single Family                          1       Stated Income
            793       Single Family                          1       Full/Alternative
            693       Single Family                          1       Full/Alternative
            761       Single Family                          1       Full/Alternative
            631       Single Family                          1       Full/Alternative
            771       Single Family                          1       Full/Alternative
            761       Condominium                            1       Full/Alternative
            697       Single Family                          1       Full/Alternative
            629       Condominium                            1       Full/Alternative
            802       Single Family                          1       Full/Alternative
            799       Single Family                          1       Full/Alternative
            767       Single Family                          1       Full/Alternative
            730       Single Family                          1       Full/Alternative
            757       Single Family                          1       Stated Income
            666       Single Family                          1       Full/Alternative
            599       Single Family                          1       Full/Alternative
            703       Single Family                          1       Full/Alternative
            765       Single Family                          1       Full/Alternative
            700       Single Family                          1       Full/Alternative
            659       Single Family                          1       Full/Alternative
            742       Townhouse                              1       Stated Income
            647       Single Family                          1       Full/Alternative
            798       Single Family                          1       Full/Alternative
            808       Single Family                          1       Full/Alternative
            609       Single Family                          1       Full/Alternative
            791       2-4 Family                             2       Limited Doc
            732       Condominium                            1       Full/Alternative
            739       Single Family                          1       Full/Alternative
            689       Single Family                          1       Full/Alternative
            623       Condominium                            1       Full/Alternative
            775       Single Family                          1       Full/Alternative
            666       Single Family                          1       Full/Alternative
            753       Hi-Rise Condo                          1       Full/Alternative
            717       Single Family                          1       Full/Alternative
            729       Single Family                          1       Full/Alternative
            659       Single Family                          1       Full/Alternative
            753       Single Family                          1       Stated Income
            783       Single Family                          1       Full/Alternative
            801       Single Family                          1       Stated Income
            682       Single Family                          1       Full/Alternative
            691       Single Family                          1       Full/Alternative
            780       Single Family                          1       Full/Alternative
            793       Condominium                            1       Full/Alternative
            621       Single Family                          1       Full/Alternative
            777       Single Family                          1       Stated Income
            684       Single Family                          1       Full/Alternative
            719       Single Family                          1       Full/Alternative
            687       Condominium                            1       Full/Alternative
            723       Single Family                          1       Full/Alternative
            667       Single Family                          1       Full/Alternative
            795       Single Family                          1       Full/Alternative
            695       Single Family                          1       Full/Alternative
            645       Single Family                          1       Full/Alternative
            661       Single Family                          1       Limited Doc
            649       Condominium                            1       Full/Alternative
            657       Condominium                            1       Full/Alternative
            768       Condominium                            1       Full/Alternative
            742       Single Family                          1       Full/Alternative
            786       Condominium                            1       Full/Alternative
            732       Single Family                          1       Stated Income
            657       Single Family                          1       Full/Alternative
            783       Single Family                          1       Full/Alternative
            643       Single Family                          1       Full/Alternative
            794       Single Family                          1       Full/Alternative
            690       Single Family                          1       Stated Income
            752       Condominium                            1       Stated Income
            736       Single Family                          1       No Documentation
            724       PUD                                    1       Full/Alternative
            799       Single Family                          1       Full/Alternative
            781       Single Family                          1       Full/Alternative
            746       2-4 Family                             2       Full/Alternative
            730       Single Family                          1       Full/Alternative
            740       Single Family                          1       Full/Alternative
            798       Single Family                          1       Full/Alternative
            783       Single Family                          1       Full/Alternative
            771       PUD                                    1       Full/Alternative
            676       Single Family                          1       Full/Alternative
            656       2-4 Family                             2       Full/Alternative
            802       Single Family                          1       Full/Alternative
            765       Single Family                          1       Full/Alternative
            657       PUD                                    1       Full/Alternative
            618       Single Family                          1       Full/Alternative
            685       Single Family                          1       Full/Alternative
            698       Single Family                          1       Stated Income
            783       Single Family                          1       Full/Alternative
            718       Single Family                          1       Full/Alternative
            741       2-4 Family                             2       Stated Income
            739       Single Family                          1       Full/Alternative
            655       Single Family                          1       Full/Alternative
            728       Single Family                          1       Full/Alternative
            796       Condominium                            1       Stated Income
            788       Single Family                          1       Stated Income
            784       Single Family                          1       Full/Alternative
            793       Single Family                          1       Full/Alternative
            780       Single Family                          1       Full/Alternative
            804       Single Family                          1       Full/Alternative
            747       Single Family                          1       Full/Alternative
            737       Single Family                          1       Full/Alternative
            690       Single Family                          1       Full/Alternative
            730       PUD                                    1       Full/Alternative
            645       Single Family                          1       Full/Alternative
            719       Single Family                          1       Full/Alternative
            760       Single Family                          1       Full/Alternative
            653       Single Family                          1       Full/Alternative
            742       Single Family                          1       Full/Alternative
            780       Hi-Rise Condo                          1       Full/Alternative
            726       Single Family                          1       Stated Income
            711       Single Family                          1       Full/Alternative
            619       PUD                                    1       Full/Alternative
            784       Single Family                          1       Full/Alternative
            727       Single Family                          1       Full/Alternative
            736       Condominium                            1       Full/Alternative
            611       Single Family                          1       Full/Alternative
            738       Single Family                          1       Full/Alternative
            737       Single Family                          1       Full/Alternative
            759       Single Family                          1       Full/Alternative
            727       Single Family                          1       Full/Alternative
            791       Single Family                          1       Full/Alternative
            767       Single Family                          1       Full/Alternative
            669       Single Family                          1       Full/Alternative
            644       Single Family                          1       Full/Alternative
            652       Single Family                          1       Full/Alternative
            727       Single Family                          1       Full/Alternative
            664       Single Family                          1       Full/Alternative
            698       Single Family                          1       Full/Alternative
            691       Single Family                          1       Full/Alternative
            805       Condominium                            1       Full/Alternative
            733       Single Family                          1       Full/Alternative
            805       Single Family                          1       Full/Alternative
            699       Single Family                          1       Full/Alternative
            712       Single Family                          1       Full/Alternative
            720       Single Family                          1       Stated Income
            706       Single Family                          1       Full/Alternative
            713       Single Family                          1       Stated Income
            702       Single Family                          1       Full/Alternative
            712       Condominium                            1       Stated Income
            617       Single Family                          1       Full/Alternative
            744       Single Family                          1       Stated Income
            610       Single Family                          1       Full/Alternative
            632       Condominium                            1       Full/Alternative
            781       Condominium                            1       Stated Income
            804       Single Family                          1       Full/Alternative
            790       PUD                                    1       Stated Income
            665       2-4 Family                             2       Full/Alternative
            689       Condominium                            1       Full/Alternative
            675       Single Family                          1       Full/Alternative
            752       Single Family                          1       Full/Alternative
            778       2-4 Family                             2       Full/Alternative
            692       Single Family                          1       Full/Alternative
            783       Single Family                          1       Stated Income
            666       Single Family                          1       Full/Alternative
            712       Single Family                          1       Full/Alternative
            637       Single Family                          1       Full/Alternative
            702       Single Family                          1       Full/Alternative
            716       Single Family                          1       Full/Alternative
            783       Single Family                          1       Full/Alternative
            793       Condominium                            1       Full/Alternative
            805       Single Family                          1       Full/Alternative
            708       Single Family                          1       Full/Alternative
            703       Hi-Rise Condo                          1       Full/Alternative
            803       Single Family                          1       Full/Alternative
            779       PUD                                    1       Full/Alternative
            695       Hi-Rise Condo                          1       Full/Alternative
            783       Single Family                          1       Full/Alternative
            746       Single Family                          1       Full/Alternative
            719       Single Family                          1       Full/Alternative
            669       Condominium                            1       Full/Alternative
            603       Single Family                          1       Full/Alternative
            774       Single Family                          1       Full/Alternative
            642       Single Family                          1       Full/Alternative
            635       Single Family                          1       Full/Alternative
            737       Single Family                          1       Full/Alternative
            779       Single Family                          1       Full/Alternative
            798       Single Family                          1       Full/Alternative
            673       Single Family                          1       Full/Alternative
            639       Single Family                          1       Full/Alternative
            690       Single Family                          1       Full/Alternative
            682       Single Family                          1       Full/Alternative
            714       Single Family                          1       Full/Alternative
            738       Single Family                          1       Full/Alternative
            782       Single Family                          1       Full/Alternative
            773       Single Family                          1       Full/Alternative
            715       Single Family                          1       Full/Alternative
            801       Single Family                          1       Full/Alternative
            766       PUD                                    1       Full/Alternative
            772       Single Family                          1       Full/Alternative
            690       Single Family                          1       Full/Alternative
            808       Condominium                            1       Full/Alternative
            792       Single Family                          1       Full/Alternative
            756       Single Family                          1       Limited Doc
            708       Single Family                          1       Full/Alternative
            676       Single Family                          1       Full/Alternative
            767       PUD                                    1       Full/Alternative
            630       PUD                                    1       Full/Alternative
            666       Single Family                          1       Full/Alternative
            765       Condominium                            1       Full/Alternative
            785       Single Family                          1       Full/Alternative
            639       Single Family                          1       Full/Alternative
            663       Single Family                          1       Full/Alternative
            741       2-4 Family                             2       Full/Alternative
            718       Single Family                          1       Full/Alternative
            807       Single Family                          1       Full/Alternative
            772       Single Family                          1       Stated Income
            712       Condominium                            1       Full/Alternative
            707       Single Family                          1       Full/Alternative
            786       Single Family                          1       Full/Alternative
            690       Single Family                          1       Full/Alternative
            723       Single Family                          1       Full/Alternative
            770       Single Family                          1       Stated Income
            715       Single Family                          1       Limited Doc
            667       Single Family                          1       Full/Alternative
            712       Single Family                          1       Stated Income
            740       Single Family                          1       Full/Alternative
            755       Single Family                          1       Full/Alternative
            793       Condominium                            1       Full/Alternative
            740       2-4 Family                             2       Full/Alternative
            802       Single Family                          1       Full/Alternative
            760       Single Family                          1       Full/Alternative
            777       Single Family                          1       Full/Alternative
            758       Single Family                          1       Full/Alternative
            747       Single Family                          1       Full/Alternative
            672       Single Family                          1       Stated Income
            772       Single Family                          1       Stated Income
            759       Single Family                          1       Full/Alternative
            729       Single Family                          1       Full/Alternative
            746       2-4 Family                             2       Stated Income
            663       Single Family                          1       Full/Alternative
            790       Single Family                          1       Full/Alternative
            754       Single Family                          1       Full/Alternative
            786       Single Family                          1       Stated Income
            622       Single Family                          1       Full/Alternative
            769       Single Family                          1       Stated Income
            734       Condominium                            1       Full/Alternative
            732       PUD                                    1       Full/Alternative
            729       PUD                                    1       Stated Income
            746       Condominium                            1       Full/Alternative
            742       Single Family                          1       Full/Alternative
            681       2-4 Family                             2       Full/Alternative
            655       Single Family                          1       Full/Alternative
            716       Single Family                          1       Full/Alternative
            635       Single Family                          1       Full/Alternative
            646       Single Family                          1       Full/Alternative
            725       Single Family                          1       Full/Alternative
            721       Condominium                            1       Stated Income
            697       Single Family                          1       Full/Alternative
            653       Single Family                          1       Full/Alternative
            693       Single Family                          1       Full/Alternative
            681       Single Family                          1       Stated Income
            721       Single Family                          1       Full/Alternative
            712       Condominium                            1       Full/Alternative
            631       Single Family                          1       Full/Alternative
            662       Single Family                          1       Stated Income
            795       PUD                                    1       Full/Alternative
            661       Single Family                          1       Full/Alternative
            613       Single Family                          1       Full/Alternative
            794       Single Family                          1       Full/Alternative
            725       Condominium                            1       Full/Alternative
            648       Single Family                          1       Full/Alternative
            768       Single Family                          1       Full/Alternative
            764       Single Family                          1       Full/Alternative
            652       Single Family                          1       Stated/Stated
            765       Single Family                          1       Full/Alternative
            752       Single Family                          1       Full/Alternative
            766       PUD                                    1       Full/Alternative
            723       Single Family                          1       Stated Income
            647       Single Family                          1       Full/Alternative



         BACK_RATIO       LOAN_PURP                       OCCTYPE                     PREPAY
         ----------       ---------                       -------                     ------

               -       Purchase                        Investor                        No
           31.35       Purchase                        Investor                        No
           44.97       Purchase                        Owner Occupied                  No
           38.78       Purchase                        Investor                        No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           28.17       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           36.13       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           35.20       Purchase                        Owner Occupied                  No
           32.44       Cash Out Refinance              Investor                        No
               -       Purchase                        Investor                        No
               -       Cash Out Refinance              Owner Occupied                  No
           43.30       Purchase                        Owner Occupied                  No
               -       Purchase                        Second Home                     No
           15.29       Purchase                        Owner Occupied                  No
            5.54       Purchase                        Investor                        No
           38.45       Cash Out Refinance              Investor                        No
           45.54       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           21.73       Purchase                        Owner Occupied                  No
           40.80       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  Yes
               -       Purchase                        Owner Occupied                  No
           46.28       Cash Out Refinance              Owner Occupied                  No
           47.59       Cash Out Refinance              Investor                        No
           31.33       Cash Out Refinance              Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
           34.36       Rate/Term Refinance             Owner Occupied                  No
           21.24       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           29.06       Purchase                        Owner Occupied                  No
           32.06       Purchase                        Investor                        No
           10.85       Purchase                        Investor                        No
           38.71       Purchase                        Investor                        No
               -       Purchase                        Owner Occupied                  No
           41.63       Purchase                        Investor                        No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
           14.75       Rate/Term Refinance             Owner Occupied                  No
           38.09       Rate/Term Refinance             Owner Occupied                  No
           15.00       Purchase                        Investor                        No
           15.00       Purchase                        Investor                        No
           43.00       Purchase                        Investor                        No
               -       Purchase                        Owner Occupied                  No
           30.00       Purchase                        Owner Occupied                  No
           39.00       Purchase                        Investor                        No
           36.00       Cash Out Refinance              Investor                        No
           35.00       Purchase                        Owner Occupied                  No
           36.00       Purchase                        Investor                        No
           30.00       Rate/Term Refinance             Investor                        No
           33.00       Purchase                        Investor                        No
           26.00       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           35.00       Rate/Term Refinance             Owner Occupied                  No
           29.00       Cash Out Refinance              Investor                        No
           41.10       Cash Out Refinance              Owner Occupied                  No
           27.59       Cash Out Refinance              Investor                        No
           32.00       Cash Out Refinance              Owner Occupied                  No
           35.00       Cash Out Refinance              Investor                        No
               -       Cash Out Refinance              Investor                        No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           36.43       Purchase                        Investor                        No
           38.65       Purchase                        Investor                        No
               -       Purchase                        Investor                        No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           32.19       Purchase                        Investor                        No
               -       Rate/Term Refinance             Owner Occupied                  No
           44.66       Cash Out Refinance              Investor                        No
           40.40       Cash Out Refinance              Investor                        No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           23.78       Purchase                        Investor                        No
           24.05       Purchase                        Investor                        No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
           26.56       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
           39.74       Purchase                        Owner Occupied                  No
           34.15       Rate/Term Refinance             Owner Occupied                  No
           49.14       Cash Out Refinance              Owner Occupied                  No
           35.56       Cash Out Refinance              Investor                        No
           32.25       Purchase                        Owner Occupied                  No
           36.35       Purchase                        Owner Occupied                  No
           45.26       Purchase                        Owner Occupied                  No
           30.07       Purchase                        Investor                        No
           36.22       Purchase                        Owner Occupied                  No
            5.60       Purchase                        Investor                        No
            6.94       Rate/Term Refinance             Owner Occupied                  No
            1.44       Cash Out Refinance              Investor                        No
            6.60       Cash Out Refinance              Investor                        No
            6.60       Cash Out Refinance              Investor                        No
            6.60       Cash Out Refinance              Investor                        No
           16.10       Rate/Term Refinance             Investor                        No
            7.56       Purchase                        Investor                        No
            6.60       Cash Out Refinance              Investor                        No
            1.44       Cash Out Refinance              Investor                        No
            1.44       Cash Out Refinance              Investor                        No
           31.28       Cash Out Refinance              Investor                        No
           15.28       Purchase                        Investor                        No
            9.49       Purchase                        Investor                        No
               -       Purchase                        Investor                        No
            1.44       Cash Out Refinance              Investor                        No
           10.59       Purchase                        Owner Occupied                  No
           46.14       Cash Out Refinance              Owner Occupied                  No
           22.22       Purchase                        Investor                        No
           41.57       Cash Out Refinance              Owner Occupied                  No
           46.00       Cash Out Refinance              Owner Occupied                  No
           49.00       Cash Out Refinance              Owner Occupied                  No
           34.00       Cash Out Refinance              Owner Occupied                  No
           42.00       Cash Out Refinance              Owner Occupied                  No
           39.00       Cash Out Refinance              Owner Occupied                  No
           48.00       Cash Out Refinance              Owner Occupied                  No
           50.00       Rate/Term Refinance             Owner Occupied                  Yes
           48.00       Cash Out Refinance              Owner Occupied                  No
           37.00       Cash Out Refinance              Owner Occupied                  No
           24.00       Cash Out Refinance              Owner Occupied                  No
           50.00       Rate/Term Refinance             Owner Occupied                  No
           48.00       Cash Out Refinance              Owner Occupied                  No
           26.00       Cash Out Refinance              Owner Occupied                  No
           49.00       Cash Out Refinance              Owner Occupied                  No
           54.00       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Investor                        No
           45.99       Purchase                        Investor                        No
           42.09       Purchase                        Investor                        No
               -       Purchase                        Owner Occupied                  No
           25.02       Cash Out Refinance              Investor                        No
           41.00       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Investor                        Yes
           33.00       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Investor                        Yes
               -       Cash Out Refinance              Owner Occupied                  No
           23.32       Purchase                        Second Home                     No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Second Home                     No
               -       Purchase                        Investor                        No
               -       Purchase                        Investor                        No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           30.39       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           38.40       Purchase                        Investor                        No
               -       Purchase                        Second Home                     No
           44.04       Rate/Term Refinance             Owner Occupied                  No
           25.27       Purchase                        Owner Occupied                  No
           39.80       Purchase                        Investor                        Yes
           24.30       Purchase                        Owner Occupied                  No
               -       Purchase                        Investor                        Yes
               -       Purchase                        Owner Occupied                  No
           36.20       Purchase                        Owner Occupied                  No
           59.80       Cash Out Refinance              Owner Occupied                  No
           32.90       Purchase                        Owner Occupied                  No
           36.50       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  Yes
               -       Cash Out Refinance              Owner Occupied                  Yes
            1.00       Purchase                        Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
           40.80       Purchase                        Owner Occupied                  No
           33.17       Purchase                        Owner Occupied                  No
           48.48       Cash Out Refinance              Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
           28.61       Cash Out Refinance              Owner Occupied                  No
           47.32       Purchase                        Owner Occupied                  No
           21.90       Rate/Term Refinance             Owner Occupied                  No
           43.86       Cash Out Refinance              Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
           41.14       Cash Out Refinance              Owner Occupied                  No
           53.70       Cash Out Refinance              Owner Occupied                  No
           26.86       Rate/Term Refinance             Owner Occupied                  No
           45.23       Purchase                        Owner Occupied                  No
           36.82       Purchase                        Owner Occupied                  No
           49.53       Cash Out Refinance              Investor                        No
               -       Purchase                        Owner Occupied                  No
           17.25       Cash Out Refinance              Owner Occupied                  No
           40.57       Cash Out Refinance              Owner Occupied                  No
           32.00       Purchase                        Owner Occupied                  Yes
               -       Cash Out Refinance              Investor                        No
               -       Purchase                        Owner Occupied                  No
           28.34       Cash Out Refinance              Owner Occupied                  No
           38.82       Purchase                        Second Home                     No
           55.46       Rate/Term Refinance             Owner Occupied                  No
           47.38       Cash Out Refinance              Owner Occupied                  No
           30.75       Cash Out Refinance              Owner Occupied                  No
           45.90       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
           44.62       Cash Out Refinance              Owner Occupied                  No
           52.94       Purchase                        Investor                        No
           46.50       Purchase                        Owner Occupied                  No
            9.01       Rate/Term Refinance             Investor                        No
           33.76       Cash Out Refinance              Owner Occupied                  No
            8.36       Rate/Term Refinance             Investor                        No
            7.76       Rate/Term Refinance             Investor                        No
           35.60       Purchase                        Second Home                     No
           22.50       Purchase                        Second Home                     No
           35.50       Cash Out Refinance              Investor                        No
           27.65       Cash Out Refinance              Investor                        No
           35.38       Purchase                        Investor                        Yes
               -       Rate/Term Refinance             Owner Occupied                  No
           40.55       Cash Out Refinance              Owner Occupied                  No
           50.23       Purchase                        Owner Occupied                  No
           57.66       Rate/Term Refinance             Investor                        No
           31.38       Purchase                        Owner Occupied                  No
               -       Purchase                        Investor                        No
            9.77       Purchase                        Owner Occupied                  No
           31.09       Purchase                        Investor                        No
           54.59       Rate/Term Refinance             Investor                        No
           50.20       Purchase                        Owner Occupied                  No
           43.07       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           44.81       Cash Out Refinance              Owner Occupied                  No
           43.95       Cash Out Refinance              Owner Occupied                  No
           47.16       Cash Out Refinance              Owner Occupied                  No
            7.03       Purchase                        Investor                        No
           49.00       Cash Out Refinance              Owner Occupied                  No
           43.40       Cash Out Refinance              Owner Occupied                  No
           39.10       Cash Out Refinance              Owner Occupied                  No
           41.50       Purchase                        Owner Occupied                  No
               -       Purchase                        Investor                        No
               -       Cash Out Refinance              Investor                        No
           41.39       Purchase                        Investor                        Yes
               -       Purchase                        Investor                        No
           38.86       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Investor                        Yes
               -       Purchase                        Investor                        No
               -       Purchase                        Owner Occupied                  Yes
               -       Purchase                        Investor                        No
           43.36       Cash Out Refinance              Owner Occupied                  No
           45.19       Purchase                        Investor                        No
           16.63       Purchase                        Second Home                     No
           22.24       Purchase                        Second Home                     No
           38.49       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           24.11       Cash Out Refinance              Second Home                     No
           21.95       Cash Out Refinance              Owner Occupied                  No
           35.59       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           39.52       Purchase                        Owner Occupied                  No
           35.25       Rate/Term Refinance             Owner Occupied                  No
               -       Cash Out Refinance              Investor                        No
           47.34       Purchase                        Owner Occupied                  No
           36.80       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
           38.55       Purchase                        Owner Occupied                  No
           16.25       Rate/Term Refinance             Investor                        No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Investor                        No
               -       Purchase                        Owner Occupied                  No
           40.60       Purchase                        Investor                        No
               -       Purchase                        Investor                        No
               -       Purchase                        Owner Occupied                  No
           47.48       Rate/Term Refinance             Investor                        No
            7.84       Rate/Term Refinance             Investor                        No
           49.86       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           42.00       Cash Out Refinance              Owner Occupied                  No
           47.00       Purchase                        Investor                        No
               -       Cash Out Refinance              Owner Occupied                  Yes
           48.85       Purchase                        Owner Occupied                  No
           32.33       Purchase                        Investor                        Yes
           33.45       Purchase                        Owner Occupied                  Yes
           30.17       Rate/Term Refinance             Owner Occupied                  Yes
           35.00       Cash Out Refinance              Owner Occupied                  Yes
           33.65       Cash Out Refinance              Owner Occupied                  Yes
           32.90       Purchase                        Investor                        Yes
               -       Purchase                        Owner Occupied                  Yes
           19.99       Purchase                        Investor                        No
            8.31       Rate/Term Refinance             Owner Occupied                  Yes
           34.55       Rate/Term Refinance             Owner Occupied                  Yes
           52.60       Purchase                        Investor                        No
           33.00       Cash Out Refinance              Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
            9.30       Purchase                        Investor                        No
               -       Rate/Term Refinance             Owner Occupied                  No
           30.00       Purchase                        Investor                        No
           47.40       Purchase                        Investor                        No
           35.80       Purchase                        Investor                        No
           35.80       Purchase                        Investor                        No
           25.60       Purchase                        Owner Occupied                  No
           30.90       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
            7.10       Purchase                        Investor                        No
               -       Purchase                        Owner Occupied                  No
           35.00       Cash Out Refinance              Investor                        No
               -       Purchase                        Investor                        No
           37.10       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           35.95       Cash Out Refinance              Investor                        No
           38.61       Cash Out Refinance              Investor                        No
               -       Purchase                        Second Home                     No
               -       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           46.70       Cash Out Refinance              Investor                        Yes
           38.90       Cash Out Refinance              Investor                        No
               -       Cash Out Refinance              Investor                        No
               -       Purchase                        Owner Occupied                  No
           33.30       Purchase                        Investor                        Yes
               -       Purchase                        Owner Occupied                  Yes
               -       Purchase                        Owner Occupied                  Yes
           42.20       Purchase                        Investor                        No
           33.10       Purchase                        Investor                        No
           36.48       Purchase                        Investor                        No
           45.78       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  Yes
               -       Purchase                        Owner Occupied                  Yes
               -       Rate/Term Refinance             Second Home                     Yes
               -       Purchase                        Owner Occupied                  No
           37.23       Cash Out Refinance              Owner Occupied                  Yes
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  Yes
           33.07       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  Yes
           23.40       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  Yes
               -       Purchase                        Owner Occupied                  Yes
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Second Home                     No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  Yes
               -       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           35.55       Purchase                        Owner Occupied                  Yes
               -       Purchase                        Owner Occupied                  Yes
               -       Cash Out Refinance              Owner Occupied                  No
               -       Cash Out Refinance              Investor                        No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Investor                        No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Investor                        No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Investor                        No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Cash Out Refinance              Second Home                     No
           35.73       Rate/Term Refinance             Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           49.90       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           31.10       Purchase                        Owner Occupied                  No
           32.90       Cash Out Refinance              Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
           47.90       Rate/Term Refinance             Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
           29.71       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Rate/Term Refinance             Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
           21.52       Purchase                        Owner Occupied                  No
            1.10       Cash Out Refinance              Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
           32.22       Purchase                        Investor                        No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
           22.00       Purchase                        Owner Occupied                  No
           32.64       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Cash Out Refinance              Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
           35.15       Cash Out Refinance              Owner Occupied                  No
            1.00       Rate/Term Refinance             Owner Occupied                  No
            1.00       Cash Out Refinance              Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
           28.77       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Cash Out Refinance              Investor                        No
            1.00       Rate/Term Refinance             Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
           26.00       Rate/Term Refinance             Investor                        No
            1.00       Rate/Term Refinance             Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
           24.33       Cash Out Refinance              Investor                        No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
           43.91       Purchase                        Owner Occupied                  No
           32.69       Purchase                        Investor                        No
            1.00       Cash Out Refinance              Owner Occupied                  No
            1.00       Rate/Term Refinance             Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
           32.76       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
           34.68       Cash Out Refinance              Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
           39.71       Cash Out Refinance              Investor                        No
            1.00       Rate/Term Refinance             Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Cash Out Refinance              Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Rate/Term Refinance             Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Purchase                        Owner Occupied                  No
               -       Rate/Term Refinance             Owner Occupied                  No
           27.70       Purchase                        Owner Occupied                  No
           17.90       Purchase                        Owner Occupied                  No
           29.00       Purchase                        Owner Occupied                  No
           29.30       Purchase                        Owner Occupied                  No
           30.90       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
           25.00       Purchase                        Owner Occupied                  Yes
               -       Purchase                        Investor                        Yes
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
           51.07       Cash Out Refinance              Investor                        No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Second Home                     No
           39.91       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
           19.88       Purchase                        Investor                        No
            1.00       Rate/Term Refinance             Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Investor                        No
            1.00       Cash Out Refinance              Owner Occupied                  No
            1.00       Cash Out Refinance              Owner Occupied                  No
            1.00       Cash Out Refinance              Owner Occupied                  No
            1.00       Cash Out Refinance              Owner Occupied                  No
           20.50       Cash Out Refinance              Investor                        No
            1.00       Purchase                        Second Home                     No
            1.00       Cash Out Refinance              Owner Occupied                  No
           36.09       Rate/Term Refinance             Owner Occupied                  No
            1.00       Cash Out Refinance              Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  Yes
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
           41.30       Cash Out Refinance              Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  No
            1.00       Purchase                        Owner Occupied                  Yes
           67.60       Cash Out Refinance              Owner Occupied                  No
           59.70       Purchase                        Owner Occupied                  No
           31.19       Cash Out Refinance              Owner Occupied                  No
           36.27       Purchase                        Owner Occupied                  No
           14.70       Purchase                        Owner Occupied                  No
           23.23       Purchase                        Investor                        No
           41.46       Purchase                        Owner Occupied                  No
           46.23       Purchase                        Owner Occupied                  No
           32.37       Purchase                        Owner Occupied                  No
           46.55       Purchase                        Owner Occupied                  No
           24.32       Cash Out Refinance              Owner Occupied                  No
           41.27       Purchase                        Owner Occupied                  No
           47.31       Purchase                        Owner Occupied                  No
           30.60       Cash Out Refinance              Owner Occupied                  No
           33.83       Rate/Term Refinance             Investor                        No
           18.98       Rate/Term Refinance             Owner Occupied                  No
           35.61       Cash Out Refinance              Owner Occupied                  No
           22.49       Purchase                        Owner Occupied                  No
           39.23       Purchase                        Owner Occupied                  No
           27.74       Purchase                        Owner Occupied                  No
           16.99       Cash Out Refinance              Owner Occupied                  No
           18.99       Purchase                        Owner Occupied                  No
           44.70       Purchase                        Owner Occupied                  No
           38.30       Purchase                        Second Home                     No
           26.75       Purchase                        Owner Occupied                  No
           29.58       Cash Out Refinance              Owner Occupied                  No
           15.02       Purchase                        Owner Occupied                  No
           35.09       Cash Out Refinance              Owner Occupied                  No
           25.15       Cash Out Refinance              Owner Occupied                  No
           30.76       Cash Out Refinance              Owner Occupied                  No
           24.83       Purchase                        Owner Occupied                  No
           47.49       Purchase                        Second Home                     No
           39.28       Purchase                        Owner Occupied                  No
           21.13       Rate/Term Refinance             Investor                        No
           40.90       Rate/Term Refinance             Owner Occupied                  No
           45.07       Purchase                        Owner Occupied                  No
           40.66       Cash Out Refinance              Owner Occupied                  No
           41.25       Cash Out Refinance              Owner Occupied                  No
           45.11       Rate/Term Refinance             Second Home                     No
           49.25       Cash Out Refinance              Owner Occupied                  No
           31.03       Rate/Term Refinance             Owner Occupied                  No
           34.04       Cash Out Refinance              Owner Occupied                  No
           35.53       Purchase                        Owner Occupied                  No
           27.39       Purchase                        Owner Occupied                  No
           39.98       Purchase                        Owner Occupied                  No
           27.52       Purchase                        Second Home                     No
           29.00       Purchase                        Owner Occupied                  No
           44.51       Purchase                        Owner Occupied                  No
           48.45       Cash Out Refinance              Owner Occupied                  No
           47.19       Cash Out Refinance              Owner Occupied                  No
           22.56       Rate/Term Refinance             Owner Occupied                  No
           31.29       Cash Out Refinance              Investor                        No
           30.23       Rate/Term Refinance             Owner Occupied                  No
           46.61       Rate/Term Refinance             Owner Occupied                  No
           27.47       Purchase                        Second Home                     No
           40.73       Cash Out Refinance              Owner Occupied                  No
           21.56       Purchase                        Owner Occupied                  No
           49.09       Cash Out Refinance              Owner Occupied                  No
           30.37       Cash Out Refinance              Investor                        No
           16.14       Cash Out Refinance              Owner Occupied                  No
           50.85       Cash Out Refinance              Second Home                     No
           32.42       Purchase                        Owner Occupied                  No
           33.88       Purchase                        Owner Occupied                  No
           28.38       Purchase                        Owner Occupied                  No
           47.91       Rate/Term Refinance             Owner Occupied                  No
           35.03       Purchase                        Second Home                     No
           26.43       Purchase                        Owner Occupied                  No
           31.12       Rate/Term Refinance             Owner Occupied                  No
           47.60       Cash Out Refinance              Owner Occupied                  No
           44.90       Cash Out Refinance              Owner Occupied                  No
           32.50       Rate/Term Refinance             Owner Occupied                  No
           19.26       Purchase                        Owner Occupied                  No
           48.03       Cash Out Refinance              Owner Occupied                  No
            4.61       Purchase                        Second Home                     No
           48.25       Cash Out Refinance              Owner Occupied                  No
           43.05       Rate/Term Refinance             Owner Occupied                  No
           38.93       Purchase                        Investor                        No
           42.20       Purchase                        Owner Occupied                  No
           46.26       Purchase                        Owner Occupied                  No
           22.61       Purchase                        Owner Occupied                  No
           44.15       Purchase                        Owner Occupied                  No
           48.13       Purchase                        Second Home                     No
           25.52       Purchase                        Owner Occupied                  No
           40.06       Purchase                        Owner Occupied                  No
           42.50       Purchase                        Owner Occupied                  No
           46.63       Rate/Term Refinance             Second Home                     No
           43.90       Purchase                        Owner Occupied                  No
           32.01       Rate/Term Refinance             Owner Occupied                  No
           35.92       Purchase                        Owner Occupied                  No
           32.47       Cash Out Refinance              Owner Occupied                  No
           52.77       Purchase                        Owner Occupied                  No
           41.54       Cash Out Refinance              Owner Occupied                  No
           34.77       Purchase                        Owner Occupied                  No
           43.22       Purchase                        Owner Occupied                  No
           24.77       Cash Out Refinance              Owner Occupied                  No
           44.73       Purchase                        Owner Occupied                  No
           39.21       Purchase                        Owner Occupied                  No
           32.85       Purchase                        Owner Occupied                  No
           29.08       Purchase                        Owner Occupied                  No
           40.40       Cash Out Refinance              Second Home                     No
           13.51       Cash Out Refinance              Owner Occupied                  No
           42.68       Cash Out Refinance              Owner Occupied                  No
           43.51       Purchase                        Owner Occupied                  No
           29.00       Rate/Term Refinance             Owner Occupied                  No
           22.12       Rate/Term Refinance             Owner Occupied                  No
           43.78       Rate/Term Refinance             Owner Occupied                  No
           35.16       Rate/Term Refinance             Owner Occupied                  No
           44.88       Purchase                        Owner Occupied                  No
           31.50       Cash Out Refinance              Owner Occupied                  No
           35.41       Cash Out Refinance              Owner Occupied                  No
           33.08       Cash Out Refinance              Owner Occupied                  No
            8.27       Cash Out Refinance              Second Home                     No
           34.38       Rate/Term Refinance             Owner Occupied                  No
           25.66       Cash Out Refinance              Owner Occupied                  No
           38.96       Purchase                        Owner Occupied                  No
           39.96       Rate/Term Refinance             Owner Occupied                  No
           28.87       Cash Out Refinance              Owner Occupied                  No
           29.15       Purchase                        Owner Occupied                  No
           18.42       Purchase                        Owner Occupied                  No
           43.75       Cash Out Refinance              Owner Occupied                  No
           35.53       Purchase                        Second Home                     No
           20.04       Purchase                        Owner Occupied                  No
           28.29       Cash Out Refinance              Owner Occupied                  No
           37.45       Purchase                        Owner Occupied                  No
           36.24       Rate/Term Refinance             Second Home                     No
           35.61       Purchase                        Owner Occupied                  No
           24.29       Rate/Term Refinance             Second Home                     No
           18.31       Purchase                        Owner Occupied                  No
           12.78       Rate/Term Refinance             Second Home                     No
           23.28       Rate/Term Refinance             Owner Occupied                  No
           36.49       Purchase                        Owner Occupied                  No
           19.17       Purchase                        Owner Occupied                  No
           48.73       Rate/Term Refinance             Owner Occupied                  No
           39.89       Purchase                        Owner Occupied                  No
           29.09       Rate/Term Refinance             Owner Occupied                  No
           32.70       Purchase                        Owner Occupied                  No
               -       Cash Out Refinance              Owner Occupied                  No
           35.62       Purchase                        Owner Occupied                  No
           30.29       Cash Out Refinance              Owner Occupied                  No
           10.21       Rate/Term Refinance             Second Home                     No
           26.44       Rate/Term Refinance             Investor                        No
           19.86       Purchase                        Investor                        No
           22.64       Purchase                        Owner Occupied                  No
           12.21       Purchase                        Owner Occupied                  No
           38.65       Cash Out Refinance              Owner Occupied                  No
           38.91       Rate/Term Refinance             Owner Occupied                  No
           39.67       Purchase                        Owner Occupied                  No
           45.94       Purchase                        Owner Occupied                  No
           26.16       Purchase                        Owner Occupied                  No
           31.07       Cash Out Refinance              Second Home                     No
           24.96       Purchase                        Owner Occupied                  No
           11.43       Purchase                        Owner Occupied                  No
           39.75       Cash Out Refinance              Owner Occupied                  No
           39.95       Purchase                        Owner Occupied                  No
           33.39       Cash Out Refinance              Owner Occupied                  No
           38.63       Purchase                        Owner Occupied                  No
           36.20       Cash Out Refinance              Owner Occupied                  No
           29.93       Purchase                        Owner Occupied                  No
           38.84       Purchase                        Owner Occupied                  No
           31.53       Purchase                        Owner Occupied                  No
           39.47       Purchase                        Investor                        No
           41.36       Purchase                        Owner Occupied                  No
           48.46       Purchase                        Owner Occupied                  No
           47.25       Cash Out Refinance              Owner Occupied                  No
           33.28       Cash Out Refinance              Owner Occupied                  No
           25.68       Purchase                        Owner Occupied                  No
           15.01       Rate/Term Refinance             Owner Occupied                  No
           36.58       Rate/Term Refinance             Owner Occupied                  No
           39.44       Purchase                        Owner Occupied                  No
           35.77       Purchase                        Investor                        No
           33.69       Rate/Term Refinance             Owner Occupied                  No
           29.82       Purchase                        Owner Occupied                  No
           20.43       Purchase                        Owner Occupied                  No
           46.13       Rate/Term Refinance             Investor                        No
           29.78       Cash Out Refinance              Owner Occupied                  No
           32.64       Cash Out Refinance              Owner Occupied                  No
           44.20       Cash Out Refinance              Owner Occupied                  No
           25.50       Purchase                        Second Home                     No
           32.45       Purchase                        Owner Occupied                  No
           26.23       Rate/Term Refinance             Owner Occupied                  No
           20.72       Rate/Term Refinance             Investor                        No
           41.46       Rate/Term Refinance             Second Home                     No
           16.77       Cash Out Refinance              Owner Occupied                  No
           27.34       Rate/Term Refinance             Owner Occupied                  No
           19.93       Cash Out Refinance              Owner Occupied                  No
           35.85       Purchase                        Owner Occupied                  No
           11.77       Rate/Term Refinance             Investor                        No
           31.88       Cash Out Refinance              Owner Occupied                  No
           12.57       Purchase                        Second Home                     No
           14.47       Purchase                        Second Home                     No
           39.54       Purchase                        Owner Occupied                  No
           39.00       Purchase                        Owner Occupied                  No
           19.41       Rate/Term Refinance             Investor                        No
           39.73       Cash Out Refinance              Owner Occupied                  No
           33.45       Purchase                        Owner Occupied                  No
           24.16       Purchase                        Owner Occupied                  No
           30.62       Purchase                        Owner Occupied                  No
           24.43       Cash Out Refinance              Investor                        No
           32.87       Cash Out Refinance              Owner Occupied                  No
           40.73       Purchase                        Owner Occupied                  No
           37.39       Rate/Term Refinance             Owner Occupied                  No
           31.49       Rate/Term Refinance             Owner Occupied                  No
           41.80       Purchase                        Investor                        No
           37.88       Rate/Term Refinance             Owner Occupied                  No
           41.03       Cash Out Refinance              Owner Occupied                  No
           23.77       Purchase                        Investor                        No
           43.04       Rate/Term Refinance             Owner Occupied                  No
           34.45       Cash Out Refinance              Owner Occupied                  No
           38.03       Purchase                        Owner Occupied                  No
           27.12       Purchase                        Owner Occupied                  No
           37.33       Cash Out Refinance              Owner Occupied                  No
           36.79       Rate/Term Refinance             Owner Occupied                  No
           37.33       Purchase                        Owner Occupied                  No
           52.45       Rate/Term Refinance             Owner Occupied                  No
           36.36       Purchase                        Owner Occupied                  No
           25.86       Rate/Term Refinance             Owner Occupied                  No
           38.24       Purchase                        Owner Occupied                  No
           40.24       Cash Out Refinance              Owner Occupied                  No
           37.16       Purchase                        Owner Occupied                  No
           27.03       Purchase                        Owner Occupied                  No
           22.98       Rate/Term Refinance             Owner Occupied                  No
           13.22       Cash Out Refinance              Investor                        No
           23.80       Cash Out Refinance              Second Home                     No
           38.83       Cash Out Refinance              Owner Occupied                  No
           34.24       Cash Out Refinance              Owner Occupied                  No
            6.81       Cash Out Refinance              Owner Occupied                  No
           31.54       Purchase                        Investor                        No
           18.94       Rate/Term Refinance             Owner Occupied                  No
           18.29       Purchase                        Second Home                     No
           28.92       Purchase                        Owner Occupied                  No
           26.52       Purchase                        Second Home                     No
           19.61       Purchase                        Owner Occupied                  No
           46.85       Purchase                        Owner Occupied                  No
           20.00       Purchase                        Investor                        No
           44.95       Purchase                        Owner Occupied                  No
           35.59       Rate/Term Refinance             Owner Occupied                  No
           40.08       Purchase                        Owner Occupied                  No
           35.93       Purchase                        Investor                        No
           36.81       Rate/Term Refinance             Owner Occupied                  No
           21.24       Cash Out Refinance              Investor                        No
           33.91       Cash Out Refinance              Owner Occupied                  No
           22.87       Cash Out Refinance              Owner Occupied                  No
           41.07       Purchase                        Owner Occupied                  No
           27.42       Purchase                        Second Home                     No
           19.26       Rate/Term Refinance             Owner Occupied                  No
           48.73       Cash Out Refinance              Owner Occupied                  No
           38.45       Cash Out Refinance              Owner Occupied                  No
           22.22       Purchase                        Second Home                     No
           41.48       Cash Out Refinance              Owner Occupied                  No
           20.72       Purchase                        Owner Occupied                  No
           24.28       Purchase                        Owner Occupied                  No
           39.86       Purchase                        Second Home                     No
           16.37       Cash Out Refinance              Owner Occupied                  No
           24.16       Cash Out Refinance              Owner Occupied                  No
           25.40       Rate/Term Refinance             Owner Occupied                  No
           13.12       Rate/Term Refinance             Owner Occupied                  No
           19.70       Purchase                        Owner Occupied                  No
           16.97       Rate/Term Refinance             Owner Occupied                  No
           12.60       Cash Out Refinance              Owner Occupied                  No
           42.49       Rate/Term Refinance             Owner Occupied                  No
           53.55       Cash Out Refinance              Owner Occupied                  No
           37.25       Purchase                        Owner Occupied                  No
           24.06       Rate/Term Refinance             Owner Occupied                  No
           35.40       Purchase                        Owner Occupied                  No
           30.03       Rate/Term Refinance             Owner Occupied                  No
           35.62       Cash Out Refinance              Owner Occupied                  No
           24.69       Purchase                        Owner Occupied                  No
           28.20       Cash Out Refinance              Owner Occupied                  No
           28.34       Rate/Term Refinance             Owner Occupied                  No
           26.80       Purchase                        Investor                        No
           33.46       Purchase                        Owner Occupied                  No
           22.08       Purchase                        Second Home                     No
           32.06       Purchase                        Owner Occupied                  No
           39.57       Purchase                        Owner Occupied                  No
           31.08       Cash Out Refinance              Owner Occupied                  No
           14.07       Cash Out Refinance              Owner Occupied                  No
           43.20       Cash Out Refinance              Owner Occupied                  No
           23.30       Purchase                        Owner Occupied                  No
           32.13       Cash Out Refinance              Owner Occupied                  No
           15.10       Purchase                        Owner Occupied                  No
           23.01       Cash Out Refinance              Owner Occupied                  No
           30.95       Purchase                        Investor                        No
           42.89       Cash Out Refinance              Second Home                     No
           11.17       Purchase                        Owner Occupied                  No
           42.45       Purchase                        Investor                        No
           29.38       Rate/Term Refinance             Second Home                     No
           27.89       Cash Out Refinance              Owner Occupied                  No
           25.25       Purchase                        Owner Occupied                  No
           29.44       Cash Out Refinance              Owner Occupied                  No
           40.11       Purchase                        Second Home                     No
           33.61       Purchase                        Owner Occupied                  No
           40.29       Cash Out Refinance              Owner Occupied                  No
           38.41       Purchase                        Owner Occupied                  No
           37.38       Purchase                        Owner Occupied                  No
           25.84       Cash Out Refinance              Owner Occupied                  No
           29.21       Rate/Term Refinance             Owner Occupied                  No
           39.90       Rate/Term Refinance             Owner Occupied                  No
            8.02       Purchase                        Second Home                     No
           36.98       Rate/Term Refinance             Owner Occupied                  No
           32.35       Purchase                        Owner Occupied                  No
           37.55       Cash Out Refinance              Owner Occupied                  No
           36.56       Purchase                        Owner Occupied                  No
           41.38       Cash Out Refinance              Owner Occupied                  No
           50.28       Purchase                        Owner Occupied                  No
            3.55       Purchase                        Owner Occupied                  No
           20.25       Purchase                        Second Home                     No
           37.80       Cash Out Refinance              Second Home                     No
           47.94       Purchase                        Owner Occupied                  No
           44.08       Cash Out Refinance              Owner Occupied                  No
            9.01       Purchase                        Owner Occupied                  No
           37.34       Cash Out Refinance              Owner Occupied                  No
           41.38       Cash Out Refinance              Owner Occupied                  No
           41.94       Cash Out Refinance              Second Home                     No
           41.93       Purchase                        Second Home                     No
           44.46       Purchase                        Owner Occupied                  No
           49.38       Purchase                        Owner Occupied                  No
           34.16       Cash Out Refinance              Owner Occupied                  No
           32.78       Purchase                        Owner Occupied                  No
           26.48       Purchase                        Owner Occupied                  No
           43.84       Cash Out Refinance              Owner Occupied                  No
           30.77       Purchase                        Owner Occupied                  No
           37.46       Purchase                        Owner Occupied                  No
           25.46       Purchase                        Owner Occupied                  No
           45.80       Cash Out Refinance              Owner Occupied                  No
           43.33       Cash Out Refinance              Owner Occupied                  No
           23.79       Purchase                        Owner Occupied                  No
           40.32       Rate/Term Refinance             Second Home                     No
           29.71       Purchase                        Owner Occupied                  No
           31.56       Purchase                        Owner Occupied                  No
           29.69       Purchase                        Owner Occupied                  No
           34.06       Purchase                        Owner Occupied                  No
           32.49       Purchase                        Owner Occupied                  No
           27.13       Purchase                        Owner Occupied                  No
           48.09       Purchase                        Owner Occupied                  No
           31.14       Purchase                        Owner Occupied                  No
           35.32       Rate/Term Refinance             Owner Occupied                  No



 PP_DESC                  APPRAISAL                  SALES_PRICE                    LOAN_TO_VALUE
 -------                  ---------                  -----------                    -------------

 NO PP                      60,000.00                  60,000.00                         90.00
 NO PP                     123,500.00                 123,500.00                         70.00
 NO PP                     105,500.00                 105,000.00                         88.78
 NO PP                     143,000.00                 135,000.00                         90.00
 NO PP                     204,500.00                 204,305.00                         89.99
 NO PP                     250,000.00                 239,900.00                         89.83
 NO PP                     425,000.00                          -                         80.00
 NO PP                     155,000.00                 153,900.00                         89.99
 NO PP                     236,000.00                 213,094.00                         89.98
 NO PP                     357,000.00                 352,500.00                         60.99
 NO PP                     154,000.00                 152,500.00                         90.00
 NO PP                      52,000.00                          -                         80.00
 NO PP                     105,000.00                 102,500.00                         80.00
 NO PP                     285,000.00                          -                         93.49
 NO PP                      64,000.00                  64,000.00                         90.00
 NO PP                     170,000.00                 158,900.00                         68.53
 NO PP                     127,500.00                 125,000.00                         80.00
 NO PP                     230,000.00                 220,000.00                         80.00
 NO PP                      76,000.00                          -                         39.47
 NO PP                     500,000.00                          -                         37.00
 NO PP                     380,000.00                 372,000.00                         80.00
 NO PP                     130,000.00                 129,950.00                         74.99
 NO PP                      70,000.00                  69,950.00                         79.99
 5Y PP                     121,000.00                 120,500.00                         99.54
 NO PP                     150,000.00                 151,500.00                         90.00
 NO PP                   1,300,000.00                          -                         53.08
 NO PP                      79,000.00                          -                         75.00
 NO PP                     175,000.00                          -                         84.29
 NO PP                     109,000.00                          -                         90.00
 NO PP                     236,500.00                          -                         77.63
 NO PP                     274,000.00                 256,500.00                         90.00
 NO PP                      82,000.00                  82,000.00                         95.00
 NO PP                      82,000.00                  82,000.00                         90.00
 NO PP                     140,000.00                 140,000.00                         85.71
 NO PP                     130,000.00                 130,000.00                         80.00
 NO PP                     160,000.00                 155,000.00                         80.00
 NO PP                     119,500.00                 118,000.00                         80.00
 NO PP                     365,000.00                 365,000.00                         89.86
 NO PP                     132,000.00                 130,000.00                         80.00
 NO PP                     450,000.00                          -                         35.56
 NO PP                     270,000.00                          -                         32.96
 NO PP                     100,000.00                  98,100.00                         61.16
 NO PP                     900,000.00                          -                         62.19
 NO PP                     450,000.00                          -                         75.00
 NO PP                     756,000.00                          -                         79.89
 NO PP                     151,240.00                 151,240.00                         80.00
 NO PP                     142,840.00                 142,846.00                         80.00
 NO PP                     176,000.00                 176,000.00                         90.00
 NO PP                     175,000.00                 175,000.00                         85.00
 NO PP                      48,500.00                  48,500.00                         90.00
 NO PP                     140,000.00                 140,000.00                         80.00
 NO PP                      64,000.00                          -                         75.00
 NO PP                      55,000.00                  55,000.00                         90.00
 NO PP                     117,700.00                 117,700.00                         89.97
 NO PP                     160,000.00                          -                         80.00
 NO PP                      30,000.00                  30,000.00                         75.00
 NO PP                      55,000.00                  55,000.00                         90.00
 NO PP                      70,000.00                  70,000.00                         95.00
 NO PP                     275,000.00                          -                         90.00
 NO PP                     331,000.00                          -                         75.00
 NO PP                      73,000.00                          -                         80.00
 NO PP                     255,000.00                          -                         47.84
 NO PP                     300,000.00                          -                         71.17
 NO PP                      80,990.00                          -                         77.81
 NO PP                      77,000.00                          -                         75.00
 NO PP                     380,000.00                          -                         69.74
 NO PP                     520,000.00                 508,000.00                         80.00
 NO PP                      45,000.00                  43,500.00                         70.00
 NO PP                      51,000.00                  49,500.00                         89.90
 NO PP                     104,000.00                  85,000.00                         80.00
 NO PP                     225,000.00                 221,620.00                         94.98
 NO PP                     125,000.00                 122,500.00                         94.98
 NO PP                     146,500.00                 145,250.00                         84.99
 NO PP                      77,000.00                          -                         93.51
 NO PP                     146,500.00                          -                         71.67
 NO PP                      90,000.00                          -                         66.67
 NO PP                     189,000.00                 189,000.00                         95.00
 NO PP                      60,000.00                  60,000.00                         95.00
 NO PP                     117,000.00                 117,000.00                         95.00
 NO PP                     139,000.00                 139,000.00                         95.00
 NO PP                     123,716.00                 123,716.00                         79.98
 NO PP                     123,200.00                 121,463.00                         79.98
 NO PP                     125,000.00                 125,000.00                         95.00
 NO PP                      46,000.00                  49,000.00                         95.00
 NO PP                      70,000.00                          -                         82.86
 NO PP                     315,000.00                          -                         68.95
 NO PP                     115,000.00                 115,000.00                         90.00
 NO PP                     520,000.00                          -                         70.00
 NO PP                      67,500.00                  66,500.00                         94.96
 NO PP                     102,000.00                          -                         90.00
 NO PP                     122,000.00                 117,000.00                         90.00
 NO PP                      82,500.00                  72,000.00                         95.00
 NO PP                     155,000.00                 152,500.00                         94.98
 NO PP                      74,000.00                          -                         95.00
 NO PP                     102,500.00                 102,000.00                         95.00
 NO PP                      66,000.00                          -                         90.00
 NO PP                      83,000.00                  79,000.00                         84.81
 NO PP                     158,000.00                          -                         85.00
 NO PP                      75,500.00                          -                         85.00
 NO PP                     215,000.00                          -                         71.88
 NO PP                   1,260,000.00               1,260,000.00                         79.37
 NO PP                     395,000.00                 390,000.00                         80.00
 NO PP                     151,000.00                 149,900.00                         97.00
 NO PP                      41,000.00                  40,800.00                         70.34
 NO PP                     285,000.00                 275,000.00                         80.00
 NO PP                     135,000.00                 135,000.00                         90.00
 NO PP                     245,000.00                          -                         49.18
 NO PP                      85,000.00                          -                         75.00
 NO PP                      63,500.00                          -                         75.00
 NO PP                      61,000.00                          -                         75.00
 NO PP                      62,000.00                          -                         75.00
 NO PP                     100,000.00                          -                         75.00
 NO PP                      71,000.00                  66,000.00                         90.00
 NO PP                      65,500.00                          -                         75.00
 NO PP                      85,000.00                          -                         75.00
 NO PP                      85,000.00                          -                         75.00
 NO PP                     205,000.00                          -                         79.90
 NO PP                     116,000.00                 116,000.00                         90.00
 NO PP                      44,200.00                  40,500.00                         90.00
 NO PP                      46,000.00                  45,000.00                         80.00
 NO PP                      85,000.00                          -                         75.00
 NO PP                     185,000.00                 182,990.00                         80.00
 NO PP                     484,000.00                          -                         69.11
 NO PP                     425,000.00                 425,000.00                         75.00
 NO PP                     399,500.00                          -                         80.00
 NO PP                     111,000.00                          -                        100.00
 NO PP                     106,000.00                          -                        100.00
 NO PP                     255,000.00                          -                        100.00
 NO PP                      92,000.00                          -                        100.00
 NO PP                     113,000.00                          -                        100.00
 NO PP                     155,000.00                          -                        100.00
 5Y PP                     138,000.00                          -                        100.00
 NO PP                     112,500.00                          -                        100.00
 NO PP                      90,000.00                          -                        100.00
 NO PP                     120,000.00                          -                        100.00
 NO PP                     142,000.00                          -                        100.00
 NO PP                     205,000.00                          -                        100.00
 NO PP                      98,000.00                          -                        100.00
 NO PP                     103,000.00                          -                        100.00
 NO PP                     216,000.00                          -                        100.00
 NO PP                      70,000.00                  69,900.00                         89.84
 NO PP                      64,000.00                  50,000.00                         90.00
 NO PP                      67,000.00                  67,000.00                         95.00
 NO PP                      73,000.00                  72,000.00                         89.86
 NO PP                      47,000.00                          -                         89.90
 NO PP                     130,000.00                 130,000.00                         95.00
 5Y PP                     153,000.00                          -                         80.00
 NO PP                     194,500.00                 192,900.00                         96.99
 5Y PP                      83,000.00                          -                         95.00
 NO PP                     392,500.00                          -                         89.99
 NO PP                      73,000.00                  73,000.00                         90.00
 NO PP                     327,000.00                 325,000.00                         80.00
 NO PP                     743,000.00                          -                         43.41
 NO PP                     123,000.00                 116,850.00                         94.99
 NO PP                      76,500.00                  75,000.00                         89.87
 NO PP                      68,000.00                  67,000.00                         95.00
 NO PP                     225,000.00                 235,000.00                         89.90
 NO PP                      92,000.00                          -                         69.57
 NO PP                      62,000.00                  56,000.00                         64.29
 NO PP                      87,000.00                          -                         80.00
 NO PP                     368,000.00                 368,000.00                         95.00
 NO PP                      83,000.00                  60,000.00                         90.00
 NO PP                     187,000.00                 180,000.00                         80.00
 NO PP                     445,000.00                 443,000.00                         80.00
 NO PP                     100,000.00                  82,000.00                         80.00
 NO PP                     140,000.00                          -                         82.14
 NO PP                     330,000.00                 330,000.00                         95.00
 5Y PP                     205,000.00                 199,199.00                         80.00
 NO PP                      78,000.00                  77,500.00                         80.00
 5Y PP                      85,000.00                  85,000.00                         80.00
 NO PP                      95,000.00                  95,000.00                         80.00
 NO PP                      81,000.00                  79,500.00                         70.00
 NO PP                     133,000.00                          -                         80.00
 NO PP                     235,000.00                 224,825.00                         37.81
 NO PP                     106,500.00                 106,500.00                         90.00
 5Y PP                     650,000.00                 635,000.00                         70.00
 5Y PP                   1,100,000.00                          -                         68.18
 NO PP                      62,500.00                  62,500.00                         88.96
 NO PP                      78,000.00                          -                         70.00
 NO PP                      80,000.00                  76,000.00                         90.00
 NO PP                      49,000.00                  48,500.00                         94.95
 NO PP                     360,000.00                          -                         90.00
 NO PP                     985,000.00                 985,000.00                         79.19
 NO PP                     525,000.00                 516,542.00                         79.95
 NO PP                   1,200,000.00                          -                         54.17
 NO PP                     470,000.00                          -                         71.91
 NO PP                   1,050,000.00                          -                         61.90
 NO PP                     550,000.00                 510,000.00                         90.00
 NO PP                     950,000.00                          -                         58.47
 NO PP                     530,000.00                          -                         85.00
 NO PP                     880,000.00                          -                         77.84
 NO PP                     925,000.00                          -                         70.00
 NO PP                     520,000.00                          -                         80.00
 NO PP                   1,399,500.00                          -                         60.00
 NO PP                     940,000.00                          -                         55.85
 NO PP                      71,000.00                  71,000.00                         93.66
 NO PP                     392,500.00                 392,500.00                         76.43
 NO PP                      60,000.00                          -                         70.00
 NO PP                     235,000.00                 235,000.00                         95.00
 NO PP                     122,219.00                          -                         73.64
 NO PP                      95,000.00                          -                         95.00
 5Y PP                      80,000.00                  79,500.00                         74.84
 NO PP                     500,000.00                          -                         41.42
 NO PP                     167,900.00                 167,900.00                         39.90
 NO PP                     137,000.00                          -                         80.00
 NO PP                     287,177.00                 287,177.00                         74.99
 NO PP                     270,000.00                          -                         79.00
 NO PP                      70,200.00                          -                         89.74
 NO PP                      90,000.00                          -                         95.00
 NO PP                     406,548.00                 406,548.00                         80.00
 NO PP                     126,000.00                          -                         90.00
 NO PP                     120,000.00                          -                         80.00
 NO PP                     225,000.00                 225,000.00                         90.00
 NO PP                     500,000.00                 499,591.00                         79.40
 NO PP                     115,000.00                          -                         84.87
 NO PP                     118,000.00                          -                         95.00
 NO PP                     103,000.00                          -                         71.36
 NO PP                     103,000.00                          -                         71.36
 NO PP                     174,000.00                 170,400.00                         75.00
 NO PP                     173,000.00                 172,213.00                         80.00
 NO PP                      70,000.00                          -                         70.46
 NO PP                      70,000.00                          -                         70.49
 5Y PP                      69,000.00                  69,000.00                         85.00
 NO PP                     255,000.00                          -                         14.51
 NO PP                      75,000.00                          -                         80.00
 NO PP                      93,000.00                  93,000.00                         94.95
 NO PP                     116,500.00                          -                         80.00
 NO PP                      71,000.00                  68,000.00                        100.00
 NO PP                      64,000.00                  63,900.00                         59.94
 NO PP                      75,000.00                  73,000.00                         95.00
 NO PP                      50,500.00                  47,000.00                         89.89
 NO PP                     600,000.00                          -                         70.00
 NO PP                     587,000.00                 587,000.00                         68.14
 NO PP                      90,000.00                          -                         92.22
 NO PP                      43,000.00                  42,900.00                         93.24
 NO PP                     505,000.00                          -                         79.21
 NO PP                     108,000.00                          -                         94.95
 NO PP                     142,000.00                          -                         80.00
 NO PP                     108,000.00                 108,000.00                         90.00
 NO PP                      55,000.00                          -                         95.00
 NO PP                     119,000.00                          -                         94.96
 NO PP                     575,000.00                          -                         67.83
 NO PP                      91,000.00                  91,000.00                         95.00
 NO PP                     225,000.00                 225,000.00                         80.00
 NO PP                      60,000.00                          -                         80.00
 5Y PP                      72,000.00                  72,000.00                         85.00
 NO PP                     126,000.00                 126,000.00                         80.00
 NO PP                     100,000.00                          -                         95.00
 5Y PP                      90,000.00                  82,950.00                         95.00
 NO PP                      60,000.00                  60,000.00                         80.00
 5Y PP                     165,000.00                 155,000.00                         80.00
 NO PP                      45,000.00                  45,000.00                         95.00
 NO PP                      61,280.00                          -                         79.96
 NO PP                      70,000.00                  69,500.00                         94.96
 NO PP                     208,887.00                 208,887.00                         80.00
 NO PP                     174,900.00                 174,900.00                         80.00
 NO PP                     465,000.00                          -                         79.57
 NO PP                     129,500.00                 129,500.00                         95.00
 NO PP                     159,000.00                          -                         65.41
 NO PP                     275,000.00                          -                         80.00
 NO PP                     130,000.00                          -                         82.08
 NO PP                      43,000.00                  40,000.00                        100.00
 NO PP                   1,170,000.00               1,165,270.00                         75.00
 NO PP                     560,000.00                          -                         75.00
 NO PP                     236,000.00                          -                         65.00
 NO PP                     904,000.00                 903,350.00                         80.00
 NO PP                     525,000.00                 525,000.00                         80.00
 NO PP                      74,500.00                  69,031.00                         99.96
 NO PP                     900,000.00                          -                         35.00
 NO PP                     550,000.00                 550,000.00                         76.36
 NO PP                     125,000.00                          -                         47.20
 NO PP                     455,000.00                 455,000.00                         76.92
 NO PP                     400,000.00                 400,000.00                         80.00
 NO PP                     268,000.00                 264,500.00                         41.59
 NO PP                      69,000.00                  68,500.00                         95.00
 NO PP                      41,000.00                  41,000.00                         80.00
 NO PP                     135,000.00                 135,000.00                         95.00
 NO PP                      79,500.00                  78,000.00                         95.00
 NO PP                     145,000.00                          -                         88.28
 NO PP                     250,000.00                          -                         38.20
 NO PP                      76,000.00                          -                         86.84
 NO PP                      44,000.00                  44,000.00                         95.00
 NO PP                      87,000.00                          -                         92.53
 NO PP                      54,000.00                  52,500.00                         80.00
 5Y PP                     142,000.00                          -                         90.00
 NO PP                     150,000.00                 150,000.00                         85.00
 5Y PP                     950,000.00                 950,000.00                         80.00
 5Y PP                     625,000.00                 625,000.00                         80.00
 5Y PP                     725,000.00                          -                         70.00
 5Y PP                     499,000.00                          -                         80.00
 5Y PP                     610,000.00                          -                         80.00
 5Y PP                   1,060,000.00               1,060,000.00                         56.60
 5Y PP                     148,000.00                 148,000.00                         95.00
 NO PP                     485,000.00                 475,000.00                         70.00
 5Y PP                     680,000.00                          -                         44.22
 5Y PP                     202,000.00                          -                         74.75
 NO PP                     254,000.00                 254,000.00                         80.00
 NO PP                     175,900.00                          -                         62.54
 NO PP                     292,000.00                          -                         91.10
 NO PP                     135,000.00                          -                         80.00
 NO PP                      47,000.00                  47,000.00                         80.00
 NO PP                     720,000.00                          -                         66.67
 NO PP                      58,000.00                  53,500.00                         75.00
 NO PP                     138,000.00                 134,733.00                         80.00
 NO PP                      62,000.00                  60,000.00                         80.00
 NO PP                      62,000.00                  60,000.00                         80.00
 NO PP                     113,500.00                 113,300.00                         80.00
 NO PP                     101,000.00                 101,000.00                         80.00
 NO PP                     109,000.00                 109,000.00                         80.00
 NO PP                      44,000.00                  33,500.00                         90.00
 NO PP                     102,500.00                 102,488.00                         80.00
 NO PP                     119,000.00                          -                         80.00
 NO PP                     101,000.00                 101,000.00                         80.00
 NO PP                     240,000.00                 216,500.00                         80.00
 NO PP                     180,000.00                 174,557.00                         79.80
 NO PP                     120,000.00                          -                         90.00
 NO PP                     117,000.00                          -                         69.91
 NO PP                     620,000.00                 620,000.00                         80.00
 NO PP                      72,000.00                          -                         79.17
 NO PP                     225,000.00                 211,600.00                         89.98
 5Y PP                      54,500.00                          -                         94.95
 NO PP                      70,300.00                          -                         89.97
 NO PP                      72,000.00                          -                         70.00
 NO PP                     153,000.00                 146,900.00                         79.99
 5Y PP                      62,000.00                  60,700.00                         94.98
 5Y PP                      78,000.00                  68,175.00                         77.74
 5Y PP                      69,000.00                  65,000.00                         95.00
 NO PP                      95,000.00                  88,500.00                         94.97
 NO PP                     167,000.00                 167,000.00                         80.00
 NO PP                     160,000.00                 159,900.00                         79.99
 NO PP                     168,000.00                 165,500.00                         94.98
 NO PP                     125,000.00                          -                         65.20
 NO PP                     135,000.00                 132,500.00                         94.98
 5Y PP                      45,000.00                  46,000.00                         95.00
 5Y PP                     224,000.00                 216,000.00                         95.00
 5Y PP                     186,000.00                          -                         56.45
 NO PP                     125,000.00                 124,900.00                         95.00
 5Y PP                     385,000.00                          -                         81.04
 NO PP                     109,000.00                 109,000.00                         95.00
 NO PP                     179,000.00                 178,000.00                         94.97
 NO PP                     135,500.00                          -                         86.35
 NO PP                      80,000.00                  79,800.00                         94.99
 NO PP                      90,000.00                  86,500.00                         94.97
 5Y PP                      75,000.00                  72,500.00                         94.97
 NO PP                     600,000.00                          -                         75.00
 NO PP                     176,000.00                 175,000.00                         95.00
 5Y PP                     107,000.00                 105,490.00                         94.99
 NO PP                     230,000.00                 230,000.00                         75.00
 5Y PP                      38,000.00                          -                         90.00
 5Y PP                     175,000.00                 175,000.00                         95.00
 NO PP                     295,000.00                 270,000.00                         90.00
 NO PP                      64,000.00                  64,000.00                         95.00
 NO PP                     215,000.00                          -                         90.00
 NO PP                     104,000.00                  92,000.00                         95.00
 5Y PP                     136,500.00                 135,900.00                         95.00
 NO PP                     325,000.00                          -                         78.46
 NO PP                     230,000.00                 224,600.00                         85.00
 NO PP                      55,000.00                  55,000.00                         95.00
 5Y PP                     395,000.00                 392,198.00                         94.99
 5Y PP                      42,000.00                  35,000.00                         90.00
 NO PP                      54,500.00                          -                         90.00
 NO PP                      77,000.00                          -                         32.21
 NO PP                     101,000.00                 101,000.00                         95.00
 NO PP                     208,000.00                 207,500.00                         95.00
 NO PP                      78,000.00                  91,000.00                         95.00
 NO PP                      42,000.00                  42,000.00                         95.00
 NO PP                      55,500.00                  54,000.00                         95.00
 NO PP                      65,200.00                  65,200.00                         95.00
 NO PP                     900,000.00                          -                         55.56
 NO PP                      88,000.00                  86,000.00                         95.00
 NO PP                     255,000.00                          -                         87.06
 NO PP                     137,000.00                 135,000.00                         95.00
 NO PP                      33,000.00                          -                         60.00
 NO PP                      86,000.00                  86,000.00                         95.00
 NO PP                     138,000.00                 137,000.00                         95.00
 NO PP                      68,000.00                  66,900.00                         94.99
 NO PP                     150,000.00                 150,000.00                         95.00
 NO PP                     209,000.00                 207,000.00                         95.00
 NO PP                      96,700.00                  96,500.00                         95.00
 NO PP                     238,000.00                 237,000.00                         95.00
 NO PP                      68,000.00                          -                         52.06
 NO PP                     150,000.00                 156,900.00                         95.00
 NO PP                     100,000.00                  88,500.00                         95.00
 NO PP                     240,000.00                          -                         95.00
 NO PP                     109,000.00                 108,900.00                         95.00
 NO PP                     125,000.00                          -                         90.00
 NO PP                     650,000.00                 645,000.00                         77.52
 NO PP                     135,000.00                          -                         90.00
 NO PP                      90,000.00                  90,000.00                         95.00
 NO PP                     160,000.00                 159,900.00                         95.00
 NO PP                     105,000.00                  95,000.00                         95.00
 NO PP                      90,500.00                          -                         80.00
 NO PP                     158,500.00                 156,250.00                         94.98
 NO PP                      75,000.00                  68,150.00                         79.97
 NO PP                     155,000.00                 153,000.00                         95.00
 NO PP                      74,000.00                  68,900.00                         94.99
 NO PP                     326,000.00                 326,000.00                         79.51
 NO PP                     285,015.02                          -                         89.89
 NO PP                     750,000.00                          -                         37.43
 NO PP                      96,000.00                          -                         55.21
 NO PP                     187,000.00                 187,000.00                         60.96
 NO PP                     148,900.00                 148,900.00                         79.99
 NO PP                     371,000.00                          -                         62.26
 NO PP                     455,000.00                 455,000.00                         65.93
 NO PP                     405,000.00                 405,000.00                         80.00
 NO PP                     282,000.00                 280,897.00                         95.00
 NO PP                     475,000.00                 460,000.00                         80.00
 NO PP                     400,000.00                 395,000.00                         63.29
 NO PP                     110,000.00                 110,000.00                         80.00
 NO PP                     445,000.00                 445,000.00                         80.00
 NO PP                     395,000.00                 395,000.00                         80.00
 NO PP                     350,000.00                          -                         81.49
 NO PP                     415,000.00                 409,341.00                         79.40
 NO PP                     325,150.00                 325,150.00                         80.00
 NO PP                     145,000.00                          -                         62.97
 NO PP                     187,500.00                          -                         70.00
 NO PP                     284,000.00                 280,000.00                         95.00
 NO PP                      95,000.00                  95,000.00                         80.00
 NO PP                      90,000.00                          -                         33.33
 NO PP                     140,000.00                          -                         65.71
 NO PP                     250,000.00                          -                         74.55
 NO PP                      99,000.00                  98,900.00                         80.00
 NO PP                     200,000.00                          -                         30.50
 NO PP                     208,000.00                          -                         57.69
 NO PP                     360,000.00                 360,000.00                         80.00
 NO PP                     297,000.00                 297,000.00                         80.00
 NO PP                     110,000.00                 110,000.00                         75.00
 NO PP                      80,000.00                  80,000.00                         75.00
 NO PP                      98,000.00                          -                         71.94
 NO PP                      50,000.00                  45,000.00                         75.00
 NO PP                     450,000.00                          -                         80.00
 NO PP                     470,000.00                          -                         68.09
 NO PP                     534,000.00                          -                         76.12
 NO PP                     450,000.00                 450,000.00                         74.44
 NO PP                     550,000.00                 525,000.00                         61.90
 NO PP                     438,000.00                 432,500.00                         80.00
 NO PP                     560,000.00                          -                         69.76
 NO PP                     430,000.00                 425,000.00                         80.00
 NO PP                     400,000.00                 398,000.00                         80.00
 NO PP                     565,000.00                          -                         61.95
 NO PP                     600,000.00                 600,000.00                         60.00
 NO PP                     425,000.00                 425,000.00                         79.33
 NO PP                     475,000.00                          -                         73.68
 NO PP                     562,500.00                          -                         61.33
 NO PP                      81,500.00                  79,900.00                        100.00
 NO PP                     113,000.00                 112,470.47                         90.00
 NO PP                      89,000.00                  68,000.00                         95.00
 NO PP                     145,000.00                 145,000.00                         90.00
 NO PP                      53,500.00                          -                         90.00
 NO PP                     133,000.00                 132,000.00                         90.00
 NO PP                     159,900.00                 159,900.00                         61.91
 NO PP                      66,000.00                  66,000.00                         90.00
 NO PP                     104,000.00                 104,000.00                         90.00
 NO PP                      60,000.00                  59,500.00                         80.00
 NO PP                      95,000.00                  95,000.00                         80.00
 NO PP                     162,000.00                          -                         37.04
 NO PP                      95,000.00                  95,590.00                         95.00
 NO PP                      60,000.00                  60,000.00                         90.00
 NO PP                     194,000.00                 194,000.00                         80.00
 NO PP                     118,000.00                 115,000.00                         90.00
 NO PP                     113,500.00                 113,500.00                         90.00
 NO PP                     188,000.00                 185,000.00                         72.97
 NO PP                      69,000.00                  67,400.00                         94.96
 NO PP                      71,500.00                  71,500.00                         80.00
 NO PP                      59,000.00                  59,000.00                         90.00
 NO PP                      68,000.00                  65,500.00                         80.00
 NO PP                     120,000.00                 120,000.00                         87.50
 NO PP                     115,000.00                 113,000.00                         80.00
 NO PP                     124,000.00                 119,900.00                         89.99
 NO PP                     136,000.00                 134,500.00                         74.35
 NO PP                     120,000.00                          -                         58.33
 NO PP                      77,000.00                  76,300.00                         95.00
 NO PP                     175,000.00                 171,500.00                         80.00
 NO PP                      84,000.00                          -                         79.17
 NO PP                      92,000.00                          -                         90.00
 NO PP                      36,000.00                          -                         80.00
 NO PP                     175,000.00                 175,000.00                         90.00
 NO PP                     120,000.00                 120,000.00                         80.00
 NO PP                      60,000.00                  58,000.00                         90.00
 NO PP                      74,000.00                  74,000.00                         90.00
 NO PP                      78,000.00                  74,400.00                         89.99
 NO PP                      70,000.00                  69,900.00                         94.99
 NO PP                     222,000.00                 206,400.00                         94.99
 NO PP                      87,000.00                  87,000.00                         80.00
 NO PP                      92,500.00                  92,500.00                         90.00
 NO PP                      74,000.00                          -                         79.86
 NO PP                     160,000.00                          -                         80.00
 NO PP                     185,000.00                 184,850.00                         79.44
 NO PP                     111,000.00                  98,000.00                         95.00
 NO PP                     116,000.00                 112,000.00                         90.00
 NO PP                      97,000.00                          -                         69.07
 NO PP                     100,000.00                          -                         80.00
 NO PP                      42,000.00                  42,000.00                         80.00
 NO PP                     425,000.00                 425,000.00                         80.00
 NO PP                      61,000.00                          -                         80.00
 NO PP                      94,500.00                  90,000.00                         90.00
 NO PP                      96,000.00                 104,000.00                         57.29
 NO PP                      99,000.00                  80,000.00                         62.50
 NO PP                      50,000.00                  50,000.00                         80.00
 NO PP                     154,000.00                          -                         95.00
 NO PP                      39,000.00                          -                         83.33
 NO PP                      85,000.00                  83,000.00                         90.00
 NO PP                     160,000.00                 155,000.00                         45.16
 NO PP                     350,000.00                 347,900.00                         43.09
 NO PP                     131,000.00                 131,000.00                         90.00
 NO PP                      87,900.00                          -                         62.57
 NO PP                     116,000.00                 110,000.00                         90.00
 NO PP                     123,000.00                 120,000.00                         90.00
 NO PP                      69,267.00                          -                         79.98
 NO PP                     138,000.00                          -                         86.96
 NO PP                     135,000.00                 135,000.00                         95.00
 NO PP                     100,000.00                  97,000.00                         90.00
 NO PP                      82,000.00                          -                         80.00
 NO PP                     113,000.00                 111,500.00                         64.13
 NO PP                      49,000.00                          -                         80.00
 NO PP                      64,000.00                  64,000.00                         95.00
 NO PP                      53,000.00                  53,000.00                         75.00
 NO PP                      40,000.00                  40,000.00                         75.00
 NO PP                     168,000.00                          -                         79.76
 NO PP                     338,000.00                 337,400.00                         80.00
 NO PP                     295,000.00                 293,900.00                         80.00
 NO PP                     295,000.00                 295,000.00                         95.00
 NO PP                     410,000.00                 370,000.00                         80.00
 NO PP                     292,000.00                 292,797.80                         90.00
 NO PP                      80,000.00                  80,000.00                         90.00
 NO PP                      95,000.00                  95,000.00                         90.00
 5Y PP                     809,000.00                 757,500.00                         80.00
 5Y PP                      80,000.00                  79,900.00                         89.99
 NO PP                     143,000.00                 131,500.00                         90.00
 NO PP                     189,000.00                 189,000.00                         90.00
 NO PP                     107,500.00                 105,800.00                         75.61
 NO PP                      67,000.00                          -                         80.00
 NO PP                     150,000.00                 135,000.00                         90.00
 NO PP                     110,000.00                 110,000.00                         90.00
 NO PP                      61,000.00                  61,000.00                         80.00
 NO PP                     137,500.00                 137,500.00                         90.00
 NO PP                     179,000.00                 165,000.00                         95.00
 NO PP                      68,000.00                  68,000.00                         80.00
 NO PP                      47,000.00                  47,000.00                         90.00
 NO PP                     105,000.00                          -                         81.43
 NO PP                     198,000.00                 198,000.00                         77.58
 NO PP                     192,000.00                 169,000.00                         70.00
 NO PP                     162,000.00                          -                         80.00
 NO PP                     194,000.00                          -                         80.00
 NO PP                     145,000.00                          -                         42.90
 NO PP                     350,000.00                          -                         80.00
 NO PP                      65,000.00                          -                         70.00
 NO PP                     118,000.00                 116,000.00                         51.72
 NO PP                     300,000.00                          -                         75.00
 NO PP                      90,000.00                          -                         76.06
 NO PP                     155,000.00                          -                         80.00
 5Y PP                     120,000.00                 118,000.00                         90.00
 NO PP                      77,500.00                  77,380.00                         89.95
 NO PP                     102,500.00                 102,500.00                         90.00
 NO PP                     195,000.00                          -                         78.97
 NO PP                     169,000.00                 163,500.00                         90.00
 5Y PP                     145,000.00                 142,000.00                         90.00
 NO PP                     580,000.00                          -                         40.52
 NO PP                     400,000.00                 382,340.00                         86.82
 NO PP                     290,000.00                          -                         72.41
 NO PP                     380,000.00                 379,900.00                         80.00
 NO PP                     550,000.00                 550,000.00                         80.00
 NO PP                      71,000.00                  71,000.00                         90.00
 NO PP                     400,000.00                 400,000.00                         90.00
 NO PP                     135,000.00                 130,000.00                         76.92
 NO PP                     120,000.00                 120,000.00                         97.00
 NO PP                     585,000.00                 585,000.00                         80.00
 NO PP                     550,000.00                          -                         77.82
 NO PP                     900,000.00                 995,000.00                         38.89
 NO PP                     942,000.00                 942,000.00                         46.71
 NO PP                     225,000.00                          -                         44.44
 NO PP                     230,000.00                          -                         40.78
 NO PP                     250,000.00                          -                         50.00
 NO PP                   2,700,000.00                          -                         66.67
 NO PP                     810,000.00                 810,000.00                         70.99
 NO PP                      79,000.00                  70,000.00                         57.14
 NO PP                     292,000.00                 292,000.00                         80.00
 NO PP                     475,000.00                          -                         16.84
 NO PP                     860,000.00                 860,000.00                         80.00
 NO PP                     710,000.00                 710,000.00                         80.00
 NO PP                     393,000.00                 392,500.00                         90.00
 NO PP                     695,000.00                 707,000.00                         64.75
 NO PP                     158,000.00                          -                         69.62
 NO PP                     185,000.00                 185,013.88                         54.05
 NO PP                     184,000.00                          -                         76.09
 NO PP                     470,000.00                          -                         80.00
 NO PP                     225,000.00                          -                         80.00
 NO PP                     122,000.00                 100,000.00                         95.00
 NO PP                     475,000.00                 475,000.00                         80.00
 NO PP                      80,500.00                  80,500.00                         80.00
 NO PP                     110,000.00                          -                         63.64
 NO PP                   1,100,000.00                          -                         40.27
 NO PP                     700,000.00                 700,000.00                         80.00
 NO PP                     400,000.00                          -                         67.50
 NO PP                     790,000.00                          -                         69.62
 NO PP                     435,000.00                          -                         51.72
 NO PP                   2,700,000.00                          -                         33.33
 NO PP                     328,000.00                          -                         79.27
 NO PP                     480,000.00                          -                         80.00
 NO PP                     390,000.00                 390,007.38                         94.87
 NO PP                     185,000.00                 185,000.00                         78.38
 NO PP                     320,000.00                 295,008.77                         62.71
 NO PP                     646,000.00                 640,000.00                         80.00
 NO PP                     650,000.00                 649,972.63                         73.08
 NO PP                      90,000.00                  90,000.00                         94.44
 NO PP                     575,000.00                          -                         72.17
 NO PP                     700,000.00                          -                         70.00
 NO PP                     650,000.00                          -                         72.31
 NO PP                     180,000.00                          -                         53.89
 NO PP                     125,000.00                          -                         70.40
 NO PP                     166,000.00                          -                         93.49
 NO PP                     728,000.00                 727,000.00                         80.00
 NO PP                     647,000.00                          -                         68.78
 NO PP                   1,605,000.00               1,605,000.00                         45.17
 NO PP                     270,000.00                          -                         59.63
 NO PP                     250,000.00                          -                         70.00
 NO PP                   2,800,000.00                          -                         35.71
 NO PP                     193,000.00                          -                         77.72
 NO PP                     675,000.00                 650,000.00                         80.00
 NO PP                     805,000.00                 770,000.00                         48.70
 NO PP                     187,000.00                 185,000.00                         75.68
 NO PP                     800,000.00                          -                         70.12
 NO PP                     320,000.00                 307,000.00                         79.80
 NO PP                   1,200,000.00               1,175,000.00                         80.00
 NO PP                     260,000.00                          -                         57.69
 NO PP                     480,000.00                          -                         54.17
 NO PP                     710,000.00                          -                         80.00
 NO PP                     570,000.00                          -                         74.56
 NO PP                     200,000.00                 197,000.00                         80.00
 NO PP                     120,000.00                          -                         66.67
 NO PP                   1,900,000.00               1,900,000.00                         47.37
 NO PP                     525,000.00                          -                         76.19
 NO PP                     580,000.00                          -                         58.97
 NO PP                      80,000.00                  76,000.00                         60.53
 NO PP                     123,000.00                 122,499.47                         94.98
 NO PP                     360,000.00                 360,000.00                         90.00
 NO PP                     534,000.00                 524,900.00                         80.00
 NO PP                     640,000.00                 630,000.00                         79.37
 NO PP                   1,500,000.00               1,499,925.00                         66.67
 NO PP                     740,000.00                 740,000.00                         60.81
 NO PP                     545,000.00                 545,000.00                         75.23
 NO PP                     126,000.00                 124,500.00                         80.00
 NO PP                     880,000.00                          -                         65.95
 NO PP                     263,000.00                 263,000.00                         94.87
 NO PP                     750,000.00                          -                         73.33
 NO PP                     800,000.00                 785,000.00                         55.41
 NO PP                     500,000.00                          -                         80.00
 NO PP                     250,000.00                 251,808.00                         60.00
 NO PP                     195,000.00                          -                         69.23
 NO PP                     425,000.00                 425,000.00                         29.41
 NO PP                     240,000.00                 239,900.00                         79.99
 NO PP                     760,000.00                          -                         78.95
 NO PP                      75,000.00                  71,996.56                         93.06
 NO PP                      89,000.00                  79,900.00                         79.97
 NO PP                   1,270,000.00               1,199,940.00                         66.67
 NO PP                     510,000.00                 505,438.18                         79.99
 NO PP                     560,000.00                          -                         62.14
 NO PP                     400,000.00                          -                         45.00
 NO PP                     420,000.00                          -                         71.43
 NO PP                     500,000.00                 489,000.00                         61.35
 NO PP                     460,000.00                          -                         80.00
 NO PP                     270,000.00                          -                         77.78
 NO PP                     535,000.00                          -                         62.80
 NO PP                     465,000.00                          -                         49.03
 NO PP                   1,370,000.00               1,366,830.00                         73.16
 NO PP                     530,000.00                          -                         75.00
 NO PP                     675,000.00                          -                         59.26
 NO PP                     235,000.00                          -                         55.32
 NO PP                   2,244,000.00                          -                         60.16
 NO PP                     550,000.00                          -                         50.00
 NO PP                     890,000.00                          -                         78.65
 NO PP                     276,000.00                 276,000.00                         80.00
 NO PP                     500,000.00                          -                         80.00
 NO PP                     175,000.00                          -                         62.86
 NO PP                     121,823.00                 121,823.00                         79.95
 NO PP                     595,000.00                 593,500.00                         74.73
 NO PP                     735,000.00                          -                         73.47
 NO PP                     745,000.00                 745,000.00                         80.00
 NO PP                     120,000.00                  89,900.00                         66.63
 NO PP                     245,000.00                          -                         65.31
 NO PP                   1,300,000.00               1,275,022.31                         78.43
 NO PP                     260,000.00                          -                         67.31
 NO PP                     495,000.00                 450,000.00                         77.78
 NO PP                     300,000.00                          -                         25.00
 NO PP                     300,000.00                 300,000.00                         80.00
 NO PP                     320,000.00                          -                         31.25
 NO PP                     385,000.00                          -                         36.36
 NO PP                     497,000.00                 497,000.00                         80.00
 NO PP                     226,000.00                 226,000.00                         79.65
 NO PP                     115,000.00                          -                         79.13
 NO PP                     175,000.00                 175,011.41                         65.71
 NO PP                     350,000.00                          -                         51.43
 NO PP                     243,000.00                 240,985.00                         78.84
 NO PP                     300,000.00                          -                         80.00
 NO PP                     290,000.00                 290,000.00                         80.00
 NO PP                     330,000.00                          -                         39.39
 NO PP                     210,000.00                          -                         71.43
 NO PP                   1,010,000.00                          -                         49.80
 NO PP                     235,000.00                 235,000.00                         90.00
 NO PP                     103,000.00                 103,000.00                         80.00
 NO PP                     170,000.00                 168,750.00                         80.00
 NO PP                     700,000.00                          -                         60.00
 NO PP                     153,000.00                          -                         59.15
 NO PP                     359,000.00                 359,000.00                         76.60
 NO PP                     650,000.00                 650,000.00                         80.00
 NO PP                     257,000.00                 257,000.00                         80.00
 NO PP                   1,950,000.00                          -                         25.64
 NO PP                     670,000.00                 661,258.06                         89.98
 NO PP                     545,000.00                 535,000.00                         80.00
 NO PP                     540,000.00                          -                         79.81
 NO PP                     260,000.00                 260,000.00                         80.00
 NO PP                     311,000.00                          -                         51.45
 NO PP                     178,000.00                 169,003.51                         79.88
 NO PP                     400,000.00                          -                         77.50
 NO PP                     207,000.00                 205,000.00                         95.00
 NO PP                     195,000.00                 194,211.78                         79.99
 NO PP                     123,000.00                 122,500.00                         80.00
 NO PP                     255,000.00                 200,000.00                         70.00
 NO PP                     242,000.00                 234,900.00                         79.99
 NO PP                     480,000.00                 479,994.05                         67.23
 NO PP                     175,000.00                          -                         45.71
 NO PP                     415,000.00                          -                         45.78
 NO PP                   1,300,000.00               1,245,000.00                         80.00
 NO PP                   1,400,000.00                          -                         57.79
 NO PP                     315,000.00                          -                         79.37
 NO PP                      70,000.00                  55,000.00                         80.00
 NO PP                      56,000.00                  54,997.94                         72.73
 NO PP                     260,000.00                          -                         52.69
 NO PP                     133,000.00                 130,000.00                         90.00
 NO PP                     820,000.00                 805,000.00                         80.00
 NO PP                     163,000.00                          -                         53.99
 NO PP                     220,000.00                          -                         63.64
 NO PP                     205,000.00                          -                         73.17
 NO PP                     550,000.00                          -                         75.45
 NO PP                   1,065,000.00               1,065,500.00                         75.12
 NO PP                     515,000.00                 513,400.00                         80.00
 NO PP                     755,000.00                          -                         60.93
 NO PP                     300,000.00                          -                         68.87
 NO PP                     320,000.00                          -                         76.25
 NO PP                     360,000.00                          -                         80.00
 NO PP                     185,000.00                          -                         79.46
 NO PP                     280,000.00                          -                         44.64
 NO PP                     376,000.00                 375,988.04                         46.81
 NO PP                     320,000.00                          -                         65.03
 NO PP                     325,000.00                          -                         50.77
 NO PP                   1,900,000.00               1,875,000.00                         80.00
 NO PP                     765,000.00                 750,000.00                         80.00
 NO PP                     485,000.00                 485,000.00                         61.86
 NO PP                     150,000.00                  80,495.31                         41.59
 NO PP                     295,000.00                          -                         63.68
 NO PP                     565,000.00                          -                         80.00
 NO PP                     790,000.00                 790,014.22                         63.29
 NO PP                     880,000.00                 875,000.00                         57.14
 NO PP                      82,000.00                  82,000.00                         50.00
 NO PP                     125,000.00                          -                         61.76
 NO PP                     603,000.00                          -                         33.17
 NO PP                     225,000.00                 225,000.00                         80.00
 NO PP                     575,000.00                          -                         73.91
 NO PP                     520,000.00                          -                         70.19
 NO PP                     127,000.00                 127,000.00                         80.00
 NO PP                     260,000.00                          -                         53.85
 NO PP                     605,000.00                          -                         24.79
 NO PP                     825,000.00                 815,000.00                         80.00
 NO PP                     950,000.00                          -                         31.05
 NO PP                     215,000.00                          -                         65.12
 NO PP                     110,000.00                 110,000.00                         80.00
 NO PP                     128,000.00                 126,900.00                         79.98
 NO PP                     520,000.00                          -                         76.92
 NO PP                     400,000.00                          -                         44.25
 NO PP                     155,000.00                 154,818.00                         77.51
 NO PP                     700,000.00                          -                         80.00
 NO PP                     288,000.00                 239,989.90                         79.17
 NO PP                     165,000.00                          -                         60.61
 NO PP                   1,450,000.00               1,440,000.00                         80.00
 NO PP                     275,000.00                          -                         80.00
 NO PP                     820,000.00                 818,500.00                         80.00
 NO PP                     450,000.00                 449,943.76                         35.56
 NO PP                     760,000.00                          -                         65.79
 NO PP                     165,000.00                          -                         46.06
 NO PP                   3,750,000.00                          -                         53.33
 NO PP                     380,000.00                          -                         65.79
 NO PP                     260,000.00                          -                         80.00
 NO PP                     500,000.00                          -                         73.00
 NO PP                      58,000.00                  58,000.25                         79.31
 NO PP                     255,000.00                          -                         56.47
 NO PP                     775,000.00                 712,500.00                         80.00
 NO PP                     205,000.00                 205,000.00                         80.00
 NO PP                     246,000.00                 246,000.00                         80.00
 NO PP                     428,000.00                 427,960.06                         35.05
 NO PP                     890,000.00                 849,076.63                         47.11
 NO PP                      53,000.00                  40,000.00                         90.00
 NO PP                     525,000.00                 475,000.00                         80.00
 NO PP                     280,000.00                          -                         77.14
 NO PP                     510,000.00                 507,498.86                         66.01
 NO PP                     126,000.00                 125,000.00                         80.00
 NO PP                     115,500.00                          -                         74.89
 NO PP                     120,000.00                          -                         75.00
 NO PP                     485,000.00                          -                         80.00
 NO PP                     630,000.00                          -                         63.49
 NO PP                     720,000.00                 715,197.96                         78.30
 NO PP                   1,500,000.00               1,500,000.00                         80.00
 NO PP                     467,000.00                          -                         58.89
 NO PP                     800,000.00                          -                         60.00
 NO PP                   1,600,000.00                          -                         53.13
 NO PP                     115,000.00                 115,000.00                         90.00
 NO PP                   3,500,000.00                          -                         42.86
 NO PP                     530,000.00                 525,200.00                         80.00
 NO PP                     900,000.00                 900,000.00                         80.00
 NO PP                   1,750,000.00               1,494,899.75                         56.86
 NO PP                     600,000.00                          -                         79.17
 NO PP                     130,000.00                          -                         80.00
 NO PP                     500,000.00                          -                         75.00
 NO PP                     120,000.00                          -                         72.50
 NO PP                     170,000.00                 170,000.00                         91.18
 NO PP                     475,000.00                          -                         31.58
 NO PP                     130,000.00                          -                         73.08
 NO PP                   2,200,000.00                          -                         20.18
 NO PP                     210,000.00                          -                         76.19
 NO PP                     475,000.00                 450,000.00                         90.00
 NO PP                     380,000.00                          -                         65.79
 NO PP                     318,000.00                 279,130.00                         77.03
 NO PP                     875,000.00                          -                         77.71
 NO PP                   3,000,000.00                          -                         66.67
 NO PP                     209,938.00                 209,937.50                         80.00
 NO PP                     425,000.00                          -                         68.24
 NO PP                   1,550,000.00                          -                         64.52
 NO PP                      90,000.00                  89,000.00                         89.89
 NO PP                     630,000.00                 602,174.00                         77.35
 NO PP                   2,000,000.00               2,000,000.00                         75.00
 NO PP                     667,000.00                 667,000.17                         59.97
 NO PP                      83,000.00                  82,499.21                         94.91
 NO PP                     315,000.00                          -                         89.84
 NO PP                     222,000.00                          -                         58.56
 NO PP                     825,000.00                          -                         49.82
 NO PP                     359,000.00                 358,985.16                         94.99
 NO PP                     325,000.00                          -                         46.15
 NO PP                     290,000.00                 289,913.70                         74.16
 NO PP                     295,000.00                          -                         57.63
 NO PP                     129,000.00                 127,000.00                         90.00
 NO PP                     800,000.00                          -                         51.88
 NO PP                   2,250,000.00               2,250,000.00                         75.00
 NO PP                   2,100,000.00               2,150,000.00                         71.43
 NO PP                   1,000,000.00                          -                         50.00
 NO PP                     620,000.00                          -                         68.55
 NO PP                     865,000.00                 865,000.00                         75.14
 NO PP                     825,000.00                          -                         72.12
 NO PP                     580,000.00                 590,425.00                         80.00
 NO PP                     302,000.00                 300,150.00                         79.61
 NO PP                     450,000.00                          -                         80.00
 NO PP                     545,000.00                 580,000.00                         80.00
 NO PP                     775,000.00                 775,000.00                         80.00
 NO PP                     487,000.00                          -                         79.96
 NO PP                   1,200,000.00                          -                         72.50
 NO PP                     690,000.00                          -                         57.97
 NO PP                     518,000.00                 518,000.00                         80.00
 NO PP                     580,000.00                          -                         67.24
 NO PP                     650,000.00                 630,000.00                         80.00
 NO PP                     715,000.00                          -                         67.83
 NO PP                     713,000.00                 713,000.00                         70.13
 NO PP                     200,000.00                          -                         74.00
 NO PP                     658,000.00                 612,500.00                         67.35
 NO PP                     668,000.00                 664,000.00                         80.00
 NO PP                     310,000.00                 310,000.00                         79.03
 NO PP                   3,150,000.00                          -                         61.22
 NO PP                     580,000.00                 579,000.00                         79.45
 NO PP                     510,000.00                          -                         77.65
 NO PP                     925,000.00                 920,000.00                         80.00
 NO PP                     455,000.00                          -                         80.00
 NO PP                     600,000.00                          -                         80.00
 NO PP                     915,000.00                          -                         54.64
 NO PP                     445,000.00                 445,000.00                         89.89
 NO PP                     605,000.00                 599,000.00                         66.61
 NO PP                     826,000.00                 826,000.00                         80.00
 NO PP                     550,000.00                          -                         69.09
 NO PP                     522,000.00                 522,000.00                         80.00
 NO PP                   1,100,000.00               1,100,000.00                         54.55
 NO PP                     475,000.00                          -                         84.21
 NO PP                   1,300,000.00               1,249,000.00                         80.00
 NO PP                     825,000.00                 825,000.00                         75.76
 NO PP                     520,000.00                 506,100.00                         79.98
 NO PP                     750,000.00                          -                         62.67
 NO PP                     560,000.00                          -                         66.16
 NO PP                     765,000.00                 759,000.00                         72.46
 NO PP                     525,000.00                          -                         68.50
 NO PP                     490,000.00                 483,593.00                         88.42
 NO PP                     209,000.00                 209,000.00                         80.00
 NO PP                     650,000.00                 650,000.00                         80.00
 NO PP                     810,000.00                 810,000.00                         61.73
 NO PP                     650,000.00                 650,000.00                         80.00
 NO PP                     882,500.00                 877,500.00                         80.00
 NO PP                     535,000.00                 532,000.00                         80.00
 NO PP                     590,000.00                 590,000.00                         80.00
 NO PP                     510,000.00                          -                         78.63



        COMBO_LTV           MI                              MI_PCT           MI_CERT1
        ---------          ----                             ------           --------

          90.00       Radian Guaranty                        30              96198388
         100.00       No MI                                   0
          88.78       Radian Guaranty                        25              91078322
          90.00       Radian Guaranty                        30              24529575
          89.99       Radian Guaranty                        30              70028051
          89.83       Radian Guaranty                        30              96204164
          80.00       No MI                                   0
          89.99       Radian Guaranty                        30              96199401
          89.98       Radian Guaranty                        30              70028074
          60.99       No MI                                   0
          90.00       Radian Guaranty                        30              96204018
          80.00       No MI                                   0
          80.00       No MI                                   0
          93.49       Radian Guaranty                        25              96206772
          90.00       Radian Guaranty                        30              96206609
          68.53       No MI                                   0
          80.00       No MI                                   0
          94.09       No MI                                   0
          39.47       No MI                                   0
          57.00       No MI                                   0
          80.00       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
          99.54       Radian Guaranty                        35              96221684
          90.00       Radian Guaranty                        30              96206140
          75.00       No MI                                   0
          75.00       No MI                                   0
          84.29       Radian Guaranty                        25              96217309
          90.00       Radian Guaranty                        30              96200414
          77.63       No MI                                   0
          90.00       Radian Guaranty                        30              96217433
          95.00       Radian Guaranty                        35              96227838
          90.00       Radian Guaranty                        30              91159802
          85.71       Radian Guaranty                        30              96203361
          90.00       No MI                                   0
          92.90       No MI                                   0
          96.21       No MI                                   0
          89.86       GE Capital MI                          25            9677154702
          80.00       No MI                                   0
          35.56       No MI                                   0
          32.96       No MI                                   0
          61.16       No MI                                   0
          62.19       No MI                                   0
          75.00       No MI                                   0
          79.89       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          90.00       Radian Guaranty                        25              91091919
          85.00       PMI                                    12              93324862
          90.00       PMI                                    25              93261836
          80.00       No MI                                   0
          75.00       No MI                                   0
          90.00       PMI                                    25              93055659
          89.97       Republic MIC                           25             112844102
          80.00       No MI                                   0
          75.00       No MI                                   0
          90.00       Radian Guaranty                        25
          95.00       PMI                                    25              93243137
          90.00       PMI                                    25
          75.00       No MI                                   0
          80.00       No MI                                   0
          47.84       No MI                                   0
          71.17       No MI                                   0
          77.81       No MI                                   0
          75.00       No MI                                   0
          69.74       No MI                                   0
          80.00       No MI                                   0
          94.83       No MI                                   0
          89.90       Mortgage Guaranty In                   25              14911083
          80.00       No MI                                   0
          94.98       Radian Guaranty                        30               9129354
          94.98       Radian Guaranty                        30               9129339
          84.99       Radian Guaranty                        25              96231637
          93.51       Radian Guaranty                        30              96234760
          71.67       No MI                                   0
          66.67       No MI                                   0
          95.00       Radian Guaranty                        35              96232103
          95.00       Radian Guaranty                        35              91162894
          95.00       Radian Guaranty                        35              91161278
          95.00       Radian Guaranty                        35              96234647
          79.98       No MI                                   0
          79.98       No MI                                   0
          95.00       Radian Guaranty                        35              96238286
          95.00       Radian Guaranty                        35              91108031
          82.86       Radian Guaranty                        25              96224045
          68.95       No MI                                   0
          90.00       Radian Guaranty                        25              91174539
          70.00       No MI                                   0
          94.96       PMI                                    30
          90.00       PMI                                    25
          90.00       PMI                                    25
          95.00       PMI                                    30
          94.98       PMI                                    30
          95.00       PMI                                    30
          95.00       PMI                                    30
          90.00       PMI                                    25
          84.81       GE Capital MI                          12            9677520296
          85.00       Radian Guaranty                        12              91171784
          85.00       Radian Guaranty                        12              91175134
          71.88       No MI                                   0
          79.37       No MI                                   0
          95.00       No MI                                   0
          97.00       Radian Guaranty                        35               9530201
          95.31       No MI                                   0
          93.27       No MI                                   0
          90.00       United Guaranty                        25
          49.18       No MI                                   0
          75.00       No MI                                   0
          75.00       No MI                                   0
          75.00       No MI                                   0
          75.00       No MI                                   0
          75.00       No MI                                   0
          90.00       Republic MIC                           25
          75.00       No MI                                   0
          75.00       No MI                                   0
          75.00       No MI                                   0
          79.90       No MI                                   0
          90.00       Mortgage Guaranty In                   25
          90.00       Republic MIC                           25
          80.00       No MI                                   0
          75.00       No MI                                   0
          80.00       No MI                                   0
          69.11       No MI                                   0
          75.00       No MI                                   0
          80.00       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
          89.84       No MI                                   0
          90.00       Mortgage Guaranty In                   30              15332074
          95.00       No MI                                   0
          89.86       No MI                                   0
          89.90       No MI                                   0
          95.00       No MI                                   0
          80.00       No MI                                   0
          96.99       No MI                                   0
          95.00       No MI                                   0
          89.99       Radian Guaranty                        25              91228932
          90.00       No MI                                   0
         100.00       No MI                                   0
          43.41       No MI                                   0
          94.99       No MI                                   0
          89.87       No MI                                   0
          95.00       No MI                                   0
          89.90       No MI                                   0
          69.57       No MI                                   0
          64.29       No MI                                   0
          95.00       No MI                                   0
          95.00       Radian Guaranty                        30              91244832
          90.00       Radian Guaranty                        25              91244755
          80.00       PMI                                     6              96373813
          80.00       No MI                                   0
          80.00       No MI                                   0
          82.14       Radian Guaranty                        12              91255214
          95.00       Radian Guaranty                        35              96273585
          80.00       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          70.00       No MI                                   0
          80.00       No MI                                   0
          37.81       No MI                                   0
          90.00       No MI                                   0
          70.00       No MI                                   0
          68.18       No MI                                   0
          88.96       PMI                                    25              49132263
          70.00       No MI                                   0
          90.00       PMI                                    25              49132433
          94.95       PMI                                    30              44988143
          90.00       PMI                                    25              44987996
          79.19       No MI                                   0
          79.95       No MI                                   0
          54.17       No MI                                   0
          71.91       No MI                                   0
          61.90       No MI                                   0
          90.00       Radian Guaranty                        25              91270251
          65.63       No MI                                   0
          85.00       Mortgage Guaranty In                   12              16411567
          77.84       No MI                                   0
          70.00       No MI                                   0
          80.00       No MI                                   0
          60.00       No MI                                   0
          55.85       No MI                                   0
          93.66       Mortgage Guaranty In                   30              16819300
          76.43       No MI                                   0
          70.00       No MI                                   0
          95.00       No MI                                   0
          73.64       No MI                                   0
          95.00       Mortgage Guaranty In                   30              16962411
         100.00       No MI                                   0
          41.42       No MI                                   0
          39.90       No MI                                   0
          80.00       No MI                                   0
          74.99       No MI                                   0
          79.00       No MI                                   0
          89.74       Mortgage Guaranty In                   25              17086879
          95.00       Mortgage Guaranty In                   30              16872608
          80.00       No MI                                   0
          90.00       Radian Guaranty                        35              94462945
          80.00       No MI                                   0
          90.00       Republic MIC                           25              21775323
          89.25       No MI                                   0
          84.87       PMI                                    12              48605915
          95.00       Mortgage Guaranty In                   30              16994658
          71.36       No MI                                   0
          71.36       No MI                                   0
          75.00       No MI                                   0
          80.00       No MI                                   0
          70.46       No MI                                   0
          70.49       No MI                                   0
          85.00       No MI                                   0
          14.51       No MI                                   0
          80.00       No MI                                   0
          94.95       Triad Guaranty                         30                227163
          80.00       No MI                                   0
         100.00       No MI                                   0
          59.94       No MI                                   0
          95.00       Triad Guaranty                         30                224646
          89.89       No MI                                   0
          70.00       No MI                                   0
          90.00       No MI                                   0
          92.22       No MI                                   0
          93.24       No MI                                   0
          79.21       No MI                                   0
          94.95       Mortgage Guaranty In                   30              17122147
          80.00       No MI                                   0
          90.00       Mortgage Guaranty In                   25              17101568
          95.00       Mortgage Guaranty In                   25              17083510
          94.96       Mortgage Guaranty In                   30              17144501
          67.83       Mortgage Guaranty In                   25              17255037
          95.00       Republic MIC                           30             217953137
         100.00       No MI                                   0
          80.00       No MI                                   0
         100.00       No MI                                   0
          95.00       No MI                                   0
          95.00       Republic MIC                           30             216202009
          95.00       No MI                                   0
          80.00       No MI                                   0
         100.00       No MI                                   0
          95.00       No MI                                   0
          99.95       No MI                                   0
          94.96       Republic MIC                           30             215702040
          80.00       No MI                                   0
          80.00       No MI                                   0
          79.57       No MI                                   0
          95.00       No MI                                   0
          65.41       No MI                                   0
          80.00       No MI                                   0
          82.08       Radian Guaranty                        12              94851447
         100.00       Radian Guaranty                        35              94463298
          75.00       No MI                                   0
          75.00       No MI                                   0
          65.00       No MI                                   0
          89.99       No MI                                   0
          80.00       No MI                                   0
          99.96       Radian Guaranty                        35              94857628
          51.67       No MI                                   0
          76.36       No MI                                   0
          47.20       No MI                                   0
          76.92       No MI                                   0
          80.00       No MI                                   0
          41.59       No MI                                   0
          95.00       PMI                                    30              48619541
          80.00       No MI                                   0
          95.00       GE Capital MI                          30            9679288188
          95.00       United Guaranty                        30               5847844
          88.28       Mortgage Guaranty In                   25              17148365
          38.20       No MI                                   0
          86.84       Mortgage Guaranty In                   25              17240187
          95.00       No MI                                   0
          92.53       Mortgage Guaranty In                   30              17143271
          95.00       No MI                                   0
          90.00       Mortgage Guaranty In                   25              16877565
          85.00       Mortgage Guaranty In                   12              16637538
          80.00       No MI                                   0
          80.00       No MI                                   0
          70.00       No MI                                   0
          80.00       No MI                                   0
          90.00       No MI                                   0
          56.60       No MI                                   0
          95.00       Radian Guaranty                        30              94847245
          70.00       No MI                                   0
          44.22       No MI                                   0
          74.75       No MI                                   0
          95.00       No MI                                   0
          62.54       No MI                                   0
          91.10       Mortgage Guaranty In                   30              17334633
          80.00       No MI                                   0
          80.00       No MI                                   0
          66.67       No MI                                   0
          93.69       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
         100.00       No MI                                   0
          99.95       No MI                                   0
          95.00       No MI                                   0
         100.00       No MI                                   0
          90.00       Triad Guaranty                         30                 24292
         100.00       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          95.00       No MI                                   0
          99.75       No MI                                   0
          90.00       Mortgage Guaranty In                   25              17294944
          69.91       No MI                                   0
          80.00       No MI                                   0
          79.17       No MI                                   0
          89.98       Republic MIC                           25             221002016
          94.95       Republic MIC                           30             219602064
          89.97       Republic MIC                           25             220402001
          70.00       No MI                                   0
         100.00       No MI                                   0
          94.98       Republic MIC                           30             219302002
         100.00       No MI                                   0
          95.00       Republic MIC                           30             219802005
          94.97       Republic MIC                           30             220502036
         100.00       No MI                                   0
          99.97       No MI                                   0
          94.98       Mortgage Guaranty In                   35              16951163
          65.20       No MI                                   0
          94.98       Radian Guaranty                        35              96309461
          95.00       Radian Guaranty                        35              94855544
          95.00       Radian Guaranty                        35              96309921
          56.45       No MI                                   0
          95.00       Mortgage Guaranty In                   35              16931260
          81.04       Mortgage Guaranty In                   12              16895823
          95.00       Radian Guaranty                        35              94857462
          94.97       Radian Guaranty                        35              96312761
          86.35       Radian Guaranty                        30              96309961
          94.99       Radian Guaranty                        35              96310642
          94.97       GE Capital MI                          35              96312782
          94.97       Radian Guaranty                        35              96312965
          75.00       No MI                                   0
          95.00       Radian Guaranty                        35              94862042
          94.99       Radian Guaranty                        35              96311954
         100.00       No MI                                   0
          90.00       Radian Guaranty                        30              96309710
          95.00       Radian Guaranty                        30              96307736
          90.00       Mortgage Guaranty In                   30              16803254
          95.00       Radian Guaranty                        35              96309590
          90.00       Radian Guaranty                        30              96313469
          95.00       Radian Guaranty                        35              96311645
          95.00       Republic MIC                           35             217939011
          78.46       No MI                                   0
          85.00       Radian Guaranty                        25              96312144
          95.00       Radian Guaranty                        35              96312107
          94.99       Mortgage Guaranty In                   35              16979698
          90.00       Radian Guaranty                        30              96307517
          90.00       Mortgage Guaranty In                   25              16795834
          32.21       No MI                                   0
          95.00       PMI                                    30              49249161
          95.00       PMI                                    30              49249411
          95.00       Mortgage Guaranty In                   30              16795880
          95.00       Mortgage Guaranty In                   30              16795881
          95.00       PMI                                    30              49250321
          95.00       PMI                                    30              49249829
          55.56       No MI                                   0
          95.00       PMI                                    30              49249373
          87.06       PMI                                    25              49248920
          95.00       PMI                                    30              49249233
          60.00       No MI                                   0
          95.00       Mortgage Guaranty In                   30              16795844
          95.00       Mortgage Guaranty In                   30              16795866
          94.99       PMI                                    30              49249471
          95.00       PMI                                    30              49249969
          95.00       PMI                                    30              49249616
          95.00       Mortgage Guaranty In                   30              16795841
          95.00       PMI                                    30              49262213
          52.06       No MI                                   0
          95.00       PMI                                    30              49261934
          95.00       PMI                                    30              49261764
          95.00       PMI                                    30              49261241
          95.00       PMI                                    30              49261489
          90.00       PMI                                    25              49261306
          77.52       No MI                                   0
          90.00       PMI                                    25              49262159
          95.00       PMI                                    30              49261551
          95.00       PMI                                    30              49261047
          95.00       PMI                                    30              49261993
          80.00       No MI                                   0
          94.98       PMI                                    30              49261331
          79.97       No MI                                   0
          95.00       PMI                                    30              49260458
          94.99       PMI                                    30              49262388
          79.51       No MI                                   0
          89.89       Radian Guaranty                        25
          37.43       No MI                                   0
          55.21       No MI                                   0
          60.96       No MI                                   0
          79.99       No MI                                   0
          62.26       No MI                                   0
          65.93       No MI                                   0
          80.00       No MI                                   0
          95.00       United Guaranty                        30
          80.00       No MI                                   0
          63.29       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          81.49       United Guaranty                         6
          79.40       No MI                                   0
          80.00       No MI                                   0
          62.97       No MI                                   0
          70.00       No MI                                   0
          95.00       United Guaranty                        30
          80.00       No MI                                   0
          33.33       No MI                                   0
          65.71       No MI                                   0
          74.55       No MI                                   0
          80.00       No MI                                   0
          30.50       No MI                                   0
          57.69       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          75.00       No MI                                   0
          75.00       No MI                                   0
          71.94       No MI                                   0
          75.00       No MI                                   0
          80.00       No MI                                   0
          68.09       No MI                                   0
          76.12       No MI                                   0
          74.44       No MI                                   0
          61.90       No MI                                   0
          80.00       No MI                                   0
          69.76       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          61.95       No MI                                   0
          60.00       No MI                                   0
          79.33       No MI                                   0
          73.68       No MI                                   0
          61.33       No MI                                   0
         100.00       United Guaranty                        35               5296348
          90.00       Radian Guaranty                        30
          95.00       Radian Guaranty                        30
          90.00       Radian Guaranty                        30
          90.00       Radian Guaranty                        30
          90.00       Radian Guaranty                        30
          61.91       No MI                                   0
          90.00       Radian Guaranty                        30
          90.00       Radian Guaranty                        30
          80.00       No MI                                   0
          80.00       No MI                                   0
          37.04       No MI                                   0
          95.00       Radian Guaranty                        30
          90.00       Radian Guaranty                        30
          80.00       No MI                                   0
          90.00       Radian Guaranty                        30
          90.00       Radian Guaranty                        30
          72.97       No MI                                   0
          94.96       Radian Guaranty                        30
          80.00       No MI                                   0
          90.00       Radian Guaranty                        30
          80.00       No MI                                   0
          87.50       Radian Guaranty                        30
          80.00       No MI                                   0
          89.99       Radian Guaranty                        30
          74.35       No MI                                   0
          58.33       No MI                                   0
          95.00       Radian Guaranty                        30
          80.00       No MI                                   0
          79.17       No MI                                   0
          90.00       Radian Guaranty                        30
          80.00       No MI                                   0
          90.00       Radian Guaranty                        30
          80.00       No MI                                   0
          90.00       Radian Guaranty                        30
          90.00       Radian Guaranty                        30
          89.99       Radian Guaranty                        30
          94.99       Radian Guaranty                        30
          94.99       Radian Guaranty                        30
         100.00       No MI                                   0
          90.00       Radian Guaranty                        30
          79.86       No MI                                   0
          80.00       No MI                                   0
          79.44       No MI                                   0
          95.00       Radian Guaranty                        30
          90.00       Radian Guaranty                        30
          69.07       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          90.00       Republic MIC                           30
          57.29       No MI                                   0
          62.50       No MI                                   0
          80.00       No MI                                   0
          95.00       Radian Guaranty                        30
          83.33       Radian Guaranty                        22
          90.00       Radian Guaranty                        30
          67.74       No MI                                   0
          43.09       No MI                                   0
          90.00       Radian Guaranty                        30
          62.57       No MI                                   0
          90.00       Radian Guaranty                        30
          90.00       Radian Guaranty                        30
          79.98       No MI                                   0
          86.96       Radian Guaranty                        22
          95.00       Radian Guaranty                        30
          90.00       Radian Guaranty                        30
          80.00       No MI                                   0
          64.13       No MI                                   0
          80.00       No MI                                   0
          95.00       Radian Guaranty                        30
          75.00       No MI                                   0
          75.00       No MI                                   0
          79.76       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          95.00       United Guaranty                        30
          80.00       No MI                                   0
          90.00       United Guaranty                        25
          90.00       Radian Guaranty                        30
          90.00       Radian Guaranty                        30
          80.00       No MI                                   0
          89.99       Radian Guaranty                        25
          90.00       Radian Guaranty                        30
          90.00       Radian Guaranty                        30
          75.61       No MI                                   0
          80.00       No MI                                   0
          90.00       Radian Guaranty                        30
          90.00       Radian Guaranty                        30
          80.00       No MI                                   0
          90.00       Radian Guaranty                        30
          95.00       Radian Guaranty                        30
          80.00       No MI                                   0
          90.00       Radian Guaranty                        30
          81.43       Radian Guaranty                        22
          77.58       No MI                                   0
          70.00       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          42.90       No MI                                   0
          80.00       No MI                                   0
          70.00       No MI                                   0
          51.72       No MI                                   0
          75.00       No MI                                   0
          76.06       No MI                                   0
          80.00       No MI                                   0
          90.00       Radian Guaranty                        30
          89.95       Radian Guaranty                        22
          90.00       Radian Guaranty                        30
          78.97       No MI                                   0
          90.00       Radian Guaranty                        30
          90.00       Radian Guaranty                        30
          40.52       No MI                                   0
          86.82       Republic MIC                           12             419753379
          72.41       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          90.00       United Guaranty                        25               5964563
          90.00       Mortgage Guaranty In                   25              20518885
          76.92       No MI                                   0
          97.00       United Guaranty                        35               5375957
          80.00       No MI                                   0
          77.82       No MI                                   0
          38.89       No MI                                   0
          46.71       No MI                                   0
          44.44       No MI                                   0
          40.78       No MI                                   0
          59.60       No MI                                   0
          66.67       No MI                                   0
          70.99       No MI                                   0
          57.14       No MI                                   0
          80.00       No MI                                   0
          16.84       No MI                                   0
          80.00       No MI                                   0
          90.00       No MI                                   0
          90.00       Mortgage Guaranty In                   25              20576918
          64.75       No MI                                   0
          69.62       No MI                                   0
          54.05       No MI                                   0
          76.09       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          95.00       Mortgage Guaranty In                   25              20443819
          95.00       No MI                                   0
          80.00       No MI                                   0
          63.64       No MI                                   0
          40.27       No MI                                   0
          80.00       No MI                                   0
          67.50       No MI                                   0
          69.62       No MI                                   0
          51.72       No MI                                   0
          33.33       No MI                                   0
          96.34       No MI                                   0
          80.00       No MI                                   0
          94.87       Republic MIC                           30             330855001
          78.38       No MI                                   0
          62.71       No MI                                   0
          80.00       No MI                                   0
          73.08       No MI                                   0
          94.44       Republic MIC                           30             133253248
          72.17       No MI                                   0
          70.00       No MI                                   0
          72.31       No MI                                   0
          53.89       No MI                                   0
          70.40       No MI                                   0
          93.49       Republic MIC                           18            3261553037
          80.00       No MI                                   0
          68.78       No MI                                   0
          45.17       No MI                                   0
          81.11       No MI                                   0
          70.00       No MI                                   0
          35.71       No MI                                   0
          77.72       No MI                                   0
          80.00       No MI                                   0
          48.70       No MI                                   0
          75.68       No MI                                   0
          70.12       No MI                                   0
          85.50       No MI                                   0
          80.00       No MI                                   0
          57.69       No MI                                   0
          67.89       No MI                                   0
          80.00       No MI                                   0
          74.56       No MI                                   0
          80.00       No MI                                   0
          66.67       No MI                                   0
          47.37       No MI                                   0
          85.71       No MI                                   0
          58.97       No MI                                   0
          60.53       No MI                                   0
          94.98       United Guaranty                        25               5281912
          90.00       Republic MIC                           25             336053057
          80.00       No MI                                   0
          79.37       No MI                                   0
          66.67       No MI                                   0
          60.81       No MI                                   0
          75.23       No MI                                   0
          80.00       No MI                                   0
          65.95       No MI                                   0
          94.87       Republic MIC                           25             334653144
          73.33       No MI                                   0
          55.41       No MI                                   0
          80.00       No MI                                   0
          60.00       No MI                                   0
          69.23       No MI                                   0
          29.41       No MI                                   0
          94.96       No MI                                   0
          78.95       No MI                                   0
          93.06       GE Capital MI                          25            9677796062
          79.97       No MI                                   0
          66.67       No MI                                   0
          79.99       No MI                                   0
          62.14       No MI                                   0
          45.00       No MI                                   0
          90.00       No MI                                   0
          61.35       No MI                                   0
          80.00       No MI                                   0
          77.78       No MI                                   0
          62.80       No MI                                   0
          53.33       No MI                                   0
          77.92       No MI                                   0
          75.00       No MI                                   0
          59.26       No MI                                   0
          55.32       No MI                                   0
          60.16       No MI                                   0
          58.55       No MI                                   0
          78.65       No MI                                   0
          80.00       No MI                                   0
          90.00       No MI                                   0
          62.86       No MI                                   0
          86.11       No MI                                   0
          74.73       No MI                                   0
          73.47       No MI                                   0
          80.00       No MI                                   0
          66.63       No MI                                   0
          65.31       No MI                                   0
          78.43       No MI                                   0
          67.31       No MI                                   0
          77.78       No MI                                   0
          25.00       No MI                                   0
          80.00       No MI                                   0
          31.25       No MI                                   0
          36.36       No MI                                   0
          94.98       No MI                                   0
          79.65       No MI                                   0
          79.13       No MI                                   0
          65.71       No MI                                   0
          51.43       No MI                                   0
          78.84       No MI                                   0
          80.00       No MI                                   0
         100.00       No MI                                   0
          39.39       No MI                                   0
          71.43       No MI                                   0
          49.80       No MI                                   0
          90.00       GE Capital MI                          12            9678267250
         100.00       No MI                                   0
          80.00       No MI                                   0
          60.00       No MI                                   0
          59.15       No MI                                   0
          79.39       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          25.64       No MI                                   0
          89.98       United Guaranty                        25               7601099
          80.00       No MI                                   0
          89.07       No MI                                   0
          80.00       No MI                                   0
          51.45       No MI                                   0
          79.88       No MI                                   0
          90.00       No MI                                   0
          95.00       Mortgage Guaranty In                   25              21338510
          79.99       No MI                                   0
         100.00       No MI                                   0
          70.00       No MI                                   0
          79.99       No MI                                   0
          67.23       No MI                                   0
          45.71       No MI                                   0
          45.78       No MI                                   0
          80.00       No MI                                   0
          57.79       No MI                                   0
          79.37       No MI                                   0
          80.00       No MI                                   0
          72.73       No MI                                   0
          52.69       No MI                                   0
          90.00       GE Capital MI                          25            9677737309
          80.00       No MI                                   0
          53.99       No MI                                   0
          63.64       No MI                                   0
          73.17       No MI                                   0
          75.45       No MI                                   0
          75.12       No MI                                   0
          84.54       No MI                                   0
          60.93       No MI                                   0
          68.87       No MI                                   0
          76.25       No MI                                   0
          80.00       No MI                                   0
         100.00       No MI                                   0
          44.64       No MI                                   0
          46.81       No MI                                   0
          65.03       No MI                                   0
          50.77       No MI                                   0
          80.00       No MI                                   0
          90.00       No MI                                   0
          61.86       No MI                                   0
          41.59       No MI                                   0
          63.68       No MI                                   0
          80.00       No MI                                   0
          63.29       No MI                                   0
          57.14       No MI                                   0
          50.00       No MI                                   0
          61.76       No MI                                   0
          33.17       No MI                                   0
          95.00       No MI                                   0
          73.91       No MI                                   0
          70.19       No MI                                   0
          80.00       No MI                                   0
          53.85       No MI                                   0
          24.79       No MI                                   0
          80.00       No MI                                   0
          31.05       No MI                                   0
          65.12       No MI                                   0
          80.00       No MI                                   0
          99.92       No MI                                   0
          76.92       No MI                                   0
          48.50       No MI                                   0
          77.51       No MI                                   0
          80.00       No MI                                   0
          79.17       No MI                                   0
          60.61       No MI                                   0
          96.94       No MI                                   0
          80.00       No MI                                   0
          89.90       No MI                                   0
          35.56       No MI                                   0
          78.95       No MI                                   0
          46.06       No MI                                   0
          53.33       No MI                                   0
          65.79       No MI                                   0
          80.00       No MI                                   0
          73.00       No MI                                   0
          79.31       No MI                                   0
          56.47       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          35.05       No MI                                   0
          47.11       No MI                                   0
          90.00       Republic MIC                           25             404753166
          80.00       No MI                                   0
          77.14       No MI                                   0
          66.01       No MI                                   0
          80.00       No MI                                   0
          74.89       No MI                                   0
          75.00       No MI                                   0
          80.00       No MI                                   0
          63.49       No MI                                   0
          88.16       No MI                                   0
          80.00       No MI                                   0
          58.89       No MI                                   0
          60.00       No MI                                   0
          53.13       No MI                                   0
          90.00       Republic MIC                           25             328853002
          42.86       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          56.86       No MI                                   0
          79.17       No MI                                   0
          87.69       No MI                                   0
          75.00       No MI                                   0
          72.50       No MI                                   0
          91.18       Radian Guaranty                        25               6804954
          31.58       No MI                                   0
          73.08       No MI                                   0
          20.18       No MI                                   0
          76.19       No MI                                   0
          90.00       Mortgage Guaranty In                   30              19274154
          65.79       No MI                                   0
          77.03       No MI                                   0
          77.71       No MI                                   0
          66.67       No MI                                   0
          99.96       No MI                                   0
          68.24       No MI                                   0
          64.52       No MI                                   0
          89.89       GE Capital MI                          25            3873303477
          77.35       No MI                                   0
          75.00       No MI                                   0
          59.97       No MI                                   0
          94.91       Republic MIC                           25             220753291
          89.84       Mortgage Guaranty In                   12              19003237
          58.56       No MI                                   0
          49.82       No MI                                   0
          94.99       Republic MIC                           30             402953300
          46.15       No MI                                   0
          74.16       No MI                                   0
          57.63       No MI                                   0
          90.00       GE Capital MI                          25            9675903350
          51.88       No MI                                   0
          80.00       No MI                                   0
          71.43       No MI                                   0
          50.00       No MI                                   0
          68.55       No MI                                   0
          75.14       No MI                                   0
          72.12       No MI                                   0
          80.00       No MI                                   0
          99.50       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          79.96       No MI                                   0
          72.50       No MI                                   0
          57.97       No MI                                   0
          80.00       No MI                                   0
          67.24       No MI                                   0
          80.00       No MI                                   0
          67.83       No MI                                   0
          70.13       No MI                                   0
          74.00       No MI                                   0
          67.35       No MI                                   0
          80.00       No MI                                   0
          79.03       No MI                                   0
          61.22       No MI                                   0
          95.00       No MI                                   0
          77.65       No MI                                   0
          90.00       No MI                                   0
          80.00       No MI                                   0
          83.33       No MI                                   0
          54.64       No MI                                   0
          89.89       Republic MIC                           12             522855001
          66.61       No MI                                   0
          89.97       No MI                                   0
          69.09       No MI                                   0
          80.00       No MI                                   0
          54.55       No MI                                   0
          84.21       GE Capital MI                          12              22765648
          80.00       No MI                                   0
          75.76       No MI                                   0
          79.98       No MI                                   0
          62.67       No MI                                   0
          66.16       No MI                                   0
          72.46       No MI                                   0
          68.50       No MI                                   0
          88.42       United Guaranty                        25               8795583
         100.00       No MI                                   0
          80.00       No MI                                   0
          61.73       No MI                                   0
          80.00       No MI                                   0
          90.00       No MI                                   0
          80.00       No MI                                   0
          80.00       No MI                                   0
          78.63       No MI                                   0



   LIEN            CONFORMING_FLAG                          PAID_TO       DELINQUENCY
   ----            ---------------                          -------       -----------

 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051115       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20060101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20060101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20060101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20060101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051001       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20060101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20060101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20060101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051001       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051101       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            Y                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051201       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            N                                    20051101       CURRENT
 First Lien            Y                                    20051101       CURRENT



         ZIP_CODE               IO_PERIOD                  SERV_TRANS_DATE1
         --------               ---------                  ----------------

            17602                    0                          20010827
            87123                    0                          20010827
            18332                    0                          20010827
            20112                    0                          20010827
            28104                    0                          20010801
            85381                    0                          20010801
            92833                    0                          20010801
            85032                    0                          20010801
            77584                    0                          20010801
             7866                    0                          20010801
            85382                    0                          20010801
            85222                    0                          20010801
            18951                    0                          20010901
            89139                    0                          20010901
            85349                    0                          20010901
            89029                    0                          20010901
             7728                    0                          20010901
            20001                    0                          20010801
            83352                    0                          20010801
            98110                    0                          20010801
            22508                    0                          20010801
            98168                    0                          20010801
            97838                    0                          20010801
            85249                    0                          20010901
             7503                    0                          20010901
            85262                    0                          20010901
            87102                    0                          20010901
            97217                    0                          20010901
            87059                    0                          20010901
            20794                    0                          20010901
            86426                    0                          20011001
            22942                    0                          20011001
            84044                    0                          20011001
             7442                    0                          20011001
             6513                    0                          20011001
            93534                    0                          20011001
             8809                    0                          20011001
            11216                    0                          20011001
            95501                    0                          20011001
            11205                    0                          20011001
            11215                    0                          20011001
             8723                    0                          20011001
            77401                    0                          20011001
            30115                    0                          20010901
            30066                    0                          20010901
            85338                    0                          19000101
            85338                    0                          19000101
             1301                    0                          19000101
            44333                    0                          19000101
            21804                    0                          19000101
            85234                    0                          19000101
            64130                    0                          19000101
            13813                    0                          19000101
            32561                    0                          19000101
            44113                    0                          19000101
            23608                    0                          19000101
            16504                    0                          19000101
            48234                    0                          19000101
            95843                    0                          19000101
            91754                    0                          19000101
            61932                    0                          19000101
            94804                    0                          19000101
            33134                    0                          19000101
            45403                    0                          19000101
            23669                    0                          19000101
             7083                    0                          20011101
            33487                    0                          20011001
            39111                    0                          20011101
            14620                    0                          20011101
            22192                    0                          20011101
            38125                    0                          20011101
            48239                    0                          20011101
            27282                    0                          20011101
            63114                    0                          20011101
            85281                    0                          20011101
            87110                    0                          20011101
            80232                    0                          20011101
            78594                    0                          20011101
            78727                    0                          20011101
            78736                    0                          20011101
            78664                    0                          20011101
            78664                    0                          20011101
            85234                    0                          20011101
            78140                    0                          20011101
            23509                    0                          20011101
            89511                    0                          20011101
            46312                    0                          20011101
            11209                    0                          19000101
            85210                    0                          19000101
            46013                    0                          19000101
            85303                    0                          19000101
            53204                    0                          19000101
            23947                    0                          19000101
            46360                    0                          19000101
            33541                    0                          19000101
             1103                    0                          19000101
             4863                    0                          20011201
            30101                    0                          20011201
            30106                    0                          20011201
            30311                    0                          20011201
            92629                    0                          20011201
            95122                    0                          20011201
             3235                    0                          20011201
            14606                    0                          20011201
            60646                    0                          20011201
            32073                    0                          19000101
            30345                    0                          19000101
            46143                    0                          19000101
            14613                    0                          19000101
            14615                    0                          19000101
            14611                    0                          19000101
            64151                    0                          19000101
            85552                    0                          19000101
            14613                    0                          19000101
            46143                    0                          19000101
            46143                    0                          19000101
            98225                    0                          19000101
            44883                    0                          19000101
            41011                    0                          19000101
            45385                    0                          19000101
            46143                    0                          19000101
            98074                    0                          19000101
            19312                    0                          20020101
            94303                    0                          20020101
            59718                    0                          20020101
            21222                    0                          20020201
            61008                    0                          20020201
            23860                    0                          20020201
            85602                    0                          20020201
            30157                    0                          20020201
            23832                    0                          20020201
            44685                    0                          20020201
            98801                    0                          20020201
            49006                    0                          20020201
            48221                    0                          20020201
            48035                    0                          20020201
            89130                    0                          20020201
            17109                    0                          20020201
            30035                    0                          20020201
            48312                    0                          20020201
            19023                    0                          20020201
            32534                    0                          20020201
            19130                    0                          20020201
             8203                    0                          20020201
            21225                    0                          20020201
            44146                    0                          20020201
            55303                    0                          20020201
            38018                    0                          20020201
            44112                    0                          20020201
            91325                    0                          20020201
            33063                    0                          19000101
            60653                    0                          20020301
             8008                    0                          20020301
            21060                    0                          20020301
            19401                    0                          20020301
             8078                    0                          20020301
            11216                    0                          20020301
            32507                    0                          20020301
            84741                    0                          20020401
            28365                    0                          20020401
            32561                    0                          20020401
            30183                    0                          20020401
            80524                    0                          20020401
            92691                    0                          20020301
            77474                    0                          20020401
            78636                    0                          20020401
            48446                    0                          20020501
            22554                    0                          20020401
            30535                    0                          20020401
            48210                    0                          20020401
            48235                    0                          20020401
            60419                    0                          20020401
            20720                    0                          20020401
            87124                    0                          20020401
            22191                    0                          20020401
            90401                    0                          20020401
            96821                    0                          20020401
            86334                    0                          19000101
            92392                    0                          19000101
            92371                    0                          19000101
            21223                    0                          19000101
            20832                    0                          19000101
            11545                    0                          20020501
            20170                    0                          20020501
            92107                    0                          20020501
            90025                    0                          20020501
            93923                    0                          20020501
             6241                    0                          20020501
            20817                    0                          20020501
            85749                    0
            78539                    0                          20020601
            89074                    0                          20020601
            16670                    0                          19000101
            84121                    0
            40502                    0                          20020601
            72015                    0
             8753                    0
            66079                    0
            10457                    0                          20020801
            28716                    0
            44123                    0
            48507                    0                          20020801
            11721                    0                          20020801
            20165                    0                          20020801
            33024                    0
            34747                    0
            97701                    0
            27534                    0
            72114                    0
            94509                    0                          20020901
            98683                    0                          20020901
            64030                    0
             3104                    0                          20021001
            20904                    0                          20021001
            75904                    0                          20021001
            67207                    0
            32725                    0
            32725                    0
            33837                    0                          20020901
            33897                    0                          20020901
            76017                    0
            76017                    0
            32208                    0                          20020815
             8820                    0                          20020815
            15218                    0                          20020815
            33953                    0                          20020815
            18504                    0                          20020815
            54303                    0                          20020815
            19124                    0                          20020815
            45601                    0                          20020815
            19134                    0                          20020815
            92130                    0
            11743                    0
            49008                    0
            78521                    0
            63348                    0
            48917                    0
            33055                    0                          20020901
            56069                    0
            15059                    0
            67212                    0
             7722                    0                          20020815
            29223                    0                          20020815
            60620                    0                          20020825
            49456                    0                          20020825
            74127                    0                          20020825
            49001                    0                          20020825
            48507                    0                          20020825
            44714                    0                          20020825
            21230                    0                          20020825
            31820                    0                          20020825
            60827                    0                          20020825
            28390                    0                          20020825
            33801                    0                          20020825
            32837                    0
            34711                    0
            20677                    0
            22508                    0
            98851                    0
            75035                    0
            85387                    0                          20021001
            72206                    0                          20021001
            22101                    0                          20021001
            11365                    0                          20021001
            78163                    0                          20021001
            98036                    0                          20021001
             6432                    0                          20021001
            75040                    0                          20021001
            11968                    0                          20021001
            46032                    0
            19947                    0
            11414                    0                          20020829
            96150                    0                          20020915
            95682                    0                          20020915
            97304                    0                          20020915
            32206                    0
             7106                    0                          20020901
            24055                    0                          20020904
             6114                    0
            92646                    0
            46816                    0
            73018                    0
            48413                    0
            32117                    0                          20020907
            33950                    0                          20021001
            11717                    0                          20021001
            90254                    0                          20021001
            91321                    0                          20021001
            98053                    0                          20021001
            94010                    0                          20021001
            33431                    0                          20021001
            94112                    0                          20021001
            33025                    0                          20021001
            11746                    0                          20021001
            92833                    0                          20021001
            90018                    0                          20021001
            90220                    0                          20021001
            60115                    0
            98684                    0
            19126                    0
            46616                    0
            95131                    0                          20020913
            78228                    0                          20021001
            33618                    0                          20021001
            77373                    0                          20021001
            77373                    0                          20021001
            78753                    0                          20021001
            78744                    0                          20021001
            77015                    0                          20021001
            76554                    0                          20021001
            85615                    0                          20021001
            77095                    0                          20021001
            78957                    0                          20021001
            78652                    0                          20021001
            76123                    0                          20021001
            21031                    0
            30311                    0
            78578                    0
            15068                    0                          20020925
            17527                    0                          20020925
            23223                    0                          20020925
            74873                    0                          20020925
            21223                    0                          20020925
            53140                    0                          20020925
            44703                    0                          20020925
            38637                    0                          20020925
            18103                    0                          20020925
            77449                    0                          20020925
            30076                    0                          20020925
            55075                    0                          20020925
            85042                    0                          20021001
            60623                    0                          20021001
            55413                    0                          20021001
            77036                    0                          20021001
            77379                    0                          20021001
            78577                    0                          20021001
            85037                    0                          20021001
            30331                    0                          20021001
            27526                    0                          20021001
            85648                    0                          20021001
            62401                    0                          20021001
            77085                    0                          20021001
            85251                    0                          20021001
            47712                    0                          20021001
            55449                    0                          20021001
            20737                    0                          20021001
            77072                    0                          20021001
            37064                    0                          20021001
            43607                    0                          20021001
            43416                    0                          20021001
            11704                    0                          20021001
            32408                    0                          20021001
            72732                    0                          20021001
            85648                    0                          20021001
            85037                    0                          20021001
            60102                    0                          20021001
            60612                    0                          20021001
            86401                    0                          20021001
            30022                    0                          20021001
            32141                    0                          20021001
            17099                    0                          19000101
            27546                    0                          19000101
            85051                    0                          19000101
            60014                    0                          19000101
            20743                    0                          19000101
            61115                    0                          19000101
            59044                    0                          19000101
            19473                    0                          19000101
            75148                    0                          19000101
            27615                    0                          19000101
            95948                    0                          19000101
            97913                    0                          19000101
            61102                    0                          19000101
             7017                    0                          19000101
            19050                    0                          19000101
            21875                    0                          19000101
            37938                    0                          19000101
            85297                    0                          19000101
            88317                    0                          19000101
             2341                    0                          19000101
            48224                    0                          19000101
            60804                    0                          19000101
            98823                    0                          19000101
            18370                    0                          19000101
            85037                    0                          19000101
            87124                    0                          19000101
             8833                    0                          19000101
            49709                    0                          19000101
            19151                    0                          19000101
            23454                    0                          19000101
            32741                    0                          19000101
            85901                    0                          19000101
            97756                    0                          19000101
            78628                    0                          19000101
             6516                    0                          19000101
            19604                    0                          19000101
            92648                    0
            41001                    0
            94114                    0
            33487                    0
            33478                    0
            44685                    0
            30080                    0
                                     0
            93066                    0
            60002                    0
            77880                    0
            98070                    0
            91506                    0
            92024                    0
            94598                    0
            22079                    0
                                     0
            20191                    0
                                     0
                                     0
            19312                    0
            78232                    0
            92688                    0
                                     0
            10605                    0
            60608                    0
                                     0
            32812                    0
            10591                    0
                                     0
                                     0
            33021                    0
            33024                    0
            33305                    0
            20850                    0
                                     0
            72212                    0
            75104                    0
            28594                    0
            11968                    0
            85242                    0
            43082                    0
             7662                    0
                                     0
            97532                    0
            94015                    0
             8736                    0
            45242                    0
            47714                    0
            85730                    0
            32548                    0
            91331                    0
            88001                    0
            79936                    0
            30038                    0
            64075                    0
            79015                    0
            33411                    0
            30102                    0
            89147                    0
            77031                    0
            32822                    0
            30310                    0
            33309                    0
            29577                    0
             2129                    0
            89512                    0
            38111                    0
            60637                    0
            77520                    0
            18058                    0
             6902                    0
            77083                    0
             8081                    0
            45415                    0
            76112                    0
            32712                    0
            74053                    0
            20745                    0
            26301                    0
            94544                    0
            34241                    0
            76028                    0
            78201                    0
            34113                    0
            79932                    0
            96818                    0
            30134                    0
            77055                    0
            19023                    0
            79015                    0
            80863                    0
            77450                    0
            77345                    0
            87105                    0
            77449                    0
            33026                    0
            33325                    0
            33311                    0
            33322                    0
            33321                    0
             8330                    0
            21226                    0
            15317                    0
            19140                    0
            33177                    0
            77388                    0
            30080                    0
            89031                    0
            39577                    0
            77092                    0
             6902                    0
            21211                    0
            33458                    0
            75035                    0
            48453                    0
            33936                    0
            30078                    0
            19139                    0
            46241                    0
            93313                    0
            93309                    0
                                     0
            30059                    0
             8691                    0
            94060                    0
            78015                    0
            19473                    0
            29303                    0
            31211                    0
            96821                    0
            30291                    0
            30518                    0
            91730                    0
            21040                    0
            15216                    0
            75010                    0
            30331                    0
            34758                    0
            77070                    0
            30217                    0
            72365                    0
            33016                    0
            34432                    0
            78759                    0
            22312                    0
            98933                    0
            33013                    0
            87015                    0
            87501                    0
             8332                    0
             8260                    0
             8724                    0
            46051                    0
            87002                    0
            22204                    0
             8724                    0
            78240                    0
            31401                    0
            61068                    0
            97305                    0
            19072                    0                          20050915
             7747                    0                          20050915
             7755                    0                          20051015
             7642                    0                          20051015
             8540                    0                          20051015
             8884                    0                          20051015
             6830                    0                          20051015
            12167                    0                          20051015
            19335                    0                          20051015
             7722                    0                          20051015
             8080                    0                          20051015
             7720                    0                          20051015
             7928                    0                          20051015
            10552                    0                          20051015
             7033                    0                          20051015
             8003                    0                          20051015
            33432                    0                          20051015
            11030                    0                          20051015
             8036                    0                          20051015
             7006                    0                          20051015
             7456                    0                          20051015
             7722                    0                          20051015
             7069                    0                          20051015
             8203                    0                          20051015
             8736                    0                          20051015
             8759                    0                          20051015
             8007                    0                          20051015
             8077                    0                          20051015
             8502                    0                          20051015
             8002                    0                          20051015
            19428                    0                          20051015
             8226                    0                          20051015
             8060                    0                          20051015
            19405                    0                          20051015
             8062                    0                          20051015
             8840                    0                          20051015
             7764                    0                          20051015
             7920                    0                          20051015
             8742                    0                          20051015
             8202                    0                          20051015
            19333                    0                          20051015
             8822                    0                          20051015
             7649                    0                          20051015
             8534                    0                          20051015
             8536                    0                          20051015
            18350                    0                          20051015
             8057                    0                          20051015
             8109                    0                          20051015
             7016                    0                          20051015
             7302                    0                          20051015
             7738                    0                          20051015
            12771                    0                          20051015
             8753                    0                          20051015
             8028                    0                          20051015
             8226                    0                          20051015
             8753                    0                          20051015
             7481                    0                          20051015
             8204                    0                          20051015
            11102                    0                          20051015
             8858                    0                          20051015
             8757                    0                          20051015
             8852                    0                          20051015
             7417                    0                          20051015
             8270                    0                          20051015
             8085                    0                          20051015
             8752                    0                          20051015
             7760                    0                          20051015
             7067                    0                          20051015
             8057                    0                          20051015
            10562                    0                          20051015
             7974                    0                          20051015
             7675                    0                          20051015
             8215                    0                          20051015
            33957                    0                          20051015
             7728                    0                          20051015
             7645                    0                          20051015
             7701                    0                          20051015
            19050                    0                          20051015
             7701                    0                          20051015
            19446                    0                          20051015
             8730                    0                          20051015
             8402                    0                          20051015
             7481                    0                          20051015
             8852                    0                          20051015
             8753                    0                          20051015
             8080                    0                          20051015
             7033                    0                          20051015
             7670                    0                          20051015
             7748                    0                          20051015
             7656                    0                          20051015
             7076                    0                          20051015
             8753                    0                          20051015
             8234                    0                          20051015
             8003                    0                          20051015
            19118                    0                          20051015
             7675                    0                          20051015
             8754                    0                          20051015
             7042                    0                          20051015
            19426                    0                          20051015
             8226                    0                          20051015
             8822                    0                          20051015
             8755                    0                          20051015
            10011                    0                          20051015
             8054                    0                          20051015
             8109                    0                          20051015
             8062                    0                          20051015
             7642                    0                          20051015
             7722                    0                          20051015
             7604                    0                          20051015
            11358                    0                          20051015
             7727                    0                          20051015
             8204                    0                          20051015
             7733                    0                          20051015
             8736                    0                          20051015
             7003                    0                          20051015
             8755                    0                          20051015
             8751                    0                          20051015
             7444                    0                          20051015
            11758                    0                          20051015
             7871                    0                          20051015
             8008                    0                          20051015
             8060                    0                          20051015
             7730                    0                          20051015
             7079                    0                          20051015
             8738                    0                          20051015
            11234                    0                          20051015
             8243                    0                          20051015
            19131                    0                          20051015
             8243                    0                          20051015
             7701                    0                          20051015
            11581                    0                          20051015
             8057                    0                          20051015
             8757                    0                          20051015
             7601                    0                          20051015
            98226                    0                          20051015
             7753                    0                          20051015
             8215                    0                          20051015
            19803                    0                          20051015
            10920                    0                          20051015
             8260                    0                          20051015
             8202                    0                          20051015
            12496                    0                          20051015
            19720                    0                          20051015
            19946                    0                          20051015
             7677                    0                          20051015
             8080                    0                          20051015
             8080                    0                          20051015
            10312                    0                          20051015
             7724                    0                          20051015
             8202                    0                          20051015
             8054                    0                          20051015
             7424                    0                          20051015
             8085                    0                          20051015
             7095                    0                          20051015
             8742                    0                          20051015
             7712                    0                          20051015
             7656                    0                          20051015
             8070                    0                          20051015
             8081                    0                          20051015
            19713                    0                          20051015
             8540                    0                          20051015
             8050                    0                          20051015
            11946                    0                          20051015
             8723                    0                          20051015
             8753                    0                          20051015
             7417                    0                          20051015
             8057                    0                          20051015
             7076                    0                          20051015
             8753                    0                          20051015
             8755                    0                          20051015
             8234                    0                          20051015
            10925                    0                          20051015
             8812                    0                          20051015
             8740                    0                          20051015
             8857                    0                          20051015
             7731                    0                          20051015
             7936                    0                          20051015
             8008                    0                          20051015
             8502                    0                          20051015
            19422                    0                          20051015
             8846                    0                          20051015
             8753                    0                          20051015
            19810                    0                          20051015
             7083                    0                          20051015
            18966                    0                          20051015
            18901                    0                          20051015
             8846                    0                          20051015
             8825                    0                          20051015
             8226                    0                          20051015
             8202                    0                          20051015
             7066                    0                          20051015
             7458                    0                          20051015
             8846                    0                          20051015
             8406                    0                          20051015
            10036                    0                          20051015
            19073                    0                          20051015
             8075                    0                          20051015
             8094                    0                          20051015
            19103                    0                          20051015
             8722                    0                          20051015
            19460                    0                          20051015
             7465                    0                          20051015
             8052                    0                          20051015
             7662                    0                          20051015
             7458                    0                          20051015
             8226                    0                          20051015
             7726                    0                          20051015
             8753                    0                          20051015
             7747                    0                          20051015
            19806                    0                          20051015
             7645                    0                          20051015
             8008                    0                          20051015
             8690                    0                          20051015
             7717                    0                          20051015
            19971                    0                          20051015
             8863                    0                          20051015
             8057                    0                          20051015
             7960                    0                          20051015
            19380                    0                          20051015
             8753                    0                          20051015
            10538                    0                          20051015
             8108                    0                          20051015
             8008                    0                          20051015
            11234                    0                          20051015
             7438                    0                          20051015
             8848                    0                          20051015
             6062                    0                          20051015
             8620                    0                          20051015
            11952                    0                          20051015
             7030                    0                          20051015
             8204                    0                          20051015
             8540                    0                          20051015
            10019                    0                          20051015
            19148                    0                          20051015
             7746                    0                          20051015
             8075                    0                          20051015
             8406                    0                          20051015
             8343                    0                          20051015
             8210                    0                          20051015
             8083                    0                          20051015
             7748                    0                          20051015
             7640                    0                          20051015
             7746                    0                          20051015
             8202                    0                          20051015
            19087                    0                          20051015
             8057                    0                          20051015
            18927                    0                          20051015
            12496                    0                          20051015
             8403                    0                          20051015
             7928                    0                          20051015
             8742                    0                          20051015
            11937                    0                          20051015
             8055                    0                          20051015
            19055                    0                          20051015
            19426                    0                          20051015
            19090                    0                          20051015
             8848                    0                          20051015
            19106                    0                          20051015
             8037                    0                          20051015
             8247                    0                          20051015
             8005                    0                          20051015
            19462                    0                          20051015
             7401                    0                          20051015
            18974                    0                          20051015
             7470                    0                          20051015
            19102                    0                          20051015
             8070                    0                          20051015
             8723                    0                          20051015
             7928                    0                          20051015
             8609                    0                          20051015
             8755                    0                          20051015
            32127                    0                          20051015
             7712                    0                          20051015
            19144                    0                          20051015
             8016                    0                          20051015
            19067                    0                          20051015
             8221                    0                          20051015
            10301                    0                          20051015
             7444                    0                          20051015
             8054                    0                          20051015
             8090                    0                          20051015
             8028                    0                          20051015
             8008                    0                          20051015
            19106                    0                          20051201
            11101                    0                          20051201
            33308                    0                          20051201
            11768                    0                          20051201
             7702                    0                          20051201
             7974                    0                          20051201
             8742                    0                          20051201
            19143                    0                          20051201
             7023                    0                          20051201
             8022                    0                          20051201
             8077                    0                          20051201
             7869                    0                          20051201
             8008                    0                          20051201
             7726                    0                          20051201
            33908                    0                          20051201
             7452                    0                          20051201
             7726                    0                          20051201
             7058                    0                          20051201
             8852                    0                          20051201
             7302                    0                          20051201
            21012                    0                          20051201
            27603                    0                          20051201
             7079                    0                          20051201
             7762                    0                          20051201
             7037                    0                          20051201
             8817                    0                          20051201
             7417                    0                          20051201
             7601                    0                          20051201
             8092                    0                          20051201
             8260                    0                          20051201
             8260                    0                          20051201
             7642                    0                          20051201
             8534                    0                          20051201
             8822                    0                          20051201
            11558                    0                          20051201
             7750                    0                          20051201
             7932                    0                          20051201
            20141                    0                          20051201
             8510                    0                          20051201
            20148                    0                          20051201
             7432                    0                          20051201
             7869                    0                          20051201
             8057                    0                          20051201
             8210                    0                          20051201
             8691                    0                          20051201
             8053                    0                          20051201
             8033                    0                          20051201
             8057                    0                          20051201
             8057                    0                          20051201
             8540                    0                          20051201
            19382                    0                          20051201
            19006                    0                          20051201
            19352                    0                          20051201